UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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TYCO INTERNATIONAL LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tyco International Ltd. Freier Platz 10 CH-8200 Schaffhausen, Switzerland Tele: +41 52 633 02 44 Fax: +41 52 633 02 99

August 3, 2012

Dear Shareholder:

On behalf of Tyco’s Board of Directors, we are pleased to deliver to you our proxy statement concerning the separation of our residential and small business security business in the United States and Canada and our flow control business, to be effected by means of a pro rata distribution of 100% of the outstanding shares of common stock of The ADT Corporation (“ADT”) and the outstanding common shares of Tyco Flow Control International Ltd. (“Tyco Flow Control”) to Tyco shareholders. As we previously announced, we, Tyco Flow Control and certain subsidiaries of Tyco Flow Control have entered into a merger agreement (the “Merger Agreement”) with Pentair, Inc. (“Pentair”), providing that immediately following the distribution of the outstanding common shares of Tyco Flow Control and on the terms and subject to the other conditions of the Merger Agreement, a subsidiary of Tyco Flow Control will merge with and into Pentair, with Pentair surviving the merger as a wholly-owned, subsidiary of Tyco Flow Control (the “Merger”). We believe the spin-offs and the Merger will create value for Tyco shareholders through direct share ownership in the independent ADT and the combined Tyco Flow Control and Pentair business, while allowing Tyco shareholders to maintain ownership in a more focused Tyco.

Subject to shareholder approval as described in the accompanying proxy statement and satisfaction or waiver of other conditions described in the proxy statement, in connection with the spin-offs and the Merger:

•

Tyco will distribute 100% of the outstanding shares of ADT common stock and 100% of the outstanding Tyco Flow Control common shares to its shareholders on a pro rata basis in the form of a special dividend out of qualifying “contributed surplus;”

•	each Tyco common share outstanding as of the record date for the ADT special dividend will entitle its holder to receive 0.5 shares of ADT common stock;

•

each Tyco common share outstanding as of the record date for the Tyco Flow Control special dividend will entitle its holder to receive a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully-diluted basis (calculated in accordance with the treasury method under generally accepted accounting principles in the United States (“GAAP”)) at 12:01 a.m. Eastern Standard Time on the distribution date (based on the number of fully diluted Pentair and Tyco shares outstanding as of June 30, 2012, we expect the distribution ratio to be approximately 0.24 Tyco Flow Control common shares per each Tyco common share outstanding as of the record date for the special dividend);

•

ADT will cease to be a wholly owned subsidiary of Tyco and will become an independent, publicly-traded company operating the residential and small business security business in the United States and Canada currently operated by Tyco, with its own management team and Board of Directors;

•

immediately following the distribution of outstanding Tyco Flow Control common shares, Tyco Flow Control will cease to be a wholly owned subsidiary of Tyco and Panthro Merger Sub, Inc., a wholly-owned, indirect subsidiary of Tyco Flow Control, will merge with and into Pentair with Pentair surviving the Merger as a wholly owned, indirect subsidiary of Tyco Flow Control; at this time, Tyco Flow Control will be an independent, publicly-traded company operating the flow control business currently operated by Tyco and the business of Pentair, with its own management team comprised of Pentair’s senior executives and its own Board of Directors comprised of Pentair’s Board of Directors and up to two directors selected by Tyco prior to the mailing of the proxy statement and reasonably acceptable to Pentair; Tyco has selected only one designee to the Tyco Flow Control Board of Directors;

•

as consideration for the Merger, shareholders of Pentair will receive one newly issued common share of Tyco Flow Control for every Pentair common share that they hold at the time of the Merger; after giving effect to the Merger, our shareholders as of the record date for the Tyco Flow Control distribution or their transferees will own approximately 52.5% of the common shares of Tyco Flow Control on a fully-diluted basis (excluding treasury shares);

•	we expect shares of ADT common stock to commence trading on the New York Stock Exchange (the “NYSE”) under the symbol “ADT;”

•	we expect Tyco Flow Control to change its corporate name to “Pentair Ltd.” and its common shares to commence trading on the NYSE under the symbol “PNR,” which is Pentair’s current trading symbol;

•	Tyco common shares will continue to trade on the NYSE under the symbol “TYC;”

•

Tyco’s corporate existence will be unaffected by the spin-offs, except that Tyco will no longer operate the residential and small business security business in the United States and Canada and the flow control business currently operated by it;

•

Tyco, ADT and Tyco Flow Control have entered into a Separation and Distribution Agreement related to the separation of the flow control business, Tyco and ADT will enter into a Separation and Distribution Agreement related to the separation of the residential and small business security business in the United States and Canada and Tyco, ADT and/or Tyco Flow Control will enter into other related agreements to govern the relationships among Tyco, ADT and Tyco Flow Control subsequent to the completion of the spin-offs and the allocation among Tyco, ADT and Tyco Flow Control of Tyco’s assets, liabilities and obligations attributable to periods prior to the spin-offs;

•

it is proposed that two new members be elected to Tyco’s Board of Directors to in part replace certain directors who will resign from the Tyco Board of Directors to take director positions at ADT in connection with the spin-offs;

•

it is proposed that Tyco will pay ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013, contingent on the record date for the distributions of each of ADT and Tyco Flow Control shares being set for a date that precedes the record date for such ordinary cash dividends. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012; and

•	it is proposed that stockholders consider and approve the Tyco 2012 Stock and Incentive Plan.

If shareholders approve the Distributions at the Special General Meeting, we currently expect that both the ADT special dividend and the Tyco Flow Control special dividend will have a record date as of September 17, 2012 and that they will occur on September 28, 2012.

Our Board of Directors has unanimously approved the spin-off of each of the residential and small business security business in the United States and Canada and the flow control business after careful deliberation. We will hold a special general meeting of shareholders on September 14, 2012 at 9:00 a.m, Central European Summer Time, at Tyco’s offices in Schaffhausen, Switzerland to obtain the approval of Tyco shareholders of: (i) subject to prior satisfaction of the conditions described in the accompanying proxy statement, the pro rata distribution to Tyco shareholders of 100% of the outstanding shares of ADT common stock, to be made in the form of a special dividend out of qualifying contributed surplus, as further described in the accompanying proxy statement, (ii) subject to prior satisfaction of the conditions described in the accompanying proxy statement, the pro rata distribution to Tyco shareholders of 100% of the outstanding common shares of Tyco Flow Control, to be made in the form of a special dividend out of qualifying contributed surplus, as further described in the accompanying proxy statement, (iii) to elect as directors the two nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring at Tyco’s next annual general meeting, subject to consummation of the distributions of each of ADT and Tyco Flow Control shares, (iv) to pay ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013,

contingent on the record date for the distributions of each of ADT and Tyco Flow Control shares (currently expected to be set for September 17, 2012, subject to shareholders approving the Distributions at the Special General Meeting) being set for a date that precedes the record date for such ordinary cash dividends and (v) the Tyco 2012 Stock and Incentive Plan.

The spin-off of ADT and the spin-off of Tyco Flow Control are not conditioned upon each other, such that if our shareholders approve one spin-off but not the other, we will complete the spin-off that our shareholders have approved (subject to the prior satisfaction of the conditions applicable to that spin-off, as described in the accompanying proxy statement).

Your vote is not required, and we are not seeking your vote, in connection with the Merger. We, as the sole shareholder of Tyco Flow Control, have already approved the Merger. However, the Merger will not take place unless our shareholders approve the distribution of Tyco Flow Control as further described in the accompanying proxy statement.

We encourage you to carefully review the accompanying proxy statement, including the annexes hereto, which contain important information concerning Tyco, ADT, Tyco Flow Control, Pentair, the proposed spin-offs, the Merger and the proposals to be voted upon by shareholders at the special general meeting. In addition, the section entitled “Risk Factors” beginning on page 74 contains a description of risks that you should consider in evaluating the proposals relating to the spin-offs.

Our Board of Directors unanimously recommends that you vote “FOR” each proposal described in the accompanying proxy statement.

Your vote is very important. Whether or not you plan to attend the special general meeting, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or by completing, dating and returning your proxy card in the enclosed envelope. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the special general meeting and vote in person.

We are very excited about these transactions and believe they will promote the long-term strategy and growth of Tyco for the benefit of its shareholders. Thank you for your support.

Sincerely,

Edward D. Breen

Chairman and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved the proposed transactions, including the distribution of ADT common stock or Tyco Flow Control common shares in connection with the special dividends, the Merger or any other transaction described in this proxy statement, or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 3, 2012 and is first being mailed to Tyco shareholders on or about August 6, 2012.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about Tyco from documents that are not included in or delivered with this proxy statement. You may obtain documents that are incorporated by reference in this proxy statement without charge by requesting them in writing or by telephone from Tyco at:

Tyco International Ltd.

Freier Platz 10

CH-8200 Schaffhausen, Switzerland

Attn: Investor Relations

Tel: +41 52 633 02 44

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference in the documents or this proxy statement.

In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request by no later than August 31, 2012. For a more detailed description of the information incorporated in this proxy statement by reference and how you may obtain it, see “Where You Can Find More Information.”

TYCO INTERNATIONAL LTD.

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 14, 2012

Capitalized terms used but not otherwise defined in this Notice of Special General Meeting of Shareholders have the meanings assigned to them under “Certain Terms.”

NOTICE IS HEREBY GIVEN that a Special General Meeting of Shareholders of Tyco International Ltd. will be held on September 14, 2012 at 9:00 a.m., Central European Summer Time, at Tyco’s offices at Freier Platz 10 CH-8200 Schaffhausen, Switzerland for the following purpose:

1. To approve, subject to the satisfaction or waiver prior to March 31, 2013 of the conditions set forth below, the distribution to Tyco shareholders of 100% of the outstanding shares of ADT common stock (the “ADT Distribution”), to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus equity position in its statutory accounts, based on a distribution ratio of 0.5 shares of ADT common stock for each Tyco common share outstanding, as of the record date for the special dividend. In lieu of ADT fractional shares, shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT common stock in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who otherwise would have been entitled to receive a fractional share of ADT common stock in the special dividend.

Declaration and distribution of the special dividend shall be subject to the satisfaction or waiver prior to March 31, 2013 of the following conditions:

•

the U.S. Securities and Exchange Commission (the “SEC”) shall have declared effective ADT’s Registration Statement on Form 10 (the “ADT Form 10”), including the preliminary information statement contained therein, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•

Tyco shall have received a private letter ruling from the Internal Revenue Service (the “IRS”), which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•	based on the closing price of the ADT shares trading on the last “when-issued” trading day prior to the ADT Distribution, the aggregate market capitalization of ADT shall not exceed CHF 17.5 billion.

2. To approve, subject to the satisfaction or waiver prior to March 31, 2013 of the conditions set forth below, the distribution to Tyco shareholders of 100% of the outstanding common shares of Tyco Flow Control (the “Tyco Flow Control Distribution,” and together with the ADT Distribution, the “Distributions”), to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus equity position in its statutory accounts, based on a distribution ratio determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully-diluted basis (calculated in accordance with the treasury method under GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution. Based on the number of fully diluted Pentair and Tyco shares outstanding as of June 30, 2012, we expect the distribution ratio to be approximately 0.24 Tyco Flow Control common shares per each Tyco common share outstanding as of the record date for the special dividend which record date is expected to be established by Tyco’s Board of Directors for September 17, 2012, subject to shareholders approving the Distributions at the Special General Meeting. In lieu of Tyco Flow Control fractional shares, shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of Tyco Flow Control in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who otherwise would have been entitled to receive a fractional share of Tyco Flow Control in the special dividend.

Declaration and distribution of the special dividend shall be subject to the satisfaction or waiver prior to March 31, 2013 of the following conditions:

•

the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

•

each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement see “The Merger Agreement—Conditions to the Completion of the Merger.”

If the Merger were to be discontinued for any reason and the Merger Agreement terminated, Tyco and Tyco Flow Control intend to proceed with the Tyco Flow Control Distribution as originally announced on September 19, 2011.

3. Subject to approval of the Distributions as set forth in Proposals 1 and 2 above and consummation of the Distributions, to elect as directors effective as of the date the Distributions are consummated the two nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring at Tyco’s next annual general meeting.

4. Subject to approval of the Distributions as set forth in Proposals 1 and 2 above and the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends, to approve the payment of ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

5. To consider and approve the Tyco International Ltd. 2012 Stock and Incentive Plan (the “Stock and Incentive Plan”). The Stock and Incentive Plan was approved by our Compensation and Human Resources Committee and our Board of Directors on July 12, 2012, subject to the approval of shareholders.

Prior to receipt of shareholder approval at the Special General Meeting, we will have received an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the proposed distributions of the common stock of ADT, the common shares of Tyco Flow Control and the ordinary cash dividends comply with Swiss law and Tyco’s Articles of Association.

The election of two new members to the Tyco Board of Directors shall be contingent on Tyco shareholders approving the proposed Distributions and on the consummation of the Distributions. The payment of the ordinary cash dividends is also contingent on Tyco shareholders approving the proposed Distributions and on the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividend. If shareholders approve the Distributions at the Special General Meeting, the record date for the Distributions will be September 17, 2012.

This Notice of Special General Meeting and proxy statement (including the annexes hereto) and the enclosed proxy card are first being mailed on or about August 6, 2012 to each holder of record of Tyco common shares at the close of business on July 23, 2012. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Tyco shareholders of record who attend the meeting may vote their common shares personally, even though they have sent in proxies.

By Order of the Board of Directors,

Judith A. Reinsdorf

Executive Vice President and General Counsel

August 3, 2012

i

LIST OF ANNEXES

Annex A	Preliminary Information Statement of The ADT Corporation

Annex B	Prospectus of Tyco Flow Control International Ltd.

Annex C	Form of Opinion of Duff & Phelps, LLC

Annex D	Form of Separation and Distribution Agreement between Tyco International Ltd. and The ADT Corporation

Annex E	Separation and Distribution Agreement, dated as of March 27, 2012, among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation, as amended by Amendment No. 1, dated as of July 25, 2012

Annex F	Merger Agreement, dated as of March 27, 2012, among Tyco International Ltd., Tyco Flow Control International Ltd., Panthro Acquisition Co., Panthro Merger Sub, Inc. and Pentair, Inc., as amended by Amendment No. 1, dated as of July 25, 2012

Annex G	Opinion of Goldman, Sachs & Co.

Annex H	Tyco International Ltd. 2012 Stock and Incentive Plan

ii

CERTAIN TERMS

In this proxy statement:

•

“absolute majority” means, under Tyco’s articles of association, greater than half the votes cast at a general meeting of shareholders, with abstentions, broker non-votes, blank votes and invalid votes included in determining the number of votes cast;

•

“ADT” refers to The ADT Corporation, a wholly owned indirect subsidiary of Tyco formed to hold its residential and small business security business in the United States and Canada, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•

the “ADT Distribution” refers to the pro rata distribution of 100% of the outstanding shares of ADT common stock to Tyco’s shareholders in the form of a special dividend out of Tyco’s qualifying contributed surplus;

•	“ADT Preliminary Information Statement” refers to the preliminary version of the information statement with respect to ADT included in this proxy statement as Annex A;

•	“ADT Separation and Distribution Agreement” refers to the Separation and Distribution Agreement to be entered into between Tyco and ADT in connection with the spin-off of ADT;

•

“Ancillary Agreements” refers to the 2012 Tax Sharing Agreement, the Transition Services Agreement and the Licensing Agreements between Tyco, Tyco Flow Control and/or ADT (each as described herein) and certain other conveyancing and assumption instruments that are contemplated by the Tyco Flow Control Separation and Distribution Agreement;

•	the “Distributions” refers to both the ADT Distribution and the Tyco Flow Control Distribution;

•

“emerging markets” refers to markets consisting of countries characterized by one or more of the following factors: low but growing per-capita income, a move toward a market-based economy, liberalized or liberalizing financial systems, strong natural resource assets and developing infrastructure; we believe that our definition of “emerging markets” is generally consistent with definitions used by international banks, financial funds and economic publications;

•

“fiscal year 2011,” “fiscal year 2010,” “fiscal year 2009,” “fiscal year 2008” and “fiscal year 2007” refer to Tyco’s, ADT’s or Tyco Flow Control’s, as applicable, fiscal years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively, and “fiscal year 2012” refers to Tyco’s fiscal year ending September 28, 2012;

•	the “Form S-1” refers to the Registration Statement on Form S-1 relating to the Tyco Flow Control Distribution, including the prospectus of Tyco Flow Control included therewith;

•	the “Form S-4” refers to the Registration Statement on Form S-4 relating to the Merger, including the proxy statement/prospectus of Tyco Flow Control and Pentair included therewith;

•

“Licensing Agreements” refers to the transitional trademark license agreement to be entered into by and between Tyco International Services Holding GmbH and Tyco Flow Control and the transitional trademark license agreement to be entered into by and between Grinnell, LLC and Tyco Flow Control;

•

the “Merger” refers to the merger of Panthro Merger Sub with and into Pentair with Pentair surviving the Merger and all transactions contemplated by the Merger Agreement, except the Tyco Flow Control Distribution, and all other actions or matters necessary or appropriate to give effect to the Merger Agreement and the transactions contemplated thereby, except the Tyco Flow Control Distribution;

•

the “Merger Agreement” refers to the Merger Agreement, dated as of March 27, 2012, among Tyco, Tyco Flow Control, Panthro Acquisition, Panthro Merger Sub and Pentair, as amended by Amendment No. 1, dated as of July 25, 2012;

•	“Panthro Acquisition” refers to Panthro Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Tyco Flow Control;

•	“Panthro Merger Sub” refers to Panthro Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Panthro Acquisition;

•	“Pentair” refers to Pentair, Inc., a Minnesota corporation, and, unless otherwise indicated or the context otherwise requires, its consolidated subsidiaries;

•	“Pentair common shares” and “Pentair shares” refer to Pentair common shares, par value $0.16 2/3 per share;

•

“Pentair Takeover Proposal” refers to any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a party to the Merger Agreement) received from a person or group (as defined in the Exchange Act) relating to any Pentair Takeover Transaction;

•

“Pentair Takeover Transaction” refers to any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Pentair other than the transactions contemplated by the Merger Agreement; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or group (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Pentair; (C) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of Pentair and its subsidiaries, taken as a whole; or (D) any liquidation or dissolution of Pentair or any of its subsidiaries;

•

“relative majority” means, under Tyco’s articles of association, greater than half the votes cast at a general meeting of shareholders, with abstentions, broker non-votes, blank votes and invalid votes disregarded for purposes of establishing the number of votes cast;

•	“Separation and Distribution Agreements” refers to the ADT Separation and Distribution Agreement and the Tyco Flow Control Separation and Distribution Agreement;

•

“Special General Meeting” refers to the special general meeting at which Tyco will seek to obtain approval of Tyco shareholders as required by the Swiss Code for the special dividends, the election of two new members to the Board of Directors and the ordinary cash dividends;

•

the “spin-offs” refers to the Distributions and all other transactions required under the Separation and Distribution Agreements for the consummation of the separation of ADT and Tyco Flow Control from Tyco;

•	“Stock and Incentive Plan” means Tyco International Ltd.’s 2012 Stock and Incentive Plan, which is being proposed for approval by Tyco’s shareholders at the Special General Meeting;

•	“Swiss Code” refers to the Swiss Federal Code of Obligations;

•	“Transactions” means the Distributions and the Merger;

•

“Tyco,” “the Company,” “we,” “us,” or “our” refer to Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•	“Tyco common shares,” “Tyco shares” or “our common shares” refers to Tyco’s registered shares, nominal value CHF 6.70 per share;

•

“Tyco Flow Control” refers to Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and a wholly owned subsidiary of Tyco to which its flow control business will be transferred, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•	“Tyco Flow Control common shares” and “Tyco Flow Control shares” refer to Tyco Flow Control registered shares, nominal value CHF 0.50 per share;

•

the “Tyco Flow Control Distribution” refers to the pro rata distribution of 100% of the outstanding Tyco Flow Control common shares to Tyco’s shareholders in the form of a special dividend out of Tyco’s qualifying contributed surplus;

•	“Tyco Flow Control Prospectus” refers to the prospectus with respect to Tyco Flow Control included in this proxy statement as Annex B.

•	“Tyco Flow Control Separation and Distribution Agreement” refers to the Separation and Distribution Agreement, dated as of March 27, 2012, among Tyco, Tyco Flow Control and ADT, as amended;

•

“Tyco Flow Control Takeover Proposal” refers to a bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a party to the Merger Agreement) received from a person or a group (as defined in the Exchange Act) relating to a Tyco Flow Control Takeover Transaction;

•

“Tyco Flow Control Takeover Transaction” refers to any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Tyco Flow Control, the flow control business or the Tyco Flow Control assets other than the Tyco Flow Control Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or group (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Tyco Flow Control; (C) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of Tyco Flow Control, the flow control business or the Tyco Flow Control assets; or (D) any liquidation or dissolution of Tyco Flow Control; provided such transactions or series of related transactions are not a Tyco Takeover Proposal.

•	“Tyco Flow Control Transactions” refers to the Tyco Flow Control Distribution and the Merger;

•	“Tyco Merger Parties” refers to Tyco, Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub;

•

“Tyco Takeover Proposal” refers to any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a party to the Merger Agreement) received from a person or group (as defined in the Exchange Act) relating to a Tyco Takeover Transaction;

•

“Tyco Takeover Transaction” refers to any transaction or series of related transactions (x) involving: (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Tyco other than the Tyco Flow Control Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or group (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of any class of equity securities of Tyco; (C) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for more than 10% of the consolidated net revenues, net income or assets of Tyco and its subsidiaries, taken as a whole, which in the case of an acquisition of assets or equity securities of any subsidiaries of Tyco, shall include assets and/or equity securities of the Tyco Flow Control and its subsidiaries; or (D) any liquidation or dissolution of Tyco or any of its subsidiaries, and (y) which is expressly conditioned on the Tyco Flow Control Transactions not being consummated; provided, that notwithstanding anything to the contrary in the Merger Agreement, such transaction or series of related transactions shall not be a Tyco Takeover Transaction if related primarily to the flow control business in which case it shall be a Tyco Flow Control Takeover Transaction; and

•	the “United States” or “U.S.” with regards to the business of ADT refers to the 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND THE SPECIAL GENERAL MEETING ABOUT THE SEPARATION

Q:	Why am I receiving this document?

A:	Tyco’s Board of Directors has determined that it is in the best interests of Tyco and its shareholders to pursue (i) separating its residential and small business security business in the United States and Canada into a separate, independently traded company, which it intends to accomplish through a pro rata distribution of 100% of the outstanding common stock of ADT to Tyco’s shareholders to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus and (ii) separating its flow control business into a separate company, which it intends to accomplish through a pro rata distribution of 100% of the outstanding common shares of Tyco Flow Control to Tyco’s shareholders to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus, and thereafter combining Tyco Flow Control and Pentair pursuant to the Merger.

In addition, in connection with, and subject to approval of, the Distributions, it is proposed that (i) two new members be elected, contingent on the consummation of the Distributions, to Tyco’s Board of Directors to in part replace certain directors who will resign from the Tyco Board of Directors to take director positions at ADT in connection with the spin-offs and (ii) Tyco pay ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013, contingent on the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends and in lieu of the ordinary cash dividends approved at the annual shareholders’ meeting of March 7, 2012. If shareholders approve the Distributions at the Special General Meeting, the record date for the Distributions will be September 17, 2012.

Under the Swiss Code, in order for Tyco to effect these special dividends and the corresponding spin-offs, approval of the special dividends must be obtained from Tyco shareholders. Additionally, approval from Tyco’s shareholders is required for (i) the election of two new members to the Tyco Board of Directors and (ii) the payment of the ordinary cash dividends. Tyco is holding the Special General Meeting in order to obtain these shareholder approvals. As described in further detail below, in addition to Tyco shareholder approval, the special dividends are subject to the satisfaction of certain conditions. Tyco is not required to obtain, and it is not seeking, the approval of Tyco shareholders for the Merger. However, the Merger will not take place unless Tyco shareholders approve the Tyco Flow Control Distribution.

This proxy statement contains important information about the Special General Meeting and the proposed separations of the residential and small business security business in the United States and Canada and flow control business, including information relating to the special dividends, certain matters required to be undertaken by Tyco in anticipation of the Distributions, information relating to certain agreements and arrangements that have been entered into, or are to be entered into, between Tyco, ADT and/or Tyco Flow Control in connection with the spin-offs, and information relating to Tyco on a pro forma basis giving effect to the Distributions. This proxy statement also includes important information regarding the Merger, which we expect to consummate immediately following the Tyco Flow Control Distribution. In addition, this proxy statement contains information about the new nominees to Tyco’s Board of Directors, the contingent payment of ordinary cash dividends during the first and second fiscal quarters of 2013 and the Stock and Incentive Plan.

This proxy statement includes as Annex A a Preliminary Information Statement with respect to ADT that contains important information about the ADT Distribution, including audited combined financial statements of ADT, pro forma financial information for ADT after giving effect to the ADT spin-off, as well as certain risks involved in holding ADT common stock following the ADT Distribution and risks associated with ADT’s business. Assuming shareholder approval of the matters required to effect the ADT spin-off is obtained at the Special General Meeting, the final version of ADT’s Information Statement will be distributed to Tyco shareholders who hold Tyco common shares as of the record date for the ADT Distribution.

This proxy statement includes as Annex B a Prospectus with respect to Tyco Flow Control that contains important information about the Tyco Flow Control Distribution and the Merger, including audited financial statements of each of Tyco Flow Control and Pentair, pro forma financial information for Tyco Flow Control after giving effect to the Tyco Flow Control spin-off and the Merger, as well as certain risks involved in holding Tyco Flow Control common shares following the Tyco Flow Control Distribution and the Merger and risks associated with Tyco Flow Control and Pentair’s businesses. Assuming shareholder approval of the matters required to effect the Tyco Flow Control spin-off is obtained at the Special General Meeting, the Tyco Flow Control Prospectus will be distributed to Tyco shareholders who hold Tyco common shares as of the record date for the Tyco Flow Control Distribution.

You should read this proxy statement and the annexes hereto carefully and in their entirety. The enclosed voting materials allow you to vote your shares without attending the Special General Meeting.

Your vote is very important. We encourage you to vote as soon as possible. For more information on how to vote your shares, please see the section entitled “The Special General Meeting.”

Q:	What is the reason for the ADT spin-off?

A:	Tyco’s Board of Directors has determined that the distribution of its residential and small business security business in the United States and Canada is in the best interests of Tyco and its shareholders because it will provide the following key benefits:

•	greater strategic focus of financial resources and management’s efforts;

•	direct and differentiated access to capital resources;

•	enhanced investor choice through investment opportunities in three separate entities;

•	improved ability to use stock as an acquisition currency; and

•	enhanced management incentive tools.

Q:	What is the reason for the Tyco Flow Control Transactions?

A:	In assessing and approving the spin-off on September 19, 2011, Tyco’s Board of Directors had determined that the spin-off would be in the best interests of Tyco and its shareholders because it would provide a number of key benefits, including primarily:

•	greater strategic focus of financial resources and management’s efforts;

•	direct and differentiated access to capital resources;

•	enhanced investor choice through investment opportunities in three separate entities; and

•	improved ability to use stock as an acquisition currency.

In assessing and approving the entry by Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub into the Merger Agreement and the Merger, Tyco’s Board of Directors determined that the Merger would be in the best interests of Tyco and its shareholders because it would provide substantially the same key benefits as those underlying the Board of Director’s reasons for approval of the spin-off, while adding the following key benefits:

•	increased value to Tyco’s shareholders, in particular relative to Tyco Flow Control’s anticipated value on a stand-alone basis;

•	increased size and market capitalization, which could further improve Tyco Flow Control’s ability to use stock as an acquisition currency;

•	a product and service offering that is broader but complementary to many of the products manufactured and sold by the flow control business; and

•	the ability to incorporate Pentair’s public company infrastructure and senior management team, who have significant experience managing a publicly-traded company.

See “The Spin-Offs and the Merger—Tyco’s Reasons for the ADT Distribution” and “The Spin-Offs and the Merger—Tyco’s Reasons for the Tyco Flow Control Transactions.”

Q:	What am I being asked to vote on?

A:	You are being asked to vote upon the following matters listed below:

•	Approval of the special dividends:

Subject to prior satisfaction of certain conditions described in further detail below, the pro rata distribution to Tyco shareholders of 100% of the outstanding shares of ADT common stock and 100% of the outstanding shares of Tyco Flow Control, to be made in the form of special dividends out of qualifying contributed surplus, as further described in this proxy statement, which we refer to throughout this proxy statement as the “special dividend proposals.”

•	Election of the Board of Directors:

The election of Frank Drendel and George Oliver to the Tyco Board of Directors, effective as of the date of and subject to the completion of the Distributions.

•	Approval of the ordinary cash dividends:

The payment of ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013, subject to shareholder approval of the Distributions and the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends, which we refer to throughout this proxy statement as the “ordinary cash dividends proposal.” These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

•	Approval of the Tyco International Ltd. 2012 Stock and Incentive Plan

Approval of the Stock and Incentive Plan on the terms described herein. The Stock and Incentive Plan was approved by our Compensation and Human Resources Committee and our Board of Directors on July 12, 2012, subject to the approval of shareholders.

Tyco is not required to obtain, and it is not seeking, the approval of Tyco shareholders for the Merger. However, the Merger will not take place unless Tyco shareholders approve the Tyco Flow Control Distribution.

Q:	What vote is required by Tyco shareholders in connection with each of the aforementioned proposals?

A.	The affirmative vote of a relative majority of the votes cast (in person or by proxy) at the Special General Meeting is required to approve (i) each of the special dividend proposals, (ii) the ordinary cash dividends proposal and (iii) the Stock and Incentive Plan. The affirmative vote of an absolute majority of the votes cast (in person or by proxy) at the Special General Meeting is required to approve the election of each director nominee.

The election of the two new nominees to Tyco’s Board of Directors is also subject to the approval of the special dividend proposals and completion of the Distributions. The ordinary cash dividends proposal is contingent upon the approval of the special dividend proposals and the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends. If shareholders approve the Distributions at the Special General Meeting, the record date for the Distributions will be September 17, 2012.

Q:	What will happen in the ADT Distribution?

A:	If the ADT Distribution is approved at the Special General Meeting and all of the conditions to the effectiveness of the ADT Distribution are met, then all of the outstanding shares of ADT common stock, par value $0.01 per share, will be distributed to holders of Tyco common shares on the distribution date for the ADT Distribution. Each Tyco common share outstanding as of the record date for the special dividends will entitle its holder to receive 0.5 shares of ADT common stock. In lieu of ADT fractional shares, Tyco shareholders will receive a cash payment. Accordingly, if you hold fewer than two Tyco common shares, you will not be entitled to any shares of ADT common stock and you will only receive cash in lieu of the fractional shares to which you would otherwise be entitled. Following the ADT Distribution, Tyco will no longer hold any outstanding capital stock of ADT, all of which will be held by Tyco shareholders, and ADT will be an independent, publicly-traded company. It is anticipated that ADT’s common stock will trade on the NYSE under the symbol “ADT.”

Q:	What will happen in the Tyco Flow Control Transactions?

A:	If the Tyco Flow Control Distribution is approved at the Special General Meeting and all of the conditions to the effectiveness of the Tyco Flow Control Distribution are met, then all of the outstanding Tyco Flow Control common shares, par value CHF 0.50 per share, will be distributed to holders of Tyco common shares on the distribution date for the Tyco Flow Control Distribution. Each Tyco common share outstanding as of the record date for the special dividends will entitle its holder to receive a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully-diluted basis (calculated in accordance with the treasury method under GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution. Based on the number of fully diluted Pentair and Tyco shares outstanding as of June 30, 2012, we expect the distribution ratio to be approximately 0.24 Tyco Flow Control common shares per each Tyco common share outstanding as of the record date for the special dividend. In lieu of Tyco Flow Control fractional shares, Tyco shareholders will receive a cash payment. Accordingly, if you hold fewer Tyco common shares than are necessary to receive one Tyco Flow Control common share, you will only receive cash in lieu of the fractional share to which you would otherwise have been entitled. Following the Tyco Flow Control Distribution, Tyco will no longer hold any outstanding capital stock of Tyco Flow Control, all of which will be held by Tyco shareholders.

We expect that the Merger will be consummated immediately following the Tyco Flow Control Distribution. In the Merger, Panthro Merger Sub, a wholly owned, indirect subsidiary of Tyco Flow Control, will merge with and into Pentair, with Pentair surviving the Merger and Tyco Flow Control remaining the parent company for the combined business. Tyco Flow Control shareholders will not receive any consideration in the Merger. Each Pentair common share outstanding as of the effective time for the Merger (the “Effective Time”), will be converted into the right to receive one newly issued common share of Tyco Flow Control, with the result that Tyco shareholders as of the record date for the Tyco Flow Control Distribution and their transferees will hold approximately 52.5% of the common shares of Tyco Flow Control on a fully-diluted basis immediately following the Merger (excluding treasury shares).

We expect that Tyco Flow Control will apply to have its common shares listed on the NYSE under the symbol “PNR,” which is Pentair’s current trading symbol, and that prior to the Tyco Flow Control Distribution, Tyco Flow Control will change its corporate name to “Pentair Ltd.”

Q:	What do I have to do to participate in the special dividends?

A:	Other than shareholder approval of the Distributions, no action will be required of Tyco shareholders to receive ADT and Tyco Flow Control shares, which means that (1) you will not be required to pay for the ADT or Tyco Flow Control shares that you receive in the Distributions and (2) you do not need to surrender or exchange any Tyco common shares in order to receive ADT or Tyco Flow Control shares, or take any other action in connection with the special dividends.

Q:	What if I want to sell my Tyco common shares prior to the distribution date for a special dividend?

A:	If either Distribution is approved at the Special General Meeting and you decide to sell any of your Tyco common shares on or before the distribution date for such Distribution, you should consult with your stockbroker, bank or other nominee and discuss whether you want to sell only your Tyco common shares or your Tyco common shares along with the ADT common stock and the Tyco Flow Control common shares that you would otherwise receive in such special dividend. We currently expect the Distributions to occur on the same date. As a result, if you sell your Tyco common shares in the “regular-way” market up to and including the distribution date, you will be selling your entitlement to both ADT and Tyco Flow Control shares along with your Tyco common shares.

If you sell your Tyco common shares in the “regular-way” market up to and including the distribution date for the Distributions, you will be selling your right to receive shares of ADT common stock and Tyco Flow Control common shares in the Distributions. If you own Tyco common shares as of 5:00 p.m., New York City time on the record date for the Distributions and sell those shares on the “ex-distribution” market up to and including the distribution date for the Distributions, you will still receive the shares of ADT common stock and Tyco Flow Control common shares that you would be entitled to receive in respect of the Tyco common shares you owned at the close of business on the record date for the Distributions.

See “The Spin-Offs and the Merger—General Summary of the Spin-Offs and the Merger—Results of the Distributions; Listing of ADT Common Stock and Tyco Flow Control Common Shares and Trading of Tyco Common Shares.”

Q:	Are there conditions to the Distributions?

A:	Yes. In addition to the Tyco shareholder approvals described above, consummation of the Distributions, the election of our two nominees to our Board of Directors and payment of each ordinary cash dividend will be subject to certain conditions being met or waived. The conditions to the Tyco Flow Control Distribution differ from the conditions to the ADT Distribution in important ways related to the Merger.

Consummation of the ADT spin-off will be subject to the following conditions being met or waived prior to the ADT Distribution:

•

the SEC shall have declared effective the ADT Form 10, including the Preliminary Information Statement contained therein, under the Exchange Act, and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of the issuance;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•	based on the closing price of the ADT stock trading on the last “when-issued” trading day prior to the ADT Distribution, the aggregate market capitalization of ADT shall not exceed CHF 17.5 billion.

In the event that Tyco shareholders approve the ADT Distribution and the conditions described above are met or otherwise satisfied prior to March 31, 2013, Tyco will be obligated to effect the ADT Distribution. Conversely, if the conditions have not been satisfied prior to March 31, 2013, the ADT Distribution will not take place.

Consummation of the Tyco Flow Control spin-off will be subject to the following conditions being met or waived prior to the Tyco Flow Control Distribution:

•

the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

•

each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement see “The Merger Agreement—Conditions to the Completion of the Merger.”

In the event that Tyco shareholders approve the Tyco Flow Control Distribution and the conditions described above are met or otherwise satisfied prior to March 31, 2013, Tyco will be obligated to effect the Tyco Flow Control Distribution. Conversely, if the conditions have not been satisfied prior to March 31, 2013, the Tyco Flow Control Distribution will not take place on the same terms as described herein.

If the Merger were to be discontinued for any reason and the Merger Agreement terminated, Tyco, Tyco Flow Control and ADT intend to modify or otherwise amend and restate the current Tyco Flow Control Separation and Distribution Agreement to remove those provisions applicable to the Merger and/or Pentair and proceed with the Tyco Flow Control Distribution as originally announced on September 19, 2011.

We expect that prior to receipt of shareholder approval at the Special General Meeting we will have received:

•	the opinion of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes;

•	the opinion of Duff & Phelps relating to the solvency of each of Tyco, ADT and Tyco Flow Control following completion of the Distributions; and

•

an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the proposed distribution of the common stock of ADT and common shares of Tyco Flow Control and the proposed ordinary dividend comply with Swiss law and Tyco’s Articles of Association.

Q:	How will fractional shares be treated in the spin-offs?

A:	In lieu of fractional shares of ADT and Tyco Flow Control, Tyco shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT, on the one hand, and Tyco Flow Control, on the other hand, in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who otherwise would have been entitled to receive a fractional share of ADT or Tyco Flow Control in the special dividends. See “The Spin-Offs and the Merger—General Summary of the Spin-Offs and the Merger—Manner of Effecting the Distributions.”

Q:	Will there be working capital and/or cash adjustments in connection with the Transactions?

A:	Pursuant to the Tyco Flow Control Separation and Distribution agreement, Tyco Flow Control is required to have working capital, defined as current assets minus current liabilities, in the amount of $798 million, as of the close of business on the day prior to the Distribution. If the actual amount of the working capital exceeds $798 million by an amount in excess of $125 million, Tyco Flow Control will pay to Tyco the full amount of the excess. If the actual amount of the working capital is less than $798 million by an amount in excess of $125 million, Tyco will pay to Tyco Flow Control the full amount of the deficit.

Before the close of business on the day prior to the Tyco Flow Control Distribution, a subsidiary of Tyco Flow Control will issue an intercompany note to a subsidiary of Tyco in an amount not to exceed $500 million, which will be repaid at the closing of the Merger with proceeds to Tyco Flow Control from a third party financing upon terms negotiated by Pentair. If such third party financing is not available on terms acceptable to the parties, instead of a subsidiary of Tyco Flow Control issuing to a subsidiary of Tyco the intercompany note that would be repaid at the closing of the Merger, a subsidiary of Tyco Flow Control will issue a one year unsecured “bridge” note for up to $500 million to a subsidiary of Tyco in accordance with the Merger Agreement that will bear interest at a rate of 14.0% and be prepayable at any time. Tyco Flow Control is then to transfer cash and cash equivalents to Tyco such that, immediately prior to the Distribution, the net indebtedness of Tyco Flow Control will be $275 million.

Pursuant to the ADT Separation and Distribution Agreement, the target amount of cash at ADT immediately following the ADT Distribution is $300 million. However, the actual amount that will be available will depend on the aggregate cash balance of Tyco, ADT and their respective subsidiaries at the time of the ADT Distribution (excluding the cash balance of or attributable to Tyco Flow Control and its subsidiaries). If such aggregate cash balance is less than $700 million after taking into account certain adjustments as provided in the ADT Separation and Distribution Agreement, ADT’s cash balance shall be reduced by a proportionate amount of such shortfall determined based on ADT’s relative contribution to free cash flow generated in the prior four fiscal quarters. If such aggregate cash balance is greater than $700 million, such excess cash will be allocated to each of ADT and Tyco on the basis of each parties’ respective contribution to free cash flow generated in the prior four fiscal quarters.

Q:	What are the U.S. federal income tax consequences to me of the Transactions?

A:	Tyco has received a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, the Distributions, except for cash received in lieu of fractional shares of ADT common stock and Tyco Flow Control common shares, will qualify as tax-free under Sections 355 and/or 361 of the Code. The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distributions will qualify for favorable treatment under the Code. In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes. The private letter ruling relies, and the opinion will rely, on certain facts and assumptions, and certain representations and undertakings, provided by Tyco, ADT and Tyco Flow Control regarding the past and future conduct of our respective businesses and other matters. The receipt by Tyco of the IRS private letter ruling and the opinion from McDermott Will & Emery LLP are conditions to effecting the Distributions and the Merger.

Assuming that the Distributions qualify under Section 355 of the Code, for U.S. federal income tax purposes no gain or loss will be recognized by a Tyco shareholder that is subject to U.S. federal income tax, and no amount will be included in the income of a shareholder that is subject to U.S. federal income tax, upon the receipt of ADT common stock and Tyco Flow Control common shares in the Distributions. A Tyco shareholder that is subject to U.S. federal income tax generally will recognize gain or loss with respect to any cash received in lieu of a fractional share.

Tyco shareholders are not expected to recognize any gain or loss, or include any amount in income, for U.S. federal income tax purposes as a result of the Merger.

See “The Spin-Offs and the Merger—Material U.S. Federal Income Tax Consequences” and “Risk Factors—Risks Related to the Spin-Offs and the Merger—If the Distributions or certain internal transactions undertaken in anticipation of the Distributions are determined to be taxable for U.S. federal income tax purposes, we, our shareholders that are subject to U.S. federal income tax and/or both ADT and Tyco Flow Control could incur significant U.S. federal income tax liabilities” for more information regarding the potential tax consequences to you of the Distributions.

Each Tyco shareholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Distributions to that shareholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Q:	How will I determine the tax basis I will have in the shares of ADT common stock and the Tyco Flow Control common shares I receive in the Distributions?

A:	Generally, for U.S. federal income tax purposes, your aggregate basis in the stock you hold in Tyco and the new Tyco Flow Control common shares and shares of ADT common stock received in the Distributions (including any fractional share interests in ADT and Tyco Flow Control for which cash is received) will equal the aggregate basis of Tyco common shares held by you immediately before the Distributions. This aggregate basis will be allocated among your Tyco common shares and the Tyco Flow Control common shares and the shares of ADT common stock you receive in the Distributions (including any fractional share interests in Tyco Flow Control and/or ADT for which cash is received) in proportion to the relative fair market value of each immediately following the Distributions. See the section entitled “The Spin-Offs and the Merger—Material U.S. Federal Income Tax Consequences” included elsewhere in this proxy statement for more information.

You should consult your tax advisor about how this allocation will work in your situation (including a situation where you have purchased Tyco shares at different times or for different amounts) and regarding any particular consequences of the Distributions to you, including the application of state, local and non-U.S. tax laws.

Q:	What are the Swiss withholding tax and income tax consequences to me of the spin-offs and the Merger?

A:	Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus accumulated on or after January 1, 1997 are exempt from Swiss withholding tax, if certain conditions are met (Kapitaleinlageprinzip). Tyco has obtained a ruling from the Swiss Federal Tax Administration confirming that the Distributions qualify as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distributions.

Shareholders who are not resident in Switzerland for tax purposes, and who, during the applicable year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, will not be subject to any Swiss federal, cantonal or communal income tax on the special dividends, including any cash received in lieu of fractional shares of ADT common stock and Tyco Flow Control common shares.

Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distributions, as private assets, will not be subject to any Swiss federal, cantonal or communal income tax on the Distributions out of the qualifying contributed surplus, including any cash received in lieu of a fractional ADT share of common stock or Tyco Flow Control common share. Capital gains resulting from the sale or other disposition of ADT or Tyco Flow Control shares are not subject to Swiss federal, cantonal and communal income tax and, conversely, capital losses are not tax-deductible for Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distributions, as private assets.

Corporate and individual shareholders who are residents in Switzerland for tax purposes or who hold their Tyco shares and, consequently, the entitlement to the Distributions, as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes), will be subject to Swiss federal, cantonal and communal income tax on the special dividends, including any cash received in lieu of fractional shares of ADT common stock and/or Tyco Flow Control common shares, to the extent that the participation income cannot be reduced by a depreciation on the investment in Tyco and/or where the participation relief (Beteiligungsabzug) is not applicable.

It is a condition to closing of the Merger that, at the Effective Time, Tyco will have one or more rulings from the Swiss Tax Administrations, which rulings shall be in full force and effect on the closing date of the Merger, confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal, and communal purposes (including with respect to Swiss stamp tax and Swiss withholding tax); (ii) the relevant Swiss tax base of Panthro Acquisition for Swiss tax (including federal and cantonal and communal) purposes; (iii) the relevant amount of capital contribution reserves (Kapitaleinlageprinzip) which will be exempt from Swiss withholding tax in the event of a distribution to the Tyco Flow Control shareholders after the Merger; and (iv) that no Swiss stamp tax will be levied on certain post-Merger restructuring transactions. The Swiss Tax Rulings do not address the Swiss income tax consequences of the Merger to Pentair shareholders. However, it is expected that for Swiss resident individual Pentair shareholders holding their Pentair shares as private assets (Privatvermogen) the Merger should be tax free for federal, cantonal and communal income tax purposes. For Swiss resident individual Pentair shareholders holding their shares as business assets (Geschaflsvermogen) and for Swiss resident corporate Pentair shareholders the Merger may not be recognized as tax neutral by the Swiss tax authorities. In such case, the difference between the fair market value of the shares and the relevant tax basis may be treated as taxable income even if no income has been booked in the Swiss statutory profit and loss statement.

For more information regarding the potential Swiss tax consequences to you of the Distributions and the Merger, see “The Spin-Offs and the Merger—Material Swiss Tax Consequences” and “Risk Factors—Risks Related to the Spin-Offs and the Merger—If the Distributions or the Merger are determined to be taxable for Swiss withholding tax purposes, we, ADT and Tyco Flow Control could incur significant Swiss withholding tax liabilities.”

Q:	What impact will the proposals have on Tyco’s ability to make dividends or other distributions in the future?

A:	Under Swiss law, a Swiss corporation may pay dividends only if the corporation has sufficient distributable profits from previous years, or if the corporation has distributable reserves, such as “reserve from capital contributions” or “contributed surplus” (contributions received from shareholders), each as evidenced by its audited statutory balance sheet. Payments may be made out of registered share capital—the aggregate par value of a company’s registered shares—only by way of a capital reduction.

Tyco’s freely distributable reserves based on its statutory account for fiscal year 2011 are CHF 7.94 billion, representing CHF 8.17 billion of freely distributable reserves as of September 30, 2011 reduced by approximately CHF 0.23 billion of dividends declared by our shareholders’ annual meeting on March 7, 2012. That amount—the amount available for future distributions—will be reduced by any additional distributions approved by our shareholders, including, (i) the ordinary cash dividends out of qualifying contributed surplus in the aggregate amount of $0.30 per share proposed in this proxy statement and (ii) the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements). As a result of these distributions, we expect Tyco to have freely distributable reserves of CHF 2–3 billion immediately following the Distributions.

Tyco’s qualifying contributed surplus based on its Swiss statutory account for fiscal year 2011 is CHF 35 billion. That amount will be reduced by (i) the ordinary cash dividends and (ii) the greater of (x) the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements) and (y) the aggregate trading value of all distributed ADT and Tyco Flow Control shares (calculated as the product of multiplying the number of ADT and Tyco Flow Control shares, respectively, distributed in the special dividends in kind by the opening trading price of ADT common stock and Tyco Flow Control common shares, respectively, on the first trading day after distribution of the special dividend). The accumulated deficit in Tyco’s statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. As a result, Tyco’s total shareholders’ equity in its Swiss statutory accounts will be reduced by the aggregate book value of ADT and Tyco Flow Control.

Q:	Will the Distributions affect the trading price of my Tyco common shares?

A:	Yes. We expect the trading price of Tyco common shares immediately following the Distributions to be lower than immediately prior to the Distributions because its trading price will no longer reflect the value of Tyco’s residential and small business security business in the United States and Canada or flow control business. Furthermore, until the market has fully analyzed the value of Tyco without its residential and small business security business in the United States and Canada and flow control business, the price of Tyco common shares may fluctuate.

In addition, it is also anticipated that shortly before the record date and continuing up to and including the distribution date for the Distributions, there will be two markets in Tyco common shares: a “regular-way” market and an “ex-distribution” market. Tyco common shares that trade on the regular-way market will trade with an entitlement to Tyco Flow Control and ADT shares distributed pursuant to the Distributions. Shares that trade on the ex-distribution market will trade without an entitlement to Tyco Flow Control and ADT shares distributed pursuant to the Distributions.

Q:	Will the Distributions impact Tyco’s financial performance?

A:	Yes. The residential and small business security business in the United States and Canada generated revenue of $3.1 billion for fiscal year 2011 and $1.6 billion for the six months ended March 30, 2012. The flow control business generated revenue of $3.6 billion for fiscal year 2011 and $1.9 billion for the six months ended March 30, 2012. Following the Distributions, Tyco will no longer own the residential and small business security business in the United States and Canada or the flow control business, and accordingly, Tyco’s results of operations will no longer include the results of those businesses and certain other adjustments will be made. See “Unaudited Pro Forma Condensed Consolidated Financial Statements of Tyco.”

Q:	Will the Distributions impact any of Tyco’s outstanding indebtedness or the credit rating of Tyco or any of its subsidiaries?

A:	Tyco’s outstanding indebtedness is expected to be reduced in connection with debt capital raised on behalf of ADT and Tyco Flow Control. See “Capitalization.” We expect Tyco to maintain an investment grade rating following the Distributions. However, given the smaller size of Tyco and its different business mix after the Distributions relative to that of Tyco prior to the Distributions, after the Distributions Tyco may incur higher debt servicing costs on its indebtedness and may not have access to the same sources of capital from short-term debt markets.

Q:	What adjustments will be made to equity awards and other compensation awards and programs held by, or established for the benefit of, Tyco employees or directors as a result of the Distributions?

A:

Pursuant to its authority under the stock and incentive plans under which Tyco’s outstanding stock options, performance share units, restricted stock units and deferred stock units (collectively, “Equity Awards”) were issued, the Tyco Compensation Committee has authorized that various adjustments to outstanding Equity Awards be made to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Equity Awards. The adjustments to Equity Awards vary depending on several factors, including the type of award, the nature of the employee’s post-spin-off employment and whether the Equity Award was granted prior to October 12, 2011 (the date of the annual grant for fiscal year

2012). The Tyco Compensation Committee has also modified the terms of outstanding Equity Awards to make certain provisions for employees who are terminated in connection with the spin-offs. See “The Spin-Offs and the Merger—Adjustment to Tyco Equity Awards as a Result of the Distributions” for details regarding these adjustments.

Q:	When will the Distributions be completed?

A:	If the matters required to be approved in connection with the special dividends are approved by Tyco shareholders at the Special General Meeting (and assuming the conditions to the special dividends are otherwise satisfied), the distribution date for the special dividends, which is the date on which we will distribute shares of ADT common stock and Tyco Flow Control common shares, will be September 28, 2012. We expect that it will take the distribution agent, acting on behalf of Tyco, up to three business days after the distribution date to fully distribute the shares of each of ADT and Tyco Flow Control to Tyco shareholders, which will be accomplished in a book-entry form. It is also possible that factors outside our control could require us to complete the Distributions at a later time or, to the extent conditions remain unsatisfied as of March 31, 2013, not to complete them at all. See “The Spin-Offs and the Merger.” We currently expect the Distributions to occur at the end of September 2012.

Q:	Do I have appraisal rights in connection with the Distributions?

A:	No. Holders of Tyco common shares do not have any appraisal rights in connection with the Distributions.

Q:	Are there any risks in connection with the Distributions and the Merger that I should consider?

A:	Yes. There are certain risks associated with the Distributions and the Merger. These risk factors are discussed in more detail in the section titled “Risk Factors” beginning on page 74 of this proxy statement. In addition, you should consider the matters discussed in the section titled “Risk Factors” in the ADT Preliminary Information Statement included as Annex A and the section titled “Risk Factors” in the Tyco Flow Control Prospectus included as Annex B for certain additional risks relating to the spin-offs, the Merger, ADT’s, Tyco Flow Control’s and Pentair’s businesses, and ADT’s and Tyco Flow Control’s shares following the Distributions and the Merger.

Q:	Who are the director nominees and why are they proposed for election?

A:	In connection with the Distributions, the new director nominees proposed for shareholder approval are Frank Drendel and George Oliver. Mr. Drendel and Mr. Oliver have been nominated to in part replace certain directors who will resign from the Tyco Board of Directors to take director positions at ADT and/or Tyco Flow Control in connection with the spin-offs. More information about these new director nominees is set forth in more detail on page 271 of this proxy statement.

Q:	Is the election of the new directors conditional on shareholder approval of the Distributions?

A:	Yes. The election of the new members to the Tyco Board of Directors is contingent on Tyco shareholders approving the Distributions and on the consummation of the Distributions.

Q:	Are the ordinary cash dividends conditional on shareholder approval of the Distributions?

A:	Yes. Payment of the ordinary cash dividends is contingent on shareholder approval of the Distributions and on the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends.

Q:	Is implementation of the Stock and Incentive Plan conditional on shareholder approval of the Distributions?

A:	No. Implementation of The Stock and Incentive Plan is not contingent on shareholder approval of the Distributions.

ABOUT THE SPECIAL GENERAL MEETING

Q:	Who is receiving this document?

A:	Tyco has sent this Notice of Special General Meeting and proxy statement, together with the enclosed proxy card or voting instruction card, to you because our Board of Directors is soliciting your proxy to vote at the Special General Meeting on September 14, 2012. This proxy statement contains information about the items being voted on at the Special General Meeting.

Tyco has sent these materials to each person who is registered as a holder of its common shares in its register of shareholders (such owners are often referred to as “holders of record” or “registered shareholders”) as of the close of business on July 23, 2012, the record date for receiving notice of the Special General Meeting. Any Tyco shareholder as of the record date who does not receive a copy of this Notice of Special General Meeting and proxy statement, together with the enclosed proxy card or voting instruction card, may obtain a copy at the Special General Meeting or by contacting Tyco at +41 52 633 02 44. In addition, Tyco shareholders may contact MacKenzie Partners Inc., our proxy solicitor in connection the Special General Meeting, at 800-322-2885.

Tyco has requested that banks, brokerage firms and other nominees who hold Tyco common shares on behalf of the owners of the common shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business on July 23, 2012 forward these materials, together with a proxy card or voting instruction card, to those beneficial shareholders. Tyco has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Tyco has also provided for these materials to be sent to persons who have interests in Tyco common shares through participation in Tyco’s retirement savings plans and other employee share plans. These individuals are not eligible to vote directly at the Special General Meeting. They may, however, instruct the trustees of these plans how to vote the common shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans.

Q:	When and where will the Special General Meeting be held?

A:	The Special General Meeting is scheduled to be held on September 14, 2012 at 9:00 a.m., Central European Summer Time at Tyco’s offices, which are located at Freier Platz 10 CH-8200 in Schaffhausen, Switzerland.

Q:	Who is entitled to vote?

A.	July 23, 2012 is the record date for the Special General Meeting. On July 23, 2012, there were 459,815,712 common shares outstanding and entitled to vote at the Special General Meeting. Shareholders registered in our share register with voting rights at the close of business on July 23, 2012 are entitled to vote at the Special General Meeting, except as provided below. A shareholder who purchases shares from a registered holder after July 23, 2012, but before August 31, 2012, and who wishes to vote his or her shares at the Special General Meeting must (1) ask to be registered as a shareholder with respect to such shares in our share register prior to August 31, 2012 and (2) obtain a confirmation of such purchase from the registered voting rights record holder of those shares as of the record date. If you are a record holder of our common shares (as opposed to a beneficial shareholder) on the record date but sell your shares prior to the Special General Meeting, you will not be entitled to vote those shares at the Special General Meeting.

In March 2009, Tyco changed its jurisdiction of incorporation from Bermuda to Switzerland. As described in our January 21, 2009 proxy statement/prospectus, you should exchange any certificates representing our common shares you own that were issued while we were a Bermuda company for book-entry shares recorded electronically in our share register, and simultaneously elect to be enrolled as a shareholder with voting rights. While you will continue to be entitled to dividends, preemptive rights and liquidation proceeds even if you do not submit your certificates, you may not be able to exercise any voting rights, prove your ownership interest in Tyco, transfer your shares or exercise other shareholder rights until you submit your certificates and are registered as a shareholder entitled to voting rights. Please contact our transfer agent, Computershare Shareowner Services LLC (“Computershare”), at 800-685-4509, to obtain the appropriate forms to surrender your old certificates. Beneficial holders of shares held in “street name” are not required to take any action in this regard.

Q:	What constitutes a quorum for the Special General Meeting?

A:	Our Articles of Association provide that all resolutions and elections made at a shareholders’ meeting require the presence, in person or by proxy, of a majority of all shares entitled to vote, with abstentions, broker non-votes, blank or invalid ballots regarded as present for purposes of establishing the quorum.

Q:	How many votes do I have?

Every holder of a common share on the record date will be entitled to one vote per share on each matter presented at the Special General Meeting. However, if you own “Controlled Shares” representing voting power of 15% or more, your ability to vote shares exceeding 15% of the voting power is limited. “Controlled Shares” is defined in Article 8 of our Articles of Association and generally refers to shares held directly, indirectly, formally, constructively or beneficially by any individual or entity, or any individuals or entities acting together as a group, subject to certain limitations.

Q:	How does the Board of Directors of Tyco recommend that I vote regarding each of the proposals?

A:	The Board of Directors of Tyco unanimously recommends that Tyco shareholders vote “FOR” each proposal.

Q:	How do I vote?

A:	You can vote in the following ways:

•

By Mail: If you are a holder of record, you can vote by marking, dating and signing the appropriate proxy card and returning it by mail in the enclosed postage-paid envelope. If you beneficially own your common shares, you can vote by following the instructions on your voting instruction card. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method.

•

By Internet or Telephone: If you hold your shares in “street name,” you can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or voting instruction card. You can vote using a touchtone telephone by calling 1-800-690-6903.

•

At the Special General Meeting: If you are planning to attend the Special General Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. Shareholders who own their shares in street name are not able to vote at the Special General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares.

Even if you plan to be present at the Special General Meeting, we encourage you to complete and mail the enclosed card to vote your common shares by proxy. Telephone and Internet voting facilities for shareholders holding their shares beneficially will be available 24 hours a day and will close at 5:59 p.m. Eastern Standard Time on September 13, 2012.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the Tyco officers named in the proxy card or to the independent proxy (see the Q&A below entitled “How do I appoint and vote via an independent proxy?”) named in the proxy card, or to grant a written proxy to any person (who does not need to be a shareholder), or to vote in person at the Special General Meeting. We have enclosed a proxy card for you to use in which you can elect to appoint Tyco officers or the independent proxy as your proxy.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Special General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Special General Meeting if you follow the instructions described below under the Q&A titled “How do I attend the Special General Meeting?” and “How do I vote?” Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically.

Q:	How do I vote by proxy given to a Tyco officer?

A:	If you properly fill in your proxy card appointing an officer of Tyco as your proxy and send it to us in time to vote, your proxy, meaning one of the individuals named on your proxy card, will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors “FOR” each of the proposals described above. Alternatively, you can grant a proxy to the independent proxy as described below.

Whether or not you plan to attend the Special General Meeting, we urge you to submit your proxy. Returning the proxy card will not affect your right to attend the Special General Meeting. You must return your proxy cards by the times and dates set forth below under “Returning Your Proxy Card” in order for your vote to be counted.

Q:	How do I appoint and vote via an independent proxy?

A:	If you are a shareholder of record as of the record date, you may authorize the independent proxy, Dr. Harald Maag, Bratschi, Wiederkehr & Buob, Attorneys-at-Law, Bahnhofstrasse 70, P.O. Box 1130, CH-8021, Zürich, Switzerland, Fax + 41 58 258 1099, with full rights of substitution, to vote your common shares on your behalf by checking the appropriate box on the enclosed proxy card. If you authorize the independent proxy to vote your shares without giving instructions, your shares will be voted in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting.

Whether or not you plan to attend the Special General Meeting, we urge you to submit your proxy. Returning the proxy card will not affect your right to attend the Special General Meeting. You must return your proxy cards by the times and dates set forth below under “Returning Your Proxy Card” in order for your vote to be counted.

Q:	How do I attend the Special General Meeting?

A:

All shareholders are invited to attend and vote at the Special General Meeting. For admission to the Special General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card to the registered shareholders check-in area and a form of photo identification, where their ownership will be verified. Those who beneficially own shares should come to the beneficial owners check-in area. To be admitted, beneficial owners must bring a proxy executed in their favor by the record holder of their shares, as of the record date, account statements or letters from their banks, brokers, nominees or other custodians showing that they own Tyco common shares as of July 23, 2012 and a form of photo identification. Registration will begin at 8:00 a.m., Central European Summer Time and the Special General Meeting will begin at 9:00 a.m., Central European Summer Time.

Q:	What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

A:	Your common shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If you sign and return your proxy card or voting instruction card but do not indicate instructions for voting, your common shares will be voted “FOR” each of the proposals to be considered at the Special General Meeting.

Q:	May I change or revoke my vote after I return my proxy or voting instruction card?

A:	You may change your vote before it is exercised by:

•

notifying our Secretary in writing before the Special General Meeting that you are revoking your proxy or, if you beneficially own your common shares, following the instructions on the voting instruction card;

•

submitting another proxy card (or another voting instruction card if you beneficially own your common shares) with a later date (so long as we receive such later dated proxy card by September 13, 2012);

•

if you are a holder of record or a beneficial owner with a proxy from the holder of record, voting in person at the Special General Meeting, provided that record holders must first revoke any proxy previously given to a Company officer or the independent proxy. See “Organizational Matters Required by Swiss Law—Granting of Proxy” below; or

•	if you beneficially hold your shares and voted by telephone or the Internet, submitting subsequent voting instructions through the telephone or Internet prior to September 13, 2012.

If you have granted your proxy to the independent proxy and wish to revoke or change the proxy, you should send a revocation letter, and new proxy, if applicable, directly to the independent proxy, Dr. Harald Maag, Bratschi, Wiederkehr & Buob, Attorneys-at-Law, Bahnhofstrasse 70, P.O. Box 1130, CH-8021, Zürich, Switzerland, Fax +41 58 258 10 99.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your common shares. If you are the beneficial owner, but not the record holder, of Tyco’s common shares, your broker, bank or other nominee may deliver only one copy of the proxy statement to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. Tyco will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate written copy of the proxy statement should submit their request to Tyco by telephone at +41 52 633 02 44 or by submitting a written request to Tyco Shareholder Services, Tyco International Ltd., Freier Platz 10, CH-8200 Schaffhausen, Switzerland.

Q:	What is the effect of broker non-votes and abstentions?

A:

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to NYSE rules. We believe that Proposal 1 (Approval of a Special Dividend In Kind for ADT), Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control), Proposal 3 (Election of Directors) and Proposal 5 (Approval of Stock and Incentive Plan) will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Both (i) the election of the new members to the Tyco Board of Directors described in Proposal 3 (Election of Directors) and (ii) the proposed distributions of ordinary cash dividends described in Proposal 4 (Approval of Ordinary Cash Dividends), are contingent on Tyco shareholders approving each of Proposal 1 (Approval of a Special Dividend In Kind for ADT) and Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control).

Common shares owned by shareholders electing to abstain from voting with respect to Proposal 1 (Approval of a Special Dividend In Kind for ADT), Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control), Proposal 4 (Approval of Ordinary Cash Dividends) or Proposal 5 (Approval of Stock and Incentive Plan) and broker non-votes will be regarded as present at the meeting for purposes of the determination of the presence of a quorum but will not be counted towards the determination of the votes cast with respect to such proposals for the Special General Meeting. As a result, abstentions and broker non-votes with respect to such agenda items will have no effect on the outcome of Proposal 1 (Approval of a Special Dividend In Kind for ADT), Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control), Proposal 4 (Approval of Ordinary Cash Dividends) or Proposal 5 (Approval of Stock and Incentive Plan).

Common shares owned by shareholders electing to abstain from voting with respect to Proposal 3 (Election of Directors) and broker non-votes with respect to Proposal 3 (Election of Directors) will be regarded as present at the meeting for purposes of the determination of the presence of a quorum and will be counted towards the determination of the votes cast with respect to Proposal 3 (Election of Directors) for the Special General Meeting. As a result, abstentions and broker non-votes will have the same effect as a vote against Proposal 3 (Election of Directors).

If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors “FOR” each of the proposals described above.

Q:	What happens if I sell my shares after the record date but before the Special General Meeting?

A:	The record date of the Special General Meeting is earlier than the date of the Special General Meeting, the date that the Distributions are expected to be completed and the dates that the ordinary cash dividends are expected to be paid. In order to be eligible to receive shares of ADT in the ADT Distribution and shares of Tyco Flow Control in the Tyco Flow Control Distribution, you must hold your shares through the record date for the special dividends, which will be different from the record date for the Special General Meeting. In order to be eligible to receive the ordinary cash dividends, you must hold your shares through the record date for such ordinary cash dividends, which will be different from the record date for the Special General Meeting and the record date for the special dividends. Shareholders who have sold their shares prior to the Special General Meeting are not entitled to vote those shares.

Q:	Will a proxy solicitor be used?

A:	Yes. Tyco has retained MacKenzie Partners Inc. to assist in the distribution and solicitation of proxies for the Special General Meeting and will pay MacKenzie Partners Inc. a fee of $9,500 plus reimbursement of out-of-pocket expenses. In addition, Tyco’s directors, officers and employees may solicit proxies in person or by telephone, e-mail, facsimile transmission or other means of communication, but no additional compensation will be paid to them.

Q:	Who should I call with questions?

A:	Tyco shareholders should call the following persons with any questions about the spin-offs, the special dividends and the other matters to be voted on at the Special General Meeting or about the Merger, or to obtain additional copies of this proxy statement or additional proxy cards:

Tyco International Management Company

9 Roszel Road

Princeton, New Jersey 08540

Attn: Investor Relations

Tel: (609) 720-4333

Fax: (609) 720-4625

Tyco International Ltd.

Freier Platz 10

CH-8200 Schaffhausen, Switzerland

Attn: Investor Relations

Tel: +41 52 633 02 44

MacKenzie Partners Inc.

105 Madison Avenue, 17th Floor

New York, New York 10016

800-322-2885

Returning Your Proxy Card

Tyco shareholders should complete and return the proxy card as soon as possible to either Tyco or the independent proxy as described below.

Returning Your Proxy Card to Tyco

In order to assure that your proxy is received in time to be voted at the meeting, the proxy card must be completed in accordance with the instructions on it and received at one of the addresses set forth below by the times (being local times) and dates specified:

Switzerland:	United States:

By 5:00 p.m. on September 13, 2012 by hand or mail at:	By 5:00 p.m. September 13, 2012 by mail at:

Tyco International Ltd. Freier Platz 10 CH-8200 Schaffhausen, Switzerland	Tyco International Ltd. c/o Broadridge 51 Mercedes Way Edgewood, New York 11717

If your common shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds Tyco common shares on your behalf.

Returning Your Proxy Card to the Independent Proxy

Tyco shareholders wishing to instruct the independent proxy should complete the proxy card as soon as possible and check the appropriate box to appoint the independent proxy. In order to assure that your proxy is received in time to be voted at the meeting by the independent proxy, the proxy card must be completed in accordance with the instructions on it and received at the address set forth below by the time (being local time) and date specified:

By 11:00 a.m. on September 13, 2012, by hand or mail at:

Dr. Harald Maag, Bratschi Wiederkehr & Buob, Attorneys-at-Law,

Bahnhofstrasse 70, P.O. Box 1130,

CH-8021 Zürich, Switzerland

Fax +41 58 258 1099

Organizational Matters Required by Swiss Law

ADMISSION TO THE SPECIAL GENERAL MEETING

Shareholders who are registered in the share register on July 23, 2012 will receive the proxy statement and proxy cards from us. Beneficial owners of shares will receive an instruction from their broker, bank, nominee or custodian acting as shareholder of record to indicate how they wish their shares to be voted. Beneficial owners who wish to vote in person at the Special General Meeting are requested to obtain a proxy executed in their favor from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, you must bring to the Special General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. Shareholders of record registered in the share register are entitled to vote and may participate in the Special General Meeting. Each share carries one vote. The exercise of the voting right is subject to the voting restrictions set out in our Articles of Association, a summary of which is contained in the Q&A above titled “How many votes do I have?” For further information, refer also to the Q&A above entitled “Who is entitled to vote?,” “What is the difference between holding shares as a shareholder of record and as a beneficial owner?,” “How do I vote by proxy given to a company officer?,” “How do I appoint and vote via an independent proxy?” and “How do I attend the Special General Meeting?”

Shareholders who purchase our shares and, upon application, become registered as shareholders with respect to such shares after July 23, 2012 but on or before August 31, 2012 and who wish to vote those shares at the Special General Meeting, will need to obtain a proxy, executed in their favor, from the registered holder of those shares as of the record date to vote their shares in person at the Special General Meeting. Shareholders registered in our share register (as opposed to beneficial shareholders) who have sold their shares prior to the Special General Meeting are not entitled to vote those shares.

GRANTING OF PROXY

If you are a shareholder of record and do not wish to attend the Special General Meeting, you have the right to grant your voting proxy directly to the Tyco officers named in the proxy card. Alternatively, you can appoint Dr. Harald Maag, Bratschi Wiederkehr & Buob, Attorneys-at-Law, as independent proxy, in accordance with Article 689c of the Swiss Code of Obligations, with full rights of substitution, by checking the appropriate box on the enclosed proxy card, or grant a written proxy to any other person, which person does not need to be a shareholder. For further information, refer to the Q&A above entitled “How do I vote by proxy given to a Tyco officer?” and “How do I appoint and vote via an independent proxy?”

The proxies granted to the independent proxy must be received by the independent proxy no later than 11:00 a.m. Central European Summer Time on September 13, 2012.

Registered shareholders who have appointed a Tyco officer or the independent proxy as a proxy may not vote in person at the meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies. Revocations must be received by the independent proxy no later than 11:00 a.m. Central European Summer Time on September 13, 2012. Registered shareholders who have appointed a Tyco officer as their proxy may revoke their proxy at any time before the vote is taken at the Special General Meeting. However, a written revocation must be received by the Secretary in sufficient time to permit the necessary examination and tabulation of the subsequent revocation. Written revocations should be directed to the Secretary of Tyco at the same addresses listed above used for proxy submissions.

With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Tyco officer acting as proxy and the independent proxy will vote according to the recommendations of the Board of Directors.

Beneficial owners who have not obtained a proxy, executed in their favor, from their broker, custodian or other nominee, are not entitled to vote in person at, or participate in, the Special General Meeting.

For further information, refer to “What is the difference between holding shares as a shareholder of record and as a beneficial owner?”

PROXY HOLDERS OF DEPOSITED SHARES

Proxy holders of deposited shares in accordance with Article 689d of the Swiss Code are kindly asked to inform Tyco of the number of the shares they represent as soon as possible, but no later than September 14, 2012, at 8:00 a.m. Central European Summer Time at the registered shareholders check-in area.

SUMMARY OF THE SPIN-OFFS AND THE MERGER

This summary contains selected information from this proxy statement relating to the spin-offs and the Merger and may not contain all of the information that is important to you. To fully understand the spin-offs and the Merger, and to obtain a more complete description of the legal terms thereof, you should carefully read this entire document, including the annexes, and the documents to which we refer you. See “Where You Can Find More Information.”

The Spin-Offs

Tyco’s Board of Directors has determined that it is in the best interest of Tyco and its shareholders to pursue (i) the separation of its residential and small business security business in the United States and Canada into a separate, independent and publicly-traded company, which it intends to accomplish through the pro rata distribution to Tyco’s shareholders of 100% of the outstanding common stock of ADT, such distribution to be made in the form of a special dividend out of qualifying contributed surplus and (ii) the separation of its flow control business into a separate company, which it intends to accomplish through the pro rata distribution to Tyco’s shareholders of 100% of the outstanding common shares of Tyco Flow Control, such distribution to be made in the form of a special dividend out of qualifying contributed surplus, and immediately thereafter the combination of Tyco Flow Control and Pentair through the Merger.

Tyco shareholders will not be entitled to fractional shares of ADT common stock or Tyco Flow Control common shares in the Distributions. In lieu of fractional shares of ADT and Tyco Flow Control shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT, on the one hand, and Tyco Flow Control, on the other hand, in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of ADT or Tyco Flow Control in the special dividend. See “The Spin-Offs and the Merger—General Summary of the Spin-Offs and the Merger—Conditions to the Distributions.” Immediately following the ADT Distribution, ADT will be an independent, publicly-traded company owned by the holders of Tyco common shares as of the record date for the ADT Distribution and their transferees. Immediately following the Tyco Flow Control Distribution and the Merger, Tyco Flow Control will be a separate, publicly-traded company holding Tyco’s flow control business and the business of Pentair with holders of Tyco common shares as of the record date for the Tyco Flow Control Distribution and their transferees holding approximately 52.5% of the common shares of Tyco Flow Control and former shareholders of Pentair holding approximately 47.5%, in each case on a fully diluted basis (excluding treasury shares). Tyco will not own any capital stock of ADT or Tyco Flow Control following completion of the Distributions. We anticipate that ADT’s common stock will, following completion of the ADT Distribution, trade on the NYSE under the symbol “ADT.” We anticipate that Tyco Flow Control will change its corporate name to “Pentair Ltd.” shortly before the consummation of the Tyco Flow Control Distribution, and that following completion of the Tyco Flow Control Distribution and the Merger, its common shares will trade on the NYSE under the symbol “PNR,” which is Pentair’s current trading symbol.

In addition, in connection with each of the special dividends, it is proposed that (i) the two new director nominees, Frank Drendel and George Oliver, be elected effective as of completion of the Distributions to the Tyco Board of Directors, contingent on the consummation of the Distributions and (ii) Tyco pay ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013, contingent on the record date for the Distributions being set for a date that precedes the record date for such cash dividend. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

We have entered into the Tyco Flow Control Separation and Distribution Agreement and, before the ADT Distribution, we will enter into the ADT Separation and Distribution Agreement. We will also enter into other agreements with ADT and Tyco Flow Control to effect the spin-offs and provide a framework for our relationship with ADT and Tyco Flow Control after the Distributions. These agreements will govern the relationships among ADT, Tyco Flow Control and Tyco up to and subsequent to the completion of the spin-offs and provide for the allocation among ADT, Tyco Flow Control and us of various assets, liabilities and obligations attributable to periods prior to the Distributions. See “The Separation and Distribution Agreements and the Ancillary Agreements,” and the annexes for further information regarding the Distributions and the agreements that Tyco, ADT and Tyco Flow Control have entered into or will enter into in connection with the spin-offs.

The Companies

Tyco International Ltd.

Tyco is a diversified, global company that provides products and services to customers in various countries throughout the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls and other industrial products. Tyco had revenue of approximately $17.4 billion in fiscal year 2011 and currently employs more than 100,000 people worldwide. Following the spin-offs, Tyco will continue to operate the commercial fire and security businesses and the residential and small business security business of Tyco outside the United States and Canada. These businesses generated $10.6 billion in revenue and $973 million in operating income in fiscal year 2011. Tyco’s registered and principal office is located at Freier Platz 10, CH-8200 Schaffhausen, Switzerland and its telephone number is +41 52 633 02 44. Its management office in the United States is located at 9 Roszel Road, Princeton, New Jersey 08540.

Additional information about Tyco and its subsidiaries can be found in the section entitled “Business of Tyco” and is also included in documents incorporated by reference into this proxy statement. For further information, please see the section titled “Where You Can Find More Information.”

ADT

ADT is a Delaware corporation and a wholly owned subsidiary of Tyco formed to hold the residential and small business security business in the United States and Canada currently operated by Tyco. ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services. ADT currently serves more than six million customers, making it the largest company of its kind in both the United States and Canada. With a 138-year history, the ADT® brand is one of the most trusted and well-known brands in the security industry today. ADT’s broad and pioneering set of products and services, including its ADT Pulse interactive home and business solutions, and its home health services, meet a range of customer needs for modern lifestyles. ADT’s partner network is the broadest in the industry, and includes dealers, affinity organizations like USAA and AARP and technology providers. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of more than 16,000 employees and approximately 200 field offices. ADT’s principal executive offices are located at 1501 Yamato Road, Boca Raton, Florida, 33431 and its telephone number is (561) 988-3600. ADT generated $3.1 billion in revenue and $693 million in operating income in fiscal year 2011.

For additional information regarding ADT, including the currently-proposed directors and executive officers of ADT following the ADT Distribution, see the Preliminary Information Statement included as Annex A.

Tyco Flow Control and Pentair

Tyco Flow Control is a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and a wholly owned subsidiary of Tyco formed to hold the flow control business currently operated by Tyco. Tyco Flow Control is a global leader in the industrial flow control market, specializing in the design, manufacture and servicing of highly engineered valves, actuation & controls, electric heat management solutions and water transmission and distribution products. Its broad portfolio of products and services, sold under well-known brands such as Keystone, Vanessa, Anderson Greenwood, Crosby, Sempell, Biffi, Raychem, Tracer, and SINTAKOTE, serve flow control needs across the general process, oil & gas, water, power generation, mining and other industries. Tyco Flow Control provides its customers with highly engineered, customized solutions designed to meet their unique specifications and needs. End users of its products generally consist of private industrial enterprises and municipalities and other governmental entities involved in infrastructure projects. Tyco Flow Control’s customers’ needs center around protecting the safety of their people and assets, increasing the efficiency and productivity of their operations, and reducing their impact on the environment. Tyco Flow Control’s principal executive offices are located at Freier Platz 10, CH-8200, Schaffhausen, Switzerland and its telephone number is +41-52-633-02-44. Tyco Flow Control generated $3.6 billion in revenue and $306 million in operating income in fiscal year 2011. Prior to the Tyco Flow Control Distribution, we will change Tyco Flow Control’s corporate name to “Pentair Ltd.”

In the Merger, Panthro Merger Sub, a wholly owned, indirect subsidiary of Tyco Flow Control, will merge with and into Pentair, with Pentair surviving the Merger as a wholly owned, indirect subsidiary of Tyco Flow Control. The executive officers and directors of Pentair will become the executive officers and directors of Tyco Flow Control, except that Tyco may prior to the mailing of this proxy statement appoint up to two directors to serve on Tyco Flow Control’s Board of Directors reasonably acceptable to Pentair. Tyco has selected only one designee to the Tyco Flow Control Board of Directors.

Pentair is a focused diversified industrial manufacturing company comprised of two operating segments: Water & Fluid Solutions and Technical Products. Water & Fluid Solutions is a global leader in providing innovative products and systems used worldwide in the movement, storage, treatment and enjoyment of water. Technical Products is a leader in the global enclosures and thermal management markets, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components and protect the people that use them. Pentair’s net sales and operating income for the year ended December 30, 2011 were $3.5 billion and $168 million, respectively.

For additional information regarding Tyco Flow Control, including the directors and executive officers of Pentair who will become directors and executive officers of Tyco Flow Control following the Tyco Flow Control Distribution and Tyco’s proposed appointee to the Tyco Flow Control Board of Directors, see the Tyco Flow Control Prospectus included as Annex B.

Risk Factors

There are risks associated with the spin-offs and the Merger, which are described in the section titled “Risk Factors” beginning on page 74. You should carefully read and consider these risks, which include, without limitation, the following:

•	we may be unable to realize the benefits of the spin-offs and the Merger;

•

following the Distributions, the value of your Tyco common shares, ADT common stock and Tyco Flow Control common shares may collectively trade at an aggregate price less than that at which Tyco shares might trade had the Distributions not occurred; and

•

following the Distributions and the Merger, Tyco shareholders who receive shares of ADT common stock and Tyco Flow Control common shares from the special dividends will, in addition to holding Tyco shares, hold shares of ADT common stock and shares of Tyco Flow Control, and Tyco Flow Control will include the business currently conducted by Pentair. Each of the ADT common stock and Tyco Flow Control common shares will have different terms than Tyco common shares, and ADT, as a Delaware corporation, will be governed by different laws than Tyco, a Swiss company limited by shares.

There are also certain risks related to holding ADT common stock and Tyco Flow Control common shares following the Distributions and the Merger and risks related to the businesses of ADT, Tyco Flow Control and Pentair. For further information regarding these risks, you should read carefully the section entitled “Risk Factors” in the ADT Preliminary Information Statement included as Annex A and the section entitled “Risk Factors” in the Tyco Flow Control Prospectus included as Annex B.

The Special General Meeting

When and Where. The Special General Meeting of Tyco shareholders is scheduled to be held on September 14, 2012 at 9:00 a.m., Central European Summer Time, at Tyco’s offices at Freier Platz 10, CH-8200, Schaffhausen, Switzerland.

Purpose of the Special General Meeting. The purpose of the Special General Meeting is to consider and vote on the proposals described below.

1.	A proposal to approve, subject to prior satisfaction of the conditions described in this proxy statement, the pro rata distribution to Tyco shareholders of 100% of the outstanding shares of ADT common stock, to be made in the form of a special dividend out of qualifying contributed surplus, as further described in this proxy statement.

2.	A proposal to approve, subject to prior satisfaction of the conditions described in this proxy statement, the pro rata distribution to Tyco shareholders of 100% of the outstanding common shares of Tyco Flow Control, to be made in the form of a special dividend out of qualifying contributed surplus, as further described in this proxy statement.

3.	A proposal to elect as directors effective as of the date of the Distributions the two nominees to the Board of Directors named in this proxy statement, for terms expiring at Tyco’s next annual general shareholders’ meeting.

4.	A proposal to approve payment of ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013, subject to prior shareholder approval of the Distributions and the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

5.	A proposal to approve the Stock and Incentive Plan on the terms described herein. The Stock and Incentive Plan was approved by our Compensation and Human Resources Committee and our Board of Directors on July 12, 2012, subject to the approval of shareholders.

In lieu of fractional shares of ADT or Tyco Flow Control shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT, on the one hand, and Tyco Flow Control, on the other hand, in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of ADT and/or Tyco Flow Control, as applicable, in the special dividends.

The special dividends are not conditioned upon each other, such that if our shareholders approve one special dividend but not the other, we will complete the special dividend that our shareholders have approved (subject to the prior satisfaction of certain conditions described in this proxy statement). Tyco, as the sole shareholder of Tyco Flow Control, has already approved the Merger. Tyco is not required to obtain, and it is not seeking, the approval of Tyco shareholders for the Merger. However, the Merger will not take place unless Tyco shareholders approve the Tyco Flow Control Distribution.

Record Date; Shares Entitled to Vote. Tyco has fixed the close of business on July 23, 2012 as the record date for the determination of holders of Tyco common shares entitled to notice of the Special General Meeting. Shareholders registered in Tyco’s share register with voting rights at the close of business on July 23, 2012 are entitled to vote at the Special General Meeting, except as provided below. A shareholder who purchases shares from a registered holder after July 23, 2012, but before August 31, 2012, and who (1) is registered as a shareholder with respect to such shares in Tyco’s share register prior to August 31, 2012 and (2) obtains a proxy from the registered voting rights record holder of those shares as of the record date will be entitled to vote such purchased shares in lieu of the holder as of the record date. At the close of business on the record date for the Special General Meeting, there were 459,815,712 common shares outstanding and entitled to vote at the Special General Meeting. Every holder of a common share on the record date will be entitled to one vote per share on each matter presented at the Special General Meeting. However, if you own “Controlled Shares” representing voting power of 15% or more of the outstanding voting power, your ability to vote shares exceeding 15% of the voting power is limited. “Controlled Shares” is defined in Article 8 of our Articles of Association and generally refers to shares held directly, indirectly, formally, constructively or beneficially by any individual or entity, or any individuals or entities acting together as a group, subject to certain limitations.

Required Votes. The affirmative vote of a relative majority of the votes cast (in person or by proxy) at the Special General Meeting is required to approve proposals 1, 2, 4 and 5. The affirmative vote of an absolute majority of the votes cast (in person or by proxy) at the Special General Meeting is required for the election of the nominee pursuant to proposal 3. The election of the two new members to the Tyco Board of Directors shall be contingent on Tyco shareholders approving each of the special dividend proposals and on the consummation of the Distributions, and the ordinary cash dividends proposal shall be contingent on Tyco shareholders approving each of the special dividend proposals and on the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends. The ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting of March 7, 2012. The implementation of the Stock and Incentive Plan, if approved, is not conditioned on the approval of any other proposal.

Tyco’s Reasons for the ADT Distribution

Tyco’s Board of Directors has determined that pursuing a distribution of its residential and small business security business in the United States and Canada is in the best interests of Tyco and its shareholders because it will provide the following key benefits:

•

Greater Strategic Focus of Financial Resources and Management’s Efforts. The residential and small business security business in the United States and Canada has historically exhibited different financial and operating characteristics from Tyco’s other businesses and employs different capital expenditure and acquisition strategies.

•

Direct and Differentiated Access to Capital Resources. Our Board of Directors and senior management believe that direct and differentiated access to capital resources will allow ADT to better optimize the amounts and terms of the capital needed for its business, aligning financial and operational characteristics with investor and market expectations.

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Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities. We believe that after the spin-off, investors will be better positioned to evaluate the financial performance and strategy of ADT within the context of its markets and that this will enhance the likelihood that ADT will achieve an appropriate market valuation.

•

Improved Ability to Use Stock as an Acquisition Currency. The spin-off will enable ADT to use its stock as currency to pursue certain financial and strategic objectives, including acquisitions. We expect that ADT will be able to more easily facilitate future strategic transactions with similar businesses through the use of their stand-alone stock as consideration.

•

Improved Management Incentive Tools. ADT expects to use its equity to compensate current and future employees. By granting stock linked to its business, ADT will be able to offer its managers equity compensation that is linked more directly to their work product than Tyco’s current equity compensation.

In view of the wide variety of factors considered in connection with the evaluation of the spin-off and the complexity of these matters, Tyco’s Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

Reasons for the Tyco Flow Control Transactions

Tyco’s Board of Directors has determined that pursuing a distribution of its flow control business and combining its flow control business with Pentair pursuant to the Merger is in the best interests of Tyco and its shareholders because it will provide the following key benefits:

•

Greater Strategic Focus of Financial Resources. The flow control business represents has historically exhibited different financial and operating characteristics than Tyco’s other businesses. Pentair’s business and operations reflect many of the same characteristics as the flow control business, including significant manufacturing operations and overseas presence.

•

Direct and Differentiated Access to Capital Resources; Enhanced Investor Choices. Our Board of Directors and management believe that direct and differentiated access to capital resources would allow the flow control business to better optimize the amounts and terms of the capital needed for its business, aligning financial and operational characteristics with investor and market expectations. Tyco also believes that, as the majority of Pentair’s product and service offerings are complementary to those of Tyco Flow Control, the combined business will similarly benefit from direct access to capital resources, but with the added benefit of increased scale. In addition, in approving the spin-off and the Merger, Tyco concluded that it believed that the flow control business’ investment characteristics as a stand-alone, independent public company could appeal to types of investors who differ from Tyco’s current investors.

•

Increased Size and Broader Offering. Our Board of Directors and management concluded that one of the benefits of the spin-off and the Merger would be to enable the flow control business to use its stock as currency to pursue certain financial and strategic objectives, including acquisitions, and that it would be able to more easily facilitate potential future transactions with similar businesses through the use of Tyco Flow Control’s stand-alone stock as consideration.

•

Complementary Business; Synergy Opportunities. In approving the Merger Agreement and the Merger, our Board of Directors considered a number of factors relating to or arising from the complementary nature of the flow control and Pentair businesses, including the potential cost savings resulting from the Merger and the broader product and service offering offered by a combined flow control-Pentair business.

•

Existing Public Company Infrastructure. In assessing the relative benefits to pursuing the Merger in addition to the spin-off, our Board of Directors also considered that Tyco shareholders, as shareholders in a combined flow control-Pentair business, would benefit from Pentair’s existing public company infrastructure.

•

Appropriate Value for the Business. Our Board of Directors considered the fact that it believed that after the spin-off, investors would have been better positioned to evaluate the financial performance and strategy of the flow control business within the context of Tyco Flow Control’s markets and that this would have enhanced the likelihood that the flow control business achieve an appropriate market valuation. In approving the Merger, our Board of Directors, acting with the assistance of Tyco management and its outside advisors, further considered that it believes that the Tyco Flow Control Transactions as a whole would be more favorable to Tyco shareholders from a financial point of view due to the anticipated value to be generated through the realization of potential synergies resulting from the Merger and the relative ownership of Tyco shareholders in the combined business immediately following the Merger.

In view of the wide variety of factors considered in connection with the evaluation of the spin-off, the evaluation of the Merger, and the complexity of these matters, our Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to complete the Tyco Flow Control Distribution.

Opinion of Goldman Sachs

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to Tyco’s Board of Directors that, as of March 27, 2012 and based upon and subject to the factors and assumptions set forth therein, the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement was fair from a financial point of view to Tyco Flow Control.

The full text of the written opinion of Goldman Sachs, dated March 27, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G. Goldman Sachs provided its opinion for the information and assistance of Tyco’s Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Tyco common shares should vote with respect to any matter. Pursuant to an engagement letter between Tyco International Management Company, LLC, an affiliate of Tyco, and Goldman Sachs, Tyco International Management Company, LLC has agreed to pay Goldman Sachs a transaction fee of $18 million, all of which is payable upon consummation of the Merger.

Opinion of Duff & Phelps

The Board of Directors will receive an opinion from Duff & Phelps to the effect that each of Tyco, ADT and Tyco Flow Control will be solvent and adequately capitalized immediately after the Distributions. The form of opinion of Duff & Phelps is included as Annex C to this proxy statement. The opinion will set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Duff & Phelps in connection with the opinion.

Conditions to the Distributions

The ADT Distribution requires that our shareholders shall have approved the special dividend of ADT common stock to Tyco shareholders at the Special General Meeting, and the resolution proposed at the Special General Meeting will require that the following conditions are met or waived prior to the ADT Distribution:

•

the SEC, shall have declared effective the ADT Form 10, including the Preliminary Information Statement contained therein, under the Exchange Act, and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•	based on the closing price of the ADT shares trading on the last “when-issued” trading day prior to the ADT Distribution, the aggregate market capitalization of ADT shall not exceed CHF 17.5 billion.

In the event that Tyco shareholders approve the ADT Distribution and the conditions described above are met or otherwise satisfied prior to March 31, 2013, Tyco will be obligated to effect the ADT Distribution. Conversely, if the conditions have not been satisfied prior to March 31, 2013, the ADT Distribution will not take place.

Consummation of the Tyco Flow Control spin-off will be subject to the following conditions being met or waived prior to the Tyco Flow Control Distribution:

•

the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

•

each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement see “The Merger Agreement—Conditions to the Completion of the Merger.”

In the event that Tyco shareholders approve the Tyco Flow Control Distribution and the conditions described above are met or otherwise satisfied prior to March 31, 2013, Tyco will be obligated to effect the Tyco Flow Control Distribution. Conversely, if the conditions have not been satisfied prior to March 31, 2013, the Tyco Flow Control Distribution will not take place on the same terms as described herein.

If the Merger were to be discontinued for any reason and the Merger Agreement terminated, Tyco, Tyco Flow Control and ADT intend to modify or otherwise amend and restate the current Tyco Flow Control Separation and Distribution Agreement to remove those provisions applicable to the Merger and/or Pentair and proceed with the Tyco Flow Control Distribution as originally announced on September 19, 2011.

We expect that prior to receipt of shareholder approval at the Special General Meeting we will have received:

•	the opinion of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes;

•	the opinion of Duff & Phelps relating to the solvency of each of Tyco, ADT and Tyco Flow Control following completion of the Distributions; and

•

an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the proposed distribution of the common stock of ADT and common shares of Tyco Flow Control and the proposed ordinary dividend comply with Swiss law are Tyco’s Articles of Association.

The election of two new members to the Tyco Board of Directors shall be contingent on Tyco shareholders approving the Distributions and shall be effective upon the consummation of the Distributions. The payment of the ordinary cash dividends shall also be contingent on Tyco shareholders approving the Distributions and on the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividend. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

Separation and Distribution Agreements

We have entered into the Tyco Flow Control Separation and Distribution Agreement and we intend to enter into the ADT Separation and Distribution Agreement prior to the ADT Distribution. These agreements, together with the other agreements we intend to enter into with ADT and/or Tyco Flow Control in connection with the Distributions are described under “The Separation and Distribution Agreements and the Ancillary Agreements” in this proxy statement. The form of the ADT Separation and Distribution Agreement is included as Annex D to this proxy statement. We urge you to read the Separation and Distribution Agreements in their entirety because they will be the primary legal documents governing the relationships among Tyco, ADT and Tyco Flow Control following completion of the spin-offs.

Expected Timing of the Distributions

Assuming the Special General Meeting is not adjourned or postponed and that Tyco shareholders approve the proposals required to complete the Distributions, we would expect to complete the Distributions on September 28, 2012, subject to the satisfaction of certain conditions described in this proxy statement. We expect that it will take the distribution agent for the special dividends, acting on behalf of Tyco, up to three business days after the distribution date to fully distribute the shares of ADT common stock and Tyco Flow Control common shares to Tyco shareholders.

Adjustment of Tyco Equity Awards

Under the terms of the stock and incentive plans under which Tyco’s outstanding Equity Awards were issued, the Tyco Compensation Committee has the authority to make equitable adjustments to outstanding Tyco Equity Awards in the event of certain transactions, including the distribution of ADT’s common stock and Tyco Flow Control’s common shares. Accordingly, the Tyco Compensation Committee has made various adjustments to outstanding Equity Awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Equity Awards. The adjustments to Equity Awards vary depending on several factors, including the type of award, the nature of the employee’s post-spin-off employment and whether the Equity Award was granted prior to October 12, 2011 (the date of the annual grant for fiscal year 2012). The Tyco Compensation Committee has also modified the terms of outstanding Equity Awards to make certain provisions for employees who are terminated in connection with the spin-offs. See “The Spin-Offs and the Merger—Adjustment to Tyco Equity Awards as a Result of the Distributions” for details regarding these adjustments.

Interests of Tyco’s Directors and Executive Officers in the Distributions

In considering the recommendation of the Tyco Board of Directors with respect to the Distributions, Tyco stockholders should be aware that Tyco’s directors and executive officers have interests in the Distributions that may be different from, or in addition to, Tyco’s stockholders generally. The Tyco Board of Directors was aware of these interests, and considered these interests, among other matters, in recommending to the stockholders that the Distributions be approved.

These interests and arrangements include:

•	appointments to the Boards of Directors of, or executive officer positions with, Tyco, ADT and Tyco Flow Control in connection with the Distributions;

•	adjustments to outstanding equity awards, including conversion of certain Equity Awards into Equity Awards of ADT and/or Tyco Flow Control; and

•	severance arrangements with respect to executive officers whose employment will be terminated in connection with the Distributions.

Material U.S. Federal Income Tax Consequences

Tyco shareholders are not expected to recognize any gain or loss, or include any amount in income, for U.S. federal income tax purposes as a result of the Distributions or the Merger except to the extent of cash received in lieu of fractional shares in the Distributions. See “The Spin-Offs and the Merger—Material U.S. Federal Income Tax Consequences” for a more detailed description of the U.S. federal income tax consequences of the Distributions.

Material Swiss Tax Consequences

Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus accumulated on or after January 1, 1997 are exempt from Swiss withholding tax, if certain conditions are met (Kapitaleinlageprinzip). Tyco has obtained a ruling from the Swiss Federal Tax Administration confirming that the Distributions qualify as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distributions.

Shareholders who are not resident in Switzerland for tax purposes, and who, during the applicable year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, will not be subject to any Swiss federal, cantonal or communal income tax on the Distributions, including any cash received in lieu of fractional shares of ADT common stock and fractional Tyco Flow Control common shares.

Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distributions, as private assets will not be subject to any Swiss federal, cantonal or communal income tax on the Distributions, including any cash received in lieu of fractional shares of ADT common stock and fractional Tyco Flow Control common shares. Capital gains resulting from the sale or other disposition of shares of ADT common stock and Tyco Flow Control common shares are not subject to Swiss federal, cantonal and communal income tax and, conversely, capital losses are not tax-deductible for Swiss Private Shareholders. Special rules may apply to (i) Swiss resident individuals who hold Tyco shares and, consequently, the entitlement to the Distribution, as private assets and transfer, individually or together with other shareholders, 5% or more of the outstanding common shares into a personal (partially) owned corporation or (ii) a shareholder who sells, individually or together with other shareholders, more than 20% of the outstanding common shares out of his private assets to a buyer who owns the shares as business assets.

Corporate and individual shareholders who are residents in Switzerland for tax purposes or who hold their Tyco shares and, consequently, the entitlement to the Distributions, as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes), will be subject to Swiss federal, cantonal and communal income tax on the Distributions, including any cash received in lieu of fractional shares of ADT common stock and fractional Tyco Flow Control common shares, to the extent that the participation income cannot be reduced by a respective depreciation on the investment in Tyco and/or where the participation exemption (Beteiligungsabzug) is not applicable.

Each shareholder is urged to consult his, her or its tax advisor as to the specific U.S., state, local or foreign income tax consequences of the Distributions and the Merger to that shareholder.

Impact of the proposals on Tyco’s ability to make dividends or other distributions in the future

Under Swiss law, a Swiss corporation may pay dividends only if the corporation has sufficient distributable profits from previous fiscal years, or if the corporation has distributable reserves, each as evidenced by its audited statutory balance sheet. Freely distributable reserves are generally booked either as “free reserves” or as “contributed surplus” (contributions received from shareholders) in the “reserve from capital contributions.” Payments may be made out of registered share capital—the aggregate par value of a company’s registered shares—only by way of a capital reduction.

Tyco’s freely distributable reserves based on its Swiss statutory account for fiscal year 2011 are CHF 7.94 billion, representing CHF 8.17 billion of freely distributable reserves as of September 30, 2011 reduced by approximately CHF 0.23 billion of dividends declared by our shareholders’ annual meeting on March 7, 2012. That amount—the amount available for future distributions—will be reduced by any additional distributions approved by our shareholders, including, (i) the ordinary cash dividends out of qualifying contributed surplus in the aggregate amount of $0.30 per share proposed in this proxy statement and (ii) the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements). As a result of these distributions, we expect Tyco to have freely distributable reserves of CHF 2–3 billion immediately following the Distributions.

Tyco’s qualifying contributed surplus based on its Swiss statutory account for fiscal year 2011 is CHF 35 billion. That amount will be reduced by (i) the ordinary cash dividends and (ii) the greater of (x) the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements) and (y) the aggregate trading value of all distributed ADT and Tyco Flow Control shares (calculated as the product of multiplying the number of ADT and Tyco Flow Control shares, respectively, distributed in the special dividends in kind by the opening trading price of ADT common stock and Tyco Flow Control common shares, respectively, on the first trading day after distribution of the special dividend). The accumulated deficit in Tyco’s statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. As a result, Tyco’s total shareholders’ equity in its Swiss statutory accounts will be reduced by the aggregate book value of ADT and Tyco Flow Control.

See “The Special General Meeting” for a table showing the impact of the Distributions and the ordinary cash dividends.

Regulatory Approvals

Apart from the filing of this proxy statement with the SEC and distribution of the proxy statement to Tyco shareholders in connection with the Special General Meeting, ADT is required to file with the SEC the ADT Form 10 together with certain exhibits thereto, including the final version of the Information Statement for ADT, in order to register its common shares under the Exchange Act. Tyco Flow Control is required to file with the SEC a Registration Statement on Form S-1 under the Securities Act, together with certain exhibits thereto and the final version of the Prospectus for Tyco Flow Control, in order to register the Tyco Flow Control Distribution under the Securities Act. Tyco Flow Control is not required to file with the SEC a Registration Statement on Form 10 in order to register its common shares under the Exchange Act because Tyco Flow Control will become the successor registrant to Pentair upon consummation of the Merger. Tyco Flow Control is also required to file the Form S-4, which will include a prospectus with respect to the offering of Tyco Flow Control common shares to Pentair shareholders as consideration for the Merger as well as a proxy statement with respect to the vote of Pentair shareholders with respect to the Merger. The final version of the ADT Information Statement and the Tyco Flow Control Prospectus will be delivered to Tyco shareholders holding Tyco common shares on the record date for the special dividends. Copies of the ADT Preliminary Information Statement and the Tyco Flow Control Prospectus are included in this proxy statement as Annex A and Annex B, respectively.

In addition, in connection with the ADT Distribution, ADT will apply to have its shares listed on the NYSE under the trading symbol “ADT,” and in connection with the Tyco Flow Control Transactions, Tyco Flow Control will apply to have its shares listed on the NYSE under the trading symbol “PNR,” which is Pentair’s current trading symbol. The declaration by the SEC of the effectiveness of the ADT Form 10 (and the absence of a stop order suspending the effectiveness of the ADT Form 10) and acceptance of ADT shares for listing on the

NYSE, subject to official notice of issuance, are each conditions to the completion of the ADT Distribution. The declaration by the SEC of the effectiveness of each of the Form S-1 and the Form S-4 (and the absence of a stop order suspending their effectiveness) and the acceptance of Tyco Flow Control shares for listing on the NYSE, subject to official notice of issuance, are each conditions to completion of the Tyco Flow Control Distribution.

The Merger is subject to regulatory approvals. Under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the statutory waiting period requirements have been satisfied. Pentair and Tyco Flow Control filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division on April 17, 2012, and early termination of the HSR Act waiting period was granted on April 25, 2012.

In addition, Pentair and Tyco Flow Control are required to provide notifications to the European Union, Chinese and Turkish competition authorities. Subsequent to a notification filed on June 15, 2012, Pentair and Tyco Flow Control received on July 11, 2012 a decision from the European Commission under Council Regulation (EC) No. 139/2004 January 20, 2004 on the control of concentrations between undertakings declaring that the Merger is compatible with the internal market and with the Agreement of the European Economic Area. Pentair and Tyco Flow Control are also seeking clearance under the Chinese Anti-Monopoly Law with a notification submitted to the Anti-Monopoly Bureau of China’s Ministry of Commerce on May 4, 2012. The Anti-Monopoly Bureau of China’s Ministry of Commerce initiated the formal review period for the notification on July 3, 2012. Further, subsequent to a notification submitted to the Competition Board of the Turkish Competition Authority on June 27, 2012, Pentair and Tyco Flow Control received on July 19, 2012 a decision granting clearance under the Turkish Law on Protection of Competition No. 4054 and the Turkish Competition Authority Communiqué No. 2010/4 on Mergers and Acquisitions Requiring the Approval of the Competition Board. Pentair and Tyco Flow Control, as appropriate, also may provide notice and seek regulatory clearance in other jurisdictions to be determined.

Tyco and Pentair have agreed to use their reasonable best efforts, subject to specified limitations, to obtain as promptly as practicable all consents, registrations, approvals, waivers, permits, authorizations, clearances, and other actions of or by any governmental authority that are necessary or advisable under or in respect of any other antitrust law in order to consummate the Merger and the Tyco Flow Control Transactions. Under the Merger Agreement, the use of such reasonable best efforts does not require Tyco or Pentair to agree to or accept any term or condition to any regulatory approval if the terms and conditions of or to the regulatory approvals would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Tyco Flow Control and its subsidiaries, taken as a whole and including for such purposes Pentair and its subsidiaries.

It is possible that any of the above governmental entities with which filings are made may seek, as a condition for granting approval of the Merger, various regulatory concessions. There can be no assurance that:

•	Tyco Flow Control, Tyco or Pentair will be able to satisfy or comply with such conditions;

•	compliance or non-compliance will not have adverse consequences on Tyco Flow Control after completion of the Merger; or

•

the required regulatory approvals will be obtained within the time frame contemplated by Tyco, Tyco Flow Control and Pentair or on terms that will be satisfactory to Tyco, Tyco Flow Control and Pentair.

At any time before or after the completion of the Merger, the Antitrust Division, the Federal Trade Commission or others (including states and private parties) could take action under antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger. Such conditions could possibly include, among others, the divestiture of assets of Tyco, Tyco Flow Control or Pentair. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

You are urged to read carefully and in its entirety the ADT Preliminary Information Statement and the Tyco Flow Control Prospectus as they contain additional important information relating to the spin-offs and the Merger, ADT, Tyco Flow Control and Pentair. We expect that one or more amendments to those documents may be filed with the SEC between the date of this proxy statement and the date of the Special General Meeting, and we expect that each of those documents will be amended between the date of this proxy statement and the date that it is mailed to Tyco holders as of the record date for the special dividends. Tyco shareholders holding Tyco common shares as of the record date for the special dividends (assuming shareholder approval is received at the Special General Meeting) are encouraged to read the final information statements to be mailed to Tyco shareholders as of such date.

In addition to the foregoing U.S. federal securities law requirements, each of ADT and Tyco Flow Control may be required to undertake certain registrations required under U.S. state securities or blue sky laws in connection with the Distributions.

Apart from the matters described above, Tyco is not aware of any other material regulatory requirements or approvals that must be complied with or obtained in connection with the Distributions or the Merger.

Appraisal Rights

Holders of Tyco common shares are not entitled to appraisal rights in connection with the spin-offs or the Merger.

Accounting Treatment of the Distributions and the Merger

The Distributions

Upon completion of the Distributions, Tyco’s residential and small business security business in the United States and Canada and flow control business are each expected to be treated as discontinued operations for Tyco’s financial reporting purposes.

In addition, the Distributions will lead to reductions to Tyco’s freely distributable reserves and contributed surplus, as described under above under “—Impact of the proposals on Tyco’s ability to make dividends or other distributions in the future” and as reflected in tabular form under “The Special General Meeting.”

The Merger

Accounting Standards Certification (“ASC”) Topic 805, Business Combinations, requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Tyco Flow Control in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests in Tyco Flow Control after the Tyco Flow Control Transactions. In this case, Tyco shareholders are expected to receive approximately 52.5% of the equity ownership and associated voting rights in Tyco Flow Control after the Tyco Flow Control Transactions.

•

The composition of the governing body of Tyco Flow Control after the Tyco Flow Control Transactions. In this case, the composition of the Board of Directors of Tyco Flow Control after the Tyco Flow Control Transactions will be comprised of the ten current members of the Board of Directors of Pentair plus up to two members designated by Tyco prior to the mailing of the proxy statement and reasonably acceptable to Pentair. Tyco has selected only one designee to the Tyco Flow Control Board of Directors. As more fully described in “The Spin-Offs and the Merger—Comparison of Rights of Current Tyco Shareholders, ADT Shareholders and Tyco Flow Control Shareholders following the Distributions and the Merger,” Tyco Flow Control’s board of directors will be divided into three classes substantially equivalent in size, with each class serving a three-year term. One class will be elected at each annual general meeting of shareholders. As a result, any significant shift in the composition of the board of directors proposed by Tyco Flow Control would take at least two years.

•

The composition of senior management of Tyco Flow Control after the Tyco Flow Control Transactions. In this case, Tyco Flow Control’s executive officers following the Merger will be the executive officers of Pentair.

Pentair and Tyco Flow Control have determined that Pentair will be the accounting acquiror in this combination based on the pertinent facts and circumstances, including those outlined above. Tyco Flow Control will apply purchase accounting to the assets and liabilities of Tyco’s flow control business upon consummation of the Tyco Flow Control Transactions. Upon completion of the Tyco Flow Control Transactions, the historical financial statements of Tyco Flow Control will be those of Pentair.

Description of ADT Common Stock and Tyco Flow Control Common Shares; Rights of ADT Shareholders and Tyco Flow Control Shareholders

The rights of Tyco shareholders are currently governed by Tyco’s Articles of Association and Swiss law. In the event that Tyco shareholders approve the special dividend proposals set forth in this proxy statement and the Distributions are completed, those Tyco shareholders who receive ADT common stock and/or Tyco Flow Control common shares in the special dividends will also become shareholders of ADT and/or Tyco Flow Control upon completion of the Distributions. The rights afforded to shareholders of ADT common stock will be governed by ADT’s certificate of incorporation, ADT’s bylaws, and Delaware law. The rights afforded to shareholders of Tyco Flow Control common shares will be governed by Tyco Flow Control’s Articles of Association and Swiss law. As a result, you will have different rights with respect to your Tyco shares relative to your ADT shares due to the differences in the governing documents and laws of Tyco and ADT. The Articles of Association of Tyco Flow Control are expected to contain some provisions that are similar to, and some provisions that are different than, those of Tyco. The key differences are described in the section titled “The Spin-Offs and the Merger—Comparison of Rights of Current Tyco Shareholders, ADT Shareholders and Tyco Flow Control Shareholders following the Distributions and the Merger” in this proxy statement.

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR THE

RESIDENTIAL AND SMALL BUSINESS SECURITY BUSINESS

The following table sets forth selected historical combined financial data for our residential and small business security business in the United States and Canada. The historical selected combined financial data presented below have been prepared to include all of Tyco’s residential and small business security business in the United States and Canada and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the six months ended March 30, 2012 and March 25, 2011 and the combined balance sheet data as of March 30, 2012 have been derived from the unaudited combined financial statements of Tyco’s residential and small business security business in the United States and Canada included in the Preliminary Information Statement included as Annex A. The combined statement of operations data set forth below for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from the audited combined financial statements of the residential and small business security business in the United States and Canada included in the Preliminary Information Statement included as Annex A. The combined statement of operations data for the fiscal years ended September 26, 2008 and September 28, 2007 and the combined balance sheet data as of March 25, 2011, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from unaudited combined financial statements that are not included in this proxy statement or in the Preliminary Information Statement included as Annex A. The unaudited combined financial statements have been prepared according to GAAP on the same basis as the audited combined financial statements and, in the opinion of ADT’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. ADT has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial data presented below should be read in conjunction with ADT’s combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the ADT Preliminary Information Statement included as Annex A. The combined financial information may not be indicative of ADT’s future performance and does not necessarily reflect what ADT’s financial position and results of operations would have been had it operated as an independent, publicly-traded company during the periods presented, including changes that will occur in its operations and capitalization as a result of the spin-off.

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012(1)	March 25, 2011(1)	September 30, 2011(1)	September 24, 2010(1)	September 25, 2009(1)	September 26, 2008(1)	September 28, 2007(1)
	($ in millions)
Combined Statement of Operations Data:
Revenue	$1,602	$1,533	$3,110	$2,591	$2,248	$2,190	$2,103
Operating income	362	336	693	504	474	421	398
Net income	198	180	376	239	243	222	212
Combined Balance Sheet Data:
Total assets	$8,865	$8,719	$8,739	$8,692	$6,074	$5,945	$5,914
Long-term debt(2)(3)	1,501	1,535	1,506	1,326	1,095	854	930
Total liabilities(2)	3,503	3,543	3,508	3,526	2,588	2,420	2,397
Total parent company equity	5,362	5,176	5,231	5,166	3,486	3,525	3,517

(1)	Operating income and net income include $28 million and $36 million of corporate expense allocated from Tyco for the six months ended March 30, 2012 and March 25, 2011, respectively. Operating income and net income include $67 million, $69 million, $67 million, $71 million and $79 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(2)	Long-term debt and total liabilities include $1,478 million and $1,510 million of allocated debt as of March 30, 2012 and March 25, 2011, respectively. Long-term debt and total liabilities include $1,482 million, $1,301 million, $1,068 million, $825 million and $905 million of allocated debt as of September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(3)	Amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly-traded company.

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR THE TYCO

FLOW CONTROL BUSINESS

The following table sets forth selected historical combined financial and other operating data for our flow control business. The historical selected combined financial and other operating data presented below have been prepared to include all of Tyco’s flow control business, and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the six months ended March 30, 2012 and March 25, 2011 and the combined balance sheet data as of March 30, 2012 have been derived from the unaudited combined financial statements of Tyco’s flow control business included in the Tyco Flow Control Prospectus included as Annex B. The combined statement of operations data set forth below for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from the audited combined financial statements of Tyco’s flow control business included in the Tyco Flow Control Prospectus included as Annex B. The combined statement of operations data for the fiscal years ended September 26, 2008 and September 28, 2007 and the combined balance sheet data as of March 25, 2011, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from unaudited combined financial statements that are not included in this proxy statement or in the Tyco Flow Control Prospectus included as Annex B. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of Tyco Flow Control’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Tyco Flow Control has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial and other operating data presented below should be read in conjunction with Tyco Flow Control’s combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tyco Flow Control” included in the Tyco Flow Control Prospectus included as Annex B. The combined financial data may not be indicative of Tyco Flow Control’s future performance and does not necessarily reflect what Tyco Flow Control’s financial position and results of operations would have been had it operated as an independent, publicly traded company during the periods presented, including changes that will occur in its operations and capitalization as a result of the spin-off.

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012(1)	March 25, 2011(1)(2)	September 30, 2011(1)(2)	September 24, 2010(1)	September 25, 2009(1)	September 26, 2008(1)	September 28, 2007(1)
	($ in millions)
Combined Statement of Operations Data:
Net revenue	$1,924	$1,634	$3,648	$3,381	$3,492	$3,936	$3,316
Gross profit	623	546	1,170	1,130	1,233	1,321	1,087
Operating income	192	119	306	331	451	512	298
Income from continuing operations	114	50	153	184	233	310	163
Income from discontinued operations, net of income taxes	—	168	172	17	29	341	38
Net income attributable to parent company equity	113	218	324	201	262	649	201
Combined Balance Sheet Data:
Total assets	$5,322	$4,609	$5,144	$4,682	$4,846	$5,157	$5,844
Long-term debt(3)(4)	893	795	876	689	856	693	768
Total liabilities(3)	2,142	1,953	2,132	2,045	2,126	2,277	2,746
Total parent company equity	3,086	2,656	2,919	2,637	2,719	2,879	3,067
Combined Other Operating Data:
Orders	$2,073	$1,750	$3,785	$3,200	$3,100	$4,354	$3,689
Backlog	$1,898	$1,654	$1,744	$1,581	$1,781	$1,994	$1,503

(1)	Income from continuing operations and net income attributable to parent company equity include $24 million and $27 million of corporate expense allocated from Tyco for the six months ended March 30, 2012 and March 25, 2011, respectively. Income from continuing operations and net income attributable to parent company equity include $52 million, $54 million, $55 million, $63 million and $59 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(2)	Income from continuing operations and net income attributable to parent company equity include a goodwill impairment charge of $35 million in our Water & Environmental Systems segment related to our Water Systems reporting unit.
(3)	Long-term debt and Total liabilities include $877 million and $776 million of allocated debt for the six months ended March 30, 2012 and March 25, 2011, respectively. Long-term debt and total liabilities include $859 million, $671 million, $836 million, $674 million and $763 million of allocated debt for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(4)	Amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly traded company.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PENTAIR

The following table sets forth selected historical consolidated financial data of Pentair. The consolidated statement of income data for the six months ended June 30, 2012 and July 2, 2011 and the consolidated balance sheet data as of June 30, 2012 and July 2, 2011 have been derived from Pentair’s unaudited consolidated financial statements included in the Tyco Flow Control Prospectus included as Annex B. The consolidated statement of income data for the years ended December 31, 2011, December 31, 2010, December 31, 2009 and balance sheet data as of December 31, 2011 and December 31, 2010 are derived from Pentair’s audited consolidated financial statements included in the Tyco Flow Control Prospectus included as Annex B. The consolidated statement of income data for the years ended December 31, 2008 and December 31, 2007 and the consolidated balance sheet data as of December 31, 2009, December 31, 2008 and December 31, 2007 are derived from Pentair’s audited consolidated financial statements that are not included in this proxy statement or in the Tyco Flow Control Prospectus included as Annex B. The unaudited consolidated financial statements have been prepared according to GAAP on the same basis as the audited combined financial statements and, in the opinion of Pentair’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

The selected historical consolidated financial and other operating data presented below should be read in conjunction with Pentair’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pentair” included in the Tyco Flow Control Prospectus. The Pentair consolidated financial data may not be indicative of future performance.

	Six Months Ended		Fiscal Year Ended
	June 30, 2012(1)	July 2, 2011(1)	December 31, 2011(1)(2)	December 31, 2010	December 31, 2009	December 31, 2008(3)	December 31, 2007(4)
	($ in millions, except per share data)
Statement of Income Data:
Net sales	$1,800	$1,700	$3,457	$3,031	$2,692	$3,352	$3,281
Operating income	203	196	169	334	220	325	379
Net income from continuing operations attributable to Pentair, Inc.	133	117	34	198	116	256	212
Per Share Data:
Basic:
Earnings per share from continuing operations attributable to Pentair, Inc.	$1.34	$1.19	$0.35	$2.02	$1.19	$2.62	$2.15
Weighted average shares	99	98	98	98	97	98	99
Diluted:
Earnings per share from continuing operations attributable to Pentair, Inc.	$1.32	$1.17	$0.34	$2.00	$1.17	$2.59	$2.12
Weighted average shares	101	100	100	99	99	99	100
Cash dividends declared per common share	$0.44	$0.40	$0.80	$0.76	$0.72	$0.68	$0.60
Balance Sheet Data:
Total assets	$4,586	$5,052	$4,586	$3,974	$3,911	$4,053	$4,001
Total debt	1,235	1,407	1,309	707	806	954	1,061
Total shareholders’ equity	2,188	2,367	2,047	2,205	2,126	2,020	1,911

(1)	In May 2011, Pentair acquired as part of Water & Fluid Solutions, the Clean Process Technologies division of privately held Norit Holding B.V.
(2)	In the fourth quarter of 2011, Pentair recorded a pre-tax non-cash goodwill impairment charge of $200.5 million.
(3)	In June 2008, Pentair entered into a transaction with GE that was accounted for as an acquisition of an 80.1 percent ownership interest in GE’s global water softener and residential water filtration business in exchange for a 19.9 percent interest in Pentair’s global water softener and residential water filtration business. This transaction resulted in a pre-tax non-cash gain of $109.6 million.
(4)	In February and April 2007, Pentair acquired the outstanding shares of capital stock of Jung Pump and all of the capital interests of Porous Media, respectively, as part of Water & Fluid Solutions. In May 2007, Pentair acquired as part of Technical Products, the assets of Calmark.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO

The following table sets forth selected consolidated financial data of Tyco. The consolidated statement of operations and balance sheet data as of and for the six months ended March 30, 2012 and March 25, 2011 have been derived from our unaudited consolidated financial statements. The consolidated statement of operations and balance sheet data as of and for the fiscal years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from our audited consolidated financial statements. The unaudited consolidated financial statements have been prepared according to GAAP on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. During the third quarter of fiscal year 2010, Tyco’s European water business was classified as a discontinued operation. As a result, the selected financial data presented in Tyco’s Form 10-K for the year ended September 25, 2009 has been recast below to reflect the European water business as a discontinued operation. The selected historical consolidated financial data presented below should be read in conjunction with Tyco’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this proxy statement from Tyco’s Annual Report on Form 10-K for fiscal year 2011 and Quarterly Report on Form 10-Q for the second quarter of fiscal year 2012. Tyco has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

Tyco divested a business during fiscal year 2012 which has been classified in discontinued operations in its interim consolidated financial statements for the quarters and six months ended March 30, 2012 and March 25, 2011. The effect of reclassifying the business in discontinued operations is not material to previously issued annual and interim financial statements. As a result, the financial statements included in this proxy statement have not been recasted to reflect the business as a discontinued operation. The recasting of the financial statements will not have an effect on previously reported net income or loss, total assets and liabilities, shareholders’ equity or cash flows from operating, investing and financing activities for the fiscal years ended September 30, 2011, September 30, 2011, September 24, 2010, September 25, 2009 and September 26, 2008.

This selected financial data should be read in conjunction with Tyco’s Consolidated Financial Statements and related Notes incorporated by reference in this proxy statement.

	Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009(1)	September 26, 2008	September 28, 2007(2)(3)
	($ in millions)
Consolidated Statement of Operations Data:
Net revenue	$8,561	$8,370	$17,355	$17,016	$16,882	$19,733	$18,055
Income (loss) from continuing operations attributable to Tyco common shareholders	667	809	1,565	1,125	(1,845)	1,062	(2,556)
Net income (loss) attributable to Tyco common shareholders	660	974	1,733	1,132	(1,798)	1,553	(1,742)
Basic earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations	1.44	1.69	3.31	2.32	(3.90)	2.19	(5.16)
Net income (loss)	1.42	2.03	3.66	2.33	(3.80)	3.21	(3.52)
Diluted earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations	1.42	1.67	3.27	2.31	(3.90)	2.18	(5.16)
Net income (loss)	1.41	2.01	3.62	2.32	(3.80)	3.19	(3.52)
Cash dividends per share	0.50	0.49	0.99	0.86	0.84	0.65	1.60

Consolidated Balance Sheet Data:
Total assets	$27,062	$26,554	$26,777	$27,128	$25,553	$28,804	$32,815
Long-term debt	4,137	4,129	4,146	3,652	4,029	3,709	4,080
Total Tyco shareholders’ equity	14,562	13,888	14,182	14,084	12,941	15,494	15,624

(1)	Loss from continuing operations attributable to Tyco common shareholders for the year ended September 25, 2009 includes goodwill and intangible asset impairment charges of $2.7 billion, which was recorded during the quarter ended March 27, 2009.
(2)	Loss from continuing operations attributable to Tyco common shareholders for the year ended September 28, 2007 includes a class action settlement charge, net of $2.9 billion.
(3)	Net income (loss) attributable to Tyco common shareholders for 2007 includes income from discontinued operations of $814 million primarily related to Covidien and TE Connectivity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF TYCO

The following unaudited pro forma condensed consolidated financial statements were derived from our Historical Consolidated Financial Statements and give effect to the spin-offs and the related transactions. These unaudited pro forma condensed consolidated financial statements should be read together with our Historical Consolidated Financial Statements and accompanying Notes.

The unaudited pro forma condensed consolidated statements of operations for the six months ended March 30, 2012 and March 25, 2011 and fiscal years 2011, 2010 and 2009 present our results of operations assuming the spin-offs and the related transactions had been completed as of the first day of fiscal year 2009 (September 26, 2008). The unaudited pro forma condensed consolidated balance sheet as of March 30, 2012 presents our consolidated financial position assuming that the spin-offs and the related transactions had been completed on that date. Specifically, the pro forma adjustments include giving effect to the following:

•	distribution of the common stock of ADT and common shares of Tyco Flow Control to our shareholders, on a pro rata basis, through a tax-free dividend;

•	our anticipated post-Distribution capital structure;

•	the execution of the Separation and Distribution Agreements and the 2012 Tax Sharing Agreement.

The unaudited pro forma condensed consolidated statement of operations do not include any adjustments related to the retirement of $2.6 billion of Tyco’s outstanding debt securities. On June 27, 2012, Tyco and its finance subsidiary commenced tender offers for an aggregate of $2.6 billion of various series of notes issued by Tyco and/or its finance subsidiary. On July 12, 2012, Tyco accepted for payment, and paid, $2.1 billion in principal amount of notes tendered. In addition, on July 16, 2012, Tyco issued redemption notices with respect to an aggregate of approximately $473 million in principal amount of notes due in 2013 and 2014 that were not tendered. These notes are expected to be redeemed on August 15, 2012. In connection with these transactions Tyco has incurred, or will incur, debt refinancing charges of $451 million (on a pre-tax basis), which includes $17 million of unamortized deferred financing costs that will be written off.

The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements. We believe the assumptions used and pro forma adjustments derived from such assumptions, are reasonable under the circumstances and are based upon currently available information. The unaudited pro forma condensed consolidated statements of operations do not reflect material non-recurring charges related to costs of the Distributions and the Merger, which we anticipate will affect the consolidated statement of income within 12 months following the distribution date. In addition, the unaudited pro forma condensed consolidated statements of operations do not reflect adjustments to decrease historical corporate expense, which we expect to be approximately $225 million annually post-separation. The unaudited pro forma condensed consolidated statements of operations also do not reflect adjustments to historical allocations between our commercial and residential security businesses, or to reflect increased operating costs that we expect to incur as a result of the split of these two businesses. These costs primarily relate to information technology, finance, human resources, customer service, marketing, real estate and other functions. We estimate the aggregate of these amounts to be in the range of $40 to $60 million annually.

These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our results of operations or financial condition had the Distributions and the Merger been completed on the dates assumed. Additionally, these statements are not necessarily indicative of our future results of operations or financial condition.

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For The Six Months Ended March 30, 2012

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of Residential Security Business(a)	Distribution of Flow Control Business(a)	Other	Note	Pro forma
Revenue from product sales	$4,700	$(116)	$(1,787)			$2,797
Service revenue	3,861	(1,484)	(131)			2,246

Net revenue	8,561	(1,600)	(1,918)			5,043
Cost of product sales	3,239	(93)	(1,228)			1,918
Cost of services	1,980	(599)	(69)			1,312
Selling, general and administrative expenses	2,232	(517)	(405)			1,310
Separation costs	98	—	—	(98)	(b)	—
Restructuring, asset impairments and divestiture charges (gains), net	56	(1)	(1)			54

Operating income	956	(390)	(215)	98		449
Interest income	13	—	(3)			10
Interest expense	(119)	1	—	69	(c)	(49)
Other expense, net	(14)	—	—			(14)

Income from continuing operations before income taxes and noncontrolling interest	836	(389)	(218)	167		396
Income tax expense	(168)	44	67	(8)	(j)	(65)
Noncontrolling interest in subsidiaries net income	(1)	—	1			—

Income from continuing operations	$667	$(345)	$(150)	$159		$331

Basic earnings per share from continuing operations(i )	$1.44					$0.72
Diluted earnings per share from continuing operations(i )	$1.42					$0.71
Weighted average number of shares outstanding(i):
Basic	463					463
Diluted	469					469

See Notes to Unaudited Pro Forma Consolidated Financial Statements

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For The Six Months Ended March 25, 2011

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of Residential Security Business(a)	Distribution of Flow Control Business(a)	Other	Note	Pro forma
Revenue from product sales	$4,625	$(115)	$(1,495)			$3,015
Service revenue	3,745	(1,418)	(133)			2,194

Net revenue	8,370	(1,533)	(1,628)			5,209
Cost of product sales	3,241	(88)	(1,010)			2,143
Cost of services	1,952	(568)	(76)			1,308
Selling, general and administrative expenses	2,222	(502)	(358)			1,362
Restructuring, asset impairments and divestiture charges (gains), net	(188)	(1)	(6)			(195)

Operating income	1,143	(374)	(178)			591
Interest income	18	—	(3)			15
Interest expense	(125)	1	—	65	(c)	(59)
Other expense, net	(6)	—	—			(6)

Income from continuing operations before income taxes and noncontrolling interest	1,030	(373)	(181)	65		541
Income tax expense	(220)	26	56	(2)	(j)	(140)
Noncontrolling interest in subsidiaries net income	(1)	—	—			(1)

Income from continuing operations	$809	$(347)	$(125)	$63		$400

Basic earnings per share from continuing operations(i )	$1.69					$0.84
Diluted earnings per share from continuing operations(i)	$1.67					$0.83
Weighted average number of shares outstanding(i):
Basic	480					480
Diluted	485					485

See Notes to Unaudited Pro Forma Consolidated Financial Statements

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Year Ended September 30, 2011

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of Residential Security Business(a)	Distribution of Flow Control Business(a)	Other	Note	Pro forma
Revenue from product sales	$9,601	$(217)	$(3,330)			$6,054
Service revenue	7,754	(2,890)	(309)			4,555

Net revenue	17,355	(3,107)	(3,639)			10,609
Cost of product sales	6,723	(174)	(2,276)			4,273
Cost of services	4,022	(1,163)	(198)			2,661
Selling, general and administrative expenses	4,635	(1,008)	(774)			2,853
Restructuring, asset impairment and divestiture (gains) charges, net	(144)	(1)	(6)			(151)

Operating income (loss)	2,119	(761)	(385)			973
Interest income	34	(1)	(6)			27
Interest expense	(244)	2	1	134	(c)	(107)
Other expense, net	(16)	—	—			(16)

Income from continuing operations before income taxes and noncontrolling interest	1,893	(760)	(390)	134		877
Income tax expense	(326)	75	112	(4)	(j)	(143)
Noncontrolling interest in subsidiaries net income	(2)	—	—			(2)

Income (loss) from continuing operations	$1,565	$(685)	$(278)	$130		$732

Basic earnings per share from continuing operations(i)	$3.31					$1.55
Diluted earnings per share from continuing operations(i)	$3.27					$1.53
Weighted average number of shares outstanding(i):
Basic	474					474
Diluted	479					479

See Notes to Unaudited Pro Forma Condensed Financial Statements

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Year Ended September 24, 2010

(in millions, except per share data)

	Historical	Pro forma Adjustments				Pro forma
		Distribution of Residential Security Business(a)	Distribution of Flow Control Business(a)	Other	Note
Revenue from product sales	$9,990	$(259)	$(3,095)			$6,636
Service revenue	7,026	(2,333)	(269)			4,424

Net revenue	17,016	(2,592)	(3,364)			11,060
Cost of product sales	7,164	(128)	(2,045)			4,991
Cost of services	3,572	(938)	(187)			2,447
Selling, general and administrative expenses	4,586	(935)	(719)			2,932
Restructuring, asset impairment and divestiture (gains) charges, net	96	(16)	(25)			55

Operating income (loss)	1,598	(575)	(388)			635
Interest income	31	(1)	(5)			25
Interest expense	(284)	5	—	128	(c)	(151)
Other expense, net	(75)	—	(1)			(76)

Income from continuing operations before income taxes and noncontrolling interest	1,270	(571)	(394)	128		433
Income tax expense	(138)	43	107	(4)	(j)	8
Noncontrolling interest in subsidaries net income	(7)	—	—			(7)

Income (loss) from continuing operations	$1,125	$(528)	$(287)	$124		$434

Basic earnings per share from continuing operations(i)	$2.32					$0.91
Diluted earnings per share from continuing operations(i)	$2.31					$0.90
Weighted average number of shares outstanding(i):
Basic	485					485
Diluted	488					488

See Notes to Unaudited Pro Forma Condensed Financial Statements

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Year Ended September 25, 2009

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of Residential Security Business(a)	Distribution of Flow Control Business(a)	Other	Note	Pro forma
Revenue from product sales	$10,134	$(270)	$(3,207)			$6,657
Service revenue	6,748	(1,978)	(279)			4,491

Net revenue	16,882	(2,248)	(3,486)			11,148
Cost of product sales	7,314	(131)	(2,082)			5,101
Cost of services	3,556	(805)	(181)			2,570
Selling, general and administrative expenses	4,599	(762)	(717)			3,120
Goodwill and intangible asset impairments	2,705	—	—			2,705
Restructuring, asset impairment and divestiture (gains) charges, net	214	(4)	(23)			187

Operating income (loss)	(1,506)	(546)	(483)			(2,535)
Interest income	44	(1)	(5)			38
Interest expense	(301)	5	1	110	(c)	(185)
Other expense, net	(7)	—	—			(7)

Income from continuing operations before income taxes and noncontrolling interest	(1,770)	(542)	(487)	110		(2,689)
Income tax expense	(71)	29	140	(3)	(j)	95
Noncontrolling interest in subsidaries net income	(4)	—	—			(4)

Income (loss) from continuing operations	$(1,845)	$(513)	$(347)	$107		$(2,598)

Basic earnings per share from continuing operations(i)	$(3.90)					$(5.48)
Diluted earnings per share from continuing operations(i)	$(3.90)					$(5.48)
Weighted average number of shares outstanding(i):
Basic	473					473
Diluted	473					473

See Notes to Unaudited Pro Forma Condensed Financial Statements

TYCO INTERNATIONAL LTD.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

As of March 30, 2012

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of Residential Security Business(a)	Distribution of Flow Control Business(a)	Other	Note	Pro forma
Assets
Current Assets:
Cash and cash equivalents	$1,086	$(71)	$(182)	$(193)	(h)	$640
Accounts receivable, less allowance for doubtful accounts	2,441	(85)	(703)	(2)	(g)	1,651
Inventories	1,543	(49)	(873)	—		621
Prepaid expenses and other current assets	992	(26)	(183)	—		783
Deferred income taxes	401	(23)	(79)	—		299

Total current assets	6,463	(254)	(2,020)	(195)		3,994
Property, plant and equipment, net	4,150	(1,847)	(626)	—		1,677
Goodwill	10,130	(3,402)	(2,171)	—		4,557
Intangible assets, net	3,745	(2,819)	(121)	—		805
Other assets	2,574	(465)	(212)	(291)	(e)(g)	1,606

Total Assets	$27,062	$(8,787)	$(5,150)	$(486)		$12,639

Liabilities and Equity
Current Liabilities:
Loans payable and current maturities of long-term debt	3	(1)	—	—		2
Accounts payable	1,326	(129)	(353)	1	(g)	845
Accrued and other current liabilities	2,276	(135)	(433)	118	(g)	1,826
Deferred revenue	681	(256)	(9)	—		416

Total current liabilities	4,286	(521)	(795)	119		3,089
Long-term debt	4,137	(23)	(16)	(2,600)	(d)	1,498
Deferred revenue	1,151	(647)	(69)	—		435
Other liabilities	2,803	(728)	(268)	406	(e)(f)(g)	2,213

Total Liabilities	12,377	(1,919)	(1,148)	(2,075)		7,235

Redeemable noncontrolling interest	106	—	93	—		199

Total Tyco Shareholders’ Equity	14,562	(6,868)	(4,095)	1,589	(g)	5,188
Nonredeemable noncontrolling interest	17	—	—	—		17

Total Equity	14,579	(6,868)	(4,095)	1,589		5,205

Total Liabilities, Redeemable Noncontrolling Interest and Equity	$27,062	$(8,787)	$(5,150)	$(486)		$12,639

See Notes to Unaudited Pro Forma Consolidated Financial Statements

TYCO INTERNATIONAL LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(a)	Reflects the operations, assets, liabilities and equity of ADT and Tyco Flow Control (prior to the Merger).

The Distributions include the allocation of interest included in other expense, net. The interest amounts were proportionally allocated to Tyco Flow Control and ADT based on an assessment of historical data.

(b)	Represents an adjustment of $98 million for costs of the Distributions and the Merger for the six months ended March 30, 2012, which are non-recurring direct and incremental costs related to the Distributions and the Merger.

(c)	Reflects the impact on interest expense of the completion of the anticipated post-Distributions capital structure. No tax benefit is expected. Interest expense decreased by $69 million and $65 million to reflect total interest of $49 million and $59 million for the six months ended March 30, 2012 and March 25, 2011, respectively. Interest expense decreased by $134 million, $128 million and $110 million to reflect total interest of $107 million, $151 million and $185 million for the years ended 2011, 2010 and 2009, respectively.

(d)	Reflects a reduction of $2.6 billion in long-term debt to bring the total debt level to the $1.5 billion expected at the completion of the spin-offs. The anticipated post-separation debt balance was determined based on internal capital planning and considered the following factors and assumptions: anticipated business plans, operating activities, general economic conditions and certain contingencies, optimal debt levels and desired financial capacity.

(e)	Reflects a $164 million decrease to deferred tax assets for net operating loss carryforwards and tax reserves that will be transferred to Tyco Flow Control upon the spin-off.

Reflects a $372 million increase to deferred tax liabilities for U.S. federal and certain foreign net operating loss carryforwards that will be transferred to ADT upon the spin-off.

(f)	Reflects an increase to guarantee liabilities of $72 million for contingent tax liabilities related to unresolved tax matters that will be transferred to us in connection with the separation, as defined by the 2012 Tax Sharing Agreement that we will enter into with ADT and Tyco Flow Control. As discussed under “Agreements between Tyco, ADT and Tyco Flow Control Relating to the Distributions,” the 2012 Tax Sharing Agreement will govern the rights and obligations of ADT, Tyco and Tyco Flow Control for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distributions. The actual amounts that we may be required to accrue or pay under the 2012 Tax Sharing Agreement will depend upon a variety of factors, including the outcome of the unresolved tax matters, which may not be resolved for several years.

(g)	Reflects a $16 million settlement of net payables due to Tyco and its affiliates as shown below:

Assets:
Accounts receivable trade	$(2)
Other Assets	(127)

Liabilities:
Accrued and other current liabilities	46
Other liabilities	98
Accounts Payable	1

Settlement of net payables due to Tyco and Affiliates	$16

(h)	To adjust cash and cash equivalents:

Cash received from the ADT NA residential Security business and the Flow Control business	$2,716
Settlement of intercompany receivables	16
Repayment of long-term portion of allocated debt and cash transactions with Tyco in connection with the separation	(2,925)

Total cash adjustments	$(193)

(i)	Pro forma weighted-average basic and diluted shares outstanding reflect the effect of shares outstanding had distribution of the Residential Security Business and the Flow Control Business taken place during the period presented. Additional share impacts as a result of the spin-offs have been excluded as they are not currently determinable but will be reflected on a prospective basis after the spin-offs.

(j)	For purposes of these unaudited pro forma financial statements, pro forma statement of operation adjustments were tax effected using the applicable statutory tax rate in the jurisdiction the adjustment related to. The effective tax rate of Tyco could be significantly different (either higher or lower) depending on post-spin activities.

Items Not Included

The unaudited pro forma condensed consolidated statement of operations do not include any adjustments related to the retirement of $2.6 billion of Tyco’s outstanding debt securities. On June 27, 2012, Tyco and its finance subsidiary commenced tender offers for an aggregate of $2.6 billion of various series of notes issued by Tyco and/or its finance subsidiary. On July 12, 2012, Tyco accepted for payment, and paid, $2.1 billion in principal amount of notes tendered. In addition, on July 16, 2012, Tyco issued redemption notices with respect to an aggregate of approximately $473 million in principal amount of notes due in 2013 and 2014 that were not tendered. These notes are expected to be redeemed on August 15, 2012. In connection with these transactions Tyco, has incurred, or will incur, debt refinancing charges of $451 million (on a pre-tax basis), which includes $17 million of unamortized deferred financing costs that will be written off.

HISTORICAL AND PRO FORMA PER SHARE DATA

Presented below are comparative historical and pro forma per share data for Tyco, Tyco Flow Control, ADT and Pentair. We are presenting:

(i)	Tyco’s historical per share data for the six months ended March 30, 2012 and the year ended September 30, 2011 and unaudited pro forma consolidated per share data for the six months ended March 30, 2012 and the year ended September 30, 2011, which should be read together with the consolidated financial statements and related notes of Tyco that are incorporated by reference into this proxy statement and with the unaudited pro forma consolidated financial data included in this proxy statement;

(ii)	ADT’s historical per share data for the six months ended March 30, 2012 and the year ended September 30, 2011 and unaudited pro forma combined per share data for the six months ended March 30, 2012 and the year ended September 30, 2011, which should be read together with the consolidated financial statements and related notes of ADT and the unaudited pro forma condensed combined financial data of ADT included in ADT’s Preliminary Information Statement included as Annex A;

(iii)	Tyco Flow Control’s historical per share data for the six months ended March 30, 2012 and the year ended September 30, 2011 and unaudited pro forma combined per share data for the six months ended March 30, 2012 and the year ended September 30, 2011, which should be read together with the combined financial statements and related notes of Tyco Flow Control and the selected unaudited pro forma condensed combined financial information of Tyco Flow Control included in Tyco Flow Control’s Prospectus included as Annex B; and

(iv)	Pentair’s historical per share data for the quarter ended March 31, 2012 and the year ended December 31, 2011 and unaudited pro forma combined per share data for the quarter ended March 31, 2012 and the year ended December 31, 2011, which should be read together with the consolidated financial statements and related notes of Pentair and with the selected unaudited pro forma condensed combined financial information of Pentair included in Tyco Flow Control’s Prospectus included as Annex B.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the beginning of the periods presented, nor, in the case of Tyco Flow Control, is it necessarily indicative of the future operating results of the combined company.

The historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period. The pro forma earnings per share of Tyco Flow Control and Pentair as a combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding on a pro forma basis. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of common shares outstanding at the end of the respective periods on a pro forma basis.

Tyco Historical	Six Months Ended March 30, 2012	Fiscal Year Ended September 30, 2011

Earnings per share:
Basic	$1.44	$3.66
Diluted	$1.42	$3.62
Book value per share of common stock	$31.50	$30.52
Cash dividends	$0.50	$0.99

Tyco Unaudited Pro Forma Consolidated Amounts	Six Months Ended March 30, 2012	Fiscal Year Ended September 30, 2011

Earnings per share:
Basic	$0.72	$1.55
Diluted	$0.71	$1.53
Book value per share of common stock	$11.22	$ N/A
Cash dividends	$0.30	$0.60

ADT Historical(1)	Six Months Ended March 30, 2012	Fiscal Year Ended September 30, 2011

Earnings per share:
Basic	$0.85	$1.59
Diluted	$0.84	$1.57
Book value per share of common stock	$23.20	$22.52
Cash dividends	$ N/A	$ N/A

ADT Unaudited Pro Forma Combined Amounts	Six Months Ended March 30, 2012	Fiscal Year Ended September 30, 2011

Earnings per share:
Basic	$0.84	$1.57
Diluted	$0.83	$1.55
Book value per share of common stock	$21.56	$ N/A
Cash dividends	$0.25	$0.50

Tyco Flow Control Historical(2)	Six Months Ended March 30, 2012	Fiscal Year Ended September 30, 2011
Earnings per share:
Basic	$1.04	$1.37
Diluted	$1.02	$1.34
Book value per share of common stock	$28.14	$26.47
Cash dividends	$ N/A	$ N/A

Tyco Flow Control Unaudited Pro Forma Combined Amounts	Six Months Ended June 30, 2012	Fiscal Year Ended September 30, 2011
Earnings per share:
Basic	$1.09	$0.55
Diluted	$1.08	$0.55
Book value per share of common stock	$30.71	$ N/A
Cash dividends	$0.44	$0.80

Pentair Historical	Six Months Ended June 30, 2012	Fiscal Year Ended December 31, 2011
Earnings per share:
Basic	$1.34	$0.35
Diluted	$1.32	$0.34
Book value per share of common stock	$21.35	$20.76
Cash dividends	$0.44	$0.80

Pentair Unaudited Pro Forma Combined Amounts	Six Months Ended June 30, 2012	Fiscal Year Ended December 31, 2011
Earnings per share:
Basic	$1.09	$0.55
Diluted	$1.08	$0.55
Book value per share of common stock	$30.71	$ N/A
Cash dividends	$0.44	$0.80

(1)	ADT’s historical book value per share has been computed by dividing the net assets of Tyco’s ADT North America Residential Security Business, which has been derived from the interim and annual financial statements included in Annex A, by the number of ADT shares outstanding at the end of each period. The number of ADT shares outstanding has been computed by multiplying the number of Tyco common shares outstanding at the end of each period, which has been derived from Tyco’s quarterly report on Form 10-Q for the quarter ended March 30, 2012 and its annual report on Form 10-K for the fiscal year ended September 30, 2011, by the distribution ratio of 0.5 ADT shares for every 1 Tyco share. ADT’s historical earnings per share has been computed by dividing income from continuing operations of Tyco’s ADT North America Residential Security Business, which has been derived from the interim and annual financial statements included in Annex A, by the weighted average number of ADT shares outstanding for each period. The weighted average number of ADT shares outstanding has been computed by multiplying the distribution ratio of 0.5 ADT shares per 1 Tyco share by the weighted average number of Tyco shares outstanding, which has been derived from Tyco’s quarterly report on Form 10-Q for the quarter ended March 30, 2012 and its annual report on Form 10-K for the fiscal year ended September 30, 2011, for each period.

(2)	Tyco Flow Control’s historical book value per share has been computed by dividing the net assets of Tyco’s Flow Control Business, which has been derived from the interim and annual financial statements included in Annex B, by the number of Tyco Flow Control common shares outstanding at the end of each period. The number of Tyco Flow Control common shares outstanding has been computed by multiplying the number of Tyco common shares outstanding at the end of each period, which has been derived from Tyco’s quarterly report on Form 10-Q for the quarter ended March 30, 2012 and its annual report on Form 10-K for the fiscal year ended September 30, 2011, by an assumed distribution ratio of approximately 0.24 Tyco Flow Control shares for every 1 Tyco share. Tyco Flow Control’s historical earnings per share has been computed by dividing income from continuing operations of Tyco’s Flow Control Business, which has been derived from the interim and annual financial statements included in Annex B, by the weighted average number of Tyco Flow Control shares outstanding for each period. The weighted average number of Tyco Flow Control shares outstanding has been computed by multiplying the assumed distribution ratio of approximately 0.24 Tyco Flow Control shares per 1 Tyco share by the weighted average number of Tyco shares outstanding, which has been derived from Tyco’s quarterly report on Form 10-Q for the quarter ended March 30, 2012 and its annual report on Form 10-K for the fiscal year ended September 30, 2011, for each period.

HISTORICAL MARKET PRICE AND DIVIDEND INFORMATION

Tyco common shares currently trade on the NYSE under the ticker symbol “TYC.” On August 1, 2012, the last practicable trading day for which information is available as of the date of this proxy statement, the last sale price of Tyco common shares reported by the NYSE was $54.80. The following table sets forth the high and low prices of Tyco common shares for the periods indicated. For current price information, Tyco shareholders are urged to consult publicly available sources.

	Tyco Common Shares
	High	Low	Dividends Declared
Calendar Year Ending December 31, 2012

Third Quarter (through August 1, 2012)	$55.70	$50.71	$0.25
Second Quarter	$57.75	$50.47	$0.25
First Quarter	$56.66	$47.41	$0.25

Calendar Year Ended December 31, 2011

Fourth Quarter	$48.52	$38.30	$0.25
Third Quarter	$50.59	$37.39	$0.25
Second Quarter	$53.38	$44.94	$0.25
First Quarter	$47.33	$41.55	$0.25

Calendar Year Ending December 31, 2010

Fourth Quarter	$42.65	$36.28	$0.24
Third Quarter	$40.05	$34.23	$0.23
Second Quarter	$40.61	$34.00	$0.21
First Quarter	$38.88	$33.84	$0.19

Pentair common shares currently trade on the NYSE under the ticker symbol “PNR.” On March 27, 2012, the last trading day before the announcement of the signing of the Merger Agreement, the last sale price of Pentair common shares reported by the NYSE was $40.26. On August 1, 2012, the last practicable trading day for which information is available as of the date of this proxy statement, the last sale price of Pentair common shares reported by the NYSE was $43.07. The following table sets forth the high and low prices of Pentair common shares for the periods indicated. For current price information, Tyco shareholders are urged to consult publicly available sources.

	Pentair Common Shares
	High	Low	Dividends Declared
Calendar Year Ending December 31, 2012

Third Quarter (through August 1, 2012)	$45.03	$37.43	$0.22
Second Quarter	$47.59	$36.31	$0.22
First Quarter	$48.77	$33.88	$0.22

Calendar Year Ended December 31, 2011

Fourth Quarter	$38.62	$30.38	$0.20
Third Quarter	$42.43	$29.73	$0.20
Second Quarter	$41.38	$36.74	$0.20
First Quarter	$38.97	$34.85	$0.20

Calendar Year Ended December 31, 2010

Fourth Quarter	$37.22	$31.89	$0.19
Third Quarter	$35.68	$29.41	$0.19
Second Quarter	$39.32	$30.62	$0.19
First Quarter	$36.40	$29.55	$0.19

Market price data for Tyco Flow Control common shares has not been presented as Tyco Flow Control common shares do not trade separately from Tyco common shares.

SUPPLEMENTAL FINANCIAL INFORMATION OF TYCO

The following information is presented on an unaudited pro forma basis as if the Distributions had been completed as of the beginning of the periods presented.

Pro Forma Segment Data

	Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	($ in millions)
Net Revenue:
North America Systems Installation & Services	$1,915	$1,934	$4,022	$3,784	$3,931
Rest of World Systems Installation & Services	2,159	2,115	4,483	4,339	4,280
Global Products	969	813	1,757	1,529	1,537
Corporate and Other(1)	—	347	347	1,408	1,400

Total	$5,043	$5,209	$10,609	$11,060	$11,148

(1)	Includes Tyco’s former Electrical and Metal Products business.

	Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009(2)
	($ in millions)
Operating Income (Loss):
North America Systems Installation & Services	$189	$204	$437	$361	$372
Rest of World Systems Installation & Services	238	179	418	375	(1,060)
Global Products	172	140	296	245	(349)
Corporate and Other(1)	(248)	68	(178)	(346)	(1,498)

Total	$351	$591	$973	$635	$(2,535)

(1)	The six months ended March 25, 2011 and the year ended September 30, 2011 includes operating income of $7 million and a gain on divestiture of approximately $250 million related to Tyco’s former Electrical and Metal Products business. The years ended September 24, 2010 and September 25, 2009 include operating income of $100 million and an operating loss of $938 million, respectively, related to Tyco’s former Electrical and Metal Products business.
(2)	The operating loss for fiscal year 2009 includes goodwill and intangible asset impairment charges of: $22 million in NA Systems Installation & Services, $1,181 million in ROW Systems Installation & Services and $566 million in Global Products. Corporate and Other includes goodwill and intangible asset impairment charges of $936 million related to our former Electrical & Metals Products business.

We expect annual corporate expense post-separation to be approximately $225 million.

	Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	($ in millions)
Depreciation and amortization:
North America Systems Installation & Services	$71	$72	$147	$164	$180
Rest of World Systems Installation & Services	108	99	217	199	228
Global Products	35	18	37	37	40
Corporate and Other(1)	(9)	13	18	48	40

Total	$205	$202	$419	$448	$488

(1)	The six months ended March 25, 2011 and the year ended September 30, 2011 include depreciation and amortization expense of $7 million related to Tyco’s former Electrical and Metal Products business. The years ended September 24, 2010 and September 25, 2009 include depreciation and amortization expense of $36 million and $30 million, respectively, related to Tyco’s former Electrical and Metal Products business.

We intend to continue to fund capital expenditures to drive growth, to improve the cost structure of our business, to invest in new processes and technology and to maintain high quality production standards. We expect that the level of capital expenditures in fiscal year 2012 will exceed spending levels in fiscal year 2011 and exceed depreciation.

	Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	($ in millions)
Capital expenditures, net:
North America Systems Installation & Services	$52	$38	$85	$84	$98
Rest of World Systems Installation & Services	100	95	217	175	168
Global Products	44	31	49	40	45
Corporate and Other(1)	(10)	12	19	51	80

Total	$186	$176	$370	$350	$391

(1)	The six months ended March 25, 2011 and the year ended September 30, 2011 includes capital expenditures of $12 million related to Tyco’s former Electrical and Metal Products business. The years ended September 24, 2010 and September 25, 2009 includes capital expenditures of $48 million and $46 million, respectively, related to Tyco’s former Electrical and Metal Products business.

Capital expenditures related to company-owned security systems installed in customers’ premises were $107 million and $96 million in the six months ended March 30, 2012 and March 25, 2011, respectively, and $213 million, $184 million and $197 million, in fiscal years 2011, 2010 and 2009, respectively.

In addition to the above capital expenditures, acquisitions of dealer generated customer accounts in ROW Systems Installation & Services totaled $13 million and $10 million in the six months ended March 30, 2012 and March 25, 2011, respectively, and $33 million, $27 million and $32 million, in fiscal years 2011, 2010 and 2009, respectively.

Contractual obligations, minimum lease payment obligations under non-cancellable operating leases and capital leases of Tyco as of September 30, 2011 on an unaudited pro forma basis as if the Distributions had been completed as of such date are as follows:

	Fiscal Year					Thereafter	Total
	2012	2013	2014	2015	2016
	($ in millions)
Purchase Obligations	$238	$29	$4	$1	$—	$—	$272
Operating Leases	161	122	87	69	39	85	563
Capital Leases(1)	1	1	1	1	1	8	13

Total contractual cash obligations(2)	$400	$152	$92	$71	$40	$93	$848

(1)	Excludes interest.
(2)	Other long-term liabilities excluded from total contractual obligations primarily consist of the following: pension and postretirement costs, income taxes, warranties and environmental liabilities. We are unable to estimate the timing of payment for these items due to the inherent uncertainties related to these obligations. The minimum required contributions to our pension plans are expected to be approximately $90 million in 2012, and we expect to pay $4 million in 2012 related to postretirement benefit plans. During fiscal year 2011, the Company contributed $19 million to its U.S. plans and $55 million to its non-U.S. plans, which represented the Company’s minimum required and voluntary contributions to its pension plans for fiscal year 2011.

The Company sponsors a number of pension plans and other postretirement benefit plans. The Company measures these plans as of its fiscal year end. As of September 30, 2011, the pro forma benefit obligations, fair value of plan assets and net unfunded status of its material plans were $1,921 million, $1,404 million and $517 million, respectively. For the year ended September 30, 2011, pension and other postretirement benefit expense totaled $36 million.

	U.S. Plans 2011	Non-U.S. Plans 2011	Total Plans 2011
	($ in millions)
Benefit Obligations	$(853)	$(1,068)	$(1,921)
Fair Value of Plan Assets	528	876	1,404

Net Unfunded Status	$(325)	$(192)	$(517)

Weighted-Average Assumptions
Discount Rate	5.0%	5.1%
Expected Return on Plan Assets	8.0%	6.8%
Rate of Compensation Increase	4.0%	3.6%

Liquidity and Capital Resources

We will rely primarily upon cash flows from operations to fund our liquidity and capital requirements for fiscal year 2012. On June 22, 2012, we entered into a five year senior unsecured revolving credit facility in the amount of $1.0 billion, which we expect to have access to upon the spin-offs of ADT and Tyco Flow Control.

Cash flows from operations are subject to a number of factors, including, but not limited to, the performance of our business, changes in working capital levels, commodity prices and general market conditions. Generally, the Company estimates that over the cycle operating cash flow less capital expenditures, including acquisitions of dealer generated customer accounts, approximates net income.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of March 30, 2012 on an unaudited historical basis and on an unaudited pro forma basis giving effect to the Distributions, the Merger and related transactions as if they occurred on March 30, 2012. This table reflects the pro forma impact of the transactions on certain balance sheet items included in our historical consolidated balance sheet. It does not reflect the pro forma impact of the Transactions to our Swiss statutory financial statements, which are included in Proposals 1 and 2. This information should be read in conjunction with the “Unaudited Pro Forma Condensed Financial Statements of Tyco” and accompanying notes thereto, and in conjunction with Tyco’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this proxy statement.

	As of March 30, 2012
	(unaudited) ($ in millions, except share numbers)
	Actual	Pro Forma
Cash and Cash Equivalents	$1,086	$640 (1)

Debt Outstanding:
Loans payable and current maturities of long-term debt	3	2
Long-term debt	4,137	1,498

Tyco Shareholders Equity:
Common stock, par value CHF 6.70 per share	2,792	2,792
Treasury shares, par value CHF 6.70 per share	(1,060)	(1,060)
Contributed surplus (accumulated deficit)	10,418	1,044
Accumulated earnings	2,718	2,718
Accumulated other comprehensive loss	(306)	(306)

Total Tyco Shareholders’ Equity:	14,562	5,188

Total Capitalization (debt plus Tyco shareholders’ equity)	$18,702	$6,688

(1)	Cash and cash equivalents includes $100 million of restricted cash held by a subsidiary and $140 million reserved for certain tax liabilities for which the timing of payment is uncertain.

BUSINESS OF TYCO

The following discussion presents our business and operations as they would be conducted after giving effect to the Transactions, assuming that the Distributions are approved by our shareholders and consummated as described in this proxy statement. Information about our business and operations as they are currently conducted is available from our Annual Report on Form 10-K for the year ended September 30, 2011 and the other documents incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” for instructions to obtain those documents.

Overview

We are a leading global provider of security products and services, fire detection and suppression products and services and life safety products. Our broad portfolio of products and services, sold under well-known brands such as Tyco, SimplexGrinnell, Sensormatic, Wormald, Ansul, Simplex, Grinnell and Scott, serve security, fire detection and suppression and life safety needs across commercial, industrial, retail, institutional, and governmental markets, as well as residential and small business markets. We hold market-leading positions in large, fragmented industries, and we believe that we are well positioned to leverage our global footprint, deep industry experience, strong customer relationships and innovative technologies to expand our business in both developed and emerging markets.

We utilize our extensive global footprint of over 1,200 locations, including manufacturing facilities, service and distribution centers, monitoring centers and sales offices, to provide tailored solutions and localized expertise to our global customer base. Our products are sold in more than 100 countries through multiple channels based on the business segment, local market conditions and demand. Our revenues are broadly diversified across the United States and Canada (collectively, “North America”); Central America and South America; Europe, the Middle East and Africa (collectively, “EMEA”) and the Asia-Pacific region. We refer to Central America, South America, EMEA and the Asia-Pacific region collectively as “Rest of World” or “ROW.” The following chart reflects our fiscal year 2011 revenue by region and segment.

After giving effect to the Distributions, we will operate and report financial and operating information in the following three segments:

•

North America Systems Installation & Services (“NA Installation & Services”). NA Installation & Services designs, sells, installs, services and monitors electronic security systems and fire detection and suppression products and services for commercial, industrial, retail, institutional and governmental customers in North America.

•

Rest of World Systems Installation & Services (“ROW Installation & Services”). ROW Installation & Services designs, sells, installs, services and monitors electronic security systems and fire detection and suppression products and services for commercial, industrial, retail, institutional and governmental customers in the Rest of World regions. ROW Installation & Services also sells, installs, services and monitors electronic security systems for residential and small business customers.

•

Global Products. Global Products designs, manufactures and sells fire protection, security and life safety products, including fire detection and suppression products, intrusion security, anti-theft, access control and video management systems, and breathing apparatus, for commercial, industrial, retail, institutional, governmental and residential and small business customers worldwide, including products installed and serviced by NA Installation & Services and ROW Installation & Services.

We will also provide general corporate services to our segments which will be reported as a fourth, non-operating segment, Corporate and Other.

On a pro forma basis after giving effect to the Distributions, our net revenue by segment for our fiscal year 2011 would have been as follows ($ in billions):

	Net Revenue	Percent of Total Net Revenue	Key Brands
NA Installation & Services	$4.0 billion	39%	Tyco, Tyco Integrated Security, SimplexGrinnell, Sensormatic
ROW Installation & Services	$4.5 billion	44%	Tyco Fire & Security, Wormald, Sensormatic, ADT
Global Products	$1.8 billion	17%	Tyco, Simplex, Grinnell, Ansul, DSC, Scott

Each of our segments serves a highly diverse customer base and none is dependent upon a single customer or group of customers. For fiscal year 2011, no customer accounted for more than 5% of our revenues, and more than 50% of our revenues were derived from customers outside of North America.

Our end-use customers, to whom we may sell directly or through wholesalers, distributors, commercial builders or contractors, can generally be grouped in the following categories:

•	Commercial customers, including residential and commercial property developers, financial institutions, food service businesses and commercial enterprises.

•	Industrial customers, including companies in the oil & gas, power generation, mining, petrochemical and other industries.

•	Retail customers, including international, regional and local consumer outlets, from national chains to specialty stores.

•	Institutional customers, including a broad range of healthcare facilities, academic institutions, museums and foundations.

•	Governmental customers, including federal, state and local governments, defense installations, mass transportation networks, public utilities and other government-affiliated entities and applications.

•	Residential and small business customers, including owners of single-family homes and local providers of a wide range of goods and services.

As discussed under “—Competition” below, the markets in which we compete are generally highly fragmented. We therefore compete with many other businesses in markets throughout the world, including other large global businesses, significant regional businesses and many smaller regional and local businesses.

We believe our strategy to leverage our global reach, premier brands and customer solutions will drive sustained, profitable growth across our businesses. As we continue to enhance our product and service offerings, we believe we are well positioned to expand our customer base in each of our strategic markets.

Our Strengths

Leading market positions and brands

We are one of the few largest players in the global fire and security industry, with market leadership positions in installation, service and products. We believe that we offer best-in-class products and services to our customers worldwide. Our brands, including Tyco, SimplexGrinnell, Sensormatic, Wormald, Ansul, Simplex, Grinnell and Scott, instill confidence and loyalty in our customer base and are among the most well known and respected in the industry. We are dedicated to upholding the values that are synonymous with our brands, including, safety, quality, reliability, durability and technological innovation. We believe that our commitment to Tyco’s core values as a company—integrity, accountability, excellence and teamwork—makes us a good business partner and a preferred provider to our customers.

Global reach and significant scale of operations

We are a global company in terms of sales, manufacturing and installation and services. We conduct business in more than 100 countries, with over 50% of our fiscal year 2011 revenue generated outside of North America. We believe the global nature of our businesses, our expertise with local customers, governments, municipalities and codes and standards, and our extensive sales networks allow us to offer our services and products worldwide to our multinational customers while opportunistically pursuing growth in the most attractive regions and sub-sectors of our markets. In addition, we have an extensive global manufacturing presence and operate over 38 manufacturing facilities around the world. Our global manufacturing footprint and our significant scale of operations provide us with greater flexibility to reduce our costs through manufacturing efficiencies, purchasing power and resources for product design, marketing and customer management relative to our smaller competitors.

Diverse portfolio of services and products

We offer a broad portfolio of products, services and integrated solutions to both multinational and local customers around the world. As we operate through the full lifecycle of the fire and security industry, from design and installation to ongoing maintenance and upgrades, we are able to provide our customers with tailored solutions that fully address their needs. We believe our sales force of 7,000 professionals is the most capable and specialized in the industry. Their focus on building long-term relationships and cultivating an open dialogue enables us to be responsive to and, in many cases, anticipate our customers’ needs, thus enabling us to provide industry leading solutions, products and services.

Diverse customer base

Our customers operate in many different industries and countries, which allows us to leverage our skills and experience across many end markets. In fiscal year 2011, we sold products or services to approximately 2.5 million customers worldwide, including many Fortune 500 companies. We provide our electronic security and fire protection services to many of the world’s largest retailers and many of the leading banks in North America and in millions of business locations globally.

Strong cash flow supported by a stable, recurring revenue base

Historically, we have generated significant cash flow from our operations. The breadth of our product and service offerings, the diversity of our end markets and the breadth of our geographic presence results in strong and stable revenues and cash flows. In addition, approximately 45% of our revenues are service based. Our cash flow provides us with the financial flexibility to invest in new products and acquisitions to enhance our industry leading businesses.

Technology leader

Our businesses have a long history of technological innovation and leadership in the industry with over 2,500 patents. Our 11 research and development facilities worldwide enable us to maintain our leading technical position and capitalize on attractive long-term trends in our key markets, such as heightened security demands and more stringent fire codes. We have long-standing customer relationships with global customers whose requirements demand innovative and industry leading solutions.

Experienced management team

We believe that our senior management team is highly regarded in the industry and has the experience necessary to effectively execute our strategy and advance our product and brand leadership. Collectively, our executive officers have on average nearly twenty years of experience in managing large global organizations and/or Fire and Security businesses. They are supported by a strong management team with a proven track record of recognizing and capitalizing on attractive opportunities, driving innovation, reducing costs, improving working capital and executing operating efficiencies.

Our Vision and Strategies

Our goal is to build upon our position as a leading provider of fire and security services and products. We operate in a number of highly fragmented markets where we believe we have a number one or two market position that translates into a relatively small market share. We believe we have opportunities to increase our market share and accelerate revenue growth by expanding our customer base and by generating new business from our existing customers. In addition, we believe we have opportunities to improve our margins. Our business strategy includes the following strategic priorities:

Expand our customer base

We believe that we have significant opportunities to attract customers and increase our market share by focusing our sales and marketing efforts and our product development efforts on key vertical markets, such as retail, oil and gas, mining and marine. Additionally we intend to expand our presence in emerging markets, including China, India, Latin America and the Middle East, where we continue to see significant and growing customer demand through both economic development and the implementation of local codes and standards in our industry. We believe our extensive global reach, industry leading positions, strong reputation, wide portfolio of products and service offerings, and broad manufacturing and distribution network will enable us to deliver quality products and services in an efficient and timely manner to these regions and key vertical markets.

Generate new business from existing customers

We believe that our long-standing customer relationships and targeted sales and marketing efforts that emphasize the breadth of our portfolio and that focus on product and service opportunities within each customer’s industry, will enable us to increase our market penetration and generate increased sales and service revenue from existing customers. Additionally, we believe new product development is very important to our businesses and we continually evaluate developing technologies in areas that we believe will enhance our product and service offerings to our existing customers. This includes leveraging web, mobile and cloud technologies as next-generation growth platforms for our products and services.

Improve productivity and efficiency

We intend to increase the profitability of our global portfolio of services and products by focusing on further improvements to our cost structure. We will continue to reduce our manufacturing costs by leveraging our purchasing power to reduce procurement costs and enhance our manufacturing productivity through continued use of tools such as Six Sigma. Additionally, we are implementing initiatives that include optimizing our footprint, leveraging our existing asset base, reducing our overhead expenses and furthering our project selectivity initiatives for installation to both improve margin and develop a more profitable business mix.

Pursue disciplined acquisition process and continue to optimize our portfolio

Acquisitions are an integral part of our growth strategy. We will continue to evaluate and selectively pursue strategic acquisitions that strengthen our market position, broaden our core product and services portfolio, expand our geographic footprint, provide access to attractive adjacent markets, or increase our technological capabilities. In addition, we expect to manage small markets locally for value and evaluate strategic exits from non-core businesses.

Industry Overview

The global fire and security industry generates approximately $100 billion in annual revenue and includes fire detection and suppression, electronic security and life safety products as well as system design, installation and services. The market is highly fragmented and consists of a few large, international companies and many small local and regional players. Products are sold directly to end customers or through dealers and distributors. Our end customers can generally be grouped into the following categories: commercial, industrial, retail, institutional, governmental and other end-users requiring fire, life safety and security protection.

We operate through the full lifecycle of the fire and security industry, from product design and installation to ongoing maintenance and upgrades. Globally, we estimate the product sector consists of five large players that accounted for 30%-40% of the approximately $30 billion in sales in 2011. In addition, we estimate the services and installation sectors, both of which are highly fragmented, generated sales of approximately $30 billion and approximately $40 billion, respectively, in 2011.

Innovation and product development are critical to success in this industry. The convergence between security and IT, as well as continually developing fire suppression applications and products, has driven growth in both emerging and developed markets. Additionally, customers, particularly in the retail, oil and gas, and power markets, have increased expectations for vertical market-specific value propositions and solutions tailored to their needs, resulting in increased innovation in these end-markets.

Developed markets continue to evolve and grow, driven by new applications, product and service innovations, and operations-enabling technologies. There is an increased emphasis on fire codes and standards worldwide, with both governments and private industry investing heavily in new systems and existing system upgrades. As governments in emerging markets continue to develop more rigorous fire codes and standards, we expect these regions to account for at least 40% of industry growth between 2011 and 2015.

Our Segments, Services and Products

We operate in three business segments providing industry-leading and pioneering product and service offerings: NA Installation & Services, ROW Installation & Services and Global Products.

The following table illustrates our revenue, operating income and operating margin on a pro forma basis after giving effect to the Distributions for each of our business segments for the fiscal years of 2011, 2010 and 2009.

(in millions of U.S. dollars)	For the year ended September 30, 2011	For the year ended September 24, 2010	For the year ended September 25, 2009(1)
NA Installation & Services
Revenue	$4,022	$3,784	$3,931
Operating income	437	361	372
Operating margin	10.9%	9.5%	9.5%
ROW Installation & Services
Revenue	$4,483	$4,339	$4,280
Operating income	418	375	(1,060)
Operating margin	9.3%	8.6%	N/M
Global Products
Revenue	$1,757	$1,529	$1,537
Operating income	296	245	(349)
Operating margin	16.8%	16.0%	N/M

(1)	Includes goodwill and intangible asset impairment charges of: $22 million in NA Systems Installation & Services, $1,182 million in ROW Systems Installation & Services and $567 million in Global Products.

Installation & Services

NA Installation & Services and ROW Installation & Services (collectively, “Installation & Services”) design, sell, install, service and monitor electronic security systems and fire detection and suppression products and services for retail, commercial, industrial, governmental and institutional customers around the world. Additionally, ROW Installation & Services designs, sells, installs, services and monitors security systems for residential and small business customers under the ADT brand name.

Security Services

Our Installation & Services segments design, sell, install and service security systems to detect intrusion, control access and react to movement, fire, smoke, flooding, environmental conditions, industrial processes and other hazards. These electronic security systems include detection devices that are usually connected to a monitoring center that receives and records alarm signals where skilled security monitoring specialists verify alarm conditions and initiate a range of response scenarios. For most systems, control panels identify the nature of the alarm and the areas where a sensor was triggered. Our other security solutions include access control systems for sensitive areas such as government facilities and banks; video surveillance systems designed to deter theft and fraud and help protect employees and customers; and asset protection and security management systems designed to monitor and protect physical assets as well as proprietary electronic data. Our offerings also include anti-theft systems utilizing acousto magnetic and radio frequency identification tags and labels in the retail industry as well as store performance solutions to enhance retailer performance. Many of the world’s leading retailers use our Sensormatic anti-theft systems to help protect against shoplifting and employee theft. Many of the products that we install for our Installation & Services security customers are designed and manufactured by our Global Products segment. Additionally, our deep experience in designing, integrating, deploying and maintaining large-scale security systems—including, for example, centrally managed security systems that span large commercial and institutional campuses—allows us to install and/or service products manufactured by third parties.

Purchasers of our intrusion systems typically contract for ongoing security system monitoring and maintenance at the time of initial equipment installation. These contracts are generally for a term of one to three years. Systems installed at customers’ premises may be owned either by us or by our customers. Monitoring center personnel may respond to alarms by relaying appropriate information to local fire or police departments, notifying the customer or taking other appropriate action. In certain markets, we directly provide the alarm response services with highly trained and professionally equipped employees. In some instances, alarm systems are connected directly to local fire or police departments.

In addition, our ROW Installation & Services segment is a leading provider of monitored residential and small business security systems. In addition to traditional burglar alarm and fire detection systems, installation and monitoring services, ROW Installation & Services provides patrol and response services in select geographies, including South Africa and Korea. Our ROW Installation & Services segment continues to expand its offering of value-added residential services worldwide, such as an interactive services platform. The interactive services platform allows for remote management of the home security system, as well as lifestyle applications, which currently include remote video, lighting control, and energy management.

Our customers are often prompted to purchase security systems by their insurance carriers, which may offer lower insurance premium rates if a security system is installed or require that a system be installed as a condition of coverage.

Fire Protection Services

Our Installation & Services segments design, sell, install and service fire detection and fire suppression systems in both new and existing facilities. Commercial construction as well as legislation mandating the installation and service of fire detection and suppression systems drives the demand for our products. Our Installation & Services segments offer a wide range of fire detection and suppression systems, including those designed and manufactured by our Global Products segment and those designed by third parties. These detection systems include fire alarm control panels, advanced fire alarm monitoring systems, smoke, flame detection systems, heat and carbon monoxide detectors and voice evacuation systems. Our Installation & Services segments also offer a wide range of standard water-based sprinkler and chemical suppression systems and custom designed special hazard suppression systems, which incorporate specialized extinguishing agents such as foams, dry chemicals and gases in addition to spill control products designed to absorb, neutralize and solidify spills of hazardous materials. These systems are often especially suited to fire suppression in industrial and commercial applications, including oil & gas, power generation, mining, petrochemical, manufacturing, transportation, data processing, telecommunications, commercial food preparation and marine applications. Our Installation & Services segments continue to focus on system maintenance and inspection, which have become increasingly significant parts of our business.

Customers

Our Installation & Services customers range from Fortune 500 companies with diverse worldwide operations who look to us to provide integrated, global solutions for their fire and security needs, to single location commercial customers and individual homeowners. Our Installation & Services customer relationships generally fall into either or both of two markets: the market for new construction or retrofit projects, which represented 46% of Installation & Services fiscal year 2011 revenue on a pro forma basis after giving effect to the Distributions, and the market for aftermarket products and services, which accounted for the remaining 54% of Installation & Services fiscal year 2011 revenue on the same basis.

New construction projects are inherently long-lead in nature and we strive to become involved in the planning process for these projects as early as possible. We believe that by actively participating in the preliminary design stages of a new construction project and by offering our design services that combine our global expertise and knowledge of local codes and standards, we can increase our value to customers relative to many smaller local and regional competitors. With respect to fire detection and suppression installations, we prefer to become involved at the time an architectural or engineering design firm is selected. With respect to security system design and installation, we generally become involved in the later stages of a construction project or as tenants take occupancy.

Our relationships with customers in the aftermarket may include any combination of alarm monitoring, fire and security maintenance and or testing and inspection services. We also provide aftermarket services to many customers whose fire and security systems were manufactured or installed by third parties.

Global Products

Our Global Products segment designs, manufactures and sells fire protection, electronic security and life safety products, including fire detection and suppression products, intrusion security, anti-theft, access control and video management systems as well as breathing apparatuses. In addition to the $1.8 billion of annual external revenue reported by our Global Products segment, Global Products generates approximately $700 million of intercompany annual revenue related to products installed and serviced by Installation & Services.

Fire Protection Products

Fire Protection Products designs, manufactures, distributes and sells fire alarm and fire detection systems, automatic fire sprinkler systems and special hazard suppression systems, including many of the fire protection products that our Installation & Services segments install and service. Fire Protection Products also manufactures and sells grooved products for the rapid joining of piping in both the fire and non-fire markets. The fire protection products are marketed under various leading trade names, including Simplex, Wormald, Ansul, Grinnell and Tyco and include fire alarm control panels, advanced fire alarm monitoring systems, smoke, heat and carbon monoxide detectors and voice evacuation systems. Fire Protection Products also offers a wide range of water-based sprinkler systems and custom designed special hazard suppression systems, which incorporate specialized extinguishing agents such as foams, dry chemicals and gases. These systems are often especially suited to fire suppression in industrial and commercial applications, including oil & gas, power generation, mining, petrochemical, manufacturing, transportation, data processing, telecommunications, commercial food preparation and marine applications.

Fire Protection Products’ systems typically are purchased by facility owners through construction engineers and electrical contractors as well as mechanical or general contractors. In recent years, retrofitting of existing buildings has grown as a result of legislation mandating the installation of fire detection and fire suppression systems, especially in hotels, restaurants, healthcare facilities and educational establishments. In September 2008, the International Residential Code Council, a non-profit association that develops model codes that are the predominant building and fire safety regulations used by state and local jurisdictions in the United States, adopted a proposal advanced by firefighters and other life-safety advocates to require sprinkler systems in new one and two family dwellings beginning in January 2011. This national code is not binding on state and local jurisdictions and must be adopted locally before it becomes mandatory for new homes being built in these areas. The timing of adoption, if at all, will vary by jurisdiction. However, we believe that this development may offer opportunities to expand our residential fire suppression business in the United States.

Security Products

Security Products designs and manufactures a wide array of electronic security products, including integrated video surveillance and access control systems to enable businesses to manage their security and enhance business performance. Our global access control solutions include integrated security management systems for enterprise applications, access control solutions applications, alarm management panels, door controllers, readers, keypads and cards. Our global video system solutions include digital video management systems, matrix switchers and controllers, digital multiplexers, programmable cameras, monitors and liquid interactive crystal displays. Our security products for homes and businesses range from basic burglar alarms to comprehensive interactive security systems including alarm control panels, keypads, sensors and central station receiving equipment used in security monitoring centers. Our offerings also include anti-theft systems utilizing acousto magnetic and radio frequency identification tags and labels in the retail industry. Our security products are marketed under various leading trade names, including Software House, DSC, American Dynamics, Sensormatic, and Visonic. Many of the world’s leading retailers use our Sensormatic anti-theft systems to help protect against shoplifting and employee theft. Security Products manufactures many of the security products that our Installation & Services business installs and services.

Life Safety Products

Life Safety Products manufactures life safety products, including self-contained breathing apparatus designed for firefighter, industrial and military use, supplied air respirators, air-purifying respirators, thermal imaging cameras, gas detection equipment, gas masks and personal protection equipment. The life safety products business operates under various leading trade names, including Scott Safety and Protector. Our breathing apparatus are used by the military forces of several countries and many U.S. firefighters rely on the Scott Air-Pak brand of self-contained breathing apparatus.

Customers

Global Products sells products through our Installation & Service segments and indirect distribution channels around the world. Some of Global Products’ channel business partners act as dealers selling to smaller fire and security contractors that install fire detection and suppression, security and theft protection systems, whereas others act as integrators that install the products themselves. Global Products’ customers include ADT, which installs certain of our residential and small business security products in the United States and Canada. Builders, contractors and developers are customers for our sprinkler products. End customers for our breathing apparatus and related products include fire departments, municipal and state governments and military forces as well as major companies in the industrial sector.

Competition

The markets that we serve are generally highly competitive and fragmented with a small number of large, global firms and thousands of smaller regional and local companies. Competition is based on price, specialized product capacity, breadth of product line, training, support and delivery, with the relative importance of these factors varying depending on the project complexity, product line, the local market and other factors. Rather than compete primarily on price, we emphasize the quality of our products and services, the reputation of our brands and our knowledge of customers’ fire and security needs. Among large industrial, commercial, governmental and institutional customers, we believe that our comprehensive global coverage and product and service offerings provide a competitive advantage. We also believe that our systems integration capabilities, which allow us to offer global solutions to customers that fully integrate our security and/or fire offerings into existing IT networks, business operations and management tools, and process automation and control systems, set us apart from all but a small number of other large, global competitors.

Competitive dynamics in the fire and security industry generally result in more direct competition and lower margins for installation projects compared to aftermarket products and services. We generally face the greatest competitive pricing pressure for the installation of products that have become more commoditized over time, including standard commercial sprinkler systems and closed-circuit television systems.

Sales, Marketing and Distribution

Our direct sales force of over 7,000 employees sells our products and services into more than 100 countries worldwide. Our sales force is segmented by product, geography and vertical market. In addition, some of our Installation & Services salespeople specialize either in sales to new construction projects or in aftermarket agreements for services and maintenance. As discussed above, our Global Products segment generally sells its products through wholesalers, distributors and contractors rather than directly to customers, although in many cases Global Products will work directly with customers, regulators, industry organizations and standards bodies to generate demand for its products and services. In our Installation & Services segments, we continue to align our sales efforts against vertical markets to develop industry expertise and segment specific solutions in order to best serve customers and accelerate growth by differentiating our solutions in the marketplace.

Properties and Facilities

Our locations include research and development facilities, manufacturing facilities, warehouse and distribution centers and sales and service offices. Additionally, our locations include approximately 30 monitoring call centers located around the world. All of our monitoring facilities operate 24 hours a day on a year-round basis. Incoming alarm signals are routed via an internal communications network to the next available operator. Operators are quickly updated with information including the name and location of the customer and site, and the nature of the alarm signal. Depending upon the type of service specified by the customer contract, operators respond to emergency-related alarms by calling the customer by telephone (for verification purposes) and relaying information to local fire or police departments, as necessary. Additional action may be taken by the operators as needed, depending on the specific situation.

We operate from more than 1,200 locations in more than 50 countries. These properties total approximately 14 million square feet, of which approximately 4 million square feet are owned and 10 million square feet are leased. NA Installation & Services occupies approximately 450 locations and approximately 6 million square feet throughout North America. ROW Installation & Services occupies approximately 530 locations in over 30 countries and approximately 1 million square feet. Global Products occupies approximately 220 locations in over 30 countries and approximately 7 million square feet worldwide.

We consider the many offices, manufacturing facilities, warehouses, and other properties that we own or lease to be in good condition and generally suitable for the purposes for which they are used. We do not anticipate difficulty in renewing existing leases as they expire or in finding alternative facilities.

Intellectual Property

Patents, trademarks, copyrights and other proprietary rights are important to our business. We also rely upon trade secrets, manufacturing know-how, continuing technological innovations and licensing opportunities to maintain and improve our competitive position. We review third-party proprietary rights, including trademarks, patents and patent applications, in an effort to develop an effective intellectual property strategy, avoid infringement of third-party proprietary rights, identify licensing opportunities and misappropriation of our proprietary rights, and monitor the intellectual property claims of others.

After giving effect to the Distributions, we will own a portfolio of patents that principally relates to electronic security systems; fire protection products and systems, including fire detection and fire suppression with chemical, gas, foam and water agents; personal protective products and systems for fire and other hazards; and integrated systems for surveillance and control of public transportation and other public works. We will also own a portfolio of trademarks and will be a licensee of various patents and trademarks. Patents for individual products extend for varying periods according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. Trademark rights may potentially extend for longer periods of time and are dependent upon national laws and use of the marks.

While we consider our patents to be valuable assets that extend the commoditization life cycle of our products, we do not believe that our overall operations are dependent upon any single patent or group of related patents.

Research and Development

We are engaged in research and development in an effort to introduce new products, to enhance the effectiveness, ease of use, safety and reliability of our existing products and to expand the applications for which the uses of our products are appropriate. For example, in order to position ourselves to participate in and lead the development of residential interactive platforms, enterprise-wide integrated access control platforms and transition IP video platforms, we have made significant investments in our security products portfolio. In addition, we continually evaluate developing technologies in all areas that we believe will enhance our business for possible investment. Our research and development expense would have been $129 million in 2011, $112 million in 2010 and $105 million in 2009, after giving effect to the Distributions. We expect to continue to increase investments in research and development.

Raw and Other Purchased Materials

We are a large buyer of metals and other commodities, including gasoline. We purchase materials from a large number of independent sources around the world and have experienced no shortages that have had a material adverse effect on our businesses. We enter into long-term supply contracts, using fixed or variable pricing to manage our exposure to potential supply disruptions. Significant changes in the costs of certain raw materials, including steel, brass and certain flurochemicals used in our fire suppression agents, may have an adverse impact on costs and operating margins.

Governmental Regulation and Supervision

Our operations are subject to numerous federal, state and local laws and regulations, both within and outside the United States, in areas such as consumer protection, government contracts, international trade, environmental protection, labor and employment, tax, licensing and others. For example, most U.S. states in which we operate have licensing laws directed specifically toward the alarm and fire suppression industries. Our security business currently relies extensively upon the use of wireline and wireless telephone service to communicate signals, and wireline and wireless telephone companies in the United States are regulated by the federal and state governments. In addition, government regulation of fire safety codes can impact our fire protection business. These and other laws and regulations impact the manner in which we conduct our business, and changes in legislation or government policies can affect our worldwide operations, both positively and negatively. For a more detailed description of the various laws and regulations that affect our business, see “Risk Factors—Risks Relating to Our Business” and “Risk Factors—Risks Related to Legal, Regulatory and Compliance Matters.”

Environmental Matters

We are subject to numerous foreign, federal, state and local environmental protection and health and safety laws governing, among other things, the generation, storage, use and transportation of hazardous materials; emissions or discharges of substances into the environment; and the health and safety of our employees.

Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances at their properties or at properties at which they have disposed of hazardous substances. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances or pursuant to indemnifications provided by us in connection with asset disposals. We have received notification from the U.S. Environmental Protection Agency and from state environmental agencies that conditions at a number of sites where we and others disposed of hazardous substances require cleanup and other possible remedial action and may require that we reimburse the government or otherwise pay for the cost of cleanup of those sites and/or for natural resource damages. We have projects underway at a number of current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations.

Given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods, the ultimate cost of cleanup at disposal sites and manufacturing facilities is difficult to predict. In view of our financial position and reserves for environmental matters, we believe that any potential payment of such estimated amounts will not have a material adverse effect on our financial position, results of operations or cash flows.

Employees

After giving effect to the Distributions, we expect to employ approximately 69,000 people worldwide, of which approximately 20,000 would have been employed in the United States and 49,000 would have been employed outside the United States. We expect approximately 15% of these employees to be covered by collective bargaining agreements or works councils and we believe that our relations with the labor unions are generally good.

History and Development

Tyco International Ltd. is a company organized under the laws of Switzerland. Effective June 29, 2007, Tyco International Ltd. completed the spin-offs of Covidien Ltd. (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”), formerly our Healthcare and Electronics businesses, respectively, into separate, publicly traded companies (the “2007 Separation”) in the form of a distribution to Tyco shareholders.

On December 22, 2010, we sold a majority interest in our Electrical and Metal Products business. See Note 3 to our 2011 Consolidated Financial Statements, incorporated by reference herein.

Tyco’s registered and principal office is located at Freier Platz 10, CH-8200 Schaffhausen, Switzerland. Its management office in the United States is located at 9 Roszel Road, Princeton, New Jersey 08540.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement, you should carefully consider the matters described below relating to the proposed spin-offs, the Merger and our business following the spin-offs in deciding whether to vote for approval of the proposals presented in this proxy statement. The risks described below give effect to, or relate to, the spin-offs, assuming that the Distributions are approved by our shareholders and consummated as described in this proxy statement. Information about risks to our business as it is currently conducted is available from our Annual Report on Form 10-K for the year ended September 30, 2011 and the other documents incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” for instructions to obtain those documents.

In addition to the matters described below, you should also carefully consider the matters described under the sections titled “Risk Factors” in the ADT Preliminary Information Statement and the Tyco Flow Control Prospectus for certain additional risks relating to the spin-offs, the Merger, ADT’s, Tyco Flow Control’s and Pentair’s businesses, and ADT’s and Tyco Flow Control’s shares following the Distributions and the Merger assuming approval of the proposals required for the Transactions.

If any of the risks described below actually occurs, our business, financial condition, results of operations and cash flows could be materially and adversely affected. Any such adverse effect may cause the trading price of our common shares to decline and as a result you could lose all or part of your investment in us. Additional risks and uncertainties not presently known to us or risks that we currently believe to be immaterial also may adversely affect the spin-offs and Tyco, ADT and/or Tyco Flow Control as separate companies.

Risks Relating to Our Business

General economic and cyclical industry conditions may adversely affect our financial condition, results of operations or cash flows.

Our operating results have been and may in the future be adversely affected by general economic conditions and the cyclical pattern of certain markets that we serve. For example, demand for our services and products is significantly affected by the level of commercial and residential construction, industrial capital expenditures for facility expansions and maintenance and the amount of discretionary business and consumer spending, each of which historically has displayed significant cyclicality. Even if demand for our products is not negatively affected, the liquidity and financial position of our customers could impact their ability to pay in full and/or on a timely basis.

Much of the demand for installation of security products and fire detection and suppression solutions is driven by commercial and residential construction and industrial facility expansion and maintenance projects. Commercial and residential construction projects are heavily dependent on general economic conditions, localized demand for commercial and residential real estate and availability of credit. Many commercial and residential real estate markets have experienced excess capacity since the beginning of the global financial crisis, and in some markets demand may not improve significantly for years, if at all. In addition, most commercial and residential real estate developers rely heavily on project financing from banks and other institutional lenders in order to initiate and complete projects. The decline in real estate values in many parts of the world that accompanied the global financial crisis has led to significant reductions in the availability of project financing, even in markets where demand may otherwise be sufficient to support new construction. These factors have in turn hampered demand for new fire detection and suppression and security installations.

Levels of industrial capital expenditures for facility expansions and maintenance turn on general economic conditions, economic conditions within specific industries we serve, expectations of future market behavior and available financing. Additionally, volatility in commodity prices can negatively affect the level of these activities and can result in postponement of capital spending decisions or the delay or cancellation of existing orders.

The businesses of many of our industrial customers, particularly oil and gas companies, chemical and petrochemical companies and general industrial companies, are to varying degrees cyclical and have experienced periodic downturns. During such economic downturns, customers in these industries historically have tended to delay major capital projects, including greenfield construction, expensive maintenance projects and upgrades. Additionally, demand for our products and services may be affected by volatility in energy and commodity prices and fluctuating demand forecasts, as our customers to be more conservative in their capital planning, which may reduce demand for our products and services. Although our industrial customers tend to be less dependent on project financing than real estate developers, disruptions in financial markets and banking systems, such as recent disruptions related to the European sovereign debt crisis, could make credit and capital markets difficult for our customers to access, and could raise the cost of new debt for our customers to prohibitive levels. Any difficulty in accessing these markets and the increased associated costs can have a negative effect on investment in large capital projects, including necessary maintenance and upgrades, even during periods of favorable end-market conditions.

Many of our customers outside of the industrial and commercial sectors, including governmental and institutional customers, have experienced budgetary constraints as sources of revenue, including tax receipts, general obligation and construction bonds, endowments and donations, have been negatively impacted by the global financial crisis. These budgetary constraints have in the past and may in the future reduce demand for our products among governmental and institutional customers.

Reduced demand for our products and services could result in the delay or cancellation of existing orders or lead to excess manufacturing capacity, which unfavorably impacts our absorption of fixed manufacturing costs. This reduced demand may also erode average selling prices in our industry. Any of these results could adversely affect our business, financial condition, results of operations and cash flows.

We face competition in each of our businesses, which results in pressure on our profit margins and limits our ability to maintain or increase the market share of our products. If we cannot successfully compete in an increasingly global market-place, our operating results may be adversely affected.

We operate in competitive domestic and international markets and compete with many highly competitive manufacturers and service providers, both domestically and on a global basis. Our manufacturing businesses face competition from lower cost manufacturers in Asia and elsewhere and our service businesses face competition from alternative service providers around the world.

For example, in the market for the installation and service of certain types of fire detection and suppression systems, particularly water sprinkler systems, we face intense pricing pressure from local contractors who may have significantly lower labor costs and general overhead expenses than we do. Similarly, the monitored security alarm industry is subject to competitive pricing pressures on installation, monitoring and service fees, including from smaller regional and local companies.

Currently, key components of our competitive position are our ability to adapt to changing competitive environments and to manage expenses successfully. This, however, requires continuous management focus on reducing costs, maintaining our competitive position and improving efficiency through cost controls, productivity enhancements and regular appraisal of our asset portfolio. If we are unable to achieve appropriate levels of scalability or cost-effectiveness, or if we are otherwise unable to manage and react to changes in the global marketplace, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our future growth is largely dependent upon our ability to continue to adapt our products, services and organization to meet the demands of local markets in both developed and emerging economies and by developing or acquiring new technologies that achieve market acceptance with acceptable margins.

Our businesses operate in global markets that are characterized by evolving industry standards. Although many of our largest competitors are also global industrial companies, we compete with thousands of smaller regional and local companies that may be positioned to offer products produced at lower cost than ours, particularly in emerging markets, or to capitalize on highly localized relationships and knowledge that are difficult for us to replicate. We have found that in several emerging markets potential customers prefer local suppliers, in some cases because of existing relationships and in other cases because of local legal restrictions or incentives that favor local businesses.

Accordingly, our future success depends upon a number of factors, including our ability to: adapt our products, services, organization, workforce and sales strategies to fit localities throughout the world, particularly in high growth emerging markets; identify emerging technological and other trends in our target end-markets; and develop or acquire, manufacture and bring competitive products and services to market quickly and cost-effectively. Adapting our businesses to serve more local markets will require us to invest considerable resources in building our distribution channels and engineering and manufacturing capabilities in those markets to ensure that we can address customer demand. Even when we invest in growing our business in local markets, we may not be successful for any number of reasons, including competitive pressure from regional and local businesses that may have superior local capabilities or products that are produced more locally at lower cost. Our ability to develop or acquire new products and services can affect our competitive position and requires the investment of significant resources. These acquisitions and development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new technologies, products or services on a timely basis. Moreover, as we introduce new products, we may be unable to detect and correct defects in the design of a product or in its application to a specified use, which could result in loss of sales or delays in market acceptance. Even after introduction, new or enhanced products may not satisfy consumer preferences and product failures may cause consumers to reject our products. As a result, these products may not achieve market acceptance and our brand images could suffer. In addition, the markets for our products and services may not develop or grow as we anticipate. As a result, the failure to effectively adapt our products and services to the needs of local markets, the failure of our technology, products or services to gain market acceptance, the potential for product defects or the obsolescence of our products and services could significantly reduce our revenues, increase our operating costs or otherwise materially and adversely affect our business, financial condition, results of operations and cash flows.

We face risks relating to doing business internationally that could adversely affect our business.

Our business operates and serves consumers worldwide. There are certain risks inherent in doing business internationally, including:

•	economic volatility and the current global economic recession;

•	the difficulty of enforcing agreements, collecting receivables and protecting assets, especially our intellectual property rights, through non-U.S. legal systems;

•	possibility of unfavorable circumstances from host country laws or regulations;

•	fluctuations in revenues, operating margins and other financial measures due to currency exchange rate fluctuations and restrictions on currency and earnings repatriation;

•	trade protection measures, import or export restrictions, licensing requirements and local fire and security codes and standards;

•	increased costs and risks of developing, staffing and simultaneously managing a number of foreign operations as a result of distance as well as language and cultural differences;

•	issues related to occupational safety and adherence to local labor laws and regulations;

•	potentially adverse tax developments;

•	longer payment cycles;

•	changes in the general political, social and economic conditions in the countries where we operate, particularly in emerging markets;

•	the threat of nationalization and expropriation;

•	the presence of corruption in certain countries; and

•	fluctuations in available municipal funding in those instances where a project is government financed.

One or more of these factors could adversely affect our business and financial condition.

In order to manage our day-to-day operations, we must overcome cultural and language barriers and assimilate different business practices. In addition, we are required to create compensation programs, employment policies and other administrative programs that comply with laws of multiple countries. We also must communicate and monitor standards and directives across our global network. Our failure to successfully manage our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and to enforce compliance with standards and procedures.

A significant percentage of our future growth is anticipated to come from emerging markets, and if we are unable to expand our operations in emerging markets, our growth rate could be negatively affected.

One aspect of our growth strategy is to seek significant growth in emerging markets, including China, India, Latin America and the Middle East, which in turn depends on economic and political conditions in those markets. Emerging markets generally involve greater financial and operational risks than more mature markets, where legal systems are more developed and familiar to us. In some cases, emerging markets have greater political and economic volatility and greater vulnerability to infrastructure and labor disruptions. Negative or uncertain political climates in developing and emerging markets could also adversely affect us.

We cannot guarantee that our growth strategy will be successful. If we are unable to manage the risks inherent in our growth strategy in emerging markets, including civil unrest, international hostilities, natural disasters, security breaches and failure to maintain compliance with multiple legal and regulatory systems, our results of operations and ability to grow could be materially adversely affected.

Our international operations expose us to fluctuations in foreign currency exchange rates.

A significant portion of our revenue and certain of our costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. Certain of the foreign currencies to which we have exposure have undergone significant devaluation in the past, which can reduce the value of our local monetary assets, reduce the U.S. dollar value of our local cash flow and potentially reduce the U.S. dollar value of future local net income. Although we intend to enter into forward exchange contracts to economically hedge some of our risks associated with transactions denominated in certain foreign currencies, no assurances can be made that exchange rate fluctuations will not adversely affect our financial condition, results of operations and cash flows.

In addition, we are a large buyer of metals (including steel, ductile iron and copper) and other non-metal commodities, including fossil fuels for our manufacturing operations and our vehicle fleet, the prices of which have fluctuated significantly in recent years. Increases in the prices of some of these commodities could increase the costs of manufacturing our products and providing our services. We may not be able to pass on these costs to our customers or otherwise effectively manage price volatility and this could have a material adverse effect on our financial condition, results of operations or cash flows. Further, in a declining price environment, our operating margins may contract because we account for inventory using the first-in, first-out method.

We monitor these exposures as an integral part of our overall risk management program. In some cases, we enter into hedge contracts to insulate our results of operations from these fluctuations. These hedges are subject to the risk that our counterparty may not perform. As a result, changes in currency exchange rates, commodity prices and interest rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Failure to maintain and upgrade the security of our information and technology networks, including personally identifiable and other information; non-compliance with our contractual or other legal obligations regarding such information; or a violation of the Company’s privacy and security policies with respect to such information, could adversely affect us.

We are dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and, in the normal course of our business, we collect and retain significant volumes of certain types of personally identifiable and other information pertaining to our customers, stockholders and employees. The legal, regulatory and contractual environment surrounding information security and privacy is constantly evolving and companies that collect and retain such information are under increasing attack by cyber-criminals around the world. A significant actual or potential theft, loss, fraudulent use or misuse of customer, stockholder, employee or our data, whether by third parties or as a result of employee malfeasance or otherwise, non-compliance with our contractual or other legal obligations regarding such data or a violation of our privacy and security policies with respect to such data could adversely impact our reputation and could result in significant costs, fines, litigation or regulatory action against us. In addition, we depend on our information technology infrastructure for business-to-business and business-to-consumer electronic commerce. Security breaches of this infrastructure can create system disruptions and shutdowns that could result in disruptions to our operations. Increasingly, our security products and services are accessed through the Internet, and security breaches in connection with the delivery of our services via the Internet may affect us and could be detrimental to our reputation, business, operating results and financial condition. We cannot be certain that advances in criminal capabilities, new discoveries in the field of cryptography or other developments will not compromise or breach the technology protecting the networks that access our products and services.

We are continuously upgrading and consolidating our systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality and acquiring new systems with new functionality. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time, and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. Our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the implementation of new technology systems may cause disruptions in our business operations and have an adverse effect on our business and operations, if not anticipated and appropriately mitigated.

If we cannot obtain sufficient quantities of materials, components and equipment required for our manufacturing activities at competitive prices and quality and on a timely basis, or if our manufacturing capacity does not meet demand, our financial condition, results of operations and cash flows may suffer.

We purchase materials, components and equipment from unrelated parties for use in our manufacturing operations. If we cannot obtain sufficient quantities of these items at competitive prices and quality and on a timely basis, we may not be able to produce sufficient quantities of product to satisfy market demand, product shipments may be delayed or our material or manufacturing costs may increase. In addition, because we cannot always immediately adapt our cost structures to changing market conditions, our manufacturing capacity may at times exceed or fall short of our production requirements. Any of these problems could result in the loss of customers, provide an opportunity for competing products to gain market acceptance and otherwise materially and adversely affect our business, financial condition, results of operations and cash flows.

Failure to attract, motivate, train and retain qualified personnel could adversely affect our business.

Our culture and guiding principles focus on continuously training, motivating and developing employees, and in particular we strive to attract, motivate, train and retain qualified engineers and managers to handle the day-to-day operations of a highly diversified organization. Many of our manufacturing processes, and many of the integrated solutions we offer, are highly technical in nature. Our ability to expand or maintain our business depends on our ability to hire, train and retain engineers and other technical professionals with the skills necessary to understand and adapt to the continuously developing needs of our customers. This includes developing talent and leadership capabilities in emerging markets, where the depth of skilled employees is often limited and competition for resources is intense. Our geographic expansion strategy in emerging markets depends on our ability to attract, retain and integrate qualified managers and engineers. If we fail to attract, motivate, train and retain qualified personnel, or if we experience excessive turnover, we may experience declining sales, manufacturing delays or other inefficiencies, increased recruiting, training and relocation costs and other difficulties, and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

We may be required to recognize substantial impairment charges in the future.

Pursuant to accounting principles generally accepted in the United States, we are required to assess our goodwill, intangibles and other long-lived assets periodically to determine whether they are impaired. Disruptions to our business, unfavorable end-market conditions and protracted economic weakness, unexpected significant declines in operating results of reporting units, divestitures and market capitalization declines may result in material charges for goodwill and other asset impairments. We maintain significant goodwill and intangible assets on our balance sheet, and we believe these balances are recoverable. However, fair value determinations require considerable judgment and are sensitive to change. Impairments to one or more of our reporting units could occur in future periods whether or not connected with the annual impairment analysis. Future impairment charges could materially affect our reported earnings in the periods of such charges and could adversely affect our financial condition and results of operations.

Divestitures of some of our businesses or product lines may materially adversely affect our financial condition, results of operations or cash flows.

We continually evaluate the performance of all of our businesses and may sell businesses or product lines. Divestitures involve risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of our business, the potential loss of key employees and the retention of uncertain environmental or other contingent liabilities related to the divested business. In addition, divestitures may result in significant asset impairment charges, including those related to goodwill and other intangible assets, which could have a material adverse effect on our financial condition and results of operations. We cannot assure you that we will be successful in managing these or any other significant risks that we encounter in divesting a business or product line, and any divestiture we undertake could materially and adversely affect our business, financial condition, results of operations and cash flows.

Our business strategy includes acquiring companies and making investments that complement our existing business. These acquisitions and investments could be unsuccessful or consume significant resources, which could adversely affect our operating results.

We will continue to analyze and evaluate the acquisition of strategic businesses or product lines with the potential to strengthen our industry position or enhance our existing set of product and services offerings. We cannot assure you that we will identify or successfully complete transactions with suitable acquisition candidates in the future. Nor can we assure you that completed acquisitions will be successful.

Acquisitions and investments may involve significant cash expenditures, debt incurrence, operating losses and expenses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Acquisitions involve numerous other risks, including:

•	diversion of management time and attention from daily operations;

•	difficulties integrating acquired businesses, technologies and personnel into our business;

•	inability to obtain required regulatory approvals and/or required financing on favorable terms;

•	potential loss of key employees, key contractual relationships, or key customers of acquired companies or of us;

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies; and

•	dilution of interests of holders of our common shares through the issuance of equity securities or equity-linked securities.

It may be difficult for us to complete transactions quickly and to integrate acquired operations efficiently into our current business operations. Any acquisitions or investments may ultimately harm our business or financial condition, as such acquisitions may not be successful and may ultimately result in impairment charges.

We depend on third-party licenses for our products and services.

We rely on certain software technology that we license from third parties and use in our products and services to perform key functions and provide critical functionality, particularly in our commercial security business. Because our products and services incorporate software developed and maintained by third parties we are, to a certain extent, dependent upon such third parties’ ability to maintain or enhance their current products and services, to ensure that their products are free of defects or security vulnerabilities, to develop new products and services on a timely and cost-effective basis, and to respond to emerging industry standards and other technological changes. Further, these third-party technology licenses may not always be available to us on commercially reasonable terms or at all. If our agreements with third-party vendors are not renewed or the third-party software fails to address the needs of our software products and services, we would be required to find alternative software products and services or technologies of equal performance or functionality. We cannot assure that we would be able to replace the functionality provided by third-party software if we lose the license to this software, it becomes obsolete or incompatible with future versions of our products and services or is otherwise not adequately maintained or updated. Furthermore, even if we obtain licenses to alternative software products or services that provide the functionality we need, we may be required to replace hardware installed at our monitoring centers and at our customers’ sites, including security system control panels and peripherals, in order to effect our integration of or migration to alternative software products. Any of these factors could materially and adversely affect our business, financial condition, results of operations and cash flows.

A material disruption of our operations, particularly at our monitoring and/or manufacturing facilities, could adversely affect our business.

If our operations, particularly at our monitoring facilities and/or manufacturing facilities, were to be disrupted as a result of significant equipment failures, natural disasters, power outages, fires, explosions, terrorism, sabotage, adverse weather conditions, public health crises, labor disputes or other reasons, we may be unable to effectively respond to alarm signals, fill customer orders and otherwise meet obligations to or demand from our customers, which could adversely affect our financial performance.

Interruptions in production could increase our costs and reduce our sales. Any interruption in production capability could require us to make substantial capital expenditures to fill customer orders, which could negatively affect our profitability and financial condition. We maintain property damage insurance that we believe to be adequate to provide for reconstruction of facilities and equipment, as well as business interruption insurance to mitigate losses resulting from any production interruption or shutdown caused by an insured loss. However, any recovery under our insurance policies may not offset the lost sales or increased costs that may be experienced during the disruption of operations, which could adversely affect our business, financial condition, results of operations and cash flow.

Infringement or expiration of our intellectual property rights, or allegations that we have infringed the intellectual property rights of third parties, could negatively affect us.

We rely on a combination of patents, copyrights, trademarks, trade secrets, know-how, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We cannot guarantee, however, that the steps we have taken to protect our intellectual property will be adequate to prevent infringement of our rights or misappropriation of our technology, trade secrets or know-how. For example, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some of the countries in which we operate. In addition, while we generally enter into confidentiality agreements with our employees and third parties to protect our trade secrets, know-how, business strategy and other proprietary information, such confidentiality agreements could be breached or otherwise may not provide meaningful protection for our trade secrets and know-how related to the design, manufacture or operation of our products. If it became necessary for us to resort to litigation to protect our intellectual property rights, any proceedings could be burdensome and costly, and we may not prevail. Further, adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. Finally, for those products in our portfolio that rely on patent protection, once a patent has expired, the product is generally open to competition. Products under patent protection usually generate significantly higher revenues than those not protected by patents. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our business, financial condition, results of operations and cash flows.

In addition, we may be subject to claims of intellectual property infringement by third parties. The litigation process is costly and subject to inherent uncertainties, and we may not prevail in litigation matters regardless of the merits of our position. Intellectual property lawsuits or claims may become extremely disruptive if the plaintiffs succeed in blocking the trade of our products and services and they may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business may be adversely affected by work stoppages, union negotiations, labor disputes and other matters associated with our labor force.

After giving effect to the spin-offs, we expect to employ approximately 65,000 people worldwide. Approximately 15% of these employees will be covered by collective bargaining agreements or work councils. Although we believe that our relations with the labor unions and work councils that represent our employees are generally good and we have experienced no material strikes or work stoppages recently, no assurances can be made that we will not experience in the future these and other types of conflicts with labor unions, works councils, other groups representing employees or our employees generally, or that any future negotiations with our labor unions will not result in significant increases in our cost of labor. Additionally, a work stoppage at one of our suppliers could materially and adversely affect our operations if an alternative source of supply were not readily available. Stoppages by employees of our customers could also result in reduced demand for our products.

The European debt crisis may affect our business, results of operations and financing.

In 2012, the financial crisis in Europe continued, triggered by high sovereign budget deficits and rising direct and contingent sovereign debt in Greece, Ireland, Italy, Portugal and Spain, which created concerns about the ability of these EU countries to continue to service their sovereign debt obligations. Despite assistance packages to certain of these countries, concerns persist regarding their debt burden and their ability to meet future financial obligations, the overall stability of the Euro and the suitability of the Euro as a single currency given the diversity of the Eurozone countries. These concerns could lead to the re-introduction of individual currencies in one or more Eurozone countries, or, in more extreme circumstances, the possible dissolution of the Euro currency entirely. A weaker European economy may transcend Europe, cause investors to lose confidence in the safety and soundness of European financial institutions and the stability of European member economies, and likewise negatively affect U.S.-based financial institutions, the stability of the global financial markets, and the economic recovery underway in the United States. These potential developments, or market perceptions concerning these and related issues, could adversely affect our businesses in Europe. In addition, concerns over the effect of this financial crisis on financial institutions in Europe and globally could have an adverse impact on the capital markets generally, and more specifically on our ability and the ability of our customers, suppliers and lenders to finance their respective businesses, to access liquidity at acceptable financing costs, if at all, and on the availability of supplies and materials.

Risks Related to Legal, Regulatory and Compliance Matters

We are subject to a variety of claims and litigation that could cause a material adverse effect on our financial condition, results of operations and cash flows.

In the normal course of our business, we are subject to claims and lawsuits, including from time to time claims for damages related to product liability and warranties, litigation alleging the infringement of intellectual property rights, litigation alleging anti-competitive behavior, and litigation related to employee matters and commercial disputes. The Separation and Distribution Agreements generally will require us to indemnify Tyco Flow Control and ADT for certain claims related to our activities those of our former subsidiaries and also provide that under certain circumstances we may be liable for certain legal liabilities incurred by Tyco Flow Control or ADT following the spin-off. See “Business of Tyco” and “Governance of Tyco—Other Directorships, Conflicts and Related Party Transactions” for additional information regarding our potential legal liabilities. In certain circumstances, patent infringement and anti-trust laws permit successful plaintiffs to recover treble damages. Furthermore, we face exposure to product liability claims in the event that any of our products results in personal injury or property damage. If any of our products prove to be defective, we may also be required to recall or redesign such products, which could result in significant unexpected costs. Any insurance we maintain may not be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred.

The defense of these lawsuits may involve significant expense and diversion of our management’s attention. In addition, we may be required to pay damage awards or settlements, become subject to injunctions or other equitable remedies or suffer from adverse publicity that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are exposed to greater risks of liability for employee acts or omissions, or system failure, than may be inherent in other businesses.

If a customer or third party believes that he or she has suffered harm to person or property due to an actual or alleged act or omission of one of our employees or a security or fire system failure, he or she may pursue legal action against us, and the cost of defending the legal action and of any judgment could be substantial. In particular, because our products and services are intended to protect lives and real and personal property, we may have greater exposure to litigation risks than businesses that provide other consumer and small business products and services. We could face liability for failure to respond adequately to alarm activations or failure of our fire protection systems to operate as expected. The nature of the services we provide exposes us to the risks that we may be held liable for employee acts or omissions or system failures. In an attempt to reduce this risk, our installation, service and monitoring agreements and other contracts contain provisions limiting our liability in such circumstances. However, in the event of litigation with respect to such matters, it is possible that these limitations may be deemed not applicable or unenforceable.

Police departments could refuse to respond to calls from monitored security service companies.

Police departments in a limited number of U.S. cities do not respond to calls from monitored security service companies, either as a matter of policy or by local ordinance. We have offered affected customers the option of receiving responses from private guard companies, in most cases through contracts with us, which increases the overall cost to customers. If more police departments, whether inside or outside the U.S., were to refuse to respond or be prohibited from responding to calls from monitored security service companies, our ability to attract and retain customers could be negatively impacted and our results of operations and cash flow could be adversely affected.

Our business operates in a regulated industry.

Our operations and employees are subject to various U.S. federal, state and local licensing laws, fire and security codes and standards and other laws and regulations. In certain jurisdictions, we are required to obtain licenses or permits to comply with standards governing employee selection and training and to meet certain standards in the conduct of our business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have an adverse effect on us. Furthermore, our systems generally must meet fire and building codes in order to be installed, and it is possible that our current or future products will fail to meet such codes, which could require us to make costly modifications to our products or to forgo marketing in certain jurisdictions.

Changes in laws or regulations could require us to change the way we operate or to utilize resources to maintain compliance, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations were to change or if we or our products failed to comply, our business, financial condition and results of operations could be materially and adversely affected.

Our international operations are subject to a variety of complex and continually changing laws and regulations.

Due to the international scope of our operations, the system of laws and regulations to which we are subject is complex and includes regulations issued by the U.S. Customs and Border Protection, the U.S. Department of Commerce’s Bureau of Industry and Security, the U.S. Treasury Department’s Office of Foreign Assets Control and various non U.S. governmental agencies, including applicable export controls, customs, currency exchange control and transfer pricing regulations, as applicable. No assurances can be made that we will continue to be found to be operating in compliance with, or be able to detect violations of, any such laws or regulations. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are party to asbestos-related product litigation that could adversely affect our financial condition, results of operations and cash flows.

We, along with numerous other companies, are named as defendants in a substantial number of lawsuits based on alleged exposure to asbestos-containing materials. These cases typically involve product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were attached to or used with asbestos-containing components manufactured by third parties. Each case typically names between dozens to hundreds of corporate defendants. We have observed an increase in the number of these lawsuits over the past several years, including lawsuits by plaintiffs with mesothelioma-related claims. A large percentage of these suits have not presented viable legal claims and, as a result, have been dismissed by the courts. Our strategy has been, and continues to be, to mount a vigorous defense aimed at having unsubstantiated suits dismissed, and, where appropriate, settling suits before trial. We cannot predict the extent to which we will be successful in litigating or otherwise resolving lawsuits in the future and we continue to evaluate different strategies related to asbestos claims filed against the Company. Unfavorable rulings, judgments or settlement terms could have a material adverse impact on our business, financial condition, results of operations and cash flows.

We currently record an estimated liability related to pending claims and claims estimated to be received over the next seven years, including related defense costs, based on a number of key assumptions and estimation methodologies. These assumptions are derived from claims experience over the past five years and reflect our expectations about future claim activities over the next seven years. These assumptions about the future may or may not prove accurate, and accordingly, we may incur additional liabilities in the future. A change in one or more of the inputs or the methodology that we use to estimate the asbestos liability could materially change the estimated liability and associated cash flows for pending and future claims. Although it is possible that the Company will incur additional costs for asbestos claims filed beyond the next seven years, we do not believe there is a reasonable basis for estimating those costs at this time. On a quarterly and annual basis, we perform analyses to review and update as appropriate, the underlying assumptions.

We also record an asset that represents our best estimate of probable recoveries from insurers or other responsible parties for the estimated asbestos liabilities. There are significant assumptions made in developing estimates of asbestos-related recoveries, such as policy triggers, policy or contract interpretation, success in litigation in certain cases, the methodology for allocating claims to policies, and the continued solvency of the insurers or other responsible parties. The assumptions underlying the recorded asset may not prove accurate, and as a result, actual performance by our insurers and other responsible parties could result in lower receivables and cash flows expected to reduce our asbestos costs. Due to these uncertainties, as well as our inability to reasonably estimate any additional asbestos liability for claims that may be filed beyond the next seven years, it is not possible to predict the ultimate outcome of the cost, nor potential recoveries, of resolving the pending and all unasserted asbestos claims. Additionally, we believe it is possible that the cost of asbestos claims filed beyond the next seven years, net of expected recoveries, could have a material adverse effect on our financial position, results of operations or cash flows.

Our operations expose us to the risk of material environmental liabilities, litigation and violations.

We are subject to numerous U.S. federal, state, local and non-U.S. environmental protection and health and safety laws governing, among other things:

•	the generation, storage, use and transportation of hazardous materials;

•	emissions or discharges of substances into the environment;

•	investigation and remediation of hazardous substances or materials at various sites; and

•	the health and safety of our employees.

We cannot assure you that we have been or will be at all times in compliance with environmental and health and safety laws. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators.

Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances at their properties or at properties at which they have disposed of hazardous substances. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances.

We have received notification from the United States Environmental Protection Agency and from state environmental agencies, that conditions at several sites where we and others disposed of hazardous substances require cleanup and other possible remedial action and may require that we reimburse the government or otherwise pay for the cost of cleanup of those sites and/or for natural resource damages. We have projects underway at several current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations by us or by other businesses that previously owned or used the properties. These projects relate primarily to a variety of activities, including:

•	solvent, oil, metal and other hazardous substance contamination cleanup; and

•	structure decontamination and demolition, including asbestos abatement.

These projects involve both remediation expenses and capital improvements. In addition, we remain responsible for certain environmental issues at manufacturing locations previously sold by us.

The ultimate cost of cleanup at disposal sites and manufacturing facilities is difficult to predict given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. Environmental laws are complex, change frequently and have tended to become more stringent over time. While we have budgeted for future capital and operating expenditures to maintain compliance with such laws, we cannot provide assurance that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or materially adversely affect our financial condition, results of operations and cash flows. We may also be subject to material liabilities for additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities or for existing environmental conditions of which we are not presently aware.

Legislative action by the U.S. Congress could adversely affect us.

Legislative action could be taken by the U.S. Congress which, if ultimately enacted, could override tax treaties, or modify statutes or regulations, upon which we rely, which could materially adversely affect our effective corporate tax rate. We cannot predict the outcome of any specific legislative proposals. If proposals were enacted that had the effect of disregarding our incorporation in Switzerland or limiting our ability as a Swiss company to take advantage of the tax treaties between Switzerland and the United States, we could be subject to increased taxation.

Changes in legislation or governmental regulations or policies in the jurisdictions in which we operate could have a significant impact on our financial condition, results of operations or cash flows.

We operate in regulated industries in various domestic and international markets. Our U.S. operations are subject to regulation by a number of federal, state and local governmental agencies with respect to safety of operations and equipment, labor and employment matters and financial responsibility. Intrastate operations in the United States are subject to regulation by state regulatory authorities, and our international operations are regulated by the countries in which they operate and by extra-territorial laws. We and our employees are subject to various U.S. federal, state and local laws and regulations, as well as non-U.S. laws and regulations, including many related to consumer protection. Most states in which we operate have licensing laws covering the monitored security services industry and the construction industry. Changes in laws or regulations could require us to change the way we operate, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations changed or we failed to comply, our financial condition, results of operations or cash flows could be materially and adversely affected.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws outside the United States.

The U.S. Foreign Corrupt Practices Act (the “FCPA”) and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials or other persons for the purpose of obtaining or retaining business. Recent years have seen a substantial increase in anti-bribery law enforcement activity, with more frequent and aggressive investigations and enforcement proceedings by both the Department of Justice (“DOJ”) and the SEC, increased enforcement activity by non-U.S. regulators, and increases in criminal and civil proceedings brought against companies and individuals. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that are recognized as having governmental and commercial corruption and in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Because many of our customers and end users are involved in infrastructure construction and energy production, they are often subject to increased scrutiny by regulators. We cannot assure you that our internal control policies and procedures will always protect us from reckless or criminal acts committed by our employees or third party intermediaries. In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable anti-corruption laws, including the FCPA, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Violations of these laws may result in criminal or civil sanctions, which could disrupt our business and result in a material adverse effect on our reputation, business, results of operations or financial condition.

Furthermore, we are subject to investigations by the DOJ and the SEC related to allegations that improper payments have been made by our subsidiaries and third party intermediaries in recent years in violation of the FCPA. We have continued to report to the DOJ and the SEC the remedial measures that we have taken in response to the allegations and our own internal investigations, and in February 2010, we initiated discussions with the DOJ and SEC aimed at resolving these matters, which remain ongoing. Although we have recorded our best estimate of potential loss related to these or other similar matters, it is possible that this estimate may differ from the ultimate loss determined in connection with the resolution of this matter, as we may be required to pay material fines, consent to injunctions on future conduct, consent to the imposition of a compliance monitor, or suffer other criminal or civil penalties or adverse impacts, including being subject to lawsuits brought by private litigants, each of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Relating to Our Liquidity and Financial Markets

Disruptions in the financial markets could have adverse effects on us, our customers and our suppliers, by increasing our funding costs or reducing the availability of credit.

In the normal course of our business, we may access credit markets for general corporate purposes, which may include repayment of indebtedness, acquisitions, additions to working capital, repurchase of common shares, capital expenditures and investments in our subsidiaries. Although we believe we have sufficient liquidity to meet our foreseeable needs, our access to and the cost of capital could be negatively impacted by disruptions in the credit markets. In 2009 and 2010, credit markets experienced significant dislocations and liquidity disruptions, and similar disruptions in the credit markets could make financing terms for borrowers unattractive or unavailable. These factors may make it more difficult or expensive for us to access credit markets if the need arises. In addition, these factors may make it more difficult for our suppliers to meet demand for their products or for prospective customers to commence new projects, as customers and suppliers may experience increased costs of debt financing or difficulties in obtaining debt financing. Disruptions in the financial markets have had adverse effects on other areas of the economy and have led to a slowdown in general economic activity that may continue to adversely affect our businesses. These disruptions may have other unknown adverse affects. Based on these conditions, our profitability and our ability to execute our business strategy may be adversely affected.

Covenants in our debt instruments may adversely affect us.

Our bank credit agreements contain customary financial covenants, including a limit on the ratio of debt to earnings before interest, taxes, depreciation, and amortization and limits on incurrence of liens and subsidiary debt. In addition, the indentures governing our bonds contain customary covenants including limits on negative pledges, subsidiary debt and sale/leaseback transactions.

Although we believe none of these covenants are restrictive to our operations, our ability to meet the financial covenants can be affected by events beyond our control, and we cannot provide assurance that we will meet those tests. A breach of any of these covenants could result in a default under our credit agreements or indentures. Upon the occurrence of an event of default under any of our credit facilities or indentures, the lenders or trustees could elect to declare all amounts outstanding thereunder to be immediately due and payable and, in the case of credit facility lenders, terminate all commitments to extend further credit. If the lenders or trustees accelerate the repayment of borrowings, we cannot provide assurance that we will have sufficient assets to repay our credit facilities and our other indebtedness. Furthermore, acceleration of any obligation under any of our material debt instruments will permit the holders of our other material debt to accelerate their obligations, which could have a material adverse affect on our financial condition.

Material adverse legal judgments, fines, penalties or settlements could adversely affect our financial health and prevent us from fulfilling our obligations under our outstanding indebtedness.

We estimate that our available cash, our cash flow from operations and amounts available to us under our credit facilities will be adequate to fund our operations and service our debt for the foreseeable future. However, material adverse legal judgments, fines, penalties or settlements arising from litigation and similar contingencies could require additional funding. If such developments require us to obtain additional funding, we cannot provide assurance that we will be able to obtain the additional funding that we need on commercially reasonable terms or at all, which could have a material adverse effect on our financial condition, results of operations or cash flows.

Such an outcome could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other corporate purposes, including dividend payments;

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	restrict our ability to introduce new technologies or exploit business opportunities;

•	make it more difficult for us to satisfy our payment obligations with respect to our outstanding indebtedness; and

•	increase the difficulty and/or cost to us of refinancing our indebtedness.

We may increase our debt or raise additional capital in the future, which could affect our financial health, and may decrease our profitability.

We may increase our debt or raise additional capital in the future, subject to restrictions in our debt agreements. If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require more financing. However, debt or equity financing may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of additional capital stock, the terms of the debt or capital stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations than we currently have. If we raise funds through the issuance of additional equity, your percentage ownership in us would decline. If we are unable to raise additional capital when needed, it could affect our financial health, which could negatively affect your investment in us.

Risks Relating to Tax Matters

We share responsibility for certain of our, Covidien’s and TE Connectivity’s income tax liabilities for tax periods prior to and including June 29, 2007.

In connection with the 2007 Separation, Tyco entered into a tax sharing agreement (the “2007 Tax Sharing Agreement”) that governs the rights and obligations of each party with respect to certain pre-2007 Separation tax liabilities and certain tax liabilities arising in connection with the 2007 Separation. More specifically, Tyco, Covidien and TE Connectivity share 27%, 42% and 31%, respectively, of income tax liabilities that arise from adjustments made by tax authorities to Tyco’s, Covidien’s and TE Connectivity’s U.S. and certain non-U.S. income tax returns and certain taxes attributable to internal transactions undertaken in anticipation of the 2007 Separation. In addition, in the event the 2007 Separation, or certain related transactions, is determined to be taxable as a result of actions taken after the 2007 Separation by Tyco, Covidien, or TE Connectivity, the party responsible for such failure would be responsible for all taxes imposed on Tyco, Covidien, or TE Connectivity as a result thereof. If none of the companies is responsible for such failure, then Tyco, Covidien, and TE Connectivity would be responsible for such taxes in the same manner and in the same proportions as other shared tax liabilities under the 2007 Tax Sharing Agreement. Costs and expenses associated with the management of these shared tax liabilities are generally shared equally among the parties.

If any party to the 2007 Tax Sharing Agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2007 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Covidien’s and TE Connectivity’s tax liabilities.

With respect to years prior to and including the 2007 Separation, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $411 million as of March 30, 2012 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, Tyco has not been able to resolve certain open items, which primarily involve the treatment of certain intercompany debt issued during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is likely to occur within the next six months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement.

Examinations and audits by tax authorities, including the IRS, could result in additional tax payments for prior periods.

The Company and its subsidiaries’ income tax returns periodically are examined by various tax authorities. In connection with these examinations, tax authorities, including the IRS, have raised issues and proposed tax adjustments, in particular, with respect to tax years preceding the 2007 Separation. We are reviewing and contesting certain of the proposed tax adjustments. Although we expect to resolve a substantial number of the proposed tax adjustments with the IRS, a few significant items are expected to remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, it is unlikely that we will be able to resolve these open items, which primarily involve the treatment of certain intercompany transactions during the period related to the audits, through the IRS appeals process. As a result, we may be required to litigate these matters. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional income taxes will be due. These tax liabilities are reflected net of related tax loss carry-forwards. We adjust these liabilities in light of changing facts and circumstances. We have assessed our obligations under the 2007 Tax Sharing Agreement and determined that the recorded liability is sufficient to cover the indemnifications made by us under such agreement. However, such amount could differ materially from amounts that are actually determined to be due, and any such difference could materially adversely affect our financial position, results of operations or cash flows.

If the distribution of Covidien and TE Connectivity common shares to our shareholders or certain internal transactions undertaken in connection with the 2007 Separation is determined to be taxable for U.S. federal income tax purposes, we could incur significant U.S. federal income tax liabilities.

We have received private letter rulings from the IRS regarding the U.S. federal income tax consequences of the distribution of Covidien and TE Connectivity common shares to our shareholders substantially to the effect that the distribution of such shares, except for cash received in lieu of fractional shares, will qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code. The private letter rulings also provided that certain internal transactions undertaken in anticipation of the 2007 Separation would qualify for favorable treatment under the Code. The private letter rulings relied on certain facts and assumptions, and certain representations and undertakings, from Tyco, Covidien and TE Connectivity regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter rulings and the opinions, the IRS could determine on audit that the distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distributions should be taxable for other reasons, including as a result of significant changes in stock ownership or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, we would recognize gain in an amount equal to the excess of the fair market value of the Covidien and TE Connectivity common shares distributed to our shareholders on June 29, 2007 over our tax basis in such common shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax. However, we would incur significant U.S. federal income tax liabilities if it ultimately is determined that certain internal transactions undertaken in connection with the 2007 Separation are taxable.

Risks Relating to Our Jurisdiction of Incorporation in Switzerland

Swiss laws differ from the laws in effect in the United States and may afford less protection to holders of Tyco’s securities.

Because of differences between Swiss law and U.S. state and federal laws and differences between the governing documents of Swiss companies and those incorporated in the U.S., it may not be possible to enforce in Switzerland, court judgments obtained in the United States against Tyco based on the civil liability provisions of the federal or state securities laws of the United States. As a result, in a lawsuit based on the civil liability provisions of the U.S. federal or state securities laws, U.S. investors may find it difficult to:

•	effect service within the United States upon Tyco or its directors and officers located outside the United States;

•	enforce judgments obtained against those persons in U.S. courts or in courts in jurisdictions outside the United States; and

•

enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal or state securities laws.

Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

•	the judgment of such non-Swiss court has become final and non-appealable;

•	the judgment does not contravene Swiss public policy;

•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•

no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or that it was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

Our status as a Swiss corporation may limit our flexibility with respect to certain aspects of capital management and may cause us to be unable to make distributions or repurchase shares without subjecting our shareholders to Swiss withholding tax, or at all.

Swiss law allows our shareholders to authorize share capital that can be issued by the Board of Directors without additional shareholder approval, but this authorization is limited to 50% of the existing registered share capital and must be renewed by the shareholders every two years. Our current authorized share capital will expire on March 9, 2013. Additionally, subject to specified exceptions, Swiss law grants preemptive rights to existing shareholders to subscribe for new issuances of shares. Swiss law also does not provide as much flexibility in the various terms that can attach to different classes of shares as the laws of some other jurisdictions. In the event we need to raise common equity capital at a time when the trading price of our shares is below the par value of the shares (currently CHF 6.70 (or approximately $7.05 based on the exchange rate in effect on June 29, 2012)), we will need to obtain approval of shareholders to decrease the par value of our shares. As of June 29, 2012 the closing price of our ordinary shares on the NYSE was $52.85 (however, we expect this to be significantly lower immediately following the Distribution). We cannot provide assurance that we would be able to obtain such shareholder approval in a timely manner. Obtaining shareholder approval would require filing a preliminary proxy statement with the SEC and convening a meeting of shareholders which would delay any capital raising plans. If we were to receive shareholder approval to reduce the par value of our registered shares, the reduction would decrease our ability to pay dividends as a repayment of share capital, which may in the future subject shareholders to Swiss withholding tax. Swiss law also reserves for approval by shareholders certain corporate actions over which a board of directors would have authority in some other jurisdictions. For example, dividends must be approved by shareholders. These Swiss law requirements relating to our capital management may limit our flexibility, and situations may arise where greater flexibility would have provided substantial benefits to our shareholders.

Under Swiss law, a Swiss corporation may pay dividends only if the corporation has sufficient distributable profits from previous fiscal years, or if the corporation has distributable reserves, each as evidenced by its audited statutory balance sheet. Distributable reserves are generally booked either as “free reserves” or as “contributed surplus” (contributions received from shareholders) in the “reserve from capital contributions.” Payments may be made out of registered share capital—the aggregate par value of a company’s registered shares—only by way of a capital reduction.

Tyco’s freely distributable reserves based on its Swiss statutory account for fiscal year 2011 are CHF 7.94 billion, representing CHF 8.17 billion of freely distributable reserves as of September 30, 2011 reduced by approximately CHF 0.23 billion of dividends declared by our shareholders’ annual meeting on March 7, 2012. That amount—the amount available for future distributions—will be reduced by any additional distributions approved by our shareholders, including, (i) the ordinary cash dividends out of contributed surplus in the aggregate amount of $0.30 per share proposed in this proxy statement and (ii) the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements). As a result of these distributions, we expect Tyco to have freely distributable reserves of CHF 2–3 billion immediately following the Distributions.

Tyco’s qualifying contributed surplus based on its Swiss statutory account for fiscal year 2011 is CHF 35 billion. That amount will be reduced by (i) the ordinary cash dividends and (ii) the greater of (x) the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements) and (y) the aggregate trading value of all distributed ADT and Tyco Flow Control shares (calculated as the product of multiplying the number of ADT and Tyco Flow Control shares, respectively, distributed in the special dividends in kind by the opening trading price of ADT common stock and Tyco Flow Control common shares, respectively, on the first trading day after distribution of the special dividend). The accumulated deficit in Tyco’s statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. As a result, Tyco’s total shareholders’ equity in its Swiss statutory accounts will be reduced by the aggregate book value of ADT and Tyco Flow Control.

Furthermore, generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our shareholders, regardless of the place of residency of the shareholder, unless the distribution is made to shareholders (i) by way of a reduction of par value or (ii) assuming certain conditions are met out of qualifying contributed surplus (Kapitaleinlage) accumulated on or after January 1, 1997. If we are not successful in our efforts to make dividends through a reduction of par value or out of qualifying contributed surplus, then any dividends paid by us generally will be subject to a Swiss federal withholding tax. The withholding tax must be withheld from the gross distribution and paid to the Swiss Federal Tax Administration. A U.S. holder that qualifies for benefits under the Convention between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income, which we refer to as the “U.S.-Swiss Treaty,” may apply for a refund of the tax withheld in excess of the 15% treaty rate (or in excess of the 5% reduced treaty rate for qualifying corporate shareholders with at least 10% participation in our voting stock, or for a full refund in the case of qualified pension funds). Even if we are able to pay dividends in the future, there can be no assurance that we will meet the requirements to pay such dividends free from Swiss withholding tax or that Swiss withholding rules will not be changed in the future. We cannot provide assurance that the current Swiss law with respect to distributions out of qualifying contributed surplus will not be changed or that a change in Swiss law will not adversely affect us or our shareholders, in particular as a result of distributions out of qualifying contributed surplus becoming subject to additional corporate law or other restrictions. There are currently motions pending in the Swiss Parliament that purport to limit the distribution of qualifying contributed surplus. In addition, over the long term, the amount of par value available to us for par value reductions and the amount of qualifying contributed surplus available to us to pay out as distributions is limited (although we expect the combined amount to be in excess of CHF 5 billion immediately following the Distributions).

Under present Swiss tax laws, repurchases of shares for the purposes of cancellation are treated as a partial liquidation subject to 35% Swiss withholding tax on the difference between the repurchase price and the par value except, since January 1, 2011, to the extent attributable to qualifying contributed surplus (Kapitaleinlagereserven) if any. If, and to the extent that, the repurchase of shares is out of retained earnings or other taxable reserves, the Swiss withholding becomes due. No partial liquidation treatment applies and no withholding tax is triggered if the shares are not repurchased for cancellation but held by us as treasury shares. However, should we not resell such treasury shares within six years, the withholding tax becomes due at the end of the six year period.

Although we may follow a share repurchase process for future share repurchases, if any, similar to a “second trading line” on the SIX Swiss Exchange in which Swiss institutional investors sell shares to us and are generally able to receive a refund of the Swiss withholding tax, if we are unable to use this process successfully, we may not be able to repurchase shares for the purposes of capital reduction without triggering Swiss withholding tax if and to the extent that the repurchase of shares is made out of retained earnings or other taxable reserves. No withholding tax would be applicable if and to the extent that tax free qualifying contributed surplus is attributable to the share repurchase.

Risks Related to the Spin-Offs and the Merger

If the spin-offs are completed, our operational and financial profile will change and we will be a smaller, less diversified company.

If completed, the spin-offs will result in Tyco being a smaller, less diversified company with a narrower business focus than we currently have. We will have a more limited business with greater concentration in the commercial market and may be more vulnerable to changing market conditions, which could materially and adversely affect our business, financial condition and results of operations. In addition, our diversification of revenues, costs, and cash flows will diminish. As a result, it is possible that our results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and it may be difficult or more expensive for us to obtain financing. Our operations may also be impacted by a limited ability to attract new employees in a timely manner.

We may be unable to achieve some or all of the benefits that we expect to achieve from the spin-offs and the Merger.

Although we believe that separating the residential and small business security business in the United States and Canada and the flow control business by means of the spin-offs, and combining the flow control business with Pentair’s business, will provide financial, operational, managerial and other benefits to Tyco and its shareholders, including those discussed under “The Spin-Offs and the Merger—Tyco’s Reasons for the ADT Distribution” and “The Spin-Offs and the Merger—Tyco’s Reasons for the Tyco Flow Control Transactions,” the spin-offs may not provide the results on the scope or on the scale we anticipate, and the assumed benefits of the spin-offs and the Merger may not be fully realized. Accordingly, the spin-offs and the Merger might not provide Tyco and its shareholders benefits or value in excess of the benefits and value that might have been created or realized had Tyco retained the residential and small business security business in the United States and Canada and/or the flow control business or undertaken another strategic alternative involving the residential and small business security business in the United States and Canada and/or the flow control business.

We will share responsibility for certain of our, Tyco Flow Control’s and ADT’s income tax liabilities for tax periods prior to and including the distribution date.

In connection with the Distributions, we will enter into the 2012 Tax Sharing Agreement with Tyco Flow Control and ADT that will be separate from the 2007 Tax Sharing Agreement and which will govern the rights and obligations of Tyco, ADT and Tyco Flow Control for certain tax liabilities before the Distributions, including Tyco’s obligations under the 2007 Tax Sharing Agreement, as more fully described in “The Separation and Distribution Agreements and the Ancillary Agreements—2012 Tax Sharing Agreement,” below. In addition, we will enter into a non-income tax sharing agreement with ADT in connection with the ADT Distribution. To the extent we are responsible for any liability under these agreements, there could be a material adverse impact on our financial position, results of operations, cash flows or our effective tax rate in future reporting periods.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the Distribution Taxes (as defined in the section “The Separation and Distribution Agreements and the Ancillary Agreements—2012 Tax Sharing Agreement”) that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Tyco Flow Control’s and ADT’s tax liabilities.

The trading price of Tyco common shares may experience volatility and will decline following the Distributions.

We expect the trading price of Tyco common shares immediately following the Distributions to be significantly lower than immediately prior to the Distributions because the trading price for our shares will no longer reflect the value of the residential and small business security business in the United States and Canada and the flow control business. In addition, until the market has fully analyzed the value of Tyco without our residential and small business security business in the United States and Canada and the flow control business, the price of our common shares may fluctuate.

Furthermore, investors holding our common stock may hold our common stock because of a decision to invest in a company that is large and operates in multiple markets with a diversified product and services portfolio. If the proposed spin-off transactions are completed, shares of our common stock will represent an investment in a smaller company with its business concentrated in the fire detection and suppression business, the commercial security business and the residential security business outside of the United States and Canada. These changes may not match some holders’ investment strategies or meet minimum criteria for inclusion in stock market indices or portfolios, which could cause investors to sell their shares of our common stock. Excessive selling pressure could cause the market price of our common stock to decrease following the completion of the proposed spinoff.

Following the Distributions, the value of your Tyco common shares, ADT common stock and Tyco Flow Control common shares may collectively trade at an aggregate price less than that at which Tyco shares might trade had the Distributions not occurred.

For a number of factors, including the future performance of Tyco, ADT and Tyco Flow Control as separate, independent companies, the future shareholder base and market for Tyco common shares, ADT common stock and Tyco Flow Control common shares and the prices at which these shares individually trade, and other factors described elsewhere in this proxy statement, the Tyco common shares, ADT common stock and Tyco Flow Control common shares that you may hold following the Distributions may collectively trade at a value less than the price at which Tyco common shares might have traded had the Distributions not occurred and Tyco continued to own the residential and small business security business in the United States and Canada and the flow control business.

If the Distributions or certain internal transactions undertaken in anticipation of the Distributions are determined to be taxable for U.S. federal income tax purposes, we, our shareholders that are subject to U.S. federal income tax and/or both ADT and Tyco Flow Control could incur significant U.S. federal income tax liabilities.

Tyco has received a private letter ruling from the IRS regarding the U.S. federal income tax consequences of the Distributions to the effect that, for U.S. federal income tax purposes, the Distributions will qualify as tax-free under Sections 355 and/or 361 of the Code, except for cash received in lieu of a fractional share of ADT common stock or of Tyco Flow Control common shares. The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distributions will qualify for favorable treatment under the Code. In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes. The private letter ruling relies and the opinion will rely on certain facts and assumptions, and certain representations and undertakings, from us, Tyco Flow Control and ADT regarding the past and future conduct of our respective businesses and other matters.

Notwithstanding the private letter ruling and the opinion, the IRS could determine on audit that the Distributions or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the Distributions or the internal transactions should be taxable for other reasons, including as a result of significant changes in stock ownership (which might take into account changes in Tyco Flow Control stock ownership resulting from the Merger) or asset ownership after the Distributions. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinions will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the Distributions ultimately are determined to be taxable, the Distributions could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities. In addition, we would recognize gain in an amount equal to the excess of the fair market value of the Tyco Flow Control common shares and the shares of ADT common stock distributed to our shareholders on the distribution date over our tax basis in such common shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax. However, we, Tyco Flow Control or ADT could incur significant U.S. federal income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the Distributions are taxable.

In addition, under the terms of the 2012 Tax Sharing Agreement, in the event the Distributions or the internal transactions were determined to be taxable as a result of actions taken after the Distributions by us, Tyco Flow Control or ADT, the party responsible for such failure would be responsible for all taxes imposed on us, Tyco Flow Control or ADT as a result thereof. If such failure is not the result of actions taken after the Distributions by us, Tyco Flow Control or ADT, then we, Tyco Flow Control and ADT would be responsible for any taxes imposed on us, Tyco Flow Control or ADT as a result of such determination in the same manner and in the same proportions as we share Shared Tax Liabilities (as defined in the section “The Separation and Distribution Agreements and the Ancillary Agreements”). Such tax amounts could be significant. In the event that any party to the 2012 Tax Sharing Agreement defaults in its obligation to pay Distribution Taxes (as defined in the section “The Spin-Offs and the Merger—2012 Tax Sharing Agreement”) to another party that arise as a result of no party’s fault, each non-defaulting party would be responsible for an equal amount of the defaulting party’s obligation to make a payment to another party in respect of such other party’s taxes.

If the Distributions or the Merger are determined to be taxable for Swiss withholding tax purposes, we, ADT and Tyco Flow Control could incur significant Swiss withholding tax liabilities.

Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to Tyco’s shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus accumulated on or after January 1, 1997 are exempt from Swiss withholding tax, if certain conditions are met (Kapitaleinlageprinzip). Tyco has obtained a ruling from the Swiss Federal Tax Administration confirming that the Distributions qualify as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distributions.

It is a condition to closing of the Merger that, at the Effective Time, Tyco will have obtained one or more tax rulings from the Swiss Tax Administrations, which rulings shall be in full force and effect on the closing date of the Merger, confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal, and communal tax purposes (including with respect to Swiss stamp tax and Swiss withholding tax); (ii) the relevant Swiss tax base of Panthro Acquisition for Swiss tax (including federal and cantonal and communal) purposes; (iii) the relevant amount of capital contribution reserves (Kapitaleinlageprinzip) which will be exempt from Swiss withholding tax in the event of a distribution to the Tyco Flow Control shareholders after the Merger; and (iv) that no Swiss stamp tax will be levied on certain post-Merger restructuring transactions.

These tax rulings rely on certain facts and assumptions, and certain representations and undertakings, from Tyco. Notwithstanding these tax rulings, the Swiss Federal Tax Administration could determine on audit that the Distributions or the Merger should be treated as a taxable transaction for withholding tax or other tax purposes if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated. If the Distributions or the Merger ultimately are determined to be taxable for withholding tax or other tax purposes, Tyco and Tyco shareholders could incur material Swiss withholding tax liabilities that could significantly detract from, or eliminate, the benefits of the Distributions and the Merger. In addition, Tyco could become liable to indemnify Tyco Flow Control for part of any Swiss withholding tax liabilities to the extent provided under the 2012 Tax Sharing Agreement. See “The Separation and Distribution Agreements and the Ancillary Agreements—2012 Tax Sharing Agreement.”

We might not be able to engage in desirable strategic transactions and equity issuances following the Distributions because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

Our ability to engage in significant equity transactions could be limited or restricted after the Distributions in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the Distributions. Even if the Distributions otherwise qualify for tax-free treatment under Section 355 of the Code, it may result in corporate-level gain to Tyco and certain of its affiliates under Section 355(e) of the Code if 50% or more, by vote or value, of our shares, Tyco Flow Control’s shares or ADT’s shares are acquired or issued as part of a plan or series of related transactions that includes the Distributions. Any acquisitions or issuances of our shares, Tyco Flow Control’s shares or ADT’s shares within two years after the Distributions generally will be presumed to be part of such a plan, although we, Tyco Flow Control or ADT may be able to rebut that presumption.

To preserve the tax-free treatment to us of the Distributions, under the 2012 Tax Sharing Agreement that we will enter into with Tyco Flow Control and ADT, we will be prohibited from taking or failing to take any action that prevents the Distributions and related transactions from being tax-free. Further, for the two-year period following the Distributions, without obtaining the consent of Tyco Flow Control and ADT, a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm, we may be prohibited from:

•	approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares when combined with any other changes in ownership of our common shares,

•	redeeming equity securities,

•	selling or otherwise disposing of more than 35% of Tyco Flow Control’s assets, or

•	engaging in certain internal transactions.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. Moreover, we expect the 2012 Tax Sharing Agreement to also provide that we will be responsible for any taxes imposed on Tyco Flow Control or any of its affiliates or on ADT or any of its affiliates as a result of the failure of the Distributions or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain actions taken after the Distributions by or in respect of us, any of our affiliates or our shareholders.

There is no existing market for ADT common stock or Tyco Flow Control common shares and we cannot be certain that an active trading market will develop or be sustained after the Distributions, and following the Distributions, ADT’s or Tyco Flow Control’s or both of their stock prices may fluctuate significantly.

There is currently no public market for ADT common stock. Although Pentair’s common shares have been trading on the NYSE since 1978, there is currently no public market for Tyco Flow Control common shares. It is anticipated that before the distribution date for the special dividends, trading of ADT common stock and Tyco Flow Control common shares will begin on a “when-issued” basis and such trading will continue up to and including the distribution date. When-issued trading in the context of a spin-off refers to a sale or purchase of securities effected on or before the distribution date and made conditionally because the securities of the distributed entity have not yet been distributed. When-issued trades generally settle within four trading days of the distribution date. On the first trading day following the distribution date, any when-issued trading in respect of our common shares will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the sale transaction. See “The Spin-Offs and the Merger—General Summary of the Spin-Offs and the Merger” for more information. We cannot predict the trading prices for our common shares before or after the distribution date. There can be no assurance that an active trading market for ADT’s common stock or Tyco Flow Control’s common shares will develop as a result of the Distributions and the Merger or be sustained in the future. The lack of an active market may make it more difficult for you to sell ADT shares and/or Tyco Flow Control shares and could lead to the share price for ADT common stock and/or Tyco Flow Control common shares being depressed or more volatile.

Substantial sales of shares of ADT common stock and/or Tyco Flow Control common shares may occur in connection with the Distributions and the Merger, which could cause ADT’s and/or Tyco Flow Control’s stock price to decline.

The shares of ADT common stock that we may distribute to our shareholders generally may be sold immediately in the public market, and Tyco Flow Control common shares that we may distribute to our shareholders generally may be sold after the Tyco Flow Control Distribution and consummation of the Merger. Although we have no actual knowledge of any plan or intention on the part of any significant shareholder to sell shares of ADT common stock or Tyco Flow Control common shares following the Distributions and the Merger, it is likely that some of our shareholders will sell shares of ADT common stock and/or Tyco Flow Control common shares received in the Distributions if, for reasons such as ADT’s and/or Tyco Flow Control’s business profile or market capitalization as an independent company, ADT and/or Tyco Flow Control does not fit their investment objectives. In particular, we are a member of the S&P 500 Index, while Tyco Flow Control and ADT will not initially be and may not be in the future. Accordingly, certain of our shareholders may elect or be required to sell ADT and/or Tyco Flow Control shares following the Distributions due to investment guidelines or other reasons. The sales of significant amounts of ADT common stock and/or Tyco Flow Control common shares or the perception in the market that this will occur may result in the lowering of the market price of their respective common shares.

The ADT shares and Tyco Flow Control shares to be received by Tyco shareholders as a result of the Distributions will have different rights from Tyco common shares.

Following completion of the Distributions, Tyco shareholders receiving ADT common stock and Tyco Flow Control common shares will be shareholders of ADT, a Delaware corporation, and shareholders of Tyco Flow Control, a Swiss corporation, in addition to shareholders of Tyco, a Swiss company limited by shares. The rights afforded to shareholders of ADT common stock will be governed by ADT’s certificate of incorporation, ADT’s bylaws, and Delaware law. The rights afforded to shareholders of Tyco Flow Control common shares will be governed by Tyco Flow Control’s articles of association and Swiss law. As a result, you will have different rights with respect to your Tyco shares relative to your ADT shares due to the differences in the governing documents and laws of Tyco and ADT, and certain different rights with respect to your Tyco shares relative to your Tyco Flow Control shares due to differences in the articles of association of Tyco and Tyco Flow Control. The key differences are described in the section titled “Comparison of Rights of Tyco Shareholders, ADT Shareholders and Tyco Flow Control Shareholders following the Distributions and the Merger” in this proxy statement.

Failure to complete the Distributions and the Merger could negatively impact the stock price and future business and financial results of Tyco.

If the Distributions and the Merger are not completed, our ongoing businesses may be adversely affected and we will be subject to certain risks and consequences, including the following:

•	we will be required to pay certain costs and expenses relating to the Distributions and the Merger, such as legal and accounting fees, whether or not they are completed; and

•

matters relating to the Distributions and the Merger may require substantial commitments of time and resources by Tyco, ADT and Tyco Flow Control management, which could otherwise have been devoted to other opportunities that may have been beneficial to Tyco, ADT and Tyco Flow Control.

In addition, if the Distributions and the Merger are not completed, we may experience negative reactions from the financial markets.

Tyco and ADT will enter into non-compete and non-solicit restrictions that will prohibit (i) Tyco from competing with ADT in the residential and small business security business in the United States and Canada and (ii) ADT from competing with Tyco in the commercial fire and security businesses, in each case for a period of time following the ADT Distribution.

We expect that the ADT Separation and Distribution Agreement to be entered into in connection with the spin-offs will include non-compete provisions pursuant to which (i) Tyco will be prohibited from competing with ADT in the residential and small business security business in the United States and Canada and (ii) ADT will be prohibited from competing with Tyco in the commercial fire and security businesses, subject to certain small business related exceptions, in each case for two years from the date of the ADT Distribution. In addition, we expect that the ADT Separation and Distribution Agreement will contain non-solicitation provisions preventing (i) Tyco from soliciting ADT’s residential small business customers in the United States and Canada and (ii) ADT from soliciting Tyco’s security customers, in each case for two years following the ADT Distribution. This will effectively prevent each of Tyco and ADT from expanding its respective business into these restricted markets in these jurisdictions during the restricted periods. These factors could materially and adversely affect Tyco’s and ADT’s business, financial condition, results and operations and cash flows.

The combined Tyco Flow Control and Pentair may not realize the growth opportunities and cost synergies that are anticipated from the Merger.

The benefits that we expect to achieve as a result of the Merger will depend, in part, on the ability of the combined company to realize anticipated growth opportunities and cost synergies. The combined company’s success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Tyco Flow Control’s business and operations and Pentair’s business and operations. Even if the combined company is able to integrate the Tyco Flow Control and Pentair businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies that we currently expect from this integration within the anticipated time frame or at all. For example, the combined company may be unable to eliminate duplicative costs. Moreover, the combined company may incur substantial expenses in connection with the integration of Tyco Flow Control’s business and Pentair’s business. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Merger may be offset by costs incurred or delays in integrating the businesses.

The number of Tyco Flow Control shares that Tyco shareholders will receive in the Distribution is not subject to adjustment based on the performance of Tyco Flow Control or Pentair. Accordingly, because this performance may fluctuate, the relative market values of the Tyco Flow Control common that Tyco shareholders receive in the Distribution may not reflect the relative performance of the individual companies at the time of the Merger.

In connection with the Distribution and the Merger, Tyco shareholders as of the record date for the Tyco Flow Control Distribution or their transferees will own approximately 52.5% of the outstanding shares of the combined Tyco Flow Control/Pentair entity on a fully diluted basis after giving effect to the Merger. Tyco shareholders who receive Tyco Flow Control shares in the Tyco Flow Control Distribution will not receive any new shares in the Merger and will continue to hold their existing shares of Tyco and Tyco Flow Control. If the economic performance of Pentair relative to Tyco Flow Control declines prior to the completion of the Merger, Tyco shareholders will not receive any compensation or adjustment to account for the effective diminishment in the value of their Tyco Flow Control shares received in the Tyco Flow Control Distribution.

Investors holding Tyco Flow Control common shares immediately prior to the Merger will, in the aggregate, have a significantly reduced ownership and voting interest after the Merger and will exercise less influence over management.

Tyco Flow Control shareholders immediately prior to the Merger will, in the aggregate, own a significantly smaller percentage of the combined company after the Merger’s completion. Following completion of the Merger and prior to the elimination of fractional shares, Tyco Flow Control shareholders immediately prior to the Merger collectively will own approximately 52.5% of the outstanding shares of the combined company on a fully-diluted basis (excluding treasury shares). Consequently, Tyco Flow Control shareholders immediately prior to the Merger, collectively, will be able to exercise less influence over the management and policies of the combined company than they could exercise over the management and policies of Tyco Flow Control immediately prior to the Merger. The directors of Pentair prior to the Merger are expected to comprise ten of the eleven members of the Board of Directors of Tyco Flow Control following the Merger.

The integration of Tyco Flow Control and Pentair following the Merger may present significant challenges.

There is a significant degree of difficulty and management distraction inherent in the process of integrating the Tyco Flow Control and Pentair businesses. These difficulties include:

•	carrying on the ongoing operations of each business during integration;

•	the necessity of coordinating geographically separate organizations;

•	the challenge of integrating the business cultures of each company, which may prove to be incompatible;

•	the challenge and cost of integrating the information technology systems of each company; and

•	the potential difficulty in retaining key officers and personnel of Tyco Flow Control and Pentair.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Tyco Flow Control’s or Pentair’s businesses. Members of Tyco Flow Control’s or Pentair’s senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the combined business, service existing customers, attract new customers and develop new products or strategies. If Tyco Flow Control’s and Pentair’s senior management are not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We cannot assure you that Tyco Flow Control and Pentair will successfully or cost-effectively integrate their businesses. The failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Regulatory agencies may delay or impose conditions on approval of the Merger, which may diminish the anticipated benefits of the Merger.

Satisfaction of the conditions to completion of the Merger and therefore the Tyco Flow Control Distribution requires the receipt of government consents, approvals, orders and authorizations, including approvals from foreign regulatory agencies. While we intend to pursue vigorously all required governmental approvals and do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, the requirement to receive these approvals before the Tyco Flow Control Distribution and Merger could delay the completion of the Tyco Flow Control Distribution and the Merger, possibly for a significant period of time after Tyco shareholders have approved the Tyco Flow Control Distribution at the Special General Meeting. In addition, these governmental agencies may attempt to condition their approval of the Merger on the imposition of conditions that could have a material adverse effect on Tyco Flow Control’s operating results or the value of Tyco Flow Control common shares after the Tyco Flow Control Distribution and Merger are completed. Any delay in the completion of the Tyco Flow Control Distribution and Merger could diminish anticipated benefits of the spin-off and Merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. Any uncertainty over the ability of the companies to complete the spin-off and Merger could make it more difficult for Tyco Flow Control and Pentair to retain key employees or to pursue business strategies. In addition, until the spin-off and Merger are completed, the attention of Tyco Flow Control and Pentair management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the Tyco Flow Control Distribution and Merger, such as obtaining regulatory approvals.

The pendency of the Merger could potentially adversely affect the business and operations of Tyco Flow Control and the Pentair business.

In connection with the pending Merger, some customers of each of Tyco Flow Control and the Pentair business may delay or defer decisions or may end their relationships with the relevant company, which could negatively affect the revenues, earnings and cash flows of Tyco Flow Control and Pentair, regardless of whether the Merger is completed. Similarly, it is possible that current and prospective employees of Tyco Flow Control and Pentair could experience uncertainty about their future roles with the combined company following the Merger, which could materially adversely affect the ability of each of Tyco Flow Control and Pentair to attract and retain key personnel during the pendency of the Merger.

The registration of the new shares to be issued to the holders of Pentair common shares must be registered in the Commercial Register of the Canton of Schaffhausen, Switzerland. Registration may be blocked, thereby delaying or preventing the issuance of the shares and completion of the Merger.

In order for us to issue the shares to be delivered to the holders of Pentair common shares, we must register the increase in our share capital with the Commercial Register of the Canton of Schaffhausen, Switzerland, prior to the issuance of the shares. Under Swiss law, this registration may be blocked for reasons beyond our control if a request to this effect is filed with the Commercial Register by any third party. If within ten calendar days of receipt of the blockage request by the Commercial Register the petitioner does not submit to the Commercial Register evidence that a request for interim relief was filed with the competent court, the blockage of the Commercial Register will be lifted, and the registration of the capital increase will occur. However, if such evidence is provided, the blockage of the Commercial Register will be lifted, and the registration of the capital increase will occur, only upon the competent court’s final rejection of the petitioner’s request for interim relief.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements set forth or incorporated by reference herein concerning expectations of financial or operational performance or economic outlook, or concerning other future events or results, or which refer to matters which are not historical facts, are “forward-looking statements” within the meaning of the U.S. federal securities laws. Similarly, statements that describe Tyco’s (or ADT’s, Tyco Flow Control’s or Pentair’s) objectives, expectations, plans or goals are forward-looking statements. Forward-looking statements include, without limitation, expectations concerning the outlook for Tyco’s, ADT’s, Tyco Flow Control’s or Pentair’s businesses, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of Tyco, ADT, Tyco Flow Control and Pentair as set forth in the sections of this proxy statement titled “The Spin-Offs and the Merger—Tyco’s Reasons for the ADT Distribution” and “The Spin-Offs and the Merger—Tyco’s Reasons for the Tyco Flow Control Transactions.” Forward-looking statements also include statements regarding the expected benefits of the proposed Distributions and the Merger.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•

the matters described in the section titled “Risk Factors” beginning on page 74 of this proxy statement and the sections titled “Risk Factors” in the ADT Preliminary Information Statement and the Tyco Flow Control Prospectus;

•	the ability of either Tyco, ADT or Tyco Flow Control to realize the intended benefits of the Distributions and the Merger;

•	adverse changes in economic, legal or industry conditions, both in North America and globally;

•	continuing volatility in the capital or credit markets and other changes in the securities and capital markets;

•	changes affecting customers or suppliers;

•	competition and consolidation in the industries in which Tyco, ADT, Tyco Flow Control and Pentair compete;

•	developments and changes in laws and regulations;

•	developments in and losses resulting from claims and litigation;

•	natural events such as severe weather, fires, floods and earthquakes, or acts of terrorism;

•	changes in tax laws and rules, and other regulatory matters, both in the U.S. and abroad;

•	changes in operating conditions and costs;

•	economic and political conditions in international markets; and

•	the extent of Tyco’s, ADT’s , Tyco Flow Control’s and Pentair’s ability to achieve their respective operational and financial goals and initiatives.

In addition, the spin-offs and the Merger are subject to the satisfaction of the conditions described in this proxy statement, the possibility that the spin-offs and the Merger are not completed, and risks that the proposed spin-offs and the Merger disrupt current plans and operations and business relationships or pose difficulties in attracting or retaining employees for Tyco, ADT, Tyco Flow Control or Pentair.

We caution against placing undue reliance on forward-looking statements, which reflect our current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Forward-looking statements set forth or incorporated by reference herein speak only as of the date of this proxy statement or the date of the document incorporated by reference into this proxy statement, as the case may be. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that we do update any forward-looking statements, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in Tyco’s and Pentair’s public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

THE SPECIAL GENERAL MEETING

Date, Time and Place

A Special General Meeting of shareholders of Tyco will be held on September 14, 2012, at 9:00 a.m. Central European Summer Time, at Tyco’s offices at Freier Platz 10, CH-8200, Schaffhausen, Switzerland unless otherwise postponed or adjourned.

Matters to be Considered

The purposes of the Special General Meeting are to consider and vote on the following proposals:

1.	To approve, subject to the satisfaction or waiver prior to March 31, 2013 of the conditions set forth below, the distribution to Tyco shareholders, based on a distribution ratio of 0.5 shares of ADT common stock for each Tyco common share outstanding, as of the record date for the special dividend, of 100% of the outstanding shares of ADT common stock, to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus equity position in its statutory accounts. The reduction to Tyco’s contributed surplus in its Swiss statutory accounts resulting from the special dividend shall be the greater of (i) the aggregate book value of ADT as of March 30, 2012 (as calculated under Swiss GAAP for purposes of Swiss statutory financial statements) and (ii) the aggregate trading value of all distributed ADT shares (calculated as the product of multiplying the number of ADT shares distributed in the special dividend in kind by the opening trading price of ADT common stock on the first trading day after the distribution of the special dividend). The accumulated deficit in Tyco’s Swiss statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. As a result of the Distributions, we expect Tyco to have freely distributable reserves of CHF 2–3 billion immediately following the Distributions.

Payment of the special dividend shall be subject to the satisfaction prior to March 31, 2013 of the following conditions:

•

the SEC shall have declared effective the ADT Form 10, including the Preliminary Information Statement contained therein, under the Exchange Act, and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

•	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•	based on the closing price of the ADT shares trading on the last “when-issued” trading day prior to the ADT Distribution, the aggregate market capitalization of ADT shall not exceed CHF 17.5 billion.

In lieu of ADT fractional shares, shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT common stock in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of ADT in the special dividend.

2.	To approve, subject to the satisfaction or waiver prior to March 31, 2013 of the conditions set forth below, the distribution to Tyco shareholders of 100% of the outstanding common shares of Tyco Flow Control, to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus equity position in its statutory accounts, based on a distribution ratio, determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully-diluted basis (calculated in accordance with the treasury method under GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution. Based on the number of fully diluted Pentair and Tyco shares outstanding as of June 30, 2012, we expect the distribution ratio to be approximately 0.24 Tyco Flow Control common shares per each Tyco common share outstanding as of the record date for the special dividend (which record date is expected to be established by Tyco’s Board of Directors for September 17, 2012, subject to shareholders approving the Distributions at the Special General Meeting). The reduction to Tyco’s qualified contributed surplus in its Swiss statutory accounts resulting from the special dividend shall be the greater of (i) the aggregate book value of Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of Swiss statutory financial statements) and (ii) the aggregate trading value of all distributed Tyco Flow Control shares (calculated as the product of multiplying the number of Tyco Flow Control shares distributed in the special dividend in kind by the opening trading price of Tyco Flow Control common shares on the first trading day after the distribution of the special dividend). The accumulated deficit in Tyco’s Swiss statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. As a result of the Distributions, we expect Tyco to have freely distributable reserves of CHF 2–3 billion immediately following the Distributions.

Declaration and distribution of the special dividend shall be subject to the satisfaction or waiver prior to March 31, 2013 of the following conditions:

•

the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

•

each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement, see “The Merger Agreement – Conditions to the Completion of the Merger.”

If the Merger were to be discontinued for any reason and the Merger Agreement terminated, Tyco, Tyco Flow Control and ADT intend to modify or otherwise amend and restate the current Tyco Flow Control Separation and Distribution Agreement to remove those provisions applicable to the Merger and/or Pentair and proceed with the Tyco Flow Control Distribution as originally announced on September 19, 2011.

3.	Subject to approval of the Distributions set forth in Proposals 1 and 2 above and consummation of the Distributions, to elect as directors effective as of the date of the Distributions the two nominees to the Board of Directors named in this proxy statement, for terms expiring at Tyco’s next annual general shareholders meeting.

4.	Subject to approval of the Distributions set forth in Proposals 1 and 2 above and the record date for the Distributions set forth in Proposals 1 and 2 above being set for a date that precedes the record date for such ordinary cash, dividends to approve the payment of ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

5.	Approval of the Stock and Incentive Plan on the terms described herein. The Stock and Incentive Plan was approved by our Compensation and Human Resources Committee and our Board of Directors on July 12, 2012, subject to the approval of shareholders.

Prior to receipt of shareholder approval at the Special General Meeting, we will have received an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the proposed distributions of the common stock of ADT, the common stock of Tyco Flow Control and the ordinary cash dividends comply with Swiss law and Tyco’s Articles of Association.

If shareholders approve the Distributions at the Special General Meeting, the record date for the Distributions will be September 17, 2012.

The special dividends are not conditioned upon each other, such that if our shareholders approve one special dividend but not the other, we will complete the special dividend that our shareholders have approved (subject to the prior satisfaction of certain conditions described in this proxy statement). Tyco, as the sole shareholder of Tyco Flow Control, has already approved the Merger. Tyco is not required to obtain, and it is not seeking, the approval of Tyco shareholders for the Merger. However, the Merger will not take place unless Tyco shareholders approve the Tyco Flow Control Distribution.

Record Date; Shares Outstanding and Entitled to Vote

The closing of business on July 23, 2012, has been established by Tyco as the record date for the Special General Meeting. On July 23, 2012, there were 459,815,712 common shares outstanding and entitled to vote at the Special General Meeting. Shareholders registered in our share register with voting rights at the close of business on July 23, 2012 are entitled to vote at the Special General Meeting, except as provided below. A shareholder who purchases shares from a registered holder after July 23, 2012, but before August 31, 2012, and who wishes to vote his or her shares at the Special General Meeting must (1) ask to be registered as a shareholder with respect to such shares in our share register prior to August 31, 2012 or (2) obtain written confirmation of such purchase from the registered voting rights record holder of those shares as of the record date. If you are a record holder of our common shares (as opposed to a beneficial shareholder) on the record date but sell your shares prior to the Special General Meeting, you will not be entitled to vote those shares at the Special General Meeting.

In March 2009, Tyco changed its jurisdiction of incorporation from Bermuda to Switzerland. As described in our January 21, 2009 proxy statement/prospectus, you should exchange any certificates representing our common shares you own that were issued while we were a Bermuda company for book-entry shares recorded electronically in our share register, and simultaneously elect to be enrolled as a shareholder with voting rights. While you will continue to be entitled to dividends, preemptive rights and liquidation proceeds even if you do not submit your certificates, you may not be able to exercise any voting rights, prove your ownership interest in Tyco, transfer your shares or exercise other shareholder rights until you submit your certificates and are registered as a shareholder entitled to voting rights. Please contact our transfer agent, Computershare, at 800-685-4509, to obtain the appropriate forms to surrender your old certificates. Beneficial holders of shares held in “street name” are not required to take any action in this regard.

Every holder of a common share on the record date will be entitled to one vote per share on each matter presented at the Special General Meeting. However, if you own “Controlled Shares” representing voting power of 15% or more, your ability to vote shares exceeding 15% of the voting power is limited. Controlled Shares is defined in Article 8 of our Articles of Association and generally refers to shares held directly, indirectly, formally, constructively or beneficially by any individual or entity, or any individuals or entities acting together as a group, subject to certain limitations.

How to Vote Your Shares

Shareholders may vote in the following ways:

•

By Mail: If you are a holder of record, you can vote by marking, dating and signing the appropriate proxy card and returning it by mail in the enclosed postage-paid envelope. If you beneficially own your common shares, you can vote by following the instructions on your voting instruction card. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method.

•

By Internet or Telephone: If you hold your shares beneficially, you can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or voting instruction card. You can vote using a touchtone telephone by calling 1-800-690-6903.

•

At the Special General Meeting: If you are planning to attend the Special General Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. Shareholders who own their shares in street name are not able to vote at the Special General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares.

Even if you plan to be present at the Special General Meeting, we encourage you to complete and mail the enclosed card to vote your common shares by proxy. Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on September 13, 2012.

Attending the Special General Meeting

All shareholders are invited to attend and vote at the Special General Meeting. For admission to the Special General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card to the registered shareholders check-in area and a form of photo identification, where their ownership will be verified. Those who beneficially own shares should come to the beneficial owners check-in area. To be admitted, beneficial owners must bring account statements or letters from their banks or brokers showing that they own Tyco common shares as of July 23, 2012 along with a form of photo identification. Registration will begin at 8:00 a.m. Central European Summer Time and the Special General Meeting will begin at 9:00 a.m. Central European Summer Time.

Beneficial owners who wish to vote in person at the Special General Meeting are requested to obtain a proxy executed in their favor, from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. Shareholders of record registered in the share register are entitled to vote and may participate in the Special General Meeting.

Shareholders who purchase our shares and, upon application, become registered as shareholders with respect to such shares after July 23, 2012, but on or before August 31, 2012, and who wish to vote those shares at the Special General Meeting, will need to obtain a proxy, executed in their favor, from the registered holder of those shares as of the record date to vote their shares in person at the Special General Meeting. Shareholders registered in our share register (as opposed to beneficial shareholders) who have sold their shares prior to the Special General Meeting are not entitled to vote those shares.

GRANTING OF PROXY

If you are a shareholder of record and do not wish to attend the Special General Meeting, you have the right to grant your voting proxy directly to the Tyco officers named in the proxy card. Alternatively, you can appoint Dr. Harald Maag, Bratschi Wiederkehr & Buob, Attorneys-at-Law as independent proxy, in accordance with Article 689c of the Swiss Code of Obligations, with full rights of substitution, by checking the appropriate box on the enclosed proxy card, or grant a written proxy to any other person, which person does not need to be a shareholder. The proxies granted to the independent proxy must be received by the independent proxy no later than 11:00 a.m. Central European Summer Time on September 13, 2012.

Registered shareholders who have appointed a Tyco officer or the independent proxy as a proxy may not vote in person at the meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies. Revocations must be received by the independent proxy no later than 11:00 a.m. Central European Summer Time on September 13, 2012. Registered shareholders who have appointed a Tyco officer as their proxy may revoke their proxy at any time before the vote is taken at the Special General Meeting. However, a written revocation must be received by the Secretary in sufficient time to permit the necessary examination and tabulation of the subsequent revocation. Written revocations should be directed to the Secretary of Tyco at the same addresses listed above used for proxy submissions.

With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Tyco officer acting as proxy and the independent proxy will vote according to the recommendations of the Board of Directors.

Beneficial owners who have not obtained a proxy, executed in their favor, from their broker, custodian or other nominee, are not entitled to vote in person at, or participate in, the Special General Meeting.

How to Change Your Vote

You may change your vote before it is exercised by:

•

notifying our Secretary in writing before the Special General Meeting that you are revoking your proxy or, if you beneficially own your common shares, following the instructions on the voting instruction card;

•

submitting another proxy card (or another voting instruction card if you beneficially own your common shares) with a later date (so long as we receive such later dated proxy card by September 13, 2012);

•

if you are a holder of record or a beneficial owner with a proxy from the holder of record, voting in person at the Special General Meeting, provided that record holders must first revoke any proxy previously given to a Company officer or the independent proxy. See “Attending the Special General Meeting—Granting of Proxy” above; or

•	if you hold your shares in “street name” and voted by telephone or the Internet, submitting subsequent voting instructions through the telephone or Internet prior to September 13, 2012.

If you have granted your proxy to the independent proxy and wish to revoke or change the proxy, you should send a revocation letter, and new proxy, if applicable, directly to the independent proxy,                     .

Counting Your Vote; Broker “Non-Votes”

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the (i) approval of the pro rata distribution to Tyco shareholders of 100% of the outstanding shares of ADT common stock, to be made in the form of a special dividend out of qualifying contributed surplus, (ii) approval of the pro rata distribution to Tyco shareholders of 100% of the outstanding common shares of Tyco Flow Control, to be made in the form of a special dividend out of qualifying contributed surplus, (iii) election of each of Frank Drendel and George Oliver to the Board of Directors effective as of and subject to completion of the Distributions, (iv) approval of the payment of ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013 and (v) approval of the Stock and Incentive Plan.

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to NYSE rules. We believe that Proposal 1 (Approval of a Special Dividend In Kind for ADT), Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control), Proposal 3 (Election of Directors) and Proposal 5 (Approval of the 2012 Stock and Incentive Plan) will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Common shares owned by shareholders electing to abstain from voting with respect to Proposal 1 (Approval of a Special Dividend In Kind for ADT), Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control), Proposal 4 (Approval of Ordinary Cash Dividends) or Proposal 5 (Approval of the 2012 Stock and Incentive Plan) and broker non-votes will be regarded as present at the meeting for purposes of the determination of the presence of a quorum but will not be counted towards the determination of the votes cast with respect to Proposal 1 (Approval of a Special Dividend In Kind for ADT), Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control), Proposal 4 (Approval of Ordinary Cash Dividends) or Proposal 5 (Approval of the 2012 Stock and Incentive Plan) respectively, for the Special General Meeting. Common shares owned by shareholders electing to abstain from voting with respect to Proposal 3 (Election of Directors) and broker non-votes will be regarded as present at the meeting for purposes of the determination of the presence of a quorum and will be counted towards the determination of the votes cast with respect to Proposal 3 (Election of Directors) for the Special General Meeting.

We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder. The election of the new members to the Tyco Board of Directors described in Proposal 3 (Election of Directors) shall be contingent on Tyco shareholders approving each of Proposal 1 (Approval of a Special Dividend In Kind for ADT) and Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control) and effective upon the completion of the Distributions, and the payment of the ordinary cash dividends described in Proposal 4 (Approval of a Ordinary Cash Dividends) shall be contingent on Tyco shareholders approving each of Proposal 1 (Approval of a Special Dividend In Kind for ADT) and Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control) and the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividend. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012. Implementation of the Stock and Incentive Plan, if approved, is not contingent upon the approval of any other proposal.

Your vote is not required, and we are not seeking, your vote, in connection with the Merger. We, as the sole shareholder of Tyco Flow Control, have already approved the Merger. However, the Merger will not take place unless our shareholders approve the distribution of Tyco Flow Control as further described in the accompanying proxy statement.

Quorum and Required Votes

Our Articles of Association provide that all resolutions and elections made at a shareholders’ meeting require the presence, in person or by proxy, of a majority of all shares entitled to vote, with abstentions, broker non-votes, blank or invalid ballots regarded as present for purposes of establishing the quorum.

The affirmative vote of a relative majority of the votes cast (in person or by proxy) at the Special General Meeting is required to approve proposals 1, 2, 4 and 5. The affirmative vote of an absolute majority of the votes cast (in person or by proxy) at the Special General Meeting is required for the election of the nominees pursuant to proposal 3. The directors and executive officers of Tyco and their respective affiliates collectively owned approximately 1.2% of the outstanding Tyco common shares as of December 30, 2011 (inclusive of shares subject to stock options that may be exercised within 60 days following that date). We expect each member of the Tyco Board of Directors and each executive officer of Tyco to vote all of the Tyco common shares beneficially owned by him or her in favor of each of the above proposals. See “Security Ownership of Certain Beneficial Owners and Management.”

Solicitation of Proxies

Tyco will pay for all costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its Board of Directors. In addition to solicitation by mail, the directors, officers and employees of Tyco and its subsidiaries may solicit proxies from shareholders of Tyco in person or by telephone, telegram, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

Tyco has retained MacKenzie Partners, Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies for the Special General Meeting. Tyco will pay MacKenzie Partners, Inc. a fee of approximately $9,500 for its services, plus reimbursement for reasonable out-of-pocket expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Tyco will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendation of the Board of Directors

Based on Tyco’s reasons for the Distributions and the Merger described in this proxy statement, the Tyco Board of Directors believes that the Distributions, the Merger and the related transactions are in the best interests of Tyco and its shareholders. The Tyco Board of Directors recommends that you vote “FOR” each of the proposals set forth in this proxy statement.

THE SPIN-OFFS AND THE MERGER

Parties to the Spin-Offs

Tyco International Ltd.

Tyco is a diversified, global company that provides products and services to customers in various countries throughout the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls and other industrial products. Tyco had revenue of approximately $17.4 billion in its fiscal year 2011 and currently employs more than 100,000 people worldwide. Following the Distributions, Tyco will continue to operate the commercial fire and security businesses and the residential and small business security business of Tyco outside of the United States and Canada. These businesses generated $10.6 billion in revenue and $973 million of operating income and employed approximately 69,000 people worldwide in fiscal year 2011. Tyco’s registered and principal office is located at Freier Platz 10, CH-8200 Schaffhausen, Switzerland and its telephone number is +41 52 633 02 44. Its management office in the United States is located at 9 Roszel Road, Princeton, New Jersey 08540.

Additional information about Tyco and its subsidiaries is included in documents incorporated by reference into this proxy statement. For further information, please see the section titled “Where You Can Find More Information.”

ADT

ADT is a Delaware corporation and wholly owned indirect subsidiary of Tyco formed to hold the residential and small business security business in the United States and Canada currently operated by Tyco. ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services. ADT currently serve more than six million customers, making it the largest company of its kind in both the United States and Canada. With a 138-year history, the ADT® brand is one of the most trusted and well-known brands in the security industry today. ADT’s broad and pioneering set of products and services, including its ADT Pulse interactive home and business solutions, and its home health services, meet a range of customer needs for modern lifestyles. ADT’s partner network is the broadest in the industry, and includes dealers, affinity organizations like USAA and AARP and technology providers. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of more than 16,000 employees and approximately 200 field offices. ADT generated $3.1 billion in revenue and $693 million in operating income in fiscal year 2011.

Following the ADT Distribution, it is anticipated that the following persons will serve as the executive officers of ADT: Naren Gursahaney, Chief Executive Officer; Kathryn Mikells, Chief Financial Officer; David Bleisch, Chief Legal Counsel; Mark Edoff, Senior Vice President of Business Operations Optimization; Anita Graham, Chief Human Resources and Administrative Officer; Shawn Lucht, Senior Vice President, Operations; Steven Gribbon, Senior Vice President, Sales; and Don Boerema, Chief Corporate Development Officer. It is also anticipated that the following persons will serve as the directors of ADT: Mr. Gursahaney, Thomas J. Colligan, Timothy M. Donahue, Robert M. Dutkowsky, Bridgette P. Heller and Kathleen W. Hyle. Certain additional biographical information concerning these officers is included in the ADT Preliminary Information Statement.

ADT’s principal executive offices are located at 1501 Yamato Road, Boca Raton, Florida, 33431 and its telephone number is (561) 988-3600.

For additional information regarding ADT, see the ADT Preliminary Information Statement.

Tyco Flow Control and Pentair

Tyco Flow Control is a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and a wholly owned subsidiary of Tyco formed to hold the flow control business currently operated by Tyco. Tyco Flow Control is a global leader in the industrial flow control market, specializing in the design, manufacture and servicing of highly engineered valves, actuation & controls, electric heat management solutions and water transmission and distribution products. Its broad portfolio of products and services, sold under well-known brands such as Keystone, Vanessa, Anderson Greenwood, Crosby, Sempell, Biffi, Raychem, Tracer, and SINTAKOTE, serve flow control needs across the general process, oil & gas, water, power generation, mining and other industries. Tyco Flow Control provides its customers with highly engineered, customized solutions designed to meet their unique specifications and needs. End users of its products generally consist of private industrial enterprises and municipalities and other governmental entities involved in infrastructure projects. Tyco Flow Control’s customers’ needs center around protecting the safety of their people and assets, increasing the efficiency and productivity of their operations, and reducing their impact on the environment. Tyco Flow Control generated $3.6 billion in revenue and $306 million in operating income in fiscal year 2011.

Pursuant to the Tyco Flow Control Separation and Distribution Agreement and certain provisions of the Merger Agreement, prior to the Tyco Flow Control Distribution, we will, among other things, (i) engage in an internal restructuring whereby we will transfer to Tyco Flow Control certain assets related to the flow control business, and Tyco Flow Control will assume from us certain liabilities associated with the flow control business, (ii) increase the share capital of Tyco Flow Control by a conversion of freely available equity into nominal share capital and authorize the issuance of Tyco Flow Control common shares in a number permitting a one-to-one share exchange with the outstanding Pentair common shares and (iii) rename Tyco Flow Control “Pentair Ltd.” .

Prior to the Tyco Flow Control Distribution, a subsidiary of Tyco Flow Control will issue an intercompany note to a subsidiary of Tyco in an amount not to exceed $500 million, which will be repaid at the closing of the Merger with proceeds to Tyco Flow Control from a third party financing upon terms negotiated by Pentair. In the event that third party financing is not available on acceptable terms, instead of a subsidiary of Tyco Flow Control issuing to a subsidiary of Tyco the intercompany note that would be repaid at the closing of the Merger, a subsidiary of Tyco Flow Control will issue a one year unsecured “bridge” note for up to $500 million to a subsidiary of Tyco that will bear interest at a rate of 14.0% and be prepayable at any time. After accounting for the issuance of either the intercompany note or the bridge note, the payment of transaction expenses and transfer of any excess cash to Tyco, but not taking into account any third party financing, Tyco Flow Control will have a net indebtedness immediately prior to the Tyco Floe Control Distribution of $275 million.

In the Merger, a wholly owned, indirect subsidiary of Tyco Flow Control will merge with and into Pentair, with Pentair surviving the Merger. The executive officers and directors of Pentair will become the executive officers and directors of Tyco Flow Control, except that Tyco may prior to the mailing of this proxy statement select up to two directors reasonably satisfactory to Pentair to serve on Tyco Flow Control’s Board of Directors. Tyco has selected only one designee to the Tyco Flow Control Board of Directors. We expect that in connection with the Merger Tyco Flow Control will change its corporate name to “Pentair Ltd.” Tyco Flow Control’s principal executive offices are located at Freier Platz 10, CH-8200, Schaffhausen, Switzerland and its telephone number is +41-52-633-02-44.

Pentair is a focused diversified industrial manufacturing company comprised of two operating segments: Water & Fluid Solutions and Technical Products. Water & Fluid Solutions is a global leader in providing innovative products and systems used worldwide in the movement, storage, treatment and enjoyment of water. Technical Products is a leader in the global enclosures and thermal management markets, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components and protect the people that use them. Pentair’s net sales and operating income for the year ended December 31, 2011 were $3.5 billion and $168 million, respectively.

For additional information regarding Tyco Flow Control, including the directors and executive officers of Pentair who will become directors and executive officers of Tyco Flow Control following the Tyco Flow Control Distribution and the Merger and Tyco’s proposed appointees to the Tyco Flow Control Board of Directors, see the Tyco Flow Control Prospectus included as Annex B.

General Summary of the Spin-Offs and the Merger

Manner of Effecting the Distributions

Assuming shareholder approval of the Distributions and satisfaction of the conditions described below in “Conditions to the Distributions,” (i) on the distribution date for the ADT Distribution each Tyco shareholder will receive 0.5 shares of ADT common stock for each Tyco common share owned by such holder and outstanding as of the record date for the Distributions and (ii) on the distribution date for the Tyco Flow Control Distribution each Tyco shareholder will receive a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully-diluted basis (calculated in accordance with the treasury method under GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution for each Tyco common share owned by such holder and outstanding as of the record date for the Distributions. Specifically, pursuant to the Tyco Flow Control Separation and Distribution Agreement, the distribution ratio is equal to the quotient of (i) the product of (x) the number of Pentair common shares outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution, multiplied by (y) 1.10526316 divided by (ii) the number of Tyco common shares outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution. Based on the number of fully diluted Pentair and Tyco shares outstanding as of June 30, 2012, we expect the distribution ratio to be approximately 0.24 Tyco Flow Control common shares per each Tyco common share outstanding as of the record date for the special dividend. Although the number of Pentair and Tyco shares outstanding may increase or decrease prior to the distribution date and as a result this distribution ratio may change, it will nonetheless result in Tyco shareholders as of the record date and their transferees owning approximately 52.5% of the outstanding shares of Tyco Flow Control on a fully diluted basis immediately following the Merger.

Tyco will not distribute any fractional shares to its shareholders. In lieu of fractional shares Tyco shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT, on the one hand, and Tyco Flow Control, on the other hand, in the open market at prevailing market prices net of brokerage fees and other costs, and distribute the aggregate net cash proceeds of the sales pro rata, based on the fractional share such holder would otherwise be entitled to receive, to each holder who otherwise would have been entitled to receive a fractional share of ADT and/or Tyco Flow Control, as applicable, in the Distributions. Accordingly, if you hold fewer than two Tyco common shares, you will not be entitled to any shares of ADT common stock and if you hold fewer Tyco common shares than are necessary to receive one Tyco Flow Control common share, you will not be entitled to any Tyco Flow Control common shares and, in each such case, you will only receive cash in lieu of the fractional shares to which you would otherwise be entitled. The distribution agent, in its sole discretion, without any influence by Tyco, ADT or Tyco Flow Control, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of Tyco, ADT or Tyco Flow Control.

The aggregate net cash proceeds of these sales generally will be taxable for U.S. federal income tax purposes. See “The Spin-Offs and the Merger—Material U.S. Federal Income Tax Consequences” for an explanation of the tax consequences of the spin-offs. If you physically hold certificates for Tyco common shares and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take up to three business days from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Tyco common shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds. Shareholders should consult their bank or broker for further detail.

If you own Tyco common shares as of the close of business on the record date for the Distributions, the ADT shares and/or Tyco Flow Control shares that you are entitled to receive in such special dividend will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell common shares of Tyco in the “regular-way” market up to and including the distribution date, however, you will be selling your right to receive shares of ADT common stock and Tyco Flow Control common shares in the Distributions.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your common shares of Tyco and you are the registered holder of the Tyco shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the respective numbers of shares of ADT common stock and/or Tyco Flow Control common shares that have been registered in book-entry form in your name.

Most Tyco shareholders hold their common shares of Tyco through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Tyco common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the respective shares of ADT common stock and/or Tyco Flow Control common shares that you are entitled to receive in the Distributions. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm at any time following the approval of the Distributions.

The special dividends in the form of ADT and Tyco Flow Control shares will be distributed pro-rata to shareholders holding Tyco common shares which are outstanding as of the record date for the special dividends, which will be established by Tyco’s Board of Directors shortly following the Special General Meeting. Tyco is expected to establish a “blackout period” beginning as early as two days prior to the Special General Meeting and continuing through the distribution date for the special dividends, during which time no Tyco equity awards or employee stock options may vest or be exercised and no Tyco shares will be repurchased by Tyco (whether under its common share repurchase program or otherwise).

Manner of Effecting the Merger

Immediately following the Distribution, Tyco Flow Control and Pentair will consummate the Merger upon the terms and subject to the conditions of the Merger Agreement. Tyco Flow Control’s wholly owned, indirect subsidiary, Panthro Merger Sub, will merge with and into Pentair. Pentair will survive the Merger as a wholly owned, indirect subsidiary of Tyco Flow Control. As consideration for the Merger, shareholders of Pentair will receive one newly issued common share of Tyco Flow Control for every Pentair common share that they hold at the time of the Merger. Immediately after consummation of the Merger, on a fully-diluted basis, 52.5% of the outstanding shares of Tyco Flow Control will be held by Tyco shareholders as of the record date or their transferees and 47.5% will be held by the former shareholders of Pentair (excluding treasury shares). After the Tyco Flow Control Transactions, Tyco Flow Control will be an independent, publicly-traded company that operates Tyco’s flow control business and Pentair’s business. Tyco shareholders will continue to hold their shares of Tyco after the Distribution.

Results of the Distributions; Listing of ADT Common Stock and Tyco Flow Control Common Shares and Trading of Tyco Common Shares

We have entered into the Tyco Flow Control Separation and Distribution Agreement and, before the ADT Distribution, we will enter into the ADT Separation and Distribution Agreement. We will also enter into other agreements with ADT and Tyco Flow Control to effect the spin-offs and provide a framework for the relationship between Tyco, ADT and Tyco Flow Control upon completion of the Distributions. These agreements will provide for the allocation among Tyco, ADT and Tyco Flow Control of certain assets, liabilities and obligations attributable to periods prior to the Distributions. For a more detailed description of these agreements, see “The Separation and Distribution Agreements and the Ancillary Agreements” in this proxy statement.

We expect that ADT’s common stock will be listed on the NYSE under the symbol “ADT” following the distribution date. We expect that Tyco Flow Control’s common shares will be listed on the NYSE under the symbol “PNR,” which is Pentair’s current trading symbol. We also expect that a “when-issued” market in ADT common stock and Tyco Flow Control common shares may develop as early as two days prior to the record date for the special dividends, and we will announce the when-issued trading symbol of ADT and Tyco Flow Control when and if they become available. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for ADT common stock and Tyco Flow Control common shares that will be distributed to Tyco shareholders on the distribution date. If you own Tyco common shares at the close of business on the record date for the special dividends, you will be entitled to shares of ADT common stock and Tyco Flow Control common shares distributed in the Distributions. You may trade this entitlement to shares of ADT common stock and Tyco Flow Control common shares, without the Tyco common shares you own, on the when-issued market. On the first trading day following the distribution date, we expect that when-issued trading with respect to ADT common stock and Tyco Flow Control common shares will end and regular-way trading will begin.

It is also anticipated that shortly before the record date for the special dividends and continuing up to and including the distribution date, there will be two markets in Tyco common shares: a “regular-way” market and an “ex-distribution” market. Tyco common shares that trade on the regular-way market will trade with an entitlement to shares of ADT common stock and/or Tyco Flow Control common shares distributed in the Distributions. Shares that trade on the ex-distribution market will trade without an entitlement to shares of ADT common stock and/or Tyco Flow Control common shares distributed pursuant to the Distributions. Therefore, if you sell Tyco common shares in the regular-way market up to and including a distribution date, you will be selling your right to receive shares of ADT common stock and/or Tyco Flow Control common shares in such special dividend. However, if you own Tyco common shares at the close of business on a record date and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive the shares of ADT common stock and/or Tyco Flow Control common shares that you would otherwise be entitled to receive pursuant to such special dividend.

Conditions to the Distributions

Under Swiss law, Tyco is required to obtain the approval of our shareholders of the special dividend of ADT common stock at the Special General Meeting, and the resolution to be proposed at the Special General Meeting will require that the following conditions are met or waived prior to the ADT Distribution:

•

the SEC, shall have declared effective the ADT Form 10, including the Preliminary Information Statement contained therein, under the Exchange Act, and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

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no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•	based on the closing price of the ADT shares trading on the last “when-issued” trading day prior to the Separation, the aggregate market capitalization of ADT shall not exceed CHF 17.5 billion.

Consummation of the Tyco Flow Control spin-off will be subject to the following conditions being met or waived prior to Tyco Flow Control Distribution:

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the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

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each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

If the Merger were to be discontinued for any reason and the Merger Agreement terminated, Tyco, Tyco Flow Control and ADT intend to modify or otherwise amend and restate the current Tyco Flow Control Separation and Distribution Agreement to remove those provisions applicable to the Merger and/or Pentair and proceed with the Tyco Flow Control Distribution as originally announced on September 19, 2011.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement, see “The Merger Agreement—Conditions to the Completion of the Merger.”

We expect that prior to receipt of shareholder approval at the Special General Meeting we will have received:

•	the opinion of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes;

•	the opinion of Duff & Phelps relating to the solvency of each of Tyco, ADT and Tyco Flow Control following completion of the Distributions; and

•

an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the proposed distribution of the common stock of ADT and common shares of Tyco Flow Control and the proposed ordinary dividend comply with Swiss law and Tyco’s Articles of Association.

In the event that shareholder approval of the Distributions is received and the conditions to the Distributions included in the shareholders resolution are met or otherwise satisfied prior to March 31, 2013, Tyco will be obligated to effect the Distributions. In the event these conditions to the Distributions are not met or otherwise satisfied prior to March 31, 2013, the Distributions will not take place.

In connection with the Distributions the new director nominees set forth for shareholder approval are Frank Drendel and George Oliver. The election of two new members to the Tyco Board of Directors will be effective as of and subject to shareholder approval of the special dividend proposals and completion of the Distributions.

We encourage you to read carefully the section titled “The Merger Agreement” and the Merger Agreement, which is included as Annex F.

Background of the Distributions and the Merger

Tyco regularly reviews and evaluates the various businesses that Tyco conducts and the fit that these businesses have within its overall business and growth strategies to help ensure that Tyco’s resources are being put to use in a manner that is in the best interests of Tyco and its shareholders. In 2007, Tyco completed the separation of its health care and electronics business through the distribution to shareholders of shares in Covidien and TE Connectivity. At and following that time, Tyco management and its Board of Directors have considered the possible separation or divestiture of other businesses in the Tyco portfolio, including its residential and small business security business and flow control business. At those times, however, due to a variety of factors, it was determined that the separation of the residential and small business security business and flow control business would not be in the best interest of Tyco shareholders, in part because Tyco’s Board of Directors and senior management believed that those businesses were, among other reasons, not of sufficient scale or sufficiently mature to successfully operate as independent, publicly-traded companies.

In the time period since the 2007 separation, Tyco has continued to refine its portfolio of businesses and has implemented a number of initiatives intended to increase efficiency and productivity. In addition, Tyco has strengthened its businesses, including its residential and small business security business and flow control business, through a number of acquisitions, divestitures and organic growth initiatives, including Tyco’s 2010 acquisition of Brink’s Home Security Holdings, Inc.

In 2011, in connection with Tyco’s continued review of its businesses and strategy, Tyco’s board and senior management raised the possibility of separating its residential security business and commercial security business, as well as its flow control business into independent, publicly-traded companies. As part of these discussions, Tyco’s Board of Directors and senior management noted that each of its commercial fire and security, residential and small business security business and flow control business, albeit each segments of the larger Tyco, operate with distinct business models, each with different capital investment needs and growth profiles. Additionally, each of the three businesses provides products and services that are generally targeted towards different customers or different end markets, resulting in businesses with distinct operating models and capital requirements. ADT is a subscriber-based business with steady cash flow heavily focused in North America; Tyco Flow Control is largely an industrial manufacturing business tied to longer lead-time infrastructure projects with significant overseas operations, in particular in emerging markets; and the commercial fire and security business is predominantly a product design, installation and services business. Apart from these distinctions, Tyco’s Board of Directors and senior management noted that each of the three businesses operated under the management of strong leadership teams, held leading positions within their respective markets and were of sufficient scale to operate successfully and grow as independent companies. Accordingly, following a thorough review of strategic alternatives for each of the businesses by Tyco’s Board of Directors held during a number of meetings in mid-2011, with the assistance of Tyco senior management and its external advisors, in September 2011, Tyco’s Board of Directors approved, based on certain reasons including those described in “Tyco’s Reasons for the Transactions” below, the pursuit of the separation of each of the Tyco residential and small business security business in the United States and Canada and flow control business by means of a distribution to Tyco shareholders, subject to approval of the separation by Tyco shareholders.

Following the announcement of the separation of the residential and small business security business in the United States and Canada and flow control business, Tyco was approached in November and December 2011 by two companies other than Pentair that expressed interest in a possible transaction involving that company and the flow control business. Following a review of these proposals with its outside advisors, Tyco determined that further pursuit of these proposals would not be in the best interests of Tyco shareholders.

In addition to the aforementioned proposals, on September 21, 2011, Randall J. Hogan, Chairman and Chief Executive Officer of Pentair, contacted Christopher J. Coughlin, former Executive Vice President and Chief Financial Officer and an advisor to Tyco, to discuss Pentair’s potential interest in a business combination with

Tyco’s flow control business. Mr. Coughlin informed Mr. Hogan that Tyco’s flow control business was not for sale and that Tyco was committed to proceeding with its announced separation of its flow control business. In November 2011, Mr. Hogan and Mr. Coughlin again discussed Pentair’s potential interest in a business combination with Tyco’s flow control business through the use of a “reverse Morris Trust” structure. Similarly, in December 2011, Mr. Hogan spoke with Timothy M. Donahue, a director of Tyco, regarding Pentair’s potential interest in a business combination with Tyco’s flow control business through the use of a “reverse Morris Trust” structure. A “reverse Morris Trust” acquisition structure allows a parent company (here, Tyco) to divest a subsidiary (here, Tyco Flow Control) in a tax-efficient manner. The first step of such a transaction is the tax-free distribution (a “spin-off”) of the subsidiary stock to the parent company shareholders under Section 355 of the Code. The distributed subsidiary then merges with the acquiring third party (here, Pentair) in a tax-free reorganization under Section 368 of the Code. Such a transaction can qualify as tax-free for U.S. federal income tax purposes for the parent company, its shareholders and the acquiring third party’s shareholders if the transaction structure meets all applicable requirements, including that the parent company shareholders own more than 50% ownership of the stock of the combined entity immediately after the merger. After each of these discussions, Mr. Coughlin or Mr. Donahue informed Mr. Hogan that Tyco’s flow control business was not for sale and that Tyco was committed to proceeding with its announced separation of its flow control business. Mr. Edward D. Breen, Tyco’s Chairman and Chief Executive Officer, was informed of these discussions, who subsequently informed the members of Tyco’s Board of Directors.

In mid-December 2011, representatives of Deutsche Bank met with Mark Armstrong, Vice President of Mergers & Acquisitions for Tyco, to discuss Tyco’s views regarding options for its flow control business, including a potential “reverse Morris Trust” transaction with certain potential parties in industries similar or complementary to Tyco’s flow control business, including Pentair.

On January 9, 2012, Mr. Coughlin called Mr. Hogan to discuss Tyco’s potential interest in a combination of its flow control business and Pentair through the use of a “reverse Morris Trust” structure.

On January 12, 2012, Tyco’s Board of Directors held a telephonic meeting at which point the Board of Directors authorized Mr. Breen and Tyco senior management and its outside advisors to continue discussions with Pentair regarding a potential “reverse Morris Trust” transaction and to undertake high-level diligence, subject to Pentair’s entry into a confidentiality agreement. Following this call, Mr. Hogan and Edward D. Breen, Tyco’s Chairman and Chief Executive Officer, discussed by telephone pursuing further discussion regarding a potential combination of Tyco’s flow control business and Pentair, including a meeting of their respective management teams.

On January 17, 2012, Pentair and Tyco entered into a mutual confidentiality agreement to permit the parties to exchange due diligence information.

On January 23, 2012, members of Pentair senior management met with members of Tyco senior management to review Tyco’s flow control business and the Pentair business, including legal due diligence matters.

On February 1, 2012, Mr. Hogan met with Mr. Breen and discussed the industrial logic for a combination of Pentair with Tyco’s flow control business, including expected positive impacts to Tyco shareholders, such as increased value to Tyco shareholders relative to the anticipated value of Tyco’s flow control business on a standalone basis and Tyco shareholders holding a majority of the shares of Tyco Flow Control, expected positive impacts to Pentair shareholders and the potential for operating synergies at Tyco Flow Control through corporate cost avoidance, corporate expense reductions and lean initiatives and for tax synergies. Mr. Hogan also reviewed and made a valuation proposal that would result in Tyco Flow Control being owned approximately 49.9% by Pentair shareholders and 50.1% by Tyco shareholders and assumed that the Tyco Flow Control would at the time of the Transaction have $200 million in net indebtedness.

On February 2, 2012, representatives of Goldman Sachs, financial advisor to Tyco, called representatives of Deutsche Bank, financial advisor to Pentair, to discuss that Tyco expected to provide to Pentair a valuation proposal that would result in Tyco Flow Control being owned approximately 43.0% by Pentair shareholders and 57.0% by Tyco shareholders.

On February 3, 2012, Mr. Hogan called Mr. Coughlin to discuss that a valuation proposal that would result in Tyco Flow Control being owned approximately 43.0% by Pentair shareholders and 57.0% by Tyco shareholders would not be acceptable to Pentair.

On February 8, 2012, Mr. Breen and Mr. Hogan discussed by telephone a revised valuation proposal from Pentair that would result in Tyco Flow Control being owned approximately 48.75% by Pentair shareholders and 51.25% by Tyco shareholders and assumed that Tyco’s flow control business would at the time of the transaction have $200 million in net indebtedness. On February 8, 2012, Mr. Coughlin and Mr. Hogan also discussed by telephone the revised valuation proposal.

On February 9, 2012, representatives of Goldman Sachs called representatives of Deutsche Bank to discuss a revised valuation proposal from Tyco that would result in Tyco Flow Control being owned approximately 45.0% by Pentair shareholders and 55.0% by Tyco shareholders, which Mr. Breen then called Mr. Hogan to discuss.

On February 10, 2012, representatives of Deutsche Bank called representatives of Goldman Sachs to discuss a revised valuation proposal from Pentair that would result in Tyco Flow Control being owned approximately 48.0% by Pentair shareholders and 52.0% by Tyco shareholders and assumed that Tyco’s flow control business would at the time of the transaction have $200 million in net indebtedness.

On February 13, 2012, Mr. Hogan called Mr. Breen to further discuss valuation of Tyco’s flow control business and the Pentair business and to propose a process for Pentair to verify certain synergy assumptions and to review certain diligence matters related to Tyco’s flow control business.

On February 15, 2012, Mr. Hogan and Mr. Breen discussed by phone a preliminary valuation that would be based on Tyco’s flow control business having $200 million in net indebtedness at the time of the transaction and would result in Tyco Flow Control being owned approximately 47.5% by Pentair shareholders and 52.5% by Tyco shareholders. Mr. Hogan and Mr. Breen discussed that Tyco Flow Control would incur up to $500 million of third party indebtedness to achieve such level of net indebtedness, which would permit a portion of the proceeds of the financing to be transferred to Tyco prior to the Tyco Flow Control Distribution. Mr. Hogan and Mr. Breen also discussed the proposed treatment of the former Yarway business of Tyco’s flow control business, and Mr. Hogan expressed Pentair’s desire to cap the amount of liabilities for which Tyco Flow Control would be responsible with respect to such business. Mr. Breen and Mr. Hogan agreed to discuss these matters with their respective Boards of Directors.

Early February 16, 2012, Tyco’s Board of Directors held a telephonic meeting during which Mr. Breen and members of Tyco senior management provided an update on the status of discussions with Pentair, including the preliminary valuation and proposed treatment of liabilities discussed by Mr. Hogan and Mr. Breen on February 15, 2012. Following discussion, Tyco’s Board of Directors authorized Mr. Breen and senior management to continue exploring the potential transaction with Pentair. Later on February 16, 2012, management of Pentair met with management of Tyco to review potential operating synergies in a combination of Pentair and Tyco’s flow control business, the proposed Tyco Flow Control structure and certain diligence matters.

On February 17 and 20, 2012, Mr. Hogan and Mr. Breen discussed by telephone certain terms of the Tyco Flow Control Transactions, including a revised proposal regarding the treatment of the former Yarway business of Tyco’s flow control business and that Pentair would agree to increase the net indebtedness for Tyco’s flow control business to $275 million. Mr. Breen and Mr. Hogan agreed to discuss these matters with their respective boards of directors.

On February 24, 2012, the Tyco Board of Directors held a telephonic meeting to approve proceeding with discussions with and due diligence regarding Pentair in connection with the potential Merger. Following the meeting, Mr. Breen and Mr. Hogan discussed by telephone the outcome of the meeting of the Tyco Board of Directors.

On February 24, 2012, Tyco and Pentair began to exchange business, accounting, tax and legal due diligence documents and information relating to Tyco’s flow control business and Pentair through electronic data rooms, as well as telephone discussions and in-person meetings. Both parties and their advisors conducted due diligence through March 27, 2012.

On February 28, 2012, Mr. Hogan, with the consent of the Tyco board, met with Michael E. Daniels, Brian Duperreault, Bruce S. Gordon and R. David Yost, each a director of Tyco, to discuss the industrial logic for a combination of Pentair with Tyco’s flow control business, including expected positive impacts to Tyco shareholders discussed above, the potential for operating and tax synergies at Tyco Flow Control and the valuation proposal that would result in Tyco Flow Control being owned approximately 47.5% by Pentair shareholders and 52.5% by Tyco shareholders. Mr. Breen participated in this discussion by telephone.

On February 29, 2012, Mr. Hogan, with the consent of the Tyco board, called Mr. Raj Gupta, a Tyco director, to discuss the industrial logic for a combination of Pentair with Tyco’s flow control business, including expected positive impacts to Tyco shareholders discussed above, the potential for operating and tax synergies at Tyco Flow Control and the valuation proposal that would result in Tyco Flow Control being owned approximately 47.5% by Pentair shareholders and 52.5% by Tyco shareholders. That same day, Tyco’s legal advisors delivered to Pentair’s legal advisors an initial draft of the Merger Agreement.

On March 1, 2012, members of Pentair senior management met with senior management of Tyco and management of Tyco’s flow control business to review the operations of Tyco’s flow control business, operating synergies in a combination of Pentair and Tyco’s flow control business and certain diligence matters relating to Tyco’s flow control business and Pentair.

On March 2, 2012, Tyco’s legal advisors delivered to Pentair’s legal advisors an initial draft of the Tyco Flow Control Separation and Distribution Agreement. The draft Separation and Distribution Agreement reflected a post-closing adjustment to the extent that net indebtedness of Tyco Flow Control is less than or greater than $275 million as of the close of business on the day prior to the Tyco Flow Control Distribution, but did not contain a post-closing adjustment based on the working capital of Tyco Flow Control.

During the week of March 5, 2012, the parties exchanged comments on the draft Merger Agreement and Tyco’s legal advisors distributed to Pentair’s legal advisors an initial draft of the 2012 Tax Sharing Agreement. The draft of the 2012 Tax Sharing Agreement provided that Tyco will be responsible for the first $500 million of Shared Tax Liabilities, Tyco Flow Control and ADT will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities and Tyco Flow Control, ADT and Tyco will share 20%, 27.5% and 52.5%, respectively, of Shared Tax Liabilities above $725 million.

On March 7, 2012, as part of a regularly scheduled meeting, Tyco’s Board of Directors met with senior management and its outside legal and financial advisors to review the current status and terms of a potential transaction with Pentair. As part of these discussions, senior management discussed with the Board of Directors the potential synergies arising from the transaction, and the fact that a majority of the value created from the realized synergies would inure to the Tyco shareholders holding shares of Tyco Flow Control following the spin-off.

On March 13, 2012, Pentair’s legal advisors delivered revised drafts of the Merger Agreement and Tyco Flow Control Separation and Distribution Agreement to Tyco’s legal counsel. Pentair proposed in the revised draft of the Separation and Distribution Agreement the concept of a post-closing working capital adjustment based on the amount of Tyco Flow Control working capital as of the close of business on the day prior to the Tyco Flow Control Distribution with the working capital target to be discussed between the parties.

On March 15, 2012, Mr. Hogan and Mr. Breen discussed by telephone the status of the negotiations for the proposed Tyco Flow Control Transactions, a timetable for the Tyco Flow Control Transactions and various governance matters for Tyco Flow Control.

During the week of March 19, 2012, the parties exchanged comments on the draft Merger Agreement, the draft Tyco Flow Control Separation and Distribution Agreement, the draft 2012 Tax Sharing Agreement and the draft Ancillary Agreements. A revised draft Separation and Distribution Agreement from Tyco accepted the concept of a post-closing working capital adjustment, but proposed that the adjustment apply only if the amount of Tyco Flow Control working capital was outside of a specified range with the range to be discussed between the parties. The parties discussed and agreed on a working capital target of $798 million for Tyco Flow Control as of the close of business on the day prior to the Tyco Flow Control Distribution, which was based on the working capital of Tyco’s flow control business as of September 30, 2011, with the post-closing adjustment applying only if the working capital of Tyco Flow Control as of the close of business on the day prior to the Tyco Flow Control Distribution was $125 million more or less than the working capital target. In addition, representatives of Pentair and Tyco engaged in discussions regarding Tyco’s rationale for its proposed allocation of Shared Tax Liabilities under the draft 2012 Tax Sharing Agreement. At the conclusion of these discussions, representatives of Pentair advised representatives of Tyco that Pentair would accept Tyco’s proposed allocation of Shared Tax Liabilities under the draft 2012 Tax Sharing Agreement subject to due diligence of Tyco’s tax information. Due diligence of Tyco’s tax information occurred at meetings of the Tyco and Pentair tax teams and their respective advisors on March 22 and 23, 2012.

On March 20, 2012, Tyco’s Board of Directors held a telephonic meeting at which Mr. Breen and members of senior management provided an update to the board regarding the progress of negotiations with Pentair and certain due diligence matters, including the scope and amount of potential synergies from the transaction.

On March 21, 2012, Mr. Hogan and Mr. Breen discussed by telephone the status of the negotiations on the draft transaction agreements and discussed a possible composition of the Board of Directors of Tyco Flow Control that would consist of the current Pentair directors and up to two new directors selected by Tyco and reasonably acceptable to Pentair.

On March 26, 2012, the parties and certain of their advisors met in person and thereafter through the evening of March 27, 2012 by telephone to negotiate remaining open issues in the proposed Merger Agreement, the Tyco Flow Control Separation and Distribution Agreement, the 2012 Tax Sharing Agreement and the Ancillary Agreements.

In the morning of March 27, 2012, the Tyco Board of Directors held a telephonic meeting to review and discuss various matters in connection with the Merger, including the terms of the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement and the results of Tyco and its advisors’ due diligence review, based on materials distributed in advance of the meeting. Representatives of Tyco’s senior management and legal and financial advisors also participated in the meeting. During the meeting, Tyco’s legal advisors reviewed the board’s fiduciary duties in connection with its evaluation of the proposed Transactions and the material terms of the transaction agreements. Tyco’s financial advisors presented a detailed analysis of the transaction contemplated by the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement. At the end of this presentation, Goldman Sachs delivered its oral opinion, which opinion was subsequently confirmed in writing, that, as of March 27, 2012 and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement was fair from a financial point of view to Tyco Flow Control. Following discussion by the Board of Directors, the Board unanimously approved and authorized the execution, delivery and performance of the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement and the transactions contemplated thereby, including the Merger.

In the afternoon of March 27, 2012, the Pentair Board of Directors met to review and approve the Merger, the Merger Agreement and the related transaction agreements, and in the evening of March 27, 2012, the appropriate parties entered into the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement.

On March 28, 2012, before the opening of trading on the NYSE, Pentair and Tyco issued a joint press release announcing the Transactions and held a joint conference call for investors.

Tyco’s Reasons for the ADT Distribution

Tyco’s Board of Directors has determined that pursuing a distribution of its residential and small business security business in the United States and Canada is in the best interests of Tyco and its shareholders because it will provide the following key benefits: (i) greater strategic focus of financial resources and management’s efforts, (ii) direct and differentiated access to capital resources, (iii) enhanced investor choice through investment opportunities in three separate entities, (iv) improved ability to use stock as an acquisition currency and (v) enhanced management incentive tools.

Greater Strategic Focus of Financial Resources and Management’s Efforts. The residential and small business security business in the United States and Canada represents a significant but minority portion of Tyco’s overall business. It historically has exhibited different financial and operating characteristics than Tyco’s other businesses.

In particular, unlike Tyco’s commercial fire and security businesses and flow control business, the residential and small business security business in the United States and Canada (“ADT Business”) is largely a subscriber-based business tied to the residential construction market, with very different capital requirements and operating characteristics from traditional manufacturing and service businesses. As a result, the ADT Business’ financial results tend to be more consistent from period to period than the financial results of Tyco’s commercial fire and security business and its flow control businesses. In addition, unlike the flow control and fire and security businesses, the ADT Business generates substantially all of its revenues from the United States and Canada. The flow control business, by contrast, is largely an industrial manufacturing business. A significant portion of the flow control business revenue is derived from longer lead-time infrastructure projects and, as a result, its financial results tend to vary more significantly from period to period than the financial results of Tyco’s fire and security businesses and ADT Business. In addition, unlike the ADT Business, the flow control business generates a significant portion of its revenues from operations outside the United States.

Owing to these and other factors, each of the flow control business, ADT Business and Tyco’s remaining businesses employ different capital expenditure and acquisition strategies and consequently, Tyco has determined that its current structure may not be optimized to design and implement the distinct strategies necessary to operate its businesses in a manner that maximizes the long-term value of each business. We believe that Tyco’s, ADT’s and Tyco Flow Control’s respective management resources would be more efficiently utilized if Tyco’s management concentrated solely on the commercial fire and security business, and ADT’s management concentrated solely on the residential and small business security business in the United States and Canada.

We expect to more efficiently use management and financial resources as a result of having separate and distinct board and management teams focused on the respective businesses. We believe the spin-off of ADT will allow us to better align Tyco’s and ADT’s management’s attention, compensation and resources to pursue opportunities in the markets that each business serves and to manage cost structures more actively.

Direct and Differentiated Access to Capital Resources. After the spin-offs, ADT and Tyco Flow Control will no longer need to compete with Tyco’s other businesses for capital resources. As a subscriber-based business with operations in the U.S. and Canada, ADT’s financial and operating characteristics differ from Tyco’s other businesses. ADT’s consumer-subscriber based business requires a significant amount of capital to grow each year. In order for ADT to fund these capital needs, it requires a higher debt level than the other businesses. We believe that direct and differentiated access to capital resources will allow ADT to better optimize the amounts and terms of the capital needed for its business, aligning financial and operational characteristics with investor and market expectations. Tyco’s management also believes that as a stand-alone company, ADT will attract investors who are interested in the characteristics of its businesses.

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities. We believe that after the ADT Distribution, investors will be better positioned to evaluate ADT’s financial performance and strategy within the context of its markets and that this will enhance the likelihood that ADT achieves an appropriate market valuation. Our management and financial advisors believe that ADT’s investment characteristics may appeal to types of investors who differ from Tyco’s current investors. We expect that, as a result of the spin-off, ADT’s management will be better positioned to implement goals and evaluate strategic opportunities in light of investor expectations within the context of the markets it serves. In addition, we expect that ADT will be able to focus its branding and public relations efforts to cultivate its own separate identity.

Improved Ability to Use Stock as an Acquisition Currency. The spin-off will enable ADT to use its stock as currency to pursue certain financial and strategic objectives, including acquisitions. We expect that ADT will be able to more easily facilitate future strategic transactions with similar businesses through the use of its stand-alone stock as consideration.

Improved Management Incentive Tools. We expect ADT to use its equity to compensate current and future employees. It is more difficult for multi-business conglomerates such as Tyco to structure incentives that reward managers in a manner directly related to the performance of their respective business units. By granting stock linked to a specific business, ADT will be able to offer its managers equity compensation that is linked more directly to their work product than Tyco’s current equity compensation.

In determining whether to effect the spin-off, the Board of Directors of Tyco also considered the costs and risks associated with the transaction, including:

•

Potential costs and disruptions to the businesses as a result of the spin-off: Some of the current and prospective customers and suppliers of ADT may not believe that its financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing business with them. If its customers, prospective customers or suppliers are not satisfied with its financial stability it may not be successful in obtaining new business or retaining existing business.

•

Risks of being unable to achieve the benefits expected from the spin-off: By separating from Tyco, ADT becomes more susceptible to, among other things, market fluctuations and other adverse events; actual or anticipated fluctuations in its operating results due to factors related to its business; and competitive pressures from new or existing competitors.

•

Increased significance of certain costs and contingent liabilities: Certain costs and contingent liabilities that were otherwise less material to Tyco as a whole will be more material to ADT as a stand-alone company.

•

The decreased capital available for investment: ADT has historically relied upon Tyco for working capital requirements on a short-term basis and for other financial support functions. After the spin-off, ADT will not be able to rely on Tyco’s earnings, assets or cash flows, and it will be responsible for servicing its own debt and maintaining sufficient working capital.

•

The potential effect of the spin-off on the anticipated credit ratings of the separated companies and risks associated with refinancing Tyco’s debt: Given the smaller size of ADT relative to Tyco currently, after the spin-off ADT may incur higher debt servicing costs on its new indebtedness than it would have incurred as a subsidiary of, or as the current Tyco and it may not have access to less expensive sources of capital from short-term debt markets.

•

The reaction of Tyco’s shareholders to the spin-off: The market price of ADT’s common shares may fluctuate widely, depending on many factors, many of which will be beyond its control, including the sale of shares of ADT by Tyco shareholders after the distribution because its business profiles and market capitalizations may not fit their investment objectives. In particular, Tyco is a member of the S&P 500 Index, while ADT initially will not be, and may not be in the future. Accordingly, certain Tyco shareholders may elect or be required to sell ADT’s shares following the spin-off due to investment guidelines or other reasons.

•

The potential loss of purchasing power: As a current part of Tyco, ADT takes advantage of Tyco’s size and purchasing power in procuring certain goods, services and other resources, such as health care benefits, computing and communications equipment and intellectual property licenses. After the spin-off, as a separate, independent entity, ADT may be unable to obtain these goods, services and technologies at prices or on terms as favorable to it as those it obtained prior to the distribution. ADT’s costs for functions previously performed by or paid for by Tyco, such as accounting, tax, legal, human resources and other general and administrative functions, may be higher than the amounts reflected in ADT’s financial statements, which could cause ADT’s profitability to decrease.

•

The risk that the plan of separation might not be completed and the one-time and ongoing costs of the spin-off: There are risks and uncertainties relating to the execution of the ADT Distribution, including the timing and certainty of the completion of the internal reorganization prior to the ADT Distribution. In addition, ADT will incur costs in connection with the transition to being a stand-alone public company that relate primarily to accounting, tax, legal and other professional costs; financing costs in connection with refinancing Tyco’s outstanding indebtedness and obtaining ADT’s financing as a stand-alone company; compensation, such as modifications to certain bonus awards, upon completion of the ADT Distribution; recruiting and relocation costs associated with hiring ADT’s senior management personnel; costs related to establishing a new corporate brand in the marketplace; and costs to separate information systems. These costs may be greater than anticipated and could cause our profitability to decrease.

Tyco’s Reasons for the Tyco Flow Control Transactions

In assessing and approving the spin-off on September 19, 2011, Tyco’s Board of Directors determined that the spin-off would be in the best interests of Tyco and its shareholders because it would provide a number of key benefits, including primarily: (i) greater strategic focus of financial resources and management’s efforts, (ii) direct and differentiated access to capital resources, (iii) enhanced investor choice through investment opportunities in three separate entities and (iv) improved ability to use stock as an acquisition currency. In assessing and approving the Merger, Tyco’s Board of Directors considered, among others, the fact that it believed both that (1) the Merger would provide many of the same key benefits as those underlying the board’s reasons for approval of the spin-off discussed in the prior sentence, while potentially adding additional benefits, including: (i) increased value to Tyco’s shareholders relative to Tyco Flow Control’s anticipated value on a standalone basis, (ii) Tyco shareholders would hold a majority of the common shares of a company with increased size and market capitalization, which could further improve Tyco Flow Control’s ability to use stock as an acquisition currency, to otherwise grow through acquisitions and to access the capital markets, (iii) Tyco shareholders would hold shares in a company with a product and service offering that is broader but complementary to many of the products manufactured and sold by the flow control business and (iv) the combined company would be able to immediately benefit from Pentair’s existing public company infrastructure, including a senior management team with significant experience managing a publicly-traded company; and (2) the Transactions are more favorable to Tyco shareholders than the potential value that might result from an alternative business combination transaction involving the flow control business, including a sale of the flow control business by Tyco in a taxable transaction.

Greater Strategic Focus of Financial Resources. The flow control business represents a significant but minority portion of Tyco’s overall business. It has historically exhibited different financial and operating characteristics than Tyco’s other businesses. In particular, unlike Tyco’s commercial fire and security businesses and its residential and small business security business, the flow control business is largely an industrial manufacturing business. A significant portion of the flow control revenue is tied to expenditures tied to the flow control customers’ new capital projects and continuing maintenance capital investments, which tend to have longer lead-times compared to Tyco’s other businesses. As a result, financial results of the flow control business can vary more significantly from period to period than the financial results of Tyco’s commercial fire and security business and its residential security business. In addition, unlike ADT’s business, the flow control business generates a significant portion of its revenue from operations outside the United States. Owing to these and other factors, the flow control business and Tyco’s other businesses employ different capital expenditure and acquisition strategies. Consequently, Tyco’s Board of Directors determined in approving the spin-off that its current structure may not be optimized to design and implement the distinct strategies necessary to operate its businesses in a manner that maximizes the long-term value of each business and that the respective management resources of Tyco, ADT and Tyco Flow Control would be more efficiently utilized if Tyco’s management concentrated solely on the commercial fire and security business, ADT’s management concentrated solely on the residential and small business security business in the United States and Canada and Tyco Flow Control’s management concentrated solely on the flow control business. Pentair’s business and operations reflect many of the same characteristics as the flow control business, including significant manufacturing operations and overseas presence.

Direct and Differentiated Access to Capital Resources; Enhanced Investor Choices. After the spin-off, the flow control business will no longer need to compete with Tyco’s other businesses for capital resources. As an industrial manufacturing business with strong non-U.S. operations, the flow control business’ financial and operating characteristics differ from Tyco’s other businesses. Tyco believes that direct and differentiated access to capital resources would allow the flow control business to better optimize the amounts and terms of the capital needed for its business, aligning financial and operational characteristics with investor and market expectations. Tyco also believes that, as the majority of Pentair’s product and service offerings are complimentary to those of Tyco Flow Control, the combined business will similarly benefit from direct access to capital resources, but with the added benefit of increased scale, which scale could otherwise improve Tyco Flow Control’s ability to access the capital markets.

In addition, in approving the spin-off, Tyco concluded that it believed that the flow control business’ investment characteristics as a stand-alone, independent public company could appeal to types of investors who differ from Tyco’s current investors. Tyco’s Board of Directors continues to believe that to be the case for a combined flow control-Pentair business.

Increased Size and Broader Offering. At the time Tyco’s Board of Directors approved the spin-off, it concluded that one of the benefits of the spin-off would be to enable the flow control business to use its stock as currency to pursue certain financial and strategic objectives, including acquisitions, and that it would be able to more easily facilitate potential future transactions with similar businesses through the use of Tyco Flow Control’s stand-alone stock as consideration. In assessing the relative benefits of the Merger, Tyco’s Board of Directors considered that it believes that Tyco shareholders, as shareholders in the combined entity, would continue to benefit from the use of stock as acquisition currency, but would further benefit from the increased size and scale of the combined entity. Tyco believes that the combined flow control-Pentair business will be one of the larger publicly-traded entities focusing on the flow and thermal products industry, and that this size could help facilitate future acquisitions by Tyco Flow Control.

Complementary Business; Synergy Opportunities. In approving the Merger Agreement and the Merger, the Tyco board considered a number of factors relating to or arising from the complementary nature of the flow control and Pentair businesses, including:

•

that the combination of the Pentair and the flow control water businesses, the Thermal Controls business of Tyco Flow Control and the Technical Products segment, and the other operating segments of the two businesses will create an industry leader in the flow, valves and filtration industries;

•

the potential cost savings resulting from the Merger, including potential annual pre-tax cost synergies of approximately $200 million that Tyco and Pentair believe could be achieved through the elimination of duplicate public company costs, greater economies of scale and further streamlined operations of the combined businesses, as well as potential tax synergies of approximately $50 million annually resulting from Pentair’s redomicialiation in Switzerland and corresponding tax planning measures; and

•

the broader product and service offering offered by a combined flow control-Pentair business, and the potential for cross-selling opportunities, in particular in the water, oil and gas, power and food and beverage industries, where each of Tyco and Pentair have existing businesses, and other potential revenue synergies that would be unavailable to Tyco Flow Control on a stand-alone basis.

Existing Public Company Infrastructure. In assessing the relative benefits to pursuing the Merger in addition to the spin-off, Tyco’s Board of Directors also considered that Tyco shareholders, as shareholders in a combined flow control-Pentair business, would benefit from Pentair’s existing public company infrastructure. As an existing public company, Pentair has in place the systems, controls, procedures and policies that are required to operate as a public-traded company and a senior management team with existing experience managing and operating a public company. Therefore, Tyco Flow Control will not be required to independently incur the same level of costs and expenses or otherwise expend the same level of resources as would otherwise be required to establish these systems, controls, policies and procedures if Tyco Flow Control were a stand-alone public company.

Appropriate Value for the Business. At the time of approval of the spin-off by the Tyco board, Tyco’s Board of Directors considered the fact that it believed that after the spin-off, investors would have been better positioned to evaluate the financial performance and strategy of the flow control business within the context of Tyco Flow Control’s markets and that this would have enhanced the likelihood that the flow control business achieve an appropriate market valuation. In approving the Merger, Tyco’s Board of Directors, acting with the assistance of Tyco management and its outside advisors, further considered that it believes that the Transactions as a whole would be more favorable to Tyco shareholders from a financial point of view than the spin-off without engaging in the Merger due to the anticipated value to be generated through the realization of potential operating, tax and revenue synergies resulting from the Merger (as described under “Complementary Business; Synergy Opportunities” above) and the fact that Tyco shareholders would own approximately 52.5% of the combined business on a fully diluted basis immediately following the Merger. Furthermore, Tyco’s Board of Directors considered the fact that the Merger would not foreclose Tyco shareholders from receiving a further premium for their shares of Tyco Flow Control at a later date in a subsequent business combination transaction involving Tyco Flow Control.

Alternatives relative to the Merger. In the course of reaching its determination to approve the Merger Agreement and the Merger, Tyco’s Board of Directors, acting with the advice of management and its outside advisors, also considered the fact that it believes that the Transactions would be more favorable to Tyco shareholders than the potential value that might result from an alternative business combination transaction involving the flow control business, including a sale of the flow control business by Tyco in a taxable transaction, given the potential rewards, risks and uncertainties associated with those alternatives and the fact that the Transactions are intended to be tax-free for U.S. federal income tax purposes to Tyco and its shareholders.

In determining whether to effect the spin-off, the Board of Directors of Tyco also had considered the costs and risks associated with the spin-off, including:

•

Some of the flow control business’ current and prospective customers and suppliers may not have believed that Tyco Flow Control’s financial stability on a stand-alone basis would be sufficient to satisfy their requirements for doing business with Tyco Flow Control. If those customers, prospective customers or suppliers were not satisfied with Tyco Flow Control’s financial stability, Tyco Flow Control may not have been successful in obtaining new business or retaining existing business.

•	The market price of Tyco Flow Control’s common stock could have fluctuated widely, depending on many factors, many of which would be beyond Tyco Flow Control’s control, including the sale of Tyco

Flow Control shares by Tyco shareholders after the Distribution because Tyco Flow Control’s business profile and market capitalization may not fit their investment objectives.

•

By separating from Tyco, Tyco Flow Control may become more susceptible to, among other things, market fluctuations and other adverse events; actual or anticipated fluctuations in its operating results due to factors related to its business; and competitive pressures from new or existing competitors.

•	Certain costs and contingent liabilities that were otherwise less material to Tyco as a whole will be more material for Tyco Flow Control as a stand-alone company.

•

Tyco Flow Control has historically relied upon Tyco for working capital requirements on a short-term basis and for other financial support functions. After the spin-off, Tyco Flow Control will not be able to rely on Tyco’s earnings, assets or cash flows, and will be responsible for servicing its own debt and maintaining sufficient working capital.

•

Given Tyco Flow Control’s smaller size relative to Tyco, after the spin-off Tyco Flow Control may incur higher debt servicing costs on its indebtedness than it would have incurred as a subsidiary of Tyco and may not have access to less expensive sources of capital from short-term debt markets.

•

There are risks, costs and uncertainties relating to the execution of the spin-off, including the timing and certainty of the completion of the internal reorganization prior to the Distribution and the costs related to the Distribution. In addition, the costs for functions previously performed by or paid for by Tyco, such as accounting, tax, legal, human resources and other general and administrative functions, might be higher than anticipated, which could cause profitability to decrease.

Tyco believes that the Merger will help mitigate, while not eliminating entirely, the risks involved in many of the foregoing factors. However, in assessing its approval of the Merger and the Merger Agreement, Tyco’s Board of Directors also considered the added costs, complexities and countervailing factors associated with the Merger, including:

•	the risk that the potential benefits of the Merger might not be fully realized or realized within the expected time frame;

•

the challenges in combining the flow control business and Pentair’s business, including the possible disruption that might result from the transaction and the additional time and resources that would be required from Tyco and Tyco Flow Control management;

•	the risk inherent in seeking regulatory approvals from multiple governmental agencies in multiple jurisdictions;

•

the possibility that the Merger may not be consummated and the potential adverse consequences if the Merger is not completed, including the adverse consequences on the spin-off of the flow control business and the costs incurred and potential market and shareholder reaction; and

•

the fact that certain liabilities will be allocated between Tyco and Tyco Flow Control in a manner different than if Tyco were to pursue the spin-off of the flow control business without the Merger due to the fact that in the course of negotiations between Tyco and Pentair, Tyco and Pentair agreed to certain allocations of liabilities as between Tyco and Tyco Flow Control pursuant to the terms of the Separation and Distribution Agreement that were different than the allocations that Tyco had preliminarily determined to implement during the course of its consideration to pursue the spin-off.

In view of the variety and complexity of factors considered in connection with the evaluation of the spin-off and the Merger, as discussed above, Tyco’s Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to such factors. Rather, the Tyco Board of Directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, and certain directors may have assigned different weights to different factors.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to Tyco’s Board of Directors that, as of March 27, 2012 and based upon and subject to the factors and assumptions set forth therein, the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement was fair from a financial point of view to Tyco Flow Control.

The full text of the written opinion of Goldman Sachs, dated March 27, 2012 which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G. Goldman Sachs provided its opinion for the information and assistance of Tyco’s Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Tyco common shares should vote with respect to any matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement, which we refer to as the “Agreements”;

•	annual reports to stockholders and Annual Reports on Form 10-K of Tyco and Pentair for the five fiscal years ended September 30, 2011 and December 31, 2011, respectively;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Tyco and Pentair;

•	drafts of the Registration Statement on Form 10 of Tyco Flow Control in connection with the Tyco Flow Control Distribution;

•	certain other communications from Tyco and Pentair to their respective stockholders;

•	certain publicly available research analyst reports for Tyco and Pentair;

•	certain internal financial analyses and forecasts for Tyco prepared by its management; and

•

certain internal financial analyses and forecasts for Pentair prepared by its management and certain financial analyses and forecasts for Tyco Flow Control prepared by the managements of Tyco International and Tyco Flow Control, in each case, as approved for Goldman Sachs’ use by Tyco International Ltd., which we refer to as the “Forecasts”, and certain cost savings and operating synergies projected by the managements of Tyco and Pentair to result from the Merger, as approved for Goldman Sachs’ use by Tyco, which we refer to as the “Synergies”.

Goldman Sachs also held discussions with members of the senior management of Tyco, Tyco Flow Control and Pentair regarding their assessment of the past and current business operations, financial condition, and future prospects of Pentair and with members of the senior managements of Tyco and Tyco Flow Control regarding their assessment of the past and current business operations, financial condition and future prospects of Tyco and Tyco Flow Control and the strategic rationale for, and the potential benefits of, the Merger; reviewed the reported price and trading activity for the Tyco common shares and the Pentair common shares; compared certain financial information for Tyco Flow Control and certain financial and stock market information for Pentair with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with the consent of the Board of Directors of Tyco that the Forecasts and the Synergies were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of Tyco. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Tyco or Pentair or any of their respective subsidiaries (including, in the case of Tyco, Tyco Flow Control and the other members of the Fountain Group (as defined in the Tyco Flow Control Separation and Distribution Agreement), nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Tyco Flow Control Transactions will be obtained without any adverse effect on Tyco Flow Control or Pentair or on the expected benefits of the Tyco Flow Control Transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the Tyco Flow Control Transactions will be consummated on the terms set forth in the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Tyco or Tyco Flow Control to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Tyco or Tyco Flow Control; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, to Tyco Flow Control of the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement and Tyco Flow Control Separation and Distribution Agreement or the Tyco Flow Control Transactions or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement and Tyco Flow Control Separation and Distribution Agreement or entered into or amended in connection with the Tyco Flow Control Transactions, including, without limitation, the reorganization, the Tyco Flow Control Distribution, or any indemnification or working capital or other adjustments contemplated by the Merger Agreement and Tyco Flow Control Separation and Distribution Agreement, or the fairness of the Tyco Flow Control Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Tyco or Tyco Flow Control; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Tyco, Tyco Flow Control or Pentair, or any class of such persons in connection with the Tyco Flow Control Transactions, whether relative to the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to it as of the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which the Tyco common shares or the Tyco Flow Control common shares will trade at any time or as to the impact of the Tyco Flow Control Transactions on the solvency or viability of Tyco, Tyco Flow Control or Pentair or the ability of any of Tyco, Tyco Flow Control or Pentair to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of Tyco in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 22, 2012 and is not necessarily indicative of current market conditions.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information and ratios for Tyco Flow Control to corresponding financial information, ratios and public market multiples for the following publicly traded corporations (collectively, the “Flow Control Selected Companies”):

•	Cameron International Corp.

•	CIRCOR International, Inc.

•	Crane Co.

•	Flowserve Corp.

•	IDEX Corp.

•	Mueller Water Products, Inc.

•	Northwest Pipe Co.

•	Pentair

•	SPX Corp.

•	Thermon Group Holdings, Inc.

•	Watts Water Technologies, Inc.

•	Weir Group PLC

•	Xylem Inc.

Goldman Sachs also reviewed and compared certain financial information, ratios and public market multiples for Pentair to corresponding financial information, ratios and public market multiples for the following publicly traded corporations (collectively, the “Pentair Selected Companies”):

•	CLARCOR Inc.

•	Donaldson Company, Inc.

•	Flowserve Corp.

•	Franklin Electric Co. Inc.

•	Gorman Rupp Co.

•	IDEX Corp.

•	Pall Corp.

•	Sulzer AG

•	Watts Water Technologies, Inc.

Although none of the selected companies is directly comparable to Tyco Flow Control or to Pentair, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Tyco Flow Control and Pentair, respectively.

Goldman Sachs derived and compared various financial multiples and ratios based on information it obtained from publicly available historical data, Institutional Brokers’ Estimate System (“IBES”) estimates and Goldman Sachs equity research estimates. The multiples and ratios of Tyco Flow Control and Pentair were based on information provided by their respective managements and on Pentair’s IBES estimates. Multiples for Pentair, the Flow Control Selected Companies and the Pentair Selected Companies were calculated using the applicable closing market prices as of March 22, 2012.

With respect to the Flow Control Selected Companies, Goldman Sachs calculated:

•	sales growth from calendar year 2012 to calendar year 2013; and

•	estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin for calendar year 2012 and for calendar year 2013.

Goldman Sachs then compared those calculations to the same ratios for Tyco Flow Control based on the Forecasts for the fiscal years ending in September calendarized to December, or sales of $4,011 million and EBITDA of $515 million for calendar year 2012 and sales of $4,387 million and EBITDA of $615 million for calendar year 2013. The results of these analyses are summarized as follows:

	Flow Control Selected Companies*		Tyco Flow Control Forecasts
	Range	Median
CY2012E-CY2013E Sales Growth	(2.8)%-13.3%	6.0%	9.4%
CY2012E EBITDA Margin	8.9%-25.4%	16.4%	12.8%
CY2013E EBITDA Margin	10.6%-25.3%	17.2%	14.0%

*	Company estimates adjusted for the following: SPX Corp. pro forma for the divestiture of its Service Solutions business; Crane Co. for asbestos and pension liabilities; Watts Water Technologies, Inc. pro forma for the acquisition of tekmar Control Systems, Inc.; and Weir Group PLC pro forma for the acquisition of NovaTech LLC

With respect to the Flow Control Selected Companies, Goldman Sachs also calculated:

•

enterprise value, which is equal to the sum of the company’s diluted equity market capitalization, net debt and non-controlling interest, as a multiple of the estimated EBITDA for calendar year 2012; and

•	price / estimated earnings ratio for calendar year 2012.

Using the Forecasts, Goldman Sachs then assumed an enterprise value range for Tyco Flow Control and calculated the implied multiple ranges for Tyco Flow Control (assuming $500 million of debt, $225 million of cash and $94 million of non-controlling interest per information provided by the management of Tyco). The results of these analyses are summarized as follows:

	Flow Control Selected Companies		Tyco Flow Control Range
	Range	Median
Enterprise Value / CY2012E EBITDA	5.5x-10.3x	8.4x	7.4x-9.3x
Price / CY2012E Earnings Ratio	11.5x-20.2x	14.4x	10.6x-13.7x

With respect to the Pentair Selected Companies, Goldman Sachs calculated:

•	enterprise value as a multiple of estimated EBITDA for calendar year 2012; and

•	price / estimated earnings ratio for calendar year 2012.

Goldman Sachs then calculated the same ratios for Pentair based on IBES estimates for Pentair’s EBITDA and earnings, and a five-year average of those ratios for Pentair based on IBES estimates for the rolling next twelve months EBITDA and earnings. The ratios for the Pentair Selected Companies were based on publicly available historical data and IBES estimates. The results of these analyses are summarized as follows:

	Pentair Selected Companies*		Pentair
	Range	Median	Current	Five-Year Average
Enterprise Value / CY2012E EBITDA	7.7x-12.1x	9.1x	9.6x	9.1x
Price / CY2012E Earnings Ratio	12.9x-19.7x	16.9x	14.7x	14.9x

*	Watts Water Technologies, Inc. estimates and capital structure pro forma for the acquisition of tekmar Control Systems, Inc.

Contribution Analysis. Goldman Sachs first analyzed the proposed Tyco Flow Control Transactions, which implied that Tyco stockholders would own approximately 52.5% of the outstanding fully diluted common equity of the combined company following consummation of the Tyco Flow Control Transactions. Using the Forecasts, Goldman Sachs then analyzed the relative implied equity contribution of Tyco Flow Control and Pentair to the combined company, before taking into account any Synergies. To calculate the implied value of the equity contribution of Tyco Flow Control, Goldman Sachs applied an assumed range of forward multiples to each of the estimated EBITDA for calendar year 2012 and the estimated net income for calendar year 2012. To calculate the implied value of the equity contribution of Pentair, Goldman Sachs used the diluted equity value of Pentair based on market data as of the close of March 22, 2012. Goldman Sachs assumed $500 million of debt, $225 million of cash and $94 million of non-controlling interest for Tyco Flow Control per information provided by the management of Tyco.

Goldman Sachs also analyzed the relative implied equity contribution of Tyco Flow Control and Pentair to the combined company based on an illustrative discounted cash flow analysis of each company, before taking into account the Synergies. To calculate the net present value of free cash flows for Tyco Flow Control and Pentair, Goldman Sachs used the Forecasts for each company’s fiscal years 2012 to 2015; a range of discount rates reflecting estimates of the applicable company’s weighted average cost of capital; and illustrative terminal values in the year 2015 based on a range of perpetuity growth rates. Goldman Sachs performed the illustrative discounted cash flow analysis for three scenarios using the following discount rates and perpetuity growth rates: (a) an 11.0% discount rate and 3.5% perpetuity growth for Tyco Flow Control and a 10.5% discount rate and 3.5% perpetuity growth for Pentair; (b) a 10.5% discount rate and 4.0% perpetuity growth for Tyco Flow Control and a 10.0% discount rate and 4.0% perpetuity growth for Pentair; and (c) a 10.0% discount rate and 4.5% perpetuity growth rate for Tyco Flow Control and a 9.5% discount rate and 4.5% perpetuity growth rate for Pentair. In each case, Goldman Sachs then calculated the implied value of the equity contributions for each of Tyco Flow Control and Pentair by adjusting their gross contributions for differences in their respective net debt and non-controlling interest positions. Goldman Sachs assumed $500 million of debt, $225 million of cash and $94 million of non-controlling interest for Tyco Flow Control per information provided by the management of Tyco and $1,309 million of debt, $50 million of cash and $114 million of non-controlling interest for Pentair per publicly available data. The results of these analyses are summarized as follows:

Assumed Tyco Flow Control Multiples	Implied Ownership
	Tyco Flow Control	Pentair
CY2012E EBITDA
8.0x	48.6%	51.4%
8.5x	50.3%	49.7%
9.0x	51.8%	48.2%
CY2012E Net Income
12.0x	49.4%	50.6%
12.5x	50.4%	49.6%
13.0x	51.4%	48.6%
Discounted Cash Flow
Scenario (a)	53.4%	46.6%
Scenario (b)	52.3%	47.7%
Scenario (c)	51.2%	48.8%

Combination Analysis. Goldman Sachs performed illustrative pro forma analyses using the Forecasts for Tyco Flow Control and Pentair.

Using the Forecasts, Goldman Sachs calculated the pro forma combined company’s estimated sales growth from calendar year 2012 to calendar year 2013, the estimated EBITDA margin for calendar year 2013 and the estimated earnings before interest and taxes (“EBIT”) margin for calendar year 2013, the latter two assuming $90 million in Synergies and incremental deal amortization of $89 million that may be realized following the Merger per information provided by the management of Pentair. Goldman Sachs then calculated the same ratios for the

Flow Control Selected Companies, the Pentair Selected Companies and Colfax Corp. (collectively, the “Combined Selected Companies”). The results of these analyses are summarized as follows:

	Combined Selected Companies		Combined Company
	Range	Median	Forecasts
CY2012E-CY2013E Sales Growth	4.8%-13.3%	6.6%	8.3%
CY2013E EBITDA Margin	10.8%-25.3%	17.5%	16.1%
CY2013E EBIT Margin	8.2%-22.7%	14.7%	12.8%

*	Company estimates adjusted for the following: SPX Corp. pro forma for the divestiture of its Service Solutions business; Crane Co. for asbestos and pension liabilities; Watts Water Technologies, Inc. pro forma for the acquisition of tekmar Control Systems, Inc.; and Weir Group PLC pro forma for the acquisition of NovaTech LLC

Goldman Sachs then compared Pentair’s enterprise value as a multiple of estimated EBITDA and price / estimated earnings ratio for calendar year 2012 to the same ratios for the Combined Selected Companies. The results of these analyses are summarized as follows:

	Combined Selected Companies*		Pentair
	Range	Median	Current Estimates	Five-Year Average
Enterprise Value / CY2012E EBITDA	7.5x-12.1x	8.6x	9.6x	9.1x
Price / CY2012E Earnings Ratio	11.5x-21.5x	15.4x	14.7x	14.9x

Based on these calculations, Goldman Sachs applied forward year multiples of 8.5x, 9.0x and 9.5x to the combined company’s estimated 2013 EBITDA (including $200 million in Synergies), resulting in an implied total equity value for the pro forma combined company of $10,752 million, $11,483 million and $12,214 million, respectively. Assuming Tyco stockholders would own approximately 52.5% of the outstanding fully diluted common equity of the combined company following consummation of the Tyco Flow Control Transactions, the implied equity value to Tyco stockholders of Tyco Flow Control in the pro forma combined company, including Tyco stockholders’ portion of an assumed tax benefit of $50 million capitalized at 13.0x, is $5,986 million, $6,370 million and $6,754 million, respectively. Per the Forecasts, Goldman Sachs assumed $1,463 million of net debt and $211 million of non-controlling interest for the combined company and a combined calendar year 2013 EBITDA of $1,462 million.

Utilizing an enterprise value as a multiple of EBITDA for Tyco Flow Control on an assumed standalone basis of 8.0x, Goldman Sachs then calculated the illustrative increased value to Tyco stockholders of Tyco Flow Control in the pro forma combined company based on (a) a range of enterprise value to EBITDA multiples for the pro forma company, (b) Tyco stockholders’ portion of the Synergies and (c) Tyco stockholders’ portion of an assumed tax benefit of $50 million capitalized at 13.0x, but exclusive of transaction expenses ((a), (b) and (c), collectively, the “Value Uplift”). Goldman Sachs performed the above analysis assuming enterprise value to EBITDA multiples for the pro forma combined company of 8.5x and 9.0x and Synergies of $90 million and $200 million. Per the Forecasts, Goldman Sachs assumed $1,463 million of net debt and $211 million of non-controlling interest for the combined company and a combined calendar year 2013 EBITDA of $1,352 million (for the calculation assuming Synergies of $90 million) and $1,462 million (for the calculation assuming Synergies of $200 million). The results of these analyses are summarized as follows:

Assuming Synergies of $90 million ($ in millions)
Assumed EBITDA Multiple for the Combined Company	Tyco Flow Control Standalone Equity Value (at 8.0x EBITDA)	Value Uplift	Tyco Flow Control Stockholders’ Equity in the Combined Company
8.5x	$4,546	$949	$5,495
9.0x	$4,546	$1,304	$5,850

Assuming Synergies of $200 million ($ in millions)
Assumed EBITDA Multiple for the Combined Company	Tyco Flow Control Standalone Equity Value (at 8.0x EBITDA)	Value Uplift	Tyco Flow Control Stockholders’ Equity in the Combined Company
8.5x	$4,546	$1,440	$5,986
9.0x	$4,546	$1,824	$6,370

Goldman Sachs then performed a sensitivity analysis of the Value Uplift at a range of Synergies of $90 million to $200 million and an enterprise value to calendar year 2013 EBITDA multiple range of 8.5x to 9.5x, both with and without the assumed tax benefit. The results of this analysis are summarized as follows:

Without the Assumed Tax Benefit ($ in millions)		Including the Assumed Tax Benefit ($ in millions)
Value Uplift		Value Uplift
Low	High	Low	High
$608	$1,866	$949	$2,207

General. The preparation of a fairness opinion is a complex process and is not necessary susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Tyco, Tyco Flow Control or Pentair or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Tyco board of directors as to the fairness from a financial point of view to Tyco Flow Control of the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Tyco, Tyco Flow Control, Pentair, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement was determined through arm’s-length negotiations between Tyco and Pentair and was approved by Tyco’s board of directors. Goldman Sachs provided advice to Tyco during these negotiations. Goldman Sachs did not recommend any specific amount of consideration to Tyco or Tyco Flow Control or either of their respective boards of directors or that any specific amount of consideration constituted the only appropriate consideration to be paid pursuant to the Merger Agreement.

As described above, Goldman Sachs’ opinion to the Tyco board of directors was one of many factors taken into consideration by Tyco’s board of directors in making its determination to approve the Transactions. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex G.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Tyco, Tyco Flow Control, Pentair and any of their respective affiliates or any currency or commodity that may be involved in the Tyco Flow Control Transactions for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Tyco in connection with, and participated in certain of the negotiations leading to, the Tyco Flow Control Transactions, including the Merger. Goldman Sachs has provided certain investment banking services to Tyco and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including currently acting as Tyco’s financial advisor in connection with its proposed separation into three publicly traded companies, announced in September 2011, and having acted as a joint book-running manager with respect to a public offering by Tyco International Finance S.A., a subsidiary of Tyco, which we refer to as “TIFSA”, of its 3.375% notes due 2015 (aggregate principal amount of $500,000,000) in April 2010; and as a co-manager with respect to TIFSA’s public offering of its 3.75% notes due 2018 (aggregate principal amount of $250,000,000) and 4.625% notes due 2023 (aggregate principal amount of $250,000,000) in January 2011. Goldman Sachs may also in the future provide investment banking services to Tyco, Tyco Flow Control, Pentair and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The board of directors of Tyco selected Goldman Sachs as its financial advisor on December 20, 2011 because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement dated March 23, 2012, Tyco International Management Company, LLC, an affiliate of Tyco, engaged Goldman Sachs to act as its financial advisor in connection with the Transactions. Pursuant to the terms of this engagement letter, Tyco International Management Company, LLC has agreed to pay Goldman Sachs a transaction fee of $18 million, all of which is payable upon consummation of the Merger. In addition, Tyco International Management Company, LLC has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and Tyco International Management Company, LLC and Tyco have agreed to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Duff & Phelps

The Board of Directors will receive an opinion from Duff & Phelps to the effect that each of Tyco, ADT and Tyco Flow Control will be solvent and adequately capitalized immediately after the Distributions. The form of opinion of Duff & Phelps will be included as Annex C in an amended filing of this proxy statement. The opinion will set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Duff & Phelps in connection with the opinion.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to Tyco and to the holders of Tyco common shares in connection with the Distributions and the Merger. This summary is based on the Code, the Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this proxy statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to holders of Tyco common shares that are “U.S. Holders,” as defined immediately below. A “U.S. Holder” is a beneficial owner of Tyco common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a United States trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary also does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	persons who acquired Tyco common shares pursuant to the exercise of employee stock options or otherwise as compensation;

•	shareholders who own, or are deemed to own, at least 10% or more, by voting power or value, of Tyco equity;

•	holders owning Tyco common shares as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	holders who are subject to the alternative minimum tax; or

•	persons that own Tyco common shares through partnerships or other passthrough entities.

This summary does not address the U.S. federal income tax consequences to Tyco shareholders who do not hold Tyco common shares as a capital asset. Moreover, this summary does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Tyco common shares, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the Distributions.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE TRANSACTIONS.

The Distributions

Tyco has received a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, the Distributions, except for cash received in lieu of fractional shares of ADT common stock and Tyco Flow Control common shares, will qualify as tax-free under Sections 355 and/or 361 of the Code. The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distributions will qualify for favorable treatment under the Code.

In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes. The receipt by Tyco of the private letter ruling from the IRS (including that such ruling shall be in full force and effect at the time of the Distributions and, in the case of the Tyco Flow Control Distribution, the Merger) and the opinion from McDermott Will & Emery LLP are conditions to effecting the Distributions and the Merger.

Assuming the Distributions qualify under Sections 355 and/or 361 of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by Tyco as a result of the Distributions;

•

no gain or loss will be recognized by, or be includible in the income of, a holder of Tyco common shares, solely as a result of the receipt of ADT common stock and Tyco Flow Control common shares in the Distributions;

•

the aggregate tax basis of the Tyco common shares, shares of ADT common stock and Tyco Flow Control common shares in the hands of Tyco’s shareholders immediately after the Distributions will be the same as the aggregate tax basis of the Tyco common shares held by the holder immediately before the Distributions, allocated among the common shares of Tyco, shares of ADT common stock and common shares of Tyco Flow Control, including any fractional share interest for which cash is received, in proportion to their relative fair market values on the date of the Distributions;

•

the holding period of shares of ADT common stock and Tyco Flow Control common shares received by Tyco shareholders, including any fractional share interest for which cash is received, will include the holding period of their Tyco common shares, provided that such Tyco common shares are held as a capital asset on the date of the Distributions; and

•

a Tyco shareholder who receives cash in lieu of fractional shares of ADT common stock or fractional Tyco Flow Control common shares in the Distributions will be treated as having sold such fractional shares for cash and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such shareholder’s adjusted tax basis in the fractional shares. That gain or loss will be long-term capital gain or loss if the shareholder’s holding period for its Tyco common shares exceeds one year.

Although the private letter ruling generally will be binding on the IRS, it is based on certain facts and assumptions, and certain representations and undertakings, from ADT, Tyco Flow Control and Tyco that certain conditions that are necessary to obtain tax-free treatment under the Code have been satisfied. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the private letter ruling is based on representations by us, ADT and Tyco Flow Control that these conditions have been or will be satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion that we expect to receive from McDermott Will & Emery LLP will address all of the requirements necessary for the Distributions to qualify under Sections 355 and 361 of the Code, including those on which the IRS will not rule, and will be based on certain facts and assumptions, and certain representations and undertakings, provided by us, ADT and Tyco Flow Control. If any of these facts, representations, assumptions or undertakings is not correct or has been violated, the private letter ruling could be revoked retroactively or modified by the IRS, and our ability to rely on the opinion of counsel could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

If, notwithstanding the conclusions included in the private letter ruling and the opinion, it is ultimately determined that the Distributions do not qualify as tax-free for U.S. federal income tax purposes, then we would recognize gain in an amount equal to the sum of (i) the excess of the fair market value of ADT common stock distributed to our shareholders on the distribution date over our tax basis in such shares, and (ii) the excess of the fair market value of Tyco Flow Control common shares distributed to our shareholders on the date of the Distributions over our tax basis in such shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax.

In addition, if the Distributions were not to qualify as tax-free for U.S. federal income tax purposes, each Tyco shareholder that is subject to U.S. federal income tax and who receives shares of ADT common stock and Tyco Flow Control common shares in the Distributions could be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares. You could be taxed on the full value of the shares of ADT common stock and Tyco Flow Control common shares that you receive, which generally would be treated first as a taxable dividend to the extent of Tyco’s earnings and profits, then as a non-taxable return of capital to the extent of each shareholder’s tax basis in his, her or its Tyco common shares, and thereafter as capital gain with respect to any remaining value.

Even if the Distributions otherwise qualify for tax-free treatment under Section 355 of the Code, it may result in corporate-level gain to us and certain of our affiliates under Section 355(e) of the Code if 50% or more, by vote or value, of ADT common stock, Tyco Flow Control common shares or Tyco’s common shares are acquired or issued as part of a plan or series of related transactions that includes the Distributions. For this purpose, any acquisitions or issuances of Tyco’s common shares within two years before the Distributions, and any acquisitions or issuances of ADT’s common stock or Tyco Flow Control’s common shares or Tyco’s common shares within two years after the Distributions, generally are presumed to be part of such a plan, although we or Tyco may be able to rebut that presumption. We are not aware of any acquisitions or issuances of our common shares within the two years before the date of the Distributions (up through the date of this proxy statement) that would be considered to occur as part of a plan or series of related transactions that includes the Distributions. The Merger might be treated as part of such a plan or series of related transactions but if so would not by itself cause the Tyco Flow Control Distribution to be taxable to Tyco since Pentair shareholders will acquire less than 50% of Tyco Flow Control common shares in the Merger. The change in ownership resulting from the Merger, if treated as part of a plan or series of related transactions that includes the Tyco Flow Control Distribution, would be aggregated with other acquisitions or issuances of Tyco Flow Control’s common shares that occur as part of a plan or series of related transactions that includes the Tyco Flow Control Distribution in determining whether a 50% change in ownership has occurred. If an acquisition or issuance of ADT shares or Tyco Flow Control shares or Tyco common shares triggers the application of Section 355(e) of the Code, we would recognize taxable gain as described above, but such gain generally would not be subject to U.S. federal income tax. However, certain of our subsidiaries or affiliates or subsidiaries or affiliates of ADT or Tyco Flow Control could incur significant U.S. federal income tax liabilities as a result of the application of Section 355(e) of the Code.

If, notwithstanding the conclusions included in the private letter ruling, it is ultimately determined that certain internal transactions undertaken in anticipation of the Distributions do not qualify for favorable treatment under the Code, we, ADT or Tyco Flow Control could incur significant tax liabilities.

Our shareholders that have acquired different blocks of Tyco common shares at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, shares of ADT common stock and Tyco Flow Control common shares distributed with respect to such blocks of Tyco common shares.

We do not believe that our shares will constitute “United States real property interests” for purposes of the Foreign Investment in Real Property Tax Act (“FIRPTA”) provisions of the Code as of the date of the Distributions. Because we are a “foreign person” for purposes of FIRPTA, however, we must provide certain certifications to our shareholders who receive ADT common stock in the Distributions to avoid the imposition of a withholding obligation on such shareholders. We will provide such certifications in the form and manner prescribed by the IRS.

The Merger

Tyco, Tyco Flow Control, and Pentair have requested one or more rulings from the IRS to the effect that, for U.S. federal income tax purposes, (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code; (ii) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS); and (iii) certain anticipated post-closing transactions will not prevent the tax-free treatment of the Tyco Flow Control Distribution or the Merger. In addition to obtaining the private letter ruling, Tyco expects to receive a tax opinion from McDermott Will & Emery LLP, and Pentair expects to receive a tax opinion from Cravath, Swaine & Moore LLP, in each case, to the effect that (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS). The receipt of such rulings from the IRS (including that they shall be in full force and effect on the closing date of the Merger), the receipt by Tyco of the opinion from McDermott Will & Emery LLP, and the receipt by Pentair of the opinion from Cravath, Swaine & Moore LLP, are conditions to effecting the Merger.

Assuming that the conclusions in the private letter ruling and the tax opinions are sustained, for U.S. federal income tax purposes neither Panthro Acquisition nor Tyco Flow Control will recognize any gain or loss upon the receipt by Panthro Acquisition of Pentair common shares in exchange solely for Tyco Flow Control common shares in the Merger.

Although rulings from the IRS, if received, generally will be binding on the IRS, such rulings will be based on certain facts and assumptions, and certain representations and undertakings, from us, Tyco, and Pentair that certain conditions that are necessary to obtain tax-free treatment under the Code have been satisfied. If any of these facts, representations, assumptions or undertakings is not correct or has been violated, the private letter ruling could be revoked retroactively or modified by the IRS, and our ability to rely on the opinion of counsel could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

Material Swiss Tax Consequences

This discussion does not generally address any aspects of Swiss taxation other than federal, cantonal and communal income taxation, federal withholding taxation, and federal stamp tax. This discussion is not a complete analysis or listing of all of the possible tax consequences of the Distributions and the Merger and does not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general descriptions below may also apply to you.

This discussion is based on the laws of the Confederation of Switzerland, including the Federal Income Tax Act of 1990, the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, the Federal Withholding Tax Act of 1965 and the Federal Stamp Duty Act of 1973, as amended, (the “Swiss tax law”), existing and proposed regulations promulgated thereunder, published judicial decisions and administrative pronouncements, each as in effect on the date of this proxy statement or with a known future effective date. These laws may change, possibly with retroactive effect.

For purposes of this discussion, a “Swiss Holder” is any beneficial owner of shares that for Swiss federal income tax purposes is:

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an individual resident of Switzerland or otherwise subject to Swiss taxation under article 3, 4 or 5 of the Federal Income Tax Act of 1990, as amended, or article 3 or 4 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended;

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a corporation or other entity taxable as a corporation organized under the laws of Switzerland under article 50 or 51 of the Federal Income Tax Act of 1990, as amended, or article 20 or 21 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended; or

•	an estate or trust, the income of which is subject to Swiss income taxation regardless of its source.

A “Non-Swiss Holder” of shares is a holder that is not a Swiss Holder. For purposes of this summary, “Holder” or “Shareholder” means either a Swiss Holder or a Non-Swiss Holder or both, as the context may require.

You are advised to consult your own tax advisers in light of your particular circumstances as to the Swiss tax laws, regulations and regulatory practices that could be relevant for you in connection with the Distributions and the Merger and with the ongoing ownership of the Tyco shares.

The Distribution

Swiss Withholding Tax—Distribution to Shareholders. Generally, Swiss withholding tax (Verrechnungssteuer) of 35% is due on dividends and similar distributions to Tyco’s shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus (Kapitaleinlagereserven) accumulated on or after January 1, 1997 are exempt from Swiss withholding tax under the capital contribution principle (Kapitaleinlageprinzip), if certain conditions are met. Tyco has obtained a ruling from the Federal Tax Administration confirming that Tyco’s qualifying contributed surplus in the amount of CHF 38,380,489,155 as of September 24, 2010 (reduced to CHF 37,037,568,207 as of February 23, 2012) represents such qualifying contributed surplus accumulated after January 1, 1997. Tyco has obtained a second ruling from the Swiss Federal Tax Administration confirming that the Distributions qualify as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distributions up to the amount of such qualifying contributed surplus.

Swiss Federal, Cantonal and Communal Individual Income Tax and Corporate Income Tax. Non-Swiss Holders will not be subject to any Swiss federal, cantonal and communal income tax on the special dividends paid to them by Tyco. Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the special dividends, as private assets (the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Private Holders”) are not required to include the special dividends in their personal income tax return. Based on Swiss tax law, the Distributions correspond to the repayment of the share premium and should not be subject to Swiss federal, cantonal and communal individual income tax. Capital gains resulting from the sale or other disposition of ADT shares or Tyco Flow Control shares are not subject to Swiss federal, cantonal and communal income tax and, conversely, capital losses are not tax-deductible for Swiss Private Holders. Special rules may apply to Swiss resident individuals who hold Tyco shares and, consequently, the entitlement to the Distribution, as private assets and who transfer, individually or together with other shareholders, five percent or more of the shares into a corporation in which the shareholder or shareholders personally own fifty percent or more of the capital. Special rules may also apply if a shareholder sells, individually or together with other shareholders, more than twenty percent of the shares out of his private assets to a buyer who owns the shares as business assets.

Corporate and individual shareholders who hold their Tyco shares and, consequently, the entitlement to the special dividends, as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes)(the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Commercial Holders”), will be subject to Swiss federal, cantonal and communal income tax on the special dividends, including any cash received in lieu of a fractional share of ADT common stock and a fractional Tyco Flow Control common share, to the extent that the participation income cannot be reduced by a respective depreciation on the investment in Tyco and/or where the participation relief (Beteiligungsabzug) is not applicable. In addition, a gain or loss realized on the sale or other disposition of rights must be recognized in such shareholders’ income statement for the respective taxation period and such shareholders will be subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period, unless a participation exemption is applicable. The same taxation treatment also applies to Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities. Only Swiss Commercial Shareholders who are corporate taxpayers may be eligible for a participation relief (Beteiligungsabzug) in respect of the special dividends if the Tyco shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million. In addition, Swiss Commercial Holders who are corporate taxpayers may be eligible for a participation relief (Beteiligungsabzug) in respect of a potential gain realized on the sale or other disposition of ADT shares or Tyco Flow Control shares if the selling price of the ADT shares or Tyco Flow Control shares, held by them as part of a Swiss business exceeds their investment cost, the shares were held for at least one year and account for at least 10% of the total shares in Tyco Flow Control or ADT, as the case may be.

Swiss Cantonal and Communal Private Wealth Tax and Capital Tax. Non-Swiss Holders are not subject to Swiss cantonal and communal private wealth tax or capital tax. Swiss Private Holders and Swiss Commercial Holders who are individuals are required to report their Tyco shares, ADT shares and Tyco Flow Control shares as part of private wealth or their Swiss business assets, as the case may be, and will be subject to Swiss cantonal and communal private wealth tax on any net taxable wealth (including Tyco shares, ADT shares and Tyco Flow Control shares). Swiss Commercial Holders are subject to Swiss cantonal and communal capital tax on taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

The Merger

Swiss Withholding Tax. The Merger is not subject to Swiss withholding tax.

Swiss Federal, Cantonal and Communal Individual and Corporate Income Taxes. It is a condition to closing that, at the Effective Time, Tyco will have received the Swiss Tax Ruling substantially to the effect that the Merger qualifies for Swiss tax purposes as a tax neutral quasi-merger within the meaning of Section 4.1.7 of the Swiss Federal Circular No. 5 of 1 June 2004 (Kreisschreiben Nr. 5 “Umstrukturierungen”) issued by the Swiss Federal Tax Administration. The Swiss Tax Rulings do not address the Swiss income tax consequences of the Merger to Pentair shareholders. However, it is expected that for Swiss resident individual Pentair shareholders holding their Pentair shares as private assets (Privatvermogen) the Merger should be tax free for federal, cantonal and communal income tax purposes. For Swiss resident individual Pentair shareholders holding their shares as business assets (Geschaflsvermogen) and for Swiss resident corporate Pentair shareholders the Merger may not be recognized as tax neutral by the Swiss tax authorities. In such case, the difference between the fair market value of the shares and the relevant tax basis may be treated as taxable income even if no income has been booked in the Swiss statutory profit and loss statement.

Swiss Stamp Taxes. It is a condition to closing that, at the Effective Time, Tyco will have received the Swiss Tax Ruling substantially to the effect that the issue of the new Tyco Flow Control shares in connection with the Merger is not subject to Swiss one-time capital issuance tax (Emissionsabgabe) and that the Merger is not subject to Swiss securities transfer tax (Umsatzabgabe).

Holding Stock of Tyco Flow Control

Swiss Withholding Tax. Dividends that Tyco Flow Control pays on its shares, which are not a repayment of nominal value of shares or qualifying contributed surplus (Kapitaleinlagereserven), are, in their gross amount, subject to Swiss withholding tax (Verrechnungssteuer) at a rate of 35%. The Company is required to withhold the Swiss withholding tax from the dividend and remit it to the Swiss Federal Tax Administration.

The Swiss withholding tax on a dividend will be refundable in full to a Swiss Private Holder and to a Swiss Commercial Holder, who, in each case, as a condition to a refund, inter alia, duly reports the dividend on his or her individual income tax return as income or recognizes the dividend on his or her income statement as earnings, as applicable.

A Non-Swiss Holder may be entitled to a partial refund of the Swiss withholding tax on a dividend if the country of residence for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the conditions of such treaty are met. Such shareholders should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund) might differ from country to country. A U.S. Holder that qualifies for benefits under the U.S.-Swiss Treaty may apply for a refund of the tax withheld in excess of the 15% treaty rate (or in excess of the 5% reduced treaty rate for qualifying corporate shareholders with at least 10% participation in Tyco Flow Control’s voting shares, or for a full refund in the case of qualified pension funds).

Swiss Federal, Cantonal and Communal Individual and Corporate Income Taxes. Shareholders who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason (all such shareholders for purposes of this section, “Non-Swiss Holders”), will not be subject to any Swiss federal, cantonal and communal income tax on dividends (or repayments of nominal value) paid to them on shares.

Individual shareholders, who are resident in Switzerland for tax purposes, holding their shares as private assets (the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Private Holders”), are required to include dividends (but not repayments of nominal value of shares or qualifying contributed surplus (Kapitaleinlagereserven)) in their personal income tax return and are subject to Swiss federal, cantonal and communal income tax on any net taxable income for the relevant taxation period. Capital gains resulting from the sale or other disposition of shares are not subject to Swiss federal, cantonal and communal income taxes, and conversely, capital losses are not tax-deductible for Swiss Private Holders.

Corporate and individual shareholders who hold their shares as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes) and therefore are resident in Switzerland for tax purposes (the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Commercial Holders”) are required to recognize dividends (and repayments of nominal value of shares or qualifying contributed surplus (Kapitaleinlagereserven)) received on shares and capital gains or losses realised on the sale or other disposition of shares in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period.

The same taxation treatment also applies to Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities.

Swiss Commercial Holders who are corporate taxpayers may be eligible for dividend relief (Beteiligungsabzug) in respect of dividends (and repayments of nominal value of shares or qualifying contributed surplus (Kapitaleinlagereserven)) if the shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million.

Swiss Cantonal and Communal Private Wealth Tax and Capital Tax. Non-Swiss Holders are not subject to Swiss cantonal and communal private wealth tax or capital tax.

Swiss Private Holders and Swiss Commercial Holders, who are individuals are required to report their shares as part of private wealth or their Swiss business assets, as the case may be, and will be subject to Swiss cantonal and communal private wealth tax on any net taxable wealth (including shares), in the case of Swiss Commercial Holders to the extent the aggregate taxable wealth is allocable to Switzerland.

Swiss Commercial Holders who are corporate taxpayers are subject to Swiss cantonal and communal capital tax on taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Swiss Stamp Taxes. A transfer of shares where a bank or another securities dealer in Switzerland (as defined in the Swiss Federal Stamp Tax Act) acts as an intermediary, or is a party, to the transaction, may be subject to the Swiss securities transfer tax at an aggregate rate of up to 0.15% of the consideration paid for such shares.

Anticipated Accounting Treatment of the Distributions and the Merger

The Distributions

Upon completion of the Distributions, Tyco’s residential and small business security business in the United States and Canada and flow control business are expected to be treated as discontinued operations for Tyco’s financial reporting purposes. In addition, the Distributions will lead to reductions to Tyco’s freely distributable reserves and qualifying contributed surplus, as described under above under “—Impact of the proposals on Tyco’s ability to make dividends or other distributions in the future.”

The Merger

ASC Topic 805, Business Combinations, requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Tyco Flow Control in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

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The relative voting interests in Tyco Flow Control after the Tyco Flow Control Transactions. In this case, Tyco shareholders are expected to receive approximately 52.5% of the equity ownership and associated voting rights in Tyco Flow Control after the Tyco Flow Control Transactions.

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The composition of the governing body of Tyco Flow Control after the Tyco Flow Control Transactions. In this case, the composition of the Board of Directors of Tyco Flow Control after the Tyco Flow Control Transactions will be comprised of the ten current members of the Board of Directors of Pentair plus up to two members designated by Tyco prior to the mailing of this proxy statement and reasonably acceptable to Pentair. Tyco has selected only one designee to the Tyco Flow Control Board of Directors. As more fully described in “—Comparison of Rights of Current Tyco Shareholders, ADT Shareholders and Tyco Flow Control Shareholders following the Distributions and the Merger,” Tyco Flow Control’s board of directors will be divided into three classes substantially equivalent in size, with each class serving a three-year term. One class will be elected at each annual general meeting of shareholders. As a result, any significant shift in the composition of the board of directors proposed by Tyco Flow Control would take at least two years.

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The composition of senior management of Tyco Flow Control after the Tyco Flow Control Transactions. In this case, Tyco Flow Control’s executive officers following the Merger will be the executive officers of Pentair.

Pentair and Tyco Flow Control have determined that Pentair will be the accounting acquiror in this combination based on the pertinent facts and circumstances, including those outlined above. Tyco Flow Control will apply purchase accounting to the assets and liabilities of Tyco’s flow control business upon consummation of the Tyco Flow Control Transactions. Upon completion of the Tyco Flow Control Transactions, the historical financial statements of Tyco Flow Control will be those of Pentair.

Impact of the Proposals on Tyco’s Ability to make Dividends or Other Distributions in the Future

Under Swiss law, a Swiss corporation may pay dividends only if the corporation has sufficient distributable profits from previous fiscal years, or if the corporation has distributable reserves, each as evidenced by its audited statutory balance sheet. Distributable reserves are generally booked either as “free reserves” or as

“contributed surplus” (contributions received from shareholders) in the “reserve from capital contributions.” Payments may be made out of registered share capital—the aggregate par value of a company’s registered shares—only by way of a capital reduction. See “—Description of ADT Capital Stock—Common Stock—Dividends” and “—Description of Tyco Flow Control Registered Shares—Dividends.”

Tyco’s freely distributable reserves based on its Swiss statutory account for fiscal year 2011 are CHF 7.94 billion, representing CHF 8.17 billion of freely distributable reserves as of September 30, 2011 reduced by approximately CHF 0.23 billion of dividends declared by our shareholders’ annual meeting on March 7, 2012. That amount—the amount available for future distributions—will be reduced by any additional distributions approved by our shareholders, including, (i) the ordinary cash dividends out of qualifying contributed surplus in the aggregate amount of $0.30 per share proposed in this proxy statement and (ii) the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements). As a result of these distributions, we expect Tyco to have freely distributable reserves of CHF 2–3 billion immediately following the distributions.

Tyco’s qualifying contributed surplus based on its Swiss statutory account for fiscal year 2011 is CHF 35 billion. That amount will be reduced by (i) the ordinary cash dividends and (ii) the greater of (x) the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements) and (y) the aggregate trading value of all distributed ADT and Tyco Flow Control shares (calculated as the product of multiplying the number of ADT and Tyco Flow Control shares, respectively, distributed in the special dividends in kind by the opening trading price of ADT common stock and Tyco Flow Control common shares, respectively, on the first trading day after distribution of the special dividend). The accumulated deficit in Tyco’s statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. As a result, Tyco’s total shareholders’ equity in its Swiss statutory accounts will be reduced by the aggregate book value of ADT and Tyco Flow Control.

See “The Special General Meeting” for a table showing the impact of the Distributions and the ordinary cash dividends.

Regulatory Matters Related to the Distributions and the Merger

The Distributions

Apart from the filing of this proxy statement with the SEC and distribution of the proxy statement to Tyco shareholders in connection with the Special General Meeting, ADT is required to file with the SEC the ADT Form 10 together with certain exhibits thereto, including the final version of the Information Statement for ADT, in order to register its common shares under the Exchange Act. Tyco Flow Control is required to file with the SEC a Registration Statement on Form S-1 under the Securities Act, together with certain exhibits thereto and the final version of the Prospectus for Tyco Flow Control, in order to register the Tyco Flow Control Distribution under the Securities Act. Tyco Flow Control is not required to file with the SEC a Registration Statement on Form 10 in order to register its common shares under the Exchange Act because Tyco Flow Control will become the successor registrant to Pentair upon consummation of the Merger. Tyco Flow Control is also required to file the Form S-4, which will include a prospectus with respect to the offering of Tyco Flow Control common shares to Pentair shareholders as consideration for the Merger as well as a proxy statement with respect to the vote of Pentair shareholders with respect to the Merger. The final version of the ADT Information Statement and the Tyco Flow Control Prospectus will be delivered to Tyco shareholders holding Tyco common shares on the record date for the special dividends. Copies of the ADT Preliminary Information Statement and the Tyco Flow Control Prospectus are included in this proxy statement as Annex A and Annex B, respectively.

In addition, in connection with the ADT Distribution, ADT will apply to have its shares listed on the NYSE under the trading symbol “ADT,” and in connection with the Tyco Flow Control Transactions, Tyco Flow Control will apply to have its shares listed on the NYSE under the trading symbol “PNR,” which is Pentair’s current trading symbol. The declaration by the SEC of the effectiveness of the ADT Form 10 (and the absence of a stop order suspending the effectiveness of the ADT Form 10) and acceptance of ADT shares for listing on the NYSE, subject to official notice of issuance, are each conditions to the completion of the ADT Distribution. The declaration by the SEC of the effectiveness of each of the Form S-1 and the Form S-4 (and the absence of a stop order suspending their effectiveness) and the acceptance of Tyco Flow Control shares for listing on the NYSE, subject to official notice of issuance, are each a condition to completion of the Tyco Flow Control Distribution.

You are urged to read carefully and in their entirety the ADT Preliminary Information Statement and the Tyco Flow Control Prospectus as they contain additional important information relating to the spin-offs, ADT, Tyco Flow Control and Pentair. We expect that one or more amendments to those documents may be filed with the SEC between the date of this proxy statement and the date of the Special General Meeting, and we expect that each of those documents will be amended between the date of this proxy statement and the date that it is mailed to Tyco holders as of the record date for the special dividends. Tyco shareholders holding Tyco common shares as of the record date for the special dividends (assuming shareholder approval is received at the Special General Meeting) are encouraged to read the final ADT Information Statement and the Tyco Flow Control Prospectus to be mailed to Tyco shareholders as of such date.

In addition to the foregoing U.S. federal securities law requirements, each of ADT and Tyco Flow Control may be required to undertake certain registrations required under U.S. state securities or blue sky laws in connection with the Distributions.

The Merger

U S. Antitrust. Under the HSR Act and related rules, the Merger may not be completed until notifications have been given and information furnished to the Federal Trade Commission and the Antitrust Division and all statutory waiting period requirements have been satisfied. The HSR Act provides for an initial 30-calendar-day statutory waiting period following the necessary filings by the parties to the merger, unless the Federal Trade Commission and Antitrust Division terminates the waiting period early. Pentair and Tyco Flow Control filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division on April 17, 2012 and early termination of the HSR Act waiting period was granted on April 25, 2012.

At any time before or after completion of the Merger, the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin completion of the spin-off and the Merger or seeking divestiture of substantial assets of Pentair or Tyco Flow Control or the imposition of other remedies. In addition, the U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the Merger or permitting completion subject to regulatory concessions or conditions. The spin-off and the Merger could also be the subject of challenges by private parties under the antitrust laws.

Tyco and Pentair have agreed to use their reasonable best efforts, subject to specified limitations, to obtain as promptly as practicable various consents, registrations, approvals, waivers, permits, authorizations, clearances and other actions of or by any governmental authority that are necessary or advisable under or in respect of any other antitrust law in order to consummate the Merger and the Tyco Flow Control Transactions. Under the Merger Agreement, the use of such reasonable best efforts does not require Tyco or Pentair to agree to or accept any term or condition to any regulatory approval if the terms and conditions of or to the regulatory approvals would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Tyco Flow Control and its subsidiaries, taken as a whole and including for such purposes Pentair and its subsidiaries.

Other Regulatory Approvals. In addition, Pentair and Tyco Flow Control are required to provide notifications to the European Union, Chinese and Turkish competition authorities. Subsequent to a notification filed on June 15, 2012, Pentair and Tyco Flow Control received on July 11, 2012 a decision from the European Commission under Council Regulation (EC) No. 139/2004 of January 20, 2004 on the control of concentrations between undertakings declaring that the Merger is compatible with the internal market and with the Agreement of the European Economic Area. Pentair and Tyco Flow Control are also seeking clearance under the Chinese Anti-Monopoly Law with a notification submitted to the Anti-Monopoly Bureau of China’s Ministry of Commerce on May 4, 2012. The Anti-Monopoly Bureau of China’s Ministry of Commerce initiated the formal review period for the notification on July 3, 2012. Further, subsequent to a notification submitted to the Competition Board of the Turkish Competition Authority on June 27, 2012, Pentair and Tyco Flow Control received on July 19, 2012 a decision granting clearance under the Turkish Law on Protection of Competition No. 4054 and the Turkish Competition Authority Communiqué No. 2010/4 on Mergers and Acquisitions Requiring the Approval of the Competition Board. Pentair and Tyco Flow Control, as appropriate, also may provide notice and seek regulatory clearance in other jurisdictions to be determined.

There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Apart from the matters described above, Tyco is not aware of any other material regulatory requirements or approvals that must be complied with or obtained in connection with the spin-offs or the Merger.

No Appraisal Rights

Holders of Tyco common shares are not entitled to appraisal rights in connection with the spin-offs or the Merger.

Adjustment to Tyco Equity Awards as a Result of the Distributions

Under the terms of the stock and incentive plans under which Tyco’s outstanding Equity Awards were issued, the Tyco Compensation Committee has the authority to make equitable adjustments to outstanding Tyco Equity Awards in the event of certain transactions, including the distribution of ADT’s common stock and Tyco Flow Control’s common shares. Accordingly, the Tyco Compensation Committee has made various adjustments to outstanding Equity Awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Equity Awards. The Tyco Compensation Committee has also modified the terms of outstanding Equity Awards to make certain provisions for employees who are terminated in connection with the spin-offs. The following is a summary of these adjustments and modifications.

The Equity Award adjustments are generally designed to cause the intrinsic value of each converted Equity Award immediately after the Distributions to be the same as the intrinsic value of such Equity Award immediately prior to the Distributions, such that the financial position of the holder with respect to the Equity Award remains the same immediately prior to and immediately after the Distribution and all other terms and conditions of the Equity Awards will remain the same. We refer to this conversion methodology as the “intrinsic value methodology.”

Treatment of Outstanding Equity Awards Upon the Completion of the Distributions

Upon the completion of the Distributions:

•

for each employee who was an employee of Tyco’s corporate segment on the date the spin-offs were announced, all outstanding Equity Awards following the distribution date (1) that were granted prior to October 12, 2011 will, as of the distribution date, convert into like-kind Equity Awards of the three separately traded companies resulting from the spin-offs (except that performance share units will convert into restricted stock units based on performance achieved as of June 29, 2012 (the last day of Tyco’s fiscal third quarter)) at equivalent value determined using the intrinsic value methodology and

(2) that were granted on or after October 12, 2011 will, as of the distribution date, convert into like-kind Equity Awards of the separately traded company that is the employer of such employee immediately following the distribution date (except that performance share units will convert into restricted stock units based on performance achieved as of a date prior to the distribution date) at equivalent value determined using the intrinsic value methodology; and

•

for each employee that was not an employee in Tyco’s corporate segment on the date the spin-offs were announced, all Equity Awards (other than restricted stock units granted prior to October 12, 2011) held by such employee will, as of the distribution date, convert into like-kind Equity Awards of the separately traded company that is the employer of such employee immediately following the distribution date (except that performance share units will convert into restricted stock units based on performance achieved as of June 29, 2012) at equivalent value determined using the intrinsic value methodology, and, with respect to restricted stock units granted prior to October 12, 2011, such awards will, as of the distribution date, convert into like-kind Equity Awards of the three separately traded companies resulting from the spin-offs at equivalent value determined using the intrinsic value methodology; and

•

for all persons who are former employees of Tyco as of the distribution date, all Equity Awards held by such former employees will, as of the distribution date, convert into like-kind Equity Awards of the three separately traded companies resulting from the spin-offs at equivalent value determined using the intrinsic value methodology; and

•

for each member of our Board of Directors of the Company (including Mr. Breen, whose performance share units will convert into restricted stock units based on performance achieved as of June 29, 2012), all Equity Awards held by such director will, as of the distribution date, convert into like-kind Equity Awards of the three separately traded companies resulting from the spin-offs at equivalent value determined using the intrinsic value methodology.

For further information regarding adjustments to Tyco equity awards held by employees of Tyco who will become employees of ADT or Tyco Flow Control following the spin-offs, see the ADT Preliminary Information Statements and the Tyco Flow Control Prospectus.

Adjustments for Employees Whose Employment is Terminated

Equity Awards granted prior to October 12, 2011 (other than to Mr. Breen, our Chairman and Chief Executive Officer) have been modified to provide that, for each employee whose employment is terminated by us in connection with the spin-offs prior to the one-year anniversary of the spin-offs, (1) any unvested stock option, restricted share unit or performance share unit will fully vest upon termination of employment (subject, in the case of performance share units, to the completion of the applicable performance period) and (2) the exercise period for any stock option that was granted in the period from January 1, 2008 to October 11, 2011 will be extended to comprise the one-year period following the date of such termination for such employee. In addition, any such terminated employee will be entitled to full vesting of any unvested company match under the Tyco International Supplemental Savings and Retirement Plan and will be eligible to receive a pro-rated bonus under our annual incentive plan for the fiscal year in which the termination of employment occurs based on the number of full months of service completed through the date of termination. The terms of the employment agreement between Mr. Breen and us will govern the benefits applicable to Mr. Breen with respect to these awards. See “Executive Officer Compensation Report—Potential Payments Upon Termination and Change in Control” for details regarding the amounts that would be payable to Mr. Breen under his employment agreement if, as expected, he terminates his employment in connection with the spin-offs.

Awards granted on October 12, 2011 in connection with the annual grant provide that, for each employee whose employment is terminated by us in connection with the spin-offs in the period from the grant date through the date that is one year following the completion of the Distributions, any unvested Equity Awards will accelerate and vest pro rata based on the number of full months of service completed from the grant date through the employment termination date. Certain officers, including our named executive officers, will continue to be eligible for one additional year’s worth of stock option vesting if they are terminated by us other than for “cause” after the one-year anniversary of the grant date or, in the case of any such officer who is terminated in connection with the spin-offs whether they were terminated before or after such one-year anniversary. Any stock options subject to such accelerated vesting provisions will have a one-year exercise period following the date of such termination for such employee. With respect to the fiscal year 2012 equity award, Mr. Breen has agreed to waive the provisions of his employment agreement providing for full acceleration of his awards.

Interests of Tyco’s Directors and Executive Officers in the Distributions

In considering the recommendation of the Tyco Board of Directors with respect to the spin-offs, Tyco shareholders should be aware that Tyco’s directors and executive officers have interests in the spin-offs that may be different from, or in addition to, Tyco’s shareholders generally. The Tyco Board of Directors was aware of these interests, and considered these interests, among other matters, in recommending to the shareholders that the spin-offs be approved.

Appointment of Directors and Executive Officers

One of Tyco’s objectives in connection with the spin-offs is to ensure continuity of leadership by retaining talented directors and executive officers of Tyco in positions of leadership at Tyco and ADT following the spin-offs. (The directors and executive officers of Pentair will be the directors and executive officers of Tyco Flow Control following the Merger, except that Tyco may prior to the mailing of this proxy statement appoint up to two directors reasonably acceptable to Pentair to the Tyco Flow Control Board of Directors. Tyco has selected only one designee to the Tyco Flow Control Board of Directors, Carol Anthony Davidson.) Accordingly, on or prior to the distribution date, Tyco expects to appoint certain of its current directors and executive officers to the boards of directors of, or executive officer positions with, Tyco and ADT as reflected in the table below:

Tyco Executive	Current Tyco Position(s)	Position(s) following the Distributions
Edward D. Breen	Chairman of the Board of Directors; Chief Executive Officer	• Chairman of the Board of Directors, Tyco • Consultant, ADT

Larry Costello	Senior Vice President of Human Resources for Tyco Fire Protection	• Executive Vice President, Human Resources, Tyco

Carol Anthony Davidson	Senior Vice President, Controller and Chief Accounting Officer	• Director, Tyco Flow Control

Timothy M. Donahue	Director	• Director, ADT

Bruce S. Gordon	Lead Director	• Chairman of the Board of Directors, ADT

Naren K. Gursahaney	President, North America Residential Security	• Chief Executive Officer and Director, ADT

George R. Oliver	President, Commercial Fire & Security	• Chief Executive Officer and Director, Tyco

Brian McDonald	Chief Operating Officer of Tyco Fire Protection Services	• Chief Operating Officer, Tyco

Arun Nayar	Senior Vice President, Financial Planning & Analysis, Investor Relations and Treasurer	• Chief Financial Officer, Tyco

Dinesh Paliwal	Director	• Director, ADT

Each of Tyco’s remaining Directors are expected to continue in their roles as Directors with Tyco, although the constitution and chairs of the three independent committees of the Board will change due to the resignations of certain of the Directors and the proposed election of a new independent Director.

Mr. Costello’s, Mr. Gursahaney’s, Mr. Oliver’s, Mr. McDonald’s and Mr. Nayar’s new employment arrangement with Tyco and ADT, respectively, will be contingent upon completion of the spin-offs and such new employment arrangement will supersede any employment arrangement he currently has with Tyco.

Effect of the Spin-Offs on Outstanding Equity Awards

Each of our directors holds restricted stock units and/or deferred stock units and/or stock options with respect to our common shares, and each of our executive officers holds stock options, performance share units, restricted stock units, and/or deferred stock units with respect to our common shares.

Restricted stock units and stock options held by our directors will be treated like common stock and will be converted as of the distribution date into like-kind equity awards of each of Tyco, Tyco Flow Control and ADT using the intrinsic value methodology. Vesting of these awards will remain unchanged. For Directors that are resigning from the Tyco board, shares underlying deferred stock units will be split and delivered upon their termination of service from Tyco. Equity awards held by our executive officers (including Mr. Breen) will be treated the same as equity awards held by our other employees, as described under “The Spin-Offs and the Merger—Adjustment to Tyco Equity Awards as a Result of the Distributions.” Deferred stock units held by Mr. Breen, which are fully vested, will be split and delivered to him in accordance with the their terms following his expected resignation as CEO.

Severance Arrangements

Following the Distributions, we expect that each of Mr. Breen, Frank S. Sklarsky, our current Executive Vice President and Chief Financial Officer, Carol A. Davidson, our current Senior Vice President, Controller and Chief Accounting Officer, Laurie A. Siegel, our current Senior Vice President, Human Resources and Internal Communications, Shelley Stewart, Jr., our current Senior Vice President of Operational Excellence and Chief Procurement Officer, and Patrick Decker, currently the President of Tyco Flow Control, will cease to serve in their respective executive officer positions with us.

Under the terms of Mr. Breen’s employment agreement with us he is entitled to specified severance benefits if he terminates his employment for “Good Reason.” The definition of a “Good Reason” termination under Mr. Breen’s employment agreement includes his resignation due to a change in duties that results in a significant diminution in his position, authority, duties or responsibilities. We believe that these provisions would apply if Mr. Breen were to resign following completion of the spin-offs and we therefore expect Mr. Breen to receive severance benefits consistent with a Good Reason termination (except to the extent waived, as described below). Mr. Breen would be entitled to: (i) a pro rata portion of his bonus for the performance year in which his termination occurs, (ii) a lump-sum cash payment equal to two times the sum of his base salary plus the higher of his target annual bonus or his fiscal year 2012 bonus, and (iii) continued participation in all health and welfare programs over the same period for which severance is payable, subject to an 18-month limit on medical benefits. Mr. Breen is also entitled to acceleration of his outstanding equity, except to the extent he has waived such acceleration of a portion of his fiscal year 2012 annual grant, and these awards will be forfeited.

We expect that each of Mr. Sklarsky, Mr. Davidson, Mr. Decker, Ms. Siegel and Mr. Stewart will be eligible to receive severance benefits in connection with his or her termination, and that their equity awards will be treated in the same manner as any other employee who is terminated in connection with the spin-offs. Specifically:

•

they will be eligible for severance benefits under the Tyco International Severance Plan for U.S. Officers and Executives which, for executive officers, are generally equal to: (i) two times the executive’s base salary plus two times the executive’s target annual bonus and (2) 12 months of continued medical and dental benefits;

•

their outstanding equity awards will be subject to acceleration and exercise period extensions as described under “The Spin-Offs and the Merger—Adjustment to Tyco Equity Awards as a Result of the Distributions.”

Description of ADT Capital Stock

The following is a summary of information concerning ADT’s capital stock following the ADT Distribution. The summary below does not purport to be a complete statement of the relevant provisions of ADT’s proposed certificate of incorporation or bylaws. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on ADT’s capital stock. Copies of ADT’s proposed certificate of incorporation and bylaws will be included as exhibits to ADT’s Registration Statement on Form 10. You can also find further information regarding ADT’s capital stock and certain provisions of Delaware law under “Description of Our Capital Stock” in the ADT Preliminary Information Statement included as Annex A.

For further information regarding ADT’s proposed capitalization following the ADT Distribution, see “Capitalization” in the ADT Preliminary Information Statement.

Authorized Capital Stock

Immediately following the ADT Distribution, the authorized capital stock of ADT will consist of (i) 1,000,000,000 shares of common stock, $0.01 par value per share and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

Shares Outstanding. We estimate that immediately following the spin-off approximately 230 million shares of ADT common stock will be issued and outstanding, based on the number of Tyco common shares outstanding as of June 30, 2012. The actual number of shares of ADT common stock outstanding immediately following the spin-off will depend on the actual number of Tyco common shares outstanding on the record date for the ADT Distribution.

Dividends. Holders of shares of ADT common stock are entitled to receive dividends when, or if, declared by ADT’s Board of Directors out of funds legally available for that purpose, subject to any preferential rights of holders of preferred stock that may be outstanding. Future dividends will be dependent on ADT’s earnings, financial condition, cash flow and business requirements, as determined by ADT’s Board of Directors.

Voting Rights. The holders of ADT common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Other Rights. Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon ADT’s liquidation, dissolution or winding-up, the holders of ADT common stock will be entitled to share ratably in ADT’s assets legally available for distribution to its shareholders.

Fully Paid. The issued and outstanding shares of ADT common stock will be fully paid and non-assessable.

Preemptive Rights. The holders of ADT common stock will not have preemptive rights or preferential rights to subscribe for shares of ADT capital stock.

Preferred Stock

ADT’s certificate of incorporation will authorize the ADT board to designate and issue from time to time one or more series of preferred stock without shareholder approval. ADT’s board will be entitled to fix and determine the preferences, limitations and relative rights of each series of preferred stock. ADT has no present plans to issue any shares of preferred stock.

Description of Tyco Flow Control Registered Shares

The following is a summary of information concerning Tyco Flow Control’s registered shares following consummation of the Tyco Flow Control Distribution and the Merger. The summary below does not purport to be a complete statement of the relevant provisions of Tyco Flow Control’s proposed articles of association. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on Tyco Flow Control’s registered shares. Tyco Flow Control’s articles of association and organizational regulations have been prepared to provide, to the extent permitted by Swiss law and consistent with customary Swiss practice, an allocation of rights and powers between the shareholders and the board of directors of Tyco Flow Control that is comparable to that currently existing under Pentair’s organizational documents and Minnesota law. Copies of Tyco Flow Control’s proposed articles of association and organizational regulations will be included as exhibits to Tyco Flow Control’s Registration Statement on Form S-1 filed with the SEC. You can also find further information regarding Tyco Flow Control’s registered shares, certain provisions of Swiss law, and Tyco Flow Control’s proposed capitalization in the Tyco Flow Control Prospectus included as Annex B.

Issued Share Capital

Tyco Flow Control will have one class of share capital consisting of registered shares and will have issued approximately 214 million fully paid and non-assessable registered shares with a nominal value per share of CHF 0.50, of which approximately 4 million will be treasury shares. Excluding treasury shares, holders of Tyco common shares as of the record date and their transferees will hold 52.5% of Tyco Flow Control common shares and former shareholders of Pentair will hold 47.5% of Tyco Flow Control common shares, in each case on a fully diluted basis.

Authorized and Conditional Share Capital

Tyco Flow Control’s Board of Directors will be authorized, without additional shareholder approval, to increase Tyco Flow Control’s share capital at any time on or before the second anniversary of the Effective Time, through issuance of new shares in one or several steps, by a maximum amount of 50% of the share capital registered in the commercial register. During each two-year period subsequent to such second anniversary, authorized share capital will be available to Tyco Flow Control’s Board of Directors for issuance of additional registered shares only to the extent that shareholders have reauthorized such share capital at a general meeting of shareholders.

The Board of Directors from time to time may authorize Tyco Flow Control to issue bonds (including convertible bonds and bonds with options), notes, options, warrants or other securities in each case that represent a right to exchange, convert or exercise the security for Tyco Flow Control shares (“Rights”). Tyco Flow Control’s articles of association permit the issuance of shares in connection with the exercise of such Rights without obtaining additional shareholders approval, up to a maximum aggregate amount of 50% of the share capital registered in the commercial register. A specific number of shares, which are collectively referred to as “Conditional Share Capital,” will be allotted in the articles of association to two categories: (a) shares issued through the exercise of Rights granted to third parties or shareholders in connection with convertible instruments issued by Tyco Flow Control or its subsidiaries, and (b) shares issued through the exercise of options and other similar Rights granted to members of the Board of Directors, members of the executive management, employees, contractors consultants or other persons providing services to Tyco Flow Control or any of its subsidiaries.

Dividends

Holders of Tyco Flow Control shares are entitled to receive dividends if and when approved by the general meeting of shareholders. Dividends may be paid out only if the company has sufficient distributable profits from previous fiscal years, or the corporation has distributable reserves (including “reserve from contributed surplus”), each as evidenced by the audited annual parent company statutory balance sheet. If the distribution of a dividend is made out of qualifying “contributed surplus,” or if the par value of the Tyco Flow Control shares is reduced, no Swiss withholding tax will apply.

Voting Rights

The holders of Tyco Flow Control common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to exceptions granted by the Board of Directors, no person or group of persons may directly, indirectly or constructively register shares with voting rights or vote more than 20% of the issued shares less one share. To be able to exercise voting rights, holders of shares must generally apply for registration in the share register as shareholders with voting rights and the Board of Directors must approve the entry. Failing registration as shareholders with voting rights or grant of a proxy of a registered holder (including a nominee), (beneficial) shareholders may not participate in or vote at shareholders’ meetings, but will be entitled to dividends, preemptive rights and liquidation proceeds.

Preemptive Rights and Advance Subscription Rights

The holders of Tyco Flow Control common shares will have preemptive rights to subscribe for new Tyco Flow Control common shares. However, the general meeting of shareholders or, in an authorized or conditional share capital increase, the Board of Directors may for valid reasons withdraw preemptive rights and advance subscription rights.

Comparison of Rights of Current Tyco Shareholders, ADT Shareholders and Tyco Flow Control Shareholders following the Distributions and the Merger

The rights of Tyco shareholders are currently governed by the Swiss Code and the articles of association of Tyco. The rights of ADT shareholders following the ADT Distribution will be governed by the General Corporation Law of the State of Delaware, or the “DGCL,” and its certificate of incorporation and bylaws, certain provisions of which (in their current proposed form) are summarized elsewhere in this proxy statement. Copies of ADT’s proposed certificate of incorporation and bylaws will be included as exhibits to ADT’s Registration Statement on Form 10. The rights of Tyco Flow Control shareholders following the Tyco Flow Control Distribution and the Merger will be governed by Swiss law and its articles of association, certain provisions of which (in their current proposed form) are summarized elsewhere in this proxy statement. Copies of Tyco Flow Control’s proposed articles of association will be included as exhibits to Tyco Flow Control’s Registration Statement on Form S-1. If you are a holder of Tyco common shares on the record date for the special dividends, unless you sell your shares under certain circumstances described under “The Spin-Offs and the Merger—Results of the Distribution; Listing of ADT Common Stock and Tyco Flow Control Common Shares and Trading of Tyco Common Shares and Trading of Tyco Common Shares,” you will receive shares of ADT common stock and Tyco Flow Control common shares pursuant to the special dividends. As a result, you will have different rights with respect to your ADT and Tyco Flow Control shares due to the differences in the governing documents and laws of Tyco, Tyco Flow Control and ADT.

This section of the proxy statement describes the material differences between the rights of Tyco shareholders, the rights of ADT shareholders and the rights of Tyco Flow Control shareholders following the Distributions and the Merger.

This section does not include a complete description of all differences among the rights of Tyco shareholders, the rights of ADT shareholders and the rights of Tyco Flow Control shareholders, nor does it include a complete description of the specific rights of these shareholders. Furthermore, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences do not, or may not, exist.

You are urged to read carefully the relevant provisions of the Swiss Code and the DGCL, as well as the Articles of Association of each of Tyco and Tyco Flow Control and the proposed certificate of incorporation and bylaws of ADT. Tyco Flow Control’s articles of association and organizational regulations have been prepared to provide, to the extent permitted by Swiss law and consistent with customary Swiss practice, an allocation of rights and powers between the shareholders and the board of directors of Tyco Flow Control that is comparable to that currently existing under Pentair’s organizational documents and Minnesota law. Copies of the Articles of Association of Tyco are filed as exhibits to the reports of Tyco incorporated by reference in this proxy statement. See “Where You Can Find More Information.” As noted above, copies of the proposed certificate of incorporation and bylaws of ADT and copies of proposed Articles of Association of Tyco Flow Control will be included as exhibits to their respective SEC filings.

	Tyco	Tyco Flow Control	ADT
Issued and Authorized Shares	The registered share capital of Tyco consists of 486,363,050 registered shares with a par value of CHF 6.70 per share as of the date of this proxy statement. The authorized share capital of Tyco consists of registered shares with a nominal value of CHF 6.70 per share. The conditional share capital for convertible bonds consists of a total of 47,929,510 registered shares with a nominal value of CHF 6.70 per share. The conditional share capital for employee participation consists of a total of 47,929,510 registered shares with a nominal value of CHF 6.70 per share.

Tyco Flow Control will have a registered share capital of approximately 107 million Swiss francs consisting of 214 million registered shares with a par value of CHF 0.50 per share.

In addition, Tyco Flow Control will have authorized share capital. Tyco Flow Control’s Board of Directors will be authorized to issue new shares at any time during a two-year period following adoption of the articles and thereby increase the share capital, without shareholder approval, by a maximum amount of 50% of the share capital registered in the commercial register (as at the time of adoption of the relevant article). After expiration of the initial two-year period, and each subsequent two-year period, authorized share capital will be available to the Board of Directors for issuance of additional registered shares only if the authorization is approved by the shareholders.

The Board of Directors from time to time may authorize Tyco Flow Control to issue bonds (including convertible bonds and bonds with options), notes, options, warrants or other securities

The authorized capital stock of ADT will consist of (i) 1,000,000,000 shares of common stock, $0.01 par value per share and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share.

Under ADT’s certificate of incorporation, ADT’s Board of Directors will have the authority to issue one or more series of preferred stock with designations, voting powers, preferences and rights and any qualifications, restrictions or limitations thereof, as the Board of Directors may determine.

Tyco	Tyco Flow Control	ADT

in each case that represent a right to exchange, convert or exercise the security for Tyco Flow Control shares (collectively, “Rights”). Tyco Flow Control’s articles of association permit the issuance of shares in connection with the exercise of Rights without obtaining additional shareholder approval, up to a maximum aggregate amount of 50% of the share capital registered in the commercial register (as at the time of adoption of the relevant article). A specific number of these shares, which are referred to collectively as “Conditional Share Capital,” will be allotted in the articles of association to two categories: (a) shares issued through the exercise of Rights granted to third parties or shareholders in connection with bonds, notes, options, warrants or other similar securities issued by Tyco Flow Control or one of its subsidiaries in national or international capital markets or pursuant to contractual obligations of Tyco Flow Control, its subsidiaries or any of their respective predecessors, and (b) shares issued through the exercise of options and other similar Rights granted to members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons providing services to Tyco Flow Control or any of its subsidiaries or affiliates.

	Tyco	Tyco Flow Control	ADT
See “Description of Our Conditional Share Capital” of the Tyco Flow Control Prospectus included as Annex B.

Voting Rights

Under the Tyco articles of association, each holder of a common share shall be entitled to one vote for each common share registered in his or her name in the Tyco share register (Aktienregister).

Voting rights may be exercised by shareholders registered in the share register or by a duly appointed proxy of a registered shareholder or nominee, which proxy need not be a shareholder. In order to exercise their voting rights, shareholders will be required to disclose their name and address and that they have acquired their shares in their name and for their account. There are certain exceptions for nominees.

Subject to the exceptions granted by the Board of Directors, a person or group of persons that directly or indirectly, formally, constructively or beneficially owns or otherwise controls voting rights with respect to 15% or more of the registered share capital recorded in the commercial register (a “beneficial owner”) will be registered in the company’s share register as a shareholder with voting rights equal to 15% of registered shares (the “Cap”). In relation to any

Substantially the same as Tyco, except that the registration cap is 20% less one share (the “Registration Cap”). Any shares beneficially owned by any person exceeding the Registration Cap will be entered in the share register as shares without voting rights. The Board of Directors may in special cases approve exceptions to the Registration Cap.

In addition, no person or group of persons may vote shares in excess of 20% less one share of the Company’s share capital (the “Voting Cap”). The Voting Cap is subject to the same exceptions as the Registration Cap.

Under ADT’s certificate of incorporation, each holder of a share of common stock will be entitled to one vote per each common share held of record by such holder.

Currently, there are no classes of shares outstanding other than the common stock.

	Tyco	Tyco Flow Control	ADT

shares beneficially owned in excess of the Cap, a Beneficial Owner will not be allowed to cast votes at the general meeting of shareholders.

Currently, there are no classes of shares outstanding other than the common shares.

Voting / Supermajority Voting

Unless otherwise provided in the articles of association, the general meeting of shareholders takes resolutions and conducts elections upon a relative majority of the votes cast at the general meeting of shareholders (abstentions, broker non-votes and blank and invalid votes are not counted for purposes of establishing the number of votes cast).

The Swiss Code and the Tyco articles of association require the affirmative vote of at least two-thirds of the votes and an absolute majority of the par value of Tyco common shares, each as represented at a general meeting, to approve the following matters:

• the amendment to or modification of Tyco’s corporate purpose;

• the creation of shares with privileged voting rights;

• the limitation on transferability of shares;

Unless otherwise provided in the articles of association, generally, the affirmative vote of holders of an absolute majority of shares represented and entitled to vote at a general meeting of shareholders will be required to approve a resolution. Abstentions will be included in the calculation of the number of votes represented at the meeting for purposes of determining whether a quorum has been achieved and in the number of votes entitled to vote on a matter. Broker non-votes will also be included in the calculation of the number of votes represented at the meeting for purposes of determining whether a quorum has been achieved but will not be included in determining the number of votes entitled to vote on matters with respect to which such shares may not be voted. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at the meeting, but the nominee has not received voting instructions from the beneficial owner and does not have the discretion to

ADT’s bylaws will provide that the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before a meeting of shareholders where a quorum is present, unless otherwise required by applicable law, the rules or regulations of any applicable stock exchange or provisions of ADT’s certification of incorporation and bylaws. ADT’s certificate of incorporation and bylaws will not provide for supermajority voting.

Tyco	Tyco Flow Control	ADT

• the alleviating or withdrawal of restrictions upon the transfer of registered shares;

• an authorized or conditional increase in the nominal share capital;

• an increase in the nominal share capital through the conversion of equity, through a contribution in kind or for an acquisition of assets, or a grant of special privileges;

• the restriction or withdrawal of preemptive rights;

• a change in Tyco’s registered office;

• the conversion of registered shares into bearer shares and vice versa;

• Tyco’s liquidation;

• a change to the articles regarding share registration and the Cap

• a change to the articles regarding the presence quorum and the super majority requirements;

• a change to the articles regarding the number of members of the Board of Directors; and

• a change to the articles regarding indemnification.

direct the voting of the shares on a particular matter. Such nominees may exercise discretion in voting on routine matters, but may not exercise discretion and therefore may not vote on non-routine matters. As regards election of directors, see “Election of Directors.”

With regard to supermajority voting, same as Tyco, except that the approval of at least two-thirds of the shares represented will be required for the removal of a serving director and at least 75%
of the shares represented
at the general meeting of shareholders will be required for changes to the articles of association regarding: the timing of and agenda for the general meeting and the requirements for inclusion of shareholder proposals, shareholders’ voting rights other than the Voting Cap, which will require a two-thirds vote of the shares represented, the vote required to remove a director, or to change the size of the board, the terms of the directors, the board’s structure, the board’s duties, dissolution and liquidation, and the supermajority vote requirements.

In addition, a change to the articles regarding indemnification and a change to the articles regarding the presence of quorum will not be subject to a supermajority vote.

	Tyco	Tyco Flow Control	ADT
	The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on the Swiss Merger Act, including a merger, demerger or conversion of a corporation, other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, where an affirmative vote of 90% of the outstanding common shares is required. The Swiss Code also may impose this supermajority voting requirement in connection with the sale of “all or substantially all of its assets.”	As regards a change to the number of directors, see “Number of Directors.”

Number of Directors	The Tyco articles of association provide that the Tyco Board of Directors shall consist of no less than two and no more than thirteen members. The shareholders have an exclusive right to change the size of the Board of Directors by amending the articles of association. Tyco currently has twelve directors. A change to the provision in the articles of association regarding the number of directors is subject to the supermajority described above.	Tyco Flow Control’s articles of association will set the initial number of directors at 11. A change in the number of directors will require the approval of at least two-thirds of the shares represented at the general meeting of shareholders, unless the reduction is recommended by the Board of Directors, in which case such change will require the affirmative vote of holders of an absolute majority of shares represented at a general meeting of shareholders.

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

Upon completion of the ADT Distribution, ADT’s Board of Directors is expected to initially consist of 8 members. ADT’s certificate of incorporation and bylaws will allow its Board of Directors to fix the number of directors but there shall not, subject to the rights of holders of preferred stock that may be outstanding, be fewer than 2 or more than 12 directors.

	Tyco	Tyco Flow Control	ADT
Classification of Directors	Under the Tyco articles of association, the Board of Directors is not classified. Each director serves a one-year term.	The Board of Directors of Tyco Flow Control will be classified and divided into three classes. Directors of each class serve for a three-year term. The classes must be substantially equivalent in size.	Under ADT’s bylaws, the Board of Directors is not classified. Each director serves a one-year term.

Election of Directors

Under the Tyco articles of association, shareholders elect the directors to succeed those whose terms expire by absolute majority of the votes cast at the general meeting of shareholders. However, in any election for the Board of Directors in which the number of candidates exceeds the number of board positions available at the time of such election (the number of available positions to be determined by the general meeting of shareholders within the framework of Article 19 of Tyco’s articles of association regarding the size of the board), the members of the Board of Directors shall be elected by a plurality of votes cast (meaning the candidate with the most votes is elected).

		Tyco Flow Control’s articles of association will provide for members of the board of directors to be elected by an absolute majority of the votes cast (in person or by proxy) at the general meeting of shareholders. At any election in which the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, directors are elected by the affirmative vote of a plurality of the votes cast (in person or by proxy) at the general meeting of shareholders. A “plurality” means that the individual who receives the largest number of votes cast at a general meeting of shareholders for a board seat is elected to that board seat such that abstentions and broker non-votes shall not be included in the calculation of the number of votes cast with respect to such election.	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. ADT’s certificate of incorporation and bylaws will not provide otherwise.

	Tyco	Tyco Flow Control	ADT
Vacancies on the Board of Directors	Under Swiss law, a shareholder vote is required to fill vacancies on the Board of Directors.	Same as Tyco.

Under the DGCL, a majority of the directors in office can fill any vacancy or newly created directorship. ADT’s bylaws will provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies occurring on the ADT Board of Directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum, or by a sole remaining director. Each director so chosen will hold office for a term expiring at the annual meeting of stockholders and until his or her successor shall be elected and qualified.

In addition, under the DGCL, if, at the time of the filling of any vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of outstanding shares entitled to vote for such directors, summarily order an election

	Tyco	Tyco Flow Control	ADT
to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

Removal of Directors	Under the Swiss Code, only the shareholders may remove a director, and they may do so with or without cause by resolution of a relative majority at a shareholders’ meeting where such removal was properly set on the agenda.	Directors may be removed with or without cause. Such removal will require the approval of at least two-thirds of the votes represented at the general meeting of shareholders.	Under ADT’s certificate of incorporation, any or all of the directors (other than directors elected by the holders of any series of preferred stock) may be removed at any time with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote in election of directors.

Amendment of Charter Documents	Under the Swiss Code and Tyco’s articles of association, only the shareholders, acting at the general shareholders’ meeting, have the power to amend the articles of association. A resolution of the general shareholders’ meeting passed by at least two-thirds of the votes and the absolute majority of the par value, each as represented at the general meeting of shareholders, is required to amend certain sections of the articles of association, see “Voting / Supermajority Voting.” topics listed under “Supermajority Voting.” To amend other sections requires passage of a shareholder resolution upon a relative majority of the votes cast.	Subject to certain exceptions (see “Voting / Supermajority Voting”), the shareholders generally pass resolutions by the affirmative vote of holders of an absolute majority of shares represented and entitled to vote at the general meeting of shareholders.

The DGCL generally provides that amendments to the certificate of incorporation must be approved by the Board of Directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. ADT’s certificate of incorporation will include no such requirement.

	Tyco	Tyco Flow Control	ADT
Amendment to Organizational Regulations or Bylaws	Under the Tyco articles of association, the Board of Directors may amend the organizational regulations at any time without the approval of the shareholders by a majority vote of the board.	Same as Tyco.

Section 109 of the DGCL provides that the power to adopt, amend or repeal bylaws will be held by the stockholders entitled to vote, subject to the right, if so conferred in the certificate of incorporation, of the directors to adopt, amend or repeal bylaws. Any right of the directors to adopt, amend or repeal the bylaws will not divest the stockholders of their power to adopt, amend or repeal the bylaws. ADT’s certificate of incorporation states that the Board of Directors has the power to make, repeal, alter, amend, and rescind the bylaws, in any manner not inconsistent with Delaware Law or the certificate of incorporation.

	Tyco	Tyco Flow Control	ADT

Special Shareholder Meetings	Under the Tyco articles of association, special general shareholders’ meetings may be called by resolution of the shareholders at a general shareholders’ meeting, the auditors or the Board of Directors, or by shareholders with voting power, provided they represent at least 10% of the share capital and submit (a)(1) a request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register and (b) such other information as would be required to be included in a proxy statement pursuant to the rules of the country where Tyco’s shares are primarily listed.	Same as Tyco.

Under the DGCL, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

ADT’s certificate of incorporation and bylaws will provide that special meetings of the stockholders may be called at any time by, or at the direction of, the Chairman of the Board of Directors, the Board of Directors or a committee of the Board of Directors whose powers include the power to call such meetings.

Our certificate of incorporation will provide that stockholders may not act by written consent without a meeting.

Nomination of Directors and Shareholder Proposals	Under the articles of association of Tyco, any shareholder may request that an item be included on the agenda for the general meeting, provided that such request is received by Tyco at least 120 calendar days before the first anniversary of the date on which Tyco’s proxy statement was released to shareholders in connection with the previous year’s annual general shareholders’ meeting. Under Swiss law,	Any holder of shares with a par value of at least 1 million Swiss francs may request that an item be included on the agenda of a general meeting of shareholders. Business that may be transacted at an annual meeting of shareholders is that which is (1) specified in the invitation to the general meeting of shareholders, (a) proposed by the Board of Directors or (b) proposed by any shareholder who is a

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

ADT’s bylaws will provide that in order for a stockholder to nominate a director for election by the stockholders, the

	Tyco	Tyco Flow Control	ADT
	no prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.	shareholder of record at the time of giving notice, who is entitled to vote at the meeting and who provides timely notice containing information required by the articles of association and applicable regulations. In order to comply with the advance notice provisions of Tyco Flow Control’s articles of association, a shareholder notice of the nomination of persons for election to the Board of Directors or the proposal of other business must be received not less than 45 days nor more than 70 days prior to the first anniversary of the date that Pentair mailed its proxy statement for the preceding year’s annual meeting, subject to certain exceptions.

stockholder must give timely written notice to the secretary of ADT. The notice must be given to the secretary of the corporation and (i) generally in the case of an annual meeting, not later than 90 days prior to the anniversary of the prior annual meeting, and (ii) in the case of a special meeting, not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the meeting was made.

The notice must set forth all of the information required by the bylaws.

Limitation of Liability of Directors	Under the Swiss Code, a limitation of directors’ liability is not possible. Consequently, Tyco’s articles of association and organizational regulations contain no provisions limiting the personal liability of directors except with regard to the transactions between Tyco and interested directors as specified below in “Transactions Involving Officers and Directors.”	Same as Tyco.	ADT’s certificate of incorporation will provide that, to the fullest extent permitted by the DGCL, no director will be personally liable to ADT or its stockholders for monetary damages for breach of fiduciary duty as a director,

	Tyco	Tyco Flow Control	ADT
Indemnification of Directors and Officers	The Tyco articles of association provide that Tyco shall indemnify any current or former director or officer or person serving as a director or officer at the request of Tyco to the fullest extent of the law against any expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including proceedings by or in the right of Tyco, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was a director or officer; provided, however, that Tyco shall not indemnify any such person against any liability arising out of (a) any fraud or dishonesty in the performance of their duty to Tyco, or (b) such person’s conscious, intentional or willful or grossly negligent breach of the obligation to act honestly and in good faith with a view to the best interests of Tyco. Notwithstanding the preceding sentence, Tyco shall not indemnify any person holding the office of auditor or special auditor in relation to Tyco.	In substance the same as Tyco.

The DGCL also permits a corporation to indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or serving or having served at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby.

Tyco	Tyco Flow Control	ADT

ADT’s certificate of incorporation will require ADT to indemnify, to the fullest extent currently or subsequently permitted by DGCL, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ADT, or, while a director or officer, is or was serving at the request of ADT as a director, officer employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) in connection with such action, suit or proceeding.

ADT’s bylaws provide that expenses

	Tyco	Tyco Flow Control	ADT

incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by ADT in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by ADT.

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code, Tyco shareholders have preemptive rights to obtain newly issued registered shares in an amount proportional to the par value of the registered shares they already hold. In addition, shareholders generally have advance subscription rights in relation to conversion, option, exchange, warrant or similar rights for the subscription of shares in connection with bonds (including convertible bonds and bonds with options), notes, options, warrants or other securities in proportion to the respective par values of their holdings. Preemptive rights and advance subscription rights may, however, be limited pursuant to the Swiss Code and Tyco’s articles of association. Under the Swiss Code, shareholders, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the shares, each

		Same as Tyco	Under the DGCL, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation. ADT’s certificate of incorporation will include no such right.

	Tyco	Tyco Flow Control	ADT

as represented at the general meeting of shareholders, may, in an ordinary capital increase, withdraw or limit the preemptive rights for valid reasons, such as a merger or acquisition. In addition, under Tyco’s articles of association, a general shareholders’ meeting has authorized the Board of Directors to withdraw, for certain valid reasons, preemptive rights in an authorized capital increase and advance subscription rights in a conditional capital increase.

For more information, see the section title “The Spin-Offs and the Merger—Description of Tyco Share Capital—Preemptive Rights and Advanced Subscription Rights.”

Dividends

Under the Swiss Code and the Tyco articles of association, Tyco shareholders are entitled to receive, from funds legally available for the payment thereof, pro rata dividends as and when declared and approved by the general meeting of shareholders. Under Swiss law, dividends may be paid out only if a corporation has sufficient distributable profits from previous fiscal years or if a corporation has distributable reserves, which may include contributed surplus.

Under Swiss tax law, dividend payments out of earnings are subject to Swiss withholding tax.

		Same as Tyco	The DGCL generally provides that, subject to certain restrictions, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year.

	Tyco	Tyco Flow Control	ADT
Dividend payments in the form of a return of capital by reducing the par value of registered shares and in the form of a distribution out of qualifying contributed surplus are not subject to Swiss withholding tax.

Mergers and Consolidations, Generally	Business combinations and other such transactions that are binding on all shareholders of Tyco are governed by Switzerland’s Merger Act. As described above under “Supermajority Voting,” a statutory merger or demerger requires that at least two-thirds of the shares and a majority of the par value of the shares, each as represented at the general shareholders’ meeting, vote in favor of the transaction.	Same as Tyco

Under the DGCL, the Board of Directors and the holders of a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

• the merger agreement does not amend the constituent corporation’s articles or certificate of incorporation;

• each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

• either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the

	Tyco	Tyco Flow Control	ADT

authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Restrictions on Business Combinations with Interested Shareholders	Under the Swiss Code, there generally is no prohibition of business combinations with interested shareholders. However, the Tyco articles of association authorize the Board of Directors to issue shares out of authorized share capital without shareholder approval and without regard for shareholders’ preemptive rights if (i) a shareholder or group of shareholders acting in concert acquires shares in excess of 15% of the share capital recorded in the commercial register and (ii) such shareholders or group of shareholders has not submitted a takeover proposal to the other shareholders that is recommended by the Board of Directors or for the purpose of the defense of an actual, threatened or	Same as Tyco, except that under Tyco Flow Control’s authorized share capital the Board of Directors is authorized to withdraw preemptive rights of shareholders following a person becoming, and for so long as to the knowledge of the Board of Directors such person remains, a beneficial owner (as defined in the articles of association) of shares in excess of 10% of the share capital registered in the commercial register without having submitted to the other shareholders an unsolicited takeover offer that is recommended by the Board of Directors.

ADT will be subject to the provisions of Section 203 of DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

• prior to the date of the transaction, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

• upon completion of the transaction that resulted in the stockholder becoming

Tyco	Tyco Flow Control	ADT
potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser, has not recommended acceptance to the shareholders. In addition, the Tyco articles of association limit the number of shares that may be voted by a single shareholder or group of shareholders acting together to 15% of the registered share capital.

an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

• at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Board of Directors of ADT does not approve in

	Tyco	Tyco Flow Control	ADT
advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock of ADT held by stockholders.

Appraisal Rights	For business combinations effected in the form of a statutory merger or de-merger, Switzerland’s Merger Act provides that, if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.	Same as Tyco.

Under the DGCL, a stockholder of a Delaware corporation is generally entitled to demand appraisal of the fair value of his or her shares in the event the corporation is a party to a merger or consolidation, subject to specified exceptions. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (a) shares of the corporation surviving or resulting from the transaction, or those shares plus cash in lieu of fractional interests, (b) shares of any other corporation, or those shares plus cash in lieu of fractional interests, unless those shares are listed on a national securities exchange or held of record by more than 2,000 holders or (c) any combination of the foregoing.

	Tyco	Tyco Flow Control	ADT
Transactions Involving Officers and Directors	Under the Tyco articles of association, so long as a director declares the nature of his or her interest in relation to any contract, transaction or arrangement at the necessary time and a majority of the disinterested members of the Board of Directors approves and/or authorizes the contract, transaction or arrangement, a director or officer shall not by reason of his or her office be accountable to Tyco for any benefit that the director derives from any office or employment to which the articles of association allow him or her to be appointed or from any transaction or arrangement in which the articles of association allow the director to be interested, and no such contract, transaction or arrangement shall be void or voidable on the ground of any such interest or benefit.	Same as Tyco.	Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the Board of Directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the Board of Directors, a committee thereof, or the stockholders.

Preferred Shares	“Blank check” preferred stock, which generally allows a company’s board of directors to determine the preferences, limitations and relative rights of an unissued class of preferred stock, is not a recognized concept under Swiss law. Therefore, shares with a liquidation preference or dividend preference may only be issued upon the	Same as Tyco, except that shares with a liquidation or dividend preference may only be issued upon the approval of an absolute majority of the shares represented at a general meeting of shareholders.	Delaware law allows for “blank check” preferred stock, which generally allows a company’s board of directors to create a new class of preferred stock and determine the preferences, limitations and relative rights of that class of preferred stock without shareholder approval. ADT’s certificate of incorporation provides for

Tyco	Tyco Flow Control	ADT
approval of a relative majority of the votes cast. Similarly, shares with preferential voting rights may only be issued with the approval of at least two-thirds of the voting rights and a majority of the par value of the shares represented at a general shareholders’ meeting. To date, no such shares have been created.		the creation of “blank check” preferred stock.

THE MERGER AGREEMENT

The following is a summary of the material terms and provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Merger Agreement, which is included as Annex F. We encourage you to read the entire Merger Agreement. The Merger Agreement has been included to provide information regarding its terms. The Merger Agreement is not intended to provide any other factual information about Pentair, Tyco, Tyco Flow Control and their affiliates following completion of the Merger. Information about Pentair, Tyco, Tyco Flow Control and their affiliates can be found elsewhere in this proxy statement.

The Merger Agreement contains representations and warranties of Tyco solely for the benefit of Pentair and representations and warranties of Pentair solely for the benefit of Tyco. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and have been qualified by certain information that has been disclosed to the other parties to the Merger Agreement and that is not reflected in the Merger Agreement. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. Pentair and Tyco Flow Control do not believe that securities laws require disclosure of any information related to the Merger Agreement other than information that has already been so disclosed.

Note that while the Merger Agreement refers to fractional shares when discussing the merger consideration, no fractional shares will result from the Merger given that each Pentair common share outstanding at the time of the Merger will be exchanged for one newly issued Tyco Flow Control common share in connection with the Merger.

The Merger

Under the Merger Agreement and in accordance with Minnesota law, at the Effective Time, Panthro Merger Sub will merge with and into Pentair. As a result of the Merger, the separate corporate existence of Panthro Merger Sub will terminate and Pentair will continue as the surviving corporation and a wholly owned, indirect subsidiary of Tyco Flow Control. Additionally, at the Effective Time, the Articles of Association of Tyco Flow Control will be amended and restated substantially in the form of Annex E. Accordingly, Tyco Flow Control will be an independent, publicly-traded company organized under the laws of Switzerland and will operate the businesses of Tyco Flow Control and Pentair. We expect the Merger to be consummated immediately following the Distribution.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Merger will take place on the later of September 28, 2012 and the fifth business day following satisfaction or waiver (to the extent permitted by law) of the conditions precedent to the Merger (other than those to be satisfied at, or immediately prior to, closing), unless otherwise agreed upon by Pentair and Tyco. The “Effective Time” will be the date and time when the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or such later date or time as is agreed among the parties in writing and specified in the Articles of Merger in accordance with the relevant provisions of the Minnesota Business Corporation Act.

Merger Consideration

Tyco Flow Control shareholders will not receive any consideration in the Merger and Tyco Flow Control will remain the parent company for the combined business. Each Pentair common share outstanding as of the Effective

Time will be converted into the right to receive one newly issued share of Tyco Flow Control (provided, however, that Pentair common shares owned by any subsidiary of Pentair or Tyco Flow Control will not be entitled to receive the merger consideration), with the result that Tyco’s shareholders as of the record date of the Tyco Flow Control Distribution and their transferees will hold approximately 52.5% of the common shares of Tyco Flow Control and former Pentair shareholders will hold approximately 47.5% of the common shares of Tyco Flow Control, each on a fully-diluted basis immediately following the Merger (excluding treasury shares). Tyco shareholders will not receive any new shares of Tyco Flow Control in the Merger and will continue to hold Tyco Flow Control shares they receive in the Tyco Flow Control Distribution. Upon the conversion, all converted Pentair common shares will automatically be cancelled and cease to exist. Neither Tyco Flow Control nor Pentair shareholders are entitled to any appraisal rights in connection with the Merger.

Treatment of Pentair Equity Awards

In addition to the equity awards held by Pentair directors and employees, certain equity awards held by Tyco directors and employees will convert to equity awards of Tyco Flow Control. See “The Separation and Distribution Agreements and the Ancillary Agreements—Tyco Flow Control Separation and Distribution Agreement—Conversion of Equity Awards.”

Treatment of Stock Options

At the Effective Time, each outstanding option to purchase Pentair common shares, whether vested or unvested, will be converted, on the same terms and conditions as were applicable under such Pentair stock option immediately before the Effective Time, into an option to acquire a number of Tyco Flow Control common shares equal to the number of Pentair common shares subject to such option immediately before the Effective Time at the same exercise price per share.

Treatment of Restricted Stock Units

At the Effective Time, each outstanding Pentair restricted stock unit, whether vested or unvested, will be converted into a Tyco Flow Control restricted stock unit, on the same terms and conditions as were applicable under such Pentair restricted stock unit immediately before the Effective Time.

Treatment of Restricted Shares

At the Effective Time, each outstanding Pentair restricted share will be converted into a Tyco Flow Control restricted share, subject to the same terms and conditions as were applicable under such Pentair restricted share immediately before the Effective Time.

Treatment of Other Share-Based Awards

At the Effective Time, each other outstanding Pentair share-based award, whether vested or unvested, will be converted into an award with respect to Tyco Flow Control common shares, subject to the same terms and conditions as were applicable under such other share-based award immediately before the Effective Time, with respect to a number of Tyco Flow Control common shares equal to the number of Pentair common shares subject to such other share-based award immediately before the Effective Time.

Treatment of Employee Stock Purchase Plan

At and following the Effective Time, Pentair’s employee stock purchase plan will remain in effect and any then-current purchase period under such plan will continue in effect in accordance with its terms, except that, following the Effective Time, all rights to purchase Pentair common shares under Pentair’s employee stock purchase plan will entitle the holder thereof to instead purchase Tyco Flow Control common shares.

Exchange of Shares in the Merger

Prior to or at the Effective Time, Tyco Flow Control will deposit with an exchange agent selected by Pentair and reasonably acceptable to Tyco (the “Exchange Agent”), for the benefit of the holders of Pentair common shares, evidence in book-entry form representing Tyco Flow Control common shares issuable pursuant to the provisions of the Merger Agreement in exchange for Pentair common shares outstanding.

As soon as reasonably practicable after the Effective Time, and to the extent not previously distributed in connection with the Distribution, Tyco Flow Control will cause the Exchange Agent to mail to any holder of record of outstanding Pentair common shares whose Pentair shares were converted into the right to receive a portion of the merger consideration pursuant to terms of the Merger Agreement: (i) a letter of transmittal and (ii) instructions for effecting the exchange of any Pentair common shares for the merger consideration.

Upon delivery to the Exchange Agent of the letter of transmittal, duly executed and with such other documents as may reasonably be required by the Exchange Agent, the holder of such Pentair common shares will be entitled to receive in exchange therefor:

(i) Tyco Flow Control common shares, which shall be in uncertificated book-entry form, and

(ii) any dividends or other distributions payable, all in accordance with the provisions of the Merger Agreement.

As of the Effective Time, the stock transfer books of Pentair will be closed and there will be no further transfers on the Pentair stock transfer books of Pentair common shares.

No dividend or other distributions with respect to Tyco Flow Control common shares with a record date after the Effective Time will be paid to any holder of any unexchanged Pentair common shares until the exchange of such shares in accordance with the Merger Agreement. Following the exchange of such shares, the record holder will be paid at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to exchange of such shares and a payment date subsequent to the exchange of such shares payable with respect to such Tyco Flow Control common shares.

Termination of the Exchange Fund

Any portion of the amounts deposited with the Exchange Agent under the Merger Agreement, referred to herein as the “Exchange Fund,” that remains undistributed to the former Pentair shareholders for 180 days after the Effective Time will be delivered to Tyco Flow Control upon demand, and any holders of Pentair common shares that have not exchanged their shares pursuant to the Merger Agreement may look only to Tyco Flow Control for payment of their claim for Tyco Flow Control common shares and any dividends with respect to Tyco Flow Control common shares (subject to any applicable abandoned property, escheat or similar law).

Officers and Directors of Tyco Flow Control

The parties to the Merger have agreed that, as of the Effective Time, the executive officers of Tyco Flow Control will consist of the following Pentair executives:

Name	Position with Tyco Flow Control
Randall J. Hogan	Chief Executive Officer
Michael V. Schrock	President and Chief Operating Officer
John L. Stauch	Executive Vice President and Chief Financial Officer
Frederick S. Koury	Senior Vice President, Human Resources
Angela D. Lageson	Senior Vice President, General Counsel
Michael G. Meyer	Vice President of Treasury and Tax
Mark C. Borin	Corporate Controller and Chief Accounting Officer

The parties have also agreed that, as of the Effective Time, the Board of Directors of Tyco Flow Control will consist of up to two persons to be selected by Tyco prior to the mailing of this proxy statement and reasonably acceptable to Pentair and the persons serving on the Board of Directors of Pentair as of the mailing of this proxy statement. Tyco has selected only one designee to the Tyco Flow Control Board of Directors. Tyco will take such actions, as sole shareholder of Tyco Flow Control and otherwise, as required under the Tyco Flow Control organizational documents and applicable law to cause the Board of Directors of Tyco Flow Control to be so constituted, subject to and conditional upon the closing of the Merger.

Pre-Merger Transactions

Prior to the Merger, Tyco’s flow control business will be separated from Tyco and transferred to Tyco Flow Control in the spin-off pursuant to the Tyco Flow Control Separation and Distribution Agreement. Tyco and Tyco Flow Control will also execute a series of agreements, including the 2012 Tax Sharing Agreement, the Transition Services Agreement, the Licensing Agreements and certain other conveyancing and assumption instruments.

Shareholder Meetings

Pentair has set a record date of July 27, 2012 for a meeting of its shareholders on September 14, 2012 for purposes which include approval of the Merger and has delivered a proxy statement/prospectus to its shareholders for such meeting in accordance with applicable law and its organizational documents. Subject to certain exceptions as described in this proxy statement, the Pentair board is obligated to recommend that Pentair shareholders vote for the Merger and has included such recommendation in its proxy statement/prospectus. See “–Board Recommendations.”

Subject to certain exceptions as described in this proxy statement, the Board of Directors is obligated to recommend that Tyco shareholders vote for the Tyco Flow Control Distribution and has included such recommendation herein.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Tyco to Pentair, primarily with respect to Tyco’s flow control business. The Merger Agreement also contains representations and warranties made by Pentair to Tyco. These representations and warranties of Tyco and Pentair, which are substantially reciprocal, relate to, among other things:

•	due organization, good standing and corporate power;

•

corporate authority to enter into and perform the obligations under, the Merger Agreement, the Separation and Distribution Agreement and other related agreements, as applicable, and enforceability of such agreements;

•	capital structure;

•

absence of a breach of organizational documents, permits and contracts and absence of a material breach of laws or material agreements as a result of the spin-off, the Merger or any related transactions;

•	required governmental approvals;

•	financial statements and the absence of certain changes and undisclosed liabilities;

•	disclosure controls and procedures and internal control over financial reporting;

•	information supplied for use in this proxy statement, the Form S-1, the Form S-4 or Pentair’s proxy statement;

•	litigation;

•	compliance with laws;

•	permits;

•	material contracts;

•	employees and employee benefits and labor matters;

•	title to assets;

•	environmental matters;

•	asbestos matters;

•	tax matters;

•	intellectual property rights;

•	insurance;

•	payment of fees to brokers or finders in connection with the Tyco Flow Control Transactions;

•	opinions of financial advisors;

•	title to real properties; and

•	unlawful payments.

Tyco has also made representations and warranties to Pentair relating to the sufficiency of the assets, properties, licenses, services and other rights to be contributed to Tyco Flow Control and the required vote of Tyco shareholders to approve and effect the Tyco Flow Control Distribution and the authorization of the increase in Tyco Flow Control’s share capital to effect the Tyco Flow Control Distribution and Merger. Pentair has also made representations and warranties to Tyco relating to the required vote of Pentair shareholders to adopt the Merger Agreement and the Merger and the inapplicability to the Merger of state anti-takeover laws and its rights plan.

Most of the representations and warranties contained in the Merger Agreement are subject to materiality qualifications and/or knowledge qualifications. The parties’ representations and warranties with respect to information supplied for use in this proxy statement, the Form S-1, the Form S-4 or Pentair’s proxy statement and payment of fees to brokers or finders in connection with the transactions survive the closing for a period of one year, and any inaccuracies of such representations and warranties are subject to the indemnification obligations of the parties under the Tyco Flow Control Separation and Distribution Agreement. The parties’ other representations and warranties expire upon the closing.

Conduct of Business Pending Closing

Each of Tyco, with respect to Tyco Flow Control, and Pentair has undertaken to perform certain covenants in the Merger Agreement and agreed to restrictions on its activities until the earlier of the termination of the Merger Agreement or the Effective Time. In general, Tyco, with respect to Tyco Flow Control, and Pentair are required to conduct their business in the ordinary course, to use their commercially reasonable efforts to preserve intact their business organizations, to maintain in effect all existing permits, to maintain rights and franchises and material assets, rights and properties, to preserve their relationship with governmental authorities, key employees, customers and suppliers and to comply in all material respects with all laws and permits of all governmental authorities applicable to them. In addition, each of Tyco, with respect to Tyco Flow Control, and Pentair has agreed, amongst others, to specific restrictions relating to the following:

•	declaring or paying dividends in respect of its capital stock;

•

splitting, combining, reclassifying, subdividing or taking similar actions with respect to its capital stock or issuing or authorizing or proposing the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

selling, pledging, disposing of, granting, transferring, leasing, licensing, guaranteeing, abandoning, allowing to lapse or expire, or authorizing the sale, pledge, disposition, grant, transfer, lease, license, guarantee, abandonment, allowance to lapse or expiration, of any assets, subject to exceptions for transfers to and among subsidiaries, certain permitted encumbrances or encumbrances that are released at or prior to the Effective Time, dispositions of obsolete equipment or assets or dispositions of assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice, pledges and/or encumbrances relating to any debt that would be repaid or otherwise extinguished prior to the Effective Time and the issuance of senior notes of up to $900 million and an intercompany note to Tyco of up to $500 million by Tyco Flow Control (the “Financing”), non-exclusive licenses entered into in the ordinary course of business and consistent with past practices, dispositions of inventory in the ordinary course of business and dispositions in amounts less than $50 million in the aggregate in any consecutive 12-month period;

•

making acquisitions of other entities or assets exceeding $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period for all such acquisitions or acquisitions which are reasonably likely to delay or prevent receipt of the required antitrust approvals, other than in the ordinary course of business and consistent with past practice;

•

redeeming, repurchasing, defeasing, canceling or otherwise acquiring or incurring any debt, other than indebtedness repaid or incurred in the ordinary course of business consistent with past practice or liabilities that would be repaid or otherwise extinguished prior to the Effective Time and the Financing;

•

adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or entering into a letter of intent or agreement in principle with respect thereto;

•	making material changes to accounting or tax reporting principles, methods or policies, except as required by a change in generally accepted accounted principles;

•

taking any action or causing any action to be taken which action would cause the Tyco Flow Control Transactions to fail to qualify as a reorganization pursuant to Section 368(a) of the Code or entering into, approving or becoming a party to specified acquisition transactions with respect to Tyco Flow Control or any successor thereto or acquiring or owning, directly or indirectly, any stock of the other party that may impact treatment of the Tyco Flow Control Transactions under Section 355(e) of the Code;

•

amending or terminating any benefit plans or increasing the salaries, wage rates, target bonus opportunities or equity-based compensation of its employees, in each case except in the ordinary course of business consistent with past practice or to the extent required by applicable laws, collective bargaining and existing agreements;

•

entering into or amending any material contract or taking any other action, if such contract, amendment or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Tyco Flow Control Transactions;

•

entering into material agreements or material modifications of existing material agreements or course of dealings with any governmental authorities relating to the conduct of its business, subject to certain limited exceptions;

•	paying, waiving, releasing or settling any material legal proceedings other than those specifically provided for in the Merger Agreement;

•	maintaining insurance in such amounts and against such risks and losses as are customary for companies engaged in each party’s respective industry;

•

committing to any capital expenditures for which Tyco Flow Control would be liable for following Merger that together with any other capital expenditures so incurred is in excess of $125 million in the aggregate in any consecutive 12-month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any assets of Tyco Flow Control;

•	changing organizational documents (other than pursuant to the Merger Agreement); and

•	agreeing or permitting any of its subsidiaries to agree, in writing or otherwise, to take any of the foregoing restricted actions or the other restricted actions described in the Merger Agreement.

In addition, Tyco has agreed to make capital expenditures in fiscal year 2012 in an amount no less than $95 million, taking into account capital expenditures made prior to the date of the Merger Agreement, and Pentair has agreed to make capital expenditures in the fiscal year ending December 31, 2012 in an amount no less than $65 million, taking into account capital expenditures made prior to the date of the Merger Agreement. Tyco has also agreed that it will not, and will not permit any of its subsidiaries that are engaged in Tyco’s flow control business to, transfer the employment of any individual to or from Tyco Flow Control or its subsidiaries or otherwise materially change the job functions of any individual employed by Tyco and its subsidiaries or Tyco’s flow control business so as to either (A) cause any such individual to cease to be considered an employee of Tyco’s flow control business or (B) cause any individual who would not otherwise be considered an employee of Tyco’s flow control business to be considered an employee of Tyco’s flow control business, except, in each case, as otherwise approved in writing by Pentair’s Vice President of Human Resources.

Reasonable Best Efforts

The Merger Agreement provides that each party to the Merger Agreement will generally use its reasonable best efforts to take, or cause to be taken, all actions necessary under the Merger Agreement and applicable laws to consummate the Merger and the transactions contemplated by the Merger Agreement as promptly as practicable, including using reasonable best efforts to complete the spin-off and the Tyco Flow Control Distribution on the terms and conditions set forth in the Tyco Flow Control Separation and Distribution Agreement. Reasonable best efforts do not require Tyco or Pentair to agree to or accept any term or condition to any regulatory approval if the terms and conditions of or to the regulatory approvals would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Tyco Flow Control and its subsidiaries, taken as a whole and including for such purposes Pentair and its subsidiaries.

Regulatory Matters

Tyco and Pentair agreed to file any notifications required to be filed pursuant to and in compliance with the HSR Act and appropriate filings with foreign regulatory authorities, in accordance with applicable antitrust laws, as promptly as practicable. Additionally, Tyco and Pentair agreed to use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and obtain all consents, registrations, approvals, waivers, permits, authorizations, clearances and other actions of or by any governmental authority that are necessary or advisable in order to consummate the Merger and the Tyco Flow Control Transactions.

In connection with any filing or submission required, action to be taken or commitment to be made by Pentair or Tyco or their respective affiliates to consummate the Tyco Flow Control Transactions, Tyco and Tyco Flow Control (1) will not, without Pentair’s prior written consent, (w) sell, divest or dispose of any assets of Tyco Flow Control, (x) license any of Tyco’s flow control business’ intellectual property, (y) commit to any sale, divestiture or disposal of businesses, product lines or assets of Tyco’s flow control business, or any license of Tyco’s flow control business’ intellectual property, or (z) take any other action or commit to take any action that would limit Pentair’s, Tyco Flow Control’s or their respective subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or intellectual property rights and (2) agreed to use reasonable best efforts to take any action contemplated by clause (1) above if requested in writing by Pentair; provided, that Tyco Flow Control will not be obligated to take any action the effectiveness of which is not conditioned on the Merger occurring.

In connection with any filing or submission required, action to be taken or commitment to be made by Pentair or its affiliates to consummate the Tyco Flow Control Transactions, Pentair will not, without Tyco’s prior written consent, (w) sell, divest or dispose of any assets of Pentair, (x) license any of Pentair’s intellectual property, (y) commit to any sale, divestiture or disposal of businesses, product lines or assets of Pentair, or any license of Pentair’s intellectual property, or (z) take any other action or commit to take any action that would limit Tyco’s, Pentair’s, Tyco Flow Control’s or their respective subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or intellectual property rights, in each case, if such action would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Tyco Flow Control and the Tyco Flow Control subsidiaries, taken as a whole and including for such purposes Pentair and its subsidiaries.

Interim Financial Information

Tyco has agreed that prior to the Effective Time, Tyco will deliver to Pentair, within a reasonable period and no later than 45 calendar days after each quarterly accounting period for Tyco’s flow control business, a balance sheet as of the end of such period and combined statements of income, cash flows and equity for such period for Tyco’s flow control business. Tyco has also agreed to prepare and deliver to Pentair an unaudited combined balance sheet as of September 30, 2011 of Tyco and its subsidiaries, prepared to give pro forma effect to the Tyco Flow Control Distribution (but not the ADT Distribution).

Defense of Litigation

Each of Tyco, Tyco Flow Control and Pentair has agreed to use all reasonable best efforts to defend against all actions in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit, or seek damages with respect to, the Tyco Flow Control Transactions. Each of the parties agreed that they would not settle any action related to the Tyco Flow Control Transactions that would enjoin, restrain, prohibit or impose damages on Tyco Flow Control or its subsidiaries (other than Pentair and its subsidiaries) without the prior written consent of Pentair and Tyco, in each case not to be unreasonably withheld, conditioned or delayed. Additionally, Tyco and its subsidiaries on the one hand, and Pentair and its subsidiaries on the other hand, will not settle any such action with respect to the Tyco Flow Control Transactions (i) that would impose any liability or conditions on the other party or (ii) that contains any factual admissions with respect to the other party.

The Separation

Under the Merger Agreement, Tyco and Tyco Flow Control agreed not to terminate or assign the Tyco Flow Control Separation and Distribution Agreement, amend any of its provisions or waive compliance with it or any of the agreements or conditions contained in it without the prior consent of Pentair. Tyco and Tyco Flow Control are also required to obtain the prior written consent of Pentair (not to be unreasonably withheld, conditioned or delayed) to enter into any conveyancing or assumption instrument in connection with the assignment, transfer and conveyance of the assets and liabilities of Tyco’s flow control business.

No Solicitation

The Merger Agreement contains detailed provisions restricting Pentair’s and Tyco’s ability to seek an alternate transaction. Under these provisions, each of Pentair and Tyco agrees that it, its subsidiaries and their respective officers, directors or employees will not, and will use reasonable best efforts to ensure that its and its subsidiaries, representatives do not, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission, announcement or consummation of an acquisition proposal;

•	furnish any non-public information to any person in connection with or in response to an acquisition proposal;

•	engage or participate in any discussions or negotiations with any person with respect to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal or propose publicly to approve, endorse or recommend an acquisition proposal;

•	enter into any letter of intent, agreement in principle or other agreement providing for an acquisition proposal; or

•	resolve, propose to resolve or agree to do any of the foregoing.

In addition, Pentair agrees that it and its subsidiaries and their respective officers, directors or employees will not, and will use reasonable best efforts to ensure that its and its subsidiaries’ representatives do not, directly or indirectly, take any action to make (i) the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation inapplicable to any transactions contemplated by an acquisition proposal, (ii) the consummation of an acquisition proposal exempt under the terms of Pentair’s Rights Agreement (as defined in the Merger Agreement) or (iii) resolve, propose to resolve or agree to do any of the foregoing.

With respect to Pentair’s no solicitation obligation under the Merger Agreement, the term “acquisition proposal” refers to a Pentair Takeover Proposal, while with respect to Tyco’s and Tyco Flow Control’s no solicitation obligations under the Merger Agreement, the term “acquisition proposal” refers to a Tyco Flow Control Takeover Proposal or a Tyco Takeover Proposal, as the case may be.

The Merger Agreement does not prevent Pentair from furnishing information (including non-public information) with respect to Pentair and its subsidiaries to a person making a Pentair Takeover Proposal and engaging in discussions and negotiations with such person if:

•	Pentair shareholders have not yet adopted the Merger and approved the Merger Agreement and related transactions;

•

Pentair has received an unsolicited, bona fide, written Pentair Takeover Proposal that did not result from a breach of its and its subsidiaries’ obligations under the non-solicit provisions of the Merger Agreement;

•

Pentair’s Board of Directors determines, in good faith, after consulting with its independent financial advisor, that such Pentair Takeover Proposal constitutes or would reasonably be likely to lead to a Pentair Superior Proposal (as defined below);

•

Pentair’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Pentair Takeover Proposal would be inconsistent with Pentair’s Board of Directors’ duties under applicable law;

•

Pentair promptly, and in no event later than 48 hours after its receipt of any Pentair Takeover Proposal, advises Tyco orally and in writing of any Pentair Takeover Proposal and the identity of the person making the proposal and (w) if it is in writing, delivers a copy to Tyco of the proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments), (x) if oral, delivers to Tyco a reasonably detailed summary of the proposal, (y) keeps Tyco reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms of the proposal (and in no event later than 48 hours following any such change) and (z) promptly notifies Tyco of any determination by Pentair’s Board of Directors that the proposal constitutes a Pentair Superior Proposal; and

•

Pentair furnishes any non-public information provided to the maker of a Pentair Takeover Proposal only pursuant to a confidentiality agreement between Pentair and such person on terms no less favorable to Pentair than the confidentiality agreement executed with Tyco.

The Merger Agreement provides that the term “Pentair Superior Proposal” means any bona fide proposal made by a third party to acquire at least a majority of the equity securities or all or substantially all of the assets of Pentair, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, on terms which the Pentair Board of Directors determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Pentair common shares than the transactions contemplated by the Merger Agreement (including any proposed modifications to the transactions which are proposed in writing by Tyco in response to such proposal or otherwise) and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of such Pentair Takeover Proposal and the third party making such proposal.

In addition, the Merger Agreement does not prevent Tyco from furnishing information (including non-public information) with respect to Tyco and its subsidiaries to a person making a Tyco Takeover Proposal or a Tyco Flow Control Takeover Proposal and engaging in discussions and negotiations with such person if:

•	Tyco shareholders have not yet approved the Distribution;

•

Tyco has received an unsolicited, bona fide, written Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal that did not result from a breach of its and its subsidiaries’ obligations under the Merger Agreement;

•

Tyco’s Board of Directors determines, in good faith, after consultation with its independent financial advisor, that such Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal constitutes or would reasonably be likely to lead to a Tyco Superior Proposal (as defined below) or a Tyco Flow Control Superior Proposal (as defined below);

•

Tyco’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal would be inconsistent with Tyco’s Board of Directors’ duties under applicable law;

•

Tyco promptly, and in no event later than 48 hours after its receipt of any Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal, advises Pentair orally and in writing of any such proposal and the identity of the person making such proposal and (w) if it is in writing, delivers a copy to Pentair such proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments) and (x) if oral, delivers to Pentair a reasonably detailed summary of any such proposal, (y) keeps Pentair reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms, of any such proposal (and in no event later than 48 hours following any such change) and (z) promptly notifies Pentair of any determination of Tyco’s Board of Directors that such Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal constitutes a Tyco Flow Control Superior Proposal or Tyco Superior Proposal, as applicable; and

•

Tyco furnishes any non-public information provided to the maker of a Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal only pursuant to a confidentiality agreement between Tyco and such person on terms no less favorable to Tyco than the confidentiality agreement executed with Pentair.

The Merger Agreement provides that the term “Tyco Superior Proposal” means any bona fide proposal made by a third party to acquire at least a majority of the equity securities or all or substantially all of the assets of Tyco pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, which proposal is (x) on terms which the Tyco Board of Directors determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Tyco common shares than the transactions contemplated by the Merger Agreement and the ADT Distribution, collectively, and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of such Tyco Takeover Proposal and the third party making such proposal and (y) expressly conditioned on the Merger and the related transactions not being consummated; provided that such transaction or series of transactions will not be a Tyco Superior Proposal if related primarily to the flow control business of Tyco, in which case it is a Tyco Flow Control Superior Proposal.

The Merger Agreement provides further that the term “Tyco Flow Control Superior Proposal” means any bona fide proposal made by a third party (x) to acquire at least a majority of the equity securities or all or substantially all of the assets of Tyco Flow Control pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise or (y) in which Tyco’s flow control business would be separated from Tyco in a spin-off transaction immediately followed by a merger in a transaction resulting in the Tyco Flow Control shareholders owning a majority of the shares of the surviving entity, in each case on terms which the Tyco Board of Directors determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Tyco common shares than the transactions contemplated by the Merger Agreement and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of such Tyco Flow Control Takeover Proposal and the third party making such proposal; provided such proposal is not a Tyco Takeover Proposal.

Board Recommendations

The Pentair Board of Directors has agreed in the Merger Agreement that it will not:

•	fail to include a recommendation that the Pentair shareholders approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•

withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Tyco, its recommendation that the Pentair shareholders approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; or

•	approve, adopt or recommend to Pentair’s shareholders any Pentair Takeover Proposal (all of the foregoing collectively, a “Pentair Change of Recommendation”).

Notwithstanding the foregoing, the Pentair Board of Directors may make a Pentair Change of Recommendation at any time prior to obtaining approval from Pentair’s shareholders of the Merger if the following conditions are satisfied:

•	Pentair’s Board of Directors has received a Pentair Superior Proposal and Pentair has not violated the provisions described in “—No Solicitation” in any material respect; or

•

in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Pentair Takeover Proposal that was not known to Pentair’s Board of Directors on the date of the Merger Agreement (or if known, the probability or magnitude of consequences of which were not known to, or reasonably foreseeable by, Pentair’s Board of Directors as of the date of the Merger Agreement) (a “Pentair Intervening Event”), the Pentair Board of Directors determines in good faith after consultation with outside legal counsel, that the failure to make a Pentair Change of Recommendation would constitute a breach of the board’s duties under applicable law.

Pentair may not make a Pentair Change of Recommendation unless:

•

Pentair has notified Tyco in writing of its intention to take such action at least three business days prior to taking such action, which notice must include certain information required by the Merger Agreement;

•

if requested by Tyco, Pentair must have negotiated in good faith with Tyco during the notice period to enable Tyco to propose changes to the terms of the Merger Agreement intended to cause the Pentair Superior Proposal to no longer constitute a Pentair Superior Proposal, or, in the case of a proposed change in recommendation as a result of an Pentair Intervening Event, that obviates the need for such a change in recommendation; and

•

following any such good faith negotiation, such Pentair Takeover Proposal continues to constitute a Pentair Superior Proposal or such Pentair Intervening Event continues to require the Pentair Change of Recommendation.

If any Pentair Superior Proposal is received less than three business days prior to Pentair’s shareholder meeting, the notice period will be shortened to expire as of the close of business on the day preceding the shareholder meeting.

The Tyco Board of Directors has agreed in the Merger Agreement that it will not:

•	fail to include the recommendation that the Tyco shareholders approve the Tyco Flow Control Distribution in the proxy statement;

•

withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Pentair, its recommendation that Tyco’s shareholders approve the Tyco Flow Control Distribution; or

•	approve, adopt or recommend to Tyco’s shareholders any Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal (all of the foregoing collectively, a “Tyco Change of Recommendation”).

Notwithstanding the foregoing, the Tyco Board of Directors may, at any time prior to obtaining approval from Tyco’s shareholders of the Tyco Flow Control Distribution, make a Tyco Change of Recommendation if the following conditions are satisfied:

•

Tyco’s Board of Directors has received a Tyco Flow Control Superior Proposal or a Tyco Superior Proposal and Tyco has not violated the provisions described in “—No Solicitation” in any material respect; or

•

in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Tyco Flow Control Takeover Proposal or a Tyco Takeover Proposal that was not known to Tyco’s Board of Directors on the date of the Merger Agreement (or if known, the probability or magnitude of consequences of which were not known to or reasonably foreseeable by Tyco’s Board of Directors as of the date of the Merger Agreement) (a “Tyco Intervening Event”), the Tyco Board of Directors determines in good faith after consultation with outside legal counsel, that the failure to make a Tyco Change of Recommendation would constitute a breach of the board’s duties under applicable law.

Tyco may not make a Tyco Change of Recommendation unless:

•

Tyco has notified Pentair in writing of its intention to take such action at least three business days prior to taking such action, which notice must include certain information required by the Merger Agreement;

•

if requested by Pentair, Tyco must have negotiated in good faith with Pentair during the notice period to enable Pentair to propose changes to the terms of the Merger Agreement, intended to cause the Tyco Flow Control Superior Proposal or the Tyco Superior Proposal to no longer constitute a Tyco Flow Control Superior Proposal or a Tyco Superior Proposal, or, in the case of a proposed change in recommendation as a result of an Tyco Intervening Event, that obviate the need for such a change in recommendation; and

•

following any such good faith negotiation, such Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal continues to constitute a Tyco Flow Control Superior Proposal or Tyco Superior Proposal or such Tyco Intervening Event continues to require the Tyco Change of Recommendation.

If any Tyco Flow Control Superior Proposal or Tyco Superior Proposal is received less than three business days prior to Tyco’s shareholder meeting, the notice period will be shortened to expire as of the close of business on the day preceding the shareholder meeting.

Financing

The Merger Agreement provides that Tyco, Tyco Flow Control and Pentair will cooperate in good faith for (i) a subsidiary of Tyco Flow Control to issue up to $900 million of unsecured senior notes that will be guaranteed by Tyco Flow Control prior to the Distribution and (ii) Pentair and Tyco Flow Control to establish an unsecured senior credit facility of up to $1.2 billion (with an option to increase by $500 million) that will become effective upon the closing of the Merger. Tyco, Tyco Flow Control and Pentair will use their reasonable best efforts to arrange such financing as mutually agreed and otherwise consistent with the Tyco Flow Control Separation and Distribution Agreement. Each of Tyco, Tyco Flow Control and Pentair will (i) provide to the other parties copies of all documents relating to the financing and (ii) keep the other parties reasonably informed of all material developments relating to the consummation of the financing. The Merger Agreement provides that the issuance of senior notes by a subsidiary of Tyco Flow Control is subject to (a) Tyco at its option receiving either (x) the required consent of a majority of the lenders under each of certain of its outstanding credit facilities or (y) Tyco causing its subsidiary, Tyco International Finance S.A., to become a subsidiary guarantor under each of such outstanding credit facilities, which designation shall be removed upon the occurrence of the closing of the Merger, (b) Tyco obtaining approval of the Tyco Board of Directors for such issuance of senior notes, (c) Tyco’s right to determine in its sole discretion that such senior notes issuance should not occur and (d) Pentair’s right to determine in its sole discretion that such issuance of senior notes should not occur. If a subsidiary of Tyco Flow Control issues senior notes pursuant to which an escrow is established in which the proceeds from such issuance (net of initial purchaser fees) will be held prior to the closing of the Merger, then Pentair will contribute cash to such escrow in an amount equal to the difference between such proceeds (net of initial purchaser fees) and the amount necessary to redeem such senior notes if the Merger does not occur. Upon the closing of the Merger, the proceeds from the senior notes issuance (net of initial purchaser fees) will be released to the subsidiary of Tyco Flow Control that issued the senior notes and the cash that Pentair contributed to such escrow will be released to Pentair. Under the Merger Agreement, Pentair agreed to indemnify, defend and hold harmless Tyco and its subsidiaries from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with the issuance by a subsidiary of Tyco Flow Control of the senior notes or the entering into by Tyco Flow Control of the senior credit facility. In addition, Pentair has agreed to reimburse Tyco for all third party costs and expenses incurred in connection with the issuance of senior notes by a subsidiary of Tyco Flow Control and the entering into by Tyco Flow Control of the senior credit facility.

Listing

Tyco Flow Control has agreed to use its reasonable best efforts to cause the Tyco Flow Control common shares to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

Tax Matters

The Merger Agreement provides that the parties will use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the tax rulings and tax opinions. The parties also agree to refrain from actions or omissions that would prevent or impede the Merger from obtaining the desired tax treatment. Additional representations, warranties and covenants relating to the tax-free status of the transactions are contained in the 2012 Tax Sharing Agreement. See “The Separation and Distribution Agreements and the Ancillary Agreements—2012 Tax Sharing Agreement.”

Employee Benefit Matters

The Merger Agreement provides that for a period of 12 months following the consummation of the Tyco Flow Control Transactions, Tyco Flow Control and its subsidiaries will maintain salary or hourly wage rate and cash and long-term equity incentive target opportunities that are substantially comparable in the aggregate to those in effect immediately prior to the consummation of the Tyco Flow Control Transactions for each employee of Tyco and its subsidiaries that remains employed with Tyco Flow Control, except that the terms and conditions of employment of any employee covered by a collective bargaining agreement will be governed by such agreement in accordance with its terms. The Merger Agreement also provides that Tyco Flow Control will honor and maintain the Tyco Flow Control benefit plans for the period of 12 months following the consummation of the Tyco Flow Control Transactions for the benefit of such employees. Additionally, the Merger Agreement provides that Tyco Flow Control will give service credit to Tyco Flow Control employees for service to Tyco prior to the Tyco Flow Control Transactions for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement with respect to each compensation or benefit plan sponsored or otherwise maintained by Tyco Flow Control, except as would result in any duplication of benefits.

Conditions to the Completion of the Merger

The obligations of Tyco, Tyco Flow Control and Pentair under the Merger Agreement are subject to the satisfaction or waiver of the following conditions:

•

no temporary restraining order or preliminary or permanent injunction or other order by any governmental authority preventing consummation of the Merger or the related transactions shall have been issued and remain in effect;

•

Tyco’s shareholders shall have approved the Tyco Flow Control Distribution, and the Tyco Flow Control Distribution shall have been consummated in accordance with the Tyco Flow Control Separation and Distribution Agreement;

•

Pentair’s shareholders shall have approved the Merger Agreement and the transactions contemplated thereby and all other actions or matters necessary to give effect to the Merger Agreement and the transactions contemplated thereby;

•	the Tyco Flow Control common shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

•

each of the Form S-1 and the Form S-4 shall have become effective under the Securities Act of 1933 (the “Securities Act”) and shall not be the subject of any stop order suspending its effectiveness or proceedings initiated or threatened by the SEC seeking a stop order, and all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of our common shares to be issued pursuant to the Merger shall have been obtained and shall be in effect;

•

(i) the waiting period applicable to the consummation of the Merger and the related transactions under the HSR Act shall have expired or been earlier terminated and (ii) except as otherwise provided in the Merger Agreement, all applicable approvals shall have been obtained and all waiting periods shall have expired or been terminated under certain scheduled and other material antitrust laws, in each case as required for the consummation of the Merger and the related transactions;

•

Tyco shall have obtained a solvency opinion from Duff & Phelps LLC, in form reasonably satisfactory to Tyco, to the effect that (i) immediately following the Tyco Flow Control Distribution, Tyco, on the one hand, and Tyco Flow Control, on the other hand, will be solvent and (ii) Tyco’s assets exceed its liabilities and capital as determined pursuant to applicable Swiss law;

•	the aggregate implied market capitalization of Tyco Flow Control, before giving effect to the Merger, shall not exceed CHF 17.5 billion based on (x) the closing price of the Tyco Flow Control common shares trading on the last “when-issued” trading day prior to the Distribution or (y) in the absence of a “when-issued” trading market for Tyco Flow Control common shares, the closing price of the Tyco Flow Control common shares or the closing price of Pentair common shares on the last trading day prior to the Tyco Flow Control Distribution;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect on the Closing Date, to the effect that (i) the Tyco Flow Control Distribution will qualify as tax-free under Sections 355 and 361 of the Code, except for cash received in lieu of fractional common shares and (ii) certain internal transactions will qualify for favorable treatment under the Code;

•

Tyco shall have received one or more rulings from the IRS, which rulings shall be in full force and effect on the Closing Date, to the effect that (i) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS), (ii) certain anticipated post-closing transactions will not prevent the tax-free treatment of the Tyco Flow Control Distribution or the Merger and (iii) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code; and

•

Tyco shall have received one or more rulings from the Swiss Tax Administrations, which rulings shall be in full force and effect on the Closing Date, confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal, and communal tax purposes (including with respect to Swiss stamp tax and Swiss withholding tax); (ii) the relevant Swiss tax base of Panthro Acquisition for Swiss tax (including federal, cantonal and communal) purposes; (iii) the relevant amount of capital contribution reserves which will be exempt from Swiss withholding tax in the event of a distribution to the Tyco Flow Control shareholders after the Merger; and (iv) that no Swiss stamp tax will be levied on certain post-Merger restructuring transactions.

In addition, the obligation of Pentair to effect the Merger is subject to the following additional conditions, among others:

•

each of the Tyco Merger Parties shall have in all material respects performed all obligations and complied in all material respects with all covenants required by the Merger Agreement, the Tyco Flow Control Separation and Distribution Agreement and the Ancillary Agreements to be performed by them on or before closing;

•

the representations and warranties of Tyco in the Merger Agreement relating to corporate authority to enter into, and perform the obligations under, the Merger Agreement, the Tyco Flow Control Separation and Distribution Agreement and the other applicable related agreements and enforceability of such agreements, and the capital structure of Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub must be true and correct in all material respects both as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the representations and warranties of Tyco in the Merger Agreement relating to the absence of a Tyco Flow Control MAE (as defined below) since September 30, 2011 and the payment of fees to brokers or finders in connection with the transactions shall be true and correct in all respects both at and as of the date of the Merger Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

all other representations and warranties of Tyco in the Merger Agreement shall be true and correct both as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case of such date), except where their failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Tyco’s flow control business or on the ability of Tyco or Tyco Flow Control to consummate the Tyco Flow Control Transactions (a “Tyco Flow Control MAE”);

•	no Tyco Flow Control MAE shall have occurred from the date of the Merger Agreement through the Closing Date;

•

Pentair shall have received a certificate of Tyco addressed to Pentair and dated the Closing Date, signed on behalf of Tyco by a senior officer of Tyco, certifying as to (i) the performance by Tyco, Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub of their respective obligations and compliance with all applicable covenants required by the Merger Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and (ii) the truth and correctness of Tyco’s representations and warranties;

•

as of the Effective Time, the Board of Directors of Tyco Flow Control will consist of the persons serving on the Board of Directors of Pentair as of the mailing of the proxy statement and up to two persons to be selected by Tyco prior to the mailing of the proxy statement and reasonably acceptable to Pentair;

•

Pentair shall have received the opinion of Cravath, Swaine & Moore LLP to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS); and

•	Tyco shall have executed and delivered to Pentair, and caused each of its subsidiaries that is a party to an Ancillary Agreement to execute and deliver to Pentair, each of the Ancillary Agreements.

Furthermore, the obligations of the Tyco Merger Parties to effect the Merger are subject to the following additional conditions, among others:

•

Pentair shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement, the Tyco Flow Control Separation and Distribution Agreement and the Ancillary Agreements to be performed by it on or before closing;

•

the representations and warranties of Pentair in the Merger Agreement relating to corporate authority to enter into, and perform the obligations under, the Merger Agreement and the other related agreements and enforceability of such agreements, and the capitalization of Pentair, must be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Closing Date, as of made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the representations and warranties of Pentair in the Merger Agreement relating to the absence of a Pentair MAE (as defined below) since December 31, 2011 and the payment of fees to brokers or finders in connection with the Tyco Flow Control transactions shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

all other representations and warranties of Pentair in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where their failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Pentair and its subsidiaries as a whole or on the ability of Pentair to consummate the Merger (a “Pentair MAE”);

•	no Pentair MAE shall have occurred from the date of the Merger Agreement through the Closing Date;

•

Tyco shall have received a certificate of Pentair addressed to Tyco and dated the Closing Date, signed on behalf of Pentair by a senior officer of Pentair, certifying as to (i) the performance by Pentair of its obligations and compliance with all applicable covenants required by the Merger Agreement and the related agreements and (ii) the truth and correctness of Pentair’s representations and warranties;

•

Tyco shall have received the opinions of McDermott Will & Emery LLP (i) to the effect that (x) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (y) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS) and (ii) confirming that the Distributions will qualify as tax-free under Sections 355 and/or 361 of the Code, except for cash received in lieu of fractional shares; and

•	Pentair shall have executed and delivered to Tyco each Ancillary Agreement to which it is a party.

Termination of the Merger Agreement

Tyco and Pentair may agree to terminate the Merger Agreement by mutual written consent. Additionally, either Tyco or Pentair may terminate the Merger Agreement for the following reasons, among others:

•

the Merger has not been consummated by February 1, 2013, provided that the terminating party’s failure to perform or comply in all material respects with such party’s covenants and agreements set forth in the Merger Agreement and the Separation and Distribution Agreement is not the cause of the Merger not being consummated by February 1, 2013;

•	the existence of any law that makes consummation of the transactions under the Merger Agreement illegal or otherwise prohibited;

•

any governmental authority having competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any material component of the transactions under the Merger Agreement, and such order, decree, ruling or other action becomes final and non-appealable, provided, however, that such right to terminate will not be available to any party whose failure to perform any of its obligations described above under “—Reasonable Best Efforts” or “—Regulatory Matters” resulted in such order, decree or ruling;

•	Pentair shareholders fail to adopt the Merger and approve the Merger Agreement at the Pentair special shareholders’ meeting; or

•	Tyco shareholders fail to approve the Tyco Flow Control Distribution at the Tyco special shareholders’ meeting.

In addition, Tyco may terminate the Merger Agreement for the following reasons, among others:

•	there is a Pentair Change of Recommendation;

•

if Pentair breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement or the Tyco Flow Control Separation and Distribution Agreement such that any of the conditions described in the Merger Agreement or the Tyco Flow Control Separation and Distribution Agreement cannot be satisfied and such failure has not been cured within 60 calendar days after Tyco provides written notice thereof to Pentair or where any such condition is incapable of being satisfied and has not been waived by Tyco.

Pentair may also terminate the Merger Agreement for the following reasons, among others:

•

prior to the receipt of the Pentair shareholder approval, in order to enter into a written definitive agreement for a Pentair Superior Proposal (as defined under “The Merger Agreement—No Solicitation”), provided it has complied with certain conditions related to a Pentair Change of Recommendation;

•	there is a Tyco Change of Recommendation;

•

if Tyco breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement or the Tyco Flow Control Separation and Distribution Agreement such that any of the conditions described in the Merger Agreement or the Separation and Tyco Flow Control Distribution Agreement cannot be satisfied and such failure has not been cured within 60 calendar days after Pentair provides written notice thereof to Tyco or where any such condition is incapable of being satisfied and has not been waived by Pentair.

Fees and Expenses

General. The Merger Agreement provides that each party will pay its own fees and expenses in connection with the Merger, except that Tyco and Pentair will share equally any filing fees in respect of any notice submitted pursuant to antitrust laws and any fees and expenses of printers utilized by the parties in connection with the preparation of the filings with the SEC required under the Merger Agreement.

Termination Fee. Pentair has agreed to pay to Tyco a termination fee of $145 million as liquidated damages in the following circumstances:

•	Tyco terminates the Merger Agreement due to a Pentair Change of Recommendation; or

•

prior to receipt of Pentair shareholders’ approval of the Merger Agreement and the Merger, Pentair terminates the Merger Agreement to enter into a written definitive agreement for a Pentair Superior Proposal; or

•

more than five days prior to the Pentair shareholders’ meeting any person publicly makes a Pentair Takeover Proposal or publicly announces an intention to make a Pentair Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Pentair enters into a definitive agreement to consummate or consummates a Pentair Takeover Proposal.

In addition, Tyco has agreed to pay Pentair a termination fee of $145 million as liquidated damages in the following circumstances:

•	Pentair terminates the Merger Agreement due to a Tyco Change of Recommendation other than in connection with a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Flow Control Takeover Proposal or publicly announces an intention to make a Tyco Flow Control Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Flow Control Takeover Proposal or a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Takeover Proposal or publicly announces an intention to make a Tyco Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Flow Control Takeover Proposal.

Tyco has further agreed to pay Pentair a termination fee of $370 million as liquidated damages in the event that:

•	Pentair terminates the Merger Agreement due to a Tyco Change of Recommendation in connection with a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Takeover Proposal or publicly announces an intention to make a Tyco Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Takeover Proposal.

Pentair is not, in any event, to receive both the $145 million termination fee and the $370 million termination fee.

For purposes of determining the termination fees as described above, a Pentair Takeover Proposal, Tyco Flow Control Takeover Proposal and Tyco Takeover Proposal apply to a transaction relating to 50% of any class of equity securities, consolidated net revenues, net income or assets of Pentair, Tyco Flow Control or Tyco, as applicable, rather than 10%.

Amendments

All amendments to the Merger Agreement must be in writing and signed by each party.

THE SEPARATION AND DISTRIBUTION AGREEMENTS

AND THE ANCILLARY AGREEMENTS

Following the Distributions, Tyco, ADT and Tyco Flow Control will operate independently, and none will have any ownership interest in any other. In order to govern certain ongoing relationships between Tyco, ADT and Tyco Flow Control after the Distributions and to provide mechanisms for an orderly transition, Tyco, ADT and Tyco Flow Control have entered into the Tyco Flow Control Separation and Distribution Agreement, Tyco and ADT will enter into the ADT Separation and Distribution Agreement and Tyco, ADT and/or Tyco Flow Control, as applicable, intend to enter into other agreements pursuant to which certain services and rights will be provided for following the Distributions, and Tyco, ADT and Tyco Flow Control will indemnify each other against certain liabilities arising from their respective businesses. The following is a summary of the terms of the material agreements we have entered into or expect to enter into with ADT and Tyco Flow Control.

Neither this summary nor the summaries set forth in the ADT Preliminary Information Statement or the Tyco Flow Control Prospectus purport to be complete and they may not contain all of the information about these agreements that is important to you. These summaries are subject to, and qualified in their entirety by reference to, the agreements described below, the form of each of which will be included as an exhibit to ADT’s Registration Statement on Form 10 and Tyco Flow Control’s Registration Statement on Form S-1 filed with the SEC in connection with the Distributions and the Merger. You are encouraged to read each of these agreements carefully and in their entirety, as they are the primary legal documents governing the relationship between Tyco, ADT and Tyco Flow Control following the Distributions.

Descriptions regarding the assets and liabilities conveyed to Tyco Flow Control and ADT and retained by Tyco contained in the Separation and Distribution Agreements are qualified by certain information that has been exchanged between Tyco, ADT and Tyco Flow Control and that is not reflected in the Separation and Distribution Agreements. Accordingly, shareholders should not rely on the general descriptions of assets and liabilities in the Separation and Distribution Agreements, as they have been modified in important ways by the information exchanged between Tyco, ADT and Tyco Flow Control. Tyco does not believe that securities laws requires it to disclose publicly any information related to the Separation and Distribution Agreements other than information that has already been so disclosed or will be so disclosed in an amendment to this proxy statement.

Tyco Flow Control Separation and Distribution Agreement

Concurrently with the Merger Agreement, Tyco Flow Control entered into the Tyco Flow Control Separation and Distribution Agreement with Tyco and ADT. The Tyco Flow Control Separation and Distribution Agreement sets forth Tyco Flow Control’s agreement with Tyco and ADT regarding the principal transactions necessary to separate Tyco’s flow control business from Tyco. It also sets forth other agreements that govern certain aspects of Tyco Flow Control’s relationship with Tyco and its subsidiaries, including ADT, after the completion of the Tyco Flow Control Distribution.

Tyco Flow Control Distribution Overview

The Tyco Flow Control Separation and Distribution Agreement provides for the spin-off of Tyco’s flow control business from Tyco. Among other things, the agreement sets forth the process by and conditions under which Tyco will spin off its flow control business to the holders of Tyco common shares; specifies the relevant assets of Tyco and certain of its subsidiaries, including ADT and its subsidiaries, related to Tyco’s flow control business to be transferred to Tyco Flow Control; and sets forth certain liabilities and covenants to be assumed by Tyco and Tyco Flow Control. As consideration for the spin-off, the Tyco Flow Control Separation and Distribution Agreement provides that, on the distribution date, each holder of Tyco common shares will be entitled to a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully diluted basis (calculated in accordance with the treasury method under GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution.

Post Closing Working Capital and Net Indebtedness Adjustments

Pursuant to the Tyco Flow Control Separation and Distribution Agreement, Tyco Flow Control is required to have working capital, defined, subject to certain exceptions, as current assets minus current liabilities, in the amount of $798 million, as of the close of business on the day prior to the Tyco Flow Control Distribution. If the actual amount of the working capital exceeds $798 million by an amount in excess of $125 million, Tyco Flow Control will pay to Tyco the full amount of the excess. If the actual amount of the working capital is less than $798 million by an amount in excess of $125 million, Tyco will pay to Tyco Flow Control the full amount of the deficit.

Also, pursuant to the Tyco Flow Control Separation and Distribution Agreement, before the close of business on the day prior to the Tyco Flow Control Distribution, a subsidiary of Tyco Flow Control will issue an intercompany note to a subsidiary of Tyco in an amount not to exceed $500 million, which will be repaid at the closing of the Merger with proceeds to Tyco Flow Control from a third party financing upon terms negotiated by Pentair. If such third party financing is not available on terms acceptable to the parties, instead of a subsidiary of Tyco Flow Control issuing to a subsidiary of Tyco the intercompany note that would be repaid at the closing of the Merger, a subsidiary of Tyco Flow Control will issue a one year unsecured “bridge” note for up to $500 million to a subsidiary of Tyco in accordance with the Merger Agreement that will bear interest at a rate of 14.0% and be prepayable at any time. Tyco Flow Control is then to transfer cash and cash equivalents to Tyco such that the net indebtedness of Tyco Flow Control will be $275 million as of the close of business on the day prior to the Tyco Flow Control Distribution and as of 12:01 a.m. Eastern Standard Time, on the day of the Tyco Flow Control Distribution. If the actual amount of net indebtedness as of the close of business on the day prior to the Tyco Flow Control Distribution exceeds $275 million, Tyco will pay to Tyco Flow Control the full amount of the excess. If the actual amount of net indebtedness as of the close of business on the day prior to the Tyco Flow Control Distribution is less than $275 million, Tyco Flow Control will pay to Tyco the full amount of the deficit.

Transfer of Assets

The Tyco Flow Control Separation and Distribution Agreement identifies certain transfers of assets that are necessary in advance of separation of Tyco’s flow control business from Tyco so that each of Tyco Flow Control and Tyco retains the assets of, and the liabilities associated with, their respective businesses.

The assets to be assigned to, or retained, by Tyco Flow Control or its subsidiaries include the following:

•	the ownership interests of Tyco Flow Control’s subsidiaries;

•

all Tyco Flow Control contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any Tyco Flow Control asset or Tyco’s flow control business;

•

any and all assets reflected on Tyco Flow Control’s audited balance sheet as of September 30, 2011 and any assets acquired by or for Tyco Flow Control or any of its subsidiaries subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement;

•

rights of Tyco Flow Control and its subsidiaries under any insurance policies and contracts, including any rights thereunder arising after the Tyco Flow Control Distribution in respect of any occurrence-based policies;

•

any and all assets owned or held immediately prior to the Tyco Flow Control Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s flow control business;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to Tyco Flow Control or any its subsidiaries; and

•

subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to, or retained by, Tyco Flow Control.

The Tyco Flow Control Separation and Distribution Agreement provides that the assets to be transferred or assigned to or retained by Tyco Flow Control or one of its subsidiaries will not in any event include any assets to the extent they are expressly contemplated to be retained by or transferred to Tyco or its subsidiaries under the Tyco Flow Control Separation and Distribution Agreement or cash or cash equivalents of Tyco Flow Control held before the Tyco Flow Control Distribution except to the extent taken into account to determine the amount of Tyco Flow Control’s required net indebtedness.

The assets to be transferred or assigned to or retained by Tyco or its subsidiaries include the following:

•	the ownership interests of Tyco’s subsidiaries;

•

all Tyco contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any asset owned by Tyco or Tyco’s business other than those primarily relating to, or arising from, Tyco’s flow control business;

•

any and all assets reflected on Tyco’s unaudited combined balance sheet as of September 30, 2011 prepared to give pro forma effect to the spin-off and the Tyco Flow Control Distribution (but not the spin-off of ADT from Tyco and the ADT Distribution) and any assets acquired by or for Tyco or any subsidiary of Tyco subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement;

•	any and all rights of Tyco and its subsidiaries under any insurance policies and contracts;

•	any and all assets owned or held immediately prior to the Tyco Flow Control Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s business;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to Tyco or any of its subsidiaries; and

•

subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to or retained by Tyco.

The Tyco Flow Control Separation and Distribution Agreement provides that the assets transferred or assigned to or retained by Tyco or its subsidiaries will not include any assets to the extent they are expressly contemplated as assets to be retained by or transferred to Tyco Flow Control or any of its subsidiaries.

Assumptions of Liabilities

The Tyco Flow Control Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between Tyco Flow Control and Tyco and identifies the liabilities and other obligations which each of Tyco Flow Control and Tyco and their respective subsidiaries will assume or retain.

The liabilities to be assumed or retained by Tyco Flow Control or one of its subsidiaries include the following:

•	certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by Tyco Flow Control or any of its subsidiaries;

•

any and all liabilities primarily relating to, arising out of or resulting from the operation or conduct of Tyco’s flow control business whether arising before, on or after the Tyco Flow Control Distribution, the operation or conduct of any business conducted by any subsidiary of Tyco Flow Control after the Tyco Flow Control Distribution, or any Tyco Flow Control assets, whether arising before, on or after the Tyco Flow Control Distribution;

•

any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco’s flow control business or any Tyco Flow Control subsidiary;

•	40% of certain contingent liabilities of Tyco;

•	any liabilities relating to any Tyco Flow Control employee or former Tyco Flow Control employee before, on or after the Tyco Flow Control Distribution;

•

any liabilities relating to, arising out of, or resulting from, (x) any indebtedness (including debt securities and asset-backed debt) of Tyco Flow Control or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) incurred after the Tyco Flow Control Distribution, and exclusively relating to Tyco’s flow control business, (y) any indebtedness (regardless of the issuer of such indebtedness) incurred after the Tyco Flow Control Distribution and secured exclusively by any of Tyco Flow Control’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such) or (z) any indebtedness arising from the intercompany note, the “bridge” note or the issuance by a subsidiary of Tyco Flow Control of up to $900 million of senior notes or certain scheduled guarantees; and

•

all liabilities reflected as liabilities or obligations on Tyco Flow Control’s balance sheet as of September 30, 2011, and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of the balance sheet.

The Tyco Flow Control Separation and Distribution Agreement provides that the liabilities that are to be assumed or retained by Tyco Flow Control or one of its subsidiaries will not in any event include any of the following: (v) any liabilities of Yarway Corporation and Gimpel Corporation; (w) any liabilities that are expressly contemplated as liabilities to be retained or assumed by Tyco or any of its other subsidiaries; (x) any contracts expressly assumed or expressly contemplated as liabilities to be assumed by Tyco or any of its subsidiaries; (y) any intercompany payables expressly discharged pursuant to the Tyco Flow Control Separation and Distribution Agreement and (z) any indebtedness for borrowed money or other intercompany payables and loans (other than obligations under capital leases) outstanding as of the Tyco Flow Control Distribution except to the extent taken into account in determining the amount of required net indebtedness.

The liabilities to be assumed or retained by Tyco or one of its subsidiaries include the following:

•

certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries);

•

any and all liabilities primarily relating to, arising out of or resulting from: (A) the operation or conduct of Tyco’s business other than Tyco’s flow control business as conducted at any time prior to, on or after the Tyco Flow Control Distribution; (B) the operation or conduct of any business conducted by Tyco or any of its subsidiaries other than the flow control business at any time after the Tyco Flow Control Distribution; or (C) any assets owned by Tyco, whether arising before, on or after the Tyco Flow Control Distribution;

•

any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries) or Tyco’s business (other than Tyco’s flow control business);

•

any liabilities relating to any Tyco employee or former Tyco employee that does not become a Tyco Flow Control employee or former Tyco Flow Control employee immediately following the Tyco Flow Control Distribution;

•

any liabilities relating to, arising out of or resulting from (x) any indebtedness (including debt securities and asset-backed debt) of Tyco or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Tyco business (other than Tyco’s flow control business) or (y) any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of Tyco’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

•

all liabilities reflected as liabilities or obligations on Tyco’s unaudited combined balance sheet as of September 30, 2011 prepared to give pro forma effect to the Separation and the Distribution (but not the separation of ADT from Tyco and the ADT Distribution) and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of Tyco’s balance sheet; and

•	any liabilities of Yarway Corporation and Gimpel Corporation.

The Tyco Flow Control Separation and Distribution Agreement provides that the liabilities to be assumed or retained by Tyco or one of its subsidiaries shall not include: (x) any liabilities that are expressly contemplated as liabilities to be retained or assumed by Tyco Flow Control or any of its subsidiaries; (y) any contracts expressly assumed by Tyco Flow Control or any of its subsidiaries; and (z) any intercompany payables expressly discharged pursuant to the Tyco Flow Control Separation and Distribution Agreement. For purposes of determining which liabilities should be assumed or retained by Tyco, any other liabilities that are not Tyco Flow Control liabilities shall be Tyco liabilities.

Consents and Delayed Transfers

If any transfers or assumptions are not consummated by the closing of the Tyco Flow Control Transactions, Tyco and Tyco Flow Control are to use reasonable best efforts to effect such transfers and assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Tyco and Tyco Flow Control are to use reasonable best efforts to obtain consents required to transfer assets and contracts and to novate obligations under contracts and liabilities as necessary to effectuate the spin-off. Additionally, Tyco and Tyco Flow Control will use reasonable best efforts to remove Tyco Flow Control as a guarantor of liabilities retained by Tyco and its subsidiaries and to remove Tyco and its subsidiaries as a guarantor of liabilities to be assumed by Tyco Flow Control.

Shared Contracts

Certain shared contracts are to be assigned or amended to facilitate the separation of Tyco’s flow control business from Tyco. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the spin-off is complete.

Intercompany Arrangements and Guarantees

A series of intercompany transactions will be undertaken in order to transfer the equity interests in certain subsidiaries of Tyco which hold assets and liabilities associated with Tyco’s flow control business to Tyco Flow Control. These will include the settlement and forgiveness of intercompany payables and receivables among Tyco Flow Control and its subsidiaries and Tyco and its subsidiaries, respectively. Except for matters covered by the Ancillary Agreements or other arm’s-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, including all intercompany accounts payable or accounts receivable, between Tyco Flow Control and its subsidiaries and other affiliates, and Tyco and its subsidiaries and other affiliates, respectively, will terminate as of the distribution date.

Mutual Releases and Indemnification

Except as otherwise provided in the Tyco Flow Control Separation and Distribution Agreement, each of Tyco Flow Control and Tyco has agreed to release the other and its affiliates, successors and assigns, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Tyco Flow Control Distribution. The Tyco Flow Control Separation and Distribution Agreement, however, provides that neither party will be released from the following liabilities:

•

with respect to Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries), any liability assumed or retained by Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries) and, with respect to Tyco Flow Control or any of its subsidiaries, any liability of Tyco Flow Control assumed or retained by Tyco Flow Control or its subsidiaries;

•

any liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a party from, or on behalf of, another party prior to the effective time of the Tyco Flow Control Distribution;

•	any liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a party at the request or on behalf of another party;

•

any liability provided in, or resulting from, any other contract or understanding that is entered into after the effective time of the Tyco Flow Control Distribution between any party or any of its subsidiaries, on the one hand, and the other party or any of its subsidiaries, on the other hand;

•	any liability with respect to certain contingent liabilities of Tyco;

•	any liability with respect to certain continuing arrangements;

•	any liability with respect to the insurance policies written by White Mountain Insurance Company;

•

any liability that the parties may have with respect to indemnification or contribution pursuant to the Merger Agreement, the Tyco Flow Control Separation and Distribution Agreement or otherwise for claims brought against the parties by third persons; and

•	any liability for fraud or willful misconduct.

In addition, nothing will release Tyco from (i) indemnifying any director, officer or employee of Tyco Flow Control who was a director, officer or employee of Tyco or any of its affiliates on or prior to the Tyco Flow Control Distribution, to the extent such director, officer or employee is or becomes a named defendant in any action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations or (ii) any liability owed to Pentair pursuant to the Merger Agreement.

Under the Tyco Flow Control Separation and Distribution Agreement, Tyco agreed to indemnify, defend and hold harmless Tyco Flow Control from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities retained or allegedly retained by Tyco, including, after the Tyco Flow Control Distribution, the failure of Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries) to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities, (b) any breach by Tyco of any provision of the Tyco Flow Control Separation and Distribution Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder and (c) any breach by Tyco or any of its affiliates (including Tyco Flow Control other than with respect to any post-closing obligation of Tyco Flow Control) of any covenant, or inaccuracy of any representation and warranty made by Tyco, in the Merger Agreement that survives the closing of the Merger.

Under the Tyco Flow Control Separation and Distribution Agreement, Tyco Flow Control agreed to indemnify, defend and hold harmless Tyco and its subsidiaries (including ADT) from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities of Tyco’s flow control business or alleged liabilities, including, after the Tyco Flow Control Distribution, the failure of Tyco Flow Control or any of its subsidiaries to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities, (b) any breach by Tyco Flow Control of any provision of the Tyco Flow Control Separation and Distribution Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder and (c) any breach by Tyco Flow Control or any of its affiliates of any covenant, or inaccuracy of any representation and warranty made by Tyco, in the Merger Agreement that survives the closing of the Merger.

Under the Tyco Flow Control Separation and Distribution Agreement, ADT agreed to indemnify, defend and hold harmless Tyco and its subsidiaries (other than Tyco Flow Control and its subsidiaries) and Tyco Flow Control and its subsidiaries from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with certain specified sections of the Tyco Flow Control Separation and Distribution Agreement to which it is a party. Each of Tyco and Tyco Flow Control agreed to indemnify, defend and hold harmless ADT and its subsidiaries from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with such specified sections of the Tyco Flow Control Separation and Distribution Agreement.

Tyco Flow Control Stock and Incentive Plan

The Tyco Flow Control Separation and Distribution Agreement provides that, prior to the spin-off, Tyco will cause Tyco Flow Control to adopt an equity compensation plan for the benefit of the employees of Tyco Flow Control, which will be in a form agreed to by the parties within 90 days following the date of the Tyco Flow Control Separation and Distribution Agreement. In the event that, after reasonable consultation between the parties, the parties are unable to agree on the form of the equity compensation plan, the form of such plan will be based on Pentair’s 2008 Omnibus Stock Incentive Plan.

Non-Solicitation and Non-Competition

For two years after the Tyco Flow Control Distribution, Tyco, ADT, Tyco Flow Control, Pentair and their subsidiaries must refrain from, either directly or indirectly, hiring employees or independent contractors of another party at or above a specified management level (a “Restricted Person”) without the prior written consent of the Senior Vice President for Human Resources of such party. In addition, for two years after the Tyco Flow Control Distribution, Tyco, ADT, Tyco Flow Control and Pentair must refrain from, either directly or indirectly, soliciting, aiding or inducing any Restricted Person to leave his employment, provided that any general solicitation through advertisements and search firms not specifically directed at employees of the party are permitted, so long as the soliciting party has not encouraged or advised such employment firm to approach any such employee.

For three years following the consummation of the Tyco Flow Control Transactions, neither Tyco, ADT and their subsidiaries, on one hand, nor Tyco Flow Control, on the other hand, may establish or acquire any new businesses that involve the sale of products or the provision of services that compete with the business of Tyco and ADT, on one hand, or the business of Tyco Flow Control, on the other hand, subject to certain exceptions, including for ownership of securities in entities at various specified thresholds.

Employee Matters

The Tyco Flow Control Separation and Distribution Agreement sets forth the agreements between Tyco and Tyco Flow Control as to certain employee compensation and benefit matters. In general, employees of Tyco Flow Control participate in various Tyco retirement, health and welfare and other employee benefit plans. After the Tyco Flow Control Distribution, it is anticipated that employees of Tyco Flow Control will generally participate in similar plans and arrangements established and maintained by Tyco Flow Control. Except as expressly provided in the Tyco Flow Control Separation and Distribution Agreement, Tyco Flow Control employees will immediately cease active participation in Tyco benefit plans.

Conversion of Equity Awards

Options to purchase Tyco common shares (“Tyco Options”), restricted stock units with respect to Tyco common shares (“Tyco RSUs”) and performance share units with respect to Tyco common shares (“Tyco PSUs” and, together with Tyco Options and Tyco RSUs, “Tyco Equity Awards”) have been granted to various Tyco employees, including employees in Tyco’s flow control business who will become officers and employees of Tyco Flow Control following the spin-off.

Under the terms of the stock and incentive plans under which the outstanding Tyco Equity Awards were issued, the Tyco Compensation Committee has the authority to make equitable adjustments to outstanding Tyco Equity Awards in the event of certain transactions, including the distribution of Tyco Flow Control common shares in connection with the spin-off. Accordingly, the Tyco Compensation Committee has authorized that various adjustments be made to outstanding Tyco Equity Awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Tyco Equity Awards following the spin-off, as discussed below. These adjustments will be made in the same manner for all employees of Tyco who will become employees of Tyco Flow Control who hold Tyco Equity Awards. Any options to purchase, or awards relating to, our common stock issued in connection with such adjustments will be our obligations.

Tyco Flow Control intends to file a registration statement with respect to shares of our common stock issuable upon exercise, or vesting, of the equity awards that we issue, as soon as practicable following the effective date of the Tyco Flow Control Distribution.

Treatment of Tyco Options

Each Tyco Option that is held, as of the Tyco Flow Control Distribution, by a Tyco employee who will become an employee of Tyco Flow Control following the spin-off, (other than a Tyco Option held by a Tyco corporate-level employee that was granted prior to October 12, 2011), will be converted into an option to acquire Tyco Flow Control shares of common stock, in the following manner:

•

each converted option will be exercisable for a number of Tyco Flow Control common shares determined by multiplying the number of Tyco common shares for which the option is exercisable by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution, and the denominator of which is the when-issued closing trading price of Tyco Flow Control common stock on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution) rounded down to the nearest whole share; and

•

each converted option will have an exercise price equal to the exercise price of the applicable Tyco Option prior to the Tyco Flow Control Distribution multiplied by a fraction, the numerator of which is the when-issued closing trading price of Tyco Flow Control common stock on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution) and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution, rounded up to the nearest hundredth of a cent.

Each Tyco Option that was granted prior to October 12, 2011, and that is held, as of the Tyco Flow Control Distribution, by a Tyco director or by certain specified corporate-level employees of Tyco who will not become employees of Tyco Flow Control following the spin-off, will be converted into an option to separately acquire an equal number of Tyco Flow Control common shares and Tyco common shares and shares of ADT common stock in the following manner:

•	the adjusted number of shares subject to each option to acquire:

•

Tyco shares will be determined by multiplying the number of Tyco shares for which the Tyco Option is exercisable by a fraction, the numerator of which is the aggregate spread of the original Tyco Option, calculated by reference to the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution, and the denominator of which is the sum of (a) the ex-distribution closing trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distributions minus the adjusted exercise price for Tyco options described below, (b) the product of (1) the when-issued closing trading price of Tyco Flow Control common shares on the NYSE on the last trading day immediately prior to the Distributions (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Distributions) minus the adjusted exercise price for Tyco Flow Control options described below and (2) the distribution ratio for shares of Tyco Flow Control (which shall be determined on the distribution date), and (c) the product of (1) the when-issued closing trading price of ADT shares of common stock on the NYSE on the last trading day immediately prior to the Distributions minus the adjusted exercise price for ADT options described below and (2) the distribution ratio for shares of ADT of 0.5 (based on one share of ADT common stock for every two shares of Tyco common stock outstanding as of the record date), rounded down to the nearest whole share;

•

Tyco Flow Control shares will be determined by multiplying the number of Tyco shares subject to the converted option by the distribution ratio for shares of Tyco Flow Control (which shall be determined on the distribution date); and

•

ADT shares will be determined by multiplying the number of Tyco shares subject to the converted option by the distribution ratio for shares of ADT of 0.5 (based on one share of ADT common stock for every two shares of Tyco common stock outstanding as of the record date).

•

each converted option will have an exercise price as follows: the exercise price of each Tyco Flow Control option will be equal to the exercise price of the applicable Tyco Option prior to the Tyco Flow Control Distribution multiplied by a fraction, the numerator of which is the when-issued closing trading price of Tyco Flow Control common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution (or in the absence of a when-issued trading market, the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution) and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution, rounded up to the nearest hundredth of a cent; the exercise price of each ADT option will be equal to the exercise price of the applicable Tyco Option prior to the ADT Distribution multiplied by a fraction, the numerator of which is the when-issued closing trading price of ADT common shares on the NYSE on the last trading day immediately prior to the ADT Distribution and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the ADT Distribution, rounded up to the nearest hundredth of a cent; and the exercise price of each Tyco option will be equal to the exercise price of the Tyco option prior to the Distributions multiplied by a fraction, the numerator of which is the ex-distribution closing trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distributions and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distributions, rounded up to the nearest hundredth of a cent.

Each converted option will take into account all employment with both Tyco and Tyco Flow Control for purposes of determining when the option vests and terminates.

Treatment of Tyco RSUs

Except as provided below, each Tyco RSU that was granted on or after October 12, 2011, and that is held, as of the Tyco Flow Control Distribution, by a Tyco employee who will become an employee of Tyco Flow Control following the spin-off, will be converted into a number of Tyco Flow Control restricted stock units determined by multiplying the number of Tyco RSUs by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution and the denominator of which is the when-issued closing trading price of Tyco Flow Control common stock on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution).

Each Tyco RSU that (i) was granted prior to October 12, 2011 and that is outstanding as of the Tyco Flow Control Distribution or (ii) is held by former Tyco employees or former members of the Tyco board of directors who no longer serve on Tyco’s board of directors as of the spin-off will be converted into the right to receive, in addition to the Tyco RSUs, an additional award of ADT restricted stock units and Tyco Flow Control restricted stock units. The number of additional restricted stock units of ADT and Tyco Flow Control will equal the number of common shares that the holder thereof would be entitled to if such restricted stock units were with respect to Tyco common shares.

The Tyco Flow Control Distribution will not have any other effect on the Tyco RSUs being converted to ADT, Tyco Flow Control or new Tyco restricted stock units, as applicable, and such converted restricted stock units will be subject to the same terms and conditions as apply to Tyco RSUs. Each converted restricted stock unit will take into account all employment with both Tyco and Tyco Flow Control for purposes of determining when the award vests. Fractional restricted stock units will be adjusted or compensated by the Tyco Compensation Committee as appropriate in the sole discretion of the Tyco Compensation Committee.

Treatment of Tyco PSUs

Each Tyco PSU outstanding as of June 29, 2012 that is held by a Tyco employee who will become an employee of Tyco Flow Control following the spin-off, will be converted into Tyco restricted stock units based on performance results through June 29, 2012. The resulting Tyco RSUs held as of the Tyco Flow Control Distribution will then be converted into the right to receive a number of Tyco Flow Control RSUs determined by multiplying the number of such Tyco RSUs by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution and the denominator of which is the when-issued closing trading price of Tyco Flow Control common stock on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on the last trading day immediately prior to the Tyco Flow Control Distribution) rounded down to the nearest whole share. The Tyco Compensation Committee will determine the level of performance attained with respect to the Tyco PSUs that convert into Tyco RSUs as of June 29, 2012.

Each Tyco PSU (i) that was granted prior to October 12, 2011, and that is held, as of June 29, 2012, by certain specified corporate-level employees of Tyco who will not become employees of Tyco Flow Control following the spin-off or (ii) that is held by former Tyco employees, will be converted into Tyco RSUs based on performance results through June 29, 2012. As of the Tyco Flow Control Distribution Date, such Tyco RSUs will then be converted into the right to receive the same number of Tyco RSUs and an additional award of ADT restricted stock units and Tyco Flow Control restricted stock units. The number of additional restricted stock units of ADT and Tyco Flow Control will equal the number of common shares that the holder thereof would be entitled to if such restricted stock units were with respect to Tyco common shares.

The Tyco PSUs that are ultimately converted into Tyco Flow Control restricted stock units will have a vesting period that is identical to the vesting period for the Tyco PSUs (generally, three years from grant date), and will take into account all employment with Tyco and Tyco Flow Control for these purposes. All other terms and conditions of the converted awards will be equivalent to those that apply to Tyco PSUs. Fractional shares will be adjusted or compensated by the Tyco Compensation Committee as appropriate in the sole discretion of the Tyco Compensation Committee.

Exchange of Information

Tyco Flow Control and Tyco have agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. Tyco Flow Control, ADT and Tyco have also agreed to retain such information until the latest of (i) seven years following the distribution date or (ii) the date on which such records are no longer required to be retained pursuant to each party’s applicable record retention policy and schedules as in effect immediately prior to the distribution date.

Conditions and Termination

Under the terms of the Tyco Flow Control Separation and Distribution Agreement, the consummation of the Tyco Flow Control Distribution is conditioned upon (i) the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution) and (ii) each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger. For a more detailed description of the Merger conditions see “The Merger Agreement Conditions to the Completion of the Merger.”

The Tyco Flow Control Separation and Distribution Agreement provides that prior to the distribution date it may be terminated by the mutual consent of Tyco, Tyco Flow Control and ADT, but only in the event that the Merger Agreement has been terminated pursuant to its terms.

Parties in Interest

The Tyco Flow Control Separation and Distribution Agreement provides that Pentair is a third party beneficiary and that the Tyco Flow Control Separation and Distribution Agreement may not be amended, and the rights under the Tyco Flow Control Separation and Distribution Agreement may not be waived, without the prior written consent of Pentair. In addition, under the Merger Agreement, Tyco and Tyco Flow Control are obligated to keep Pentair reasonably informed of its progress in obtaining any necessary or advisable consents or governmental approvals, and other aspects of the spin-off and Tyco Flow Control Distribution.

ADT Separation and Distribution Agreement

We intend to enter into the ADT Separation and Distribution Agreement with ADT before the ADT Distribution. The ADT Separation and Distribution Agreement will set forth our agreement with ADT regarding the principal transactions necessary to separate ADT from us. It will set forth other agreements that govern certain aspects of our relationship with ADT after the completion of the ADT spin-off.

ADT Distribution Overview

The ADT Separation and Distribution Agreement will provide for the spin-off of Tyco’s residential and small business security business in the United States and Canada. Among other things, the agreement will: set forth the process by and conditions under which Tyco will spin off its residential and small business security business in the United States and Canada to the holders of its common shares; specify the relevant assets of Tyco and certain of its subsidiaries related to ADT’s business to be transferred to ADT; and set forth certain liabilities and covenants to be assumed by Tyco and ADT. The ADT Separation and Distribution Agreement will provide that, on the distribution date, each holder of Tyco common shares will be entitled to one share of ADT common stock for every two Tyco common shares held on the record date for the ADT Distribution.

Cash Adjustment

The ADT Separation and Distribution Agreement will include a provision for a cash adjustment immediately prior to the closing of the ADT Distribution. Pursuant to this provision, the target amount of cash at ADT immediately following the ADT Distribution is $300 million. However, the actual amount that will be available will depend on the aggregate cash balance of Tyco, ADT and their respective subsidiaries at the time of the ADT Distribution (excluding the cash balance of or attributable to Tyco Flow Control and its subsidiaries). If immediately prior to the ADT Distribution, the aggregate cash balance of Tyco, ADT and their respective subsidiaries (excluding the cash balance of or attributable to Tyco Flow Control and its subsidiaries), after (1) subtracting certain unpaid transaction expenses arising in connection with the ADT spin-off and certain other unpaid liabilities, if any, and (2) giving credit for $200 million of cash to be paid by Tyco Flow Control (or Pentair) to Tyco immediately prior to the ADT Distribution, in each case, as set forth in the ADT Separation and Distribution Agreement, would be less than $700 million, then ADT’s cash balance shall be reduced by an amount equal to (i) the amount by which the aggregate cash balance of Tyco, ADT and their respective subsidiaries (excluding the cash balance of or attributable to Tyco Flow Control and its subsidiaries), after giving effect to the adjustments described above, is below $700 million (ii) multiplied by a fraction, the numerator of which is the free cash flow generated in the prior four fiscal quarters by ADT and its subsidiaries and the denominator of which is the free cash flow generated in the prior four fiscal quarters by ADT, Tyco and their respective subsidiaries (excluding Tyco Flow Control and its subsidiaries), collectively. In the event that the aggregate cash balance of Tyco, ADT and their respective subsidiaries (excluding the cash balance of or attributable to Tyco Flow Control and its subsidiaries), after giving effect to the adjustments described above, is greater than $700 million, such excess cash will be allocated to each of ADT and Tyco on the basis of each party’s respective contribution to free cash flow generated in the prior four fiscal quarters.

Transfer of Assets

The ADT Separation and Distribution Agreement will identify certain transfers of assets that are necessary in advance of ADT’s separation from Tyco so that each of ADT and Tyco retains the assets of, and the liabilities associated with, their respective businesses.

The assets to be transferred or assigned to or retained by ADT or its subsidiaries will include the following:

•	the ownership interests of ADT’s subsidiaries;

•

all ADT contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any ADT asset or Tyco’s residential and small business security business in the United States and Canada;

•

any and all assets (other than cash subject to the cash adjustment described above) reflected on ADT’s balance sheet as of August 31, 2012 and any assets acquired by or for ADT or any of its subsidiaries subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet;

•	rights of ADT and its subsidiaries under any insurance policies and contracts, including any rights thereunder arising after the ADT Distribution in respect of any occurrence-based policies;

•

any and all assets owned or held immediately prior to the ADT Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s residential and small business security business in the United States and Canada;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to ADT or any of its subsidiaries;

•

subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to, or retained by, ADT; and

•	34.375% of certain Tyco contingent assets arising under the Tyco Flow Control Separation and Distribution Agreement.

The ADT Separation and Distribution Agreement will provide that the assets to be transferred or assigned to or retained by ADT or one of its subsidiaries will not in any event include any assets to the extent they are expressly contemplated to be retained by or transferred to Tyco or its subsidiaries under the ADT Separation and Distribution Agreement.

The assets to be transferred or assigned to or retained by Tyco or its subsidiaries will include the following:

•	the ownership interests in Tyco’s subsidiaries;

•

all Tyco contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any asset owned by Tyco or Tyco’s business other than those primarily relating to, or arising from, Tyco’s residential and small business security business in the United States and Canada;

•

any and all assets (except that cash shall be subject to the cash adjustment described above) reflected on Tyco’s unaudited combined balance sheet as of August 31, 2012 prepared to give pro forma effect to the ADT spin-off and the ADT Distribution (but not the separation of Tyco Flow Control from Tyco and the Tyco Flow Control Distribution) and any assets acquired by or for Tyco or any subsidiary of Tyco subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet;

•	any and all rights of Tyco and its subsidiaries under any insurance policies and contracts;

•	any and all assets owned or held immediately prior to the ADT Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s business;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to Tyco or any of its subsidiaries; and

•

subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to or retained by Tyco.

The ADT Separation and Distribution Agreement will provide that the assets transferred or assigned to or retained by Tyco or its subsidiaries will not include any assets to the extent they are expressly contemplated as assets to be retained by or transferred to ADT or any of its subsidiaries.

Assumptions of Liabilities

The ADT Separation and Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between ADT and Tyco and identify the liabilities and other obligations which each of ADT and Tyco and their respective subsidiaries will assume or retain.

The liabilities to be assumed or retained by ADT or one of its subsidiaries will include the following:

•	certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by ADT or any of its subsidiaries;

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any and all liabilities primarily relating to, arising out of or resulting from the operation or conduct of Tyco’s residential and small business security business in the United States and Canada whether arising before, on or after the ADT Distribution, the operation or conduct of any business conducted by any subsidiary of ADT after the ADT Distribution, or any ADT assets, whether arising before, on or after the ADT Distribution;

•

any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco’s residential and small business security business in the United States and Canada or any ADT subsidiary;

•

subject to limited exceptions, 34.375% of certain contingent liabilities of Tyco relating to obligations under the Tyco Flow Control Separation and Distribution Agreement or arising from certain outstanding litigation;

•	any liabilities relating to any ADT employee or former ADT employee before, on or after the ADT Distribution;

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any liabilities relating to, arising out of, or resulting from, (x) any indebtedness (including debt securities and asset-backed debt) of ADT or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) incurred after the ADT Distribution, and exclusively relating to Tyco’s residential and small business security business in the United States and Canada and (y) any indebtedness (regardless of the issuer of such indebtedness) incurred after the ADT Distribution and secured exclusively by any of ADT’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

•	certain specified shared expenses; and

•

all liabilities reflected as liabilities or obligations on ADT’s balance sheet as of August 31, 2012, and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of the balance sheet.

The ADT Separation and Distribution Agreement will provide that the liabilities that are to be assumed or retained by ADT or one of its subsidiaries will not in any event include any of the following: (x) any liabilities that are expressly contemplated as liabilities to be retained or assumed by Tyco or any of its other subsidiaries; (y) any contracts expressly assumed or expressly contemplated as liabilities to be assumed by Tyco or any of its subsidiaries; and (z) any intercompany payables expressly discharged pursuant to the ADT Separation and Distribution Agreement.

The liabilities to be assumed or retained by Tyco or one of its subsidiaries will include the following:

•

certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries);

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any and all liabilities primarily relating to, arising out of or resulting from: (A) the operation or conduct of Tyco’s business other than Tyco’s residential and small business security business in the United States and Canada as conducted at any time prior to, on or after the ADT Distribution; (B) the operation or conduct of any business conducted by Tyco or any of its subsidiaries other than the residential and small business security business in the United States and Canada at any time after the ADT Distribution; or (C) any assets owned by Tyco, whether arising before, on or after the ADT Distribution;

•	any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries) or Tyco’s business (other than Tyco’s residential and small business security business in the United States and Canada);

•	any liabilities relating to any Tyco employee or former Tyco employee that is not an ADT employee or former ADT employee immediately following the ADT Distribution;

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any liabilities relating to, arising out of or resulting from (x) any indebtedness (including debt securities and asset-backed debt) of Tyco or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Tyco business (other than Tyco’s residential and small business security business in the United States and Canada) or (y) any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of Tyco’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

•	certain specified shared expenses; and

•

all liabilities reflected as liabilities or obligations on Tyco’s unaudited combined balance sheet as of August 31, 2012 prepared to give pro forma effect to the ADT spin-off and the ADT Distribution (but not the separation of Tyco Flow Control from Tyco and the Tyco Flow Control Distribution) and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of Tyco’s balance sheet.

The ADT Separation and Distribution Agreement will provide that the liabilities to be assumed or retained by Tyco or one of its subsidiaries shall not include: (w) any liabilities that are expressly contemplated as liabilities to be retained or assumed by ADT or any of its subsidiaries; (x) any contracts expressly assumed by ADT or any of its subsidiaries; and (y) any intercompany payables expressly discharged pursuant to the ADT Separation and Distribution Agreement.

Consents and Delayed Transfers

If any transfers or assumptions are not consummated by the closing of the ADT Distribution, Tyco and ADT are to use reasonable best efforts to effect such transfers and assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Tyco and ADT are to use reasonable best efforts to obtain consents required to transfer assets and contracts and to novate obligations under contracts and liabilities as necessary to effectuate the ADT spin-off. Additionally, Tyco and ADT will use reasonable best efforts to remove ADT as a guarantor of liabilities retained by Tyco and its subsidiaries and to remove Tyco and its subsidiaries as a guarantor of liabilities to be assumed by ADT.

Shared Contracts

Certain shared contracts are to be assigned or amended to facilitate the separation of Tyco’s residential and small business security business in the United States and Canada from Tyco. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the ADT spin-off is complete.

Intercompany Arrangements and Guarantees

A series of intercompany transactions will be undertaken in order to transfer the equity interests in certain subsidiaries of Tyco which hold assets and liabilities associated with Tyco’s residential and small business security business in the United States and Canada to ADT. These will include the settlement and forgiveness of intercompany payables and receivables among ADT and its subsidiaries and Tyco and its subsidiaries, respectively. Except for matters covered by the Tyco Flow Control Separation and Distribution Agreement or in any ancillary agreement or other arm’s-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, including all intercompany accounts payable or accounts receivable, between ADT and its subsidiaries and other affiliates and Tyco and its subsidiaries and other affiliates, respectively, will terminate as of the distribution date.

Mutual Releases and Indemnification

Except as otherwise provided in the ADT Separation and Distribution Agreement, Tyco and ADT have agreed to release the other and its affiliates, successors and assigns, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the ADT Distribution. The ADT Separation and Distribution Agreement, however, will provide that neither party will be released from the following liabilities:

•

with respect to Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries), any liability assumed or retained by Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries) and, with respect to ADT or any of its subsidiaries, any liability of ADT assumed or retained by ADT or its subsidiaries;

•

any liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a party from, or on behalf of, another party prior to the effective time of the ADT Distribution;

•	any liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a party at the request or on behalf of another party;

•

any liability provided in, or resulting from, any other contract or understanding that is entered into after the effective time of the ADT Distribution between any party or any of its subsidiaries, on the one hand, and the other party or any of its subsidiaries, on the other hand;

•	any liability with respect to certain contingent liabilities of Tyco;

•	any liability with respect to certain continuing arrangements;

•	any liability with respect to insurance policies written by Tyco’s captive insurance subsidiary; and

•

any liability that the parties may have with respect to indemnification or contribution pursuant to the ADT Separation and Distribution Agreement or otherwise for claims brought against the parties by third persons.

Under the ADT Separation and Distribution Agreement, Tyco will agree to indemnify, defend and hold harmless ADT from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities retained or allegedly retained by Tyco, including, after the ADT Distribution, the failure of Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries) to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities and (b) any breach by Tyco of any provision of the ADT Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Under the ADT Separation and Distribution Agreement, ADT will agree to indemnify, defend and hold harmless Tyco and its subsidiaries (including Tyco Flow Control) from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities of Tyco’s residential and small business security business in the United States and Canada or alleged liabilities, including, after the ADT Distribution, the failure of ADT or any of its subsidiaries to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities and (b) any breach by ADT of any provision of the ADT Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

ADT Stock and Incentive Plan

The ADT Separation and Distribution Agreement will provide that, prior to the ADT spin-off, Tyco will cause ADT to adopt an equity compensation plan for the benefit of the employees of ADT, which will be in a form agreed to by the parties within 90 days following the date of the ADT Separation and Distribution Agreement.

Non-Solicitation and Non-Competition

Each of ADT and Tyco has agreed that for a period of two years from the ADT Distribution (other than for locations in which sales personnel of members of each of ADT’s and Tyco’s respective groups are collocated for which the non-compete period shall be extended until such collocation terminates), none of ADT, Tyco or members of their respective groups shall engage in certain competitive activities with respect to the other party’s respective businesses in the United States and Canada, subject to (i) certain customary exceptions and (ii) exceptions for certain activities currently being conducted by each of the ADT or Tyco businesses, as applicable. Generally, for the non-compete period (i) ADT is prohibited from manufacturing or selling products and providing installation, monitoring and maintenance services related to security, fire detection, fire suppression and life safety for commercial, industrial, retail, institutional and governmental customers (other than to residential or small business customers (“Small Business Customers”) owning or operating an enterprise where the secured space is 7,500 square feet or less) and (ii) Tyco is prohibited from providing monitoring and certain on-premise installation and maintenance security services to residential and Small Business Customers. Additionally, each of Tyco and ADT has agreed for a period of two years from the ADT Distribution not to solicit customers of the other party.

Employee Matters

The ADT Separation and Distribution Agreement will set forth the agreements between us and ADT as to certain employee compensation and benefit matters. In general, employees of ADT participate in various Tyco retirement, health and welfare and other employee benefit plans. After the ADT Distribution, it is anticipated that ADT’s employees will generally participate in similar plans and arrangements established and maintained by ADT. Except as to be expressly provided in the ADT Separation and Distribution Agreement, ADT employees will immediately cease active participation in Tyco benefit plans. The ADT Separation and Distribution Agreement will also specify that, for a period of two years after the ADT Distribution, ADT and Tyco will refrain from, either directly or indirectly, hiring employees or independent contractors of the other party without first obtaining the prior written consent of the senior human resources officer of the other party.

Conversion of Equity Awards

Options to purchase Tyco Options, restricted stock units with respect to Tyco RSUs and performance share units with respect to Tyco PSUs have been granted to various Tyco employees, including employees in Tyco’s residential and small business security business in the United States and Canada who will become officers and employees of ADT following the spin-off.

Under the terms of the stock and incentive plans under which the outstanding Tyco Equity Awards were issued, the Tyco Compensation Committee has the authority to make equitable adjustments to outstanding Tyco Equity Awards in the event of certain transactions, including the distribution of shares of ADT common stock in connection with the ADT spin-off. Accordingly, the Tyco Compensation Committee has authorized that various adjustments be made to outstanding Tyco Equity Awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Tyco Equity Awards following the ADT spin-off. These adjustments will be made in the same manner for all employees of Tyco who will become employees of ADT who hold Tyco Equity Awards, including ADT’s executive officers. Any options to purchase, or awards relating to, our common stock issued in connection with such adjustments will be our obligations.

ADT intends to file a registration statement with respect to shares of its common stock issuable upon exercise, or vesting, of the equity awards that it issues, prior to the ADT Distribution.

Exchange of Information

Tyco and ADT will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. Tyco and ADT will also agree to retain such information until the latest of (i) seven years following the distribution date or (ii) the date on which such records are no longer required to be retained pursuant to each party’s applicable records retention policy.

Conditions and Termination

Under the terms of the ADT Separation and Distribution Agreement, the consummation of the ADT Distribution is subject to the satisfaction (or waiver by Tyco) of the following conditions:

•	Tyco shall have obtained the approval of the ADT Distribution from its stockholders;

•	the SEC shall have declared effective ADT’s registration statement on Form 10, and no stop order suspending the effectiveness of the registration statement shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•

Tyco shall have received a private letter ruling from the IRS to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of a fractional share of ADT common stock and (ii) certain internal transactions will qualify for favorable treatment under the Code; and such letter ruling shall be in full force and effect at the time of the ADT Distribution;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the distribution of ADT’s common stock to Tyco shareholders to the effect that the ADT Distribution, including for cash received in lieu of a fractional share of ADT’s common stock, is not subject to Swiss withholding tax, shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution;

•

based on the closing price of the shares of ADT common stock trading on the last “when-issued” trading day prior to the ADT Distribution, the aggregate implied market capitalization of ADT shall not exceed CHF 17.5 billion; and

•

the ADT Separation and Distribution Agreement and each of the ancillary agreements contemplated by the ADT Separation and Distribution Agreement shall have been executed by each party thereto, and each of the internal transactions contemplated by such agreements to have been completed prior to the ADT Distribution shall have been completed.

In addition, we expect that prior to the ADT Distribution the following conditions will be either met or waived:

•	Tyco shall have received the opinion of McDermott Will & Emery LLP confirming the tax-free status of the ADT Distribution for U.S. federal income tax purposes;

•	Tyco shall have received the opinions of Duff & Phelps relating to the solvency of each of Tyco, ADT and Tyco Flow Control following completion of the Distributions; and

•

Tyco shall have received an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the Distributions and the ordinary cash dividend to Tyco shareholders proposed in Tyco’s proxy statement comply with Swiss law.

The ADT Separation and Distribution Agreement will provide that prior to the distribution date it may be terminated by the mutual consent of ADT and Tyco.

ADT Transition Services Agreements

We intend to enter into transition services agreements with ADT in connection with the transactions, including a master transition services agreement and an agreement governing the provision of services in Canada (collectively, the “ADT Transition Services Agreements”). Pursuant to these agreements, ADT and Tyco will provide to each other certain transition services from the period beginning on or prior to the distribution date and generally ending within two years after the commencement of such services, subject in certain cases to the right of the service recipient to extend the initial term or to terminate services early. The transition services to be provided under each of the agreements are intended to facilitate an orderly and efficient separation of the residential and small business security business of ADT from Tyco’s commercial security segment. The fees payable by a service recipient under the agreements are on an arm’s length basis and generally based on the cost of the service provided plus associated taxes, costs and expenses during the initial term, and a markup of 125% or 150% of cost for periods following the initial term (depending on the length of the time period beyond the initial term).

In addition, under the master transition services agreement, Tyco will acquire certain third-party products and supply them to ADT for installation at ADT customer sites. Tyco will also provide end to end supply chain management for ADT under the agreement, including warehouse and logistics services, for certain third party and Tyco products used by ADT in its operations. The logistics and supply services will be provided by Tyco under the agreement beginning on or prior to the ADT Distribution and ending within two years after the commencement of such services, subject in certain cases to extension of the initial term or early termination. The fees payable by ADT to Tyco for products supplied under this arrangement will be based on (i) the arm’s length purchase price of the products paid to the product manufacturer plus (ii) a mark-up approximately equal to Tyco’s cost of providing warehouse and logistics services for the products supplied to ADT. At the end of the agreement, ADT may be required to purchase from Tyco a portion of the remaining inventory of Tyco and third party product held by Tyco for supply to ADT.

Tyco Flow Control Transition Services Agreement

We intend to enter into a transition services agreement with Tyco Flow Control in connection with the Transactions (the “Tyco Flow Control Transition Services Agreement”). Pursuant to this agreement, Tyco Flow Control and Tyco will provide to each other certain transition services from the period beginning on or prior to the distribution date and generally ending within two years after the commencement of such services, subject in certain cases to the right of the service recipient to terminate services early. The transition services to be provided under the agreement are intended to facilitate an orderly and efficient separation of Tyco’s flow control business from Tyco’s remaining businesses. The fees payable by a service recipient under the agreement are on an arm’s length basis and generally based on the cost of the service provided plus associated taxes, costs and expenses.

2012 Tax Sharing Agreement

Prior to the Distribution, Tyco intends to enter into the 2012 Tax Sharing Agreement with Tyco Flow Control and ADT that will govern the respective rights, responsibilities and obligations of Tyco, ADT and Tyco Flow Control after the spin-offs with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns. Because certain of Tyco Flow Control’s and ADT’s subsidiaries are members of one of Tyco’s U.S. consolidated groups, they have (and will continue to have following the spin-off) several liability with Tyco to the IRS for the consolidated U.S. federal income taxes of such consolidated group relating to the taxable periods in which its subsidiaries were part of such consolidated group. We expect that the 2012 Tax Sharing Agreement will provide that Tyco Flow Control, Tyco and ADT will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to Tyco Flow Control’s, Tyco’s and ADT’s U.S. income tax returns, and (ii) payments required to be made by Tyco with respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. Tyco Flow Control and ADT will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities. Tyco Flow Control, ADT and Tyco will share 20%, 27.5% and 52.5%, respectively, of Shared Tax Liabilities above $725 million.

In the event the Distributions or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distributions by us, ADT or Tyco Flow Control, the party responsible for such failure would be responsible for all taxes imposed on us, ADT or Tyco Flow Control as a result thereof. Taxes resulting from the determination that the Distributions or any internal transactions that were intended to be tax-free, are taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distributions by us, ADT or Tyco Flow Control, then we, ADT and Tyco Flow Control would be responsible for any Distribution Taxes imposed on us, ADT or Tyco Flow Control as a result of such determination in the same manner and in the same proportions as we share Shared Tax Liabilities. ADT will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Brink’s Home Security Holdings, Inc. (“BHS”) in May 2010, including any liability of BHS under the tax sharing agreement between BHS and The Brink’s Company dated October 31, 2008 (collectively, the “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes and Broadview Tax Liabilities will generally be shared 20% by Tyco Flow Control, 27.5% by ADT and 52.5% by Tyco. We, ADT and Tyco Flow Control are responsible for all of our own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the Distribution Taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Tyco Flow Control’s and ADT’s tax liabilities.

Each of Tyco Flow Control, Tyco and ADT will agree to indemnify the other two parties against any amounts paid by such other parties pursuant to the 2012 Tax Sharing Agreement and with respect to which such paying parties are not responsible pursuant to the 2012 Tax Sharing Agreement. Though valid as between the parties, the 2012 Tax Sharing Agreement will not be binding on the IRS.

Under the 2012 Tax Sharing Agreement, there will be restrictions on our ability to take actions that could cause the Distributions or certain internal transactions undertaken in anticipation of the Distributions to fail to qualify for favorable treatment under the Code, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares (when combined with any other changes in ownership of our shares), a redemption of equity securities, a sale or other disposition of more than 35% of our assets or engaging in certain internal transactions. These restrictions will apply for the two-year period after the Distributions, unless, for certain transactions, we obtain the consent of Tyco Flow Control and ADT or we obtain a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Distributions or the internal transactions undertaken in anticipation of the Distributions to fail to qualify for favorable treatment under the Code, and such letter ruling or opinion, as the case may be, is acceptable to Tyco Flow Control and ADT. Moreover, the 2012 Tax Sharing Agreement will also provide that we are responsible for any taxes imposed on Tyco Flow Control, ADT or any of their affiliates as a result of the failure of the Distributions or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain post-Distributions actions taken by or in respect of us, any of our affiliates or our shareholders, regardless of whether the actions occur more than two years after the Distribution, Tyco Flow Control and ADT consent to such actions or we obtain a favorable letter ruling or opinion of tax counsel as described above. For example, we would be responsible for a third party’s acquisition of us at a time and in a manner that would cause such failure. These restrictions may prevent us from entering into transactions which might be advantageous to us or our shareholders.

Tyco Flow Control Transitional Trademark License Agreements

GRINNELL Trademarks

Prior to the spin-off, Tyco Flow Control will enter into a Transitional Trademark License Agreement (“Grinnell TTLA”) with Grinnell, LLC, an indirect wholly-owned subsidiary of Tyco (“Grinnell”). The license will allow Tyco Flow Control to use certain trademarks, including GRINNELL FLOW CONTROL, GRINNELLONLINE.COM and a stylized version of the Grinnell mark (the “Grinnell TTLA Licensed Marks”) effective at the time of the Distribution and for a period of 5 years thereafter, subject to certain termination provisions. Grinnell will grant to Tyco Flow Control a fully paid-up, worldwide license to use the Grinnell TTLA Licensed Marks for specified activities related to the existing operations of Tyco’s flow control business.

Tyco Flow Control may not assign the Grinnell TTLA without the prior written consent of Grinnell in its sole discretion, and such consent shall be required in connection with a merger, change of control, reorganization, assumption in bankruptcy or equity or asset sale.

TYCO Trademarks

Prior to the spin-off, Tyco Flow Control will enter into a Transitional Trademark License Agreement (“Tyco TTLA”) with Tyco International Services Holding GmbH, an indirect wholly-owned subsidiary of Tyco (“Tyco Services”). The license will allow Tyco Flow Control to use certain trademarks that contain the Tyco name and were used in Tyco’s flow control business on or prior to the Distribution, including TYCO THERMAL CONTROLS and TYCO FLOW CONTROL (the “Tyco TTLA Licensed Marks”) effective at the time of the Distribution and for a period of 2 years, thereafter, subject to certain termination provisions. Tyco Services will grant to Tyco Flow Control a fully paid-up, worldwide license to use the Tyco TTLA Licensed Marks for specified industrial flow control products and services, including the design, manufacture and servicing of engineered valves, actuation and controls, electric heat management solutions and water transmission and distribution products and services sold or provided by Tyco’s flow control business’ existing operations.

Tyco Flow Control may not assign the Tyco TTLA without the prior written consent of Tyco Services in its sole discretion, and such consent shall be required in connection with a merger, change of control, reorganization, assumption in bankruptcy or equity or asset sale.

Non-Income Tax Sharing Agreement

We intend to enter into a tax sharing agreement with ADT that will govern the respective rights, responsibilities and obligations of ADT and us after the Distributions with respect to tax returns, tax liabilities, tax attributes, tax contests and other tax matters regarding non-income taxes related to specified legal entities (the

“Non-Income Tax Sharing Agreement”). We expect that the Non-Income Tax Sharing Agreement will provide that ADT and Tyco will share certain non-income tax liabilities that arise for the period prior to the ADT Distribution from adjustments made by tax authorities to the non-income tax returns of the specified legal entities. Tyco will be responsible for amounts equal to accrued liabilities for non-income tax contingencies with respect to the specified entities that will be members of the Tyco group after the ADT Distribution, and ADT will be responsible for amounts equal to accrued liabilities for non-income tax contingencies with respect to the specified entities that will be members of the ADT group after the ADT Distribution. In each case, payments required to be made in excess of such accrued liabilities will be shared by Tyco (40%) and ADT (60%). ADT will have sole responsibility of any non-income tax liability assessed against the entities acquired in the acquisition of BHS.

ADT and Tyco will agree to indemnify each other against any amounts paid by the other party for which such paying party is not responsible pursuant to the Non-Income Tax Sharing Agreement. Although valid as between the parties, the Non-Income Tax Sharing Agreement will not be binding on any taxing authority.

Patent Agreement

We intend to enter into a Patent Agreement with ADT in connection with the ADT spin-off under which Tyco will provide ADT with a covenant not to sue under Tyco’s pre-spin-off patent portfolio (excluding patents from Tyco’s Visonic and Proximex businesses) for ADT’s continued use of pre-spin-off products (and certain modifications thereof) from the same pre-spin-off suppliers. There is no covenant for any pre-spin-off product if ADT changes the supplier of that product, no covenant for any new products, and no covenant for any product that may be covered by a Visonic or Proximex patent. The covenant extends to ADT’s affiliates, dealers, partners, vendors, customers and others in the supply chain to the extent their activities relate to the operation of ADT’s businesses.

This covenant is not intended to modify the parties’ obligations under the non-competition agreement described above under the ADT Separation and Distribution Agreement.

Neither ADT nor Tyco may assign the Patent Agreement without the prior written consent of the other party in its sole discretion, except that either party shall assign the Patent Agreement to any acquirer of the patents governed by the Patent Agreement, such that the Patent Agreement cannot be separated from the patents covered thereby.

The Patent Agreement is expected to take effect on the date of the ADT Distribution, and remain in effect until the last patent covered thereby falls into the public domain.

Trademark Ownership Agreement

Prior to the ADT Distribution, we intend to enter into a Trademark Ownership Agreement with ADT that will govern each party’s use of certain trademarks, including the ADT trademark and logo (the “ADT Brand”). In addition, we will transfer to ADT all of our rights in the ADT Brand in North America (specifically, Canada, Puerto Rico and the United States) and we will retain rights to the ADT Brand elsewhere in the world. Each of ADT and Tyco will agree that they and their affiliates will not register or use (subject to a “phase out” transitional license to Tyco in North America) the ADT Brand for any goods or services in the other party’s territory. The parties are not restricted from competing with each other under other brands. Under the Trademark Ownership Agreement, we will exclusively own the PULSE trademark.

The Trademark Ownership Agreement will allocate the ownership of, and the parties’ rights and obligations with respect to, the ADT Brand online. In general, each party will have the right to register domain names containing the ADT Brand in domain names ending in country codes in its respective territory. The Trademark Ownership Agreement will contain provisions for allocating ownership, rights and obligations in other domains. The agreement will also contain provisions regarding the redirection of Internet traffic to the appropriate website of each party.

The Trademark Ownership Agreement will contain other provisions, including quality control provisions, compliance with applicable laws, and security, system and data protection measures. The Trademark Ownership Agreement is expected to take effect on the date of the ADT Distribution, and remain in effect in perpetuity.

Neither ADT nor Tyco may assign the Trademark Ownership Agreement without the consent of the other party, except under certain circumstances to an affiliate, or in connection with a merger, change of control, reorganization or equity or asset sale relating to the business to which the agreement relates, and in each case the assignee must assume in writing all of the assigning party’s obligations under the agreement.

Monitoring Agreements

We intend to enter into monitoring services agreements in the United States and Canada (collectively, the “Monitoring Agreements”), pursuant to which we and ADT will each provide alarm receiving and notification and associated services for certain of each other’s customers in the United States and Canada. The Monitoring Agreements will begin on or prior to the distribution date and generally end by September 30, 2014, subject in certain cases to the right of the service recipient to extend the initial term or to terminate services early. The provision of monitoring services for each other’s customers is intended to facilitate an orderly and efficient separation of alarm monitoring activity between ADT’s alarm receiving centers and Tyco’s alarm receiving centers. The fees payable by a service recipient under the Monitoring Agreements are generally based on the cost of providing the service plus associated taxes, costs and expenses during the initial term, and a markup of 25% or 50% of cost for periods following the initial term (depending on the length of the time period beyond the initial term).

Guard Service Agreements

We expect to enter into guard services agreements in the United States and Canada (collectively, the “Guard Services Agreements”), pursuant to which ADT will provide alarm response and patrol services for Tyco’s customers in certain parts of the United States and Tyco will provide such services for ADT’s customers in certain parts of Canada. All terms and conditions under the Guard Services Agreements, including fees, are expected to be arms’ length.

The initial term of each Guard Services Agreement is expected to be for one year following the ADT Distribution, subject to renewal at the option of both parties.

Master Supply Agreement

We intend to enter into a Master Supply Agreement with ADT that will provide for the supply of Tyco products to ADT for installation at ADT customer sites. The initial term of the agreement will be for one year following the ADT Distribution. All terms and conditions under the agreement, including product pricing, are expected to be arms’ length.

Sublease Agreements

At the locations where ADT and Tyco are physically co-located the parties will enter into subleases (or at owned sites, leases) to end the sooner of the expiration of the master lease, mutual agreement, or September 30, 2014. Rent (including pass though of operating expenses and asset depreciation) is allocated based on the percentage of the premises the subtenant occupies. The sublandlord will own all furniture, fixtures and equipment as well as any asset retirement obligation. Master lease terms, where applicable, are incorporated. The parties agree to indemnify the other for their own negligence. The sublandlords, where feasible and permitted under the master lease, may physically demise the sublease premises, but otherwise where not physically separated the parties agree to cooperate and abide by security protocols as may be established.

Consulting Agreement

Upon separation, ADT expects to enter into an agreement with Mr. Edward Breen, Tyco’s current chairman and chief executive, pursuant to which Mr. Breen will agree to provide consulting and advisory services to ADT on strategic and general corporate matters within Mr. Breen’s areas of expertise and prior experience, including but not limited to:

•	Reviewing and providing constructive feedback on ADT’s strategic plans;

•	Advising on business development, marketing and sales channels alternatives and other matters to enhance the growth of ADT;

•	Advising on strategic partnerships and alliances;

•	Consulting on service and brand extension concepts under consideration by ADT;

•	Providing advice and guidance to the CEO; and

•	Providing advice on such other strategic matters regarding ADT’s current or prospective business as mutually agreed between Mr. Breen and the CEO.

The initial term of the agreement is one year, which the parties can extend for an additional one year period upon mutual consent. During the term of the agreement, Mr. Breen will be paid $80,000 per year, plus reimbursement for all reasonable and necessary expenses incurred in providing his services under the agreement, and will agree to certain confidentiality and non-competition provisions.

GOVERNANCE OF TYCO

Our Corporate Governance Principles

Our corporate governance principles are embodied in a formal document that has been approved by Tyco’s Board of Directors (the “Board”). It is posted on our website at www.tyco.com under the heading “Corporate Responsibility—Governance.” We will also provide a copy of the corporate governance principles to shareholders upon request.

Vision and Values of Our Board

Tyco’s Board is responsible for directing and overseeing the management of Tyco’s business in the best interests of the shareholders and consistent with good corporate citizenship. In carrying out its responsibilities, the Board selects and monitors top management, provides oversight for financial reporting and legal compliance, determines Tyco’s governance principles and implements its governance policies. The Board, together with management, is responsible for establishing Tyco’s values and code of conduct and for setting strategic direction and priorities.

While Tyco’s strategy evolves in response to changing market conditions, Tyco’s vision and values are enduring. Our governance principles, along with our vision and values, constitute the foundation upon which Tyco’s governance policies are built. Our vision, values and principles are discussed below.

Tyco believes that good governance requires not only an effective set of specific practices but also a culture of responsibility throughout the firm, and governance at Tyco is intended to optimize both. Tyco also believes that good governance ultimately depends on the quality of its leadership, and it is committed to recruiting and retaining Directors and officers of proven leadership ability and personal integrity.

Tyco Vision: Why We Exist and the Essence of Our Business

To be our customers’ first choice in every market we serve by exceeding commitments, providing new technology solutions, leveraging our diverse brands, driving operational excellence, and committing to the highest standards of business practices—all of which will drive Tyco’s long-term growth, value, and success.

Tyco Values: How We Seek to Conduct Ourselves

Integrity: We demand of each other and ourselves the highest standards of individual and corporate integrity. We safeguard Company assets. We foster an environment of trust with our co-workers, customers, communities and suppliers. We comply with all Company policies and laws, and create an environment of transparency in which all reporting requirements are met.

Excellence: We continually challenge each other to improve our products, our processes and ourselves. We strive always to understand our customers’ businesses and help them achieve their goals. We serve our customers not only by responding to their needs, but also anticipating them. We are dedicated to diversity, fair treatment, mutual respect and trust. We aspire to produce our products and serve our customers with zero harm to people and the environment.

Teamwork: We foster an environment that encourages innovation, creativity and results through teamwork. We practice leadership that teaches, inspires and promotes full participation and career development. We encourage open and effective communication and interaction across Tyco, and actively work together to keep each other safe.

Accountability: We honor and hold ourselves accountable for the commitments we make, and take personal responsibility for all actions and results. We create an operating discipline of continuous improvement that is an integral part of our culture.

Tyco Goals: What We Seek to Achieve

Governance: Adhere to the best standards of corporate governance for Tyco by establishing processes and practices that promote and ensure integrity, compliance and accountability.

Customers: Fully understand and exceed our customers’ needs, wants and preferences and provide greater value to our customers than our competition.

Growth: Focus on strategies to achieve organic growth targets and deploy cash for growth and value creation.

Culture: Build on Tyco’s reputation and image internally and externally while driving initiatives to ensure Tyco remains an employer of choice.

Operational Excellence: Implement best-in-class operating practices and leverage Tyco-wide opportunities and best practices.

Financial Strength & Flexibility: Ensure that financial measures and shareholder return objectives are met.

Board of Directors

Mission of the Board of Directors: What the Board Intends to Accomplish

The mission of Tyco’s Board is to promote the long-term value and health of Tyco in the interests of the shareholders and set an ethical “tone at the top.” To this end, the Board provides management with strategic guidance, and also ensures that management adopts and implements procedures designed to promote both legal compliance and the highest standards of honesty, integrity and ethics throughout the organization.

Governance Principles: How the Board Oversees Tyco

Active Board: The Directors are well informed about Tyco and vigorous in their oversight of management.

Company Leadership: The Directors, together with senior management, set Tyco’s strategic direction, review financial objectives, and establish the ethical tone for the management and leadership of Tyco.

Compliance with Laws and Ethics: The Directors ensure that procedures and practices are in place designed to prevent and identify illegal or unethical conduct and to permit appropriate and timely redress should such conduct occur.

Inform and Listen to Investors and Regulators: The Directors take steps to see that management discloses appropriate information fairly, fully, timely and accurately to investors and regulators, and that Tyco maintains a two-way communication channel with its investors and regulators.

Continuous Improvement: The Directors remain abreast of new developments in corporate governance and they implement new procedures and practices as they deem appropriate.

Mission of the Board of Directors: What the Board Intends to Accomplish

The Board is responsible for:

•	reviewing and approving management’s strategic and business plans;

•	reviewing and approving financial plans, objectives and actions, including significant capital allocations and expenditures;

•	monitoring management’s execution of corporate plans and objectives;

•	advising management on significant decisions and reviewing and approving major transactions;

•	identifying and recommending Director candidates for election by shareholders;

•	appraising Tyco’s major risks and overseeing that appropriate risk management and control procedures are in place;

•

selecting, monitoring, evaluating, compensating and, if necessary, replacing the Chief Executive Officer and other senior executives, and seeing that organizational development and succession plans are maintained for these executive positions;

•	determining the Chief Executive Officer’s compensation, and approving the compensation of senior officers;

•	overseeing that procedures are in place designed to promote compliance with laws and regulations;

•	overseeing that procedures are in place designed to promote integrity and candor in the audit of Tyco’s financial statements and operations, and in all financial reporting and disclosure;

•	designing and assessing the effectiveness of its own governance practices and procedures as well as Board and committee performance; and

•	periodically monitoring and reviewing shareholder communication.

Board Leadership

The business of Tyco is managed under the direction of Tyco’s Board, in the interest of the shareholders. The Board delegates its authority to senior management for managing the everyday affairs of Tyco. The Board requires that senior management review major actions and initiatives with the Board prior to implementation.

The Board believes that it has historically been in the best interest of Tyco for the positions of Chairman and Chief Executive Officer to be combined and held by the same person, Mr. Breen. Having Mr. Breen act as both Chairman and Chief Executive Officer has benefitted Tyco in significant ways, in particular by facilitating efficient and effective board deliberations. Mr. Breen has been in a unique position to blend the perspective of both the Board and management and ensure that the appropriate matters are presented to the Board. Mr. Breen’s long tenure with Tyco and his deep knowledge of Tyco’s day-to-day operations and the principal issues and risks facing Tyco have enabled him to focus the Board’s deliberations on those matters that are most critical to Tyco.

Under Mr. Breen’s leadership, the Board approved the spin-offs on September 19, 2011. In carefully evaluating the opportunities for these businesses and for Tyco as a whole, the Board concluded that creating three independent, public companies is the next logical step for Tyco and is in the best interest of shareholders. All three companies are expected to have industry-leading positions in large and fragmented industries and enhanced capabilities to serve their distinct customers. They are also expected to have greater flexibility to pursue their own focused strategies for growth—both organic and through acquisitions—than they would under the current corporate structure. The spin-offs are subject to a number of conditions, including the approval of shareholders as described elsewhere in this proxy statement.

Upon completion of the spin-offs, Mr. Breen is expected to remain as non-executive chairman of the Board, George Oliver is expected to serve as Chief Executive Officer and Mr. Brian Duperreault is expected to serve as lead Director. The Board believes that separating the positions of Chairman and Chief Executive Officer upon completion of the spin-offs is most appropriate for Tyco going forward. To meet their responsibilities of overseeing management and setting strategic direction, as well as fostering the long-term value of the Company, among other responsibilities, directors are required to spend time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, the Board believes that having a separate non-executive Chairman who is responsible, along with the lead Director, for leading the Board will allow Mr. Oliver, as Chief Executive Officer, to focus his time and energy on running the day-to-day operations of the Company following completion of the spin-offs, while providing the Board with a degree of continuity of leadership. Further, Mr. Breen and Mr. Oliver have an open and constructive working relationship that the Board believes will allow Mr. Breen to continue to provide wise counsel and ask the tough questions capable of ensuring that the interests of shareholders are being properly served.

In connection with the spin-offs, Tyco will continue to have a strong governance structure, with certain modifications as follows:

•

Tyco will continue to have a designated lead independent Director with a well-defined role (Mr. Brian Duperreault, who has been a member of Tyco’s Nominating and Governance Committee for the past five years);

•	the Board will continue to be entirely composed of independent members, with the exception of Mr. Breen and Mr. Oliver;

•	Directors will continue to be elected annually by a majority of votes represented at the annual general meeting of shareholders;

•	committees will continue to be entirely composed of independent Directors; and

•	Tyco’s established governance and ethics guidelines will continue unchanged.

The lead Director acts as an intermediary between the Board and senior management. Among other things, the lead director is responsible, along with the Chairman, for setting the agenda for Board meetings with Board and management input, facilitating communication among Directors and between the Board and the Chief Executive Officer, and working with the Chief Executive Officer to provide an appropriate information flow to the Board. The lead Director is responsible for calling and chairing executive sessions of the independent Directors. The lead director and the Chairman are expected to foster a cohesive board that cooperates with the Chief Executive Officer towards the ultimate goal of creating shareholder value.

Board Oversight of Risk

The Board’s role in risk oversight at Tyco is consistent with Tyco’s leadership structure, with management having day-to-day responsibility for assessing and managing Tyco’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing Tyco. The Board performs its risk oversight role in several ways. Board meetings regularly include strategic overviews by the Chief Executive Officer of Tyco that describe the most significant issues, including risks, affecting Tyco. In addition, the Board is regularly provided with business updates from the President of each of Tyco’s reporting segments, and updates from the General Counsel. The Board reviews the risks associated with Tyco’s financial forecasts, business plan and operations. These risks are identified and managed in connection with Tyco’s robust enterprise risk management (“ERM”) process. The Company’s ERM process provides the enterprise with a common framework and terminology to ensure consistency in identification, reporting and management of key risks. The Company’s ERM includes a formal process to identify and document the key risks to Tyco perceived by a variety of stakeholders in the enterprise, and is presented to the Board at least annually. In addition, as part of the ERM process, members of the Board perform site visits to Company operational sites. The lead Director and management determine the appropriate operational site and the timing of the enterprise risk assessment meeting.

The Board has delegated to each of its committees responsibility for the oversight of specific risks that fall within the committee’s areas of responsibility. For example:

•	the Audit Committee reviews and discusses with management Tyco’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	the Compensation and Human Resources Committee reviews and discusses with management the extent to which Tyco’s compensation policies and practices create or decrease risks for Tyco; and

•

the Nominating & Governance Committee reviews and discusses with management the implementation and effectiveness of Tyco’s corporate governance policies, oversees the ERM process and is deeply involved in key management succession planning.

Board Capabilities

The Tyco Board as a whole is strong in its diversity, vision, strategy and business judgment. It possesses a robust collective knowledge of management and leadership, business operations, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets.

The culture of the Board is such that it can operate swiftly and effectively in making key decisions and facing major challenges. Board meetings are conducted in an environment of trust, open dialogue and mutual respect that encourages constructive commentary. The Board strives to be informed, proactive and vigilant in its oversight of Tyco and protection of shareholder assets.

Board Committees

To conduct its business the Board maintains three standing committees: Audit, Compensation and Human Resources (the “Compensation Committee”), and Nominating and Governance, and they are each entirely composed of independent Directors. Assignments to, and chairs of, the Audit and Compensation Committees are recommended by the Nominating and Governance Committee and selected by the Board. The independent Directors as a group elect the members and the chair of the Nominating and Governance committee. All committees report on their activities to the Board.

The lead Director may convene “special committees” to review material matters being considered by the Board. Special committees report their activities to the Board.

To ensure effective discussion and decision making while at the same time having a sufficient number of independent Directors for its three committees, the Board is normally constituted of between ten and thirteen Directors. The number of Directors is set forth in Tyco’s Articles of Association.

The Nominating and Governance Committee reviews the Board’s governance guidelines annually and recommends appropriate changes to the Board.

Board Meetings

The Board meets at least five times annually, and additional meetings may be called in accordance with Tyco’s articles of association and organizational regulations. Frequent board meetings are critical not only for timely decisions but also for Directors to be well informed about Tyco’s operations and issues. One of these meetings will be scheduled in conjunction with Tyco’s annual general meeting of shareholders and Board members are required to be in attendance at the annual general meeting of shareholders either in person or by telephone. The lead Director and the Chairman of the Board, in consultation with the Chief Executive Officer, are responsible for setting meeting agendas with input from the other Directors.

Committee meetings are normally held in conjunction with Board meetings. Major committee decisions are reviewed and approved by the Board. The Board chair and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Presentations at Board meetings are concise and focused, and they include adequate time for discussion and decision-making. An executive session of independent Directors, chaired by the lead Director, is held at each formal meeting of the Board.

Directors receive the agenda and materials for regularly scheduled meetings in advance. Best efforts are made to make materials available as soon as one week in advance, but no later than three days in advance. When practical, the same applies to special meetings of the Board. Directors may ask for additional information from, or meetings with, senior managers at any time.

Strategic planning and succession planning sessions are held annually at a regular Board meeting. The succession planning meeting focuses on the development and succession of not only the chief executive but also the other senior executives.

The Board’s intent is for Directors to attend all regularly scheduled Board and committee meetings. Directors are expected to use their best efforts to attend regularly scheduled Board and committee meetings in person. All independent Board members are welcome to attend any committee meeting.

Board and Committee Calendars

A calendar of regular agenda items for the regularly scheduled Board meetings and all regularly scheduled committee meetings is prepared annually by the Chairman of the Board in consultation with the lead Director, committee chairs, and all interested Directors.

Board Communication

Management speaks on behalf of Tyco, and the Board normally communicates through management with outside parties, including Tyco shareholders, business journalists, analysts, rating agencies and government regulators. The Board has established a process for interested parties to communicate with members of the Board, including the lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can reach the Tyco Board of Directors via email at directors@tyco.com. Shareholders, customers, vendors, suppliers and employees can also raise concerns at https://www.vitaltycoconcerns.com. Inquiries can be submitted anonymously and confidentially.

All inquiries are received and reviewed by the Corporate Ombudsman, who has a direct reporting relationship to the Audit Committee chair. A report summarizing all items received resulting in cases is prepared for the Board. The Corporate Ombudsman directs cases to the applicable department (such as customer service, human resources or in the case of accounting or control issues, forensic audit) and follows up with the assigned case owner to ensure that the cases are responded to in a timely manner. The Board also reviews non-trivial shareholder communications received by management through the Corporate Secretary’s Office or Investor Relations.

Board Advisors

The Board and its committees (consistent with the provisions of their respective charters) may retain their own advisors, at the expense of Tyco, as they deem necessary in order to carry out their responsibilities.

Board Evaluation

The Nominating and Governance Committee coordinates an annual evaluation process by the Directors of the Board’s performance and procedures, as well as that of each committee. This evaluation leads to a full Board discussion of the results. In connection with the evaluation process:

•	the lead Director informally consults with each of the Directors;

•	the qualifications and performance of all Board members are reviewed in connection with their re-nomination to the Board; and

•

the Nominating and Governance Committee, the Audit Committee and the Compensation Committee each conduct an annual self-evaluation of their performance and procedures, including the adequacy of their charters, and report those results to the Board.

Board Compensation and Stock Ownership

The Compensation Committee, in collaboration with the Nominating and Governance Committee, periodically reviews the Directors’ compensation and recommends changes in the level and mix of compensation to the full Board. See the Compensation Discussion and Analysis for a detailed discussion of the Compensation Committee’s role in determining executive compensation.

To help align Board and shareholder interests, Directors are encouraged to own Tyco common stock or its equivalent. During fiscal year 2011, the Board approved an increase in the ownership multiple from three times their annual cash retainer to five times the retainer. Directors are expected to attain these minimum stock ownership guideline within five years of joining the Board. Once a Director satisfies the minimum stock ownership recommendation, the Director will remain qualified, regardless of market fluctuations, under the guidelines as long as the Director does not sell any stock. A majority of the Directors’ annual compensation is provided as equity, and all but two of our current Directors hold the minimum amount of five times the annual retainer. Both Mr. Daniels and Mr. Paliwal recently joined the Board and each of them is expected to reach the minimum stock ownership level within the recommended time period. Mr. Breen receives no additional compensation for service as a Director.

Director Independence

To maintain its objective oversight of management, the Board consists of a substantial majority of independent Directors. Directors meet stringent definitions of independence and for those Directors that meet this definition, the Board will make an affirmative determination that a Director is independent. Independent Directors:

•	are not former officers or employees of Tyco or its subsidiaries or affiliates, nor have they served in that capacity within the last five years;

•	have no current or prior material relationships with Tyco aside from their Directorship that could affect their judgment;

•	have not worked for, nor have any immediate family members that have worked for, been retained by, or received anything of substantial value from Tyco aside from his or her compensation as a Director;

•	have no immediate family member who is an officer of Tyco or its subsidiaries or who has any current or past material relationship with Tyco;

•

do not work for, nor does any immediate family member work for, consult with, or otherwise provide services to, another publicly traded company on whose Board of Directors the Tyco Chief Executive Officer or other member of senior management serves;

•

do not serve as, nor does any immediate family member serve as, an executive officer of any entity with respect to which Tyco’s annual sales to, or purchases from, exceed 1% of either entity’s annual revenues for the prior fiscal year;

•

do not serve, nor does any immediate family member serve, on either the Board of Directors or the compensation committee of any corporation that employs either a nominee for Director or a member of the immediate family of any nominee for Director; and

•

do not serve, nor does any immediate family member serve, as a director, trustee, executive officer or similar position of a charitable or non-profit organization with respect to which Tyco or its subsidiaries made charitable contributions or payments in excess of 1% of such organization’s charitable receipts in the last fiscal year. In addition, a Director is not independent if he or she serves as a director, trustee, executive officer or similar position of a charitable organization if Tyco made payments to such charitable organization in an amount that exceeds 1% of Tyco’s total annual charitable contributions made during the last fiscal year.

Director Service

Directors are elected by an affirmative vote of an absolute majority of the votes represented (in person or by proxy) by shareholders at the annual general meeting of shareholders. They serve for one-year terms (except in instances where a director is elected during a special meeting, such as with respect to the director nominees in this proxy statement), ending on the next succeeding annual general meeting. Each Director must tender his or her resignation from the Board at the annual general meeting of shareholders following his or her 72nd birthday. The Board may, in its discretion, waive this limit in special circumstances, as it has done for Mr. Krol and Dr. Stavropoulos, whom the Nominating and Governance Committee has nominated to serve additional terms in light of their extensive business experience and knowledge. Any nominee for Director who does not receive a majority of votes represented from the shareholders is not elected to the Board.

The Nominating and Governance Committee is responsible for the review of all Directors, and where necessary will take action to recommend to shareholders the removal of a Director for performance, which requires the affirmative vote of a majority of the votes present (in person or by proxy) at a duly called shareholder meeting.

Directors are expected to inform the Nominating and Governance Committee of any significant change in their employment or professional responsibilities and are required to offer their resignation to the Board in the event of such a change. This allows for discussion with the Nominating and Governance Committee to determine if it is in the mutual interest of both parties for the Director to continue on the Board.

The guideline is for committee chairs and the lead Director to:

•	serve in their respective roles five years, and

•	to rotate at the time of the annual general meeting of shareholders following the completion of their fifth year of service.

The Board may choose to override these guiding principles in special circumstances or if it otherwise believes it is appropriate to do so.

Director Orientation and Education

A formal orientation program is provided to new Directors by the Corporate Secretary on Tyco’s mission, values, governance, compliance and business operations. In addition, a program of continuing education is annually provided to incumbent Directors, and it includes review of Tyco’s Guide to Ethical Conduct. Directors are also encouraged to take advantage of outside continuing education relating to their duties as a Director and to subscribe to appropriate publications at Tyco’s expense.

Other Directorships, Conflicts and Related Party Transactions

In order to provide sufficient time for informed participation in their board responsibilities:

•	non-executive Directors who are employed as chief executive officer of a publicly traded company are required to limit their external directorships of other public companies to two;

•	non-executive Directors who are otherwise fully employed are required to limit their external directorships of other public companies to three; and

•	non-executive Directors who are not fully employed are required to limit their external directorships of other public companies to five.

The Board may, in its discretion, waive these limits in special circumstances. When a Director, the Chief Executive Officer or other senior managers intend to serve on another board, the Nominating and Governance

Committee is required to be notified. The Committee reviews the possibility of conflicts of interest or time constraints and must approve the officer’s or Director’s appointment to the outside board. Each Director is required to notify the chair of the Nominating and Governance Committee of any conflicts. The Chief Executive Officer may serve on no more than two other public company boards.

The company has a formal, written procedure intended to ensure compliance with the related party provisions in our Guide to Ethical Conduct and with our corporate governance principles. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Transactions exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a Director’s independence, must be approved by our Nominating and Corporate Governance Committee. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Guide to Ethical Conduct, must be approved by a majority of disinterested directors, following appropriate disclosure of all material aspects of the transaction.

Under the rules of the Securities and Exchange Commission, public issuers such as Tyco must disclose certain “related person transactions.” These are transactions in which Tyco is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our common shares has a direct or indirect material interest. Although Tyco engaged in commercial transactions in the normal course of business with companies where Tyco’s Directors were employed and served as officers, none of these transaction exceeded 1% of Tyco’s gross revenues and these transactions are not considered to be related party transactions.

Guide to Ethical Conduct

We have adopted the Tyco Guide to Ethical Conduct, which applies to all employees, officers, and Directors of Tyco. The Guide to Ethical Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as all other employees. The Guide to Ethical Conduct also meets the requirements of a code of business, conduct and ethics under the listing standards of the NYSE. The Guide to Ethical Conduct is posted on our website at www.tyco.com under the heading “Corporate Citizenship—Governance.” We will also provide a copy of the Guide to Ethical Conduct to shareholders upon request. We disclose any amendments to the Guide to Ethical Conduct, as well as any waivers for executive officers or Directors on our website at www.tyco.com under the heading “Corporate Citizenship—Governance.”

Charitable Contributions

The Board understands that its members, or their immediate family members, serve as directors, trustees, executives, advisors and in other capacities with a host of other organizations. If Tyco directs a charitable donation to an organization in which a Tyco Director, or their immediate family member, serves as a director, trustee, executive, advisor, or in other capacities with the organization, the Board must approve the donation. Any such donation approved by the Board will be limited to an amount that is less than 1% of that organization’s annual charitable receipts, and less than 1% of Tyco’s total annual charitable contributions.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal year 2011 for non-employee directors consisted of an annual cash retainer and restricted stock units (“RSUs”) with one year vesting terms and a value at grant of approximately $120,000. In fiscal year 2011 the cash retainer for non-employee Directors was increased to $100,000. The lead Director’s fee was increased to $30,000 in fiscal year 2011 and the fee paid to the Chair of the Compensation Committee increased to $20,000. The Chairs of the Nominating and Governance Committee and Audit Committee received an additional fee of $15,000 and $20,000, respectively, in fiscal year 2011. In addition, any member of a special committee of the Board receives meeting fees in an amount of $1,500 per day for each special committee meeting that he or she attends. No such fees were paid in fiscal year 2011. A Director who is also an employee receives no additional remuneration for services as a Director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mr. Michael E. Daniels	$90,879	$120,043	$10,000	$220,922
Mr. Timothy Donahue	$90,879	$120,043	$—	$210,922
Mr. Brian Duperreault	$90,879	$120,043	$10,000	$220,922
Mr. Bruce S. Gordon (L)(NC)	$131,319	$120,043	$10,000	$261,362
Mr. Rajiv L. Gupta (CC)	$108,599	$120,043	$479	$229,121
Mr. John A. Krol	$90,879	$120,043	$9,806	$220,728
Dr. Brendan R. O’Neill (AC)	$110,879	$120,043	$—	$230,922
Mr. Dinesh Paliwal	$54,615	$120,043	$21,950	$196,608
Dr. William S. Stavropoulos	$90,879	$120,043	$10,000	$220,922
Ms. Sandra S. Wijnberg	$90,879	$120,043	$5,195	$216,117
Mr. R. David Yost	$90,879	$120,043	$20,000	$230,922
Former Directors:
Mr. Jerome B. York	$—	$—	$456	$456

(L)	= Lead Director
(AC)	= Audit Committee Chair
(CC)	= Compensation Committee Chair
(NC)	= Nominating and Governance Committee Chair
(1)	During fiscal year 2011, directors received a pro-rated portion of the cash fees described above.
(2)	This column reflects the fair value of the entire amount of awards granted to Directors calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common shares on the date of grant. RSUs granted to Board members generally vest and the underlying units are converted to shares and delivered to Board members on the anniversary of the grant date.
(3)	All other compensation includes the aggregate value of all matching charitable contributions made by Tyco on behalf of the Directors during the fiscal year. The Company matches the contributions of Directors made to qualifying charities up to a maximum of $10,000 per calendar year. For Mr. Yost, the matching charitable contributions were made in the same fiscal year, but different calendar years. In addition, all other compensation includes the value of the discount on home security systems installed by Tyco in Directors’ homes and discounts on security monitoring services. These discounts did not exceed $1,950 for any Director in fiscal year 2011. For Mr. Paliwal, all other compensation includes $20,000 of fees paid to him in fiscal year 2011 prior to his election at the Annual General Meeting in March 2011. Mr. Paliwal also received $20,000 in such fees in fiscal year 2010. The Company invited Mr. Paliwal to observe certain Board meetings prior to his election in March 2011 and agreed to pay fees in connection therewith.

COMMITTEES OF THE BOARD

The table below provides fiscal year 2011 membership and meeting information for each of the Board Committees.

Name	Audit	Nominating & Governance	Compensation & Human Resources	Date Elected to Board
Mr. Michael E. Daniels	X			03/10/2010
Mr. Timothy M. Donahue			X	03/13/2008
Mr. Brian Duperreault		X		03/25/2004
Mr. Bruce S. Gordon (L)(C)		X		01/13/2003
Mr. Rajiv L. Gupta (C)			X	03/10/2005
Mr. John A. Krol		X		08/06/2002
Dr. Brendan R. O’Neill (C)	X			03/06/2003
Mr. Dinesh Paliwal	X			03/09/2011
Dr. William S. Stavropoulos	X			03/08/2007
Ms. Sandra S. Wijnberg(1)			X	03/06/2003
Mr. R. David Yost			X	03/12/2009
Number of Meetings During Fiscal Year 2011(1)	9	6	11

(1)	Includes joint committee meetings held during the fiscal year
(L)	= Lead Director
(C)	= Committee Chair

During fiscal year 2011, the full Board met 15 times. All of our Directors attended over 75% of the meetings of the Board and the committees on which they served in fiscal year 2011. The Board’s governance principles provide that Board members are expected to attend each annual general meeting. At the 2011 annual general meeting of shareholders, all of the current Board members were in attendance except Mr. Daniels, who attended by phone.

Audit Committee. The Audit Committee monitors the integrity of Tyco’s financial statements, the independence and qualifications of the independent auditors, the performance of Tyco’s internal auditors and independent auditors, Tyco’s compliance with legal and regulatory requirements and the effectiveness of Tyco’s internal controls. The Audit Committee is also responsible for retaining, subject to shareholder approval, evaluating, setting the remuneration of, and, if appropriate, recommending the termination of Tyco’s auditors. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a charter approved by the Board. The charter is posted on Tyco’s website at www.tyco.com and we will provide a copy of the charter to shareholders upon request. The Audit Committee held nine meetings during fiscal year 2011. During 2011, the members of the Audit Committee were Messrs. Daniels and Paliwal and Drs. O’Neill and Stavropoulos, each of whom is independent under NYSE listing standards and SEC rules for audit committee members. Dr. O’Neill is the chair of the Audit Committee. The Board has determined that each of Drs. Stavropoulos and O’Neill are audit committee financial experts.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the Director nominees for the annual general meeting of shareholders, developing and recommending to the Board a set of corporate governance principles, and playing a general leadership role in Tyco’s corporate governance. In addition, the Nominating and Governance Committee oversees our environmental, health and safety management system and enterprise risk assessment activities. The Nominating and Governance Committee operates under a charter approved by the Board. The charter is posted on Tyco’s website at www.tyco.com and we will provide a copy of the charter to shareholders upon request. The Nominating and Governance Committee held 6 meetings during fiscal year 2011, including one joint meeting with the Compensation and Human Resources committee. The members of the Nominating and Governance Committee in fiscal year 2011 were Messrs. Krol, Gordon and Duperreault, each of whom is independent under NYSE listing standards. In addition to being lead Director, Mr. Gordon also chairs this committee.

Compensation and Human Resources Committee. The Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether Tyco’s officers, Directors and employees are compensated according to these objectives, and carries out certain of the Board’s responsibilities relating to the compensation of Tyco’s executives. The Compensation Committee operates under a charter approved by the Board. The charter is posted on Tyco’s website at www.tyco.com and we will provide a copy of the charter to shareholders upon request. The Compensation Committee held 11 meetings during fiscal year 2011, including one joint meeting with the Nominating and Governance Committee. During 2011, the members of the Compensation Committee were Ms. Wijnberg and Messrs. Donahue, Gupta and Yost. Mr. Gupta is the chair of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee is independent under NYSE listing standards. In addition, each member is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the Code. For more information regarding the Compensation Committee’s roles and responsibilities, see the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2011 or as of the date of this proxy statement is or has been an officer or employee of Tyco and no executive officer of Tyco served on the compensation committee or board of any company that employed any member of Tyco’s Compensation Committee or Board of Directors.

Nomination of Directors and Board Diversity

The Nominating and Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. The Tyco Board does not have a specific policy regarding diversity. Instead, the Nominating and Governance Committee considers the Board’s overall composition when considering a potential new candidate, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of Tyco’s current and expected future needs. In addition, the Nominating and Governance Committee believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

General criteria for the nomination of Director candidates include:

•	the highest ethical standards and integrity;

•	a willingness to act on and be accountable for Board decisions;

•	an ability to provide wise, informed and thoughtful counsel to top management on a range of issues;

•	a history of achievement that reflects superior standards for themselves and others;

•	loyalty and commitment to driving the success of Tyco;

•	an ability to take tough positions while at the same time working as a team player; and

•	individual backgrounds that provide a portfolio of experience and knowledge commensurate with Tyco’s needs.

The Company also strives to have all non- employee Directors be independent. In addition to having such Directors meet the NYSE definition of independence, the Board has set its own more rigorous standard of independence. The Committee must also ensure that the members of the Board as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Nominating and Governance Committees. In addition, the Committee ensures that each member of the Compensation and Human Resources Committee is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the Code.

As provided in its charter, the Nominating and Governance committee will consider Director candidates recommended by shareholders. To recommend a Director candidate, a shareholder should write to Tyco’s Secretary at Tyco’s current registered address: Freier Platz 10, CH-8200 Schaffhausen, Switzerland. In any event, any such recommendation must include:

•	the name and address of the candidate;

•

a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above;

•	the candidate’s signed consent to serve as a Director if elected and to be named in the proxy statement; and

•	evidence of share ownership.

The recommendation must also include documentary evidence of ownership of Tyco common shares if the shareholder is a beneficial owner, as well as the date the shares were acquired, as required by Tyco’s Articles of Association.

To be considered by the Nominating and Governance Committee for nomination and inclusion in Tyco’s proxy statement for the 2013 annual general meeting of shareholders, shareholder recommendations for Director must be received by Tyco’s Corporate Secretary no later than September 21, 2012. Once Tyco receives the recommendation, Tyco may deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in Tyco’s proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Governance Committee. No candidates were recommended by shareholders in connection with the 2012 annual general meeting.

The Nominating and Governance Committee currently employs an unrelated search firm to assist the Committee in identifying candidates for Director. The Committee also receives suggestions for Director candidates from Board members. In evaluating candidates for Director, the Committee uses the qualifications described above, and evaluates shareholder candidates in the same manner as candidates from all other sources. Based on the Nominating and Governance Committee’s evaluation of the current Directors, each nominee was recommended for election.

Executive Officers

The current executive officers of Tyco are:

Edward D. Breen—Mr. Breen, age 55, has been our Chairman and Chief Executive Officer since July 2002. Prior to joining Tyco, Mr. Breen was President and Chief Operating Officer of Motorola from January 2002 to July 2002; Executive Vice President and President of Motorola’s Networks Sector from January 2001 to January 2002; Executive Vice President and President of Motorola’s Broadband Communications Sector from January 2000 to January 2001; Chairman, President and Chief Executive Officer of General Instrument Corporation from

December 1997 to January 2000; and, prior to December 1997, President of General Instrument’s Broadband Networks Group. Mr. Breen was a director of McLeod USA Incorporated from 2001 to 2005 and Comcast Corporation from 2005 to 2011. Mr. Breen is a member of the Advisory Board of New Mountain Capital LLC, a private equity firm.

Madeleine Barber—Ms. Barber, age 48, has been our Senior Vice President and Chief Tax Officer since October 2011. She is responsible for the company’s global tax function, which includes tax planning, tax accounting & reporting and tax audits. Ms. Barber joined Tyco in December 2004 after having spent 16 years in public accounting. She began her career at Arthur Andersen, where she was promoted to partner in 2000. In May 2002, Ms. Barber joined KPMG LLP as a tax partner in the firm’s international corporate tax practice. While at KPMG and Andersen, Ms. Barber worked primarily with U.S. and foreign based Fortune 500 clients on complex multinational tax issues such as international mergers and acquisitions, transfer pricing, cross-border financing structures and cross-border dispute resolution.

Carol Anthony (“John”) Davidson—Mr. Davidson, age 56, has been our Senior Vice President, Controller and Chief Accounting Officer since January 2004. Prior to joining Tyco, Mr. Davidson was employed by Dell Inc., where he served as Vice President, Audit, Risk and Compliance. While at Dell he also served in other senior capacities, including Chief Compliance Officer, Vice President and Corporate Controller. He joined Dell in 1997 from Eastman Kodak Company, where he worked 16 years in a variety of financial, accounting and auditing positions of increasing responsibility. Mr. Davidson serves as a director of DaVita, Inc. We expect that Mr. Davidson’s employment with us will not continue following the spin-offs.

Patrick Decker—Mr. Decker, age 47, has been President of Tyco Flow Control since May 2007 and was previously Chief Financial Officer of Tyco Engineered Products and Services and Tyco Plastics and Adhesives. Prior to joining Tyco in 2003, Mr. Decker spent 13 years serving in a series of key financial roles at Bristol-Myers Squibb, both in the United States and internationally. Mr. Decker began his career as an auditor for PricewaterhouseCoopers.

Naren K. Gursahaney—Mr. Gursahaney, age 50, has been President of ADT Worldwide (now Tyco Security Solutions) since May 2007. Mr. Gursahaney joined Tyco in 2003 as Senior Vice President of Operational Excellence and became the President of Tyco Flow Control in January 2005 and President of the Tyco Engineered Products and Services segment in January 2006. Prior to joining Tyco, Mr. Gursahaney was the President and Chief Executive Officer of GE Medical Systems-Asia. During his ten year tenure at GE, Mr. Gursahaney held senior leadership positions in services, marketing and information management within the Medical Systems and Power Systems divisions and also worked at GE’s corporate headquarters as the staff executive for the vice chairman and manager of business development. Prior to GE, Mr. Gursahaney spent four years with Booz Allen & Hamilton in Cleveland, Ohio and worked as an engineer for Westinghouse Electric Corporation in Baltimore, Maryland and Ashdod, Israel. We expect that following the ADT Distribution Mr. Gursahaney will be the Chief Executive Officer of ADT.

Arun Nayar—Mr. Nayar, age 61, is our Senior Vice President, Financial Planning & Analysis, Investor Relations and Treasurer. He joined Tyco as the Senior Vice President and Treasurer in March 2008 and was also the Chief Financial Officer of ADT Worldwide through October 2010. In October 2010, Mr. Nayar assumed expanded responsibilities as head of Tyco’s Financial Planning & Analysis and Investor Relations groups. Prior to joining Tyco, Mr. Nayar spent six years at PepsiCo, Inc., most recently as Chief Financial Officer of Operations, and before that as Vice President and Assistant Treasurer of Capital Markets. Mr. Nayar serves as a director on the board of Atkore International, Inc., an equity investment of Tyco.

George R. Oliver—Mr. Oliver, age 51, has been President of Tyco Fire Protection since September 2010. Prior to that he was President of Tyco Safety Products from 2006 to 2010, was named President of the Tyco Electrical & Metal Products business in March 2007, and assumed the leadership of International Fire (Fire Protection Services) in October 2009. Prior to joining Tyco in 2006, Mr. Oliver served in operational roles of increasing responsibility at several General Electric divisions. Mr. Oliver serves as a director on the board of Atkore International, Inc., an equity investment of Tyco. We expect that following the spin-offs Mr. Oliver will be the Chief Executive Officer of Tyco.

Judith A. Reinsdorf—Ms. Reinsdorf, age 48, has been our Executive Vice President and General Counsel since March 2007. From October 2004 to February 2007, Ms. Reinsdorf served as Vice President, General Counsel and Secretary of C. R. Bard, Inc., a medical device company. Previously, she had served as Vice President and Corporate Secretary of Tyco from 2003 to 2004 and as Vice President and Associate General Counsel of Pharmacia Corporation from 2000 to 2003.

Laurie A. Siegel—Ms. Siegel, age 55, has been our Senior Vice President, Human Resources and Internal Communications since January 2003. Ms. Siegel was employed by Honeywell International from 1994 to 2002, where she held various positions in Human Resources. After leading the compensation organization from 1994 to 1997, she served as Corporate Vice President of Human Resources until 1999. Thereafter, she served as Vice President of Human Resources in the Aerospace and Specialty Materials divisions. Ms. Siegel serves as a director of CenturyLink, Inc. and chairs its compensation committee. We expect that Ms. Siegel’s employment with us will not continue following the spin-offs.

Frank S. Sklarsky—Mr. Sklarsky, age 54, has been our Executive Vice President and Chief Financial Officer since December 1, 2010. From November 2006, Mr. Sklarsky was the Executive Vice President and Chief Financial Officer of Eastman Kodak Company, a company that develops, manufactures and markets traditional and digital imaging products, services and solutions. From 2004 to 2006, Mr. Sklarsky served as Executive Vice President and Chief Financial Officer at ConAgra Foods, Inc., one of North America’s leading packaged food companies. Earlier in his career, he spent 20 years with Chrysler in a series of senior financial leadership roles. Mr. Sklarsky has also served in other executive finance positions with Dell, Inc. and started his career with Ernst & Young. He is also a certified public accountant. Mr. Sklarsky serves as a director of Harman International. We expect that Mr. Sklarsky’s employment with us will not continue following the spin-offs.

Following the spin-offs, we expect that our executive officers will be Mr. Oliver, as our chief executive officer, Mr. Nayar, as our chief financial officer, and Ms. Barber and Ms. Reinsdorf, each in their current roles, and the following additional current Tyco executives:

Larry Costello—Mr. Costello, age 64, has been the Senior Vice President (SVP) of Human Resources (HR) for Tyco Fire Protection since February 2012. Mr. Costello is responsible for setting HR strategy and leading the global HR organization. Mr. Costello joined Tyco in February 2012 from the Lawrence Bradford Group. Most recently, Mr. Costello was with Trane, where he was the SVP of Global HR and a corporate officer. Previously, Mr. Costello was the senior HR officer for the Campbell Soup Company, where he had responsibility for the global HR organization and acted as a strategic advisor and executive coach to key business leaders. Mr. Costello has also held HR leadership positions with Confab Companies and PepsiCo.

Brian McDonald—Mr. McDonald, age 48, has been the Chief Operating Officer of Tyco Fire Protection Services, an organization within Tyco Fire Protection since 2010. Mr. McDonald is responsible for all global installation and services businesses. Mr. McDonald joined Tyco in 2004, starting in SimplexGrinnell, where he successively led Sales, Field Operations and Southern Operations, before transferring to ADT in 2008 to serve as Managing Director for ADT Security U.K. & Ireland.

Following the spin-offs, we expect that the executive officers of ADT will be Mr. Gursahaney, as chief executive officer, and the additional executives listed under “Management” in the ADT Preliminary Information Statement included as Annex A.

Following the spin-offs, the executive officers of Pentair immediately before the Merger will become the executive officers of Tyco Flow Control, as described under “Management” in the Tyco Flow Control Prospectus included as Annex B.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of June 30, 2012 by each current Director, nominee for Director, executive officer named in the Summary Compensation Table under “Executive Officer Compensation” and the Directors and executive officers of the Company as a group.

Beneficial Owner	Title	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Officers and Directors
Edward D. Breen	Chairman and Chief Executive Officer	3,191,781	(2)(3)(5)	*
Michael E. Daniels	Director	4,501		*
Timothy M. Donahue	Director	11,519	(2)	*
Frank Drendel	Director Nominee	0		*
Brian Duperreault	Director	23,868	(2)	*
Bruce S. Gordon	Lead Director	29,043	(2)	*
Rajiv L. Gupta	Director	23,322	(2)	*
Naren K. Gursahaney	President, Tyco Security Solutions	550,661	(3)(4)	*
John A. Krol	Director	28,585	(2)	*
George Oliver	President, Tyco Fire Protection	430,598	(3)(4)	*
Brendan R. O’Neill	Director	31,109	(2)(3)	*
Dinesh Paliwal	Director	2,077		*
Judith A. Reinsdorf	Executive Vice President and General Counsel	286,253	(3)	*
Frank S. Sklarsky	Executive Vice President and Chief Financial Officer	26,163	(3)	*
William S. Stavropoulos	Director	14,963	(2)	*
Sandra S. Wijnberg	Director	31,109	(2)(3)	*
R. David Yost	Director	24,412		*
All current Directors and executive officers as a group (21 persons)		5,625,619		1.2%

*	Less than 1.0%
(1)	The number shown reflects the number of common shares owned beneficially as of June 30, 2012, based on information furnished by the persons named, public filings and Tyco’s records. A person is deemed to be a beneficial owner of common shares if he or she, either alone or with others, has the power to vote or to dispose of those common shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, common shares beneficially owned by a person include common shares of which the person has the right to acquire beneficial ownership within 60 days after June 30, 2012. All current Directors and executive officers, as a group (21 persons), were beneficial owners of 5,625,619 shares (or approximately 1.2%) of the outstanding common shares as of June 30, 2012. There were 459,722,328 Tyco common shares outstanding on such date (excluding shares held directly or indirectly in treasury).
(2)	Includes vested DSUs as follows: Mr. Breen, 978,457; Mr. Donahue, 5,655; Mr. Duperreault, 17,533; Mr. Gordon, 20,271; Mr. Gupta, 14,500; Mr. Krol, 20,271; Dr. O’Neill, 20,271; Dr. Stavropoulos, 8,349; and Ms. Wijnberg, 20,271. Distribution of the DSUs will occur upon (i) the termination of the individual from the Company or the Company’s Board (other than for cause) or (ii) a change in control of the Company. Upon such termination or change in control, as the case may be, the Company will issue the number of Tyco common shares equal to the aggregate number of vested DSUs credited to the individual, including DSUs received through the accrual of dividend equivalents.
(3)	Includes the maximum number of shares for which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or will vest before August 29, 2012 as follows: Mr. Breen, 1,872,932; Mr. Gursahaney, 462,441; Mr. Oliver, 333,372; Dr. O’Neill, 4,974; Ms. Reinsdorf, 222,057; Mr. Sklarsky, 18,125; and Ms. Wijnberg, 4,974.

(4)	Includes the maximum under of shares for which these individuals can acquire beneficial ownership upon the vesting of restricted stock units that will vest before August 29, 2012 as follows; Mr. Gursahaney, 12,293; and Mr. Oliver, 12,293.
(5)	Includes 92,000 shares held in the Edward D. Breen 2012-6 GRAT.

The following table sets forth the information indicated for persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding common shares.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Common Stock Outstanding on June 30, 2012
BlackRock Inc. 40 East 52nd Street New York, NY 10022	29,568,489	(1)	6.4%

(1)	The amount shown for the number of common shares over which BlackRock Inc. exercised investment discretion was provided pursuant to the Schedule 13G/A dated February 13, 2012 that it filed with the SEC, indicating beneficial ownership as of December 31, 2011.

EXECUTIVE OFFICER COMPENSATION REPORT

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of this proxy statement discusses and analyzes the executive compensation program for the named executive officers of Tyco in fiscal year 2011: Edward D. Breen, the Chairman and Chief Executive Officer; Frank S. Sklarsky, the Executive Vice President and Chief Financial Officer; George R. Oliver, President, Tyco Fire Protection; Naren K. Gursahaney, President, Tyco Security Solutions; and Judith A. Reinsdorf, Executive Vice President and General Counsel. In addition, information regarding Mr. Christopher J. Coughlin, Tyco’s Executive Vice President and Chief Financial Officer through December 1, 2010, is provided. Unless otherwise specified, the references to the “named executive officers” in this Compensation Discussion and Analysis are to our current officers. Many of the metrics used to judge performance under our executive compensation programs are non-GAAP financial measures and the discussion below includes references to such measures, which should not be considered as replacements for GAAP measures. Please see the tables included as Annex A for a reconciliation of these measures to the most comparable GAAP measures.

Pay for Performance

The Company’s compensation programs are designed to reward executives for achieving strong operational performance and delivering on Tyco’s strategic initiatives, each of which are important to the long-term success of Tyco. For our CEO, well over 85% of targeted direct pay continues to be in the form of at-risk performance-based compensation—consisting of long-term equity awards and the annual performance bonus. At the March 2011 annual meeting, shareholders were asked to approve Tyco’s fiscal year 2010 executive compensation programs. Of those who voted, over 72% voted to approve the proposal. In light of these results, and in consideration of shareholder input obtained from outreach efforts taken in connection with the 2011 meeting, the Compensation Committee carefully reviewed Tyco’s executive compensation practices. The Committee concluded that Tyco’s existing executive compensation programs continue to be the most appropriate for Tyco and effective in rewarding executives commensurate with business results. The Committee believes that the best way to align the CEO’s compensation with shareholder interests is to place the majority of his compensation at-risk—in the form of long-term performance based equity awards and annual incentive opportunity. The following table demonstrates the link between Company performance and CEO pay. It shows the CEO’s at-risk compensation for the one and three year periods that ended on September 30, 2011. The one-year period is represented by the fiscal year 2011 annual performance bonus and the three-year period is represented by long term equity awards granted to the CEO for fiscal year 2009:

CEO Pay vs. Company Performance

Annual Incentive Compensation

At the beginning of fiscal year 2011, the Compensation Committee and the Board of Directors approved the performance metrics for the annual performance bonus. These goals were based on the expectation that the global economy would modestly grow over the course of fiscal year 2011, and envisaged a return to organic revenue growth across all of our businesses and operating margin improvements predicated on volume growth and aggressive cost management. For our CEO, the target performance goals were (i) growth in earnings per share before special items (“EPS”) of over 10% compared to fiscal year 2010, (ii) revenue growth of over 3% on an organic basis and (iii) an aggressive cash conversion plan. Despite the muted pace of the economic recovery, Tyco met or exceeded these goals with strong financial results in fiscal year 2011, and our CEO received a performance bonus of 144% of target based on these results:

•

Net revenue for fiscal year 2011 increased by 2.0% to $17.4 billion compared to fiscal year 2010 revenue of $17.0 billion. Excluding the Electrical and Metal Products business (“EMP”), revenue increased by 9% over 2010, with 4% organic revenue growth. As part of our portfolio refinement efforts, we sold a majority interest in the Electrical and Metal Products business in the first fiscal quarter of 2011.

•

Income from continuing operations for fiscal year 2011 was $1.6 billion, or $3.27 per share on a diluted basis, compared to $1.1 billion and $2.31 per share for fiscal year 2010. Before special items, income from continuing operations attributable to Tyco shareholders was $3.24 per share, an increase of over 20% from the $2.68 achieved in fiscal year 2010. Due in part to productivity initiatives taken by Tyco in past years, the operating margin before special items improved 160 basis points year-over-year, excluding the benefit from the contribution of the EMP business in the first quarter.

•

The Company continued to generate solid free cash flow. Free cash flow was $1.1 billion in fiscal year 2011, compared to $1.4 billion in 2010, and included $252 million of cash payments related to special items. Free cash flow was reduced in 2011 due in part to an increased use of cash to fund working capital resulting from increased business activity, although working capital days were in line with fiscal year 2010. The Company used its excess cash to make growth oriented investments and acquisitions. The Company also returned approximately $1.8 billion to shareholders through share repurchases and dividends, and completed the year with $1.4 billion in cash and cash equivalents.

•

In September 2011, we announced our intention to separate into three independent publicly-traded companies. Over the last four years, we have worked to strengthen Tyco’s competitive position in its core security, fire protection and flow control businesses by driving organic growth, investing in research and development and technology, increasing efficiency and productivity and making strategic acquisitions. As a result, each business is now in a position to operate independently with a strong financial position, exceptional brands, highly skilled employees and talented, experienced leadership.

Long Term Equity Compensation

The Compensation Committee believes that the best way to align the chief executive officer’s compensation with shareholder interests is to place a substantial portion of his compensation at-risk in the form of long-term performance based equity awards. Since the 2007 Separation, at least 70% of his targeted direct pay each year has been in the form of long-term equity awards. The value of these awards is directly linked to sustained shareholder returns, and over the past one, three and five year periods ending September 30, 2011, Tyco’s total shareholder return has outperformed the S&P 500 Industrials Index:

Tyco TSR vs. S&P 500 Industrials Index

The Compensation Committee has designed the CEO’s long-term equity awards to align with shareholder returns. The Committee believes that a three-year period is an appropriate time frame to effectively measure sustained performance, and has used this time-frame in performance share units granted to the CEO since the 2007 Separation. Each year, performance share units constitute 50% of the CEO’s long-term equity award. The remaining 50% of the long-term equity award is in the form of stock options. The table below demonstrates the link between Company performance and the realizable value of the CEO’s long-term equity for post-2007 Separation performance periods:

Target vs. Realizable LTI over Completed Performance Periods

(1)	Three year total shareholder return (TSR) is calculated for the periods beginning as of the first day of fiscal years 2008 and 2009 and ending on the last day of the fiscal years 2010 and 2011.
(2)	Target amounts represent the grant-date fair value of the stock options, PSUs and RSUs granted for fiscal year 2008 and stock options and PSUs granted for fiscal year 2009.
(3)	Realized amounts represent the realizable value of equity awards granted in respect of fiscal years 2008 and 2009 as of the end of the applicable three-year period. For stock options, these values are the in-the-money value as of the last day of fiscal years 2010 and 2011, as applicable. For PSUs, these values are the market value, as of the last day of the fiscal year, of shares delivered based on actual performance results in respect of the applicable three-year plan. For RSUs, these values represent the value of vested and unvested awards granted in 2008 as of the end of fiscal year 2010.

In fiscal year 2011, the performance period for PSUs granted at the beginning of fiscal year 2009 expired. Over this period, Tyco’s total shareholder return, as calculated under the performance share plan, was 13.16%*, which was better than 60% of the companies in the S&P 500 Industrials Index and resulted in a pay-out at the end of fiscal year 2011 of 144% of the target shares granted to Mr. Breen in fiscal year 2009. The in-the-money value of stock options granted to Mr. Breen at the beginning of fiscal year 2009 has grown in-line with the appreciation in share price. One-half of this option grant remained unvested as of September 30, 2011.

The results under the performance share plan at the end of fiscal year 2011 contrast sharply with those for fiscal year 2010. In fiscal year 2010, the first performance period for PSUs granted immediately after the 2007 Separation expired. These PSUs were granted in July 2007 and represented the annual equity award for fiscal year 2008. Last year, Tyco’s relative TSR for the three-year period ending in June 2010 was below the minimum performance threshold under the plan. As a result, performance share units granted in July 2007 expired with no realized value. Additionally, stock options granted to Mr. Breen in July 2007 were out of the money. Only restricted stock units that were granted in July 2007 have provided value to this point in time.

Compensation Governance

The Company’s executive compensation programs are based on the philosophy that they must: (i) reinforce Tyco’s business objectives and the creation of long-term shareholder value; (ii) provide for performance-based reward opportunities that support growth and innovation without encouraging or rewarding excessive risk; (iii) align the interests of executives and shareholders by weighting a significant portion of compensation on sustained shareholder returns through long-term performance programs; (iv) attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives, and cash and equity-based pay; and (v) recognize and support outstanding individual performance and behaviors that demonstrate our core values—Integrity, Excellence, Teamwork and Accountability. The Company recognizes that in order to execute on this philosophy, a strong governance framework is required. Accordingly, Tyco’s compensation programs are characterized by the following compensation governance features:

•

Variable compensation is heavily weighted on long-term incentives to align compensation with sustained shareholder returns. In fiscal year 2011, one hundred percent of long-term incentive awards for our CEO were performance-based—consisting of stock options and performance share units.

•

Incentive awards are contingent on achieving targets that are established and approved by the Compensation Committee at the beginning of the applicable performance period. All awards are assigned thresholds that define a minimum level of achievement before they pay out, and all award payments are capped at 200% of target.

•

The Compensation Committee is comprised solely of independent directors. The Committee’s independent consultant, Exequity, provides no other services to Tyco and has no prior relationship with any of the named executive officers.

•

The peer group of companies used to benchmark executive compensation levels is carefully reviewed at least annually by the Compensation Committee with input from its independent consultant. Changes to the peer group require Compensation Committee approval.

•

The Compensation Committee annually completes a risk assessment of Tyco’s executive and broad-based compensation programs to evaluate whether they drive behaviors that are within the risk management parameters it deems prudent.

•

A “double-trigger” is required before severance benefits are paid or equity acceleration occurs in connection with a change in control event (other than for the Chief Executive Officer). Named executive officers are not entitled to excise tax gross-ups (other than the Chief Executive Officer). For our Chief Executive Officer, the terms of the employment agreement that he entered in 2002 govern in these scenarios.

•

The Company eliminated tax gross-ups on supplemental benefits for all named executive officers effective January 1, 2010. Effective December 2010, supplemental life, disability and long-term care benefits have been discontinued for new executives. Effective January 2012, Tyco’s cash-allowance perquisite has been discontinued. In December 2011, executives formerly eligible for this program received a one-time grant of restricted stock units in connection with the discontinuance.

•	Other than the Chief Executive Officer, Tyco does not provide any pension plans for its named executive officers.

•

The Company maintains a robust share ownership and retention policy for both directors and officers. Named executive officers are required to achieve and maintain minimum stock ownership levels (two to ten times base salary). Directors are required to achieve and maintain minimum stock ownership levels of five times the annual cash retainer.

•

The Company maintains an expansive pay recoupment policy to claw back compensation earned as a result of fraudulent or illegal conduct. We expect to modify the policy upon implementation of the Dodd-Frank Act to comply with applicable regulations.

•

Under Tyco’s insider trading policy, employees, including named executive officers, are prohibited from speculating in Company securities or engaging in transactions designed to hedge their ownership interests.

The features described above are important components of Tyco’s executive compensation governance framework. The sections that follow provide more detailed information regarding the governance framework, as well as more information regarding the pay elements used in the compensation of our named executive officers.

Process Overview: How the Compensation Committee Designs and Establishes Executive Compensation

The Compensation Committee evaluates many factors when designing and establishing executive compensation plans and targets. In determining the appropriate compensation of individual named executive officers, the Compensation Committee considers critical data including the relative complexity and importance of the executive’s role within the organization, the executive’s experience, record of performance and potential, the compensation levels paid to similarly positioned executives at our peer group companies, and internal pay equity considerations.

Each year, the Compensation Committee reviews the composition of Tyco’s peer group with the assistance of its independent compensation consultant to ensure that it aligns with Tyco’s size and lines of businesses. Any change to the peer group is subject to the Compensation Committee’s approval. The peer group is drawn from companies in the S&P 500 Index, and the Compensation Committee analyzes up to 17 factors in determining inclusion, including rank within the S&P 500 Index, overlapping business lines, number of employees, and various performance and financial measures. The Compensation Committee did not make any changes to the peer group in fiscal year 2011 after updating the peer group in fiscal year 2010. The peer group consists of 17 industrial and service companies that reflect the competitive landscape in which Tyco operates. It also takes into account the diverse nature of Tyco’s operations, which are a blend of world-class manufacturing capabilities and premier service delivery.

• 3M Co.	• General Dynamics Corp.	• Raytheon Co.
• Danaher Corp.	• Honeywell International, Inc.	• Sprint Nextel Corp.
• Deere & Co.	• Illinois Tool Works, Inc.	• Time Warner Cable Inc.
• DirecTV Group, Inc.	• Ingersoll-Rand PLC	• United Technologies Corp.
• Eaton Corp.	• ITT Corp.	• Waste Management, Inc.
• Emerson Electric Co.	• Johnson Controls Inc.

In addition to the peer group, summary statistical information about general industry practices (excepting those of financial service companies) is another source of executive compensation market data for the Committee. The Company’s talent strategy calls for both the development of internal leadership and the recruitment of highly experienced leaders from outside Tyco. Tyco does not position executive pay to reflect a single percentile within the peer group, but broadly targets the 50th percentile for base salaries and performance-based pay at or slightly above the 50th percentile. Although these benchmarks represent useful guidelines, the Compensation Committee exercises discretion in setting individual executive compensation packages so that they appropriately reflect the value and expected contributions of each executive to Tyco, as well as the executive’s leadership, commitment to our values, and potential for advancement.

The Company believes that one of the most important features of a compensation program that pays for performance is an appropriate weighting of pay elements that align management’s interest with those of shareholders. As a result, the Compensation Committee places the greatest proportion of executive pay in long-term equity compensation for named executive officers, with the aim of tying the executive’s realized pay to sustained shareholder returns. It also places a significant portion of cash compensation in the form of performance bonuses. In fiscal year 2011, approximately 72% of targeted direct pay for our Chief Executive Officer, and approximately 65% for the rest of our named executive officers, was in the form of long term equity awards. Additionally, over 48% of targeted cash compensation for our Chief Executive Officer and the rest of our named executive officers was in the form of an annual performance bonus.

The chart below summarizes with respect to our named executive officers the distribution of total compensation by pay element for fiscal year 2011. The information summarized shows all elements of compensation, including elements that do not comprise targeted direct pay, and consists of each named executive officer’s base salary and target bonus opportunity during the fiscal year; the grant date fair value of stock options and performance share units; the value of Mr. Breen’s change in pension benefits from September 2009 to September 2010, the value of Mr. Sklarsky’s sign-on bonus and equity grant, and the value of all other compensation provided to the executive at the end of the preceding fiscal year. The value of the change in Mr. Breen’s pension benefit is included for completeness. It does not represent a targeted element of direct pay because the actuarial value of the benefit is based on market factors beyond the control of Mr. Breen or the Compensation Committee. In the case of all other compensation and pension benefit changes, the previous year’s value is used because the final value is not determined until after the end of the fiscal year during which the compensation is paid.

Pay Mix for Named Executive Officers

Elements of Compensation

When determining executive compensation, the Compensation Committee focuses on four primary categories of compensation, which are described in more detail below. Each year, the Compensation Committee completes a comprehensive review of these elements utilizing tally sheets prepared by company management for each named executive officer. Tally sheets identify the value of each pay element, including base salary, annual bonus, sign-on or other cash payments, long-term incentives, and benefit and perquisite payments, and help the Compensation Committee to better understand the effect that changing any discrete pay element will have on the total compensation provided to each executive. This data also clearly illustrates the effect that changing the core compensation elements will have on our competitive positioning. Tally sheets also reveal how well each pay element is aligned with our compensation philosophy and objectives, and show the value of all compensation elements under multiple termination scenarios.

Base Salary

Base salary recognizes the value of an individual to Tyco based on his/her role, skill, performance, contribution, leadership and potential. It is critical in attracting and retaining executive talent in the markets in which we compete for talent. Base salaries are reviewed annually by both the Compensation Committee and the Board. During fiscal year 2011, the Committee approved 2% salary increases for Ms. Reinsdorf and Mr. Oliver and a 9% increase for Mr. Gursahaney. These were the first salary increases for the named executive officers since January 2008. Mr. Breen’s salary has remained unchanged since 2006.

Annual Incentive Compensation

Annual incentive compensation for our named executive officers is paid in the form of an annual performance bonus under Tyco’s 2004 Stock and Incentive Plan (the “2004 SIP”). Annual incentive compensation rewards the named executive officers for their execution of the operating plan and other strategic initiatives, as well as for financial performance that benefits Tyco’s business and drives long-term shareholder value creation. It places a meaningful proportion of total cash compensation at risk, thereby aligning executive rewards with Tyco’s financial results. It also offers an opportunity for meaningful pay differentiation tied to the performance of individuals and groups.

In the first quarter of fiscal year 2011, the Compensation Committee established performance measures and targets for Tyco (and for each group, division and business segment), and they set a minimum performance threshold of $450 million in adjusted net income (adjusted for (i) business acquisitions and disposals, (ii) debt refinancing, (iii) legacy legal and tax matters, (iv) goodwill and intangible asset impairments, (v) tax law changes, (vi) discontinued operations and (vii) changes in accounting) that had to be met for named executive officers to receive any bonuses for the year. The impact of these adjustments was not significant to the determination of whether the minimum threshold was met. These metrics were also approved by the independent members of the Board. The Compensation Committee also approved individual maximum bonus amounts for each Senior Officer of 0.5% of adjusted net income for Mr. Breen, subject to a cap of $5.0 million and 0.25% of adjusted net income for Messrs. Sklarsky, Gursahaney and Oliver, and Ms. Reinsdorf, subject to a cap of $2.5 million. After setting these minimum performance thresholds and maximum payouts, the Compensation Committee further refined target and maximum payout values as a percentage of base salary. Target incentive opportunities ranged from 80% to 125% of base salary for fiscal year 2011 for the named executive officers. Potential payouts ranged from 0% to 200% of the target incentive opportunity.

The performance measures approved for the corporate and group levels of the organization were also established in the first quarter of fiscal year 2011 and were used by the Compensation Committee and the Board to determine final bonuses for named executive officers. As noted above, these performance measures were based on the expectation that the global economy would modestly grow over the course of fiscal year 2011, with all of our businesses returning to organic revenue growth and operating margins improving based on volume growth and aggressive cost management. For fiscal year 2011, the Compensation Committee increased the weighting of the revenue component for each executive in order to emphasize the importance of organic growth at each unit. These performance measures and related results are described in the table below.

Fiscal Year 2011 Annual Incentive Compensation Design Summary

Performance Measure	Weights	Performance Target	Actual Performance
Messrs. Breen and Sklarsky and Ms. Reinsdorf
• Earnings per Share from continuing operations before special items (“EPS”)	40%	$3.00 per share	$3.24 per share
• Free Cash Flow (“Adjusted FCF”) before special items	40%	$1.41 billion	$1.35 billion
• Total Revenue (in constant currency and excluding EMP revenue)	20%	$16.16 billion	$16.66 billion
Mr. Gursahaney
• Operating Income of Tyco Security Solutions before special items	35%	$1.38 billion	$1.43 billion
• Adjusted FCF of Tyco Security Solutions	25%	$1.46 billion	$1.38 billion
• Revenue of Tyco Security Solutions (in constant currency)	20%	$8.29 billion	$8.52 billion
• Corporate	20%	See above	See above
Mr. Oliver
• Operating Income of Fire Protection before special items	35%	$553.8 million	$624.8 million
• Revenue of Fire Protection (in constant currency)	20%	$4.47 billion	$4.62 billion
• Adjusted FCF for Fire Protection Services	15%	$336.8 million	$346.6 million
• Working Capital Days Fire Protection Products	10%	81 days	$84.5 days
• Corporate	20%	See above	See above

Description of Performance Measures: For compensation purposes, EPS from continuing operations, Adjusted FCF, and operating income are adjusted to exclude the effects of events that the Compensation Committee deems do not reflect the performance of the named executive officers. The categories of special items are identified at the time the performance measure is approved at the beginning of the fiscal year, although the Compensation Committee may at its discretion make adjustments during the fiscal year. Special items include gains, losses or cash outlays that may mask the underlying operating results and/or business trends of Tyco or business segment, as applicable. For fiscal year 2011, the approved categories of adjustments included adjustments related to (i) business acquisitions and divestitures; (ii) debt refinancing; (iii) legacy legal and tax matters; (iv) goodwill and intangible asset impairments; (v) tax law changes; (vi) certain unbudgeted capital expenditures; (vii) unbudgeted restructuring charges; and (viii) realignments of segment and corporate costs. At the beginning of the fiscal year, the Compensation Committee also decided that it would be appropriate to continue to limit the effects of the volatility inherent in the EMP business segment (a majority of which was sold in the first fiscal quarter) on the performance measures applicable to the corporate level. Adjusted FCF is calculated by first adjusting cash flow from operations by removing the effects of the sale of accounts receivable programs, cash paid for purchase accounting and holdback liabilities, and voluntary pension contributions and then deducting net capital expenditures (including accounts purchased from the ADT dealer network), and then adding back the special items that increased or decreased cash flows. Working capital days are generally calculated by dividing annualized average working capital by revenue of the applicable unit. Revenue is calculated in constant currency, which negates the impact of fluctuations in foreign currency over the course of the year, with adjustments made to targets to reflect the acquisition or divestitures of businesses over the course of the fiscal year.

The table below shows the maximum and target annual incentive compensation opportunities for fiscal year 2011, and the actual payments earned by each of our named executive officers. These amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation” table.

Fiscal Year 2011 Performance Bonus Summary

Named executive officer	Maximum(1)	Target	Actual
Edward Breen	$4,062,500	$2,031,250	$2,925,000
Frank Sklarsky	$1,400,000	$700,000	$1,008,000
George Oliver	$1,220,000	$610,000	$1,013,000
Naren Gursahaney	$1,220,000	$610,000	$787,000
Judith Reinsdorf	$856,000	$428,000	$616,500

(1)	In December 2010, the Compensation Committee established and the Board approved potential maximum annual incentive compensation payouts of 0.50% of adjusted net income for Mr. Breen, subject to a cap of $5.0 million imposed by the 2004 SIP, and 0.25% for the other named executive officers, subject to a cap of $2.5 million. The Compensation Committee further established a maximum payout of 200% of target incentive opportunity.

The Compensation Committee and the Independent members of the Board approved award payouts for each of our named executive officers in November 2011 based on the achievement of the minimum adjusted net income performance threshold of $450 million, and the achievement of the quantitative performance measures shown in the “Fiscal year 2011 Annual Incentive Compensation Design Summary” table above.

Long-Term Incentive Awards

As discussed above, a key element in the compensation of our named executive officers is long-term equity incentive awards (“LTI compensation”), which tie a significant portion of compensation to Company performance. The Compensation Committee believes that LTI compensation serves Tyco’s executive compensation philosophy in several ways. It helps attract, retain and motivate talent. It aligns the interests of the named executive officers with the interests of shareholders by linking a significant portion of the officer’s total pay opportunity to share price. It provides long-term accountability for named executive officers, and it offers the incentive of performance-based opportunities for capital accumulation in lieu of a pension plan for most of Tyco’s executive management. For a description of the material terms of stock options and performance share units granted for fiscal year 2011 under the 2004 SIP, see the narrative following the “Grants of Plan-Based Awards” table.

Fiscal Year 2011 Annual Equity Award

In fiscal year 2011, our CEO received the same 50-50 mix of performance share units and stock options that he has received since fiscal year 2009. For our other named executive officers, the annual grant consisted of a mix of stock options (40%), performance share units (40%) and restricted stock units (20%). After careful consideration of industry trends and the performance of previously granted awards, the Compensation Committee added restricted stock units to help balance the volatility inherent in stock options and performance share units with the retentive value of restricted stock units for key executives. With respect to the 2011 performance share units, the Compensation Committee introduced an additional performance measure to the program design. In addition to the existing total shareholder return component, the 2011 plan includes a cumulative earnings per share measure. The total shareholder return (“TSR”) metric is a relative measure that rewards the executive only if Tyco’s TSR is within the top 65% of the companies that comprise the S&P 500 Industrials Index, with the target value being based on a TSR equal to at least the top 50% and a payout of two times target if the TSR is better than the top 75%. The cumulative earnings per share metric is measured over the same three-year period to which the total shareholder return measure applies. The Compensation Committee believes that this combination of relative and absolute measures best focuses management on the measures that drive shareholder value.

Fiscal Year 2012 Annual Equity Award

For fiscal year 2012, the Compensation Committee retained the same mix of performance share units and stock options for the Chief Executive Officer, and performance share units, stock options and restricted stock units for our other named executive officers. With respect to the 2012 performance share units, the Compensation Committee replaced the cumulative earnings per share metric with a return on invested capital (“ROIC”) measure, so that the performance shares units are 50% weighted on TSR and 50% weighted on ROIC. The ROIC metric is designed to reward executives for efficiently allocating capital and generating profitable growth. The TSR measure for the fiscal year 2012 award is consistent with the TSR measure for the fiscal year 2011 award. Additionally, due to the pending Distributions, the performance period for the fiscal year 2012 award has been shortened to one year to coincide with the expected closing date of the Distributions. We anticipate that the performance period for the fiscal year 2011 awards will also be shortened (to two years) to coincide with the expected closing date. The vesting period for these awards will remain three years.

In addition, in fiscal year 2012, the Compensation Committee decided to end the cash perquisite allowance program for all officers of Tyco that received the benefit, including the named executive officers. This program, which was instituted in 2003 to eliminate costly and administratively burdensome perquisites such as company cars, club dues, and tax preparation services, provided for a cash payment equal to 10% of the officers base salary (up to a maximum of $70,000) that the officer could use without limitation. The Compensation Committee determined that, in light of current market practices at Tyco’s peers and in the broader market, the program’s benefits—in attracting and retaining talented executives—were outweighed by its costs. In connection with the discontinuance of this plan, existing officers who were receiving the benefit at the time of termination received a one-time grant of restricted stock units. The fair value of the grant was equal to two times the annual value of the cash allowance for such officer, and the restricted stock units have a pro rata vesting schedule of two years.

Executive Benefit Plans and Other Elements of Compensation

All of our named executive officers are eligible to participate in the benefit plans that are available to substantially all of our other U.S. employees. These benefit programs include Tyco’s tax-qualified 401(k) Retirement Savings and Investment Plans (“RSIPs”) and its medical insurance, dental insurance, life insurance, long-term disability and long-term care plans. The retirement programs at Tyco do not include active defined benefit plans for our named executive officers or for other U.S. executives, except that Mr. Breen is entitled to pension benefits under his employment agreement.

Our named executive officers are eligible to participate in the Tyco Supplemental Savings and Retirement Plan, which is a deferred compensation plan that permits the elective deferral of base salary and performance-based bonus for executives earning more than $110,000 per year. The SSRP provides our executives with the opportunity to:

•	contribute retirement savings in addition to amounts permitted under the RSIPs;

•	defer compensation on a tax-deferred basis and receive tax-deferred market-based growth; and

•	receive any Company contributions that were reduced under the RSIPs due to IRS compensation limits.

Supplemental insurance benefits (executive life, disability and long-term care)

These programs provide life insurance, long-term disability insurance and long-term care insurance to certain executives. Our executive life insurance program typically provides a death benefit equal to approximately two times base salary, and allows the named executive officer to elect to pay additional premiums into the plan. Our executive disability insurance program ensures salary continuation above the $15,000 monthly benefit limit provided by our broad based disability plan. The executive long-term care insurance program covers certain executives and their spouses in the event of chronic illness or disability. Under the program, Tyco pays the long-term care premium for 10 years, after which the insurance is fully paid. If the executive leaves prior to the end of the 10-year payment period, he or she has the option to continue making the premium payments to maintain the coverage.

On January 1, 2010, Tyco ceased the practice of paying tax gross-ups for its senior executives on life insurance and long-term disability insurance programs, as the Compensation Committee determined that this benefit was not in line with best practices. Senior executives can elect to continue to receive supplemental insurance benefits at their expense when they leave Tyco. In limited instances, Tyco is responsible for paying Tyco’s cost of the supplemental insurances for Mr. Breen if he is terminated, as set forth in his employment agreement. In December 2010, Tyco ceased making premium payments for the supplemental life, disability and long-term care benefits described above for newly hired or promoted executives.

Cash Perquisite Allowance Plan

The cash perquisite plan provided named executive officers with a cash payment equal to 10% of their annual base salary, up to a maximum annual benefit of $70,000, in lieu of more traditional perquisite benefits. As noted above, the Committee discontinued this plan as of January 2012. In connection with the discontinuance of this plan, existing officers who were receiving the benefit at the time of termination, Tyco made a one-time grant of restricted stock units with a fair value equal to two times the annual value of the cash allowance.

Executive Physicals

During fiscal year 2011, the Compensation Committee instituted coverage for an annual executive physical. Tyco strongly believes in investing in the health and well being of our executives as an important component in providing continued effective leadership for Tyco.

Use of Corporate Aircraft

Mr. Breen and the other senior executives may use corporate aircraft or chartered aircraft for business travel. Mr. Breen is the only executive pre-approved to use Company aircraft for non-business purposes, although other named executive officers may do so, by exception, if expressly approved by Mr. Breen. There are no gross-ups paid with respect to Mr. Breen’s personal use of aircraft.

Change in Control and Severance Benefits

We believe that our employment and severance arrangements are essential in attracting and retaining the executive talent necessary to manage our diverse businesses, and are competitive with those provided to executive officers at other large companies publicly traded in the U.S. Mr. Breen’s employment agreement provides for benefits if he is terminated in connection with a change in control or under other specified circumstances, and the information in the tables below reflects the terms of the agreement. As discussed below, the definition of a “Good Reason” termination under Mr. Breen’s employment agreement includes a change in duties that results in a significant diminution in his position, authority, duties or responsibilities. Upon completion of the Distributions, if Mr. Breen were to continue as Tyco’s chief executive officer, we believe that these provisions would apply. As a result, upon his resignation in connection with the Distributions, Mr. Breen is expected to receive severance benefits consistent with a Good Reason termination, except that Mr. Breen has waived the acceleration of a portion of his fiscal year 2012 annual equity grant, and these awards are expected to be forfeited.

For our other named executive officers, who do not have employment agreements, the Tyco International Severance Plan for U.S. Officers and Executives (the “Severance Plan”) and the Tyco International Change in Control Severance Plan for Certain U.S. Officers and Executives (the “CIC Severance Plan”) generally govern the benefits that accrue upon termination. As described below, a “double trigger” is required under the CIC Severance Plan before most benefits become available to the executives covered by that plan.

The table below summarizes the key terms and provisions of the severance plans that are currently in effect. Refer to the “Potential Payments Upon Termination and Change in Control” table for the estimated dollar value of the benefits available under the severance plans in effect as of our fiscal year-end.

Severance Arrangements Not in Connection with a Change in Control

Description	Chief Executive Officer	Named Executive Officers
Governing document:	Employment agreement.	Severance Plan. For equity awards, both the Severance Plan and individual award agreements.

Termination events triggering severance cash benefits and benefits continuation:	• Involuntary termination without Cause, other than for death or disability.	Involuntary termination other than Cause, permanent disability or death.

• Termination by Mr. Breen for Good Reason.

Severance cash benefit:	Two times base salary and two times higher of target annual bonus or most recent annual bonus payment. The multiplier on the cash benefit is reduced from two times to 1.5 times at age 62 and further reduced to 1.0 times at age 63 or older.	Two times base salary and two times target annual bonus.

Executive must sign release to receive severance benefits:	Yes.	Yes.

Health and welfare benefits continuation:	Continued participation in Tyco’s health and welfare plans over the same time period for which severance is payable, subject to an 18 month limit on continuation of medical benefits. If Mr. Breen’s severance period is greater than 18 months, an equivalent cash payment is made for the monthly COBRA premium cost of the coverage multiplied by the number of months by which the severance period exceeds 18 months, with a tax gross-up on such amounts.	Twelve months from date of termination for medical and dental and health care reimbursement account benefits only, if the executive does not commence employment with another company during the severance period. The executive will also be entitled to a cash payment equal to the projected value of the employer portion of medical and dental benefit premiums for an additional 12 month period.

Pension benefits consisting of accrued amounts in supplemental retirement plans:	Voluntary termination by Mr. Breen without Good Reason or termination by Tyco with Cause prior to age 60—vested pension benefits are subject to a reduction; otherwise, no reduction.	N/A.

Prorated bonus in year of termination:	Yes, subject to applicable performance conditions.	At Tyco’s discretion and subject to applicable performance conditions and other incentive plan terms.

Description	Chief Executive Officer	Named Executive Officers
Equity treatment(1):	All awards vest in full upon an involuntary termination without Cause or a termination for Good Reason:	Upon an involuntary termination without Cause: Awards granted prior to Oct. 12, 2011:

• Options remain exercisable for the remainder of their term. • Performance share units vest, but remain subject to performance criteria.

•    All unvested RSUs and stock options are forfeited, except that the executive receives one additional year of option vesting.

•    Performance share units are forfeited unless the executive is retirement eligible, in which case all or a portion of the shares which vest remain subject to performance criteria.

Awards granted on and after Oct. 12, 2011:

•    All unvested RSUs and stock options are forfeited unless the executive is retirement eligible, in which case awards vest pro rata based on the number of full months of service completed from the grant date through the termination date.

•    Executive receives one additional year of option vesting.

•    Performance share units remain subject to performance criteria.

For all awards, the executive has 12 months (or in the case of retirement eligible employees, 36 months) to exercise vested stock options, subject to original term.

Outplacement assistance:	No.	At Company’s discretion for up to 12 months.

Restrictive covenants:	• Prohibited from soliciting customers and employees of Tyco for one year from the date of termination.	• Prohibited from soliciting customers and employees of Tyco for two years from the date of termination.

Description	Chief Executive Officer	Named Executive Officers

•    Prohibited from competing with Tyco for one year from the date of termination (two years with respect to a competing business that generates more than 30% of its gross revenues from the security business).

•    Subject to confidentiality and non-disparagement covenants.

• Prohibited from competing with Tyco for one year from the date of termination. • Subject to confidentiality and non-disparagement covenants.

(1)	In connection with the proposed Distributions, the Compensation Committee approved certain changes to equity awards for employees (other than the CEO) who are terminated in connection therewith. Unvested equity awards granted prior to October 12, 2011 (the date of the annual grant for fiscal year 2012), including awards held by the named executive officers, have been modified to provide that, for each employee whose employment is terminated by Tyco in connection with the Distributions prior to its one year anniversary, (1) any unvested stock option, restricted share unit or performance share unit will fully vest upon termination of employment (subject, in the case of performance share units, to the completion of the applicable performance period) and (2) the exercise period for any stock option that was granted in the period from January 1, 2008 to October 11, 2011 will be extended to comprise the one-year period following the date of such termination for such employee.

Awards granted on October 12, 2011 in connection with the annual grant, including awards granted to Tyco’s named executive officers (including the CEO), provide that, for each employee whose employment is terminated by Tyco in connection with the Distributions in the period from the grant date through the date that is one year following the completion of the Distributions, any unvested stock options, restricted stock units and performance share units will accelerate and vest pro rata based on the number of full months of service completed from the grant date through the employment termination date. Certain officers, including Tyco’s named executive officers, will continue to be eligible for one additional year’s worth of stock option vesting if they are terminated by Tyco not for “cause” after the one-year anniversary of the grant date. The one-year holding requirement will not apply to any such officer that is terminated in connection with the Distributions. Any stock options subject to such accelerated vesting provisions will have a one-year exercise period following the date of such termination for such employee.

Mr. Breen’s employment agreement generally defines “Cause” as:

•

Indictment for a felony other than one stemming from liability that is based on acts of Tyco for which Mr. Breen is responsible solely as a result of his office(s) with Tyco. This exception applies provided that (i) he was not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability; or (ii) after consulting with Tyco’s counsel, he reasonably believed that no law was being violated by such acts; or

•

Termination evidenced by a resolution adopted in good faith by at least two-thirds of the members of the Board. Such resolution must conclude that Mr. Breen intentionally and continually failed substantially to perform his reasonably assigned duties with Tyco (other than a failure resulting from his incapacity due to physical or mental illness or from the assignment to Mr. Breen of duties that would constitute “Good Reason”), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized member of the Board, has been delivered to Mr. Breen specifying the manner in which Mr. Breen has failed substantially to perform; or intentionally engaged in conduct which is demonstrably and materially injurious to Tyco; provided, however, Mr. Breen has been given a detailed notice of the termination under this paragraph and he has been given the opportunity to be heard in person by the Board.

Mr. Breen’s employment agreement generally defines “Good Reason” as any of the following events:

•

Assignment to Mr. Breen of any duties inconsistent in any material respect with his position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by the employment agreement, or any other action by Tyco, which results in a significant diminution in such position, authority, duties or responsibilities;

•

Any failure by Tyco to comply with any of the material provisions regarding Mr. Breen’s base salary, bonus, annual equity incentive, benefits and perquisites, retirement benefit, relocation, and other benefits and amounts payable to Mr. Breen under the agreement;

•	Mr. Breen being required to relocate to a new principal place of employment more than 60 miles from his established principal place of employment with Tyco;

•	The delivery by Tyco of a notice of non-renewal of his employment at the end of his current employment period;

•	The failure by Tyco to elect or to re-elect Mr. Breen as a Director and as Chairman of the Board, or the removal of Mr. Breen from either such position; or

•	Any termination by Mr. Breen during the 30-day period immediately following the first anniversary of the date of any change in control.

For the other named executive officers, the Severance Plan generally defines “Cause” as an executive’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by Tyco; (ii) violation of any fiduciary duty owed to Tyco; (iii) conviction of a felony or misdemeanor; (iv) dishonesty; (v) theft; (vi) violation of Company rules or policy; or (vii) other egregious conduct, that has or could have a serious and detrimental impact on Tyco and its employees. The administrator of the Severance Plan, in its sole and absolute discretion, determines whether Cause exists.

Severance Arrangements in Connection with a Change in Control

Description	Chief Executive Officer	Named Executive Officers
Governing document:	Employment agreement.	CIC Severance Plan.
For equity awards, individual award agreements.

Additional events triggering severance cash benefits and benefits continuation:	• Involuntary termination without Cause. • Termination by Mr. Breen for Good Reason. • Termination by Mr. Breen during the 30-day period following the first anniversary of a change in control.

•    Involuntary termination other than for Cause, permanent disability or death within the period beginning 60 days prior to and ending 24 months following a change in control.

•    Good Reason Resignation within the same time period.

Severance cash benefit:	Three times base salary and three times higher of target annual bonus or most recent annual bonus payment. The multiplier is reduced to 2.0 times at age 62, 1.5 times at age 63 and 1.0 times at age 64 or older.	Two times base salary and two times annual target bonus for Messrs. Gursahaney and Oliver; and 2.99 times base salary and 2.99 times annual target bonus for the other named executive officers.

Executive must sign release to receive severance benefits:	Yes.	Yes.

Description	Chief Executive Officer	Named Executive Officers
Health and welfare benefits continuation:	Continued participation in Tyco’s health and welfare plans over the same time period for which severance is payable, subject to an 18 month limit on continuation of medical benefits. If Mr. Breen’s severance period is greater than 18 months, an equivalent cash payment is made for the monthly COBRA premium cost of the coverage multiplied by the number of months by which the severance period exceeds 18 months, with a tax gross-up on such amounts.	Twelve months from date of termination for medical and dental and health care reimbursement account benefits only, if the executive does not commence employment with another company during the severance period. The executive will also be entitled to a cash payment equal to the projected value of the employer portion of medical and dental benefit premiums for a 12-month (in the case of Messrs. Gursahaney and Oliver) or 24-month (in the case of Mr. Sklarsky and Ms. Reinsdorf) period.

Pension benefits:	Fully vested. Immediately payable upon a change in control. No reduction for early commencement.	N/A.

Bonus in year of change in control:	Yes.	Yes.

Equity treatment:	• All options and RSUs vest in full. • All performance-based shares vest at target. • Options remain exercisable for the remainder of their term.	Substantially all of the individual equity awards for our named executive officers provide that, upon a change in control (and, with respect to awards granted in fiscal year 2009 and thereafter, upon a termination event):

•    All options and RSUs vest in full.

•    All performance-based units vest at target.

•    Options remain exercisable until the earlier of (i) the expiration of the remainder of their term and (ii) up to three years following the executive’s termination date.

Excise tax gross-up payment:	Yes.	No.

IRC Section 280G Cap on Benefits:	No.	Yes, if the cap results in greater after tax payments to executive, otherwise benefits are not capped.

Outplacement assistance:	No.	Up to 12 months.

Restrictive covenants:	• Prohibited from soliciting customers and employees of Tyco for one year from the date of termination.	• Subject to confidentiality and non-disparagement covenants.

Description	Chief Executive Officer	Named Executive Officers

•    Prohibited from competing with Tyco for one year from the date of termination (two years with respect to a competing business that generates more than 30% of its gross revenues from the security business).

•    Subject to confidentiality and non-disparagement covenants.

Under Mr. Breen’s employment agreement, Mr. Breen’s resignation for any reason is treated as a termination for “Good Reason” if such resignation occurs within the 30-day period commencing on the first anniversary of the change in control.

For the other named executive officers, the CIC Severance Plan provides these benefits only during the 60-day period prior to and the two-year period following a Change in Control. The CIC Severance Plan generally defines “Cause” as (i) a material violation of any fiduciary duty owed to Tyco; (ii) conviction of, or entry of a plea of nolo contendere with respect to, a felony or misdemeanor; (iii) dishonesty; (iv) theft; or (v) other egregious conduct, that is likely to have a materially detrimental impact on Tyco and its employees. Whether an executive’s termination is due to “Cause” under the CIC Severance Plan is determined by the administrator of the CIC Severance Plan.

The CIC Severance Plan generally defines “Good Reason Resignation” as any retirement or termination of employment by an executive that is not initiated by Tyco and that is caused by any one or more of the following events, provided the event occurs in the period beginning 60 days before the change in control date and ending two years after that date:

•

Without the executive’s written consent, Tyco assigns the executive any duties inconsistent in any material respect with his or her authority, duties or responsibilities, or any other action by Tyco which results in a significant diminution in such authority, duties or responsibilities;

•

Without the executive’s written consent, Tyco makes a material change in the geographic location at which the executive performs services to a location that is more than 60 miles from his or her existing principal place of employment;

•	Without the executive’s written consent, Tyco materially reduces the executive’s base compensation and benefits, taken as a whole; or

•	The Company fails to obtain a satisfactory agreement from any successor to assume and agree to perform Tyco’s obligations to the executive under the CIC Severance Plan.

If an executive remains employed for more than 150 days following the occurrence of any event set forth above, any subsequent retirement or termination of employment by the executive that is not initiated by Tyco will not constitute a “Good Reason Resignation.” Whether an executive’s termination is as a result of a “Good Reason Resignation” is determined by the administrator of the CIC Severance Plan.

Role of Independent Compensation Consultant and Company Management

In carrying out its role in establishing executive compensation plans, the Compensation Committee receives advice from an independent compensation consultant, and considers pay strategies and recommendations prepared by Tyco’s management. Under its charter, the Compensation Committee has the sole authority to retain, compensate and terminate the independent compensation consultants and any other advisors necessary to assist it in its evaluation of director, Chief Executive Officer or other senior executive compensation. Since fiscal year 2007, the Committee has retained Exequity LLP (“Exequity”) as its independent compensation consultant to provide services exclusively to the Compensation Committee. Among the responsibilities of Exequity are the following:

•	conducting an ongoing review and critique of Tyco’s director compensation programs;

•	providing an ongoing review and critique of Tyco’s executive compensation philosophy, the strategies associated with it, and the composition of the peer group of companies;

•	preparing periodic analyses of data, including data on competitive executive compensation;

•	presenting updates on market trends;

•	attending regular and special meetings of the Compensation Committee; and

•	regularly conducting private meetings with the Compensation Committee and/or Board without management representatives.

In general, the independent compensation consultant develops pay strategies and recommendations relating to the Chief Executive Officer, which the consultant provides to the Compensation Committee. The Compensation Committee and the consultant then review and discuss all matters involving the Chief Executive Officer’s compensation. After this review, the Compensation Committee prepares its own recommendation for the Board to review and discuss. The independent members of our Board have the sole authority to approve compensation decisions made with respect to the Chief Executive Officer, and the Board has established the scorecard against which the performance of the Chief Executive Officer is measured. The basis of the scorecard is the financial plan, as approved by the Board. However, the Compensation Committee reviews and approves the performance goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates his performance in light of those goals and objectives, and, based upon this evaluation, recommends his compensation for approval by the independent members of the Board.

With respect to Tyco’s other Senior Officers (“Senior Officers” are defined as Tyco’s “Section 16” officers who are required to report trading in Tyco securities under the Securities and Exchange Act) and employees, it is the Chief Executive Officer and the Senior Vice President, Human Resources and Internal Communications, who develop the pay strategies and recommendations, which the Compensation Committee then reviews. However, the authority to approve those strategies and recommendations resides with different parties according to the employee’s level. For Senior Officers, decisions must be approved by the independent members of the Board, subject to the Compensation Committee’s authority regarding performance measures. For employees below the level of Senior Officer, the Board has granted the Chief Executive Officer and his designees the authority to approve pay actions. However, the Compensation Committee is responsible for approving actions related to other aspects of the compensation of these employees, such as the size of bonus pools, annual incentive plan performance goals, equity award design, equity value ranges and share pools, and compensation packages for highly compensated employees who are not Senior Officers.

Risk Assessment of Compensation Programs

The Compensation Committee has assessed the company’s executive and broad-based compensation programs to evaluate whether they drive behaviors that are demonstrably within the risk management parameters it deems prudent. It has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Tyco’s management assessed the company’s executive and broad-based compensation and benefits programs on a global basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of overall program policies and practices; design of long-term incentive compensation plans; design of incentive compensation programs, including local bonus plans and sales incentive plans; and

sufficiency of control features. The review focused on plans that had the potential to provide material payouts. In most cases, the significant incentive compensation policies and practices are centrally designed and administered, and are substantially similar to those overseen by the Compensation Committee. Field sales personnel are paid primarily on a sales commission basis, but all of our senior executives are paid under the programs and plans for non-sales employees. Certain internal groups have different or supplemental compensation programs tailored to their specific operations and goals, and programs may differ by country due to variations in local laws and customs. In addition, Tyco’s compensation structure has embedded risk mitigation features. For example, the emphasis on long-term equity awards as a significant component of compensation mitigates the risk that managers may unduly focus on short-term results. In addition, policies such as stock ownership, share retention and pay recoupment serve as significant risk mitigators. Finally, the Compensation Committee’s authority to approve performance metrics, targets, minimum thresholds and maximum award caps provide discipline and help eliminate the incentive for excessive risk-taking behavior.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended material risk to the company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage inappropriate risk-taking; are compatible with effective internal controls and the risk management policies; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Stock Ownership Guidelines

In 2003, the Board established stock ownership and share retention guidelines for all Senior Officers. The Board believes that executives who own and hold a significant amount of Company stock are aligned with long-term shareholder interests. The guidelines apply to all of our named executive officers and certain additional senior executives. The Compensation Committee reviews compliance with our stock ownership guidelines annually.

The current stock ownership requirement for our named executive officers is five times for Messrs. Gursahaney and Oliver, six times for Mr. Coughlin and Ms. Reinsdorf and ten times for Mr. Breen. Tyco shares that count towards meeting the stock ownership requirement include restricted stock, RSUs, DSUs, performance share units, shares acquired through our 401(k) plan or the Employee Stock Purchase Program, and shares otherwise owned by the executive. We do not require that the stock ownership guidelines be attained within a certain period of time. Instead, the Compensation Committee reviews executive stock ownership regularly to ensure that our senior executives are making progress towards meeting their goals or maintaining their requisite ownership.

Tyco’s stock retention guidelines require that our named executive officers and other senior executives retain 75% of net (after-tax) shares acquired from the exercise of stock options or the vesting of restricted shares until they attain their target stock ownership goal. Once that goal is attained, they cannot sell shares if it would result in the executive owning fewer shares than the target multiple applicable to him or her. When a named executive officer reaches the age of 62, the target multiple is reduced by 50%. Except for Mr. Sklarsky, who was hired in December 2010, all of the named executive officers met or exceeded the applicable stock ownership multiple guideline in fiscal year 2011.

Pay Recoupment Policy

Tyco’s pay recoupment policy currently provides that, in addition to any other remedies available to it and subject to applicable law, if the Board or any Compensation Committee of the Board determines that any annual or other incentive payment, equity award or other compensation received by a Senior Officer resulted from any financial result or operating metric that was impacted by the Senior Officer’s fraudulent or illegal conduct, the Board or a Board Committee may recover from the Senior Officer that compensation it considers appropriate under the circumstances. The Board has the sole discretion to make any and all determinations under this policy.

The Board expects to update the pay recoupment policy when the regulations mandated by the Dodd-Frank Act are implemented by the Securities and Exchange Commission in the next year. At a minimum, the policy will comply with the Dodd-Frank Act and related regulations, but will likely retain features of the existing policy that are more expansive than the requirements of the Act.

Insider Trading Policy

The Company maintains an insider trading policy, applicable to all employees and directors. The policy provides that Tyco’s personnel may not buy, sell or engage in other transactions in Tyco’s stock while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings between Tyco and those companies; disclose material non-public information to any unauthorized persons outside of Tyco; or engage in transactions in puts, calls, cashless collars, options or similar rights and obligations involving Tyco’s securities, other than the exercise of any Company-issued stock option. The policy also restricts trading for a limited group of Company employees (including named executive officers and directors) to defined window periods that follow our quarterly earnings releases.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes a limit of $1.0 million on the amount of compensation that can be deducted by Tyco with respect to each named executive officer (other than Mr. Sklarsky, our Chief Financial Officer), unless the compensation over $1.0 million qualifies as “performance-based” under federal tax law. It is our policy to structure compensation arrangements with our named executive officers to qualify as performance-based so that compensation payments are deductible under U.S. federal tax law, unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Potentially non-deductible forms of compensation include payments in connection with the recruitment and retention of key employees, base salary over $1.0 million, discretionary bonus payments and grants of time-based RSUs. In addition, stock options granted to Mr. Breen when he was hired in July 2002 may not qualify as performance-based compensation under Section 162(m).

Compensation and Human Resources Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation and Human Resources Committee:

Rajiv L. Gupta, Chair

Timothy M. Donahue

Sandra S. Wijnberg

R. David Yost

Executive Compensation Tables

The following table sets forth information regarding the compensation of our named executive officers, who are Edward D. Breen, the Chairman and Chief Executive Officer; Frank S. Sklarsky, the Executive Vice President and Chief Financial Officer; George R. Oliver, President, Tyco Fire Protection; Naren K. Gursahaney, President, Tyco Security Solutions, and Judith A. Reinsdorf, Executive Vice President and General Counsel. In addition, information regarding Christopher J. Coughlin, Tyco’s former Executive Vice President and Chief Financial Officer through December 1, 2010, is provided. Salary and bonus include amounts that may be deferred at the named executive officer’s election.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock/Unit Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Current Officers
Edward D. Breen	2011	$1,625,000	$—	$4,913,163	$4,797,849	$2,925,000	$3,880,000	$2,238,610	$20,379,622
Chairman and Chief Executive Officer	2010	$1,625,000	$—	$4,419,090	$4,515,932	$4,062,500	$3,842,000	$1,404,351	$19,868,873
	2009	$1,625,000	$—	$4,317,984	$4,313,724	$1,869,000	$4,542,000	$1,127,677	$17,795,385

Frank S. Sklarsky	2011	$583,333	$500,000	$3,163,322	$874,517	$1,008,000	$—	$140,502	$6,269,674
Executive Vice President and Chief Financial Officer

George R. Oliver	2011	$607,493	$—	$1,296,760	$807,609	$1,013,000	$—	$204,153	$3,929,015
President, Tyco Fire Protection	2010	$599,989	$—	$1,104,233	$956,008	$1,200,000	$—	$175,564	$4,035,794
	2009	$589,990	$282,000	$1,007,808	$1,006,613	$168,000	$—	$231,832	$3,286,243

Naren K. Gursahaney	2011	$597,500	$—	$1,296,760	$807,609	$787,000	$—	$200,421	$3,689,290
President, Tyco Security Solutions	2010	$560,000	$—	$1,104,233	$956,008	$1,080,800	$—	$176,674	$3,877,715
	2009	$560,000	$146,000	$1,007,808	$1,006,613	$392,000	$—	$189,109	$3,301,530

Judith A. Reinsdorf	2011	$532,500	$—	$1,102,852	$686,570	$616,500	$—	$186,980	$3,125,402
Executive Vice President and General Counsel	2010	$525,000	$—	$921,578	$796,339	$840,000	$—	$185,452	$3,268,369

Former Officer
Christopher J. Coughlin	2011	$800,000	$—	$—	$—	$720,000	$—	$260,804	$1,780,804
Executive Vice President and Chief Financial Officer	2010	$800,000	$—	$3,416,580	$4,497,948	$1,600,000	$—	$307,226	$10,621,754
	2009	$800,000	$—	$1,439,328	$1,437,908	$736,000	$—	$309,188	$4,722,424

(1)	Bonus: Amounts shown in column (d) reflect a sign-on bonus paid to Mr. Sklarsky when he joined Tyco in December 2010. In addition, special awards were paid to Messrs. Oliver and Gursahaney in fiscal year 2009 in recognition of their contributions toward achievement of cash conversion and free cash flow generation goals in fiscal year 2009.
(2)	Stock/Unit Awards and Option Awards: The amounts in columns (e) and (f) reflect the fair value of equity awards granted in fiscal years 2011, 2010 and 2009, which consisted of stock options, restricted stock units (RSUs) and performance share units. These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For stock options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common shares on the date of grant. For performance share units, fair value is based on a model that considers the closing market price of Tyco common shares on the date of grant, the range of shares subject to such stock award, and the estimated probabilities of vesting outcomes. The value of performance share units included in the table assumes target performance. The following amounts represent the maximum potential performance share value by individual for fiscal year 2010: Mr. Breen—$9,826,325; Mr. Sklarsky—$1,792,294; Mr. Coughlin—$0; Mr. Oliver—$1,795,514; Mr. Gursahaney—$1,795,514; Ms. Reinsdorf—$1,527,026.

Amounts in column (f) for Mr. Coughlin include the incremental fair value of certain modifications made to outstanding options in connection with the fiscal year 2010 equity grant. These prior grants, which total 435,728 stock options, were made as part of the fiscal years 2006, 2007 and 2009 annual equity incentive program. The awards were modified to provide that if Mr. Coughlin remains employed by Tyco on October 8, 2011, then the options will remain exercisable throughout the entire ten-year period commencing on their grant dates, rather than the three-year window that normally follows retirement, and that any unvested options outstanding on such date (which would consist of 1/4 of the stock options granted in connection with the fiscal year 2009 incentive program) would immediately vest.
(3)	Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each named executive officer reflect annual cash incentive compensation for the applicable fiscal year. Annual incentive compensation is discussed in further detail above under the heading “Elements of Compensation—Annual Incentive Compensation.”
(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings: The amounts reported in column (h) for Mr. Breen reflect the aggregate increase in the actuarial present value of his accumulated benefits under all pension plans during fiscal years 2011, 2010 and 2009, determined using interest rate and mortality rate assumptions consistent with those used in Tyco’s financial statements. Information regarding the pension plans is set forth in further detail below following the “Pension Benefits” table.
(5)	All Other Compensation: The amounts reported in column (i) for each named executive officer represent cash perquisites, insurance premiums paid by Tyco for the benefit of the officer (and, in some cases, the officer’s spouse), costs related to personal use of Company aircraft, tax gross-up payments, Company contributions to 401(k) plans and non-qualified plans of Tyco and its subsidiaries providing similar benefits, and other miscellaneous benefits. The components of All Other Compensation for each named executive officer are shown in the following table.

Named Executive	Fiscal Year	Cash Perquisite(a)	Supplemental Executive Insurance Benefits(b)	Personal Use of Company Aircraft(c) Variable Universal Life	Supplemental Disability	Long- Term Care	Tax Gross- Ups(d)	Retirement Plan Contributions(e)	Miscellaneous(f)	Total All Other Compensation
Current Officers
Edward D. Breen	2011	$70,000	$50,405	$34,683	$15,429	$254,775	$1,512,738	$290,563	$10,017	$2,238,610
	2010	$70,000	$50,405	$34,683	$15,429	$213,151	$841,566	$174,117	$5,000	$1,404,351
	2009	$70,000	$50,405	$37,689	$15,428	$238,795	$478,964	$236,396	$—	$1,127,677

Franks S. Sklarsky	2011	$52,500	$—	$—	$—	$—	$—	$23,333	$64,669	$140,502

George R. Oliver	2011	$60,750	$14,839	$14,837	$20,347	$—	$—	$83,380	$10,000	$204,153
	2010	$60,000	$14,839	$14,837	$20,347	$—	$19,392	$36,149	$10,000	$175,564
	2009	$60,000	$14,839	$14,837	$20,346	$—	$21,011	$84,049	$16,750	$231,832

Naren K. Gursahaney	2011	$59,750	$10,109	$15,008	$19,275	$—	$—	$86,665	$9,614	$200,421
	2010	$56,000	$10,109	$15,008	$19,275	$—	$23,607	$43,475	$9,200	$176,674
	2009	$56,000	$10,109	$15,008	$19,274	$—	$23,782	$57,567	$7,369	$189,109

Judith A. Reinsdorf	2011	$53,250	$9,681	$12,762	$29,783	$—	$—	$71,604	$9,900	$186,980
	2010	$52,500	$9,681	$12,762	$29,783	$—	$26,593	$44,133	$10,000	$185,452

Former Officer
Christopher J. Coughlin	2011	$70,000	$28,262	$17,990	$21,211	$—	$—	$123,333	$8	$260,804
	2010	$70,000	$28,262	$17,990	$21,211	$39,302	$43,471	$76,800	$10,190	$307,226
	2009	$70,000	$28,262	$17,990	$21,210	$—	$39,959	$116,667	$15,100	$309,188

(a)	Cash Perquisites reflect an annual cash perquisite payment equal to the lesser of 10% of the executive’s base salary and $70,000. Payments are made quarterly and are adjusted to reflect changes in salary. This benefit has been discontinued as of January 1, 2012.
(b)	Supplemental Executive Insurance Benefits reflect premiums paid by Tyco for insurance benefits for the executive and, in the case of long-term care, for the executive’s spouse as well. These benefits are provided to certain Senior Officers of Tyco upon the approval of the Compensation Committee.
(c)	For security purposes, the Chief Executive Officer is authorized to use Company-owned or -leased aircraft for personal travel. Other named executive officers are permitted to use Company-owned or -leased aircraft if expressly approved by the Board or Mr. Breen. For purposes of the Summary Compensation Table, the aggregate incremental pre-tax cost to Tyco for personal use of Company aircraft is calculated using a method that takes into account the incremental cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs, including incremental costs associated with executives that are not in control of the aircraft. Because our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of Tyco-owned or -leased aircraft, and the cost of maintenance not related to trips.
(d)	The amounts shown in this column as tax gross-up payments for Messrs. Coughlin, Oliver, and Gursahaney, and Ms. Reinsdorf, represent tax gross-up payments made with respect to taxable insurance benefits in fiscal years 2009 and 2010. Amounts for Mr. Breen include tax gross-up payments made with respect to taxable insurance benefits and the reimbursement of state taxes owed by him to New York for Tyco work performed in that State. Generally, with respect to compensation awarded to Mr. Breen prior to 2009, Tyco pays the additional taxes (including a gross-up) that Mr. Breen owes as a result of working in New York rather than in his principal work location. The amount related to state taxes for Mr. Breen for fiscal year 2011 is an estimate, pending receipt of the relevant personal state tax return information for calendar year 2011. This estimate is based primarily on compensation deemed by New York State to be earned by Mr. Breen in fiscal year 2011 in respect of equity granted prior to 2009. Mr. Breen has waived the New York tax gross-up with respect to compensation awarded after January 1, 2009.
(e)	Retirement plan contributions include matching contributions made by Tyco on behalf of each executive to its tax-qualified 401(k) Retirement, Savings and Investment Plan and to its non-qualified Supplemental Savings and Retirement Plan.
(f)	Miscellaneous compensation in fiscal year 2011 includes matching charitable contributions made by Tyco on behalf of Messrs. Breen, Oliver, Gursahaney and Ms. Reinsdorf and, for Mr. Sklarsky, the value of relocation benefits. Miscellaneous compensation also includes de minimis payments made for fractional shares. Miscellaneous compensation in fiscal year 2010 includes matching charitable contributions made by Tyco on behalf of each of Messrs. Coughlin, Gursahaney and Oliver, and Ms. Reinsdorf and car service for Mr. Coughlin. Miscellaneous compensation in fiscal year 2009 includes matching charitable contributions made by Tyco on behalf of each of Messrs. Coughlin, Gursahaney and Oliver and de minimis payments for fractional shares made to Mr. Gursahaney.

Grants of Plan-Based Awards Table

The following table summarizes cash-based and equity-based awards for each of Tyco’s named executive officers that were granted during fiscal year 2011 under the 2004 SIP.

Name (a)	Grant Date (b)	Board or Committee Approval Date (c)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards(3) ($) (m)
			Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold ($) (g)	Target (Mid- Point) ($) (h)	Maximum (#) (i)
Current Officers
Edward D. Breen	12/8/2010	12/8/2010	1,015,625	2,031,250	4,062,500
	10/12/2010	10/12/2010								471,700	37.29	4,797,849
	10/12/2010	10/12/2010				57,285	127,300	254,600				4,913,163

Frank S. Sklarsky	12/8/2010	12/8/2010	350,000	700,000	1,400,000
	12/9/2010	10/1/2010								72,500	40.85	874,517
	12/9/2010	10/1/2010							9,700			396,245
	12/9/2010	10/1/2010							36,700			1,499,195
	12/9/2010	10/1/2010							9,100			371,735
	12/9/2010	10/1/2010				8,775	19,500	39,000				896,147

George R. Oliver	12/8/2010	12/8/2010	305,000	610,000	1,220,000
	10/12/2010	10/12/2010								79,400	37.29	807,609
	10/12/2010	10/12/2010							10,700			399,003
	10/12/2010	10/12/2010				9,630	21,400	42,800				897,757

Naren K. Gursahaney	12/8/2010	12/8/2010	305,000	610,000	1,220,000
	10/12/2010	10/12/2010								79,400	37.29	807,609
	10/12/2010	10/12/2010							10,700			399,003
	10/12/2010	10/12/2010				9,630	21,400	42,800				897,757

Judith A. Reinsdorf	12/8/2010	12/8/2010	214,000	428,000	856,000
	10/12/2010	10/12/2010								67,500	37.29	686,570
	10/12/2010	10/12/2010							9,100			339,339
	10/12/2010	10/12/2010				8,190	18,200	36,400				763,513

Former Officer
Christopher J. Coughlin	12/8/2010	12/8/2010	250,000	500,000	1,000,000

(1)	Amounts reported in columns (d) through (f) represent potential annual performance bonuses that the named executive officers could have earned under Tyco’s annual incentive plan for fiscal year 2011. The Board approved a maximum bonus payout of 0.50% of net income before special items for Mr. Breen, subject to a cap of $5.0 million imposed by the 2004 SIP, and 0.25% for the other Senior Officers, subject to a cap of $2.5 million. The Compensation Committee further established a maximum payout of 200% of target. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure.
(2)	Amounts in (g) through (i) represent potential share payouts with respect to performance share awards that were made in connection with the fiscal year 2011 long-term compensation grant. Performance share units were granted to certain executive officers in October 2010 (December 2010 in the case of Mr. Sklarsky) and vest at the end of the three-year performance period on September 27, 2013. The number of shares that will be paid out will depend on Tyco’s (i) three-year annualized total shareholder return over the performance period, as compared to the return for the S&P 500 Industrials Index and (ii) achievement of cumulative earnings per share before special items over the performance period. Equity was granted to Mr. Sklarsky when he joined Tyco in December 2010. A portion of the award granted on December 8, 2010, consisting of (i) restricted stock units with a grant date fair value of $1.5 million that vest in equal annual installments over a three year period and (ii) restricted stock units with a grant date fair value of $371,735 that vest on the third anniversary of the grant date, were intended to compensate Mr. Sklarsky for equity and other benefits forfeited with his previous employer.
(3)	Amounts in column (m) show the grant date fair value of the option awards and performance share awards granted to named executive officers. Amounts for performance share awards represent the estimate of the aggregate compensation cost to be recognized over the three year performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual number of shares that are paid out will depend on Tyco’s achievement of the performance metrics at the end of the performance period.

The Company made its annual grant of equity for fiscal year 2011 in October 2010. The award for the Chief Executive Officer consisted of stock options and performance share units. Other named executive officers also received a mix of stock options, performance share units and restricted stock units.

When Tyco grants stock options, the exercise price equals the fair market value of our common shares on the date of grant. Stock options generally vest in equal installments over a period of four years, beginning on the first anniversary of the grant date. Each option holder has 10 years to exercise his or her stock option from the date of grant, unless forfeited earlier.

Performance share units generally vest at the end of the performance period. The number of shares that are actually earned depends on whether, and at what level, the performance criteria have been met. Performance share units granted in fiscal year 2011 accrue dividends prior to vesting, which are earned and paid out only to the extent that performance targets are achieved. Performance share units do not have any voting rights. For performance share units granted in connection with the fiscal year 2011 equity award, the relevant metrics are (i) Tyco’s three-year total shareholder return (“TSR”) between September 25, 2010 and September 27, 2013 (50% weighting) and (ii) Tyco’s cumulative earnings per share before special items (“cumulative EPS”) over the same period (50% weighting). Tyco’ TSR is to be compared with the total shareholder return of all the companies in the S&P 500 Industrials Index for the same period. The TSR return measure is based on the average of the closing stock price for the 60 trading days preceding, and the last 60 trading days of, the performance period, plus a total return factor to reflect the reinvestment of dividends during the three-year period. If Tyco’s total shareholder return is not equal to or better than the total shareholder return for 35% of the companies constituting the S&P 500 Industrials Index, no shares will be delivered with respect to the TSR performance metric. The cumulative EPS metric also contains a minimum performance threshold. The maximum number of shares each named executive officer can receive with respect to the fiscal year 2011 performance share plan is two times the target number of shares granted. In addition, if Tyco’s TSR is negative at the end of the performance period, the maximum payout for the TSR metric is capped at 125% of the target number of shares, with a similar cap for the cumulative EPS performance threshold.

Forfeiture provisions related to involuntary terminations are described above under the heading “Change in Control and Severance Benefits.” Special termination provisions apply for employees who are terminated in connection with the Distributions. For a description of these provisions, please refer to Tyco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2011.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2011. Dollar amounts are based on the NYSE closing price of $40.75 for Tyco’s common shares on September 30, 2011.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options: (#) Exercisable (b)	Number of Securities Underlying Unexercised Options: (#) Unexercisable(1) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3) (i)
Current Officers
Edward D. Breen	49,749	—	$52.43	3/25/2014			479,484	$19,538,973
	49,749	—	$57.19	3/25/2014
	49,749	—	$63.55	3/25/2014
	49,749	—	$58.78	3/9/2015
	49,749	—	$65.13	3/9/2015
	49,749	—	$71.49	3/9/2015
	124,374	—	$46.07	11/21/2015
	399,714	—	$48.14	11/20/2016
	292,000	—	$53.36	7/1/2017
	277,050	277,050	$29.00	10/6/2018
	112,425	337,275	$33.75	9/30/2019
	—	471,700	$37.29	10/11/2020

Frank S. Sklarsky	—	72,500	$40.85	12/8/2020	56,433	$2,299,645	19,828	$807,991

George R. Oliver	62,947	—	$43.72	7/9/2016	23,058	$939,614	100,622	$4,100,347
	71,000	—	$53.36	7/1/2017
	17,500	17,500	$44.49	8/17/2018
	64,650	64,650	$29.00	10/6/2018
	23,800	71,400	$33.75	9/30/2019
	—	79,400	$37.29	10/11/2020

Naren K. Gursahaney	37,768	—	$44.16	3/25/2014	23,058	$939,614	100,622	$4,100,347
	31,473	—	$56.87	3/9/2015
	25,178	—	$46.07	11/21/2015
	9,442	—	$48.67	1/11/2016
	88,125	—	$48.14	11/20/2016
	71,000	—	$53.36	7/1/2017
	17,500	17,500	$44.49	8/17/2018
	64,650	64,650	$29.00	10/6/2018
	23,800	71,400	$33.75	9/30/2019
	—	79,400	$37.29	10/11/2020

Judith A. Reinsdorf	44,657	—	$51.14	5/9/2017	9,310	$379,383	80,420	$3,277,115
	47,000	—	$53.36	7/1/2017
	49,250	49,250	$29.00	10/6/2018
	19,825	59,475	$33.75	9/30/2019
	—	67,500	$37.29	10/11/2020

Former Officer
Christopher J. Coughlin	24,874	—	$56.60	3/6/2015	—	—	163,248	$6,652,356
	62,187	—	$56.87	3/9/2015
	62,187	—	$46.07	11/21/2015
	188,841	—	$48.14	11/20/2016
	139,000	—	$53.36	7/1/2017
	92,350	92,350	$29.00	10/6/2018
	79,350	238,050	$33.75	9/30/2019

(1)	Vesting dates for each outstanding option award for the named executive officers are as follows:

Vesting Date	Exercise Price	Edward D. Breen	Frank S. Sklarsky	George R. Oliver	Naren K. Gursahaney	Judith A. Reinsdorf	Christopher J. Coughlin
		Number Of Shares Underlying Vesting Awards
2011
10/1/2011	33.75	112,425	—	23,800	23,800	19,825	79,350
10/7/2011	29.00	138,525	—	32,325	32,325	24,625	46,175
10/12/2011	37.29	117,925	—	19,850	19,850	16,875	—
12/9/2011	40.85	—	18,125	—	—	—	—
2012
8/18/2012	44.49	—	—	17,500	17,500	—	—
10/1/2012	33.75	112,425	—	23,800	23,800	19,825	79,350
10/7/2012	29.00	138,525	—	32,325	32,325	24,625	46,175
10/12/2012	37.29	117,925	—	19,850	19,850	16,875	—
12/9/2012	40.85	—	18,125	—	—	—	—
2013
10/1/2013	33.75	112,425	—	23,800	23,800	19,825	79,350
10/12/2013	37.29	117,925	—	19,850	19,850	16,875	—
12/9/2013	40.85	—	18,125	—	—	—	—
2014
10/12/2014	37.29	117,925	—	19,850	19,850	16,875	—
12/9/2014	40.85	—	18,125	—	—	—	—

(2)	The amounts in columns (f) and (g) reflect, for each named executive officer, the number and market value of RSUs which had been granted as of September 30, 2011, but which remained subject to additional vesting requirements (the officer’s continued employment with Tyco). Scheduled vesting of all RSUs for each of the named executive officer is as follows:

Vesting Date	Edward D. Breen	Frank S. Sklarsky	George R. Oliver	Naren K. Gursahaney	Judith A. Reinsdorf	Christopher J. Coughlin
	Number Of Shares Underlying Vesting Awards
2011
10/12/2011	—	—	2,737	2,737	2,328	—
12/9/2011	—	14,906	—	—	—	—
2012
8/18/2012	—	—	12,112	12,112	—	—
10/12/2012	—	—	2,736	2,736	2,327	—
12/9/2012	—	14,905	—	—	—	—
2013
10/12/2013	—	—	2,737	2,737	2,328	—
12/9/2013	—	24,157	—	—	—	—
2014
10/12/2014	—	—	2,736	2,736	2,327	—
12/9/2014	—	2,465	—	—	—	—

(3)	Amounts in columns (h) and (i) reflect the number and market value, as of September 30, 2011, of performance share units that would be earned if the performance goals related to these awards were met at the target level at the end of the performance period. If the minimum performance threshold is not met, there will be no payout. The number of shares that will actually be earned will depend on Tyco’s three-year shareholder return as compared to the total shareholder return of the S & P 500 Industrials Index and its cumulative EPS over the performance period.

Scheduled vesting of all performance share units (based on achievement of target values) for each of the named executive officers is as follows:

Vesting Date	Edward D. Breen	Frank S. Sklarsky	George R. Oliver	Naren K. Gursahaney	Judith A. Reinsdorf	Christopher J. Coughlin
	Number Of Shares Underlying Vesting Awards
2011
9/30/2011	223,344	—	52,128	52,128	39,600	74,448
2012
9/30/2012	125,900	—	26,600	26,600	22,200	88,800
2013
9/27/2013	130,240	19,828	21,894	21,894	18,620	—

Option Exercises and Stock Vested Table

The following table shows, for each of the named executive officers, the amounts realized from options that were exercised and RSUs that vested during fiscal year 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(2)	Value Realized on Vesting ($) (e)
Current Officers
Edward D. Breen(1)	1,675,943	$48,075,674	81,160	$3,460,449
Frank S. Sklarsky	—	$—	—	$—
George R. Oliver	—	$—	8,066	$399,630
Naren K. Gursahaney	84,978	$1,825,861	18,408	$788,962
Judith A. Reinsdorf	—	$—	5,377	$266,403
Former Officer
Christopher J. Coughlin	—	—	37,299	$1,590,919

(1)	Mr. Breen exercised stock options scheduled to expire in 2012 from September 2010 through August 2011 pursuant to a Rule 10b5-1 stock trading plan. Mr. Breen entered into the plan as part of his personal long-term financial, estate and tax planning strategy, and to provide for the orderly liquidation of his stock options prior to their expiration.

(2)	For Mr. Breen, amount in column (d) does not reflect 21,966 fully vested dividend equivalents accrued during fiscal 2011 on Deferred Stock Units (“DSUs”) originally granted to Mr. Breen in July 2002. The value of these dividend equivalents, and earnings thereon, is reported in the Non-Qualified Deferred Compensation Table of Fiscal Year-End 2011 under the column heading “Aggregate Earnings in Last Fiscal Year.”

Pension Benefits Table

The following table presents, for each named executive officer, the present value of the benefit he or she would receive at retirement under the specified pension plan, based on credited years of service and covered compensation as of September 30, 2011. Mr. Breen is the only named executive officer of Tyco with a pension benefit.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Edward D. Breen	Employment Agreement	9.17	$23,660,000	$—

(1)	The terms of Mr. Breen’s employment agreement provide that he is entitled to receive an annual supplemental retirement benefit payable at the later of age 60 and termination of employment. The supplemental benefit is in the form of a joint 50% spousal survivor’s annuity equal to 50% of Mr. Breen’s final average earnings. This average is calculated as the highest average of the sum of his monthly base salary and actual bonus (the bonus being spread equally over the bonus period for which it is paid) during any consecutive 36 month period within the 60-month period prior to his termination of employment. Final average earnings are reduced by benefits from any defined benefit pension plans maintained by Tyco or its affiliates, by benefits from any other defined benefit pension plans maintained by any previous employers, and by benefits attributable to employer contributions, including matching contributions to any defined contribution plans maintained by Tyco or its affiliates. Mr. Breen is vested in the benefit described above. Mr. Breen’s benefit is payable as an actuarially equivalent lump sum at the later of (i) age 60 and (ii) the actual date of his termination of employment other than as a result of death or upon a change in control (subject to any applicable 6-month delay pursuant to Code Section 409A).
(2)	The amount in column (d) is calculated as the discounted present value of normal retirement benefits earned as of September 30, 2011, payable as a lump sum at “Normal Retirement Date” (without regard to projected service, projected salary increases, pre-retirement mortality or other decrements). The assumptions used in determining the discounted present value are consistent with those used to calculate Tyco’s retirement plan liabilities as described in Note 16 to Tyco’s audited consolidated financial statements for fiscal year 2011, and include:

•	A discount rate of 4.45%;

•	Payment as a lump sum;

•	A prime rate of 3.25% (used to accumulate Tyco’s defined contribution match balance);

•	An assumed retirement age of 60.

Non-Qualified Deferred Compensation Table at Fiscal Year-End 2011

The following table presents information on the non-qualified deferred compensation accounts of each named executive officer at September 30, 2011.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)(1)	Registrant Contributions in Last Fiscal Year ($) (c)(1)	Aggregate Earnings in Last Fiscal Year ($) (d)(2)	Aggregate Withdrawals/ Distribution ($) (e)(4)(3)	Aggregate Balance at Last Fiscal Year End ($) (f)
Current Officers
Edward D. Breen
SSRP	$0	$278,896	$6,449	$0	$1,296,311
SERP	$0	$0	$9,966	$0	$722,838
Deferred Stock Units(4)	$0	$0	$2,987,253	$0	$39,647,224

Frank S. Sklarsky	$0	$11,083	$(857)	$0	$10,227

George R. Oliver	$0	$72,500	$(1,000)	$0	$304,902

Naren K. Gursahaney
SSRP	$617,099	$77,915	$(82,543)	$0	$3,049,290
SERP	$0	$0	$1,688	$0	$60,758

Judith A. Reinsdorf	$68,300	$59,937	$(11,434)	$0	$831,792

Former Officer
Christopher J. Coughlin	$0	$111,083	$15,288	$0	$574,767

(1)	Amounts in columns (b) and (c) include employee and Company contributions, respectively, under Tyco’s Supplemental Savings and Retirement Plan (the “SSRP”), a non-qualified retirement savings plan. All of the amounts shown in column (c) are included in the Summary Compensation Table under the column heading “All Other Compensation.” Under the terms of the SSRP, an eligible executive may choose to defer up to 50% of his or her base salary and up to 100% of his or her performance bonus.

(2)	Amounts in column (d) include earnings or (losses) on the named executive officer’s notional account in the SSRP and in Tyco’s Supplemental Executive Retirement Plan (the “SERP”). The SERP was frozen with respect to additional contributions on December 31, 2004. Investment options under the SSRP include only funds that are available under Tyco’s tax-qualified 401(k) retirement plans. Investment options under the SERP are the same as those available under the SSRP.

(3)	Under both the SSRP and the SERP, participants may elect to receive distributions in a single lump sum payment or in up to 15 annual installments. A participant who is still employed by Tyco may begin receiving distributions under each plan after a minimum of five years have elapsed from the plan year for which contributions have been made. A participant who has left Tyco may begin receiving distributions upon his or her termination of employment or retirement.

(4)	Reflects DSUs originally granted to Mr. Breen in July 2002. Distribution of the DSUs will occur on the first to occur of (1) 30 days following the termination of the individual from the Company (except for cause), (2) a change in control of the Company and (3) December 31, 2017. DSUs accrue fully vested dividend equivalent units, which are distributed at the same time as the distribution of the underlying DSUs. Amounts in column (d) represent the earnings during fiscal 2011 on 950,972 vested DSUs that have not yet been delivered. Column (d) also includes the value of, and earnings on, 21,966 fully vested dividend equivalents accrued during fiscal 2011. The value set forth in Column (f) is based on Tyco’s closing NYSE price of $40.75 on September 30, 2011.

Potential Payments Upon Termination and Change in Control

The following table summarizes the severance benefits that would have been payable to each of the named executive officers upon his or her termination of employment or upon the occurrence of a change in control, assuming that the triggering event or events occurred on September 30, 2011 and thus are estimates of the amounts that would be paid to the executives upon a change in control or their termination following a change in control. The amounts shown are based on Tyco’s closing NYSE share price of $40.75 on such date. In addition to the amounts set forth below, each of the named executive officers would be entitled to the amounts set forth under “Pension Benefits Table” and “Non-Qualified Deferred Compensation Table at Fiscal Year-End 2011.” The actual amounts to be paid can only be determined at the time of such change in control or executive’s separation. See “Interests of Tyco’s Directors and Executive Officers in the Distribution” for a description of the payments and benefits that each named executive officer would receive in connection with the Distributions and related transactions.

For Mr. Breen, termination benefits are governed by his employment agreement. For each of the other named executive officers, the CIC Severance Plan governs termination benefits for change in control triggering events, and the Severance Plan governs termination benefits for all other triggering events. In all cases, a “Qualified Termination” means a termination following a change in control that would provide the executive with a “Good Reason” to terminate his employment, as defined under the CIC Severance Plan or under Mr. Breen’s employment agreement. For the definition of “Good Reason” and “Cause” under the relevant documents, see the discussion under the heading “Change in Control and Severance Benefits.” Under his employment agreement, Mr. Breen could terminate his employment for “Good Reason” by voluntarily resigning within the 30-day period following the first anniversary of a change in control, in which case he would be entitled to severance and the benefit and perquisite continuation described in column (c). The definition of a “Good Reason” termination under Mr. Breen’s employment agreement includes a change in duties that results in a significant diminution in his position, authority, duties or responsibilities. Upon completion of the Distributions, if Mr. Breen were to continue as Tyco’s chief executive officer, we believe that these provisions would apply. As a result, upon his resignation in connection with the Distributions, Mr. Breen is expected to receive severance benefits consistent with a Good Reason termination, except that Mr. Breen has waived the acceleration of a portion of his fiscal year 2012 annual equity grant, and these awards are expected to be forfeited.

Mr. Breen’s employment agreement with Tyco was amended on December 19, 2008. Among other changes, the amended agreement reduced certain of the benefits, including cash payments, that he is entitled to upon a termination or change in control, as described above under the heading “Change in Control and Severance Benefits.”

	Change in Control		Other Termination
Name / Form of Compensation (a)	Without Qualified Termination (b)	With Qualified Termination (c)	With Cause (d)	Without Cause (e)(1)	Resignation/ Retirement (f)(2)	Death or Disability (g)
Edward D. Breen
Severance(3)	—	$17,062,500	—	$11,375,000	—	—
Benefit & Perquisite Continuation(4)	—	$330,381	—	$217,376	—	—
Accelerated Vesting of Equity Awards(5)	$14,418,536	$14,418,536	—	$14,418,536	—	$7,258,517
Retirement Plan Distribution(6)	$11,039,000	$11,039,000	—	$3,692,000	—	—
Supplemental Life Insurance(7)	—	—	—	—	—	$3,245,000

Frank S. Sklarsky
Severance(3)	—	$4,186,000	—	$2,800,000	—	—
Benefit & Perquisite Continuation(4)	—	$41,176	—	$29,859	—	—
Accelerated Vesting of Equity Awards(5)	—	$3,107,636	—	—	—	$2,513,542

George R. Oliver
Severance(3)	—	$2,440,000	—	$2,440,000	—	—
Benefit & Perquisite Continuation(4)	—	$25,510	—	$25,510	—	—
Accelerated Vesting of Equity Awards(5)	$493,564	$4,449,906	—	$615,100	—	$3,438,939
Supplemental Life Insurance(7)	—	—	—	—	—	$1,150,000

Naren K. Gursahaney
Severance(3)	—	$2,440,000	—	$2,440,000	—	—
Benefit & Perquisite Continuation(4)	—	$29,859	—	$29,859	—	—
Accelerated Vesting of Equity Awards(5)	$493,564	$4,449,906	—	$615,100	—	$3,438,939
Supplemental Life Insurance(7)	—	—	—	—	—	$840,000

Judith A. Reinsdorf
Severance(3)	—	$2,879,370	—	$1,926,000	—	—
Benefit & Perquisite Continuation(4)	—	$34,652	—	$25,510	—	—
Accelerated Vesting of Equity Awards(5)	—	$3,271,360	—	$486,506	—	$2,417,851
Supplemental Life Insurance(7)	—	—	—	—	—	$1,000,000

Former Officer
Christopher J. Coughlin
Severance(3)	—	$1,950,000	—	$0	—	—
Benefit & Perquisite Continuation(4)	—	$7,225	—	$7,225	—	—
Accelerated Vesting of Equity Awards(5)	—	$4,058,193	—	$1,098,006	—	$2,751,463
Supplemental Life Insurance(7)	—	—	—	—	—	$1,500,000

(1)

For Mr. Breen, severance benefits are also paid upon termination for Good Reason. As discussed above, the definition of a “Good Reason” termination under Mr. Breen’s employment agreement includes a change in duties that results in a significant diminution in his position, authority, duties or responsibilities. Upon completion of the Distributions, if Mr. Breen were to continue as Tyco’s chief executive officer, we believe that these provisions would apply. As a result, upon his resignation in connection with the Distributions, Mr. Breen is expected to receive severance benefits consistent with a Good Reason termination, except that Mr. Breen has waived the acceleration of a portion of his fiscal year 2012 annual equity grant, and these awards are expected to be forfeited.
(2)	For Mr. Breen, who is retirement eligible based upon age and service, the value of certain equity awards that would immediately become deliverable upon retirement are not included because these awards are no longer subject to a significant vesting requirement.
(3)	For Mr. Breen, severance paid for a qualified termination under a Change in Control was based on three times his base salary and three times his actual bonus for fiscal year 2010. For termination due to other triggering events, severance was based on two times his base salary and two times his actual bonus for fiscal year 2010. Under his employment agreement, the multiple will reduce when Mr. Breen reaches specified ages. In addition, in the event of a change in control, Mr. Breen’s employment agreement provides for a full gross-up of any federal excise tax that might be due under Section 4999 of the Code (although no gross-up would have been payable as of September 30, 2011). No other named executive is eligible for this benefit. For each of the other named executive officers, severance would be paid under either the CIC Severance Plan (if the triggering event were a change in control) or the Severance Plan (for other triggering events). Under the CIC Severance Plan, each of Mr. Sklarsky and Ms. Reinsdorf would be entitled to a severance payment of 2.99 times base salary and 2.99 times target bonus for the fiscal year in which termination occurs, and Messrs. Gursahaney and Oliver would be entitled to 2 times his base salary and target bonus, subject to possible reduction if the excise tax under Section 4999 would apply. Under the Severance Plan, each named executive officer (except Mr. Breen) would have been entitled to salary continuation and bonus payments for the 24 months following termination of employment. In addition to the amounts included in this table, each named executive officer (including Mr. Breen) would be entitled to the Annual Performance Bonus for the year in which his or her employment was terminated. The bonus payments are included in the Summary Compensation table under the column heading “Non-Equity Incentive Compensation,” and are discussed above under the heading “Elements of Compensation—Annual Incentive Compensation.”
(4)	Upon a triggering event, Mr. Breen’s employment agreement provides for continued participation in health and welfare plans over the same time period for which severance is payable, subject to an 18-month limit on medical benefits. If continued participation is not practicable, and/or if Mr. Breen’s severance period is greater than 18 months, an equivalent cash payment is made, with a tax gross-up on such amounts. For each of the other named executive officers, medical and dental benefits are provided under the CIC Severance Plan or the Severance Plan, which both provide for 12 months of continuing coverage, and if the executive’s severance period is greater than 12 months, the executive will be entitled to a cash payment equal to the projected value of the employer portion of premiums during the severance period in excess of 12 months. Not included is the value of the executive disability insurance program that provides salary continuation of an additional $25,000 ($75,000 for Mr. Breen) above the $15,000 monthly benefit provided by our broad based disability plan.
(5)	Amounts represent the intrinsic value of unvested Tyco equity awards and stock options that would vest upon a triggering event. Performance share units are assumed to vest at target for purposes of these calculations. For Mr. Breen, the amounts in columns (b), (c), (e) and (g) include a tax gross-up payment to the State of New York of $10,172. Mr. Breen agreed to waive the New York State tax gross-up payments for compensation that is awarded to him after January 1, 2009.
(6)	Amounts in columns (b), (c) and (e) represent accelerated payment of a portion of the amount disclosed in the Pension Benefits Table that would be due upon a change in control or termination without cause triggering event. No accelerated payment would accrue under the circumstances described under columns (d), (f) or (g). Under Mr. Breen’s employment agreement, if Mr. Breen voluntarily terminates employment without Good Reason, or his employment is terminated for Cause prior to age 60, benefits deemed earned under the Supplemental Executive Retirement Plan will be subject to a reduction of 0.25% for each month or partial month the termination date is prior to age 60. The amount shown in column (b) does not reflect any reduction in benefits related to an election to receive payments earlier than age 60.
(7)	Amounts represent Tyco-provided supplemental life insurance benefit for each of the named executive officers (other than Mr. Sklarsky) upon the death of the executive.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Tyco’s officers and Directors and persons who beneficially own more than 10% of Tyco’s common shares to file reports of ownership and changes in ownership of such common shares with the SEC and NYSE. These persons are required by SEC regulations to furnish Tyco with copies of all Section 16(a) forms they file. As a matter of practice, Tyco’s administrative staff assists Tyco’s officers and Directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on Tyco’s review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, Tyco believes that all of its officers, Directors and beneficial owners of more than 10% of its common shares complied with Section 16(a) during fiscal year 2011.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of three Directors, each of whom the Board has determined meets the independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a charter approved by the Board, which is posted on our website. As more fully described in its charter, the Audit Committee oversees Tyco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Management assures that Tyco develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. Tyco’s independent auditors are responsible for performing an audit in accordance with auditing standards generally accepted in the United States to obtain reasonable assurance that Tyco’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States. The internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

In this context, the Audit Committee has reviewed the GAAP consolidated financial statements and Swiss statutory financial statements for the fiscal year ended September 24, 2010, and has met and held discussions with management, the internal auditors and the independent auditors concerning these financial statements, as well as the report of management and the report of the independent registered public accounting firm regarding Tyco’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. Management represented to the Committee that Tyco’s GAAP consolidated financial statements were prepared in accordance with GAAP and the Swiss statutory financial statements comply with Swiss law and Tyco’s Articles of Association. In addition, the Committee has discussed with the independent auditors the auditors’ independence from Tyco and its management as required under Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also received an unqualified opinion from Deloitte AG that the Swiss statutory financial statements for the period ended September 30, 2011 comply with Swiss law and Tyco’s Articles of Association. Based upon the Committee’s review and discussions referred to above, the Committee recommended that the Board include Tyco’s audited consolidated financial statements in Tyco’s Annual Report on Form 10-K for fiscal year 2011 filed with the Securities and Exchange Commission and that such report, together with the audited statutory financial statements of Tyco International Ltd. be included in Tyco’s annual report to shareholders for fiscal year 2011.

Submitted by the Audit Committee,

Brendan R. O’Neill, Chair

Michael E. Daniels

Dinesh Paliwal

William S. Stavropoulos

PROPOSAL 1—APPROVAL OF A SPECIAL DIVIDEND IN KIND FOR ADT

The Board of Directors proposes a special dividend in kind to each Tyco shareholder of one share of common stock of ADT, par value $0.01 per share, for every two Tyco common shares held as of the record date for the special dividend subject to the satisfaction or waiver prior to March 31, 2013 of the conditions set forth below. The special dividend shall be made out of Tyco’s qualifying contributed surplus equity position in its Swiss statutory accounts. The reduction to Tyco’s contributed surplus in its statutory accounts resulting from the special dividend shall be the greater of (i) the aggregate book value of ADT as of March 30, 2012 (as calculated under Swiss GAAP for purposes of Swiss statutory accounting) and (ii) the aggregate trading value of all ADT shares (calculated as the product of multiplying the number of ADT shares distributed in the special dividend in kind by the opening trading price of ADT common stock on the first trading day after the distribution of the special dividend). The accumulated deficit in Tyco’s Swiss statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. The aggregate book value of all outstanding shares of ADT common stock on the distribution date plus the aggregate book value of all other distributions proposed to be made (including the distribution of Tyco Flow Control common shares), may not exceed the amount legally distributable to Tyco shareholders.

In lieu of ADT fractional shares, shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT common stock in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of ADT common stock in the special dividend.

Declaration and distribution of the special dividend shall be subject to the satisfaction (in the sole determination of the Board of Directors) or waiver (at the sole discretion of the Board of Directors) prior to March 31, 2013 of the following conditions:

•

the SEC, shall have declared effective the ADT Form 10, including the Preliminary Information Statement contained therein, under the Exchange Act, and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution to Tyco shareholders substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•	based on the closing price of the ADT shares trading on the last “when-issued” trading day prior to the ADT Distribution, the aggregate market capitalization of ADT shall not exceed CHF 17.5 billion.

The Board’s proposal is accompanied by a report by the auditor, Deloitte AG (Zürich), as state supervised auditing enterprise, who will be present at the meeting. The auditor’s report states that the proposed special dividend in kind complies with Swiss law and Tyco’s Articles of Association.

The approval of the distribution of the special dividend in kind requires the affirmative vote of a relative majority of the votes cast by the holders of common shares represented at the Special General Meeting in person or by proxy (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the number of votes cast).

The Board recommends that the shareholders vote FOR the approval of the distribution of shares of ADT common stock to be made in the form of a special dividend in kind out of qualifying contributed surplus.

PROPOSAL 2—APPROVAL OF A SPECIAL DIVIDEND IN KIND FOR TYCO FLOW CONTROL

The Board of Directors proposes a special dividend in kind to each Tyco shareholder, for every Tyco common share held as of the record date for the special dividend, subject to the satisfaction or waiver prior to March 31, 2013 of the conditions set forth below, a number of shares of Tyco Flow Control, par value CHF 0.50 per share, equal to the quotient of (i) the product of (x) the number of Pentair common shares outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution, multiplied by (y) 1.10526316 divided by (ii) the number of shares of Tyco common stock outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution.

In lieu of Tyco Flow Control fractional shares, shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of Tyco Flow Control in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of Tyco Flow Control in the special dividend.

The special dividend shall be made out of Tyco’s qualifying contributed surplus equity position in its Swiss statutory accounts. The reduction to Tyco’s contributed surplus in its Swiss statutory accounts resulting from the special dividend shall be the greater of (i) the aggregate book value of Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of Swiss statutory financial statements) and (ii) the aggregate trading value of all distributed Tyco Flow Control shares (calculated as the product of multiplying the number of Tyco Flow Control common shares distributed in the special dividend in kind by the opening trading price of Tyco Flow Control common shares distributed on the first trading day after the distribution of the special dividend). The accumulated deficit in Tyco’s statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. The aggregate book value of all outstanding common shares of Tyco Flow Control on the distribution date plus the aggregate book value of all other distributions proposed to be made (including the distribution of ADT common stock), may not exceed the amount legally distributable to Tyco shareholders.

Declaration and distribution of the special dividend shall be subject to the satisfaction (in the sole determination of the Board of Directors) or waiver (at the sole discretion of the Board of Directors) prior to March 31, 2013 of the following conditions:

•

the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

•

each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement see “The Merger Agreement—Conditions to the Completion of the Merger.”

The Board’s proposal is accompanied by a report by the auditor, Deloitte AG (Zürich), as state supervised auditing enterprise, who will be present at the meeting. The auditor’s report states that the proposed special dividend in kind complies with Swiss law and Tyco’s Articles of Association.

The approval of the distribution of the special dividend in kind requires the affirmative vote of a relative majority of the votes cast by the holders of common shares represented at the Special General Meeting in person or by proxy (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the number of votes cast).

The Board recommends that the shareholders vote FOR the approval of the distribution of Tyco Flow Control common shares to be made in the form of a special dividend in kind out of qualifying contributed surplus.

PROPOSAL 3—ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at this Special General Meeting a slate of two new nominees which election would be effective as of and subject to completion of the Distributions. The new nominees are Frank Drendel and George Oliver. The election of Directors will take place at the Special General Meeting. Election of the new Directors requires the affirmative vote of an absolute majority of the votes cast by the holders of common shares represented at the Special General Meeting in person or by proxy (whereby abstentions, broker non-votes, blank or invalid ballots shall be included for purposes of establishing the number of votes cast). Shareholders are entitled to one vote per share for each of the Directors to be elected. Tyco is not aware of any reason why any of the nominees will not be able to serve if elected. The new Directors elected will serve until Tyco’s next annual general meeting and until their successors, if any, are elected and qualified.

Set forth below is information concerning the age, principal occupation, employment, directorships during the past five years, and other positions with Tyco of the nominees and each director, the year in which he or she first became a director of Tyco and his or her term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director, in light of Tyco’s business and structure.

Nominees for Election as Directors

George R. Oliver—Mr. Oliver, age 51, has been President of Tyco Fire Protection since September 2010 and upon the Distributions, it is anticipated that Mr. Oliver will serve as Tyco’s chief executive officer. Prior to that he was President of Tyco Safety Products from 2006 to 2010, was named President of the Tyco Electrical & Metal Products business in March 2007, and assumed the leadership of International Fire (Fire Protection Services) in October 2009. Prior to joining Tyco in 2006, Mr. Oliver served in operational roles of increasing responsibility at several General Electric divisions. Mr. Oliver serves as a director on the board of Atkore International, Inc., an equity investment of Tyco.

Frank M. Drendel —Mr. Drendel, age 67, is currently Non-Executive Chairman of the Board of

CommScope Holding Company, Inc. Prior to the acquisition of CommScope by The Carlyle Group in January 2011, Mr. Drendel served as Chief Executive Officer of CommScope from its founding in 1976. He also served as chairman since July 1997, when CommScope was spun-off from General Instrument Corporation and became an independent company. While at CommScope, Mr. Drendel also served as a director of GI Delaware, a subsidiary of General Instrument Corporation, and its predecessors from 1987 to 1992, a director of General Instrument Corporation from 1992 until 1997, and a director of NextLevel Systems, Inc. (which was renamed General Instrument Corporation) from 1997 until January 2000. Mr. Drendel was formerly a director of Sprint Nextel Corporation from 2005 to 2008 and a director of Nextel Communications, Inc from 1997 to 2005. Mr. Drendel is a director of the National Cable & Telecommunications Association. He holds a bachelor’s degree in marketing from Northern Illinois University. Mr. Drendel’s qualifications to serve on our board include his extensive experience as an executive officer in the data communications and technology industries.

Current Directors

Edward D. Breen—Mr. Breen, age 55, has been our Chairman and Chief Executive Officer since July 2002. Prior to joining Tyco, Mr. Breen was President and Chief Operating Officer of Motorola from January 2002 to July 2002; Executive Vice President and President of Motorola’s Networks Sector from January 2001 to January 2002; Executive Vice President and President of Motorola’s Broadband Communications Sector from January 2000 to January 2001; Chairman, President and Chief Executive Officer of General Instrument Corporation from December 1997 to January 2000; and, prior to December 1997, President of General Instrument’s Broadband Networks Group. Mr. Breen was a director of McLeod USA Incorporated from 2001 to 2005 and Comcast

Corporation from 2005 to 2011. Mr. Breen is a member of the Advisory Board of New Mountain Capital LLC, a private equity firm. Mr. Breen’s extensive experience and leadership in the communications and technology equipment industries, including the cable and broadband industries, and his service as our Chief Executive Officer since 2002, render him qualified to serve as one of our directors.

Michael E. Daniels—Mr. Daniels, age 57, joined our Board in March 2010 and before that served as a consultant to the Board for a period of six months. He is the Senior Vice President of the Global Technology Services group of International Business Machines Corporation, a business and IT services company with operations in more than 160 countries around the world. In his current role at IBM, Mr. Daniels has worldwide responsibility for IBM’s Global Services business operations in outsourcing services, integrated technology services, maintenance, and Global Business Services, the consulting and applications management arm of Global Services. Since joining IBM in 1976, Mr. Daniels has held a number of leadership positions in sales, marketing, and services, and was general manager of several sales and services businesses, including IBM’s Sales and Distribution operations in the United States, Canada and Latin America, its Global Services team in the Asia Pacific region, Product Support Services, Availability Services, and Systems Solutions. Mr. Daniels is a graduate of the Holy Cross College in Massachusetts with a degree in political science, and is also a trustee of Holy Cross. Mr. Daniels’ qualifications to serve on our board include his extensive global business experience with IBM, his sales, marketing and services expertise and his deep understanding of enterprise technology.

Timothy M. Donahue—Mr. Donahue, age 63, joined our Board in March 2008. Prior to his retirement, Mr. Donahue was Executive Chairman of Sprint Nextel Corporation from August 2005 to December 2006. He served as President and Chief Executive Officer of Nextel Communications, Inc from 1999. He began his career with Nextel in January 1996 as President and Chief Operating Officer. Before joining Nextel, Mr. Donahue served as Northeast Regional President for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as President for McCaw Cellular’s paging division in 1986 and was named McCaw’s President for the U.S. central region in 1989. He is also a director of the Eastman Kodak Company, Covidien Ltd. (where he is the lead director) and NVR Inc., and non-executive chairman of the private company UCT Coatings, Inc. Mr. Donahue is a graduate of John Carroll University, with a BA degree in English Literature. Mr. Donahue’s qualifications to serve on the board include his extensive experience and demonstrated leadership in the wireless communications industry, his experience in service-oriented industries and his experience as an executive and board member of several publicly traded companies. In connection with the ADT Distribution, Mr. Donahue is expected to resign from the Tyco Board of Directors to accept a director position at ADT.

Brian Duperreault—Mr. Duperreault, age 64, joined our Board in March 2004. Mr. Duperreault has served as President, Chief Executive Officer and director of Marsh & McLennan Companies, Inc. since January 2008. Previously he served as Chairman of ACE Limited, an international provider of a broad range of insurance and reinsurance products, from October 1994 to May 2007. He served as Chief Executive Officer of ACE Limited from October 1994 through May 2004, and as its President from October 1994 through November 1999. Prior to joining ACE, Mr. Duperreault had been employed with American Insurance Group (“AIG”) since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, most recently as Executive Vice President, Foreign General Insurance and, concurrently, as Chairman and Chief Executive Officer of American International Underwriters Inc. (“AIU”) from April 1994 to September 1994. Mr. Duperreault was President of AIU from 1991 to April 1994, and Chief Executive Officer of AIG affiliates in Japan and Korea from 1989 until 1991. Mr. Duperreault is a member of the Board of Directors of the International Insurance Society, Centre on Philanthropy and the Insurance Information Institute. He also serves as Chairman of both the Board of Overseers of the School of Risk Management of St. John’s University and the Bermuda Institute of Ocean Sciences. Previously, Mr. Duperreault also served as a director of the Bank of N.T. Butterfield & Son, Ltd., a provider of international financial services. Mr. Duperreault’s qualifications to serve on the board include his extensive experience as an executive and board member of publicly traded companies, his experience in risk management and his global business experience and leadership.

Bruce S. Gordon—Mr. Gordon, age 65, joined our Board in January 2003 and in March 2008 became the lead Director. From August 2005 through April 2007, Mr. Gordon served as President and Chief Executive Officer of the NAACP. Until his retirement in December 2003, Mr. Gordon was the President of Retail Markets at Verizon Communications, Inc., a provider of wireline and wireless communications. Prior to the merger of Bell Atlantic Corporation and GTE, which formed Verizon in July 2000, Mr. Gordon fulfilled a variety of positions at Bell Atlantic Corporation, including Group President, Vice President, Marketing and Sales, and Vice President, Sales. Mr. Gordon graduated from Gettysburg College and received an M.S. from Massachusetts Institute of Technology. Mr. Gordon also serves as a director of CBS Corporation and Northrop Grumman Corporation. He also previously served as a director of Southern Company, an electricity generating company, from 1994 to 2006. Mr. Gordon is the lead Director of our Board and the Chair of the Nominating and Governance Committee. Mr. Gordon’s qualifications to serve on the board include his significant leadership experience as the head of a large non-profit, his in-depth experience as an executive in the service- oriented communications industry and his corporate governance experience as a director of several publicly traded companies. In connection with the ADT Distribution, Mr. Gordon is expected to resign from the Tyco Board of Directors to accept a director position at ADT.

Rajiv L. Gupta—Mr. Gupta, age 66, joined our Board in March 2005. Mr. Gupta served as Chairman and Chief Executive Officer of Rohm and Haas Company, a worldwide producer of specialty materials, from 1999 to 2009. He served as Vice Chairman of Rohm and Haas Company from 1998 to 1999, Director of the Electronic Materials business from 1996 to 1999, and Vice President and Regional Director of the Asia-Pacific Region from 1993 to 1998. Mr. Gupta holds a B.S. degree in mechanical engineering from the Indian Institute of Technology, an M.S. in operations research from Cornell University and an M.B.A. in finance from Drexel University. Mr. Gupta also is a director of the Vanguard Group, Hewlett-Packard Company, Delphi Automotive, plc and the private companies Affle, Pte Ltd and Stroz Friedberg LLC. He serves as Chairman of Symphony IRI Group, Inc. a privately held market research company, and Avantor Performance Materials, Inc., a privately held maker of performance materials. He is also a trustee of The Conference Board, and a senior advisor of New Mountain Capital LLC. Mr. Gupta is the Chair of the Company’s Compensation and Human Resources Committee. Mr. Gupta’s qualifications to serve on the board include his broad international leadership experience as an executive at Rohm and Haas, his engineering and science background, and his corporate governance experience as a board member and executive in several publicly traded and private companies.

John A. Krol—Mr. Krol, age 75, joined our Board in August 2002. Mr. Krol served as the Chairman and Chief Executive Officer of E.I. du Pont de Nemours & Company, where he spent his entire career until his retirement in 1998. E.I. du Pont de Nemours is a global research and technology-based company serving worldwide markets, including food and nutrition, health care, agriculture, fashion and apparel, home and construction, electronics and transportation. Mr. Krol also serves as a director of ACE Limited, and as chairman of the board of Delphi Automotive, plc and the private company Pacolet-Milliken. He also served as a director of MeadWestvaco Corporation, a global packaging solutions company. Mr. Krol graduated from Tufts University where he received a B.S. and M.S. in chemistry. Mr. Krol’s qualifications to serve on the board include his extensive leadership and corporate governance experience as an executive and as the former chairman and chief executive of DuPont, his engineering and science background and his well developed business acumen gained over decades of experience as an advisor and as a board member of numerous publicly traded and private companies.

Brendan R. O’Neill—Dr. O’Neill, age 63, joined our Board in March 2003. Dr. O’Neill was Chief Executive Officer and director of Imperial Chemical Industries PLC (“ICI”), a manufacturer of specialty products and paints, until April 2003. Dr. O’Neill joined ICI in 1998 as its Chief Operating Officer and Director, and was promoted to Chief Executive Officer in 1999. Prior to Dr. O’Neill’s career at ICI, he held numerous positions at Guinness PLC, including Chief Executive of Guinness Brewing Worldwide Ltd, Managing Director International Region of United Distillers, and Director of Financial Control. Dr. O’Neill also held positions at HSBC Holdings PLC, BICC PLC and the Ford Motor Company. He has an M.A. from the University of Cambridge and a Ph.D. in chemistry from the University of East Anglia, and is a Fellow of the Chartered Institute of Management Accountants (U.K.). Dr. O’Neill is a director of Endurance Specialty Holdings Ltd., Informa plc and Towers Watson & Co. He chairs the Audit Committee of Informa plc. Dr. O’Neill was also a director of Rank Group, a hospitality and leisure business from 2005 to 2007 and Aegis Group Plc, a global market research company, from 2005 to 2009. Dr. O’Neill is the Chair of the Audit Committee. Dr. O’Neill is qualified to serve on the board because of his extensive experience in executive positions, his service as a director for a broad spectrum of international companies and his financial acumen and understanding of accounting principles.

William S. Stavropoulos—Dr. Stavropoulos, age 72, joined our Board in March 2007. Dr. Stavropoulos was the Chairman, President and Chief Executive Officer of Dow Chemical Company, where his career spanned 39 years until his retirement in 2006. While at Dow, Dr. Stavropoulos served in a variety of positions in research, marketing and general management. Dr. Stavropoulos graduated from Fordham University with a B.S. in pharmaceutical chemistry and from the University of Washington with a Ph.D. in medicinal chemistry. Dr. Stavropoulos serves as a director of Chemical Financial Corporation, Teradata Corporation and Maersk, Inc., and is non-executive chairman of Univar, Inc., a private company. He is a trustee to the Fidelity Group of Funds and the Rollin M. Gerstacker Foundation, on the advisory boards of Maersk Corporation and Metalmark Capital LLC and is an advisory partner of Clayton, Dubilier & Rice, LLC. Dr. Stavropoulos is also President and Founder of the Michigan Baseball Foundation. Dr. Stavropoulos’ qualifications to serve on the board include his extensive experience as an executive at Dow, his corporate governance experience gained from his role as chairman and chief executive officer of Dow and as a director and advisor to other publicly traded companies as well as his experience in the industrial sector.

Dinesh Paliwal—age 53, serves as Chairman of the Board, Chief Executive Officer and President of Harman International, a company that designs, manufactures and markets a wide range of audio and information solutions for the automotive, consumer and professional market. Prior to joining Harman in 2008, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd. a provider of industrial automation, power transmission systems and services, from January 2001 until June 2007. Mr. Paliwal also served as President of Global Markets and Technology of ABB Ltd. from January 2006 until June 2007, as Chairman and Chief Executive Officer of ABB North America from January 2004 until June 2007, and as President and Chief Executive Officer of ABB Automation Technologies Division from October 2002 to December 2005. Mr. Paliwal earned a Masters degree in Engineering from the Indian Institute of Technology (IIT Roorkee), a Masters degree in Applied Science and Engineering and a Masters degree in Business Administration, both from Miami University (Ohio). Mr. Paliwal also serves as a member of the Trilateral Commission established to foster closer cooperation among the US, Europe and Japan, and as a member of the Board of Directors of the International Institute for the Study of Cross-Border M&A, an international joint venture to promote the high-level study and analysis of cross-border mergers, acquisitions and strategic investments, and the Business Roundtable. Mr. Paliwal served on the board for Embarq Corporation until its merger with CenturyTel. He has served previously as Chairman of ABB India Ltd., a publicly listed company in India and as Chairman of the US National Foreign Trade Council in Washington, DC. He has served as a Director for the US China Business Council, the US India Business Council, and the International Swimming Hall of Fame. He also served for three years as Economic Advisor to the Governor of Guangdong Province, China. Mr. Paliwal’s qualifications to serve on the board include his extensive leadership and governance experience as a public company chief executive officer, his engineering and financial background, and his extensive global experience, especially in emerging markets important to the Company. In connection with the ADT Distribution, Mr. Paliwal is expected to resign from the Tyco Board of Directors to accept a director position at ADT.

Sandra S. Wijnberg—Ms. Wijnberg, age 55, joined our Board in March 2003. In March 2007, Ms. Wijnberg was named Chief Administrative Officer of Aquiline Holdings LLC, a registered investment advisor. From January 2000 to April 2006, Ms. Wijnberg was the Senior Vice President and Chief Financial Officer at Marsh & McLennan Companies, Inc., a professional services firm with insurance and reinsurance brokerage, consulting and investment management businesses. Before joining Marsh & McLennan Companies, Inc. Ms. Wijnberg served as a Senior Vice President and Treasurer of Yum! Brands (previously Tricon Global Restaurants, Inc.) and held various positions at PepsiCo, Inc., Morgan Stanley Group, Inc. and American Express Company. Ms. Wijnberg is a graduate of the University of California, Los Angeles and received an M.B.A. from the University of Southern California. Ms. Wijnberg also served on the board of Tyco

Electronics Ltd., a manufacturer of electronic parts and equipment, from 2007 to 2009. Ms. Wijnberg is a director of Futurity First Financial Corporation, a private company in the insurance business. Ms Wijnberg’s qualifications to serve on the board include her significant experience as an executive in leadership positions in financial services companies and her financial acumen gained as the chief financial officer of a publicly traded company.

R. David Yost—Mr. Yost, age 64, joined our Board in March 2009. Mr. Yost served as Director and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from August 2001 to June 30, 2011 when he retired. He was President of AmerisourceBergen from August 2001 to October 2002, Chairman and Chief Executive Officer of AmeriSource Health Corporation from December 2000 to August 2001, and President and Chief Executive Officer of AmeriSource from May 1997 to December 2000. Mr. Yost also held a variety of other positions with AmeriSource Health Corporation and its predecessors from 1974 to 1997. Mr. Yost also serves as a director of Exelis Inc. and Marsh & McLennan Companies, Inc. Mr. Yost is a graduate of the U.S. Air Force Academy and holds an M.B.A. from the University of California, Los Angeles. Mr. Yost’s qualifications to serve on the board include his extensive leadership and corporate governance experience gained as the chief executive and director of a large publicly traded company in the pharmaceutical industry.

The Board recommends that the shareholders vote FOR the election of the two nominees for Director to serve until the next annual general meeting.

PROPOSAL 4—APPROVAL OF ORDINARY CASH DIVIDENDS

As a result of the proposed Distributions, the Board of Directors is proposing that shareholders conditionally approve ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying capital contribution reserve on Tyco’s statutory balance sheet in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013. The conditional dividends will only be paid if the record date for the Distributions precedes the record date for such cash dividends. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012. The ordinary cash dividends will be distributed on the basis of the annual parent company financial statements of Tyco for fiscal year 2011, as approved at the annual shareholder’s meeting held on March 7, 2012.

Dividend payments shall be made with respect to the outstanding share capital of Tyco on the record date for the applicable dividend payment, which amount excludes any shares held by Tyco or any of its subsidiaries. The deduction to Tyco’s qualifying contributed surplus, which is required to be made in Swiss francs, shall be determined based on the aggregate amount of the dividend and shall be calculated based on the USD / CHF exchange rate in effect on the date of the Special General Meeting. The U.S. dollar amount of the dividend shall be capped at an amount such that the aggregate reduction to Tyco’s qualifying contributed surplus shall not exceed CHF 270 million (or approximately $0.59 per share based on the USD / CHF exchange rate of CHF 0.95 per $1.00 in effect on June 29, 2012). To the extent that a dividend payment would exceed the cap, the U.S. dollar per share amount of the current or future dividends shall be reduced on a pro rata basis so that the aggregate amount of all dividends paid does not exceed the cap. In addition, the aggregate reduction to the contributed surplus shall be increased for any shares issued, and decreased for any shares acquired, after the Special General Meeting and before the record date for the applicable dividend installment payment. The Board’s proposal is accompanied by a report by the auditor, Deloitte AG (Zürich), as state supervised auditing enterprise, who will be present at the Special General Meeting. The auditor’s report states that the proposed dividend complies with Swiss law and Tyco’s Articles of Association.

The approval of the payments of ordinary cash dividends require the affirmative vote of a relative majority of the votes cast by the holders of common shares represented at the Special General Meeting in person or by proxy (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the number of votes cast).

The Board unanimously recommends that shareholders vote FOR the approval of the payment of an ordinary cash dividend out of qualifying contributed surplus in the aggregate amount of up to $0.50 per share.

PROPOSAL 5—APPROVAL OF THE TYCO INTERNATIONAL LTD.

2012 STOCK AND INCENTIVE PLAN

Our Board has proposed approval of the Tyco International Ltd. 2012 Stock and Incentive Plan (the “2012 Plan”) by stockholders to replace Tyco’s current Amended and Restated 2004 Stock and Incentive Plan (the “Current Plan”), which is scheduled to expire in March 2014. When the 2012 Plan becomes effective, no additional awards will be made under the Current Plan. The 2012 Plan was approved by our Compensation and Human Resources Committee and our Board of Directors on July 12, 2012, subject to the approval of shareholders. Approval of the 2012 Plan requires the affirmative vote of a relative majority of the common shares represented in person or by proxy at the Special General Meeting of Shareholders.

Our Compensation and Human Resources Committee and Board believe in providing total compensation opportunities that are competitive with similar other large global general industry companies with which we compete for talent. One key component of our compensation philosophy is weighting total compensation towards long-term, performance-based incentives to better align the interests of Tyco’s employees with stockholders. Long-term equity-based incentives are the most significant component of Tyco’s compensation programs and pay-for-performance philosophy. Equity incentives motivate employees to make decisions in support of Tyco’s long-term financial interests while also serving as the primary tool for attracting and retaining high-caliber employees. If stockholders do not approve the 2012 Plan, Tyco will cease granting equity awards under the Current Plan when the maximum number of shares authorized for issuance under the Current Plan has been reached. We anticipate that this will happen shortly after the completion of the Distributions due to the significant impact that the Distributions are expected to have on Tyco’s share price. Tyco’s inability to grant equity awards once the maximum share authorization has been reached under the Current Plan would result in significant gaps in Tyco’s total compensation program that could impair its goals of attracting, motivating and retaining key employees and aligning their interests with the interests of stockholders.

Key Features of 2012 Plan

As described below, the 2012 Plan generally provides for:

•	Granting of stock options or stock appreciation rights at an exercise price at least equal to fair market value on the grant date;

•	A ten-year maximum term for stock options and stock appreciation rights;

•	No dividend equivalents with respect to stock options and stock appreciation rights, and no vesting of dividend equivalents with respect to performance-based awards unless the underlying awards vest;

•	No repricing of stock options or stock appreciation rights without prior stockholder approval; and

•	No reload or “evergreen” share replenishment features.

Summary of Material Provisions

The following is a summary of the material terms and provisions of the 2012 Plan. This summary is qualified in its entirety by reference to the complete text of the 2012 Plan, which is attached hereto as Annex H. To the extent that there is a conflict between this summary and the 2012 Plan, the terms of the 2012 Plan will govern. Any capitalized terms that are used but not defined in this summary have the meaning given to them in the 2012 Plan.

Plan Administration.

The 2012 Plan is administered by the Compensation and Human Resources Committee of the Board of Directors (the “Committee”), which has broad discretion and authority under the 2012 Plan to (1) interpret and administer the 2012 Plan; (2) prescribe, amend and rescind rules and regulations relating to the 2012 Plan; (3) select participants to receive Awards; (4) determine the form of an Award, the number of common shares subject to an Award, and the terms and conditions of each Award; (5) determine whether Awards will be granted singly, in combination or in tandem; (6) establish and interpret performance criteria in connection with performance-based awards and evaluate and certify the level of performance attained; (7) waive, correct or amend any terms, conditions, restrictions or limitations on an Award (except that (a) the 2012 Plan’s prohibition on the repricing of Stock Options and Stock Appreciation Rights cannot be waived and (b) any waiver or amendment must comply with, or be subject to an exemption from, Section 409A of the Code); (8) make any adjustments to the 2012 Plan (including but not limited to adjustment of the number of common shares available under the 2012 Plan, as described below, or any Award) and any Award granted under the 2012 Plan that may be appropriate, in accordance with the 2012 Plan’s adjustment provisions (see “Adjustments” below); (9) determine under which circumstances Awards may be deferred; (10) determine whether any Awards may be transferable; (11) establish subplans and make any modifications to the 2012 Plan to implement and administer the 2012 Plan in foreign countries; (12) appoint agents to help administer the 2012 Plan; and (13) take any and all other actions it deems necessary or advisable for the proper operation or administration of the 2012 Plan.

The Committee may delegate any of its duties and authority under the 2012 Plan, except for the authority to grant and administer Awards to Directors, Key Employees and other Reporting Persons, or to employees to whom the Committee has delegated authority under the 2012 Plan. The Committee may not delegate its duty to establish and certify Performance Measures.

Eligibility.

In general, participants eligible to receive Awards under the plan include employees and directors of the Company and its subsidiaries (including prospective employees and directors), and consultants who provide bona fide services to the Company or any of its subsidiaries.

Shares Available for Issuance.

The total number of shares reserved for Awards under the 2012 Plan is 50,000,000, as may be adjusted upon the occurrence of certain events (see “Adjustments” below), including with respect to certain forfeitures and cancellations of Awards granted under the Current Plan. Awards that are granted as Stock Options or Stock Appreciation Rights reduce, on a 1-for-1 basis, the number of shares available under the 2012 Plan. Awards denominated in shares that are granted as Restricted Stock, Restricted Units, Performance Units, Other Stock-Based Awards, or in respect of Short-Term Performance Awards or Long-Term Performance Awards (other than performance based Stock Options) reduce, on a 1-for-3.32 basis, the number of Shares available under the 2012 Plan.

Shares related to the following events restore the shares available in the same amount in which the Award reduced the shares available set forth above:

•	Shares related to Awards paid in cash;

•	Shares related to Awards that expire, are forfeited or cancelled, or terminate for any other reason without issuance of shares;

•

Shares issuable in connection with Awards that are assumed, converted or substituted as a result of the acquisition of an acquired company by the Company or a combination of the Company with another company; and

•	Any shares of Restricted Stock that are returned to the Company as Restricted Stock.

In addition, any shares that become issuable under the 2012 Plan as a result of an adjustment to an outstanding Award in connection with the Company’s spin-offs of The ADT Corporation and Tyco Flow Control International Ltd. and related transactions shall not be counted against the share authorization.

Adjustments

In the event of a change in the outstanding shares of the Company by reason of a stock split, reverse stock split, dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities or similar corporate transaction or event, the Committee shall make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2012 Plan (including adjustments to shares available).

Limits on Individual Grants

No participant may be granted an Award with respect to more than 6 million shares in any calendar year, provided, that additional Awards in excess of such limitation and up to 10 million shares may be granted to a Reporting Person who has been hired within the calendar year so long as such additional Awards are made in the form of Stock Options, Stock Appreciation Rights or Long-Term Performance Based Awards. The maximum amount that may be paid in cash or shares in any calendar year pursuant to a Short-Term Performance Award is $5 million. The maximum amount that may be paid in cash to any participant pursuant to Long-Term Performance Awards is $5 million per year (pro rated as appropriate over the applicable performance period). The maximum amount that may be paid in shares to any participant pursuant to a Long-Term Performance Award is 6 million (or 10 million for new hires) per calendar year (less the amount of shares related to any other awards granted to such participant in the applicable year).

The limits described above are not intended to indicate that all of these Awards will be made, or that Awards will be made up to these limits.

Stock Options and Stock Appreciation Rights.

Stock Options awarded under the 2012 Plan may be in the form of Nonqualified Stock Options or Incentive Stock Options or a combination of the two, at the discretion of the Committee and as set forth in the award certificate. Stock Appreciation Rights may be awarded either alone or in tandem with Stock Options. Unless determined otherwise by the Committee and set forth in the award certificate or as required by law, Stock Options and Stock Appreciation Rights granted under the 2012 Plan are subject to the following terms and conditions:

•

Exercise Price—The exercise price for each common share subject to a Stock Option or for a Stock Appreciation Right will be set by the Committee at the time of grant, and will typically be equal to the fair market value of a common share as of the date of grant (with fair market value being set by reference to the closing price on the NYSE). The Committee also has the discretion to grant premium-priced stock options. The exercise price of a Stock Appreciation Right granted in tandem with a Stock Option will be equal to the exercise price of the Stock Option.

•

No Repricing—The exercise price of a Stock Option or Stock Appreciation Right may not be decreased after the date of grant, unless approval of the repricing is obtained from the Company’s shareholders.

•

Vesting—The Committee will set the vesting schedule of Stock Options and Stock Appreciation Rights awarded under the 2012 Plan in the award certificate. If no vesting schedule is set forth in the award certificate, Stock Options and Stock Appreciation Rights will vest in equal annual installments over a four year period after the date of grant. Unless otherwise provided in an award certificate, Stock Options and Stock Appreciation Rights will immediately vest upon the death or disability of a participant and all restrictions will lapse at that time.

•	Term—Unless the Committee otherwise sets forth in an award certificate, Stock Options and Stock Appreciation Rights will automatically lapse ten years after the date of grant.

•

Post-Termination Exercise—Except in connection with a participant’s termination of employment resulting from death, disability, retirement or a change in control, all Stock Options and Stock Appreciation Rights that have not vested as of the date of a termination of employment will be forfeited as of the date of termination.

•

Payment of Exercise Price—Unless the Award Certificate provides otherwise, payment of the exercise price may be made in cash, check, wire transfer or money order or, if permitted by the Committee, (i) by delivering irrevocable instructions to a broker to deliver to the Company the amount of sale proceeds with respect to common shares having a fair market value equal to the exercise price, (ii) by tendering to the Company common shares owned by the participant for at least six months having an aggregate fair market value equal to the exercise price, or (iii) by instructing the Company to withhold common shares that would otherwise be issued having an aggregate fair market value equal to the exercise price.

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Incentive Stock Options—Incentive Stock Options may be granted only to employees of the Company or a subsidiary, and may not be transferred by an employee other than by will or the laws of descent and distribution and may be exercised only by an employee during the employee’s lifetime. A maximum of 10 million shares may be available for grant in the form of Incentive Stock Options.

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Stock Appreciation Rights—Stock Appreciation Rights will be paid in cash or common shares or a combination of cash and common shares, as determined by the Committee at the time of grant. Cash payments will be equal to the excess of the fair market value of a common share on the date of exercise over the exercise price of the Stock Appreciation Right. If common shares are paid for the Stock Appreciation Right, the number of common shares that will be paid is determined by dividing the cash payment amount by the fair market value of a common share on the date of exercise.

Short-Term and Long-Term Performance Awards.

The 2012 Plan provides for Short-Term and Long-Term Performance Awards that may be granted in the form of cash or common shares (including stock options). The Committee, in its discretion and as set forth in the Award Certificate, will fix the amount, terms and conditions of Short-Term and Long-Term Performance Awards, subject to the following restrictions if such Awards are granted to Reporting Persons:

•

Performance Cycles—Short-Term Performance Awards will be granted in connection with performance periods of between 6 and 12 months. Long-Term Performance Awards will be granted in connection with performance periods that may not be shorter than 12 months or longer than five years.

•

Performance Measures— The target amounts and/or vesting percentages for any Short-Term or Long-Term Performance Award must be determined by reference to the level of performance attained in relation to one or more performance measures selected by the Committee. The performance measures that the Committee may select include any one or combination of the following:

•	Earnings (including earnings before or after interest, taxes, depreciation and amortization);

•	Net income;

•	Operating income;

•	Return on shareowners’ equity;

•	Return on assets

•	Return on investment before or after the cost of capital;

•	Changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital);

•	Expense management;

•	Improvements in capital structure;

•	Profitability of an identifiable business unit or product;

•	Maintenance or improvement of profit margins;

•	Stock price;

•	Market share;

•	Revenues or sales;

•	Costs;

•	Cash flow (including free cash flow);

•	Working capital;

•	Credit rating;

•	Improvement in workforce diversity;

•	Employee retention;

•	Closing of corporate transactions;

•	Strategic plan development and implementation;

•	Independent industry ratings or assessments; and

•	Total shareowners’ return.

Any performance measure used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including the passage of time and/or against other companies or financial metrics), (iii) on a per share basis, (iv) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company, (v) on a pre-tax or after-tax basis, and (vi) in tandem with any other Performance Measure. Awards issued to persons who are not Key Employees may take into account any other factors deemed appropriate by the Committee. No Short-Term or Long-Term Performance Award will be delivered until the Committee certifies in writing the level of performance attained for the performance period in relation to the applicable Performance Measures. In determining performance, the Committee may, in its discretion, exclude unusual, infrequently occurring or other items that it deems appropriate in compliance with the applicable requirements of Code Section 162(m).

Other Stock-Based Awards.

Awards other than Stock Options, Stock Appreciation Rights and Short-Term and Long-Term Performance Awards may be granted under the 2012 Plan. The Committee has the discretion to fix the amount, terms and conditions applicable to Awards of Restricted Stock, Restricted Units and Deferred Stock Units, and other equity-based Awards. Unless otherwise set forth in the award certificate, the terms and conditions will be as follows:

•

Vesting—Restrictions on Restricted Stock, Restricted Units or Deferred Stock Units will lapse in equal annual installments over a four year period after the date of grant. Except in connection with a termination of employment resulting from death, disability, retirement or a change in control, upon a termination of employment, any unvested Restricted Units, Deferred Stock Units or shares of Restricted Stock will be forfeited. disability, or due to a change in control, will be forfeited as of the date of termination.

Director Awards.

Annually, the Committee will grant an Award to each nonemployee director in such an amount as the Board, in its discretion, may approve in advance; provided that the fair market value on the grant date of such Award does not exceed $200,000. Unless the Committee determines otherwise, the form of such Awards shall be Restricted Units with a one year vesting period, and shall be granted on the business day following the annual general meeting of shareholders.

In addition to the annual Awards provided for above, the Committee may, in its discretion, grant additional Awards to nonemployee directors or prospective nonemployee directors, provided that in no event shall such an Award be granted with respect to more than 20,000 shares in any fiscal year.

Substitute Awards.

The Committee may make Awards under the 2012 Plan to grantees of an acquired company through the assumption of, or in substitution for, outstanding equity-based awards previously granted to the grantees. Unless otherwise agreed, the assumed or substituted Awards will be subject to the terms and conditions of the original awards made by the acquired company, with any adjustments that the Committee considers necessary to comply with applicable law or appropriate to give effect to the relevant provisions of any agreement for the acquisition of the acquired company.

Change in Control.

Unless the applicable award certificate provides otherwise, for any participant who incurs a change in control termination, all unvested Stock Options and Stock Appreciation Rights will become exercisable as of the later of (i) the effective date of the change in control and (ii) the effective date of the change in control termination, and all conditions to vesting will be waived with respect to all other unvested Awards that are denominated in shares. In such a case, with respect to Long-Term Performance Awards, performance will be deemed to have been achieved at a level of performance, as determined in the sole discretion of the Committee, at the higher of 100% of the participant’s target amount and the level of actual performance as of the date of the change in control.

In addition to the foregoing, no later than 90 days after the date of change in control, the Committee (as constituted prior to the date of change in control) shall provide for the following actions to apply to each Award that is outstanding as of the date of change in control: (i) an adjustment to such Award as the Committee deems appropriate to reflect such change in control, (ii) the acquisition of such Award, or substitution of a new right therefor, by the acquiring or surviving entity after such change in control, or (iii) the purchase of such Award for an amount of cash equal to the amount that could have been attained upon the exercise or redemption of such Award immediately prior to the change in control had such Award been exercisable or payable at such time; subject to certain limitations to promote compliance with Code Section 409A(a)(2).

Vesting upon Death, Disability and Retirement. Unless the applicable award certificate provides otherwise, upon the death or disability of a participant, all unvested Awards held by such participant will vest, and with respect to all of a participant’s Stock Options and Stock Appreciation Rights, such Awards will be exercisable until the earlier of their original expiration date and the date that is three years after the date on which the participant dies or incurs a disability.

Unless the applicable award certificate provides otherwise, upon a participant’s termination of employment for any reason other than death, disability or due to a change in control, if the participant has attained age 55, and the sum of the participant’s age and years of service with the Company is 60 or higher, a pro rata portion of each Award held by such participant will vest based on the number of full months of service completed commencing on the grant date of such Award and ending on the date of termination of employment divided by the full number of months required to achieve complete vesting. With respect to all of such participant’s Stock Options and Stock Appreciation Rights, such Awards will be exercisable until the earlier of their original expiration date and the date that is three years after the date of termination of employment.

Dividend Equivalents

At the discretion of the Committee and as set forth in the applicable award certificate, dividends issued on shares may be credited with respect to any Award other than a Stock Option or Stock Appreciation Right in the form of dividend equivalents. Dividend equivalents will be subject to such vesting and other terms as are determined by the Committee and set forth in the applicable award certificate. Unless the award certificate provides otherwise, for any Award that is entitled to dividend equivalents, (i) such dividend equivalent shall equal, on a per share basis, the quotient produced by dividing the cash value of the dividend by the fair market value of one share as of the date the dividend is paid, (ii) such dividend equivalent vest at the same time, and only to the extent that, the underlying Award vests (taking into account any applicable performance conditions).

Transfer.

Awards may not be transferred by a participant other than by will or the laws of descent and distribution. The Committee may permit a Participant to transfer an Award (other than an Incentive Stock Option) to family members, a trust for the benefit of family members and certain family partnerships. Any Award so transferred will be subject to the same terms and conditions as the original grant and may be exercised by the transferee only to the extent that the Award would have been exercisable or payable in the hands of the participant had no transfer occurred.

Forfeiture; Clawback.

The Committee may, in its discretion, provide in an award certificate provisions it deems appropriate related to non-competition, non-solicitation, confidentiality, anti-disparagement and similar matters. The Committee may, in its discretion, specify in an Award or a policy that will be incorporated into an Award agreement by reference, that the participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the participant’s provision of services to the Company or any of its subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.

Amendment and Termination.

The 2012 Plan may be amended or terminated by the Company’s Board of Directors at any time without shareholder approval, except that any material revision to the terms of the 2012 Plan requires shareholder approval before it can be effective. A revision is “material” for this purpose if it materially increases the number of common shares that may be issued under the 2012 Plan (other than an increase pursuant to an “Adjustment,” as described above), expands the types of Awards under the 2012 Plan, materially expands the class of persons eligible to receive Awards under the 2012 Plan, materially extends the term of the 2012 Plan, materially decreases the exercise price at which Stock Options or Stock Appreciation Rights may be granted, reduces the exercise price of outstanding Stock Options or Stock Appreciation Rights, or results in the replacement of outstanding Stock Options or Stock Appreciation Rights with Awards that have a lower exercise price, or otherwise requires the consent of shareholders under applicable law, regulation or exchange listing standard. The Board may, in its discretion, amend the 2012 Plan to increase the maximum amount of Awards that may be granted to a director in any fiscal year. No amendment of the 2012 Plan will adversely affect the rights of any participant with respect to any outstanding Award without the participant’s written consent. If not earlier terminated by the Company’s Board of Directors, the 2012 Plan will automatically terminate on October 1, 2022. No Awards may be granted under the 2012 Plan after it is terminated, but any previously granted Awards will remain in effect until they expire.

Summary of Federal Income Tax Consequences of Awards.

The following is a brief summary of the principal United States federal income tax consequences of the grant, exercise and disposition of Awards under the 2012 Plan, based on advice received from counsel to the Company regarding current United States federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Nonqualified Stock Options and Stock Appreciation Rights. A Participant will not recognize any income at the time a Nonqualified Stock Option or Stock Appreciation Right is granted, nor will the Company be entitled to a deduction at that time. When a Nonqualified Stock Option is exercised, the Participant will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the common shares received as of the date of exercise over the exercise price. When a Stock Appreciation Right is exercised, the participant will recognize ordinary income in an amount equal to the cash received or, if the Stock Appreciation Right is paid in common shares, the fair market value of the common shares received as of the date of exercise. Payroll taxes are required to be withheld from the Participant on the amount of ordinary income recognized by the participant. The Company will be entitled to a tax deduction with respect to a Nonqualified Stock Option or Stock Appreciation Right at the same time and in the same amount as the participant recognizes income.

Incentive Stock Options (“ISOs”). A participant will not recognize any income at the time an ISO is granted. Nor will a Participant recognize any income at the time an ISO is exercised. However, the excess of the fair market value of the common shares on the date of exercise over the exercise price paid will be a preference item that could create a liability under the alternative minimum tax. If a participant disposes of the common shares acquired on exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the “holding period”), the gain (i.e., the excess of the proceeds received on sale over the exercise price paid), if any, will be long-term capital gain eligible for favorable tax rates. If the participant disposes of the common shares prior to the end of the holding period, the disposition is a “disqualifying disposition”, and the participant will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the lesser of (i) the fair market value of the common shares on the date of exercise or (ii) the amount received for the common shares, over the exercise price paid. The balance of the gain or loss, if any, will be long-term or short-term capital gain or loss, depending on how long the common shares were held by the participant prior to disposition. The Company is not entitled to a deduction as a result of the grant or exercise of an ISO unless a participant recognizes ordinary income as a result of a disqualifying disposition, in which case the Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

Short-Term and Long-Term Performance Awards. A participant will not recognize any income at the time a Short-Term or Long-Term Performance Award is granted, nor will the Company be entitled to a deduction at that time. To the extent a Short-Term or Long-Term Performance Award is paid in cash, a participant will recognize compensation income in the year of payment and in the amount of cash payable. To the extent a Short-Term or Long-Term Performance Award is paid in stock, a participant will recognize compensation in the year of payment in the amount of the fair market value of the stock as of the date of payment. Payroll taxes are required to be withheld on the amount paid. The Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes income.

Restricted Stock. A participant will not recognize any income at the time a share of Restricted Stock is granted. Nor will the Company be entitled to a deduction at that time. In the year in which restrictions on shares of Restricted Stock lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common shares on the date of vesting over the amount, if any, the participant paid for the common shares. A participant may, however, elect within 30 days after receiving Restricted Stock to recognize ordinary income in the year of receipt instead of the year of vesting. If an election is made, the amount of income recognized by the participant will be equal to the excess of the fair market value of the common shares on the date of receipt over the amount, if any, the participant paid for the common shares. Payroll taxes are required to be withheld on the income recognized by the participant. The Company will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes income.

Restricted Units, Restricted Stock and Deferred Stock Units. A participant will not recognize any income at the time a Restricted Unit or Deferred Stock Unit is granted, nor will the Company be entitled to a deduction at that time. When payment on a Restricted Unit or Deferred Stock Unit is made, the participant will recognize ordinary income in an amount equal to the fair market value of the common shares received. If a Restricted Unit is paid in cash, the participant will recognize ordinary income in the amount payable. Payroll taxes are required to be withheld on the income recognized by the participant. The Company will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes income.

Code Section 162(m). With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1 million paid to covered employees (referred to in the 2012 Plan as “Key Employees”). Compensation paid to Key Employees is not subject to the deduction limitation, however, if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. If shareholders approve the 2012 Plan, the Company believes that all Stock Options, Stock Appreciation Rights, Short-Term and Long-Term Performance Awards granted to Key Employees under the 2012 Plan will meet the requirements of “qualified performance-based Compensation” and therefore may be deducted from the federal income tax recognized by the Company.

Code Section 409A. Section 409A of the Code requires acceleration of income and imposes an additional 20% tax, and in some cases an additional tax in the nature of interest, in the case of “non-qualified deferred compensation” arrangement that do not comply with the requirement of Section 409A. Therefore, if any Award potentially constitutes non-qualified deferred compensation, it will be necessary that the Award be structured to comply with Section 409A to avoid the imposition of additional tax, penalties and interest on the participant.

The Board recommends that shareholders vote FOR the 2012 Stock and Incentive Plan.

FUTURE STOCKHOLDER PROPOSALS

In accordance with the rules established by the SEC, as well as under the provisions of Tyco’s Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, intended for inclusion in the proxy statement for next year’s annual general meeting of shareholders must have been received by Tyco no later than September 21, 2012. Such proposals should be sent to Tyco’s Secretary at our registered address, Freier Platz 10, CH-8200 Schaffhausen, Switzerland. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association, and must be a proper subject for shareholder action under Swiss law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with U.S. federal proxy rules, Swiss law and other legal requirements, without seeking to have the proposal included in Tyco’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. With respect to the 2012 Annual General Meeting of Stockholders, if Tyco is not provided notice of a stockholder proposal prior to December 5, 2012, Tyco management will be permitted to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented.

WHERE YOU CAN FIND MORE INFORMATION

Tyco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also inspect reports, proxy statements and other information about Tyco at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Tyco, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Tyco with the SEC are also available at Tyco’s website at http://investors.tyco.com. The web addresses of the SEC and Tyco have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement, information on those web sites is not part of this proxy statement.

Incorporation by Reference

The SEC allows Tyco to incorporate by reference information into this proxy statement. This means that Tyco can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement.

This proxy statement incorporates by reference the documents listed below that Tyco previously filed with the SEC. They contain important information about Tyco and its financial condition.

•	Annual Report on Form 10-K for the year ended September 30, 2011, filed on November 16, 2011

•	Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2011, filed on January 31, 2012

•	Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2012, filed on April 26, 2012

•	Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2012, filed on July 31, 2012

•

Current Reports on Form 8-K filed on October 14, 2011, November 17, 2011, March 12, 2012, March 28, 2012, March 30, 2012, April 10, 2012, May 8, 2012, May 9, 2012, June 27, 2012, July 5, 2012, July 16, 2012 and July 31, 2012 (other than, in each case, information that is furnished rather than filed in accordance with SEC rules)

•	Proxy statement on Schedule 14A, filed on January 13, 2012

•	The description of Tyco common shares set forth in Amendment No. 1 to Form S-3 filed on May 1, 2009

In addition, Tyco also incorporates by reference additional documents that Tyco files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this proxy statement and the date of the Special General Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement.

Documents incorporated by reference are available from Tyco without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Tyco at the following address:

Tyco International Ltd.

Freier Platz 10

CH-8200 Schaffhausen, Switzerland

Attn: Investor Relations

Tel: +41 52 633 02 44

Tyco shareholders requesting documents should do so by August 31, 2012 to receive them before the Special General Meeting. If you request any document incorporated by reference into this proxy statement from Tyco, Tyco will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Tyco has not authorized anyone to give any information or make any representation about the Distributions, the Merger, Tyco, ADT, Tyco Flow Control, Pentair, the residential and small business security business in the United States and Canada or the flow control business that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated by reference into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

ANNEX A

ADT CORPORATION PRELIMINARY INFORMATION STATEMENT

Information included herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Subject to Completion, Dated July 27, 2012

The ADT Corporation

Common Stock

(par value $0.01 per share)

Tyco International Ltd. (“Tyco”) is furnishing this Information Statement to its shareholders in connection with the planned distribution by Tyco to its shareholders of all of the outstanding shares of common stock of its wholly-owned subsidiary The ADT Corporation (“ADT”), which owns and operates the residential and small business security business of Tyco in the United States and Canada.

Tyco will distribute all of the outstanding shares of common stock of ADT on a pro rata basis to holders of Tyco common shares, which we refer to as the “Distribution.” Each Tyco common share outstanding as of 5:00 p.m., New York City time on September 17, 2012, the record date for the Distribution (the “record date”), will entitle its holder to receive 0.5 shares of ADT common stock. The distribution of shares will be made in book-entry form. We expect that the Distribution will be tax-free to Tyco’s shareholders for Swiss withholding tax and, except for any cash received in lieu of fractional shares, for U.S. federal income tax purposes. Immediately after the Distribution is completed, we will be an independent, publicly-traded company.

Approval of certain matters required for the Distribution is being sought from the holders of Tyco common shares at a special general meeting of Tyco’s shareholders to be held at 9:00 a.m., Central European Summer Time on September 14, 2012 at Tyco’s offices in Schaffhausen, Switzerland. In connection with and prior to the special general meeting, Tyco will distribute a proxy statement, which we refer to as the “Tyco Proxy Statement,” to all holders of its common shares. The Tyco Proxy Statement will contain a proxy and will describe the procedures for voting your Tyco common shares and other details regarding the special general meeting. As a result, this Information Statement does not contain a proxy and is not intended to constitute solicitation material under the U.S. federal securities law.

By the time that you receive this document in completed form, the Distribution and certain related matters will have been approved by Tyco’s shareholders and certain other conditions to the Distribution will have been satisfied. However, because this document must be filed with the Securities and Exchange Commission (the “SEC”) prior to the completion of those steps, the descriptions contained in this document are written from the perspective that they have not yet occurred.

Other than shareholder approval of the Distribution, no action will be required of you to receive shares of ADT common stock, which means that:

•	you will not be required to pay for the shares of our common stock that you receive in the Distribution; and

•	you do not need to surrender or exchange any of your Tyco shares in order to receive shares of our common stock, or take any other action in connection with the spin-off.

There is currently no trading market for our common stock. However, we expect that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop on or shortly before the record date for the Distribution, and we expect “regular way” trading of our common stock will begin the first trading day after the completion of the Distribution. We expect to list our common stock on the New York Stock Exchange (the “NYSE”) under the symbol “ADT.”

In reviewing this Information Statement, you should carefully consider the matters described under “Risk Factors” for a discussion of certain factors that should be considered by recipients of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Information Statement is     , 2012.

This Information Statement is being furnished solely to provide information to Tyco shareholders who will receive shares of our common stock in the Distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Tyco. This Information Statement describes our business, our relationship with Tyco and how the spin-off affects Tyco and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the Distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this Information Statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

A-i

CERTAIN TERMS

In this Information Statement:

•

“ADT,” “we,” “us,” or “our” refer to The ADT Corporation, a wholly-owned indirect subsidiary of Tyco formed to hold its residential and small business security business in the United States and Canada, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•	the “ADT Separation and Distribution Agreement” refers to the separation and distribution agreement that we expect to enter into with Tyco in connection with the Distribution;

•	the “Distribution” refers to the pro-rata distribution of all of the outstanding common stock of ADT to Tyco’s shareholders in the form of a special dividend out of Tyco’s contributed surplus;

•	the “Distributions” refers to both the Distribution and the Tyco Flow Control Distribution;

•

“fiscal year 2011,” “fiscal year 2010,” “fiscal year 2009,” “fiscal year 2008” and “fiscal year 2007” refer to ADT’s fiscal years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively, and “fiscal year 2012” refers to ADT’s fiscal year ending September 28, 2012;

•	the “Merger” refers to the merger promptly following the Tyco Flow Control Distribution of Pentair with and into Panthro Merger Sub with Pentair surviving such merger;

•	the “Merger Agreement” refers to the Merger Agreement, dated as of March 27, 2012, among Tyco, Tyco Flow Control, Panthro Acquisition, Panthro Merger Sub and Pentair;

•	“Panthro Acquisition” refers to Panthro Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Tyco Flow Control;

•	“Panthro Merger Sub” refers to Panthro Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Panthro Acquisition;

•	“Pentair” refers to Pentair, Inc., a Minnesota Corporation, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•	“Separation and Distribution Agreements” refers to the ADT Separation and Distribution Agreement and the Tyco Flow Control Separation and Distribution Agreement;

•	the “spin-off” refers to the Distribution and all other transactions required under the ADT Separation and Distribution Agreement for the consummation of the separation of ADT from Tyco;

•

“Tyco” refers to Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•

“Tyco Flow Control” refers to Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland, and a wholly-owned subsidiary of Tyco formed to hold its flow control business, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•

the “Tyco Flow Control Distribution” refers to the pro-rata distribution of all of the outstanding common shares of Tyco Flow Control to Tyco’s shareholders in the form of a special dividend out of Tyco’s contributed surplus;

•	the “Tyco Flow Control Separation and Distribution Agreement” refers to the Separation and Distribution Agreement, dated as of March 27, 2012, among Tyco, Tyco Flow Control and ADT;

•

the “Tyco Proxy Statement” refers to Tyco’s proxy statement related to the Distributions and certain related matters on file with the Securities and Exchange Commission as it may be amended from time to time; and

•	“United States” or “U.S.” with regards to ADT’s business refers to the 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

A-ii

INTRODUCTION

On September 19, 2011, Tyco announced that its board of directors had approved a plan to separate Tyco into three independent, publicly-traded companies: one for Tyco’s residential and small business security business in the United States and Canada (ADT), one for its flow control business (Tyco Flow Control) and one for its remaining businesses, including its commercial fire and security businesses (Tyco). Tyco will effect the separation through distributions to Tyco shareholders of all of the outstanding shares of ADT and Tyco Flow Control that, together, hold or will hold, through their respective subsidiaries, all of the assets and liabilities of their respective businesses.

On March 28, 2012, Tyco announced that it, Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub had entered into a Merger Agreement with Pentair, providing that promptly following the Tyco Flow Control Distribution, Panthro Merger Sub will merge with and into Pentair, with Pentair surviving the Merger.

On September 28, 2012, the planned date of the Distribution (the “distribution date”), each Tyco shareholder will receive 0.5 shares of our common stock for each common share of Tyco held as of the record date. Immediately following the Distribution, Tyco’s shareholders will own all of the outstanding shares of common stock of ADT. You will not be required to make any payment, surrender or exchange your Tyco common shares or take any other action to receive your shares of ADT and Tyco Flow Control. Tyco will not distribute any fractional shares of common stock of ADT. Instead, an independent agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the Distribution.

You can also contact Tyco with any questions. Tyco’s contact information is:

Tyco International Ltd.

Investor Relations

9 Roszel Road

Princeton, NJ 08540

Tel: (609) 720-4333

Fax: (609) 720-4603

www.tyco.com

After the spin-off, if you have questions relating to the spin-off, you can contact us directly. Our contact information is:

The ADT Corporation

Investor Relations

1501 Yamato Road

Boca Raton, Florida, 33431

Tel: (561) 322-4958

Fax: (561) 988-3719

A-iii

SUMMARY

This summary highlights information contained elsewhere in this Information Statement and may not contain all of the information that may be important to you. You should read this entire Information Statement carefully, including the risk factors, our management’s discussion and analysis of financial condition and results of operations, our historical combined financial statements and our unaudited pro forma condensed combined financial statements and the respective notes to those historical and pro forma financial statements. Unless otherwise indicated or the context otherwise requires, the information included in this Information Statement assumes the completion of the spin-off.

Our historical combined financial statements have been prepared to include all of Tyco’s residential and small business security business in the United States and Canada, which we refer to as the “ADT North American Residential Security Business of Tyco International Ltd.” for purposes of our financial presentation, and reflect a combination of the assets and liabilities that have been used in managing and operating this business. Our pro forma condensed combined financial data adjusts our historical combined financial data to give effect to the spin-off and our anticipated capital structure following the spin-off.

Summary Business Description

Our Company

ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services. We currently serve more than six million customers, making us the largest company of our kind in both the United States and Canada. With a 138-year history, the ADT® brand is one of the most trusted and well-known brands in the security industry today. Our broad and pioneering set of products and services, including our ADT Pulse interactive home and business solutions, and our home health services, meet a range of customer needs for modern lifestyles. Our partner network is the broadest in the industry, and includes dealers, affinity organizations like USAA and AARP and technology providers. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of more than 16,000 employees and approximately 200 field offices.

Our Strengths

•	We are a security industry leader, supported by one of the industry’s most trusted and well-known brands.

•	We have an attractive business model which generates strong cash flows, which we can utilize to reinvest in growing and optimizing the business.

•	We have an experienced management team with a proven track record.

•	We have industry leading solutions and services, including ADT Pulse, our pioneering interactive services platform.

•	Our nationwide footprint of branch offices, field resources and broad partner network, including our indirect dealer channel, affords us coverage and scale leverage.

•	Our monitoring capabilities set us apart in the security industry today.

Strategies

We intend to achieve sustained, profitable growth in the markets we serve today, as well as in adjacent segments, by executing against strategies that leverage our key assets and core competencies.

•

Strengthen and grow the core residential business. We will continue to maximize the value of our business by optimizing our key value drivers. We intend to grow our customer base by expanding our channels, continuing to improve sales force effectiveness and strengthening our strategic marketing and promotional tactics. We also intend to continue to increase ADT Pulse adoption rates as a way to increase our average monthly recurring revenue per customer and customer tenure. We will continue to manage the costs associated with adding new customers by optimizing lead generation and conversion, working collaboratively with our solution partners to reduce hardware costs and leveraging mobility tools. We intend to continue making improvements to enhance the customer experience at every customer touch point to help us to retain customers for longer periods of time.

•

Invest in growth platforms, including in segments in which ADT has low market share, as well as in underpenetrated and new segments. We believe we have significant opportunity to increase our share of the monitored security market for small businesses. We intend to grow our share of small business customers by expanding our small business field sales force, by strengthening small business marketing support, including building a larger, more robust partner network, and by driving adoption of additional value-added services, including ADT Pulse. Additionally, we intend to increase penetration of residential security services through the development of new solutions and enhanced offerings that attract new customers to enter the market. We also intend to explore other adjacent markets that leverage our existing assets and core competencies.

Risk Factors

We face numerous risks related to, among other things, our business operations, our strategies, general economic conditions, competitive dynamics in our industry, the legal and regulatory environment in which we operate, our spin-off from Tyco and our status as an independent public company following the spin-off. These risks are set forth in detail under the heading “Risk Factors.” If any of these risks should materialize, it could have a material adverse effect on our business, financial condition, results of operations or cash flows. We encourage you to review these risk factors carefully. Furthermore, this Information Statement contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

Corporate Information

We are a Delaware corporation and a newly-formed wholly-owned subsidiary of Tyco. Our principal executive office is located in Boca Raton, Florida, and our telephone number is (561) 988-3600. Our website address is www.adt.com. Information contained on, or connected to, our website or Tyco’s website does not and will not constitute part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL DATA

The following table sets forth a summary of our selected combined financial and other operating data. The historical selected combined financial and other operating data have been prepared to include all of Tyco’s residential and small business security business in the United States and Canada, and are a combination of the assets and liabilities that have been used in managing and operating this business. The summary results of operations data for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the summary balance sheet data as of September 30, 2011 and September 24, 2010 are derived from our audited combined financial statements included elsewhere in this Information Statement, which have been prepared in accordance with generally accepted accounting principles in the United States, or “GAAP.” The results of operations data for the six months ended March 30, 2012 and March 25, 2011 and the summary balance sheet data as of March 30, 2012 are derived from our unaudited combined financial statements included elsewhere in this Information Statement. The summary balance sheet data as of March 25, 2011 and September 25, 2009 are derived from our unaudited combined financial statements that are not included in this Information Statement. The unaudited combined financial statements have been prepared on the same basis as our audited combined financial statements and in our opinion include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair statement of our results of operations and financial position for these periods and as of such dates. We have a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were 52-week years, while fiscal year 2011 was a 53-week year.

This summary financial and other operating data should be read in conjunction with our combined financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented elsewhere in this Information Statement.

The following table also presents summary unaudited pro forma condensed combined financial data. The pro forma adjustments give effect to the spin-off and the related transactions, as described in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of operations for the six months ended March 30, 2012 and the fiscal year ended September 30, 2011 give effect to the spin-off and related transactions as if they had occurred on September 25, 2010, the first day of fiscal year 2011. The unaudited pro forma condensed combined balance sheet as of March 30, 2012 gives effect to the spin-off and related transactions as if they had occurred on March 30, 2012. These unaudited pro forma condensed combined financial statements include adjustments to reflect the following:

•

the contribution to us of all of the assets and liabilities, including the entities holding the assets and liabilities, of Tyco’s residential and small business security business in the United States and Canada;

•	the distribution of shares of our common stock by Tyco to its shareholders and the elimination of historical parent company investment;

•	the post-Distribution capital structure, as described in the notes to the unaudited pro forma condensed combined financial statements; and

•	the execution of the ADT Separation and Distribution Agreement and 2012 Tax Sharing Agreement.

For a more complete explanation see “Unaudited Pro Forma Condensed Combined Financial Data” presented elsewhere in this Information Statement.

Our historical combined financial data and pro forma condensed combined financial data may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly-traded entity during the periods presented, including changes that will occur in our operations and capitalization as a result of our spin-off from Tyco.

	Six Months Ended			Fiscal Year Ended
	March 30, 2012	March 30, 2012(1)	March 25, 2011(1)	September 30, 2011	September 30, 2011(1)	September 24, 2010(1)	September 25, 2009(1)
	($ in millions, except as otherwise indicated)
	Pro Forma	Historical		Pro Forma	Historical
Summary Statement of Operations Data:
Revenue	$1,602	$1,602	$1,533	$3,110	$3,110	$2,591	$2,248
Operating income	362	362	336	693	693	504	474
Net income	195	198	180	372	376	239	243

Summary Balance Sheet Data:
Total assets	$9,498	$8,865	$8,719		$8,739	$8,692	$6,074
Long-term debt(2)	2,512	1,501	1,535		1,506	1,326	1,095
Total liabilities(2)	4,515	3,503	3,543		3,508	3,526	2,588
Total parent company equity	4,983	5,362	5,176		5,231	5,166	3,486

Summary Cash Flow Data:
Net cash provided by operating activities		$709	$667		$1,439	$1,070	$981
Net cash used in investing activities		(507)	(417)		(909)	(1,250)	(740)
Net cash (used in) provided by financing activities		(177)	(264)		(548)	230	(259)

Combined Other Operating Data:
Ending number of customers (thousands)(3)		6,432	6,321		6,351	6,285	4,753
Gross customer additions (thousands)(3)		586	520		1,088	1,025	971
Customer attrition rate (percent)(4)		13.2%	13.2%		13.0%	13.3%	14.3%
ARPU (dollars)(5)		$37.98	$36.71		$37.24	$36.10	$35.92
EBITDA(6)		$785	$740		$1,506	$1,178	$1,034
FCF (7)		$202	$250		$537	$269	$245

(1)

Operating income and net income include $28 million and $36 million of corporate expense allocated from Tyco for the six months ended March 30, 2012 and March 25, 2011, respectively. Operating income and net income include $67 million, $69 million and $67 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

(2)

Long-term debt and total liabilities include $1,478 million and $1,510 million of allocated debt as of March 30, 2012 and March 25, 2011, respectively. Long-term debt and total liabilities include $1,482 million, $1,301 million and $1,068 million of allocated debt as of September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

(3)

Gross customer additions for fiscal year 2010 exclude approximately 1.4 million customer accounts acquired in connection with the acquisition of Brink’s Home Security Holdings, Inc. (“Broadview Security”) in May 2010. These accounts are included in the 6.3 million ending number of customers as of September 24, 2010.

(4)

The customer attrition rate is a 52-week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition, net of dealer charge-backs and re-sales, and the denominator of which is total annualized recurring revenue during the period based on an average of recurring revenue under contract at the beginning of each month during the period. Dealer charge-backs represent customer cancellations charged by us to dealers because the customer cancelled service during the initial period of the contract, generally 12 to 15 months.

(5)

Average revenue per customer (“ARPU”) measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.

(6)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income adjusted for interest, taxes and certain non-cash items which include depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with customer acquisitions and amortization of dealer and other intangible assets. This “non-GAAP measure” is further described and reconciled to net income, its closest GAAP counterpart, under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Measures” beginning on page 66.

(7)

Free cash flow (“FCF”) is calculated as net cash flow provided by operating activities less capital expenditures, internally generated subscriber systems, dealer generated customer accounts and bulk account purchases. This “non-GAAP measure” is further described and reconciled to net cash flow provided by operating activities, its closest GAAP counterpart, under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Measures” beginning on page 66.

Summary of the Spin-Off

The following is a summary of the terms of the spin-off. See “The Spin-Off” for a more detailed description of the matters described below.

Distributing company	Tyco International Ltd. After the Distribution, Tyco will not own any shares of ADT.

Distributed company	The ADT Corporation

Primary purposes of the spin-off	Tyco’s board of directors has determined that the spin-off is in the best interests of Tyco and its shareholders because it will provide each of Tyco and ADT the following key benefits: (i) greater strategic focus of financial resources and management’s efforts, (ii) direct and differentiated access to capital resources, (iii) enhanced investor choice through investment opportunities in three separate entities, (iv) improved ability to use stock as an acquisition currency and (v) enhanced management incentive tools.

In determining whether to effect the spin-off, Tyco’s board of directors also considered the costs and risks relating to the transaction, including: (i) potential costs and disruptions to the businesses as a result of the spin-off, (ii) risks of being unable to achieve the benefits expected from the spin-off, (iii) increased significance of certain costs and contingent liabilities, (iv) the decreased capital available for investment, (v) the potential effect of the spin-off on the anticipated credit ratings of the separated companies and risk associated with refinancing Tyco’s debt, (vi) the reaction of Tyco’s shareholders to the spin-off, (vii) the potential loss of purchasing power and higher cost structure and (viii) the risk that the plan of separation might not be completed and the one-time and ongoing costs of the spin-off may be greater than expected.

Tyco’s board of directors determined that in the aggregate the potential benefits of the spin-off outweighed the potential negative factors. See “Risk Factors—Risks Relating to the Spin-Off” and “The Spin-Off—Reasons for the Spin-Off.”

Record date	Subject to Tyco shareholders approving the Distribution, record ownership will be determined as of 5:00 p.m., New York City time, on September 17, 2012.

Distribution date	The distribution date is expected to be September 28, 2012.

Distribution ratio	Each Tyco common share outstanding as of the record date for the Distribution will entitle its holder to receive 0.5 shares of ADT common stock. Cash will be distributed in lieu of any fractional shares of ADT common stock you are entitled to, as described below.

Securities to be Distributed

All of the shares of ADT common stock will be distributed pro rata to Tyco shareholders who hold Tyco common shares as of the record date. Assuming a record date of June 30, 2012 and based on the 459,722,328 common shares of Tyco outstanding as of such date, and applying the distribution ratio of 0.5 shares of ADT common stock for each common share of Tyco, approximately 229,861,164 of our shares of common stock would have been distributed to Tyco shareholders. The number of shares of ADT common stock that Tyco will ultimately distribute to its shareholders will (i) fluctuate depending on the number of Tyco common shares actually outstanding as of the record date and (ii) be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares, as described below.

The spin-off	On the distribution date, Tyco will release all of the shares of ADT common stock to the distribution agent to distribute to Tyco shareholders. The distribution of shares will be made in book-entry form. It is expected that it will take the distribution agent up to days to electronically issue shares of ADT common stock to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment, surrender or exchange your Tyco common shares or take any other action to receive your shares of ADT common stock.

No fractional shares	Tyco will not distribute any fractional shares of ADT common stock. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the Distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders that are subject to U.S. federal income tax as described in “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off,” but generally should not be subject to Swiss withholding tax, as described in “The Spin-Off—Material Swiss Tax Consequences of the Spin-Off.”

Conditions to the spin-off	Under Swiss law, the approval of a relative majority of Tyco’s shareholders is required to effect the Distribution. The resolution to be proposed at the special general meeting of shareholders called to approve the Distribution will require that the following conditions are met or waived prior to implementation of the Distribution:

•

the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

•	our common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•	Tyco shall have received a private letter ruling from the Internal Revenue Service (the “IRS”), which ruling shall be in full force and effect at the time of the Distribution, to the effect that (i) the Distribution will qualify as tax-free under Section 355 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), except for cash received in lieu of fractional shares of our common stock and (ii) certain internal transactions undertaken in anticipation of the Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the Distribution to the effect that the Distribution, including cash received in lieu of a fractional share of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the Distribution and all other material governmental approvals and other consents necessary to consummate the Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the Distribution; and

•

based on the closing price of the shares of ADT common stock trading on the last “when-issued” trading day prior to the Distribution, the aggregate implied market capitalization of ADT shall not exceed CHF 17.5 billion.

In addition, we expect that prior to the special general meeting approving the Distribution the following conditions will be either met or waived:

•

the ADT Separation and Distribution Agreement and each of the ancillary agreements contemplated by the ADT Separation and Distribution Agreement, as described in “Certain Relationships and Related Party Transactions—Agreements with Tyco” (the “Ancillary Agreements”), will have been executed by each party thereto, and each of the internal transactions contemplated by such agreements to have been completed prior to the Distribution shall have been completed;

•	Tyco shall have received the opinion of McDermott Will & Emery LLP confirming the tax-free status of the Distribution for U.S. federal income tax purposes;

•	Tyco shall have received the opinion of Duff & Phelps relating to the solvency of each of Tyco, ADT and Tyco Flow Control following completion of the Distributions; and

•	Tyco shall have received an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the Distribution and the ordinary cash dividend to Tyco shareholders proposed in the Tyco Proxy Statement comply with Swiss law.

In the event that shareholder approval of the Distribution is received and the conditions to the spin-off included in the shareholders resolution are met or otherwise satisfied prior to March 31, 2013, Tyco will be obligated to effect the Distribution.

The Distribution and the Tyco Flow Control Distribution are not cross-conditioned—either may occur without the other. However, we currently expect the Distribution and the Tyco Flow Control Distribution to occur simultaneously.

Trading market and symbol	We intend to file an application to list our common stock on the NYSE under the ticker symbol “ADT.” We anticipate that, on or prior to the record date, trading of our common stock will begin on a “when-issued” basis and will continue up to and including the distribution date. See “The Spin-Off—Trading Prior to the Distribution Date.”

Dividend policy	We intend to pay quarterly dividends in an amount that approximates our proportionate share of the $1.00 per share annual dividend that Tyco currently pays to its shareholders, or approximately $0.50 per ADT share annually (based on the number of Tyco shares outstanding on , 2012 and a one for two distribution ratio). See “Dividend Policy.”

Financing Transactions	We have entered into a new five-year unsecured senior revolving credit facility. The initial commitment under the new credit facility is $750 million (provided that until the Distribution has occurred and certain related conditions have been met, availability under the revolving credit facility will be limited to $250 million). Tyco is initially guaranteeing the new credit facility, and its guarantee will be released and cancelled in connection with the Distribution. In addition to the revolving credit facility, we have issued $750 million aggregate principal amount of 2.25% unsecured notes due July 15, 2017, $1.0 billion aggregate principal amount of 3.50% unsecured notes due July 15, 2022, and $750 million aggregate principal amount of 4.875% unsecured notes due July 15, 2042. Tyco is initially guaranteeing the notes, and its guarantee will be released and cancelled in connection with the Distribution. The proceeds of these notes offerings will be used to repay intercompany debt and make other cash payments to Tyco to allow it to fund repurchases or redemptions of its indebtedness. See “Description of Material Indebtedness.”

Tax consequences to Tyco shareholders	Tyco shareholders are not expected to recognize any gain or loss, or include any amount in income, for U.S. federal income tax purposes as a result of the Distribution, except to the extent of cash received in lieu of fractional shares. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” for a more detailed description of the U.S. federal income tax consequences of the Distribution.

Tyco shareholders are not expected to be subjected to any Swiss withholding tax (Verrechnungssteuer), including on any cash received in lieu of fractional shares, as a result of the Distribution. See “The Spin-Off—Material Swiss Tax Consequences of the Spin-Off” for a more detailed description of the Swiss tax consequences of the Distribution.

Each shareholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Distribution to that shareholder, including the effect of any Swiss, U.S., state, local or foreign income tax consequences of the Distribution.

Relationship with Tyco after the spin-off	We have entered into the Tyco Flow Control Separation and Distribution Agreement. Shortly before the Distribution, we will enter into the ADT Separation and Distribution Agreement and other agreements with Tyco and Tyco Flow Control related to the spin-off. These agreements will govern the relationship between ADT, Tyco Flow Control and Tyco subsequent to the completion of the Distributions and provide for the allocation between ADT, Tyco Flow Control and Tyco of various assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities). The Separation and Distribution Agreements, in particular, will provide for the settlement or extinguishment of certain obligations between ADT, Tyco Flow Control and Tyco and will provide for certain employee compensation and benefit matters between Tyco Flow Control, ADT and Tyco. We will enter into transition services agreements with Tyco in the United States and Canada (the “Transition Services Agreements”) pursuant to which a limited number of services will be provided by Tyco to us on an interim basis following the Distribution. Further, we will enter into a tax sharing agreement with Tyco and Tyco Flow Control (the “2012 Tax Sharing Agreement”) that will govern the rights and obligations of ADT, Tyco and Tyco Flow Control for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distributions. The 2012 Tax Sharing Agreement will also provide certain restrictions to preserve the tax-free status of the spin-off. In addition, each of ADT, Tyco and Tyco Flow Control will agree to indemnify the other two parties against any amounts paid by such other parties pursuant to the 2012 Tax Sharing Agreement and with respect to which such paying parties are not responsible pursuant to the 2012 Tax Sharing Agreement. We describe these and related arrangements in greater detail under “Certain Relationships and Related Party Transactions—Agreements with Tyco” and describe some of the risks of these arrangements under “Risk Factors—Risks Relating to the Spin-Off.”

Transfer Agent	Wells Fargo Shareowner Services.

Risk factors	You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 11 of this Information Statement.

RISK FACTORS

You should carefully consider the risks described below, together with all the other information included in this Information Statement, in evaluating us and our common stock. If any of the risks described below actually occurs, our business, financial condition, results of operations and cash flows could be materially and adversely affected. Any such adverse effect may cause the trading price of our common stock to decline and as a result you could lose all or part of your investment in us. Our business may also be adversely affected by risks and uncertainties not known to us or risks that we currently believe to be immaterial.

Risks Relating to Our Business

We sell our products in highly competitive markets, which results in pressure on our profit margins and limits our ability to maintain or increase the market share of our products.

The monitored security alarm industry is subject to significant competition and pricing pressures. We experience significant competitive pricing pressures on installation, monitoring and service fees. Several significant competitors offer installation fees that match or are lower than ours. Other competitors charge significantly more for installation but, in many cases, less for monitoring. In many cases we face competition for direct sales from our authorized dealers, who may offer installation for considerably less than we do in particular markets. We believe that the monitoring and service fees we offer are generally competitive with rates offered by other major security companies. We also face potential competition from improvements in self-monitoring systems, which enable customers to monitor their home environment without third-party involvement through the Internet, text messages, emails or similar communications, but with the disadvantage that alarm events may go unnoticed. It is possible that one or more of our competitors could develop a significant technical advantage over us that allows them to provide additional service or better quality service or to lower their price, which could put us at a competitive disadvantage. Continued pricing pressure or improvements in technology and shifts in customer preferences towards self-monitoring could adversely impact our customer base or pricing structure and have a material and adverse effect on our business, financial condition, results of operations and cash flows.

Our future growth is largely dependent upon our ability to successfully compete with new and existing competitors by developing or acquiring new technologies that achieve market acceptance with acceptable margins.

Our business operates in markets that are characterized by rapidly changing technologies, evolving industry standards and potential new entrants. For example, a number of cable and other telecommunications companies have introduced security services offerings, including interactive security services, that are competitive with our products and services. If these services gain market acceptance, our ability to grow our business, in particular our ADT Pulse offering, could be materially and adversely affected. Accordingly, our future success depends upon a number of factors, including our ability to accomplish the following: identify emerging technological trends in our target end-markets; develop, acquire and maintain competitive products and services; enhance our products and services by adding innovative features that differentiate us from our competitors; and develop or acquire and bring products and services to market quickly and cost-effectively. Our ability to develop or acquire new products and services based on technological innovation can affect our competitive position and requires the investment of significant resources. These acquisitions and development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new technologies, products or services on a timely basis. Moreover, as we introduce new products such as ADT Pulse, we may be unable to detect and correct defects in the product or in its installation, which could result in loss of sales or delays in market acceptance. New or enhanced products may not satisfy consumer preferences and potential product failures may cause consumers to reject our products. As a result, these products may not achieve market acceptance and our brand image could suffer. In addition, our competitors may introduce superior designs or business strategies, impairing our brand and the desirability of our products and services, which may cause consumers to defer or forego purchases of our products and services. In addition, the markets for our products and services may not develop or grow as we anticipate. The failure of our technology, products or services to gain market acceptance, the potential for product defects or the obsolescence of our products and services could significantly reduce our revenue, increase our operating costs or otherwise adversely affect our business, financial condition, results of operations or cash flows.

Failure to maintain the security of our information and technology networks, including personally identifiable and other information could adversely affect us.

We are dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information and, in the normal course of our business, we collect and retain significant volumes of certain types of personally identifiable and other information pertaining to our customers and employees, including video images of customer sites. The legal, regulatory and contractual environment surrounding information security and privacy is constantly evolving and companies that collect and retain such information are under increasing attack by cyber-criminals around the world. A significant actual or potential theft, loss, fraudulent use or misuse of customer, employee or other personally identifiable data, whether by third parties or as a result of employee malfeasance or otherwise, non-compliance with our contractual or other legal obligations regarding such data or a violation of our privacy and security policies with respect to such data could result in significant costs, fines, litigation or regulatory actions against us. Such an event could additionally result in adverse publicity and therefore adversely affect the market’s perception of the security and reliability of our services, which could result in lost sales and increased customer attrition. In addition, we depend on our information technology infrastructure for business-to-business and business-to-consumer electronic commerce. Security breaches of, or sustained attacks against, this infrastructure could create system disruptions and shutdowns that could result in disruptions to our operations. Increasingly, our security products and services are accessed through the Internet, and security breaches in connection with the delivery of our services via the Internet may affect us and could be detrimental to our reputation, business, operating results and financial condition. We cannot be certain that advances in criminal capabilities, new discoveries in the field of cryptography or other developments will not compromise or breach the technology protecting the networks that access our products and services. If any one of these risks materializes our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Allegations that we have infringed the intellectual property rights of third parties could negatively affect us.

We may be subject to claims of intellectual property infringement rights by third parties. In particular, as our services have expanded into areas more heavily populated by intellectual property, we have become subject to claims alleging infringement of intellectual property, including litigation brought by special purpose or so-called “non-practicing” entities that focus solely on extracting royalties and settlements by enforcing patent rights. These companies typically have little or no business or operations and there are few effective deterrents available to prevent such companies from filing patent infringement lawsuits against us. In addition, we rely on licenses and other arrangements with third parties covering intellectual property related to the products and services that we market, including an arrangement with Tyco under the Patent Agreement described in “Certain Relationships and Related Party Transaction—Patent Agreement.” Notwithstanding these arrangements, we could be at risk for infringement claims from third parties, including Tyco. Although the Patent Agreement generally includes a covenant by Tyco not to sue us for products and services in existence as of the Distribution date that may infringe Tyco patents, it does not protect us from infringement claims for future product or service expansions, or if we change third party product suppliers or if an alleged infringement involves certain patents. In general, if a court determines that one or more of our services infringes on intellectual property owned by others, we may be required to cease marketing those services, to obtain licenses from the holders of the intellectual property at a material cost or to take other actions to avoid infringing the intellectual property. The litigation process is costly and subject to inherent uncertainties, and we may not prevail in litigation matters regardless of the merits of our position. Intellectual property lawsuits or claims may become extremely disruptive if the plaintiffs succeed in blocking the trade of our products and services and may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Unauthorized use of our brand name by third parties, and the expenses incurred in developing and preserving the value of our brand name, may adversely affect our business.

Our brand name is critical to our success. Unauthorized use of our brand name by third parties may adversely affect our business and reputation, including the perceived quality and reliability of our products. We rely on trademark law, company brand name protection policies and agreements with our employees, customers, business partners and others to protect the value of our brand name. Despite our precautions, we cannot assure you that those procedures provide effective protection against unauthorized third-party use of our brand name. In particular, in recent years various third parties have used the ADT® brand name to engage in fraudulent activities, including inducing customers to switch monitoring service providers, generating leads for competitors and obtaining personal financial information. We may not be successful in investigating, preventing or prosecuting unauthorized third-party use. Future litigation with respect to such unauthorized use could also result in substantial costs and diversion of our resources. These factors could adversely affect our reputation, business, financial condition, results of operations and cash flows.

We will not own the right to use certain of our trademarks, including the ADT® brand name, outside of the United States and Canada.

Following the spin-off, Tyco will own the ADT® brand name outside of the United States and Canada. Therefore, in order to expand our business outside the United States and Canada, we would need to either acquire or otherwise license the ADT® brand name from Tyco (to the extent not already used by Tyco in the applicable jurisdictions(s)) or use an alternative brand name. This would put us at a distinct competitive disadvantage. Development of a new brand outside the United States and Canada could be costly and would also require us to market other brands as superior alternatives to the ADT® brand, which could undermine its value among customers within the United States and Canadian residential and small business security markets. These factors may make it difficult for us to develop a business outside of the United States and Canada. These factors also expose us to the risk that the ADT® brand name could suffer reputational damage or devaluation for reasons outside of our control, including Tyco’s business conduct outside of the United States and Canada. Any of these factors may materially and adversely affect our business, financial condition, results of operations and cash flows.

Infringement of our intellectual property rights could negatively affect us.

We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We cannot guarantee, however, that the steps we have taken to protect our intellectual property will be adequate to prevent infringement of our rights or misappropriation of our technology. Adverse events affecting the use of our trademarks could affect our use of those trademarks and negatively impact our brands. In addition, if we expand our business outside of the United States and Canada in the future, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some jurisdictions. Furthermore, while we enter into confidentiality agreements with certain of our employees and third parties to protect our intellectual property, such confidentiality agreements could be breached or otherwise may not provide meaningful protection for our trade secrets and know-how related to the design, manufacture or operation of our products. If it becomes necessary for us to resort to litigation to protect our intellectual property rights, any proceedings could be burdensome and costly, and we may not prevail. Further, adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could adversely affect our business, financial condition, results of operations and cash flows.

We depend on third-party software licenses for our products and services.

We rely on certain software technology that we license from third parties and use in our products and services to perform key functions and provide critical functionality. For example, we license the software platform for our monitoring operations and the home automation software for our ADT Pulse offering from third parties. Because our products and services incorporate software developed and maintained by third parties, we are, to a certain extent, dependent upon such third parties’ ability to maintain or enhance their current products and services, to ensure that their products are free of defects or security vulnerabilities, to develop new products and services on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. Further, these third-party technology licenses may not always be available to us on commercially reasonable terms or at all. If our agreements with third-party vendors are not renewed or the third-party software becomes obsolete, is incompatible with future versions of our products or services or otherwise fails to address our needs, we cannot assure you that we would be able to replace the functionality provided by the third-party software with technology from alternative providers. Furthermore, even if we obtain licenses to alternative software products or services that provide the functionality we need, we may be required to replace hardware installed at our monitoring centers and at our customers’ sites, including security system control panels and peripherals, in order to effect our integration of or migration to alternative software products. Any of these factors could materially and adversely affect our business, financial condition, results of operations and cash flows.

We rely on third party providers for the components of our security systems and any failure or interruption in products or services provided by these third parties could harm our ability to operate our business.

The components for the security systems that we install are manufactured by third parties, including divisions of Tyco that will not be part of our business following the spin-off. We are therefore susceptible to interruptions in supply and to the receipt of components that do not meet our high standards. Any financial or other difficulties our providers face may have negative effects on our business. We exercise little control over our suppliers, which increases our vulnerability to problems with the products and services they provide. Any interruption in supply could cause delays in installations and repairs and the loss of current and potential customers. Also, if a previously installed component were found to be defective, we might not be able to recover the costs associated with its repair or replacement across our installed customer base, and the diversion of technical personnel to address the defect could materially and adversely affect our business, financial condition, results of operations and cash flows.

We are exposed to greater risks of liability for employee acts or omissions or system failure, than may be inherent in other businesses.

If a customer or third party believes that he or she has suffered harm to person or property due to an actual or alleged act or omission of one of our employees or security system failure, he or she may pursue legal action against us, and the cost of defending the legal action and of any judgment against us could be substantial. In particular, because our products and services are intended to help protect lives and real and personal property, we may have greater exposure to litigation risks than businesses that provide other consumer and small business products and services. Substantially all of our customer contracts contain provisions limiting our liability; however, in the event of litigation with respect to such matters, it is possible that these limitations may be deemed not applicable or unenforceable and we may incur significant costs of defense regardless of the ultimate outcome.

We rely on a significant number of our customers remaining with us as customers for long periods of time.

We operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, achieving cash flow break-even in slightly less than three years. Accordingly, our long-term profitability is dependent on long customer tenure. This requires that we minimize our rate of customer disconnects, or attrition. Factors that can increase disconnects include customers who relocate and do not reconnect, problems with our product or service quality, an economic slowdown, a downturn in the housing market and the desirability and pricing of our and our competitors’ products and services. Our customer attrition rates for fiscal years 2011, 2010 and 2009 were, respectively, 13.0%, 13.3% and 14.3%. If we fail to keep our customers for a sufficiently long period of time, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

If we experience higher rates of customer attrition, we may be required to change the estimated useful lives of assets related to our security monitoring customers, increasing our depreciation and amortization expense or impairing such assets.

We amortize the costs of our acquired and dealer-generated contracts and related customer relationships based on the estimated life of the customer relationships. We similarly depreciate the cost of our internally generated residential and small business monitoring system assets. If attrition rates were to rise significantly, we may be required to accelerate the amortization of expenses related to such contracts and the depreciation of our subscriber system assets or to impair such assets, which could cause a material adverse effect on our financial condition and results of operations.

We are susceptible to downturns in the housing market and consumer discretionary income, which may inhibit our ability to sustain customer base growth rates.

Demand for alarm monitoring services is affected by the turnover in the housing market. Downturns in the rate of the sale of new and existing homes, which we believe drives a substantial portion of our new customer volume in any given year, would reduce opportunities to make sales of new security systems and services and reduce opportunities to take over existing security systems. In addition, because of personal economic circumstances, current security alarm customers may decide to disconnect our services in an effort to reduce their monthly spending and may default on their remaining contractual obligations to us. Our long-term revenue growth rate depends on installations exceeding disconnects. If the housing market downturn or the general economic downturn is prolonged, customer disconnects and defaults could increase and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

We will enter into non-compete and non-solicit restrictions that will prohibit us from competing with Tyco in the commercial security market in the United States and Canada for a period of time after the spin-off.

We expect that the ADT Separation and Distribution Agreement to be entered into in connection with the spin-off will include non-compete provisions pursuant to which we will be prohibited from competing with Tyco in the commercial security market in the United States and Canada, subject to certain small business related exceptions, for two years after the distribution date. In addition, we expect that the ADT Separation and Distribution Agreement will contain non-solicitation provisions preventing us from soliciting Tyco’s existing security customers in the United States and Canada for two years after the distribution date. This will effectively prevent us from expanding our business into the commercial security market, other than the small business market, in these jurisdictions during the restricted periods. These factors could materially and adversely affect our business, financial condition, results of operations and cash flows. See “Certain Relationships and Related Party Transactions—Agreements with Tyco—ADT Separation and Distribution Agreement—Non-Compete; Customer Non-Solicit.”

Expiration of non-competition agreements will allow the entry of potential competitors with deep knowledge of our business.

We acquired Broadview Security in 2010. In connection with the separation of Broadview Security from The Brink’s Company in 2008 (the “Broadview Spin-Off”), Broadview Security and The Brink’s Company entered into a non-competition and non-solicitation agreement pursuant to which The Brink’s Company agreed not to compete with Broadview Security in the United States, Puerto Rico and Canada with respect to the security alarm systems or personal emergency response systems businesses for a period of five years from the date of the Broadview Spin-Off. Upon the expiration of the non-competition and non-solicitation agreement in October 2013, The Brink’s Company will be free to directly pursue competitive activities in these businesses or to license the Brink’s brand to other existing or potential competitors in these businesses. In addition, although the ADT Separation and Distribution Agreement that we plan to enter into in connection with the spin-off includes non-competition provisions, the non-competition provisions will expire two years after the distribution date, after which time Tyco will be free to compete with us in the residential and small business security market. Such competitive activities could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Shifts in our customers’ choice of, or telecommunications providers’ support for, telecommunications services and equipments could adversely impact our business and require significant capital expenditures.

Certain elements of our operating model have historically relied on our customers’ continued selection and use of traditional land-line telecommunications to transmit alarm signals to our monitoring centers. There is a growing trend for customers to switch to the exclusive use of cellular, satellite or Internet communication technology in their homes and businesses, and telecommunication providers may discontinue their land-line services in the future. In addition, many of our customers who use cellular communication technology for their security systems use products that rely on 2G technology, and telecommunication providers may discontinue their 2G services in the future. The discontinuation of land-line, 2G cellular and any other services by telecommunications providers in the future will depend on a number of factors outside of our control, including legislation and government regulation, and would require customers to upgrade to alternative, and potentially more expensive, technologies to transmit alarm signals. This could increase our customer attrition rates and slow our new customer additions. In order to maintain our customer base that uses security alarm components that are or could become obsolete, we may be required to upgrade or implement new technologies, including by offering to subsidize the replacement of customers’ outdated systems at our expense. Any such upgrades or implementations could require significant capital expenditures and also divert management’s attention and other important resources away from our customer service and sales efforts. In the future, we may not be able to successfully implement new technologies or adapt existing technologies to changing market demands. If we are unable to adapt timely to changing technologies, market conditions or customer preferences, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

An event causing a disruption in the ability of our monitoring facilities to operate could adversely affect our business.

A disruption in our ability to provide alarm monitoring services and serve our customers could have a material adverse effect on our business. A disruption could occur for many reasons, including fire, natural disasters, weather, disease, transportation interruption, extended power outages, terrorism or sabotage or as a result of disruptions to third-party transmission lines. Monitoring could also be disrupted by information systems and network-related events such as computer hacking, computer viruses, worms or other malicious software, denial of service attacks, malicious social engineering or other destructive or disruptive activities that could also cause damage to our properties, equipment and data. While our monitoring systems are fully redundant, a failure of our back up procedures or a disruption affecting multiple monitoring facilities could disrupt our ability to provide monitoring services. During a transition period after the spin-off, our monitoring facilities will include facilities owned and operated by Tyco that will provide monitoring services to our customers pursuant to the Monitoring Agreement that we will enter into with Tyco in connection with the spin-off (the “Monitoring Agreement”). See “Certain Relationships and Related Party Transactions—Agreements with Tyco—Monitoring Agreements” for a summary of this agreement.

Providers of broadband services may be able to block our services or charge their customers more for using our services, which could adversely affect our revenue and growth.

Our interactive and home automation services are accessed through the Internet and our security monitoring services are increasingly delivered using Internet technologies. Some providers of broadband access may take measures that affect their customers’ ability to use these products and services, such as degrading the quality of the data packets we transmit over their lines, giving those packets low priority, giving other packets higher priority than ours, blocking our packets entirely or attempting to charge their customers more for using our services.

In the United States, there continues to be some uncertainty regarding whether suppliers of broadband Internet access have a legal obligation to allow their customers to access services such as ours without interference. In December 2010, the U.S. Federal Communications Commission (the “FCC”) adopted new net neutrality rules that would protect services like ours from such interference. Several parties have sought judicial review of the FCC’s net neutrality rules. These appeals are currently pending. Interference with our services or higher charges to customers by broadband service providers for using our products and services could cause us to lose existing customers, impair our ability to attract new customers and materially and adversely affect our business, financial condition, results of operations and cash flows.

We have significant deferred tax assets, and any impairments of or valuation allowances against these deferred tax assets in the future could adversely affect our results of operations, financial condition and cash flows.

We are subject to income taxes in the United States and Canada and in various state, provincial and local jurisdictions. The amount of income taxes we pay is subject to our interpretation and application of tax laws in jurisdictions in which we file. Changes in current or future laws or regulations, the imposition of new or changed tax laws or regulations or new related interpretations by taxing authorities in the jurisdictions in which we file could materially and adversely affect our financial condition, results of operations and cash flows.

Our consolidated federal and state income tax liability may be significantly reduced by tax credits and tax net operating loss (“NOL”) carryforwards available to us under the applicable tax codes. Our ability to fully utilize these deferred tax assets, however, may be limited for various reasons, such as if projected future taxable income becomes insufficient to recognize the full benefit of our NOL carryforwards prior to their expirations. Our ability to fully use these tax assets will also be adversely affected if we have an “ownership change” within the meaning of Section 382 of the Code. An ownership change is generally defined as a greater than 50% increase in equity ownership by “5% shareholders,” as the term is defined for purposes of Section 382 of the Code, in any three-year period. Future changes in our stock ownership, depending on the magnitude, including the purchase or sale of our common stock by 5% shareholders, and issuances or redemptions of common stock by us could result in an ownership change that would trigger the imposition of limitations under Section 382 of the Code. In addition, as a significant taxpayer, we are subject to regular audits by the IRS as well as state, provincial and local tax authorities. These audits could subject us to tax liabilities if tax authorities make adverse determinations with respect to our NOLs or tax credits. Further, any future disallowance of some or all of our tax credits or NOL carryforwards as a result of legislative change could materially affect our tax obligations. Accordingly, there can be no assurance that in the future we will not be subject to increased taxation or experience limitations with respect to recognizing the benefits of our NOL carryforwards and other tax attributes. Any such increase in taxation or limitation of benefits could have a material and adverse affect on our financial condition, results of operations or cash flows.

Our business operates in a regulated industry.

Our operations and employees are subject to various U.S. and Canadian federal, state, provincial and local consumer protection, occupational licensing and other laws and regulations. Most states and provinces in which we operate have licensing laws directed specifically toward the security services industry. Our business relies heavily upon both wireline and wireless telecommunications to communicate signals. Telecommunications companies are currently regulated by both the federal, state and local governments.

In certain jurisdictions, we are required to obtain licenses or permits to comply with standards governing employee selection and training and to meet certain standards in the conduct of our business. The loss of such licenses or permits or the imposition of conditions to the granting or retention of such licenses or permits could have a material adverse effect on us. Furthermore, in certain jurisdictions, certain security systems must meet fire and building codes in order to be installed, and it is possible that our current or future products and service offerings will fail to meet such codes, which could require us to make costly modifications to our products and services or to forgo marketing in certain jurisdictions.

Changes in laws or regulations could require us to change the way we operate or to utilize resources to maintain compliance, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations were to change or if we or our products failed to comply with them, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Increasing government regulation of telemarketing, email marketing and other marketing methods may increase our costs and restrict the operation and growth of our business.

We rely on telemarketing and email marketing conducted internally and through third parties to generate a substantial number of leads for our business. The telemarketing and email marketing services industries are subject to an increasing amount of regulation in the United States and Canada. In the United States, the U.S. Federal Trade Commission (“FTC”) and FCC have issued regulations that place restrictions on unsolicited automated telephone calls to residential and wireless telephone subscribers by means of automatic telephone dialing systems, prerecorded or artificial voice messages and telephone fax machines, and require us to maintain a “do not call” list and to train our personnel to comply with these restrictions. The FTC regulates both general sales practices and telemarketing specifically and has broad authority to prohibit a variety of advertising or marketing practices that may constitute “unfair or deceptive acts or practices.” Most of the statutes and regulations in the United States allow a private right of action for the recovery of damages or provide for enforcement by the FTC, state attorneys general or state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys’ fees in the event that regulations are violated. Additionally, we are subject to a 2007 consent decree with the FTC which, among other things, requires us to monitor compliance by our authorized dealers and third parties whom we expressly authorize to telemarket our residential security monitoring services with specified telemarketing regulations and to take certain actions with regard to those who fail to comply. The Canadian Radio-Television and Telecommunications Commission enforces rules regarding unsolicited communications using automatic dialing and announcing devices, live voice and fax. In December 2010, the Government of Canada passed legislation to restrict the sending of unsolicited commercial electronic messages including email messages, although that legislation has not yet been proclaimed into force. We are diligent in our efforts to comply with all such applicable regulations, but cannot assure you that we or third parties that we rely on for telemarketing, email marketing and other lead generation activities will be in compliance with all applicable regulations at all times. Although our contractual arrangements with such third parties expressly require them to comply with all such regulations and to indemnify us for their failure to do so, we cannot assure you that the FTC, FCC, private litigants or others will not attempt to hold us responsible for any unlawful acts conducted by such third parties or that we could successfully enforce or collect upon such indemnities. Additionally, changes in such regulations or the interpretation thereof that further restrict such activities could result in a material reduction in the number of leads for our business and could have a material and adverse effect on our business, financial condition, results of operations and cash flows.

We could be assessed penalties for false alarms.

Some local governments impose assessments, fines, penalties and limitations on either customers or the alarm companies for false alarms. A few municipalities have adopted ordinances under which both permit and alarm dispatch fees are charged directly to the alarm companies. Our alarm service contracts generally allow us to pass these charges on to customers, but we may not be able to collect these charges if customers are unwilling or unable to pay them and such outcome may materially and adversely affect our operating results. Furthermore, our customers may elect to terminate or not renew our services if assessments, fines or penalties for false alarms become significant. If more local governments were to impose assessments, fines or penalties, our customer base, financial condition, results of operations and cash flows could be materially and adversely affected.

Police departments could refuse to respond to calls from monitored security service companies.

Police departments in a limited number of U.S. and Canadian jurisdictions do not respond to calls from monitored security service companies, either as a matter of policy or by local ordinance. In certain cases, we have offered affected customers the option of receiving response from private guard companies, in most cases through contracts with us, which increases the overall cost to customers. If more police departments were to refuse to respond or be prohibited from responding to calls from monitored security service companies, our ability to attract and retain customers could be negatively impacted and our business, financial condition, results of operations and cash flows could be adversely affected.

Adoption of statutes and governmental policies purporting to characterize certain of our charges as unlawful may adversely affect our business.

If a customer cancels its contract with us prior to the end of the initial contract term, other than in accordance with the contract, we may charge the customer an early cancellation fee. Consumer protection policies or legal precedents could be proposed or adopted to restrict the charges we can impose upon contract cancellation. Such initiatives could compel us to increase our prices during the initial term of our contracts and consequently lead to less demand for our services and increased attrition. Adverse judicial determinations regarding these matters could cause us to incur legal exposure to customers against whom such charges have been imposed and expose us to the risk that certain of our customers may seek to recover such charges through litigation. In addition, the costs of defending such litigation and enforcement actions could have a material and adverse effect on our business, financial condition, results of operations and cash flows.

We face risks in acquiring and integrating customer accounts.

An element of our business strategy involves the bulk acquisition of customer accounts. Acquisitions of customer accounts involve a number of special risks, including the possibility of unexpectedly high rates of attrition and unanticipated deficiencies in the accounts acquired despite our investigations prior to acquisition. We face competition from other alarm monitoring companies, including companies that may offer higher prices and more favorable terms for customer accounts purchased, lower minimum financial qualifications for purchased accounts or lower prices for monitoring services provided. This competition could reduce the acquisition opportunities available to us, thus slowing our rate of growth and/or increase the price we pay for such account acquisitions, thus reducing our return on investment and negatively impacting our revenue and results of operations. We cannot assure you that we will be able to purchase customer accounts on favorable terms in the future.

The purchase price we pay for customer accounts is affected by the recurring revenue historically generated by such accounts, as well as several other factors, including the level of competition, our prior experience with accounts purchased in bulk from specific sellers, the geographic location of accounts, the number of accounts purchased, the customers’ credit scores and the type of security equipment used by the customers. In purchasing accounts, we have relied on management’s knowledge of the industry, due diligence procedures and representations and warranties of bulk account sellers. We cannot assure you that in all instances the representations and warranties made by bulk account sellers are true and complete or, if the representations and warranties are inaccurate, that we will be able to recover damages from bulk account sellers in an amount sufficient to fully compensate us for any resulting losses. If any of these risks materializes our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our customer generation strategies and the competitive market for customer accounts may affect our future profitability.

A principal element of our business strategy is the generation of new customer accounts through our authorized dealer program, which accounted for approximately 45% of our new customer accounts for our 2011 fiscal year. Our future operating results will depend in large part on our ability to manage this generation strategy effectively. Although we currently generate accounts through hundreds of authorized dealers, a significant portion of our accounts originate from a smaller number of authorized dealers. In particular, during our 2011 fiscal year one authorized dealer accounted for approximately 10% of all our new accounts. We experience loss of authorized dealers from our authorized dealer program due to various factors, such as authorized dealers becoming inactive or discontinuing their electronic security business, non-renewal of our dealer contracts and competition from other alarm monitoring companies. If we experience a loss of authorized dealers representing a significant portion of our account generation from our authorized dealer program or if we are unable to replace or recruit authorized dealers in accordance with our business plans, our business, financial condition, results of operations and cash flows may be adversely affected.

In addition, successful promotion of our brand depends on the effectiveness of our marketing efforts and on our ability to offer member discounts and special offers for our products and services. We have actively pursued affinity marketing programs, which provide members of participating organizations with discounts on our products and services. The organizations with which we have affinity marketing programs closely monitor their relationships with us, as well as their members’ satisfaction with our products and services. These organizations may require us to increase our fees to them, decrease our pricing for their members or otherwise alter the terms of our participation in their marketing programs in ways that are unfavorable to us. These organizations may also terminate their relationships with us if we fail to meet member satisfaction standards. If any of our important affinity or marketing relationships, such as our relationships with USAA or AARP, were terminated, we would lose a significant source of sales leads and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our business strategy includes making acquisitions and investments that complement our existing business. These acquisitions and investments could be unsuccessful or consume significant resources, which could adversely affect our operating results.

We will continue to analyze and evaluate the acquisition of strategic businesses or product lines with the potential to strengthen our industry position or enhance our existing set of products and services offerings. We cannot assure you that we will identify or successfully complete transactions with suitable acquisition candidates in the future. Nor can we assure you that completed acquisitions will be successful.

Acquisitions and investments may involve significant cash expenditures, debt incurrence, operating losses and expenses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Acquisitions involve numerous other risks, including:

•	diversion of management time and attention from daily operations;

•	difficulties integrating acquired businesses, technologies and personnel into our business;

•	difficulties in obtaining and verifying the financial statements and other business information of acquired businesses;

•	inability to obtain required regulatory approvals and/or required financing on favorable terms;

•	potential loss of key employees, key contractual relationships or key customers of acquired companies or of us;

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies; and

•	dilution of interests of holders of shares of our common stock through the issuance of equity securities or equity-linked securities.

It may be difficult for us to complete transactions quickly and to integrate acquired operations efficiently into our current business operations. Any acquisitions or investments may ultimately harm our business or financial condition, as such acquisitions may not be successful and may ultimately result in impairment charges.

We may pursue business opportunities that diverge from our current business model, which may cause our business to suffer.

We may pursue business opportunities that diverge from our current business model, including expanding our products or services, investing in new and unproven technologies, adding customer acquisition channels and forming new alliances with companies to market our services. We can offer no assurance that any such business opportunities will prove to be successful. Among other negative effects, our pursuit of such business opportunities could cause our cost of investment in new customers to grow at a faster rate than our recurring revenue and revenue from installations. Additionally, any new alliances or customer acquisition channels could have higher cost structures than our current arrangements, which could reduce operating margins and require more working capital. In the event that working capital requirements exceeded operating cash flow, we might be required to draw on the revolving credit facility that we have entered into in connection with the spin-off or pursue other external financing, which may not be readily available. Any of these factors could materially and adversely affect our business, financial condition, results of operations and cash flows.

We may be subject to liability for obligations of The Brink’s Company under the Coal Act.

On May 14, 2010, Tyco acquired Broadview Security, a business formerly owned by The Brink’s Company. Under the Coal Industry Retiree Health Benefit Act of 1992, as amended (the “Coal Act”), The Brink’s Company and its majority-owned subsidiaries as of July 20, 1992 (including certain legal entities acquired in the Broadview Security acquisition) are jointly and severally liable with certain of The Brink’s Company’s other current and former subsidiaries for health care coverage obligations provided for by the Coal Act. A Voluntary Employees’ Beneficiary Associate (“VEBA”) trust has been established by The Brink’s Company to pay for these liabilities, although the trust may have insufficient funds to satisfy all future obligations. At the time of the Broadview Spin-Off, Broadview Security entered into an agreement pursuant to which The Brink’s Company agreed to indemnify it for any and all liabilities and expenses related to The Brink’s Company’s former coal operations, including any health care coverage obligations. The Brink’s Company has agreed that this indemnification survives Tyco’s acquisition of Broadview Security. We have evaluated our potential liability under the Coal Act as a contingency in light of all known facts, including the funding of the VEBA and indemnification provided by The Brink’s Company. We have concluded that no accrual is necessary due to the existence of the indemnification and our belief that The Brink’s Company and VEBA will be able to satisfy all future obligations under the Coal Act. However, if The Brink’s Company and the VEBA are unable to satisfy all such obligations, we could be held liable, which could have a material and adverse affect on our financial condition, results of operations or cash flows.

Risks Relating to Our Liquidity

Disruptions in the financial markets could adversely affect us and our suppliers by increasing funding costs or by reducing availability of credit.

In the normal course of our business, we may access credit markets for general corporate purposes, which may include repayment of indebtedness, acquisitions, additions to working capital, repurchase of common stock, capital expenditures and investments in our business. Although we expect to have sufficient liquidity to meet our foreseeable needs, our access to and the cost of capital could be negatively impacted by disruptions in the credit markets. In 2008, 2009 and 2010, credit markets experienced significant dislocations and liquidity disruptions, and similar disruptions in the credit markets could make financing terms for borrowers unattractive or unavailable. These factors may make it more difficult or expensive for us to access credit markets if the need arises. In addition, these factors may make it more difficult for our suppliers to meet demand for their products or for potential strategic partners to commence new projects, as they may experience increased costs of debt financing or difficulties in obtaining debt financing. Disruptions in the financial markets have had adverse effects on other areas of the economy and have led to a slowdown in general economic activity that may continue to adversely affect our businesses. These disruptions may have other unknown adverse effects. One or more of these factors could adversely affect our business, financial condition, results of operations or cash flows.

Covenants in our debt instruments may adversely affect us.

As discussed under “Description of Material Indebtedness,” we have entered into a new revolving credit facility and issued senior unsecured notes maturing in 2017, 2022 and 2042. Our revolving credit agreement contains customary covenants, including a limit on the ratio of debt to EBITDA, a minimum required ratio of EBITDA to interest expense and limits on incurrence of liens and subsidiary debt. In addition, the indenture governing our senior unsecured notes contains customary covenants including limits on liens and sale/leaseback transactions.

Our ability to meet our financial covenants can be affected by events beyond our control, and we cannot provide assurance that we will meet those tests. A breach of any of these covenants could result in a default under our credit agreement or our indenture. Upon the occurrence of an event of default under our credit facility or our indenture, the lenders or trustees could elect to declare all amounts outstanding thereunder to be immediately due and payable and, in the case of credit facility lenders, terminate all commitments to extend further credit. If the lenders or trustees accelerate the repayment of borrowings, we cannot provide assurance that we will have sufficient assets to repay our credit facility and our other indebtedness. Furthermore, acceleration of any obligation under any of our material debt instruments will permit the holders of our other material debt to accelerate their obligations, which could have a material adverse effect on our financial condition.

Material adverse legal judgments, fines, penalties or settlements could adversely affect our financial health and prevent us from fulfilling our obligations under our outstanding indebtedness.

We have entered into a new unsecured senior revolving credit facility in the amount of $750 million and issued senior unsecured notes in an aggregate principal amount of $2.5 billion in connection with the spin-off. We also expect to have approximately $300 million of cash on hand at the time of the Distribution. We expect that our available cash, our cash flow from operations and amounts available to us under the credit facility will be adequate to fund our operations and service our debt over both the short term and the long term. However, material adverse legal judgments, fines, penalties or settlements arising from litigation and similar contingencies could require additional funding. If such developments require us to obtain additional funding, we cannot provide assurance that we will be able to obtain the additional funding that we need on commercially reasonable terms or at all, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Such an outcome could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other corporate purposes, including dividend payments;

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

•	restrict our ability to introduce new technologies or exploit business opportunities;

•	make it more difficult for us to satisfy our payment obligations with respect to our outstanding indebtedness; and

•	increase the difficulty and/or cost to us of refinancing our indebtedness.

Risks Relating to the Spin-Off

We will share responsibility for certain of our, Tyco’s and Tyco Flow Control’s income tax liabilities for tax periods prior to and including the distribution date, and such liabilities may include a portion of Tyco’s obligations under its tax sharing agreement with Covidien Ltd. (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”) for tax liabilities for tax periods prior to and including June 29, 2007.

In connection with the 2007 distributions of Covidien and TE Connectivity by Tyco (the “2007 Separation”), Tyco entered into a tax sharing agreement (the “2007 Tax Sharing Agreement”) that governs the rights and obligations of each party with respect to certain pre-2007 Separation tax liabilities and certain tax liabilities arising in connection with the 2007 Separation. More specifically, Tyco, Covidien and TE Connectivity share 27%, 42% and 31%, respectively, of income tax liabilities that arise from adjustments made by tax authorities to Tyco’s, Covidien’s and TE Connectivity’s U.S. and certain non-U.S. income tax returns and certain taxes attributable to internal transactions undertaken in anticipation of the 2007 Separation. In addition, in the event the 2007 Separation or certain related transactions is determined to be taxable as a result of actions taken after the 2007 Separation by Tyco, Covidien or TE Connectivity, the party responsible for such failure would be responsible for all taxes imposed on Tyco, Covidien or TE Connectivity as a result thereof. If none of the companies is responsible for such failure, then Tyco, Covidien and TE Connectivity would be responsible for such taxes, in the same manner and in the same proportions as other shared tax liabilities under the 2007 Tax Sharing Agreement. Costs and expenses associated with the management of these shared tax liabilities are generally shared equally among the parties.

With respect to years prior to and including the 2007 Separation, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $411 million as of March 30, 2012 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, Tyco has not been able to resolve certain open items, which primarily involve the treatment of certain intercompany debt issued during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is likely to occur within the next six months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement.

In connection with the Distribution, we will enter into the 2012 Tax Sharing Agreement with Tyco and Tyco Flow Control that will be separate from the 2007 Tax Sharing Agreement and which will govern the rights and obligations of ADT, Tyco and Tyco Flow Control for certain pre-Distribution tax liabilities, including Tyco’s obligations under the 2007 Tax Sharing Agreement, as more fully described in “Certain Relationships and Related Party Transactions—Agreements with Tyco—Tax Sharing Agreement” below. To the extent we are responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material adverse impact on our financial position, results of operations, cash flows or our effective tax rate in future reporting periods.

If the Distributions or certain internal transactions undertaken in anticipation of the spin-off are determined to be taxable for U.S. federal income tax purposes, we, our shareholders that are subject to U.S. federal income tax and/or Tyco could incur significant U.S. federal income tax liabilities.

Tyco has received a private letter ruling from the IRS regarding the U.S. federal income tax consequences of the Distributions to the effect that, for U.S. federal income tax purposes, the Distribution will qualify as tax-free under Section 355 of the Code and the Tyco Flow Control Distribution will qualify as tax-free under Sections 355 and 361 of the Code, except for cash received in lieu of a fractional share of our common stock and the Tyco Flow Control common shares. The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distribution will qualify for favorable treatment under the Code. In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distribution for U.S. federal income tax purposes. The receipt of such private letter ruling and the opinion are conditions to the Distribution that must be either satisfied or waived by Tyco. The private letter ruling relies and the opinion will rely on certain facts and assumptions and certain representations and undertakings from us, Tyco Flow Control and Tyco regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter ruling and the opinion, the IRS could determine on audit that the Distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the Distribution or the internal transactions should be taxable for other reasons, including as a result of significant changes in stock or asset ownership after the Distribution. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinion will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the Distribution ultimately is determined to be taxable, the Distribution could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities. In addition, Tyco would recognize gain in an amount equal to the excess of the fair market value of shares of our common stock and the Tyco Flow Control common shares distributed to Tyco shareholders on the distribution date over Tyco’s tax basis in such shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax. However, we or Tyco could incur significant U.S. federal income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the Distribution are taxable.

In addition, under the terms of the 2012 Tax Sharing Agreement, in the event the Distribution, the Tyco Flow Control Distribution or the internal transactions were determined to be taxable as a result of actions taken after the Distribution by us, Tyco Flow Control or Tyco, the party responsible for such failure would be responsible for all taxes imposed on us, Tyco Flow Control or Tyco as a result thereof. If such failure is not the result of actions taken after the Distribution by us, Tyco Flow Control or Tyco, then we, Tyco Flow Control and Tyco would be responsible for any taxes imposed on us, Tyco Flow Control or Tyco as a result of such determination in the same manner and in the same proportions as we share Shared Tax Liabilities (as defined in the section “Certain Relationships and Related Party Transactions—Agreements with Tyco—Tax Sharing Agreement”). Such tax amounts could be significant. In the event that any party to the 2012 Tax Sharing Agreement defaults in its obligation to pay Distribution Taxes (as defined in the section “Certain Relationships and Related Party Transactions—Agreements with Tyco—Tax Sharing Agreement”) to another party that arise as a result of no party’s fault, each non-defaulting party would be responsible for an equal amount of the defaulting party’s obligation to make a payment to another party in respect of such other party’s taxes. To the extent we are responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material adverse impact on our financial position, results of operations, cash flows or our effective tax rate in future reporting periods.

If the Distribution is determined to be taxable for Swiss withholding tax purposes, we and Tyco could incur significant Swiss withholding tax liabilities.

Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our and Tyco’s shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus (Kapitaleinlage) accumulated on or after January 1, 1997 are exempt from Swiss withholding tax, if certain conditions are met (Kapitaleinlageprinzip). We have obtained a ruling from the Swiss Federal Tax Administration confirming that the Distribution qualifies as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distribution.

This tax ruling relies on certain facts and assumptions and certain representations and undertakings from Tyco regarding the past conduct of its businesses and other matters. Notwithstanding this tax ruling, the Swiss Federal Tax Administration could determine on audit that the Distribution should be treated as a taxable transaction for withholding tax purposes if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated. If the Distribution ultimately is determined to be taxable for withholding tax purposes, we and Tyco could incur material Swiss withholding tax liabilities that could significantly detract from or eliminate the benefits of the spin-off. In addition, we could become liable to indemnify Tyco for part of any Swiss withholding tax liabilities to the extent provided under the 2012 Tax Sharing Agreement.

We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Tyco.

As an independent, publicly-traded company, we believe that our business will benefit from, among other things, allowing us to better focus our financial and operational resources on our specific business, allowing our management to design and implement corporate strategies and policies that are based primarily on the business characteristics and strategic decisions of our business, allowing us to more effectively respond to industry dynamics and allowing the creation of effective incentives for our management and employees that are more closely tied to our business performance. However, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all. For example, it is possible that investors and securities analysts will not place a greater value on our business as an independent company than on our business as a part of Tyco.

We may increase our debt or raise additional capital in the future, which could affect our financial health and may decrease our profitability.

We may increase our debt or raise additional capital in the future, subject to restrictions in our credit facility and indenture and possibly future debt agreements. If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require more financing. However, debt or equity financing may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of additional capital stock, the terms of the debt or our capital stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations than we currently have. If we raise funds through the issuance of additional equity, your percentage ownership in us would decline. If we are unable to raise additional capital when needed, it could affect our financial health, which could negatively affect your investment in us. Also, regardless of the terms of our debt or equity financing, the amount of our stock that we can issue may be limited because the issuance of our stock may cause the Distribution to be a taxable event for Tyco under Section 355(e) of the Code, and under the 2012 Tax Sharing Agreement, we could be required to indemnify Tyco for that tax. See “Risk Factors—Risks Relating to the Spin-Off—We might not be able to engage in desirable strategic transactions and equity issuances following the Distribution because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.”

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the Distribution.

Our financial results previously were included within the consolidated results of Tyco, and we believe that our financial reporting and internal controls were appropriate for those of subsidiaries of a public company. However, we were not directly subject to the reporting and other requirements of the Exchange Act. In connection with the Distribution, we will become directly subject to reporting and other obligations under the Exchange Act. Beginning with our Annual Report on Form 10-K for fiscal year 2013, we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations may place significant demands on our management, administrative and operational resources, including accounting systems and resources.

The Exchange Act will require that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes-Oxley Act, we will be required to maintain effective disclosure controls and procedures and internal controls over financial reporting. To comply with these requirements, we may need to upgrade our systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and we may experience increased costs after the spin-off.

We have historically operated as part of Tyco’s corporate organization, and Tyco has assisted us by providing certain corporate functions. Following the completion of the spin-off, Tyco will be obligated contractually to provide to us only those transition services specified in agreements we enter into with Tyco. See “Certain Relationships and Related Party Transactions—Agreements with Tyco” for a summary of these agreements. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Tyco previously provided to us that are not specified in any transition services agreement. Upon expiration of any transition services agreement, many of the services that are covered in the agreement will have to be provided internally or by unaffiliated third parties and we may be unable to replace those services in a timely manner or on comparable terms. In addition, if Tyco does not continue to perform the transition services and the other services that are called for under any transition services agreement, we may not be able to operate our business as effectively and our profitability may decline.

In addition, for a period of time of up to two years after the spin-off, we will continue to share monitoring facilities with Tyco as we work to separate our security monitoring system from that of Tyco. In connection with the spin-off, we will also enter into a Monitoring Agreement with Tyco pursuant to which we will provide third-party monitoring services to certain of their customers and they will provide third-party monitoring services to certain of our customers for a period of time. See “Certain Relationships and Related Party Transactions—Agreements with Tyco—Monitoring Agreements” for a summary of this agreement. We may not be able to effect the spin-off of our operations and security monitoring system from Tyco as smoothly as anticipated, which may result in disruption to our ongoing business, distraction of management and an increase in our cost of operation.

Our historical and pro forma condensed combined financial data are not necessarily representative of the results we would have achieved as an independent, publicly-traded company and may not be a reliable indicator of our future results.

The historical and pro forma financial data we have included in this Information Statement may not reflect what our results of operations, financial condition and cash flows would have been had we been an independent, publicly-traded company during the periods presented or what our results of operations, financial condition and cash flows will be in the future when we are an independent company. This is primarily because:

•

Prior to our spin-off, our business was operated by Tyco as part of its broader corporate organization, rather than as an independent, publicly-traded company. In addition, prior to our spin-off, Tyco, or one of its affiliates, performed significant corporate functions for us, including tax and treasury administration and certain governance functions, including internal audit and external reporting. Our historical and pro forma financial statements reflect allocations of corporate expenses from Tyco for these and similar functions and may not reflect the costs we will incur for similar services in the future as an independent company. Furthermore, following the spin-off, we will also be responsible for the additional costs associated with being an independent, publicly-traded company, including costs related to corporate governance and external reporting.

•

Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, historically have been satisfied as part of the company-wide cash management practices of Tyco. Following the completion of the spin-off, Tyco will not be providing us with funds to finance our working capital or other cash requirements. Without the opportunity to obtain financing from Tyco, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements.

•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from Tyco.

In addition, the pro forma financial data included in this Information Statement is based on the best information available, which in part includes a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and accordingly, our pro forma financial data should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a stand-alone company nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

For additional information about our past financial performance and the basis of presentation of our financial statements, see “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included in this Information Statement.

As an independent, publicly-traded company, we may not enjoy the same benefits that we did as a segment of Tyco.

There is a risk that, by separating from Tyco, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current Tyco organizational structure. As part of Tyco, we have been able to enjoy certain benefits from Tyco’s operating diversity, purchasing power, available capital for investments and opportunities to pursue integrated strategies with Tyco’s other businesses. As an independent, publicly-traded company, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets.

Following our spin-off from Tyco, our capital structure and sources of liquidity will change significantly from our historical capital structure.

We have entered into a new unsecured senior revolving credit facility in the amount of $750 million and issued senior unsecured notes in an aggregate principal amount of $2.5 billion in connection with the spin-off. We also expect to have approximately $300 million of cash on hand at the time of the Distribution. As an independent, publicly-traded company, we will no longer participate in cash management and funding arrangements with Tyco. Instead, our ability to fund our capital needs will depend on our ongoing ability to generate cash from operations, and to access our borrowing facilities and capital markets, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Certain of the contracts to be transferred or assigned to us contain provisions requiring the consent of a third party in connection with the transactions contemplated by the Distribution. If such consent is not given, we may not be entitled to the benefit of such contracts in the future.

Certain of the contracts to be transferred or assigned to us in connection with the Distribution and the internal transactions described below in this Information Statement contain provisions which require the consent of a third party to the internal transactions, the Distribution or both. If we are unable to obtain such consents on commercially reasonable and satisfactory terms, our ability to obtain the benefit of such contracts in the future may be impaired.

Our suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The ownership by our executive officers and some of our directors of common shares, options or other equity awards of Tyco or Tyco Flow Control may create, or may create the appearance of, conflicts of interest.

Because of their current or former positions with Tyco, substantially all of our executive officers, including our chief executive officer and some of our non-employee director nominees, own common shares of Tyco, options to purchase common shares of Tyco or other Tyco equity awards. Following Tyco’s distribution of Tyco Flow Control common shares to its shareholders, these officers and non-employee directors will own common shares, options to purchase common shares and other equity awards in Tyco and Tyco Flow Control. The individual holdings of common shares, options to purchase common shares or other equity awards of Tyco and Tyco Flow Control may be significant for some of these persons compared to their total assets. These equity interests may create, or appear to create, conflicts of interest when these directors and officers are faced with decisions that could benefit or affect the equity holders of Tyco or Tyco Flow Control in ways that do not benefit or affect us in the same manner.

We might not be able to engage in desirable strategic transactions and equity issuances following the Distribution because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

Our ability to engage in significant equity transactions could be limited or restricted after the Distribution in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the Distribution by Tyco. Even if the Distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate-level taxable gain to Tyco and certain of its affiliates under Section 355(e) of the Code if 50% or more, by vote or value, of our shares or Tyco’s shares are acquired or issued as part of a plan or series of related transactions that includes the Distribution. Any acquisitions or issuances of our shares or Tyco’s shares within two years after the Distribution will generally be presumed to be part of such a plan, although we or Tyco may be able to rebut that presumption.

To preserve the tax-free treatment to Tyco of the Distribution, under the 2012 Tax Sharing Agreement, we expect that we will be prohibited from taking or failing to take any action that prevents the Distribution and related transactions from being tax-free. Further, for the two-year period following the Distribution, without obtaining the consent of Tyco and Tyco Flow Control, a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm, we may be prohibited from:

•	approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares when combined with any other changes in ownership of our shares,

•	redeeming equity securities,

•	selling or otherwise disposing of more than 35% of ADT’s assets, or

•	engaging in certain internal transactions.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. Moreover, we expect the 2012 Tax Sharing Agreement to also provide that we will be responsible for any taxes imposed on Tyco or any of its affiliates or on Tyco Flow Control or any of its affiliates as a result of the failure of the Distribution or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain actions taken after the Distribution by or in respect of us, any of our affiliates or our shareholders.

The spin-off might not be completed and the one-time and ongoing costs of the spin-off may be greater than we expected.

There are risks and uncertainties relating to the execution of the spin-off, including the timing and certainty of the completion of the internal reorganization prior to the Distribution and the timing and certainty of the satisfaction or waivers of the conditions to the Distribution. In addition, we and Tyco will incur costs in connection with the transition to being a stand-alone public company that relate primarily to accounting, tax, legal and other professional costs; financing costs in connection with refinancing Tyco’s outstanding indebtedness and obtaining our financing as a standalone company; compensation, such as modifications to certain incentive awards upon completion of the spin-off; recruiting and relocation costs associated with hiring our senior management personnel; and costs to separate information systems. These costs, whether incurred before or after the spin-off, may be greater than anticipated and could have a material adverse effect on our financial position, results of operations and cash flows.

Risks Relating to Our Common Stock and the Securities Market

There is no existing market for our common stock and we cannot be certain that an active trading market will develop or be sustained after the spin-off, and following the spin-off our stock price may fluctuate significantly.

There is currently no public market for our common stock. We intend to list our common stock on the NYSE. It is anticipated that before the distribution date for the spin-off, trading of shares of our common stock will begin on a “when-issued” basis and such trading will continue up to and including the distribution date. However, there can be no assurance that an active trading market for our common stock will develop as a result of the spin-off or be sustained in the future. The lack of an active market may make it more difficult for you to sell our common stock and could lead to the price of our common stock being depressed or more volatile.

We cannot predict the prices at which our common stock may trade after the spin-off. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	our business profile and market capitalization may not fit the investment objectives of some Tyco shareholders and, as a result, these Tyco shareholders may sell our shares after the Distribution;

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	success or failure of our business strategy;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	our ability to obtain third-party financing as needed;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover our common stock after the spin-off;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of our company;

•	natural or other disasters that investors believe may affect us;

•	overall market fluctuations;

•	results from any material litigation or government investigations;

•	changes in laws and regulations affecting our business; and

•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our common stock.

Investors may be unable to accurately value our shares.

Investors often value companies based on the stock prices and results of operations of other comparable companies. We believe that currently, no public company exists that is directly comparable to our size, scale and product offerings. For these reasons, investors may find it difficult to accurately value our common stock, which may cause our common stock to trade below our true value.

Substantial sales of common stock may occur in connection with the spin-off, which could cause our stock price to decline.

The shares of ADT common stock that Tyco distributes to its shareholders generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any significant shareholder to sell shares of our common stock following the spin-off, it is likely that some Tyco shareholders, possibly including some of our larger shareholders, will sell shares of our common stock received in the Distribution for various reasons such as if our business profile or market capitalization as an independent company does not fit their investment objectives. In particular, Tyco is a member of the S&P 500 Index, while we will not initially be and may not be in the future. Accordingly, certain Tyco shareholders may elect or be required to sell our shares following the spin-off due to investment guidelines or other reasons. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock.

We cannot assure you that we will pay dividends on our common stock, and our indebtedness could limit our ability to pay dividends on our common stock.

We intend to pay quarterly dividends in an amount that approximates our proportionate share of the $1.00 per share annual dividend that Tyco currently pays to its shareholders, or approximately $0.50 per ADT share annually (based on a one for two distribution ratio). Whether our board of directors exercises its discretion to propose any dividends to holders of our common stock will depend on many factors, including our financial condition, earnings, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. See “Description of Our Capital Stock—Common Stock.”

There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends. There can also be no assurance that the combined annual dividends on Tyco common shares, Tyco Flow Control common shares and our common stock, if any, will be equal to the annual dividends on Tyco common shares prior to the spin-off. Additionally, indebtedness that we have incurred in connection with the spin-off could have important consequences for holders of our common stock. If we cannot generate sufficient cash flow from operations to meet our debt-payment obligations, then our ability to pay dividends, if so determined by the board of directors, will be impaired and we may be required to attempt to restructure or refinance our debt, raise additional capital or take other actions such as selling assets, reducing or delaying capital expenditures or reducing our dividend. There can be no assurance, however, that any such actions could be effected on satisfactory terms, if at all, or would be permitted by the terms of our new debt or our other credit and contractual arrangements.

Your percentage ownership in ADT will be diluted in the future.

Your percentage ownership in ADT will be diluted in the future because of additional equity awards that we expect will be granted to our directors, officers and employees in the future. We intend to establish equity incentive plans that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments we may make in the future.

Provisions in our certificate of incorporation and by-laws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

Our proposed certificate of incorporation and by-laws and Delaware law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids more expensive to the acquiror and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings and the right of our board of directors to issue preferred stock without shareholder approval.

Delaware law also imposes some restrictions on mergers and other business combinations between any holder of 15% or more of our outstanding common stock and us. For more information, see “Description of Our Capital Stock—Certain Provisions of Delaware Law, Our Certificate of Incorporation and By-laws.”

We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our shareholders. Accordingly, in the event that our board of directors determines that a potential business combination transaction is not in the best interests of our company and our shareholders but certain shareholders believe that such a transaction would be beneficial to our company and our shareholders, such shareholders may elect to sell their shares in our company and the trading price of our common stock could decrease.

QUESTIONS AND ANSWERS ABOUT THE COMPANY AND THE SPIN-OFF

Set forth below are commonly asked questions and answers about the spin-off and the transactions contemplated thereby. You should read the section entitled “The Spin-Off” of this Information Statement for a more detailed description of the matters described below.

Q:	What is the spin-off?

A:	The spin-off is the Distribution and all other transactions required under the ADT Separation and Distribution agreement for the consummation of the separation of ADT from Tyco. The Distribution is the final step in the separation of ADT from Tyco, which will be accomplished through a series of transactions that will result in our shareholders owning the residential and small business security business in the United States and Canada which is currently operated by Tyco. The Distribution will be a pro rata distribution of our common stock by Tyco to holders of Tyco shares.

In addition, Tyco expects to separate its flow control business from Tyco through the Tyco Flow Control Distribution and immediately thereafter to effect the Merger, whereupon the businesses of Tyco Flow Control and Pentair will be combined. Information regarding the Tyco Flow Control Distribution and the Merger will be provided to Tyco shareholders in a separate prospectus. Our Distribution and the Tyco Flow Control Distribution are not cross-conditioned—either may occur without the other. However, we currently expect the Distribution and the Flow Control Distribution to occur simultaneously.

Q:	What is ADT?

A:	We are a newly-formed wholly-owned subsidiary of Tyco organized under the laws of Delaware. Following the spin-off, we will be an independent, publicly-traded company organized under the laws of Delaware operating the residential and small business security business in the United States and Canada formerly operated by Tyco.

Q:	What is the reason for the spin-off?

A:	Tyco’s board of directors has determined that the spin-off is in the best interests of Tyco and its shareholders because it will provide the following key benefits: (i) greater strategic focus of financial resources and management’s efforts, (ii) direct and differentiated access to capital resources, (iii) enhanced investor choice through investment opportunities in three separate entities, (iv) improved ability to use stock as an acquisition currency and (v) enhanced management incentive tools. See “The Spin-Off—Reasons for the Spin-Off.”

Q:	Why is the separation of ADT structured as a spin-off?

A:	Tyco believes that a tax-free distribution of our shares for Swiss withholding tax and, except for any cash received in lieu of fractional shares, U.S. federal income tax purposes is the most efficient way to separate our business from Tyco in a manner that will improve flexibility and benefit both Tyco and us and create long-term value for Tyco shareholders.

Q:	What will I receive in the spin-off?

A:	As a holder of Tyco common shares, you will receive a distribution of one share of our common stock for every two Tyco common shares held by you as of the record date for the Distribution. Your proportionate ownership interest in Tyco will not change as a result of the Distribution. For a more detailed description, see “The Spin-Off.”

Q:	What is being distributed in the spin-off?

A:

We estimate that approximately 229,861,164 shares of our common stock will be distributed to Tyco shareholders in the spin-off, based on the number of Tyco common shares outstanding on June 30, 2012. The actual number of our shares that are distributed will be determined based on the number of Tyco shares outstanding as of the record date for the Distribution. The shares of our common stock to be distributed by Tyco will constitute all of the issued and outstanding shares of our common stock immediately prior to the Distribution. For more information on the shares being distributed in the spin-off, see “Description of Our Capital Stock—Common Stock.”

Q:	What is the record date for the Distribution?

A:	Subject to Tyco shareholders approving the Distribution, record ownership will be determined as of 5:00 p.m., New York City time, on September 17, 2012, which we refer to as the record date.

Q:	When will the Distribution occur?

A:	The distribution date of the spin-off is expected to be September 28, 2012. We anticipate that the distribution date for the spin-off will be the same date as the distribution date for the Tyco Flow Control Distribution. We expect that it will take the distribution agent, acting on behalf of Tyco, up to three business days after the distribution date to fully distribute the shares of our common stock to Tyco shareholders.

Q:	Can Tyco decide to cancel the distribution of ADT common stock after the shareholders have approved that transaction if all the conditions have been met?

A:	No. Under Swiss law, the power and authority to authorize the distribution of a dividend falls within the sole competence of the shareholders of the relevant company acting pursuant to a shareholders’ meeting and may not be delegated to the company’s board of directors. However, in the event that any of the conditions to the Distribution have not been met by March 31, 2013, Tyco will have the ability to discontinue the Distribution.

Q:	What are the main conditions to the distribution of ADT common stock?

A:	The distribution of ADT common stock is subject to the satisfaction or waiver of a number of conditions, including that the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, that our common shares shall have been accepted for listing on the NYSE, subject to official notice of issuance and that a number of tax rulings shall have been obtained and shall be in full force and effect at the time of the Distribution. See “The Spin-Off—Spin-Off Conditions and Termination” for a description of these and other conditions.

Q:	What will happen to the listing of Tyco shares?

A:	Nothing. Tyco shares will continue to be traded on the NYSE under the symbol “TYC.”

Q:	Will the spin-off affect the trading price of my Tyco common shares?

A:	Yes. We expect the trading price of Tyco common shares immediately following the Distribution to be lower than immediately prior to the Distribution because the trading price will no longer reflect the value of Tyco’s residential and small business security business in the United States and Canada, which is being spun-off through the distribution of shares of ADT common stock, and its flow control business, which is being spun-off through the distribution of Tyco Flow Control shares. Furthermore, until the market has fully analyzed the value of Tyco without its residential and small business security business in the United States and Canada and its flow control business, the price of Tyco common shares may fluctuate.

In addition, it is also anticipated that shortly before the record date and continuing up to and including the distribution date, there will be two markets in Tyco common shares: a “regular-way” market and an “ex-distribution” market. Tyco common shares that trade on the regular way market will trade with an entitlement to shares of ADT common stock and Tyco Flow Control common shares distributed pursuant to the Distributions. Shares that trade on the ex-distribution market will trade without an entitlement to shares of ADT common stock and Tyco Flow Control common shares distributed pursuant to the Distribution. See “The Spin Off—Trading Prior to the Distribution Date.”

Q:	What do I have to do to participate in the spin-off?

A:	Approval of certain matters required for the Distribution is being sought from the holders of Tyco common shares at a special general meeting of Tyco shareholders. In conjunction with the shareholder approval of the Distribution, Tyco shareholders will also be asked to approve the Tyco Flow Control Distribution, but approval of the Tyco Flow Control Distribution is not a condition to the Distribution. In connection with the special general meeting, the Tyco Proxy Statement is being distributed to Tyco’s shareholders. The Tyco Proxy Statement contains a proxy, the procedures for voting your Tyco shares and other details regarding the special general meeting being called to approve certain matters required for the Distribution. As a result, this Information Statement does not contain a proxy. Other than shareholder approval of the Distribution, no action will be required of Tyco shareholders to receive shares of ADT common stock, which means that (1) you will not be required to pay for the shares of ADT common stock that you receive in the Distribution, and (2) you do not need to surrender or exchange any Tyco common shares in order to receive shares of ADT common stock or to take any other action in connection with the spin-off.

Q:	What if I want to sell my Tyco common shares or my shares of ADT common stock?

A:	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Tyco nor ADT makes any recommendations on the purchase, retention or sale of Tyco common shares or the shares of ADT common stock to be distributed in the spin-off.

If you decide to sell any shares before the Distribution, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Tyco common shares or the shares of ADT common stock you will receive in the Distribution. If you sell your Tyco common shares in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of ADT common stock in the Distribution and Tyco Flow Control common shares in the Tyco Flow Control Distribution. If you own Tyco common shares as of 5:00 p.m., New York City time on the record date and sell those shares on the “ex-distribution” market up to and including the distribution date, you will still receive the shares of ADT common stock and Tyco Flow Control common shares, that you would be entitled to receive in respect of the Tyco common shares you owned as of 5:00 p.m., New York City time on the record date. See “The Spin-Off—Trading Prior to the Distribution Date.”

Q:	How will Tyco distribute shares of our common stock?

A:	Holders of Tyco common shares as of the record date will receive shares of ADT common stock in book-entry form. See “The Spin-Off—Manner of Effecting the Spin-Off.”

Q:	How will fractional shares be treated in the spin-off?

A:	No fractional shares will be distributed in connection with the spin-off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share in the Distribution. See “The Spin-Off—Manner of Effecting the Spin-Off.”

Q:	What are the U.S. federal income tax consequences to me of the spin-off?

A:

Tyco has received a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, the Distributions, except for cash received in lieu of fractional shares of our common stock or Tyco Flow Control common shares, will qualify as tax-free under Sections 355 and/or 361 of the Code. The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distributions will qualify for favorable treatment under the Code. In addition to obtaining the private letter ruling, Tyco expects to receive prior to the special meeting approving the Distribution an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes. The private letter ruling relies and the opinion will rely on certain facts and assumptions and certain representations and undertakings, provided by us, Tyco Flow Control and Tyco regarding the past and future conduct of our respective businesses and other matters. The receipt by Tyco of the opinion from McDermott Will & Emery LLP is a condition to effecting the spin-off.

Assuming that the Distribution qualifies under Section 355 of the Code, for U.S. federal income tax purposes no gain or loss will be recognized by a Tyco shareholder that is subject to U.S. federal income tax, and no amount will be included in the income of a shareholder that is subject to U.S. federal income tax, upon the receipt of our common shares pursuant to the Distribution. A Tyco shareholder that is subject to U.S. federal income tax generally will recognize gain or loss with respect to any cash received in lieu of a fractional share.

See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” and “Risk Factors—Risks Relating to the Spin-Off—If the Distributions or certain internal transactions undertaken in anticipation of the spin-off are determined to be taxable for U.S. federal income tax purposes, we, our shareholders that are subject to U.S. federal income tax and/or Tyco could incur significant U.S. federal income tax liabilities” for more information regarding the potential tax consequences to you of the Distribution.

Each Tyco shareholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Distribution to that shareholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Q:	How will I determine the tax basis I will have in the shares of ADT common stock I receive in the Distribution?

A:	Generally, for U.S. federal income tax purposes, your aggregate basis in the stock you hold in Tyco and the new ADT and Tyco Flow Control shares received in the Distributions (including any fractional share interests in ADT and Tyco Flow Control for which cash is received) will equal the aggregate basis of Tyco common shares held by you immediately before the Distributions. This aggregate basis will be allocated among your Tyco common shares and the ADT common stock and/or the Tyco Flow Control common shares that you receive in the distributions (including any fractional share interests in ADT and Tyco Flow Control for which cash is received) in proportion to the relative fair market value of each immediately following the Distributions. See the section entitled “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” included elsewhere in this information statement for more information.

You should consult your tax advisor about how this allocation will work in your situation (including a situation where you have purchased Tyco shares at different times or for different amounts) and regarding any particular consequences of the Distribution to you, including the application of state, local and non-U.S. tax laws.

Q:	What are the Swiss withholding tax and income tax consequences to me of the spin-off?

A:	Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our and Tyco’s shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus accumulated on or after January 1, 1997 are exempt from Swiss withholding tax, if certain conditions are met (Kapitaleinlageprinzip). We have obtained a ruling from the Swiss Federal Tax Administration confirming that the Distribution qualifies as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distribution.

Shareholders who are not resident in Switzerland for tax purposes, who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes and who are not subject to corporate or individual income taxation in Switzerland for any other reason will not be subject to any Swiss federal, cantonal or communal income tax on the Distribution including any cash received in lieu of a fractional share of our common stock.

Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distribution, as private assets, will not be subject to any Swiss federal, cantonal or communal income tax on the Distribution out of the qualifying contributed surplus including any cash received in lieu of a fractional share of our common stock. Capital gains resulting from the sale or other disposition of Tyco Flow Control shares are not subject to Swiss federal, cantonal and communal income tax and, conversely, capital losses are not tax-deductible for Swiss Private Shareholders. Corporate and individual shareholders who are resident in Switzerland for tax purposes and corporate and individual shareholders who are not resident in Switzerland, and who, in each case, hold their Tyco shares and, consequently, the entitlement to the Distribution, as part of a trade or business carried on in Switzerland, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, will be subject to Swiss federal, cantonal and communal income tax on the Distribution out of the qualifying contributed surplus including any cash received in lieu of a fractional share of our common stock, to the extent that the participation income cannot be reduced by a respective depreciation on the investment in Tyco and/or where the participation relief (Beteiligungsabzug) is not applicable.

For more information regarding the potential tax consequences to you of the spin-off, see “The Spin-Off—Material Swiss Tax Consequences of the Spin-Off” and “Risk Factors—Risks Relating to the Spin-Off—If the Distribution is determined to be taxable for Swiss withholding tax purposes, we and Tyco could incur significant Swiss withholding tax liabilities.”

Q:	Does ADT intend to pay cash dividends?

A:	We intend to pay quarterly dividends in an amount that approximates our proportionate share of the $1.00 per share annual dividend that Tyco currently pays to its shareholders, or approximately $0.50 per ADT share annually (based on a one for two distribution ratio. See “Dividend Policy.”

Q:	How will ADT common stock trade?

A:	Currently, there is no public market for our common stock. We intend to list our common stock on the NYSE under the symbol “ADT.”

We anticipate that trading will commence on a “when-issued” basis on or shortly prior to the record date and before the distribution date. When-issued trading in the context of a spin-off refers to a transaction effected on or before the distribution date and made conditionally because the securities of the spun-off entity have not yet been distributed. When-issued trades generally settle within four trading days of the distribution date. On the first trading day following the distribution date, any when-issued trading in respect of our common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the sale transaction. See “The Spin-Off—Trading Prior to the Distribution Date.” We cannot predict the trading prices for our common stock before or after the distribution date.

Q:	Do I have appraisal rights?

A:	No. Holders of Tyco common shares are not entitled to appraisal rights in connection with the spin-off.

Q:	Who is the transfer agent for ADT common stock?

A:	Wells Fargo Shareowner Services will serve as the transfer agent for ADT common stock.

Q:	Are there risks associated with owning ADT common stock?

A:	Our business is subject to both general and specific risks and uncertainties relating to our business. Our business is also subject to risks relating to the spin-off. Following the spin-off, we will also be subject to risks relating to being an independent, publicly-traded company. Accordingly, you should read carefully the information set forth in the section entitled “Risk Factors” beginning on page 11 of this Information Statement.

Q:	Where can I get more information?

A:	If you have any questions relating to the mechanics of the Distribution, you should contact the distribution agent at:

Before the spin-off, if you have any questions relating to the Distribution, you should contact Tyco at:

Tyco International Ltd.

Investor Relations

9 Roszel Road

Princeton, NJ 08540

Tel: (609) 720-4333

Fax: (609) 720-4603

www.tyco.com

After the spin-off, if you have any questions relating to ADT, you should contact us at:

The ADT Corporation

Investor Relations

1501 Yamato Road

Boca Raton, Florida 33431

Tel: (561) 322-4958

Fax: (561) 988-3719

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except for our ongoing obligations to disclose material information under the U.S. federal securities laws, neither we nor Tyco are under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in “Risk Factors” beginning on page 11 of this Information Statement. Our actual results could differ materially from management’s expectations because of these factors, including:

•	competition in the markets we serve, including new entrants in these markets;

•	our ability to develop or acquire new technology;

•	failure to maintain the security of our information and technology networks;

•	allegations that we have infringed the intellectual property rights of third parties;

•	unauthorized use of our brand name;

•	risks associated with Tyco’s ownership of the ADT® brand name outside of the United States and Canada

•	failure to enforce our intellectual property rights;

•	our dependence on certain software technology that we license from third parties;

•	failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	an increase in the rate of customer attrition;

•	downturns in the housing market and consumer discretionary income;

•	risks associated with our non-compete and non-solicit arrangements with Tyco;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	shifts in consumers’ choice of, or telecommunication providers’ support for, telecommunication services and equipments;

•	interruption to our monitoring facilities;

•	interference with our customer’s access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	risks associated with acquiring and integrating customer accounts;

•	potential loss of authorized dealers and affinity marketing relationships;

•	failure to realize expected benefits from acquisitions;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	potential liabilities for obligations of The Brink’s Company under the Coal Act;

•	other capital market conditions, including availability of funding sources;

•	failure to fully realize expected benefits from the spin-off; and

•	difficulty in operating as an independent public company separate from Tyco.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Information Statement. If one or more of these or other risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this Information Statement are made only as of the date of this Information Statement, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

THE SPIN-OFF

General

Tyco regularly reviews and evaluates the various businesses that it conducts and the fit that these businesses have within its overall business and growth strategies to help ensure that its resources are being put to use in a manner that is in the best interests of Tyco and its shareholders.

On September 19, 2011, Tyco announced its plan to spin-off its residential and small business security business in the United States and Canada and flow control business into separate independent, publicly-traded companies, to be accomplished by means of a pro rata dividend to Tyco’s shareholders. Following the Distributions, Tyco will cease to own any equity interest in us (and in the flow control business), and we will operate as an independent, publicly traded company. This Information Statement does not include information relating to the spin-off of Tyco’s flow control business or the Merger, which are described in further detail under a separate registration statement on Form 10 filed by Tyco Flow Control International Ltd., the holding company for the flow control business (and on the Information Statement included therein).

On September 28, 2012, the planned distribution date, each shareholder holding Tyco common shares that were outstanding as of the record date will be entitled to receive, in respect of each such Tyco common share, 0.5 shares of ADT common stock, as described below. Immediately following the Distribution, Tyco’s shareholders will own all of the outstanding common stock of ADT. You will not be required to make any payment, surrender or exchange your common shares of Tyco or take any other action to receive your shares of ADT common stock.

The distribution of shares of our common stock as described in this Information Statement is subject to the satisfaction of certain conditions. For a more detailed description of these conditions, see “—Spin-Off Conditions and Termination.”

Reasons for the Spin-Off

Tyco’s board of directors has determined that the spin-off is in the best interests of Tyco and its shareholders because it will provide the following key benefits: (i) greater strategic focus of financial resources and management’s efforts, (ii) direct and differentiated access to capital resources, (iii) enhanced investor choice through investment opportunities in three separate entities, (iv) improved ability to use stock as an acquisition currency and (v) enhanced management incentive tools.

Greater Strategic Focus of Financial Resources and Management’s Efforts. Our business historically exhibited different financial and operating characteristics than Tyco’s other businesses. In particular, unlike Tyco’s commercial fire and security business and its flow control business, our business is largely a subscriber-based business with very different capital requirements and operating characteristics from traditional manufacturing and contracting businesses. As a result, our financial results tend to be more consistent from period to period than the financial results of Tyco’s commercial fire and security business and its flow control businesses. In addition, unlike the flow control and commercial fire and security businesses, we generate substantially all of our revenue from the United States and Canada. Owing to these and other factors, we and Tyco’s other businesses employ different capital expenditure and acquisition strategies. Consequently, Tyco has determined that its current structure may not be optimized to design and implement the distinct strategies necessary to operate its businesses in a manner that maximizes the long-term value of each business. We and Tyco believe that our respective management resources would be more efficiently utilized if Tyco’s management concentrated solely on the commercial fire and security business and our management concentrated solely on our business.

Both Tyco and we expect to more efficiently use management and financial resources as a result of having board and management teams solely focused on our respective businesses. We believe the spin-off will allow us to better align our management’s attention, compensation and resources to pursue opportunities in the markets that we serve and to manage our cost structure more actively. Tyco similarly expects to benefit from its management’s ability to focus on the operation of its businesses.

Direct and Differentiated Access to Capital Resources. After the spin-off, we will no longer need to compete with Tyco’s other businesses for capital resources. As a subscriber-based business with operations in the United States and Canada, our businesses’ financial and operating characteristics differ from most of Tyco’s other businesses. ADT’s subscriber-based business requires a significant amount of capital to grow each year. In order for ADT to fund these capital needs it requires a higher debt level than the other businesses. Both Tyco and we believe that direct and differentiated access to capital resources will allow us to better optimize the amounts and terms of the capital needed for our respective businesses, aligning financial and operational characteristics with investor and market expectations. Tyco’s management also believes that as a stand-alone company we will attract investors who are interested in the unique characteristics of our business.

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities. We believe that after the spin-off, investors will be better positioned to evaluate our financial performance and strategy within the context of our markets and peer groups and that this will enhance the likelihood that we achieve an appropriate market valuation. Tyco’s management and financial advisors believe that our investment characteristics may appeal to types of investors who differ from Tyco’s current investors. We expect that, as a result of the spin-off, our management will be better positioned to implement goals and evaluate strategic opportunities in light of investor expectations within the context of the markets we serve.

Improved Ability to Use Stock as an Acquisition Currency. Although we are not currently evaluating any acquisitions involving the use of our stock, the spin-off will enable us to use our stock as currency to pursue certain financial and strategic objectives, including acquisitions. We expect that we will be able to more easily facilitate potential future transactions with similar businesses through the use of our stand-alone stock as consideration.

Improved Management Incentive Tools. We expect to use our equity to compensate current and future employees. It is more difficult for multi-business conglomerates such as Tyco to structure equity incentives that reward managers in a manner directly related to the performance of their respective business units. By granting stock linked to a specific business, we will be able to offer our managers equity compensation that is linked more directly to their work product than Tyco’s current equity compensation.

In determining whether to effect the spin-off, the board of directors of Tyco also considered the costs and risks associated with the transaction, including:

•

Potential costs and disruptions to the businesses as a result of the spin-off: Some of our current and prospective customers and suppliers may not believe that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing business with us. If our customers, prospective customers or suppliers are not satisfied with our financial stability we may not be successful in obtaining new business or retaining existing business.

•

Risks of being unable to achieve the benefits expected from the spin-off: By separating from Tyco, we may become more susceptible to, among other things, market fluctuations and other adverse events; actual or anticipated fluctuations in our operating results due to factors related to our business; and competitive pressures from new or existing competitors.

•

Increased significance of certain costs and contingent liabilities. Certain costs and contingent liabilities that were otherwise less material to Tyco as a whole will be more material for us as a stand-alone company.

•

The decreased capital available for investment: We have historically relied upon Tyco for working capital requirements on a short-term basis and for other financial support functions. After the spin-off, we will not be able to rely on Tyco’s earnings, assets or cash flows, and we will be responsible for servicing our own debt and maintaining sufficient working capital.

•

The potential effect of the spin-off on the anticipated credit ratings of the separated companies and risks associated with refinancing Tyco’s debt: Given our smaller size relative to Tyco, after the spin-off we may incur higher debt servicing costs on our new indebtedness than we would have incurred as a subsidiary of Tyco and we may not have access to less expensive sources of capital from short-term debt markets.

•

The reaction of Tyco’s shareholders to the spin-off: The market price of our common stock may fluctuate widely, depending on many factors, many of which will be beyond our control, including the sale of shares of our common stock by Tyco shareholders after the Distribution because our business profile and market capitalization may not fit their investment objectives. In particular, Tyco is a member of the S&P 500 Index, while we initially will not be and may not be added in the future. Accordingly, certain Tyco shareholders may elect or be required to sell our shares following the spin-off due to investment guidelines or other reasons, leading to turnover in our investor base and stock price volatility.

•

The potential loss of purchasing power and higher cost structure: As a current part of Tyco, we take advantage of Tyco’s size and purchasing power in procuring certain goods, services and other resources, such as health care benefits, computing and communications equipment and intellectual property licenses. After the spin-off, as a separate, independent entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable to us as those we obtained prior to the Distribution. Our costs for functions previously performed by or paid for by Tyco, such as accounting, tax, legal, human resources and other general and administrative functions, may be higher than the amounts reflected in our financial statements, which could cause our profitability to decrease.

•

The risk that the plan of separation might not be completed and the one-time and ongoing costs of the spin-off may be greater than expected: There are risks and uncertainties relating to the execution of the spin-off, including the timing and certainty of the completion of the internal reorganization prior to the Distribution. In addition, we and Tyco will incur costs in connection with the transition to being a stand-alone public company that relate primarily to accounting, tax, legal and other professional costs; financing costs in connection with refinancing Tyco’s outstanding indebtedness and obtaining our financing as a standalone company; compensation, such as modifications to certain incentive awards upon completion of the spin-off; recruiting and relocation costs associated with hiring our senior management personnel; and costs to separate information systems. These costs, whether incurred before or after the spin-off, may be greater than anticipated and could cause our profitability to decrease.

In view of the wide variety of factors considered in connection with the evaluation of the spin-off and the complexity of these matters, Tyco’s board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

Tyco’s board of directors will receive prior to the special general meeting of shareholders to approve the Distribution an opinion from Duff & Phelps to the effect that Tyco, Tyco Flow Control and ADT will each be solvent and adequately capitalized immediately after the spin-off.

Interests of ADT Directors and Officers in the Spin-off

ADT directors and officers receive compensation for their services in such capacities. See “Compensation of Directors” and “Compensation of Executive Officers.” In addition, certain equity awards with respect to Tyco common shares have been granted to various employees in Tyco’s residential and small business security business in the United States and Canada who will become officers and employees of ADT following the spin-off. In connection with the spin-off, these equity awards will be adjusted to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under such awards. See “Compensation of Executive Officers—Treatment of Outstanding Options, Restricted Stock Units, Performance Share Units and Deferred Stock Units.” ADT’s directors and officers have no other interests in the spin-off.

Manner of Effecting the Spin-Off

Each Tyco common share outstanding as of September 17, 2012, the record date for the Distribution, will entitle its holder to 0.5 shares of ADT common stock. Tyco will not distribute any fractional shares to its shareholders. Instead, a distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices, net of brokerage fees and other costs, and distribute the aggregate net cash proceeds of the sales pro rata, based on the fractional share such holder would otherwise be entitled to receive, to each holder who otherwise would have been entitled to receive a fractional share in the Distribution.

The aggregate net cash proceeds of these sales generally will be taxable for U.S. federal income tax purposes but will not be subject to Swiss withholding tax. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” and “The Spin-Off—Material Swiss Tax Consequences of the Spin-Off” for an explanation of the tax consequences of the Distribution. If you physically hold certificates for Tyco common shares and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately      days from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Tyco common shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds. Shareholders should consult their bank or broker for further detail.

Tyco expects to distribute shares of our common stock on September 28, 2012, the planned distribution date. Wells Fargo Shareowner Services will serve as transfer agent and registrar for our common stock.

If you own Tyco common shares which were outstanding as of 5:00 p.m., New York City time on the record date, the shares of ADT common stock that you are entitled to receive in the Distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell common shares of Tyco in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of our common stock in the Distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your common shares of Tyco and you are the registered holder of the Tyco shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of our common shares that have been registered in book-entry form in your name.

Most Tyco shareholders hold their common shares of Tyco through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Tyco common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of ADT common stock that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm.

Results of the Spin-Off

After our spin-off from Tyco, we will be an independent, publicly-traded company. Immediately following the Distribution, we expect to have approximately 25,350 shareholders of record (which excludes beneficial owners whose shares are held by bank or brokerage firms in “street name”), based on the number of registered holders of Tyco common shares on June 30, 2012, and approximately 230 million shares of outstanding common stock. The actual number of shares to be distributed will be determined on the record date on the basis of all outstanding shares entitled to receive dividends. The Distribution will not affect the number of outstanding common shares of Tyco or any rights of Tyco’s shareholders.

We have entered into the Tyco Flow Control Separation and Distribution Agreement. Shortly before the Distribution, we will enter into the ADT Separation and Distribution Agreement and other agreements with Tyco and Tyco Flow Control to effect the Distribution and provide a framework for our relationships with Tyco and Tyco Flow Control after the Distribution. These agreements will govern the relationships among Tyco, Tyco Flow Control and us subsequent to the completion of the spin-off and provide for the allocation between Tyco, Tyco Flow Control and us of Tyco’s assets, liabilities and obligations attributable to periods prior to our spin-off from Tyco. For a more detailed description of these agreements, see “Certain Relationships and Related Party Transactions—Agreements with Tyco.”

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of the material U.S. federal income tax consequences to Tyco and to the holders of Tyco common shares in connection with the spin-off. This summary is based on the Code, the Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to holders of Tyco common shares that are U.S. Holders, as defined immediately below. A U.S. Holder is a beneficial owner of Tyco common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a U.S. trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary also does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	persons who acquired Tyco common shares pursuant to the exercise of employee stock options or otherwise as compensation;

•	shareholders who own, or are deemed to own, at least 10% or more, by voting power or value, of Tyco equity;

•	holders owning Tyco common shares as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	holders who are subject to the alternative minimum tax; or

•	persons that own Tyco common shares through partnerships or other pass-through entities.

This summary does not address the U.S. federal income tax consequences to Tyco shareholders who do not hold Tyco common shares as a capital asset. Moreover, this summary does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Tyco common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the Distribution.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION.

Tyco has received a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, the Distribution, except for cash received in lieu of fractional shares of our common stock, will qualify as tax-free under Section 355 of the Code. The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distribution will qualify for favorable treatment under the Code.

In addition to obtaining the private letter ruling, Tyco expects to receive prior to the special meeting approving the Distribution an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distribution for U.S. federal income tax purposes. The receipt by Tyco of the private letter ruling from the IRS) (including that such ruling shall be in full force and effect at the time of the Distribution) and the opinion from McDermott Will & Emery LLP are conditions to effecting the spin-off.

Assuming the Distribution qualifies under Section 355 of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by Tyco as a result of the Distribution;

•	no gain or loss will be recognized by, or be includible in the income of, a holder of Tyco common shares, solely as a result of the receipt of our common stock in the Distribution;

•

the aggregate tax basis of the Tyco common shares, the Tyco Flow Control common shares and shares of our common stock in the hands of Tyco’s shareholders immediately after the Distributions will be the same as the aggregate tax basis of the Tyco common shares held by the holder immediately before the Distributions, allocated among the Tyco common shares, the Tyco Flow Control common shares and shares of our common stock, including any fractional share interest for which cash is received, in proportion to their relative fair market values on the date of the Distributions;

•

the holding period of shares of our common stock received by Tyco’s shareholders, including any fractional share interest for which cash is received, will include the holding period of their Tyco common shares, provided that such Tyco common shares are held as a capital asset on the date of the Distribution; and

•

a Tyco shareholder who receives cash in lieu of a fractional share of our common stock in the Distribution will be treated as having sold such fractional share for cash and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such shareholder’s adjusted tax basis in the fractional share. That gain or loss will be a long-term capital gain or loss if the shareholder’s holding period for its Tyco common shares exceeds one year.

Although the private letter ruling generally is binding on the IRS, it is based on certain facts and assumptions, and certain representations and undertakings, from us, Tyco Flow Control and Tyco that certain conditions that are necessary to obtain tax-free treatment under the Code have been satisfied. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the private letter ruling is based on representations by Tyco, Tyco Flow Control and us that these conditions have been or will be satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion that Tyco expects to receive from McDermott Will & Emery LLP will address all of the requirements necessary for the Distribution to qualify under Section 355 of the Code, including those on which the IRS will not rule, and will be based on certain facts and assumptions, and certain representations and undertakings, provided by us, Tyco Flow Control and Tyco. If any of these facts, representations, assumptions or undertakings is not correct or has been violated, the private letter ruling could be revoked retroactively or modified by the IRS, and the ability to rely on the opinion of counsel could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

If, notwithstanding the conclusions included in the private letter ruling and the opinion, it is ultimately determined that the Distribution does not qualify as tax-free for U.S. federal income tax purposes, then Tyco would recognize gain in an amount equal to the excess of the fair market value of our common stock distributed to Tyco shareholders on the date of the Distribution over Tyco’s tax basis in such shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax.

In addition, if the Distribution were not to qualify as tax-free for U.S. federal income tax purposes, each Tyco shareholder that is subject to U.S. federal income tax and who receives shares of our common stock in the Distribution could be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares. You could be taxed on the full value of the shares of our common stock that you receive, which generally would be treated first as a taxable dividend to the extent of Tyco’s earnings and profits, then as a non-taxable return of capital to the extent of each shareholder’s tax basis in his, her or its Tyco common shares, and thereafter as capital gain with respect to any remaining value.

Even if the Distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate-level gain to Tyco and certain of its affiliates under Section 355(e) of the Code if 50% or more, by vote or value, of our common stock or Tyco’s common shares are acquired or issued as part of a plan or series of related transactions that includes the Distribution. For this purpose, any acquisitions or issuances of Tyco’s common shares within two years before the Distribution and any acquisitions or issuances of our common stock or Tyco’s common shares within two years after the Distribution generally are presumed to be part of such a plan, although we or Tyco may be able to rebut that presumption. We are not aware of any acquisitions or issuances of Tyco’s common shares within the two years before the date of the Distribution (up through the date of this Form 10) that would be considered to occur as part of a plan or series of related transactions that includes the Distribution. If an acquisition or issuance of our shares or Tyco’s shares triggers the application of Section 355(e) of the Code, Tyco would recognize taxable gain as described above, but such gain generally would not be subject to U.S. federal income tax. However, certain of our subsidiaries or affiliates or subsidiaries or affiliates of Tyco could incur significant U.S. federal income tax liabilities as a result of the application of Section 355(e) of the Code.

If, notwithstanding the conclusions included in the private letter ruling, it is ultimately determined that certain internal transactions undertaken in anticipation of the Distribution do not qualify for favorable treatment under the Code, we or Tyco could incur significant tax liabilities.

Tyco’s shareholders that have acquired different blocks of Tyco common shares at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, shares of our common stock distributed with respect to such blocks of Tyco common shares.

We do not believe that our shares will constitute “United States real property interests” for purposes of the Foreign Investment in Real Property Act (“FIRPTA”) provisions of the Code as of the date of the Distribution. Because Tyco is a “foreign person” for purposes of FIRPTA, however, Tyco must provide certain certifications to its shareholders who receive our stock in the Distribution to avoid the imposition of a withholding obligation on such shareholders. Tyco will provide such certifications in the form and manner prescribed by the IRS.

Material Swiss Tax Consequences of the Spin-Off

Scope of Discussion

This discussion does not generally address any aspects of Swiss taxation other than federal, cantonal and communal income taxation, federal withholding taxation and federal stamp duty. This discussion is not a complete analysis or listing of all of the possible tax consequences of the Distribution and does not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general descriptions below may also apply to you.

This discussion is based on the laws of the Confederation of Switzerland, including the Federal Income Tax Act of 1990, the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, The Federal Withholding Tax Act of 1965 and the Federal Stamp Duty Act of 1973, as amended, which we refer to as the “Swiss tax law,” existing and proposed regulations promulgated thereunder, published judicial decisions and administrative pronouncements, each as in effect on the date of this Information Statement or with a known future effective date. These laws may change, possibly with retroactive effect.

For purposes of this discussion, a “Swiss holder” is any beneficial owner of shares that for Swiss federal income tax purposes is:

•

an individual resident of Switzerland or otherwise subject to Swiss taxation under article 3, 4 or 5 of the Federal Income Tax Act of 1990, as amended, or article 3 or 4 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended;

•

a corporation or other entity taxable as a corporation organized under the laws of the Switzerland under article 50 or 51 of the Federal Income Tax Act of 1990, as amended, or article 20 or 21 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended; or

•	an estate or trust, the income of which is subject to Swiss income taxation regardless of its source.

A “non-Swiss holder” of shares is a holder that is not a Swiss holder. For purposes of this summary, “holder” or “shareholder” means either a Swiss holder or a non-Swiss holder or both, as the context may require.

You are advised to consult your own tax advisers in light of your particular circumstances as to the Swiss tax laws, regulations and regulatory practices that could be relevant for you in connection with the Distribution.

Swiss Withholding Tax—Distribution to Shareholders

Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our and Tyco’s shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus (Kapitaleinlage) accumulated on or after January 1, 1997 are exempt from Swiss withholding tax (Kapitaleinlageprinzip), if certain conditions are met. We have obtained a ruling from the Swiss Federal Tax Administration confirming that Tyco’s contributed surplus in the amount of CHF 38,380,489,155 as of September 24, 2010 (reduced to CHF 37,037,568,207 as of February 23, 2012) represents such qualifying contributed surplus accumulated after January 1, 1997. We have obtained a second ruling from the Swiss Federal Tax Authorities confirming that the Distribution qualifies as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distribution up to the amount of such qualified contributed surplus.

Swiss Federal, Cantonal and Communal Individual Income Tax and Corporate Income Tax

Non-Swiss Holders

Non-Swiss holders will not be subject to any Swiss federal, cantonal and communal income tax on the Distribution.

Swiss Private Holders and Swiss Commercial Holders

Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distribution, as private assets (“Swiss Private Shareholders”) are not required to include the Distribution in their personal income tax return. Based on Swiss tax law, the Distribution corresponds to the repayment of the contributed surplus and should not be subject to Swiss federal, cantonal or communal individual income tax. Capital gains resulting from the sale or other disposition of shares of ADT common stock are not subject to Swiss federal, cantonal and communal income tax and, conversely, capital losses are not tax-deductible for Swiss Private Shareholders. Special rules may apply to Swiss resident individuals who hold Tyco shares and, consequently, the entitlement to the Distribution, as private assets and transfer—alone or together with other shareholders—5% or more into a personal (partially) owned corporation or if a shareholder sells alone or together with other shareholders more than 20% of the shares out of his private assets to a buyer who owns the shares as business assets.

Corporate and individual shareholders who hold their Tyco shares and, consequently, the entitlement to the Distribution, as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes) (“Swiss Commercial Shareholders”) will be subject to Swiss federal, cantonal and communal income tax on the Distribution, including any cash received in lieu of a fractional share of our common stock, to the extent that the participation income cannot be reduced by a respective depreciation on the investment in Tyco and/or where the participation relief (Beteiligungsabzug) is not applicable. In addition, a gain or loss realized on the sale or other disposition of rights must be recognized in such shareholder’s income statement for the respective taxation period and such shareholders will be subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period, unless a participation exemption is applicable. The same taxation treatment also applies to Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing or leveraged investments in shares and other securities. Only Swiss Commercial Shareholders who are corporate taxpayers may be eligible for a participation relief (Beteiligungsabzug) in respect of the Distribution if the Tyco shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million. In addition, Swiss Commercial Shareholders who are corporate taxpayers may be eligible for a participation relief (Beteiligungsabzug) in respect of a potential gain realized on the sale or other disposition of the shares of ADT common stock if the selling price of the shares of ADT common stock held by them as part of a Swiss business exceeds their investment cost, the shares were held for at least one year and account for at least 10% of the total shares in ADT.

Swiss Cantonal and Communal Private Wealth Tax and Capital Tax

Non-Swiss holders are not subject to Swiss cantonal and communal private wealth tax or capital tax.

Swiss Private Shareholders and Swiss Commercial Shareholders who are individuals are required to report their Tyco shares and shares of ADT common stock as part of private wealth or their Swiss business assets, as the case may be, and will be subject to Swiss cantonal and communal private wealth tax on any net taxable wealth (including Tyco shares and shares of ADT common stock).

Swiss Commercial Shareholders are subject to Swiss cantonal and communal capital tax on taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Listing and Trading of Our Common Stock

As of the date of this Information Statement, we are a wholly-owned subsidiary of Tyco. Accordingly, there is currently no public market for our common stock, although a “when-issued” market in our common stock may develop prior to the Distribution. See “The Spin-Off—Trading Prior to the Distribution Date” below for an explanation of a “when-issued” market. We intend to list our shares of common stock on the NYSE under the symbol “ADT.” Following the spin-off, Tyco common shares will continue to trade on the NYSE under the symbol “TYC.”

Neither we nor Tyco can assure you as to the trading price of Tyco common shares or our common stock after the spin-off, or as to whether the combined trading prices of our common stock and Tyco common shares after the spin-off will be less than, equal to or greater than the trading prices of Tyco common shares prior to the spin-off. The trading price of our common stock may fluctuate significantly following the spin-off. See “Risk Factors—Risks Relating to Our Common Stock and the Securities Market” beginning on page 29 of this Information Statement for more detail.

The shares of ADT common stock distributed to Tyco shareholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the spin-off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for U.S. federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of ADT common stock only pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended (which we refer to in this Information Statement as the Securities Act), or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Trading Prior to the Distribution Date

It is anticipated that shortly before the record date and continuing up to and including the distribution date, there will be a “when-issued” market in our common stock. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for ADT common stock that will be distributed to Tyco shareholders on the distribution date. If you own Tyco common shares as of 5:00 p.m., New York City time on the record date, you will be entitled to shares of ADT common stock distributed pursuant to the spin-off. You may trade this entitlement to shares of ADT common stock, without the Tyco common shares you own, on the when-issued market. On the first trading day following the distribution date, we expect when-issued trading with respect to our common stock will end and regular-way trading will begin.

Following the distribution date, we expect ADT common stock to be listed on the NYSE under the trading symbol “ADT.” We will announce our when-issued trading symbol when and if it becomes available.

It is also anticipated that shortly before the record date and continuing up to and including the distribution date, there will be two markets in Tyco common shares: a “regular-way” market and an “ex-distribution” market. Because we expect the Distribution to occur simultaneously Tyco common shares that trade on the regular way market will trade with an entitlement to shares of ADT common stock and Tyco Flow Control common shares distributed pursuant to the Distributions. Shares that trade on the ex-distribution market will trade without an entitlement to shares of ADT common stock and Tyco Flow Control common shares distributed pursuant to the Distributions. Therefore, if you sell Tyco common shares in the regular-way market up to and including the distribution date, you will be selling your right to receive shares of ADT common stock and Tyco Flow Control common shares in the Distributions. However, if you own Tyco common shares as of 5:00 p.m., New York City time on the record date and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive the shares of ADT common stock and Tyco Flow Control common shares that you would otherwise be entitled to receive pursuant to your ownership of Tyco common shares because you owned these common shares as of 5:00 p.m., New York City time on the record date.

Spin-Off Conditions and Termination

Under Swiss law, Tyco is required to obtain the approval of shareholders to effect the Distribution. The resolution to be proposed to the special general meeting of shareholders called to approve the Distribution will require that the following conditions are met or waived prior to implementation of the Distribution:

•

the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

•	our common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect at the time of the Distribution, to the effect that (i) the Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of a fractional share of our common stock and (ii) certain internal transactions undertaken in anticipation of the Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the distribution of our common stock to Tyco shareholders to the effect that the Distribution, including for cash received in lieu of a fractional share of our common stock, is not subject to Swiss withholding tax, shall be in full force and effect at the time of the Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the Distribution and all other material governmental approvals and other consents necessary to consummate the Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the Distribution; and

•

based on the closing price of the shares of ADT common stock trading on the last “when-issued” trading day prior to the Distribution, the aggregate implied market capitalization of ADT shall not exceed CHF 17.5 billion.

In addition, we expect that prior to the special general meeting approving the Distribution the following conditions are either met or waived:

•

the ADT Separation and Distribution Agreement and each of the Ancillary Agreements shall have been executed by each party thereto, and each of the internal transactions contemplated by such agreements to have been completed prior to the Distribution shall have been completed;

•	Tyco shall have received the opinion of McDermott Will & Emery LLP confirming the tax-free status of the Distribution for U.S. federal income tax purposes;

•	Tyco shall have received the opinions of Duff & Phelps relating to the solvency of each of Tyco, ADT and Tyco Flow Control following completion of the Distributions; and

•

Tyco shall have received an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the Distribution and the ordinary cash dividend to Tyco shareholders proposed in the Tyco Proxy Statement comply with Swiss law.

In the event that shareholder approval of the Distribution is received and the conditions to the spin-off included in the shareholders resolution are met or otherwise satisfied prior to March 31, 2013 Tyco will be obligated to effect the Distribution. In the event these conditions to the spin-off are not met or otherwise satisfied prior to March 31, 2013 the Distribution will not take place.

Reason for Furnishing this Information Statement

This Information Statement is being furnished solely to provide information to Tyco shareholders who will receive shares of ADT common stock in the Distribution. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Tyco, nor is it to be construed as a solicitation of proxies in respect of the proposed Distribution or any other matter. A separate Tyco Proxy Statement is being distributed to Tyco shareholders in connection with the special general meeting scheduled for September 14, 2012. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor Tyco undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

We intend to pay quarterly dividends in an amount that approximates our proportionate share of the $1.00 per share annual dividend that Tyco currently pays to its shareholders, or approximately $0.50 per ADT share annually (based on a one for two distribution ratio).

Whether our board of directors exercises its discretion to approve any dividends in the future will depend on many factors, including our financial condition, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. See “Description of Our Capital Stock—Common Stock.” There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends.

CAPITALIZATION

The following table presents our capitalization as of March 30, 2012 on an unaudited historical basis and on an unaudited pro forma basis giving effect to the Distribution and the transactions related to the Distribution as if they occurred on March 30, 2012. This table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the combined financial statements and accompanying notes and the “Unaudited Pro Forma Condensed Combined Financial Data” and accompanying notes included elsewhere in this Information Statement.

	As of March 30, 2012
	(unaudited) ($ in millions, except share numbers)
	Actual	Pro Forma
Debt Outstanding:
Current maturities of long-term debt, including allocated debt	$1	$1
Long-term debt, including allocated debt	1,501	2,512

Parent Company Equity:
Common stock, par value $0.01 per share	—	2
Additional paid-in capital	—	4,893
Parent company investment	5,274	—
Accumulated other comprehensive income	88	88

Total Capitalization (debt plus parent company equity)	$6,864	$7,496

We have issued senior unsecured notes in an aggregate principal amount of $2.5 billion in connection with the spin-off. In addition, we have entered into a new unsecured senior revolving credit facility in the amount of $750 million, which we do not anticipate drawing upon at this time. We also expect to have approximately $300 million of cash on hand at the time of the Distribution. Shareholders’ equity assumes 231,106,224 shares of ADT common stock outstanding, based on the number of Tyco common shares outstanding on March 30, 2012 and a one for two distribution ratio.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table sets forth our selected historical combined financial data. The historical selected combined financial data have been prepared to include all of Tyco’s residential and small business security business in the United States and Canada and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the six months ended March 30, 2012 and March 25, 2011 and the combined balance sheet data as of March 30, 2012 have been derived from our unaudited combined financial statements included elsewhere in this Information Statement. The combined statement of operations data set forth below for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from our audited combined financial statements included elsewhere in this Information Statement. The combined statement of operations data for the fiscal years ended September 26, 2008 and September 28, 2007 and the combined balance sheet data as of March 25, 2011, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from unaudited combined financial statements that are not included in this Information Statement. The unaudited combined financial statements have been prepared according to U.S. GAAP on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. ADT has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial data presented below should be read in conjunction with our combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our combined financial data may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly-traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of our spin-off from Tyco.

	Six Months Ended		Fiscal Year Ended
	March 30, 2012(1)	March 25, 2011(1)	September 30, 2011(1)	September 24, 2010(1)	September 25, 2009(1)	September 26, 2008(1)	September 28, 2007(1)
	($ in millions)
Combined Statement of Operations Data:
Revenue	$1,602	$1,533	$3,110	$2,591	$2,248	$2,190	$2,103
Operating income	362	336	693	504	474	421	398
Net income	198	180	376	239	243	222	212

Combined Balance Sheet Data:
Total assets	$8,865	$8,719	$8,739	$8,692	$6,074	$5,945	$5,914
Long-term debt(2)(3)	1,501	1,535	1,506	1,326	1,095	854	930
Total liabilities(2)	3,503	3,543	3,508	3,526	2,588	2,420	2,397
Total parent company equity	5,362	5,176	5,231	5,166	3,486	3,525	3,517

(1)

Operating income and net income include $28 million and $36 million of corporate expense allocated from Tyco for the six months ended March 30, 2012 and March 25, 2011, respectively. Operating income and net income include $67 million, $69 million, $67 million, $71 million and $79 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.

(2)

Long-term debt and total liabilities include $1,478 million and $1,510 million of allocated debt as of March 30, 2012 and March 25, 2011, respectively. Long-term debt and total liabilities include $1,482 million, $1,301 million, $1,068 million, $825 million and $905 million of allocated debt as of September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.

(3)	Amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly-traded company.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial statements are derived from the historical combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement, and are prepared according to GAAP. The unaudited pro forma condensed combined statements of operations for the fiscal year ended September 30, 2011 and for the six months ended March 30, 2012 give effect to the spin-off and related transactions as if they had occurred on September 25, 2010, the first day of fiscal year 2011. The unaudited pro forma condensed combined balance sheet as of March 30, 2012 gives effect to the spin-off and related transactions as if they had occurred on March 30, 2012. These unaudited pro forma condensed combined financial statements include adjustments to reflect the following:

•

the contribution to us of all of the assets and liabilities, including the entities holding the assets and liabilities, of Tyco’s residential and small business security business in the United States and Canada;

•	the distribution of shares of our common stock by Tyco to its shareholders and the elimination of historical parent company investment;

•	the post-spin-off capital structure, as described in the notes to the unaudited pro forma condensed combined financial statements; and

•	the execution of the ADT Separation and Distribution Agreement and 2012 Tax Sharing Agreement.

The unaudited pro forma condensed combined balance sheet includes an adjustment to increase the amount of deferred tax assets that are reflected in ADT’s historical combined balance sheet. These deferred tax assets will be transferred to ADT from Tyco upon separation. In addition to these deferred tax assets, ADT expects to have the ability to accelerate certain tax deductions that would allow it to minimize its cash tax rate for a period of time beyond the full utilization of the deferred tax assets. No adjustments have been made to the pro forma financial statements to reflect these amounts.

In addition, no adjustments have been included in pro forma amounts for any anticipated cost savings or other efficiencies as a result of the spin-off, or for any potential inefficiencies or increased costs that may result from the separation. However, we anticipate that, as a result of the separation of our business from the commercial security business of Tyco, we will incur additional annual operating costs in the range of $30 million to $50 million.

The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial data. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances. However, these pro forma adjustments are subject to change as we and Tyco finalize the terms of the spin-off and our agreements related to the spin-off. No pro forma adjustments have been made in respect of any of the agreements related to the spin-off other than the ADT Separation and Distribution Agreement and the 2012 Tax Sharing Agreement.

The following unaudited pro forma condensed combined financial statements should be read in conjunction with the historical combined financial statements for Tyco’s residential and small business security business and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma condensed combined financial data has been presented for informational purposes only. The pro forma data is not necessarily indicative of our results of operations or financial condition had the spin-off and the related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

ADT North American Residential Security Business of Tyco International Ltd.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended March 30, 2012

(in millions, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$1,602	$—		$1,602
Cost of revenue	694	—		694
Selling, general and administrative expenses	546	—		546

Operating income	362	—		362
Interest expense, net	(44)	(5	)(a)	(49)

Income before income taxes	318	(5)		313
Income tax expense	(120)	2	(b)	(118)

Net income	$198	$(3)		$195

Pro forma earnings per share from continuing operations attributable to ADT(c):
Basic				$0.84
Diluted				$0.83
Pro forma weighted-average shares outstanding(c):
Basic				232
Diluted				235

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ADT North American Residential Security Business of Tyco International Ltd.

Unaudited Pro Forma Condensed Combined Statement of Operations

Fiscal Year Ended September 30, 2011

(in millions, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$3,110	$—		$3,110
Cost of revenue	1,341	—		1,341
Selling, general and administrative expenses	1,076	—		1,076

Operating income	693	—		693
Interest expense, net	(89)	(6	)(a)	(95)

Income before income taxes	604	(6)		598
Income tax expense	(228)	2	(b)	(226)

Net income	$376	$(4)		$372

Pro forma earnings per share from continuing operations attributable to ADT(c):
Basic				$1.57
Diluted				$1.55
Pro forma weighted-average shares outstanding (c):
Basic				237
Diluted				240

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ADT North American Residential Security Business of Tyco International Ltd.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 30, 2012

(in millions, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$92	$208	(d)	$300
Accounts receivable trade, less allowance for doubtful accounts	85	—		85
Inventories	49	—		49
Prepaid expenses and other current assets	45	(6	)(j)	39
Deferred income taxes	23	—		23

Total current assets	294	202		496
Property and equipment, net	158	—		158
Subscriber system assets, net	1,676	—		1,676
Goodwill	3,400	—		3,400
Intangible assets, net	2,818	—		2,818
Deferred subscriber acquisition costs, net	437	—		437
Other assets	82	431	(g)(h)(i)	513

Total Assets	$8,865	$633		$9,498

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$1	$—		$1
Accounts payable	151	(1	)(j)	150
Accrued and other current liabilities	148	(2	)(j)	146
Deferred revenue	257	—		257

Total current liabilities	557	(3)		554
Long-term debt, including allocated debt	1,501	1,011	(e)	2,512
Deferred subscriber acquisition revenue	640	—		640
Deferred tax liabilities	632	—		632
Other liabilities	173	4	(h)(j)	177

Total Liabilities	3,503	1,012		4,515

Shareholders’ Equity:
Common shares, $0.01 par value, 1,000,000,000 authorized; 231,106,224 issued and outstanding on a pro forma basis	—	2	(f)	2
Additional paid in capital	—	4,893	(l)	4,893
Parent company investment	5,274	(441	)(k)	—
		(4,833	)(l)

Accumulated other comprehensive income	88	—		88

Total Shareholders’ Equity	5,362	(379)		4,983

Total Liabilities and Shareholders’ Equity	$8,865	$633		$9,498

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ADT North American Residential Security Business of Tyco International Ltd.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in millions, except per share data)

(a)	Adjusted to eliminate the interest allocated to the ADT North American Residential Security Business of Tyco International for carve-out purposes of $42 million for the six months ended March 30, 2012 and $87 million for the year ended September 30, 2011, and to include interest expense of $45 million for the six months ended March 30, 2012 and $89 million for the year ended September 30, 2011 on ADT’s recent issuance of $2.5 billion of fixed rate debt described in (e) below.

	For the Six Months Ended March 30, 2012	Fiscal Year Ended September 30, 2011

Elimination of historical interest expense on debt allocated for carve out purposes described in (e) below	$(42)	$(87)

Interest expense associated with new debt raised described in (e) below	45	89

Amortization of deferred financing costs and other fees	2	4

Total pro forma adjustment to interest expense, net	$5	$6

(b)	For purposes of these unaudited pro forma financial statements, pro forma statement of operation adjustments were tax effected using the applicable statutory tax rate in the jurisdiction the adjustment related to. The effective tax rate of ADT could be significantly different (either higher or lower) depending on post-spin activities.

(c)	Pro forma earnings per share from continuing operations and pro forma weighted-average shares outstanding reflect the hypothetical number of common shares we would have had outstanding if the Distribution had been completed as of March 30, 2012 and September 30, 2011, respectively, based on an expected distribution ratio of 0.5 shares of ADT common stock for each common share of Tyco. Pro forma diluted weighted-average shares outstanding reflect potential dilution from the issuance of ADT common shares from Tyco equity plans giving effect to the distribution ratio and conversion of certain Tyco equity awards into ADT equity awards. While the actual impact on a go-forward basis will depend on various factors, including employees who may change employment from one company to another, we believe the estimate provided yields a reasonable approximation of the dilutive impact of Tyco equity plans. We expect that the actual amounts will differ from these estimates.

(d)	To adjust cash and cash equivalents as follows:

Settlement of receivables due to/from Tyco and Affiliates	$(62)
Net proceeds raised from debt issuance	2,468
Repayment of long-term portion of allocated debt and cash transactions with Tyco in connection with the separation	(2,198)

Total pro forma adjustment to cash and cash equivalents	$208

(e)	Reflects a $1.5 billion elimination of long-term debt that was allocated to ADT for carve out purposes. Also reflects ADT’s recent issuance of $2.5 billion of debt. The aggregate principal amount of $2.5 billion is comprised of $750 million of 2.25% notes that will mature on July 15, 2017, $1.0 billion of 3.50% notes that will mature on July 15, 2022, and $750 million of 4.875% notes that will mature on July 15, 2042.

(f)	Reflects 231,106,224 common shares at a par value of $0.01 per share. The number of common shares is based on the number of Tyco common shares outstanding on March 30, 2012 and an expected distribution ratio of 0.5 shares of ADT common stock for each common share of Tyco.

(g)	Reflects a $37 million increase to an income tax sharing receivable, as defined by the Tax Sharing Agreement that will be entered into with Tyco. The actual amounts that ADT may be entitled to receive under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

(h)	Other assets reflects a $372 million increase to deferred tax assets for U.S. federal and state net operating loss and tax credit carryforwards that will be transferred to ADT from Tyco upon separation.

Other liabilities reflects a $56 million increase to non-current income taxes payable for certain U.S. income tax liabilities related to uncertain tax positions that will be transferred to ADT from Tyco upon separation and a $13 million increase to reflect the fair value of the ADT contractual obligation to Tyco and Tyco Flow Control under the 2012 Tax Sharing Agreement which will be entered into at the time of the spin-off.

(i)	Reflects a $22 million increase to other assets primarily related to deferred financing costs associated with ADT’s recent debt issuance of $2.5 billion.

(j)	Reflects a $62 million settlement of net payables due to Tyco and its affiliates as shown below:

Assets:
Prepaid expenses and other current assets	$6

Liabilities:
Accrued and other current liabilities	$(2)
Other liabilities	(65)
Accounts payable	(1)

Settlement of net payables due to Tyco and Affiliates	$(62)

(k)	Represents a reduction to parent company investment to reflect the following:

•	the increase in debt of $1.0 billion related to our recent issuance of $2.5 billion of debt described in (e) above; and

•

the increase to non-current income taxes payable of $56 million and a $13 million increase to reflect the fair value of ADT’s contractual obligation to Tyco and Tyco Flow Control described in (h) above.

This reduction is partially offset by increases to equity to reflect the following:

•	the increase in cash and cash equivalents of $208 million due to our anticipated capital structure described in (d) above;

•	the increase of an income tax sharing receivable of $37 million described in (g) above;

•	the increase of $372 million to deferred tax assets described in (h) above; and

•	the increase of $22 million to other assets for deferred financing costs described in (i) above.

(l)	Represents Tyco’s net investment in ADT which was recorded as parent company investment in our historical condensed combined financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Introduction

The following information should be read in conjunction with the “Selected Historical Combined Financial Data” and our combined financial statements and related notes included elsewhere in this Information Statement. The following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

On September 19, 2011, Tyco announced its plan to spin-off its residential and small business security business in the United States and Canada into a separate independent, publicly-traded company, to be accomplished by means of a pro rata dividend to Tyco’s shareholders. Following the spin-off, Tyco shareholders will own all of the outstanding shares of ADT, and we will operate as an independent, publicly-traded company.

Prior to the spin-off, Tyco will complete the Internal Transactions as described in “Certain Relationships and Related Party Transactions—Agreements with Tyco.” Additionally, we and Tyco expect to enter into a series of agreements, including the ADT Separation and Distribution Agreement, Transition Services Agreements, 2012 Tax Sharing Agreement and certain other commercial arrangements which are also described in “Certain Relationships and Related Party Transactions—Agreements with Tyco.” Completion of the Distribution is subject to certain conditions, as described in “The Spin-Off—Spin-off Conditions and Termination.”

In connection with the transition to being a stand-alone public company, we will incur certain costs. These costs relate primarily to accounting, tax, legal and other professional costs; financing costs in connection with obtaining our financing as a standalone company; compensation, such as modifications to certain incentive awards upon completion of the spin-off; recruiting and relocation costs associated with hiring our senior management personnel; and costs to separate information systems. In addition, we will incur certain ongoing costs including corporate overhead, debt and related interest expense as a stand-alone public company, which may differ from allocated amounts included in our combined financial statements.

The combined financial statements have been prepared to include all of Tyco’s residential and small business security business in the United States and Canada and reflect a combination of the assets and liabilities that have been used in managing and operating this business. All revenue and most assets and liabilities, including subscriber-related assets and liabilities, and most expenses reflected in the combined financial statements are directly associated with ADT’s business. Due to existing functions and facilities shared among Tyco and us, certain working capital, property and equipment and operating expense balances have been allocated to ADT. We used certain underlying activity drivers as a basis of allocation, including revenue, materials usage, head-count utilization and other factors. Management believes that such allocations are reasonable; however, they may not be indicative of the financial position, results of operations and cash flows that would have been achieved had we operated as an independent stand-alone entity for the periods presented. We anticipate that, as a result of the separation of our business from the commercial security business of Tyco, we will incur additional annual operating costs in the range of $30 million to $50 million.

In addition, certain general corporate overhead, debt and related interest expense have been allocated by Tyco to us. Historically, Tyco has provided services to us for certain corporate functions, however these allocations may not be indicative of the costs that will be incurred by us in the future as an independent publicly-traded company. See Note 7 (“Related Party Transactions”) to our audited combined financial statements for further information. Also, in connection with the separation, we have issued third-party debt as described in the “Liquidity” discussion below. The amount of this issuance differs from the amounts allocated by Tyco which are further described in Note 6 (“Debt”) to our audited combined financial statements.

We have a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were 52-week years, while fiscal year 2011 was a 53-week year. Fiscal year 2012 will be a 52-week year.

Business Overview

ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services. We currently serve more than six million customers, making us the largest company of our kind in both the United States and Canada. With a 138-year history, the ADT® brand is one of the most trusted and well-known brands in the security industry today. Our broad and pioneering set of products and services, including our ADT Pulse interactive home and business solutions, and our home health services, meet a range of customer needs for modern lifestyles. Our partner network is the broadest in the industry, and includes dealers, affinity organizations like USAA and AARP and technology providers. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of more than 16,000 employees and approximately 200 field offices.

For the year ended September 30, 2011, our revenue was $3.1 billion and our operating income was $693 million. The majority of the monitoring services and a large portion of the maintenance services we provide to our customers are governed by multi-year contracts with automatic renewal provisions. This provides us with significant recurring revenue, which for the year ended September 30, 2011 was approximately 89% of our revenue. We believe that the recurring nature of the majority of our revenue enables us to continuously invest in growing our business. This includes investments in technologies to further enhance the attractiveness of our solutions to current and potential customers, to continue development and training to enable our direct sales, installation, customer service and field service personnel to more effectively deliver exceptional service to our customers, to expand our dealer and partner network and to make continued enhancements to operations efficiency.

Factors Affecting Operating Results

Our subscriber-based business requires significant upfront costs to generate new customers, which in turn provide predictable recurring revenue generated from monthly monitoring fees. In any period, our business results will be impacted by the following factors: customer additions, costs associated with adding new customers, average revenue per customer, costs related to providing services to customers and customer tenure. We manage our business to optimize these factors. We focus on investing wisely in each of our customer acquisition channels to grow our account base in a cost effective manner and generate positive future cash flows and attractive margins. We also focus on “Creating Customers for Life” by maintaining consistently high levels of customer satisfaction, which increases customer tenure and improves profitability.

Our ability to add new accounts depends on the overall demand for our solutions, which is driven by a number of external factors. Growth in our customer base can be influenced by the overall state of the housing market in the geographies we serve. A significant factor is the rate of household moves, whether involving newly constructed housing stock or existing homes. Household moves may drive a majority of new customer volume in any given period, but as household moves increase, our attrition rate also tends to increase. The overall performance of the economies in geographies in which we operate may also affect our ability to attract new customers and grow our business. Although we have not observed a noticeable impact to our financial results of operations during the most recent economic downturn, that does not preclude any future downturn from having a negative effect on our performance. Another external factor that affects customer additions is the perceived level of crime in the communities we serve.

Our marketing efforts are designed to direct potential customers into one of our customer acquisition channels, where we work with the potential customers to identify the most appropriate set of solutions to meet their needs. We closely monitor and manage our costs associated with on-boarding new customers. We have found that the costs do not vary significantly between direct and indirect channels. We utilize a structured customer acquisition process that is designed to produce customers with attractive characteristics, including strong credit scores and high usage of automated payment methods, which we believe results in long average customer tenure.

The monthly fees that we generate from any individual customer depend primarily on the customer’s level of service. We offer a wide range of services at various price points, from basic burglar alarm monitoring to our full suite of ADT Pulse interactive services. Our ability to increase the average revenue per customer per month depends on a number of factors, including our ability to effectively introduce and market additional features and services that increase the value of our offerings to customers, which we believe drives customers to purchase higher levels of service and supports our ability to make periodic adjustments to pricing.

We focus on keeping customer service and monitoring costs as low as possible without detracting from the high-quality service levels for which we are known and that our customers have come to expect. We believe that our ability to retain customers for longer periods of time is driven in part by our disciplined customer selection practices and our delivery of a superior customer experience.

Key Performance Measures

We operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, achieving cash flow break-even in slightly less than three years. We generate substantial recurring net operating cash flow from our customer base. In evaluating our results, we review the following key performance indicators:

Customer Growth. Growth of our customer base is crucial to drive our recurring customer revenue as well as to leverage costs of operations. To grow our customer base, we market our electronic security systems and services through national television advertisements, Internet advertising and also through a direct sales force and an authorized dealer network. The key customer metrics that we use to track customer growth are gross customer additions and ending customers. Gross customer additions are new monitored customers installed or acquired during the period.

Customer Attrition Rate. Our economic model is highly dependent on customer retention. Success in retaining customers is driven in part by our discipline in accepting new customers with favorable characteristics and by providing high quality equipment, installation, monitoring and customer service. We evaluate our customer retention based upon the recurring revenue lost resulting from customer attrition, net of dealer charge-backs and re-sales. Dealer charge-backs represent customer cancellations charged back to the dealers because the customer cancelled service during the initial period of the contract, generally 12 to 15 months, as further described under “Business—Sales and Distribution Channels.” Re-sales are inactive customer sites that are returned to active service during the period. The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

Recurring Customer Revenue. Recurring customer revenue is generated by contractual monthly recurring fees for monitoring and other recurring services provided to our customers. For fiscal year 2011, recurring customer revenue represented approximately 89% of total revenue. Our other revenue, which represented the remaining 11% of total revenue in fiscal year 2011, consists of revenue associated with sales of equipment, deferred revenue related to upfront installations fees, non-routine repair and maintenance services, customer termination charges and dealer charge-backs.

Average Revenue per Customer (ARPU). ARPU measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.

Earnings before interest, taxes, depreciation and amortization (EBITDA). EBITDA is a non-GAAP measure reflecting net income adjusted for interest, taxes and certain non-cash items which include depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with customer acquisitions, and amortization of dealer and other intangible assets. We believe EBITDA is useful to provide investors with information about operating profits, adjusted for significant non-cash items, generated from the existing customer base. We reconcile EBITDA to net income, its closest GAAP counterpart under “—Results of Operations—Non-GAAP Measures.”

Free Cash Flow (FCF). FCF is a non-GAAP measure that our management employs to measure cash that is free from any significant existing obligation and is available to service debt and make investments. The difference between net cash provided by operating activities (the most comparable GAAP measure) and FCF is cash outlays for capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. We reconcile FCF to net cash provided by operating activities under “—Results of Operations—Non-GAAP Measures.”

Results of Operations

(in millions, except as otherwise indicated)

	Six Months Ended		Fiscal Years Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
Recurring Customer Revenue	$1,428	$1,364	$2,765	$2,282	$1,936
Other Revenue	174	169	345	309	312

Total Revenue	1,602	1,533	3,110	2,591	2,248

Operating Income	362	336	693	504	474

Interest expense, net	(44)	(46)	(89)	(106)	(81)
Income tax expense	(120)	(110)	(228)	(159)	(150)

Net income	$198	$180	$376	$239	$243

Summary Cash Flow Data:
Net cash provided by operating activities	$709	$667	$1,439	$1,070	$981
Net cash used in investing activities	(507)	(417)	(909)	(1,250)	(740)
Net cash (used in) provided by financing activities	(177)	(264)	(548)	230	(259)

Key Performance Indicators:
Ending number of customers (thousands)(1)	6,432	6,321	6,351	6,285	4,753
Gross customer additions (thousands)(1)	586	520	1,088	1,025	971
Customer attrition rate (percent)	13.2%	13.2%	13.0%	13.3%	14.3%

ARPU (dollars)	$37.98	$36.71	$37.24	$36.10	$35.92
EBITDA	$785	$740	$1,506	$1,178	$1,034
FCF	$202	$250	$537	$269	$245

(1)

Gross customer additions for fiscal year 2010 exclude approximately 1.4 million customer accounts acquired in connection with the acquisition of Broadview Security in May 2010. These accounts are included in the 6.3 million ending number of customers as of September 24, 2010.

Six Months Ended March 30, 2012 Compared with Six Months Ended March 25, 2011

Revenue

Revenue of $1.6 billion increased by $69 million, or 4.5%, for the six months ended March 30, 2012 as compared with the six months ended March 25, 2011, primarily due to the growth in recurring customer revenue, which increased by $64 million, or 4.7%. This increase was due primarily to higher ARPU as well as growth in customer accounts, net of attrition.

ARPU increased by $1.27, or 3.5%, as of March 30, 2012 compared with March 25, 2011 primarily due to planned price escalations to certain existing customers and the addition of new customers at higher monthly rates. Increased take rates on new service offerings, including ADT Pulse, contributed to the higher ARPU. ADT Pulse, which was launched during 2011, generates ARPU that, on average, is approximately $10 higher than we generate on our standard services.

Gross customer additions were approximately 586,000 during the six months ended March 30, 2012, reflecting customer account growth in both our direct and dealer channels. Net of attrition, our ending number of customers grew by 111,000 from March 25, 2011 to March 30, 2012. Our annualized customer attrition as of March 30, 2012 was 13.2%. Although this is consistent with the rate as of March 25, 2011, it represents an increase from the rate as of September 30, 2011. We attribute this modest increase in customer attrition to higher disconnects primarily as a result of planned price escalations. We continue to focus on high quality service and our disciplined customer selection process in order to limit customer attrition.

Operating Income

Operating income of $362 million increased by $26 million, or 7.7%, for the six months ended March 30, 2012 as compared with the six months ended March 25, 2011. Operating margin was 22.6% for the six months ended March 30, 2012 compared with 21.9% for the six months ended March 25, 2011. The increase in operating income and operating margin was due primarily to the increase in recurring customer revenue at a higher ARPU. The improvement in operating margin was also attributable to efficiencies gained through previous restructuring actions, integration initiatives, and other cost containment activities. These favorable impacts were partially offset by an increase of approximately $21 million in selling related expenses as a result of investments to grow our business, including expansion of our internal sales force as well as increased advertising and other lead generating activities. Operating income for the six months ended March 30, 2012 and March 25, 2011 includes integration costs related to the acquisition of Broadview Security of $10 million and $14 million, respectively.

Interest Expense, net

Net interest expense was $44 million for the six months ended March 30, 2012 compared with $46 million for the six months ended March 25, 2011. Included in the six months ended March 30, 2012 was $42 million of allocated interest expense related to Tyco’s external debt, compared with $45 million for the six months ended March 25, 2011.

Income Tax Expense

Income tax expense of $120 million increased $10 million for the six months ended March 30, 2012 as compared with the six months ended March 25, 2011, while the effective tax rate did not significantly change between the periods. The effective tax rate can vary from period to period due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Year Ended September 30, 2011 Compared with Year Ended September 24, 2010

Revenue

Revenue of $3.1 billion increased by $519 million, or 20.0%, for the year ended September 30, 2011 as compared with the year ended September 24, 2010, primarily due to the growth in recurring customer revenue, which increased by $483 million, or 21.2%. The increase in recurring revenue includes approximately $339 million due to the acquisition of Broadview Security in May 2010. In addition, an estimated $4 million of revenue is attributable to the additional week in fiscal year 2011. The remaining increase was primarily due to higher ARPU as well as growth in customer accounts, net of attrition.

ARPU increased by $1.14, or 3.2%, as of September 30, 2011 compared with September 24, 2010 primarily due to planned price escalations to certain existing customers. The increase in ARPU was also driven by the addition of new customers at higher monthly rates as well as increased take rates on new service offerings. Such offerings included the launch of ADT Pulse, which generates ARPU that, on average, is approximately $10 higher than we generate on our standard services.

Gross customer additions were approximately 1.1 million during the year ended September 30, 2011, reflecting customer account growth from all channels. Net of attrition, our ending number of customers grew by 66,000 during 2011. Our annualized customer attrition as of September 30, 2011 was 13.0% compared with 13.3% as of September 24, 2010. We attribute the reduction in customer attrition to our disciplined customer selection process and our continued focus on high quality service.

Operating Income

Operating income of $693 million increased by $189 million, or 37.5%, for the year ended September 30, 2011 as compared with the year ended September 24, 2010. Operating margin was 22.3% for the year ended September 30, 2011 compared with 19.5% for the year ended September 24, 2010. Operating income and operating margin for the year ended September 30, 2011 were favorably impacted by the increase in recurring customer revenue at a higher ARPU and synergies achieved from the integration of Broadview Security.

During fiscal year 2011, we continued to integrate Broadview Security, which resulted in synergies related to the elimination of redundant facilities, headcount and marketing costs. We estimate these synergies contributed approximately $102 million of operating income benefit for the year ended September 30, 2011, compared with $30 million for the prior year. To achieve these synergies, we incurred $28 million of integration costs for the year ended September 30, 2011, compared with $18 million of integration costs and $17 million of acquisition costs for the prior year.

In addition, for the year ended September 24, 2010, we recorded restructuring expenses of $18 million, of which we incurred $14 million in conjunction with the Broadview Security acquisition, as compared with nil in the year ended September 30, 2011. Lastly, operating income was unfavorably impacted by approximately $5 million due to the 53rd week in fiscal year 2011.

Interest Expense, net

Net interest expense was $89 million for the year ended September 30, 2011 as compared with $106 million for the year ended September 24, 2010. Included in the year ended September 30, 2011 was $87 million of allocated interest expense related to Tyco’s external debt compared with $102 million for the year ended September 24, 2010.

Income Tax Expense

Income tax expense of $228 million increased $69 million for the year ended September 30, 2011 as compared with the year ended September 24, 2010, while the effective tax rate decreased to 37.7% from 39.9%. The increase in the tax expense is primarily related to an increase in pre-tax income of $206 million, while the decrease in the effective tax rate for the year ended September 30, 2011 was primarily the result of a decrease in the overall effective state income tax rate. The effective tax rate can vary from year to year due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Year Ended September 24, 2010 Compared with Year Ended September 25, 2009

Revenue

Revenue of $2.6 billion increased by $343 million, or 15.3%, during the year ended September 24, 2010 as compared with the year ended September 25, 2009, primarily due to the growth in recurring customer revenue, which increased by $346 million, or 17.9%. The increase includes approximately $193 million due to the acquisition of Broadview Security in May 2010. The remaining increase is due to higher ARPU and growth in customer accounts, net of attrition.

ARPU increased by $0.18, or 0.5%, as of September 24, 2010 compared with September 25, 2009 primarily due to planned price escalations and the addition of new customers at higher monthly rates. Excluding the Broadview Security acquisition, gross customer additions were approximately 1.0 million during 2010 reflecting customer account growth from all channels. In addition, we acquired approximately 1.4 million customer accounts in connection with the acquisition of Broadview Security.

Net of attrition and the customer accounts acquired in connection with the acquisition of Broadview Security, our ending number of customers grew by 174,000 during 2010. Our annualized customer attrition rate as of September 24, 2010 was 13.3% compared with 14.3% as of September 25, 2009. We attribute the reduction in customer attrition to our disciplined customer selection process, our continued focus on high quality service and the creation of our “Customer Experience” team to ensure that each customer touch point is measured and improved upon, which was a best practice adopted from Broadview Security.

Operating Income

Operating income of $504 million increased by $30 million, or 6.3%, for the year ended September 24, 2010 as compared with the year ended September 25, 2009. Operating margin was 19.5% for the year ended September 24, 2010 compared with 21.1% for the year ended September 25, 2009. Operating income for the year ended September 24, 2010 was favorably impacted by the increase in recurring customer revenue, offset by incremental costs associated with the Broadview Security acquisition, which also contributed to the decrease in operating margin in 2010.

For the year ended September 24, 2010, we incurred approximately $35 million of Broadview Security acquisition and integration costs. In addition, approximately $187 million of Broadview Security operating costs are included in the year ended September 24, 2010, of which $73 million relates to depreciation of subscriber system assets and amortization of dealer and other intangible assets.

For the year ended September 24, 2010, we recorded restructuring expenses of $18 million, of which we incurred $14 million in conjunction with the Broadview Security acquisition, as compared with $6 million for the prior year related to facility exit costs and work-force reductions to improve operating efficiencies.

Interest Expense, net

Net interest expense was $106 million for the year ended September 24, 2010 as compared with $81 million for the year ended September 25, 2009. Included in the year ended September 24, 2010 was $102 million of allocated interest expense related to Tyco’s external debt compared with $78 million for the year ended September 25, 2009.

Income Tax Expense

Income tax expense of $159 million increased $9 million for the year ended September 24, 2010 as compared with the year ended September 25, 2009, while the effective tax rate increased to 39.9% from 38.2%. The increase in the effective income tax rate for the year ended September 30, 2010 was primarily the result of an increase in the overall effective state income tax rate. The effective tax rate can vary from year to year due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Non-GAAP Measures

In an effort to provide investors with additional information regarding our results as determined by GAAP, we also disclose non-GAAP measures which management believes provide useful information to investors.

These measures consist of EBITDA and FCF. These measures are not financial measures under GAAP and should not be considered as substitutes for net income, operating profit, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and they may not be comparable to similarly titled measures reported by other companies. We use EBITDA to measure the operational strength and performance of our business. We use FCF as an additional performance measure of our ability to service debt and make investments. These measures, or measures that are based on them, may be used as components in our incentive compensation plans.

We believe EBITDA is useful because it measures our success in acquiring, retaining and servicing our customer base and our ability to generate and grow our recurring revenue while providing a high level of customer service in a cost-effective manner. EBITDA excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structure. Because EBITDA excludes interest expense, it does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA also excludes depreciation and amortization, which eliminates the impact of non-cash charges related to capital investments. Depreciation and amortization includes depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with subscriber acquisitions and amortization of dealer and other intangible assets.

There are material limitations to using EBITDA. EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA in conjunction with net income as calculated in accordance with GAAP.

FCF is defined as cash from operations less cash outlays related to capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through our network of authorized dealers. Bulk account purchases represent accounts that we acquire from third parties outside of our authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash from operating activities because they represent long-term investments that are required for normal business activities. As a result, FCF is a useful measure of our cash that is free from significant existing obligations and available for other uses.
Furthermore, FCF adjusts for cash items that are ultimately within management’s and the board of directors’ discretion to direct and therefore may imply that there is less or more cash that is available for our programs than the most comparable GAAP measure. This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

The tables below reconcile EBITDA to net income and FCF to cash flows from operating activities.

EBITDA

	Six Months Ended		Years Ended
(in millions)	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
EBITDA	$785	$740	$1,506	$1,178	$1,034
Interest expense, net	(44)	(46)	(89)	(106)	(81)
Income tax expense	(120)	(110)	(228)	(159)	(150)
Depreciation and Amortization	(482)	(461)	(927)	(785)	(671)
Amortization of Deferred Revenue	59	57	114	111	111

Net income	$198	$180	$376	$239	$243

EBITDA of $785 million increased $45 million, or 6.1%, for the six months ended March 30, 2012, as compared with the same period of the prior year. The increase was primarily due to higher operating income from growth in our recurring customer revenue and associated higher margins.

EBITDA of $1.5 billion increased $328 million, or 27.8%, for the year ended September 30, 2011, as compared with the prior year. The increase was primarily due to growth in our higher margin recurring customer base and incremental revenue from new service offerings, including ADT Pulse, which we launched in fiscal year 2011.

EBITDA of $1.2 billion increased $144 million, or 13.9%, for the year ended September 24, 2010, as compared with the prior year. The increase was primarily due to higher operating income from growth in our recurring customer revenue and associated higher margins, offset by incremental Broadview Security acquisition and integration costs.

FCF

	Six Months Ended		Years Ended
(in millions)	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
FCF	$202	$250	$537	$269	$245
Dealer generated customer accounts and bulk account purchases	323	269	581	532	511
Subscriber system assets	172	138	290	247	189
Capital expenditures	12	10	31	22	36

Net cash provided by operating activities	$709	$667	$1,439	$1,070	$981

For the six months ended March 30, 2012, FCF decreased $48 million compared with the six months ended March 25, 2011. This decrease was primarily due to higher cash spend on dealer generated customer accounts and bulk account purchases of $54 million and higher investments in internally generated subscriber systems and capital expenditures of $34 million and $2 million, respectively. This decrease was partially offset by a $42 million increase in net cash provided by operating activities due to higher operating income and changes in working capital.

For the year ended September 30, 2011, FCF increased $268 million compared with the year ended September 24, 2010. The increase of $369 million in net cash provided by operating activities was primarily due to higher operating income contributed from the Broadview Security acquisition and growth in our customer account base, as well as favorable changes in working capital. This increase was partially offset by higher cash spend on dealer generated customer accounts and bulk account purchases of $49 million and higher investments in internally generated subscriber systems and capital expenditures of $43 million and $9 million, respectively.

During the year ended September 24, 2010, FCF increased $24 million compared with the year ended September 25, 2009. The increase primarily resulted from lower capital expenditures of $14 million and an $89 million increase in net cash provided by operating activities attributable to higher operating income contributed from growth in our customer account base as well as favorable changes in working capital, partially offset by incremental costs associated with the Broadview Security acquisition. This increase was partially offset by higher cash spend on dealer generated customer accounts and bulk account purchases of $21 million and higher investments in internally generated subscriber systems of $58 million.

Liquidity & Capital Resources

Cash Flow and Liquidity Analysis

Significant factors driving our liquidity position include cash flows generated from operating activities and investments in internally generated subscriber systems and dealer generated customer accounts. Our cash flows from operations includes cash received from monthly recurring revenue and upfront installation fees received from customers, less cash costs to monitor customers and certain costs, principally marketing and indirect selling, general and administrative costs, associated with new customer installations. Historically, we have generated and expect to continue to generate positive cash flow from operations. Historically, Tyco used a centralized approach to cash management and financing operations. Transfers of cash both to and from Tyco’s cash management system are reflected as a component of parent company investment within parent company equity in the combined balance sheets and statements of cash flows.

Cash Flows from Operating Activities

We typically reinvest the cash flow from operating activities in our business primarily to maintain and grow our customer base and to expand our infrastructure. These investments are intended to enhance the overall customer experience, improve productivity of our field workforce and support greater efficiency of our back-office systems and our customer care centers. For the six months ended March 30, 2012 and March 25, 2011, we reported net cash provided by operating activities of $709 million and $667 million, respectively. For the years ended September 30, 2011, September 24, 2010 and September 25, 2009, we reported net cash provided by operating activities of $1.4 billion, $1.1 billion and $1.0 billion, respectively. See discussion of changes in net cash provided by operating activities included in FCF under “—Results of Operations—Non-GAAP Measures.”

Cash Flows from Investing Activities

	Six Months Ended		Fiscal Years
(in millions)	March 30, 2012	March 25, 2011	2011	2010	2009
Cash Flows used in Investing Activities:	$(507)	$(417)	$(909)	$(1,250)	$(740)

For the six months ended March 30, 2012 and March 25, 2011, our investing activities consisted of subscriber systems asset additions and capital expenditures totaling $184 million and $148 million, respectively. Additionally, during the six months ended March 30, 2012, we paid $323 million for approximately 267,000 dealer generated customer accounts and bulk account purchases, compared with $269 million paid for approximately 229,000 dealer generated customer accounts and bulk account purchases during the same period in the prior year.

For the years ended September 30, 2011, September 24, 2010 and September 25, 2009, our investing activities consisted of subscriber system asset additions and capital expenditures totaling $321 million, $269 million and $225 million, respectively. Additionally, during the years ended September 30, 2011, September 24, 2010 and September 25, 2009, we paid $581 million, $532 million and $511 million, respectively, for approximately 491,000, 459,000 and 464,000 dealer generated customer accounts and bulk account purchases, respectively. During the year ended September 24, 2010, we acquired Broadview Security which resulted in net cash paid of $449 million.

Cash Flows from Financing Activities

	Six Months Ended		Fiscal Years
(in millions)	March 30, 2012	March 25, 2011	2011	2010	2009
Cash Flows (used in) provided by Financing Activities:	$(177)	$(264)	$(548)	$230	$(259)

For the six months ended March 30, 2012 and March 25, 2011, the net cash used in financing activities of $177 million and $264 million, respectively, was primarily the result of changes in parent company investment of ($177) million and ($288) million, respectively, and allocated debt activity of ($2) million and $20 million, respectively.

For the years ended September 30, 2011, September 24, 2010 and September 25, 2009, the net cash (used in) provided by financing activities of ($548) million, $230 million and ($259) million, respectively, was primarily the result of changes in parent company investment of ($574) million, ($140) million and ($416) million, respectively, allocated debt activity of ($5) million, $371 million and $181 million, respectively, and changes in balances due to (from) Tyco and affiliates of $32 million, nil and ($23) million, respectively.

Liquidity

Following our spin-off from Tyco, our capital structure and sources of liquidity will change significantly from our historical capital structure. We will no longer participate in cash management and funding arrangements with Tyco. Instead, our ability to fund our capital needs will depend on our ongoing ability to generate cash from operations, and to access our borrowing facilities and capital markets. We believe that our future cash from operations, together with our access to funds on hand and capital markets, will provide adequate resources to fund our operating and financing needs.

We expect to have approximately $300 million of cash on hand at the time of the Distribution. Our primary future cash needs will be centered on operating activities, working capital, capital expenditures and strategic investments. Our ability to fund these needs will depend, in part, on our ability to generate or raise cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

On June 22, 2012, we entered into a new five-year unsecured senior revolving credit facility. The initial commitment under the new credit facility is $750 million (provided that until the Distribution has occurred and certain related conditions have been met, availability under the revolving credit facility will be limited to $250 million). The interest rate for borrowings under the new credit facility is based on the London Interbank Offered Rate (“LIBOR”) or, at our option, an alternative base rate, plus a spread, based upon our credit rating. The new credit facility will be available to use for working capital, capital expenditures and other general corporate purposes, however, we do not anticipate drawing upon the facility at this time. Tyco is initially guaranteeing the new credit facility, and its guarantee will be released and cancelled in connection with the Distribution. Pursuant to the terms of our credit facility, we must maintain a ratio of consolidated total debt to consolidated EBITDA on a rolling four quarter basis of no greater than 3.50 to 1.00 (calculated by reference to (i) Tyco and its subsidiaries on a consolidated basis prior to the release of the guarantee and (ii) us and our subsidiaries on a consolidated basis following such release). Following the release and cancellation of Tyco’s guarantee, we must also maintain a ratio of consolidated EBITDA to consolidated interest expense of no less than 3.00 to 1.00 as measured on a quarterly basis.

In addition to the revolving credit facility, on July 5, 2012, we issued $750 million aggregate principal amount of 2.25% unsecured notes due July 15, 2017, $1.0 billion aggregate principal amount of 3.50% unsecured notes due July 15, 2022, and $750 million aggregate principal amount of 4.875% unsecured notes due July 15, 2042. Tyco is initially guaranteeing the notes, and its guarantee will be released and cancelled in connection with the Distribution. Net cash proceeds from the issuance of this term indebtedness totaled approximately $2.47 billion and will be used to repay intercompany debt and to make other cash payments to Tyco to allow it to fund repurchases or redemptions of its indebtedness.

Dividends

We intend to pay quarterly dividends in an amount that approximates our proportionate share of the $1.00 per share annual dividend that Tyco currently pays to its shareholders, or approximately $0.50 per ADT share annually (based on a one for two distribution ratio).

Whether our board of directors exercises its discretion to approve any dividends in the future will depend on many factors, including our financial condition, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. See “Description of Our Capital Stock—Common Stock.” There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends. In addition, the terms of the agreements governing our new debt or debt that we may incur in the future may limit or prohibit the payments of dividends. There can also be no assurance that the combined annual dividends on Tyco common shares, Tyco Flow Control common shares and our common stock after the spin-off, if any, will be equal to the annual dividends on Tyco common shares prior to the spin-off.

Commitments and Contractual Obligations

The following table provides a summary of our contractual obligations and commitments, minimum lease payments obligations under non-cancelable leases and other obligations as of September 30, 2011.

	Payments due by fiscal year
	2012	2013	2014	2015	2016	Thereafter	Total
	(in millions)
Operating leases	$39	$33	$28	$24	$14	$29	$167
Capital leases	1	1	2	2	2	17	25
Purchase obligations(1)	6	—	—	—	—	—	6
Minimum required pension plan contributions(2)	4	—	—	—	—	—	4

Total contractual cash obligations(3)	$50	$34	$30	$26	$16	$46	$202

(1)	Purchase obligations consist of commitments for purchases of goods and services.
(2)	We have net unfunded pension and postretirement benefit obligations of $24 million and $5 million, respectively, to certain employees and former employees as of the year ended September 30, 2011. We are obligated to make contributions to our pension plans and postretirement benefit plans; however, we are unable to determine the amount of plan contributions due to the inherent uncertainties of obligations of this type, including timing, interest rate charges, investment performance, and amounts of benefit payments. The minimum required contributions to our pension plans are expected to be approximately $4 million in fiscal year 2012. These plans and our estimates of future contributions and benefit payments are more fully described in Note 11 (“Retirement Plans”) to our annual combined financial statements.
(3)	Total contractual cash obligations in the table above exclude income taxes as we are unable to make a reasonably reliable estimate of the timing for the remaining payments in future years. See Note 4 (“Income Taxes”) to our combined financial statements for further information. We also excluded debt allocated to us by Tyco, which was $1,478 million and $1,482 million as of March 30, 2012 and September 30, 2011, respectively. See supplemental pro-forma table below which reflects our recent issuance of third party debt.

As of September 30, 2011, we had approximately $5 million of outstanding letters of credit or bank guarantees.

Supplemental Information

The following supplemental pro-forma table provides a summary of our contractual obligations and commitments, minimum lease payments obligations under non-cancelable leases and other obligations as of September 30, 2011, including our recent issuance of third party debt.

	Payments due by fiscal year
	2012	2013	2014	2015	2016	Thereafter	Total
	(in millions)
Debt principal(1)	$—	$—	$—	$—	$—	$2,500	$2,500
Interest payments(2)	—	92	90	90	90	1,177	1,539
Operating leases	39	33	28	24	14	29	167
Capital leases	1	1	2	2	2	17	25
Purchase obligations	6	—	—	—	—	—	6
Minimum required pension plan contributions	4	—	—	—	—	—	4

Total contractual cash obligations	$50	$126	$120	$116	$106	$3,723	$4,241

(1)	Debt principal consists of principal payments on our senior unsecured notes issued on July 5, 2012. Excludes debt discount and interest.
(2)	Interest payments consist primarily of interest on our recently issued fixed rate debt.

There have been no amounts drawn under our new five-year $750 million revolving credit facility, and we do not intend to utilize the facility at this time.

Off-Balance Sheet Arrangements

In the normal course of business, we are liable for product performance. In the opinion of management, such obligations will not significantly affect our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosure about Market Risk

Our operations include activities in the United States and Canada. These operations expose us to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program.

Interest Rate Risk

We have entered into a new revolving credit facility that will bear interest at a floating rate. As a result, we will be exposed to fluctuations in interest rates to the extent of our borrowings under the revolving credit facility. Our long-term debt portfolio is expected to primarily consist of fixed rate instruments including our recent issuance of $2.5 billion of fixed rate debt. To help manage borrowing costs, we may from time to time enter into interest rate swap transactions with financial institutions acting as principal counterparties. These interest rate swap transactions have the effect of converting part of fixed-rate debt to variable rates.

Foreign Currency Risk

We have exposure to the effects of foreign currency exchange rate fluctuations on the results of our Canadian operations. Our Canadian operations use the Canadian dollar to conduct business but our results are reported in U.S. dollars.

We are exposed periodically to the foreign currency rate fluctuations that affect transactions not denominated in the functional currency of our U.S. and Canadian operations. We may from time to time use financial derivatives, which may include forward foreign currency exchange contract and foreign currency options, to hedge this risk. We do not use derivative financial instruments to hedge investments in foreign subsidiaries since such investments are long-term in nature.

Critical Accounting Policies & Estimates

The preparation of the combined financial statements in conformity with US GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on the relevant information available at the end of each period.

Revenue Recognition

Major components of our revenue include contractual monitoring and maintenance service revenue, non-refundable installation fees related to subscriber system assets, sales of equipment and other services. We follow the authoritative literature on revenue recognition, which requires us to defer certain revenue associated with customer acquisition.

We recognize revenue from the sale of services as services are rendered. We recognize contractual fees for monitoring and maintenance services on a straight-line basis over the contract term. We defer customer billings for services not yet rendered and recognize them as revenue as the services are rendered. We include the balance of deferred revenue in current liabilities or long-term liabilities, as appropriate.

For transactions in which we retain ownership of the security system asset, referred to as subscriber system assets, we defer non-refundable fees received in connection with the initiation of a monitoring contract and associated direct and incremental selling costs and amortize them over the estimated life of the customer relationship.

Sales of security monitoring systems may have multiple elements, including equipment, installation, monitoring services and maintenance agreements. We assess our revenue arrangements to determine the appropriate units of accounting. When ownership of the system is transferred to the customer, we consider each deliverable provided under the arrangement a separate unit of accounting. We recognize revenue associated with sale of equipment and related installations once delivery, installation and customer acceptance are completed. We recognize the revenue for monitoring and maintenance services as services are rendered. Early termination of the contract by the customer results in a termination charge in accordance with the customer contract, which is due immediately following the termination date. ADT may refund up-front consideration and monitoring fees paid during the six months following installation of a system in limited circumstances after all attempts to resolve customer concerns have been exhausted. Amounts assigned to each unit of accounting are based on an allocation of total arrangement consideration using a hierarchy of estimated selling price for the deliverables. The selling price used for each deliverable will be based on Vendor Specific Objective Evidence (“VSOE”) if available, Third Party Evidence (“TPE”) if VSOE is not available, or estimated selling price if neither VSOE nor TPE is available. Revenue recognized for equipment and installation is limited to the lesser of their allocated amounts under the estimated selling price hierarchy or the non-contingent up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer is contingent upon the delivery of monitoring and maintenance services.

We account for provisions for certain rebates and discounts to customers as reductions in determining revenue in the same period the related revenue is recorded. These provisions are based on terms of arrangements with direct, indirect and other market participants. We estimate rebates based on sales terms, historical experience and trend analysis.

Depreciation and Amortization Methods for Security Monitoring-Related Assets

We classify assets related to the generation of new customers in two asset categories for purposes of depreciation and amortization methods: internally generated residential subscriber systems (referred to as subscriber system assets) and customer accounts generated through the ADT dealer program (referred to as dealer intangibles). Subscriber system assets include installed property and equipment for which ADT retains ownership and deferred costs directly related to the customer acquisition and system installation. We account for subscriber system assets and any deferred costs and revenue resulting from the customer acquisition over the expected life of the customer relationship. We account for subscriber system assets and related deferred costs and revenue using pools, with separate pools for the components of subscriber system assets and any related deferred costs and revenue based on the month and year of acquisition. We depreciate our pooled subscriber system assets and related deferred costs and revenue using an accelerated method over 15 years.

We amortize intangible assets arising from the ADT dealer program in pools determined by the same month and year of contract commencement on an accelerated basis over the expected life of the customer relationship of 15 years.

Loss Contingencies

We record accruals for various contingencies including legal proceedings and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. We record an accrual when a loss is deemed probable to occur and is reasonably estimable. Additionally, we record insurance recovery receivables from third-party insurers when recovery has been determined to be probable.

Acquisitions

We account for acquired businesses using the purchase method of accounting. Under the purchase method, our combined financial statements reflect the operations of an acquired business starting from the completion of the acquisition. In addition, the assets acquired and liabilities assumed must be recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant items. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

Goodwill and Indefinite-Lived Intangible Asset Impairments

We assess goodwill and indefinite-lived intangible assets for impairment annually and more frequently if triggering events occur. In performing these assessments, management relies on various factors, including operating results, business plans, economic projections, anticipated future cash flows, comparable market transactions (to the extent available) and other market data.

We recorded no goodwill impairments in conjunction with our annual goodwill impairment assessment performed during the fourth quarter of fiscal year 2011. While historical performance and current expectations have resulted in fair values of goodwill in excess of carrying values, if our assumptions are not realized, it is possible that in the future an impairment charge may need to be recorded. However, it is not possible at this time to determine whether an impairment charge would result or if such a charge would be material. We will continue to monitor the recoverability of our goodwill.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual goodwill impairment test will prove to be accurate predictions of the future. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the business may include such items as follows: a prolonged downturn in the business environment (i.e. sales volumes and prices); an economic recovery that significantly differs from our assumptions in timing or degree; volatility in equity and debt markets resulting in higher discount rates; and unexpected regulatory changes.

Long-Lived Assets

We review asset groups held and used by us, including property and equipment and amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset group may not be fully recoverable. If an impairment is determined to exist, we calculate any related impairment loss based on fair value.

We record impairments to long-lived assets to be disposed of based upon the fair value less cost to sell of the applicable assets. The calculation of the fair value of long-lived assets is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Income Taxes

For purposes of our combined financial statements, we recorded income tax expense and deferred tax balances as if we filed tax returns on a stand-alone basis separate from Tyco (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if we were a separate taxpayer and a standalone enterprise for the periods presented. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, we have primarily operated within a Tyco U.S. consolidated group as well as within a standalone Canadian entity. In certain instances, tax losses or credits generated by Tyco’s other businesses will be available to us going forward after the Distribution.

In determining taxable income for our combined financial statements, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

We currently do not have any significant valuation allowances recorded in our combined balance sheets.

The tax carryforwards reflected in our combined financial statements are based on a hypothetical stand-alone income tax return basis. The tax carryforwards include net operating losses and tax credits. The tax carryforwards are not representative of the tax carryforwards we will have available for use after being spun-off from Tyco. We anticipate that as a result of the final spin-off transactions, our post spin-off tax carryforwards will be significantly higher than those reflected in our combined financial statements. Adjustments to reflect these tax carryforwards are included in the pro forma financial information included elsewhere in this Information Statement, The utilization of the post spin-off tax carryforwards will allow us to minimize our cash tax rate consistent with our combined financial statements in the initial periods post-spin until such carryforwards are fully utilized. In addition to the post spin-off tax carryforwards, we expect to have the ability to accelerate certain tax deductions that would allow us to minimize our cash tax rate for a period of time beyond the full utilization of the post spin-off tax carryforwards.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our results of operations, financial condition or cash flows.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in the United States and Canada. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. For purposes of our combined financial statements, we have computed these estimated tax liabilities on a separate return basis.

Accounting Developments

We have presented the information about accounting pronouncements not yet implemented in Note 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) to our annual and quarterly combined financial statements include in this Information Statement.

BUSINESS

Overview

ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services. We currently serve more than six million customers, making us the largest company of our kind in both the United States and Canada. With a 138-year history, the ADT® brand is one of the most trusted and well-known brands in the security industry today. Our broad and pioneering set of products and services, including our ADT Pulse interactive home and business solutions, and our home health services, meet a range of customer needs for modern lifestyles. Our partner network is the broadest in the industry, and includes dealers, affinity organizations like USAA and AARP and technology providers. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of more than 16,000 employees and approximately 200 field offices. We believe we are well positioned to continue to lead the large and growing residential and small business security market, and that our demonstrated expertise and established footprint will help us to become a leader in the evolving market for integrated security, home health monitoring, lifestyle and business productivity solutions.

For the year ended September 30, 2011, our revenue was $3.1 billion and our operating income was $693 million. The majority of the monitoring services and a large portion of the maintenance services we provide to our customers are governed by multi-year contracts with automatic renewal provisions. This provides us with significant recurring revenue, which for the year ended September 30, 2011 was approximately 89% of our revenue. We believe that the recurring nature of the majority of our revenue enables us to invest continuously in growing our business. This includes investments in technologies to further enhance the attractiveness of our solutions to current and potential customers, to continue development and training to enable our direct sales, installation, customer service and field service personnel to more effectively deliver exceptional service to our customers, to expand our dealer and partner network and to make continued enhancements to operations efficiency.

History and Developments

We were originally formed in 1874 as the American District Telegraph Company, a consortium of 57 telegraph operators. During the early part of the 20th century, we began offering fire and burglar alarm solutions. Over the years, we engaged in a variety of communications related activities and by 1987 had become one of the leading electronic security services providers. Tyco acquired us in 1997.

In 2010, we acquired our largest competitor, Broadview Security. We are in the final stages of completing the integration of Broadview Security into ADT and believe that our work to combine the businesses has resulted in meaningful synergies in sales, service, marketing and operations.

Our Strengths

ADT is a security industry leader, supported by one of the industry’s most trusted and well-known brands

We believe that we serve roughly 25% of the approximately $12.5 billion U.S. and Canadian residential and small business monitored security market, a share we believe is substantially larger than any single competitor’s. Based on internal and external market research, we believe that approximately 19% of U.S. households currently have a monitored security system. Built in part on our long-standing record of providing quality, reliable electronic security services, ADT® has become one of the most trusted and well-known brands in the security industry. We believe the strength of our brand helps to drive and support our leading market position.

We have an attractive business model which generates strong cash flows, which we can utilize to reinvest in growing and optimizing the business

In order to optimize the financial performance of our business, we focus on several key business drivers, including customer additions, costs to add a new customer, ARPU, costs incurred providing services to customers and customer tenure. We believe we have a proven track record of successfully balancing the key business drivers to optimize our returns. We use a structured customer acquisition process designed to generate new customers with attractive characteristics, high adoption of automatic payment methods and strong credit scores, which we believe results in long average customer tenure. We have contractual monitoring and maintenance agreements with our customers, many of which are extended beyond their initial term. This generates recurring revenue for us. With a large base of more than 6 million customers and growing ARPU, our highly efficient operating model drives strong cash flows that we can utilize to reinvest continually in growing and optimizing our business.

We have an experienced management team with a proven track record

Our senior management team is highly regarded in the electronic security industry and has significant experience in leadership roles. Collectively, our executive officers have an average of nearly twenty years of relevant industry and/or functional leadership experience. Our leadership team has a proven track record of growing our customer base, developing effective channels to market, reducing customer and ongoing service costs, improving operating efficiency and integrating acquired businesses such as Broadview Security.

We have industry leading solutions and services, including ADT Pulse, our pioneering interactive services platform

Our broad portfolio of security and home and small business automation solutions serves customers with a variety of needs. Our pioneering ADT Pulse offering has been recognized by external reviewers, including Electronic House and Digital Trends, as a leading interactive services platform. We believe this positions us well to continue to meet emerging customer needs and compete with both existing and new competitors.

Our nationwide footprint of branch offices, field resources and broad partner network, including our indirect dealer channel, affords us coverage and scale leverage

We have the largest branch and field network in the industry, with approximately 200 branch locations and approximately 3,800 installation and service technicians across the United States and Canada. We continue to expand and grow both our team of approximately 4,500 direct sales professionals and our network of indirect channel partners, which today includes more than 400 authorized dealers who are exclusive to ADT for security services and a wide range of partners with whom we have lead generation relationships. Our scale provides us with significant cost advantages as we are able to leverage the volume of goods and services that we purchase to drive more favorable pricing from our suppliers.

Our monitoring capabilities set us apart in the security industry today

Our network of six company-operated monitoring centers are all U.L. certified and fully redundant, allowing us to shift signal and call volume in real-time should the need arise as a result of increased signals or an emergency. Our monitoring centers handle more than 25 million signals/calls per year, and our sophisticated 24/7 staffing model allows us to flex staffing levels in response to shifting call and signal volumes across the centers. We believe this infrastructure allows us to provide superior levels of service to our customers due to our ability to provide rapid response while reducing the risk of non-response due to our redundant fail-over capabilities. We believe the knowledge that ADT is actively monitoring and responding to alarms offers greater peace of mind and benefit to our customers than unmonitored or ‘self-monitored’ solutions, which either do not provide any external notification or may notify a customer only via an unconfirmed text message or similar passive alert that may go unnoticed.

Strategies

We intend to achieve sustained, profitable growth in the markets we serve today, as well as in adjacent segments, by executing against strategies that leverage our key assets and core competencies.

Strengthen and grow the core residential business

We will continue to manage our business by optimizing the key business drivers noted above to maximize the value from our core business. We intend to grow our customer base through the expansion of our current channels and the development of new ones, by continuing to improve sales force effectiveness and by strengthening our strategic marketing and promotional tactics. We will continue to manage the costs associated with adding new customers by optimizing lead generation and conversion, working collaboratively with our solution partners to reduce hardware costs and deliver differentiated solutions and leveraging mobility tools to automate technician scheduling and deployment. We also intend to continue to increase ADT Pulse adoption rates and thereby increase our average monthly recurring revenue per customer and customer tenure. We regularly evaluate our pricing strategies to optimize pricing for our installed base and for new customers. We continue to standardize our product platform to enhance our ability to resolve customer issues remotely, which we believe will reduce ongoing service costs and increase the ease of supporting our customer base.

We also continue to implement enhancements to every customer touch point. We continue to train and incent our employees to provide high-quality service through prompt handling of calls and quick and effective resolution of customer issues. We intend to continue making ongoing improvements to enhance the customer experience, offer more options for customer self-service, including via the Internet, and create opportunities for field employees to meet our customers and hear directly how we impact customers’ lives. We believe our emphasis on customer value drives customer satisfaction and tenure, decreasing customer attrition and improving our profitability.

Invest in growth platforms, including in segments in which ADT has low market share, as well as in underpenetrated and new segments

We believe we have significant opportunity to increase our share of the monitored security market for small businesses. We intend to grow our share of small business customers by expanding our small business field sales force, which currently represents only about one third of our overall direct sales force. We plan to provide strengthened small business marketing support to this enhanced sales force, including by building a larger, more robust partner network to improve our lead generation capabilities and by assisting in marketing additional value-added services, including ADT Pulse.

Additionally, we believe monitored security services are underpenetrated in North American households. Based on internal and external market research studies, we estimate current monitored electronic security penetration to be approximately 19% of U.S. households, significantly lower than other home services such as video and Internet that are in 60-85% of households. We intend to increase penetration of residential security services through the development of new solutions and enhanced offerings that attract new customers to enter the market. In addition, through our efficient operating model we believe we can significantly reduce the cost of basic security installation and services, opening up the potential for a much larger portion of households to purchase monitored security.

We also intend to explore other adjacent markets that leverage our existing assets and core competencies. Where appropriate, we will supplement our organic growth efforts with bolt-on acquisitions, leveraging the expertise we have developed in effectively integrating acquired businesses.

Our Brands and Services

Our key brands are ADT®, ADT PulseTM and Companion Service®. We believe our brands are some of the most respected, trusted and well-known brands in the electronic security industry. The strength of our brands is built upon our long-standing record of providing quality, reliable electronic security services. Due to the importance that customers place on reputation and trust when purchasing home and small business security, we believe the strength of our brand is a key contributor to our success.

Our electronic security offering involves the installation and monitoring of residential and small business security systems designed to detect intrusion, control access and react to movement, smoke, carbon monoxide, flooding, temperature and other environmental conditions and hazards, as well as to address personal emergencies, such as injuries, medical emergencies or incapacitation. We believe the breadth of our solutions allows us to meet a wide variety of customer needs. Our electronic security systems connect, upon the occurrence of a triggering event, to one of our state-of-the-art monitoring centers. Depending upon the type of service contract and the response specified by the customer, our skilled monitoring center personnel respond to alarms by relaying appropriate information to local fire or police departments and notifying the customer or others on the customer’s emergency contact list. Additional action may be taken by call center associates as needed, depending on the specific situation and recorded customer preferences.

Through the introduction of ADT Pulse we have pioneered interactive technologies that allow our customers to remotely monitor and manage their homes and small business environments through their electronic security systems. Depending on the service plan that they purchase and the type and level of product installation, customers can remotely access information regarding the security of their home or business, arm and disarm their security system, adjust lighting or thermostat levels or view real-time video from cameras covering different areas of their premises, all via secure access from web-enabled devices (such as smart phones, laptops and tablet computers) and a customized web portal. ADT Pulse also allows customers to create customized schedules and automation for managing lights, thermostats and appliances, and can be programmed to perform certain functions, such as recording and viewing live video and sending text messages, based on triggering events.

Many of our customers are driven to purchase monitored security as a result of a perceived or actual increase in crime or other life safety concerns in their neighborhood, such as a break-in or fire nearby, or as a result of a move to new home and/or neighborhood. These life events tend to heighten interest in solutions which can enhance safety and security and provide customers with greater peace of mind. We believe many of our customers purchase security systems and monitoring services as a result of encouragement by their insurance carriers, who often offer lower insurance premium rates if a security system is installed or may require that a system be installed as a condition of coverage.

The majority of our customers use standard land-line telephone service as the primary communication method for alarm signals from their sites. However, as the use of land-line telephone service has decreased, the ability to provide alternative communication methods from a customer’s control panel to our central monitoring stations has become increasingly important. We currently offer a variety of alternate and back-up alarm transmission methods including cellular, digital radio and broadband Internet.

Under our Companion Services brand, we provide monitoring center supported personal emergency response system, or PERS, products and services which leverage our safety monitoring infrastructure to provide customers with solutions that help sustain independent living, encourage better self-care activities and improve communication of critical health information. Our core PERS offering consists of a console unit and a wireless transmitter generally worn as a necklace or wristband by the client. In the event of an emergency the transmitter allows the client to summon assistance via a two-way voice system that connects the client’s home telephone with our emergency response center, where dedicated PERS monitoring specialists relay information to the appropriate local emergency responder, including police and fire departments. We offer customers the option to install the PERS unit themselves or to have one of our trained field staff perform the unit set-up.

In addition to monitoring services, we provide technical services to our customer base for routine maintenance and the installation of upgraded or additional equipment. More than half of our customer base is enrolled in a service plan which generates incremental recurring monthly revenue. Purchasers of our electronic systems typically contract for ongoing security system monitoring and maintenance at the time of initial equipment installation.

Most of the monitoring services and a large portion of the maintenance services that we provide to our customers are governed by multi-year contracts with automatic renewal provisions that provide us with recurring monthly revenue. Under our typical service agreement, the customer pays the initial installation fee and is then obligated to make monthly payments for the remainder of the initial contract term. The standard agreement term is three years (two years in California), with automatic renewals for successive 30-day periods unless cancelled by either party. If a customer cancels or is otherwise in default under the contract prior to the end of the initial contract term, we have the right under the contract to receive from the customer an amount equal to a percentage of all remaining monthly payments. Monitoring services are generally billed monthly or quarterly in advance. More than half of our customers pay us through automated payment methods, with a significantly higher percentage of new customers opting for these payment methods. We periodically adjust the standard monthly monitoring rate charged to new customers. From time to time, we also may adjust the monthly rates of our existing customers.

Our Customers and Marketing

We serve more than 6 million residential and small business customers throughout the United States and Canada. Our residential customers are typically owners of single-family homes, while our small business customers include, among others, retail businesses, small-scale commercial facilities and offices of professional service providers and similar businesses. We manage our existing customer base to maximize customer lifetime value, which includes continually evaluating our pricing and service strategies, managing our costs to provide service to customers and achieving long customer tenure. Our ability to increase ARPU is derived from, and largely dependent on, our continued introduction of additional features and services that increase the value of our offerings to customers.

To support the growth of our customer base and to improve awareness of our brands, we market our electronic security systems and services through national television advertisements, Internet advertising, including paid search, yellow pages, direct mail and social media tools. We continually work to optimize our marketing spend through a lead modeling process whereby we flex and shift our spending based on lead flow and measured marketing channel effectiveness. We utilize a variety of third-party referral providers, who generate leads and sales referrals for both our direct sales team and our authorized dealers. Our partner lead generation methods include agreements with affinity organizations such as USAA and AARP, third-party referral companies and, in some instances, co-branding arrangements.

We are constantly trialing new customer lead methods and channels in an effort to increase our customer base and drive greater penetration within homes and small businesses without sacrificing customer quality. We continually explore opportunities to provide ADT-branded solutions through additional channels, including telecommunications companies, broadband and cable companies, retailers and public and private utilities.

Sales and Distribution Channels

We utilize a network of complementary distribution channels that includes a mix of direct and indirect. In our fiscal year 2011, we generated just over half of our new customers through our internal sales force, including our phone and field teams, supported by our direct response marketing efforts. We generated our remaining new customers in fiscal year 2011 through our authorized dealer program and, to a small extent, through agreements with leading homebuilders and related partners. As opportunities arise, we may engage in selective bulk account purchases, which typically involve the purchase of a set of customer accounts from other security service providers, sometimes including competitors.

Our national sales call center (inbound and outbound) closes sales from prospective customers generated through national marketing efforts and lead generation channel partners. Our highly trained telephone sales associates work to understand customer needs and then direct customers to the most suitable sales approach. We close a sale over the phone if appropriate, while balancing the opportunity for up-sales and customer education that occurs when a sales representative works with the customer in their home or business to fully understand their individual needs. When the sale is best handled in the customer’s home or business, the sales center associate can schedule a field sales consultant appointment in real-time.

Our field sales force of approximately 4,000 sales consultants generates sales from residential and small business customers, through both company generated leads and leads generated by our field sales force through customer referrals and other lead “self-generation” methods. Our field sales consultants undergo an in-depth screening process prior to hire. Each sales consultant completes comprehensive centralized training prior to conducting customer sales presentations and participates in ongoing training in support of new offerings and the use of our structured model sales call. We utilize a highly structured sales approach, which includes, in addition to the structured model sales call, weekly monitoring of sales activity and effectiveness metrics and regular coaching by our sales management teams.

Our extensive dealer network, which consists of more than 400 authorized dealers operating across the United States and Canada, extends our reach by aligning us with select independent security sales and installation companies. These authorized dealers agree to exclusivity with us for security related services. We train and monitor each dealer to help ensure the dealer’s financial stability, use of sound and ethical business practices and delivery of reliable and consistent high-quality sales and installation methods. Authorized dealers are required to adhere to the same high quality standards for sales and installation as company-owned field offices. We provide dealers with a full range of services designed to assist them in all aspects of their business.

Typically, our authorized dealers are contractually obligated to offer exclusively to us all qualified alarm accounts they generate, but we are not obligated to accept these accounts. We pay our authorized dealers for the services they provide in generating qualified monitored accounts. In those instances when we reject an account, we generally still provide alarm monitoring services for that account by means of a monitoring services agreement with the authorized dealer. Like our direct sales contracts, dealer generated customer contracts typically have an initial term of three years (two years in California) with automatic renewals for successive 30-day periods unless cancelled by either party. If an accepted alarm account is canceled during an initial guarantee period, generally 12 to 15 months, the dealer is required to provide an account with equivalent economic characteristics or to refund our payment for their services for generating the account.

Additions to our customer base typically require an upfront investment, consisting primarily of direct materials and labor to install the security systems, direct sales costs, indirect sales costs, marketing costs and administrative costs related to installation activities. The economics of our installation business varies slightly depending on the customer acquisition channel. We operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, achieving cash flow break-even in slightly less than three years.

Field Operations

We serve our customer base from approximately 200 field offices located throughout the United States and Canada. From these locations our staff of approximately 3,800 installation and service technicians provides security system installations and field service and repair. We staff our field offices to efficiently and effectively make sales calls, install security systems and provide service support based on customer needs and our evaluation of growth opportunities in each market. We maintain the relevant and necessary licenses related to the provision of installation and security and related services in the jurisdictions in which we operate.

Monitoring Facilities and Support Services

We operate six fully redundant monitoring facilities located across the United States and Canada. We employ approximately 3,500 monitoring center customer care professionals, who are required to complete extensive initial training and receive ongoing training and coaching. All monitoring facilities hold U.L. listings as protective signaling services stations. U.L. specifications for monitoring centers cover building integrity, back-up computer and power systems, staffing and standard operating procedures. Insurers of certain customers require U.L. listing of the monitored security provider as a condition of insurance coverage. In the event of an emergency at one of our monitoring facilities (e.g., fire, tornado, major interruption in telephone or computer service or any other event affecting the functionality of the facility), all monitoring operations can be automatically transferred to another monitoring facility. All of our monitoring facilities operate 24 hours a day on a year-round basis. Incoming alarm signals are routed via an internal communications network to the next available operator, which allows for real-time load sharing across these facilities.

Customer Care

We maintain a service culture aimed at “Creating Customers for Life” because developing customer loyalty and continually increasing customer tenure is an important value driver for our business. To maintain our high standard of customer service, we provide ongoing high quality training to call center and field employees and to dealer personnel. We also continually measure and monitor key operating and financial metrics, including customer satisfaction oriented metrics across each customer touch point.

Customer care specialists answer non-emergency inquiries regarding service, billing and alarm testing and support. Our monitoring centers provide customers with telephone and Internet coverage 24-hours a day on a year-round basis. To ensure that technical service requests are handled promptly and professionally, all requests are routed through our customer contact centers. Customer care specialists help customers resolve minor service and operating issues related to security systems and in many cases are able to remotely resolve customer concerns. We continue to implement new customer self-service tools via interactive voice response systems and the Internet, which will provide customers additional choices in managing their services.

Suppliers

We purchase equipment and components of our products from a limited number of suppliers and distributors. We maintain minimal inventories of equipment and components at each field office. Generally our third-party distributors maintain safety stock of certain key items to cover any minor supply chain disruptions. We also utilize dual sourcing methods to minimize the risk of a disruption from a single supplier. We do not anticipate any major interruptions in our supply chain.

Industry and Competition

We estimate that the market for residential and small business electronic security system sales, installation, monitoring and service in the United States and Canada was approximately $12.5 billion in 2011 and that it has grown at a compound annual growth rate of approximately 2% per year over the past five years. We believe the primary factors driving industry growth include heightened concerns about crime, especially for an aging population that is increasingly concerned about security related to break-ins and theft of high-value items. A combination of increasing customer interest in lifestyle and business productivity and technology advancements which are decreasing the cost of Internet Protocol-enabled security equipment is supporting the increasing penetration of interactive services and home/business automation.

The security systems market in the United States and Canada is highly competitive and fragmented, with a number of major firms and thousands of smaller regional and local companies. The high fragmentation of the industry is primarily the result of relatively low barriers to entering the business in local geographies and the availability of wholesale monitoring (whereby smaller companies outsource their monitoring to operations that provide monitoring services but do not maintain the customer relationship). We believe that our principal competitors within the residential and small business security systems market are Protection One, Inc., Monitronics International, Inc. and Vivint, Inc.

Success in acquiring new customers in the residential and small business security markets is dependent on a variety of factors, including company brand and reputation, market visibility, service and product capabilities, quality, price and the ability to identify and sell to prospective customers. Competition is often based primarily on price in relation to value of the solutions and service. Rather than compete purely on price, we emphasize the quality of our electronic security services, the reputation of our industry leading brands and our knowledge of customer needs, which together allow us to deliver an outstanding customer experience. In addition, we are increasingly offering added features and functionality, such as those in our ADT Pulse interactive services offering, which provide new services and capabilities which serve to further differentiate our offering and support a pricing premium.

As we move into the interactive services and home automation space, we face new competition from competitors such as cable and telecom companies. However, we believe our robust field force, including our nationwide team of in-home sales consultants, our solid reputation for and expertise in providing reliable security and monitoring services through our in-house network of fully redundant monitoring centers and our highly skilled installation and service organization position us well to compete with these new competitors.

In the PERS market our primary competition is Phillips/Lifeline. We believe we have the opportunity to enhance our position in this segment, and that as the demographics of the United States and Canada continue to change towards an increasingly older population, the market is poised to experience significant growth.

Seasonality

Our business experiences a certain level of seasonality. Because more household moves take place during the second and third calendar quarters of each year, our disconnect rate is typically higher in those quarters than in the first and fourth calendar quarters. There is also a slight seasonal effect on our new customer installation volume and related cash expenses incurred in investment in new subscribers; however, other factors, such as the level of marketing expense, can offset any seasonality effects. In addition, due to weather related incidences during the summer months, we can see increased servicing costs related to higher alarm signals and customer service requests as a result of customer power outages and related issues.

Intellectual Property

Patents, trademarks, copyrights and other proprietary rights are important to our business. We also rely upon trade secrets, continuing technological innovations and licensing arrangements to maintain and improve our competitive position. We review third-party proprietary rights, including trademarks, patents and patent applications, in an effort to develop an effective intellectual property strategy, avoid infringement of third-party proprietary rights, identify licensing opportunities and misappropriation of our proprietary rights and monitor the intellectual property claims of others. In addition, we typically enter into confidentiality agreements with our employees and third parties to protect our intellectual property.

We own a portfolio of patents that relate to a variety of security technologies utilized in our business, including security panels and sensors and video and information management solutions. We also own a portfolio of trademarks, including ADT®, ADT PulseTM, ADT Always There®, Companion Service® and Creating Customers for Life®, and are a licensee of various patents and trademarks, including from our third-party suppliers and technology partners. Due to the importance that customers place on reputation and trust when making a decision on a security provider, our brand is critical to our business. Patents for individual products extend for varying periods according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. Trademark rights may potentially extend for longer periods of time and are dependent upon national laws and use of the marks.

Employees

As of December 30, 2011, we employed more than 16,000 people. Approximately 10% of our field employees are covered by collective bargaining agreements. We believe that our relations with our employees and labor unions are good.

Facilities and Equipment

We operate through a network of approximately 200 sales and service offices, six monitoring facilities, four customer and field support locations and two national sales call centers, located throughout the United States and Canada. These properties total approximately three million square feet, the majority of which is leased. We lease approximately 3,800 vehicles which are used in the installation and service activities of our business.

Our corporate headquarters is located in Boca Raton, FL. We are currently co-located in the same facility as Tyco and, pursuant to the ADT Separation and Distribution Agreement, we have agreed to share the facility with Tyco for the duration of the lease term. However, we intend to be in segregated space within the facility, with each company having its own entrance, security and maintenance systems. We have agreed to lease this space directly from the third-party building owner at market rates for a 12-year period from the distribution date. Post-separation we expect to maintain certain transition arrangements with Tyco related to our monitoring, information technology and branch operations. See “Certain Relationships and Related Party Transactions—Agreements with Tyco.”

The following table shows our significant facilities:

Location	Approximate Square Footage	Owned or Leased
Rochester, NY Customer Monitoring Center	40,000	Owned
Rochester, NY National Dispatch Center	45,000	Leased
Jacksonville, FL Customer Monitoring Center	39,000	Owned
Jacksonville, FL Field Support Center	29,000	Owned
Jacksonville, FL Account Service Center	65,000	Leased
Jacksonville, FL National Sales Center	33,000	Owned
Irving, TX Customer Monitoring Center and Field Support Center	89,000	Owned
Irving, TX National Sales Center	40,000	Leased
Knoxville, TN Customer Monitoring Center	54,000	Owned
Aurora, CO Field Support Center	21,000	Leased
Calgary, Alberta Customer Monitoring Center	31,000	Leased
Montreal, Quebec Customer Monitoring Center	41,000	Leased
Corporate Headquarters
Boca Raton, FL	90,000	Leased

Government Regulation and Other Regulatory Matters

Our operations are subject to numerous federal, state and local laws and regulations in the United States and Canada in areas such as consumer protection, government contracts, trade, environmental protection, labor and employment, tax, licensing and others. For example, most U.S. states in which we operate have licensing laws directed specifically toward the alarm industry. In certain jurisdictions, we must obtain licenses or permits in order to comply with standards governing employee selection, training and business conduct.

We also currently rely extensively upon the use of wireline and wireless telephone service to communicate signals, and wireline and wireless telephone companies in the United States are regulated by the federal and state governments. The Federal Communications Commission and state public utilities commissions regulate the operation and use of wireless telephone and radio frequencies. While the usage of wired phone service has been decreasing, we believe we are well positioned to respond to these trends with alternate transmission methods, including cellular, digital radio and broadband Internet technologies. Our advertising and sales practices are regulated by the U.S. Federal Trade Commission and state consumer protection laws. In addition, we are subject to certain administrative requirements and laws of the jurisdictions in which we operate. These laws and regulations may include restrictions on the manner in which we promote the sale of our security alarm services and require us to provide most purchasers of our services with three-day or longer rescission rights.

Some local government authorities have adopted or are considering various measures aimed at reducing false alarms. Such measures include requiring permits for individual alarm systems, revoking such permits following a specified number of false alarms, imposing fines on alarm customers or alarm monitoring companies for false alarms, limiting the number of times police will respond to alarms at a particular location after a specified number of false alarms, requiring additional verification of an alarm signal before the police respond or providing no response to residential system alarms.

The alarm industry is also subject to requirements, codes and standards imposed by various insurance, approval and listing and standards organizations. Depending upon the type of customer, security service provided and requirements of the applicable local governmental jurisdiction, adherence to the requirements, codes and standards of such organizations is mandatory in some instances and voluntary in others.

These and other laws and regulations impact the manner in which we conduct our business, and changes in legislation or government policies can affect our operations, both positively and negatively.

Legal Proceedings

We have been named as a defendant in two putative class actions that were filed on behalf of purported classes of persons who claim to have received unsolicited “robocalls” in contravention of the U.S. Telephone Consumer Protection Act (“TCPA”). These lawsuits were brought by plaintiffs seeking class action status and monetary damages on behalf of all plaintiffs who allegedly received such unsolicited calls, claiming that millions of calls were made by third party entities on our behalf. We assert that such entities were not retained by us nor authorized to make calls on our behalf. These matters have been consolidated in the United States District Court for the Northern District of Illinois into one civil action. Each violation under the TCPA provides for $500 in statutory damages ($1,500 if a willful violation is shown). We believe that ADT has meritorious defenses to these claims and, accordingly, intends to vigorously defend against these actions. We have made no provision for this contingency as a reasonable estimate of loss cannot be made at this time.

In addition, we are subject to various claims and lawsuits in the ordinary course of our business, including from time to time contractual disputes, product and general liability claims, claims that we have infringed the intellectual property rights of others, claims related to alleged security system failures and consumer class actions. We have recorded accruals for losses that we believe are probable to occur and are reasonably estimable. See Note 9 (“Commitments and Contingencies”) to our combined financial statements for further information. While the ultimate outcome of these matters cannot be predicted with certainty, we believe that the resolution of any such proceedings, will not have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information as of June 25, 2012, concerning our executive officers and directors, including a five-year employment history and any directorships held in public companies following the spin-off.

Name	Age	Position with ADT
David Bleisch	52	Chief legal counsel
Don Boerema	54	Chief corporate development officer
Thomas Colligan	67	Director
Timothy Donahue	63	Director
Robert Dutkowsky	57	Director
Mark Edoff	54	Senior vice president, business operations optimization
Bruce Gordon	66	Director
Anita Graham	41	Chief human resources and administrative officer
Stephen Gribbon	56	Senior vice president, sales
Naren Gursahaney	50	Chief executive officer and director
Bridgette Heller	50	Director
Kathleen Hyle	53	Director
Shawn Lucht	45	Senior vice president, operations
Kathryn Mikells	46	Chief financial officer
Dinesh Paliwal	53	Director
Tony Wells	47	Chief marketing and customer officer

David Bleisch – David Bleisch will serve as our chief legal counsel. Mr. Bleisch currently serves as Vice President and General Counsel of Tyco’s ADT North American Residential business segment. He also manages the intellectual property legal group for all of Tyco’s operating segments worldwide. Mr. Bleisch joined Tyco in 2005 as Vice President and General Counsel of ADT North America and deputy general counsel of Tyco Fire & Security. Prior to joining Tyco, Mr. Bleisch was Senior Vice President, General Counsel and Secretary of The LTV Corporation in Cleveland, Ohio. Prior to joining LTV, Mr. Bleisch was a partner in the law firm of Jackson Walker LLP, where he served as a corporate transactional attorney before transitioning to commercial trial work. He has a Bachelor of Arts from Carleton College and a Juris Doctor degree from Boston College Law School.

Don Boerema – Don Boerema will serve as our chief corporate development officer. Mr. Boerema joined Tyco Security Solutions in November 2007 and currently serves as Chief Marketing Officer for ADT North America Residential/Small Business. In his role, Mr. Boerema oversees all strategic marketing and communications and leads all advertising and online interactive marketing initiatives across ADT North America. Most recently, he was responsible for the product development and nationwide advertising campaign for ADT Pulse Interactive Solutions. Prior to joining Tyco Security Solutions, he served as President and Chief Operating Officer for FDN, a privately held telecommunications company, where he was responsible for all aspects of sales, marketing, network operations engineering and customer care. He also served as Senior Vice President of Business Solutions for AT&T and led sales and marketing for McCaw Cellular Communications. Before joining McCaw, Mr. Boerema held management positions with Pepsi Cola Company and began his career at Procter & Gamble. Mr. Boerema holds Bachelor of Science and Master of Business Administration degrees from Eastern Illinois University in Charleston.

Thomas Colligan – Thomas Colligan is expected to join our board of directors immediately following the separation. Mr. Colligan served as Vice Dean of the Wharton School’s Aresty Institute of Executive Education at the University of Pennsylvania, where he was responsible for the non-degree executive education programs from July 2007 until his retirement in June 2010. Prior to that he was a managing director at Duke Corporate Education for two years. From 2001 to 2004, Mr. Colligan was Vice Chairman of PricewaterhouseCoopers LLP

(“PwC”) and he served PwC in other capacities, including Partner, from 1969 to 2004. Mr. Colligan is also presently a director of CNH Global, a manufacturer of construction and farming equipment, from 2011; Office Depot, a distributor of office supplies, from 2010; and the private company Targus, from 2010. He previously served on the boards of Schering Plough Corporation from 2005 to 2009; Educational Management Corporation from 2006 to 2007; and Anesiva, Inc. from 2004 to 2008. Mr. Colligan has a Bachelor of Science degree in Accounting from Fairleigh Dickinson University. Mr. Colligan is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Colligan’s qualifications to serve on our board include his experience with audit and financial issues.

Timothy Donahue – Timothy Donahue is expected to join our board of directors immediately following the separation. Prior to his retirement, Mr. Donahue was Executive Chairman of Sprint Nextel Corporation from August 2005 to December 2006. He served as President and Chief Executive Officer of Nextel Communications, Inc from 1999. He began his career with Nextel in January 1996 as President and Chief Operating Officer. Before joining Nextel, Mr. Donahue served as Northeast Regional President for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as President for McCaw Cellular’s paging division in 1986 and was named McCaw’s President for the U.S. central region in 1989. He is also a director of the Eastman Kodak Company, Covidien Ltd. (where he is the lead director) and NVR Inc., and non-executive chairman of the private company UCT Coatings, Inc., and served as a director of Tyco International Ltd from 2008 to 2012. Mr. Donahue is a graduate of John Carroll University, with a BA degree in English Literature. Mr. Donahue’s qualifications to serve on the board include his extensive experience and demonstrated leadership in the wireless communications industry, his experience in service-oriented industries and his experience as an executive and board member of several publicly traded companies.

Robert Dutkowsky – Robert Dutkowsky is expected to join our board of directors immediately following the separation. Mr. Dutkowsky is the Chief Executive Officer of Tech Data since October 2006. Prior to joining Tech Data, Mr. Dutkowsky served as President, CEO, and Chairman of the Board of Egenera, Inc from 2004 until 2006, and served as President, CEO, and Chairman of the Board of J.D. Edwards & Co., Inc. from 2002 until 2004. He was President, CEO, and Chairman of the Board of GenRad, Inc. from 2000 until 2002. Starting in 1997, Mr. Dutkowsky was Executive Vice President, Markets and Channels, at EMC Corporation before being promoted to President, Data General, in 1999. He began his career at IBM where he served in several senior management positions. Mr. Dutkowsky has also served on the Board of Directors of Sepaton, Inc, a privately held data protection company, since 2004. Mr. Dutkowsky holds a B.S. degree in Industrial and Labor Relations from Cornell University. Mr. Dutkowsky’s qualifications to serve on our board include his extensive executive experience with technology companies and solutions providers.

Mark Edoff – Mark Edoff will serve as our senior vice president of business operations optimization. Mr. Edoff is currently the Vice President and Chief Financial Officer of Tyco’s ADT North American Residential business segment. Mr. Edoff joined Tyco in 2003 as Vice President and Corporate Controller for the former Tyco Fire & Security business; in 2004 Mr. Edoff assumed the role of Chief Financial Officer for ADT North America, which included responsibility for the combined residential and commercial security business. Prior to joining Tyco and ADT, Mr. Edoff served as the Director of Finance and Principal Accounting Officer for The Gillette Company. Before joining Gillette, Mr. Edoff had a 15-year career with KPMG, where he was a Partner in the Assurance practice. Mr. Edoff has a bachelor’s degree in business from Northeastern University, and is a Certified Public Accountant.

Bruce Gordon – Bruce Gordon is expected to join our board of directors immediately following the separation. From August 2005 through April 2007, Mr. Gordon served as President and Chief Executive Officer of the NAACP. Until his retirement in December 2003, Mr. Gordon was the President of Retail Markets at Verizon Communications, Inc., a provider of wireline and wireless communications. Prior to the merger of Bell Atlantic Corporation and GTE, which formed Verizon in July 2000, Mr. Gordon fulfilled a variety of positions at Bell Atlantic Corporation, including Group President, Vice President, Marketing and Sales, and Vice President, Sales. Mr. Gordon graduated from Gettysburg College and received an M.S. from Massachusetts Institute of

Technology. Mr. Gordon also serves as a director of CBS Corporation and Northrop Grumman Corporation. Previously, Mr. Gordon served as a director of Southern Company, an electricity generating company, from 1994 to 2006, and as a director of Tyco International Ltd from 2003 to 2012. Mr. Gordon’s qualifications to serve on the board include his significant leadership experience as the head of a large non-profit, his in-depth experience as an executive in the service- oriented communications industry and his corporate governance experience as a director of several publicly traded companies.

Anita Graham – Anita Graham will serve as our chief human resources and administrative officer. Ms. Graham currently serves as Vice President of Human Resources for Tyco’s ADT North American Residential business segment. Prior to joining Tyco in March 2011, Ms. Graham served as Executive Vice President and Chief Administrative Officer at Shire Pharmaceuticals. She was part of the executive leadership team that transformed the company from a small pharmaceutical company with revenue of $1.3 billion and operations in seven countries into a leading global biopharmaceutical company, with revenue of almost $4 billion and operations in nearly 40 countries. Ms. Graham was responsible for a broad range of functions at Shire, including information technology, human resources, corporate communications, procurement, real estate, safety and corporate security. Before entering the life-sciences industry, Ms. Graham worked in the investment management industry, where she held various global human resources leadership roles. She holds a Bachelor of Science from Cornell University and a Master of Business Administration from New York University.

Stephen Gribbon – Stephen Gribbon will serve as our senior vice president, sales. Mr. Gribbon currently serves as the Group Vice President of Sales for ADT North America Residential/Small Business. In his current role, Mr. Gribbon oversees all direct, indirect, dealer, home health and custom home sales channels as well as strategic partnerships. Mr. Gribbon joined ADT Security Services in 1995 as Senior Vice President, Dealer Development, and then moved into the role of Vice President, Residential Sales, before assuming his current position in 2008. Prior to joining ADT Security Services, Mr. Gribbon held the position of Senior Vice President of The Alert Centre, Inc. and served as President of Gray, Inc., one of North Carolina’s largest commercial security services company. Mr. Gribbon studied business administration at the University of North Carolina, Chapel Hill.

Naren Gursahaney – Naren Gursahaney will serve as our chief executive officer and an executive member of our board of directors. Mr. Gursahaney currently serves as President of Tyco’s ADT North American Residential business segment. Prior to the restructuring of the segment in fiscal year 2012, Mr. Gursahaney was the President of Tyco Security Solutions, the world’s largest electronic security provider to residential, commercial, industrial and governmental customers and the largest operating segment of Tyco. Mr. Gursahaney joined Tyco in 2003 as Senior Vice President of Operational Excellence for Tyco. He then served as President of Tyco Engineered Products and Services and President of Tyco Flow Control prior to being named to his current role in 2007. Prior to joining Tyco, Mr. Gursahaney was President and Chief Executive Officer of GE Medical Systems – Asia, where he was responsible for the company’s $1.6 billion sales and services business in the Asia-Pacific region. During his 10-year career with GE, Mr. Gursahaney held senior leadership roles in services, marketing and information management. His career also includes positions with Booz Allen & Hamilton and Westinghouse Electric Corporation. Mr. Gursahaney holds a Bachelor of Science from The Pennsylvania State University and a Master of Business Administration from the University of Virginia.

Bridgette Heller – Bridgette Heller is expected to join our board of directors immediately following the separation. Ms. Heller has been Executive Vice President of Merck & Co, Inc and President of Merck Consumer Care from 2010. Prior to joining Merck, Ms. Heller was President, Johnson & Johnson, Global Baby Business Unit from 2007-2010 and President, Johnson & Johnson, Global Baby Kids and Wound Care from 2005 to 2007. Prior to joining Johnson & Johnson, she was the Founder and Managing Partner at Heller Associates from 2004 to 2005. She served as the Chief Executive Officer of Chung’s Foods Inc. Ms. Heller spent seventeen years with Kraft Foods, from September 1985 to September 2002, including Executive Vice President and General Manager for the North American Coffee portfolio. She served as a Director of PCA International Inc from March 1998 until October 2005. Ms. Heller received her B.A. from Northwestern University and her MBA from the J. L. Kellogg Graduate School of Management at Northwestern University. Ms. Heller’s qualifications to serve on our board include her significant experience in leadership positions at consumer products companies.

Kathleen Hyle – Kathleen Hyle is expected to join our board of directors immediately following the separation. From 2008 until its 2012 merger with Exelon, Ms. Hyle was Senior Vice President and Chief Operating Officer of Constellation Energy. From June 2007 to November 2008, Ms. Hyle served as Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC, a strategic joint venture between Constellation Energy and Électricité de France. Ms. Hyle held the position of Senior Vice President of Finance for Constellation Energy from 2005 to 2007 and Senior Vice President of Finance, Information Technology, Risk and Operations for Constellation New Energy from January to October 2005. Prior to joining Constellation Energy, Ms. Hyle served as the Chief Financial Officer of ANC Rental Corp., the parent company of Alamo Rent-A-Car and National Rent-A-Car; Vice President and Treasurer of Auto-Nation, Inc.; and Vice President and Treasurer of Black and Decker Corporation. Ms. Hyle has been a director of AmerisourceBergen, a pharmaceutical services provider, since 2010. On June 25, 2012, Ms. Hyle was appointed a director for Bunge Limited, effective July 2, 2012. Ms. Hyle currently serves on the Executive and Finance Committee of the Board of Trustees of Center Stage in Baltimore, MD and on the Board of Sponsors for the Loyola University Maryland Sellinger School of Business and Management. Ms. Hyle graduated from Loyola College. Ms. Hyle’s qualifications to serve on our board include her experience as a leader in developing the business and financial strategy of retail divisions.

Shawn Lucht – Shawn Lucht will serve as our senior vice president, operations. Mr. Lucht joined Tyco in 2010 as part of the Broadview Security acquisition and currently serves as the Group Vice President of Operations for ADT North America Residential/Small Business. In his current role, Mr. Lucht is responsible for installation, service, field administration, customer care (including monitoring centers) and customer eServices. During his 20-year career with Tyco and Broadview, Mr. Lucht has held a variety of senior leadership positions including Executive Vice President of Operations and Senior Vice President for Strategy and Corporate Development at Broadview Security (formerly Brink’s Home Security). Mr. Lucht holds a Bachelor of Arts and Master of Business Administration degrees from the University of Texas at Arlington.

Kathryn Mikells – Kathryn Mikells will serve as our chief financial officer, having joined ADT in April 2012. Previously, Ms. Mikells was Executive Vice President and Chief Financial Officer for Nalco Holding Company, which merged with EcoLab Inc. in December 2011. Ms. Mikells served as Executive Vice President and Chief Financial Officer of UAL Corporation, parent company of United Airlines, from 2008 until UAL’s 2010 merger with Continental Airlines. During her sixteen years with UAL Corporation, Ms. Mikells held a variety of other senior leadership roles, including Vice President of Investor Relations, Vice President of Financial Planning and Analysis, Vice President and Treasurer, Vice President of Corporate Real Estate, Director of Corporate Planning and Chief Financial Officer of Mileage Plus, United’s loyalty program. Before joining UAL Corporation, Ms. Mikells spent six years in financial services for companies such as GE Capital Corporate Finance and Household International. She holds a master’s of business from the University of Chicago and a bachelor’s of science degree in finance from the University of Illinois Urbana-Champaign. Ms. Mikells also serves as a director of The Hartford Financial Services Group, Inc. and The Weitz Company.

Dinesh Paliwal – Dinesh Paliwal is expected to join our board of directors immediately following the separation. Mr. Paliwal currently serves as Chairman of the Board, Chief Executive Officer and President of Harman International, a company that designs, manufactures and markets a wide range of audio and information solutions for the automotive, consumer and professional market. Prior to joining Harman in 2008, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd. a provider of industrial automation, power transmission systems and services, from January 2001 until June 2007. Mr. Paliwal also served as President of Global Markets and Technology of ABB Ltd. from January 2006 until June 2007, as Chairman and Chief Executive Officer of ABB North America from January 2004 until June 2007, and as President and Chief Executive Officer of ABB Automation Technologies Division from October 2002 to December 2005. Mr. Paliwal earned a Masters degree in Engineering from the Indian Institute of Technology (IIT Roorkee), a Masters degree in Applied Science and Engineering and a Masters degree in Business Administration, both from Miami University (Ohio). Mr. Paliwal also serves as a member of the Trilateral Commission established to foster closer cooperation among the US, Europe and Japan, and as a member of the Board of Directors of the International Institute for the Study of Cross-Border M&A, an international joint venture to promote the high-level study and analysis of cross-border mergers, acquisitions and strategic investments, and the Business

Roundtable. Mr. Paliwal served on the board for Embarq Corporation until its merger with CenturyTel and was a director of Tyco International Ltd from 2011 to 2012. He has served previously as Chairman of ABB India Ltd., a publicly listed company in India and as Chairman of the US National Foreign Trade Council in Washington, DC. He has served as a Director for the US China Business Council, the US India Business Council, and the International Swimming Hall of Fame. He also served for three years as Economic Advisor to the Governor of Guangdong Province, China. Mr. Paliwal’s qualifications to serve on the board include his extensive leadership and governance experience as a public company chief executive officer, and his engineering and financial background.

Tony Wells – Tony Wells will serve as our chief marketing and customer officer. Mr. Wells joined ADT in May 2012 from 24 Hour Fitness, where he was Executive Vice President and Chief Marketing Officer, responsible for all marketing communications, public relations, 24hourfitness.com, member services and retail products and services. Prior to joining 24 Hour Fitness in 2007, Mr. Wells held leadership roles at Visa USA, including Vice President, Client Services and Vice President, Partnership Marketing. Mr. Wells also served in various sales and marketing positions with SFX Sports Group, Mills Corporation and Nissan North America. A former Marine infantry officer, Mr. Wells holds a Bachelor of Science degree from the United States Naval Academy and a management certificate from Johns Hopkins University.

Our Board of Directors Following the Spin-Off and Director Independence

After the spin-off, we expect to have a board of directors initially consisting of eight directors. Our proposed certificate of incorporation will provide that there be no fewer than one nor more than ten directors.

Most of our directors are expected to be independent, non-employee directors who meet the criteria for independence required by the NYSE. We expect that our board of directors will determine that most of our non-employee directors satisfy the NYSE standards to qualify as independent directors as well as any additional independence standards established by the board of directors.

Committees of Our Board of Directors

Effective upon the completion of the Distribution, our board of directors will have the following committees, each of which will operate under a written charter that will be posted to our website prior to the Distribution.

Audit Committee

The Audit Committee will be established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The Audit Committee will, among other things:

•	oversee the quality and integrity of our financial statements, accounting practices and financial information we provide to the SEC or the public;

•

select our independent auditors, including the registered public accounting firm for purposes of U.S. securities law reporting, such selection to be presented by our board of directors to our shareholders for their confirmation at our annual meeting;

•	pre-approve all services to be provided to us by our auditors;

•

confer with our independent auditors to review the plan and scope of their proposed financial audits and quarterly reviews, as well as their findings and recommendations upon the completion of the audits and such quarterly reviews;

•	review the independence of the auditors;

•	oversee our internal audit function;

•	meet with the auditors, our appropriate financial personnel and internal financial controller regarding our internal controls, critical accounting policies and other matters; and

•	oversee all of our compliance, internal controls and risk management policies.

The Audit Committee will be comprised of members such that it meets the independence requirements set forth in the listing standards of the NYSE and in accordance with the Audit Committee charter. Each of the members of the Audit Committee will be financially literate and have accounting or related financial management expertise as such terms are interpreted by the board of directors in its business judgment. None of our Audit Committee members will simultaneously serve on more than two other public company audit committees unless the board of directors specifically determines that it would not impair the ability of an existing or prospective member to serve effectively on the Audit Committee. The initial members of the Audit Committee will be determined prior to the spin-off.

Compensation Committee

The Compensation Committee (the “ADT Compensation Committee”) will, among other things, be responsible for:

•	setting and reviewing our executive compensation philosophy and principles;

•

proposing to our board of directors the compensation (including salary, bonus, equity-based grants and any other long-term cash compensation) of our chief executive officer and other executive officers;

•

overseeing our disclosure regarding executive compensation, including approving the report to be included in our annual proxy statement on Schedule 14A and included or incorporated by reference in our annual report on Form 10-K; and

•	recommending to our board of directors the approval of any employment agreements for our chief executive officer and other executive officers.

The ADT Compensation Committee will be comprised of members such that it meets the independence requirements set forth in the listing standards of the NYSE and in accordance with the Compensation Committee charter. The members of the ADT Compensation Committee will be “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). The initial members of the ADT Compensation Committee will be determined prior to the spin-off.

Nominating and Governance Committee

The Nominating and Governance Committee will, among other things, be responsible for:

•	developing and recommending to our board of directors our corporate governance principles and otherwise taking a leadership role in shaping our corporate governance;

•	reviewing, evaluating the adequacy of and recommending to our board of directors amendments to our by-laws, certificate of incorporation, committee charters and other governance policies;

•	reviewing and making recommendations to our board of directors regarding the purpose, structure and operations of our various board committees;

•	identifying, reviewing and recommending to our board of directors individuals for election to the board of directors;

•	overseeing the chief executive officer succession planning process, including an emergency succession plan;

•	reviewing the compensation for non-employee directors and making recommendations to our board of directors;

•	overseeing the board of directors’ annual self-evaluation; and

•

overseeing and monitoring general governance matters including communications with shareholders, regulatory developments relating to corporate governance and our corporate social responsibility activities.

The Nominating and Governance Committee will be comprised of members such that it meets the independence requirements set forth in the listing standards of the NYSE and in accordance with the Nominating and Governance Committee charter. The initial members of the Nominating and Governance Committee will be determined prior to the spin-off.

Codes of Conduct

Prior to the completion of the spin-off, we intend to adopt a written code of ethics for executive officers and senior financial officers that is designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

A copy of our code of ethics will be posted on our website immediately prior to the Distribution.

Director Nomination Process

Our initial board of directors will be selected through a process involving both us and Tyco.

We intend to adopt corporate governance policies that will contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating future director candidates.

In accordance with these governance policies, the Nominating and Governance Committee will seek to create a board of directors that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. Our board of directors will not have a specific policy regarding diversity. Instead, the Nominating and Governance Committee will consider the board of directors’ overall composition when considering a potential new candidate, including whether the board of directors has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of our current and expected future needs. We believe that it is desirable for new candidates to contribute to a variety of viewpoints on the board of directors, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

General criteria for the nomination of director candidates will include:

•	the highest ethical standards and integrity;

•	a willingness to act on and be accountable for board of directors’ decisions;

•	an ability to provide wise, informed and thoughtful counsel to top management on a range of issues;

•	a history of achievement that reflects superior standards for themselves and others;

•	loyalty and commitment to driving the success of ADT;

•	an ability to take tough positions while at the same time working as a team player; and

•	individual backgrounds that provide a portfolio of experience and knowledge commensurate with our needs.

Communications with Non-Management Members of the Board of Directors

Generally, it is the responsibility of management to speak for ADT in communications with outside parties, but we intend to set forth, in our corporate governance policies, certain processes by which shareholders and other interested third parties may communicate with non-management members of our board of directors.

COMPENSATION OF DIRECTORS

Director Compensation

Following the spin-off, director compensation will be determined by our board of directors with the assistance of its Nominating and Governance Committee. It is anticipated that such compensation will consist of an annual cash retainer in the amount of $80,000 per year and an annual equity award of restricted stock units (“RSUs”) with a grant date fair value of approximately $120,000 and a one-year vesting term. In addition, we anticipate that the non-executive chairman of our board of directors will receive an additional cash retainer in the amount of $150,000 per year, the chairs of the Audit Committee and ADT Compensation Committee will receive an additional cash retainer in the amount of $20,000 per year and that the chair of the Nominating and Governance Committee will receive an additional cash retainer in the amount of $15,000 per year. We will not provide directors who are also our employees any additional compensation for serving as a director.

The following table sets forth information concerning the fiscal year 2011 compensation paid by Tyco to non-employee directors of Tyco who are expected to be non-employee directors of ADT. All non-employee directors received an annual cash retainer of $100,000 and RSUs with one year vesting terms and a value at grant of approximately $120,000. The table below sets forth the 2011 grant date fair value of equity based compensation computed in accordance with GAAP.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Mr. Timothy Donahue	$90,879	$120,043	$—	$210,922

Mr. Bruce Gordon	$131,319	$120,043	$10,000	$261,362

Mr. Dinesh Paliwal	$54,615	$120,043	$21,950	$196,608

(1)	During fiscal year 2011, Tyco’s directors received a pro-rated portion of the cash fees described above.

(2)	This column reflects the fair value of the entire amount of awards granted to directors calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common shares on the date of grant. RSUs granted to board members generally vest and the underlying units are converted to shares and delivered to board members on the anniversary of the grant date.

(3)	All other compensation for Mr. Gordon includes the aggregate value of all matching charitable contributions made by Tyco on behalf of the directors during the fiscal year. Tyco matches the contributions of directors made to qualifying charities up to a maximum of $10,000 per calendar year. For Mr. Paliwal, all other compensation includes $20,000 of fees paid to him in fiscal year 2011 prior to his election at the annual meeting of shareholders in March 2011. Tyco invited Mr. Paliwal to observe certain board meetings prior to his election in March 2011 and agreed to pay fees in connection therewith. Mr. Paliwal also received $20,000 in such fees in fiscal year 2010. In addition, all other compensation includes the value of the discount on home security systems installed by Tyco in Directors’ homes and discounts on security monitoring services. These discounts did not exceed $1,950 for any director listed above in fiscal year 2011.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section presents information concerning compensation arrangements for our named executive officers. Our named executive officers are the individuals who will be the chief executive officer, chief financial officer and the three most highly compensated ADT executive officers based on their fiscal year 2011 compensation with Tyco. We provide historical information concerning the compensation of the ADT named executive officers who are listed below.

ADT Named Executive Officers	Historic Role at Tyco
Mr. Naren Gursahaney Chief executive officer	President of Tyco Security Solutions

Ms. Kathryn Mikells Chief financial officer	Not applicable(1)

Mr. David Bleisch Chief legal counsel	General Counsel of Tyco Security Solutions

Mr. Mark Edoff Senior vice president of business operations optimization	Chief Financial Officer of Tyco Security Solutions

Ms. Anita Graham Chief human resources and administrative officer	Vice President of Human Resources of Tyco Security Solutions

(1)	Ms. Mikells joined ADT in April 2012 and therefore had no historic role or compensation at Tyco.

This historical compensation information is provided to give context to our new pay practices at ADT, which are based on Tyco’s historic pay practices. ADT’s pay practices are being developed and revised to fit with the pay philosophy of ADT and therefore the amounts and forms of compensation reported below do not necessarily reflect the compensation these executive officers will receive following the spin-off. The ADT Compensation Committee will review the impact of the spin-off from Tyco and will review all aspects of compensation and may make adjustments that it believes are appropriate in structuring our executive compensation arrangements. With respect to future compensation from ADT, we have presented information below under “—Key Elements of Expected Compensation from ADT” concerning anticipated compensation for each of these named executive officers. Each of our named executive officers holds various long-term equity-based incentive awards that were granted by Tyco. Treatment of these awards in the spin-off is described under “—Treatment of Outstanding Options, Restricted Stock Units, Performance Share Units and Deferred Share Units.”

Compensation Overview and Philosophy

Historically. In designing Tyco’s executive compensation programs, Tyco’s Compensation & Human Resources Committee (the “Tyco Compensation Committee”) has been guided by its philosophy that executive compensation programs must:

•	reinforce Tyco’s business objectives and the creation of long-term shareholder value;

•	provide for performance-based reward opportunities that support growth and innovation without encouraging or rewarding excessive risk;

•	align the interests of executives with those of shareholders by weighting a significant portion of compensation on sustained shareholder returns through long-term performance programs;

•

attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives and cash- and equity-based pay; and

•	recognize and support outstanding individual performance and behaviors that demonstrate Tyco’s core values—Integrity, Excellence, Teamwork and Accountability.

Going Forward. Following the spin-off, the ADT Compensation Committee will evaluate and determine the appropriate executive compensation philosophy for ADT.

Role of the Compensation Committee

Historically. The Tyco Compensation Committee consists exclusively of independent directors, who are also “outside directors” as defined in Section 162(m) of the Code. The Tyco Compensation Committee is responsible for, among other things, (1) reviewing and approving Tyco’s compensation, benefits and human resources policies and objectives; (2) determining whether Tyco’s officers, directors and employees are compensated in accordance with those policies and objectives; and (3) fulfilling the board’s responsibilities relating to compensation of Tyco’s executives. Tyco’s board of directors and the Tyco Compensation Committee have direct approval authority over the compensation of Tyco’s “senior officers” (those “Section 16” officers who are required to report trading in Tyco securities under SEC rules) and its “senior executives” (those executives who are not senior officers, but who have a base salary of $400,000 or greater). During fiscal year 2011, Mr. Gursahaney was a named executive officer of Tyco, and none of our other named executive officers were considered senior officers or senior executives of Tyco. The authority for compensation decisions relating to Messrs. Bleisch and Edoff and Ms. Graham was delegated to Tyco’s CEO and its Senior Vice President, Human Resources.

Going Forward. Following the spin-off, we expect that the ADT Compensation Committee will have similar responsibilities and similar approval authority over the compensation for ADT’s executives.

Process Overview: How the Compensation Committee Designs and Establishes Executive Compensation

Historically. The Tyco Compensation Committee evaluates many factors when designing and establishing executive compensation plans and targets. In determining the appropriate compensation of individual named executive officers, the Tyco Compensation Committee considers critical data including the relative complexity and importance of the executive’s role within the organization, the executive’s experience, record of performance and potential, the compensation levels paid to similarly positioned executives at our peer group companies and internal pay equity considerations.

Each year, the Tyco Compensation Committee reviews the composition of Tyco’s peer group with the assistance of its independent compensation consultant to ensure that it aligns with Tyco’s size and lines of businesses. Any change to the peer group is subject to the Tyco Compensation Committee’s approval. The peer group is drawn from companies in the S&P 500 Index, and the Tyco Compensation Committee analyzes up to 17 factors in determining inclusion, including rank within the S&P 500 Index, overlapping business lines, number of employees and various performance and financial measures. The Tyco Compensation Committee did not make any changes to the peer group in fiscal year 2011 after updating the peer group in fiscal year 2010. The peer group consists of 17 industrial and service companies that reflect the competitive landscape in which Tyco operates. It also takes into account the diverse nature of Tyco’s operations, which are a blend of world-class manufacturing capabilities and premier service delivery.

• 3M Co.	• General Dynamics Corp.	• Raytheon Co.

• Danaher Corp.	• Honeywell International, Inc.	• Sprint Nextel Corp.

• Deere & Co.	• Illinois Tool Works, Inc.	• Time Warner Cable Inc.

• DirecTV Group, Inc.	• Ingersoll-Rand PLC	• United Technologies Corp.

• Eaton Corp.	• ITT Corp.	• Waste Management, Inc.

• Emerson Electric Co.	• Johnson Controls Inc.

In addition to the peer group, the Tyco Committee considers general industry data (excluding financial service companies) that is regressed to approximate the size and complexity of Tyco as a secondary source. Tyco’s talent strategy calls for both the development of internal leadership and the recruitment of highly experienced leaders from outside Tyco. Tyco does not position executive pay to reflect a single percentile within the peer group, but broadly targets the 50th percentile for base salaries and performance-based pay at or slightly above the 50th percentile. Although these benchmarks represent useful guidelines, the Tyco Compensation Committee exercises discretion in setting individual executive compensation packages so that they appropriately reflect the value and expected contributions of each executive to Tyco, as well as the executive’s leadership, commitment to our values and potential for advancement.

Tyco designed its executive compensation program to achieve balance between fixed and variable compensation, short- and long-term incentive and cash- and equity-based compensation. An overarching goal of Tyco’s executive compensation program is to link a significant portion of executive pay with investor returns. As a result, in fiscal year 2011, over 65% of the targeted direct pay for each of Tyco’s named executive officers, excluding Tyco’s CEO, was in the form of long term equity awards. Additionally, over 48% of targeted cash compensation for Tyco’s named executive officers was in the form of an annual performance bonus.

Going Forward. Following the spin-off, the ADT Compensation Committee will evaluate and determine the appropriate design of the ADT executive compensation program and the appropriate process for establishing executive compensation.

Elements of Compensation

Historically. When determining executive compensation, the Tyco Compensation Committee focuses on four primary categories of compensation, which are described in more detail below. Each year, the Tyco Compensation Committee completes a comprehensive review of these elements utilizing tally sheets prepared by company management for each Tyco named executive officer. Tally sheets identify the value of each pay element, including base salary, annual bonus, sign-on or other cash payments, long-term incentives and benefit and perquisite payments, and help the Tyco Compensation Committee to better understand the effect that changing any discrete pay element will have on the total compensation provided to each executive. This data also clearly illustrates the effect that changing the core compensation elements will have on Tyco’s competitive positioning. Tally sheets also reveal how well each pay element is aligned with Tyco’s compensation philosophy and objectives and show the value of all compensation elements under multiple termination scenarios. For fiscal year 2011, tally sheets were used by the Tyco Compensation Committee to evaluate the compensation of Mr. Gursahaney.

Tyco’s executive compensation program incorporates four primary elements of compensation, which are described below:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation; and

•	executive benefit plans and other elements of compensation.

Base Salary

Base salary recognizes the value of an individual based on his/her role, skill, performance, experience, leadership and potential. It is critical in attracting and retaining executive talent. The Tyco Compensation Committee reviews base salaries for both senior officers and senior executives on an annual basis. During fiscal year 2011, the Tyco Compensation Committee approved an 8.9% increase for Mr. Gursahaney, which was the first increase he received since January 2008. Also during fiscal year 2011, Mr. Bleisch received a 2.8% increase.

Annual Incentive Compensation

For fiscal year 2011, annual incentive compensation for Mr. Gursahaney and Tyco’s other senior officers was paid in the form of an annual performance bonus under Tyco’s 2004 Stock and Incentive Plan (the “2004 SIP”). For fiscal year 2011, annual incentive compensation for Messrs. Bleisch and Edoff and Ms. Graham was paid in the form of an annual performance bonus under Tyco’s Annual Incentive Plan (AIP). Annual incentive compensation rewards the senior officers and executives for their execution of the operating plan and other strategic initiatives, as well as for financial performance that benefits the business and drives long-term shareholder value creation. It places a meaningful proportion of total cash compensation at risk, thereby aligning executive rewards with financial results. It also offers an opportunity for meaningful pay differentiation tied to the performance of individuals and groups.

In the first quarter of fiscal year 2011, the Tyco Compensation Committee established performance measures and targets for Tyco (and for each group, division and business segment), and they set a minimum performance threshold of $450 million in adjusted net income (adjusted for (i) business acquisitions and disposals, (ii) debt refinancing, (iii) legacy legal and tax matters, (iv) goodwill and intangible asset impairments, (v) tax law changes, (vi) discontinued operations and (vii) changes in accounting) that had to be met for its named executive officers to receive any bonuses for the year. The impact of these adjustments was not significant to the determination of whether the minimum threshold was met. These metrics were also approved by the independent members of Tyco’s board of directors. The Tyco Compensation Committee also approved individual maximum bonus amounts for Mr. Gursahaney of 0.25% of adjusted net income, subject to a cap of $2.5 million. After setting these minimum performance thresholds and maximum payouts, the Tyco Compensation Committee further refined target and maximum payout values as a percentage of base salary. For Tyco’s named executive officers, target incentive opportunities ranged from 80% to 125% of base salary for fiscal year 2011. Potential payouts ranged from 0% to 200% of the target incentive opportunity.

The performance measures approved for the corporate and group levels of the organization (including Tyco Security Solutions, of which ADT was a part) were also established in the first quarter of fiscal year 2011 and were used by the Tyco Compensation Committee and its board of directors to determine final bonuses for Tyco’s named executive officers. These performance measures were based on the expectation that the global economy would modestly grow over the course of fiscal year 2011, with all of Tyco’s businesses returning to organic revenue growth and operating margins improving based on volume growth and aggressive cost management. For fiscal year 2011, the Tyco Compensation Committee increased the weighting of the revenue component under the AIP for each of our named executive officers in order to emphasize the importance of organic growth at both the corporate level and for the Tyco Security Solutions business segment. These performance measures and related results are described in the table below. Target and maximum payout values under the annual performance bonus plan were set as a percentage of base salary. Target incentive opportunities ranged from 50% to 100% of base salary for fiscal year 2011 for our named executive officers. Potential payouts ranged from 0% to 200% of the target incentive opportunity.

Fiscal Year 2011 Annual Incentive Compensation Design Summary

Performance Measure	Weights		Performance Target	Actual Performance
Mr. Gursahaney and Ms. Graham
• Operating Income of Tyco Security Solutions before special items	35%		$1.38 billion	$1.43 billion
• Adjusted FCF of Tyco Security Solutions	25%		$1.46 billion	$1.38 billion
• Revenue of Tyco Security Solutions (in constant currency)	20%		$8.29 billion	$8.52 billion
• Corporate:	20%
Earnings per Share from continuing operations before special items (“EPS”)		8%	$3.00 per share	$3.24 per share
Free Cash Flow (“Adjusted FCF”) before special items		8%	$1.41 billion	$1.35 billion
Total Revenue (in constant currency and excluding Electrical and Metal Products (“EMP”) revenue)		4%	$16.16 billion	$16.66 billion

Messrs. Bleisch and Edoff
• Tyco Security Solutions:	50%
Operating Income of Tyco Security Solutions before special items		21.88%	See above	See above
Adjusted FCF of Tyco Security Solutions		15.62%	See above	See above
Revenue of Tyco Security Solutions (in constant currency)		12.50%	See above	See above
• Corporate:	50%
Earnings per Share from continuing operations before special items (“EPS”)		20%	See above	See above
Free Cash Flow (“Adjusted FCF”) before special items		20%	See above	See above
Total Revenue (in constant currency and excluding EMP revenue)		10%	See above	See above

Description of Performance Measures: For compensation purposes, EPS from continuing operations, Adjusted FCF and operating income are adjusted to exclude the effects of events that the Tyco Compensation Committee deems do not reflect the performance of the named executive officers. The categories of special items are identified at the time the performance measure is approved at the beginning of the fiscal year, although the Tyco Compensation Committee may at its discretion make adjustments during the fiscal year. Special items include gains, losses or cash outlays that may mask the underlying operating results and/or business trends of our company or our business segment, as applicable. For fiscal year 2011, the approved categories of adjustments included adjustments related to (i) business acquisitions and divestitures; (ii) debt refinancing; (iii) legacy legal and tax matters; (iv) goodwill and intangible asset impairments; (v) tax law changes; (vi) certain unbudgeted capital expenditures; (vii) unbudgeted restructuring charges; and (viii) realignments of segment and corporate costs. At the beginning of the fiscal year, the Tyco Compensation Committee also decided that it would be appropriate to continue to limit the effects of the volatility inherent in the EMP business segment (a majority of which was sold in the first fiscal quarter) on the performance measures applicable to the corporate level. Adjusted FCF is calculated by first adjusting cash flow from operations by removing the effects of the sale of accounts receivable programs, cash paid for purchase accounting and holdback liabilities and voluntary pension contributions, deducting net capital expenditures and then adding back the special items that increased or decreased cash flows. Working capital days are generally calculated by dividing annualized average working capital by revenue of the applicable unit. Revenue is calculated in constant currency, which negates the impact of fluctuations in foreign currency over the course of the year, with adjustments made to targets to reflect the acquisition or divestitures of businesses over the course of the fiscal year.

The table below shows the maximum and target annual incentive compensation opportunities for fiscal year 2011 and the actual payments earned by each of ADT named executive officers. These amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “—Summary Compensation Table.”

Fiscal Year 2011 Performance Bonus Summary

Named executive officer	Maximum(1)	Target	Actual
Naren Gursahaney	$1,220,000	$610,000	$787,000
Kathryn Mikells(2)	—	—	—
David Bleisch	$323,820	$161,910	$216,959
Mark Edoff	$408,000	$204,000	$287,028
Anita Graham	$468,000	$234,000	$316,953

(1)

In December 2010, the Tyco Compensation Committee established and the Tyco board of directors approved potential maximum annual incentive compensation payouts of 0.25% of adjusted net income for Mr. Gursahaney, subject to a cap of $2.5 million. The Tyco Compensation Committee further established a maximum payout of 200% of target incentive opportunity for each of the ADT named executive officers.

(2)	Ms. Mikells was not employed by Tyco during fiscal year 2011 and therefore no incentive compensation information with respect to Ms. Mikells appears in this table.

The Tyco Compensation Committee and the independent members of the Tyco board of directors approved award payout for Mr. Gursahaney in November 2011 based on the achievement of the minimum adjusted net income performance threshold of $450 million and the achievement of the quantitative performance measures shown in the “—Fiscal Year 2011 Annual Incentive Compensation Design Summary” table above.

Long-Term Incentive Awards

A key element in the compensation of Tyco’s officers is long-term equity incentive awards (“LTI compensation”), which tie a significant portion of compensation to Tyco’s performance. The Tyco Compensation Committee believes that LTI compensation serves Tyco’s executive compensation philosophy in several ways. It helps attract, retain and motivate talent. It aligns the interests of officers with the interests of shareholders by linking a significant portion of the officer’s total pay opportunity to share price. It provides long-term accountability for officers, and it offers the incentive of performance-based opportunities for capital accumulation in lieu of a pension plan for most of Tyco’s executive management.

Tyco uses a combination of stock options, restricted stock units and performance share units in its long-term incentive award program. In fiscal year 2011, Mr. Gursahaney was granted equity awards under the 2004 SIP consisting of stock options (40%), performance share units (40%) and restricted stock units (20%). Messrs. Bleisch and Edoff were granted awards consisting of stock options (33%), performance share units (34%) and restricted stock units (33%). As Ms. Graham was hired after the first quarter of fiscal year 2011, she was not eligible to receive performance share units. She was granted awards consisting of stock options (50%) and restricted stock units (50%).

Stock options granted by Tyco generally vest in equal installments over a period of four years, beginning on the first anniversary of the grant date, and the exercise price equals the fair market value of Tyco common stock on the date of grant. Each option holder has 10 years to exercise his or her stock options from the date of grant, unless forfeited earlier.

Restricted stock units granted by Tyco generally vest over a period of four years in equal installments. Restricted stock units accrue dividend-equivalent units during the vesting period, which vest and are delivered upon settlement, and do not carry voting rights until they are settled in shares.

Performance share units granted by Tyco generally vest at the end of the three-year performance period. The number of shares that are actually earned depends on whether, and at what level, the performance criteria have been met. Performance share units granted by Tyco in fiscal year 2011 accrue dividends prior to vesting, which vest and are paid out only to the extent that performance targets are achieved. Performance share units do not have any voting rights. For performance share units granted in connection with Tyco’s fiscal year 2011 equity award, the relevant metrics are (i) Tyco’s three-year total shareholder return (“TSR”) between September 25, 2010 and September 27, 2013 (50% weighting) and (ii) Tyco’s cumulative earnings per share before special items (“cumulative EPS”) over the same period (50% weighting). Tyco’s TSR is to be compared with the total shareholder return of all the companies in the S&P 500 Industrials Index for the same period. The TSR return measure is based on the average of the closing Tyco stock price for the 60 trading days preceding and the last 60 trading days of, the performance period, plus a total return factor to reflect the reinvestment of dividends during the three-year period. If Tyco’s total shareholder return is not equal to or better than the total shareholder return for 35% of the companies constituting the S&P 500 Industrials Index, no shares will be delivered with respect to the TSR performance metric. If Tyco’s total shareholder return is equal to the total shareholder return for 50% of the companies constituting the S&P 500 Industrials Index, the target number of shares for the TSR weighted component of the performance share units will vest and be paid out. If Tyco’s total shareholder return is equal to or greater than the total shareholder return for 75% of the companies constituting the S&P 500 Industrials Index, the maximum number of shares for the TSR weighted component of the performance share units will vest and be paid out. Total shareholder returns that fall between the specified percentile levels are adjusted on a linear basis. Total shareholder return in between threshold, target and maximum will be interpolated on a straight-line basis. The cumulative EPS metric also contains a minimum performance threshold. The maximum number of shares each named executive officer can receive with respect to the fiscal year 2011 performance share plan is 200% of the target number of shares granted. In addition, if Tyco’s TSR is negative at the end of the performance period, the maximum payout for the TSR metric is capped at 125% of the target number of shares, with a similar cap for the cumulative EPS performance threshold.

Forfeiture provisions related to involuntary terminations are described below under “—Change in Control and Severance Benefits.” Special termination provisions apply for employees who are terminated in connection with the spin-off and are described below under “—Severance Arrangements Not in Connection with a Change in Control.”

In October 2011, Tyco made its annual equity award in respect of fiscal year 2012. ADT named executive officers other than Ms. Graham continued to receive the same mix of equity awards that they had in fiscal year 2011. Fiscal year 2012 is the first year in which Ms. Graham was eligible to receive the same mix as Messrs. Bleisch and Edoff because it was her first complete year of service. Unlike performance share unit awards granted in prior years, with respect to the 2012 performance share units, the Tyco Compensation Committee replaced the cumulative earnings per share metric with a return on invested capital (“ROIC”) measure, so that the performance shares units are 50% weighted on TSR and 50% weighted on ROIC. The ROIC metric is designed to reward executives for efficiently allocating capital and generating profitable growth. The TSR measure for the fiscal year 2012 award is consistent with the TSR measure for the fiscal year 2011 award. Additionally, the performance period was shortened to one year to coincide with the expected completion date of the spin-off, although a three-year holding period continues to apply for normal vesting.

For a description of the expected treatment of outstanding equity awards held by employees of ADT, including the named executive officers, see “—Treatment of Outstanding Options, Restricted Stock Units, Performance Share Units and Deferred Stock Units.”

Going forward. With respect to base salaries, annual incentive compensation and long-term incentive awards (or their equivalents), it is expected that the ADT Compensation Committee will develop programs reflecting appropriate measures, goals and targets for the residential and small business security industry and business objectives and based on ADT’s competitive marketplace.

Executive Benefit Plans and Other Elements of Compensation

Historically. All of our named executive officers, other than our chief financial officer, have been eligible to participate in the benefit plans that are available to substantially all of Tyco’s U.S. employees. These benefit programs include Tyco’s tax-qualified 401(k) Retirement Savings and Investment Plans (“RSIP”) and its medical insurance, dental insurance, life insurance, long-term disability and long-term care plans. The retirement programs at Tyco generally do not include active defined benefit plans, and none of our named executive officers participate in a defined pension benefit plan. Our named executive officers, other than our chief financial officer, have been eligible to participate in the Tyco Supplemental Savings and Retirement Plan (“SSRP”), which is a deferred compensation plan that permits the elective deferral of base salary and annual performance-based bonus for executives earning more than $110,000 per year. The SSRP provides executives with the opportunity to:

•	contribute retirement savings in addition to amounts permitted under the RSIP;

•	defer compensation on a tax-deferred basis and receive tax-deferred market-based growth; and

•	receive any Tyco contributions that were reduced under the RSIP due to IRS compensation limits.

In recent years, the Tyco Compensation Committee has reviewed the other elements of compensation that were historically part of the named executive officers’ total compensation and has taken steps to phase-out programs that it believes are not in line with best practices. Tyco provided limited perquisites and other benefits to certain of its executives, including our named executive officers, consisting of the following:

Supplemental insurance benefits (executive life, disability and long-term care). These programs provide life insurance, long-term disability insurance and long-term care insurance to certain executives. Tyco’s executive life insurance program typically provides a death benefit equal to approximately two times base salary and allows the executive to elect to pay additional premiums into the plan. Tyco’s executive disability insurance program ensures salary continuation above the $15,000 monthly benefit limit provided by our broad based disability plan. The executive long-term care insurance program covers certain executives in the event of chronic illness or disability. Under the program, Tyco pays the long-term care premium for 10 years, after which the insurance is fully paid. If the executive leaves prior to the end of the 10-year payment period, he or she has the option to continue making the premium payments to maintain the coverage. Mr. Gursahaney was the only one of our named executive officers eligible for these benefits.

On January 1, 2010, Tyco ceased the practice of paying tax gross-ups for its executives on life insurance and long-term disability insurance programs, as the Tyco Compensation Committee determined that this benefit was not in line with best practices. Executives can elect to continue to receive supplemental insurance benefits at their expense when they leave us. In December 2010, Tyco ceased making premium payments for the supplemental life, disability and long-term care benefits described above for newly hired or promoted executives.

Cash perquisite allowance plan. In addition, in fiscal year 2012, the Tyco Compensation Committee decided to end the cash perquisite allowance program for all officers of Tyco that received the benefit, including Messrs. Gursahaney and Edoff. This program, which was instituted in 2003 to eliminate costly and administratively burdensome perquisites such as company cars, club dues and tax preparation services, provided for a cash payment equal to 10% of the officers’ base salary (up to a maximum of $70,000) that the officer could use without limitation. The Tyco Compensation Committee determined that, in light of current market practices at Tyco’s peers and in the broader market, the program’s benefits—in attracting and retaining talented executives—were outweighed by its costs. The Tyco Compensation Committee discontinued this plan as of January 2012. In connection with the discontinuance of this plan, Tyco made a one-time grant of restricted stock units with a fair value equal to two times the annual value of the cash allowance to each of the existing officers who were receiving the benefit at the time of its termination. The fair value of the grant was equal to two times the annual value of the cash allowance for such officer, and the restricted stock units have a pro-rata vesting schedule of two years.

Executive physicals. During fiscal year 2011, the Tyco Compensation Committee instituted coverage for an annual executive physical. Tyco strongly believes in investing in the health and well being of its executives as an important component in providing continued effective leadership for the company. All of Tyco’s named executive officers were eligible for this benefit.

Going Forward. Following the spin-off, the ADT Compensation Committee will determine the appropriate benefits and perquisites, if any, that will be made available to its named executive officers.

Change in Control and Severance Benefits

Historically. The Tyco Severance Plan for U.S. Officers and Executives (the “Severance Plan”) and the Tyco Change in Control Severance Plan for Certain U.S. Officers and Executives (the “CIC Severance Plan”) generally govern the benefits that accrue to the named executive officers upon their termination of service to Tyco. As employees of Tyco affiliates, all of our named executives are eligible employees under the Severance Plan, and Mr. Gursahaney is eligible under the CIC Severance Plan.

Tyco offers severance and change in control protection termination in order to allow the named executive officers to remain focused on their duties rather than contingencies that may occur during the course of their employment. Tyco also believes that severance and change in control termination protection is needed to attract and retain the best talent available.

The table below summarizes the key terms and provisions of the severance plans that are currently in effect at Tyco. Refer to the “—Potential Payments Upon Termination and Change in Control” table for the estimated dollar value of the benefits that would have been available to our named executive officers under the severance plans in effect as of Tyco’s fiscal year-end.

Severance Arrangements Not in Connection with a Change in Control

Description	Named Executive Officers
Governing document:	Severance Plan. For equity awards, both the Severance Plan and individual award agreements.

Termination events triggering severance cash benefits and benefits continuation:	Involuntary termination other than for Cause, permanent disability or death.

Severance cash benefit:	Two times base salary and two times target annual bonus for Mr. Gursahaney; one times base salary and one times target annual bonus for Messrs. Bleisch and Edoff and Ms. Graham.

Executive must sign release to receive severance benefits:	Yes.

Health and welfare benefits continuation:	Twelve months from date of termination for medical and dental and health care reimbursement account benefits only, if the executive does not commence employment with another company during the severance period. Mr.Gursahaney will also be entitled to a cash payment equal to the projected value of the employer portion of medical and dental benefit premiums for an additional 12 month period.

Description	Named Executive Officers

Prorated bonus in year of termination:	At Tyco’s discretion and subject to applicable performance conditions and other incentive plan terms.

Equity treatment(1):	Upon an involuntary termination without Cause: Awards granted prior to Oct. 12, 2011:

•      All unvested RSUs and stock options are forfeited unless the executive is retirement eligible, in which case all or a portion of the shares vest. For stock options, the executive receives one additional year of vesting.

•      Performance share units are forfeited unless the executive is retirement eligible, in which case all or a portion of the shares vest and remain subject to performance criteria.

Awards granted on and after Oct. 12, 2011:

•      All unvested RSUs and stock options are forfeited unless the executive is retirement eligible, in which case awards vest pro rata based on the number of full months of service completed from the grant date through the termination date.

•      Executive receives one additional year of option vesting.

•      Performance share units are forfeited unless the executive is retirement eligible, in which case all or a portion of the shares which vest remain subject to performance criteria.

For all awards, the executive has 12 months (or in the case of retirement eligible employees, 36 months) to exercise vested stock options, subject to original term.

Outplacement assistance:	At Tyco’s discretion for up to 12 months.

Restrictive covenants:

•      Prohibited from soliciting customers and employees of Tyco for two years from the date of termination.

•      Prohibited from competing with Tyco for one year from the date of termination.

•      Subject to confidentiality and non-disparagement covenants.

(1)

In connection with the proposed spin-off, the Tyco Compensation Committee approved certain changes to equity awards for employees (other than Tyco’s CEO) who are terminated in connection therewith. Unvested equity awards granted prior to October 12, 2011 (the date of the annual grant for fiscal year 2012), including awards held by our named executive officers, have been modified to provide that, for each employee whose employment is terminated in connection with the spin-off prior to its one year anniversary,

(1) any unvested stock options, restricted share units or performance share units will fully vest upon termination of employment (subject, in the case of performance share units, to the completion of the applicable performance period) and (2) the exercise period for any stock options that were granted in the period from January 1, 2008 to October 11, 2011 will be extended to comprise the one-year period following the date of such termination for such employee.

Awards granted on or after October 12, 2011 in connection with Tyco’s annual grant, including awards granted to our named executive officers (unless retirement eligible), provide that, for each employee whose employment is terminated in connection with the spin-off in the period from the grant date through the date that is one year following the completion of the spin-off, any unvested stock options, restricted stock units and performance share units will accelerate and vest pro rata based on the number of full months of service completed from the grant date through the employment termination date. Certain officers, including all of our named executive officers, will continue to be eligible for one additional year’s worth of stock option vesting if they are terminated by Tyco not for “cause” after the one-year anniversary of the grant date. The one-year holding requirement will not apply to any such officer that is terminated in connection with the spin-off. Any stock options subject to such accelerated vesting provisions will have a one-year exercise period following the date of such termination for such employee.

The Severance Plan generally defines “Cause” as an executive’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by Tyco; (ii) violation of any fiduciary duty owed to Tyco; (iii) conviction of a felony or misdemeanor; (iv) dishonesty; (v) theft; (vi) violation of Tyco rules or policy; or (vii) other egregious conduct, that has or could have a serious and detrimental impact on Tyco and its employees. The administrator of the Severance Plan, in its sole and absolute discretion, determines whether Cause exists.

With the exception of Mr. Gursahaney, none of our named executive officers are eligible to participate under Tyco’s CIC Severance Plan. As described below, a “double trigger” is required under Tyco’s CIC Severance Plan before most benefits become available to the executives covered by that plan. The spin-off does not constitute a triggering event that would result in severance benefits being paid to Mr. Gursahaney under Tyco’s CIC Severance Plan.

Severance Arrangements in Connection with a Change in Control

Description	Mr. Gursahaney(1)
Governing document:	CIC Severance Plan. For equity awards, individual award agreements.

Additional events triggering severance cash benefits and benefits continuation (Change in Control Termination):

•      Involuntary termination other than for Cause, permanent disability or death within the period beginning 60 days prior to and ending 24 months following a change in control.

•      Good Reason Resignation within the same time period.

Severance cash benefit:	Two times base salary and two times annual target bonus.

Executive must sign release to receive severance benefits:	Yes.

Health and welfare benefits continuation:	Twelve months from date of termination for medical and dental and health care reimbursement account benefits only, if the executive does not commence employment with another company during the severance period. The executive will also be entitled to a cash payment equal to the projected value of the employer portion of medical and dental benefit premiums for a 12-month period.

Bonus in year of change in control:	Yes.

Equity treatment:

Substantially all of the individual equity awards for our named executive officers provide that, upon a change in control (and, with respect to awards granted in fiscal year 2009 and thereafter, upon a termination event):

•      All options and RSUs vest in full.

•      All performance-based units vest at target.

•      Options remain exercisable until the earlier of (i) the expiration of the remainder of their term and (ii) up to three years following the executive’s termination date.

Excise tax gross-up payment:	No.

IRC Section 280G Cap on Benefits:	Yes, if the cap results in greater after tax payments to executive, otherwise benefits are not capped.

Outplacement assistance:	Up to 12 months.

Restrictive covenants:	Subject to confidentiality and non-disparagement covenants.

(1)	The CIC Severance Plan applies only to Mr. Gursahaney while the equity treatment applies to all of our named executive officers.

Tyco’s CIC Severance Plan provides the benefits outlined above only if, during the 60-day period prior to and the two-year period following a Change in Control, a Change in Control Termination occurs. The CIC Severance Plan generally defines “Cause” as (i) a material violation of any fiduciary duty owed to Tyco; (ii) conviction of or entry of a plea of nolo contendere with respect to, a felony or misdemeanor; (iii) dishonesty; (iv) theft; or (v) other egregious conduct, that is likely to have a materially detrimental impact on Tyco and its employees. Whether an executive’s termination is due to “Cause” under the CIC Severance Plan is determined by the administrator of the CIC Severance Plan.

Tyco’s CIC Severance Plan generally defines “Good Reason Resignation” as any retirement or termination of employment by an executive that is not initiated by Tyco and that is caused by any one or more of the following events, provided the event occurs in the period beginning 60 days before the change in control date and ending two years after that date:

•

Without the executive’s written consent, Tyco assigns the executive any duties inconsistent in any material respect with his or her authority, duties or responsibilities or any other action by Tyco which results in a significant diminution in such authority, duties or responsibilities;

•

Without the executive’s written consent, Tyco makes a material change in the geographic location at which the executive performs services to a location that is more than 60 miles from his or her existing principal place of employment;

•	Without the executive’s written consent, Tyco materially reduces the executive’s base compensation and benefits, taken as a whole; or

•	Tyco fails to obtain a satisfactory agreement from any successor to assume and agree to perform Tyco’s obligations to the executive under the CIC Severance Plan.

If an executive remains employed for more than 150 days following the occurrence of any event set forth above, any subsequent retirement or termination of employment by the executive that is not initiated by Tyco will not constitute a “Good Reason Resignation.” Whether an executive’s termination is as a result of a “Good Reason Resignation” is determined by the administrator of the CIC Severance Plan.

Going Forward. It is expected that, upon completion of the Distribution, the ADT Compensation Committee will adopt and implement severance plans that are substantially the same as Tyco’s Severance Plan and CIC Severance Plan, and that each of our named executive officers will participate in these plans. We expect that these plans will be the same as Tyco’s plans in all material respects, except as follows:

Severance Arrangements Not in Connection with a Change in Control

Severance cash benefit:	Two times base salary and two times annual bonus target for the ADT CEO (same as Tyco’s plan, except the Tyco plan references the higher of target or most recent annual bonus); 1.5 times base salary and 1.5 times annual bonus target for ADT’s other named executive officers (compared to two times base salary and two times annual bonus for Tyco’s officers).

Severance Arrangements in Connection with a Change in Control

Severance cash benefit:	Two times base salary and two times annual bonus target for the ADT CEO (compared to three times base salary and three times the higher of target or most recent annual bonus for Tyco’s CEO); two times base salary and two times annual bonus target for ADT’s other named executive officers (compared to 2.99 times (or two times for business unit presidents) base salary and 2.99 times annual bonus target (or two times for business unit presidents) for Tyco’s officers).

Role of Independent Compensation Consultant and Company Management

Historically. In carrying out its role in establishing executive compensation plans, the Tyco Compensation Committee receives advice from an independent compensation consultant and considers pay strategies and recommendations prepared by Tyco’s management. Under its charter, the Tyco Compensation Committee has the sole authority to retain, compensate and terminate the independent compensation consultants and any other advisors necessary to assist it in its evaluation of director, chief executive officer or other senior executive compensation. Since fiscal year 2007, the Tyco Compensation Committee has retained Exequity LLP (“Exequity”) as its independent compensation consultant to provide services exclusively to the Tyco Compensation Committee. Among the responsibilities of Exequity are the following:

•	conducting an ongoing review and critique of Tyco’s director compensation programs;

•	providing an ongoing review and critique of Tyco’s executive compensation philosophy, the strategies associated with it and the composition of the peer group of companies;

•	preparing periodic analyses of data, including data on competitive executive compensation;

•	presenting updates on market trends;

•	attending regular and special meetings of the Tyco Compensation Committee; and

•	regularly conducting private meetings with the Tyco Compensation Committee and/or board of directors without management representatives.

In general, the independent compensation consultant develops pay strategies and recommendations relating to the Chief Executive Officer, which the consultant provides to the Tyco Compensation Committee. The Tyco Compensation Committee and the consultant then review and discuss all matters involving the Chief Executive Officer’s compensation. After this review, the Tyco Compensation Committee prepares its own recommendation for the board of directors to review and discuss. The independent members of our board of directors have the sole authority to approve compensation decisions made with respect to the Chief Executive Officer, and the board of directors has established the scorecard against which the performance of the Chief Executive Officer is measured. The basis of the scorecard is the financial plan, as approved by the board of directors. However, the Tyco Compensation Committee reviews and approves the performance goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates his performance in light of those goals and objectives and, based upon this evaluation, recommends his compensation for approval by the independent members of the board of directors.

With respect to the named executive officers and Tyco’s other senior officers and employees, it is the Chief Executive Officer and the Senior Vice President, Human Resources and Internal Communications, who develop the pay strategies and recommendations, which the Tyco Compensation Committee then reviews. However, the authority to approve those strategies and recommendations resides with different parties according to the employee’s seniority. For Mr. Gursahaney and Tyco’s other senior officers and senior executives, decisions must be approved by the independent members of the board of directors, subject to the Tyco Compensation Committee’s authority regarding performance measures. For Messrs. Bleisch and Edoff, Ms. Graham and Tyco’s other employees, the board of directors has granted the Chief Executive Officer and his designees the authority to approve pay actions. However, the Tyco Compensation Committee is responsible for approving actions related to other aspects of the compensation of these employees, such as the size of bonus pools, annual incentive plan performance goals, equity award design, equity value ranges and share pools and compensation packages for highly compensated employees who are not senior officers.

Going Forward. Following the spin-off, it is expected that the ADT Compensation Committee will retain a compensation consultant and the nature and scope of the compensation consultant’s engagement will be similar to that of Tyco’s Compensation Consultant.

Key Elements of Expected Compensation from ADT

Following the spin-off, ADT will be an independent public company with a board of directors and compensation committee separate from Tyco. Although the ADT Compensation Committee may make changes to the compensation arrangements for its executives, we expect that, at least initially, the elements of ADT’s executive compensation program will be similar to those of Tyco. The following summarizes the principal elements of compensation that we expect to provide to each of our named executive officers following the spin-off.

Naren Gursahaney:
Base Salary	$900,000
Target Bonus	900,000
Target Long-Term Incentives	3,500,000

Kathryn Mikells:
Base Salary	$612,000
Target Bonus	489,600
Target Long-Term Incentives	1,300,000

David Bleisch:
Base Salary	$385,000
Target Bonus	231,000
Target Long-Term Incentives	500,000

Mark Edoff:
Base Salary	$365,000
Target Bonus	219,000
Target Long-Term Incentives	350,000

Anita Graham:
Base Salary	$420,000
Target Bonus	252,000
Target Long-Term Incentives	500,000

Historical Compensation Information

The information set forth in the following table reflects compensation earned during fiscal year 2011 by our named executive officers (Mr. Gursahaney; Mr. Bleisch; Ms. Graham; and Mr. Edoff) but excluding Ms. Mikells, who was not employed by Tyco during the last fiscal year. The services rendered by these executives in fiscal year 2011 were, in some instances, in capacities not equivalent to the positions in which they will serve ADT or its subsidiaries. The information below reflects their positions and compensation information for fiscal year 2011, but is not necessarily indicative of the compensation these individuals will receive as executive officers of ADT. For information on the compensation of these individuals following the spin-off, see the description above under “—Compensation Discussion and Analysis—Key Elements of Expected Compensation from ADT.”

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock/Unit Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
Current Officers
Naren Gursahaney	2011	$597,500	—	$1,296,760	$807,609	$787,000	—	$200,421	$3,689,290
Chief executive officer

Kathryn Mikells(5)	2011	—	—	—	—	—	—	—	—
Chief financial officer

David Bleisch	2011	$321,615	—	$284,336	$115,111	$216,959	—	$98,958	$1,036,979
Chief legal counsel

Anita Graham	2011	$214,783	$50,000	$224,902	$203,736	$316,953	—	$6,305	$1,016,679
Chief human resources and administrative officer

Mark Edoff	2011	$340,000	—	$213,345	$86,311	$287,028	—	$61,963	$988,647
Senior vice president of business operations optimization

(1)	Bonus: The amount shown in column (d) reflects a sign-on bonus paid to Ms. Graham when she joined Tyco in March 2011.
(2)

Stock/Unit Awards and Option Awards: The amounts in columns (e) and (f) reflect the fair value of equity awards granted in fiscal year 2011, which consisted of stock options, restricted stock units (RSUs) and performance share units. These amounts represent the fair value of the entire amount of the award calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For stock options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common stock on the date of grant. For performance share units, fair value is based on a model that considers the closing market price of Tyco common stock on the date of grant, the range of shares subject to such stock award and the estimated probabilities of vesting outcomes. The value of performance share units included in the table assumes target performance. The following amounts represent the maximum potential performance share value by individual for fiscal year 2011: Mr. Gursahaney—$1,795,514; Mr. Bleisch—$305,405; Mr. Edoff—$229,054. Information regarding the assumptions used to determine fair value appears in Note 12 (“Share Plans”) to our combined financial statements for fiscal year 2011.

(3)

Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each named executive officer reflect annual cash incentive compensation for fiscal year 2011. Annual incentive compensation is discussed in further detail above under the heading “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Compensation.”

(4)

All Other Compensation: The amounts reported in column (i) for the named executive officers represent cash perquisites, insurance premiums paid by Tyco for the benefit of the officer (and, in some cases, the officer’s spouse), Tyco’s contributions to 401(k) plans and non-qualified plans of Tyco and its subsidiaries providing similar benefits and other miscellaneous benefits. The components of All Other Compensation for each named executive officer are shown in the following table.

(5)	Ms. Mikells was not employed by Tyco during fiscal year 2011 and therefore no historical compensation with respect to Ms. Mikells appears in this table.

	Fiscal Year	Cash Perquisite (a)	Supplemental Executive Insurance Benefits(b)			Tax Gross-Ups (c)	Retirement Plan Contributions (d)	Miscellaneous (e)	Total All Other Compensation
Named Executive			Variable Universal Life	Supplemental Disability	Long- Term Care
Current Officers
Naren Gursahaney	2011	$59,750	$10,109	$15,008	$19,275	—	$86,665	$9,614	$200,421

David Bleisch	2011	—	—	—	—	$44,978	$33,179	$20,801	$98,958

Mark Edoff	2011	$34,000	—	—	—	—	$27,928	$35	$61,963

Anita Graham	2011	—	—	—	—	—	$6,305	—	$6,305

(a)

Cash Perquisites reflect an annual cash perquisite payment equal to the lesser of 10% of the executive’s base salary and $70,000. Payments are made quarterly and are adjusted to reflect changes in salary. This benefit was discontinued by Tyco as of January 1, 2012.

(b)

Supplemental Executive Insurance Benefits reflect premiums paid by Tyco for insurance benefits for the executive and, in the case of long-term care, for the executive’s spouse as well. These benefits are provided to certain executives of Tyco upon the approval of the Tyco Compensation Committee.

(c)	The amounts shown in this column for Mr. Bleisch represent tax gross-up payments made with respect to taxable relocation expenses.
(d)

Retirement plan contributions include matching contributions made by Tyco on behalf of each executive to its tax-qualified 401(k) Retirement, Savings and Investment Plan and to its non-qualified Supplemental Savings and Retirement Plan.

(e)

Miscellaneous compensation in fiscal year 2011 includes matching contributions we made on behalf of Mr. Gursahaney and for Mr. Bleisch, the value of relocation benefits. Miscellaneous compensation also includes de minimis payments made for fractional shares to Messrs. Gursahaney, Bleisch and Edoff.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table summarizes cash-based and equity-based awards for each of the named executive officers that were granted during fiscal year 2011 under the Tyco 2004 SIP. For a description of how these and other outstanding awards will be treated in the spin-off, see “—Treatment of Outstanding Options, Restricted Stock Units, Performance Share Units and Deferred Stock Units.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(3) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (Mid- Point) (#) (g)	Maximum (#) (h)
Current Officers
Naren Gursahaney	12/8/2010	$305,000	$610,000	$1,220,000
	10/12/2010								79,400	$37.29	$807,609
	10/12/2010							10,700			399,003
	10/12/2010				9,630	21,400	42,800				897,757

Kathryn Mikells(4)	—	—	—	—	—	—	—	—	—	—	—

David Bleisch	12/8/2010	$80,955	$161,910	$323,820
	10/12/2010								13,110	$37.29	$115,111
	10/12/2010							3,530			131,634
	10/12/2010				1,638	3,640	7,280				152,703

Mark Edoff	12/8/2010	$102,000	$204,000	$408,000
	10/12/2010								9,830	$37.29	$86,311
	10/12/2010							2,650			98,819
	10/12/2010				1,229	2,730	5,460				114,527

Anita Graham	3/14/2011	$117,000	$234,000	$468,000
	5/4/2011								17,110	$48.68	$203,736
	5/4/2011							4,620			$224,902

(1)

Amounts reported in columns (c) through (e) represent potential annual performance bonuses that the named executive officers could have earned under Tyco’s annual incentive plan for fiscal year 2011. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure.

(2)

Amounts in (f) through (h) represent potential share payouts with respect to performance share unit awards that were made in connection with the fiscal year 2011 long-term compensation grant. Performance share units were granted to our named executive officers other than Ms. Graham in October 2010 and vest at the end of the three-year performance period on September 27, 2013. The number of shares that will be paid out will depend on Tyco’s (i) three-year annualized total shareholder return over the performance period, as compared to the return for the S&P 500 Industrials Index and (ii) achievement of cumulative earnings per share before special items over the performance period.

(3)

Amounts in column (l) show the grant date fair value of the option awards, restricted stock unit awards and performance share unit awards granted to our named executive officers. Amounts for performance share unit awards represent the estimate of the aggregate compensation cost to be recognized over the three year performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual number of shares that are paid out will depend on Tyco’s achievement of the performance metrics at the end of the performance period.

(4)	Ms. Mikells was not employed by Tyco during fiscal year 2011 and therefore no cash-based and equity-based awards with respect to Ms. Mikells appear in this table.

For a discussion of the terms of the annual performance bonuses, performance share unit awards, option awards and restricted stock unit awards, please see “—Compensation Discussion and Analysis—Elements of Compensation.”

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table shows, for each of ADT’s named executive officers, all Tyco equity awards that were outstanding as of September 30, 2011. Dollar amounts are based on the NYSE closing price of $40.75 for Tyco’s common stock on September 30, 2011. For a description of how these awards will be treated in the spin-off, see “—Treatment of Outstanding Options, Restricted Stock Units, Performance Share Units and Deferred Stock Units.”

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options: (#) Exercisable (b)	Number of Securities Underlying Unexercised Options: (#) Unexercisable(1) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3) (i)
Current Officers
Naren Gursahaney	37,768		$44.16	3/25/2014	23,058	$939,614	100,622	$4,100,347
	31,473		56.87	3/9/2015
	25,178		46.07	11/21/2015
	9,442		48.67	1/11/2016
	88,125		48.14	11/20/2016
	71,000		53.36	7/1/2017
	17,500	17,500	44.49	8/17/2018
	64,650	64,650	29.00	10/6/2018
	23,800	71,400	33.75	9/30/2019
		79,400	37.29	10/11/2020

Kathryn Mikells(4)

David Bleisch	7,553		$48.93	6/19/2015	9,258	$377,264	14,938	$608,724
	5,350		46.07	11/21/2015
	6,735		48.14	11/20/2016
	7,360		53.36	7/1/2017
	4,615	4,615	29.00	10/6/2018
	1,685	5,055	33.75	9/30/2019
		13,110	37.29	10/11/2020

Mark Edoff	9,442		$39.38	12/10/2013	5,347	$217,890	13,687	$557,745
	8,812		44.16	3/25/2014
	7,364		56.87	3/9/2015
	6,294		46.07	11/21/2015
	5,665		48.14	11/20/2016
	6,670		53.36	7/1/2017
	2,463	4,925	29.00	10/6/2018
	1,322	3,968	33.75	9/30/2019
		9,830	37.29	10/11/2020

Anita Graham		17,110	$48.68	5/3/2021	4,648	$189,406

(1)	Vesting dates for each outstanding option award, as of September 30, 2011, for the named executive officers are as follows:

	Exercise Price	Naren Gursahaney	David Bleisch	Mark Edoff	Anita Graham
		Number Of Shares Underlying Vesting Awards
2011
10/1/2011	33.75	23,800	1,685	1,323	—
10/7/2011	29.00	32,325	2,307	2,462	—
10/12/2011	37.29	19,850	3,277	2,457	—

2012
5/4/2012	48.68	—	—	—	4,277
8/18/2012	44.49	17,500	—	—	—
10/1/2012	33.75	23,800	1,685	1,322	—
10/7/2012	29.00	32,325	2,308	2,463	—
10/12/2012	37.29	19,850	3,278	2,458	—

2013
5/4/2013	48.68	—	—	—	4,278
10/1/2013	33.75	23,800	1,685	1,323	—
10/12/2013	37.29	19,850	3,277	2,457	—

2014
5/4/2014	48.68	—	—	—	4,277
10/12/2014	37.29	19,850	3,278	2,458	—

2015
5/4/2015	48.68	—	—	—	4,278

(2)

The amounts in columns (f) and (g) reflect, for each named executive officer, the number and market value of RSUs which had been granted as of September 30, 2011, but which remained subject to additional vesting requirements (the officer’s continued employment with Tyco). Scheduled vesting of all RSUs for each of the named executive officer is as follows:

Vesting Date	Naren Gursahaney	David Bleisch	Mark Edoff	Anita Graham
	Number Of Shares Underlying Vesting Awards
2011
10/1/2011	—	492	388	—
10/7/2011	—	692	737	—
10/12/2011	2,737	903	678	—

2012
5/4/2012	—	—	—	1,162
7/7/2012	—	2,787	—	—
8/18/2012	12,112	—	—	—
10/1/2012	—	492	387	—
10/7/2012	—	692	737	—
10/12/2012	2,736	903	678	—

2013
5/4/2013	—	—	—	1,162
10/1/2013	—	492	387	—
10/12/2013	2,737	902	677	—

2014
5/4/2014	—	—	—	1,162
10/12/2014	2,736	903	678	—

2015
5/4/2015	—	—	—	1,162

(3)

Amounts in columns (h) and (i) reflect the number and market value, as of September 30, 2011, of performance share units that would be earned if the performance goals related to these awards were met at the target level at the end of the performance period. If the minimum performance threshold is not met, there will be no payout. The number of shares that will actually be earned will depend on Tyco’s three-year shareholder return as compared to the total shareholder return of the S & P 500 Industrials Index and its cumulative EPS over the performance period. Scheduled vesting of all performance share units (based on achievement of target values) for each of the named executive officers is as follows:

Vesting Date	Naren Gursahaney	David Bleisch	Mark Edoff
	Number of Shares Underlying Vesting Awards
2011
9/30/2011	52,128	7,444	7,934

2012
9/30/2012	26,600	3,770	2,960

2013
9/27/2013	21,894	3,724	2,793

(4)	Ms. Mikells was not employed by Tyco during fiscal year 2011 and therefore no outstanding Tyco equity awards with respect to Ms. Mikells appear in this table.

Option Exercises and Stock Vested in Fiscal Year 2011

The following table shows, for each of ADT’s named executive officers, the amounts realized from options that were exercised and restricted stock units that vested during fiscal year 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Current Officers
Naren Gursahaney	84,978	$1,825,861	18,408	$788,962
Kathryn Mikells(1)	—	—	—	—
David Bleisch	—	—	2,765	$113,392
Mark Edoff	—	—	2,517	$103,170

(1)	Ms. Mikells was not employed by Tyco during fiscal year 2011 and therefore no option exercise and stock vesting information with respect to Ms. Mikells appears in this table.

Non-Qualified Deferred Compensation Table at Fiscal Year-End 2011

The following table presents information on the non-qualified deferred compensation accounts of our each named executive officer at September 30, 2011.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)(1)	Registrant Contributions in Last Fiscal Year ($) (c)(1)	Aggregate Earnings in Last Fiscal Year ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)(3)	Aggregate Balance at Last Fiscal Year End ($) (f)
Current Officers
Naren Gursahaney	$617,099	$77,915	$(80,855)	—	$3,110,049
Kathryn Mikells(4)	—	—	—	—	—
David Bleisch	—	$19,534	$(413)	—	$65,404
Mark Edoff	$71,137	$16,678	$(6,177)	$(35,635)	$279,195
Anita Graham	$4,875	—	$(707)	—	$4,168

(1)	Amounts in columns (b) and (c) include employee and Tyco contributions, respectively, under the SSRP, a non-qualified retirement savings plan. All of the amounts shown in column (c) are included in the Summary Compensation Table under the column heading “All Other Compensation.” Under the terms of the SSRP, an eligible executive may choose to defer up to 50% of his or her base salary and up to 100% of his or her performance bonus.

(2)	Amounts in column (d) include earnings or (losses) on the named executive officer’s notional account in the SSRP and in Tyco’s Supplemental Executive Retirement Plan (the “SERP”). The SERP was frozen with respect to additional contributions on December 31, 2004. Investment options under the SSRP include only funds that are available under Tyco’s tax-qualified 401(k) retirement plans. Investment options under Tyco’s SERP are the same as those available under the SSRP.
(3)	Under both the SSRP and the SERP, participants may elect to receive distributions in a single lump sum payment or in up to 15 annual installments. A participant who is still employed by Tyco may begin receiving distributions under each plan after a minimum of five years have elapsed from the plan year for which contributions have been made. A participant who has left Tyco may begin receiving distributions upon his or her termination of employment or retirement.
(4)	Ms. Mikells was not employed by Tyco during fiscal year 2011 and therefore no non-qualified deferred compensation information with respect to Ms. Mikells appears in this table.

Potential Payments Upon Termination or Change in Control

The following table summarizes the severance benefits that would have been payable to each of our named executive officers other than Ms. Mikells, who was not employed by Tyco during the last fiscal year, upon termination of employment or upon the occurrence of a change in control, assuming that the triggering event or events occurred on September 30, 2011. The amounts shown are based on the NYSE closing price of $40.75 per share for Tyco’s common stock on September 30, 2011.

For each of ADT’s named executive officers, the Severance Plan or the CIC Severance Plan governs termination benefits for the triggering events specified below. In addition, individual equity award agreements govern the treatment of those awards under certain circumstances. For the definition of “Good Reason” and “Cause” under the relevant documents, see the discussion under the heading “—Compensation, Discussion and Analysis—Change in Control and Severance Benefits.”

	Change in Control		Other Termination
Name / Form of Compensation (a)	Without Qualified Termination (b)	With Qualified Termination (c)	With Cause (d)	Without Cause (e)	Resignation/ Retirement (f)	Death or Disability (g)
Naren Gursahaney
Severance(1)	—	$2,440,000	—	$2,440,000	—	—
Benefit & Perquisite Continuation(2)	—	$29,859	—	$29,859	—	—
Accelerated Vesting of Equity Awards(3)	$493,564	$4,449,906	—	$615,100	—	$3,438,939
Supplemental Life Insurance(4)	—	—	—	—	—	$840,000

David Bleisch
Severance(1)	—	$485,730	—	$485,730	—	—
Benefit & Perquisite Continuation(2)	—	$18,542	—	$18,542	—	—
Accelerated Vesting of Equity Awards(3)	—	$817,616	—	$50,241	—	$656,816

Mark Edoff
Severance(1)	—	$544,000	—	$544,000	—	—
Benefit & Perquisite Continuation(2)	—	$16,367	—	$16,367	—	—
Accelerated Vesting of Equity Awards(3)	—	$571,941	—	$46,691	—	$449,446

Anita Graham
Severance(1)	—	$624,000	—	$624,000	—	—
Benefit & Perquisite Continuation(2)	—	$7,225	—	$7,225	—	—
Accelerated Vesting of Equity Awards(3)	—	$189,406	—	—	—	$189,406

(1)

Severance benefits are available under the CIC Severance Plan (if the triggering event followed a change in control) for Mr. Gursahaney and for Messrs. Gursahaney (for other triggering events), Bleisch and Edoff and Ms. Graham under the Severance Plan. Under the CIC Severance Plan, Mr. Gursahaney would be entitled to a severance payment of 2 times base salary and 2 times target bonus for the fiscal year in which termination occurs, subject to possible reduction if the excise tax under Section 4999 would apply. Under the Severance Plan, Mr. Gursahaney would have been entitled to salary continuation and bonus payments for the 24 months following termination of employment and Messrs. Bleisch and Edoff and Ms. Graham would have been entitled to salary continuation and bonus payments for the 12 months following termination of employment. In addition to the amounts included in this table, each named executive officer would be entitled to the annual performance bonus for the year in which his or her employment was terminated. The bonus payments are included in the Summary Compensation table under the column heading “Non-Equity Incentive Plan Compensation,” and are discussed above under the heading “—Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Compensation.”
(2)

Upon a triggering event, medical and dental benefits are provided under the CIC Severance Plan or the Severance Plan, which both provide for 12 months of continuing coverage, and if the executive’s severance period is greater than 12 months, the executive will be entitled to a cash payment equal to the projected value of the employer portion of premiums during the severance period in excess of 12 months.

(3)	Amounts represent the intrinsic value of unvested Tyco equity awards that would vest upon a triggering event. Performance share units are assumed to vest at target for purposes of these calculations.
(4)	Amount represents the Tyco-provided supplemental life insurance benefit for Mr. Gursahaney upon his death.

Treatment of Outstanding Options, Restricted Stock Units, Performance Share Units and Deferred Stock Units

Options to purchase Tyco common shares (“Tyco Options”), restricted stock units with respect to Tyco common shares (“Tyco RSUs”) and performance share units with respect to Tyco common shares (“Tyco PSUs” and, together with Tyco Options and Tyco RSUs, “Tyco Equity Awards”) have been granted to various employees in Tyco’s residential and small business security business in the United States and Canada who will become officers and employees of ADT following the spin-off.

Under the terms of the stock and incentive plans under which the outstanding Tyco Equity Awards were issued, the Tyco Compensation Committee has the authority to make equitable adjustments to outstanding Tyco Equity Awards in the event of certain transactions, including the distribution of our common stock in connection with the spin-off. Accordingly, the Tyco Compensation Committee has authorized that various adjustments be made to outstanding Tyco Equity Awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Tyco Equity Awards following the spin-off, as discussed below. These adjustments will be made in the same manner for all ADT employees who hold Tyco Equity Awards, including our executive officers. Any options to purchase, or awards relating to, our common stock issued in connection with such adjustments will be our obligations.

We intend to file a registration statement with respect to shares of our common stock issuable upon exercise or vesting of the equity awards that we issue, prior to the effective date of the Distribution.

Treatment of Tyco Options

In connection with the Distribution, each Tyco Option held by a Tyco employee who will become our employee following the spin-off (other than a Tyco Option held by a Tyco corporate-level employee that was granted prior to October 12, 2011) will convert into an option to acquire our common stock, in the following manner:

•

each converted option will be exercisable for a number of shares of ADT common stock determined by multiplying the number of Tyco common shares for which the option is exercisable by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution, and the denominator of which is the when-issued closing trading price of our common stock on the NYSE on the last trading day immediately prior to the Distribution, rounded down to the nearest whole share; and

•

each converted option will have an exercise price equal to the exercise price of the applicable Tyco Option prior to the Distribution multiplied by a fraction, the numerator of which is the when-issued closing trading price of our common stock on the NYSE on the last trading day immediately prior to the Distribution and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution, rounded up to the nearest hundredth of a cent.

Each Tyco Option held by certain Tyco corporate-level employees who will not become our employees following the spin-off, and which was granted prior to October 12, 2011 will convert into an option to separately acquire an equal number of shares of common stock of ADT and Tyco common shares, and, assuming the Distributions occur simultaneously, Tyco Flow Control common shares in the following manner:

•	the adjusted number of shares subject to each option to acquire:

•

Tyco shares will be determined by multiplying the number of Tyco shares for which the Tyco Option is exercisable by a fraction, the numerator of which is the aggregate spread of the original Tyco Option, calculated by reference to the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution, and the denominator of which is the sum of (a) the ex-distribution closing trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distributions minus the adjusted exercise price for Tyco options described below, (b) the product of (1) the when-issued closing trading price of Tyco Flow Control common shares on the NYSE on the last trading day immediately prior to the Distributions (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on NYSE on the last trading day prior to the Distribution) minus the adjusted exercise price for Tyco Flow Control options described below and (2) the distribution ratio for shares of Tyco Flow Control (which shall be determined on the distribution date), and (c) the product of (1) the when-issued closing trading price of ADT shares of common stock on the NYSE on the last trading day immediately prior to the Distributions minus the adjusted exercise price for ADT options described below and (2) the distribution ratio for shares of ADT of 0.5 (based on one share of ADT common stock for every two shares of Tyco common stock outstanding as of the record date), rounded down to the nearest whole share;

•

Tyco Flow Control shares will be determined by multiplying the number of Tyco shares subject to the converted option by the distribution ratio for shares of Tyco Flow Control (which shall be determined on the distribution date); and

•

ADT shares will be determined by multiplying the number of Tyco shares subject to the converted option by the distribution ratio for shares of ADT of 0.5 (based on one share of ADT common stock for every two shares of Tyco common stock outstanding as of the record date).

•	each converted option will have an exercise price as follows:

•

The exercise price for each converted Tyco option will be equal to the exercise price of the applicable Tyco Option prior to the Distributions multiplied by a fraction, the numerator of which is the when-issued closing trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distributions (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on the NYSE on the last trading day prior to the Distribution) and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distributions, rounded up to the nearest hundredth of a cent.

•

the exercise price for each converted Tyco Flow Control option will be equal to the exercise price of the applicable Tyco Option prior to the Tyco Flow Control Distribution multiplied by a fraction, the numerator of which is the when-issued closing trading price of Tyco Flow Control common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution, rounded up to the nearest hundredth of a cent.

•

the exercise price for each converted ADT option will be equal to the exercise price of the applicable Tyco Option prior to the Distributions multiplied by a fraction, the numerator of which is the when-issued closing trading price of ADT shares of common stock on the NYSE on the last trading day immediately prior to the Distribution and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution, rounded up to the nearest hundredth of a cent.

Each converted option will take into account all employment with both Tyco and ADT for purposes of determining when the option vests and terminates.

Treatment of Tyco RSUs

In connection with the Distribution, each Tyco RSU held by a Tyco employee that will become our employee following the spin-off will be converted in the following manner (assuming the Distributions occur simultaneously):

•

For each Tyco RSU granted on or after October 12, 2011, the holder thereof will be entitled to receive ADT restricted stock units in an amount determined by multiplying the number of Tyco RSUs by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution and the denominator of which is the when-issued closing trading price of our common stock on the NYSE on the last trading day immediately prior to the Distribution.

•

For each Tyco RSU granted prior to October 12, 2011, the holder thereof will be entitled to receive, in addition to the Tyco restricted stock units, an additional award of ADT restricted stock units and Tyco Flow Control RSUs. The number of additional RSUs of ADT and Tyco Flow Control shall equal the number of common shares that the holder thereof would be entitled to if such RSUs were with respect to Tyco common shares.

The Distribution will not have any other effect on the Tyco RSUs being converted to ADT, Tyco Flow Control or new Tyco restricted stock units, as applicable, and such converted restricted stock units will be subject to the same terms and conditions as apply to Tyco RSUs. Each converted restricted stock unit will take into account all employment with both Tyco and ADT for purposes of determining when the award vests. Fractional restricted stock units will be adjusted or compensated by the Tyco Compensation Committee as appropriate in the sole discretion of the Tyco Compensation Committee.

Treatment of Tyco PSUs

Each Tyco PSU outstanding as of June 29, 2012 that is held by a Tyco employee who will become our employee following the spin-off will be converted into Tyco restricted stock units based on performance results through June 29, 2012. The resulting Tyco RSUs held as of the Distribution will then be converted into the right to receive a number of ADT RSUs determined by multiplying the number of such Tyco RSUs by a fraction, the numerator of which is the closing regular way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution and the denominator of which is the when-issued closing trading price of our common stock on the NYSE on the last trading day immediately prior to the Distribution, rounded down to the nearest whole share. The Tyco Compensation Committee will determine the level of performance attained with respect to the Tyco PSUs that convert into Tyco RSUs as of June 29, 2012.

Each Tyco PSU (i) that was granted prior to October 12, 2011, and that is held, as of June 29, 2012, by certain specified corporate-level employees of Tyco who will not become our employees following the spin-off or (ii) that is held by former Tyco employees will be converted into Tyco RSUs based on performance results through June 29, 2012. As of the distribution date, such Tyco RSUs will be converted into the right to receive the same number of Tyco restricted stock units and an additional award of ADT restricted stock units and Tyco Flow Control restricted stock units. The number of additional restricted stock units of ADT and Tyco Flow Control will equal the number of common shares that the holder thereof would be entitled to if such restricted stock units were with respect to Tyco common shares.

The Tyco PSUs that are ultimately converted into ADT restricted stock units will have a vesting period that is identical to the vesting period for the Tyco PSUs (generally, three years from grant date) and will take into account all employment with Tyco and ADT for these purposes. All other terms and conditions of the converted awards will be equivalent to those that apply to Tyco PSUs. Fractional shares will be adjusted or compensated by the Tyco Compensation Committee as appropriate in the sole discretion of the Tyco Compensation Committee.

Tyco deferred stock units (“DSUs”) held by corporate level employees will be converted into DSUs of each of the three publicly traded companies in the same manner as common shares.

2012 Omnibus Stock and Incentive Award Plan

General. Prior to the completion of the spin-off, we expect to adopt, with the approval of our sole stockholder, the 2012 Omnibus Stock and Incentive Plan (the “2012 Plan”), which we expect to be substantially similar to Tyco’s 2004 Stock and Incentive Plan. The following description of the 2012 Plan is a summary of certain provisions that are currently expected to be in the final version of the plan and is subject to change prior to completion of the spin-off. A copy of the final version of the 2012 Plan will be filed as an exhibit to the Registration Statement of which this Information Statement is a part.

Purpose. The purpose of the 2012 Plan is to promote the interests of ADT by aiding in the recruitment and retention of exceptional directors, employees and consultants, providing incentives to its directors, employees and consultants in consideration of their services to ADT, promoting the growth and success of ADT’s business by aligning the interests of directors, employees and consultants with those of shareholders and providing directors, employees and consultants an opportunity to participate in the growth and financial success of ADT. To accomplish these objectives, the 2012 Plan will provide for the award of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, other stock-based awards and performance-based awards.

Administration. The 2012 Plan will be administered by the ADT Compensation Committee. It is intended, but not required, that the directors appointed to serve on the ADT Compensation Committee be “Non-Employee Directors” (within the meaning of Rule 16b-3 under the Exchange Act) and “Outside Directors” within the meaning of Section 162(m) of the Code, to the extent Rule 16b-3 and Section 162(m) are applicable. However, the fact that a member of the ADT Compensation Committee shall fail to qualify under these requirements will not invalidate any award that is otherwise validly granted under the 2012 Plan. Subject to the terms of the 2012 Plan, the ADT Compensation Committee will have the authority to grant awards, to determine the number of shares of our common stock for which each award may be granted and to determine any terms and conditions pertaining to the exercise or to the vesting of each award. The ADT Compensation Committee will have the power, in its sole discretion, to accelerate the exercisability of any option and to remove any restriction on any restricted stock or restricted stock unit granted under the 2012 Plan. The ADT Compensation Committee will also have full power to construe and interpret the 2012 Plan and any award agreement executed pursuant to the 2012 Plan and to establish, amend, suspend or waive any rules for the proper administration of the 2012 Plan. The determination of the ADT Compensation Committee on all matters relating to the 2012 Plan or any award agreement will be conclusive.

Eligibility. Our officers, employees, directors and consultants and those of our subsidiaries or affiliates will be eligible to be designated a participant under the 2012 Plan. The ADT Compensation Committee will have the sole and complete authority to determine the participants to whom awards will be granted under the 2012 Plan, subject to certain limitations described below.

Number of Shares Authorized. We expect that 8 million shares of our common stock will be available for grant under the 2012 Plan. The 2012 Plan will provide that no person may be granted awards or options and stock appreciation rights, or SARs, with respect to more than 3 million shares of common stock in any one year, except that additional awards in excess of such limitations up to 5 million shares of common stock may be granted to a newly hired director or employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act. The maximum amount payable to any one person pursuant to a cash bonus under our 2012 Plan is expected to be $5 million. As will be described more fully in the 2012 Plan, if an award expires or terminates or is forfeited or if any option terminates, expires or lapses without being exercised, the number of shares previously subject to such award will again be available for future grant. If the ADT Compensation Committee determines that certain corporate transactions or events (as described in the 2012 Plan), such as a stock split, affect the shares of common stock such that an adjustment is to be consistent with such event and necessary or equitable to carry out the purposes of the 2012 Plan, the ADT Compensation Committee shall appropriately adjust the maximum number of shares and the classes or series of our common stock which may be delivered pursuant to the 2012 Plan, the number of shares and the classes or series of our common stock subject to outstanding awards, the price per share of all of our common stock subject to outstanding awards and any other provisions of the 2012 Plan. In addition, upon the occurrence of certain corporate events or transactions (to be described in the 2012 Plan), such as certain mergers, consolidations or reorganizations, the ADT Compensation Committee may, in its discretion and with prior notice to the participants, cancel all outstanding awards and pay the holders thereof the value of such awards in a form and an amount equal to what they would have received or been entitled to receive had they exercised all such awards immediately prior to the consummation of such corporate event or transaction.

The 2012 Plan will have a term of 10 years and no further awards may be granted under the 2012 Plan after the end of the 10-year term.

Terms and Conditions of Awards. Under the 2012 Plan, the ADT Compensation Committee will have the authority to grant awards of nonqualified stock options, or “NSOs,” incentive stock options, or “ISOs,” SARs, restricted stock, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing. The ADT Compensation Committee may provide, but is not required to provide, in an award agreement that there will be a vesting acceleration or payout of the award upon a change in control, as defined in the 2012 Plan.

Options. The ADT Compensation Committee will be authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. An option provides a participant with the right to purchase, within a specified period of time, a stated number of shares of our common stock at the price specified in the award agreement. Options granted under the 2012 Plan will be subject to the terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the 2012 Plan, determined by the ADT Compensation Committee and specified in the applicable award agreement or thereafter. The maximum term of an option granted under the 2012 Plan will be 10 years from the date of grant (or five years in the case of an ISO granted to a 10.0% shareholder).

The exercise price per share paid by a participant will be determined by the ADT Compensation Committee at the time of grant but will not be less than 100.0% of the fair market value of one share on the date the option is granted (or no less than 110.0% of such fair market value in the case of an ISO granted to an employee who is a 10.0% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, except that the ADT Compensation Committee may, in its discretion, allow such payment to be made by surrender of unrestricted shares of our common stock (at their fair market value on the date of exercise) which have been held by the participant for at least six months, or by such other method as the ADT Compensation Committee may determine and that is permitted by law. The ADT Compensation Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism. The ADT Compensation Committee may also establish rules permitting the deferral of shares of our common stock upon the exercise of options for tax planning purposes, provided, however, that such rules do not result in the imposition of an excise tax under Section 409A of the Code.

SARs. The ADT Compensation Committee will be authorized to award SARs under the 2012 Plan. SARs will be subject to the terms and conditions established by the ADT Compensation Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of our common stock or a combination of the foregoing, the appreciation, if any, in the value of one share of our common stock over a certain period of time. In no event will the base amount of SAR granted under the Plan be less than the fair market value of one share the date of grant. An option granted under the 2012 Plan may include SARs, either on the date of grant or, except in the case of an ISO, by subsequent amendment. The ADT Compensation Committee may also award SARs to a participant independent of the grant of an option. SARs granted in connection with an option will become exercisable, be transferable and will expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding option. If SARs are granted independent of an option, the SARs will become exercisable, be transferable and will expire in accordance with the vesting schedule, transferability rules and the expiration provisions established by the ADT Compensation Committee and reflected in the award agreement.

No Repricing. The 2012 Plan will prohibit the repricing of stock options or SARs awarded under the 2012 Plan or any similar substitutions.

Restricted Stock. The ADT Compensation Committee will be authorized to award restricted stock under the 2012 Plan. An award of restricted stock is a grant of shares subject to conditions and restrictions set by the ADT Compensation Committee. The grant or the vesting of an award of restricted stock may be conditioned upon service to us or our affiliates or upon the attainment of performance goals or other factors, as determined in the discretion of the ADT Compensation Committee. The ADT Compensation Committee may also, in its discretion, provide for the lapse of restrictions imposed upon an award of restricted stock. Holders of an award of restricted stock will generally have, with respect to the restricted stock granted, all of the rights of a shareholder, including the right to vote and to receive dividends.

Restricted Stock Units. The ADT Compensation Committee will be authorized to award restricted stock units to participants. The ADT Compensation Committee will be authorized to establish the terms, conditions and restrictions applicable to each award of restricted stock units, including the time or times at which restricted stock units will be granted or vested and the number of units to be covered by each award. The terms and conditions of each restricted stock unit award will be reflected in a restricted stock unit agreement. At the discretion of the ADT Compensation Committee, each restricted stock unit (representing one share of our common stock) awarded to a participant will be credited with an amount equal to the cash or stock dividends paid by us in respect of one share of our common stock (“dividend equivalents”). At the discretion of the ADT Compensation Committee, dividend equivalents may either be paid currently to the participant or withheld by us for the participant’s account. Upon the pre-set settlement date of a restricted stock unit award, we will deliver to the participant or his beneficiary (i) one share of our common stock or, at the election of the ADT Compensation Committee, an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned for each restricted stock unit with respect to which the vesting period has expired and (ii) cash or shares of common stock equal to any dividend equivalents credited to the restricted stock unit.

With respect to an award of restricted stock or restricted share units that is intended to qualify as “performance-based compensation” for covered employees under Section 162(m) of the Code, the timing, establishment and adjustment of performance goals will be implemented by the ADT Compensation Committee in a manner designed to preserve the treatment of such award as “performance-based compensation” for purposes of Section 162(m) of the Code. However, the ADT Compensation Committee may, in its discretion, issue performance-based restricted stock units (or other awards) to any employee that is not intended to qualify under Section 162(m) of the Code.

Other Stock Based Awards. The ADT Compensation Committee may, in its discretion, grant an award of unrestricted shares of our common stock, either alone or in tandem with other awards, under such terms and conditions as the ADT Compensation Committee in its sole discretion may decide. A stock bonus award may be granted as or in payment of a bonus or to provide special incentives or recognize special achievements or contributions.

Performance Criteria. The ADT Compensation Committee may, in its discretion, condition the vesting of any award granted under the 2012 Plan upon the satisfaction of certain performance goals. To the extent an award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance goals will be established by the ADT Compensation Committee with reference to one or more performance criteria to be set forth in the 2012 Plan, either on a company-wide basis or, as relevant, in respect of one or more of our affiliates, divisions or operations.

Transferability. Generally, each award will be exercisable during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative, and such award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. However, the ADT Compensation Committee may, in its discretion, provide that awards granted under the 2012 Plan that are not ISOs may be transferred by a participant without consideration to certain “permitted transferees” (to be defined in the 2012 Plan), pursuant to the terms of the 2012 Plan and rules adopted by the ADT Compensation Committee.

Amendment. Our board of directors will have the ability to amend, alter, suspend, discontinue or terminate the 2012 Plan or any portion thereof at any time. No such action may be taken, however, without stockholder approval if such approval is necessary to comply with any regulatory requirement. No amendment may, however, reduce the exercise price of an option, cancel an existing option and replace it with a new option having a lower exercise price or take any other action, that would result in such option being considered “repriced” for purposes of the applicable stock exchange rules or that would result in the option being accounted for as a liability award, without stockholder approval of such amendment.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Senior Notes

On July 5, 2012, ADT and Tyco entered into an indenture (the “Indenture”) with Wells Fargo Bank, National Association, N.A., as trustee, relating to the issuance by ADT of $750 million aggregate principal amount of 2.250% senior notes due 2017 (the “2017 Notes”), $1,000 million aggregate principal amount of 3.500% senior notes due 2022 (the “2022 Notes”) and $750 million aggregate principal amount of 4.875% senior notes due 2042 (the “2042 Notes” and, together with the 2017 Notes and the 2022 Notes, the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The 2017 Notes bear interest at a rate of 2.250% per annum, the 2022 Notes bear interest at a rate 3.500% per annum and the 2042 Notes bear interest at a rate 4.875% per annum. Interest on the Notes accrues from July 5, 2012. Interest on the Notes is payable on January 15 and July 15 of each year, commencing on January 15, 2013. The 2017 Notes will mature on July 15, 2017, the 2022 Notes will mature on July 15, 2022 and the 2042 Notes will mature on July 15, 2042.

The Notes are initially guaranteed on a senior unsecured basis by Tyco. The guarantee will terminate and be automatically and unconditionally released upon the Distribution.

The public offering price of the Notes was (i) 99.896% of the principal amount of the 2017 Notes, (ii) 99.764% of the principal amount of the 2022 Notes and (iii) 98.925% of the principal amount of the 2042 Notes.

The Indenture includes covenants that restrict the ability of ADT, subject to exceptions, to incur debt secured by liens and engage in sale and lease-back transactions. The Indenture also provides for customary events of default (subject, in certain cases, to receipt of notice of default and/or customary grace and cure periods), including but not limited to, (i) failure to pay interest for 30 days, (ii) failure to pay principal when due, (iii) failure to perform any other covenant in the Indenture for 90 days after receipt of notice from the trustee or from holders of 25% of the outstanding principal amount and (iv) certain events of bankruptcy, insolvency or reorganization of ADT. ADT may redeem each series of the Notes, in whole or in part, at any time at a redemption price equal to the principal amount of the Notes to be redeemed, plus a make-whole premium. If a change of control triggering event occurs, as defined in the Indenture, ADT will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

Registration Rights Agreement

In connection with the sale of the Notes, Tyco and ADT entered into an Exchange and Registration Rights Agreement (the “Registration Rights Agreement”) with the initial purchasers of the Notes, dated as of July 5, 2012. Under the Registration Rights Agreement, ADT and Tyco agree, at their cost, to (i) file with the SEC an exchange offer registration statement with respect to an exchange offer registered under the Securities Act to exchange the Notes of each series for an issue of another series of notes (the “Exchange Notes”) that are identical in all material respects to the applicable series of Notes (except that the Exchange Notes will not contain transfer restrictions or any increase in annual interest rate) within 180 days after July 5, 2012, (ii) to use their commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 365 days of July 5, 2012, (iii) to use their commercially reasonable efforts to commence the exchange offer promptly, but no later than 10 business days after the registration statement has become effective, (iv) to hold the exchange offer open for not less than 20 business days and (v) to complete the exchange offer no later than 30 days after the commencement of the exchange offer. If the exchange offer is not consummated, under certain circumstances and within specified time periods, ADT and Tyco are required to file a shelf registration statement covering resales of the Notes, use commercially reasonable efforts to cause the shelf registration statement to be declared effective and to keep the shelf registration statement effective until such time as the Notes cease to be registrable securities.

Senior Revolving Credit Facility

In connection with the spin-off, on June 22, 2012 ADT entered into a new unsecured senior revolving credit facility (the “revolving credit facility”), with an aggregate commitment of $750 million (provided that until the Distribution has occurred and certain related conditions have been met, availability under the revolving credit facility will be limited to $250 million). The revolving credit facility is available to be used for working capital, capital expenditures and other corporate purposes, however, we do not anticipate drawing upon the facility at this time. Tyco is a guarantor under the revolving credit facility, which guarantee will be released and cancelled in connection with the Distribution.

Guarantee

The obligations under the revolving credit facility are unconditionally and irrevocably guaranteed by Tyco; provided that the Tyco guarantee is to be released upon the consummation of the Distribution.

Interest and Fees

Borrowings under the revolving credit facility bear interest at a rate per annum equal to, at our option, (x) LIBOR plus an applicable margin based on our credit ratings or (y) an alternate base rate equal to the highest of (i) Citibank, N.A.’s base rate, (ii) the federal funds effective rate plus 1/2 of 1% and (iii) one-month LIBOR plus 1%, in each case plus an applicable margin based on our credit ratings.

We are required to pay the lenders a facility fee on the amount of the lenders’ commitments under the revolving credit facility from time to time at rates based on our applicable credit ratings.

Optional Prepayment and Commitment Reductions

Under our revolving credit facility we have the option to prepay amount outstanding without penalty, subject to breakage costs and a minimum notice requirement. In addition, we may voluntarily reduce unutilized portions of the commitment under the revolving credit facility without penalty, subject to certain conditions pertaining to minimum reduction amount and a minimum notice requirement.

Covenants

The revolving credit facility contains customary affirmative and negative covenants, including covenant related to the delivery of financial statements, the filing of documents with the SEC, the delivery of financial information and notices to lenders and the operation of our business. The revolving credit facility also includes financial covenants limiting the ratio of debt to EBITDA and requiring a minimum ratio of EBITDA to interest expense. We must maintain a ratio of consolidated total debt to EBITDA on a rolling four quarter basis of no greater than 3.50 to 1.00 (calculated by reference to (i) Tyco and its subsidiaries on a consolidated basis prior to the release of the guarantee and (ii) us and our subsidiaries on a consolidated basis following such release). Following the release of Tyco’s guarantee, we must also maintain a ratio of consolidated EBITDA to consolidated interest expense of no less than 3.00 to 1.00 as measured on a quarterly basis.

The negative covenants of the revolving credit facility include, among other things, limitations (each of which is subject to customary exceptions for financings of this type) on our ability to:

•	grant liens;

•	enter into transactions resulting in fundamental changes (such as mergers or sales of all or substantially all of our assets or Tyco);

•	restrict subsidiary dividends or other subsidiary distributions;

•	enter into transactions with affiliates;

•	permit subsidiaries to provide guarantees to other material debt;

•	and incur additional subsidiary debt.

Events of Default

The revolving credit facility specifies customary events of default (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest or fees; breach of the financial, affirmative or negative covenants; inaccuracy of the representations or warranties in any material respect; payment default on, or acceleration of, other material indebtedness; bankruptcy or insolvency; material unsatisfied judgments; certain ERISA violations; invalidity or unenforceability of such revolving credit facility or other documents associated with such revolving credit facility; and a change of control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, all of the outstanding shares of our common stock are beneficially owned by Tyco. After the spin-off, Tyco will not own any shares of our common stock. The following table sets forth the number and percentage of outstanding Tyco common shares beneficially owned as of June 30, 2012 by (i) each of our directors following the spin-off; (ii) each officer named in the Summary Compensation Table and (iii) all of our directors and executive officers as a group. The table also sets forth the number and percentage of shares of our common stock each of these persons is expected to receive in the Distribution, assuming that there are no change in these persons’ holdings of Tyco common shares after June 30, 2012 and giving effect to a distribution ratio of 0.5 shares of ADT common stock for each common share of Tyco, with no fractional shares. The beneficial owners listed in the table may have also been granted stock-based awards whose value is derived from the value of Tyco common shares, including options, restricted shares, restricted stock units and deferred stock units. These stock-based awards are not shown in the table because, except in the limited cases specified in the ADT Separation and Distribution Agreement, the awards will be adjusted based on the market prices of Tyco and ADT shares immediately prior to the Distribution and therefore we cannot estimate the number of shares of common stock that, immediately after the Distribution, each person will be entitled to acquire within 60 days. See “Compensation of Executive Officers—Treatment of Outstanding Options, Restricted Stock Units, Performance Share Units and Deferred Stock Units.”

	Shares Beneficially Owned
Name	Number of Tyco Common Shares		Number of Shares of ADT Common Stock	Percentage of Class(5)
Directors and Named Executive Officers
David Bleisch	10,868	(2)(3)	5,434	*
Thomas Colligan	1,000		500	*
Timothy Donahue	5,864	(1)	2,932	*
Robert Dutkowsky	—		—	*
Mark Edoff	3,634	(2)	1,799	*
Bruce Gordon	8,772	(1)	4,386	*
Anita Graham	817	(2)	2,547	*
Naren Gursahaney	75,927	(2)(3)	37,963	*
Bridgette Heller	—		—	*
Kathleen Hyle	—		—	*
Kathryn Mikells	—		—	*
Dinesh Paliwal	2,077		1,038	*
Directors and Executive Officers as a Group (21 persons)	117,849	(4)	58,924	*

*	Less than 1.0%
(1)

Excludes vested Tyco DSUs as follows: Mr. Donahue, 5,655; and Mr. Gordon, 20,271. Distribution of the DSUs will occur upon (i) the termination of the individual from Tyco or Tyco’s board of directors (other than for cause) or (ii) a change in control of Tyco. Upon such termination or change in control, as the case may be, Tyco will issue the number of Tyco common shares equal to the aggregate number of vested DSUs credited to the individual, including DSUs received through the accrual of dividend equivalents.

(2)

Excludes the maximum number of Tyco common shares for which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or will vest before August 29, 2012 as follows: Mr. Bleisch, 40,567; Mr. Edoff, 41,939; Mr. Gursahaney, 462,441; and Ms. Graham, 4,277.

(3)

Excludes the maximum number of Tyco common shares for which these individuals can acquire beneficial ownership upon the vesting of restricted stock units that will vest before August 29, 2012 as follows: Mr. Bleisch, 2,819; and Mr. Gursahaney, 12,293.

(4)	Excludes all Tyco common shares that may be beneficially owned under stock-based awards granted by Tyco prior to the Distribution.
(5)

Based on 459,722,328 Tyco common shares outstanding as of June 30, 2012 and giving effect to a distribution ratio of 0.5 shares of ADT common stock for each common share of Tyco, with no fractional shares.

The following table sets forth the information indicated for persons or groups known to us to be beneficial owners of more than 5% of the outstanding common shares of Tyco. The table also sets forth the number and percentage of shares of common stock each of these persons or groups is expected to receive in the Distribution, assuming that there have been and will be no change in these persons’ or groups’ holdings of Tyco common shares after the dates indicated and giving effect to a distribution ratio of 0.5 shares of ADT common stock for each common share of Tyco, with no fractional shares.

Name and Address of Beneficial Owner	Number of Tyco Common Shares		Number of ADT Shares of Common Stock	Percentage of Class*
BlackRock Inc. 40 East 52nd Street New York, NY 10022	29,598,489	(1)	12,784,244	6.4%

(1)

The amount shown for the number of Tyco common shares over which BlackRock Inc. exercised investment discretion was provided pursuant to the Schedule 13G/A dated February 13, 2012 that it filed with the SEC, indicating beneficial ownership as of December 31, 2011.

(2)

Based on 459,722,328 Tyco common shares outstanding as of June 30, 2012 and giving effect to a distribution ratio of 0.5 shares of ADT common stock for each common share of Tyco, with no fractional shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Tyco

Following the spin-off, ADT, Tyco Flow Control and Tyco will operate independently, and none will have any ownership interest in any other. In order to govern certain ongoing relationships between ADT, Tyco Flow Control and Tyco after the spin-off and to provide mechanisms for an orderly transition, ADT, Tyco Flow Control and Tyco have entered into the Tyco Flow Control Separation and Distribution Agreement, ADT and Tyco will enter into the ADT Separation and Distribution agreement and ADT, Tyco or Tyco Flow Control, as applicable, intend to enter into other agreements pursuant to which certain services and rights will be provided for following the spin-off, and ADT, Tyco Flow Control and Tyco will indemnify each other against certain liabilities arising from our respective businesses. The following is a summary of the terms of the material agreements we have entered into or expect to enter into with Tyco and Tyco Flow Control. This summary does not purport to be complete and it may not contain all of the information about these agreements.

ADT Separation and Distribution Agreement

We intend to enter into the ADT Separation and Distribution Agreement with Tyco before the Distribution. The ADT Separation and Distribution Agreement will set forth our agreement with Tyco regarding the principal transactions necessary to separate us from Tyco. It will set forth other agreements that govern certain aspects of our relationship with Tyco after the completion of the spin-off.

Distribution Overview. The ADT Separation and Distribution Agreement will provide for the spin-off of Tyco’s residential and small business security business in the United States and Canada from Tyco. Among other things, the agreement will: set forth the process by and conditions under which Tyco will spin off its residential and small business security business in the United States and Canada to the holders of Tyco common shares; specify the relevant assets of Tyco and certain of its subsidiaries related to our business to be transferred to us; and set forth certain liabilities and covenants to be assumed by us and Tyco. The ADT Separation and Distribution Agreement will provide that, on the Distribution Date, each holder of Tyco common shares will be entitled to one share of ADT common stock for every two Tyco common shares held on the record date for the Distribution.

Cash Adjustment. The ADT Separation and Distribution Agreement will include a provision for a cash adjustment immediately prior to the closing of the Distribution. Pursuant to this provision, the target amount of cash at ADT immediately following the Distribution is $300 million. However, the actual amount that will be available will depend on the aggregate cash balance of Tyco, ADT and their respective subsidiaries at the time of the Distribution (excluding the cash balance of or attributable to Tyco Flow Control and its subsidiaries). If immediately prior to the Distribution, the aggregate cash balance of Tyco, ADT and their respective subsidiaries (excluding the cash balance of or attributable to Tyco Flow Control and its subsidiaries), after (1) subtracting certain unpaid transaction expenses arising in connection with the spin-off and certain other unpaid liabilities, if any, and (2) giving credit for $200 million of cash to be paid by Tyco Flow Control (or Pentair) to Tyco immediately prior to the Distribution, in each case, as set forth in the ADT Separation and Distribution Agreement, would be less than $700 million, then ADT’s cash balance shall be reduced by an amount equal to (i) the amount by which the aggregate cash balance of Tyco, ADT and their respective subsidiaries (excluding the cash balance of or attributable to Tyco Flow Control and its subsidiaries), after giving effect to the adjustments described above, is below $700 million (ii) multiplied by a fraction, the numerator of which is the free cash flow generated in the prior four fiscal quarters by ADT and its subsidiaries and the denominator of which is the free cash flow generated in the prior four fiscal quarters by ADT, Tyco and their respective subsidiaries (excluding Tyco Flow Control and its subsidiaries), collectively. In the event that the aggregate cash balance of Tyco, ADT and their respective subsidiaries (excluding the cash balance of or attributable to Tyco Flow Control and its subsidiaries), after giving effect to the adjustments described above, is greater than $700 million, such excess cash will be allocated to each of ADT and Tyco on the basis of each parties’ respective contribution to free cash flow generated in the prior four fiscal quarters.

Transfer of Assets. The ADT Separation and Distribution Agreement will identify certain transfers of assets that are necessary in advance of our separation from Tyco so that each of ADT and Tyco retains the assets of, and the liabilities associated with, our respective businesses.

The assets to be transferred or assigned to or retained by ADT or its subsidiaries will include the following:

•	the ownership interests of ADT’s subsidiaries;

•

all ADT contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any ADT asset or Tyco’s residential and small business security business in the United States and Canada;

•

any and all assets (other than cash subject to the cash adjustment described above) reflected on ADT’s balance sheet as of August 31, 2012 and any assets acquired by or for ADT or any of its subsidiaries subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet;

•	rights of ADT and its subsidiaries under any insurance policies and contracts, including any rights thereunder arising after the Distribution in respect of any occurrence-based policies;

•

any and all assets owned or held immediately prior to the Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s residential and small business security business in the United States and Canada;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to ADT or any of its subsidiaries;

•

subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to, or retained by, ADT; and

•	34.375% of certain Tyco contingent assets arising under the Tyco Flow Control Separation and Distribution Agreement.

The ADT Separation and Distribution Agreement will provide that the assets to be transferred or assigned to or retained by ADT or one of its subsidiaries will not in any event include any assets to the extent they are expressly contemplated to be retained by or transferred to Tyco or its subsidiaries under the ADT Separation and Distribution Agreement.

The assets to be transferred or assigned to or retained by Tyco or its subsidiaries will include the following:

•	the ownership interests in Tyco’s subsidiaries;

•

all Tyco contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any asset owned by Tyco or Tyco’s business other than those primarily relating to, or arising from, Tyco’s residential and small business security business in the United States and Canada;

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any and all assets (except that cash shall be subject to the cash adjustment described above) reflected on Tyco’s unaudited combined balance sheet as of August 31, 2012 prepared to give pro forma effect to the spin-off and the Distribution (but not the separation of Tyco Flow Control from Tyco and the Tyco Flow Control Distribution) and any assets acquired by or for Tyco or any subsidiary of Tyco subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet;

•	any and all rights of Tyco and its subsidiaries under any insurance policies and contracts;

•	any and all assets owned or held immediately prior to the Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s business;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to Tyco or any of its subsidiaries; and

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subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to or retained by Tyco.

The ADT Separation and Distribution Agreement will provide that the assets transferred or assigned to or retained by Tyco or its subsidiaries will not include any assets to the extent they are expressly contemplated as assets to be retained by or transferred to ADT or any of its subsidiaries.

Assumptions of Liabilities. The ADT Separation and Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between ADT and Tyco and identify the liabilities and other obligations which each of ADT and Tyco and their respective subsidiaries will assume or retain.

The liabilities to be assumed or retained by ADT or one of its subsidiaries will include the following:

•	certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by ADT or any of its subsidiaries;

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any and all liabilities primarily relating to, arising out of or resulting from the operation or conduct of Tyco’s residential and small business security business in the United States and Canada whether arising before, on or after the Distribution, the operation or conduct of any business conducted by any subsidiary of ADT after the Distribution, or any ADT assets, whether arising before, on or after the Distribution;

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any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco’s residential and small business security business in the United States and Canada or any ADT subsidiary;

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subject to limited exceptions, 34.375% of certain contingent liabilities of Tyco relating to obligations under the Tyco Flow Control Separation and Distribution Agreement or arising from certain outstanding litigation;

•	any liabilities relating to any ADT employee or former ADT employee before, on or after the Distribution;

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any liabilities relating to, arising out of, or resulting from, (x) any indebtedness (including debt securities and asset-backed debt) of ADT or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) incurred after the Distribution, and exclusively relating to Tyco’s residential and small business security business in the United States and Canada and (y) any indebtedness (regardless of the issuer of such indebtedness) incurred after the Distribution and secured exclusively by any of ADT’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

•	certain specified shared expenses; and

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all liabilities reflected as liabilities or obligations on ADT’s balance sheet as of August 31, 2012, and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of the balance sheet.

The ADT Separation and Distribution Agreement will provide that the liabilities that are to be assumed or retained by ADT or one of its subsidiaries will not in any event include any of the following: (x) any liabilities that are expressly contemplated as liabilities to be retained or assumed by Tyco or any of its other subsidiaries; (y) any contracts expressly assumed or expressly contemplated as liabilities to be assumed by Tyco or any of its subsidiaries; and (z) any intercompany payables expressly discharged pursuant to the ADT Separation and Distribution Agreement.

The liabilities to be assumed or retained by Tyco or one of its subsidiaries will include the following:

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certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries);

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any and all liabilities primarily relating to, arising out of or resulting from: (A) the operation or conduct of Tyco’s business other than Tyco’s residential and small business security business in the United States and Canada as conducted at any time prior to, on or after the Distribution; (B) the operation or conduct of any business conducted by Tyco or any of its subsidiaries other than the residential and small business security business in the United States and Canada at any time after the Distribution; or (C) any assets owned by Tyco, whether arising before, on or after the Distribution;

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any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries) or Tyco’s business (other than Tyco’s residential and small business security business in the United States and Canada);

•	any liabilities relating to any Tyco employee or former Tyco employee that is not an ADT employee or former ADT employee immediately following the Distribution;

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any liabilities relating to, arising out of or resulting from (x) any indebtedness (including debt securities and asset-backed debt) of Tyco or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Tyco business (other than Tyco’s residential and small business security business in the United States and Canada) or (y) any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of Tyco’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

•	certain specified shared expenses; and

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all liabilities reflected as liabilities or obligations on Tyco’s unaudited combined balance sheet as of August 31, 2012 prepared to give pro forma effect to the spin-off and the Distribution (but not the separation of Tyco Flow Control from Tyco and the Tyco Flow Control Distribution) and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of Tyco’s balance sheet.

The ADT Separation and Distribution Agreement will provide that the liabilities to be assumed or retained by Tyco or one of its subsidiaries shall not include: (w) any liabilities that are expressly contemplated as liabilities to be retained or assumed by ADT or any of its subsidiaries; (x) any contracts expressly assumed by ADT or any of its subsidiaries; and (y) any intercompany payables expressly discharged pursuant to the ADT Separation and Distribution Agreement.

Consents and Delayed Transfers. If any transfers or assumptions are not consummated by the closing of the Distribution, Tyco and ADT are to use reasonable best efforts to effect such transfers and assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Tyco and ADT are to use reasonable best efforts to obtain consents required to transfer assets and contracts and to novate obligations under contracts and liabilities as necessary to effectuate the spin-off. Additionally, Tyco and ADT will use reasonable best efforts to remove ADT as a guarantor of liabilities retained by Tyco and its subsidiaries and to remove Tyco and its subsidiaries as a guarantor of liabilities to be assumed by ADT.

Shared Contracts. Certain shared contracts are to be assigned or amended to facilitate the separation of Tyco’s residential and small business security business in the United States and Canada from Tyco. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the spin-off is complete.

Intercompany Arrangements and Guarantees. A series of intercompany transactions will be undertaken in order to transfer the equity interests in certain subsidiaries of Tyco which hold assets and liabilities associated with Tyco’s residential and small business security business in the United States and Canada to ADT. These will include the settlement and forgiveness of intercompany payables and receivables among us and our subsidiaries and Tyco and its subsidiaries, respectively. Except for matters covered by the Tyco Flow Control Separation and Distribution Agreement or in any ancillary agreement or other arms’-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, including all intercompany accounts payable or accounts receivable, between us and our subsidiaries and other affiliates and Tyco and its subsidiaries and other affiliates, respectively, will terminate as of the applicable distribution date.

Mutual Releases and Indemnification. Except as otherwise provided in the ADT Separation and Distribution Agreement, we and Tyco have agreed to release the other and its affiliates, successors and assigns, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. The ADT Separation and Distribution Agreement, however, will provide that neither party will be released from the following liabilities:

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with respect to Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries), any liability assumed or retained by Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries) and, with respect to ADT or any of its subsidiaries, any liability of ADT assumed or retained by ADT or its subsidiaries;

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any liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a party from, or on behalf of, another party prior to the effective time of the Distribution;

•	any liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a party at the request or on behalf of another party;

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any liability provided in, or resulting from, any other contract or understanding that is entered into after the effective time of the Distribution between any party or any of its subsidiaries, on the one hand, and the other party or any of its subsidiaries, on the other hand;

•	any liability with respect to certain contingent liabilities of Tyco;

•	any liability with respect to certain continuing arrangements;

•	any liability with respect to insurance policies written by Tyco’s captive insurance subsidiary; and

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any liability that the parties may have with respect to indemnification or contribution pursuant to the ADT Separation and Distribution Agreement or otherwise for claims brought against the parties by third persons.

Under the ADT Separation and Distribution Agreement, Tyco will agree to indemnify, defend and hold harmless ADT from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities retained or allegedly retained by Tyco, including, after the Distribution, the failure of Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries) to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities and (b) any breach by Tyco of any provision of the ADT Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Under the ADT Separation and Distribution Agreement, ADT will agree to indemnify, defend and hold harmless Tyco and its subsidiaries (including Tyco Flow Control) from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities of Tyco’s residential and small business security business in the United States and Canada or alleged liabilities, including, after the Distribution, the failure of ADT or any of its subsidiaries to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities and (b) any breach by ADT of any provision of the ADT Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

ADT Stock and Incentive Plan. The ADT Separation and Distribution Agreement will provide that, prior to the spin-off, Tyco will cause ADT to adopt an equity compensation plan for the benefit of the employees of ADT, which will be in a form agreed to by the parties within 90 days following the date of the ADT Separation and Distribution Agreement.

Non-Compete; Customer Non-Solicit. Each of ADT and Tyco has agreed that for a period of two years from the Distribution (other than for locations in which sales personnel of members of each of ADT’s and Tyco’s respective groups are collocated for which the non-compete period shall be extended until such collocation terminates), none of ADT, Tyco or members of their respective groups shall engage in certain competitive activities with respect to the other party’s respective businesses in the United States and Canada, subject to (i) certain customary exceptions and (ii) exceptions for certain activities currently being conducted by each of the ADT or Tyco businesses, as applicable. Generally, for the non-compete period (i) ADT is prohibited from manufacturing or selling products and providing installation, monitoring and maintenance services related to security, fire detection, fire suppression and life safety for commercial, industrial, retail, institutional and governmental customers (other than to residential or small business customers (“Small Business Customers”) owning or operating an enterprise where the secured space is 7,500 square feet or less) and (ii) Tyco is prohibited from providing monitoring and certain on-premise installation and maintenance security services to residential and Small Business Customers. Additionally, each of ADT and Tyco has agreed that for a period of two years from the Distribution not to solicit customers of the other party.

Employee Matters. The ADT Separation and Distribution Agreement will set forth the agreements between us and Tyco as to certain employee compensation and benefit matters. In general, employees of ADT participate in various Tyco retirement, health and welfare and other employee benefit plans. After the Distribution, it is anticipated that our employees will generally participate in similar plans and arrangements established and maintained by ADT. Except as to be expressly provided in the ADT Separation and Distribution Agreement, our employees will immediately cease active participation in Tyco benefit plans.

Conversion of Equity Awards.

Options to purchase Tyco common shares (“Tyco Options”), restricted stock units with respect to Tyco common shares (“Tyco RSUs”) and performance share units with respect to Tyco common shares (“Tyco PSUs” and, together with Tyco Options and Tyco RSUs, “Tyco Equity Awards”) have been granted to various Tyco employees, including employees in Tyco’s residential and small business security business in the United States and Canada who will become officers and employees of ADT following the spin-off.

Under the terms of the stock and incentive plans under which the outstanding Tyco Equity Awards were issued, the Compensation Committee of Tyco (the “Tyco Compensation Committee”) has the authority to make equitable adjustments to outstanding Tyco Equity Awards in the event of certain transactions, including the distribution of shares of ADT common stock in connection with the spin-off. Accordingly, the Tyco Compensation Committee has authorized that various adjustments be made to outstanding Tyco Equity Awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Tyco Equity Awards following the spin-off. These adjustments will be made in the same manner for all employees of Tyco who will become employees of ADT who hold Tyco Equity Awards, including our executive officers. Any options to purchase, or awards relating to, our common stock issued in connection with such adjustments will be our obligations.

We intend to file a registration statement with respect to shares of our common stock issuable upon exercise, or vesting, of the equity awards that we issue, prior to the Distribution. See “Compensation of Executive Officers—Treatment of Outstanding Options, Restricted Stock Units, Performance Share Units and Deferred Share Units.”

Exchange of Information. We and Tyco will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Tyco will also agree to retain such information until the latest of (i) seven years following the Distribution Date or (ii) the date on which such records are no longer required to be retained pursuant to each party’s applicable records retention policy.

Conditions and Termination. Under the terms of the ADT Separation and Distribution Agreement, the consummation of the Distribution is subject to the satisfaction (or waiver by Tyco) of the following conditions:

•	Tyco shall have obtained the approval of the Distribution from its stockholders;

•	the SEC shall have declared effective our registration statement on Form 10, and no stop order suspending the effectiveness of the registration statement shall be in effect;

•	our common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

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Tyco shall have received a private letter ruling from the IRS to the effect that (i) the Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of a fractional share of our common stock and (ii) certain internal transactions will qualify for favorable treatment under the Code; and such letter ruling shall be in full force and effect at the time of the Distribution;

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the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the distribution of our common stock to Tyco shareholders to the effect that the Distribution, including for cash received in lieu of a fractional share of our common stock, is not subject to Swiss withholding tax, shall be in full force and effect at the time of the Distribution;

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all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the Distribution and all other material governmental approvals and other consents necessary to consummate the Distribution shall have been received;

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no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the Distribution;

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based on the closing price of the shares of ADT common stock trading on the last “when-issued” trading day prior to the Distribution, the aggregate implied market capitalization of ADT shall not exceed CHF 17.5 billion; and

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the ADT Separation and Distribution Agreement and each of the ancillary agreements contemplated by the ADT Separation and Distribution Agreement shall have been executed by each party thereto, and each of the internal transactions contemplated by such agreements to have been completed prior to the Distribution shall have been completed.

In addition, we expect that prior to the Distribution the following conditions will be either met or waived:

•	Tyco shall have received the opinion of McDermott Will & Emery LLP confirming the tax-free status of the Distribution for U.S. federal income tax purposes;

•	Tyco shall have received the opinions of Duff & Phelps relating to the solvency of each of Tyco, ADT and Tyco Flow Control following completion of the Distributions; and

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Tyco shall have received an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the Distribution and the ordinary cash dividend to Tyco shareholders proposed in the Tyco Proxy Statement comply with Swiss law.

The ADT Separation and Distribution Agreement will provide that prior to the Distribution Date it may be terminated by the mutual consent of us and Tyco.

Tyco Flow Control Separation and Distribution Agreement

We have entered into the Tyco Flow Control Separation and Distribution Agreement with Tyco Flow Control and Tyco. The Tyco Flow Control Separation and Distribution Agreement addresses many of the same matters as the ADT Separation and Distribution Agreement but with respect to Tyco Flow Control.

Under the Tyco Flow Control Separation and Distribution Agreement, ADT, Tyco, Tyco Flow Control, Pentair and their subsidiaries must refrain from, either directly or indirectly, hiring employees or independent contractors of another party at or above a specified management level (a “Restricted Person”) without the prior written consent of the Senior Vice President for Human Resources of such party. In addition, for two years after the Distribution, ADT, Tyco, Tyco Flow Control and Pentair must refrain from, either directly or indirectly, soliciting, aiding or inducing any Restricted Person to leave his employment, provided that any general solicitation through advertisements and search firms not specifically directed at employees of the party are permitted, so long as the soliciting party has not encouraged or advised such employment firm to approach any such employee.

For three years following the consummation of the spin-off and the Merger, neither Tyco, ADT and their subsidiaries, on one hand, nor Tyco Flow Control, on the other hand, may establish or acquire any new businesses that involve the sale of products or the provisions of services that compete with the business of Tyco and ADT, on one hand, or the business of Tyco Flow Control, on the other hand, subject to certain exceptions, including for ownership of securities in entities at various specified thresholds.

Transition Services Agreements

We intend to enter into transition services agreements with Tyco in connection with the transactions, including a master transition services agreement and an agreement governing the provision of services in Canada (collectively, the “Transition Services Agreements”). Pursuant to these agreements, we and Tyco will provide to each other certain transition services from the period beginning on or prior to the Distribution Date and generally ending within two years after the commencement of such services, subject in certain cases to the right of the service recipient to extend the initial term or to terminate services early. The transition services to be provided under each of the agreements are intended to facilitate an orderly and efficient separation of the residential and small business security business of ADT from Tyco’s commercial security segment. The fees payable by a service recipient under the agreements are generally based on the cost of the service provided plus associated taxes, costs and expenses during the initial term, and a markup of 125% or 150% of cost for periods following the initial term (depending on the length of the time period beyond the initial term).

In addition, under the master transition services agreement, Tyco will acquire certain third-party products and supply them to ADT for installation at ADT customer sites. Tyco will also provide end to end supply chain management for ADT under the agreement, including warehouse and logistics services, for certain third party and Tyco products used by ADT in its operations. The logistics and supply services will be provided by Tyco under the agreement beginning on or prior to the Distribution and ending within two years after the commencement of such services, subject in certain cases to extension of the initial term or early termination. The fees payable by ADT to Tyco for products supplied under this arrangement will be based on (i) the arm’s length purchase price of the products paid to the product manufacturer plus (ii) a mark-up approximately equal to Tyco’s cost of providing warehouse and logistics services for the products supplied to ADT. At the end of the agreement, ADT may be required to purchase from Tyco a portion of the remaining inventory of Tyco and third party product held by Tyco for supply to ADT.

Tax Sharing Agreement

We intend to enter into the 2012 Tax Sharing Agreement with Tyco and Tyco Flow Control that will govern the respective rights, responsibilities and obligations of Tyco, Tyco Flow Control and us after the spin-offs with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns. Because certain of our subsidiaries are members of one of Tyco’s U.S. consolidated groups, we have (and will continue to have following the spin-offs) several liability with Tyco to the IRS for the consolidated U.S. federal income taxes of such consolidated group relating to the taxable periods in which our subsidiaries were part of such consolidated group. We expect that the 2012 Tax Sharing Agreement will provide that ADT, Tyco and Tyco Flow Control will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to ADT’s, Tyco’s and Tyco Flow Control’s U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. ADT and Tyco Flow Control will share 58% and 42%, respectively, of the next $225 million of Shared Tax Liabilities. ADT, Tyco and Tyco Flow Control will share 27.5%, 52.5% and 20.0%, respectively, of Shared Tax Liabilities above $725 million.

In the event the Distributions or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distribution by us, Tyco Flow Control or Tyco, the party responsible for such failure would be responsible for all taxes imposed on us, Tyco Flow Control or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the Tyco Flow Control Distribution or any internal transactions that were intended to be tax-free is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distribution by us, Tyco Flow Control or Tyco, then we, Tyco Flow Control and Tyco would be responsible for any Distribution Taxes imposed on us, Tyco Flow Control or Tyco as a result of such determination in the same manner and in the same proportions as we share Shared Tax Liabilities. We will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Broadview Security in May 2010, including any liability of Broadview Security under the tax sharing agreement between Broadview Security and The Brink’s Company dated October 31, 2008 (collectively, the “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes and Broadview Tax Liabilities will generally be shared 20% by Tyco Flow Control, 27.5% by ADT, and 52.5% by Tyco. We are responsible for all of our own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and Tyco Flow Control are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the Distribution Taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Tyco’s and Tyco Flow Control’s tax liabilities.

Each of ADT, Tyco and Tyco Flow Control will agree to indemnify the other two parties against any amounts paid by such other parties pursuant to the 2012 Tax Sharing Agreement and with respect to which such paying parties are not responsible pursuant to the 2012 Tax Sharing Agreement. Though valid as between the parties, the 2012 Tax Sharing Agreement will not be binding on the IRS.

Under the 2012 Tax Sharing Agreement, there will be restrictions on our ability to take actions that could cause the Distribution or certain internal transactions undertaken in anticipation of the Distribution to fail to qualify for favorable treatment under the Code, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our common stock (when combined with any other changes in ownership of our stock), a redemption of equity securities, a sale or other disposition of more than 35% of our assets, or engaging in certain internal transactions. These restrictions will apply for the two-year period after the Distribution, unless, for certain transactions, we obtain the consent of Tyco and Tyco Flow Control or we obtain a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Distribution or the internal transactions undertaken in anticipation of the Distribution to fail to qualify for favorable treatment under the Code, and such letter ruling or opinion, as the case may be, is acceptable to Tyco and Tyco Flow Control. Moreover, the 2012 Tax Sharing Agreement will also provide that we are responsible for any taxes imposed on Tyco, Tyco Flow Control or any of their affiliates as a result of the failure of the Distribution or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain post-Distribution actions taken by or in respect of us, any of our affiliates or our shareholders, regardless of whether the actions occur more than two years after the Distribution, Tyco and Tyco Flow Control consent to such actions or we obtain a favorable letter ruling or opinion of tax counsel as described above. For example, we would be responsible for a third party’s acquisition of us at a time and in a manner that would cause such failure. These restrictions may prevent us from entering into transactions which might be advantageous to us or our shareholders.

Non-Income Tax Sharing Agreement

We intend to enter into a tax sharing agreement with Tyco that will govern the respective rights, responsibilities and obligations of Tyco and us after the Distributions with respect to tax returns, tax liabilities, tax attributes, tax contests and other tax matters regarding non-income taxes related to specified legal entities (the “Non-Income Tax Sharing Agreement”). We expect that the Non-Income Tax Sharing Agreement will provide that ADT and Tyco will share certain pre-Distribution non-income tax liabilities that arise from adjustments made by tax authorities to the non-income tax returns of the specified legal entities. Tyco will be responsible for amounts equal to accrued liabilities for non-income tax contingencies with respect to the specified entities that will be members of the Tyco group after the Distribution, and ADT will be responsible for amounts equal to accrued liabilities for non-income tax contingencies with respect to the specified entities that will be members of the ADT group after the Distribution. ADT will have sole responsibility of any non-income tax liability assessed against the entities acquired in the acquisition of Broadview Security. In each case, payments required to be made in excess of such accrued liabilities will be shared by Tyco (40%) and ADT (60%).

ADT and Tyco will agree to indemnify each other against any amounts paid by the other party which such paying party is not responsible pursuant to the Non-Income Tax Sharing Agreement. Although valid as between the parties, the Non-Income Tax Sharing Agreement will not be binding on any taxing authority.

Patent Agreement

We intend to enter into a Patent Agreement with Tyco in connection with the spin-off under which Tyco will provide ADT with a covenant not to sue under Tyco’s pre-spin-off patent portfolio (excluding patents from Tyco’s Visonic and Proximex businesses) for ADT’s continued use of pre-spin-off products (and certain modifications thereof) from the same pre-spin-off suppliers. There is no covenant for any pre-spin-off product if ADT changes the supplier of that product, no covenant for any new products, and no covenant for any product that may be covered by a Visonic or Proximex patent. The covenant extends to ADT’s affiliates, dealers, partners, vendors, customers and others in the supply chain to the extent their activities relate to the operation of ADT’s businesses.

This covenant is not intended to modify the parties’ obligations under the non-competition agreement described above under the ADT Separation and Distribution Agreement.

Neither ADT nor Tyco may assign the Patent Agreement without the prior written consent of the other party in its sole discretion, except that either party shall assign the Patent Agreement to any acquirer of the patents governed by the Patent Agreement, such that the Patent Agreement cannot be separated from the patents covered thereby.

The Patent Agreement is expected to take effect on the date of the Distribution, and remain in effect until the last patent covered thereby falls into the public domain.

Trademark Ownership Agreement

Prior to the Distribution, we intend to enter into a Trademark Ownership Agreement with Tyco in connection with the spin-off that will govern each party’s use of certain trademarks, including the ADT trademark and logo (the “ADT Brand”), pursuant to which Tyco will transfer to us all of its rights in the ADT Brand in North America (specifically, Canada, Puerto Rico and the United States) and Tyco will retain rights to the ADT Brand elsewhere in the world. Each of ADT and Tyco will agree that they and their affiliates will not register or use (subject to a “phase out” transitional license to Tyco in North America) the ADT Brand for any goods or services in the other party’s territory. The parties are not restricted from competing with each other under other brands. Under the Trademark Ownership Agreement, we will exclusively own the PULSE trademark.

The Trademark Ownership Agreement will allocate the ownership of, and the parties’ rights and obligations with respect to, the ADT Brand online. In general, each party will have the right to register domain names containing the ADT Brand in domain names ending in country codes in its respective territory. The Trademark Ownership Agreement will contain provisions for allocating ownership, rights and obligations in other domains. The agreement will also contain provisions regarding the redirection of Internet traffic to the appropriate website of each party.

The Trademark Ownership Agreement will contain other standard provisions, including quality control provisions, compliance with applicable laws, and security, system and data protection measures. The Trademark Ownership Agreement is expected to take effect on the date of the Distribution, and remain in effect in perpetuity.

Neither ADT nor Tyco may assign the Trademark Ownership Agreement without the consent of the other party, except under certain circumstances to an affiliate, or in connection with a merger, change of control, reorganization or equity or asset sale relating to the business to which the agreement relates, and in each case the assignee must assume in writing all of the assigning party’s obligations under the agreement.

Monitoring Agreements

We intend to enter into monitoring services agreements in the United States and Canada (collectively, the “Monitoring Agreements”), pursuant to which we and Tyco will each provide alarm receiving and notification and associated services for certain of each other’s customers in the United States and Canada. The Monitoring Agreements will begin on or prior to the Distribution Date and generally end by September 30, 2014, subject in certain cases to the right of the service recipient to extend the initial term or to terminate services early. The provision of monitoring services for each other’s customers is intended to facilitate an orderly and efficient separation of alarm monitoring activity between ADT’s alarm receiving centers and Tyco’s alarm receiving centers. The fees payable by a service recipient under the Monitoring Agreements are generally based on the cost of providing the service plus associated taxes, costs and expenses during the initial term, and a markup of 25% or 50% of cost for periods following the initial term (depending on the length of the time period beyond the initial term).

Guard Service Agreements

We expect to enter into guard services agreements in the United States and Canada (collectively, the “Guard Services Agreements”), pursuant to which ADT will provide alarm response and patrol services for Tyco’s customers in certain parts of the United States and Tyco will provide such services for ADT’s customers in certain parts of Canada. All terms and conditions under the Guard Services Agreements, including fees, are expected to be arms’ length.

The initial term of each Guard Services Agreement is expected to be for one year following the Distribution, subject to renewal at the option of both parties.

Master Supply Agreement

We intend to enter into a Master Supply Agreement with Tyco that will provide for the supply of Tyco products to ADT for installation at ADT customer sites. The initial term of the agreement will be for one year following the Distribution. All terms and conditions under the agreement, including product pricing, are expected to be arms’ length.

Sublease Agreements

At the locations where ADT and Tyco are physically co-located the parties will enter into subleases (or at owned sites, leases) to end the sooner of the expiration of the master lease, mutual agreement, or September 30, 2014. Rent (including pass though of operating expenses and asset depreciation) is allocated based on the percentage of the premises the subtenant occupies. The sublandlord will own all furniture, fixtures and equipment as well as any asset retirement obligation. Master lease terms, where applicable, are incorporated. The parties agree to indemnify the other for their own negligence. The sublandlords, where feasible and permitted under the master lease, may physically demise the sublease premises, but otherwise where not physically separated the parties agree to cooperate and abide by security protocols as may be established.

Consulting Agreement

Upon separation, we expect to enter into an agreement with Mr. Edward Breen, Tyco’s current chairman and chief executive, pursuant to which Mr. Breen will agree to provide consulting and advisory services to ADT on strategic and general corporate matters within Mr. Breen’s areas of expertise and prior experience, including but not limited to:

•	Reviewing and providing constructive feedback on ADT’s strategic plans;

•	Advising on business development, marketing and sales channels alternatives and other matters to enhance the growth of ADT;

•	Advising on strategic partnerships and alliances;

•	Consulting on service and brand extension concepts under consideration by ADT;

•	Providing advice and guidance to the CEO; and

•	Providing advice on such other strategic matters regarding ADT’s current or prospective business as mutually agreed between Mr. Breen and the CEO.

The initial term of the agreement is one year, which the parties can extend for an additional one year period upon mutual consent. During the term of the agreement, Mr. Breen will be paid $80,000 per year, plus reimbursement for all reasonable and necessary expenses incurred in providing his services under the agreement, and will agree to certain confidentiality and non-competition provisions.

DESCRIPTION OF OUR CAPITAL STOCK

General

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our certificate of incorporation, by-laws or Delaware law. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our certificate of incorporation and by-laws are included as exhibits to our Registration Statement on Form 10, of which this Information Statement is part.

Authorized Capital Stock

Immediately following the spin-off, our authorized capital stock will consist of 1 billion shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, $0.01 par value per share.

Common Stock

Shares Outstanding. We estimate that immediately following the spin-off approximately 230 million shares of our common stock will be issued and outstanding, based on the number of Tyco common shares outstanding as of June 30, 2012. The actual number of shares of our common stock outstanding immediately following the spin-off will depend on the actual number of Tyco common shares outstanding on the record date, excluding Tyco common shares held in treasury by Tyco.

Dividends. Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Future dividends are dependent on our earnings, financial condition, cash flow and business requirements, as determined by our board of directors.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Other Rights. Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

The holders of our common stock do not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Our certificate of incorporation will authorize our board of directors to designate and issue from time to time one or more series of preferred stock without shareholder approval. Our board of directors may fix and determine the preferences, limitations and relative rights of each series of preferred stock. There are no present plans to issue any shares of preferred stock.

Certain Provisions of Delaware Law, Our Certificate of Incorporation and By-Laws

Certificate of Incorporation and By-laws

Certain provisions in our proposed certificate of incorporation and by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control.

Our certificate of incorporation and by-laws will contain provisions that permit us to issue, without any further vote or action by the shareholders, up to 50 million shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series, the designation of the series, the voting powers, if any, of the shares of the series, the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested shareholder” (as defined below) for a period of three years following the date that such shareholder became an interested shareholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (2) on consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested shareholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or (5) the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested shareholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

After the Distribution, the transfer agent and registrar for our common stock will be Wells Fargo Shareowner Services.

Listing

We intend to list our common stock on the NYSE under the trading symbol “ADT.”

Limitation of Liability and Indemnification

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer, director, employee or agent, as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or by-laws, a vote of shareholders or disinterested directors, agreement or otherwise.

Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation will provide that, to the fullest extent permitted under Delaware law, no ADT director shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director.

Our by-laws will require indemnification, to the fullest extent permitted under Delaware law as it presently exists or may be amended, of any person (an “indemnitee”) who is or was involved in any manner or threatened to be made so involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of ADT or is or was serving at the request of ADT as a director, officer, employee or agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

In addition, our by-laws will provide that the expenses (including attorney’s fees) incurred by or on behalf of an indemnitee in connection with any proceeding in advance of its final disposition or a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under our by-laws will be advanced to the indemnitee by us upon the request of the indemnitee, which request, if required by law, will include an undertaking by or on behalf of the indemnitee to repay the amounts advanced if ultimately it is determined by final judicial decision from which there is no further right to appeal that the indemnitee was not entitled to be indemnified or entitled to advancement of the expenses under our by-laws.

Our bylaws will also expressly state that we may grant rights to indemnification and to the advancement of expenses to any of our employees or agents to the fullest extent of the provisions of our bylaws.

The indemnification rights to be provided in our by-laws will not be exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

As permitted by Delaware law, our by-laws will authorize us to purchase and maintain insurance to protect any director, officer, employee or agent against any expense, liability or loss that such persons may incur in such capacities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all of the information set forth in, the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to our company and our common stock, please refer to the Registration Statement, including its exhibits and schedules. Statements made in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website referenced in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part.

As a result of the Distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

You may request a copy of any of our filings with the SEC at no cost, by writing or telephoning us at the following address:

The ADT Corporation

Investor Relations

1501 Yamato Road

Boca Raton, Florida, 33431

Tel: (561) 322-4598

We intend to furnish holders of our common stock with annual reports containing combined financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed thereto, by an independent registered public accounting firm.

You should rely only on the information contained in this Information Statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Information Statement.

INDEX TO FINANCIAL STATEMENTS

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD.

Page
Audited Combined Financial Statements

Report of Independent Registered Public Accounting Firm	A-F-2
Combined Statements of Operations for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009	A-F-3
Combined Balance Sheets as of September 30, 2011 and September 24, 2010	A-F-4
Combined Statements of Cash Flows for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009	A-F-5
Combined Statements of Parent Company Equity for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009	A-F-6
Notes to Combined Financial Statements	A-F-7
Schedule II—Valuation and Qualifying Accounts	A-F-38

Page
Unaudited Combined Financial Statements

Combined Statements of Operations for the six months ended March 30, 2012 and March 25, 2011 (Unaudited)	A-F-39
Combined Balance Sheets as of March 30, 2012 and September 30, 2011 (Unaudited)	A-F-40
Combined Statements of Cash Flows for the six months ended March 30, 2012 and March 25, 2011 (Unaudited)	A-F-41
Combined Statements of Parent Company Equity for the six months ended March 30, 2012 and March 25, 2011 (Unaudited)	A-F-42
Notes to Combined Financial Statements (Unaudited)	A-F-43

THE ADT CORPORATION

Page
Audited Financial Statements

Report of Independent Registered Public Accounting Firm	A-F-55
Balance Sheet as of January 27, 2012	A-F-56
Notes to Financial Statements	A-F-57

Page
Unaudited Financial Statements

Balance Sheet as of March 30, 2012 (Unaudited)	A-F-58
Notes to Financial Statements (Unaudited)	A-F-59

A-F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Tyco International Ltd.:

We have audited the accompanying combined balance sheets of the ADT North American Residential Security Business of Tyco International Ltd. (the “Company”) as of September 30, 2011 and September 24, 2010, and the related combined statements of operations, parent company equity, and cash flows for each of the three fiscal years in the period ended September 30, 2011. Our audits also included the financial statement schedule listed in the Index at page F-1. The combined financial statements include the accounts of certain security-related businesses of Tyco International Ltd. (“Tyco”), which are under the common ownership, control and oversight of Tyco. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2011 and September 24, 2010, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the combined financial statements, the Company is comprised of the assets and liabilities used in managing and operating the Company. The combined financial statements also include allocations from Tyco. These allocations may not be reflective of the actual level of assets, liabilities, or costs which would have been incurred had the Company operated as a separate entity apart from Tyco.

DELOITTE & TOUCHE LLP

Certified Public Accountants

Boca Raton, Florida

April 4, 2012

A-F-2

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF OPERATIONS

Fiscal Years Ended September 30, 2011, September 24, 2010 and September 25, 2009

	2011	2010	2009
	(in millions)
Revenue	$3,110	$2,591	$2,248
Cost of revenue	1,341	1,065	935
Selling, general and administrative expenses	1,076	1,022	839

Operating income	693	504	474
Interest income	1	1	1
Interest expense	(90)	(107)	(82)

Income before income taxes	604	398	393
Income tax expense	(228)	(159)	(150)

Net income	$376	$239	$243

See Notes to Combined Financial Statements

A-F-3

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED BALANCE SHEETS

As of September 30, 2011 and September 24, 2010

	2011	2010
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$65	$84
Accounts receivable trade, less allowance for doubtful accounts of $23 and $23, respectively	94	97
Inventories	33	23
Prepaid expenses and other current assets	48	56
Deferred income taxes	23	48

Total current assets	263	308
Property and equipment, net	172	168
Subscriber system assets, net	1,653	1,648
Goodwill	3,395	3,393
Intangible assets, net	2,755	2,695
Deferred subscriber acquisition costs, net	417	388
Other assets	84	92

Total Assets	$8,739	$8,692

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including allocated debt of nil and $189, respectively (see Note 6)	$1	$190
Accounts payable	153	122
Accrued and other current liabilities	163	190
Deferred revenue	250	224

Total current liabilities	567	726
Long-term debt, including allocated debt of $1,482 and $1,301, respectively (see Note 6)	1,506	1,326
Deferred subscriber acquisition revenue	630	630
Deferred tax liabilities	632	693
Other liabilities	173	151

Total Liabilities	3,508	3,526

Commitments and contingencies (see Note 10)

Parent Company Equity:
Parent company investment	5,152	5,087
Accumulated other comprehensive income	79	79

Total Parent Company Equity	5,231	5,166

Total Liabilities and Parent Company Equity	$8,739	$8,692

See Notes to Combined Financial Statements

A-F-4

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 30, 2011, September 24, 2010 and September 25, 2009

	2011	2010	2009
	(in millions)
Cash Flows from Operating Activities:
Net income	$376	$239	$243
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	927	785	671
Amortization of deferred subscriber acquisition revenue	(114)	(111)	(111)
Non-cash compensation expense	9	8	7
Deferred income taxes	(53)	(61)	5
Provision for losses on accounts receivable and inventory	46	44	39
Other non-cash items	3	4	—
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(45)	(38)	(25)
Inventories	(10)	(3)	3
Accounts payable	35	10	17
Accrued and other liabilities	(47)	6	(12)
Income taxes, net	266	185	125
Deferred subscriber acquisition costs	(131)	(110)	(95)
Deferred subscriber acquisition revenue	115	111	103
Other	62	1	11

Net cash provided by operating activities	1,439	1,070	981

Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(581)	(532)	(511)
Subscriber system assets	(290)	(247)	(189)
Capital expenditures	(31)	(22)	(36)
Acquisition of businesses, net of cash acquired	—	(449)	—
Other	(7)	—	(4)

Net cash used in investing activities	(909)	(1,250)	(740)

Cash Flows from Financing Activities:
Repayments of current maturities of long-term debt	(1)	(1)	(1)
Allocated debt activity	(5)	371	181
Change in due to (from) Tyco and affiliates	32	—	(23)
Change in parent company investment	(574)	(140)	(416)

Net cash (used in) provided by financing activities	(548)	230	(259)

Effect of currency translation on cash	(1)	2	(1)

Net (decrease) increase in cash and cash equivalents	(19)	52	(19)
Cash and cash equivalents at beginning of year	84	32	51

Cash and cash equivalents at end of year	$65	$84	$32

Supplementary Cash Flow Information:
Interest paid	$84	$98	$79
Income taxes paid, net of refunds	16	34	20

See Notes to Combined Financial Statements

A-F-5

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF PARENT COMPANY EQUITY

Fiscal Years Ended September 30, 2011, September 24, 2010 and September 25, 2009

($ in millions)

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
Balance as of September 26, 2008	$3,475	$50	$3,525
Comprehensive income:
Net income	243		243
Currency translation		25	25
Retirement plans, net of income tax benefit of $4		(8)	(8)

Total comprehensive income			260
Net transfers to Parent	(300)		(300)
Cumulative effect of adopting a new accounting principle (see Note 11)		1	1

Balance as of September 25, 2009	3,418	68	3,486
Comprehensive income:
Net income	239		239
Currency translation		12	12
Retirement plans, net of income tax of nil		(1)	(1)

Total comprehensive income			250
Net transfers from Parent	1,430		1,430

Balance as of September 24, 2010	5,087	79	5,166
Comprehensive income:
Net income	376		376
Currency translation		3	3
Retirement plans, net of income tax benefit of $2		(3)	(3)

Total comprehensive income			376
Net transfers to Parent	(311)		(311)

Balance as of September 30, 2011	$5,152	$79	$5,231

See Notes to Combined Financial Statements

A-F-6

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation and Summary of Significant Accounting Policies

Separation—On September 19, 2011, Tyco International Ltd. (“Tyco” or “Parent”) announced that its Board of Directors approved a plan to separate Tyco into three separate, publicly traded companies (the “Separation”), identifying the ADT North American Residential Security Business of Tyco (the “Company”), as one of those three companies. The Separation is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution of all of the equity interest in the Company (the “Distribution”). During January 2012, The ADT Corporation (“ADT”), which upon completion of the Separation will become the parent of the Company, was incorporated in the State of Delaware.

Completion of the proposed separation is subject to certain conditions, including final approval by the Tyco Board of Directors and shareholders, receipt of tax opinions and rulings and the filing and effectiveness of registration statements with the Securities and Exchange Commission (“SEC”). The Separation will also be subject to the completion of any necessary financing.

Basis of Presentation—The Combined Financial Statements include the combined operations, assets and liabilities of the Company. The Combined Financial Statements have been prepared in United States dollars (“USD”) and in accordance with generally accepted accounting principles in the United States (“GAAP”). Unless otherwise indicated, references to 2011, 2010 and 2009 are to the Company’s fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

Additionally, the Combined Financial Statements do not necessarily reflect what the Company’s combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly traded company during the periods presented. The Company’s Combined Financial Statements have been prepared to include all of Tyco’s residential and small business security business in the United States, Canada and certain U.S. territories, and reflect a combination of the assets and liabilities that have been used in managing and operating this business. All revenue and most assets and liabilities, including subscriber-related assets and liabilities, and most expenses reflected in the combined financial statements are directly associated with the Company. Due to existing functions and facilities shared among Tyco and us, certain working capital, property and equipment, and operating expense balances have been allocated to the Company. In addition, certain general corporate overhead, debt and related interest expense have been allocated by Tyco to the Company. The Company used certain underlying activity drivers as a basis of allocation, including revenue, materials usage, head-count utilization and other factors. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company for the periods presented or the amounts that will be incurred by the Company in the future. Note 6 provides further information regarding debt and related interest expense allocations and Note 7 provides further information regarding general corporate overhead allocations.

The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal 2011 was a 53-week year. Fiscal years 2010 and 2009 were 52-week years.

The Company conducts business in one operating segment. This segment is identified by the Company based on how resources are allocated and operating decisions are made. Management evaluates performance and allocates resources based on operating profit or loss of the Company as a whole.

The Company conducts business through its operating entities. All intercompany transactions have been eliminated. The results of companies acquired during the year are included in the Combined Financial Statements from the effective date of acquisition. See Note 3.

A-F-7

Use of Estimates—The preparation of the Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenue and expenses. Significant estimates in these Combined Financial Statements include allowances for doubtful accounts receivable, estimates of future cash flows and valuation related assumptions associated with asset impairment testing, useful lives and methods for depreciation and amortization, loss contingencies, insurance reserves, income taxes and tax valuation allowances, accounting for business combinations and defined benefit obligations. Actual results could differ materially from these estimates.

Revenue Recognition—Major components of revenue for the Company include fees associated with contractual monitoring and maintenance services, non-refundable installation fees related to subscriber system assets, other repair and maintenance services and sales of equipment.

Revenue from the sale of services is recognized as services are rendered. Contractual fees for monitoring and maintenance services are recognized on a straight-line basis over the contract term. Customer billings for services not yet rendered are deferred and recognized as revenue as the services are rendered. The balance of deferred revenue is included in current liabilities or long-term liabilities, as appropriate.

For transactions in which the Company retains ownership of the security system asset, referred to as subscriber system assets, non-refundable fees (referred to as deferred subscriber acquisition revenue) received in connection with the initiation of a monitoring contract, along with associated direct and incremental selling costs (referred to as deferred subscriber acquisition costs), are deferred and amortized over the estimated life of the customer relationship.

Sales of security monitoring systems may have multiple elements, including equipment, installation, monitoring services and maintenance agreements. The Company assesses its revenue arrangements to determine the appropriate units of accounting. In certain circumstances, ownership of the system is contractually transferred to the customer, in which case each deliverable provided under the arrangement is considered a separate unit of accounting. Revenue associated with sale of equipment and related installations is recognized once delivery, installation and customer acceptance is completed, while the revenue for monitoring and maintenance services is recognized on a straight-line basis over the contract term as services are rendered. Early termination of the contract by the customer results in a termination charge in accordance with the customer contract, which is due immediately following the termination date. The amounts of contract termination charges recognized in revenue during the years ended September 30, 2011, September 24, 2010 and September 25, 2009 were not material. The Company may refund up-front consideration and monitoring fees paid during the six months following installation of a system in limited circumstances after all attempts to resolve customer concerns have been exhausted. Amounts that the Company has refunded during the years ended September 30, 2011, September 24, 2010 and September 25, 2009 were not material. Amounts assigned to each unit of accounting are based on an allocation of total arrangement consideration using a hierarchy of estimated selling price for the deliverables. The selling price used for each deliverable is based on Vendor Specific Objective Evidence (“VSOE”) if available, Third Party Evidence (“TPE”) if VSOE is not available, or estimated selling price if neither VSOE nor TPE is available. Revenue recognized for equipment and installation is limited to the lesser of their allocated amounts under the estimated selling price hierarchy or the non-contingent up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer is contingent upon the delivery of monitoring and maintenance services.

Provisions for certain rebates and discounts to customers are accounted for as reductions in revenue in the same period the related revenue is recorded. These provisions are based on terms of arrangements with direct, indirect and other market participants. Rebates are estimated based on sales terms, historical experience and trend analysis.

The Company records estimated product warranty costs at the time of sale. The carrying amounts of the Company’s warranty accrual as of September 30, 2011 and September 24, 2010 were not material.

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Advertising—Advertising costs which amounted to $152 million, $113 million and $76 million for 2011, 2010 and 2009, respectively, are expensed when incurred and are included in selling, general and administrative expenses.

Acquisition Costs—Acquisition costs are expensed when incurred and are included in selling, general and administrative expenses. See Note 3.

Translation of Foreign Currency—The Company’s Combined Financial Statements are reported in U.S. dollars. A portion of the Company’s business is transacted in Canadian dollars. The Company’s Canadian entity maintains its records in Canadian dollars. The assets and liabilities are translated into U.S. dollars using rates of exchange at the balance sheet date and translation adjustments are recorded in accumulated other comprehensive income. Revenue and expenses are translated at average rates of exchange in effect during the year.

Cash and Cash Equivalents—All highly liquid investments with original maturities of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in the Company’s receivable portfolio determined on the basis of historical experience and other currently available evidence.

Inventories—Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

Property and Equipment, Net—Property and equipment, net is recorded at cost less accumulated depreciation. Depreciation expense for 2011, 2010 and 2009 was $35 million, $28 million and $25 million, respectively. Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	Up to 40 years

Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Other machinery, equipment and furniture and fixtures	1 to 14 years

Subscriber System Assets and Related Deferred Costs and Deferred Revenue—Subscriber system assets, net are recorded at cost less accumulated depreciation. Accumulated depreciation of subscriber system assets was $1,821 million and $1,551 million as of September 30, 2011 and September 24, 2010, respectively. Depreciation expense relating to subscriber system assets for 2011, 2010 and 2009 was $272 million, $209 million and $171 million, respectively. The Company considers security system assets related to its electronic security business in two asset categories: internally generated subscriber systems (referred to as subscriber system assets) and customer accounts generated through the ADT dealer program (referred to as dealer intangibles, as further described in the Dealer and Other Amortizable Intangible Assets, Net section below). Subscriber system assets include installed property and equipment for which the Company retains ownership and deferred costs directly related to the customer acquisition and system installation. Subscriber system assets represent capitalized equipment (e.g. security control panels, touchpad, motion detectors, window sensors, and other equipment) and installation costs incurred to prepare the asset for its intended use. The Company pays property taxes on the subscriber system assets and upon customer termination, may retrieve such assets. These assets embody a probable future economic benefit as they generate future monitoring revenue for the Company.

Deferred subscriber acquisition costs, net associated with subscriber system assets represent direct and incremental selling expenses (i.e. commissions) related to acquiring the customer. Commissions related to up-front consideration paid by customers in connection with the establishment of the monitoring arrangement are determined based on a percentage of the up-front fees and do not exceed deferred revenue. Depreciation expense relating to deferred subscriber acquisition costs for 2011, 2010 and 2009 was $102 million, $98 million and $96 million, respectively.

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Subscriber system assets and any deferred costs and revenue resulting from the customer acquisition are accounted for over the expected life of the customer relationship. The Company accounts for subscriber system assets and related deferred costs and deferred revenue using pools, with separate pools for the components of subscriber system assets and any related deferred costs and deferred revenue based on the same month and year of acquisition. The Company depreciates its pooled subscriber system assets and related deferred costs and deferred revenue using an accelerated method over 15 years. In order to align the depreciation of these assets to the pattern in which their economic benefits are consumed, the accelerated method utilizes an average declining balance rate of 240% and converts to a straight-line methodology when the resulting depreciation charge is greater than that from the accelerated method, resulting in an average depreciation of 58% of the pool within the first five years, 25% within the second five years and 17% within the final five years.

Dealer and Other Amortizable Intangible Assets, Net—Intangible assets primarily include contracts and related customer relationships. Certain contracts and related customer relationships are generated from an external network of independent dealers who operate under the ADT dealer program. These contracts and related customer relationships are recorded at their contractually determined purchase price. During the initial period of the customer contract, generally twelve to fifteen months, any cancellation of monitoring service, including those that result from customer payment delinquencies, results in a chargeback by the Company to the dealer for the full amount of the contract purchase price. The Company records the amount charged back to the dealer as a reduction of the previously recorded intangible asset pool.

Intangible assets arising from the ADT dealer program described above are amortized in pools determined by the same month and year of contract commencement on an accelerated basis over the period and pattern of economic benefit that is expected to be obtained from the customer relationship. The estimated useful life of dealer intangibles is 15 years. The accelerated method for amortizing these intangible assets utilizes an average declining balance rate of 300% and converts to a straight-line methodology when the resulting amortization charge is greater than that from the accelerated method, resulting in an average amortization of 67% of the pool within the first five years, 22% within the second five years and 11% within the final five years.

Other contracts and related customer relationships are amortized on a straight-line basis over 4 to 14 years. The Company evaluates the amortization methods and remaining useful lives of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the amortization method or remaining useful lives.

Long-Lived Asset Impairments—The Company reviews long-lived assets, including property and equipment and amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, the Company groups assets and liabilities at the lowest level for which cash flows are separately identified. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Goodwill—Goodwill is assessed for impairment annually and more frequently if triggering events occur. See Note 5. In performing these assessments, management relies on various factors, including operating results, business plans, economic projections, anticipated future cash flows, comparable transactions and other market data. There are inherent uncertainties related to these factors which require judgment in applying them to the testing of goodwill for impairment. The Company performs its annual impairment tests for goodwill on the first day of the fourth quarter of each year.

When testing for goodwill impairment, the Company first compares the fair value of its reporting unit with its carrying amount. The estimated fair value of the reporting unit used in the goodwill impairment test is determined utilizing a discounted cash flow analysis based on the Company’s forecasts discounted using market participants’ weighted-average cost of capital and market indicators of terminal year cash flows. Other valuation

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methods are used to corroborate the discounted cash flow method. If the carrying amount of the Company’s reporting unit exceeds its fair value, goodwill is considered potentially impaired and further tests are performed to measure the amount of impairment loss. In the second step of the goodwill impairment test, the Company compares the implied fair value of a reporting unit’s goodwill with the carrying amount of a reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess of the carrying amount of goodwill over its implied fair value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of its reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of its reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill.

Parent Company Investment—Parent company investment in the Combined Balance Sheets represents Tyco’s historical investment in the Company, the Company’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from Tyco. Note 7 provides additional information regarding the allocation to the Company of various expenses incurred by Tyco.

Income Taxes—For purposes of the Company’s Combined Financial Statements, income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from Tyco (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if the Company was a separate taxpayer and a standalone enterprise for the periods presented. The calculation of income taxes for the Company on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, the Company has primarily operated within a Tyco U.S. consolidated group and within a standalone Canadian entity. In certain instances, tax losses or credits generated by Tyco’s other businesses will be available to the Company going forward after the Separation.

In determining taxable income for the Company’s Combined Financial Statements, the Company must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence including its past operating results, the existence of cumulative losses in the most recent years and its forecast of future taxable income. In estimating future taxable income, the Company develops assumptions including the amount of future pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying businesses.

The Company does not have any significant valuation allowances against its net deferred tax assets.

The tax carryforwards reflected in the Company’s Combined Financial Statements have been determined using the Separate Return Method. The tax carryforwards include net operating losses and tax credits. The Company’s post spin-off tax carryforwards will be different than those reflected in the Company’s Combined Financial Statements.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on the Company’s deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on the Company’s results of operations, financial condition or cash flows.

In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in the United States and Canada. The Company recognizes potential

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liabilities and records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from its current estimate of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. For purposes of the Company’s Combined Financial Statements, these estimated tax liabilities have been computed on a separate return basis.

Insurable Liabilities—The Company insures workers’ compensation, property, product, general and auto liabilities through a wholly owned subsidiary of Tyco, a captive insurance company, which retains the risk of loss. The captive’s policies covering these risks are deductible reimbursement policies. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third party insurance companies.

These insurance costs have been allocated to the Company on a specific identification basis by Tyco. Management believes the allocations are reasonable; however, they may not be indicative of the actual insurance costs of the Company had the Company been operating as an independent, stand-alone entity for the periods presented. See Note 7.

Concentration of Credit Risks—Financial instruments which potentially subject the Company to concentrations of credit risks are principally cash and cash equivalents and accounts receivables. Cash and cash equivalents are held by major financial institutions. The large number of its customer receivables limit the Company’s concentration of risk with respect to accounts receivable.

Recently Issued Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the Combined Statements of Parent Company Equity. The amendment will not impact the accounting for OCI, but only its presentation in the Company’s Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income. The guidance must be applied retrospectively and is effective for the Company in the first quarter of fiscal 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

In September 2011, the FASB issued authoritative guidance which expanded and enhanced the existing disclosures related to multi-employer pension and other postretirement benefit plans. The amendments require additional quantitative and qualitative disclosures to provide more detailed information, including the significant multi-employer plans in which the Company participates, the level of the Company’s participation and contributions, and the financial health and indication of funded status, which will provide users of financial statements with a better understanding of the employer’s involvement in multi-employer benefit plans. The guidance must be applied retrospectively and is effective for the Company for the fiscal 2012 annual period, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance along with what impact, if any, the guidance will have on its annual disclosures.

In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not, defined as having a likelihood of more than fifty percent, that the fair value of a reporting unit is less than its carrying amount. If an

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entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

2.	Restructuring and Asset Impairment Charges, Net

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs, as described below.

The Company initiated multi-year restructuring programs in 2009 (the “2009 Program”) and in 2011 (the “2011 Program”). Under each of these programs, the Company incurred restructuring and asset impairment charges (reversals), net, during 2011, 2010 and 2009 which are included in selling, general and administrative expenses, as follows ($ in millions):

	For the Year Ended September 30, 2011	For the Year Ended September 24, 2010	For the Year Ended September 25, 2009
2011 Program
Employee severance and benefits	$4	$—	$—
Facility exit and other charges	3	—	—

Total	$7	$—	$—

2009 Program
Employee severance and benefits	$(8)	$14	$4
Facility exit and other charges	—	4	—

Total	$(8)	$18	$4

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the program are as follows ($ in millions):

	2011 Program	2009 Program
Employee severance and benefits	$4	$10
Facility exit and other charges	3	4

Total	$7	$14

The rollforward of the reserves from September 24, 2010 to September 30, 2011 is as follows ($ in millions):

	2011 Program	2009 Program	Total
Balance as of September 24, 2010	$—	$12	$12
Charges	8	4	12
Reversals	(1)	(12)	(13)
Utilization	(1)	(6)	(7)
Reclass / transfers	(4)	3	(1)

Balance as of September 30, 2011	$2	$1	$3

The Company also incurred restructuring charges of $1 million, nil and $2 million for the years ended 2011, 2010 and 2009, respectively, for restructuring actions initiated prior to 2009. The remaining reserve for these

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actions was $7 million as of both September 30, 2011 and September 24, 2010, which primarily relates to facility exit costs for long-term non-cancelable lease obligations.

3.	Acquisitions

Fiscal 2011

Acquisitions

During the year ended September 30, 2011, there were no acquisitions made by the Company.

Acquisition and Integration Related Costs

Acquisition and integration related costs are expensed as incurred. During the year ended September 30, 2011, the Company incurred integration costs of $28 million, primarily in connection with the integration of Brink’s Home Security Holdings, Inc (“BHS” or “Broadview Security”) in 2010. Of these costs, $26 million is recorded within selling, general and administrative expenses and $2 million is recorded within cost of revenue within the Company’s Combined Statement of Operations for the year ended September 30, 2011.

Dealer Generated Customer Accounts and Bulk Account Purchases

During the year ended September 30, 2011, the Company paid $581 million for approximately 491,000 customer contracts for electronic security services.

Fiscal 2010

Acquisitions

During the year ended September 24, 2010, cash paid for acquisitions totaled $449 million, net of cash acquired of $136 million, which related to the acquisition of Broadview Security.

Acquisition and Integration Related Costs

The Company incurred approximately $17 million of costs directly related to the acquisition of Broadview Security during the year ended September 24, 2010. In addition, the Company recorded $18 million of integration costs during the year ended September 24, 2010. Both acquisition and integration costs have been recorded within selling, general and administrative expenses in the Company’s Combined Statement of Operations for the year ended September 24, 2010. In addition, the Company recorded $14 million of restructuring expenses in conjunction with the acquisition of Broadview Security, which have been recorded within selling, general and administrative expenses in the Company’s Combined Statement of Operations for the year ended September 24, 2010.

Dealer Generated Customer Accounts and Bulk Account Purchases

During the year ended September 24, 2010, the Company paid $532 million for approximately 459,000 customer contracts for electronic security services.

Acquisition of Broadview Security

On May 14, 2010, the Company acquired all of the outstanding equity of Broadview Security, a publicly traded company that was formerly owned by The Brink’s Company, in a cash-and-stock transaction valued at approximately $2.0 billion. Prior to its acquisition, Broadview Security’s core business was to provide security alarm monitoring services for residential and small business properties in North America. Under the terms of the transaction, each outstanding share of BHS common stock was converted into the right to receive: (1) $13.15 in cash and 0.7562 Tyco common shares, for those shareholders who made an all-cash election, (2) 1.0951 Tyco common shares, for those shareholders who made an all stock election or (3) $12.75 in cash and 0.7666 Tyco common shares, for those shareholders who made a mixed cash/stock election or who failed to make an election.

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Fair Value Calculation of Consideration Transferred—The calculation of the consideration transferred to acquire BHS is as follows. Certain amounts below cannot be recalculated as the exact BHS common share amounts have not been presented. ($ and common share data in millions, except per share data):

Cash Consideration
All cash consideration
Number of shares of BHS common shares outstanding as of May 14, 2010 electing all cash	37
Cash consideration per common share outstanding	$13.15

Total cash paid to BHS shareholders making all cash election	$490
Mixed cash/stock consideration
Number of shares of BHS common shares outstanding as of May 14, 2010 electing mixed consideration or not making an election	7
Cash consideration per common share outstanding	$12.75

Total cash paid to BHS shareholders making a mixed election or not making an election	$95

Total cash consideration	$585

Stock consideration
All cash consideration
Number of shares of BHS common shares outstanding as of May 14, 2010 electing all cash	37
Exchange ratio	0.7562

Tyco shares issued to BHS shareholders making an all cash election	28
All stock consideration
Number of shares of BHS common shares outstanding as of May 14, 2010 electing all stock	1
Exchange ratio	1.0951

Tyco shares issued to BHS shareholders making an all stock election	1
Mixed cash/stock consideration
Number of shares of BHS common shares outstanding as of May 14, 2010 electing mixed consideration or not making an election	7
Exchange ratio	0.7666

Tyco shares issued to BHS shareholders making a mixed election or not making an election	6

Total Tyco common shares issued	35

Tyco’s average common share price on May 14, 2010	$38.73

Total stock consideration	$1,362

Fair value of BHS stock option, restricted stock unit and deferred stock unit replacement awards(1)	$27

Total fair value of consideration transferred	$1,974

(1)

Represents the fair value of BHS stock option, restricted stock unit and deferred stock unit replacement awards attributable to pre-combination service issued to holders of these awards in the acquisition. The fair value was determined using the Black-Scholes model for stock option awards and Tyco’s closing stock price for the restricted and deferred stock unit awards. The fair value of outstanding BHS stock-based compensation awards that immediately vested at the effective time of the acquisition was attributed to pre-combination service and was included in the consideration transferred. In addition, there were certain BHS stock-based compensation awards that did not immediately vest upon completion of the acquisition. For those awards, the fair value attributed to post-combination service is being recognized as compensation expense over the requisite service period in the post-combination financial statements.

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Fair Value Allocation of Consideration Transferred to Assets Acquired and Liabilities Assumed—The consideration transferred for BHS has been allocated to identifiable assets acquired and liabilities assumed as of the acquisition date. The following amounts represent the final determination of the fair value of the identifiable assets acquired and liabilities assumed ($ in millions):

Net current assets(1)	$78
Subscriber system assets	624
Other property and equipment	49
Contracts and related customer relationships (10-year weighted average useful life)	738
Other intangible assets (4-year weighted average useful life)	12
Net non-current liabilities(2)	(459)

Net assets acquired	1,042
Goodwill(3)	932

Purchase price	$1,974

(1)

As of the acquisition date, the fair value of accounts receivable approximated book value. Included in net current assets is $32 million of accounts receivable. The gross contractual amount receivable was approximately $35 million of which $3 million was not expected to be collected.

(2)	Included in net non-current liabilities is approximately $456 million of deferred tax liabilities.
(3)

The goodwill recognized is primarily related to expected synergies and other benefits that the Company believes will result from combining the operations of BHS with the operations of the Company. All of the goodwill has been allocated. None of the goodwill is expected to be deductible for tax purposes.

Actual BHS Financial Results—BHS actual results from the acquisition date, May 14, 2010, which are included in the Combined Statement of Operations for the year ended September 24, 2010 are as follows ($ in millions):

For the Year Ended September 24, 2010
Revenue	$193
Net loss	$(25)

Supplemental Pro Forma Financial Information (unaudited)—The supplemental pro forma financial information for the fiscal years ended September 24, 2010 and September 25, 2009 is as follows:

	For the Years Ended
	September 24, 2010	September 25, 2009
	(in millions)
Revenue	$2,942	$2,781
Net income	263	256

The supplemental pro forma financial information is based on the historical financial information for the Company and BHS. The supplemental pro forma financial information for the period ended September 24, 2010 utilized BHS’ historical financial information for its fiscal fourth quarter ended December 31, 2009 and the pre-acquisition period from January 1, 2010 through the acquisition date. The supplemental pro forma financial information reflect primarily the following pro forma pre-tax adjustments:

•	Elimination of BHS historical intangible asset amortization and property and equipment depreciation expense;

•	Elimination of BHS historical deferred acquisition costs amortization;

•	Elimination of BHS historical deferred revenue amortization;

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•	Additional amortization and depreciation expense related to the fair value of identifiable intangible assets and property and equipment acquired; and

•	All of the above pro forma adjustments were tax effected using a statutory tax rate of 39%

The supplemental pro forma financial information for the year ended September 24, 2010 reflect the following non-recurring adjustments:

•	Direct acquisition costs primarily relating to advisory and legal fees and integration costs; and

•	Restructuring charges primarily related to employee severance and one-time benefit arrangements

The supplemental pro forma financial information gives effect to the acquisition, but should not be considered indicative of the results that would have occurred in the periods presented above, nor are they indicative of future results. In addition, the supplemental pro forma financial information does not reflect the potential realization of cost savings relating to the integration of the two companies.

Fiscal 2009

Acquisitions

During the year ended September 25, 2009, there were no acquisitions made by the Company.

Acquisition and Integration Related Costs

During the year ended September 25, 2009, the Company did not incur any acquisition or integration related costs.

Dealer Generated Customer Accounts and Bulk Account Purchases

During the year ended September 25, 2009, the Company paid $511 million for approximately 464,000 customer contracts for electronic security services.

4.	Income Taxes

The Company’s operating results have been included in Tyco’s various consolidated U.S. federal and state income tax returns, as well as non-U.S. tax filings in Canada and certain U.S. territories. For purposes of the Company’s Combined Financial Statements, income tax expense and deferred tax balances have been recorded as if the Company filed tax returns on a stand-alone basis separate from Tyco. The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if the Company was a separate taxpayer and a standalone enterprise for the periods presented.

Significant components of income before income taxes for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 are as follows:

	2011	2010	2009
	(in millions)
United States	$543	$336	$336
Non-U.S.	61	62	57

	$604	$398	$393

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Significant components of the income tax provision for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 are as follows:

	2011	2010	2009
	(in millions)
Current:
United States:
Federal	$228	$169	$105
State	33	35	20
Non-U.S.	20	16	20

Current income tax provision	$281	$220	$145
Deferred:
United States:
Federal	$(50)	$(60)	$6
State	—	1	(1)
Non-U.S.	(3)	(2)	—

Deferred income tax provision	(53)	(61)	5

	$228	$159	$150

The reconciliation between the actual effective tax rate on continuing operations and the statutory U.S. federal income tax rate of 35% for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 is as follows:

	2011	2010	2009
	(in millions)
Federal statutory tax rate	35.0%	35.0%	35.0%
Increases (reductions) in taxes due to:
U.S. state income tax provision, net	3.5%	5.9%	3.2%
Non-U.S. net earnings	(0.7)%	(1.9)%	(0.0)%
Nondeductible charges	0.2%	0.7%	0.2%
Other	(0.3)%	0.2%	(0.2)%

Provision for income taxes	37.7%	39.9%	38.2%

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Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset as of September 30, 2011 and September 24, 2010 are as follows ($ in millions):

	2011	2010
	(in millions)
Deferred tax assets:
Accrued liabilities and reserves	$36	$43
Tax loss and credit carryforwards	1	2
Postretirement benefits	20	20
Deferred revenue	156	117
Other	65	61

	$278	$243

Deferred tax liabilities:
Property and equipment	(21)	(9)
Subscriber system assets	(443)	(470)
Intangible assets	(397)	(388)
Other	(18)	(14)

	$(879)	$(881)

Net deferred tax liability before valuation allowance	(601)	(638)
Valuation allowance	(1)	(2)

Net deferred tax liability	$(602)	$(640)

The valuation allowance for deferred tax assets of $1 million and $2 million as of September 30, 2011 and September 24, 2010, respectively, relates principally to the uncertainty of the utilization of certain non-U.S. deferred tax assets. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets on the Company’s Combined Balance Sheets.

The tax carryforwards reflected in the Company’s Combined Financial Statements have been determined using the Separate Return Method. The tax carryforwards include net operating losses and tax credits. The Company’s post spin-off tax carryforwards will be different than those reflected in the Combined Financial Statements. The Company’s ability to use its federal and state post-separation net operating loss carryforwards and tax credit carryforwards to offset future taxable income and future taxes, respectively, may be subject to restrictions due to equity transactions that result in changes in ownership as defined by Code Section 382, under the Tax Reform Act of 1986.

As of September 30, 2011 and September 24, 2010, the Company had unrecognized tax benefits of $3 million and $5 million, respectively, of which $2 million and $3 million, if recognized, would affect the effective tax rate. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. The Company had accrued interest and penalties related to the unrecognized tax benefits of $1 million and $2 million as of September 30, 2011 and September 24, 2010, respectively. The Company recognized no income tax expense for interest and penalties related to unrecognized tax benefits for the years ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

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A rollforward of unrecognized tax benefits as of September 30, 2011, September 24, 2010 and September 25, 2009 is as follows (in millions):

	2011	2010	2009
	(in millions)
Balance as of beginning of year	$5	$5	$5
Reductions based on tax positions related to prior years	(1)	—	—
Reductions related to settlements	(1)	—	—

Balance as of end of year	$3	$5	$5

The unrecognized tax benefits reflected in the Company’s Combined Financial Statements have been determined using the Separate Return Method. It is anticipated that as a result of the final Separation transactions, the Company’s unrecognized tax benefits will be higher than those reflected in the Combined Financial Statements.

The Company does not anticipate the total amount of the unrecognized tax benefits to change significantly within the next twelve months.

Many of the Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in the U.S. federal, state and local or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Canada	2004 – 2011
United States	1997 – 2011

Undistributed Earnings of Subsidiaries

The Company’s primary non-U.S. operations are located in Canada. No additional provision has been accrued for U.S. or non-U.S. income taxes on the undistributed earnings or for unrecognized deferred tax liabilities for temporary differences related to investments in the Company’s Canadian entity since the earnings are expected to be permanently reinvested and the investments are permanent in duration. Although the amount of undistributed earnings at the time of Separation is not currently known, it is anticipated that the Company’s deferral of U.S. income taxes or foreign withholding taxes on temporary differences will not be material.

Tax Sharing Agreement and Other Income Tax Matters

In connection with the Separation from Tyco, ADT expects to enter into a tax sharing agreement (the “2012 Tax Sharing Agreement”) with Tyco and Tyco Flow Control International, Ltd. (“Tyco Flow Control”) that will govern the rights and obligations of ADT, Tyco and Tyco Flow Control for certain pre-Separation tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd. (“Covidien”), and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). The Company expects that the 2012 Tax Sharing Agreement will provide that ADT, Tyco and Tyco Flow Control will share (i) certain pre-Separation income tax liabilities that arise from adjustments made by tax authorities to ADT’s, Tyco’s, and Tyco Flow Control’s U.S. and certain non-U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”).

In addition, in the event the Distribution, the spin-off of Tyco Flow Control (the “Tyco Flow Control Spin-Off”), or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distribution by ADT, Tyco Flow Control or Tyco, the party responsible for such failure would be responsible for all taxes imposed on ADT, Tyco Flow Control or Tyco as a result thereof. Taxes

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resulting from the determination that the Distribution, the Tyco Flow Control Spin-Off, or any internal transaction that were intended to be tax-free is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distribution by ADT, Tyco Flow Control or Tyco, then ADT, Tyco Flow Control and Tyco would be responsible for any Distribution Taxes imposed on ADT, Tyco Flow Control or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. ADT will have sole responsibility of any income tax liability arising as a result of Tyco’s acquisition of Broadview Security in May 2010, including any liability of Broadview Security under the tax sharing agreement between Broadview Security and The Brink’s Company dated October 31, 2008 (collectively, “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes, and Broadview Tax Liabilities will generally be shared 20% by Tyco Flow Control, 27.5% by ADT, and 52.5% by Tyco. ADT will be responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and Tyco Flow Control are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, ADT could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, ADT may be obligated to pay amounts in excess of its agreed-upon share of its, Tyco’s and Tyco Flow Control’s tax liabilities.

5.	Goodwill and Intangible Assets

Annually, in the fiscal fourth quarter, and more frequently if triggering events occur, the Company tests goodwill for impairment by comparing the fair value of the Company’s reporting unit with its carrying amount. Fair value of the Company’s reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. A market approach is utilized to corroborate the discounted cash flow analysis performed at the Company’s reporting unit. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flow, comparable market transactions (to the extent available), other market data and Tyco’s overall market capitalization. There were no goodwill impairments as a result of performing the Company’s 2011, 2010 and 2009 annual impairment tests.

The changes in the carrying amount of goodwill for the years ended 2011 and 2010 are as follows ($ in millions):

Balance as of September 24, 2010	$3,393
Acquisitions/Purchase Accounting Adjustments	2

Balance as of September 30, 2011	$3,395

Balance as of September 25, 2009	$2,461
Acquisitions/Purchase Accounting Adjustments	927
Currency Translation	5

Balance as of September 24, 2010	$3,393

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Fiscal 2011 and 2010 Intangible Assets

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s intangible assets as of September 30, 2011 and September 24, 2010.

	September 30, 2011		September 24, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$6,687	$3,938	$6,197	$3,511
Other	13	7	14	5

Total	$6,700	$3,945	$6,211	$3,516

Other than goodwill, the Company does not have any other indefinite-lived intangible assets as of September 30, 2011 and September 24, 2010. Intangible asset amortization expense for 2011, 2010 and 2009 was $518 million, $450 million and $379 million, respectively. As of September 30, 2011, the weighted-average amortization period for contracts and related customer relationships, other intangibles and total intangible assets was 14 years, 6 years and 14 years, respectively.

The estimated aggregate amortization expense for intangible assets is expected to be approximately $475 million for 2012, $400 million for 2013, $350 million for 2014, $300 million for 2015, $250 million for 2016 and $980 million for 2017 and thereafter.

6. Debt

Debt as of September 30, 2011 and September 24, 2010 is as follows ($ in millions):

	September 30, 2011	September 24, 2010
Current maturities of long-term debt:
Allocated debt	$—	$189
Capital lease obligations	1	1

Current maturities of long-term debt	1	190

Long-term debt:
Allocated debt	1,482	1,301
Capital lease obligations	24	25

Total long-term debt	1,506	1,326

Total debt	$1,507	$1,516

Tyco used a centralized approach to cash management and financing of its operations excluding debt directly incurred by any of its businesses, such as capital lease obligations. Accordingly, Tyco’s consolidated debt and related interest expense, exclusive of amounts incurred directly by the Company, have been allocated to the Company based on an assessment of the Company’s share of external debt using historical data. Interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements designated as fair value hedges. For fiscal 2011, 2010 and 2009, Tyco has allocated to the Company interest expense of $87 million, $102 million and $78 million, respectively. The fair value of the Company’s allocated debt was $1,717 million and $1,734 million as of September 30, 2011 and September 24, 2010, respectively. The fair value of its debt was allocated in the same proportions as Tyco’s external debt. In addition, cash paid for interest was allocated in the same proportions as Tyco’s external debt, which is presented in the Combined Statements of Cash Flows.

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Management believes the allocation basis for debt and interest expense is reasonable based on an assessment of historical data. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented. The Company expects to issue third-party debt based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be issued may materially differ from the amounts presented herein.

7. Related Party Transactions

Cash Management—Tyco used a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by Tyco at its discretion. Transfers of cash both to and from Tyco are included within parent company investment on the Combined Statements of Parent Company Equity. The main components of the net transfers (to)/from Parent are cash pooling and general financing activities, cash transfers for acquisitions, investments and various allocations from Tyco.

Trade Activity—Accounts payable includes $9 million and $4 million of payables to Tyco affiliates as of September 30, 2011 and September 24, 2010, respectively. These amounts primarily relate to the purchase of inventory from Tyco affiliates, which totaled $79 million, $34 million and $32 million for fiscal 2011, 2010 and 2009, respectively.

Service and Lending Arrangement with Tyco Affiliates—The Company has various debt and cash pool agreements with Tyco affiliates, which are executed outside of the normal Tyco centralized approach to cash management and financing of operations. Other liabilities include $63 million and $33 million of payables to Tyco affiliates as of September 30, 2011 and September 24, 2010, respectively.

Additionally, the Company, Tyco and its affiliates pay for expenses on behalf of each other. Prepaid expenses and other current assets includes $7 million and $7 million of receivables from Tyco and its affiliates as of September 30, 2011 and September 24, 2010, respectively. Accrued and other current liabilities includes $2 million and $3 million of payables to Tyco and its affiliates as of September 30, 2011 and September 24, 2010, respectively.

Interest Expense—The Company recognized $1 million, nil and nil of interest expense associated with the lending arrangements with Tyco affiliates during fiscal 2011, 2010 and 2009, respectively.

Debt and Related Items—The Company was allocated a portion of Tyco’s consolidated debt and interest expense. Note 6 provides further information regarding these allocations.

Insurable Liabilities—From fiscal 2009 through fiscal 2011, the Company was insured for worker’s compensation, property, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. The Company was insured for product liability by the captive insurance company for 2010 and 2011. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third party insurance companies. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $24 million, $18 million and $16 million in 2011, 2010 and 2009, respectively, and are included in the selling, general and administrative expenses in the Combined Statements of Operations.

As of September 30, 2011 and September 24, 2010, the Company recorded insurance-related liabilities in the Combined Balance Sheets of $57 million and $61 million respectively, with an offsetting insurance asset of the same amount due from Tyco.

General Corporate Overhead—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on the relative proportion of either the Company’s headcount or revenue to

A-F-23

Tyco’s consolidated headcount or revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During fiscal 2011, 2010 and 2009, the Company was allocated $67 million, $69 million and $67 million, respectively, of general corporate expenses incurred by Tyco which are included within selling, general and administrative expenses in the Combined Statements of Operations. Further discussion of allocations is included in Note 1, Basis of Presentation.

Transaction with Tyco’s Directors—During fiscal 2011, 2010 and 2009, the Company engaged in commercial transactions in the normal course of business with companies where Tyco’s Directors were employed and served as officers. During each of these periods, the Company’s purchases from such companies aggregated less than 1 percent of combined revenue.

8. Guarantees

In certain situations, Tyco has guaranteed the Company’s performance to third parties or has provided financial guarantees for financial commitments of the Company. Tyco and the Company intend to obtain releases from these guarantees in connection with Separation. In situations where the Company and Tyco are unable to obtain a release, the Company will indemnify Tyco for any losses it suffers as a result of such guarantees.

In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

As of September 30, 2011, the Company had total outstanding letters of credit and bank guarantees of approximately $5 million.

9. Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of September 30, 2011 and September 24, 2010. See Note 6 for further information regarding the fair value of the Company’s debt.

10. Commitments and Contingencies

The Company has facility, vehicle and equipment leases that expire at various dates through 2023. Rental expense under these leases was $38 million, $33 million and $27 million for 2011, 2010 and 2009, respectively. Following is a schedule of minimum lease payments for non-cancelable leases as of September 30, 2011 ($ in millions):

	Operating Leases	Capital Leases
Fiscal 2012	$39	$1
Fiscal 2013	33	1
Fiscal 2014	28	2
Fiscal 2015	24	2
Fiscal 2016	14	2
Thereafter	29	17

Total minimum lease payments	$167	$25

Less: amount representing interest		—

Total minimum lease payments less amounts representing interest		$25

A-F-24

The Company also has purchase obligations related to commitments to purchase certain goods and services. As of September 30, 2011, such obligations were $6 million for 2012.

Legal Proceedings

The Company is subject to various claims and lawsuits in the ordinary course of business, including from time to time, contractual disputes, product and general liability claims, claims that the Company has infringed the intellectual property rights of others, and claims related to alleged security system failures. The Company has recorded accruals for losses that it believes are probable to occur and are reasonably estimable. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that the resolution of any such proceedings (other than matters specifically identified below), will not have a material adverse effect on its financial condition, results of operations or cash flows.

Broadview Security Contingency

On May 14, 2010, the Company acquired Broadview Security, a business formerly owned by The Brink’s Company. Under the Coal Industry Retiree Health Benefit Act of 1992, as amended (the “Coal Act”), The Brink’s Company and its majority-owned subsidiaries at July 20, 1992 (including certain legal entities acquired in the Broadview Security acquisition) are jointly and severally liable with certain of The Brink’s Company’s other current and former subsidiaries for health care coverage obligations provided for by the Coal Act. A Voluntary Employees’ Beneficiary Associate (“VEBA”) trust has been established by The Brink’s Company to pay for these liabilities, however the trust may have insufficient funds to satisfy all future obligations. At the time of its spin-off from The Brink’s Company, Broadview Security entered into an agreement in which The Brink’s Company agreed to indemnify it for any and all liabilities and expenses related to The Brink’s Company’s former coal operations, including any health care coverage obligations. The Brink’s Company has agreed that this indemnification survives the Company’s acquisition of Broadview Security. The Company has evaluated its potential liability under the Coal Act as a contingency in light of all known facts, including the funding of the VEBA, and indemnification provided by The Brink’s Company. The Company has concluded that no accrual is necessary due to the existence of the indemnification and the belief that The Brink’s Company and VEBA will be able to satisfy all future obligations under the Coal Act. However, if The Brink’s Company and the VEBA are unable to satisfy all such obligations, the Company could be held liable, which could have a material adverse effect on its financial condition, results of operations or cash flows.

Income Tax Matters

As discussed above in Note 4, the 2012 Tax Sharing Agreement will govern the rights and obligations of ADT, Tyco and Tyco Flow Control for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. ADT will be responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and Tyco Flow Control are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $436 million as of September 30, 2011 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, Tyco has not been able to resolve certain open items, which primarily involve the treatment of

A-F-25

certain intercompany debt during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is likely to occur within the next six months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement.

To the extent ADT is responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material adverse impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

ADT Dealer Litigation

In 2002, the SEC’s Division of Enforcement conducted an investigation related to past accounting practices for dealer connect fees that the Company had charged to its authorized dealers upon purchasing customer accounts. The investigation related to accounting practices employed by the Company’s former management, which were discontinued in 2003. Although the Company settled with the SEC in 2006, a number of former dealers and related parties have filed lawsuits against the Company in the United States and in other countries, including a class action lawsuit filed in the District Court of Arapahoe County, Colorado, alleging breach of contract and other claims related to the Company’s decision to terminate certain authorized dealers in 2002 and 2003. In February 2010, the Court granted a directed verdict in the Company’s favor dismissing a number of the plaintiffs’ key claims. Upon appeal, the Colorado Court of Appeals affirmed the verdict in the Company’s favor in October 2011. The plaintiffs have requested that the Supreme Court of Colorado hear an appeal of the Court of Appeals’ decision. The Supreme Court has not yet ruled. The Company expects a favorable resolution of the class action lawsuit in Colorado. While it is not possible at this time to predict the final outcome of the Colorado lawsuit or other lawsuits stemming from dealer terminations, the Company does not believe these claims will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

11. Retirement Plans

The Company measures its retirement plans as of its fiscal year end.

Defined Benefit Pension Plan—The Company sponsors one noncontributory defined benefit retirement plan covering certain of its U.S. employees, designed in accordance with conditions and practices in the country. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Combined Statements of Operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on U.S. regulations and the advice of professionally qualified actuaries. The benefits under the defined benefit plan are based on various factors, such as years of service and compensation.

The plan is a co-mingled plan that includes plan participants of other Tyco subsidiaries. The Company has recorded its portion of the co-mingled plan expense and the related obligations which have been actuarially determined based on the Company’s specific benefit formula by participant and allocated plan assets. The contribution amounts were determined in total for the co-mingled plan and allocated to the Company based on headcount. Management believes such allocations are reasonable; however, during 2012, when the plan is legally separated, the Company expects there will be a reallocation of assets based on the ERISA prescribed calculation which will result in adjustments to the components of the net amount recognized and future expense.

A-F-26

The net periodic benefit cost for the defined benefit pension plan for 2011, 2010 and 2009 is as follows ($ in millions):

	2011	2010	2009
Service cost	$1	$1	$1
Interest cost	3	3	4
Expected return on plan assets	(4)	(3)	(4)
Amortization of net actuarial loss	1	2	1

Net periodic benefit cost	$1	$3	$2

Weighted-average assumptions used to determine net periodic pension cost during the year:
Discount rate	5.0%	5.5%	7.6%
Expected return on plan assets	8.0%	8.0%	8.0%
Rate of compensation increase	4.0%	4.0%	4.0%

During fiscal 2011, the Company froze its active U.S. pension plan. As a result, the Company amortizes its actuarial gains and losses over the average remaining life expectancy of the pension plan participants.

The estimated net actuarial loss for the pension benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is expected to be $1 million.

The change in benefit obligations, plan assets and the amounts recognized on the Combined Balance Sheets for the defined benefit plan as of September 30, 2011 and September 24, 2010 is as follows ($ in millions):

	2011	2010
Change in benefit obligations:
Benefit obligations as of beginning of year	$67	$63
Service cost	1	1
Interest cost	3	3
Actuarial loss	5	4
Benefits and administrative expenses paid	(4)	(4)

Benefit obligations as of end of year	$72	$67

Change in plan assets:
Fair value of plan assets as of beginning of year	$47	$46
Actual return on plan assets	1	5
Employer contributions	4	—
Benefits and administrative expenses paid	(4)	(4)

Fair value of plan assets as of end of year	$48	$47

Funded status	$(24)	$(20)

Net amount recognized	$(24)	$(20)

A-F-27

The Company adopted the measurement date provisions of the authoritative guidance for the employers’ accounting for defined benefit pension and other postretirement plans on September 27, 2008. As a result, the Company measured its plan assets and benefit obligations on September 26, 2008 and adjusted its opening balances of parent company investment and accumulated other comprehensive income for the change in net periodic benefit cost and fair value, respectively, from the previously used measurement date of August 31, 2008. The adoption of the measurement date provisions resulted in a net increase to accumulated other comprehensive income of $1 million, net of income taxes of nil.

	2011	2010
Amounts recognized in the Combined Balance Sheets consist of:
Non-current liabilities	$(24)	$(20)

Net amount recognized	$(24)	$(20)

Amounts recognized in accumulated other comprehensive income (before income taxes) consist of:
Net actuarial loss	$(34)	$(27)

Total loss recognized	$(34)	$(27)

Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	4.5%	5.0%
Rate of compensation increase	N/A	4.0%

The accumulated and aggregate benefit obligation for the defined benefit plan as of September 30, 2011 and September 24, 2010 were both $72 million and $67 million, respectively.

The accumulated and aggregate benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $72 million and $48 million, respectively, as of September 30, 2011 and $67 million and $47 million, respectively, as of September 24, 2010.

In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by asset class, historical performance of asset classes over long-term periods, asset class performance expectations as well as current and future economic conditions.

The Company’s investment strategy for its pension plan is to manage the plan on a going-concern basis. Current investment policy is to maintain an adequate level of diversification while maximizing the return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants as well as providing adequate liquidity to meet immediate and future benefit payment requirements. In addition, U.S. regulations and financial considerations are factors in determining the appropriate investment strategy. The policy targets a 60% allocation to equity securities and a 40% allocation to debt securities.

The pension plan has the following weighted-average asset allocations:

	2011	2010
Asset Category:
Equity securities	55%	59%
Debt securities	44%	38%
Cash and cash equivalents	1%	3%

Total	100%	100%

Tyco’s common shares are not a direct investment of the Company’s pension fund, but may be held through investment funds. The aggregate amount of the securities would not be considered material relative to the total fund assets.

A-F-28

The Company evaluates its defined benefit plan’s asset portfolio for the existence of significant concentrations of risk. Types of investment concentration risks that are evaluated include, but are not limited to, concentrations in a single entity, industry, foreign country and individual fund manager. As of September 30, 2011, there were no significant concentrations of risk in the Company’s defined benefit plan assets.

The Company’s plan assets are accounted for at fair value. Authoritative guidance for fair value measurements establishes a three level hierarchy that ranks the quality and reliability of information used in developing fair value estimates. The hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. In cases where two or more levels of inputs are used to determine fair value, the level is determined based on the lowest level input that is considered significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are summarized as follows:

•	Level 1—inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

•

Level 2—inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

•

Level 3—inputs for the valuations are unobservable and are based on management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model based techniques such as option pricing models and discounted cash flow models.

The Company’s asset allocations by level within the fair value hierarchy as of September 30, 2011 and September 24, 2010 are presented in the table below for the Company’s defined benefit plan.

	September 30, 2011
($ in millions)	Level 1	Level 2	Total
Equity securities:
U.S. equity securities	$4	$7	$11
Non-U.S. equity securities	3	10	13
Fixed income securities:
Government and government agency securities	1	9	10
Corporate debt securities	—	12	12
Mortgage and other asset-backed securities	—	1	1
Cash and cash equivalents	1	—	1

Total	$9	$39	$48

	September 24, 2010
($ in millions)	Level 1	Level 2	Total
Equity securities:
U.S. equity securities	$6	$5	$11
Non-U.S. equity securities	5	10	15
Fixed income securities:
Government and government agency securities	1	8	9
Corporate debt securities	—	9	9
Mortgage and other asset-backed securities	—	2	2
Cash and cash equivalents	1	—	1

Total	$13	$34	$47

A-F-29

Equity securities consist primarily of publicly traded U.S. and non-U.S. equities. Publicly traded securities are valued at the last trade or closing price reported in the active market in which the individual securities are traded. Certain equity securities are held within commingled funds which are valued at the unitized net asset value (“NAV”) or percentage of the net asset value as determined by the custodian of the fund. These values are based on the fair value of the underlying net assets owned by the fund.

Fixed income securities consist primarily of government and agency securities, corporate debt securities, and mortgage and other asset-backed securities. When available, fixed income securities are valued at the closing price reported in the active market in which the individual security is traded. Government and agency securities and corporate debt securities are valued using the most recent bid prices or occasionally the mean of the latest bid and ask prices when markets are less liquid. Asset-backed securities including mortgage backed securities are valued using broker/dealer quotes when available. When quotes are not available, fair value is determined utilizing a discounted cash flow approach, which incorporates other observable inputs such as cash flows, underlying security structure and market information including interest rates and bid evaluations of comparable securities. Certain fixed income securities are held within commingled funds which are valued utilizing NAV determined by the custodian of the fund. These values are based on the fair value of the underlying net assets owned by the fund.

Cash and cash equivalents consist primarily of short-term commercial paper, bonds and other cash or cash-like instruments including settlement proceeds due from brokers, stated at cost, which approximates fair value.

The following tables set forth a summary of pension plan assets valued using NAV or its equivalent as of September 30, 2011 and September 24, 2010 ($ in millions):

	September 30, 2011
Investment ($ in millions)	Fair Value	Redemption Frequency	Redemption Notice Period
U.S. equity securities	$5	Daily	1 day
Non-U.S. equity securities	1	Daily, Semi-monthly	1 day, 5 days
Government and government agency securities	4	Daily	1 day
Corporate debt securities	4	Daily	1 day, 2 days, 3 days
Mortgage and other asset-backed securities	1	Daily	1 day, 3 days

	$15

	September 24, 2010
Investment ($ in millions)	Fair Value	Redemption Frequency	Redemption Notice Period
U.S. equity securities	$4	Daily	1 day
Non-U.S. equity securities	2	Semi-monthly, Monthly	5 days, 15 days
Government and government agency securities	3	Daily	1 day
Corporate debt securities	3	Daily	1 day, 2 days
Mortgage and other asset-backed securities	1	Daily	1 day

	$13

The strategy of the Company’s investment managers with regard to the investments valued using NAV or its equivalent is to either match or exceed relevant benchmarks associated with the respective asset category. None of the investments valued using NAV or its equivalent contain any redemption restrictions or unfunded commitments.

During 2011, the Company contributed $1 million to its pension plan, which represented the Company’s minimum required contributions to its pension plan for fiscal year 2011. The Company also made voluntary contributions of $3 million to its plan during 2011.

A-F-30

The Company’s funding policy is to make contributions in accordance with U.S. laws as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plan in 2012 of $4 million.

Benefit payments, including those amounts to be paid and reflecting future expected service as appropriate, are expected to be paid as follows ($ in millions):

2012	$4
2013	4
2014	4
2015	4
2016	4
2017 - 2021	22

The Company also participates in a number of multi-employer defined benefit plans on behalf of certain employees. Pension expense related to multi-employer plans was not material for 2011, 2010 and 2009.

Defined Contribution Retirement Plans—The Company maintains through Tyco several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and share bonus retirement plans. Expense for the defined contribution plans is computed as a percentage of participants’ compensation and was $17 million, $14 million and $10 million for 2011, 2010 and 2009, respectively. The Company maintains through Tyco an unfunded Supplemental Executive Retirement Plan (“SERP”). This plan is nonqualified and restores the employer match that certain employees lose due to IRS limits on eligible compensation under the defined contribution plans. The expense related to the SERP was not material for 2011, 2010 and 2009.

Deferred Compensation Plans—The Company has a nonqualified deferred compensation plan maintained by Tyco, which permits eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in the Company’s 401(k) plans and the account balance fluctuates with the investment returns on those funds. Deferred compensation liabilities were $11 million and $9 million as of September 30, 2011 and September 24, 2010, respectively. Deferred compensation expense was $1 million, nil and $1 million for 2011, 2010 and 2009, respectively.

Postretirement Benefit Plans—The Company generally does not provide postretirement benefits other than pensions for its employees. However, certain acquired operations provide these benefits to employees who were eligible at the date of acquisition, and a small number of U.S. and Canadian operations provide ongoing eligibility for such benefits.

Net periodic postretirement benefit cost was not material for 2011, 2010 and 2009. The Company’s Combined Balance Sheets include postretirement benefit obligations of $5 million and $6 million as of September 30, 2011 and September 24, 2010, respectively. In addition, the Company recorded a net actuarial gain of $1 million and a net actuarial loss of $1 million within accumulated other comprehensive income included in the Combined Statements of Parent Company Equity as of September 30, 2011 and September 24, 2010, respectively.

The Company does not expect to make any material contributions to its postretirement benefit plans in 2012. Benefit payments, including those amounts to be paid and reflecting future expected service are not expected to be material for fiscal 2012 and thereafter.

A-F-31

12.	Share Plans

As of September 30, 2011, all stock options, restricted stock units, performance share units and other stock-based awards (collectively “awards”) held by Company employees were granted under the Tyco International Ltd. 2004 Stock and Incentive Plan (the “2004 Plan”) or other Tyco equity incentive plans. The 2004 plan is administered by the Compensation and Human Resources Committee of the Board of Directors of Tyco, which consists exclusively of independent directors of Tyco and provides for the award.

Total share-based compensation cost recognized during 2011, 2010 and 2009 was $9 million, $8 million and $7 million, respectively, all of which is included in selling, general and administrative expenses. The tax benefit associated with the Company’s share-based compensation arrangements during 2011, 2010 and 2009 was not material.

The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of Tyco International’s stock and measures for a set of peer companies of Tyco. The average expected life is based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The expected annual dividend per share was based on Tyco International’s expected dividend rate. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual share option forfeitures.

The weighted-average assumptions Tyco International used in the Black-Scholes option pricing model for 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Expected stock price volatility	33%	34%	32%
Risk Free interest rate	1.11%	2.22%	2.43%
Expected annual dividend per share	$0.84	$0.80	$0.80
Expected life of options (years)	4.8	4.8	4.8

The weighted-average grant-date fair values of options granted during 2011, 2010 and 2009 was $8.79, $8.66 and $6.61, respectively. The total intrinsic value of options exercised during 2011 and 2010 was $7 million and $19 million, respectively, while 2009 was not material. The related excess cash tax benefit classified as a financing cash inflow for 2011, 2010 and 2009 was not material.

A-F-32

Share option activity for the Company’s employees as of September 30, 2011, and changes during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($ in millions)
Outstanding as of September 24, 2010	2,302,614	$42.29
Granted	374,250	37.32
Exercised	(495,601)	29.12
Expired	(265,927)	71.74
Forfeited	(79,026)	36.95
Net transfers(1)	(173,949)	35.49

Outstanding as of September 30, 2011	1,662,361	41.19	6.2	$6
Vested and unvested expected to vest as of September 30, 2011	1,596,490	41.43	6.1	6
Exercisable as of September 30, 2011	924,293	46.65	4.5	2

(1)	Net transfers of shares relate to the share options associated with employees transferring between the Company and another Tyco entity while maintaining their Tyco share options.

As of September 30, 2011, there was $4 million of total unrecognized compensation cost related to non-vested options granted. The cost is expected to be recognized over a weighted-average period of 2.3 fiscal years.

Employee Stock Purchase Plans—Tyco’s Employee Stock Purchase Plan (“ESPP”) was suspended indefinitely during the quarter ended September 25, 2009. Prior to that date, substantially all full-time employees of the Company’s U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries were eligible to participate in the ESPP. Eligible employees authorized payroll deductions to be made for the purchase of shares. Tyco matched a portion of the employee contribution by contributing an additional 15% of the employee’s payroll deduction. All shares purchased under the plan were purchased on the open market by a designated broker.

Restricted Stock Units and Performance Share Units—Restricted stock units are granted subject to certain restrictions. Conditions of vesting are determined at the time of grant under the 2004 Plan. Restrictions on the award generally lapse upon normal retirement, if more than twelve months from the grant date, and death or disability of the employee.

The fair market value of restricted stock units, both time vesting and those subject to specific performance criteria, are expensed over the period of vesting. Restricted stock units that vest based upon passage of time generally vest over a period of four years. The fair value of restricted stock units is determined based on the closing market price of Tyco’s shares on the grant date. Restricted stock units that vest dependent upon attainment of various levels of performance that equal or exceed targeted levels generally vest in their entirety three years from the grant date. The fair value of performance share units is determined based on the Monte Carlo valuation model. The compensation expense recognized for restricted stock units is net of estimated forfeitures.

Tyco generally grants restricted stock units. Recipients of restricted stock units have no voting rights and receive dividend equivalent units (“DEUs”). Recipients of performance share units have no voting rights and may receive DEUs depending on the terms of the grant.

A-F-33

Share option activity of Tyco’s restricted stock units including performance share units for the Company’s employees as of September 30, 2011 and changes during the year then ended is presented in the tables below:

Non-vested Restricted Stock Units	Shares	Weighted-Average Grant-Date Fair Value
Non-vested as of September 24, 2010	375,876	$35.47
Granted	170,754	37.31
Vested	(147,980)	39.61
Forfeited	(30,334)	37.64
Net transfers(1)	(17,670)	35.10

Non-vested as of September 30, 2011	350,646	34.49

(1)	Net transfers of shares relate to the above restricted stock units associated with employees transferring between the Company and another Tyco entity while maintaining their Tyco share awards.

The weighted-average grant-date fair value of restricted stock units granted during 2011, 2010 and 2009 was $37.31, $35.00 and $28.50 respectively. The total fair value of restricted stock units vested during 2011, 2010 and 2009 was $6 million, $5 million and $6 million, respectively.

Non-vested Performance Stock Units	Shares	Weighted-Average Grant-Date Fair Value
Non-vested as of September 24, 2010	93,310	$34.13
Granted	35,034	41.95
Forfeited	(1,931)	41.95

Non-vested as of September 30, 2011	126,413	36.14

The weighted-average grant-date fair value of performance share units granted during 2011, 2010 and 2009 was $41.95, $41.51 and $27.84, respectively. No performance share units vested during 2011, 2010 and 2009.

As of September 30, 2011, there was $8 million of total unrecognized compensation cost related to both non-vested restricted stock units and performance share units. The cost is expected to be recognized over a weighted-average period of 2.2 fiscal years.

Impact of the Separation—Prior to the Distribution, the Company’s Board of Directors is expected to adopt, with the approval of Tyco as its sole shareholder, the establishment of stock incentive plans providing for future awards to the Company employees.

Prior to Separation, performance share units will convert into restricted stock units based on performance achieved on or about the closing date. Following the distribution, all equity awards (other than restricted stock units granted prior to October 12, 2011) held by the Company’s active employees will convert into like-kind equity awards of the Company. With respect to restricted stock units granted prior to October 12, 2011, such awards will convert into like-kind equity awards of the three separately traded companies resulting from the Separation. All equity awards held by former employees of the Company will convert into equity awards of the three separately traded companies resulting from Separation. All equity awards will be converted at equivalent value determined using the intrinsic value method. The original vesting provisions will remain in effect for all equity awards.

A-F-34

13.	Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation Adjustments	Retirement Plans	Accumulated Other Comprehensive Income (Loss)
Balance as of September 26, 2008	$60	$(10)	$50
Cumulative effect of adopting a new accounting principle (see Note 11)	—	1	1
Pre-tax current period change	25	(12)	13
Income tax benefit	—	4	4

Balance as of September 25, 2009	85	(17)	68
Pre-tax current period change	12	(1)	11

Balance as of September 24, 2010	97	(18)	79
Pre-tax current period change	3	(5)	(2)
Income tax benefit	—	2	2

Balance as of September 30, 2011	$100	$(21)	$79

14.	Geographic Data

Revenue by geographic area for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

Revenue(1):	2011	2010	2009
United States	$2,905	$2,396	$2,068
Canada	205	195	180

	$3,110	$2,591	$2,248

(1)	Revenue is attributed to individual countries based on the reporting entity that records the transaction. No single customer represents more than 10% of total revenue.

Long-lived assets by geographic area as of September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

Long-lived assets(1):	2011	2010	2009
United States	$4,036	$3,835	$2,993
Canada	344	348	327

	$4,380	$4,183	$3,320

(1)

Long-lived assets are comprised primarily of subscriber system assets, net, property and equipment, net, deferred subscriber acquisition costs, net, and dealer intangibles and exclude goodwill, other intangible assets and other assets.

A-F-35

15.	Supplemental Combined Balance Sheet Information

Selected supplemental Combined Balance Sheet information as of September 30, 2011 and September 24, 2010 is as follows ($ in millions):

	2011	2010
Insurance receivables	$14	$14
Other	34	42

Prepaid expenses and other current assets	$48	$56

Deferred income tax asset-non current	$7	$6
Other	77	86

Other assets	$84	$92

Accrued payroll and payroll related costs	$44	$58
Customer advances	36	33
Other	83	99

Accrued and other current liabilities	$163	$190

Income taxes payable-non-current	$5	$9
Other	168	142

Other liabilities	$173	$151

16.	Inventory

Inventories consisted of the following ($ in millions):

	September 30, 2011	September 24, 2010
Work in process	$6	$1
Finished goods	27	22

Inventories	$33	$23

17.	Property and Equipment

Property and equipment consisted of the following ($ in millions):

	September 30, 2011	September 24, 2010
Land	$9	$8
Buildings and leasehold improvements	64	62
Machinery and equipment	290	260
Property under capital leases(1)	25	25
Construction in progress	37	24
Accumulated depreciation(2)	(253)	(211)

Property and equipment, net	$172	$168

(1)	Property under capital leases consists primarily of buildings.
(2)	Accumulated amortization of capital lease assets was $13 million and $12 million as of September 30, 2011 and September 24, 2010, respectively.

A-F-36

18.	Subsequent Events

The Company has evaluated subsequent events through the time it issued its financial statements on April 4, 2012.

Consistent with its annual equity compensation practices, on October 12, 2011, Tyco granted Company employees 0.3 million share options with a weighted-average grant-date fair value of $12.21 per share at the date of grant. Additionally, Tyco granted 0.1 million and 0.03 million restricted stock units and performance share units with a fair value of $44.32 and $49.42 per share on the date of grant, respectively.

A-F-37

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

($ in millions)

Description	Balance at Beginning of Year	Additions Charged to Income	Other	Deductions	Balance at End of Year
Allowance for Doubtful Accounts:
Year Ended September 25, 2009	$32	$38	$(18)	$(35)	$17
Year Ended September 24, 2010	17	43	2	(39)	23
Year Ended September 30, 2011	23	44	1	(45)	23

A-F-38

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF OPERATIONS

For the Six Months Ended March 30, 2012 and March 25, 2011

(Unaudited)

	March 30, 2012	March 25, 2011
	($ in millions)
Revenue	$1,602	$1,533
Cost of revenue	694	658
Selling, general and administrative expenses	546	539

Operating income	362	336
Interest expense	(44)	(46)

Income before income taxes	318	290
Income tax expense	(120)	(110)

Net income	$198	$180

See Notes to Unaudited Combined Financial Statements

A-F-39

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED BALANCE SHEETS

As of March 30, 2012 and September 30, 2011

(Unaudited)

	March 30, 2012	September 30, 2011
	($ in millions)
Assets
Current Assets:
Cash and cash equivalents	$92	$65
Accounts receivable trade, less allowance for doubtful accounts of $23 and $23, respectively	85	94
Inventories	49	33
Prepaid expenses and other current assets	45	48
Deferred income taxes	23	23

Total current assets	294	263
Property and equipment, net	158	172
Subscriber system assets, net	1,676	1,653
Goodwill	3,400	3,395
Intangible assets, net	2,818	2,755
Deferred subscriber acquisition costs, net	437	417
Other assets	82	84

Total Assets	$8,865	$8,739

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$1	$1
Accounts payable	151	153
Accrued and other current liabilities	148	163
Deferred revenue	257	250

Total current liabilities	557	567
Long-term debt, including allocated debt of $1,478 and $1,482, respectively (see Note 6)	1,501	1,506
Deferred subscriber acquisition revenue	640	630
Deferred tax liabilities	632	632
Other liabilities	173	173

Total Liabilities	3,503	3,508

Commitments and contingencies (see Note 9)

Parent Company Equity:
Parent company investment	5,274	5,152
Accumulated other comprehensive income	88	79

Total Parent Company Equity	5,362	5,231

Total Liabilities and Parent Company Equity	$8,865	$8,739

See Notes to Unaudited Combined Financial Statements

A-F-40

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF CASH FLOWS

For the Six Months Ended March 30, 2012 and March 25, 2011

(Unaudited)

	For the Six Months Ended
	March 30, 2012	March 25, 2011
	($ in millions)
Cash Flows From Operating Activities:
Net income	$198	$180
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	482	461
Amortization of deferred subscriber acquisition revenue	(59)	(57)
Non-cash compensation expense	4	5
Deferred income taxes	120	110
Provision for losses on accounts receivable and inventory	25	26
Changes in assets and liabilities:
Accounts receivable, net	(14)	(23)
Inventories	(17)	(11)
Accounts payable	(2)	12
Accrued and other liabilities	(18)	(16)
Income taxes, net	(5)	—
Deferred subscriber acquisition costs	(74)	(66)
Deferred subscriber acquisition revenue	67	57
Other	2	(11)

Net cash provided by operating activities	709	667

Cash Flows From Investing Activities:
Dealer generated customer accounts and bulk account purchases	(323)	(269)
Subscriber system assets	(172)	(138)
Capital expenditures	(12)	(10)

Net cash used in investing activities	(507)	(417)

Cash Flows From Financing Activities:
Allocated debt activity	(2)	20
Change in due to Tyco and affiliates	2	4
Change in parent company investment	(177)	(288)

Net cash used in financing activities	(177)	(264)

Effect of currency translation on cash	2	2

Net increase (decrease) in cash and cash equivalents	27	(12)
Cash and cash equivalents at beginning of period	65	84

Cash and cash equivalents at end of period	$92	$72

See Notes to Unaudited Combined Financial Statements

A-F-41

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

For the Six Months Ended March 30, 2012 and March 25, 2011

(Unaudited)

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
	($ in millions)
Balance as of September 24, 2010	$5,087	$79	$5,166
Comprehensive income:
Net income	180		180
Currency translation		21	21

Total comprehensive income			201
Net transfers to Parent	(190)		(190)

Balance as of March 25, 2011	$5,077	$100	$5,177

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
	($ in millions)
Balance as of September 30, 2011	$5,152	$79	$5,231
Comprehensive income:
Net income	198		198
Currency translation		12	12
Retirement plans		(3)	(3)

Total comprehensive income			207
Net transfers to Parent	(76)		(76)

Balance as of March 30, 2012	$5,274	$88	$5,362

See Notes to Unaudited Combined Financial Statements

A-F-42

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO

INTERNATIONAL, LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation and Summary of Significant Accounting Policies

Separation—On September 19, 2011, Tyco International Ltd. (“Tyco” or “Parent) announced that its Board of Directors approved a plan to separate Tyco into three separate, publicly traded companies (the “Separation”), identifying the ADT North American Residential Security Business of Tyco (the “Company”), as one of those three companies. The Separation is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution of all of the equity interest in the Company (“the Distribution”). During January 2012, The ADT Corporation (“ADT”), which upon completion of the Separation will become the parent of the Company, was incorporated in the State of Delaware.

Completion of the proposed separation is subject to certain conditions, including final approval by the Tyco Board of Directors and shareholders, receipt of tax opinions and rulings and the filing and effectiveness of registration statements with the Securities and Exchange Commission (“SEC”). The Separation will also be subject to the completion of any necessary financing.

Basis of Presentation—The Combined Financial Statements included the combined operations, assets and liabilities of the Company. The Combined Financial Statements have been prepared in United States dollars (“USD”), in accordance with generally accepted accounting principles in the United States (“GAAP”). The Combined Financial Statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods. The results reported in these Combined Financial Statements should not be taken as indicative of results that may be expected for the entire year. These financial statements should be read in conjunction with the Company’s audited Combined Financial Statements included elsewhere in this registration statement.

Additionally, the Combined Financial Statements do not necessarily reflect what the Company’s combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly traded company during the periods presented. The Company’s Combined Financial Statements have been prepared to include all of Tyco’s residential and small business security business in the United States, Canada and certain U.S. territories, and reflect a combination of the assets and liabilities that have been used in managing and operating this business. All revenue and most assets and liabilities, including subscriber-related assets and liabilities, and most expenses reflected in the combined financial statements are directly associated with the Company. Due to existing functions and facilities shared among Tyco and us, certain working capital, property and equipment, and operating expense balances have been allocated to the Company. In addition, certain general corporate overhead, debt and related interest expense have been allocated by Tyco to the Company. The Company used certain underlying activity drivers as a basis of allocation, including revenue, materials usage, head-count utilization and other factors. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company for the periods presented or the amounts that will be incurred by the Company in the future. Note 6 provides further information regarding debt and related interest expense allocations and Note 7 provides further information regarding general corporate overhead allocations.

References to 2012 and 2011 are to the Company’s six month fiscal periods ended March 30, 2012 and March 25, 2011, respectively, unless otherwise indicated.

The Company conducts business in one operating segment. This segment is identified by the Company based on how resources are allocated and operating decisions are made. Management evaluates performance and allocates resources based on operating profit or loss of the Company as a whole.

A-F-43

The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2012 will be a 52-week, whereas fiscal year 2011 was a 53-week year.

The Company conducts business through its operating entities. All intercompany transactions have been eliminated. The results of companies acquired during the year are included in the Combined Financial Statements from the effective date of acquisition. See Note 3.

Recently Issued Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the Combined Statements of Parent Company Equity. The amendment will not impact the accounting for OCI, but only its presentation in the Company’s Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income by component. The guidance must be applied retrospectively and is effective for the Company in the first quarter of fiscal year 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

In September 2011, the FASB issued authoritative guidance which expanded and enhanced the existing disclosures related to multi-employer pension and other postretirement benefit plans. The amendments require additional quantitative and qualitative disclosures to provide more detailed information including the significant multi-employer plans in which the Company participates, the level of the Company’s participation and contributions and the financial health and indication of funded status, which will provide users of financial statements with a better understanding of the employer’s involvement in multi-employer benefit plans. The guidance must be applied retrospectively and is effective for the Company for the fiscal year 2012 annual period, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance along with what impact, if any, the guidance will have on its annual disclosures.

In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not, defined as having a likelihood of more than fifty percent that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal year 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

A-F-44

2.	Restructuring and Asset Impairment Charges, Net

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs, as described below.

The Company initiated multi-year restructuring programs in 2009 (the “2009 Program”) and 2011 (the “2011 Program”). Under each of these programs, the Company incurred restructuring and asset impairment charges, net, during 2012 and 2011 which are included in selling, general and administrative expenses, as follows ($ in millions):

	For the Six Months Ended March 30, 2012	For the Six Months Ended March 25, 2011
2011 Program
Facility exit and other charges	$2	$4

2009 Program
Employee severance and benefits	(1)	(3)

Total	$1	$1

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation are as follows ($ in millions):

	2011 Program	2009 Program
Employee severance and benefits	$4	$9
Facility exit and other charges	5	4

Total	$9	$13

The rollforward of the reserves related to 2011 and 2009 programs from September 30, 2011 to March 30, 2012 is as follows ($ in millions):

	2011 Program	2009 Program	Total
Balance as of September 30, 2011	$2	$1	$3
Charges	4	—	4
Reversals	(2)	(1)	(3)
Utilization	(2)	—	(2)
Reclass / transfers	1	—	1

Balance as of March 30, 2012	$3	$—	$3

Restructuring charges for the six months ended March 30, 2012 and March 25, 2011 were immaterial for restructuring actions initiated prior to 2009. The remaining reserve for these actions was $7 million as of both March 30, 2012 and September 30, 2011, respectively, which primarily relates to facility exit costs for long-term non-cancelable lease obligations.

3.	Acquisitions

Fiscal 2012

Acquisitions

During the six months ended March 30, 2012, there were no acquisitions made by the Company.

A-F-45

Dealer Generated Customer Accounts and Bulk Account Purchases

During the six months ended March 20, 2012, the Company paid $323 million of cash to acquire approximately 267,000 customer contracts for electronic security services.

Acquisition and Integration Related Costs

Acquisition and integration related costs are expensed as incurred. During the six months ended March 30, 2012, the Company incurred integration costs of $10 million, in connection with the integration of Brink’s Home Security Holdings, Inc (“BHS” or “Broadview Security”). Such costs are recorded in selling, general and administrative expenses in the Company’s Combined Statements of Operations.

Fiscal 2011

Acquisitions

During the six months ended March 25, 2011, there were no acquisitions made by the Company.

Dealer Generated Customer Accounts and Bulk Account Purchases

During the six months ended March 25, 2011, the Company paid $269 million of cash to acquire approximately 229,000 customer contracts for electronic security services.

Acquisition and Integration Related Costs

Acquisition and integration related costs are expensed as incurred. During the six months ended March 25, 2011, the Company incurred integration costs of $14 million, in connection with the integration of Broadview Security. Such costs are recorded in selling, general and administrative expenses in the Company’s Combined Statements of Operations.

4.	Income Taxes

The Company did not have a significant change to its unrecognized tax benefits during the six months ended March 30, 2012. The Company’s uncertain tax positions relate to tax years that remain subject to audit by taxing authorities. The Company does not anticipate the total amount of the unrecognized tax benefits to change significantly within the next twelve months.

Undistributed Earnings of Subsidiaries

The Company’s primary non-U.S. operations are located in Canada. No additional provision has been accrued for U.S. or non-U.S. income taxes on the undistributed earnings or for unrecognized deferred tax liabilities for temporary differences related to investments in the Company’s Canadian entity since the earnings are expected to be permanently reinvested and the investments are permanent in duration. Although the amount of undistributed earnings at the time of Separation is not currently known, it is anticipated that the Company’s deferral of U.S. income taxes or foreign withholding taxes on temporary differences will not be material.

Tax Sharing Agreement and Other Income Tax Matters

In connection with the Separation from Tyco, ADT expects to enter into a tax sharing agreement with Tyco and Tyco Flow Control (the “2012 Tax Sharing Agreement’) that will govern the respective rights, responsibilities and obligations of ADT, Tyco and Tyco Flow Control for certain pre-Separation tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd. (“Covidien”), and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). The Company

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expects that the 2012 Tax Sharing Agreement will provide that ADT, Tyco and Tyco Flow Control will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to ADT’s, Tyco’s, and Tyco Flow Control’s U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. Tyco Flow Control and ADT will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities. Tyco Flow Control, ADT and Tyco will share 20.0%, 27.5% and 52.5%, respectively, of Shared Tax Liabilities above $725 million.

In addition, in the event the Distribution, the spin-off of Tyco Flow Control (the “Tyco Flow Control Spin-Off”), or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distribution by ADT, Tyco Flow Control or Tyco, the party responsible for such failure would be responsible for all taxes imposed on ADT, Tyco Flow Control or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the Tyco Flow Control Spin-Off, or any internal transactions that were intended to be tax-free is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distribution by ADT, Tyco Flow Control or Tyco, then ADT, Tyco Flow Control and Tyco would be responsible for any Distribution Taxes imposed on ADT, Tyco Flow Control or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. ADT will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Broadview Security in May 2010, including any liability of Broadview Security under the tax sharing agreement between Broadview Security and The Brink’s Company dated October 31, 2008 (collectively, “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes, and Broadview Tax Liabilities will generally be shared 20.0% by Tyco Flow Control, 27.5% by ADT and 52.5% by Tyco. ADT is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and Tyco Flow Control are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the Distribution Taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, ADT may be obligated to pay amounts in excess of its agreed-upon share of its, Tyco’s and Tyco Flow Control’s tax liabilities.

Each of ADT, Tyco and Tyco Flow Control will agree to indemnify the other two parties against any amounts paid by such parties pursuant to the 2012 Tax Sharing Agreement and with respect to which such paying parties are not responsible pursuant to the 2012 Tax Sharing Agreement. Though valid as between the parties, the 2012 Tax Sharing Agreement will not be binding on the IRS.

Under the 2012 Tax Sharing Agreement, there will be restrictions on the Company’s ability to take actions that could cause the Distribution or certain internal transactions undertaken in anticipation of the Distribution to fail to qualify for favorable treatment under the Code, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of the Company’s common shares (when combined with any other changes in ownership of its shares), a redemption of equity securities, a sale or other disposition of more than 35% of the Company’s assets or engaging in certain internal transactions. These restrictions will apply for the two-year period after the Distribution, unless, for certain transactions, the Company obtains the consent of Tyco and Tyco Flow Control or obtains a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Distribution or the internal transactions undertaken in anticipation of the Distribution to fail to qualify for favorable treatment under the Code, and such letter ruling or opinion, as the case may be, is acceptable to Tyco and Tyco Flow Control.

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Moreover, the 2012 Tax Sharing Agreement will also provide that the Company is responsible for any taxes imposed on Tyco, Tyco Flow Control or any of their affiliates as a result of the failure of the Distribution or the internal transaction to qualify for favorable treatment under the Code if such failure is attributable to certain post-Distribution actions taken by or in respect of the Company, any of its affiliates or its shareholders, regardless of whether the actions occur more than two years after the Distribution, Tyco and Tyco Flow Control consent so such actions or the Company obtains a favorable letter ruling or opinion of tax counsel as described above. For example, the Company would be responsible for a third party’s acquisition of the Company at a time and in a manner that would cause such failure. These restrictions may prevent the Company from entering into transactions which might be advantageous to it or its shareholders.

5.	Goodwill and Intangible Assets

Annually, in the fiscal fourth quarter, and more frequently if triggering events occur, the Company tests goodwill for impairment by comparing the fair value of each reporting unit with its carrying amount. Fair value for each reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. A market approach is utilized to corroborate the discounted cash flow analysis performed for each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flow, comparable market transactions (to the extent available), other market data and Tyco’s overall market capitalization.

The changes in the carrying amount of goodwill as of March 30, 2012 and September 30, 2011 are as follows ($ in millions):

Balance as of September 30, 2011	$3,395
Currency Translation	5

Balance as of March 30, 2012	$3,400

Balance as of September 24, 2010	$3,393
Acquisitions/Purchase Accounting Adjustments	2

Balance as of September 30, 2011	$3,395

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s intangible assets as of March 30, 2012 and September 30, 2011.

	March 30, 2012		September 30, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$6,983	$4,170	$6,687	$3,938
Other	14	9	13	7

Total	$6,997	$4,179	$6,700	$3,945

Other than goodwill, the Company does not have any other indefinite-lived intangible assets as of March 30, 2012 and September 30, 2011. Intangible asset amortization expense for the six months ended March 30, 2012 and March 25, 2011 was $269 million and $257 million, respectively. As of March 30, 2012, the weighted-average amortization period for contracts and related customer relationships, other intangibles and total intangible assets were 14 years, 6 years, and 14 years, respectively.

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The estimated aggregate amortization expense on intangible assets is expected to be approximately $264 million for the remainder of 2012, $470 million for 2013, $406 million for 2014, $351 million for 2015, $304 million for 2016 and $1,023 for 2017 and thereafter.

6.	Debt

Debt as of March 30, 2012 and September 30, 2011 is as follows ($ in millions):

	March 30, 2012	September 30, 2011
Current maturities of long-term debt:
Capital lease obligations	$1	$1

Current maturities of long-term debt	1	1

Long-term debt:
Allocated debt	1,478	1,482
Capital lease obligations	23	24

Total long-term debt	1,501	1,506

Total debt	$1,502	$1,507

Tyco used a centralized approach to cash management and financing of its operations excluding debt directly incurred by any of its businesses, such as capital lease obligations. Accordingly, Tyco’s consolidated debt and related interest expense, exclusive of amounts incurred directly by the Company, have been allocated to the Company based on an assessment of the Company’s share of external debt using historical data. Interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements designated as fair value hedges. For the six months ended March 30, 2012 and March 25, 2011, Tyco has allocated to the Company interest expense of $42 million and $45 million, respectively. The fair value of the Company’s allocated debt was $1,711 million and $1,717 million as of March 30, 2012 and September 30, 2011, respectively. The fair value of its debt was allocated in the same proportions as Tyco’s external debt.

Management believes the allocation basis for debt and interest expense is reasonable based on an assessment of historical data. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented. The Company expects to issue third-party debt based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be issued may materially differ from the amounts presented herein.

7.	Related Party Transactions

Cash Management—Tyco used a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by Tyco at its discretion. Transfers of cash both to and from Tyco are included within parent company investment on the Combined Statements of Parent Company Equity. The main components of the net transfers (to)/from Parent are cash pooling and general financing activities, cash transfers for acquisitions, investments and various allocations from Tyco.

Trade Activity—Accounts payable includes $1 million and $9 million of payables to Tyco affiliates as of March 30, 2012 and September 30, 2011, respectively. These amounts primarily relate to the purchase of inventory from Tyco affiliates which totaled $56 million and $32 million for the six months ended March 30, 2012 and March 25, 2011, respectively.

Service and Lending Arrangement with Tyco Affiliates—The Company has various debt and cash pool agreements with Tyco affiliates, which are executed outside of the normal Tyco centralized approach to cash management and financing of operations. As of March 30, 2012 and September 30, 2011, other liabilities include $65 million and $63 million of payables to Tyco affiliates, respectively.

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Additionally, the Company, Tyco and its affiliates pay for expenses on behalf of each other. Prepaid expenses and other current assets include $6 million and $7 million of receivables from Tyco and its affiliates as of March 30, 2012 and September 30, 2011, respectively. Accrued and other current liabilities include $2 million of payables to Tyco and its affiliates as of both March 30, 2012 and September 30, 2011.

Debt and Related Items—The Company was allocated a portion of Tyco’s consolidated debt and interest expense. Note 6 provides further information regarding these allocations.

Insurable Liabilities—In 2011 and 2012, the Company was insured for workers’ compensation, property, product, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third-party insurance companies. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $12 million for both the six months ended March 30, 2012 and March 25, 2011. These amounts are included in the selling, general and administrative expenses in the Combined Statements of Operations for the six months ended March 30, 2012 and March 25, 2011.

As of March 30, 2012 and September 30, 2011, the Company recorded insurance-related liabilities of $13 million and $14 million, respectively, in accrued and other liabilities and $41 million and $43 million, respectively in other liabilities in the Combined Balance Sheets, with offsetting insurance assets of the same amounts due from Tyco.

General Corporate Overhead—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on the relative proportion of either the Company’s headcount or net revenue to Tyco’s consolidated headcount or net revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During the six months ended March 30, 2012 and March 25, 2011, the Company was allocated $28 million and $36 million, respectively, of general corporate expenses incurred by Tyco. These amounts are included within selling, general and administrative expenses in the Combined Statements of Operations for the six months ended March 30, 2012 and March 25, 2011. See Note 1 for further discussion of allocations.

8.	Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and debt. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of March 30, 2012. See Note 6 for the fair value of the Company’s debt.

9.	Commitments and Contingencies

Legal Proceedings

The Company is subject to various claims and lawsuits in the ordinary course of business, including from time to time, contractual disputes, product and general liability claims, claims that the Company has infringed the intellectual property rights of others, and claims related to alleged security system failures. The Company has recorded accruals for losses that it believes are probable to occur and are reasonably estimable. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that the resolution of any such proceedings (other than matters specifically identified below), will not have a material adverse effect on its financial condition, results of operations or cash flows beyond amounts recorded for such matters.

Broadview Security Contingency

On May 14, 2010, the Company acquired Broadview Security, a business formerly owned by The Brink’s Company. Under the Coal Industry Retiree Health Benefit Act of 1992, as amended (the “Coal Act”), The Brink’s Company and its majority-owned subsidiaries at July 20, 1992 (including certain legal entities acquired in the Broadview Security acquisition) are jointly and severally liable with certain of The Brink’s Company’s

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other current and former subsidiaries for health care coverage obligations provided for by the Coal Act. A Voluntary Employees’ Beneficiary Associate (“VEBA”) trust has been established by The Brink’s Company to pay for these liabilities, although the trust may have insufficient funds to satisfy all future obligations. At the time of its spin-off from The Brink’s Company, Broadview Security entered into an agreement in which The Brink’s Company agreed to indemnify it for any and all liabilities and expenses related to The Brink’s Company’s former coal operations, including any health care coverage obligations. The Brink’s Company has agreed that this indemnification survives the Company’s acquisition of Broadview Security. The Company has evaluated its potential liability under the Coal Act as a contingency in light of all known facts, including the funding of the VEBA, and indemnification provided by The Brink’s Company. The Company has concluded that no accrual is necessary due to the existence of the indemnification and the belief that The Brink’s Company and VEBA will be able to satisfy all future obligations under the Coal Act. However, if The Brink’s Company and the VEBA are unable to satisfy all such obligations, the Company could be held liable, which could have a material adverse effect on its financial condition, results of operations or cash flows.

Income Tax Matters

As discussed above in Note 4, the 2012 Tax Sharing Agreement will govern the rights and obligations of ADT, Tyco and Tyco Flow Control for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. ADT is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and Tyco Flow Control are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $411 million as of March 30, 2012 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, Tyco has not been able to resolve certain open items, which primarily involve the treatment of certain intercompany debt issued during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is likely to occur within the next six months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement.

To the extent ADT is responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material adverse impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

ADT Dealer Litigation

As previously reported, in 2002, a number of former dealers and related parties have filed lawsuits against the Company in the United States and in other countries, including a class action lawsuit filed in the District Court of Arapahoe County, Colorado, alleging breach of contract and other claims related to the Company’s decision to terminate certain authorized dealers in 2002 and 2003. In February 2010, the Court granted a directed verdict in the Company’s favor dismissing a number of the plaintiffs’ key claims. Upon appeal, the Colorado Court of Appeals affirmed the verdict in the Company’s favor in October 2011. The parties agreed to settle this matter in April 2012 with no cash consideration being paid by either side, which is subject to final court approval.

Telephone Consumer Protection Act

The Company has been named as a defendant in two putative class actions that were filed on behalf of purported classes of persons who claim to have received unsolicited “robocalls” in contravention of the U.S.

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Telephone Consumer Protection Act (“TCPA”). These lawsuits were brought by plaintiffs seeking class action status and monetary damages on behalf of all plaintiffs who allegedly received such unsolicited calls, claiming that millions of calls were made by third party entities on the Company’s behalf. The Company asserts that such entities were not retained by, nor authorized to make calls on behalf of, the Company. These matters have been consolidated in the United States District Court for the Northern District of Illinois into one civil action. Each violation under the TCPA provides for $500 in statutory damages ($1,500 if a willful violation is shown). The Company believes that it has meritorious defenses to these claims and, accordingly, intends to vigorously defend against these actions. The Company has made no provision for this contingency as a reasonable estimate of loss cannot be made at this time.

10.	Retirement Plans

Defined Benefit Pension Plans—The Company sponsors one defined benefit pension plan. The net periodic benefit cost for this plan was not material for the six months ended March 30, 2012 and March 25, 2011.

The estimated net actuarial loss for the pension benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the current fiscal year is expected to be $1 million.

The Company’s funding policy is to make contributions in accordance with U.S. laws as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plan in fiscal year 2012 of $4 million. During the six months ended March 30, 2012, the Company made $3 million of contributions to its pension plan.

The plan is a co-mingled plan that includes plan participants of other Tyco subsidiaries. The Company has recorded its portion of the co-mingled plan expense and the related obligations which have been actuarially determined based on the Company’s specific benefit formula by participant and allocated plan assets. The contribution amounts were determined in total for the co-mingled plan and allocated to the Company based on headcount. Management believes such allocations are reasonable; however, during 2012, when the plan is legally separated, the Company expects there will be a reallocation of assets based on the ERISA prescribed calculation which will result in adjustments to the components of the net amount recognized and future expense.

Postretirement Benefit Plans—Net periodic benefit cost was not material for both periods.

11.	Share Plans

During the quarter ended December 30, 2011, Tyco issued its annual share-based compensation grants to Company employees. The total number of awards issued was approximately 0.4 million, of which 0.3 million were share options, 0.1 million were restricted unit awards and 0.03 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of the Board of Tyco. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $12.21, $44.32 and $49.42, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 36%, a risk free interest rate of 1.39%, an expected annual dividend per share of $1.00 and an expected option life of 5.5 years.

During the quarter ended December 24, 2010, Tyco issued its annual share-based compensation grants to Company employees. The total number of awards issued was approximately 0.6 million, of which 0.4 million were share options, 0.2 million were restricted unit awards and 0.03 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of the Board of Tyco. The weighted-average grant-date fair value of the share options, restricted unit awards and

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performance share unit awards was $8.78, $37.29 and $41.95, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 33%, a risk free interest rate of 1.10%, an expected annual dividend per share of $0.84 and an expected option life of 4.8 years.

12.	Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation Adjustments	Retirement Plans	Accumulated Other Comprehensive Income
Balance as of September 24, 2010	$97	$(18)	$79
Pre-tax current period change	21	—	21

Balance as of March 25, 2011	$118	$(18)	$100

	Currency Translation Adjustments	Retirement Plans	Accumulated Other Comprehensive Income
Balance as of September 30, 2011	$100	$(21)	$79
Pre-tax current period change	12	(3)	9

Balance as of March 30, 2012	$112	$(24)	$88

13.	Inventory

Inventories consisted of the following ($ in millions):

	March 30, 2012	September 30, 2011
Work in process	$7	$6
Finished goods	42	27

Inventories	$49	$33

14.	Property, Plant and Equipment

Property, plant and equipment consisted of the following ($ in millions):

	March 30, 2012	September 30, 2011
Land	$8	$9
Buildings and leasehold improvements	69	64
Machinery and equipment	310	290
Property under capital leases(1)	25	25
Construction in progress	21	37
Accumulated depreciation(2)	(275)	(253)

Property and equipment, net	$158	$172

(1)	Property under capital leases consists primarily of buildings.
(2)	Accumulated amortization of capital lease assets was $14 million and $13 million as of March 30, 2012 and September 30, 2011, respectively.

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15.	Guarantees

In certain situations, Tyco has guaranteed the Company’s performance to third parties or has provided financial guarantees for financial commitments of the Company. Tyco and the Company intend to obtain releases from these guarantees in connection with Separation. In situations where the Company and Tyco are unable to obtain a release, the Company will indemnify Tyco for any losses it suffers as a result of such guarantees.

In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

16.	Subsequent Events (updated as of July 27, 2012)

The Company has evaluated subsequent events for recognition through May 25, 2012 and for disclosure through the time it issued its financial statements on July 27, 2012.

On June 22, 2012, ADT entered into a new unsecured senior revolving credit facility with an aggregate commitment of $750 million (provided that until the Distribution has occurred and certain related conditions have been met, availability under the revolving credit facility will be limited to $250 million). This revolving credit facility is available to be used for working capital, capital expenditures and other corporate purposes, however, we do not anticipate drawing upon the facility at this time. Tyco is a guarantor under the revolving credit facility, which guarantee will be released and cancelled in connection with the Distribution. The interest rate for borrowings under the revolving credit facility is based on the London Interbank Offered Rate (“LIBOR”) or an alternative base rate, plus a spread, based upon ADT’s credit rating. To date, no amounts have been drawn under the revolving credit facility.

A series of transactions were initiated on June 30, 2012 and completed on July 3, 2012 in order to transfer to ADT certain assets and liabilities of Tyco’s ADT North American Residential Security Business that are necessary in advance of the Separation.

On July 5, 2012, ADT issued $2.5 billion aggregate principal amount of unsecured notes, of which $750 million aggregate principal amount of 2.25% notes will mature on July 15, 2017, $1.0 billion aggregate principal amount of 3.50% notes will mature on July 15, 2022, and $750 million aggregate principal amount of 4.875% notes will mature on July 15, 2042. Net cash proceeds from the issuance of this term indebtedness totaled approximately $2.47 billion and will be used to repay intercompany debt and to make other cash payments to Tyco to allow it to fund repurchases or redemptions of its indebtedness. Tyco is initially guaranteeing the notes, and its guarantee will be released and cancelled in connection with the Distribution. Interest is payable on January 15 and July 15 of each year, commencing on January 15, 2013. ADT may redeem each series of the notes, in whole or in part, at any time at a redemption price equal to the principal amount of the notes to be redeemed, plus a make-whole premium.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Tyco International Ltd.:

We have audited the accompanying balance sheet of The ADT Corporation (the “Company”) as of January 27, 2012. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of January 27, 2012, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Certified Public Accountants

Boca Raton, Florida

April 4, 2012

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THE ADT CORPORATION

BALANCE SHEET

As of January 27, 2012

Assets
Current Assets:
Cash and cash equivalents	$1

Total Assets	$1

Commitments and contingencies

Stockholder’s Equity
Common Stock; 0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding, and additional paid-in capital	$1

Total Stockholder’s Equity	$1

See Notes to Financial Statements

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THE ADT CORPORATION

NOTES TO FINANCIAL STATEMENTS

1.	History and Description of the Company

The ADT Corporation (“the Company”), a Delaware corporation, was formed on January 18, 2012 and capitalized on January 27, 2012 as a holding company for the purposes of being the parent company of Tyco International Ltd.’s ADT North American Residential Security Business. The Company has not engaged in any business or other activities. The Company currently is a subsidiary of Tyco International Ltd.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation—The balance sheet and accompanying notes have been prepared in United States dollars and in accordance with generally accepted accounting principles generally accepted in the United States (“GAAP”).

3.	Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less at the time of purchase are considered to be cash equivalents. The cash and cash equivalents as of January 27, 2012 was received in exchange for common stock issued to a subsidiary of Tyco International Ltd.

4.	Subsequent Events

The Company has evaluated subsequent events through the time it issued its financial statements on April 4, 2012.

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THE ADT CORPORATION

BALANCE SHEET

As of March 30, 2012

(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	$1

Total Assets	$1

Commitments and contingencies

Stockholder’s Equity
Common Stock; 0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding, and additional paid-in capital	$1

Total Stockholder’s Equity	$1

See Notes to Unaudited Financial Statements

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THE ADT CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.	History and Description of the Company

On September 19, 2011, Tyco International Ltd. announced that its Board of Directors approved a plan to separate into three separate, publicly traded companies (the “Separation”), identifying the ADT North American Residential Security Business of Tyco International Ltd., as one of those three companies. The Separation is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution (the “Distribution”). The ADT Corporation (the “Company”), a Delaware corporation, was formed on January 18, 2012 and capitalized on January 27, 2012 as a holding company for the purposes of being the parent company of Tyco International Ltd.’s ADT North American Residential Security Business upon completion of the Separation.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation—The balance sheet and accompanying notes have been prepared in United States dollars and in accordance with generally accepted accounting principles generally accepted in the United States (“GAAP”).

3.	Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less at the time of purchase are considered to be cash equivalents. The cash and cash equivalents as of March 30, 2012 is comprised of cash received on January 27, 2012 in exchange for common stock issued to a subsidiary of Tyco International Ltd.

4.	Subsequent Events (updated as of July 27, 2012)

The Company has evaluated subsequent events for recognition through May 25, 2012 and for disclosure through the time it issued its financial statements on July 27, 2012.

On June 22, 2012, the Company entered into a new unsecured senior revolving credit facility with an aggregate commitment of $750 million (provided that until the Distribution has occurred and certain related conditions have been met, availability under the revolving credit facility will be limited to $250 million). This revolving credit facility is available to be used for working capital, capital expenditures and other corporate purposes, however, we do not anticipate drawing upon the facility at this time. Tyco International Ltd. is a guarantor under the revolving credit facility, which guarantee will be released and cancelled in connection with the Distribution. The interest rate for borrowings under the revolving credit facility is based on the London Interbank Offered Rate (“LIBOR”) or an alternative base rate, plus a spread, based upon the Company’s credit rating. To date, no amounts have been drawn under the revolving credit facility.

A series of transactions were initiated on June 30, 2012 and completed on July 3, 2012 in order to transfer to the Company certain assets and liabilities of Tyco International Ltd.’s ADT North American Residential Security Business that are necessary in advance of the Separation.

On July 5, 2012, the Company issued $2.5 billion aggregate principal amount of unsecured notes, of which $750 million aggregate principal amount of 2.25% notes will mature on July 15, 2017, $1.0 billion aggregate principal amount of 3.50% notes will mature on July 15, 2022, and $750 million aggregate principal amount of 4.875% notes will mature on July 15, 2042. Net cash proceeds from the issuance of this term indebtedness totaled approximately $2.47 billion and will be used to repay intercompany debt and to make other cash payments to Tyco International Ltd. to allow it to fund repurchases or redemptions of its indebtedness. Tyco International Ltd. is initially guaranteeing the notes, and its guarantee will be released and cancelled in connection with the Distribution. Interest is payable on January 15 and July 15 of each year, commencing on January 15, 2013. The Company may redeem each series of the notes, in whole or in part, at any time at a redemption price equal to the principal amount of the notes to be redeemed, plus a make-whole premium.

A-F-59

ANNEX B

TYCO FLOW CONTROL PROSPECTUS

PROSPECTUS

Tyco Flow Control International Ltd.

Common Shares

(par value CHF 0.50 per share)

This Prospectus is being furnished in connection with the planned distribution by Tyco International Ltd. (“Tyco”) on a pro rata basis to its shareholders of all of the outstanding common shares of its wholly-owned subsidiary Tyco Flow Control International Ltd. (“Tyco Flow Control”), which owns and operates the flow control business of Tyco. We refer to such distribution as the “Distribution.” We expect that immediately following the Distribution, an indirect wholly-owned subsidiary of Tyco Flow Control will merge with and into Pentair, Inc. (“Pentair”), with Pentair surviving the merger as a wholly-owned, indirect subsidiary of Tyco Flow Control. We refer to such merger as the “Merger.”

Each Tyco common share outstanding as of 5:00 p.m., New York City time on September 17, 2012, the record date for the Distribution (the “record date”), will entitle its holder to receive a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully diluted basis (calculated in accordance with the treasury method under U.S. generally accepted accounting principles (“U.S. GAAP”)) at 12:01 a.m. Eastern Standard Time on the distribution date. Based on the number of fully diluted Pentair and Tyco shares outstanding as of June 30, 2012, we expect the distribution ratio to be approximately 0.24 Tyco Flow Control common shares per each Tyco common share. The distribution of shares will be made in book-entry form. As consideration for the Merger, shareholders of Pentair will receive one newly issued common share of Tyco Flow Control for every Pentair common share that they hold at the time of the Merger, with the result that Tyco’s shareholders as of the record date and their transferees will hold approximately 52.5% of the common shares of Tyco Flow Control on a fully-diluted basis immediately following the Merger (excluding treasury shares). We expect that the Distribution and the Merger will be tax-free to Tyco’s shareholders for Swiss withholding tax and, except for any cash received in lieu of fractional shares, U.S. federal income tax purposes. Immediately after the Transactions (as defined below), we will be an independent, publicly-traded company that will own and operate the combined businesses of Tyco Flow Control and Pentair.

We expect that Tyco Flow Control will apply to have its common shares listed on the New York Stock Exchange (the “NYSE”) under the symbol “PNR,” which is Pentair’s current trading symbol, and that prior to the Distribution, Tyco Flow Control will change its corporate name to “Pentair Ltd.”

Approval of certain matters required for the Distribution is being sought from the holders of Tyco common shares at a special general meeting of Tyco’s shareholders to be held at 9:00 a.m., Central European Summer Time, on September 14, 2012 at Tyco’s offices in Schaffhausen, Switzerland. In connection with and prior to the special general meeting, Tyco will distribute a proxy statement, which we refer to as the “Tyco Proxy Statement,” to all holders of its common shares. The Tyco Proxy Statement will contain a proxy and will describe the procedures for voting your Tyco common shares and other details regarding the special general meeting. As a result, this Prospectus does not contain a proxy and is not intended to constitute solicitation material under the U.S. federal securities law. Tyco does not require, and is not seeking, the approval of its shareholders for the Merger, but the Merger will not take place unless Tyco’s shareholders approve the Distribution at the special general meeting as described immediately above. Pentair is seeking the approval of its shareholders for the Merger, and approval by Pentair shareholders of the Merger is required for the Transactions to take place.

By the time that you receive this document in completed form, the Distribution and certain related matters will have been approved by Tyco’s shareholders, the Merger will have been approved by Pentair’s shareholders and certain other conditions to the Transactions will have been satisfied. However, because this document must be filed with the Securities and Exchange Commission (the “SEC”) prior to the completion of those steps, the descriptions contained in this document are written from the perspective that they have not yet occurred.

Other than shareholder approval of the Distribution, no action will be required of you to receive common shares of Tyco Flow Control, which means that:

•	you will not be required to pay for our common shares that you receive in the Distribution; and

•	you do not need to surrender or exchange any of your Tyco shares in order to receive our common shares, or take any other action in connection with the spin-off.

There is currently no trading market for our common shares. However, we expect that a limited market, commonly known as a “when-issued” trading market, for our common shares will develop on or shortly before the record date for the Distribution, and we expect “regular way” trading of our common shares will begin the first trading day after the completion of the Distribution.

In reviewing this Prospectus, you should carefully consider the matters described under “Risk Factors” beginning on page 25 of this Prospectus for a discussion of certain factors that should be considered by recipients of our common shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus is August 3, 2012.

This Prospectus is being furnished solely to provide information to Tyco shareholders who will receive our common shares in the Distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Tyco. This Prospectus describes our business, our relationships with Tyco and ADT, Pentair’s business and how the spin-off and the Merger affect Tyco and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common shares that you will receive in the Distribution. You should be aware of certain risks relating to the spin-off, the Merger, our business, Pentair’s business and ownership of our common shares, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this Prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

B-i

CERTAIN TERMS

In this Prospectus:

•

“ADT” refers to The ADT Corporation, a wholly-owned indirect subsidiary of Tyco formed to hold its residential and small business security business in the United States and Canada, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•

the “ADT Distribution” refers to the pro-rata distribution of 100% of the outstanding common stock of ADT to Tyco’s shareholders in the form of a special dividend out of Tyco’s qualifying contributed surplus;

•

“Ancillary Agreements” refers to the 2012 Tax Sharing Agreement, the Transition Services Agreement, the Licensing Agreements and certain other conveyancing and assumption instruments that are contemplated by the Separation and Distribution Agreement;

•

the “Distribution” refers to the pro-rata distribution of 100% of the outstanding common shares of Tyco Flow Control to Tyco’s shareholders in the form of a special dividend out of Tyco’s qualifying contributed surplus;

•	the “Distributions” refers to both the Distribution and the ADT Distribution;

•

“Effective Time” refers to the date and time when the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or such later date or time as is agreed among the parties in writing and specified in the Articles of Merger in accordance with the relevant provisions of the Minnesota Business Corporation Act;

•

“emerging markets” refers to markets consisting of countries characterized by one or more of the following factors: low but growing per-capita income, a move toward a market-based economy, liberalized or liberalizing financial systems, strong natural resource assets and developing infrastructure; we believe that our definition of “emerging markets” is generally consistent with definitions used by international banks, financial funds and economic publications;

•

“fiscal year 2011,” “fiscal year 2010,” “fiscal year 2009,” “fiscal year 2008” and “fiscal year 2007” refer to Tyco Flow Control’s fiscal years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively, and “fiscal year 2012” refers to Tyco Flow Control’s fiscal year ending September 28, 2012;

•

the “general process industries” refers to the chemical and petrochemical processing, food and beverage, marine, pulp and paper, building service, defense, water (with respect to our Valves & Controls segment only) and other smaller industries;

•	“major capital projects” with respect to our Thermal Controls and Water & Environmental Systems segments refers to projects that exceed $20 million in potential revenue to us;

•

“Licensing Agreements” refers to the transitional trademark license agreement to be entered into by and between Tyco International Services Holding GmbH and Tyco Flow Control and the transitional trademark license agreement to be entered into by and between Grinnell, LLC and Tyco Flow Control;

•	“major manufacturing facilities” refers to manufacturing facilities greater than 50,000 square feet in size;

•

the “Merger” refers to the merger of Panthro Merger Sub with and into Pentair with Pentair surviving the merger and all transactions contemplated by the Merger Agreement, except the Distribution, and all other actions or matters necessary or appropriate to give effect to the Merger Agreement and the transactions contemplated thereby, except the Distribution;

•	the “Merger Agreement” refers to the Merger Agreement, dated as of March 27, 2012, among Tyco, Tyco Flow Control, Panthro Acquisition, Panthro Merger Sub and Pentair, as amended;

•	“MRO” refers to maintenance, repair and overhaul services;

•

“Organic Growth/(Decline)” refers to the change in our net revenue, expressed as a percentage, adjusted to exclude currency effects, acquisitions, divestitures and other items such as effects of the 53-week year in fiscal year 2011;

B-ii

•	“Panthro Acquisition” refers to Panthro Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Tyco Flow Control;

•	“Panthro Merger Sub” refers to Panthro Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Panthro Acquisition;

•	“Pentair” refers to Pentair, Inc., a Minnesota corporation, and, unless otherwise indicated or the context otherwise requires, its consolidated subsidiaries;

•	“Pentair common shares” and “Pentair shares” refer to Pentair common shares, par value $0.16 2/3 per share;

•

“Pentair Takeover Proposal” refers to any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a party to the Merger Agreement) received from a person or group (as defined in the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) relating to any Pentair Takeover Transaction;

•

“Pentair Takeover Transaction” shall mean any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Pentair other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or group (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Pentair; (C) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of Pentair and its subsidiaries, taken as a whole; or (D) any liquidation or dissolution of Pentair or any of its subsidiaries;

•	“Separation and Distribution Agreement” refers to the Separation and Distribution Agreement, dated as of March 27, 2012, among Tyco, Tyco Flow Control and ADT, as amended;

•

the “spin-off” refers to the transfer to Tyco Flow Control of Tyco’s flow control business, the Distribution and all other transactions required under the Separation and Distribution Agreement for the consummation of the separation of Tyco Flow Control from Tyco;

•	“Transactions” refers to the spin-off and the Merger;

•	“Transition Services Agreement” refers to the transition services agreement to be entered into between Tyco, Tyco Flow Control and ADT;

•	“turnkey” refers to a project wherein the final result is provided to the customer ready for immediate use;

•

“Tyco” refers to Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•	“Tyco common shares” or “Tyco shares” refers to Tyco’s registered shares, nominal value CHF 6.70 per share;

•

“Tyco Flow Control,” “we,” “us,” and “our,” refer to Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and a wholly-owned subsidiary of Tyco formed to hold its flow control business, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•	“Tyco Flow Control common shares,” “our common shares” and “Tyco Flow Control shares” refer to Tyco Flow Control registered shares, nominal value CHF 0.50 per share;

•

“Tyco Flow Control Takeover Proposal” refers to a bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a party to the Merger Agreement) received from a person or a group (as defined in the Exchange Act) relating to a Tyco Flow Control Takeover Transaction;

B-iii

•

“Tyco Flow Control Takeover Transaction” shall mean any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, spin-off, business combination or similar transaction involving Tyco Flow Control, the flow control business or the Tyco Flow Control assets other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or group (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Tyco Flow Control; (C) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of Tyco Flow Control, the flow control business or the Tyco Flow Control assets; or (D) any liquidation or dissolution of Tyco Flow Control; provided such transactions or series of related transactions are not a Tyco Takeover Proposal;

•	“Tyco Merger Parties” refers to Tyco, Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub;

•

the “Tyco Proxy Statement” refers to Tyco’s proxy statement related to the Distributions and certain related matters on file with the Securities and Exchange Commission as it may be amended from time to time;

•

“Tyco Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a party to the Merger Agreement) received from a person or group (as defined in the Exchange Act) relating to a Tyco Takeover Transaction;

•

“Tyco Takeover Transaction” shall mean any transaction or series of related transactions (x) involving: (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Tyco other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or group (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of any class of equity securities of Tyco; (C) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for more than 10% of the consolidated net revenues, net income or assets of Tyco and its subsidiaries, taken as a whole, which in the case of an acquisition of assets or equity securities of any subsidiaries of Tyco, shall include assets and/or equity securities of the Tyco Flow Control group; or (D) any liquidation or dissolution of Tyco or any of its subsidiaries, and (y) which is expressly conditioned on the Transactions not being consummated; provided, that notwithstanding anything to the contrary in the Merger Agreement, such transaction or series of related transactions shall not be a Tyco Takeover Transaction if related primarily to the flow control business, in which case it shall be a Tyco Flow Control Takeover Transaction;

•	the “United States” or “U.S.” with regards to the business of “ADT” refers to the 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands; and

•	references to revenue from particular industries include sales to distributors or other channel participants whose end customers typically operate in those industries.

B-iv

INTRODUCTION

On September 19, 2011, Tyco announced that its board of directors had approved a plan to separate Tyco into three independent, publicly-traded companies: one for Tyco’s flow control businesses (Tyco Flow Control), one for its residential and small business security business in the United States and Canada (ADT) and one for its remaining business, including its commercial fire and security businesses (Tyco). Tyco will effect the Distributions (as defined below) through distributions to Tyco shareholders of all of the outstanding common shares of Tyco Flow Control and all of the outstanding shares of common stock of ADT that, together, hold or will hold, through their respective subsidiaries, all of the assets and liabilities of their respective businesses.

On March 28, 2012, Tyco announced that it, Tyco Flow Control, Panthro Acquisition, a wholly-owned subsidiary of Tyco Flow Control, and Panthro Merger Sub, a wholly-owned subsidiary of Panthro Acquistion, had entered into the Merger Agreement with Pentair, providing that immediately following the Distribution and on the terms and subject to the other conditions of the Merger Agreement, Panthro Merger Sub will merge with and into Pentair, with Pentair surviving the Merger.

On September 28, 2012, the expected date of the Distribution (the “distribution date”), each Tyco shareholder as of the record date will receive a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully diluted basis (calculated in accordance with the treasury method under U.S. GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date. Based on the number of fully diluted Pentair and Tyco shares outstanding as of June 30, 2012, we expect the distribution ratio to be approximately 0.24 Tyco Flow Control common shares per each Tyco common share. As consideration for the Merger, shareholders of Pentair will receive one newly issued common share of Tyco Flow Control for every Pentair common share that they hold at the time of the Merger. Although the number of Pentair and Tyco shares outstanding may increase or decrease prior to the distribution date and as a result this distribution ratio may change, it will nonetheless result in Tyco shareholders as of the record date and their transferees owning approximately 52.5% of the common shares of Tyco Flow Control on a fully diluted basis immediately following the Merger (excluding treasury shares). Immediately following the Distribution, but prior to the Merger, Tyco’s shareholders will own all of the outstanding common shares of Tyco Flow Control. You will not be required to make any payment, surrender or exchange your Tyco common shares or take any other action to receive your shares of Tyco Flow Control and ADT. In lieu of fractional shares of Tyco Flow Control, shareholders will receive a cash payment. To that end, the distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of Tyco Flow Control in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of Tyco Flow Control, as applicable, in the special dividend.

You can also contact Tyco with any questions. Tyco’s contact information is:

Tyco International Ltd.

Investor Relations

9 Roszel Road

Princeton, NJ 08540

Tel: (609) 720-4333

Fax: (609) 720-4603

www.tyco.com

After the spin-off, if you have questions relating to the spin-off, you can contact us directly. Our contact information is:

Pentair Ltd.
Investor Relations

5500 Wayzata Blvd., Suite 800

Minneapolis, Minnesota 55416

Tel: (763) 545-1730

Fax: (763) 545-1730

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Set forth below are commonly asked questions and answers about the spin-off, the Merger and the transactions contemplated thereby. You should read the sections entitled “The Transactions,” “The Merger Agreement” and “The Separation and Distribution Agreement and the Ancillary Agreements” of this Prospectus for a more detailed description of the matters described below.

Q:	What are the Transactions?

A:	The Transactions are the Distribution and the Merger. The Distribution is the final step in the separation of Tyco Flow Control from Tyco, which will be accomplished through a series of transactions that will result in our shareholders owning the flow control business which is currently operated by Tyco. The Distribution will be a pro rata distribution of our common shares by Tyco to holders of Tyco shares. Under the terms of the Merger Agreement, immediately following the Distribution, Panthro Merger Sub will merge with and into Pentair, with Pentair surviving the Merger. As consideration for the Merger, shareholders of Pentair will receive one newly issued common share of Tyco Flow Control for every Pentair common share that they hold at the time of the Merger, with the result that Tyco’s shareholders as of the record date and their transferees will hold approximately 52.5% of the common shares of Tyco Flow Control on a fully-diluted basis immediately following the Merger (excluding treasury shares).

In addition, Tyco expects to separate its residential and small business security business in the United States and Canada from Tyco through the ADT Distribution. Information regarding the ADT Distribution will be provided to Tyco shareholders in an Information Statement filed with the SEC. Our Distribution and the ADT Distribution are not cross-conditioned—either may occur without the other.

Q:	What is Tyco Flow Control?

A:	We are a wholly-owned subsidiary of Tyco organized under the laws of Switzerland. Following the Transactions, we will be an independent, publicly-traded company organized under the laws of Switzerland operating Tyco’s flow control business and Pentair’s business.

Q:	What is the reason for the Transactions?

A:	In assessing and approving the spin-off on September 19, 2011, Tyco’s Board of Directors had determined that the spin-off would be in the best interests of Tyco and its shareholders because it would provide a number of key benefits, including primarily: (i) greater strategic focus of financial resources and management’s efforts, (ii) direct and differentiated access to capital resources, (iii) enhanced investor choice through investment opportunities in three separate entities and (iv) improved ability to use stock as an acquisition currency. In assessing and approving the entry by Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub into the Merger Agreement and the Merger, Tyco’s Board of Directors determined that the Merger would be in the best interest of Tyco and its shareholders because it would provide substantially the same key benefits as those underlying the board’s reasons for approval of the spin-off, while adding the following key benefits: (i) increased value to Tyco’s shareholders, in particular relative to Tyco Flow Control’s anticipated value on a stand-alone basis, (ii) increased size and market capitalization, which could further improve Tyco Flow Control’s ability to use stock as an acquisition currency, (iii) a product and service offering that is broader but complimentary to many of the products manufactured and sold by the flow control business and (iv) the ability to incorporate Pentair’s public company infrastructure and senior management team, who have significant experience managing a publicly-traded company. See “The Transactions—Tyco’s Reasons for the Transactions.”

Q:	What will I receive in the Transactions?

A:

Each Tyco common share outstanding as of the record date, will entitle its holder to receive a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully diluted basis (calculated in accordance with the treasury method under U.S. GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date. Based on the number of fully diluted

Pentair and Tyco shares outstanding as of June 30, 2012, we expect the distribution ratio to be approximately 0.24 Tyco Flow Control common shares per each Tyco common share. Although the number of Pentair and Tyco shares outstanding may increase or decrease prior to the distribution date and as a result this distribution ratio may change, it will nonetheless result in Tyco shareholders as of the record date and their transferees owning approximately 52.5% of the common shares of Tyco Flow Control on a fully diluted basis immediately following the Merger (excluding treasury shares). Tyco shareholders will not receive any new shares in the Merger and will continue to hold the Tyco Flow Control shares they received in the Distribution.

Q:	What shareholder approvals are needed?

A:	Approval of certain matters required for the Distribution is being sought from the holders of Tyco common shares at a special general meeting of Tyco shareholders. In conjunction with the shareholder approval of the Distribution, Tyco shareholders will also be asked to approve the ADT Distribution, but approval of the ADT Distribution is not a condition to the Distribution. In connection with the special general meeting, the Tyco Proxy Statement is being distributed to Tyco’s shareholders. The Tyco Proxy Statement contains a proxy, the procedures for voting your Tyco shares and other details regarding the special general meeting being called to approve certain matters required for the Distribution. As a result, this Prospectus does not contain a proxy. Other than shareholder approval of the Distribution, no action will be required of Tyco shareholders to receive Tyco Flow Control shares, which means that (1) you will not be required to pay for the Tyco Flow Control shares that you receive in the Distribution, and (2) you do not need to surrender or exchange any Tyco common shares in order to receive Tyco Flow Control shares, or to take any other action in connection with the spin-off.

The Merger cannot be completed unless the Merger Agreement is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Pentair common shares. The Pentair board of directors has unanimously approved and authorized the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby and unanimously recommended that Pentair shareholders approve the Merger Agreement and the transactions contemplated thereby and all other actions or matters necessary or appropriate to give effect to the Merger Agreement and the transactions contemplated thereby.

Q:	Can Tyco decide to cancel the Distribution of Tyco Flow Control common shares after the shareholders have approved that transaction if all the conditions have been met?

A:	No. Under Swiss law, the power and authority to authorize the distribution of a dividend falls within the sole competence of the shareholders of the relevant company acting pursuant to a shareholders’ meeting and may not be delegated to the company’s board of directors. However, the shareholder resolution proposed at the special general meeting of Tyco’s shareholders to approve the Distribution will contain certain conditions. In the event that any of these conditions have not been met by March 31, 2013, Tyco will have the ability to discontinue the Distribution. These conditions will track the conditions to the completion of the Merger contained in the Merger Agreement and those for the completion of the Distribution contained in the Separation and Distribution Agreement. See “The Merger Agreement—Conditions to the Completion of the Merger” and “The Separation and Distribution Agreement and the Ancillary Agreements—Separation and Distribution Agreement—Conditions and Termination” for a description of these and other conditions.

Q:	What is the record date for the Distribution?

A:	Subject to Tyco shareholders approving the Distribution, record ownership will be determined as of 5:00 p.m., New York City time, on September 17, 2012, which we refer to as the record date.

Q:	When will the Transactions occur?

A:	The date of the Distribution is expected to be September 28, 2012, which we refer to as the distribution date. The Merger will occur immediately thereafter. We expect that it will take the distribution agent, acting on behalf of Tyco, up to three business days after the distribution date to fully distribute our common shares to Tyco shareholders.

Q:	Are there any conditions to the consummation of the Transactions?

A:	Yes. Consummation of the Transactions is subject to a number of conditions, including (i) the approval of the Merger Agreement and the transactions contemplated thereby by Pentair’s shareholders and approval of the Distribution by Tyco’s shareholders, (ii) subject to certain exceptions, the accuracy of representations and warranties in the Merger Agreement and performance by the other party in all material respects of its obligations under the Merger Agreement and the Ancillary Agreements, (iii) the absence of legal impediments prohibiting the consummation of the Merger and the transactions and agreements contemplated thereby, (iv) the expiration or termination of the applicable HSR Act waiting period and receipt of certain other regulatory approvals, (v) the Distribution having occurred, (vi) the effectiveness of the registration statements to be filed with the SEC and the approval for listing on the NYSE of Tyco Flow Control common shares, (vii) receipt of a solvency opinion with respect to Tyco and Tyco Flow Control, (viii) a maximum market capitalization of Tyco Flow Control prior to the Merger, (ix) the receipt of tax opinions from counsel and rulings by governmental authorities regarding the tax treatment of the Transactions and (x) the absence of a material adverse effect on the other party’s business (limited in the case of Tyco to Tyco’s flow control business) since the end of its last full fiscal year. This document describes these conditions in more detail in “The Merger Agreement—Conditions to the Completion of the Merger” and “The Separation and Distribution Agreement and the Ancillary Agreements—Separation and Distribution Agreement—Conditions and Termination.”

Q:	What will happen to the listing of Tyco shares?

A:	Nothing. Tyco shares will continue to be traded on the NYSE under the symbol “TYC.”

Q:	Will the spin-off affect the trading price of my Tyco common shares?

A:	Yes. We expect the trading price of Tyco common shares immediately following the Distribution to be lower than immediately prior to the Distribution because the trading price will no longer reflect the value of Tyco’s flow control business, which is being spun-off through the distribution of Tyco Flow Control shares. Furthermore, until the market has fully analyzed the value of Tyco without its flow control business and without its ADT residential and small business security business in the United States and Canada, the price of Tyco common shares may fluctuate.

In addition, it is also anticipated that, shortly before the record date and continuing up to and including the distribution date, there will be two markets in Tyco common shares: a “regular way” market and an “ex-distribution” market. Tyco common shares that trade on the regular way market will trade with an entitlement to Tyco Flow Control common shares distributed pursuant to the Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to Tyco Flow Control common shares distributed pursuant to the Distribution. See “The Transactions—Trading Prior to the Distribution Date.”

Q:	What if I want to sell my Tyco common shares or my Tyco Flow Control common shares?

A:	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Tyco nor Tyco Flow Control makes any recommendations on the purchase, retention or sale of Tyco common shares or the Tyco Flow Control common shares to be distributed in the spin-off.

If you decide to sell any shares before the Distribution, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Tyco common shares or the Tyco Flow Control common shares you will receive in the Distribution. If you sell your Tyco common shares in the “regular way” market up to and including the distribution date, you will be selling your right to receive Tyco Flow Control common shares in the Distribution. If you own Tyco common shares as of 5:00 p.m., New York City time, on the record date and sell those shares on the “ex-distribution” market up to and including the distribution date, you will still receive the Tyco Flow Control common shares that you would be entitled to receive in respect of the Tyco common shares you owned as of 5:00 p.m., New York City time on the record date. See “The Transactions—Trading Prior to the Distribution Date.”

Q:	How will Tyco distribute our common shares?

A:	Holders of Tyco common shares as of the record date will receive Tyco Flow Control common shares in book-entry form. See “The Transactions—Manner of Effecting the Spin-Off.”

Q:	How will fractional shares be treated in the spin-off?

A:	Holders of Tyco common shares will not receive fractional shares in connection with the spin-off. Instead, the distribution agent will sell whole shares that otherwise would have been distributed as fractional shares in the open market at prevailing market prices. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share in the Distribution. See “The Transactions—Manner of Effecting the Spin-Off.”

Q:	Will there be post-closing working capital and net debt adjustments in connection with the Merger?

A:	Yes. Pursuant to the Separation and Distribution Agreement, Tyco Flow Control is required to have working capital, defined as current assets minus current liabilities, in the amount of $798 million, as of the close of business on the day prior to the Distribution. If the actual amount of the working capital exceeds $798 million by an amount in excess of $125 million, Tyco Flow Control will pay to Tyco the full amount of the excess. If the actual amount of the working capital is less than $798 million by an amount in excess of $125 million, Tyco will pay to Tyco Flow Control the full amount of the deficit.

Also, pursuant to the Separation and Distribution Agreement, before the close of business on the day prior to the Distribution, a subsidiary of Tyco Flow Control will issue an intercompany note to a subsidiary of Tyco in an amount not to exceed $500 million, which will be repaid at the closing of the Merger with proceeds to Tyco Flow Control from a third party financing upon terms negotiated by Pentair. If such third party financing is not available on terms acceptable to the parties, instead of a subsidiary of Tyco Flow Control issuing to a subsidiary of Tyco the intercompany note that would be repaid at the closing of the Merger, a subsidiary of Tyco Flow Control will issue a one year unsecured “bridge” note for up to $500 million to a subsidiary of Tyco in accordance with the Merger Agreement that will bear interest at a rate of 14.0% and be prepayable at any time. Tyco Flow Control is then to transfer cash and cash equivalents to Tyco such that, immediately prior to the Distribution, the net indebtedness of Tyco Flow Control will be $275 million.

Q:	What are the benefits and disadvantages arising from Tyco Flow Control’s domicile in Switzerland?

A:	We anticipate that our domicile in Switzerland, a major business center known for its economic and political stability and financial sophistication, will produce important economic and operational benefits for us that help ensure our continued competitiveness in global markets, including the ability:

•	to maintain a competitive worldwide effective tax rate and increase the ease of global cash management to support our global growth;

•

to centrally locate Tyco Flow Control in an area that we believe will support our global growth, particularly in fast growth regions where economies are developing, as we anticipate approximately 60% of our revenues will come from outside the U.S.; and

•	to better integrate Tyco’s flow control business, which has a substantial European business and has its largest segment, Valves & Controls, headquartered in Switzerland.

Although we believe that there are significant benefits resulting from a domicile in Switzerland, we cannot provide any assurance that the anticipated benefits will be realized. See the discussion under “Risk Factors—Risks Relating to the Spin-Off and the Merger” on pages 42-53 for a discussion of risk factors relating to Tyco Flow Control’s domicile in Switzerland. We do not believe that there are any material disadvantages resulting from our domicile in Switzerland.

Q:	What are the U.S. federal income tax consequences to me of the Transactions?

A:	Tyco has received a private letter ruling from the Internal Revenue Service (the “IRS”) to the effect that, for U.S. federal income tax purposes, the Distribution and the ADT Distribution, except in each case for cash received in lieu of fractional common shares, will qualify as tax-free under Sections 355 and/or 361 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distributions will qualify for favorable treatment under the Code. In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes. The private letter ruling relies and the opinion will rely on certain facts and assumptions, and certain representations and undertakings, provided by us, ADT and Tyco regarding the past and future conduct of our respective businesses and other matters. The receipt by Tyco of the opinion from McDermott Will & Emery LLP is a condition to effecting the Distribution.

Assuming that the Distribution qualifies under Section 355 of the Code, for U.S. federal income tax purposes no gain or loss will be recognized by a Tyco shareholder that is subject to U.S. federal income tax, and no amount will be included in the income of a shareholder that is subject to U.S. federal income tax, upon the receipt of our common shares pursuant to the Distribution. A Tyco shareholder that is subject to U.S. federal income tax generally will recognize gain or loss with respect to any cash received in lieu of a fractional share.

Tyco shareholders are not expected to recognize any gain or loss, or include any amount in income, for U.S. federal income tax purposes as a result of the Merger.

See “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions” and “Risk Factors—Risks Relating to the Spin-Off and the Merger—If the Distribution, the ADT Distribution or certain internal transactions undertaken in anticipation of the spin-off are determined to be taxable for U.S. federal income tax purposes, we, our shareholders that are subject to U.S. federal income tax and/or Tyco could incur significant U.S. federal income tax liabilities” for more information regarding the potential tax consequences to you of the Distribution.

Each Tyco shareholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Distribution to that shareholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Q:	How will I determine the tax basis I will have in the Tyco Flow Control shares I receive in the Distribution?

A:	Generally, for U.S. federal income tax purposes, your aggregate basis in the stock you hold in Tyco and the new Tyco Flow Control common shares and/or shares of ADT common stock received in the Distributions (including any fractional share interests in Tyco Flow Control and/or ADT for which cash is received) will equal the aggregate basis of Tyco common shares held by you immediately before the Distributions. This aggregate basis will be allocated among your Tyco common shares and the Tyco Flow Control common shares and/or the shares of ADT common stock you receive in the Distributions (including any fractional share interests in Tyco Flow Control and/or ADT for which cash is received) in proportion to the relative fair market value of each immediately following the Distributions. See the section entitled “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions” included elsewhere in this Prospectus for more information.

You should consult your tax advisor about how this allocation will work in your situation (including a situation where you have purchased Tyco shares at different times or for different amounts) and regarding any particular consequences of the Distribution to you, including the application of state, local and non-U.S. tax laws.

Q:	What are the Swiss withholding tax and income tax consequences to me of the Transactions?

A:

Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to Tyco’s and Tyco Flow Control’s shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus accumulated on or after January 1, 1997 are exempt from Swiss withholding tax, if certain conditions are met (Kapitaleinlageprinzip). Tyco has obtained a ruling from the Swiss Federal Tax Authorities confirming that the Distributions qualify as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distributions.

Shareholders who are not residents of Switzerland for tax purposes, and who, during the applicable tax year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason will not be subject to any Swiss federal, cantonal or communal income tax on the Distributions including any cash received in lieu of a fractional Tyco Flow Control common share.

Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distributions, as private assets, will not be subject to any Swiss federal, cantonal or communal income tax on the Distributions out of the qualifying contributed surplus, including any cash received in lieu of a fractional Tyco Flow Control common share. Capital gains resulting from the sale or other disposition of Tyco Flow Control common shares are not subject to Swiss federal, cantonal and communal income tax and, conversely capital losses are not tax-deductible for Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distribution, as private assets.

Corporate and individual shareholders who are resident in Switzerland for tax purposes, and corporate and individual shareholders who are not resident in Switzerland, and who, in each case, hold their Tyco shares and, consequently, the entitlement to the Distributions, as part of a trade or business carried on in Switzerland, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, will be subject to Swiss federal, cantonal and communal income tax on the Distribution out of the qualifying contributed surplus including any cash received in lieu of a fractional Tyco Flow Control common share, to the extent that the participation income cannot be reduced by depreciation on the investment in Tyco and/or where the participation relief (Beteiligungsabzug) is not applicable.

It is a condition to closing of the Merger that, at the Effective Time, Tyco will have obtained one or more rulings from the Swiss Tax Administrations, which rulings shall be in full force and effect on the Closing Date (as defined below), confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal and communal tax purposes (including with respect to Swiss withholding tax); (ii) the relevant Swiss tax base of Panthro Acquisition for Swiss tax (including federal and cantonal and communal) purposes; (iii) the relevant amount of capital contribution reserves (Kapitaleinlageprinzip) which will be exempt from Swiss withholding tax in the event of a distribution to the Tyco Flow Control shareholders after the Merger; and (iv) that no Swiss stamp tax will be levied on certain post-Merger restructuring transactions. The Swiss Tax Rulings do not address the Swiss income tax consequences of the Merger to Pentair shareholders. However, it is expected that for Swiss resident individual shareholders holding their Pentair shares as private assets (Privatvermögen) the Merger should be tax free for federal, cantonal and communal income tax purposes. For Swiss resident individual shareholders holding their shares as business assets (Geschäftsvermögen) and for Swiss resident corporate shareholders the Merger may not be recognized as tax neutral by the Swiss tax authorities. In such case, the difference between the fair market value of the shares and the relevant tax basis may be treated as taxable income even if no income has been booked in the Swiss statutory profit and loss statement.

For more information regarding the potential tax consequences to you of the Transactions, see “The Transactions—Material Swiss Tax Consequences of the Transactions” and “Risk Factors—Risks Relating to the Transactions—If the Distributions or the Merger are determined to be taxable for Swiss withholding tax purposes, we and Tyco could incur significant Swiss withholding tax liabilities.”

Q:	Does Tyco Flow Control intend to pay cash dividends?

A:	It is expected that Tyco Flow Control will initially pay a quarterly dividend of $0.22 per share. See “Dividend Policy” on page 108 and “Description of Our Capital Stock—Dividends.”

Q:	How will Tyco Flow Control common shares trade?

A:	Currently, there is no public market for our common shares. We intend to list our common shares on the NYSE under the symbol “PNR,” which is Pentair’s current trading symbol.

We anticipate that trading will commence on a “when-issued” basis on or shortly prior to the record date and before the distribution date. When-issued trading in the context of a spin-off refers to a sale or purchase of securities effected on or before the distribution date and made conditionally because the securities of the spun-off entity have not yet been distributed. When-issued trades generally settle within four trading days of the distribution date. On the first trading day following the distribution date, any when-issued trading in respect of our common shares will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the sale transaction. See “The Transactions—Trading Prior to the Distribution Date” for more information. We cannot predict the trading prices for our common shares before or after the distribution date.

Q:	Do I have appraisal rights?

A:	No. Holders of Tyco common shares are not entitled to appraisal rights in connection with the Transactions.

Q:	Who is the transfer agent for Tyco Flow Control shares?

A:	Wells Fargo Bank, N.A. (“Wells Fargo”) will be the transfer agent for Tyco Flow Control shares.

Q:	Are there risks associated with owning Tyco Flow Control common shares upon consummation of the Transactions?

A:	Our business is subject to both general and specific risks and uncertainties relating to Tyco’s historical flow control business and Pentair’s business. Our business is also subject to risks relating to the spin-off and the Merger. Accordingly, you should read carefully the information set forth in the section entitled “Risk Factors.”

Q:	Where can I get more information?

A:	If you have any questions relating to the mechanics of the Distribution, you should contact the distribution agent at:

Wells Fargo Bank, N.A.

P.O. Box 64854

St. Paul, MN 55164-0854

Tel: (800) 468-9716

Before the spin-off and the Merger, if you have any questions relating to the Distribution or the Merger, you should contact Tyco at:

Tyco International Ltd.

Investor Relations

9 Roszel Road

Princeton, NJ 08540

Tel: (609) 720-4333

Fax: (609) 720-4603

www.tyco.com

After the spin-off and the Merger, if you have any questions relating to us, you should contact us at:

Pentair Ltd.

5500 Wayzata Blvd., Suite 800

Minneapolis, Minnesota 55416

Attention: Investor Relations Department

(763) 545-1730

SUMMARY

This summary highlights information contained elsewhere in this Prospectus relating to the Transactions. You should read the entire Prospectus, including the risk factors, Pentair’s and our management’s discussion and analysis of financial condition and results of operations, Pentair’s and our historical combined financial statements, and our unaudited pro forma condensed combined financial statements and the respective notes to those historical and pro forma financial statements.

Our historical combined financial data has been prepared on a “carve-out” basis to reflect the operations, financial condition and cash flows specifically allocable to the flow control business of Tyco during all periods shown. Our pro forma combined financial data adjusts our historical combined financial data to give effect to the Merger and our anticipated post-Merger capital structure.

Except as otherwise indicated or the context otherwise requires, the information included in this Prospectus assumes the completion of the spin-off and the Merger.

The Companies

Tyco Flow Control

We are a global leader in the industrial flow control market, specializing in the design, manufacture and servicing of highly engineered valves, actuation & controls, electric heat management solutions, and water transmission and distribution products. Our business is conducted through three reportable segments: Valves & Controls, Thermal Controls and Water & Environmental Systems. The Valves & Controls segment is one of the world’s largest manufacturers of valves, actuators and controls. The Thermal Controls segment is a leading provider of complete electric heat management solutions, primarily for the oil & gas, general process and power generation industries. The Water & Environmental Systems segment is a leading provider of large-scale water transmission and distribution products and water/wastewater systems in the Pacific and Southeast Asia regions. Tyco Flow Control’s principal executive offices are located at Freier Platz 10, CH-8200 Schaffhausen, Switzerland, and its telephone number is 41-52-633-02-44.

Pentair

Pentair is a focused diversified industrial manufacturing company comprised of two operating segments: Water & Fluid Solutions and Technical Products. Water & Fluid Solutions is a global leader in providing innovative products and systems used worldwide in the movement, storage, treatment and enjoyment of water. Technical Products is a leader in the global enclosures and thermal management markets, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components and protect the people that use them. Pentair’s principal executive offices are located at 5500 Wayzata Boulevard, Suite 800, Minneapolis, Minnesota 55416-1259 and its telephone number is (763) 545-1730.

Risk Factors

We face numerous risks related to, among other things, our business operations, our strategies, general economic conditions, competitive dynamics in our industry, the legal and regulatory environment in which we operate, our spin-off from Tyco, our Merger with Pentair and our status as an independent public company following the spin-off and the Merger. These risks are set forth in detail under the heading “Risk Factors.” If any of these risks should materialize, they could have a material adverse effect on our business, financial condition, results of operations or cash flows. We encourage you to review these risk factors carefully. Furthermore, this Prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

Summary of the Transactions

The following is a summary of certain terms of the spin-off and the Merger. See “The Transactions” for a more detailed description of the matters described below. You should also carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 25 of this Prospectus.

The spin-off

Distributing company	Tyco International Ltd. After the Distribution, Tyco will not own any shares of Tyco Flow Control.

Distributed company	Tyco Flow Control International Ltd. We expect that prior to the Distribution, Tyco Flow Control will change its corporate name to “Pentair Ltd.”

Record date	Subject to Tyco shareholders approving the Distribution, record ownership will be determined as of 5:00 p.m., New York City time, on September 17, 2012.

Distribution date	The distribution date is expected to be September 28, 2012.

Distribution ratio	Each Tyco common share outstanding as of the record date will entitle its holder to receive a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully diluted basis (calculated in accordance with the treasury method under U.S. GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date. Based on the number of fully diluted Pentair and Tyco shares outstanding as of June 30, 2012, we expect the distribution ratio to be approximately 0.24 Tyco Flow Control common shares per each Tyco common share. Although the number of Pentair and Tyco shares outstanding may increase or decrease prior to the distribution date and as a result this distribution ratio may change, it will nonetheless result in Tyco shareholders as of the record date and their transferees owning approximately 52.5% of the common shares of Tyco Flow Control on a fully diluted basis immediately following the Merger (excluding treasury shares).

Securities to be distributed

All of the outstanding Tyco Flow Control common shares will be distributed pro rata to Tyco shareholders who hold Tyco common shares as of the record date, other than a limited number of Tyco Flow Control common shares that will be transferred by Tyco to Tyco Flow Control as treasury shares. Assuming a record date of June 30, 2012 and based on the 459,773,947 common shares of Tyco outstanding as of such date, and applying the assumed distribution ratio of 0.24 Tyco Flow Control common shares for every Tyco common share, approximately 110,345,000 of our common shares would have been distributed to Tyco shareholders. The number of

Tyco Flow Control common shares that Tyco will ultimately distribute to its shareholders will (i) fluctuate depending on the number of Tyco common shares actually outstanding as of the record date and (ii) be reduced to the extent that cash payments are to be made in lieu of fractional shares, as described below.

The Distribution	On the distribution date, Tyco will cause the distribution agent to distribute the Tyco Flow Control common shares to the Tyco shareholders. The distribution of shares will be made in book-entry form. It is expected that it will take the distribution agent up to three business days to electronically issue Tyco Flow Control common shares to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment, surrender or exchange your Tyco common shares or take any other action to receive your Tyco Flow Control common shares.

No fractional shares	Holders of Tyco will not receive any fractional Tyco Flow Control common shares. In lieu of fractional shares of Tyco Flow Control, shareholders will receive a cash payment. To that end, the distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of Tyco Flow Control in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of Tyco Flow Control, as applicable, in the special dividend. Recipients of cash in lieu of fractional shares will not be entitled to any interest on payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders that are subject to U.S. federal income tax as described in “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions,” but generally should not be subject to Swiss withholding tax, as described in “The Transactions—Material Swiss Tax Consequences of the Transactions.”

Conditions to the spin-off	The Distribution is subject to a number of important conditions. Under Swiss law, the approval of a relative majority of Tyco’s shareholders is required to effect the Distribution. Under the terms of the Separation and Distribution Agreement and those of the proposed shareholders’ resolution regarding the Distribution, the consummation of the Distribution is conditioned upon (i) the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Distribution) and (ii) each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the Merger has been satisfied or waived and that it is prepared to proceed with the Merger. For a more detailed description of the Merger conditions see “—The Merger—Conditions to the Merger.”

In addition, we expect that prior to the special general meeting approving the Distribution Tyco shall have received an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the Distribution complies with Swiss law and Tyco’s Articles of Association.

In the event that shareholder approval of the Distribution is received and the conditions to the spin-off included in the shareholders’ resolution are met or otherwise satisfied prior to March 31, 2013, Tyco will be obligated to effect the Distribution. Conversely, if the conditions have not been satisfied prior to March 31, 2013, the Distribution will not take place.

Working capital and net indebtedness	Pursuant to the Separation and Distribution Agreement, Tyco Flow Control is required to have working capital, defined as current assets minus current liabilities, in the amount of $798 million, as of the close of business on the day prior to the Distribution. If the actual amount of the working capital exceeds $798 million by an amount in excess of $125 million, Tyco Flow Control will pay to Tyco the full amount of the excess. If the actual amount of the working capital is less than $798 million by an amount in excess of $125 million, Tyco will pay to Tyco Flow Control the full amount of the deficit.

Also, pursuant to the Separation and Distribution Agreement, before the close of business on the day prior to the Distribution, a subsidiary of Tyco Flow Control will issue an intercompany note to a subsidiary of Tyco in an amount not to exceed $500 million, which will be repaid at the closing of the Merger with proceeds to Tyco Flow Control from a third party financing upon terms negotiated by Pentair. If such third party financing is not available on terms acceptable to the parties, instead of a subsidiary of Tyco Flow Control issuing to a subsidiary of Tyco the intercompany note that would be repaid at the closing of the Merger, a subsidiary of Tyco Flow Control will issue a one year unsecured “bridge” note for up to $500 million to a subsidiary of Tyco in accordance with the Merger Agreement that will bear interest at a rate of 14.0% and be prepayable at any time. Tyco Flow Control is then to transfer cash and cash equivalents to Tyco such that, immediately prior to the Distribution, the net indebtedness of Tyco Flow Control will be $275 million.

Trading market and symbol	We intend to file an application to list our common shares on the NYSE under the ticker symbol “PNR,” which is Pentair’s current trading symbol. We anticipate that, on or shortly before the record date for the Distribution, trading of our common shares will begin on a “when-issued” basis and will continue up to and including the distribution date. See “The Transactions—Trading Prior to the Distribution Date”

Dividend policy	It is expected that Tyco Flow Control will initially pay a quarterly dividend of $0.22 per share. See “Dividend Policy” and “Description of Our Capital Stock—Dividends.”

Tax consequences to Tyco shareholders	Tyco shareholders are not expected to recognize any gain or loss, or include any amount in income, for U.S. federal income tax purposes as a result of the Distribution or the Merger, except to the extent of cash received in lieu of fractional shares in the Distribution. See “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions” for a more detailed description of the U.S. federal income tax consequences of the Transactions.

Tyco shareholders are not expected to be subjected to any Swiss withholding tax (Verrechnungssteuer), including on any cash received in lieu of fractional shares, as a result of the Distribution. See “The Transactions—Material Swiss Tax Consequences of the Transactions” for a more detailed description of the Swiss tax consequences of the Transactions.

Each shareholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Transactions to that shareholder, including the effect of any Swiss, U.S., state, local or foreign income tax consequences of the Distribution.

Relationships with Tyco and ADT after the spin-off	We have entered into the Separation and Distribution Agreement and shortly before the Distribution, we expect to enter into other agreements with Tyco and ADT related to the spin-off. These agreements will govern the relationship between Tyco Flow Control, ADT and Tyco subsequent to the completion of the Distribution and provide for the allocation between Tyco Flow Control, ADT and Tyco of various assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities). The Separation and Distribution Agreement, in particular, provides for the settlement or extinguishment of certain obligations between Tyco Flow Control, ADT and Tyco and for certain employee compensation and benefit matters between Tyco Flow Control, ADT and Tyco. We will enter into a Transition Services Agreement with Tyco and ADT pursuant to which a limited number of services will be provided by Tyco to us on an interim basis following the Distribution. Further, we will enter into a tax sharing agreement with Tyco and ADT (the “2012 Tax Sharing Agreement”) that will govern the rights and obligations of ADT, Tyco and Tyco Flow Control for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. The 2012 Tax Sharing Agreement will also contain certain restrictions to preserve the tax-free status of the spin-off. We describe these and related arrangements in greater detail under “The Separation and Distribution Agreement and the Ancillary Agreements” and describe some of the risks of these arrangements under “Risk Factors—Risks Relating to the Spin-Off and the Merger.”

Transfer agent	Wells Fargo

The Merger

Structure of the Merger	Panthro Merger Sub, our indirect wholly-owned subsidiary, will merge with and into Pentair, with Pentair surviving the Merger. We expect the Merger to be consummated immediately following the Distribution and on the terms and subject to the other conditions of the Merger Agreement. The Merger Agreement provides that the Merger will take place on the later of (x) September 28, 2012 and (y) the fifth business day following satisfaction or waiver of the conditions to closing (other than those to be satisfied at, or immediately prior to, closing) (such date the “Closing Date”).

Primary purposes of the Transactions	In assessing and approving the spin-off on September 19, 2011, Tyco’s Board of Directors determined that the spin-off would be in the best interests of Tyco and its shareholders because it would provide a number of key benefits, including primarily: (i) greater strategic focus of financial resources and management’s efforts, (ii) direct and differentiated access to capital resources, (iii) enhanced investor choice through investment opportunities in three separate entities and (iv) improved ability to use stock as an acquisition currency. In assessing and approving the entry by Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub into the Merger Agreement and the Merger, Tyco’s Board of Directors determined that the Merger would be in the best interest of Tyco and its shareholders because it would provide substantially the same key benefits as those underlying the board’s reasons for approval of the spin-off, while adding the following key benefits: (i) increased value to Tyco’s shareholders, in particular relative to Tyco Flow Control’s anticipated value on a stand-alone basis, (ii) increased size and market capitalization, which could further improve Tyco Flow Control’s ability to use stock as an acquisition currency, (iii) a product and service offering that is broader but complimentary to many of the products manufactured and sold by the flow control business and (iv) the ability to incorporate Pentair’s public company infrastructure and senior management team, who have significant experience managing a publicly-traded company. See “The Transactions—Tyco’s Reasons for the Transactions.”

Consideration for the Merger	Tyco Flow Control shareholders will not receive any consideration in the Merger and Tyco Flow Control will remain the parent company for the combined business. Each Pentair common share outstanding as of the Effective Time will be converted into the right to receive one newly issued common share of Tyco Flow Control, with the result that Tyco’s shareholders as of the record date and their transferees will hold approximately 52.5% of the common shares of Tyco Flow Control on a fully-diluted basis immediately following the Merger (excluding treasury shares).

Conditions to the Merger	The obligations of Tyco, Tyco Flow Control and Pentair under the Merger Agreement are subject to the satisfaction or waiver of certain conditions including:

•

no temporary restraining order or preliminary or permanent injunction or other order by any governmental authority preventing consummation of the Merger or the related transactions shall have been issued and remain in effect;

•	Tyco’s shareholders shall have approved the Distribution, and the Distribution shall have been consummated in accordance with the Separation and Distribution Agreement;

•

Pentair’s shareholders shall have approved the Merger Agreement and the transactions contemplated thereby and all other actions or matters necessary or appropriate to give effect to the Merger Agreement and the transactions contemplated thereby;

•	our common shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

•

each of the Registration Statement on Form S-1 relating to the Distribution (the “Form S-1”) and the Registration Statement on Form S-4 relating to the Merger (the “Form S-4”) shall have become effective under the Securities Act of 1933 (the “Securities Act”) and shall not be the subject of any stop order suspending their effectiveness or proceedings initiated or threatened by the SEC seeking a stop order, and all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of our common shares to be issued pursuant to the Merger shall have been obtained and shall be in effect;

•

(i) the waiting period applicable to the consummation of the Merger and the related transactions under the Hart-Scott-Rodino Act (the “HSR Act”) shall have expired or been earlier terminated and (ii) except as otherwise provided for in the Merger Agreement, all applicable approvals shall have been obtained and all waiting periods shall have expired or been terminated under certain scheduled and other material antitrust laws, in each case as required for the consummation of the Merger and the related transactions;

•

Tyco shall have obtained a solvency opinion from Duff & Phelps LLC, in form reasonably satisfactory to Tyco, to the effect that (i) immediately following the Distribution, Tyco, on the one hand, and Tyco Flow Control, on the other hand, will be solvent and (ii) Tyco’s assets will exceed its liabilities and capital as determined pursuant to applicable Swiss law;

•

the aggregate implied market capitalization of Tyco Flow Control, before giving effect to the Merger, shall not exceed CHF 17.5 billion based on (x) the closing price of the Tyco Flow Control common shares trading on the last “when-issued”

trading day prior to the Distribution or (y) in the absence of a “when-issued” trading market for Tyco Flow Control common shares, the closing price of Pentair common shares on the last trading day prior to the Distribution;

•

the private letter ruling obtained by Tyco from the IRS to the effect that (i) the Distribution will qualify as tax-free under Sections 355 and 361 of the Code, except for cash received in lieu of fractional common shares and (ii) certain internal transactions will qualify for favorable treatment under the Code shall be in full force and effect on the Closing Date;

•

Tyco shall have received one or more rulings from the IRS (the “IRS Supplemental Rulings”), which rulings shall be in full force and effect on the Closing Date, to the effect that (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, (ii) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS), and (iii) certain anticipated post-closing transactions will not prevent the tax-free treatment of the Distribution or the Merger; and

•

Tyco shall have received one or more rulings from the Swiss Tax Administrations, which rulings shall be in full force and effect on the Closing Date, confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal, and communal purposes (including with respect to Swiss stamp tax and Swiss withholding tax); (ii) the relevant Swiss tax base of Panthro Acquisition for Swiss tax (including federal and cantonal) purposes; (iii) the relevant amount of capital contribution reserves which will be exempt from Swiss withholding tax in the event of a distribution to the Tyco Flow Control shareholders after the Merger; and (iv) that no Swiss stamp tax will be levied on certain post-Merger restructuring transactions.

In addition, the obligation of Pentair to effect the Merger is subject to the following additional conditions, among others:

•

each of the Tyco Merger Parties shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement, the Separation and Distribution Agreement and the Ancillary Agreements to be performed by them on or before closing;

•

the representations and warranties of Tyco in the Merger Agreement shall be true and correct both at and as of the date of the Merger Agreement and at and as of the Closing Date, except where their failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Tyco’s flow control business or on the ability of Tyco or Tyco Flow Control to consummate the Transactions (a “Tyco Flow Control MAE”);

•	no Tyco Flow Control MAE shall have occurred;

•

as of the Effective Time, the board of directors of Tyco Flow Control will consist of the persons serving on the board of directors of Pentair as of the mailing of the Tyco Proxy Statement and up to two persons to be selected by Tyco prior to the mailing of the Tyco Proxy Statement and reasonably acceptable to Pentair;

•

Pentair shall have received the opinion of Cravath, Swaine & Moore LLP to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS); and

•	Tyco shall have executed and delivered to Pentair, and caused each of its subsidiaries that is a party to an Ancillary Agreement to execute and deliver to Pentair, each of the Ancillary Agreements.

Furthermore, the obligations of the Tyco Merger Parties to effect the Merger are subject to the following additional conditions, among others:

•

Pentair shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement, the Separation and Distribution Agreement and the Ancillary Agreements to be performed by it on or before closing;

•

the representations and warranties of Pentair in the Merger Agreement shall be true and correct both at and as of the date of the Merger Agreement and at and as of the Closing Date, except where their failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Pentair and its subsidiaries as a whole or on the ability of Pentair to consummate the Merger (a “Pentair MAE”);

•	no Pentair MAE shall have occurred;

•

Tyco shall have received the opinions of McDermott Will & Emery LLP (i) to the effect that (x) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (y) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS) and (ii) confirming that the Distributions will qualify as tax-free under Sections 355 and/or 361 of the Code, except for cash received in lieu of fractional shares; and

•	Pentair shall have executed and delivered to Tyco each Ancillary Agreement to which it is a party.

Termination of the Merger Agreement	Tyco and Pentair may agree to terminate the Merger Agreement by mutual written consent. Additionally, either Tyco or Pentair may terminate the Merger Agreement for the following reasons, among others:

•

the Merger has not been consummated by February 1, 2013, provided that the terminating party’s failure to perform or comply in all material respects with such party’s covenants and agreements set forth in the Merger Agreement and the Separation and Distribution Agreement is not the cause of the Merger not being consummated by February 1, 2013;

•	the existence of any law that makes consummation of the transactions under the Merger Agreement illegal or otherwise prohibited;

•

any governmental authority having competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any material component of the transactions under the Merger Agreement, and such order, decree, ruling or other action becomes final and non-appealable, provided, however, that such right to terminate will not be available to any party whose failure to perform certain of its obligations under the Merger Agreement resulted in such order, decree or ruling;

•

Pentair shareholders fail to adopt the Merger and approve the Merger Agreement and the transactions contemplated thereby and all other actions or matters necessary or appropriate to give effect to at the Pentair special shareholders’ meeting; or

•	Tyco shareholders fail to approve the Distribution at the Tyco special shareholders’ meeting.

In addition, Tyco may terminate the Merger Agreement for the following reasons, among others:

•

if the Pentair board of directors or any committee thereof (i) fails to include its recommendation relating to the Merger in its proxy statement to its shareholders; (ii) withholds, withdraws, qualifies or modifies, or publicly proposes to withhold, withdraw, qualify or modify, its recommendation in a manner adverse to Tyco; or (iii) approves, adopts or recommends any Pentair Takeover Proposal (each such action being a “Pentair Change of Recommendation”);

•

if Pentair breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement or the Separation and Distribution Agreement such that any of the conditions described in the Merger Agreement or the Separation and Distribution Agreement cannot be satisfied and such failure has not been cured within 60 calendar days after Tyco provides written notice of the breach to Pentair or where any such condition is incapable of being satisfied and has not been waived by Tyco.

Pentair may also terminate the Merger Agreement for the following reasons, among others:

•

prior to the receipt of the Pentair shareholder approval, in order to enter into a written definitive agreement for a Pentair Superior Proposal (as defined in “The Merger Agreement—No Solicitation”), provided it has complied with certain conditions related to a Pentair Change of Recommendation;

•

if the Tyco Board of Directors or any committee thereof (i) fails to include its recommendation to Tyco shareholder to approve the Distribution in the Tyco Proxy Statement, (ii) withholds, withdraws, qualifies or modifies, or publicly proposes to withhold, withdraw, qualify or modify, its recommendation in a manner adverse to Pentair, or (iii) approves, adopts or recommends any Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal (each such action being a “Tyco Change of Recommendation”);

•

if Tyco breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement or the Separation and Distribution Agreement such that any of the conditions described in the Merger Agreement or the Separation and Distribution Agreement cannot be satisfied and such failure has not been cured within 60 calendar days after Pentair provides written notice of the breach to Tyco or where any such condition is incapable of being satisfied and has not been waived by Pentair.

Termination fees and expenses	Pentair has agreed to pay to Tyco a termination fee of $145 million as liquidated damages in the following circumstances:

•	Tyco terminates the Merger Agreement due to a Pentair Change of Recommendation; or

•

prior to receipt of Pentair shareholders’ approval of the Merger Agreement and the Merger, Pentair terminates the Merger Agreement to enter into a written definitive agreement for a Pentair Superior Proposal; or

•	more than five days prior to the Pentair shareholders’ meeting any person publicly makes a Pentair Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Pentair enters into a definitive agreement to consummate or consummates a Pentair Takeover Proposal.

In addition, Tyco has agreed to pay Pentair a termination fee of $145 million as liquidated damages in the following circumstances:

•	Pentair terminates the Merger Agreement due to a Tyco Change of Recommendation other than in connection with a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Flow Control Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Flow Control Takeover Proposal or a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Flow Control Takeover Proposal.

Tyco has further agreed to pay Pentair a termination fee of $370 million as liquidated damages in the event that:

•	Pentair terminates the Merger Agreement due to a Tyco Change of Recommendation in connection with a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Takeover Proposal.

Pentair is not, in any event, to receive both the $145 million termination fee and the $370 million termination fee.

For purposes of determining the termination fees as described above, a Pentair Takeover Proposal, Tyco Flow Control Takeover Proposal and Tyco Takeover Proposal apply to a transaction relating to 50% of any class of equity securities, consolidated net revenues, net income or assets of Pentair, Tyco Flow Control or Tyco, as applicable, rather than 10%.

Tax consequences to Tyco shareholders	Tyco shareholders are not expected to recognize any gain or loss, or include any amount in income, for U.S. federal income tax purposes as a result of the Merger.

SUMMARY HISTORICAL COMBINED FINANCIAL DATA OF TYCO FLOW CONTROL

The following table sets forth our summary historical combined financial and other operating data. The summary historical combined financial and other operating data have been prepared to include all of Tyco’s flow control business, and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the six months ended March 30, 2012 and March 25, 2011 and the combined balance sheet data as of March 30, 2012 have been derived from our unaudited combined financial statements included elsewhere in this Prospectus. The combined statement of operations data for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from our audited combined financial statements included elsewhere in this Prospectus. The combined balance sheet data as of March 25, 2011 and September 25, 2009 is derived from our unaudited combined financial statements that are not included in this Prospectus. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Tyco Flow Control has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were both 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial and other operating data presented below should be read in conjunction with our combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tyco Flow Control” presented elsewhere in this Prospectus.

Our historical combined financial data may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly traded entity during the periods presented, including changes that will occur to our operations and capitalization as a result of our spin-off from Tyco and our Merger with Pentair.

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012(1)	March 25, 2011	September 30, 2011(1)	September 24, 2010(1)	September 25, 2009
	($ in millions)
Combined Statement of Operations Data:
Net revenue	$1,924	$1,634	$3,648	$3,381	$3,492
Gross profit	623	546	1,170	1,130	1,233
Operating income	192	119	306	331	451
Income from continuing operations	114	50	153	184	233
Income from discontinued operations, net of income taxes	—	168	172	17	29
Net income attributable to parent company equity	113	218	324	201	262

Combined Balance Sheet Data:
Total assets	$5,322	$4,609	$5,144	$4,682	$4,846
Long-term debt(3)(4)	893	795	876	689	856
Total liabilities(3)	2,142	1,953	2,132	2,045	2,126
Total parent company equity	3,086	2,656	2,919	2,637	2,719

Combined Other Operating Data:
Orders	$2,073	$1,750	$3,785	$3,200	$3,100
Backlog	$1,898	$1,654	$1,744	$1,581	$1,781

(1)	Income from continuing operations and Net income attributable to parent company equity include $24 million and $27 million of corporate expense allocated from Tyco for the six months ended March 30, 2012 and March 25, 2011, respectively. Income from continuing operations and Net income attributable to parent company equity include $52 million, $54 million and $55 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.
(2)	Income from continuing operations and Net income attributable to parent company equity include a goodwill impairment charge of $35 million in our Water & Environmental Systems segment related to our Water Systems reporting unit.
(3)	Long-term debt and Total liabilities include $877 million and $776 million of allocated debt for the six months ended March 30, 2012 and March 25, 2011, respectively. Long-term debt and Total liabilities include $859 million, $671 million and $836 million of allocated debt for the years ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.
(4)	For historical results, amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly traded company.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF PENTAIR

The following table sets forth summary historical consolidated financial data of Pentair. The consolidated statement of income data for the six months ended June 30, 2012 and July 2, 2011 and the consolidated balance sheet data as of June 30, 2012 and July 2, 2011 have been derived from Pentair’s unaudited consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of income data for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 and the consolidated balance sheet data as of December 31, 2011 and December 31, 2010 are derived from Pentair’s audited financial statements included elsewhere in this Prospectus. The consolidated balance sheet data as of December 31, 2009 is derived from Pentair’s audited consolidated financial statements that are not included in this Prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of Pentair management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

The summary historical consolidated financial data presented below should be read in conjunction with Pentair’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pentair” included elsewhere in this Prospectus. The Pentair consolidated financial data may not be indicative of future performance.

	Six Months Ended		Fiscal Year Ended
	June 30, 2012(1)	July 2, 2011(1)	December 31, 2011(1)(2)	December 31, 2010	December 31, 2009
	($ in millions, except per share data)
Statement of Income Data:
Net sales	$1,800	$1,700	$3,457	$3,031	$2,692
Operating income	203	196	169	334	220
Net income from continuing operations attributable to Pentair, Inc.	133	117	34	198	116
Per Share Data:
Basic:
Earnings per share from continuing operations attributable to Pentair, Inc.	$1.34	$1.19	$0.35	$2.02	$1.19
Weighted average shares	99	98	98	98	97
Diluted:
Earnings per share from continuing operations attributable to Pentair, Inc.	$1.32	$1.17	$0.34	$2.00	$1.17
Weighted average shares	101	100	100	99	99
Cash dividends declared per common share	$0.44	$0.40	$0.80	$0.76	$0.72
Balance Sheet Data:
Total assets	$4,586	$5,052	$4,586	$3,974	$3,911
Total debt	1,235	1,407	1,309	707	806
Total shareholders’ equity	2,118	2,367	2,047	2,205	2,126

(1)	In May 2011, Pentair acquired as part of Water & Fluid Solutions, the Clean Process Technologies division of privately held Norit Holding B.V.
(2)	In the fourth quarter of 2011, Pentair recorded a pre-tax non-cash goodwill impairment charge of $200.5 million.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following table presents summary unaudited pro forma combined financial information about Pentair’s consolidated balance sheet and statements of income, and gives effect to the Transactions. The information under “Statement of Income Data” in the table below combines the six months ended June 30, 2012 for Pentair and the six months ended March 30, 2012 for Tyco’s flow control business and the fiscal year ended December 31, 2011 for Pentair and September 30, 2011 for Tyco’s flow control business and gives effect to the Transactions as if they had been consummated on January 1, 2011, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below combines the historical consolidated balance sheets of Pentair as of June 30, 2012 and the historical combined balance sheets of Tyco’s flow control business as of March 30, 2012 and assumes the Transactions had been consummated on June 30, 2012. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Pentair considered the acquirer of Tyco Flow Control. See “The Transactions—Accounting Treatment.”

In addition, the unaudited pro forma combined financial information includes adjustments which are preliminary and will likely be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Pentair and the historical combined financial statements of Tyco’s flow control business, including the related notes and with the pro forma condensed combined financial statements of Pentair and Tyco’s flow control business, including the related notes, appearing elsewhere in this Prospectus. See “Selected Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred or that may occur in the future had the Transactions been completed on the dates indicated.

	Six Months Ended June 30, 2012	Fiscal Year Ended December 31, 2011
	($ in millions, except per share data)
Statement of Income Data:
Net sales	$3,724	$7,105
Operating income	$348	$323
Net income from continuing operations attributable to shareholders	$230	$115
Earnings per share from continuing operations attributable to shareholders:
Basic	$1.09	$0.55
Diluted	$1.08	$0.55

As of June 30, 2012
($ in millions)
Balance Sheet Data:
Total assets	$11,215
Total debt	$1,685
Total shareholders’ equity and parent company investment	$6,492

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this Prospectus, in evaluating us and our common shares. If any of the risks described below actually occurs, our business, financial condition, results of operations and cash flows could be materially and adversely affected. Any such adverse effect may cause the trading price of our common shares to decline and as a result you could lose all or part of your investment in us. Our business may also be adversely affected by risks and uncertainties not known to us or risks that we currently believe to be immaterial.

Risks Relating to Tyco Flow Control

Our business depends on the levels of capital investment and maintenance expenditures by our customers, which in turn are affected by numerous factors, including growth rates in developed and developing markets, the cyclical nature of the industries we serve, global energy demand, commodity prices, our customers’ liquidity, the condition of global credit and capital markets.

Demand for most of our products and services depends on the level of new capital investment and planned maintenance expenditures by our customers. Capital investment and maintenance expenditures are, in turn, influenced by several factors, including general and industry-specific economic conditions, volatility in energy and commodity prices, availability of credit, expectations of future market behavior, and, in the case of our customers that are governments or that rely on public funding, a variety of political factors.

The businesses of many of our customers in all of the markets we serve are to varying degrees cyclical and have experienced periodic economic downturns. During such economic downturns customers whose demand for our products and services is primarily profit-driven historically have tended to delay major capital projects, including greenfield construction, expensive maintenance projects and upgrades. Additionally, demand for our products and services may be affected by volatility in energy and commodity prices and fluctuating demand forecasts, as, under these circumstances, our customers tend to be more conservative in their capital planning. Reduced demand for our products and services could result in the delay or cancellation of existing orders, which could adversely affect our level of backlog and our ability to convert backlog to revenue, lead to excess manufacturing capacity, which unfavorably impacts our absorption of fixed manufacturing and distribution costs, or erode average selling prices in our industry. Any of these results could materially and adversely affect our business, financial condition, results of operations and cash flows.

Additionally, some of our customers may delay capital investment and maintenance even during favorable conditions in their end-markets if they are unable to obtain sufficient financing. Access by our customers to local, regional and global credit and capital markets could be hindered by disruptions in financial and banking systems, such as recent disruptions related to the European sovereign debt crisis, raising the cost of new debt for our customers to prohibitive levels. Any difficulty in accessing these markets and the increased associated costs can have a negative effect on investment in major capital projects, including greenfield construction, necessary maintenance projects and upgrades, even during periods of favorable end-market conditions. In addition, the liquidity and financial position of our customers could impact their ability to pay in full and/or on a timely basis. Any of these factors, whether individually or in the aggregate, could materially and adversely affect our customers and, in turn, our business, financial condition, results of operations and cash flows.

Certain of our segments are affected by seasonality. Demand for products and services in our Thermal Controls and Water & Environmental Systems segments is impacted by seasonal factors, with our Thermal Controls business generally experiencing increased demand for products and services during the fall and winter months in the Northern Hemisphere and our Water & Environmental Systems generally experiencing increased demand during Australia’s prime agricultural seasons. These seasonal effects coincide with our first two fiscal quarters (from October through March) and may vary from year-to-year based on weather conditions, including temperatures and precipitation. Deviations from usual weather patterns can adversely affect our results of operations, financial condition and cash flows. Unusually warm winter weather conditions in the Northern Hemisphere can negatively impact order flow in our Thermal Controls segment. Likewise, unusually wet weather conditions in Australia during its summer months, along with holiday slowdowns, can result in our inability to access customer work sites and lead to decreased revenue during these periods.

Our future revenue depends in part on the existence of and our ability to win new contracts for major capital projects. Our failure to effectively obtain such future contracts could adversely affect our growth prospects.

An increasing portion of our revenue in our Thermal Controls and Water & Environmental Systems segments is derived from major capital projects, including water pipeline and desalination projects in our Water & Environmental Systems segment. Accordingly, our future revenue and overall results of operations require us to successfully win new contracts for major capital projects. The number of such projects we win in any year fluctuates, and is dependent upon the general availability of such projects and our ability to bid successfully for them. Contract proposals and negotiations are complex and frequently involve a multi-year technical specification phase and bidding and selection process. The length of this process and the ultimate decision by a customer to proceed is affected by a number of factors, such as market conditions, financing arrangements and required governmental approvals. For example, a customer may require us to provide a bond or letter of credit to protect the customer should we fail to perform under the terms of the contract. If negative market conditions arise, fewer such projects may be available, and if we fail to secure adequate financial arrangements or required governmental approvals we may not be able to pursue particular projects. Either condition could materially and adversely affect our business, financial condition, results of operations and cash flows.

We maintain a sizable backlog and the timing of our conversion of revenue out of backlog is uncertain. Our inability to convert backlog into revenue, whether due to factors that are within or outside of our control, could adversely affect our revenue and profitability.

Backlog represents the accumulation of uncompleted customer orders that we have not yet recognized as revenue. At March 30, 2012, our backlog was $1.9 billion. We typically convert approximately 85% of our backlog to revenue within 12 months. However, the timing of our conversion of revenue out of backlog is subject to a variety of factors that may cause delays, many of which, including fluctuations in our customers’ delivery schedules, are beyond our control. This is especially true with respect to major global capital projects, where the extended timeline for project completion and invoice satisfaction increases the likelihood for delays in the conversion of backlog related to modifications and order cancellations. Such delays may lead to significant fluctuations in results of operations and cash flows from quarter to quarter, making it difficult to predict our financial performance on a quarterly basis. For example, during the second fiscal quarter of 2011, severe weather-related events and flooding in Australia significantly impacted shipments to customers, resulting in lost productivity and delays in converting backlog into revenue in our Water & Environmental Systems business. Further, while we believe that historical order cancellations have not been significant, if we were to experience a significant amount of cancellations of or reductions in orders, it would reduce our backlog and, consequently, our future sales and results of operations.

Our ability to meet customer delivery schedules for backlog is dependent on a number of factors including sufficient manufacturing plant capacity, adequate access to raw materials and other inventory required for production, a trained and capable workforce and effective scheduling of manufacturing resources. Many of the contracts we enter into with our customers are long-lead and contain penalty clauses related to on-time delivery. Any untimely delivery could subject us to financial penalties, damage our relationship with existing customers and tarnish our reputation among existing and potential customers. If any of these risks materializes, our business, financial condition, results of operation and cash flows could be materially and adversely affected.

We compete in attractive markets with a high level of competition, which may result in pressure on our profit margins and limit our ability to maintain or increase the market share of our products.

The markets for our products and services are geographically diverse and highly competitive. We compete against large and well-established national and global companies, as well as regional and local companies and lower cost manufacturers. We compete based on technical expertise, reputation for quality and reliability, timeliness of delivery, previous installation history, contractual terms and price. Some of our competitors, in particular smaller companies, attempt to compete based primarily on price, localized expertise and local relationships, especially with respect to products and applications that do not require a great deal of engineering or technical expertise. In addition, during economic downturns average selling prices tend to decrease as market participants compete more aggressively on price. If we are unable to continue to differentiate our products, services and solutions based on such factors as our reputation, technical expertise and ability to deliver on time, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Some of our customers have been attempting to reduce the number of vendors from which they procure products and services in order to reduce the size and diversity of their supplier base. Although we have strategically pursued and executed frame agreements with some of our large customers, whereby we are selected as one of a few designated providers of specified products on a global or regional basis, there is a risk that our competitors could be awarded such agreements to our exclusion. In addition, a number of engineering, procurement and construction (“EPC”) integrators have recently positioned themselves as providers of vertically integrated solutions covering the spectrum of project design, planning and execution in the markets we serve. We believe that our success depends partly on maintaining close relationships with our customers and working with them on specific solutions that best serve their processes, applications and cost considerations. The successful encroachment of intermediaries, including EPCs, could disrupt these relationships. If we are unable to successfully manage competitive developments in the industries we serve, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

In addition, to remain competitive, we must continue to invest in R&D, manufacturing, marketing, customer service, our distribution networks and our global network of after-market service centers. Currently, key components of our competitive position are our ability to adapt to changing competitive environments and to manage expenses successfully. This, however, requires continuous management focus on reducing costs and improving efficiency through cost controls, productivity enhancements and regular appraisal of our asset portfolio. If we are unable to achieve appropriate levels of scalability or cost-effectiveness, or if we are otherwise unable to manage and react to changes in the global marketplace, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

We are subject to tort, product liability and warranty claims and may suffer reputational damage relating to products we manufacture or install. Because many of our products perform mission-critical functions in potentially dangerous environments, these claims could result in significant costs and liabilities and reduce our profitability.

We may be exposed to tort, product liability and warranty claims and may suffer reputational damage among customers, potential customers, regulatory bodies and the public in the event that the use of any of our products results in, or is alleged to result in, injury to people or damage to property or the environment, or actually or allegedly fails to perform as expected. In particular, many of our products perform mission-critical functions in large and complex facilities or systems, including oil & gas rigs and pipelines, nuclear power plants, petroleum refineries, chemical processing plants and other potentially dangerous environments. We maintain rigorous quality testing procedures and our products adhere to demanding regulatory specifications, and historically we have not encountered financially material failure costs. However, given the nature of the markets we serve and the mission-critical application of our products, there is an inherent risk that a product failure could cause serious damage to people, property or the environment. Moreover, our customers are generally not required to obtain service, repair or maintenance work from us, which could result in unqualified persons performing after-market services on our products. While we maintain insurance coverage with respect to certain product liability claims, our insurance may not provide adequate coverage against all product liability claims and would not compensate us for damage to our reputation and any resulting loss of business. Furthermore, warranty claims are not generally covered by insurance, and we may incur significant warranty costs in the future for which we would not be reimbursed. We also may not be able to obtain insurance on acceptable terms in the future. Tort, product liability and warranty claims can be expensive to defend and can divert the attention of management and other personnel for significant periods of time, regardless of the ultimate outcome. Any unsuccessful defense of such a claim could have a material and adverse effect on our business, financial condition, results of operations and cash flows. Even if we are successful in defending against a claim relating to our products, our customers may lose confidence in our products and our company. One or more of these factors could adversely affect our business, financial condition, results of operations or cash flows.

We are exposed to liquidated damages in many of our customer contracts.

Many of our customer contracts contain liquidated damages provisions in the event that we fail to perform our obligations thereunder in a timely manner or in accordance with the agreed terms, conditions and standards. Liquidated damages provisions applicable to us typically provide for a payment to be made by us to the customer if we fail to deliver a product or service on time. We generally try to limit our exposure to a maximum penalty within a contract. However, because our products are often components of large and complex systems or capital projects, if we incur liquidated damages they may materially and adversely affect our business, financial condition, results of operations and cash flows.

Certain of our products require certifications by regulators or standards organizations, and our failure to obtain or maintain such certifications could negatively impact our business.

In certain industries and for certain applications, in particular with respect to our pressure relief valves and valves used in the nuclear power generation industry, we must obtain certifications for our products or installations by regulators or standards organizations. For example, our products used in the nuclear power generation industry must carry an “N Stamp” certification from the American Society of Mechanical Engineers and many of our Water & Environmental Systems’ products require the approval of the Water Services Association of Australia prior to any sale in the country. In addition, as we expand our products offering into emerging markets, we will need to comply with additional and potentially different certification requirements. If we fail to obtain required certifications for our products, or if we fail to maintain such certifications on our products after they have been certified, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

We have significant operations outside of the United States, which are subject to political, economic and other risks inherent in operating outside of the United States.

Our net revenue derived from sales in non-U.S. markets for fiscal year 2011 was 79% of our total net revenue, and we expect revenue from non-U.S. markets to continue to represent a significant portion of our total net revenue. Business operations outside of the United States are subject to political, economic and other risks inherent in operating in certain countries, such as:

•	the difficulty of enforcing agreements, collecting receivables and protecting assets, especially our intellectual property rights, through non-U.S. legal systems;

•	the difficulty of communicating and monitoring standards and directives across our global network of after-market service centers and manufacturing facilities;

•	trade protection measures and import or export licensing requirements;

•	difficulty in staffing and managing widespread operations and the application of certain labor regulations outside of the United States;

•	compliance with a wide variety of non-U.S. laws and regulations;

•	changes in the general political and economic conditions and political and social unrest in the countries where we operate, particularly in emerging markets;

•	the threat of nationalization and expropriation;

•	the presence of corruption in certain countries;

•	increased costs and risks of doing business in a wide variety of jurisdictions, including compliance with local compensation programs, employment policies and other administrative programs;

•	cultural and language barriers and different business practices;

•	changes in enacted tax laws and tax treaties;

•	limitations on repatriation of earnings;

•	fluctuations in revenue, operating margins and other financial measures due to changes in currency exchange rates; and

•	fluctuations in available funding in those instances where a project is government financed (for example, by a regional water authority).

One or more of these factors could adversely affect our business, financial condition, results of operations or cash flows.

Volatility in currency exchange rates, commodity prices and interest rates may adversely affect our financial condition, results of operations and cash flows.

We are exposed to a variety of market risks, including the effects of changes in currency exchange rates, commodity prices and interest rates.

Our net revenue derived from sales in non-U.S. markets for fiscal year 2011 was 79% of our total net revenue, and we expect revenue from non-U.S. markets to continue to represent a significant portion of our total net revenue. Our financial statements reflect translation of items denominated in non-U.S. currencies to U.S. dollars, our functional currency (using year-end exchange rates for balance sheet data and average exchange rates for statement of operations data). Therefore, if the U.S. dollar strengthens in relation to the principle non-U.S. currencies from which we derive revenue as compared to a prior period, our U.S. dollar reported revenue and income will effectively be decreased to the extent of the change in currency valuations, and vice-versa. Changes in the relative values of currencies occur regularly and in some instances, may have a significant effect on our financial condition, results of operations and cash flows.

In addition, we are a large buyer of metals (including steel, ductile iron and copper) and other non-metallic commodities, specialty polymers, synthetic rubber and other raw materials for our manufacturing operations, the prices of which have fluctuated significantly in recent years. Increases in the prices of some of these commodities could increase the costs of manufacturing our products and providing our services. We may not be able to pass on these costs to our customers or otherwise effectively manage price volatility and this could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We monitor these exposures as an integral part of our overall risk management program. In some cases, we enter into hedge contracts to insulate our results of operations from these fluctuations. These hedges are subject to the risk that our counterparty may not perform. As a result, changes in currency exchange rates, commodity prices and interest rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our future growth is dependent upon our ability to continue to adapt our products, services and organization to meet the demands of local markets in both developed and emerging economies and by developing or acquiring new technologies that achieve market acceptance with acceptable margins.

Our businesses operate in global markets that are characterized by customer demand that is often global in scope but localized in delivery. We compete with thousands of smaller regional and local companies that may be positioned to offer products produced at lower cost than ours, or to capitalize on highly localized relationships and knowledge that are difficult for us to replicate. For example, our Water & Environmental Systems segment has recently faced pricing competition from ductile iron pipe and fittings offered by companies who source their products from lower-cost countries. We have also found that in several emerging markets potential customers prefer local suppliers, in some cases because of existing relationships and in other cases because of local legal restrictions or incentives that favor local businesses. Accordingly, our future success depends upon a number of factors, including our ability to accomplish the following: adapt our products, services, organization, workforce and sales strategies to fit localities throughout the world, particularly in high growth emerging markets; identify emerging technological and other trends in our target end-markets; and develop or acquire competitive products and services and bring them to market quickly and cost-effectively. Adapting our businesses to serve more local markets will require us to invest considerable resources in building and expanding our network of after-market service centers and engineering and manufacturing facilities in those markets, as well as developing or acquiring new products and services. These expansion and development efforts divert resources from other potential investments in our businesses, and they may not lead to the desired outcome. As a result, the failure to effectively adapt our products or services to the needs of local markets, the failure of our technology, products or services to gain market acceptance, the potential for product defects or the obsolescence of our products and services could significantly reduce our revenue, increase our operating costs or otherwise materially and adversely affect our business, financial condition, results of operations and cash flows.

Inability to protect our intellectual property and expiration of our patents could negatively affect our competitive position.

We rely on a combination of patents, copyrights, trademarks, trade secrets, know-how, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. Although we have taken steps to protect our intellectual property, we cannot assure you that these steps will be adequate to prevent infringement of our rights or misappropriation of our technology, trade secrets or know-how. For example, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some of the countries in which we operate. In addition, while we generally enter into confidentiality agreements with our employees and third parties to protect our trade secrets, know-how, business strategy and other proprietary information, such confidentiality agreements could be breached or otherwise may not provide meaningful protection. Any proceedings to protect our intellectual property rights could be burdensome and costly, and we may not prevail. Further, adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. Finally, for those products in our portfolio that rely on patent protection, once a patent has expired the product is generally open to competition. Products under patent protection usually generate significantly higher revenue than those not protected by patents. If we fail to successfully enforce our intellectual property rights or register new patents, our competitive position could suffer, which could harm our business, financial condition, results of operations and cash flows.

If we cannot obtain sufficient quantities of materials, components and equipment required for our manufacturing activities at competitive prices and quality and on a timely basis, or if our manufacturing capacity does not meet demand, our financial condition, results of operations and cash flows may suffer.

We purchase materials, components and equipment from unrelated parties for use in our manufacturing operations. If we cannot obtain sufficient quantities of these items at competitive prices and quality and on a timely basis, we may not be able to produce sufficient quantities of product to satisfy market demand, product shipments may be delayed or our material or manufacturing costs may increase. In addition, because we cannot always immediately adapt our cost structures to changing market conditions, our manufacturing capacity may at times exceed or fall short of our production requirements. Further, the costs of certain raw materials, such as copper and nickel, have been volatile historically and are influenced by factors that are outside our control. In addition, while we manufacture certain of the highly-engineered castings and forgings which are essential to our fabrication of valves for our customers at our foundries, we also purchase other castings and forgings from qualified and approved sources. Because we and many of our competitors rely on the same foundries to supply castings and forgings for our respective products, during periods of growth in the worldwide market for valves, we and our competitors have experienced delays in the supply of components in the past and could potentially experience such delays in the future. While we strive to offset our increased costs from material inflation and avoid component shortages through effective supply chain management and contractual provisions, we may be unable to pass increases in the costs of our raw materials on to our customers or achieve operational efficiencies. Any of these problems could result in the loss of customers, provide an opportunity for competing products to gain market acceptance and otherwise materially and adversely affect our business, financial condition, results of operations and cash flows.

Failure to attract, motivate, train and retain qualified personnel could adversely affect our business. We also rely on certain key personnel, the loss of whose services would adversely affect our business.

Our culture and guiding principles focus on continuously training, motivating and developing employees, and in particular we strive to attract, motivate, train and retain qualified engineers and managers to handle the day-to-day operations of a highly diversified organization. Many of our manufacturing processes, and many of the integrated solutions we offer, are highly technical in nature. Our ability to expand or maintain our business depends on our ability to hire, train and retain engineers with the skills necessary to understand and adapt to the continuously developing needs of our customers. The increasing demand for qualified personnel worldwide, and particularly in emerging markets, makes it more difficult for us to attract and retain employees with requisite technical skill sets. If we fail to attract, motivate, train and retain qualified personnel, or if we experience excessive turnover, we may experience declining sales, manufacturing delays or other inefficiencies, increased recruiting, training and relocation costs and other difficulties, and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

In addition, certain of our businesses depend on the efforts, skills, reputations and business relationships of certain key personnel who are not obligated to remain employed with us. The loss of these personnel, particularly to competitors, could jeopardize our relationships with customers and materially and adversely affect our business, financial condition, results of operations and cash flows.

We have recognized, and may recognize in the future, substantial impairment charges.

Pursuant to accounting principles generally accepted in the United States, we are required to assess our goodwill, intangibles and other long-lived assets periodically to determine whether they are impaired. Disruptions to our business, unfavorable end-market conditions, protracted economic weakness, unexpected significant declines in operating results of reporting units, divestitures and market capitalization declines may result in material charges for goodwill and other asset impairments. For example, in the first quarter of 2011, we recorded a non-cash impairment charge of $35 million in our Water & Environmental Systems business segment. As of March 30, 2012, we maintained over $2 billion of goodwill and intangible assets on our balance sheet, which we believe is recoverable. However, fair value determinations require considerable judgment and are sensitive to change. Impairments to one or more of our reporting units could occur in future periods whether or not connected with the annual impairment analysis that we conduct in the fourth quarter of each year. Future impairment charges could materially affect our reported earnings in the periods of such charges and could adversely affect our financial condition and results of operations.

A material disruption of our operations, particularly at some of our manufacturing facilities, could adversely affect our business.

Many of our products are sourced from multiple manufacturing facilities. However, certain products, such as our Raychem brand of heat-tracing products, are sole-sourced from one manufacturing facility. If operations at our facilities, and in particular our sole-source facilities, were to be disrupted as a result of significant equipment failures, natural disasters, power outages, fires, explosions, terrorism, sabotage, adverse weather conditions, public health crises, labor disputes or other reasons, we may be unable to fill customer orders and otherwise meet customer demand for our products, which could adversely affect our financial performance. Interruptions in production could increase our costs and reduce our sales. Any interruption in production capability could require us to make substantial capital expenditures to fill customer orders, which could negatively affect our profitability and financial condition. We maintain property damage insurance that we believe to be adequate to provide for reconstruction of facilities and equipment, as well as business interruption insurance to mitigate losses resulting from any production interruption or shutdown caused by an insured loss. However, any recovery under our insurance policies may not offset the lost sales or increased costs that may be experienced during the disruption of operations, which could adversely affect our business, financial condition, results of operations and cash flow.

Our business may be adversely affected by work stoppages, union negotiations, labor disputes and other matters associated with our labor force.

As of September 30, 2011, we employed approximately 15,500 people worldwide, of which approximately 3,700 were employed in the United States and 11,800 were employed outside the United States. Approximately 4,800 of our employees were covered by collective bargaining agreements or works councils as of September 30, 2011. Although we believe that our relations with the labor unions and work councils that represent our employees are generally good and we have experienced no material strikes and only minor work stoppages recently, no assurances can be made that we will not experience in the future these and other types of conflicts with labor unions, works councils, other groups representing employees or our employees generally, or that any future negotiations with our labor unions will not result in significant increases in our cost of labor. Additionally, a work stoppage at one of our suppliers could materially and adversely affect our operations if an alternative source of supply were not readily available. Stoppages by employees of our customers also could result in reduced demand for our products.

If we do not successfully maintain and/or upgrade our information and technology networks, or if we are unable to maintain the security of our information and technology networks, our operations could be disrupted.

We rely on various information technology systems to manage our operations. We are continuously upgrading and consolidating our systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality and acquiring new systems with new functionality. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the systems, demands on management time and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. Our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the implementation of new technology systems may cause disruptions in our business operations and have an adverse effect on our business and operations, if not anticipated and appropriately mitigated.

We depend on the Internet and our information technology infrastructure for electronic communications among our locations around the world and between our personnel and suppliers and customers. Security breaches of this infrastructure can create system disruptions, shutdowns or unauthorized disclosure of confidential information. If we are unable to prevent such breaches, our operations could be disrupted or we may suffer financial damage or loss because of lost or misappropriated information.

Risks Relating to Legal, Regulatory and Compliance Matters

We will share responsibility for certain of our, Tyco’s and ADT’s income tax liabilities for tax periods prior to and including the distribution date, and such liabilities may include a portion of Tyco’s obligations under its tax sharing agreement with Covidien Ltd. (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”) for tax liabilities for tax periods prior to and including June 29, 2007.

In connection with the 2007 distributions of Covidien and TE Connectivity by Tyco (the “2007 Separation”), Tyco entered into a tax sharing agreement (the “2007 Tax Sharing Agreement”) that governs the rights and obligations of each party with respect to certain pre-2007 Separation tax liabilities and certain tax liabilities arising in connection with the 2007 Separation. More specifically, Tyco, Covidien and TE Connectivity share 27%, 42% and 31%, respectively, of income tax liabilities that arise from adjustments made by tax authorities to Tyco’s, Covidien’s and TE Connectivity’s U.S. and certain non-U.S. income tax returns and certain taxes attributable to internal transactions undertaken in anticipation of the 2007 Separation. In addition, in the event the 2007 Separation, or certain related transactions, is determined to be taxable as a result of actions taken after the 2007 Separation by Tyco, Covidien or TE Connectivity, the party responsible for such failure would be responsible for all taxes imposed on Tyco, Covidien or TE Connectivity as a result thereof. If none of the companies is responsible for such failure, then Tyco, Covidien and TE Connectivity would be responsible for such taxes in the same manner and in the same proportions as other shared tax liabilities under the 2007 Tax Sharing Agreement. Costs and expenses associated with the management of these shared tax liabilities are generally shared equally among the parties.

With respect to years prior to and including the 2007 Separation, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $411 million as of March 30, 2012 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, Tyco has not been able to resolve certain open items, which primarily involve the treatment of certain intercompany debt issued during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is likely to occur within the next six months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement.

In connection with the Distributions, we will enter into the 2012 Tax Sharing Agreement with Tyco and ADT that will be separate from the 2007 Tax Sharing Agreement and which will govern the rights and obligations of Tyco Flow Control, Tyco and ADT for certain pre-Distribution tax liabilities, including Tyco’s obligations under the 2007 Tax Sharing Agreement, as more fully described under “The Separation and Distribution Agreement and the Ancillary Agreements—Tax Sharing Agreement,” below. To the extent we are responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material adverse impact on our financial position, results of operations, cash flows or our effective tax rate in future reporting periods.

We are party to asbestos-related product litigation that could adversely affect our financial condition, results of operations and cash flows.

We, along with numerous other companies, are named as defendants in a substantial number of lawsuits based on alleged exposure to asbestos-containing materials. These cases typically involve product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were attached to or used with asbestos-containing components manufactured by third parties. Each case typically names between dozens to hundreds of corporate defendants. Historically, we and our subsidiaries have been identified as defendants in asbestos-related claims along with other Tyco subsidiaries. We have experienced an increase in the number of asbestos-related lawsuits over the past several years, including lawsuits by plaintiffs with mesothelioma-related claims. A large percentage of these suits have not presented viable legal claims and, as a result, have been dismissed or withdrawn. Our strategy has been, and continues to be, to mount a vigorous defense aimed at having unsubstantiated suits dismissed, and, only where appropriate, settling claims before trial. As of March 30, 2012, there were approximately 1,700 lawsuits pending, some involving multiple claimants, against entities that Tyco Flow Control will acquire in connection with the Distribution. We cannot predict with certainty the extent to which we will be successful in litigating or otherwise resolving lawsuits in the future and we continue to evaluate different strategies related to asbestos claims filed against us including entity restructuring and judicial relief. Unfavorable rulings, judgments or settlement terms could have a material adverse impact on our business, financial condition, results of operations and cash flows.

We currently record an estimated liability related to pending claims and claims estimated to be received over the next seven years, including related defense costs, based on a number of key assumptions and estimation methodologies. These assumptions are derived from claims experience over the past five years and reflect our expectations about future claim activities over the next seven years. These assumptions about the future may or may not prove accurate, and accordingly, we may incur additional liabilities in the future. A change in one or more of the inputs or the methodology that we use to estimate the asbestos liability could materially change the estimated liability and associated cash flows for pending and future claims. Although it is possible that we will incur additional costs for asbestos claims filed beyond the next seven years, we do not believe there is a reasonable basis for estimating those costs at this time. On a quarterly and annual basis, we review and update as appropriate, such estimated asbestos liabilities and assets and the underlying assumptions. Such an update could result in a material change in such estimated assets and liabilities.

We also record an asset that represents our best estimate of probable recoveries from insurers or other responsible parties for the estimated asbestos liabilities. There are significant assumptions made in developing estimates of asbestos-related recoveries, such as policy triggers, policy or contract interpretation, success in litigation in certain cases, the methodology for allocating claims to policies and the continued solvency of the insurers or other responsible parties. The assumptions underlying the recorded asset may not prove accurate, and as a result, actual performance by our insurers and other responsible parties could result in lower receivables and cash flows expected to reduce our asbestos costs. Due to these uncertainties, as well as our inability to reasonably estimate any additional asbestos liability for claims that may be filed beyond the next seven years, it is not possible to predict with certainty the ultimate outcome of the cost, nor potential recoveries, of resolving the pending and all unasserted asbestos claims. Additionally, we believe it is possible that the cost of asbestos claims filed beyond the next seven years, net of expected recoveries, could have a material adverse effect on our financial position, results of operations and cash flows.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act ( the “FCPA”) and similar anti-bribery laws outside the United States.

The FCPA and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials or other persons for the purpose of obtaining or retaining business. Recent years have seen a substantial increase in anti-bribery law enforcement activity, with more frequent and aggressive investigations and enforcement proceedings by both the U.S. Department of Justice (“DOJ”) and the SEC, increased enforcement activity by non-U.S. regulators and increases in criminal and civil proceedings brought against companies and individuals. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that are recognized as having governmental and commercial corruption and in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Because many of our customers and end users are involved in infrastructure construction and energy production, they are often subject to increased scrutiny by regulators. We cannot assure you that our internal control policies and procedures will always protect us from reckless or criminal acts committed by our employees or third-party intermediaries. In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable anti-corruption laws, including the FCPA, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Violations of these laws may result in criminal or civil sanctions, which could disrupt our business and result in a material adverse effect on our reputation, business, financial condition, results of operations or cash flows.

Furthermore, we are subject to investigations by the DOJ and the SEC related to allegations that improper payments have been made by our subsidiaries and third-party intermediaries in recent years in violation of the FCPA. We have continued to report to the DOJ and the SEC the remedial measures that we have taken in response to the allegations and our own internal investigations, and in February 2010, we initiated discussions with the DOJ and SEC aimed at resolving these matters, which remain ongoing. Although we have recorded our best estimate of potential loss related to these or other similar matters, it is possible that this estimate may differ from the ultimate loss determined in connection with the resolution of this matter, as we may be required to pay material fines, consent to injunctions on future conduct, consent to the imposition of a compliance monitor, or suffer other criminal or civil penalties or adverse impacts, including being subject to lawsuits brought by private litigants, each of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our failure to satisfy international trade compliance regulations may adversely affect us.

Our global operations require importing and exporting goods and technology across international borders on a regular basis. Certain of the products we manufacture are “dual use” products, which are products that may have both civil and military applications, or may otherwise be involved in weapons proliferation, and are often subject to more stringent export controls. From time to time, we obtain or receive information alleging improper activity in connection with imports or exports. Our policy mandates strict compliance with U.S. and non-U.S. trade laws applicable to our products. However, even when we are in strict compliance with law and our policies, we may suffer reputational damage if certain of our products are sold through various intermediaries to entities operating in sanctioned countries. When we receive information alleging improper activity, our policy is to investigate that information and respond appropriately, including, if warranted, reporting our findings to relevant governmental authorities. Nonetheless, we cannot provide assurance that our policies and procedures will always protect us from actions that would violate U.S. and/or non-U.S. laws. Any improper actions could subject us to civil or criminal penalties, including material monetary fines, or other adverse actions including denial of import or export privileges, and could damage our reputation and our business prospects.

Legislative action by the U.S. Congress could adversely affect us.

Legislative action could be taken by the U.S. Congress which, if ultimately enacted, could override tax treaties, or modify statutes or regulation upon which we rely, which could materially adversely affect our effective corporate tax rate. We cannot predict the outcome of any specific legislative proposals. If proposals were enacted that had the effect of disregarding our incorporation in Switzerland or limiting our ability as a Swiss company to take advantage of the tax treaties between Switzerland and the United States, we could be subject to increased taxation.

Changes in legislation or governmental regulations or policies can have a significant impact on our financial condition, results of operations and cash flows.

We operate in regulated industries and due to the international scope of our operations, the system of laws and regulations to which we are subject is complex. Our U.S. operations are subject to regulation by a number of federal, state and local governmental agencies with respect to safety of operations and equipment, labor and employment matters and financial responsibility. Intrastate operations in the United States are subject to regulation by state regulatory authorities, and our international operations are regulated by the countries in which they operate and by extra-territorial laws. We and our employees are subject to various U.S. federal, state and local laws and regulations, as well as non-U.S. laws and regulations. Changes in laws or regulations could require us to change the way we operate, which could increase costs or otherwise disrupt operations. No assurances can be made that we will continue to be found to be operating in compliance with, or be able to detect violations of, any such laws or regulations. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted. Failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations changed or we failed to comply, our financial condition, results of operations and cash flows could be materially and adversely affected.

Our operations expose us to the risk of material environmental liabilities, litigation and violations.

We are subject to numerous U.S. federal, state and local and non-U.S. environmental protection and health and safety laws governing, among other things:

•	the generation, storage, use and transportation of hazardous materials;

•	emissions or discharges of substances into the environment;

•	the investigation and remediation of contaminated sites; and

•	the health and safety of our employees.

We cannot assure you that we have been or will be at all times in compliance with environmental and health and safety laws. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators.

Certain environmental laws impose liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances at their properties or at properties at which they have disposed of hazardous substances. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances.

We have projects underway at several current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations by us or by other businesses that previously owned or used the properties. These projects relate primarily to hazardous substance contamination cleanup.

In addition, we remain responsible for certain environmental issues at manufacturing locations previously sold by us. We are also currently the plaintiff in several lawsuits to recover remediation costs from other businesses that previously owned or used properties that we own or previously owned, but these lawsuits may not be successful or if successful, we may not be able to enforce any judgments awarded in our favor.

The ultimate cost of cleanup at disposal sites and manufacturing facilities is difficult to predict given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. Based upon our experience, current information regarding known contingencies and applicable laws, we concluded that it is probable that we would incur remedial costs in the range of approximately $10 million to $33 million as of March 30, 2012. As of March 30, 2012, we concluded that the best estimate within this range is $14 million, of which $9 million is included in accrued and other current liabilities and $5 million is included in other liabilities in the Combined Balance Sheet. Environmental laws are complex, change frequently and have tended to become more stringent over time. While we have budgeted for future capital and operating expenditures to maintain compliance with such laws, we cannot provide assurance that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or materially adversely affect our financial condition, results of operations and cash flows. We may also be subject to material liabilities for additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities or for existing environmental conditions of which we are not presently aware.

Enacted and proposed climate protection regulations and legislation may impact our operations or those of our customers.

Government authorities and agencies in the United States and in other jurisdictions have in recent years promulgated or considered promulgating climate-related legislation and regulations that are focused on restricting greenhouse gas emissions. To the extent our customers, particularly those involved in the oil & gas, power generation, petrochemical processing or petroleum refining industries, are subject to any of these or other similar proposed or newly enacted laws and regulations, we are exposed to risks that the additional costs by customers to comply with such laws and regulations could impact their ability or desire to continue to operate at similar levels in certain jurisdictions as historically seen or as currently anticipated, which could negatively impact their demand for our products and services. For example, new laws and regulations establishing an emissions cap-and-trade regime and those that might favor the increased use of non-fossil fuels, including nuclear, wind, solar and bio-fuels or that are designed to increase energy efficiency, could dampen demand for oil & gas production or power generation, resulting in lower spending by our customers for our products and services. Finally, our business could be negatively affected by physical changes or changes in weather patterns related to climate change, which could result in damages to or loss of our physical assets, impact to our ability to conduct operations and/or disrupt our customers’ operations.

We are subject to a variety of claims and litigation that could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

In the normal course of our business, we are subject to claims and lawsuits, including from time to time claims for damages related to product liability and warranties, litigation alleging the infringement of intellectual property rights, litigation alleging anti-competitive behavior and litigation related to employee matters and commercial disputes. In addition, the Separation and Distribution Agreement will require us to indemnify Tyco and ADT for certain claims related to our activities (including our activities as subsidiaries of Tyco prior to the Distribution) and also provide that under certain circumstances we may be liable for certain legal liabilities incurred by Tyco or ADT following the spin-off. See “Information About Tyco Flow Control—Legal Proceedings” and “The Separation and Distribution Agreement and the Ancillary Agreements” for additional information regarding our potential legal liabilities. In certain circumstances, patent infringement and antitrust laws permit successful plaintiffs to recover treble damages. The defense of these lawsuits may divert our management’s attention, and we may incur significant expenses in defending these lawsuits. In addition, we may be required to pay damage awards or settlements, or become subject to injunctions or other equitable remedies, that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Moreover, any insurance or indemnification rights that we have may be insufficient or unavailable to protect us against potential loss exposures.

Risks Relating to Pentair

General economic conditions, including difficult credit and residential construction markets, affect demand for Pentair’s products.

Pentair competes in various geographic regions and product markets around the world. Among these, the most significant are global industrial markets (for both Technical Products and Water & Fluid Solutions) and residential markets (for Water & Fluid Solutions). Important factors for Pentair’s businesses include the overall strength of the economy and its customers’ confidence in the economy; industrial and governmental capital spending; the strength of the residential and commercial real estate markets; unemployment rates; availability of consumer and commercial financing for its customers and end-users; and interest rates. New construction for housing and home improvement activity fell in 2007, 2008 and 2009, which reduced revenue growth in the residential business within Water & Fluid Solutions. While Pentair saw some stabilization in 2010 and 2011, it believes that weakness in this market could negatively impact its revenues and margins in future periods. While Pentair attempts to minimize its exposure to economic or market fluctuations by serving a balanced mix of end markets and geographic regions, it cannot assure you that a significant or sustained downturn in a specific end market or geographic region would not have a material adverse effect on it.

Pentair is exposed to political, regulatory, economic and other risks that arise from operating a multinational business.

Sales outside of the United States, including export sales from Pentair’s domestic businesses, accounted for approximately 40% of its net sales in 2011. Further, most of Pentair’s businesses obtain some products, components and raw materials from foreign suppliers. Accordingly, Pentair’s business is subject to the political, regulatory, economic and other risks that are inherent in operating in numerous countries. These risks include:

•	changes in general economic and political conditions in countries where Pentair operates, particularly in emerging markets;

•	relatively more severe economic conditions in some international markets than in the United States;

•	the difficulty of enforcing agreements and collecting receivables through foreign legal systems;

•	trade protection measures and import or export licensing requirements and restrictions;

•	the possibility of terrorist action affecting Pentair or its operations;

•	the imposition of tariffs, exchange controls or other trade restrictions;

•	difficulty in staffing and managing widespread operations in non-U.S. labor markets;

•	changes in tax laws or rulings could have an adverse impact on Pentair’s effective tax rate;

•	the difficulty of protecting intellectual property in foreign countries; and

•	changes in and required compliance with a variety of foreign laws and regulations.

As a result of its international operations and sales, Pentair is subject to the Foreign Corrupt Practices Act, the United Kingdom Bribery Act and other laws that prohibit improper payments or offers of improper payments. Pentair’s international activities create risk under such laws because its employees, consultants, sales agents or distributors are not always subject to its direct control. Any violations or alleged violations of these laws could result in significant fines or settlements, criminal sanctions against Pentair or its employees, reputational damage and prohibitions on the conduct of its business, including its business with the U.S. government.

Pentair’s business success depends in part on its ability to anticipate and effectively manage these and other risks. Pentair cannot assure you that these and other factors will not have a material adverse effect on its international operations or on its business as a whole.

Pentair’s international operations are subject to foreign market and currency fluctuation risks and the European Union debt crisis could adversely affect its results.

Pentair expects the percentage of its sales outside of the United States to continue to increase in the future. In some cases, foreign markets are susceptible to greater political, economic and social volatility than in Pentair’s other markets. Furthermore, its increased foreign business operations expose Pentair to currency fluctuations which could materially affect its financial results. The European Union currently accounts for the majority of Pentair’s foreign sales and income. The current debt crisis in Europe could lead to the re-introduction of individual currencies in certain European Union countries or in the wholesale dissolution of the euro currency. The resulting impact on euro-denominated obligations and assets is impossible to predict, but it could adversely affect the value of such obligations and assets. Also, the effect of the debt crisis in Europe could have an adverse affect on the capital markets generally, specifically impacting the ability of Pentair’s business and financial partners to finance their businesses on acceptable terms, if at all, the availability of materials and supplies and demand for Pentair’s products.

Pentair’s inability to sustain organic growth could adversely affect its financial performance.

Over the past five years, Pentair’s organic growth has been generated in part from expanding international sales, entering new distribution channels, introducing new products and price increases. To grow more rapidly than its end markets, Pentair would have to continue to expand its geographic reach, further diversify its distribution channels, continue to introduce new products and increase sales of existing products to its customer base. Difficult economic and competitive factors may materially and adversely impact Pentair’s financial performance. Pentair has chosen to focus its growth initiatives in specific end markets and geographies. Pentair cannot provide assurance that these growth initiatives will be sufficient to offset revenue declines in other markets.

Pentair has significant goodwill and intangible assets and future impairment of its goodwill and intangible assets could have a material negative impact on its financial results.

Pentair tests goodwill and indefinite-lived intangible assets for impairment on an annual basis, by comparing the estimated fair value of each of its reporting units to their respective carrying values on their balance sheets. At December 31, 2011 Pentair’s goodwill and intangible assets were approximately $2,866.2 million and represented approximately 62.5% of its total assets. Long-term declines in projected future cash flows could result in future goodwill and intangible asset impairments. Because of the significance of Pentair’s goodwill and intangible assets, any future impairment of these assets could have a material adverse effect on its financial results.

In the fourth quarter of 2011, Pentair completed its annual goodwill impairment review. As a result, Pentair recorded a pre-tax non-cash impairment charge of $200.5 million in the fourth quarter of 2011. This represents impairment of goodwill in its Residential Filtration reporting unit, part of Water & Fluid Solutions. The impairment charge resulted from changes in Pentair’s forecasts in light of economic conditions prevailing in these markets and due to continued softness in the end-markets served by residential water treatment components.

Material cost and other inflation have adversely affected and could continue to affect Pentair’s results of operations.

In the past, Pentair has experienced material cost and other inflation in a number of its businesses. Pentair strives for productivity improvements and implements increases in selling prices to help mitigate cost increases in raw materials (especially metals and resins), energy and other costs such as pension, health care and insurance. Pentair continues to implement operational initiatives in order to mitigate the impacts of this inflation and continuously reduce its costs. Pentair cannot provide assurance, however, that these actions will be successful in managing its costs or increasing its productivity. Continued cost inflation or failure of Pentair’s initiatives to generate cost savings or improve productivity would likely negatively impact its results of operations.

Pentair’s businesses operate in highly competitive markets, so Pentair may be forced to cut prices or to incur additional costs.

Pentair’s businesses generally face substantial competition in each of their respective markets. Competition may force Pentair to cut prices or to incur additional costs to remain competitive. Pentair competes on the basis of product design, quality, availability, performance, customer service and price. Present or future competitors may have greater financial, technical or other resources which could put Pentair at a disadvantage in the affected business or businesses. Pentair cannot provide assurance that these and other factors will not have a material adverse effect on its future results of operations.

Seasonality of sales and weather conditions may adversely affect Pentair’s financial results.

Pentair experiences seasonal demand in a number of markets within Water & Fluid Solutions. End-user demand for pool equipment in Pentair’s primary markets follows warm weather trends and is at seasonal highs from April to August. The magnitude of the sales increase is partially mitigated by employing some advance sale or “early buy” programs (generally including extended payment terms and/or additional discounts). Demand for residential and agricultural water systems is also impacted by weather patterns, particularly by heavy flooding and droughts. Pentair cannot assure you that seasonality and weather conditions will not have a material adverse effect on its results of operations.

Intellectual property challenges may hinder Pentair’s ability to develop, engineer and market its products.

Patents, non-compete agreements, proprietary technologies, customer relationships, trademarks, trade names and brand names are important to Pentair’s business. Intellectual property protection, however, may not preclude competitors from developing products similar to Pentair’s or from challenging Pentair’s names or products. Pentair’s pending patent applications, and its pending copyright and trademark registration applications, may not be allowed or competitors may challenge the validity or scope of its patents, copyrights or trademarks. In addition, Pentair’s patents, copyrights, trademarks and other intellectual property rights may not provide it a significant competitive advantage. Over the past few years, Pentair has noticed an increasing tendency for participants in its markets to use conflicts over and challenges to intellectual property as a means to compete. Patent and trademark challenges increase Pentair’s costs to develop, engineer and market its products. Pentair may need to spend significant resources monitoring its intellectual property rights and it may or may not be able to detect infringement by third parties.

Pentair’s results of operations may be negatively impacted by litigation.

Pentair’s businesses expose it to potential litigation, such as product liability claims relating to the design, manufacture and sale of its products. While Pentair currently maintains what it believes to be suitable product liability insurance, Pentair cannot provide assurance that it will be able to maintain this insurance on acceptable terms or that this insurance will provide adequate protection against potential or previously existing liabilities. In addition, Pentair self-insures a portion of product liability claims. A series of successful claims against Pentair for significant amounts could materially and adversely affect its product reputation, financial condition, results of operations and cash flows.

Pentair is exposed to potential environmental and other laws, liabilities and litigation.

Pentair is subject to federal, state, local and foreign laws and regulations governing its environmental practices, public and worker health and safety, and the indoor and outdoor environment. Compliance with these environmental, health and safety regulations could require Pentair to satisfy environmental liabilities, increase the cost of manufacturing its products or otherwise adversely affect its business, financial condition and results of operations. Any violations of these laws by Pentair could cause it to incur unanticipated liabilities that could harm its operating results and cause its business to suffer. Pentair is also required to comply with various environmental laws and maintain permits, some of which are subject to discretionary renewal from time to time, for many of its businesses and it could suffer if Pentair is unable to renew existing permits or to obtain any additional permits that it may require. Compliance with environmental requirements also could require significant operating or capital expenditures or result in significant operational restrictions.

Pentair has been named as defendant, target or a potentially responsible party (“PRP”) in a number of environmental clean-ups relating to its current or former business units. Pentair has disposed of a number of businesses in recent years and in certain cases, Pentair has retained responsibility and potential liability for certain environmental obligations. Pentair has received claims for indemnification from certain purchasers. Pentair may be named as a PRP at other sites in the future for existing business units, as well as both divested and acquired businesses.

The cost of cleanup and other environmental liabilities can be difficult to accurately predict. In addition, environmental requirements change and tend to become more stringent over time. Thus, Pentair cannot provide assurance that its eventual environmental clean-up costs and liabilities will not exceed the amount of its current reserves.

Pentair is exposed to certain regulatory and financial risks related to climate change.

Climate change is receiving ever increasing attention worldwide. Many scientists, legislators and others attribute global warming to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. The U.S. Congress and federal and state regulatory agencies have been considering legislation and regulatory proposals that would regulate and limit greenhouse gas emissions. It is uncertain whether, when and in what form a federal mandatory carbon dioxide emissions reduction program may be adopted. Similarly, certain countries have adopted the Kyoto Protocol and this and other existing international initiatives or those under consideration could affect Pentair’s international operations. These actions could increase costs associated with Pentair’s operations, including costs for raw materials and transportation. Because it is uncertain what laws will be enacted, Pentair cannot predict the potential impact of such laws on its future consolidated financial condition, results of operations or cash flows.

Risks Relating to the Liquidity of the Combined Business and Financial Markets

Disruptions in the financial markets could adversely affect us, our customers and our suppliers by increasing funding costs or reducing availability of credit.

In the normal course of our business, we may access credit markets for general corporate purposes, which may include repayment of indebtedness, acquisitions, additions to working capital, repurchase of common shares, capital expenditures and investments in our subsidiaries. Although we expect to have sufficient liquidity to meet our foreseeable needs after completing the financing transactions contemplated in connection with the Transactions, our access to and the cost of capital could be negatively impacted by disruptions in the credit markets. In 2009 and 2010, credit markets experienced significant dislocations and liquidity disruptions, and similar disruptions in the credit markets could make financing terms for borrowers unattractive or unavailable. These factors may make it more difficult or expensive for us to access credit markets if the need arises. In addition, these factors may make it more difficult for our suppliers to meet demand for their products or for prospective customers to commence new projects, as customers and suppliers may experience increased costs of debt financing or difficulties in obtaining debt financing. Disruptions in the financial markets have had adverse effects on other areas of the economy and have led to a slowdown in general economic activity that may continue to adversely affect our businesses. These disruptions may have other unknown adverse affects. One or more of these factors could adversely affect our business, financial condition, results of operations or cash flows.

Our customers, prospective customers and suppliers may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers and suppliers may need assurances that our financial stability following the Transactions is sufficient to satisfy their requirements for doing or continuing to do business with them. If our customers, prospective customers or suppliers are not satisfied with our financial stability, it could have a material adverse effect on our ability to bid for and obtain or retain projects, our business, financial condition, results of operations and cash flows.

Covenants in our debt instruments may adversely affect us.

As discussed under “Description of Material Indebtedness,” we expect to complete financing transactions in connection with the completion of the Transactions, as a result of which we would incur new indebtedness under one or more credit agreements or indentures. We expect our credit agreements and indentures to contain customary financial covenants.

Our ability to meet the financial covenants can be affected by events beyond our control, and we cannot provide assurance that we will meet those tests. A breach of any of these covenants could result in a default under our credit agreements or indentures. Upon the occurrence of an event of default under any of our credit facilities or indentures, the lenders or trustees could elect to declare all amounts outstanding thereunder to be immediately due and payable and, in the case of credit facility lenders, terminate all commitments to extend further credit. If the lenders or trustees accelerate the repayment of borrowings, we cannot provide assurance that we will have sufficient assets to repay our credit facilities and our other indebtedness. Furthermore, acceleration of any obligation under any of our material debt instruments will permit the holders of our other material debt to accelerate their obligations, which could have a material adverse affect on our financial condition.

We expect to incur new indebtedness at or prior to consummation of the Transactions, and the degree to which we will be leveraged following completion of the Transactions could have a material adverse effect on the combined business, financial condition or results of operations.

We have historically relied upon Tyco for working capital requirements on a short-term basis and for other financial support functions. After the Transactions, we will not be able to rely on the earnings, assets or cash flow of Tyco, and we will be responsible for servicing our own debt, and obtaining and maintaining sufficient working capital. As discussed under “Description of Material Indebtedness,” we expect to complete financing transactions in connection with the completion of the Transactions, as a result of which we would incur new indebtedness under one or more credit agreements or indentures.

Our ability to make payments on and to refinance our indebtedness, including the debt incurred pursuant to the Transactions as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are not able to repay or refinance our debt as it becomes due, we may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures and general corporate purposes or (ii) dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. The lenders who hold such debt could also accelerate amounts due, which could potentially trigger a default or acceleration of any of our other debt.

We may increase our debt or raise additional capital in the future, which could affect our financial health, and may decrease our profitability.

At the Effective Time, we expect the combined company to have approximately $1.8 billion of total debt outstanding. We may increase our debt or raise additional capital in the future, subject to restrictions expected to be in our debt agreements. If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require more financing. However, debt or equity financing may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of additional capital stock, the terms of the debt or capital stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations than we currently have. If we raise funds through the issuance of additional equity, your percentage ownership in us would decline. If we are unable to raise additional capital when needed, it could affect our financial health, which could negatively affect your investment in us. Also, regardless of the terms of our debt or equity financing, the amount of our stock that we can issue may be limited because the issuance of our stock may cause the Distribution to be a taxable event for Tyco under Section 355(e) of the Code, and under the 2012 Tax Sharing Agreement, we could be required to indemnify Tyco for that tax. See “—We might not be able to engage in desirable strategic transactions and equity issuances following the Transactions because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.”

Risks Relating to the Spin-Off and the Merger

If the Distribution, the ADT Distribution or certain internal transactions undertaken in anticipation of the spin-off are determined to be taxable for U.S. federal income tax purposes, we, our shareholders that are subject to U.S. federal income tax and/or Tyco could incur significant U.S. federal income tax liabilities.

Tyco has received a private letter ruling from the IRS regarding the U.S. federal income tax consequences of the Distributions to Tyco shareholders to the effect that, for U.S. federal income tax purposes, the Distribution will qualify as tax-free under Sections 355 and 361 of the Code and the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of a fractional share of our common shares and the shares of ADT common stock. The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distribution will qualify for favorable treatment under the Code. In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distribution for U.S. federal income tax purposes. The private letter ruling relies and the opinion will rely on certain facts and assumptions, and certain representations and undertakings, from us, ADT and Tyco regarding the past and future conduct of our respective businesses and other matters.

Notwithstanding the private letter ruling and the opinion, the IRS could determine on audit that the Distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the Distribution or the internal transactions should be taxable for other reasons, including as a result of significant changes in stock ownership (which might take into account changes in Tyco Flow Control stock ownership resulting from the Merger) or asset ownership after the Distribution. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinions will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the Distribution ultimately is determined to be taxable, the Distribution could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities. In addition, Tyco would recognize gain in an amount equal to the excess of the fair market value of our common shares and the shares of ADT common stock distributed to Tyco shareholders on the distribution date over Tyco’s tax basis in such common shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax. However, we, ADT or Tyco could incur significant U.S. federal income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the Distribution are taxable.

In addition, under the terms of the 2012 Tax Sharing Agreement, in the event the Distribution, the ADT Distribution, or the internal transactions were determined to be taxable as a result of actions taken after the Distributions by us, ADT or Tyco, the party responsible for such failure would be responsible for all taxes imposed on us, ADT or Tyco as a result thereof. If such failure is not the result of actions taken after the Distributions by us, ADT or Tyco, then we, ADT and Tyco would be responsible for any taxes imposed on us, ADT or Tyco as a result of such determination in the same manner and in the same proportions as we share Shared Tax Liabilities (as defined in the section “The Separation and Distribution Agreement and the Ancillary Agreements—Tax Sharing Agreement”). Such tax amounts could be significant. In the event that any party to the 2012 Tax Sharing Agreement defaults in its obligation to pay Distribution Taxes (as defined in the section “The Separation and Distribution Agreement and the Ancillary Agreements—Tax Sharing Agreement”) to another party that arise as a result of no party’s fault, each non-defaulting party would be responsible for an equal amount of the defaulting party’s obligation to make a payment to another party in respect of such other party’s taxes.

If the Distributions or Merger are determined to be taxable for Swiss withholding tax purposes, we and Tyco could incur significant Swiss withholding tax liabilities.

Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to Tyco’s shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus (Kapitaleinlage) accumulated on or after January 1, 1997 are exempt from Swiss withholding tax, if certain conditions are met (Kapitaleinlageprinzip). Tyco has obtained a ruling from the Swiss Federal Tax Authorities confirming that the Distributions qualify as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distributions.

It is a condition to closing of the Merger that, at the Effective Time, Tyco will have obtained one or more tax rulings from the Swiss Tax Administrations (“The Swiss Tax Ruling”), which rulings shall be in full force and effect on the Closing Date, confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal, and communal tax purposes (including with respect to Swiss stamp tax and Swiss withholding tax); (ii) the relevant Swiss tax base of Panthro Acquisition for Swiss tax (including federal and cantonal and communal) purposes; (iii) the relevant amount of capital contribution reserves (Kapitaleinlageprinzip) which will be exempt from Swiss withholding tax in the event of a distribution to the Tyco Flow Control shareholders after the Merger; and (iv) that no Swiss stamp tax will be levied on certain post-Merger restructuring transactions.

These tax rulings rely on certain facts and assumptions, and certain representations and undertakings, from Tyco. Notwithstanding these tax rulings, the Swiss Federal Tax Administration could determine on audit that the Distributions or the Merger or certain internal transactions undertaken in anticipation of the Distributions should be treated as a taxable transaction for withholding tax or other tax purposes if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated. If the Distributions or the Merger ultimately are determined to be taxable for withholding tax or other tax purposes, we and Tyco could incur material Swiss withholding tax or other tax liabilities that could significantly detract from, or eliminate, the benefits of the Distributions and the Merger. In addition, we could become liable to indemnify Tyco for part of any Swiss withholding tax liabilities to the extent provided under the 2012 Tax Sharing Agreement. See “The Transactions—Material Swiss Tax Consequences of the Transactions.”

We might not be able to engage in desirable strategic transactions and equity issuances following the Transactions because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

It is not expected that, for U.S. federal income tax purposes, the Merger will result in the recognition of gain or loss, or the inclusion of any amount of income, by Tyco Flow Control, Panthro Acquisition, Panthro Merger Sub, or the Tyco shareholders. However, the Merger could significantly limit or restrict our ability to engage in desirable strategic transactions or equity issuances after the Transactions in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the Distribution and certain related transactions. Even if the Distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate-level gain to Tyco and certain of its affiliates under Section 355(e) of the Code if 50% or more, by vote or value, of our shares or Tyco’s shares are acquired or issued as part of a plan or series of related transactions that includes the Distribution. Any acquisitions or issuances of our shares or Tyco’s shares within two years after the Distribution will generally be presumed to be part of such a plan, although we or Tyco may be able to rebut that presumption. For purposes of this test, the Merger might be treated as part of such a plan or series of related transactions, but if so would not, by itself, cause the Distribution to be taxable to Tyco since Pentair shareholders will acquire less than 50% of Tyco Flow Control in the Merger. The change in ownership resulting from the Merger, if treated as part of a plan or series of related transactions that includes the Distribution, would be aggregated with other acquisitions or issuances of our shares that occur as part of a plan or series of related transactions that include the Distribution in determining whether a 50% change in ownership has occurred. The process for determining whether a change of ownership has occurred under the tax rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If Tyco Flow Control does not carefully monitor its compliance with these rules, Tyco Flow Control could inadvertently cause or permit a change of ownership to occur, triggering its obligation to indemnify Tyco or ADT pursuant to the 2012 Tax Sharing Agreement.

To preserve the tax-free treatment to Tyco of the Distribution, under the 2012 Tax Sharing Agreement, we expect that we will be prohibited from taking or failing to take any action that prevents the Distribution and related transactions from being tax-free. Further, for the two-year period following the Distribution, without obtaining the consent of Tyco and ADT, a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm, we may be prohibited from:

•	approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares, when combined with any other changes in ownership of our common shares;

•	redeeming equity securities;

•	selling or otherwise disposing of more than 35% of Tyco Flow Control’s assets, or

•	engaging in certain internal transactions.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. Moreover, we expect the 2012 Tax Sharing Agreement to also provide that we will be responsible for any taxes imposed on Tyco or any of its affiliates or on ADT or any of its affiliates as a result of the failure of the Distribution or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain actions taken after the Distribution by or in respect of us, any of our affiliates or our shareholders.

The combined company may not realize the growth opportunities and cost synergies that are anticipated from the Merger.

The benefits that we expect to achieve as a result of the Merger will depend, in part, on the ability of the combined company to realize anticipated growth opportunities and cost synergies. The combined company’s success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of our business and operations and the Pentair business and operations. Even if the combined company is able to integrate the Tyco Flow Control and Pentair businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies that we currently expect from this integration within the anticipated time frame or at all. For example, the combined company may be unable to eliminate duplicative costs. Moreover, the combined company may incur substantial expenses in connection with the integration of Tyco Flow Control’s business and the Pentair business. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Merger may be offset by costs incurred or delays in integrating the businesses.

Our business strategy includes acquiring companies and making investments that complement our existing businesses. These acquisitions and investments could be unsuccessful or consume significant resources, which could adversely affect our operating results.

Together with Pentair we will continue to analyze and evaluate the acquisition of strategic businesses or product lines with the potential to strengthen our industry position or enhance our existing set of product and services offerings. We cannot assure that we will identify or successfully complete transactions with suitable acquisition candidates in the future. Nor can we assure you that completed acquisitions will be successful.

Acquisitions and investments may involve significant cash expenditures, debt incurrence, operating losses and expenses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Acquisitions involve numerous other risks, including:

•	diversion of management time and attention from daily operations;

•	difficulties integrating acquired businesses, technologies and personnel into our business;

•	difficulties in obtaining and verifying the financial statements and other business information of acquired businesses;

•	inability to obtain required regulatory approvals and/or required financing on favorable terms;

•	potential loss of key employees, key contractual relationships or key customers of acquired companies or of ours;

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including risks related to the U.S. Foreign Corrupt Practices Act (the “FCPA”); and

•	dilution of interests of holders of our common shares through the issuance of equity securities or equity-linked securities.

It may be difficult for us to complete transactions quickly and to integrate acquired operations efficiently into our current business operations. Any acquisitions or investments may ultimately harm our business or financial condition, as such acquisitions may not be successful and may ultimately result in impairment charges.

After the Merger, we may not enjoy the same benefits that we did as a segment of Tyco.

There is a risk that the combined business of Tyco Flow Control and Pentair will be more susceptible to market fluctuations and other adverse events than Tyco historically has been. As part of Tyco, we have been able to enjoy certain benefits from Tyco’s operating diversity, purchasing power, available capital for investments and opportunities to pursue integrated strategies with Tyco’s other businesses. The combined business of Tyco Flow Control and Pentair will not be as diverse as Tyco’s business is currently and may not enjoy comparable integration opportunities, purchasing power or access to capital markets.

Our business, financial condition and results of operations may be adversely affected if we, Pentair and Tyco are unable to obtain required third party consents for certain contracts.

Certain contracts which are required by the Separation and Distribution Agreement to be transferred or assigned to Tyco Flow Control by Tyco and its subsidiaries contain provisions which require the consent of a third party to the transactions to effect such transfer or assignment. Similarly, certain of Pentair’s existing contracts contain provisions which require the consent of a third party to the Merger. If we, Pentair and Tyco are unable to obtain these consents on commercially reasonable and satisfactory terms or at all, our ability to obtain the benefit of such contracts in the future may be impaired.

Tyco Flow Control’s accounting and other management systems and resources may not be adequately prepared to quickly integrate and update the financial reporting systems of Tyco’s flow control business and Pentair following the Transactions.

Our financial results of Tyco’s flow control business previously were included within the consolidated results of Tyco, and we were not directly subject to the reporting and other requirements of the Exchange Act. As a result of the Transactions, we will be directly subject to reporting and other obligations under the Exchange Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Following the Merger, we will be responsible for ensuring that all aspects of our business comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by independent registered public accounting firm addressing these assessments. Although the management of Pentair, which will continue as the management of Tyco Flow Control, has experience with these reporting and related obligations, ensuring compliance with respect to Tyco’s flow control business may place significant demands on our management, administrative and operational resources, including accounting systems and resources.

Under the Sarbanes-Oxley Act, we are required to maintain effective disclosure controls and procedures and internal controls over financial reporting. To comply with these requirements, we may need to upgrade our systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our and Pentair’s historical and pro forma combined financial data are not necessarily representative of the results we would have achieved as a combined company and may not be a reliable indicator of our future results.

Our and Pentair’s historical and pro forma financial data included in this Prospectus may not reflect what our results of operations, financial condition and cash flows would have been had we been a combined company during the periods presented, or what our results of operations, financial condition and cash flows will be in the future when we are a combined company. Among other factors, this is because:

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Prior to the Transactions, Tyco operated its flow control business as part of its broader corporate organization, and Tyco, or one of its affiliates, performed significant corporate functions for that business, including tax and treasury administration and certain governance functions, including internal audit and external reporting. Tyco Flow Control’s historical and pro forma financial statements reflect allocations of corporate expenses from Tyco for these and similar functions and may not reflect the costs that the combined company will incur for similar services in the future.

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The working capital and other capital required for the general corporate purposes of Tyco’s flow control business, including acquisitions and capital expenditures, historically have been satisfied as part of the company-wide cash management practices of Tyco. Following the completion of the Transactions, the combined business will need to generate its own funds to finance working capital or other cash requirements and may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements.

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Other significant changes may occur in our cost structure, management, financing and business operations as a result of Tyco’s flow control business and Pentair’s business operating as a combined business.

In addition, the pro forma financial data we have included in this Prospectus is based in part upon a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and accordingly, our pro forma financial data should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a combined company nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

For additional information about our past financial performance and the basis of presentation of our financial statements, see “Selected Historical Combined Financial Data for Tyco Flow Control,” “Selected Historical Consolidated Financial Data for Pentair,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tyco Flow Control,” “Management Discussion and Analysis of Financial Condition and Results of Operations of Pentair” and our and Pentair’s financial statements and the notes thereto of this Prospectus.

The number of Tyco Flow Control shares that Tyco shareholders will receive in the Distribution is not subject to adjustment based on the performance of Tyco Flow Control or Pentair. Accordingly, because this performance may fluctuate, the relative market values of the Tyco Flow Control common shares that Tyco shareholders receive in the Distribution may not reflect the performance of the individual companies at the time of the Merger.

In connection with the Transactions, Tyco shareholders as of the record date or their transferees will own approximately 52.5% of the common shares of the combined Tyco Flow Control/Pentair entity on a fully-diluted basis after giving effect to the Merger (excluding treasury shares). Tyco shareholders who receive Tyco Flow Control shares in the Distribution will not receive any new shares in the Merger and will continue to hold their existing shares of Tyco and Tyco Flow Control. If the economic performance of Pentair relative to Tyco Flow Control declines prior to the completion of the Merger, Tyco shareholders will not receive any compensation or adjustment to account for the effective diminishment in the value of their Tyco Flow Control shares received in the Distribution.

Investors holding Tyco Flow Control common shares immediately prior to the Merger will, in the aggregate, have a significantly reduced ownership and voting interest after the Merger and will exercise less influence over management.

Tyco Flow Control shareholders immediately prior to the Merger will, in the aggregate, own a significantly smaller percentage of the combined company after the Merger’s completion. Following completion of the

Merger and prior to the elimination of fractional shares, Tyco Flow Control shareholders immediately prior to the Merger collectively will own approximately 52.5% of the common shares of the combined company on a fully-diluted basis (excluding treasury shares). Consequently, Tyco Flow Control shareholders immediately prior to the Merger, collectively, will be able to exercise less influence over the management and policies of the combined company than they could exercise over the management and policies of Tyco Flow Control immediately prior to the Merger. The directors of Pentair prior to the Merger will comprise ten of the eleven members of the board of directors of Tyco Flow Control following the Merger.

The integration of Tyco Flow Control and Pentair following the Merger may present significant challenges.

There is a significant degree of difficulty and management distraction inherent in the process of integrating the Tyco Flow Control and Pentair businesses. These difficulties include:

•	the challenge of integrating the Tyco Flow Control and Pentair businesses and carrying on the ongoing operations of each business;

•	the necessity of coordinating geographically separate organizations;

•	the challenge of integrating the business cultures of each company, which may prove to be incompatible;

•	the challenge and cost of integrating the information technology systems of each company; and

•	the potential difficulty in retaining key officers and personnel of Tyco Flow Control and Pentair.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Tyco Flow Control’s or Pentair’s businesses. Members of Tyco Flow Control senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the combined company, service existing customers, attract new customers and develop new products or strategies. If senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We cannot assure you that we will successfully or cost-effectively integrate the Pentair businesses and the existing businesses of Tyco Flow Control. The failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Regulatory agencies may delay or impose conditions on the approval of the spin-off and the Merger, which may diminish the anticipated benefits of the Merger.

Completion of the spin-off and Merger is conditioned upon the receipt of required government consents, approvals, orders and authorizations, including required approvals from foreign regulatory agencies. While we intend to pursue vigorously all required governmental approvals and do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, the requirement to receive these approvals before the spin-off and Merger could delay the completion of the spin-off and Merger, possibly for a significant period of time after Tyco shareholders have approved the Distribution at the special general meeting. In addition, these governmental agencies may attempt to condition their approval of the Merger on the imposition of conditions that could have a material adverse effect on Tyco Flow Control’s operating results or the value of Tyco Flow Control common shares after the spin-off and Merger are completed. Any delay in the completion of the spin-off and Merger could diminish anticipated benefits of the spin-off and Merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Transactions. Any uncertainty over the ability of the companies to complete the spin-off and Merger could make it more difficult for Tyco Flow Control and Pentair to retain key employees or to pursue business strategies. In addition, until the spin-off and Merger are completed, the attention of Tyco Flow Control and Pentair management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the Transactions, such as obtaining regulatory approvals.

The pendency of the Merger could potentially adversely affect the business and operations of Tyco Flow Control and the Pentair business.

In connection with the pending Merger, some customers of each of Tyco Flow Control and the Pentair business may delay or defer decisions or may end their relationships with the relevant company, which could negatively affect the revenues, earnings and cash flows of Tyco Flow Control and Pentair, regardless of whether the Merger is completed. Similarly, it is possible that current and prospective employees of Tyco Flow Control and Pentair could experience uncertainty about their future roles with the combined company following the Merger, which could materially adversely affect the ability of each of Tyco Flow Control and Pentair to attract and retain key personnel during the pendency of the Merger.

Failure to complete the Transactions could adversely impact the market price of Tyco as well as Tyco’s business and operating results.

If the Transactions are not completed for any reason, the price of Tyco common shares may decline to the extent that the market price of Tyco common shares reflects positive market assumptions that the Distributions and the Merger will be completed and the related benefits will be realized. Tyco may also be subject to additional risks if the Merger is not completed, including:

•	depending on the reasons for termination of the Merger Agreement, the requirement that Tyco pay Pentair a termination fee of up to $370 million;

•	substantial costs related to the Merger, such as legal, accounting, filing, financial advisory and financial printing fees, must be paid regardless of whether the Merger is completed; and

•	potential disruption to Tyco’s businesses and distraction of Tyco’s workforce and management team.

The transaction structure may discourage other companies from trying to acquire Tyco or Tyco’s flow control business before or for a period of time following completion of the Transactions.

The Merger Agreement contains provisions that may discourage a third party from submitting an acquisition or business combination proposal to Tyco that might result in greater value to Tyco shareholders than the Merger. The Merger Agreement generally prohibits Tyco from soliciting any business combination or acquisition proposal for its businesses, including its flow control business. In addition, if the Merger Agreement is terminated by Tyco in circumstances that obligate it to pay a termination fee, its financial condition may be adversely affected as a result of the payment of the termination fee, which might deter third parties from proposing alternative business combination proposals. Further, certain provisions of the 2012 Tax Sharing Agreement, which are intended to preserve, for U.S. federal income tax purposes, the tax-free nature of the Distribution to Tyco, may discourage a third party from submitting an acquisition or business combination proposal to Tyco Flow Control for a period of time following the Transactions.

There is currently no public market for the combined company’s common shares and we cannot be certain that an active trading market will develop or be sustained after the spin-off and the Merger, and following the spin-off and the Merger the combined company’s stock price may fluctuate significantly.

Although Pentair’s common shares have been trading on the NYSE since 1978, there is currently no public market for the combined company’s common shares. We intend to list the combined company’s common shares on the NYSE. It is anticipated that on or shortly before the record date for the spin-off, trading of our common shares will begin on a “when-issued” basis and such trading will continue up to and including the distribution date. However, there can be no assurance that an active trading market for our common shares will develop as a result of the spin-off and the Merger or be sustained in the future. The lack of an active market may make it more difficult for you to sell our common shares and could lead to the price of our common shares being depressed or more volatile. We cannot predict the prices at which our common shares may trade after the spin-off and the

Merger. The market price of our common shares may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

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the combined company’s business profile and market capitalization may not fit the investment objectives of some Pentair and Tyco shareholders and, as a result, these shareholders may sell our shares after the Transactions are completed;

•	actual or anticipated fluctuations in the operating results of the combined business due to factors related to our business;

•	success or failure of our combined business strategy;

•	the quarterly or annual earnings of the combined business, or those of other companies in our industry;

•	the ability of the combined business to obtain third-party financing as needed;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover our common shares after the spin-off and the Merger;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of our combined company;

•	natural or environmental disasters that investors believe may affect us;

•	overall market fluctuations;

•	results from any material litigation or government investigation;

•	changes in laws and regulations affecting our combined business; and

•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our common shares. Until an orderly market develops, the trading prices for our common shares may fluctuate significantly.

Substantial sales of common shares may occur in connection with the spin-off and the Merger, which could cause our stock price to decline.

The Tyco Flow Control common shares that Tyco distributes to its shareholders in the Distribution and that we issue to Pentair shareholders in the Merger generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any significant shareholder to sell our common shares following the spin-off and the Merger, it is likely that some Tyco shareholders and some Pentair shareholders, including some large shareholders, will sell our common shares received in the Transactions, respectively, for various reasons such as if our business profile or market capitalization as a combined company following the Transactions does not fit their investment objectives. In particular, Tyco is a member of the S&P 500 Index, while the combined company will not initially be and may not be in the future. Accordingly, certain Tyco and Pentair shareholders may elect or be required to sell our shares following the spin-off and the Merger due to investment guidelines or other reasons. The sales of significant amounts of our common shares or the perception in the market that this will occur may result in the lowering of the market price of our common shares.

We cannot assure you that we will pay dividends on our common shares, and our indebtedness could limit our ability to pay dividends on our common shares.

Any dividend that may be proposed by our board of directors will be subject to approval by our shareholders at our annual general meeting. Whether our board of directors exercises its discretion to propose any dividends to holders of our common shares will depend on many factors, including our financial condition, earnings, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. See “Dividend Policy.”

There can be no assurance that we will pay a dividend or continue to pay any dividend if we do commence the payment of dividends. Additionally, indebtedness that we expect to incur in connection with the spin-off could have important consequences for holders of our common shares. If we cannot generate sufficient cash flow from operations to meet our debt-payment obligations, then our ability to pay dividends, if so determined by the board of directors, will be impaired and we may be required to attempt to restructure or refinance our debt, raise additional capital or take other actions such as selling assets, reducing or delaying capital expenditures or reducing our dividend. There can be no assurance, however, that any such actions could be effected on satisfactory terms, if at all, or would be permitted by the terms of our new debt or our other credit and contractual arrangements.

Our status as a Swiss corporation may limit our flexibility with respect to certain aspects of capital management and may cause us to be unable to make distributions without subjecting our shareholders to Swiss withholding tax.

Swiss law allows our shareholders to authorize share capital that can be issued by the board of directors without additional shareholder approval. This authorization is limited to 50% of the existing registered share capital and must be renewed by the shareholders every two years. Additionally, subject to specified exceptions, Swiss law grants preemptive rights to existing shareholders to subscribe to any new issuance of shares. Swiss law also does not provide as much flexibility in the various terms that can attach to different classes of shares as the laws of some other jurisdictions. Swiss law also reserves for approval by shareholders certain corporate actions over which a board of directors would have authority in some other jurisdictions. For example, dividends must be approved by shareholders. These Swiss law requirements relating to our capital management may limit our flexibility, and situations may arise where greater flexibility would have provided substantial benefits to our shareholders.

Under Swiss law, a Swiss corporation may pay dividends only if the corporation has sufficient distributable profits from previous fiscal years, or if the corporation has distributable reserves, each as evidenced by its audited statutory balance sheet. Distributable reserves are generally booked either as “free reserves” or as “qualifying contributed surplus” (contributions received from shareholders) in the “reserve from capital contributions.” Distributions may be made out of registered share capital—the aggregate par value of a company’s registered shares—only by way of a capital reduction. Before the date of the Distribution, Tyco Flow Control will have outstanding 120,000,000 registered shares, par value CHF 0.50 each, and a qualifying contributed surplus of between approximately CHF 3,959,600,000 and CHF 4,454,550,000.

In addition, because of the requirement to distribute approximately 99,205,000 shares to Pentair shareholders pursuant to the Merger, Tyco Flow Control plans to increase its registered share capital by approximately 94,000,000 shares with an aggregate par value of approximately CHF 47,000,000 through the conversion of qualifying contributed surplus. The approximately 94,000,000 newly issued Tyco Flow Control common shares to be delivered to the Pentair shareholders will not be considered outstanding at the date of the Distribution, as they will be held in trust subject to completion of the Merger. The aggregate of the qualifying contributed surplus of between approximately CHF 3,959,600,000 and CHF 4,454,550,000 minus the amount of the aggregate par value of the new Tyco Flow Control shares to be delivered to the holders of Pentair common shares (less the minimum registered share capital of CHF 100,000) is expected to represent the amount available for future dividends or capital reductions on a Swiss withholding tax free basis. Accordingly, it is presently estimated that the amount available for future dividends or capital reductions on a Swiss withholding tax free basis at the date of the Distribution will be between approximately CHF 3,912,500,000 and CHF 4,407,450,000.

An additional amount of qualifying contributed surplus will likely result from the Merger in the amount of the market capitalization of Pentair as reported on the NYSE at the Effective Time. Upon the delivery of approximately 99,205,000 Tyco Flow Control common shares to Pentair shareholders pursuant to the Merger, it is presently estimated that after the Merger, the amount available for future dividends or capital reductions on a Swiss withholding tax free basis will be between approximately CHF 8,479,078,326 and CHF 8,974,028,326. Tyco Flow Control will not be able to pay dividends or make other distributions to shareholders on a Swiss withholding tax free basis in excess of that amount unless New Pentair increases its share capital or its reserves from capital contributions. Tyco Flow Control would also be able to pay dividends out of distributable profits or freely distributable reserves, but such dividends would be subject to Swiss withholding tax. There can be no assurance that Tyco Flow Control will have sufficient distributable profits, free reserves, reserves from capital contributions or registered share capital to pay a dividend or effect a capital reduction, that Tyco Flow Control’s shareholders will approve dividends or capital reductions proposed by Tyco Flow Control or that Tyco Flow Control will be able to meet the other legal requirements for dividend payments or distributions as a result of capital reductions.

Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our shareholders, regardless of the place of residency of the shareholder, unless the distribution is made to shareholders out of (i) a reduction of par value or (ii) assuming certain conditions are met, qualifying contributed surplus accumulated on or after January 1, 1997. A U.S. holder that qualifies for benefits under the Convention between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income, which we refer to as the “U.S.-Swiss Treaty,” may apply for a refund of the tax withheld in excess of the 15% treaty rate (or in excess of the 5% reduced treaty rate for qualifying corporate shareholders with at least 10% participation in our voting stock, or for a full refund in the case of qualified pension funds). There can be no assurance that we will have sufficient qualifying contributed surplus to pay dividends free from Swiss withholding tax, or that Swiss withholding rules will not be changed in the future. In addition, we cannot provide assurance that the current Swiss law with respect to distributions out of qualifying contributed surplus will not be changed or that a change in Swiss law will not adversely affect us or our shareholders, in particular as a result of distributions out of qualifying contributed surplus becoming subject to additional corporate law or other restrictions. There are currently motions pending in the Swiss Parliament that purport to limit the distribution of qualifying contributed surplus. In addition, over the long term, the amount of par value available to us for par value reductions or qualifying contributed surplus available to us to pay out as distributions is limited. If we are unable to make a distribution through a reduction in par value or out of qualifying contributed surplus, we may not be able to make distributions without subjecting our shareholders to Swiss withholding taxes.

Under present Swiss tax laws, repurchases of shares for the purposes of cancellation are treated as a partial liquidation subject to 35% Swiss withholding tax on the difference between the repurchase price and the par value except, since January 1, 2011, to the extent attributable to qualifying contributed surplus (Kapitaleinlagereserven) if any. lf, and to the extent that, the repurchase of shares is out of retained earnings or other taxable reserves, the Swiss withholding becomes due. No partial liquidation treatment applies and no withholding tax is triggered if the shares are not repurchased for cancellation but held by Tyco Flow Control as treasury shares. However, should Tyco Flow Control not resell such treasury shares within six years, the withholding tax becomes due at the end of the six year period.

Although Tyco Flow Control may follow a share repurchase process for future share repurchases, if any, similar to a “second trading line” on the SIX Swiss Exchange in which Swiss institutional investors sell shares to Tyco Flow Control and are generally able to receive a refund of the Swiss withholding tax, if Tyco Flow Control is unable to use this process successfully, it may not be able to repurchase shares for the purposes of capital reduction without triggering Swiss withholding tax if and to the extent that the repurchase of shares is made out of retained earnings or other taxable reserves. No withholding tax would be applicable if and to the extent that tax free qualifying contributed surplus is attributable to the share repurchase.

Tyco Flow Control shares to be issued to holders of Pentair common shares must be registered in the Commercial Register of the Canton of Schaffhausen, Switzerland. Under Swiss law registration may be blocked thereby delaying or preventing the issuance of the shares and completion of the Merger.

Prior to the issuance of Tyco Flow Control shares to the holders of Pentair common shares, Tyco Flow Control must register the increase in its share capital with the Commercial Register of the Canton of Schaffhausen, Switzerland. Under Swiss law, this registration may be blocked for reasons beyond our control if a request to this effect is filed with the Commercial Register by any third party. If within ten calendar days of receipt of the blockage request by the Commercial Register the petitioner does not submit to the Commercial Register evidence that a request for interim relief was filed with the competent court, the blockage of the Commercial Register will be lifted, and the registration of the capital increase will occur. However, if such evidence is provided, the blockage of the Commercial Register will be lifted, and the registration of the capital increase will occur, only upon the competent court’s final rejection of the petitioner’s request for interim relief. Any blockage or delay to the registration of the newly issued Tyco Flow Control common shares would result in delays to the issuance of the shares and therefore to the completion of the Merger, which, if substantial, could have an adverse effect to the business, financial condition, results of operations or cash flows of Pentair, Tyco and Tyco’s flow control business.

Your percentage ownership in Tyco Flow Control may be diluted in the future.

Your percentage ownership in Tyco Flow Control may be diluted in the future because of additional equity awards that we expect will be granted to our directors, officers and employees in the future. We intend to establish equity incentive plans that will provide for the grant of common shares-based equity awards to our directors, officers and other employees. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments we may make in the future.

Swiss laws differ from the laws in effect in the United States and may afford less protection to holders of Tyco’s securities.

Because of differences between Swiss law and U.S. state and federal laws and differences between the governing documents of Swiss companies and those incorporated in the U.S., it may not be possible to enforce in Switzerland court judgments obtained in the United States against us based on the civil liability provisions of the federal or state securities laws of the United States. As a result, in a lawsuit based on the civil liability provisions of the U.S. federal or state securities laws, U.S. investors may find it difficult to:

•	effect service within the United States upon us or our directors and officers located outside the United States;

•	enforce judgments obtained against those persons in U.S. courts or in courts in jurisdictions outside the United States; and

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enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal or state securities laws.

Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

•	the judgment of such non-Swiss court has become final and non-appealable;

•	the judgment does not contravene Swiss public policy;

•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

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no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or that it was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance and other matters with respect to both Tyco Flow Control and Pentair. Without limitation, words such as “targets”, “plans”, “believes”, “expects”, “intends”, “will”, “likely”, “may”, “anticipates”, “estimates”, “projects”, “should”, “would”, “expect”, “positioned”, “strategy”, “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. The forward-looking statements included in this Prospectus are made only as of the date of this Prospectus. These forward-looking statements are based on our and Pentair’s management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except for the ongoing obligations to disclose material information under the U.S. federal securities laws, neither we, Pentair nor Tyco are under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Various factors could adversely affect our and Pentair’s operations, business or financial results in the future and cause our and Pentair’s actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in “Risk Factors” beginning on page 25 of this Prospectus. Our and Pentair’s actual results could differ materially from management’s expectations because of these factors, including:

•	overall economic and business conditions;

•	competition in the markets we and Pentair serve;

•	conditions in the North American housing market;

•	increase in product liability and warranty claims;

•	failure to maintain required certifications;

•	delay in, or inability to, deliver backlog;

•	failure to win future project work;

•	economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

•	volatility in currency exchange rates, commodity prices and interest rates;

•	inability to maintain, upgrade and protect information and technology networks;

•	failure to adapt products, services and organization to meet the demands of local markets in both developed and emerging economies;

•	failure of market to accept new product introductions and enhancements;

•	inability to protect intellectual property;

•	inability to attract and retain qualified personnel;

•	potential impairment of goodwill, intangibles and/or long-lived assets;

•	failure to realize expected benefits from divestitures and acquisitions;

•	disruptions at manufacturing facilities, including work stoppages, union negotiations and labor disputes;

•	inability to source raw material commodities and components from third parties without interruption and at reasonable prices;

•	the outcome of litigation, arbitrations and governmental proceedings, including any asbestos-related and environmental liability litigation;

•	changes in U.S. and non-U.S. government laws and regulations;

•	risks associated with adherence to international trade compliance regulations;

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results and consequences of internal investigations and governmental investigations concerning Tyco’s, our or Pentair’s governance, management, internal controls and operations including Tyco’s, and Pentair’s business operations outside the United States;

•	other capital market conditions, including availability of funding sources;

•	failure to fully realize expected benefits from the spin-off or the Merger;

•	inability to generate savings from excellence in operations initiatives consisting of lean enterprise, supply management and cash flow practices;

•	difficulty in operating as an independent public company separate from Tyco;

•	the possible effects on Tyco Flow Control of future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from Tyco Flow Control’s Swiss incorporation; and

•	risks associated with our Swiss incorporation, including increased or different regulatory burdens, and the possibility that we may not realize anticipated tax benefits.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Prospectus. If one or more of these or other risks or uncertainties materialize, or if our or Pentair’s underlying assumptions prove to be incorrect, actual results may vary materially from what we or Pentair projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our or Pentair’s forward-looking statements.

THE TRANSACTIONS

Structure of the Spin-Off and the Merger

Tyco and Pentair have agreed pursuant to the Merger Agreement to merge Tyco’s flow control business with Pentair. Prior to consummating the Merger and pursuant to the Separation and Distribution Agreement, Tyco will transfer its flow control business to Tyco Flow Control and subsequently distribute all of Tyco Flow Control’s common shares to Tyco shareholders on a pro rata basis in the Distribution. Immediately following the Distribution, we and Pentair will consummate the Merger upon the terms and subject to the conditions of the Merger Agreement. Tyco Flow Control’s wholly owned, indirect subsidiary, Panthro Merger Sub, will merge with and into Pentair. Pentair will survive the Merger as a wholly-owned indirect subsidiary of Tyco Flow Control. As consideration for the Merger, shareholders of Pentair will receive one newly issued common share of Tyco Flow Control for each Pentair common share that they hold at the time of the Merger. Immediately after consummation of the Merger, on a fully-diluted basis, approximately 52.5% of the common shares of Tyco Flow Control will be held by Tyco shareholders as of the record date and their transferees and approximately 47.5% of the common shares of Tyco Flow Control will be held by the former shareholders of Pentair (excluding treasury shares). After the Transactions, we will be an independent, publicly-traded company that operates Tyco’s flow control business and Pentair’s business. Tyco shareholders will continue to hold their shares of Tyco after the Distribution.

We encourage you to read carefully the sections titled “The Merger Agreement” and “The Separation and Distribution Agreement and the Ancillary Agreements” as well as the Merger Agreement and the Separation and Distribution Agreement which are attached to this Prospectus and incorporated herein by reference because they set forth the terms of the Merger and the Distribution, respectively.

Background of the Distributions and the Merger

Tyco regularly reviews and evaluates the various businesses that Tyco conducts and the fit that these businesses have within its overall business and growth strategies to help ensure that Tyco’s resources are being put to use in a manner that is in the best interests of Tyco and its shareholders. In 2007, Tyco completed the separation of its health care and electronics business through the distribution to shareholders of shares in Covidien and TE Connectivity. At and following that time, Tyco management and its board of directors have considered the possible separation or divestiture of other businesses in the Tyco portfolio, including its residential and small business security business and flow control business. At those times, however, due to a variety of factors, it was determined that the separation of the residential and small business security business and flow control business would not be in the best interest of Tyco shareholders, in part because Tyco’s board of directors and senior management believed that those businesses were, among other reasons, not of sufficient scale or sufficiently mature to successfully operate as independent, publicly-traded companies.

In the time period since the 2007 separation, Tyco has continued to refine its portfolio of businesses and has implemented a number of initiatives intended to increase efficiency and productivity. In addition, Tyco has strengthened its businesses, including its residential and small business security business and flow control business, through a number of acquisitions, divestitures and organic growth initiatives, including Tyco’s 2010 acquisition of Brink’s Home Security Holdings, Inc.

In 2011, in connection with Tyco’s continued review of its businesses and strategy, Tyco’s Board of Directors and senior management raised the possibility of separating its residential security business and commercial security business, as well as its flow control business into independent, publicly-traded companies. As part of these discussions, Tyco’s Board of Directors and senior management noted that each of its commercial fire and security, residential and small business security business and flow control business, albeit each segments of the larger Tyco, operate with distinct business models, each with different capital investment needs and growth profiles. Additionally, each of the three businesses provides products and services that are generally targeted towards different customers or different end markets, resulting in businesses with distinct operating models and capital requirements. ADT is a subscriber-based business with steady cash flow heavily focused in

North America; Flow Control is largely an industrial manufacturing business tied to longer lead-time infrastructure projects with significant overseas operations, in particular in emerging markets; and the commercial fire and security business is predominantly a product design, installation and services business. Apart from these distinctions, Tyco’s Board of Directors and senior management noted that each of the three businesses operated under the management of strong leadership teams, held leading positions within their respective markets and were of sufficient scale to operate successfully and grow as independent companies. Accordingly, following a thorough review of strategic alternatives for each of the businesses by Tyco’s Board of Directors held during a number of meetings in mid-2011, with the assistance of Tyco senior management and its external advisors, in September 2011, Tyco’s Board of Directors approved, based on certain reasons including those described in “Tyco’s Reasons for the Transactions” below, the pursuit of the separation of each of the Tyco residential and small business security business in the United States and Canada and flow control business by means of a distribution to Tyco shareholders, subject to approval of the separation by Tyco shareholders.

Following the announcement of the separation of the residential and small business security business in the United States and Canada and flow control business, Tyco was approached in November and December 2011 by two companies other than Pentair that expressed interest in a possible transaction involving that company and the flow control business. Following a review of these proposals with its outside advisors, Tyco determined that further pursuit of these proposals would not be in the best interests of Tyco shareholders.

In addition to the aforementioned proposals, on September 21, 2011, Randall J. Hogan, Chairman and Chief Executive Officer of Pentair, contacted Christopher J. Coughlin, former Executive Vice President and Chief Financial Officer and an advisor to Tyco, to discuss Pentair’s potential interest in a business combination with Tyco’s flow control business. Mr. Coughlin informed Mr. Hogan that Tyco’s flow control business was not for sale and that Tyco was committed to proceeding with its announced separation of Tyco’s flow control business. In November 2011, Mr. Hogan and Mr. Coughlin again discussed Pentair’s potential interest in a business combination with Tyco’s flow control business through the use of a “reverse Morris Trust” structure. A “reverse Morris Trust” acquisition structure allows a parent company (here, Tyco) to divest a subsidiary (here, Tyco Flow Control) in a tax-efficient manner. The first step of such a transaction is the tax-free distribution (a “spin-off”) of the subsidiary stock to the parent company shareholders under Section 355 of the Code. The distributed subsidiary then merges with the acquiring third party (here, Pentair) in a tax-free reorganization under Section 368 of the Code. Such a transaction can qualify as tax-free for U.S. federal income tax purposes for the parent company, its shareholders and the acquiring third party’s shareholders if the transaction structure meets all applicable requirements, including that the parent company shareholders own more than 50% ownership of the stock of the combined entity immediately after the merger. Similarly, in December 2011, Mr. Hogan spoke with Timothy M. Donahue, a director of Tyco, regarding Pentair’s potential interest in a business combination with Tyco’s flow control business through the use of a “reverse Morris Trust” structure. After each of these discussions, Mr. Coughlin or Mr. Donahue informed Mr. Hogan that Tyco’s flow control business was not for sale and that Tyco was committed to proceeding with its announced separation of its flow control business. Mr. Edward D. Breen, Tyco’s Chairman and Chief Executive Officer, was informed of these discussions, who subsequently informed the members of Tyco’s Board of Directors.

In mid-December 2011, representatives of Deutsche Bank met with Mark Armstrong, Vice President of Mergers & Acquisitions for Tyco, to discuss Tyco’s views regarding options for the flow control business, including a potential “reverse Morris Trust” transaction with certain potential parties in industries similar or complementary to the flow control business, including Pentair.

On January 9, 2012, Mr. Coughlin called Mr. Hogan to discuss Tyco’s potential interest in a combination of its flow control business and Pentair through the use of a “reverse Morris Trust” structure.

On January 12, 2012, Tyco’s Board of Directors held a telephonic meeting at which point the Board of Directors authorized Mr. Breen and Tyco senior management and its outside advisors to continue discussions with Pentair regarding a potential “reverse Morris Trust” transaction and to undertake high-level diligence, subject to Pentair’s entry into a confidentiality agreement. Following this call, Mr. Hogan and Edward D. Breen, Tyco’s Chairman and Chief Executive Officer, discussed by telephone pursuing further discussion regarding a potential combination of Tyco’s flow control business and Pentair, including a meeting of their respective management teams.

On January 17, 2012, Pentair and Tyco entered into a mutual confidentiality agreement to permit the parties to exchange due diligence information.

On January 23, 2012, members of Pentair senior management met with members of Tyco senior management to review Tyco’s flow control business and the Pentair business, including legal due diligence matters.

On February 1, 2012, Mr. Hogan met with Mr. Breen and discussed the industrial logic for a combination of Pentair with Tyco’s flow control business, including expected positive impacts to Tyco shareholders, such as increased value to Tyco shareholders relative to the anticipated value of Tyco’s flow control business on a standalone basis and Tyco shareholders holding a majority of the shares of Tyco Flow Control, expected positive impacts to Pentair shareholders and the potential for operating synergies at Tyco Flow Control through corporate cost avoidance, corporate expense reductions and lean initiatives and for tax synergies. Mr. Hogan also reviewed and made a valuation proposal that would result in Tyco Flow Control being owned approximately 49.9% by Pentair shareholders and 50.1% by Tyco shareholders and assumed that the Tyco Flow Control would at the time of the Transaction have $200 million in net indebtedness.

On February 2, 2012, representatives of Goldman Sachs & Co. (“Goldman”), financial advisor to Tyco, called representatives of Deutsche Bank, financial advisor to Pentair, to discuss that Tyco expected to provide to Pentair a valuation proposal that would result in Tyco Flow Control being owned approximately 43.0% by Pentair shareholders and 57.0% by Tyco shareholders.

On February 3, 2012, Mr. Hogan called Mr. Coughlin to discuss that a valuation proposal that would result in Tyco Flow Control being owned approximately 43.0% by Pentair shareholders and 57.0% by Tyco shareholders would not be acceptable to Pentair.

On February 8, 2012, Mr. Breen and Mr. Hogan discussed by telephone a revised valuation proposal from Pentair that would result in Tyco Flow Control being owned approximately 48.75% by Pentair shareholders and 51.25% by Tyco shareholders and assumed that Tyco’s flow control business would at the time of the transaction have $200 million in net indebtedness. On February 8, 2012, Mr. Coughlin and Mr. Hogan also discussed by telephone the revised valuation proposal.

On February 9, 2012, representatives of Goldman called representatives of Deutsche Bank to discuss a revised valuation proposal from Tyco that would result in Tyco Flow Control being owned approximately 45.0% by Pentair shareholders and 55.0% by Tyco shareholders, which Mr. Breen then called Mr. Hogan to discuss.

On February 10, 2012, representatives of Deutsche Bank called representatives of Goldman to discuss a revised valuation proposal from Pentair that would result in Tyco Flow Control being owned approximately 48.0% by Pentair shareholders and 52.0% by Tyco shareholders and assumed that Tyco’s flow control business would at the time of the transaction have $200 million in net indebtedness.

On February 13, 2012, Mr. Hogan called Mr. Breen to further discuss valuation of Tyco’s flow control business and the Pentair business and to propose a process for Pentair to verify certain synergy assumptions and to review certain diligence matters related to Tyco’s flow control business.

On February 15, 2012, Mr. Hogan and Mr. Breen discussed by phone a preliminary valuation that would be based on Tyco’s flow control business having $200 million in net indebtedness at the time of the transaction and would result in Tyco Flow Control being owned approximately 47.5% by Pentair shareholders and 52.5% by

Tyco shareholders. Mr. Hogan and Mr. Breen discussed that Tyco Flow Control would incur up to $500 million of third party indebtedness to achieve such level of net indebtedness, which would permit a portion of the proceeds of the financing to be transferred to Tyco prior to the Distribution. Mr. Hogan and Mr. Breen also discussed the proposed treatment of the former Yarway business of Tyco’s flow control business, and Mr. Hogan expressed Pentair’s desire to cap the amount of liabilities for which Tyco Flow Control would be responsible with respect to such business. Mr. Breen and Mr. Hogan agreed to discuss these matters with their respective Boards of Directors.

Early February 16, 2012, Tyco’s Board of Directors held a telephonic meeting during which Mr. Breen and members of Tyco senior management provided an update on the status of discussions with Pentair, including the preliminary valuation and proposed treatment of liabilities discussed by Mr. Hogan and Mr. Breen on February 15, 2012. Following discussion, Tyco’s Board of Directors authorized Mr. Breen and senior management to continue exploring the potential transaction with Pentair. Later on February 16, 2012, management of Pentair met with management of Tyco to review potential operating synergies in a combination of Pentair and Tyco’s flow control business, the proposed Tyco Flow Control structure and certain diligence matters.

On February 17 and 20, 2012, Mr. Hogan and Mr. Breen discussed by telephone certain terms of the Transactions, including a revised proposal regarding the treatment of the former Yarway business of Tyco’s flow control business and that Pentair would agree to increase the net indebtedness for Tyco’s flow control business to $275 million. Mr. Breen and Mr. Hogan agreed to discuss these matters with their respective boards of directors.

On February 24, 2012, the Tyco Board of Directors held a telephonic meeting to approve proceeding with discussions with and due diligence regarding Pentair in connection with the potential Merger. Following the meeting, Mr. Breen and Mr. Hogan discussed by telephone the outcome of the meeting of the Tyco Board of Directors.

On February 24, 2012, Tyco and Pentair began to exchange business, accounting, tax and legal due diligence documents and information relating to Tyco’s flow control business and Pentair through electronic data rooms, as well as telephone discussions and in-person meetings. Both parties and their advisors conducted due diligence through March 27, 2012.

On February 28, 2012, Mr. Hogan, with the consent of the Tyco board, met with Michael E. Daniels, Brian Duperreault, Bruce S. Gordon and R. David Yost, each a director of Tyco, to discuss the industrial logic for a combination of Pentair with Tyco’s flow control business, including expected positive impacts to Tyco shareholders discussed above, the potential for operating and tax synergies at Tyco Flow Control and the valuation proposal that would result in Tyco Flow Control being owned approximately 47.5% by Pentair shareholders and 52.5% by Tyco shareholders. Mr. Breen participated in this discussion by telephone.

On February 29, 2012, Mr. Hogan, with the consent of the Tyco board, called Mr. Raj Gupta, a Tyco director, to discuss the industrial logic for a combination of Pentair with Tyco’s flow control business, including expected positive impacts to Tyco shareholders discussed above, the potential for operating and tax synergies at Tyco Flow Control and the valuation proposal that would result in Tyco Flow Control being owned approximately 47.5% by Pentair shareholders and 52.5% by Tyco shareholders. That same day, Tyco’s legal advisors delivered to Pentair’s legal advisors an initial draft of the Merger Agreement.

On March 1, 2012, members of Pentair senior management met with senior management of Tyco and management of Tyco’s flow control business to review the operations of Tyco’s flow control business, operating synergies in a combination of Pentair and Tyco’s flow control business and certain diligence matters relating to Tyco’s flow control business and Pentair.

On March 2, 2012, Tyco’s legal advisors delivered to Pentair’s legal advisors an initial draft of the Separation and Distribution Agreement. The draft Separation and Distribution Agreement reflected a post-closing adjustment to the extent that net indebtedness of Tyco Flow Control is less than or greater than $275 million as of the close of business on the day prior to the Distribution, but did not contain a post-closing adjustment based on the working capital of Tyco Flow Control.

During the week of March 5, 2012, the parties exchanged comments on the draft Merger Agreement and Tyco’s legal advisors distributed to Pentair’s legal advisors an initial draft of the 2012 Tax Sharing Agreement. The draft of the 2012 Tax Sharing Agreement provided that Tyco will be responsible for the first $500 million of Shared Tax Liabilities, Tyco Flow Control and ADT will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities and Tyco Flow Control, ADT and Tyco will share 20%, 27.5% and 52.5%, respectively, of Shared Tax Liabilities above $725 million.

On March 7, 2012, as part of a regularly scheduled meeting, Tyco’s Board of Directors met with senior management and its outside legal and financial advisors to review the current status and terms of a potential transaction with Pentair. As part of these discussions, senior management discussed with the Board of Directors the potential synergies arising from the transaction, and the fact that a majority of the value created from the realized synergies would inure to the Tyco shareholders holding shares of Tyco Flow Control following the spin-off.

On March 13, 2012, Pentair’s legal advisors delivered revised drafts of the Merger Agreement and Separation and Distribution Agreement to Tyco’s legal counsel. Pentair proposed in the revised draft of the Separation and Distribution Agreement the concept of a post-closing working capital adjustment based on the amount of Tyco Flow Control working capital as of the close of business on the day prior to the Distribution with the working capital target to be discussed between the parties.

On March 15, 2012, Mr. Hogan and Mr. Breen discussed by telephone the status of the negotiations for the proposed Transactions, a timetable for the Transactions and various governance matters for Tyco Flow Control.

During the week of March 19, 2012, the parties exchanged comments on the draft Merger Agreement, the draft Separation and Distribution Agreement, the draft 2012 Tax Sharing Agreement and the other draft Ancillary Agreements. A revised draft Separation and Distribution Agreement from Tyco accepted the concept of a post-closing working capital adjustment, but proposed that the adjustment apply only if the amount of Tyco Flow Control working capital was outside of a specified range with the range to be discussed between the parties. The parties discussed and agreed on a working capital target of $798 million for Tyco Flow Control as of the close of business on the day prior to the Distribution, which was based on the working capital of Tyco’s flow control business as of September 30, 2011, with the post-closing adjustment applying only if the working capital of Tyco Flow Control as of the close of business on the day prior to the Distribution was $125 million more or less than the working capital target. In addition, representatives of Pentair and Tyco engaged in discussions regarding Tyco’s rationale for its proposed allocation of Shared Tax Liabilities under the draft 2012 Tax Sharing Agreement. At the conclusion of these discussions, representatives of Pentair advised representatives of Tyco that Pentair would accept Tyco’s proposed allocation of Shared Tax Liabilities under the draft 2012 Tax Sharing Agreement subject to due diligence of Tyco’s tax information. Due diligence of Tyco’s tax information occurred at meetings of the Tyco and Pentair tax teams and their respective advisors on March 22 and 23, 2012.

On March 20, 2012, Tyco’s Board of Directors held a telephonic meeting at which Mr. Breen and members of senior management provided an update to the board regarding the progress of negotiations with Pentair and certain due diligence matters, including the scope and amount of potential synergies from the transaction.

On March 21, 2012, Mr. Hogan and Mr. Breen discussed by telephone the status of the negotiations on the draft transaction agreements and discussed a possible composition of the board of directors of Tyco Flow Control that would consist of the current Pentair directors and up to two new directors selected by Tyco and reasonably acceptable to Pentair.

On March 26, 2012, the parties and certain of their advisors met in person and thereafter through the evening of March 27, 2012 by telephone to negotiate remaining open issues in the proposed Merger Agreement, the Separation and Distribution Agreement, the 2012 Tax Sharing Agreement and the Ancillary Agreements.

In the morning of March 27, 2012, the Tyco Board of Directors held a telephonic meeting to review and discuss various matters in connection with the Merger, including the terms of the Merger Agreement and the

Separation and Distribution Agreement and the results of Tyco and its advisors’ due diligence review, based on materials distributed in advance of the meeting. Representatives of Tyco’s senior management and legal and financial advisors also participated in the meeting. During the meeting, Tyco’s legal advisors reviewed the board’s fiduciary duties in connection with its evaluation of the proposed Transactions and the material terms of the transaction agreements. Tyco’s financial advisors presented a detailed analysis of the transaction contemplated by the Merger Agreement and the Separation and Distribution Agreement. At the end of this presentation, Goldman Sachs delivered its oral opinion, which opinion was subsequently confirmed in writing, that, as of March 27, 2012 and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement was fair from a financial point of view to Tyco Flow Control. Following discussion by the Tyco Board of Directors, the Tyco Board unanimously approved and authorized the execution, delivery and performance of the Merger Agreement and the Separation and Distribution Agreement and the transactions contemplated thereby, including the Merger.

In the afternoon of March 27, 2012, the Pentair board of directors met to review and approve the Merger, the Merger Agreement and the related transaction agreements, and in the evening of March 27, 2012, the appropriate parties entered into the Merger Agreement and the Separation and Distribution Agreement.

On March 28, 2012, before the opening of trading on the NYSE, Pentair and Tyco issued a joint press release announcing the Transactions and held a joint conference call for investors.

Tyco’s Reasons for the Transactions

In assessing and approving the spin-off on September 19, 2011, Tyco’s Board of Directors determined that the spin-off would be in the best interests of Tyco and its shareholders because it would provide a number of key benefits, including primarily: (i) greater strategic focus of financial resources and management’s efforts, (ii) direct and differentiated access to capital resources, (iii) enhanced investor choice through investment opportunities in three separate entities and (iv) improved ability to use stock as an acquisition currency. In assessing and approving the Merger, Tyco’s Board of Directors considered, among others, the fact that it believed both that (1) the Merger would provide many of the same key benefits as those underlying the board’s reasons for approval of the spin-off discussed in the prior sentence, while potentially adding additional benefits, including: (i) increased value to Tyco’s shareholders relative to Tyco Flow Control’s anticipated value on a standalone basis, (ii) Tyco shareholders would hold a majority of the common shares of a company with increased size and market capitalization, which could further improve Tyco Flow Control’s ability to use stock as an acquisition currency, to otherwise grow through acquisitions and to access the capital markets, (iii) Tyco shareholders would hold shares in a company with a product and service offering that is broader but complimentary to many of the products manufactured and sold by the flow control business and (iv) the combined company would be able to immediately benefit from Pentair’s existing public company infrastructure, including a senior management team with significant experience managing a publicly-traded company; and (2) the Transactions are more favorable to Tyco shareholders than the potential value that might result from an alternative business combination transaction involving the flow control business, including a sale of the flow control business by Tyco in a taxable transaction.

Greater Strategic Focus of Financial Resources. The flow control business represents a significant but minority portion of Tyco’s overall business. It has historically exhibited different financial and operating characteristics than Tyco’s other businesses. In particular, unlike Tyco’s commercial fire and security businesses and its residential and small business security business, the flow control business is largely an industrial manufacturing business. A significant portion of the flow control revenue is tied to expenditures tied to the flow control customers’ new capital projects and continuing maintenance capital investments, which tend to have longer lead-times compared to Tyco’s other businesses. As a result, financial results of the flow control business can vary more significantly from period to period than the financial results of Tyco’s commercial fire and security business and its residential security business. In addition, unlike ADT’s business, the flow control business generates a significant portion of its revenue from operations outside the United States. Owing to these and other factors, the flow control business and Tyco’s other businesses employ different capital expenditure and acquisition strategies. Consequently, Tyco’s Board of Directors determined in approving the spin-off that its current structure may not be optimized to design and implement the distinct strategies necessary to operate its businesses in a manner that maximizes the long-term value of each business and that the respective management resources of Tyco, ADT and Tyco Flow Control would be more efficiently utilized if Tyco’s management concentrated solely on the commercial fire and security business, ADT’s management concentrated solely on the residential and small business security business in the United States and Canada and Tyco Flow Control’s management concentrated solely on the flow control business. Pentair’s business and operations reflect many of the same characteristics as the flow control business, including significant manufacturing operations and overseas presence.

Direct and Differentiated Access to Capital Resources; Enhanced Investor Choices. After the spin-off, the flow control business will no longer need to compete with Tyco’s other businesses for capital resources. As an industrial manufacturing business with strong non-U.S. operations, the flow control business’ financial and operating characteristics differ from Tyco’s other businesses. Tyco believes that direct and differentiated access to capital resources would allow the flow control business to better optimize the amounts and terms of the capital needed for its business, aligning financial and operational characteristics with investor and market expectations. Tyco also believes that, as the majority of Pentair’s product and service offerings are complimentary to those of Tyco Flow Control, the combined business will similarly benefit from direct access to capital resources, but with the added benefit of increased scale, which scale could otherwise improve Tyco Flow Control’s ability to access the capital markets.

In addition, in approving the spin-off, Tyco concluded that it believed that the flow control business’ investment characteristics as a stand-alone, independent public company could appeal to types of investors who differ from Tyco’s current investors. Tyco’s Board of Directors continues to believe that to be the case for a combined flow control-Pentair business.

Increased Size and Broader Offering. At the time Tyco’s Board of Directors approved the spin-off, it concluded that one of the benefits of the spin-off would be to enable the flow control business to use its stock as currency to pursue certain financial and strategic objectives, including acquisitions, and that it would be able to more easily facilitate potential future transactions with similar businesses through the use of Tyco Flow Control’s stand-alone stock as consideration. In assessing the relative benefits of the Merger, Tyco’s Board of Directors considered that it believes that Tyco shareholders, as shareholders in the combined entity, would continue to benefit from the use of stock as acquisition currency, but would further benefit from the increased size and scale of the combined entity. Tyco believes that the combined flow control-Pentair business will be one of the larger publicly-traded entities focusing on the flow and thermal products industry, and that this size could help facilitate future acquisitions by Tyco Flow Control.

Complementary Business; Synergy Opportunities. In approving the Merger Agreement and the Merger, the Tyco board considered a number of factors relating to or arising from the complementary nature of the flow control and Pentair businesses, including:

•

that the combination of the Pentair and the flow control water businesses, the Thermal Controls business of Tyco Flow Control and the Technical Products segment, and the other operating segments of the two businesses will create an industry leader in the flow, valves and filtration industries;

•

the potential cost savings resulting from the Merger, including potential annual pre-tax cost synergies of approximately $200 million that Tyco and Pentair believe could be achieved through the elimination of duplicate public company costs, greater economies of scale and further streamlined operations of the combined businesses, as well as potential tax synergies of approximately $50 million annually resulting from Pentair’s redomicialiation in Switzerland and corresponding tax planning measures.

•

the broader product and service offering offered by a combined flow control-Pentair business, and the potential for cross-selling opportunities, in particular in the water, oil and gas, power and food and beverage industries, where each of Tyco and Pentair have existing businesses, and other potential revenue synergies that would be unavailable to Tyco Flow Control on a stand-alone basis.

Existing Public Company Infrastructure. In assessing the relative benefits to pursuing the Merger in addition to the spin-off, Tyco’s Board of Directors also considered that Tyco shareholders, as shareholders in a combined flow control-Pentair business, would benefit from Pentair’s existing public company infrastructure. As an existing public company, Pentair has in place the systems, controls, procedures and policies that are required to operate as a public-traded company and a senior management team with existing experience managing and operating a public company. Therefore, Tyco Flow Control will not be required to independently incur the same level of costs and expenses or otherwise expend the same level of resources as would otherwise be required to establish these systems, controls, policies and procedures if Tyco Flow Control were a stand-alone public company.

Appropriate Value for the Business. At the time of approval of the spin-off by the Tyco board, Tyco’s Board of Directors considered the fact that it believed that after the spin-off, investors would have been better positioned to evaluate the financial performance and strategy of the flow control business within the context of Tyco Flow Control’s markets and that this would have enhanced the likelihood that the flow control business achieve an appropriate market valuation. In approving the Merger, Tyco’s Board of Directors, acting with the assistance of Tyco management and its outside advisors, further considered that it believes that the Transactions as a whole would be more favorable to Tyco shareholders from a financial point of view than the spin-off without engaging in the Merger due to the anticipated value to be generated through the realization of potential operating, tax and revenues synergies resulting from the Merger (as described under “Complementary Business; Synergy Opportunities” above) and the fact that Tyco shareholders would own approximately 52.5% of the combined business on a fully-diluted basis immediately following the Merger. Furthermore, Tyco’s Board of Directors considered the fact that the Merger would not foreclose Tyco shareholders from receiving a further premium for their shares of Tyco Flow Control at a later date in a subsequent business combination transaction involving Tyco Flow Control.

Alternatives relative to the Merger. In the course of reaching its determination to approve the Merger Agreement and the Merger, Tyco’s Board of Directors, acting with the advice of management and its outside advisors, also considered the fact that it believes that the Transactions would be more favorable to Tyco shareholders than the potential value that might result from an alternative business combination transaction involving the flow control business, including a sale of the flow control business by Tyco in a taxable transaction, given the potential rewards, risks and uncertainties associated with those alternatives and the fact that the Transactions are intended to be tax-free for U.S. federal income tax purposes to Tyco and its shareholders.

In determining whether to effect the spin-off, the Board of Directors of Tyco also had considered the costs and risks associated with the spin-off, including:

•

Some of the flow control business’ current and prospective customers and suppliers may not have believed that Tyco Flow Control’s financial stability on a stand-alone basis would be sufficient to satisfy their requirements for doing business with Tyco Flow Control. If those customers, prospective customers or suppliers were not satisfied with Tyco Flow Control’s financial stability, Tyco Flow Control may not have been successful in obtaining new business or retaining existing business.

•

The market price of Tyco Flow Control’s common stock could have fluctuated widely, depending on many factors, many of which would be beyond Tyco Flow Control’s control, including the sale of Tyco Flow Control shares by Tyco shareholders after the Distribution because Tyco Flow Control’s business profile and market capitalization may not fit their investment objectives.

•

By separating from Tyco, Tyco Flow Control may become more susceptible to, among other things, market fluctuations and other adverse events; actual or anticipated fluctuations in its operating results due to factors related to its business; and competitive pressures from new or existing competitors.

•	Certain costs and contingent liabilities that were otherwise less material to Tyco as a whole will be more material for Tyco Flow Control as a stand-alone company.

•

Tyco Flow Control has historically relied upon Tyco for working capital requirements on a short-term basis and for other financial support functions. After the spin-off, Tyco Flow Control will not be able to rely on Tyco’s earnings, assets or cash flows, and will be responsible for servicing its own debt and maintaining sufficient working capital.

•

Given Tyco Flow Control’s smaller size relative to Tyco, after the spin-off Tyco Flow Control may incur higher debt servicing costs on its indebtedness than it would have incurred as a subsidiary of Tyco and may not have access to less expensive sources of capital from short-term debt markets.

•

There are risks, costs and uncertainties relating to the execution of the spin-off, including the timing and certainty of the completion of the internal reorganization prior to the Distribution and the costs related to the Distribution. In addition, the costs for functions previously performed by or paid for by Tyco, such as accounting, tax, legal, human resources and other general and administrative functions, might be higher than anticipated, which could cause profitability to decrease.

Tyco believes that the Merger will help mitigate, while not eliminating entirely, the risks involved in many of the foregoing factors. However, in assessing its approval of the Merger and the Merger Agreement, Tyco’s Board of Directors also considered the added costs, complexities and countervailing factors associated with the Merger, including:

•	the risk that the potential benefits of the Merger might not be fully realized or realized within the expected time frame;

•

the challenges in combining the flow control business and Pentair’s business, including the possible disruption that might result from the transaction and the additional time and resources that would be required from Tyco and Tyco Flow Control management;

•	the risk inherent in seeking regulatory approvals from multiple governmental agencies in multiple jurisdictions;

•

the possibility that the Merger may not be consummated and the potential adverse consequences if the Merger is not completed, including the adverse consequences on the spin-off of the flow control business and the costs incurred and potential market and shareholder reaction; and

•

the fact that certain liabilities will be allocated between Tyco and Tyco Flow Control in a manner different than if Tyco were to pursue the spin-off of the flow control business without the Merger due to the fact that in the course of negotiations between Tyco and Pentair, Tyco and Pentair agreed to certain allocations of liabilities as between Tyco and Tyco Flow Control pursuant to the terms of the Separation and Distribution Agreement that were different than the allocations that Tyco had preliminarily determined to implement during the course of its consideration to pursue the spin-off.

In view of the variety and complexity of factors considered in connection with the evaluation of the spin-off and the Merger, as discussed above, Tyco’s Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to such factors. Rather, the Tyco Board of Directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, and certain directors may have assigned different weights to different factors.

Manner of Effecting the Spin-Off

Before we can complete the Merger and thereby combine our business with Pentair’s, Tyco must consummate the Distribution. Pursuant to the Separation and Distribution Agreement, Tyco will effect the Distribution by distributing all the outstanding Tyco Flow Control common shares at the time of the Distribution to Tyco shareholders as of the record date on a pro rata basis. Holders of Tyco common shares as of the record date will receive a number of Tyco Flow Control common shares equal to the quotient of (i) the product of (x) the number of Pentair common shares outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under U.S. GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date, multiplied by (y) 1.10526316 divided by (ii) the number of Tyco common shares outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under U.S. GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date. The result of this quotient is referred to herein as the “distribution ratio.”

Based on the number of fully diluted Pentair and Tyco shares outstanding as of June 30, 2012, we expect the distribution ratio to be approximately 0.24 Tyco Flow Control common shares per each Tyco common share. However, this ratio will be finally determined at the effective time of the Distribution based on the number of Pentair common shares and the number of Tyco common shares outstanding immediately prior to the Distribution. Therefore, the actual number of Tyco Flow Control common shares that Tyco shareholders are entitled to receive for each Tyco common share will change if the number of Tyco common shares outstanding or Pentair common shares outstanding changes for any reason. There is no maximum or minimum number of shares that will be issued. The number calculated above is not expected to change significantly because (1) Pentair currently has no plans to issue any of its common shares prior to the Effective Time other than pursuant to previous grants of equity incentive awards or pursuant to the exercise of employee stock options and stock-settled stock appreciation rights, in each case, in the ordinary course of business and (2) Tyco currently has no plans to issue any of its common shares prior to the Effective Time other than pursuant to previous grants of equity incentive awards or pursuant to the exercise of employee stock options and stock settled stock appreciation rights, in each case, in the ordinary course of business. In any event, the Merger Agreement provides that when the Merger is completed, former Pentair shareholders will own approximately 47.5% of the common shares of Tyco Flow Control and Tyco shareholders as of the record date and their transferees will own approximately 52.5% of the common shares of Tyco Flow Control on a fully-diluted basis (excluding treasury shares).

Holders of Tyco common shares will not receive any fractional shares to its shareholders. Instead, a distribution agent will sell whole shares that otherwise would have been distributed as fractional shares in the open market at prevailing market prices net of brokerage fees and other costs, and distribute the aggregate net cash proceeds of the sales pro rata, based on the fractional share such holder would otherwise be entitled to receive, to each holder who otherwise would have been entitled to receive a fractional share in the Distribution. The distribution agent, in its sole discretion, without any influence by Tyco or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either Tyco or us.

The aggregate net cash proceeds of these sales generally will be taxable for U.S. federal income tax purposes but will not be subject to Swiss withholding tax. See “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions” and “The Transactions—Material Swiss Tax Consequences of the Transactions” for an explanation of the tax consequences of the Distribution. If you physically hold certificates for Tyco common shares and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take up to three business days from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Tyco common shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds. Shareholders should consult their bank or broker for further detail.

Tyco will distribute our common shares on September 28, 2012, the expected distribution date. Wells Fargo will serve as transfer agent and registrar for our common shares.

If you own Tyco common shares which were outstanding as of 5:00 p.m., New York City time on the record date, the Tyco Flow Control shares that you are entitled to receive in the Distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell common shares of Tyco in the “regular way” market up to and including the distribution date, you will be selling your right to receive our common shares in the Distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your common shares of Tyco and you are the registered holder of the Tyco shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of our common shares that have been registered in book-entry form in your name.

Most Tyco shareholders hold their common shares of Tyco through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Tyco common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Tyco Flow Control common shares that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm.

The Distribution will not affect the number of outstanding common shares of Tyco or any rights of Tyco’s shareholders.

We have entered into the Separation and Distribution Agreement and will enter into other agreements with Tyco and ADT to effect the Distribution and provide a framework for our relationships with Tyco and ADT after the Distribution. These agreements will govern the relationships among Tyco, ADT and us subsequent to the completion of the Transactions and provide for the allocation between Tyco, ADT and us of Tyco’s assets, liabilities and obligations attributable to periods prior to our spin-off from Tyco. For a more detailed description of these agreements, see “The Separation and Distribution Agreement and the Ancillary Agreements.”

Material U.S. Federal Income Tax Consequences of the Transactions

The following is a summary of the material U.S. federal income tax consequences to Tyco and to the holders of Tyco common shares in connection with the Transactions. This summary is based on the Code, the Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this Prospectus and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to holders of Tyco common shares that are U.S. Holders, as defined immediately below. A U.S. Holder is a beneficial owner of Tyco common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a United States trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary also does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	persons who acquired Tyco common shares pursuant to the exercise of employee stock options or otherwise as compensation;

•	shareholders who own, or are deemed to own, at least 10% or more, by voting power or value, of Tyco equity;

•	holders owning Tyco common shares as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	holders who are subject to the alternative minimum tax; or

•	persons that own Tyco common shares through partnerships or other passthrough entities.

This summary does not address the U.S. federal income tax consequences to Tyco shareholders who do not hold Tyco common shares as a capital asset. Moreover, this summary does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Tyco common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the Distribution.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE TRANSACTIONS.

The Distribution

Tyco has received a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, the Distribution, except for cash received in lieu of fractional shares of our stock, will qualify as tax-free under Sections 355 and 361 of the Code and that certain internal transactions undertaken in anticipation of the Distribution will qualify for favorable treatment under the Code.

In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distribution for U.S. federal income tax purposes. The receipt by Tyco of the private letter ruling from the IRS (including that such rulings shall be in full force and effect on the closing date of the Merger) and the opinion from McDermott Will & Emery LLP are conditions to effecting the Distributions.

Assuming the Distribution qualifies under Sections 355 and 361 of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by Tyco as a result of the Distribution;

•	no gain or loss will be recognized by, or be includible in the income of, a holder of Tyco common shares, solely as a result of the receipt of our common shares in the Distribution;

•

the aggregate tax basis of the Tyco common shares, the shares of ADT common stock and our common shares in the hands of Tyco’s shareholders immediately after the Distributions will be the same as the aggregate tax basis of the Tyco common shares held by the holder immediately before the Distributions, allocated among the Tyco common shares, the shares of ADT common stock and our common shares, including any fractional share interest for which cash is received, in proportion to their relative fair market values on the date of the Distributions;

•

the holding period of our common shares received by Tyco’s shareholders, including any fractional share interest for which cash is received, will include the holding period of their Tyco common shares, provided that such Tyco common shares are held as a capital asset on the date of the Distribution; and

•

a Tyco shareholder who receives cash in lieu of a fractional share of our common stock in the Distribution will be treated as having sold such fractional share for cash and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such shareholder’s adjusted tax basis in the fractional share. That gain or loss will be a long-term capital gain or loss if the shareholder’s holding period for its Tyco common shares exceeds one year.

Although the private letter ruling generally is binding on the IRS, it is based on certain facts and assumptions, and certain representations and undertakings, from us and Tyco that certain conditions that are necessary to obtain tax-free treatment under the Code have been satisfied. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the private letter ruling is based on representations by Tyco, ADT and us that these conditions have been or will be satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion that Tyco expects to receive from McDermott Will & Emery LLP will address all of the requirements necessary for the Distribution to qualify under Sections 355 and 361 of the Code and will be based on certain facts and assumptions, and certain representations and undertakings, provided by us, ADT, and Tyco. If any of these facts, representations, assumptions or undertakings is not correct or has been violated, the private letter ruling could be revoked retroactively or modified by the IRS, and our ability to rely on the opinion of counsel could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

If, notwithstanding the conclusions included in the private letter ruling and the opinion, it is ultimately determined that the Distribution does not qualify as tax-free for U.S. federal income tax purposes, then Tyco would recognize gain in an amount equal to the excess of the fair market value of our common shares distributed to Tyco shareholders on the date of the Distribution over Tyco’s tax basis in such shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax.

In addition, if the Distribution were not to qualify as tax-free for U.S. federal income tax purposes, each Tyco shareholder that is subject to U.S. federal income tax and who receives our common shares in the Distribution could be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares. You could be taxed on the full value of our common shares that you receive, which generally would be treated first as a taxable dividend to the extent of Tyco’s earnings and profits, then as a non-taxable return of capital to the extent of each shareholder’s tax basis in his, her or its Tyco common shares, and thereafter as capital gain with respect to any remaining value.

Even if the Distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate-level taxable gain to Tyco under Section 355(e) of the Code if 50% or more, by vote or value, of our common shares or Tyco’s common shares are acquired or issued as part of a plan or series of related transactions that includes the Distribution. For this purpose, any acquisitions or issuances of Tyco’s common shares within two years before the Distribution, and any acquisitions or issuances of our common shares or Tyco’s common shares within two years after the Distribution, generally are presumed to be part of such a plan, although we or Tyco may be able to rebut that presumption. For purposes of this test, the Merger might be treated as part of such a plan or series of related transactions, but if so would not, by itself, cause the Distribution to be taxable to Tyco since Pentair shareholders will acquire less than 50% of Tyco Flow Control in the Merger. The change in ownership resulting from the Merger, if treated as part of a plan or series of related transactions that includes the Distribution, would be aggregated with other acquisitions or issuances of our shares that occur as part of a plan or series of related transactions that include the Distribution in determining whether a 50% change in ownership has occurred. If the IRS were to determine that other acquisitions of Tyco common shares or Tyco Flow Control common shares before or after the Distribution were part of a plan or series of related transactions that include the Distribution for purposes of Section 355(e) of the Code, such determination could result in the recognition of gain by Tyco under Section 355(e) of the Code. In such case, Tyco would recognize a taxable gain as described above, but such gain generally would not be subject to U.S. federal income tax. However, certain subsidiaries of Tyco or ADT could incur significant U.S. federal income tax liabilities as a result of the application of Section 355(e) of the Code.

If, notwithstanding the conclusions included in the private letter ruling, it is ultimately determined that certain internal transactions undertaken in anticipation of the Distribution do not qualify for favorable treatment under the Code, we, ADT, or Tyco could incur significant tax liabilities.

Tyco’s shareholders that have acquired different blocks of Tyco common shares at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our common shares distributed with respect to such blocks of Tyco common shares.

The Merger

Tyco, Tyco Flow Control, and Pentair have requested one or more rulings from the IRS to the effect that, for U.S. federal income tax purposes, (i) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS); (ii) certain anticipated post-closing transactions will not prevent the tax-free treatment of the Distribution or the Merger; and (iii) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code. In addition to obtaining the private letter ruling, Tyco expects to receive a tax opinion from McDermott Will & Emery LLP, and Pentair expects to receive a tax opinion from Cravath Swaine & Moore LLP, in each case, to the effect that, for U.S. federal income tax purposes, (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS). The receipt of such rulings from the IRS (including that such rulings be in full force and effect on the closing date of the Merger), the receipt by Tyco of the opinion from McDermott Will & Emery LLP, and the receipt by Pentair of the opinion from Cravath, Swaine & Moore LLP, are conditions to effecting the Merger.

Assuming that the conclusions in the private letter ruling and the tax opinions are sustained, for U.S. federal income tax purposes:

•	No gain or loss will be recognized by Pentair shareholders on the exchange of their Pentair shares of common stock solely for Tyco Flow Control common shares in the Merger;

•

Neither Panthro Acquisition nor Tyco Flow Control will recognize any gain or loss upon the receipt by Panthro Acquisition of Pentair shares of common stock in exchange solely for Tyco Flow Control common shares in the Merger;

•

The basis of the Tyco Flow Control common shares received by each Pentair shareholder in the Merger will be the same as the basis of the Pentair shares of common stock surrendered in exchange therefor;

•

The holding period of the Tyco Flow Control common shares received by each Pentair shareholder in the Merger will include the period during which the Pentair shares of common stock surrendered by such shareholder was held, provided that the Pentair shares of common stock surrendered by such shareholder was held as a capital asset on the date of the exchange; and

•

The payment to Pentair shareholders of cash in lieu of Tyco Flow Control fractional shares will be treated as if the fractional shares were issued in the Merger and then redeemed by Panthro Acquisition with the cash payments treated as having been received; provided the fractional share interest is a capital asset in the hands of the recipient shareholder, the gain or loss will constitute capital gain or loss.

Although rulings from the IRS, if received, generally will be binding on the IRS, such rulings will be based on certain facts and assumptions, and certain representations and undertakings, from us, Tyco, and Pentair that certain conditions that are necessary to obtain tax-free treatment under the Code have been satisfied. If any of these facts, representations, assumptions or undertakings is not correct or has been violated, the private letter ruling could be revoked retroactively or modified by the IRS, and our ability to rely on the opinion of counsel could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

Material Swiss Tax Consequences of the Transactions

This discussion does not generally address any aspects of Swiss taxation other than federal, cantonal and communal income taxation, federal withholding taxation and federal stamp tax. This discussion is not a complete analysis or listing of all of the possible tax consequences of the Transactions and does not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general descriptions below may also apply to you.

This discussion is based on the laws of the Confederation of Switzerland, including the Federal Income Tax Act of 1990, the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, the Federal Withholding Tax Act of 1965, and the Federal Stamp Duty Act of 1973, as amended, which we refer to as the “Swiss tax law,” existing and proposed regulations promulgated thereunder, published judicial decisions and administrative pronouncements, each as in effect on the date of this Prospectus or with a known future effective date. These laws may change, possibly with retroactive effect.

For purposes of this discussion, a “Swiss holder” is any beneficial owner of shares that for Swiss federal income tax purposes is:

•

an individual resident of Switzerland or otherwise subject to Swiss taxation under article 3, 4 or 5 of the Federal Income Tax Act of 1990, as amended, or article 3 or 4 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended;

•

a corporation or other entity taxable as a corporation organized under the laws of Switzerland under article 50 or 51 of the Federal Income Tax Act of 1990, as amended, or article 20 or 21 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended; or

•	an estate or trust, the income of which is subject to Swiss income taxation regardless of its source.

A “Non-Swiss Holder” of shares is a holder that is not a Swiss Holder. For purposes of this summary, “Holder” or “Shareholder” means either a Swiss Holder or a Non-Swiss Holder or both, as the context may require.

You are advised to consult your own tax advisers in light of your particular circumstances as to the Swiss tax laws, regulations and regulatory practices that could be relevant for you in connection with the Transactions and with the ongoing ownership of Tyco Flow Control shares.

The Distribution

Swiss Withholding Tax—Distribution to Shareholders

Generally, Swiss withholding tax (Verrechnungssteuer) of 35% is due on dividends and similar distributions to our and Tyco’s shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus (Kapitaleinlagereserven) accumulated on or after January 1, 1997 are exempt from Swiss withholding tax under the capital contribution principle (Kapitaleinlageprinzip), if certain conditions are met. Tyco has obtained a ruling from the Federal Tax

Administration confirming that Tyco’s qualifying contributed surplus in the amount of CHF 38,380,489,155 as of September 24, 2010 (reduced to CHF 37,037,568,207 as of February 23, 2012) represents such qualifying contributed surplus accumulated after January 1, 1997. Tyco has obtained a second ruling from the Swiss Federal Tax Authorities confirming that the Distribution qualifies as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distributions up to the amount of such qualifying contributed surplus. Special rules may apply to Swiss resident individuals who hold Tyco shares and, consequently, the entitlement to the Distribution, as private assets and who transfer, individually or together with other shareholders, five percent or more of the shares into a corporation in which the shareholder or shareholders personally own fifty percent or more of the capital. Special rules may also apply if a shareholder sells, individually or together with other shareholders, more than twenty percent of the shares out of his private assets to a buyer who owns the shares as business assets.

Swiss Federal, Cantonal and Communal Individual Income Tax and Corporate Income Tax

Non-Swiss Holders will not be subject to any Swiss federal, cantonal and communal income tax on the Distribution.

Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distribution, as private assets (the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Private Holders”) are not required to include the Distribution in their personal income tax return. Based on Swiss tax law, the Distribution corresponds to the repayment of the share premium and should not be subject to Swiss federal, cantonal or communal individual income tax. Capital gains resulting from the sale or other disposition of Tyco Flow Control shares are not subject to Swiss federal, cantonal and communal income tax and, conversely, capital losses are not tax-deductible for Swiss Private Holders.

Corporate and individual shareholders who hold their Tyco shares and, consequently, the entitlement to the Distribution, as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes) (the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Commercial Holders”) will be subject to Swiss federal, cantonal and communal income tax on the Distribution, including any cash received in lieu of a fractional Tyco Flow Control common share, to the extent that the participation income cannot be reduced by a respective depreciation on the investment in Tyco and/or where the participation relief (Beteiligungsabzug) is not applicable. In addition, a gain or loss realized on the sale or other disposition of rights must be recognized in such shareholder’s income statement for the respective taxation period and such shareholders will be subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period, unless a participation relief is applicable. The same taxation treatment also applies to Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing or leveraged investments in shares and other securities. Only Swiss Commercial Holders who are corporate taxpayers may be eligible for a participation relief (Beteiligungsabzug) in respect of the Distribution if the Tyco shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million. In addition, Swiss Commercial Holders who are corporate taxpayers may be eligible for a participation relief (Beteiligungsabzug) in respect of a potential gain realized on the sale or other disposition of the Tyco Flow Control shares, if the selling price of the Tyco Flow Control shares held by them as part of a Swiss business exceeds their investment cost, the shares were held for at least one year and account for at least 10% of the total shares in Tyco Flow Control.

Swiss Cantonal and Communal Private Wealth Tax and Capital Tax

Non-Swiss Holders are not subject to Swiss cantonal and communal private wealth tax or capital tax.

Swiss Private Holders and Swiss Commercial Holders who are individuals are required to report their Tyco shares and Tyco Flow Control shares as part of private wealth or their Swiss business assets, as the case may be, and will be subject to Swiss cantonal and communal private wealth tax on any net taxable wealth (including Tyco shares and Tyco Flow Control shares).

Swiss Commercial Shareholders are subject to Swiss cantonal and communal capital tax on taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

The Merger

Swiss Withholding Tax

It is a condition to closing that, at the Effective Time, Tyco will have received a Swiss Tax Ruling substantially to the effect that the Merger is not subject to Swiss withholding tax.

Swiss Federal, Cantonal and Communal Individual and Corporate Income Taxes

It is a condition to closing that, at the Effective Time, Tyco will have received a Swiss Tax Ruling substantially to the effect that the Merger qualifies for Swiss tax purposes as a tax free quasi-merger within the meaning of Section 4.1.7 of the Swiss Federal Circular No. 5 of 1 June 2004 (Kreisschreiben Nr. 5 “Umstrukturierungen”) issued by the Swiss Federal Tax Administration. The Swiss Tax Rulings do not address the Swiss income tax consequences of the Merger to Pentair shareholders. However, it is expected that for Swiss resident individual shareholders holding their Pentair shares as private assets (Privatvermögen) the Merger should be tax free for federal, cantonal and communal income tax purposes. For Swiss resident individual shareholders holding their shares as business assets (Geschäftsvermögen) and for Swiss resident corporate shareholders the Merger may not be recognized as tax neutral by the Swiss tax authorities. In such case, the difference between the fair market value of the shares and the relevant tax basis may be treated as taxable income even if no income has been booked in the Swiss statutory profit and loss statement.

Swiss Stamp Taxes

It is a condition to closing that at the Effective Time, Tyco will have received a Swiss Tax Ruling substantially to the effect that the issue of the new Tyco Flow Control shares in connection with the Merger is not subject to Swiss one-time capital issuance tax (Emissionsabgabe) and that the Merger is not subject to Swiss securities transfer tax (Umsatzabgabe).

Holding Stock of Tyco Flow Control

Swiss Withholding Tax

Dividends that Tyco Flow Control pays on its shares, which are not a repayment of nominal value of shares or qualifying contributed surplus (Kapitaleinlagereserven), are, in their gross amount, subject to Swiss withholding tax (Verrechnungssteuer) at a rate of 35%. The Company is required to withhold the Swiss withholding tax from the dividend and remit it to the Swiss Federal Tax Administration.

The Swiss withholding tax on a dividend will be refundable in full to a Swiss Private Holder and to a Swiss Commercial Holder, who, in each case, as a condition to a refund, inter alia, duly reports the dividend on his or her individual income tax return as income or recognizes the dividend on his or her income statement as earnings, as applicable.

A Non-Swiss Holder may be entitled to a partial refund of the Swiss withholding tax on a dividend if the country of residence for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the conditions of such treaty are met. Such shareholders should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund) might differ from country to country. A U.S. Holder that qualifies for benefits under the U.S.-Swiss Treaty may apply for a refund of the tax withheld in excess of the 15% treaty rate (or in excess of the 5% reduced treaty rate for qualifying corporate shareholders with at least 10% participation in Tyco Flow Control’s voting shares, or for a full refund in the case of qualified pension funds).

Swiss Federal, Cantonal and Communal Individual and Corporate Income Taxes

Shareholders who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason (all such shareholders, hereinafter, for purposes of this section, “Non-Swiss Holders”), will not be subject to any Swiss federal, cantonal and communal income tax on dividends (or repayments of nominal value) paid to them on shares.

Individual shareholders, who are resident in Switzerland for tax purposes, holding their shares as private assets (the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Private Holders”), are required to include dividends (but not repayments of nominal value of shares or qualifying contributed surplus (Kapitaleinlagereserven)) in their personal income tax return and are subject to Swiss federal, cantonal and communal income tax on any net taxable income for the relevant taxation period. Capital gains resulting from the sale or other disposition of shares are not subject to Swiss federal, cantonal and communal income taxes, and conversely, capital losses are not tax-deductible for Swiss Private Holders.

Corporate and individual shareholders who hold their shares as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes) and therefore are resident in Switzerland for tax purposes (the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Commercial Holders”) are required to recognize dividends (and repayments of nominal value of shares or qualifying contributed surplus (Kapitaleinlagereserven)) received on shares and capital gains or losses realised on the sale or other disposition of shares in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period.

The same taxation treatment also applies to Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities.

Swiss Commercial Holders who are corporate taxpayers may be eligible for dividend relief (Beteiligungsabzug) in respect of dividends (and repayments of nominal value or qualifying contributed surplus (Kapitaleinlagereserven) of shares) if the shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million.

Swiss Cantonal and Communal Private Wealth Tax and Capital Tax

Non-Swiss Holders are not subject to Swiss cantonal and communal private wealth tax or capital tax.

Swiss Private Holders and Swiss Commercial Holders, who are individuals are required to report their shares as part of private wealth or their Swiss business assets, as the case may be, and will be subject to Swiss cantonal and communal private wealth tax on any net taxable wealth (including shares), in the case of Swiss Commercial Holders to the extent the aggregate taxable wealth is allocable to Switzerland.

Swiss Commercial Holders who are corporate taxpayers are subject to Swiss cantonal and communal capital tax on taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Swiss Stamp Taxes

A transfer of shares where a bank or another securities dealer in Switzerland (as defined in the Swiss Federal Stamp Tax Act) acts as an intermediary, or is a party, to the transaction, may be subject to the Swiss securities transfer tax at an aggregate rate of up to 0.15% of the consideration paid for such shares.

Regulatory Approval for the Merger

U S. Antitrust

Under the HSR Act and related rules, the Merger may not be completed until notifications have been given and information furnished to the Federal Trade Commission and to the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and all statutory waiting period requirements have been satisfied. Pentair and Tyco Flow Control filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division on April 17, 2012, and early termination of the HSR Act waiting period was granted on April 25, 2012.

At any time before or after completion of the Merger, the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin completion of the spin-off and the Merger or seeking divestiture of substantial assets of Pentair or Tyco Flow Control or the imposition of other remedies. In addition, the U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the Merger or permitting completion subject to regulatory concessions or conditions. The spin-off and the Merger could also be the subject of challenges by private parties under the antitrust laws.

Other Regulatory Approvals. In addition, Pentair and Tyco Flow Control are required to provide notifications to the European Union, Chinese and Turkish competition authorities. Subsequent to a notification filed on June 15, 2012, Pentair and Tyco Flow Control received on July 11, 2012 a decision from the European Commission under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings declaring that the Merger is compatible with the internal market and with the Agreement of the European Economic Area. Pentair and Tyco Flow Control are also seeking clearance under the Chinese Anti-Monopoly Law with a notification submitted to the Anti-Monopoly Bureau of China’s Ministry of Commerce on May 4, 2012. The Anti-Monopoly Bureau of China’s Ministry of Commerce initiated the formal renew period for the notification on July 3, 2012. Further, subsequent to a notification submitted to the Competition Board of the Turkish Competition Authority on June 27, 2012, Pentair and Tyco Flow Control received on July 19, 2012 a decision granting clearance under the Turkish Law on Protection of competition No. 4054 and the Turkish competition Authority Communiqué No. 2010/4 on Mergers and Acquisitions requiring the Approval of the Competition Board. Pentair and Tyco Flow Control as appropriate also may provide notice and seek regulatory clearance in other jurisdictions.

There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Tyco and Pentair have agreed to use their reasonable best efforts, subject to specified limitations, to obtain as promptly as practicable various consents, registrations, approvals, waivers, permits, authorizations, clearances and other actions of or by any governmental authority that are necessary or advisable under or in respect of any other antitrust law in order to consummate the Merger and the Transactions. Under the Merger Agreement, the use of such reasonable best efforts does not require Tyco or Pentair to agree to or accept any term or condition to any regulatory approval if the terms and conditions of or to the regulatory approvals would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Tyco Flow Control and its subsidiaries, taken as a whole and including for such purposes Pentair and its subsidiaries.

Accounting Treatment

ASC Topic 805, Business Combinations, requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Tyco Flow Control in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

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The relative voting interests in Tyco Flow Control after the Transactions. In this case, Tyco shareholders are expected to receive approximately 52.5% of the equity ownership and associated voting rights in Tyco Flow Control after the Transactions.

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The composition of the governing body of Tyco Flow Control after the Transactions. In this case, the composition of the board of directors of Tyco Flow Control after the Transactions will be comprised of the ten current members of the board of directors of Pentair plus up to two members designated by Tyco prior to the mailing of the Tyco Proxy Statement and reasonably acceptable to Pentair. Tyco has selected only one designee to the Tyco Flow Control board of directors. As more fully described in “Description of Our Capital Stock—General Meetings of Shareholders and Voting Rights,” Tyco Flow Control’s board of directors will be divided into three classes substantially equivalent in size, with each class serving a three-year term. One class will be elected at each annual general meeting of shareholders. As a result, any significant shift in the composition of the board of directors proposed by Tyco Flow Control would take at least two years.

•

The composition of senior management of Tyco Flow Control after the Transactions. In this case, Tyco Flow Control’s executive officers following the merger will be the current executive officers of Pentair.

Pentair and Tyco Flow Control have determined that Pentair will be the accounting acquiror in this combination based on the pertinent facts and circumstances, including those outlined above. Tyco Flow Control will apply purchase accounting to the assets and liabilities of Tyco’s flow control business upon consummation of the Transactions. Upon completion of the Transactions, the historical financial statements of Tyco Flow Control will be those of Pentair.

Listing and Trading of Our Common Shares

Although Pentair’s common shares have been trading on the NYSE since 1978, there is currently no public market for our common shares. However, a “when-issued” market in our common shares may develop prior to the Distribution. See “The Transactions—Trading Prior to the Distribution Date” below for an explanation of a “when-issued” market. We intend to list our common shares on the NYSE under the symbol “PNR,” which is Pentair’s current trading symbol. Following the spin-off, Tyco common shares will continue to trade on the NYSE under the symbol “TYC.”

Neither we nor Tyco can assure you as to the trading price of Tyco common shares or our common shares after the Transactions, or as to whether the combined trading prices of our common shares and Tyco common shares after the Transactions will be less than, equal to or greater than the trading prices of Tyco common shares prior to the Transactions. The trading price of our common shares may fluctuate significantly following the Transactions. See “Risk Factors—Risks Relating to the Liquidity of the Combined Business and Financial Markets—There is currently no public market for our common shares and we cannot be certain that an active trading market will develop or be sustained after the spin-off and the Merger, and following the spin-off and the Merger our stock price may fluctuate significantly.” for more detail.

Federal Securities Law Consequences; Resale Restrictions

The Tyco Flow Control common shares distributed to Tyco shareholders in the Distribution and issued to Pentair shareholders as consideration for the Merger will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Transactions include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for U.S. federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their Tyco Flow Control shares only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Trading Prior to the Distribution Date

It is anticipated that on or shortly before the record date and continuing up to and including the distribution date, there will be a “when-issued” market in our common shares. When-issued trading refers to a sale or purchase of securities made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for Tyco Flow Control common shares that will be distributed to Tyco shareholders on the distribution date. If you own Tyco common shares as of 5:00 p.m., New York City time on the record date, you will be entitled to Tyco Flow Control common shares distributed pursuant to the spin-off. You may trade this entitlement to Tyco Flow Control common shares, without the Tyco common shares you own, on the when-issued market. On the first trading day following the distribution date, we expect when-issued trading with respect to our common shares will end and regular-way trading will begin.

Following the Transactions, we expect Tyco Flow Control common shares to be listed on the NYSE under the trading symbol “PNR.” We will announce our when-issued trading symbol when and if it becomes available.

It is also anticipated that shortly before the record date and continuing up to and including the distribution date, there will be two markets in Tyco common shares: a “regular-way” market and an “ex-distribution” market. Tyco common shares that trade on the regular way market will trade with an entitlement to Tyco Flow Control common shares and shares of ADT common stock distributed pursuant to the Distributions. Shares that trade on the ex-distribution market will trade without an entitlement to Tyco Flow Control common shares and shares of ADT common stock distributed pursuant to the Distributions. Therefore, if you sell Tyco common shares in the regular-way market up to and including the distribution date, you will be selling your right to receive Tyco Flow Control common shares and shares of ADT common stock in the Distributions. However, if you own Tyco common shares as of 5:00 p.m., New York City time on the record date and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive the Tyco Flow Control common shares and shares of ADT common stock that you would otherwise be entitled to receive pursuant to your ownership of Tyco common shares because you owned these common share as of 5:00 p.m., New York City time on the record date.

THE MERGER AGREEMENT

The following is a summary of the material terms and provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Merger Agreement, which is attached as an exhibit to this Prospectus. We encourage you to read the entire Merger Agreement. The Merger Agreement has been included to provide information regarding its terms. The Merger Agreement is not intended to provide any other factual information about Pentair, Tyco, Tyco Flow Control and their affiliates following completion of the Merger. Information about Pentair, Tyco, Tyco Flow Control and their affiliates can be found elsewhere in this Prospectus.

The Merger Agreement contains representations and warranties of Tyco solely for the benefit of Pentair and representations and warranties of Pentair solely for the benefit of Tyco. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and have been qualified by certain information that has been disclosed to the other parties to the Merger Agreement and that is not reflected in the Merger Agreement. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. Pentair and Tyco Flow Control do not believe that securities laws require disclosure of any information related to the Merger Agreement other than information that has already been so disclosed.

Note that while the Merger Agreement refers to fractional shares when discussing the merger consideration, no fractional shares will result from the Merger given that each Pentair common share outstanding at the time of the Merger will be exchanged for one newly issued Tyco Flow Control common share in connection with the Merger.

The Merger

Under the Merger Agreement and in accordance with Minnesota law, at the Effective Time, Panthro Merger Sub will merge with and into Pentair. As a result of the Merger, the separate corporate existence of Panthro Merger Sub will terminate and Pentair will continue as the surviving corporation and a wholly-owned, indirect subsidiary of Tyco Flow Control. Additionally, at the Effective Time, the Articles of Association of Tyco Flow Control will be amended and restated substantially in the form set forth in Exhibit 3.1 to this Prospectus. Accordingly, Tyco Flow Control will be an independent, publicly-traded company organized under the laws of Switzerland and will operate the businesses of Tyco Flow Control and Pentair. We expect the Merger to be consummated immediately following the Distribution.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Merger will take place on the later of September 28, 2012 and the fifth business day following satisfaction or waiver (to the extent permitted by law) of the conditions precedent to the Merger (other than those to be satisfied at, or immediately prior to, closing), unless otherwise agreed upon by Pentair and Tyco. The “Effective Time” will be the date and time when the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or such later date or time as is agreed among the parties in writing and specified in the Articles of Merger in accordance with the relevant provisions of the Minnesota Business Corporation Act.

Merger Consideration

Tyco Flow Control shareholders will not receive any consideration in the Merger and Tyco Flow Control will remain the parent company for the combined business. Each Pentair common share outstanding as of the

Effective Time will be converted into the right to receive one newly issued share of Tyco Flow Control (provided, however, that Pentair common shares owned by any subsidiary of Pentair or Tyco Flow Control will not be entitled to receive the merger consideration), with the result that former Pentair shareholders will hold approximately 47.5% of the common shares of Tyco Flow Control and Tyco’s shareholders as of the record date and their transferees will hold approximately 52.5% of the common shares of Tyco Flow Control, each on a fully-diluted basis immediately following the Merger (excluding treasury shares). Upon the conversion, all converted Pentair common shares will automatically be cancelled and cease to exist. Neither Tyco Flow Control nor Pentair shareholders are entitled to appraisal rights in connection with the Merger.

Treatment of Pentair Equity Awards

In addition to the equity awards held by Pentair directors and employees, certain equity awards held by Tyco directors and employees will convert to equity awards of Tyco Flow Control. See “The Separation and Distribution Agreement and the Ancillary Agreements—Separation and Distribution Agreement—Conversion of Equity Awards.”

Treatment of Stock Options

At the Effective Time, each outstanding option to purchase Pentair common shares, whether vested or unvested, will be converted, on the same terms and conditions as were applicable under such Pentair stock option immediately before the Effective Time, into an option to acquire a number of Tyco Flow Control common shares equal to the number of Pentair common shares subject to such option immediately before the Effective Time at the same exercise price per share.

Treatment of Restricted Stock Units

At the Effective Time, each outstanding Pentair restricted stock unit, whether vested or unvested, will be converted into a Tyco Flow Control restricted stock unit, on the same terms and conditions as were applicable under such Pentair restricted stock unit immediately before the Effective Time.

Treatment of Restricted Shares

At the Effective Time, each outstanding Pentair restricted share will be converted into a Tyco Flow Control restricted share, subject to the same terms and conditions as were applicable under such Pentair restricted share immediately before the Effective Time.

Treatment of Other Share-Based Awards

At the Effective Time, each other outstanding Pentair share-based award, whether vested or unvested, will be converted into an award with respect to Tyco Flow Control common shares, subject to the same terms and conditions as were applicable under such other share-based award immediately before the Effective Time, with respect to a number of Tyco Flow Control common shares equal to the number of Pentair common shares subject to such other share-based award immediately before the Effective Time.

Treatment of Employee Stock Purchase Plan

At and following the Effective Time, Pentair’s employee stock purchase plan will remain in effect and any then-current purchase period under such plan will continue in effect in accordance with its terms, except that, following the Effective Time, all rights to purchase Pentair common shares under Pentair’s employee stock purchase plan will entitle the holder thereof to instead purchase Tyco Flow Control common shares.

Exchange of Shares in the Merger

Prior to or at the Effective Time, Tyco Flow Control will deposit with an exchange agent selected by Pentair and reasonably acceptable to Tyco (the “Exchange Agent”), for the benefit of the holders of Pentair common shares, evidence in book-entry form representing Tyco Flow Control common shares issuable pursuant to the provisions of the Merger Agreement in exchange for Pentair common shares outstanding.

As soon as reasonably practicable after the Effective Time, and to the extent not previously distributed in connection with the Distribution, Tyco Flow Control will cause the Exchange Agent to mail to any holder of record of outstanding Pentair common shares whose Pentair shares were converted into the right to receive a portion of the merger consideration pursuant to terms of the Merger Agreement: (i) a letter of transmittal and (ii) instructions for effecting the exchange of any Pentair common shares for the merger consideration.

Upon delivery to the Exchange Agent of the letter of transmittal, duly executed and with such other documents as may reasonably be required by the Exchange Agent, the holder of such Pentair common shares will be entitled to receive in exchange therefor:

(i) Tyco Flow Control common shares, which shall be in uncertificated book-entry form, and

(ii) any dividends or other distributions payable, all in accordance with the provisions of the Merger Agreement.

As of the Effective Time, the stock transfer books of Pentair will be closed and there will be no further transfers on the Pentair stock transfer books of Pentair common shares.

No dividend or other distributions with respect to Tyco Flow Control common shares with a record date after the Effective Time will be paid to any holder of any unexchanged Pentair common shares until the exchange of such shares in accordance with the Merger Agreement. Following the exchange of such shares, the record holder will be paid at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to exchange of such shares and a payment date subsequent to the exchange of such shares payable with respect to such Tyco Flow Control common shares.

Termination of the Exchange Fund

Any portion of the amounts deposited with the Exchange Agent under the Merger Agreement, referred to herein as the “Exchange Fund”, that remains undistributed to the former Pentair shareholders for 180 days after the Effective Time will be delivered to Tyco Flow Control upon demand, and any holders of Pentair common shares that have not exchanged their shares pursuant to the Merger Agreement may look only to Tyco Flow Control for payment of their claim for Tyco Flow Control common shares and any dividends with respect to Tyco Flow Control common shares (subject to any applicable abandoned property, escheat or similar law).

Officers and Directors of Tyco Flow Control

The parties to the Merger have agreed that, as of the Effective Time, the executive officers of Tyco Flow Control will consist of the following Pentair executives:

Name	Position with Tyco Flow Control
Randall J. Hogan	Chief Executive Officer
Michael V. Schrock	President and Chief Operating Officer
John L. Stauch	Executive Vice President and Chief Financial Officer
Frederick S. Koury	Senior Vice President, Human Resources
Angela D. Lageson	Senior Vice President, General Counsel
Michael G. Meyer	Vice President of Treasury and Tax
Mark C. Borin	Corporate Controller and Chief Accounting Officer

The parties have also agreed that, as of the Effective Time, the board of directors of Tyco Flow Control will consist of the persons serving on the board of directors of Pentair as of the mailing of the Tyco Proxy Statement and up to two persons to be selected by Tyco prior to the mailing of the Tyco Proxy Statement and reasonably acceptable to Pentair. Tyco has selected only one designee to the Tyco Flow Control board of directors. Tyco will take such actions, as sole shareholder of Tyco Flow Control and otherwise, as required under the Tyco Flow Control organizational documents and applicable law to cause the board of directors of Tyco Flow Control to be so constituted, subject to and conditional upon the closing of the Merger.

Pre-Merger Transactions

Prior to the Merger, Tyco’s flow control business will be separated from Tyco and transferred to Tyco Flow Control in the spin-off pursuant to the Separation and Distribution Agreement. Tyco and Tyco Flow Control will also execute a series of agreements, including the 2012 Tax Sharing Agreement, the Transition Services Agreement, the Licensing Agreements and certain other conveyancing and assumption instruments.

Shareholder Meetings

Pentair has set a record date of July 27, 2012 for a meeting of its shareholders on September 14, 2012 for purposes which include approval of the Merger and has delivered a proxy statement/prospectus to its shareholders for such meeting in accordance with applicable law and its organizational documents. Subject to certain exceptions as described in this Prospectus, the Pentair board is obligated to recommend that Pentair shareholders vote for the Merger and has included such recommendation in its proxy statement/prospectus. See “—Board Recommendations.”

Subject to certain exceptions as described in this Prospectus, the Tyco Board of Directors is obligated to recommend that Tyco shareholders vote for the Distribution and has included such recommendation in the Tyco Proxy Statement.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Tyco to Pentair, primarily with respect to Tyco’s flow control business. The Merger Agreement also contains representations and warranties made by Pentair to Tyco. These representations and warranties of Tyco and Pentair, which are substantially reciprocal, relate to, among other things:

•	due organization, good standing and corporate power;

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corporate authority to enter into and perform the obligations under, the Merger Agreement, the Separation and Distribution Agreement and other related agreements, as applicable, and enforceability of such agreements;

•	capital structure;

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absence of a breach of organizational documents, permits and contracts and absence of a material breach of laws or material agreements as a result of the spin-off, the Merger or any related transactions;

•	required governmental approvals;

•	financial statements and the absence of certain changes and undisclosed liabilities;

•	disclosure controls and procedures and internal control over financial reporting;

•	information supplied for use in, the Form S-1, the Form S-4, the Tyco Proxy Statement or Pentair’s proxy statement;

•	litigation;

•	compliance with laws;

•	permits;

•	material contracts;

•	employees and employee benefits and labor matters;

•	title to assets;

•	environmental matters;

•	asbestos matters;

•	tax matters;

•	intellectual property rights;

•	insurance;

•	payment of fees to brokers or finders in connection with the Transactions;

•	opinions of financial advisors;

•	title to real properties; and

•	unlawful payments.

Tyco has also made representations and warranties to Pentair relating to a preliminary draft information statement of Tyco Flow Control, the sufficiency of the assets, properties, licenses, services and other rights to be contributed to Tyco Flow Control and the required vote of Tyco shareholders to approve and effect the Distribution and the authorization of the increase in Tyco Flow Control’s share capital to effect the Distribution and Merger. Pentair has also made representations and warranties to Tyco relating to the required vote of Pentair shareholders to adopt the Merger Agreement and the Merger and the inapplicability to the Merger of state anti-takeover laws and its rights plan.

Most of the representations and warranties contained in the Merger Agreement are subject to materiality qualifications and/or knowledge qualifications. The parties’ representations and warranties with respect to information supplied for use in the Form S-1, the Form S-4, the Tyco Proxy Statement or Pentair’s proxy statement and payment of fees to brokers or finders in connection with the transactions survive the closing for a period of one year, and any inaccuracies of such representations and warranties are subject to the indemnification obligations of the parties under the Separation and Distribution Agreement. The parties’ other representations and warranties expire upon the closing.

Conduct of Business Pending Closing

Each of Tyco, with respect to Tyco Flow Control, and Pentair has undertaken to perform certain covenants in the Merger Agreement and agreed to restrictions on its activities until the earlier of the termination of the Merger Agreement or the Effective Time. In general, Tyco with respect to Tyco Flow Control, and Pentair are required to conduct their business in the ordinary course, to use their commercially reasonable efforts to preserve intact their business organizations, to maintain in effect all existing permits, to maintain rights and franchises and material assets, rights and properties, to preserve their relationship with governmental authorities, key employees, customers and suppliers and to comply in all material respects with all laws and permits of all governmental authorities applicable to them. In addition, each of Tyco, with respect to Tyco Flow Control, and Pentair has agreed, amongst others, to specific restrictions relating to the following:

•	declaring or paying dividends in respect of its capital stock;

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splitting, combining, reclassifying, subdividing or taking similar actions with respect to its capital stock or issuing or authorizing or proposing the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock;

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selling, pledging, disposing of, granting, transferring, leasing, licensing, guaranteeing, abandoning, allowing to lapse or expire, or authorizing the sale, pledge, disposition, grant, transfer, lease, license, guarantee, abandonment, allowance to lapse or expiration, of any assets, subject to exceptions for transfers to and among subsidiaries, certain permitted encumbrances or encumbrances that are released at or prior to the Effective Time, dispositions of obsolete equipment or assets or dispositions of assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice, pledges and/or encumbrances relating to any debt that would be repaid or otherwise extinguished prior to the Effective Time and the issuance of senior notes of up to $900 million and an intercompany note to Tyco of up to $500 million by Tyco Flow Control (the “Financing”), non-exclusive licenses entered into in the ordinary course of business and consistent with past practices, dispositions of inventory in the ordinary course of business and dispositions in amounts less than $50 million in the aggregate in any consecutive 12-month period;

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making acquisitions of other entities or assets exceeding $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period for all such acquisitions or acquisitions which are reasonably likely to delay or prevent receipt of the required antitrust approvals, other than in the ordinary course of business and consistent with past practice;

•

redeeming, repurchasing, defeasing, canceling or otherwise acquiring or incurring any debt, other than indebtedness repaid or incurred in the ordinary course of business consistent with past practice or liabilities that would be repaid or otherwise extinguished prior to the Effective Time and the Financing;

•

adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or entering into a letter of intent or agreement in principle with respect thereto;

•	making material changes to accounting or tax reporting principles, methods or policies, except as required by a change in generally accepted accounted principles;

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taking any action or causing any action to be taken which action would cause the Transactions to fail to qualify as a reorganization pursuant to Section 368(a) of the Code or entering into, approving or becoming a party to specified acquisition transactions with respect to Tyco Flow Control or any successor thereto or acquiring or owning, directly or indirectly, any stock of the other party that may impact treatment of the Transactions under Section 355(e) of the Code;

•

amending or terminating any benefit plans or increasing the salaries, wage rates, target bonus opportunities or equity-based compensation of its employees, in each case except in the ordinary course of business consistent with past practice or to the extent required by applicable laws, collective bargaining and existing agreements;

•

entering into or amending any material contract or taking any other action, if such contract, amendment or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

•

entering into material agreements or material modifications of existing material agreements or course of dealings with any governmental authorities relating to the conduct of its business, subject to certain limited exceptions;

•	paying, waiving, releasing or settling any material legal proceedings other than those specifically provided for in the Merger Agreement;

•	maintaining insurance in such amounts and against such risks and losses as are customary for companies engaged in each party’s respective industry;

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committing to any capital expenditures for which Tyco Flow Control would be liable for following Merger that together with any other capital expenditures so incurred is in excess of $125 million in the aggregate in any consecutive 12-month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any assets of Tyco Flow Control;

•	changing organizational documents (other than pursuant to the Merger Agreement); and

•	agreeing or permitting any of its subsidiaries to agree, in writing or otherwise, to take any of the foregoing restricted actions or the other restricted actions described in the Merger Agreement.

In addition, Tyco has agreed to make capital expenditures in fiscal year 2012 in an amount no less than $95 million, taking into account capital expenditures made prior to the date of the Merger Agreement, and Pentair has agreed to make capital expenditures in the fiscal year ending December 31, 2012 in an amount no less than $65 million, taking into account capital expenditures made prior to the date of the Merger Agreement. Tyco has also agreed that it will not, and will not permit any of its subsidiaries that are engaged in Tyco’s flow control business to, transfer the employment of any individual to or from Tyco Flow Control or its subsidiaries or otherwise materially change the job functions of any individual employed by Tyco and its subsidiaries or Tyco’s flow control business so as to either (A) cause any such individual to cease to be considered an employee of Tyco’s flow control business or (B) cause any individual who would not otherwise be considered an employee of Tyco’s flow control business to be considered an employee of Tyco’s flow control business, except, in each case, as otherwise approved in writing by Pentair’s Vice President of Human Resources.

Reasonable Best Efforts

The Merger Agreement provides that each party to the Merger Agreement will generally use its reasonable best efforts to take, or cause to be taken, all actions necessary under the Merger Agreement and applicable laws to consummate the Merger and the transactions contemplated by the Merger Agreement as promptly as practicable, including using reasonable best efforts to complete the spin-off and the Distribution on the terms and conditions set forth in the Separation and Distribution Agreement. Reasonable best efforts do not require Tyco or Pentair to agree to or accept any term or condition to any regulatory approval if the terms and conditions of or to the regulatory approvals would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Tyco Flow Control and its subsidiaries, taken as a whole and including for such purposes Pentair and its subsidiaries.

Regulatory Matters

Tyco and Pentair agreed to file any notifications required to be filed pursuant to and in compliance with the HSR Act and appropriate filings with foreign regulatory authorities, in accordance with applicable antitrust laws, as promptly as practicable. Additionally, Tyco and Pentair agreed to use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and obtain all consents, registrations, approvals, waivers, permits, authorizations, clearances and other actions of or by any governmental authority that are necessary or advisable in order to consummate the Merger and the Transactions.

In connection with any filing or submission required, action to be taken or commitment to be made by Pentair or Tyco or their respective affiliates to consummate the Transactions, Tyco and Tyco Flow Control (1) will not, without Pentair’s prior written consent, (w) sell, divest or dispose of any assets of Tyco Flow Control, (x) license any of Tyco’s flow control business’ intellectual property, (y) commit to any sale, divestiture or disposal of businesses, product lines or assets of Tyco’s flow control business, or any license of Tyco’s flow control business’ intellectual property, or (z) take any other action or commit to take any action that would limit Pentair’s, Tyco Flow Control’s or their respective subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or intellectual property rights and (2) agreed to use reasonable best efforts to take any action contemplated by clause (1) above if requested in writing by Pentair; provided, that Tyco Flow Control will not be obligated to take any action the effectiveness of which is not conditioned on the Merger occurring.

In connection with any filing or submission required, action to be taken or commitment to be made by Pentair or its affiliates to consummate the Transactions, Pentair will not, without Tyco’s prior written consent, (w) sell, divest or dispose of any assets of Pentair, (x) license any of Pentair’s intellectual property, (y) commit to any sale, divestiture or disposal of businesses, product lines or assets of Pentair, or any license of Pentair’s intellectual property, or (z) take any other action or commit to take any action that would limit Tyco’s, Pentair’s, Tyco Flow Control’s or their respective subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or intellectual property rights, in each case, if such action would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Tyco Flow Control and the Tyco Flow Control subsidiaries, taken as a whole and including for such purposes Pentair and its subsidiaries.

Interim Financial Information

Tyco has agreed that prior to the Effective Time, Tyco will deliver to Pentair, within a reasonable period and no later than 45 calendar days after each quarterly accounting period for Tyco’s flow control business, a balance sheet as of the end of such period and combined statements of income, cash flows and equity for such period for Tyco’s flow control business. Tyco has also agreed to prepare and deliver to Pentair an unaudited combined balance sheet as of September 30, 2011 of Tyco and its subsidiaries, prepared to give pro forma effect to the Distribution (but not the ADT Distribution).

Defense of Litigation

Each of Tyco, Tyco Flow Control and Pentair has agreed to use all reasonable best efforts to defend against all actions in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit, or seek damages with respect to, the Transactions. Each of the parties agreed that they would not settle any action related to the Transactions that would enjoin, restrain, prohibit or impose damages on Tyco Flow Control or its subsidiaries (other than Pentair and its subsidiaries) without the prior written consent of Pentair and Tyco, in each case not to be unreasonably withheld, conditioned or delayed. Additionally, Tyco and its subsidiaries on the one hand, and Pentair and its subsidiaries on the other hand, will not settle any such action with respect to the Transactions (i) that would impose any liability or conditions on the other party or (ii) that contains any factual admissions with respect to the other party.

The Separation

Under the Merger Agreement, Tyco and Tyco Flow Control agreed not to terminate or assign the Separation and Distribution Agreement, amend any of its provisions or waive compliance with it or any of the agreements or conditions contained in it without the prior consent of Pentair. Tyco and Tyco Flow Control are also required to obtain the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Pentair to enter into any conveyancing or assumption instrument in connection with the assignment, transfer and conveyance of the assets and liabilities of Tyco’s flow control business.

No Solicitation

The Merger Agreement contains detailed provisions restricting Pentair’s and Tyco’s ability to seek an alternate transaction. Under these provisions, each of Pentair and Tyco agrees that it, its subsidiaries and their respective officers, directors or employees will not, and will use reasonable best efforts to ensure that its and its subsidiaries’ representatives do not, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission, announcement or consummation of an acquisition proposal;

•	furnish any non-public information to any person in connection with or in response to an acquisition proposal;

•	engage or participate in any discussions or negotiations with any person with respect to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal or propose publicly to approve, endorse or recommend an acquisition proposal;

•	enter into any letter of intent, agreement in principle or other agreement providing for an acquisition proposal; or

•	resolve, propose to resolve or agree to do any of the foregoing.

In addition, Pentair agrees that it and its subsidiaries and their respective officers, directors or employees will not, and will use reasonable best efforts to ensure that its and its subsidiaries’ representatives do not, directly or indirectly, take any action to make (i) the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation inapplicable to any transactions contemplated by an acquisition proposal, (ii) the consummation of an acquisition proposal exempt under the terms of Pentair’s Rights Agreement (as defined in the Merger Agreement) or (iii) resolve, propose to resolve or agree to do any of the foregoing.

With respect to Pentair’s no solicitation obligation under the Merger Agreement the term “acquisition proposal” refers to a Pentair Takeover Proposal, while with respect to Tyco’s and Tyco Flow Control’s no solicitation obligations under the Merger Agreement the term “acquisition proposal” refers to a Tyco Flow Control Takeover Proposal or a Tyco Takeover Proposal, as the case may be.

The Merger Agreement does not prevent Pentair from furnishing information (including non-public information) with respect to Pentair and its subsidiaries to a person making a Pentair Takeover Proposal and engaging in discussions and negotiations with such person if:

•	Pentair shareholders have not yet adopted the Merger and approved the Merger Agreement and related transactions;

•

Pentair has received an unsolicited, bona fide, written Pentair Takeover Proposal that did not result from a breach of its and its subsidiaries’ obligations under the non-solicit provisions of the Merger Agreement;

•

Pentair’s board of directors determines, in good faith, after consulting with its independent financial advisor, that such Pentair Takeover Proposal constitutes or would reasonably be likely to lead to a Pentair Superior Proposal (as defined below);

•

Pentair’s board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Pentair Takeover Proposal would be inconsistent with Pentair’s board of directors’ duties under applicable law;

•

Pentair promptly, and in no event later than 48 hours after its receipt of any Pentair Takeover Proposal, advises Tyco orally and in writing of any Pentair Takeover Proposal and the identity of the person making the proposal and (w) if it is in writing, delivers a copy to Tyco of the proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments), (x) if oral, delivers to Tyco a reasonably detailed summary of the proposal, (y) keeps Tyco reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms of the proposal (and in no event later than 48 hours following any such change) and (z) promptly notifies Tyco of any determination by Pentair’s board of directors that the proposal constitutes a Pentair Superior Proposal; and

•

Pentair furnishes any non-public information provided to the maker of a Pentair Takeover Proposal only pursuant to a confidentiality agreement between Pentair and such person on terms no less favorable to Pentair than the confidentiality agreement executed with Tyco.

The Merger Agreement provides that the term “Pentair Superior Proposal” means any bona fide proposal made by a third party to acquire at least a majority of the equity securities or all or substantially all of the assets of Pentair, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, on terms which the Pentair board of directors determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Pentair common shares than the transactions contemplated by the Merger Agreement (including any proposed modifications to the transactions which are proposed in writing by Tyco in response to such proposal or otherwise) and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of such Pentair Takeover Proposal and the third party making such proposal.

In addition, the Merger Agreement does not prevent Tyco prior to the approval of the Distribution by its shareholders from furnishing information (including non-public information) with respect to Tyco and its subsidiaries to a person making a Tyco Takeover Proposal or a Tyco Flow Control Takeover Proposal and engaging in discussions and negotiations with such person if:

•	Tyco shareholders have not yet approved the Distribution;

•

Tyco has received an unsolicited, bona fide, written Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal that did not result from a breach of its and its subsidiaries’ obligations under the Merger Agreement;

•

Tyco’s Board of Directors determines, in good faith, after consultation with its independent financial advisor, that such Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal constitutes or would reasonably be likely to lead to a Tyco Superior Proposal (as defined below) or a Tyco Flow Control Superior Proposal (as defined below);

•

Tyco’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal would be inconsistent with Tyco’s board of directors’ duties under applicable law;

•

Tyco promptly, and in no event later than 48 hours after its receipt of any Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal, advises Pentair orally and in writing of any such proposal and the identity of the person making such proposal and (w) if it is in writing, delivers a copy to Pentair such proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments) and (x) if oral, delivers to Pentair a reasonably detailed summary of any such proposal, (y) keeps Pentair reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms, of any such proposal (and in no event later than 48 hours following any such change) and (z) promptly notifies Pentair of any determination of Tyco’s board of directors that such Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal constitutes a Tyco Flow Control Superior Proposal or Tyco Superior Proposal, as applicable; and

•

Tyco furnishes any non-public information provided to the maker of a Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal only pursuant to a confidentiality agreement between Tyco and such person on terms no less favorable to Tyco than the confidentiality agreement executed with Pentair.

The Merger Agreement provides that the term “Tyco Superior Proposal” means any bona fide proposal made by a third party to acquire at least a majority of the equity securities or all or substantially all of the assets of Tyco pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, which proposal is (x) on terms which the Tyco Board of Directors determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Tyco common shares than the transactions contemplated by the Merger Agreement and the ADT Distribution, collectively, and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of such Tyco Takeover Proposal and the third party making such proposal and (y) expressly conditioned on the Merger and the related transactions not being consummated; provided that such transaction or series of transactions will not be a Tyco Superior Proposal if related primarily to the flow control business of Tyco, in which case it is a Tyco Flow Control Superior Proposal.

The Merger Agreement provides further that the term “Tyco Flow Control Superior Proposal” means any bona fide proposal made by a third party (x) to acquire at least a majority of the equity securities or all or substantially all of the assets of Tyco Flow Control pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise or (y) in which Tyco’s flow control business would be separated from Tyco in a spin-off transaction immediately followed by a merger in a transaction resulting in the Tyco Flow Control shareholders owning a majority of the shares of the surviving entity, in each case on terms which the Tyco Board of Directors determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of

Tyco common shares than the transactions contemplated by the Merger Agreement and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of such Tyco Flow Control Takeover Proposal and the third party making such proposal; provided such proposal is not a Tyco Takeover Proposal.

Board Recommendations

The Pentair board of directors has agreed in the Merger Agreement that it will not:

•	fail to include a recommendation that the Pentair shareholders approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•

withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Tyco, its recommendation that the Pentair shareholders approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; or

•	approve, adopt or recommend to Pentair’s shareholders any Pentair Takeover Proposal.

Notwithstanding the foregoing, the Pentair board of directors may make a Pentair Change of Recommendation at any time prior to obtaining approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement from Pentair’s shareholders if the following conditions are satisfied:

•	Pentair’s board of directors has received a Pentair Superior Proposal and Pentair has not violated the provisions described in “—No Solicitation” in any material respect; or

•

in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Pentair Takeover Proposal that was not known to Pentair’s board of directors on the date of the Merger Agreement (or if known, the probability or magnitude of consequences of which were not known to, or reasonably foreseeable by, Pentair’s board of directors as of the date of the Merger Agreement) (a “Pentair Intervening Event”), the Pentair board of directors determines in good faith after consultation with outside legal counsel, that the failure to make a Pentair Change of Recommendation would constitute a breach of the board’s duties under applicable law.

Pentair may not make a Pentair Change of Recommendation unless:

•

Pentair has notified Tyco in writing of its intention to take such action at least three business days prior to taking such action, which notice must include certain information required by the Merger Agreement;

•

if requested by Tyco, Pentair must have negotiated in good faith with Tyco during the notice period to enable Tyco to propose changes to the terms of the Merger Agreement intended to cause the Pentair Superior Proposal to no longer constitute a Pentair Superior Proposal, or, in the case of a proposed change in recommendation as a result of an Pentair Intervening Event, that obviates the need for such a change in recommendation; and

•

following any such good faith negotiation, such Pentair Takeover Proposal continues to constitute a Pentair Superior Proposal or such Pentair Intervening Event continues to require the Pentair Change of Recommendation.

If any Pentair Superior Proposal is received less than three business days prior to Pentair’s shareholder meeting, the notice period will be shortened to expire as of the close of business on the day preceding the shareholder meeting.

The Tyco Board of Directors has agreed in the Merger Agreement that it will not:

•	fail to include the recommendation that the Tyco shareholders approve the Distribution in the Tyco Proxy Statement;

•

withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Pentair, its recommendation that Tyco’s shareholders approve the Distribution; or

•	approve, adopt or recommend to Tyco’s shareholders any Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal.

Notwithstanding the foregoing, the Tyco Board of Directors may, at any time prior to obtaining approval from Tyco’s shareholders of the Distribution, make a Tyco Change of Recommendation if the following conditions are satisfied:

•

Tyco’s Board of Directors has received a Tyco Flow Control Superior Proposal or a Tyco Superior Proposal and Tyco has not violated the provisions described in “—No Solicitation” in any material respect; or

•

in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Tyco Flow Control Takeover Proposal or a Tyco Takeover Proposal that was not known to Tyco’s board of directors on the date of the Merger Agreement (or if known, the probability or magnitude of consequences of which were not known to or reasonably foreseeable by Tyco’s Board of Directors as of the date of the Merger Agreement) (a “Tyco Intervening Event”), the Tyco Board of Directors determines in good faith after consultation with outside legal counsel, that the failure to make a Tyco Change of Recommendation would constitute a breach of the board’s duties under applicable law.

Tyco may not make a Tyco Change of Recommendation unless:

•

Tyco has notified Pentair in writing of its intention to take such action at least three business days prior to taking such action, which notice must include certain information required by the Merger Agreement;

•

if requested by Pentair, Tyco must have negotiated in good faith with Pentair during the notice period to enable Pentair to propose changes to the terms of the Merger Agreement, intended to cause the Tyco Flow Control Superior Proposal or the Tyco Superior Proposal to no longer constitute a Tyco Flow Control Superior Proposal or a Tyco Superior Proposal, or, in the case of a proposed change in recommendation as a result of an Tyco Intervening Event, that obviate the need for such a change in recommendation; and

•

following any such good faith negotiation, such Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal continues to constitute a Tyco Flow Control Superior Proposal or Tyco Superior Proposal or such Tyco Intervening Event continues to require the Tyco Change of Recommendation.

If any Tyco Flow Control Superior Proposal or Tyco Superior Proposal is received less than three business days prior to Tyco’s shareholder meeting, the notice period will be shortened to expire as of the close of business on the day preceding the shareholder meeting.

Financing

The Merger Agreement provides that Tyco, Tyco Flow Control and Pentair will cooperate in good faith for (i) a subsidiary of Tyco Flow Control to issue up to $900 million of unsecured senior notes that will be guaranteed by Tyco Flow Control prior to the Distribution and (ii) Pentair and Tyco Flow Control to establish an unsecured senior credit facility of up to $1.2 billion (with an option to increase by $500 million) that will become effective upon the closing of the Merger. Tyco, Tyco Flow Control and Pentair will use their reasonable best efforts to arrange such financing as mutually agreed and otherwise consistent with the Separation and Distribution Agreement. Each of Tyco, Tyco Flow Control and Pentair will (i) provide to the other parties copies of all documents relating to the financing and (ii) keep the other parties reasonably informed of all material developments relating to the consummation of the financing. The Merger Agreement provides that the issuance of senior notes by a subsidiary of Tyco Flow Control is subject to (a) Tyco at its option receiving either (x) the required consent of a majority of the lenders under each of certain of its outstanding credit facilities or (y) Tyco causing its subsidiary, Tyco International Finance S.A., to become a subsidiary guarantor under each of such outstanding credit facilities, which designation shall be removed upon the occurrence of the closing of the Merger, (b) Tyco obtaining approval of the Tyco board of directors for such issuance of senior notes, (c) Tyco’s right to determine in its sole discretion that such senior notes issuance should not occur and (d) Pentair’s right to determine in its sole discretion that such issuance of senior notes should not occur. If a subsidiary of Tyco Flow Control issues senior notes pursuant to which an escrow is established in which the proceeds from such issuance (net of initial purchaser fees) will be held prior to the closing of the Merger, then Pentair will contribute cash to such escrow in an amount equal to the difference between such proceeds (net of initial purchaser fees) and the amount necessary to redeem such senior notes if the Merger does not occur. Upon the closing of the Merger, the proceeds from the senior notes issuance (net of initial purchaser fees) will be released to the subsidiary of Tyco Flow Control that issued the senior notes and the cash that Pentair contributed to such escrow will be released to Pentair. Under the Merger Agreement, Pentair agreed to indemnify, defend and hold harmless Tyco and its subsidiaries from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with the issuance by a subsidiary of Tyco Flow Control of the senior notes or the entering into by Tyco Flow Control of the senior credit facility. In addition, Pentair has agreed to reimburse Tyco for all third party costs and expenses incurred in connection with the issuance of senior notes by a subsidiary of Tyco Flow Control and the entering into by Tyco Flow Control of the senior credit facility.

Listing

Tyco Flow Control has agreed to use its reasonable best efforts to cause the Tyco Flow Control common shares to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

Tax Matters

The Merger Agreement provides that the parties will use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the tax rulings and tax opinions. The parties also agree to refrain from actions or omissions that would prevent or impede the Merger from obtaining the desired tax treatment. Additional representations, warranties and covenants relating to the tax-free status of the transactions are contained in the 2012 Tax Sharing Agreement. See “The Separation and Distribution Agreement and the Ancillary Agreements—Tax Sharing Agreement.”

Employee Benefit Matters

The Merger Agreement provides that for a period of 12 months following the consummation of the Transactions, Tyco Flow Control and its subsidiaries will maintain salary or hourly wage rate and cash and long-term equity incentive target opportunities that are substantially comparable in the aggregate to those in effect immediately prior to the consummation of the Transactions for each employee of Tyco and its subsidiaries that remains employed with Tyco Flow Control, except that the terms and conditions of employment of any employee covered by a collective bargaining agreement will be governed by such agreement in accordance with its terms. The Merger Agreement also provides that Tyco Flow Control will honor and maintain the Tyco Flow Control benefit plans for the period of 12 months following the consummation of the Transactions for the benefit of such employees. Additionally, the Merger Agreement provides that Tyco Flow Control will give service credit to Tyco Flow Control employees for service to Tyco prior to the Transactions for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement with respect to each compensation or benefit plan sponsored or otherwise maintained by Tyco Flow Control, except as would result in any duplication of benefits.

Conditions to the Completion of the Merger

The obligations of Tyco, Tyco Flow Control and Pentair under the Merger Agreement are subject to the satisfaction or waiver of the following conditions:

•

no temporary restraining order or preliminary or permanent injunction or other order by any governmental authority preventing consummation of the Merger or the related transactions shall have been issued and remain in effect;

•	Tyco’s shareholders shall have approved the Distribution, and the Distribution shall have been consummated in accordance with the Separation and Distribution Agreement;

•

Pentair’s shareholders shall have approved the Merger Agreement and the transactions contemplated thereby and all other actions or matters necessary to give effect to the Merger Agreement and the transactions contemplated thereby;

•	our common shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

•

each of the Form S-1 and the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending its effectiveness or proceedings initiated or threatened by the SEC seeking a stop order, and all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of our common shares to be issued pursuant to the Merger shall have been obtained and shall be in effect;

•

(i) the waiting period applicable to the consummation of the Merger and the related transactions under the HSR Act shall have expired or been earlier terminated and (ii) except as otherwise provided in the Merger Agreement, all applicable approvals shall have been obtained and all waiting periods shall have expired or been terminated under certain scheduled and other material antitrust laws, in each case as required for the consummation of the Merger and the related transactions;

•

Tyco shall have obtained a solvency opinion from Duff & Phelps LLC, in form reasonably satisfactory to Tyco, to the effect that (i) immediately following the Distribution, Tyco, on the one hand, and Tyco Flow Control, on the other hand, will be solvent and (ii) Tyco’s assets exceed its liabilities and capital as determined pursuant to applicable Swiss law;

•

the aggregate implied market capitalization of Tyco Flow Control, before giving effect to the Merger, shall not exceed CHF 17.5 billion based on (x) the closing price of the Tyco Flow Control common shares trading on the last “when-issued” trading day prior to the Distribution or (y) in the absence of a “when-issued” trading market for Tyco Flow Control common shares, the closing price of Pentair common shares on the last trading day prior to the Distribution;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect on the Closing Date, to the effect that (i) the Distribution will qualify as tax-free under Sections 355 and 361 of the Code, except for cash received in lieu of fractional common shares and (ii) certain internal transactions will qualify for favorable treatment under the Code;

•

Tyco shall have received the IRS Supplemental Rulings, which IRS Supplemental Rulings shall be in full force and effect on the Closing Date, to the effect that (i) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS), (ii) certain anticipated post-closing transactions will not prevent the tax-free treatment of the Distribution or the Merger and (iii) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code; and

•

Tyco shall have received one or more rulings from the Swiss Tax Administrations, which rulings shall be in full force and effect on the Closing Date, confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal, and communal tax purposes (including with respect to Swiss stamp tax and Swiss withholding tax); (ii) the relevant Swiss tax base of Panthro Acquisition for

Swiss tax (including federal, cantonal and communal) purposes; (iii) the relevant amount of capital contribution reserves which will be exempt from Swiss withholding tax in the event of a distribution to the Tyco Flow Control shareholders after the Merger; and (iv) that no Swiss stamp tax will be levied on certain post-Merger restructuring transactions.

In addition, the obligation of Pentair to effect the Merger is subject to the following additional conditions, among others:

•

each of the Tyco Merger Parties shall have in all material respects performed all obligations and complied in all material respects with all covenants required by the Merger Agreement, the Separation and Distribution Agreement and the Ancillary Agreements to be performed by them on or before closing;

•

the representations and warranties of Tyco in the Merger Agreement relating to corporate authority to enter into, and perform the obligations under, the Merger Agreement, the Separation and Distribution Agreement and the other applicable related agreements and enforceability of such agreements, and the capital structure of Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub must be true and correct in all material respects both as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the representations and warranties of Tyco in the Merger Agreement relating to the absence of a Tyco Flow Control MAE since September 30, 2011 and the payment of fees to brokers or finders in connection with the transactions shall be true and correct in all respects both as of the date of the Merger Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

all other representations and warranties of Tyco in the Merger Agreement shall be true and correct both as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case of such date), except where their failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Tyco Flow Control MAE;

•	no Tyco Flow Control MAE shall have occurred from the date of the Merger Agreement through the Closing Date;

•

Pentair shall have received a certificate of Tyco addressed to Pentair and dated the Closing Date, signed on behalf of Tyco by a senior officer of Tyco, certifying as to the satisfaction of the foregoing conditions regarding (i) the performance by Tyco, Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub of their respective obligations and compliance with all applicable covenants required by the Merger Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and (ii) the truth and correctness of Tyco’s representations and warranties described above;

•

as of the Effective Time, the board of directors of Tyco Flow Control will consist of the persons serving on the board of directors of Pentair as of the mailing of the Tyco Proxy Statement and up to two persons to be selected by Tyco prior to the mailing of the Tyco Proxy Statement and reasonably acceptable to Pentair;

•

Pentair shall have received the opinion of Cravath, Swaine & Moore LLP to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS); and

•	Tyco shall have executed and delivered to Pentair, and caused each of its subsidiaries that is a party to an Ancillary Agreement to execute and deliver to Pentair, each of the Ancillary Agreements.

Furthermore, the obligations of the Tyco Merger Parties to effect the Merger are subject to the following additional conditions, among others:

•

Pentair shall have in all material respects performed all obligations and complied in all material respects with all covenants required by the Merger Agreement, and the Ancillary Agreements to be performed by it on or before closing;

•

the representations and warranties of Pentair in the Merger Agreement relating to corporate authority to enter into, and perform the obligations under, the Merger Agreement and the other related agreements and enforceability of such agreements, and the capitalization of Pentair, must be true and correct in all material respects both as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the representations and warranties of Pentair in the Merger Agreement relating to the absence of a Pentair MAE since December 31, 2011 and the payment of fees to brokers or finders in connection with the Transactions shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

all other representations and warranties of Pentair in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where their failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Pentair MAE;

•	no Pentair MAE shall have occurred from the date of the Merger Agreement through the Closing Date;

•

Tyco shall have received a certificate of Pentair addressed to Tyco and dated the Closing Date, signed on behalf of Pentair by a senior officer of Pentair, certifying as to the satisfaction of the foregoing conditions regarding (i) the performance by Pentair of its obligations and compliance with all applicable covenants required by the Merger Agreement and the related agreements and (ii) the truth and correctness of Pentair’s representations and warranties described above;

•

Tyco shall have received the opinions of McDermott Will & Emery LLP (i) to the effect that (x) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (y) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS) and (ii) confirming that the Distributions will qualify as tax-free under Sections 355 and/or 361 of the Code, except for cash received in lieu of fractional shares; and

•	Pentair shall have executed and delivered to Tyco each Ancillary Agreement to which it is a party.

Termination of the Merger Agreement

Tyco and Pentair may agree to terminate the Merger Agreement by mutual written consent. Additionally, either Tyco or Pentair may terminate the Merger Agreement for the following reasons, among others:

•

the Merger has not been consummated by February 1, 2013, provided that the terminating party’s failure to perform or comply in all material respects with such party’s covenants and agreements set forth in the Merger Agreement and the Separation and Distribution Agreement is not the cause of the Merger not being consummated by February 1, 2013;

•	the existence of any law that makes consummation of the transactions under the Merger Agreement illegal or otherwise prohibited;

•

any governmental authority having competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any material component of the transactions under the Merger Agreement, and such order, decree, ruling or other action becomes final and non-appealable, provided, however, that such right to terminate will not be available to any party whose failure to perform any of its obligations described above under “—Reasonable Best Efforts” or “—Regulatory Matters” resulted in such order, decree or ruling;

•	Pentair shareholders fail to approve the Merger Agreement, the Merger and the transactions contemplated thereby at the Pentair special shareholders’ meeting; or

•	Tyco shareholders fail to approve the Distribution at the Tyco special shareholders’ meeting.

In addition, Tyco may terminate the Merger Agreement for the following reasons, among others:

•	there is a Pentair Change of Recommendation;

•

if Pentair breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement or the Separation and Distribution Agreement such that any of the conditions described in the Merger Agreement or the Separation and Distribution Agreement cannot be satisfied and such failure has not been cured within 60 calendar days after Tyco provides written notice thereof to Pentair or where any such condition is incapable of being satisfied and has not been waived by Tyco.

Pentair may also terminate the Merger Agreement for the following reasons, among others:

•

prior to the receipt of the Pentair shareholder approval, in order to enter into a written definitive agreement for a Pentair Superior Proposal, provided it has complied with certain conditions related to a Pentair Change of Recommendation;

•	there is a Tyco Change of Recommendation;

•

if Tyco breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement or the Separation and Distribution Agreement such that any of the conditions described in the Merger Agreement or the Separation and Distribution Agreement cannot be satisfied and such failure has not been cured within 60 calendar days after Pentair provides written notice thereof to Tyco or where any such condition is incapable of being satisfied and has not been waived by Pentair.

Fees and Expenses

General. The Merger Agreement provides that each party will pay its own fees and expenses in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, except that Tyco and Pentair will share equally any filing fees in respect of any notice submitted pursuant to antitrust laws and any fees and expenses of printers utilized by the parties in connection with the preparation of the filings with the SEC required under the Merger Agreement.

Termination Fee. Pentair has agreed to pay to Tyco a termination fee of $145 million as liquidated damages in the following circumstances:

•	Tyco terminates the Merger Agreement due to a Pentair Change of Recommendation; or

•

prior to receipt of Pentair shareholders’ approval of the Merger Agreement and the Merger, Pentair terminates the Merger Agreement to enter into a written definitive agreement for a Pentair Superior Proposal; or

•

more than five days prior to the Pentair shareholders’ meeting any person publicly makes a Pentair Takeover Proposal or publicly announces an intention to make a Pentair Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Pentair enters into a definitive agreement to consummate or consummates a Pentair Takeover Proposal.

In addition, Tyco has agreed to pay Pentair a termination fee of $145 million as liquidated damages in the following circumstances:

•	Pentair terminates the Merger Agreement due to a Tyco Change of Recommendation other than in connection with a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Flow Control Takeover Proposal or publicly announces an intention to make a Tyco Flow Control Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Flow Control Takeover Proposal or a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Takeover Proposal or publicly announces an intention to make a Tyco Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Flow Control Takeover Proposal.

Tyco has further agreed to pay Pentair a termination fee of $370 million as liquidated damages in the event that:

•	Pentair terminates the Merger Agreement due to a Tyco Change of Recommendation in connection with a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Takeover Proposal or publicly announces an intention to make a Tyco Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Takeover Proposal.

Pentair is not, in any event, to receive both the $145 million termination fee and the $370 million termination fee.

For purposes of determining the termination fees as described above, a Pentair Takeover Proposal, Tyco Flow Control Takeover Proposal and Tyco Takeover Proposal apply to a transaction relating to 50% of any class of equity securities, consolidated net revenues, net income or assets of Pentair, Tyco Flow Control or Tyco, as applicable, rather than 10%.

Amendments

All amendments to the Merger Agreement must be in writing and signed by each party.

THE SEPARATION AND DISTRIBUTION AGREEMENT AND THE ANCILLARY AGREEMENTS

Following the Transactions, Tyco’s flow control business will be operated by Tyco Flow Control independently of Tyco, and neither Tyco Flow Control nor Tyco will have any ownership interest in the other. In order to govern certain ongoing relationships between Tyco Flow Control, ADT and Tyco after the Distributions and to provide mechanisms for an orderly transition, Tyco Flow Control, ADT and Tyco have entered into the Separation and Distribution Agreement and intend to enter into other agreements pursuant to which certain services and rights will be provided for following the Distribution, and Tyco Flow Control and Tyco will indemnify each other against certain liabilities arising from their respective businesses. The following is a summary of the material terms and provisions of the Separation and Distribution Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Separation and Distribution Agreement, which is attached as an exhibit to this Prospectus. Tyco shareholders are encouraged to read the entire Separation and Distribution Agreement. The Separation and Distribution Agreement has been included to provide Tyco shareholders with information regarding its terms. The Separation and Distribution Agreement is not intended to provide any other factual information about Pentair, Tyco, Tyco Flow Control and their affiliates following completion of the Transactions. Information about Pentair, Tyco, Tyco Flow Control and their affiliates can be found elsewhere in this Prospectus.

Descriptions regarding the assets and liabilities conveyed to Tyco Flow Control and retained by Tyco contained in the Separation and Distribution Agreement are qualified by certain information that has been exchanged between Tyco and Tyco Flow Control and that is not reflected in the Separation and Distribution Agreement. Accordingly, shareholders should not rely on the general descriptions of assets and liabilities in the Separation and Distribution Agreement, as they have been modified in important ways by the information exchanged between Tyco and Tyco Flow Control. Pentair and Tyco do not believe that securities laws require them to disclose publicly any information related to the Separation and Distribution Agreement other than information that has already been so disclosed.

Separation and Distribution Agreement

Concurrently with the Merger Agreement, Tyco Flow Control entered into a Separation and Distribution Agreement with Tyco and ADT. The Separation and Distribution Agreement sets forth Tyco Flow Control’s agreement with Tyco and ADT regarding the principal transactions necessary to separate Tyco’s flow control business from Tyco. It also sets forth other agreements that govern certain aspects of Tyco Flow Control’s relationship with Tyco and its subsidiaries, including ADT, after the completion of the Distribution.

Distribution Overview

The Separation and Distribution Agreement provides for the spin-off of Tyco’s flow control business from Tyco. Among other things, the agreement sets forth the process by and conditions under which Tyco will spin off its flow control business to the holders of Tyco common shares; specifies the relevant assets of Tyco and certain of its subsidiaries, including ADT and its subsidiaries, related to Tyco’s flow control business to be transferred to Tyco Flow Control; and sets forth certain liabilities and covenants to be assumed by Tyco and Tyco Flow Control. As consideration for the spin-off, the Separation and Distribution Agreement provides that, on the distribution date, each holder of Tyco common shares will be entitled to a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully diluted basis (calculated in accordance with the treasury method under U.S. GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date.

Post-Closing Working Capital and Net Indebtedness Adjustments

Pursuant to the Separation and Distribution Agreement, Tyco Flow Control is required to have working capital, defined, subject to certain exceptions, as current assets minus current liabilities, in the amount of $798 million, as of the close of business on the day prior to the day that the Distribution is completed. If the actual amount of the working capital exceeds $798 million by an amount in excess of $125 million, Tyco Flow Control will pay to Tyco the full amount of the excess. If the actual amount of the working capital is less than $798 million by an amount in excess of $125 million, Tyco will pay to Tyco Flow Control the full amount of the deficit.

Before the close of business on the day prior to the Distribution, a subsidiary of Tyco Flow Control will issue an intercompany note to a subsidiary of Tyco in an amount not to exceed $500 million, which will be repaid at the closing of the Merger with proceeds to Tyco Flow Control from a third party financing upon terms negotiated by Pentair. If such third party financing is not available on terms acceptable to the parties, instead of a subsidiary of Tyco Flow Control issuing to a subsidiary of Tyco the intercompany note that would be repaid at the closing of the Merger, a subsidiary of Tyco Flow Control will issue a one year unsecured “bridge” note for up to $500 million to a subsidiary of Tyco in accordance with the Merger Agreement that will bear interest at a rate of 14.0% and be prepayable at any time. Tyco Flow Control is then to transfer cash and cash equivalents to Tyco such that the net indebtedness of Tyco Flow Control will be $275 million as of the close of business on the day prior to the Distribution and as of 12:01 a.m., Eastern Standard Time, on the day of the Distribution. If the actual amount of net indebtedness as of the close of business on the day prior to the Distribution exceeds $275 million, Tyco will pay to Tyco Flow Control the full amount of the excess. If the actual amount of net indebtedness as of the close of business on the day prior to the Distribution is less than $275 million, Tyco Flow Control will pay to Tyco the full amount of the deficit.

Transfer of Assets

The Separation and Distribution Agreement identifies certain transfers of assets that are necessary in advance of separation of Tyco’s flow control business from Tyco so that each of Tyco Flow Control and Tyco retains the assets of, and the liabilities associated with, their respective businesses.

The assets to be assigned to, or retained, by Tyco Flow Control or its subsidiaries include the following:

•	the ownership interests of Tyco Flow Control’s subsidiaries;

•

all Tyco Flow Control contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any Tyco Flow Control asset or Tyco’s flow control business;

•

any and all assets reflected on Tyco Flow Control’s audited balance sheet as of September 30, 2011 and any assets acquired by or for Tyco Flow Control or any of its subsidiaries subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement;

•	rights of Tyco Flow Control and its subsidiaries under any insurance policies and contracts, including any rights thereunder arising after the Distribution in respect of any occurrence-based policies;

•	any and all assets owned or held immediately prior to the Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s flow control business;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to Tyco Flow Control or any its subsidiaries; and

•

subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to, or retained by, Tyco Flow Control.

The Separation and Distribution Agreement provides that the assets to be transferred or assigned to or retained by Tyco Flow Control or one of its subsidiaries will not in any event include any assets to the extent they are expressly contemplated to be retained by or transferred to Tyco or its subsidiaries under the Separation and Distribution Agreement or cash or cash equivalents of Tyco Flow Control held before the Distribution except to the extent taken into account to determine the amount of Tyco Flow Control’s required net indebtedness.

The assets to be transferred or assigned to or retained by Tyco or its subsidiaries include the following:

•	the ownership interests of Tyco’s subsidiaries;

•

all Tyco contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any asset owned by Tyco or Tyco’s business other than those primarily relating to, or arising from, Tyco’s flow control business;

•

any and all assets reflected on Tyco’s unaudited combined balance sheet as of September 30, 2011 prepared to give pro forma effect to the spin-off and the Distribution (but not the spin-off of ADT from Tyco and the ADT Distribution) and any assets acquired by or for Tyco or any subsidiary of Tyco subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement;

•	any and all rights of Tyco and its subsidiaries under any insurance policies and contracts;

•	any and all assets owned or held immediately prior to the Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s business;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to Tyco or any of its subsidiaries; and

•

subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to or retained by Tyco.

The Separation and Distribution Agreement provides that the assets transferred or assigned to or retained by Tyco or its subsidiaries will not include any assets to the extent they are expressly contemplated as assets to be retained by or transferred to Tyco Flow Control or any of its subsidiaries.

Assumptions of Liabilities

The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between Tyco Flow Control and Tyco and identifies the liabilities and other obligations which each of Tyco Flow Control and Tyco and their respective subsidiaries will assume or retain.

The liabilities to be assumed or retained by Tyco Flow Control or one of its subsidiaries include the following:

•	certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by Tyco Flow Control or any of its subsidiaries;

•

any and all liabilities primarily relating to, arising out of or resulting from the operation or conduct of Tyco’s flow control business whether arising before, on or after the Distribution, the operation or conduct of any business conducted by any subsidiary of Tyco Flow Control after the Distribution, or any Tyco Flow Control assets, whether arising before, on or after the Distribution.

•

any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco’s flow control business or any Tyco Flow Control subsidiary;

•	40% of certain contingent liabilities of Tyco;

•	any liabilities relating to any Tyco Flow Control employee or former Tyco Flow Control employee before, on or after the Distribution;

•

any liabilities relating to, arising out of, or resulting from, (x) any indebtedness (including debt securities and asset-backed debt) of Tyco Flow Control or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) incurred after the Distribution, and exclusively relating to Tyco’s flow control business, (y) any indebtedness (regardless of the issuer of such indebtedness) incurred after the Distribution and secured exclusively by any of Tyco Flow Control’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such) or (z) any indebtedness arising from the intercompany note, the “bridge” note or the issuance by a subsidiary of Tyco Flow Control of up to $900 million of senior notes or certain scheduled guarantees; and

•

all liabilities reflected as liabilities or obligations on Tyco Flow Control’s balance sheet as of September 30, 2011, and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of the balance sheet.

The Separation and Distribution Agreement provides that the liabilities that are to be assumed or retained by Tyco Flow Control or one of its subsidiaries will not in any event include any of the following: (v) any liabilities of Yarway Corporation and Gimpel Corporation; (w) any liabilities that are expressly contemplated as liabilties to be retained or assumed by Tyco or any of its other subsidiaries; (x) any contracts expressly assumed or expressly contemplated as liabilities to be assumed by Tyco or any of its subsidiaries; (y) any intercompany payables expressly discharged pursuant to the Separation and Distribution Agreement and (z) any indebtedness for borrowed money or other intercompany payables and loans (other than obligations under capital leases) outstanding as of the Distribution except to the extent taken into account in determining the amount of required net indebtedness.

The liabilities to be assumed or retained by Tyco or one of its subsidiaries include the following:

•

certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries);

•

any and all liabilities primarily relating to, arising out of or resulting from: (A) the operation or conduct of Tyco’s business other than Tyco’s flow control business as conducted at any time prior to, on or after the Distribution; (B) the operation or conduct of any business conducted by Tyco or any of its subsidiaries other than Tyco’s flow control business at any time after the Distribution; or (C) any assets owned by Tyco, whether arising before, on or after the Distribution;

•

any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries) or Tyco’s business (other than Tyco’s flow control business);

•	any liabilities relating to any Tyco employee or former Tyco employee that does not become a Tyco Flow Control employee or former Tyco Flow Control employee immediately following the Distribution;

•

any liabilities relating to, arising out of or resulting from (x) any indebtedness (including debt securities and asset-backed debt) of Tyco or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Tyco business (other than Tyco’s flow control business) or (y) any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of Tyco’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

•

all liabilities reflected as liabilities or obligations on Tyco’s unaudited combined balance sheet as of September 30, 2011 prepared to give pro forma effect to the Separation and the Distribution (but not the separation of ADT from Tyco and the ADT Distribution) and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of Tyco’s balance sheet; and

•	any liabilities of Yarway Corporation and Gimpel Corporation

The Separation and Distribution Agreement provides that the liabilities to be assumed or retained by Tyco or one of its subsidiaries shall not include: (x) any liabilities that are expressly contemplated as liabilities to be retained or assumed by Tyco Flow Control or any of its subsidiaries; (y) any contracts expressly assumed by Tyco Flow Control or any of its subsidiaries; and (z) any intercompany payables expressly discharged pursuant to the Separation and Distribution Agreement. For purposes of determining which liabilities should be assumed or retained by Tyco, any other liabilities that are not Tyco Flow Control liabilities shall be Tyco liabilities.

Consents and Delayed Transfers

If any transfers or assumptions are not consummated by the closing of the Transactions, Tyco and Tyco Flow Control are to use reasonable best efforts to effect such transfers and assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Tyco and Tyco Flow Control are to use reasonable best efforts to obtain consents required to transfer assets and contracts and to novate obligations under contracts and liabilities as necessary to effectuate the spin-off. Additionally, Tyco and Tyco Flow Control will use reasonable best efforts to remove Tyco Flow Control as a guarantor of liabilities retained by Tyco and its subsidiaries and to remove Tyco and its subsidiaries as a guarantor of liabilities to be assumed by Tyco Flow Control.

Shared Contracts

Certain shared contracts are to be assigned or amended to facilitate the separation of Tyco’s flow control business from Tyco. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the spin-off is complete.

Intercompany Arrangements and Guarantees

A series of intercompany transactions will be undertaken in order to transfer the equity interests in certain subsidiaries of Tyco which hold assets and liabilities associated with Tyco’s flow control business to Tyco Flow Control. These will include the settlement and forgiveness of intercompany payables and receivables among Tyco Flow Control and its subsidiaries and Tyco and its subsidiaries, respectively. Except for matters covered by the Ancillary Agreements or other arm’s-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, including all intercompany accounts payable or accounts receivable, between Tyco Flow Control and its subsidiaries and other affiliates, and Tyco and its subsidiaries and other affiliates, respectively, will terminate as of the distribution date.

Mutual Releases and Indemnification

Except as otherwise provided in the Separation and Distribution Agreement, each of Tyco Flow Control and Tyco has agreed to release the other and its affiliates, successors and assigns, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. The Separation and Distribution Agreement, however, provides that neither party will be released from the following liabilities:

•

with respect to Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries), any liability assumed or retained by Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries) and, with respect to Tyco Flow Control or any of its subsidiaries, any liability of Tyco Flow Control assumed or retained by Tyco Flow Control or its subsidiaries;

•

any liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a party from, or on behalf of, another party prior to the effective time of the Distribution;

•	any liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a party at the request or on behalf of another party;

•

any liability provided in, or resulting from, any other contract or understanding that is entered into after the effective time of the Distribution between any party or any of its subsidiaries, on the one hand, and the other party or any of its subsidiaries, on the other hand;

•	any liability with respect to certain contingent liabilities of Tyco;

•	any liability with respect to certain continuing arrangements;

•	any liability with respect to the insurance policies written by White Mountain Insurance Company;

•

any liability that the parties may have with respect to indemnification or contribution pursuant to the Merger Agreement, the Separation and Distribution Agreement or otherwise for claims brought against the parties by third persons; and

•	any liability for fraud or willful misconduct.

In addition, nothing will release Tyco from (i) indemnifying any director, officer or employee of Tyco Flow Control who was a director, officer or employee of Tyco or any of its affiliates on or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations or (ii) any liability owed to Pentair pursuant to the Merger Agreement.

Under the Separation and Distribution Agreement, Tyco agreed to indemnify, defend and hold harmless Tyco Flow Control from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities retained or allegedly retained by Tyco, including, after the Distribution, the failure of Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries) to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities; (b) any breach by Tyco Flow Control of any provision of the Separation and Distribution Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; and (c) any breach by Tyco or any of its affiliates (including Tyco Flow Control other than with respect to any post-closing obligation of Tyco Flow Control) of any covenant, or inaccuracy of any representation and warranty made by Tyco, in the Merger Agreement that survives the closing of the Merger.

Under the Separation and Distribution Agreement, Tyco Flow Control agreed to indemnify, defend and hold harmless Tyco and its subsidiaries (including ADT) from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities of Tyco’s flow control business or alleged liabilities, including, after the Distribution, the failure of Tyco Flow Control or any of its subsidiaries to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities; (b) any breach by Tyco of any provision of the Separation and Distribution Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; and (c) any breach by Pentair or any of its affiliates of any covenant, or inaccuracy of any representation and warranty made by Tyco, in the Merger Agreement that survives the closing of the Merger.

Under the Separation and Distribution Agreement, ADT agreed to indemnify, defend and hold harmless Tyco and its subsidiaries (other than Tyco Flow Control and its subsidiaries) and Tyco Flow Control and its subsidiaries from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with certain specified sections of the Separation and Distribution Agreement to which it is a party.

Each of Tyco and Tyco Flow Control agreed to indemnify, defend and hold harmless ADT and its subsidiaries from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with such specified sections of the Separation and Distribution Agreement.

Tyco Flow Control Stock and Incentive Plan

The Separation and Distribution Agreement provides that, prior to the spin-off, Tyco will cause Tyco Flow Control to adopt an equity compensation plan for the benefit of the employees of Tyco Flow Control, which will be in a form agreed to by the parties within 90 days following the date of the Separation and Distribution Agreement. In the event that, after reasonable consultation between the parties, the parties are unable to agree on the form of the equity compensation plan, the form of such plan will be based on Pentair’s 2008 Omnibus Stock Incentive Plan.

Non-Solicitation and Non-Competition

For two years after the Distribution, Tyco, ADT, Tyco Flow Control, Pentair and their subsidiaries must refrain from, either directly or indirectly, hiring employees or independent contractors of another party at or above a specified management level (a “Restricted Person”) without the prior written consent of the Senior Vice President for Human Resources of such party. In addition, for two years after the Distribution, Tyco, ADT, Tyco Flow Control and Pentair must refrain from, either directly or indirectly, soliciting, aiding or inducing any Restricted Person to leave his employment, provided that any general solicitation through advertisements and search firms not specifically directed at employees of the party are permitted, so long as the soliciting party has not encouraged or advised such employment firm to approach any such employee.

For three years following the consummation of the Transactions, neither Tyco, ADT and their subsidiaries, on one hand, nor Tyco Flow Control, on the other hand, may establish or acquire any new businesses that involve the sale of products or the provision of services that compete with the business of Tyco and ADT, on one hand, or the business of Tyco Flow Control, on the other hand, subject to certain exceptions, including for ownership of securities in entities at various specified thresholds.

Employee Matters

The Separation and Distribution Agreement sets forth the agreements between Tyco and Tyco Flow Control as to certain employee compensation and benefit matters. In general, employees of Tyco Flow Control participate in various Tyco retirement, health and welfare and other employee benefit plans. After the Distribution, it is anticipated that employees of Tyco Flow Control will generally participate in similar plans and arrangements established and maintained by Tyco Flow Control. Except as expressly provided in the Separation and Distribution Agreement, Tyco Flow Control employees will immediately cease active participation in Tyco benefit plans.

Conversion of Equity Awards

Options to purchase Tyco common shares (“Tyco Options”), restricted stock units with respect to Tyco common shares (“Tyco RSUs”) and performance share units with respect to Tyco common shares (“Tyco PSUs” and, together with Tyco Options and Tyco RSUs, “Tyco Equity Awards”) have been granted to various Tyco employees, including employees in Tyco’s flow control business who will become officers and employees of Tyco Flow Control following the spin-off.

Under the terms of the stock and incentive plans under which the outstanding Tyco Equity Awards were issued, the Tyco Compensation Committee has the authority to make equitable adjustments to outstanding Tyco Equity Awards in the event of certain transactions, including the distribution of our common shares in connection with the spin-off. Accordingly, the Tyco Compensation Committee has authorized that various adjustments be made to outstanding Tyco Equity Awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Tyco Equity Awards following the spin-off, as discussed below. These adjustments will be made in the same manner for all employees of Tyco who will become employees of Tyco Flow Control who hold Tyco Equity Awards. Any options to purchase, or awards relating to, our common stock issued in connection with such adjustments will be our obligations.

We intend to file a registration statement with respect to shares of our common stock issuable upon exercise, or vesting, of the equity awards that we issue, as soon as practicable following the effective date of the Distribution.

Treatment of Tyco Options

Each Tyco Option that is held, as of the Distribution, by a Tyco employee who will become an employee of Tyco Flow Control following the spin-off (other than a Tyco Option held by a Tyco corporate-level employee that was granted prior to October 12, 2011), will be converted into an option to acquire Tyco Flow Control common shares, in the following manner:

•

each converted option will be exercisable for a number of Tyco Flow Control common shares determined by multiplying the number of Tyco common shares for which the option is exercisable by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution, and the denominator of which is the when-issued closing trading price of Tyco Flow Control common stock on the NYSE on the last trading day immediately prior to the Distribution (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Distribution), rounded down to the nearest whole share; and

•

each converted option will have an exercise price equal to the exercise price of the applicable Tyco Option prior to the Distribution multiplied by a fraction, the numerator of which is the when-issued closing trading price of Tyco Flow Control common stock on the NYSE on the last trading day immediately prior to the Distribution (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Distribution) and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution, rounded up to the nearest hundredth of a cent.

Each Tyco Option that was granted prior to October 12, 2011, and that is held, as of the Distribution, by a Tyco director or by certain specified corporate-level employees of Tyco who will not become employees of Tyco Flow Control following the spin-off, will be converted into an option to separately acquire an equal number of Tyco Flow Control common shares and Tyco common shares, and, assuming the ADT Distribution occurs simultaneously, ADT shares of common stock, in the following manner:

•	the adjusted number of shares subject to each option to acquire:

•

Tyco shares will be determined by multiplying the number of Tyco shares for which the Tyco Option is exercisable by a fraction, the numerator of which is the aggregate spread of the original Tyco Option, calculated by reference to the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution, and the denominator of which is the sum of (a) the ex-distribution closing trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distributions minus the adjusted exercise price for Tyco options described below, (b) the product of (1) the when-issued closing trading price of Tyco Flow Control common shares on the NYSE on the last trading day immediately prior to the Distributions (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Distributions) minus the adjusted exercise price for Tyco Flow Control options described below and (2) the distribution ratio for shares of Tyco Flow

Control (which shall be determined on the distribution date), and (c) the product of (1) the when-issued closing trading price of ADT shares of common stock on the NYSE on the last trading day immediately prior to the Distributions minus the adjusted exercise price for ADT options described below and (2) the distribution ratio for shares of ADT of 0.5 (based on one share of ADT common stock for every two shares of Tyco common stock outstanding as of the record date), rounded down to the nearest whole share;

•

Tyco Flow Control shares will be determined by multiplying the number of Tyco shares subject to the converted option by the distribution ratio for shares of Tyco Flow Control (which shall be determined on the distribution date); and

•

ADT shares will be determined by multiplying the number of Tyco shares subject to the converted option by the distribution ratio for shares of ADT of 0.5 (based on one share of ADT common stock for every two shares of Tyco common stock outstanding as of the record date).

•	each converted option will have an exercise price as follows:

•

the exercise price of each Tyco Flow Control option will be equal to the exercise price of the applicable Tyco Option prior to the Distribution multiplied by a fraction, the numerator of which is the when-issued closing trading price of Tyco Flow Control common shares on the NYSE on the last trading day immediately prior to the Distribution (or, in the absence of a when-issued trading market, the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Distribution) and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution, rounded up to the nearest hundredth of a cent;

•

the exercise price of each ADT option will be equal to the exercise price of the applicable Tyco Option prior to the ADT Distribution multiplied by a fraction, the numerator of which is the when-issued closing trading price of ADT common shares on the NYSE on the last trading day immediately prior to the ADT Distribution and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the ADT Distribution, rounded up to the nearest hundredth of a cent;

•

and the exercise price of each Tyco option will be equal to the exercise price of the Tyco option prior to the Distributions multiplied by a fraction, the numerator of which is the ex-distribution closing trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distributions and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distributions, rounded up to the nearest hundredth of a cent.

Each converted option will take into account all employment with both Tyco and Tyco Flow Control for purposes of determining when the option vests and terminates.

Treatment of Tyco RSUs

Except as provided below, each Tyco RSU that was granted on or after October 12, 2011, and that is held, as of the Distribution, by a Tyco employee who will become an employee of Tyco Flow Control following the spin-off, will be converted into a number of Tyco Flow Control restricted stock units determined by multiplying the number of Tyco RSUs by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution and the denominator of which is the when-issued closing trading price of Tyco Flow Control common stock on the NYSE on the last trading day immediately prior to the Distribution (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Distribution).

Each Tyco RSU that (i) was granted prior to October 12, 2011 and that is outstanding as of the Distribution or (ii) that is held by former Tyco employees or former members of the Tyco board of directors who no longer serve on Tyco’s board of directors as of the spin-off will be converted into the right to receive, in addition to the Tyco RSUs, an additional award of ADT restricted stock units and Tyco Flow Control restricted stock units. The number of additional restricted stock units of ADT and Tyco Flow Control will equal the number of common shares that the holder thereof would be entitled to if such restricted stock units were with respect to Tyco common shares.

The Distribution will not have any other effect on the Tyco RSUs being converted to ADT, Tyco Flow Control or new Tyco restricted stock units, as applicable, and such converted restricted stock units will be subject to the same terms and conditions as apply to Tyco RSUs. Each converted restricted stock unit will take into account all employment with both Tyco and Tyco Flow Control for purposes of determining when the award vests. Fractional restricted stock units will be adjusted or compensated by the Tyco Compensation Committee as appropriate in the sole discretion of the Tyco Compensation Committee.

Treatment of Tyco PSUs

Each Tyco PSU outstanding as of June 29, 2012 that is held by a Tyco employee who will become an employee of Tyco Flow Control following the spin-off, will be converted into Tyco restricted stock units based on performance results through June 29, 2012. The resulting Tyco RSUs held as of the Distribution will then be converted into the right to receive a number of Tyco Flow Control RSUs determined by multiplying the number of such Tyco RSUs by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distribution and the denominator of which is the when-issued closing trading price of Tyco Flow Control common stock on the NYSE on the last trading day immediately prior to the Distribution (or, in the absence of a when-issued trading market with respect to Tyco Flow Control, the closing price of Pentair common shares on the last trading day immediately prior to the Distribution), rounded down to the nearest whole share. The Tyco Compensation Committee will determine the level of performance attained with respect to the Tyco PSUs that convert into Tyco RSUs as of June 29, 2012.

Each Tyco PSU (i) that was granted prior to October 12, 2011, and that is held, as of June 29, 2012, by certain specified corporate-level employees of Tyco who will not become employees of Tyco Flow Control following the spin-off or (ii) that is held by former Tyco employees will be converted into Tyco RSUs based on performance results through June 29, 2012. As of the distribution date, such Tyco RSUs will be converted into the right to receive the same number of Tyco restricted stock units and an additional award of ADT restricted stock units and Tyco Flow Control restricted stock units. The number of additional restricted stock units of ADT and Tyco Flow Control will equal the number of common shares that the holder thereof would be entitled to if such restricted stock units were with respect to Tyco common shares.

The Tyco PSUs that are ultimately converted into Tyco Flow Control restricted stock units will have a vesting period that is identical to the vesting period for the Tyco PSUs (generally, three years from grant date), and will take into account all employment with Tyco and Tyco Flow Control for these purposes. All other terms and conditions of the converted awards will be equivalent to those that apply to Tyco PSUs. Fractional shares will be adjusted or compensated by the Tyco Compensation Committee as appropriate in the sole discretion of the Tyco Compensation Committee.

Exchange of Information

Tyco Flow Control and Tyco have agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. Tyco Flow Control, ADT and Tyco have also agreed to retain such information until the latest of (i) seven years following the distribution date or (ii) the date on which such records are no longer required to be retained pursuant to each party’s applicable record retention policy and schedules as in effect immediately prior to the distribution date.

Conditions and Termination

Under the terms of the Separation and Distribution Agreement, the consummation of the Distribution is conditioned upon (i) the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Distribution) and (ii) each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the Merger has been satisfied or waived and that it is prepared to proceed with the Merger. For a more detailed description of the Merger conditions see “The Merger Agreement—Conditions to the Completion of the Merger.”

The Separation and Distribution Agreement provides that prior to the distribution date it may be terminated by the mutual consent of Tyco, Tyco Flow Control and ADT, but only in the event that the Merger Agreement has been terminated pursuant to its terms.

Parties in Interest

The Separation and Distribution Agreement provides that Pentair is a third party beneficiary and that the Separation and Distribution Agreement may not be amended, and the rights under the Separation and Distribution Agreement may not be waived, without the prior written consent of Pentair. In addition, under the Merger Agreement, Tyco and Tyco Flow Control are obligated to keep Pentair reasonably informed of its progress in obtaining any necessary or advisable consents or governmental approvals, and other aspects of the spin-off and Distribution.

Transition Services Agreement

We intend to enter into a transition services agreement with Tyco in connection with the Transactions (the “Transition Services Agreement”). Pursuant to this agreement, we and Tyco will provide to each other certain transition services from the period beginning on or prior to the distribution date and generally ending within two years after the commencement of such services, subject in certain cases to the right of the service recipient to terminate services early. The transition services to be provided under the agreement are intended to facilitate our orderly and efficient separation from Tyco’s remaining businesses. The fees payable by a service recipient under the agreement are on an arm’s length basis and generally based on the cost of the service provided plus associated taxes, costs and expenses.

Tax Sharing Agreement

Prior to the Distribution, Tyco Flow Control intends to enter into the 2012 Tax Sharing Agreement with Tyco and ADT that will govern the respective rights, responsibilities and obligations of Tyco, ADT and Tyco Flow Control after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns. Because certain of Tyco Flow Control’s subsidiaries are members of one of Tyco’s U.S. consolidated groups, it has (and will continue to have following the spin-off) several liability with Tyco to the IRS for the consolidated U.S. federal income taxes of such consolidated group relating to the taxable periods in which its subsidiaries were part of such consolidated group. We expect that the 2012 Tax Sharing Agreement will provide that Tyco Flow Control, Tyco and ADT will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to Tyco Flow Control’s, Tyco’s and ADT’s U.S. income tax returns, and (ii) payments required to be made by Tyco with respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. Tyco Flow Control and ADT will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities. Tyco Flow Control, ADT and Tyco will share 20%, 27.5% and 52.5%, respectively, of Shared Tax Liabilities above $725 million.

In the event the Distribution, the ADT Distribution, or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distributions by us, ADT or Tyco, the party responsible for such failure would be responsible for all taxes imposed on us, ADT or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the ADT Distribution, or any internal transaction that was intended to be tax-free, is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distributions by us, ADT or Tyco, then we, ADT and Tyco would be responsible for any Distribution Taxes imposed on us, ADT or Tyco as a result of such determination in the same manner and in the same proportions as we share Shared Tax Liabilities. ADT will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Brink’s Home Security Holdings, Inc. (“BHS”) in May 2010, including any liability of BHS under the tax sharing agreement between BHS and The Brink’s Company dated October 31, 2008 (collectively, the “BHS Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes and BHS Tax Liabilities will generally be shared 20% by Tyco Flow Control, 27.5% by ADT and 52.5% by Tyco. Tyco Flow Control is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and ADT are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the Distribution Taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Tyco’s and ADT’s tax liabilities.

Each of Tyco Flow Control, Tyco and ADT will agree to indemnify the other two parties against any amounts paid by such other parties pursuant to the 2012 Tax Sharing Agreement and with respect to which such paying parties are not responsible pursuant to the 2012 Tax Sharing Agreement. Though valid as between the parties, the 2012 Tax Sharing Agreement will not be binding on the IRS.

Under the 2012 Tax Sharing Agreement, there will be restrictions on our ability to take actions that could cause the Distribution or certain internal transactions undertaken in anticipation of the Distribution to fail to qualify for favorable treatment under the Code, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares (when combined with any other changes in ownership of its shares), a redemption of equity securities, a sale or other disposition of more than 35% of our assets or engaging in certain internal transactions. These restrictions will apply for the two-year period after the Distribution, unless, for certain transactions, we obtain the consent of Tyco and ADT or we obtain a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Distribution or the internal transactions undertaken in anticipation of the Distribution to fail to qualify for favorable treatment under the Code, and such letter ruling or opinion, as the case may be, is acceptable to Tyco and ADT. Moreover, the 2012 Tax Sharing Agreement will also provide that we are responsible for any taxes imposed on Tyco, ADT or any of their affiliates as a result of the failure of the Distribution or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain post-Distribution actions taken by or in respect of us, any of our affiliates or our shareholders, regardless of whether the actions occur more than two years after the Distribution, Tyco and ADT consent to such actions or we obtain a favorable letter ruling or opinion of tax counsel as described above. For example, we would be responsible for a third party’s acquisition of us at a time and in a manner that would cause such failure. These restrictions may prevent us from entering into transactions which might be advantageous to us or our shareholders.

Transitional Trademark License Agreements

GRINNELL Trademarks

Prior to the spin-off, Tyco Flow Control will enter into a Transitional Trademark License Agreement (“Grinnell TTLA”) with Grinnell, LLC, an indirect wholly-owned subsidiary of Tyco (“Grinnell”). The license will allow Tyco Flow Control to use certain trademarks, including GRINNELL FLOW CONTROL, GRINNELLONLINE.COM and a stylized version of the Grinnell mark (the “Grinnell TTLA Licensed Marks”) effective at the time of the Distribution and for a period of 5 years thereafter, subject to certain termination provisions. Grinnell will grant to Tyco Flow Control a fully paid-up, worldwide license to use the Grinnell TTLA Licensed Marks for specified activities related to the existing operations of Tyco’s flow control business.

Tyco Flow Control may not assign the Grinnell TTLA without the prior written consent of Grinnell in its sole discretion, and such consent shall be required in connection with a merger, change of control, reorganization, assumption in bankruptcy or equity or asset sale.

TYCO Trademarks

Prior to the spin-off, Tyco Flow Control will enter into a Transitional Trademark License Agreement (“Tyco TTLA”) with Tyco International Services Holding GmbH, an indirect wholly-owned subsidiary of Tyco (“Tyco Services”). The license will allow Tyco Flow Control to use certain trademarks that contain the Tyco name and were used in Tyco’s flow control business on or prior to the Distribution, including TYCO THERMAL CONTROLS and TYCO FLOW CONTROL (the “Tyco TTLA Licensed Marks”) effective at the time of the Distribution and for a period of 2 years, thereafter, subject to certain termination provisions. Tyco Services will grant to Tyco Flow Control a fully paid-up, worldwide license to use the Tyco TTLA Licensed Marks for specified industrial flow control products and services, including the design, manufacture and servicing of engineered valves, actuation and controls, electric heat management solutions and water transmission and distribution products and services sold or provided by Tyco’s flow control business’ existing operations.

Tyco Flow Control may not assign the Tyco TTLA without the prior written consent of Tyco Services in its sole discretion, and such consent shall be required in connection with a merger, change of control, reorganization, assumption in bankruptcy or equity or asset sale.

DIVIDEND POLICY

It is expected that Tyco Flow Control will initially pay a quarterly cash dividend of $0.22 per share. The Merger Agreement provides that Tyco, as the sole shareholder of Tyco Flow Control, will authorize the quarterly cash dividends to be paid prior to the 2013 Tyco Flow Control annual general meeting. Any dividend after that time that may be proposed by our board of directors will be subject to approval by our shareholders at our annual general meeting if and as proposed by our board of directors. Under Swiss law, our board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the dividend. However, whether our board of directors exercises its discretion to propose any dividends to holders of our common shares in the future will depend on many factors, including our financial condition, earnings, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. There can be no assurance that we will continue a dividend in the future. See “Description of Our Capital Stock—Dividends.”

CAPITALIZATION

The following table presents our capitalization as of March 30, 2012 on an unaudited historical basis and on an unaudited pro forma basis giving effect to the Transactions as if they occurred on March 30, 2012. This table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Tyco Flow Control,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Pentair,” our and Pentair’s combined financial statements and accompanying notes and “Selected Unaudited Pro Forma Condensed Combined Financial Data” and accompanying notes included elsewhere in this Prospectus.

	As of March 30, 2012
	(unaudited) ($ in millions)
	Actual	Pro Forma
Debt Outstanding:
Current maturities of long-term debt	$—	$1
Long-term debt, including allocated debt of $877	893	—
Long-term debt	—	1,684

Shareholders’ equity and parent company investment:
Common shares, par value per share	—	106
Contributed Surplus/Additional paid-in capital	—	4,881
Retained earnings	—	1,581
Parent company investment	2,574	—
Accumulated other comprehensive income	512	(192)
Noncontrolling interest	—	116

Total Capitalization (debt plus shareholders’ equity and parent company investment)	$3,979	$8,177

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR TYCO FLOW CONTROL

The following table sets forth our selected historical combined financial and other operating data. The historical selected combined financial and other operating data presented below have been prepared to include all of Tyco’s flow control business and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the six months ended March 30, 2012 and March 25, 2011 and the combined balance sheet data as of March 30, 2012 have been derived from our unaudited combined financial statements included elsewhere in this Prospectus. The combined statement of operations data set forth below for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from our audited combined financial statements included elsewhere in this Prospectus. The combined statement of operations data for the fiscal years ended September 26, 2008 and September 28, 2007 and the combined balance sheet data as of March 25, 2011, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from unaudited combined financial statements that are not included in this Prospectus presented below. The unaudited combined financial statements have been prepared according to U.S. GAAP on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Tyco Flow Control has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial and other operating data presented below should be read in conjunction with our combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tyco Flow Control.” Our combined financial data may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of our spin-off from Tyco.

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012(1)	March 25, 2011	September 30, 2011(1)(2)	September 24, 2010(1)	September 25, 2009(1)	September 26, 2008(1)	September 28, 2007(1)
	($ in millions)
Combined Statement of Operations Data:
Net revenue	$1,924	$1,634	$3,648	$3,381	$3,492	$3,936	$3,316
Gross profit	623	546	1,170	1,130	1,233	1,321	1,087
Operating income	192	119	306	331	451	512	298
Income from continuing operations	114	50	153	184	233	310	163
Income from discontinued operations, net of income taxes	—	168	172	17	29	341	38
Net income attributable to parent company equity	113	218	324	201	262	649	201

Combined Balance Sheet Data:
Total assets	$5,322	$4,609	$5,144	$4,682	$4,846	$5,157	$5,844
Long-term debt(3)(4)	893	795	876	689	856	693	768
Total liabilities(3)	2,142	1,953	2,132	2,045	2,126	2,277	2,746
Total parent company equity	3,086	2,656	2,919	2,637	2,719	2,879	3,067

Combined Other Operating Data:
Orders	$2,073	$1,750	$3,785	$3,200	$3,100	$4,354	$3,689
Backlog	$1,898	$1,654	$1,744	$1,581	$1,781	$1,994	$1,503

(1)

Income from continuing operations and net income attributable to parent company equity include $24 million and $27 million of corporate expense allocated from Tyco for the six months ended March 30, 2012 and March 25, 2011, respectively. Income from continuing operations and net income attributable to parent company equity include $52 million, $54 million, $55 million, $63 million and $59 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.

(2)

Income from continuing operations and net income attributable to parent company equity include a goodwill impairment charge of $35 million in our Water & Environmental Systems segment related to our Water Systems reporting unit.

(3)

Long-term debt and Total liabilities include $877 million and $776 million of allocated debt for the six months ended March 30, 2012 and March 25, 2011, respectively. Long-term debt and total liabilities include $859 million, $671 million, $836 million, $674 million and $763 million of allocated debt for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.

(4)	Amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly-traded company.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PENTAIR

The following table sets forth selected historical consolidated financial data of Pentair. The consolidated statement of operations data for the six months ended June 30, 2012 and July 2, 2011 and the consolidated balance sheet data as of June 30, 2012 and July 2, 2011 have been derived from Pentair’s unaudited consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 2011, December 31, 2010, December 31, 2009 and balance sheet data as of December 31, 2011 and December 31, 2010 are derived from Pentair’s audited consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 2008 and December 31, 2007 and the consolidated balance sheet data as of December 31, 2009, December 31, 2008 and December 31, 2007 are derived from Pentair’s audited consolidated financial statements that are not included in this Prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of Pentair’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

The selected historical consolidated financial and other operating data presented below should be read in conjunction with Pentair’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pentair” included elsewhere in this Prospectus. The Pentair consolidated financial data may not be indicative of future performance.

	Six Months Ended		Fiscal Year Ended
	June 30, 2012(1)	July 2, 2011(1)	December 31, 2011(1)(2)	December 31, 2010	December 31, 2009	December 31, 2008(3)	December 31, 2007(4)
	($ in millions, except per share data)
Statement of Income Data:
Net sales	$1,800	$1,700	$3,457	$3,031	$2,692	$3,352	$3,281
Operating income	203	196	169	334	220	325	379
Net Income from continuing operations attributable to Pentair, Inc.	133	117	34	198	116	256	212
Per Share Data:
Basic:
Earnings per share from continuing operations attributable to Pentair, Inc.	$1.34	$1.19	$0.35	$2.02	$1.19	$2.62	$2.15
Weighted average shares	99	98	98	98	97	98	99
Diluted:
Earnings per share from continuing operations attributable to Pentair, Inc.	$1.32	$1.17	$0.34	$2.00	$1.17	$2.59	$2.12
Weighted average shares	101	100	100	99	99	99	100
Cash dividends declared per common share	$0.44	$0.40	$0.80	$0.76	$0.72	$0.68	$0.60
Balance Sheet Data:
Total assets	$4,586	$5,052	$4,586	$3,974	$3,911	$4,053	$4,001
Total debt	1,235	1,407	1,309	707	806	954	1,061
Total shareholders’ equity	2,118	2,367	2,047	2,205	2,126	2,020	1,911

(1)	In May 2011, Pentair acquired as part of Water & Fluid Solutions, the Clean Process Technologies division of privately held Norit Holding B.V.
(2)	In the fourth quarter of 2011, Pentair recorded a pre-tax non-cash goodwill impairment charge of $200.5 million.
(3)	In June 2008, Pentair entered into a transaction with GE that was accounted for as an acquisition of an 80.1 percent ownership interest in GE’s global water softener and residential water filtration business in exchange for a 19.9 percent interest in Pentair’s global water softener and residential water filtration business. This transaction resulted in a pre-tax non-cash gain of $109.6 million.
(4)	In February and April 2007, Pentair acquired the outstanding shares of capital stock of Jung Pump and all of the capital interests of Porous Media, respectively, as part of Water & Fluid Solutions. In May 2007, Pentair acquired as part of Technical Products, the assets of Calmark.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2012 for Pentair and the six months ended March 30, 2012 for Tyco’s flow control business, and the fiscal year ended December 31, 2011 for Pentair and September 30, 2011 for Tyco’s flow control business combine the historical Consolidated Statements of Income of Pentair and the historical Combined Statements of Operations for Tyco’s flow control business, giving effect to the Transactions as if they had been consummated on January 1, 2011, the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical Consolidated Balance Sheets of Pentair as of June 30, 2012 and the historical Combined Balance Sheets of Tyco’s flow control business as of March 30, 2012, giving effect to the Transactions as if they had been consummated on June 30, 2012. The historical combined financial statements of Tyco’s flow control business have been adjusted to reflect certain reclassifications in order to conform with Pentair’s financial statement presentation.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Pentair considered the acquirer of Tyco’s flow control business. Accordingly, consideration given by Pentair to complete the Merger with Tyco’s flow control business will be allocated to assets and liabilities of Tyco’s flow control business based upon their estimated fair values as of the date of completion of the Transactions. As of the date of this Prospectus, Pentair has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Tyco’s flow control business’ assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Tyco’s flow control business’ accounting policies to Pentair’s accounting policies. A final determination of the fair value of Tyco’s flow control business’ assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Tyco’s flow control business that exist as of the date of completion of the Merger and, therefore, cannot be made prior to the completion of the Transactions. In addition, the value of the consideration to be given by Pentair to complete the Merger will be determined based on the trading price of Pentair’s common shares at the time of the completion of the Merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Pentair estimated the fair value of assets and liabilities of Tyco’s flow control business based on discussions with Tyco’s flow control business’ management, preliminary valuation studies, due diligence and information presented in public filings. Until the Merger is completed, both companies are limited in their ability to share information. Upon completion of the Merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of income. There can be no assurance that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with the respective audited and unaudited consolidated financial statements of Pentair and the historical combined financial statements of Tyco’s flow control business for the fiscal year ended December 31, 2011 and September 30, 2011, respectively, and for the six months ended June 30, 2012 and six months ended March 30, 2012, respectively, which are included in this Prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Tyco Flow Control would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Tyco Flow Control expects to incur significant costs associated with integrating of the operations of Pentair and Tyco’s flow control business. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Historical As of
In millions	Pentair June 30, 2012	Tyco Flow Control Business March 30, 2012	Pro Forma Adjustments		Pro Forma Condensed Combined
Assets
Current assets
Cash and cash equivalents	$61	$197	$(72)	a	$125
			(61)	a
Accounts and notes receivable, net	572	705	2	b	1,279
Inventories	460	873	101	c	1,434
Deferred tax assets	59	79	—		138
Prepaid expenses and other current assets	124	187	—		311

Total current assets	1,276	2,041	(30)		3,287
Property, plant and equipment, net	381	626	125	d	1,132

Other assets
Goodwill	2,255	2,139	(2,139)	e	4,336
			2,081	e
Intangibles, net	571	121	(121)	f	1,956
			1,385	f
Other	103	395	6	g	504

Total other assets	2,929	2,655	1,212		6,796

Total assets	$4,586	$5,322	$1,307		$11,215

Liabilities and Shareholders’ Equity and Parent Company Investment
Current liabilities
Current maturities of long-term debt	$1	$—	$—		$1
Accounts payable	288	369	—		657
Accrued and other current liabilities	373	490	(49)	h	814

Total current liabilities	662	859	(49)		1,472

Other liabilities
Long-term debt	1,234	893	(443)	i	1,684
Other non-current liabilities	572	390	511	j	1,473

Total liabilities	2,468	2,142	19		4,629
Redeemable noncontrolling interest	—	94	—		94

Shareholders’ equity and parent company investment	2,118	3,086	(3,086)	k	6,492
			4,461	k
			(87)	k

Total liabilities and shareholders’ equity and parent company investment	$4,586	$5,322	$1,307		$11,215

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	Historical For the Six Months Ended
In millions, except per-share data	Pentair June 30, 2012	Tyco Flow Control Business March 30, 2012	Pro Forma Adjustments		Pro Forma Condensed Combined
Net sales	$1,800	$1,924	$—		$3,724
Cost of goods sold	1,207	1,301	(10)	l	2,533
			5	l
			30	l

Gross profit	593	623	(25)		1,191
Selling, general and administrative	348	431	12	m	791
Research and development	42	—	10	l	52

Operating income	203	192	(47)		348
Other (income) expense:
Equity (income) losses of unconsolidated subsidiaries	(2)	—	—		(2)
Net interest expense	31	19	(26)	n	27
			3	n

Income before income taxes and noncontrolling interest	174	173	(24)		323
Provision for income taxes	38	59	(8)	o	89

Net income before noncontrolling interest	136	114	(16)		234
Noncontrolling interest	3	1	—		4

Net income attributable to shareholders	$133	$113	$(16)		$230

Earnings per common share attributable to shareholders
Basic	$1.34				$1.09
Diluted	$1.32				$1.08
Weighted average common shares outstanding
Basic	99		112	p	211
Diluted	101		112	p	213

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	Historical For the Fiscal Year Ended
In millions, except per-share data	Pentair December 31, 2011	Tyco’s Flow Control Business September 30, 2011	Pro Forma Adjustments		Pro Forma Condensed Combined
Net sales	$3,457	$3,648	$—		$7,105
Cost of goods sold	2,383	2,478	(18)	l	4,914
			11	l
			60	l

Gross profit	1,074	1,170	(53)		2,191
Selling, general and administrative	626	829	81	m	1,536
Research and development	78	—	18	l	96
Goodwill impairment	201	35	—		236

Operating income	169	306	(152)		323
Other (income) expense:
Equity (income) losses of unconsolidated subsidiaries	(2)	—	—		(2)
Net interest expense	60	41	(51)	n	56
			6	n

Income from continuing operations before income taxes and noncontrolling interest	111	265	(107)		269
Provision for income taxes	73	112	(37)	o	148

Income from continuing operations	38	153	(70)		121
Noncontrolling interest	4	1	—		5

Net income from continuing operations attributable to shareholders	$34	$152	$(70)		$116

Earnings from continuing operations per common share attributable to shareholders
Basic	$0.35				$0.55
Diluted	$0.34				$0.55

Weighted average common shares outstanding
Basic	98		112	p	210
Diluted	100		112	p	212

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

Note 1. Basis of Presentation

On March 27, 2012, Tyco, Tyco Flow Control, Panthro Acquisition, Panthro Merger Sub and Pentair entered into the Merger Agreement under which Tyco Flow Control will combine with Pentair in a tax-free, all-stock merger. Prior to the closing of the Merger, Tyco will cause specified assets and liabilities used in Tyco’s flow control business to be conveyed to Tyco Flow Control. After such conveyance, Tyco will spin off Tyco Flow Control to Tyco shareholders by distributing all of the outstanding Tyco Flow Control common shares to Tyco shareholders. Immediately after the spin-off, Panthro Merger Sub, will merge with and into Pentair, with Pentair surviving the Merger as a wholly owned indirect subsidiary of Tyco Flow Control. As a result of the Merger, Pentair shareholders will receive Tyco Flow Control common shares. In connection with the Merger, it is currently expected, based on the exchange ratio formula set forth in the Merger Agreement and the number of outstanding Pentair common shares and Tyco common shares as of June 30, 2012, that Pentair shareholders will receive approximately 99,205,000 Tyco Flow Control common shares as a result of the transactions or one Tyco Flow Control common share for every one Pentair common share owned on the date of the Merger. However, no fractional shares of Tyco Flow Control common shares will be issued in the Merger. At the close of the Merger, Pentair shareholders will own approximately 47.5% of the common shares of Tyco Flow Control and Tyco shareholders approximately 52.5% of the Tyco Flow Control common shares on a fully diluted basis. It is anticipated that Tyco Flow Control common shares will be traded on the NYSE under the ticker symbol “PNR.”

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Pentair and Tyco’s flow control business, after giving effect to the Transactions and adjustments described in these notes, and are intended to reflect the impact of the Transactions on Tyco Flow Control’s consolidated financial statements. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or revenue synergies expect to result from the Transactions. In addition, throughout the periods covered by the Unaudited Pro Forma Condensed Combined Financial Statements, the operations of Tyco’s flow control business were conducted and accounted for as part of Tyco. These financial statements have been derived from Tyco is historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocation and estimates in these financial statements are based on assumptions that the management of Tyco’s flow control business believes are reasonable. The financial statements do not necessarily represent the financial position of the Tyco’s flow control business had it been operated as a separate independent entity

The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2012 combine Tyco’s flow control business’ unaudited historical Combined Statement of Income for the six months ended March 30, 2012 with Pentair’s unaudited historical Consolidated Statement of Income for the six months ended June 30, 2012, to reflect the Transactions as if they had occurred as of January 1, 2011. The Unaudited Pro Forma Condensed Combined Statements of Income for the fiscal year ended December 31, 2011 combine Tyco’s flow control business’ audited historical Combined Statement of Operations for the fiscal year ended September 30, 2011 with Pentair’s audited historical Consolidated Statement of Income for the fiscal year ended December 31, 2011, to reflect the Transactions as if they had occurred as of January 1, 2011. The Unaudited Pro Forma Condensed Combined Balance Sheet combines Tyco’s flow control business’ unaudited historical Combined Balance Sheet as of March 30, 2012 with Pentair’s unaudited historical Consolidated Balance Sheet as of June 30, 2012 to reflect the Transactions as if they had occurred as of June 30, 2012.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Pentair considered the accounting acquiror of Tyco’s flow control business. Accordingly, consideration given by Pentair to complete the Transactions will be allocated to assets and liabilities of Tyco’s flow control business based upon their estimated fair values as of the date of completion of the Transactions. As of the date of this Prospectus, Pentair has not completed the detailed valuation studies necessary to arrive at the required estimates of fair value of Tyco’s flow control business’ assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Tyco’s flow control business’ accounting policies to Pentair’s accounting policies. A final determination of the fair value of Tyco’s flow control business’ assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Tyco’s flow control business that exist as of the date of completion of the Merger and, therefore, cannot be made prior to the completion of the Transactions. In addition, the value of the consideration to be given by Pentair to complete the Transactions will be determined based on the trading price of Pentair’s common shares at the time of the completion of the Merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented above. Pentair estimated the fair value of Tyco’s flow control business’ assets and liabilities based on discussions with Tyco’s flow control business’ management, preliminary valuation studies, due diligence and information presented in public filings. Until the Transactions are completed, both companies are limited in their ability to share information. Upon completion of the Transactions, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the combined balance sheet and/or statement of income. There can be no assurance that such finalization will not result in material changes.

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable net assets acquired with the excess recorded as goodwill. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of approximately $4.5 billion. This amount was derived in accordance with the Merger Agreement, as described further below in note 2(k), based on the outstanding Pentair common shares and common stock equivalents and the closing price of Pentair common shares on July 20, 2012. The actual number of Tyco Flow Control common shares issued in the Transactions will be based upon the actual number of Pentair common shares outstanding when the Transactions close, and the valuation of those shares will be based on the trading price of Pentair common shares when the Transactions close. For each $1 change in the price of Pentair common shares, the estimated purchase price will increase or decrease by approximately $112 million, which would result in an increase or decrease to goodwill.

The preliminary estimated purchase price is allocated as follows:

(in millions)
Cash	$125
Accounts receivable	707
Inventories	974
Other current assets	266
Property, plant and equipment	751
Identifiable intangible assets	1,385
Other non-current assets	393
Goodwill	2,081
Current liabilities	(810)
Long-term debt	(416)
Other liabilities and deferred income taxes, including current	(995)

Total preliminary estimated purchase price	$4,461

Note 2. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the following adjustments:

(a) Cash and Cash Equivalents. Cash and cash equivalents have been adjusted for the following:

•	A $46.0 million increase for settlement of net receivables due from Tyco and its affiliates.

•

A $400.0 million increase from the proceeds raised from the debt issuance described in (i) below and assumed repayment of the long-term portion of debt of $518.0 million to result in Tyco Flow Control assumed net debt of $275.0 million (assumed debt of $400.0 million less assumed cash of $125.0 million) in accordance with the Merger Agreement and the Separation and Distribution Agreement.

A summary of these adjustments is as follows:

in millions
Settlement of accounts and notes receivable due from Tyco and affiliates	$2.0
Settlement of long-term receivables due from Tyco and affiliates	141.0
Settlement of accrued and other current liabilities due to Tyco and affiliates	(49.0)
Settlement other non-current liabilities due to Tyco and affiliates	(48.0)
Proceeds raised from assumed new debt	400.0
Repayment of long-term portion of debt	(518.0)

Total	$(72.0)

•

A $34 million increase in Pentair’s revolving credit facility for fees related to refinancing its existing revolving credit facility, issuance of $900.0 million in senior notes and a prepayment premium on private placement notes being refinanced.

•	An $11.0 million net decrease for the payment of fees associated with Pentair refinancing its existing revolving credit facility and issuance of $900.0 million in senior notes.

•	Payment of the remaining transaction costs and prepayment premium described in (k) below.

A summary of these adjustments is as follows:

(in millions)
Advance from revolving credit facility	34.0
Fees—refinancing of existing revolving credit facility and issuance of senior notes	(11.0)
Remaining transaction cost described in (k) below	(40.0)
Prepayment premium described in (k) below	(44.0)

Total	$(61.0)

(b) Accounts and Notes Receivable, net. Accounts and notes receivable, net have been adjusted as follows:

•	A $2.0 million decrease for settlement of Tyco’s flow control business receivables due from Tyco and its affiliates.

•

A $4.0 million increase relating to an income tax sharing receivable, as defined by the 2012 Tax Sharing Agreement that Tyco’s flow control business will enter into with Tyco. The amount is derived from tax liabilities that Tyco’s flow control business expects to pay but are indemnified by Tyco in accordance with the 2012 Tax Sharing Agreement. The actual amounts that Tyco’s flow control business may be entitled to receive under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

A summary of the adjustments is as follows:

in millions
Settlement of receivables due from Tyco and its affiliates	$(2.0)
Receivable related to the 2012 Tax Sharing Agreement	4.0

Total	$2.0

(c) Inventories. A $101.0 million increase in finished goods inventory to reflect the estimated fair value of Tyco’s flow control business’ inventories.

(d) Property, Plant and Equipment. A $125.0 million increase in property, plant and equipment ($105.0 million in plant and equipment and $20.0 million in property) to reflect the estimated fair value of Tyco’s flow control business’ property, plant and equipment. Plant and equipment are expected to be depreciated over a weighted average life of approximately 10 years.

For each $10.0 million adjustment to property, plant and equipment, assuming a weighted average useful life of 10 years, depreciation expense would increase or decrease by $1.0 million and $0.5 million for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.

(e) Goodwill. Represents the elimination of $2.1 billion of existing goodwill of Tyco’s flow control business and the assignment of $2.1 billion of goodwill attributable to the Merger.

(f) Intangible Assets. Represents the elimination of $121.0 million of existing intangible assets of Tyco’s flow control business and the recording of $1.4 billion identifiable intangibles assets attributable to the Merger.

The estimated intangible assets attributable to the Merger are comprised of the following:

	Amount	Annual Amortization Expense	Quarterly Amortization Expense	Estimated Weighted Average Life
	(in millions)
Indefinite lived intangible asset	$390.0	$—	$—	N/A
Definite lived intangible asset	875.0	87.5	21.9	10
Customer backlog	120.0	60.0	15.0	2

Total	$1,385.0	$147.5	$36.9

Indefinite lived intangible assets are expected to consist of trademarks and trade names and definite lived intangible assets are expected to consist of customer lists and developed technology.

Our estimated fair values for this pro forma presentation for trade names and developed technology were measured using the relief-from-royalty method. This method assumes the trade names and developed technology have value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. Significant assumptions required for this method are revenue growth rates for the related brands, the appropriate royalty rate and an appropriate discount rate.

Our estimated fair values for this pro forma presentation for customer lists and backlog were measured using the multi-period excess earnings method. The principle behind the multi-period excess earnings method is that the value of an intangible is equal to the present value for the incremental after-tax cash flows attributable only to the subject intangible asset. Significant assumptions required for this method are revenue growth rates and profitability related to customers, customer attrition rates and an appropriate discount rate.

For each $50.0 million adjustment to definite lived intangible assets, assuming a weighted average useful life of approximately 10 years, amortization expense would increase or decrease by $5.0 million and $2.5 million for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.

(g) Other. Other assets have been adjusted for the following:

•	A $141.0 million decrease for the settlement of various receivables due from Tyco and its affiliates.

•

An adjustment to reflect a $138.6 million increase to deferred tax assets for U.S. federal and certain foreign net operating loss carry-forwards and certain other foreign tax attributes that will be transferred to Tyco Flow Control upon separation.

•

A net adjustment of $8.0 million to reflect the fees associated with Pentair refinancing its existing revolving credit facility and issuance of $900.0 million in senior notes less the expense of capitalized fees associated with the existing revolving credit facility and private placement notes being refinanced. The expense for the fees associated with the existing revolving credit facility and private placement notes being refinanced are not included in the Unaudited Pro Forma Condensed Combined Statements of Income as they are non-recurring expenses.

A summary of the adjustments is as follows:

(in millions)
Settlement of long-term receivables due from Tyco and affiliates	$(141.0)
Adjustment to deferred taxes	138.6
Fees—Pentair’s new revolving credit facility	3.5
Fees—Pentair’s new senior notes	7.5
Fees—Pentair’s existing revolving credit facility and private placement notes	(3.0)

Total	$5.6

(h) Accrued and Other Current Liabilities A $49.0 million decrease for the settlement of various liabilities due to Tyco and its affiliates.

(i) Long-Term Debt. Long-term debt has been adjusted for the following:

•	Assumed settlement of $877.0 million of Tyco’s flow control business’ long-term debt, which represent amounts allocated by Tyco for carve-out purposes.

•

Adjustments required to result in Tyco Flow Control net debt of $275.0 million (assumed debt of $400.0 million less assumed cash of $125.0 million) in accordance with the Separation and Distribution Agreement. The assumed debt of $400 million is based on the assumption that Tyco Flow Control will have $125 million in cash and $400 million in new debt is needed to result in net indebtedness of $275 million as required by the Separation and Distribution Agreement. To the extent that Tyco Flow Control has more or less than $125 million in cash and cash equivalents (up to a maximum of $225 million), the new debt amount would also increase or decrease dollar for dollar up to a maximum of $500 million. It is planned that the required $400.0 million of new debt will be raised through a senior notes issuance aggregating $900.0 million. The additional $500.0 million will be used to refinance existing Pentair private placement notes.

•

A $34 million increase in Pentair’s revolving credit facility for fees related to the refinancing of its existing revolving credit facility, issuance of $900.0 million in senior notes and a prepayment premium on private placement notes being refinanced.

A summary of the adjustments is as follows:

(in millions)
Settlement of long-term debt due to Tyco and its affiliates	$(877.0)
New debt per Separation and Distribution Agreement	400.0
Refinancing of Pentair notes—existing private placement notes	(500.0)
Refinancing of Pentair notes—new senior notes	500.0
Pentair advance on revolving credit facility	34.0

Total	$(443.0)

(j) Other Non-Current Liabilities. Other non-current liabilities have been adjusted for the following:

•

A $13.0 million increase relating to an income tax sharing payable, as defined by the 2012 Tax Sharing Agreement that Tyco’s flow control business will enter into with Tyco. The actual amounts that Tyco’s flow control business may be obligated to pay under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

•	A $48.0 million decrease for the settlement of various liabilities due to Tyco and its affiliates.

•	An adjustment to reflect a $7.5 million increase to non-current income taxes payable for certain foreign income tax liabilities that will be transferred to Tyco Flow Control upon separation.

•

An adjustment to reflect a $25.0 million decrease to deferred tax liabilities for U.S. federal and certain foreign net operating loss carry-forwards that will be transferred to Tyco Flow Control upon separation.

•

An adjustment to deferred tax liabilities representing the deferred income tax liability based on the U.S. federal statutory rate of 35% multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, the U.S. federal statutory tax rate of 35% has been used. This does not reflect Tyco Flow Control’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company. The adjustment was calculated as follows:

(in millions)
Identifiable intangible assets	$1,385.0
Property, plant and equipment fair market value step-up	125.0
Inventory fair market value step-up	101.0

Total	1,611.0
Statutory tax rate	35.0%

Deferred tax liability adjustment	$563.9

A summary of the adjustments is as follows:

(in millions)
Adjustment to income taxes payable – tax sharing	$13.0
Settlement of liabilities due to Tyco and its affiliates	(48.0)
Adjustment to income taxes payable	7.5
Adjustment to deferred taxes – separation	(25.0)
Adjustment to deferred taxes – purchase accounting	563.9

Total	$511.4

(k) Shareholders’ Equity and Parent Company Investment. Shareholders’ equity and parent company investment has been adjusted for the following:

•	Elimination of Tyco Flow Control’s parent company investment of $3.1 billion.

•	Adjustment to reflect Merger consideration calculated as follows:

(in millions, except $ per share)
Pentair shares outstanding — diluted	101.51
Price per share of Pentair common share at July 20, 2012	$39.76

Pentair market value before Merger	$4,053.9
Pentair shareholders ownership after Merger	47.5%

Pentair market value after Merger	8,496.7
Less Pentair market value before Merger	(4,035.9)

Value of Tyco Flow Control shares issued	$4,460.8

•

A $40.0 million decrease to reflect estimated remaining transaction costs related to the Transactions. These represent estimated one-time investment banking, legal and professional fees and are not presented net of tax as they are believed to be nondeductible. Additionally, these costs are not included in the Unaudited Pro Forma Condensed Combined Statements of Income as they are non-recurring expenses.

•

In connection with Pentair refinancing $500.0 million of existing private placement notes, it will incur an estimated prepayment premium of $44.0 million, net of tax. The prepayment premium is not included in the Unaudited Pro Forma Condensed Combined Statements of Income as it is a non-recurring expense.

•

A $3.0 million decrease to reflect the expense associated with the remaining debt issuance costs for the existing revolving credit facility and private placement notes. The expense is not included in the Unaudited Pro Forma Condensed Combined Statements of Income as it is a non-recurring expense.

A summary of these adjustments is as follows:

(in millions)
Remaining transaction costs	(40.0)
Prepayment premium	(44.0)
Remaining debt issuance costs	(3.0)

Total	$(87.0)

The Unaudited Pro Forma Condensed Combined Income Statement reflects the following adjustments:

(l) Cost of Goods Sold.

•

A reclassification of $18.0 million for the year ended September 30, 2011 and $10.0 million for the six months ended March 30, 2012 of Tyco’s flow control business’ research and development costs from Cost of goods sold to Research and development to conform with Pentair’s financial statement presentation.

•

An increase in depreciation expense of $10.5 million for the year ended December 31, 2011 and $5.3 million for the six months ended June 30, 2012 resulting from the increase in the value of the Tyco’s flow control business’ property, plant and equipment noted in (d) above.

•

An increase in amortization expense of $60.0 million for the year ended December 31, 2011 and $30.0 million for the six months ended June 30, 2012 resulting from the adjustment to customer backlog noted in (f) above.

(m) Selling, General and Administrative.

•

An increase in amortization expense of $81.0 million for the year ended December 31, 2011 and $35.8 million for the six months ended June 30, 2012 resulting from the adjustments to intangible assets noted in (f) above.

The following table summarizes the change in amortization expense:

(in millions)	Year ended December 31, 2011	Six Months ended June 30, 2012
New amortization expense	$87.5	$43.8
Existing amortization expense	6.5	8.0

Incremental amortization expense	$81.0	$35.8

•	Elimination of $17.9 million in Pentair one-time costs related to the Transactions incurred during the six months ended June 30, 2012.

•	Elimination of $6.0 million in Tyco’s flow control business one-time costs related to the Transactions.

A summary of the adjustments for the quarter are as follows:

(in millions)
Incremental amortization expense	$35.8
Elimination of Pentair one-time costs	(17.9)
Elimination of Tyco Flow Control one-time costs	(6.0)

Total	$11.9

(n) Interest Expense. Interest expense has been adjusted for the following:

•

To eliminate the interest expense allocated to the Tyco Flow Control Business for carve-out purposes of $51.0 million for the year ended September 30, 2011 and $26.0 million for the six months ended March 30, 2012.

•

To include an estimate for interest expense on the additional debt necessary to result in net debt of $275.0 million (assumed debt of $400.0 million less assumed cash of $125.0 million) per the Separation and Distribution Agreement and the interest rate differential on the refinancing of $500.0 million of Pentair private placement notes. The estimated interest expense was calculated as follows:

(in millions)
Additional debt—per agreements	$400.0
Refinanced debt	500.0

Total new debt	$900.0

		Year ended December 31, 2011	Six Months ended June 30, 2012
(in millions)
Composition of new debt and related interest expense:
New senior notes—5 year @ 3.0% interest rate	$300.0	$9.0	$4.5
New senior notes—10 year @ 4.0% interest rate	600.0	24.0	12.0

Total new debt	$900.0	33.0	16.5

Amortization—new debt issuance costs		1.6	0.8
Amortization—old debt issuance costs		(0.9)	(0.4)
Interest expense—refinanced private placement notes @ 5.6%		(27.9)	(13.9)

Pro forma interest expense adjustment		$5.8	$3.0

The interest rates on the new senior notes will be fixed rates. The 3.0% interest rate on the $300.0 million in 5 year senior notes and the 4.0% interest rate on the $600.0 million in 10 year senior notes are based on current market rates for fixed rate senior notes.

For each one-eighth of 1% (12.5 basis points) change in the estimated interest rate associated with the $900.0 million borrowing, interest expense would increase or decrease by $1.1 million and $0.6 million for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.

(o) Provision for Income Taxes. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, the U.S. federal statutory tax rate of 35% has been used. This does not reflect Tyco Flow Control’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company. The adjustment to the provision for income taxes is calculated as follows:

	Year ended December 31, 2011	Six Months ended June 30, 2012
(in millions)
Income before taxes and noncontrolling interest	$(106.5)	$(24.1)
Statutory income tax rate	35.0%	35.0%

Provision for income taxes	$(37.3)	$(8.4)

(p) Earnings per Share. The adjustment to the pro forma combined basic and diluted earnings per share for the six months ended June 30, 2012 and the year ended December 31, 2011 to reflect the impact of the Transactions are calculated as follows:

(in millions, except $ per share)
Pentair shares outstanding before Merger	101.5
Pentair shareholders ownership after Merger	47.5%

Pro forma total shares after Merger	213.7
Less Pentair shares outstanding before Merger	(101.5)

Pro forma shares issued to Tyco Flow Control shareholders	112.2

(q) Items Not Included. The following are material non-recurring charges related to the Transactions which are not included in the Unaudited Pro Forma Condensed Combined Statements of Income:

•

An estimated $101.0 million of amortization expense related to the estimated fair market value step-up of Tyco Flow Control’s finished goods inventory. The estimated fair market value step-up is considered nonrecurring as it would be amortized over the first inventory turn, which is estimated to be less than 12 months.

•	An estimated $57.5 million of one-time transaction costs related to the Transactions.

•	An estimated $19.6 million one-time charge for stock and other incentive compensation related to change-in-control provisions of the incentive awards.

•	An estimated $44.0 million one-time charge for a prepayment premium associated with refinancing $500.0 million of Pentair private placement notes.

•	A $3.0 million one-time charge for debt issuance cost related to the private placement notes being refinanced.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

Presented below are Pentair’s historical per share data for the six months ended June 30, 2012 and the year ended December 31, 2011 and Tyco Flow Control unaudited pro forma combined per share data for the six months ended June 30, 2012 and the year ended December 31, 2011. This information should be read together with the consolidated financial statements and related notes of Pentair are included elsewhere in this Prospectus and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 113. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results of the combined company. The historical book value per share is computed by dividing total stockholders’ equity for Pentair by the number of Pentair common shares outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of Tyco Flow Control common shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of Pentair common shares outstanding at the end of the respective periods.

Pentair Historical	Six Months Ended June 30, 2012	Fiscal Year Ended December 31, 2011
Earnings per share attributable to Pentair, Inc.:
Basic	$1.34	$0.35
Diluted	$1.32	$0.34
Book value per common share	$21.35	$20.76
Cash dividends	$0.44	$0.80

Pentair Unaudited Pro Forma Combined Amounts	Six Months Ended June 30, 2012	Fiscal Year Ended December 31, 2011
Earnings per share from continuing operations attributable to shareholders:
Basic	$1.09	$0.55
Diluted	$1.08	$0.55
Book value per common share	$30.71	N/A
Cash dividends	$0.44	$0.80

HISTORICAL MARKET PRICE AND DIVIDEND INFORMATION

Pentair common shares currently trade on the NYSE under the ticker symbol “PNR.” On March 27, 2012, the last trading day before the announcement of the signing of the Merger Agreement, the last sale price of Pentair common shares reported by the NYSE was $40.26. On August 1, 2012, the last practicable trading day for which information is available as of the date of this Prospectus, the last sale price of Pentair common shares reported by the NYSE was $43.07. The following table sets forth the high and low prices of Pentair common shares for the periods indicated. For current price information, Pentair shareholders are urged to consult publicly available sources.

	Pentair Common Shares
	High	Low	Dividends Declared
Calendar Year Ending December 31, 2012

Third Quarter (through July 24, 2012)	$42.44	$37.43	$0.22
Second Quarter	$47.59	$36.31	$0.22
First Quarter	$48.77	$33.88	$0.22

Calendar Year Ended December 31, 2011

Fourth Quarter	$38.62	$30.38	$0.20
Third Quarter	$42.43	$29.73	$0.20
Second Quarter	$41.38	$36.74	$0.20
First Quarter	$38.97	$34.85	$0.20

Calendar Year Ended December 31, 2010

Fourth Quarter	$37.22	$31.89	$0.19
Third Quarter	$35.68	$29.41	$0.19
Second Quarter	$39.32	$30.62	$0.19
First Quarter	$36.40	$29.55	$0.19

Market price data for Tyco Flow Control common shares has not been presented as Tyco Flow Control common shares do not trade separately from Tyco common shares.

There can be no assurance that Tyco Flow Control will continue a dividend in the future. See “Dividend Policy” for information regarding our anticipated dividends after the Transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF TYCO FLOW CONTROL

Introduction

The following information should be read in conjunction with the “Selected Historical Combined Financial Data for Tyco Flow Control” and our combined financial statements and related notes included elsewhere in this Prospectus. The following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

On September 19, 2011, Tyco announced plans for the complete legal and structural separation of its flow control business from Tyco. On March 28, 2012, Tyco announced that it, Tyco Flow Control, Panthro Acquisition, a wholly-owned subsidiary of Tyco Flow Control, and Panthro Merger Sub, a wholly-owned subsidiary of Panthro Acquisition, had entered into the Merger Agreement with Pentair, providing that immediately following the Distribution and on the terms and subject to the other conditions of the Merger Agreement, Panthro Merger Sub will merge with and into Pentair, with Pentair surviving the Merger as a wholly owned indirect subsidiary of Tyco Flow Control.

The spin-off will be completed through the pro rata distribution of Tyco Flow Control shares to Tyco shareholders as of the record date. After giving effect to the Transactions, Tyco shareholders as of the record date and their transferees will own approximately 52.5% of the common shares of Tyco Flow Control on a fully-diluted basis (excluding treasury shares). Tyco Flow Control will operate as an independent, publicly traded company that combines Tyco’s flow control business and Pentair’s business.

Prior to the spin-off, Tyco will complete the Internal Transactions as described in “The Separation and Distribution Agreement and the Ancillary Agreements.” Additionally, Tyco Flow Control and Tyco expect to enter into a series of agreements, including the Separation and Distribution Agreement, Transition Services Agreement, 2012 Tax Sharing Agreement and certain other commercial arrangements, which are also described in “The Separation and Distribution Agreement and the Ancillary Agreements.” Completion of the Transactions is subject to certain conditions, as described in “The Merger Agreement” and “The Separation and Distribution Agreement and the Ancillary Agreements—The Separation and Distribution Agreement—Conditions and Termination.”

The combined financial statements for Tyco Flow Control reflect all of the assets, liabilities, revenue and expenses directly associated with Tyco’s management and operation of its flow control business. In addition, certain general corporate overhead, other expenses and debt and related interest expense have been allocated by Tyco to Tyco Flow Control. Management believes such allocations are reasonable; however, they may not be indicative of the actual debt or expenses that Tyco Flow Control would have incurred had it been operating as an independent, publicly traded company for the periods presented, nor are they indicative of the costs that we will incur in the future. As a result, our financial statements may not be indicative of the financial position, results of operations and cash flows that we would have achieved had we operated as an independent entity for the periods presented. Tyco Flow Control has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were all 52-week years, while fiscal year 2011 was a 53-week year.

Executive Overview

Our Company

We are a global leader in the industrial flow control market. We specialize in the design, manufacture and servicing of highly engineered valves, actuation & controls, electric heat management solutions, and water transmission and distribution products. Our broad portfolio of products and services serves flow control needs primarily across the general process, oil & gas, water, power generation and mining industries. Our net revenue and operating income for fiscal year 2011 were $3.6 billion and $306 million, respectively.

We conduct our business through three reportable segments:

•

Our Valves & Controls segment is one of the world’s largest manufacturers of valves, actuators and controls. The segment’s leading products, services and solutions address many of the most challenging flow applications in the general process, oil & gas, power generation and mining industries. Net revenue for this segment in fiscal year 2011 was $2.2 billion, or 61% of our total net revenue.

•

Our Thermal Controls segment is a leading provider of complete electric heat management solutions, primarily for the oil & gas, general process and power generation industries. Net revenue for this segment in fiscal year 2011 was $734 million, or 20% of our total net revenue.

•

Our Water & Environmental Systems segment is a leading provider of large-scale water transmission and distribution products and water/wastewater systems in the Pacific and Southeast Asia regions. Net revenue for this segment in fiscal year 2011 was $699 million, or 19% of our total revenue.

We also provide general corporate services to our segments, the costs of which are reported as Corporate Expenses.

We sell our products through multiple channels based on local market conditions and demand. We serve our extensive global customer base through 45 major manufacturing locations and 93 after-market service centers around the world.

Our Markets

We define our markets based on the industries in which the end users of our products operate. We categorize our primary end-markets as general process, oil & gas, water, power generation, mining and other. We often sell our products to intermediaries (for example, distributors and agents) or subcontract our services. In these instances, we have less direct knowledge regarding the ultimate use of our products and services. As a result, our categorization of our revenue by industry may not precisely reflect the sources of our revenue. The following table sets forth our estimate of the percentage of revenue that we derived from the different end-markets we serve across all of our businesses for the periods presented.

Industry*	Revenue
	Fiscal Year 2011	Fiscal Year 2010
General Process	32%	30%
Oil & Gas	24%	24%
Water	16%	20%
Power Generation	14%	13%
Mining	7%	5%
Other	7%	8%

*	We define (i) the general process industries to include, the chemical and petrochemical processing, food and beverage, marine, pulp and paper, building service, defense, water (with respect to Valves & Controls only) and other smaller industries; (ii) the oil & gas industry to include exploration and production, gathering, processing, transportation and storage and refining and marketing; (iii) the water industries as primarily the water pipeline transmission and distribution sectors; (iv) the power generation industry as the coal, nuclear, natural gas and solar power generation sectors; (v) the mining industry as the extraction and processing of non-petroleum mineral resources, including coal, ferrous, non- ferrous, precious and specialty minerals; and (vi) other industries as consisting primarily of products and services sold to residential and commercial buildings and environmental projects.

We serve customers in almost 100 countries across both developed and emerging markets. Our revenue is geographically diversified: in fiscal year 2011, 31% was derived from customers in the Americas, 28% from Europe, Middle East and Africa (“EMEA”) and 41% from the Asia-Pacific region. We estimate that 24% of our fiscal year 2011 revenue was derived from customers in the emerging markets. Our customer base is also broadly diversified, with no single customer accounting for more than 5% of our revenue during fiscal year 2011. We present our geographic revenue in the footnotes based on the origin of the transaction as opposed to the location of the customer.

Demand for our offerings is primarily driven by our end users’ plans for capital investment in new projects and their expenditures for continuing maintenance. Such spending is, in turn, influenced by several factors, including general and industry-specific economic conditions, credit availability, expectations as to future market behavior, volatility in commodity prices and (in the case of customers that are governments or that rely on public funding) political factors.

Capital projects consist of new construction, increases in capacity and expansion upgrades, which may include engineering, design or installation work. For many of our customers, the decision to invest in a new capital project will be significantly influenced by demand expectations stemming from current and expected price levels for the products they process or the raw materials they use. Maintenance expenditures relate to the replacement or maintenance of products at existing sites; the repair, maintenance or testing of customer equipment; and orders for distributor stock. Compared with capital spending, maintenance expenditures tend to be more predictable in their level and timing and less dependent on macroeconomic factors, since maintenance requirements are primarily determined by planned schedules. However, unplanned events such as equipment failures, power outages and weather-related and other natural events can impact the level of maintenance spending as well. Planned maintenance expenditures are determined by the expected life span, utilization rate and reliability of equipment, while unplanned maintenance expenditures are event-driven.

Our large installed base of products, global reach, technical ability and overall reputation for quality have helped us build strong customer relationships that provide us with a competitive advantage in winning new installation work and capturing significant after-market revenue.

Our Thermal Controls and Water & Environmental Systems segments are characterized by two types of business, differentiated based on the size and frequency of orders: a “base business,” which consists of a large number of small- and medium-sized orders (generally less than $20 million) for products and services, and a “major capital project business,” which consists of a few large orders per year (generally more than $20 million) generated from major capital projects undertaken by our customers. Orders related to the base business typically convert to revenue within three months. Base business order activity is more consistent from period to period than is major capital project order activity, and is generally dependent on the overall level of economic activity in the end-markets we serve.

In our Thermal Controls segment, major capital project activity generally relates to our turnkey electric heat management services, for which projects can span more than one year. In our Water & Environmental Systems segment, major capital project activity typically relates to major infrastructure projects that can span several years. When a major capital project will start and when it will be completed are difficult to predict, and the number of major capital projects undertaken in any period depends on a variety of factors over which we have no control. Due to the size of these major capital projects, and the fact that it may take years for us to recognize revenue related to them, results in our Thermal Controls and Water & Environmental Systems segments can be subject to significant fluctuation depending on their presence or absence and the timing of the project. In our Thermal Controls segment, revenue derived from major capital project orders has accounted for an average of approximately 14% of segment revenue over the past three years. In our Water & Environmental Systems segment, revenue derived from such orders has accounted for an average of approximately 15% of segment revenue over the past three years.

2012 Company Outlook

We believe that our major end-markets have been and will continue to be attractive. Recently, they have demonstrated strong capital investment growth. For example, our oil & gas and mining end-markets have experienced compound annual growth rates (“CAGR”) of 5–6% over the past five years. Capital investment in the oil & gas and mining markets has tended to be driven by demand expectations related to energy use and commodity prices, while capital investment in the rest of our end-markets is more closely related to overall gross domestic product growth in the applicable region. We expect much of the growth in our end-markets to continue to be driven by economic expansion in emerging markets, where infrastructure-related capital investment has grown at a more than 20% CAGR over the past five years. We expect developed markets, on the other hand, to continue to be major sources of maintenance investment related to the large installed capital bases. Despite the overall strength of our end-markets, some of them have exhibited differing levels of volatility and may continue to do so over the medium and longer term. While we believe the general trends are robust, factors specific to each of our major end-markets may affect the capital spending plans of our customers.

Our Results of Operations

Throughout this discussion of our results of operations, we discuss the impact of fluctuations in non-U.S. currency exchange rates. We have calculated currency effects by translating current period results based on average rates in effect over the applicable period. Currency effects on backlog are calculated using the change in period-end exchange rates. Organic revenue growth (decline) is a non-U.S. GAAP measure and excludes the impact of acquisitions, divestitures, changes in currency exchange and certain other items (such as the effect of the 53rd week of operations in fiscal year 2011). Important disclosures related to organic revenue, including a reconciliation to U.S. GAAP net revenue, appear beginning on page 149.

Orders and Backlog

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Orders	$2,073	$1,750	$3,785	$3,200	$3,100
Backlog (end of period)	$1,898	$1,654	$1,744	$1,581	$1,781

Orders and backlog are reported at the undiscounted value of the revenue we expect to recognize when the related goods or services are delivered. We record and report an order upon receipt of a firm customer order that contractually covers the price, scope of products or services and delivery schedule that we are obligated to provide and the payment terms under which our customer is obligated to pay for such products or services.

The amount of orders that we report in a given period reflects the amount of new orders received during the period and the value of any changes to existing orders received during the period. These changes may include the cancellation of orders, a change in scope of products or services to be provided or a change in price. Orders from acquired businesses are included directly in backlog during the period when the acquisition closes and are not reflected in orders.

We define backlog at any point in time as the amount of revenue we expect to generate from all open orders. Most of our backlog typically converts to revenue in three to nine months, but a portion, particularly from orders for major capital projects, can take more than one year depending on the size and type of order. Orders can be cancelled, delayed or modified by our customers and therefore the size of our backlog is not necessarily a reliable predictor of future revenue.

Orders in the first six months of 2012 increased by $323 million, or 18.5%, as compared with the prior year period. Currency impacts were negligible. The increase in orders was primarily attributable to orders strength in the oil & gas and general process end-markets in our Valves & Controls segment and the booking of two mid-sized project orders in our Water & Environmental Systems segment.

Orders in fiscal year 2011 increased by $585 million, or 18.3%, as compared with fiscal year 2010. Excluding favorable currency effects of $180 million, orders increased by 12.7%. The increase in orders was primarily attributable to strength in our Valves & Controls segment driven by the strength of the general process and oil & gas end-markets. The increase was also attributable to the colder winter season in early fiscal year 2011, which resulted in an increase in Thermal Controls’ order activity in EMEA and North America. The remaining increase was due to Thermal Controls’ orders for a major capital project in North America. These increases were partially offset by the impact of a decline in orders in our Water & Environmental Systems segment due to weather-related delays for several projects in Australia.

Orders in fiscal year 2010 increased by $100 million, or 3.2%, as compared with fiscal year 2009. Excluding favorable currency effects of $203 million, orders declined by 3.3%, driven by a decrease in orders in our Valves & Controls segment attributable to lower capital spending due to adverse global economic conditions. The decreased orders in our Valves & Controls segment were partially offset by higher volume of orders in our Thermal Controls segment due to an increase in major capital project orders and by higher order levels in our Water & Environmental Systems segment.

Backlog of $1.9 billion at March 30, 2012 increased by $244 million, or 14.8%, as compared with March 25, 2011. Excluding an unfavorable currency impact of $35 million, backlog increased by 16.9% driven by the order strength in our end-markets discussed above and backlog acquired from the KEF Holdings Ltd. (“KEF”) acquisition, which closed in the fourth quarter of our 2011 fiscal year. Within the 12 months following March 30, 2012, we expect to ship approximately 90% of our March 30, 2012 backlog.

Backlog of $1.9 billion at March 30, 2012 increased by $154 million, or 8.8%, from September 30, 2011. Excluding favorable currency effects of $16 million, backlog increased 7.9% driven by increased order activity as discussed above.

Net Revenue

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Net Revenue	$1,924	$1,634	$3,648	$3,381	$3,492
Net Revenue Growth (Decline)	17.7%	N/A	7.9%	(3.2%)	N/A
Organic Revenue Growth (Decline)	15.5%	N/A	0.7%	(9.9%)	N/A

Net revenue in the first six months of 2012 increased by $290 million, or 17.7%, as compared with the comparable prior year period. Organic revenue growth was 15.5% and was primarily driven by increased shipments to the oil & gas and general process end-markets in our Valves & Controls segment and increased major capital project activity in our Thermal Controls segment. Overall net revenue included unfavorable currency effects of $4 million and a $43 million increase due to the net impact of acquisitions and divestitures.

Net revenue in fiscal year 2011 increased by $267 million, or 7.9%, as compared with fiscal year 2010. Organic revenue growth of 0.7% was primarily driven by an increase in sales in our Valves & Controls segment due to strength across all of our end-markets, increased product sales in North America and EMEA in our Thermal Controls segment due to the colder winter season in early fiscal year 2011, and increased activity related to a major capital project in our Thermal Controls segment that provides electric heat management services to a refinery in the United States. These increases were largely offset by a decrease in net revenue in our Water & Environmental Systems segment due to the completion of a major capital project that provided desalination services in Australia in the first quarter of fiscal year 2011, along with extreme weather conditions in Australia which adversely impacted sales in fiscal year 2011. The overall net revenue increase included favorable currency effects of $183 million, $17 million of revenue related to the net impact of acquisitions and divestitures and $45 million of revenue due to the impact of an additional week of operations due to the timing of our fiscal year 2011 end.

Net revenue in fiscal year 2010 decreased by $111 million, or 3.2%, as compared with fiscal year 2009. Organic revenue declined 9.9%, primarily driven by a significant decrease in sales across the end-markets served by our Valves & Controls segment due to adverse global economic conditions, partially offset by revenue from a major capital project in our Water & Environmental Systems segment that provided desalination services in Australia. Currency effects favorably impacted revenue by $216 million, while our acquisitions in Brazil during fiscal year 2010 partially offset the organic revenue decline.

Gross Profit and Gross Profit Margin

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Gross Profit	$623	$546	$1,170	$1,130	$1,233
Gross Profit Margin	32.4%	33.4%	32.1%	33.4%	35.3%

Gross profit in the first six months of 2012 increased by $77 million, or 14.1%, as compared with the same prior year period. The increase was primarily attributable to higher revenue in our Valves & Controls and Thermal Controls segments. The gross profit margin declined driven by unfavorable mix impact in our Valves & Controls and Thermal Controls segments as well as a loss provision related to a water project retained from a business previously divested.

Gross profit in fiscal year 2011 increased by $40 million, or 3.5%, as compared with fiscal year 2010. Excluding favorable currency effects of $56 million, gross profit decreased by $16 million, or 1.4%. These declines were driven by a decline in gross profit in our Water & Environmental Systems segment due to severe weather-related project delays, which led to unfavorable fixed cost absorption in manufacturing plants, and the absence of a major capital project that was completed in the first quarter of fiscal year 2011 that provided desalination services in Australia. Increased investments in our Valves & Controls segment also contributed to the gross profit decline. These two factors together accounted for 1.3% of the gross profit decline. These decreases were partially offset by strength in our Thermal Controls segment due to the colder winter season in early fiscal year 2011 and the work on a major capital project in North America that provides electric heat management services to a refinery in the United States.

Gross profit in fiscal year 2010 decreased by $103 million, or 8.4%, as compared with fiscal year 2009. Excluding the favorable currency effects of $65 million, gross profit decreased by $168 million, or 13.6%. The decrease was primarily attributable to the decrease in sales volume in our Valves & Controls segment due to adverse global economic conditions. To a lesser extent, the decrease was due to an adverse mix of work on some major capital projects in our Thermal Controls segment, which included lower margin labor construction work versus higher margin design and product delivery work, and the negative effects of a provision for an expected loss related to the completion a long-term construction contract in our Water & Environmental Systems segment, which together accounted for 1.9% of the gross profit decline.

Selling, General and Administrative Expense (“SG&A”)

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
SG&A	$430	$386	$825	$772	$767
SG&A as a percentage of net revenue	22.3%	23.6%	22.6%	22.8%	22.0%

SG&A in the first six months of 2012 increased by $44 million, or 11.4%, as compared with the comparable prior year period driven primarily by an increase in sales. SG&A as a percentage of revenue has declined, reflecting the positive impact of volume leverage across the business.

SG&A in fiscal year 2011 increased by $53 million, or 6.9%, as compared with fiscal year 2010. SG&A included an increase due to currency effects of $30 million, or 3.9%. Excluding currency effects, SG&A increased $23 million, or 3.0%. This increase was primarily attributable to increased volumes and investment in key markets.

SG&A in fiscal year 2010 increased by $5 million, or 0.7%, as compared with fiscal year 2009. SG&A included an increase due to currency effects of $33 million, or 4.3%. Excluding currency effects, SG&A decreased $28 million, or 3.7%. The decrease was driven by cost containment actions.

Operating Income

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Operating Income	$192	$119	$306	$331	$451
Operating Margin	10.0%	7.3%	8.4%	9.8%	12.9%

Operating income in the first six months of 2012 increased by $73 million, or 61.3%, as compared with the same prior year period. The increase was attributable to increased volume in our Valves & Controls and Thermal Controls segments discussed above and the absence of a $35 million impairment of goodwill related to our Water Systems reporting unit within our Water & Environmental Systems segment recorded in the first six months of fiscal year 2011. Operating margin increased by 2.7 percentage points.

Operating income in fiscal year 2011 decreased by $25 million, or 7.6%, as compared with fiscal year 2010. Excluding favorable currency effects of $22 million, or 6.6%, the decrease was $47 million, or 14.2%. That decrease was primarily attributable to a goodwill impairment of $35 million related to our Water Systems reporting unit, a reduction in volume and the impact of lower production in our Water & Environmental Systems segment. This was partially offset by an increase in sales volume in our Valves & Controls segment and in Thermal Controls in North America and EMEA related to the colder winter season in early fiscal year 2011 and lower restructuring expenses in our Valves & Controls segment. Operating margin decreased by 1.4 percentage points.

Operating income in fiscal year 2010 decreased by $120 million, or 26.6%, as compared with fiscal year 2009. Excluding favorable currency effects of $31 million, or 6.9%, the decrease was $151 million or 33.5%. That decrease was primarily attributable to the lower volumes in our Valves & Controls segment due to the negative impact to our end-markets from adverse global economic conditions, partially offset by a reduction in SG&A in our Valves & Controls segment, increased volume in our Thermal Controls and Water & Environmental Systems segments and restructuring and cost control actions taken in prior periods in our Water & Environmental Systems segment. Operating margin decreased by 3.1 percentage points.

Interest Expense and Interest Income

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Interest Expense	$(25)	$(24)	$(52)	$(55)	$(66)
Interest Income	$6	$6	$11	$5	$7

Interest Expense

Interest expense was $25 million in the first six months of 2012 as compared to $24 million in the first six months of 2011. Interest expense for the first six months of both 2012 and 2011 was allocated expense related to Tyco external debt.

Interest expense was $52 million in fiscal year 2011 as compared to $55 million in fiscal year 2010. Included in fiscal year 2011 was $50 million of allocated interest expense related to Tyco external debt compared to $53 million in fiscal year 2010.

Interest expense was $55 million in fiscal year 2010 as compared to $66 million in fiscal year 2009. Included in fiscal year 2010 was $53 million of allocated interest expense related to Tyco external debt compared to $61 million in fiscal year 2009.

Tax Expense and Tax Rate

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Income tax expense	$(59)	$(51)	$(112)	$(98)	$(159)
Effective tax rate	34.1%	50.5%	42.3%	34.8%	40.6%

Our effective income tax rate was 34.1% and 50.5% during the six months ended March 30, 2012 and March 25, 2011, respectively. The effective tax rate for the six months ended March 30, 2012 included the impact of a favorable audit resolution in a non-Swiss jurisdiction. The effective income tax rate for the six months ended March 25, 2011 included the impact of a loss driven by non-recurring goodwill impairment charges for which no tax benefit was available.

Our effective income tax rate was 42.3% and 34.8% in the fiscal years 2011 and 2010, respectively. The increase in our effective income tax rate was primarily the result of a loss driven by non-recurring goodwill impairment charges for which no tax benefit was available in fiscal year 2011 and a tax benefit realized in fiscal year 2010 in conjunction with restructuring activities. Our effective tax rate was 40.6% in fiscal year 2009. Taxes for fiscal year 2009 were increased by increased profitability in higher tax rate jurisdictions and tax expense recorded for anticipated nondeductible charges.

We expect our effective tax rate going forward to be approximately 25%. Our tax rate can vary from year to year due to discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors, such as the geographic mix of income before taxes.

Reportable Segments

We conduct our operations through three reportable segments based on the type of product and service offered by the segment and how we manage the business. The key operating results for our three reportable segments, Valves & Controls, Thermal Controls and Water & Environmental Systems, are discussed below.

Valves & Controls

Valves & Controls is our largest business segment, constituting approximately 61% of our revenue for our 2011 fiscal year. It is a global business and one of the world’s largest manufacturers of valves, actuators and controls. The majority of Valves & Controls’ products are longer-lead time, individually fabricated pieces of equipment that are custom-designed to serve a specific customer application. The time it takes for an order in our Valves & Controls segment to convert to revenue varies by product type and application but typically ranges between six and nine months with longer conversion times possible in the case of larger, more complex projects. The drivers of these conversion times usually include engineering design to meet customer specification, foundry supplier lead times for valve castings, custom machining for precise engineering specifications, final assembly, testing, customer inspection and transportation times. After-market service and MRO orders are generally shorter cycle and convert to revenue within 30 to 45 days.

	Valves & Controls
	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Orders	$1,259	$1,054	$2,333	$1,967	$1,980
Net Revenue	$1,166	$975	$2,215	$1,990	$2,279
Operating Income	$139	$106	$277	$248	$372
Operating Margin	11.9%	10.9%	12.5%	12.5%	16.3%
Backlog (end of period)	$1,386	$1,182	$1,302	$1,062	$1,101

Orders in the first six months of 2012 increased by $205 million, or 19.4%, as compared with the comparable prior year period. Excluding unfavorable currency effects of $10 million, orders increased by 20.4%. The increase in orders was primarily attributable to strength in the oil & gas and general process end-markets.

Orders in fiscal year 2011 increased by $366 million, or 18.6%, as compared with fiscal year 2010. Excluding favorable currency effects of $87 million, orders increased 14.2%. The increase in orders was primarily attributable to higher demand for our products in the general process, oil & gas and mining end-markets.

Orders in fiscal year 2010 decreased by $13 million, or 0.7%, as compared with fiscal year 2009. Excluding favorable currency effects of $75 million, orders decreased by 4.4% mainly driven by lower capital spending by our customers across the end-markets we serve due to adverse global economic conditions, partially offset by an increase in orders of $17 million due to acquisitions in Brazil.

Net revenue in the first six months of 2012 increased by $191 million, or 19.6%, as compared with the comparable prior year period. Organic revenue grew 15.4%, primarily due to strength in the oil & gas and general process end-markets. The increase in net revenue included a favorable impact of $53 million from the KEF acquisition and an unfavorable currency impact of $12 million.

Net revenue in fiscal year 2011 increased by $225 million, or 11.3%, as compared with fiscal year 2010. Organic revenue grew 4.7%, primarily attributable to strength across the general process, power generation and mining end-markets. The increase in net revenue included favorable currency effects of $88 million, $19 million of revenue related to acquisitions and $25 million of revenue due to the impact of an additional week of operations due to the timing of our 2011 fiscal year end.

Net revenue in fiscal year 2010 decreased by $289 million, or 12.7%, as compared with fiscal year 2009. Organic revenue declined by 16.6% driven by lower order rates and lower beginning backlog across all markets due to adverse economic conditions that negatively impacted capital spending by our customers. The increase in net revenue included favorable currency effects of $70 million and revenue of $20 million related to acquisitions.

Operating income in the first six months of 2012 increased by $33 million, or 31.1%, as compared with the comparable prior year period. Operating income included negligible currency effects. The increase in operating income was primarily driven by higher net revenue as discussed above and was partially offset by the impact of amortization of intangible assets related to the KEF acquisition. Operating margins improved by 1.0 percentage points.

Operating income in fiscal year 2011 increased by $29 million, or 11.7%, as compared with fiscal year 2010. The increase included a favorable currency effect of $17 million, or 6.9%. The remaining increase was primarily due to increased sales volume and lower restructuring expenses, which were partially offset by an increase in SG&A expense to support future growth in our key markets and acquisition related costs. Operating margins remained stable.

Operating income in fiscal year 2010 decreased by $124 million, or 33.3%, as compared with fiscal year 2009. Operating income included a favorable currency effect of $8 million, or 2.2%. The decrease was primarily attributable to the decrease in sales volume combined with an increase in restructuring expenses. Operating margins declined by 3.8 percentage points driven by the decline in sales volume.

Backlog of $1.4 billion as of March 30, 2012 represented an increase of $204 million, or 17.3%, as compared to March 25, 2011. Excluding an unfavorable currency effect of $41 million, backlog increased 20.7%. The increase was driven by increased order activity as discussed above and also additional backlog of $65 million from our acquisition of KEF.

Backlog of $1.4 billion as of March 30, 2012 represented an increase of $84 million or 6.5% as compared to September 30, 2011. Excluding an unfavorable currency effect of $6 million, backlog increased by 6.9%. The remaining increase was due to continued strength in our general process and oil & gas end-markets.

Thermal Controls

Our Thermal Controls segment is a leading provider of complete electric heat management solutions. It designs and manufactures heat tracing, floor and specialty heating, electronic controls, leak detection systems and fire and performance wiring products for industrial, commercial and residential use. As discussed under “—Our Markets,” Thermal Controls’ revenue comes from both base business and from major capital projects. Orders for base business typically convert to revenue within three months and have accounted for an average of 85% of Thermal Controls revenue over the past three years. Depending on the size, complexity and customer schedule for a major capital project, the project can last anywhere from a few months to a few years, which can significantly impact orders and revenue recognition in any given quarter or fiscal year over its duration. As a result the changes in orders from period to period may not be meaningful and have not been presented. The backlog amount and the content of the backlog are meaningful and are discussed below.

	Thermal Controls
	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Net Revenue	$436	$339	$734	$603	$576
Operating Income	$81	$63	$107	$74	$79
Operating Margin	18.6%	18.6%	14.6%	12.3%	13.7%
Backlog (end of period)	$146	$170	$170	$205	$268

Net revenue in the first six months of 2012 increased by $97 million, or 28.6%, as compared with the comparable prior year period. Organic revenue grew 29.5%, primarily attributable to a major capital project near the Gulf of Mexico and higher base business in North America. The effect of currency impacts was negligible.

Net revenue in fiscal year 2011 increased by $131 million, or 21.7%, as compared with fiscal year 2010. Organic revenue growth was 17.6%, primarily attributable to the colder winter season in fiscal year 2011, which resulted in stronger product sales in EMEA and North America, and the impact of major capital project activity in North America. The increase in net revenue included favorable currency effects of $18 million and $7 million of revenue due to the impact of an additional week of operations due to the timing of our 2011 fiscal year end.

Net revenue in fiscal year 2010 increased by $27 million, or 4.7%, as compared with fiscal year 2009. Organic revenue grew by 1.2% with net revenue in our major capital projects and base business remaining relatively stable. The increase in net revenue included favorable currency effects of $20 million.

Operating income in the first six months of 2012 increased by $18 million, or 28.6%, as compared with the comparable prior year period. The increase was driven by the higher net revenue discussed above. Operating margins remained consistent. The effect of currency impacts was negligible.

Operating income in fiscal year 2011 increased by $33 million, or 44.6%, as compared with fiscal year 2010. Excluding a favorable currency effect of $3 million, or 4.1%, the increase was primarily attributable to the strong performance of our products business in North America and EMEA and increased major capital project activity in North America. Operating margins improved by 2.3 percentage points driven by volume leverage and cost savings initiatives.

Operating income in fiscal year 2010 decreased by $5 million, or 6.3%, as compared with fiscal year 2009. Excluding a favorable currency effect of $4 million, or 5.1%, the decrease was primarily attributable to the timing and mix of work completed on some major capital projects, which included lower margin labor construction work versus higher margin design and product delivery. Operating margins declined 1.4 percentage points as explained above.

Backlog of $146 million at March 30, 2012 consisted of $115 million of orders related to base business and $31 million of orders related to major capital projects. Within the 12 months following March 30, 2012, we expect to ship 100% of our March 30, 2012 backlog.

Backlog of $170 million at September 30, 2011 consisted of $120 million of orders related to base business and $50 million of orders related to major capital projects. Within the 12 months following September 30, 2011, we expect to ship approximately 100% of our September 30, 2011 backlog.

Water & Environmental Systems

Water & Environmental Systems is a leading provider of large-scale water transmission and distribution products and water/wastewater systems in the Pacific and Southeast Asia region. The segment serves mainly regional governmental water authorities, industrial clients and the agricultural water sector, primarily in that region. It also specializes in the design and manufacture of environmental systems for both water and air applications in niche markets worldwide. As discussed under “—Our Markets,” Water & Environmental Systems’ revenue comes from both base business and from major capital projects. Orders for base business typically convert to revenue within three months and have accounted for an average of 85% of Water & Environmental System’s revenue over the past three years. Depending on the size, complexity and customer schedule for a major capital project, the project can last anywhere from a few months to over a year, which can significantly impact orders and revenue recognition in any given quarter or fiscal year over its duration. As a result the changes in orders from period to period, may not be meaningful and have not been presented. The backlog amount and the content of the backlog are meaningful and are discussed below.

	Water & Environmental Systems
	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Net Revenue	$322	$320	$699	$788	$637
Operating Income	$19	$(11)	$16	$100	$87
Operating Margin	5.9%	(3.4)%	2.3%	12.7%	13.7%
Backlog (end of period)	$366	$302	$272	$314	$412

Net revenue in the first six months of 2012 increased by $2 million, or 0.6%, as compared with the prior year period. Organic revenue increased by 0.3% driven by lower revenue in the prior year period due to the impact of weather and flooding on customer sites and the slow-down of project activity in the market during fiscal year 2011. The increase in net revenue included favorable currency effects of $11 million.

Net revenue in fiscal year 2011 decreased by $89 million, or 11.3%, as compared with fiscal year 2010. Organic revenue declined by 22.6% primarily attributable to a drop in revenue from the completion of the large desalinization project, the impact of weather and flooding on customer sites and the slow-down of project activity in the market. These impacts were partially offset by $13 million in revenue due to an extra week of operations due to the timing of our fiscal year 2011 end. The decrease in net revenue was partially offset by favorable currency effects of $77 million.

Net revenue in fiscal year 2010 increased by $151 million, or 23.7%, as compared with fiscal year 2009. Organic revenue grew 3.9% primarily attributable to revenue associated with the large desalinization project. The growth in net revenue included favorable currency effects of $126 million.

Operating income in the first six months of 2012 increased by $30 million, or 272.7%, as compared to the operating loss in the same prior year period. Operating income in the first six months of fiscal year 2011 was significantly impacted by a goodwill impairment charge of $35 million relating to our Water Systems reporting unit. Operating margin improved 9.3 percentage points due to the reasons discussed above. The effect of currency impacts was negligible.

Operating income in fiscal year 2011 decreased by $84 million, or 84.0%, as compared with fiscal year 2010. Operating income included favorable currency effects of $2 million, or 2.0%. Operating income in 2011 was significantly impacted by a goodwill impairment charge of $35 million relating to our Water Systems reporting unit. The remaining decrease was primarily attributable to extreme weather conditions which resulted in delays in projects and deliveries and the benefit to fiscal year 2010 earnings of the large scale water desalinization project. The above factors resulted in an operating margin decline of 10.4 percentage points.

Operating income in fiscal year 2010 increased by $13 million, or 14.9%, as compared with fiscal year 2009. Excluding favorable currency effects of approximately $19 million, or 21.8%, the decline in operating income was primarily due to margin erosion and the effects of an $18 million provision related to an expected loss related to completion of a long term construction project. The decline was partially offset by SG&A expense savings from restructuring and cost containment actions taken in prior periods. The above factors resulted in an operating margin decline of 1.0 percentage point.

Backlog of $366 million at March 30, 2012 consisted of $301 million of orders related to base business and $65 million of orders related to major capital projects. Within the 12 months following March 30, 2012, we expect to ship approximately 63% of our March 30, 2012 backlog.

Backlog of $272 million at September 30, 2011 all of which related to base business. Within the 12 months following September 30, 2011, we expect to ship approximately 52% of our September 30, 2011 backlog.

Corporate Expense

Corporate expense generally relates to the cost of our corporate headquarter functions.

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Corporate Expense	$(47)	$(39)	$(94)	$(91)	$(87)

Corporate expense has remained stable over the periods presented and includes corporate overhead expenses that have been allocated to us from Tyco.

Liquidity and Capital Resources

Cash Flow and Liquidity Analysis

Significant factors driving our liquidity position include cash flows generated from operating activities, capital expenditures and divestiture of non-strategic businesses as well as investments in strategic businesses and technologies. We have historically generated and we expect to continue to generate positive cash flow from operations. As part of Tyco, our cash has been swept into shared corporate pools regularly by Tyco at its discretion. Tyco has also funded our operating and investing activities as needed. Transfers of cash both to and from Tyco’s cash management system are reflected as a component of parent company investment within parent company equity in the Combined Balance Sheets.

Cash Flow from Operating Activities

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Cash Flows from Operating Activities:
Operating income	$192	$119	$306	$331	$451
Goodwill impairment	—	35	35	—	—
Depreciation and amortization	42	32	72	67	63
Deferred income taxes	59	51	21	(37)	27
Provision for losses on accounts receivable and inventory	9	3	3	17	26
Other, net	6	6	4	12	15
Interest income	6	6	11	5	7
Interest expense	(25)	(24)	(52)	(55)	(66)
Income tax expense	(59)	(51)	(112)	(98)	(159)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	11	6	(91)	52	(30)
Inventories	(111)	(77)	(94)	25	92
Prepaid expenses and other current assets	(7)	(15)	(21)	23	29
Accounts payable	38	13	28	16	(107)
Accrued and other liabilities	(48)	(47)	(12)	10	10
Income taxes payable	(15)	(33)	32	41	35
Deferred revenue	(6)	9	10	(2)	39
Other	4	14	21	(19)	(56)

Net Cash Provided by Operating Activities:	$96	$47	$161	$388	$376

The net change in assets and liabilities during the first six months of 2012 and fiscal year 2011 reduced operating cash flow by $134 million and $127 million, respectively. During this time, backlog increased $317 million. As the backlog represents anticipated shipments, and our lead times can be six to nine months, it is necessary for us to procure additional inventory to manufacture the products in support of future sales. Conversely, in fiscal year 2010 we experienced reduced volume and backlog due to adverse economic conditions. During this time, backlog declined $200 million and net revenue declined $111 million, thus we did not replenish inventory as quickly and we collected receivables but did not fully replace them with new billings. This resulted in $146 million in cash generation from working capital. We believe this is a typical pattern for a long-lead time, manufacturing business. Inventory as a percentage of backlog has remained stable at 39% to 44% over the last several years.

Cash from operating activities was $96 million for the six months ended March 30, 2012, driven by operating income of $192 million and adjustments for non-cash items of $116 million, partially offset by income tax expense of $59 million, an increase in assets and liabilities of $134 million and net interest expense of $19 million. The net change in assets and liabilities included a $111 million increase in inventories and a $48 million decrease in accrued and other liabilities, partially offset by a $38 million increase in accounts payable. Inventory increased primarily in Valves & Controls driven by procurement of additional materials to service the increased backlog as previously discussed.

Cash from operating activities was $47 million during the six months ended March 25, 2011, driven by operating income of $119 million and adjustments for non-cash items of $127 million, partially offset by income tax expense of $51 million, an increase in assets and liabilities of $130 million, and net interest expense of $18 million. The net change in assets and liabilities included a $77 million increase in inventories, a $47 million decrease in accrued and other liabilities and a $33 million decrease in income taxes payable. The increase in inventory of $77 million was primarily due to Valves & Controls backlog growth.

Cash from operating activities was $161 million in fiscal year 2011, with operating income of $306 million and adjustments for non-cash items of $135 million, partially offset by income tax expense of $112 million, an increase in assets and liabilities of $127 million and net interest expense of $41 million. The net change in assets and liabilities was driven by a $91 million increase in accounts receivable and a $94 million increase in inventories. The $91 million increase in accounts receivable was attributable to the $267 million revenue increase year over year. Inventory grew by $94 million driven by procurement of additional materials to service the growing backlog, especially in Valves & Controls.

Cash from operating activities was $388 million in fiscal year 2010, driven by operating income of $331 million, adjustments for non-cash items of $59 million and a decrease in assets and liabilities of $146 million partially offset by income tax expense of $98 million and net interest expense of $50 million. The net change in assets and liabilities was driven by a $52 million decrease in accounts receivable, a $41 million increase in income taxes payable, and a $25 million decrease in inventories. The $52 million decrease in accounts receivable was attributable to lower revenue in fiscal year 2010 due to the effects of the adverse global economic conditions.

Cash from operating activities was $376 million in fiscal year 2009, driven by operating income of $451 million, adjustments for non-cash items of $131 million and a decrease in assets and liabilities of $12 million, partially offset by income tax expense of $159 million and net interest expense of $59 million. The net change in assets and liabilities was driven by a $92 million decrease in inventories and a related $107 million decrease in accounts payable as inventory was not replenished during a period of lower volume due to adverse global economic conditions.

During the six months ended March 30, 2012 and March 25, 2011, we paid $3 million and $7 million, respectively, in cash related to restructuring activities. See Note 3 (“Restructuring and Asset Impairment Charges, Net”) to our Unaudited Combined Financial Statements for further information regarding our restructuring activities.

During the fiscal years ended 2011, 2010 and 2009, we paid $15 million, $25 million and $11 million, respectively, in cash related to restructuring activities. See Note 3 (“Restructuring and Asset Impairment Charges, Net”) to our Audited Combined Financial Statements for further information regarding our restructuring activities.

During the six months ended March 30, 2012 and March 25, 2011, we made required contributions of $9 million and $5 million, respectively, to our non-U.S. pension plans.

During the fiscal years ended 2011, 2010 and 2009, we made required contributions of $15 million each year to our non-U.S. pension plans. We anticipate contributing at least the minimum required to our non-U.S. pension plans in fiscal year 2012, of $15 million.

Income taxes paid, net of refunds, related to continuing operations were $58 million, $93 million and $98 million in 2011, 2010 and 2009, respectively.

Interest paid, related to continuing operations was $48 million, $50 million and $62 million in 2011, 2010 and 2009, respectively.

Cash flow from investing activities

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Cash Flows (Used in) Provided by Investing Activities:	$(48)	$(31)	$(341)	$(192)	$(98)

We made capital expenditures of $51 million and $30 million during the first six months of 2012 and 2011, respectively.

We made capital expenditures of $82 million, $98 million and $100 million during fiscal years 2011, 2010 and 2009, respectively. Capital expenditures are generally for maintenance of our global manufacturing operation, investment in additional capacity and improvement in our management information systems.

During the first six months of 2012, we made no acquisitions. During the first six months of 2011, we paid cash for acquisitions included in continuing operations of $7 million.

During fiscal year 2011, we paid cash for acquisitions included in continuing operations of $303 million, net of cash acquired of $1 million. This related primarily to the acquisition of a 75% interest in privately held KEF for $295 million, net of cash acquired of $1 million.

During fiscal year 2010, cash paid for acquisitions included in continuing operations totaled $104 million, net of cash acquired of $1 million. This related primarily to the acquisition of two Brazilian valve companies, including Hiter Industria e Comercio de Controle Termo Hidraulico Ltda (“Hiter”) and Valvulas Crosby Industria e Comercio Ltda.

During fiscal year 2011, we received cash proceeds, net of cash divested of $293 million for divestitures. The cash proceeds primarily related to $264 million for the sale of our European water business, which is presented in discontinued operations, and $35 million for the sale of our Israeli water business, which is presented in continuing operations. See Note 2 (“Divestitures”) to our Audited Combined Financial Statements for further information.

Cash flow from financing activities

	For the Six Months Ended		Fiscal Year Ended
	March 30, 2012	March 25, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Cash Flows Provided by (Used in) Financing Activities:	$24	$(43)	$157	$(284)	$(352)

The net cash used in or provided by financing activities for all periods were primarily the result of changes in parent company investments and transfers to discontinued operations.

Additionally, in connection with the acquisition of KEF during fiscal year 2011, we acquired $64 million of debt which was paid off as of September 30, 2011.

Future Liquidity Analysis

Following our spin-off and the Merger, our capital structure and sources of liquidity will change significantly from our historical capital structure. We will no longer participate in cash management and funding arrangements with Tyco. Instead, our ability to fund our capital needs will depend on our ongoing ability to generate cash from operations, and to access banks’ borrowing facilities and capital markets. We believe that our future cash from operations, together with our access to funds on hand and capital markets, will provide adequate resources to fund our operating and financing needs.

Our primary future cash needs will be centered on operating activities, working capital, capital expenditures and strategic investments. Our ability to fund these needs will depend, in part, on our ability to generate or raise cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Prior to the Distribution, a subsidiary of Tyco Flow Control will issue an intercompany note to a subsidiary of Tyco in an amount not to exceed $500 million. Concurrently with the closing of the Merger, Tyco Flow Control will repay the intercompany note.

Prior to the consummation of the Transactions, a subsidiary of Tyco Flow Control plans to issue senior notes in an amount up to $900 million that will be guaranteed by Tyco Flow Control. The net proceeds from the issuance of the senior notes will be held in escrow until the completion of the Merger. Tyco Flow Control plans to use the net proceeds from the issuance of the unsecured senior notes to repay $500 million of Pentair private placement notes and the intercompany note. However, the issuance of the senior notes is not a condition to the Merger and Tyco Flow Control cannot provide any assurance that it will complete the issuance of the senior notes. See “The Merger Agreement—Financing.”

Prior to the consummation of the Transactions, Pentair plans to execute a credit agreement with a syndicate of banks providing for an unsecured, committed senior credit facility of up to $1.2 billion that will become effective upon completion of the Merger. Upon completion of the Merger, Tyco Flow Control will become a guarantor of, and a subsidiary of Tyco Flow Control will become a borrower under, the senior credit facility. Tyco Flow Control plans to use availability under the senior credit facility to repay borrowings outstanding under Pentair’s existing credit facility as of the completion of the Merger and, if the unsecured senior notes are not issued, to repay the intercompany note.

In the event that Tyco Flow Control is unable to enter into the senior credit facility or issue the senior notes on acceptable terms, instead of a subsidiary of Tyco Flow Control issuing to a subsidiary of Tyco the intercompany note that would be repaid at the closing of the Merger, a subsidiary of Tyco Flow Control will issue a one year unsecured “bridge” note for up to $500 million to a subsidiary of Tyco that will bear interest at a rate of 14.0% and be prepayable at any time.

After accounting for the issuance of either the intercompany note or the bridge note, the payment of transaction expenses and transfer of any excess cash to Tyco, but not taking into account any third party financing, Tyco Flow Control will have a net indebtedness immediately prior to the Distribution of $275 million.

Tyco Flow Control expects to have pro forma aggregate long-term debt of approximately $1.7 billion at the closing of the Merger.

Following the spin-off and the Merger, we expect to manage our worldwide cash requirements considering available funds among the many subsidiaries through which we will be conducting business and the cost effectiveness with which those funds can be accessed. We plan to look for opportunities to access cash balances in excess of local operating requirements to meet global liquidity needs in a cost-efficient manner. Generally we are able to move excess cash through dividend payments or loans in a tax efficient manner as a result of our incorporation in Switzerland and the tax policies in the countries in which we operate. If funds are needed for our operations in the U.S., we generally have the ability to fund our U.S. operations without incremental tax costs as most of our cash resides in jurisdictions from which we can move cash to the U.S. without significant incremental tax expense.

Dividends

It is expected that Tyco Flow Control will initially pay a quarterly cash dividend of $0.22 per share. The Merger Agreement provides that Tyco, as the sole shareholder of Tyco Flow Control, will authorize the quarterly cash dividends to be paid prior to the 2013 Tyco Flow Control annual general meeting. Any dividend after that time that may be proposed by our board of directors will be subject to approval by our shareholders at our annual general meeting if and as proposed by our board of directors. Under Swiss law, our board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the dividend. However, whether our board of directors exercises its discretion to propose any dividends to holders of Tyco Flow Control common shares in the future will depend on many factors, including our financial condition, earnings, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. There can be no assurance that we will continue a dividend in the future. See “Description of Our Capital Stock—Dividends.”

Contractual Obligations and Commercial Commitments

The following table provides a summary of our contractual obligations and commitments for minimum lease payments obligations under non-cancelable leases, and other obligations at the end of fiscal year 2011.

	Payments due by fiscal year
	2012	2013	2014	2015	2016	There– after	Total
	($ in millions)
Operating leases	$27	$23	$17	$11	$8	$21	$107
Capital leases	2	2	2	3	4	5	18
Redeemable noncontrolling interest(1)	—	—	—	100	—	—	100
Purchase obligations(2)	248	3	1	—	—	—	252

Total contractual cash obligations(3)	$277	$28	$20	$114	$12	$26	$477

(1)	On June 29, 2011, we acquired a 75% ownership interest in KEF within our Valves & Controls segment. The remaining 25% interest is held by a noncontrolling interest stakeholder. In connection with the acquisition of KEF, we and the noncontrolling interest stakeholder have a call and put arrangement, respectively, for us to acquire and the noncontrolling interest stakeholder to sell the remaining 25% ownership interest at a price equal to the greater of $100 million or a multiple of KEF’s average EBITDA for the prior twelve consecutive fiscal quarters. The arrangement becomes exercisable beginning the first full fiscal quarter following the third anniversary of the KEF closing date of June 29, 2011. See Note 15 (“Redeemable Noncontrolling Interest”) to our Audited Combined Financial Statements.
(2)	Purchase obligations consist of commitments for purchases of goods and services.
(3)	We have net unfunded pension and postretirement benefit obligations of $72 million and $16 million, respectively, to certain employees and former employees as of the year ended September 30, 2011. We are obligated to make contributions to our pension plans and postretirement benefit plans; however, we are unable to determine the amount of plan contributions due to the inherent uncertainties of obligations of this type, including timing, interest rate charges, investment performance and amounts of benefit payments. The minimum required contributions to our non-U.S. pension plans are expected to be approximately $15 million in fiscal year 2012. These plans and our estimates of future contributions and benefit payments are more fully described in Note 12 (“Retirement Plans”) to the Audited Combined Financial Statements. We have an additional $20 million of deferred compensation under employee contractual arrangements as of the fiscal year ended September 30, 2011. We are unable to determine when these amounts will be paid due to the inherent uncertainties of obligations of this type.

Debt allocated to us by Tyco was $861 million and $859 million as of March 30, 2012 and September 30, 2011, respectively. We expect to incur debt from third parties at or prior to the spin-off based on our anticipated post-spin-off capital requirements. The amount of debt which we could incur may materially differ from the amounts allocated to us from Tyco.

As of September 30, 2011, we have outstanding letters of credit and bank guarantees in the amount of approximately $285 million.

Off-Balance Sheet Arrangements

In disposing of assets or businesses, we often provide representations, warranties and indemnities to cover various risks, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However we have no reason to believe that these uncertainties would have a material adverse effect on our financial position, results of operations or cash flows.

We have recorded liabilities for known indemnifications included as part of environmental liabilities. See Note 11 (“Commitments and Contingencies”) to our Audited Combined Financial Statements and Note 10 (“Commitments and Contingencies”) to our Unaudited Combined Financial Statements for further information with respect to these liabilities.

In the normal course of business, we are liable for product performance. We believe such obligations will not significantly affect our financial position, results of operations or cash flows.

We record estimated product warranty at the time of sale. For further information on estimated product warranty, see Notes 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) and 9 (“Guarantees”) to our Audited Combined Financial Statements and Note 18 (“Guarantees”) to our Unaudited Combined Financial Statements included elsewhere in this Prospectus.

Critical Accounting Policies

The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to use judgment in making estimates and assumptions to determine reported amounts of certain assets, liabilities, revenue and expenses and the disclosure of related contingent assets and liabilities. These estimates and assumptions are based upon information available at the time of the estimates or assumptions, including our historical experience, where relevant. Because of the uncertainty of factors surrounding the estimates, assumptions and judgments used in the preparation of our financial statements, actual results may differ from the estimates, and the difference may be material.

Our critical accounting policies are those policies that are both most important to our financial condition and results of operations and require the most difficult, subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following represent our critical accounting policies. For a summary of all of our significant accounting policies, see Note 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) to our Audited Combined Financial Statements, included elsewhere in this Prospectus.

Revenue Recognition

We recognize revenue principally from the sale of products and the provision of services and only when a firm sales agreement is in place, with a fixed and determinable price and collection is reasonably assured. We recognize revenue from the sales of products at the time title and risks and rewards of ownership pass, which generally occurs when the products reach the free-on-board shipping point. For contracts containing multiple elements, each having a determinable fair value, we recognize revenue in an amount equal to the element’s pro rata share of the contract’s fair value in accordance with the contractual delivery terms for each element. We defer the recognition of revenue when advance payments are received from customers before performance obligations have been completed or services have been performed. We include freight charges billed to customers in sales and the related shipping costs in cost of revenue in our combined statements of operations.

We record contract sales for construction-related projects primarily under the percentage-of-completion method. We base the profits we recognize on contracts in process upon estimated contract revenue and related total cost of the project at completion. We generally use the ratio of actual cost incurred to total estimated cost at completion to measure the extent of progress toward completion. Revisions to cost estimates as contracts progress have the effect of increasing or decreasing profits each period. The use of the percentage-of-completion method requires us to make judgements to estimate total contract revenues and costs. Contract costs are based on various assumptions that utilize the professional knowledge and experience of our operations teams, as well as finance personnel to estimate the ultimate cost to complete the contract. Adjustments in estimated contract revenues or estimated costs are recognized in the current period for the inception-to-date effect of the changes. Historically we have not had a material adjustment to a change in estimated revenues or costs. We make provisions for anticipated losses in the period in which they become determinable. Percentage of completion revenue represented 16% of our combined net revenue in fiscal year 2011. The risk of this methodology is its dependence upon estimates of costs at completion, which are subject to the uncertainties inherent in long-term contracts.

In certain instances, we provide guaranteed completion dates under the terms of our contracts. Failure to meet contractual delivery dates can result in late delivery penalties or non-recoverable costs. In instances where the payment of such costs are deemed to be probable, we perform a project profitability analysis accounting for such costs as a reduction of realizable revenue, which could potentially cause estimated total project costs to exceed projected total revenue realized from the project. In such instances, we would record reserves to cover such excesses in the period they are determined, which would adversely affect our results of operations and financial position. In circumstances where the total projected reduced revenue still exceed total projected costs, the incurrence of unrealized incentive fees or non-recoverable costs generally reduces profitability of the project at the time of subsequent revenue recognition. Our reported results are impacted by judgment and estimates used for contract costs and contractual contingencies.

Revenue on service and repair contracts is recognized after services have been agreed to by the customer and rendered.

Income Taxes

For purposes of our combined financial statements, income tax expense and deferred tax balances have been recorded as if we filed tax returns on a stand-alone basis separate from Tyco (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the stand-alone financial statements as if we were a separate taxpayer and a stand-alone enterprise for the periods presented. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, we have largely operated within Tyco’s group of legal entities; including several U.S. consolidated tax groups, various non-U.S. tax groups and stand alone non-U.S. subsidiaries. In certain instances, tax losses and credits utilized by us within the Tyco group of entities may not be available to us going forward. In other instances, tax losses or credits generated by Tyco’s other businesses will be available to us going forward after the Distribution.

In determining taxable income for our combined financial statements, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating our ability to recover our deferred tax assets we consider all available evidence, positive and negative, including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

We currently have recorded valuation allowances that we will maintain until it is more-likely-than-not the deferred tax assets will be realized. Our income tax expense recorded in the future may be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income, including but not limited to any future restructuring activities, may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance could result in additional income tax expense in such period and could have a significant impact on our future earnings.

The tax carryforwards reflected in our combined financial statements are calculated on a hypothetical stand-alone income tax return basis. The tax carryforwards include net operating losses and tax credits. The tax carryforwards are not representative of the tax carryforwards we will have available for use after being spun-off from Tyco. We anticipate that as a result of the final spin-off transactions, our post spin-off tax carryforwards will be significantly higher than those reflected in the combined financial statements.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our financial condition, results of operations or cash flows.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. For purposes of our combined financial statements, these estimated tax liabilities have been computed on a separate return basis.

Reserves for Contingent Loss

Accruals are recorded for various contingencies, including legal proceedings, self-insurance and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. Additionally, we record receivables from third-party insurers when recovery has been determined to be probable.

Asbestos Related Contingencies and Insurance Receivables

We estimate the liability and corresponding insurance recovery for pending and future claims and defense costs predominantly based on claim experience over the past five years, and a projection which covers claims expected to be filed, including related defense costs, over the next seven years on an undiscounted basis. Due to the high degree of uncertainty regarding the pattern and length of time over which claims will be made and then settled or litigated, we use multiple estimation methodologies based on varying scenarios of potential outcomes to estimate the range of loss. We have concluded that estimating the liability beyond the seven-year period will not provide a reasonable estimate, as these uncertainties increase significantly as the projection period lengthens. However it is possible we will incur costs for asbestos claims beyond the seven-year period.

In connection with the recognition of liabilities for asbestos related matters, we record asbestos related insurance recoveries that are probable. The estimate of asbestos related insurance recoveries represents estimated amounts due to us for previously paid and settled claims and the probable reimbursements relating to estimated liability for pending and future claims. In determining the amount of insurance recoverable, we consider available insurance, allocation methodologies, solvency and creditworthiness of the insurers.

Annually, we perform a detailed analysis with the assistance of outside legal counsel and other experts to review and update as appropriate the underlying assumptions used in the estimated asbestos related assets and liabilities. On a quarterly basis, we re-evaluate the assumptions used to perform the annual analysis and record an expense as necessary to reflect changes in the estimated liability and related insurance asset. See Note 11 (“Commitments and Contingencies”) to our Audited Combined Financial Statements for a discussion of management’s judgments applied in the recognition and measurement of asbestos related assets and liabilities.

Pension and Postretirement Benefits

Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions resulting in actuarial gains and losses. Such actuarial gains and losses will be amortized over the average expected service period of the participants for active plans and over the average remaining life expectancy of participants for inactive plans. The discount rate represents the market rate for high-quality fixed income investments and is used to calculate the present value of the expected future cash flows for benefit obligations under our pension plans. A decrease in the discount rate increases the present value of pension benefit obligations. A 25 basis point decrease in the discount rate would increase the present value of pension obligations by approximately $9 million and increase our annual pension expense by approximately $0.2 million. We consider the relative weighting of plan assets by class, historical performance of asset classes over long-term periods, asset class performance expectations as well as current and future economic conditions in determining the expected long-term return on plan assets. A 25 basis point decrease in the expected long-term return on plan assets would increase our annual pension expense by approximately $1 million.

Goodwill and Indefinite Lived Intangible Asset Valuation and Impairments

We assess goodwill and indefinite lived intangible assets for impairment annually and more frequently if triggering events occur. In performing these assessments, management relies on various factors, including operating results, business plans, economic projections including expectations and assumptions regarding the timing and degree of any economic recovery, anticipated future cash flows, comparable market transactions (to the extent available) and other market data.

We elected to make the first day of the fourth quarter the annual impairment assessment date for all goodwill and indefinite lived intangible assets. In the first step of the goodwill impairment test, we compare the fair value of a reporting unit with its carrying amount. We determine fair value for the goodwill impairment test utilizing a discounted cash flow analysis based on forecast cash flows (including estimated underlying revenue and operating income growth rates) discounted using an estimated weighted average cost of capital for market participants. We use a market approach, utilizing observable market data such as comparable companies in similar lines of business that are publicly traded or which are part of a public or private transaction (to the extent available), to corroborate the discounted cash flow analysis performed at each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, we consider goodwill potentially impaired and perform further tests to measure the amount of impairment loss. In the second step of the goodwill impairment test, we compare the implied fair value of a reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, we recognize an impairment loss in an amount equal to the excess of the carrying amount of goodwill over its implied fair value. We determine the implied fair value of goodwill in the same manner that we determine the amount of goodwill recognized in a business combination. We allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill. In the first quarter of fiscal year 2011, as a result of a triggering event, we recorded a goodwill impairment charge of $35 million within our Water Systems reporting unit within our Water & Environmental Systems segment.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual goodwill impairment test will prove to be accurate predictions of the future. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the aforementioned reporting units may include such items as follows:

•	a prolonged downturn in the business environment in which the reporting units operate (i.e. sales volumes and prices) especially in the commercial construction and retailer end-markets;

•	an economic recovery that significantly differs from our assumptions in timing or degree;

•	volatility in equity and debt markets resulting in higher discount rates; and

•	unexpected regulatory changes.

While historical performance and current expectations have resulted in fair values of goodwill in excess of carrying values, if our assumptions are not realized, it is possible that in the future an impairment charge may need to be recorded. However, it is not possible at this time to determine if an impairment charge would result or if such a charge would be material.

Inventories

We record our aggregate inventories at the lower of cost (primarily first-in, first-out) or market value. We provide a reserve for estimated inventory obsolescence or unmarketable inventory equal to the difference between the cost of inventory and estimated fair value based on assumptions of future demand and market conditions. We age our inventory with no recent demand and apply various valuation factors based on the length of time since the last demand from customers for such material. Significant judgments and estimates must be made and used in connection with establishing allowances. If future conditions cause a reduction in our current estimate of market value, due to a decrease in customer demand, a drop in commodity prices or other market-related factors that could influence demand for particular products, additional provisions may be needed.

Accounting Developments

We have presented the information about accounting pronouncements not yet implemented in Note 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) to our Audited and Unaudited Combined Financial Statements included in this Prospectus.

Non-U.S. GAAP Measures

In an effort to provide investors with additional information regarding our results as determined by U.S. GAAP, we also disclose non-U.S. GAAP measures consisting of (i) revenue excluding the impact of changes in foreign currency exchange rates and (ii) organic revenue growth (decline). We believe that these measures are useful for investors in evaluating our operating performance for the periods presented. When read in conjunction with our U.S. GAAP revenue, they enable investors to better evaluate our operations without giving effect to fluctuations in foreign exchange rates, which may be significant from period to period. In addition, revenue excluding the impact of changes in foreign currency exchange rates and organic revenue growth (decline) are factors we use in internal evaluations of the overall performance of our business. These measures are not financial measures under U.S. GAAP and should not be considered as a substitute for revenue as determined in accordance with U.S. GAAP, and they may not be comparable to similarly titled measures reported by other companies. Organic revenue growth (decline) presented herein is defined as revenue growth (decline) excluding the effects of foreign currency fluctuations, acquisitions and divestitures and other changes that may not reflect underlying results and trends (for example, the 53rd week of operations in fiscal year 2011). Our organic growth (decline) calculations incorporate an estimate of prior year reported net revenue associated with acquired entities that have been fully integrated within the first year, and exclude prior year net revenue associated with entities that do not meet the criteria for discontinued operations which have been divested within the past year. We calculate the rate of organic growth (decline) based on the adjusted number to better reflect the rate of growth (decline) of the combined business, in the case of acquisitions, or the remaining business, in the case of dispositions. We base the rate of organic growth (decline) for acquired businesses that are not fully integrated within the first year upon unadjusted historical revenue. We may use organic revenue growth (decline) and revenue growth (decline) excluding the impact of foreign currency exchange rates as components of our compensation programs.

The table below details the components of organic revenue growth (decline) and reconciles the non-U.S. GAAP measures to U.S. GAAP net revenue growth (decline).

First Six Months of Fiscal 2012

	Net Revenue for the First Six Months of Fiscal 2011	Base Quarter Adjustments (Divestitures)	Adjusted First Six Months Fiscal 2012 Base Revenue	Foreign Currency	Acquisitions	Organic Revenue	Organic Growth Percentage	Net Revenue for the First Six Months of Fiscal 2012
	(Amounts in millions)
Valves & Controls	$975	$—	$975	$(12)	$53	$150	15.4%	$1,166
Thermal Controls	339	—	339	(3)	—	100	29.5%	436
Water & Environmental Systems	320	(10)	310	11	—	1	0.3%	322

Total Net revenue	$1,634	$(10)	$1,624	$(4)	$53	$251	15.5%	$1,924

Fiscal Year 2011

	Net Revenue for Fiscal Year 2010	Base Year Adjustments (Divestitures)	Adjusted Fiscal Year 2010 Base Revenue	Foreign Currency	Acquisitions/ Other(1)	Organic Revenue	Organic Growth Percentage	Net Revenue for Fiscal Year 2011
	(Amounts in millions)
Valves & Controls	$1,990	$—	$1,990	$88	$44	$93	4.7%	$2,215
Thermal Controls	603	—	603	18	7	106	17.6%	734
Water & Environmental Systems	788	(4)	784	77	15	(177)	(22.6%)	699

Total Net Revenue	$3,381	$(4)	$3,377	$183	$66	$22	0.7%	$3,648

(1)

Includes $25 million, $7 million and $13 million due to the impact of the 53rd week of revenue during fiscal year 2011 for Valves & Controls, Thermal Controls and Water & Environmental Systems, respectively.

Fiscal Year 2010

	Net Revenue for Fiscal Year 2009	Base Year Adjustments (Divestitures)	Adjusted Fiscal Year 2009 Base Revenue	Foreign Currency	Acquisitions	Organic Revenue	Organic Growth Percentage	Net Revenue for Fiscal Year 2010
	(Amounts in millions)
Valves & Controls	$2,279	—	$2,279	$70	$20	$(379)	(16.6%)	$1,990
Thermal Controls	576	—	576	20	—	7	1.2%	603
Water & Environmental Systems	637	—	637	126	—	25	3.9%	788

Total Net Revenue	$3,492	—	$3,492	$216	$20	$(347)	(9.9%)	$3,381

Quantitative and Qualitative Disclosure about Market Risk

Our operations include activities in almost 100 countries across both developed and emerging markets. These operations expose us to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program.

Interest Rate Risk

We expect to enter into a new revolving credit facility that will bear interest at a floating rate. As a result, we will be exposed to fluctuations in interest rates to the extent of our borrowings under the revolving credit facility. We also expect to incur long-term debt at fixed rates. To help manage borrowing costs, we may from time to time enter into interest rate swap transactions with financial institutions acting as principal counterparties.

Foreign Currency Risk

We have exposure to the effects of foreign currency exchange rate fluctuations on the results of our non U.S. operations. We are exposed periodically to the foreign currency rate fluctuations that affect transactions not denominated in the functional currency of our domestic and foreign operations. We may from time to time use financial derivatives, which may include forward foreign currency exchange contract and foreign currency options to hedge this risk. We do not use derivative financial instruments to hedge investments in foreign subsidiaries since such investments are long-term in nature.

We had $1.2 billion of intercompany loans designated as permanent in nature as of September 30, 2011 and September 24, 2010, respectively. For the years ended September 30, 2011, September 24, 2010 and September 25, 2009 we recorded $18 million and $3 million of cumulative translation gain, and $5 million of cumulative translation loss, respectively, through accumulated other comprehensive income related to these loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF PENTAIR

Overview

Pentair is a focused diversified industrial manufacturing company comprised of two operating segments: Water & Fluid Solutions and Technical Products. Water & Fluid Solutions is a global leader in providing innovative products and systems used worldwide in the movement, storage, treatment and enjoyment of water. Technical Products is a leader in the global enclosures and thermal management markets, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components and protect the people that use them. In 2011, Water & Fluid Solutions and Technical Products accounted for approximately 2/3 and 1/3 of total revenues, respectively.

Water & Fluid Solutions has progressively become a more important part of Pentair’s business portfolio with sales increasing from approximately $125 million in 1995 to approximately $2.4 billion in 2011. Pentair believes the water industry is structurally attractive as a result of a growing demand for clean water and the large global market size. Pentair’s vision is to be a leading global provider of innovative products and systems used in the movement, storage, treatment and enjoyment of water.

Technical Products operates in a large global market with significant potential for growth in industry segments such as industrial, energy, infrastructure and communications. Pentair believes it has the largest industrial and commercial distribution network in North America for enclosures and the highest brand recognition in the industry in North America.

On March 27, 2012, Pentair entered into the Merger Agreement pursuant to which it will merge with the flow control business of Tyco in a tax-free, all-stock merger. The Merger is expected to occur immediately after Tyco distributes all of the outstanding shares of Tyco Flow Control to its shareholders in the Distribution. In connection with the Merger, Tyco Flow Control will be renamed Pentair Ltd. In the Merger, a wholly-owned subsidiary of Tyco Flow Control will merge with and into Pentair, with Pentair surviving as a wholly-owned subsidiary of Tyco Flow Control. At the Effective Time, each outstanding Pentair common share will be converted into the right to receive one Tyco Flow Control common share. Upon completion of the Transactions, Tyco Flow Control common shares will be listed on the NYSE with Pentair’s former shareholders owning approximately 47.5% of the common shares of Tyco Flow Control and Tyco shareholders as of the record date and their transferees owning approximately 52.5% of the common shares of Tyco Flow Control (excluding treasury shares). Completion of the Transactions is expected to occur at the end of September 2012, subject to the approval of the Distribution by Tyco shareholders, the approval of the Merger by Pentair’s shareholders and the other conditions described in this Prospectus. Pentair’s executive officers will become the executive officers of Tyco Flow Control and Pentair’s board of directors, together with up to two new directors selected by Tyco prior to the mailing of the Tyco Proxy Statement and reasonably acceptable to Pentair, will be the board of directors of Tyco Flow Control. Tyco has selected only one designee to the Tyco Flow Control board of directors. Pentair will be treated as the accounting acquirer under generally accepted accounting principles in the United States. For more information regarding risks relating to the proposed Distribution and Merger, see “Risk Factors—Risks Relating to the Spin-Off and the Merger.”

On April 4, 2012, Pentair acquired, as part of Water & Fluid Solutions, all of the outstanding shares of capital stock of Sibrape Indústria E Comércio de Artigos Para Lazer Ltda. and its subsidiary Hidrovachek Ltda. (collectively “Sibrape”) for $19.9 million, net of cash acquired. The Sibrape results have been included in Pentair’s consolidated financial statements since the date of acquisition. Sibrape offers a complete line of pool products and is a market leader in pool liner sales throughout Brazil. Goodwill recorded as part of the purchase price allocation was $8.8 million, none of which is tax deductible. Identified intangible assets acquired as part of the acquisition were $4.8 million and were comprised entirely of customer lists, which have an estimated life of 11 years.

In May 2011, Pentair acquired as part of Water & Fluid Solutions, the CPT division of privately held Norit Holding B.V. for $715.3 million (€502.7 million translated at the May 12, 2011 exchange rate). CPT’s results of operations have been included in Pentair’s consolidated financial statements since the date of acquisition. CPT is a global leader in membrane solutions and clean process technologies in the high growth water and beverage filtration and separation segments. CPT provides sustainable purification systems and solutions for desalination, water reuse, industrial applications and beverage segments that effectively address the increasing challenges of clean water scarcity, rising energy costs and pollution. CPT’s product offerings include innovative ultrafiltration and nanofiltration membrane technologies, aseptic valves, CO2 recovery and control systems and specialty pumping equipment. Based in the Netherlands, CPT has broad sales diversity with the majority of 2011 and 2010 revenues generated in European Union and Asia-Pacific countries.

The fair value of CPT was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value acquired over the identifiable assets acquired and liabilities assumed is reflected as goodwill. Goodwill recorded as part of the purchase price allocation was $451.8 million, none of which is tax deductible. Identifiable intangible assets acquired as part of the acquisition were $197.2 million, including definite-lived intangibles, such as customer relationships, proprietary technology and trade names with a weighted average amortization period of approximately 10 years.

In January 2011 Pentair acquired as part of Water & Fluid Solutions, all of the outstanding shares of capital stock of Hidro Filtros do Brasil (“Hidro Filtros”) for cash of $14.9 million and a note payable of $2.1 million. The Hidro Filtros results of operations have been included in Pentair’s consolidated financial statements since the date of acquisition. Hidro Filtros is a leading manufacturer of water filters and filtering elements for residential and industrial applications operating in Brazil and neighboring countries. Goodwill recorded as part of the purchase price allocation was $10.1 million, none of which is tax deductible. Identified intangible assets acquired as part of the acquisition were $6.3 million including definite-lived intangibles, primarily customer relationships, of $5.5 million with an estimated life of 13 years.

Additionally, during 2011, Pentair completed other small acquisitions with purchase prices totaling $4.6 million, consisting of $2.9 million in cash and $1.7 million as a note payable, adding to Water & Fluid Solutions. Total goodwill recorded as part of the purchase price allocation was $4.3 million, none of which is tax deductible.

In the fourth quarter of 2011, Pentair completed its annual goodwill impairment review. As a result, Pentair recorded a pre-tax non-cash impairment charge of $200.5 million in the fourth quarter of 2011. This represents impairment of goodwill in Pentair’s Residential Filtration reporting unit, part of Water & Fluid Solutions. The impairment charge resulted from changes in Pentair’s forecasts in light of economic conditions prevailing in these markets and due to continued softness in the end-markets served by residential water treatment components.

Key Trends and Uncertainties

Pentair’s sales revenue for the full year of 2011 was approximately $3.5 billion, increasing 14% from sales in the prior year. Water & Fluid Solutions sales increased 16% in the year to approximately $2.4 billion, compared to the same period in 2010. Technical Products sales increased 10% to approximately $1.1 billion as compared to the same period in 2010.

The following trends and uncertainties affected Pentair’s financial performance in 2011 and the first six months of 2012 and will likely impact Pentair’s results in the future:

•

Since 2010, most markets Pentair serves have shown signs of improvement since the global recession in 2008 and 2009. Because Pentair’s businesses are significantly affected by general economic trends, a lack of continued improvement in Pentair’s most important markets addressed below would likely have an adverse impact on Pentair’s results of operations for 2012 and beyond.

•	Pentair has also identified specific market opportunities that it continues to pursue that it finds attractive, both within and outside the United States. Pentair is reinforcing its businesses to more effectively address these opportunities through research and development and additional sales and marketing resources. Unless Pentair successfully penetrates these product and geographic markets, its organic growth would likely be limited.

•

After four years of new home building and new pool start contraction in the United States, these end markets stabilized in 2010. Although stabilized, these end markets have not shown significant signs of improvement and continue at historically low levels. In the fourth quarter of 2011, as a result of these current economic conditions and end market softness, Pentair recorded a goodwill impairment charge of $200.5 million. While new product introductions, expanded distribution and channel penetration have resulted in volume increases for the first half of 2012, continued stagnation in new housing construction and new pool starts could negatively impact Pentair’s ability to grow sales in the future and could have a material adverse effect on Pentair’s results of operations. Overall, Pentair believes that approximately 35% of Pentair sales are used in global residential applications for replacement, refurbishment, remodeling, repair and new construction.

•

Order rates and sales improved in Pentair’s industrial business in 2010 and 2011 after slowing significantly in 2009. During the first half of 2012, order rates have remained stable while sales have declined. Pentair believes that the outlook for industrial markets in the second half of 2012 is mixed. Any significant reduction in global capital spending could adversely impact Pentair’s results in the future.

•

Through 2011 and the first six months of 2012, Pentair experienced material and other cost inflation. Pentair strives for productivity improvements, and Pentair implements increases in selling prices to help mitigate this inflation. Pentair expects the current economic environment will result in continuing price volatility for many of its raw materials. Commodity prices have begun to moderate, but Pentair is uncertain as to the timing and impact of these market changes.

•

Primarily due to lower discount rates, Pentair’s unfunded pension liabilities increased by $41 million to approximately $242 million as of the end of 2011. In 2012, Pentair’s pension expense continues to increase over 2011 levels.

•

Pentair has a long-term goal to consistently generate free cash flow that equals or exceeds 100 percent of Pentair’s net income. Pentair defines free cash flow as cash flow from continuing operating activities less capital expenditures plus proceeds from sale of property and equipment. Free cash flow for the full year 2011 was approximately $248 million, exceeding Pentair’s goal of 100% net income conversion. Pentair continues to expect to generate free cash flow in excess of net income before noncontrolling interest in 2012. Pentair is continuing to target reductions in working capital and particularly inventory, as a percentage of sales. See the discussion of “Other financial measures” under “—Liquidity and Capital Resources—Other financial measures” for a reconciliation of Pentair’s free cash flow.

In 2012, Pentair’s operating objectives include the following:

•	Increasing Pentair’s presence in fast growth regions and vertical market focus to grow in those markets in which Pentair has competitive advantages;

•	Optimizing Pentair’s technological capabilities to increasingly generate innovative new products;

•	Driving operating excellence through lean enterprise initiatives, with specific focus on sourcing and supply management, cash flow management and lean operations; and

•	Focusing on developing global talent in light of Pentair’s increased global presence (39% of Pentair’s 2011 net sales were generated outside the United States).

Pentair may seek to meet its objectives of expanding its geographic reach internationally, expanding Pentair’s presence in its various channels to market and acquiring technologies and products to broaden Pentair’s businesses’ capabilities to serve additional markets through acquisitions. Pentair may also consider the divestiture of discrete business units to further focus Pentair’s businesses on their most attractive markets.

Results of Operations for Three and Six Months Ended June 30, 2012 Compared to Three and Six Months Ended July 2, 2011

Net Sales

Consolidated net sales and the change from the prior year period were as follows:

	Three months ended				Six months ended
In thousands	June 30, 2012	July 2, 2011	$ change	% change	June 30, 2012	July 2, 2011	$ change	% change
Net sales	$941,525	$910,175	$31,350	3.4%	$1,799,702	$1,700,448	$99,254	5.8%

The components of the change in net sales from the prior year period were as follows:

	Three months ended June 30, 2012 over the prior year period			Six months ended June 30, 2012 over the prior year period
Percentage change in net sales	Water & Fluid Solutions	Technical Products	Total	Water & Fluid Solutions	Technical Products	Total
Volume	1.1	(3.9)	(0.4)	0.5	(2.6)	(0.5)
Acquisition	6.4	—	4.4	9.4	—	6.3
Price	2.4	2.4	2.4	2.1	1.7	2.0
Currency	(3.0)	(2.9)	(3.0)	(2.0)	(2.0)	(2.0)

Total	6.9	(4.4)	3.4	10.0	(2.9)	5.8

Consolidated net sales

The 3.4 and 5.8 percentage point increases in consolidated net sales in the second quarter and first half, respectively, of 2012 from 2011 were primarily driven by:

•	higher sales volume related to the May 2011 acquisition of CPT;

•

organic Water & Fluid Solutions sales growth related to higher sales of certain pool products primarily serving the North American residential housing market and filtration products in other global markets; and

•	selective increases in selling prices to mitigate inflationary cost increases.

These increases were partially offset by:

•	unfavorable foreign currency effects; and

•	decreases in Technical Products sales volume in Western Europe and in the communications vertical market.

Net sales by segment and the change from prior year period were as follows:

	Three months ended				Six months ended
In thousands	June 30, 2012	July 2, 2011	$ change	% change	June 30, 2012	July 2, 2011	$ change	% change
Water & Fluid Solutions	$675,522	$631,994	$43,528	6.9%	$1,262,500	$1,147,362	$115,138	10.0%
Technical Products	266,003	278,181	(12,178)	(4.4%)	537,202	553,086	(15,884)	(2.9%)

Net sales	$941,525	$910,175	$31,350	3.4%	$1,799,702	$1,700,448	$99,254	5.8%

Water & Fluid Solutions

The 6.9 and 10.0 percentage point increases in Water & Fluid Solutions net sales in the second quarter and first half, respectively, of 2012 from 2011 were primarily driven by:

•	higher sales volume related to the May 2011 acquisition of CPT;

•	organic sales growth related to higher sales of certain pool products primarily serving the North American residential housing market and filtration products in other global markets;

•	continued sales growth in fast growth regions led by strength in Latin America; and

•	selective increases in selling prices to mitigate inflationary cost increases.

These increases were partially offset by:

•	unfavorable foreign currency effects.

Technical Products

The 4.4 and 2.9 percentage point decreases in Technical Products net sales in the second quarter and first half, respectively, of 2012 from 2011 were primarily driven by:

•	decreases in sales volume in Western Europe and in the communications vertical market; and

•	unfavorable foreign currency effects

These decreases were partially offset by:

•	selective increases in selling prices to mitigate inflationary cost increases.

Gross Profit

	Three months ended				Six months ended
In thousands	June 30, 2012	% of sales	July 2, 2011	% of sales	June 30, 2012	% of sales	July 2, 2011	% of sales
Gross Profit	$312,128	33.2%	$287,736	31.6%	$592,847	32.9%	$536,795	31.6%

Percentage point change		1.6	pts			1.3	pts

The 1.6 and 1.3 percentage point increases in gross profit as a percentage of sales in the second quarter and first half, respectively, of 2012 from 2011 were primarily the result of:

•	cost savings generated from Pentair Integrated Management System (“PIMS”) initiatives including lean and supply management practices;

•	selective increases in selling prices in Water & Fluid Solutions and Technical Products to mitigate inflationary cost increases; and

•	higher cost of goods sold in 2011 as a result of the inventory fair market value step-up and customer backlog recorded as part of the CPT purchase accounting.

These increases were partially offset by:

•	inflationary increases related to raw materials and labor costs.

Selling, general and administrative (SG&A)

	Three months ended					Six months ended
In thousands	June 30, 2012	% of sales		July 2, 2011	% of sales	June 30, 2012	% of sales		July 2, 2011	% of sales
SG&A	$173,445	18.4%		$158,432	17.4%	$348,455	19.4%		$303,192	17.8%

Percentage point change		1.0	pts				1.6	pts

The 1.0 and 1.6 percentage point increases in SG&A expense as a percentage of sales in the second quarter and first half, respectively, of 2012 from 2011 were primarily due to:

•	costs associated with the proposed transaction with Tyco Flow Control;

•	higher costs associated with the integration and intangible amortization related to the May 2011 acquisition of CPT;

•	restructuring actions taken in 2012; and

•	certain increases in labor and related costs.

Research and development (R&D)

	Three months ended					Six months ended
In thousands	June 30, 2012	% of sales		July 2, 2011	% of sales	June 30, 2012	% of sales		July 2, 2011	% of sales
R&D	$20,891	2.3%		$19,882	2.2%	$41,648	2.2%		$38,004	2.3%

Percentage point change		0.1	pts				(0.1	) pts

R&D expense as a percentage of sales increased 0.1 percentage points and decreased 0.1 percentage points in the second quarter and first half, respectively, of 2012 from 2011.

Increases were primarily due to:

•	higher costs associated with the May 2011 acquisition of CPT; and

•	continued investments in the development of new products to generate growth.

Decreases were primarily due to:

•	higher sales volume in Water & Fluid Solutions, which resulted in increased leverage on the fixed operating expenses.

Operating income

Water & Fluid Solutions

	Three months ended					Six months ended
In thousands	June 30, 2012	% of sales		July 2, 2011	% of sales	June 30, 2012	% of sales		July 2, 2011	% of sales
Operating Income	$91,989	13.6%		$84,521	13.4%	$155,666	12.3%		$141,049	12.3%

Percentage point change		0.2	pts				-	pts

Operating income in the Water & Fluid Solutions as a percentage of net sales in the first half of 2012 was unchanged from 2011. The 0.2 percentage point increase in Water & Fluid Solutions operating income as a percentage of net sales in the second quarter of 2012 from 2011 was primarily the result of:

•	savings generated from PIMS initiatives including lean and supply management practices; and

•	selective increases in selling prices to mitigate inflationary cost increases.

These increases were partially offset by:

•	restructuring actions taken in 2012.

Technical Products

	Three months ended					Six months ended
In thousands	June 30, 2012	% of sales		July 2, 2011	% of sales	June 30, 2012	% of sales		July 2, 2011	% of sales
Operating Income	$50,624	19.0%		$48,261	17.3%	$101,083	18.8%		$96,348	17.4%

Percentage point change		1.7	pts				1.4	pts

The 1.7 and 1.4 percentage point increases in Technical Products operating income as a percentage of sales in the second quarter and first half, respectively, of 2012 from 2011 were primarily the result of:

•	savings generated from PIMS initiatives including lean and supply management practices; and

•	selective increases in selling prices to mitigate inflationary cost increases.

These increases were partially offset by:

•	restructuring actions taken in 2012.

Net interest expense

	Three months ended				Six months ended
In thousands	June 30, 2012	July 2, 2011	$ change	% change	June 30, 2012	July 2, 2011	$ change	% change
Net interest expense	$16,079	$14,613	$1,466	10.0%	$30,847	$23,938	$6,909	28.9%

The 10.0 and 28.9 percentage point increases in interest expense in the second quarter and first half, respectively, of 2012 from 2011 were primarily the result of:

•	higher debt levels in the second quarter of 2012 following the May 2011 acquisition of CPT.

These increases were partially offset by:

•	interest benefits related to tax adjustments in 2012.

Provision for income taxes

	Three months ended		Six months ended
In thousands	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Income before income taxes and noncontrolling interest	$102,349	$95,481	$173,582	$172,568
Provision for income taxes	28,864	27,344	37,943	52,397
Effective tax rate	28.2%	28.6%	21.9%	30.4%

The 0.4 and 8.5 percentage point decreases in the effective tax rate in the second quarter and first half, respectively, of 2012 from 2011 were primarily the result of:

•	the resolution of U.S. federal and state tax audits in the first half of 2012 that did not occur in 2011; and

•	the mix of global earnings, including the impact of the CPT acquisition.

Results of Operations of Operations for Year Ended December 31, 2011 Compared to Year Ended December 31, 2010 and Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net sales

Consolidated net sales and the year-over-year changes were as follows:

In thousands	2011	2010	$ change	% change	2010	2009	$ change	% change
Net sales	$3,456,686	$3,030,773	$425,913	14.1%	$3,030,773	$2,692,468	$338,305	12.6%

Sales by segment and year-over-year changes were as follows:

In thousands	2011	2010	2009	2011 vs. 2010		2010 vs. 2009
				$ change	% change	$ change	% change
Water & Fluid Solutions	$2,369,804	$2,041,281	$1,847,764	$328,523	16.1%	$193,517	10.5%
Technical Products	1,086,882	989,492	844,704	97,390	9.8%	144,788	17.1%

Total	$3,456,686	$3,030,773	$2,692,468	$425,913	14.1%	$338,305	12.6%

The components of the net sales change were as follows:

	2011 vs. 2010			2010 vs. 2009
Percentages	Water & Fluid Solutions	Technical Products	Total	Water & Fluid Solutions	Technical Products	Total
Volume	2.4	6.2	3.7	10.6	17.0	12.6
Acquisition	11.5	—	7.7	—	—	—
Price	1.0	1.9	1.3	(0.3)	0.7	—
Currency	1.2	1.7	1.4	0.2	(0.6)	—

Total	16.1	9.8	14.1	10.5	17.1	12.6

Consolidated net sales

The 14.1 percentage point increase in consolidated net sales in 2011 from 2010 was primarily the result of:

•	higher sales volume related to the May 2011 acquisition of CPT;

•

organic sales growth primarily due to higher sales in Water & Fluid Solutions of certain pump, pool and filtration products primarily serving the North American residential housing market and other global markets;

•	higher sales within the industrial, energy and general electronics vertical markets of Technical Products;

•	favorable foreign currency effects; and

•	selective increases in selling prices to mitigate inflationary cost increases.

These increases were partially offset by:

•	2010 sales resulting from the Gulf Intracoastal Waterway Project which did not reoccur in 2011; and

•	lower sales within the communications vertical market of Technical Products.

The 12.6 percentage point increase in consolidated net sales in 2010 from 2009 was primarily driven by:

•	higher sales volume in Technical Products;

•

higher sales of certain pump, pool and filtration products primarily related to the stabilization in the North American residential housing markets and other global markets following the global recession in 2009; and

•	increased sales resulting from the Gulf Intracoastal Waterway Project.

Water & Fluid Solutions

The 16.1 percentage point increase in Water & Fluid Solutions sales in 2011 from 2010 was primarily the result of:

•	higher sales volume as a result of the May 2011 acquisition of CPT;

•	organic sales growth primarily due to higher sales of certain pump, pool and filtration products primarily serving the North American residential housing market and other global markets;

•	continued sales growth in Latin America, India and emerging markets in the Asia Pacific region;

•	favorable foreign currency effects; and

•	selective increases in selling prices to mitigate inflationary cost increases.

These increases were partially offset by:

•	2010 sales resulting from the Gulf Intracoastal Waterway Project which did not reoccur in 2011.

The 10.5 percentage point increase in Water & Fluid Solutions net sales in 2010 from 2009 was primarily driven by:

•

organic sales growth of approximately 10.3% in 2010 (excluding foreign currency exchange) primarily due to higher sales of certain pump, pool and filtration products primarily related to the stabilization in the North American residential housing markets and other global markets following the global recession in 2009 primarily related to:

•	increased sales resulting from the Gulf Intracoastal Waterway Project;

•	continued sales growth in India, China and in other emerging markets in the Asia-Pacific region as well as Latin America; and

•	selective increases in selling prices to mitigate inflationary cost increases.

These increases were partially offset by:

•	price concessions in the form of growth rebates.

Technical Products

The 9.8 percentage point increase in Technical Products sales in 2011 from 2010 was primarily the result of:

•	an increase in sales in industrial, energy and general electronics vertical markets;

•	favorable foreign currency effects; and

•	selective increases in selling prices to mitigate inflationary cost increases.

These increases were partially offset by:

•	lower sales within the communications vertical market.

The 17.1 percentage point increase in Technical Products net sales in 2010 from 2009 was primarily driven by:

•	organic sales growth of approximately 17.7% in 2010 (excluding foreign currency exchange) primarily related to:

•	an increase in sales in industrial, general electronics, communications, energy and infrastructure vertical markets; and

•	selective increases in selling prices to mitigate inflationary cost increases.

These increases were partially offset by:

•	unfavorable foreign currency effects in 2010 primarily related to the euro.

Gross profit

In thousands	2011	% of sales		2010	% of sales		2009	% of sales
Gross Profit	$1,073,722	31.1%		$930,640	30.7%		$785,135	29.2%

Percentage point change		0.4	pts		1.5	pts

The 0.4 percentage point increase in gross profit as a percentage of sales in 2011 from 2010 was primarily the result of:

•	higher sales volumes in Water & Fluid Solutions and Technical Products and higher fixed cost absorption resulting from that volume;

•	savings generated from PIMS initiatives, including lean and supply management practices; and

•	selective increases in selling prices in Water & Fluid Solutions and Technical Products to mitigate inflationary cost increases.

These increases were partially offset by:

•	inflationary increases related to raw materials and labor costs; and

•	higher cost of goods sold in 2011 as a result of a fair market value inventory step-up and customer backlog recorded as a part of the CPT purchase accounting.

The 1.5 percentage point increase in gross profit as a percentage of sales in 2010 from 2009 was primarily the result of:

•	higher sales volumes in Water & Fluid Solutions and Technical Products and higher fixed cost absorption resulting from that volume;

•	cost savings from restructuring actions and other personnel reductions taken in response to the economic downturn and resulting volume decline in 2009; and

•	savings generated from PIMS initiatives including lean and supply management practices across both Water & Fluid Solutions and Technical Products.

These increases were partially offset by:

•	inflationary increases related to certain raw materials and labor and related costs.

Selling, general and administrative (SG&A)

In thousands	2011	% of sales		2010	% of sales		2009	% of sales
* SG&A	$827,047	23.9%		$529,329	17.5%		$507,303	18.8%

Percentage point change		6.4	pts		(1.3	) pts

*	Includes goodwill impairment charge

The 6.4 percentage point increase in SG&A expense as a percentage of sales in 2011 from 2010 was primarily the result of:

•	goodwill impairment charge of $200.5 million in Water & Fluid Solutions relating to Pentair’s Residential Filtration reporting unit;

•	integration costs and intangible asset amortization costs related to the May 2011 acquisition of CPT;

•	incremental restructuring actions taken in 2011;

•	insurance proceeds related to certain legal settlements received in 2010 which did not reoccur at the same levels in 2011;

•	continued investments in future growth with emphasis on international markets, including personnel and business infrastructure investments; and

•	certain increases for labor and related costs.

These increases were partially offset by:

•	higher sales volumes in both Water & Fluid Solutions and Technical Products, which resulted in increased leverage on the fixed operating expenses.

The 1.3 percentage point decrease in SG&A expense as a percentage of sales in 2010 from 2009 was primarily due to:

•	higher sales volume in both Water & Fluid Solutions and Technical Products, which resulted in increased leverage on the fixed operating expenses;

•	reduced costs related to restructuring actions taken throughout 2009 to consolidate facilities and streamline general and administrative costs;

•	impairment charge of $11.3 million in 2009 for selected trade names resulting from volume declines; and

•	insurance proceeds related to the Horizon litigation and other legal settlements received in 2010.

These decreases were partially offset by:

•	continued investments in future growth with emphasis on growth in international markets, including personnel and business infrastructure investments; and

•	certain increases for labor and related costs as well as reinstatement of certain employee benefits.

Research and development (R&D)

In thousands	2011	% of sales		2010	% of sales		2009	% of sales
R&D	$78,158	2.3%		$67,156	2.2%		$57,884	2.2%

Percentage point change		0.1	pts		—	pts

The 0.1 percentage point increase in R&D expense as a percentage of sales in 2011 from 2010 was primarily the result of:

•	higher costs associated with the May 2011 acquisition of CPT; and

•	continued investments in the development of new products to generate growth.

These increases were partially offset by:

•	higher sales volumes in both Water & Fluid Solutions and Technical Products, which resulted in increased leverage on the R&D expense spending.

R&D expense as a percentage of sales in 2010 was flat compared to 2009 primarily as a result of:

•	continued investments in the development of new products to generate growth in line with higher sales volume.

Operating income

Water & Fluid Solutions

In thousands	2011	% of sales		2010	% of sales		2009	% of sales
Operating income	$58,311	2.5%		$231,588	11.3%		$163,745	8.9%

Percentage point change		(8.8	) pts		2.4	pts

The 8.8 percentage point decrease in Water & Fluid Solutions operating income as a percentage of net sales in 2011 from 2010 was primarily the result of:

•	goodwill impairment charge of $200.5 million in Water & Fluid Solutions relating to Pentair’s Residential Filtration reporting unit;

•	lower margin associated with the May 2011 acquisition of CPT, including the fair market value inventory step-up and customer backlog, intangible asset amortization and integration costs;

•	cost increases for certain raw materials and labor;

•	incremental restructuring actions taken in 2011;

•	insurance proceeds related to the Horizon litigation and other legal settlements received in 2010 which did not reoccur at the same levels in 2011; and

•	continued investments in future growth with emphasis on international markets, including personnel and business infrastructure investments.

These decreases were partially offset by:

•	higher sales volume in Water & Fluid Solutions, which resulted in increased leverage of the fixed cost base;

•	savings generated from PIMS initiatives, including lean and supply management practices; and

•	selective increases in selling prices to mitigate inflationary cost increases.

The 2.4 percentage point increase in Water & Fluid Solutions operating income as a percentage of net sales in 2010 as compared to 2009 was primarily the result of:

•	higher sales volume in Water & Fluid Solutions, which resulted in increased leverage of the fixed cost base;

•	cost savings from restructuring actions and other personnel reductions taken throughout 2009 to consolidate and streamline operations;

•	savings generated from PIMS initiatives, including lean and supply management practices;

•	impairment change of $11.3 million in 2009 for selected trade names resulting from volume declines; and

•	insurance proceeds related to the Horizon litigation and other legal settlements received in 2010.

These increases were offset by:

•	cost increases for certain raw materials and labor as well as reinstatement of certain employee benefits; and

•	continued investment in future growth with emphasis on growth in international markets.

Operating income

Technical Products

In thousands	2011	% of sales		2010	% of sales		2009	% of sales
Operating income	$185,240	17.0%		$151,533	15.3%		$100,355	11.9%

Percentage point change		1.7	pts		3.4	pts

The 1.7 percentage point increase in Technical Products operating income as a percentage of sales in 2011 from 2010 was primarily the result of:

•	higher sales volume, which resulted in increased leverage of the fixed cost base;

•	savings generated from PIMS initiatives, including lean and supply management practices; and

•	selective increases in selling prices to mitigate inflationary cost increases.

These increases were partially offset by:

•	cost increases for certain raw materials, such as carbon steel, as well as labor; and

•	continued investment in future growth with emphasis on international markets, including personnel and business infrastructure investments.

The 3.4 percentage point increase in Technical Products operating income as a percentage of sales in 2010 from 2009 was primarily the result of:

•	higher gross margins due to higher sales volumes in Technical Products;

•	cost savings from restructuring actions and other personnel reductions taken in response to the economic downturn and resulting volume decline in 2009;

•	savings generated from PIMS initiatives, including lean and supply management practices; and

•	selective increases in selling prices to mitigate inflationary cost increases.

These increases were partially offset by:

•	cost increases for certain raw materials and labor as well as reinstatement of certain employee benefits; and

•	continued investment in future growth with emphasis on growth in international markets, including personnel and business infrastructure investments.

Net interest expense

In thousands	2011	2010	$ change	% change	2010	2009	$ change	% change
Net interest expense	$58,835	36,116	$22,719	62.9%	$36,116	$41,118	$(5,002)	(12.2)%

The 62.9 percentage point increase in interest expense in 2011 from 2010 was primarily the result of:

•	the impact of higher debt levels following the May 2011 acquisition of CPT

The 12.2 percentage point decrease in interest expense in 2010 from 2009 was primarily the result of:

•	the favorable impact of lower debt levels in 2010 as compared to 2009 in addition to the redemption on April 15, 2009 of Pentair’s 7.85% Senior Notes due 2009 (the “Pentair 2009 Notes”).

Loss on early extinguishment of debt

In March 2009, Pentair announced the redemption of all of the remaining outstanding $133.9 million aggregate principal of the Pentair 2009 Notes. The Pentair 2009 Notes were redeemed on April 15, 2009 at a redemption price of $1,035.88 per $1,000 of principal outstanding plus accrued interest thereon. As a result of this transaction, Pentair recognized a loss of $4.8 million on early extinguishment of debt in the second quarter of 2009. The loss included the write off of $0.1 million in unamortized deferred financing fees in addition to recognition of $0.3 million in previously unrecognized swap gains and cash paid of $5.0 million related to the redemption and other costs associated with the purchase.

Provision for income taxes

In thousands	2011	2010	2009
Income from continuing operations before income taxes and noncontrolling interest	$111,580	300,147	172,647
Provision for income taxes	73,059	97,200	56,428
Effective tax rate	65.5%	32.4%	32.7%

The 33.1 percentage point increase in the tax rate in 2011 from 2010 was primarily the result of:

•

the unfavorable tax impact of the $200.5 million goodwill impairment charge in Water & Fluid Solutions relating to Pentair’s Residential Filtration reporting unit. Excluding this item, Pentair’s tax rate would have been 29.6% in 2011.

The increases were partially offset by:

•	certain discrete items in 2011 that did not occur in 2010;

•	the mix of global earnings, and;

•	favorable benefits related to the May 2011 acquisition of CPT.

The 0.3 percentage point decrease in the effective tax rate in 2010 from 2009 was primarily the result of:

•	the mix of global earnings.

Liquidity and Capital Resources

Pentair generally funds cash requirements for working capital, capital expenditures, equity investments, acquisitions, debt repayments, dividend payments and share repurchases from cash generated from operations, availability under existing committed revolving credit facilities and in certain instances, public and private debt and equity offerings. Pentair has grown its businesses in significant part in the past through acquisitions financed by credit provided under Pentair’s revolving credit facilities and from time to time, by private or public debt issuance. Pentair’s primary revolving credit facilities have generally been adequate for these purposes, although Pentair has negotiated additional credit facilities as needed to allow it to complete acquisitions.

Pentair is focusing on increasing its cash flow and repaying existing debt, while continuing to fund Pentair’s research and development, marketing and capital investment initiatives. Pentair’s intent is to maintain investment grade ratings and a solid liquidity position.

Pentair experiences seasonal cash flows primarily due to seasonal demand in a number of markets within Water & Fluid Solutions. Pentair generally borrows in the first quarter of its fiscal year for operational purposes, which usage reverses in the second quarter as the seasonality of Pentair’s businesses peaks. End-user demand for pool and certain pumping equipment follows warm weather trends and is at seasonal highs from April to August. The magnitude of the sales spike is partially mitigated by employing some advance sale “early buy” programs (generally including extended payment terms and/or additional discounts). Demand for residential and agricultural water systems is also impacted by weather patterns, particularly by heavy flooding and droughts.

Operating activities

Cash provided by operating activities was $166.8 million in the first six months of 2012 compared with $152.6 million in the prior year period. The increase in cash provided from operating activities was due primarily to an increase in net income before noncontrolling interest, partially offset by an increase in working capital and other long-term assets and a decrease in long-term liabilities.

Cash provided by operating activities was $320.2 million in 2011 or $49.8 million higher than in 2010. The increase in cash provided by operating activities was due primarily to an increase in net income before non-cash items, partially offset by increased working capital necessary to support revenue growth.

Cash provided by operating activities was $270.4 million in 2010 or $12.0 million higher than in 2009. The increase in cash provided by operating activities was due primarily to a reduction in working capital, partially offset by an accelerated pension contribution of $25 million and lower income from continuing operations.

Investing activities

Cash used for investing activities was $49.4 million for the first six months of 2012 compared to $768.1 million in the prior year period. The current period activity relates mainly to cash used in acquisitions and capital expenditures. The decrease from the comparable prior year period was primarily due to a decrease in cash used in acquisitions.

Cash used in acquisitions, net of cash acquired, for the first six months of 2012 was $19.9 million compared with $733.1 million in the prior year period. In April 2012, Pentair acquired, as part of Water & Fluid Solutions, all of the outstanding shares of capital stock of Sibrape for $19.9 million, net of cash acquired. In May 2011, Pentair acquired as part of Water & Fluid Solutions, the CPT division of privately held Norit Holdings B.V. for $715.3 million. In January 2011, Pentair acquired as part of Water & Fluid Solutions, all of the outstanding shares of capital stock of Hidro Filtros for cash of $14.9 million and a note payable of $2.1 million.
Capital expenditures in the first six months of 2012 were $31.3 million compared with $35.2 million in the prior year period. Pentair currently anticipates capital expenditures for fiscal 2012 will be approximately $75 million to $85 million, primarily for capacity expansions in Pentair’s key growth markets, new product development, and replacement equipment.

Additionally, during 2011, Pentair completed other small acquisitions with purchase prices totaling $4.6 million, consisting of $2.9 million in cash and $1.7 million as a note payable, adding to Water & Fluid Solutions.

Capital expenditures in 2011, 2010 and 2009 were $73.3 million, $59.5 million and $54.1 million, respectively.

Financing activities

Net cash used for financing activities was $98.1 million in the first six months of 2012 compared with cash provided by financing activities of $638.3 million in the prior year period. The decrease primarily relates to borrowing utilized to fund the CPT acquisition in May 2011. Additionally, financing activities included draw downs and repayments on Pentair’s revolving credit facilities to fund Pentair’s operations in the normal course of business, payments of dividends, cash received/used for stock issued to employees and tax benefits related to stock-based compensation.

Net cash provided by financing activities was $503.6 million in 2011 and net cash used for financing activities was $190.6 million in 2010 and $209.1 in 2009. The increase in 2011 primarily related to borrowing utilized to fund the CPT acquisition. Additionally, financing activities included draw downs and repayments on Pentair’s revolving credit facilities to fund its operations in the normal course of business, payments of dividends, cash received/used for stock issued to employees, repurchase of common stock and tax benefits related to stock-based compensation.

In May 2011, Pentair completed a public offering of $500 million aggregate principal amount of its 5.00% Senior Notes due 2021 (the “Pentair 2021 Notes”). The Pentair 2021 Notes are guaranteed by certain of its wholly-owned domestic subsidiaries that are also guarantors under its primary bank credit facility. Pentair used the net proceeds from the offering of the Pentair 2021 Notes to finance in part the CPT acquisition.

In April 2011, Pentair entered into a Fourth Amended and Restated Credit Agreement (the “Pentair Credit Facility”). The Pentair Credit Facility replaced Pentair’s previous $800 million revolving credit facility. The Pentair Credit Facility creates an unsecured, committed credit facility of up to $700 million, with multi-currency sub facilities to support investments outside the U.S. The Pentair Credit Facility expires on April 28, 2016. Borrowings under the Pentair Credit Facility currently bear interest at the rate of London Interbank Offered Rate (“LIBOR”) plus 1.75%. Interest rates and fees on the Pentair Credit Facility will vary based on Pentair’s credit ratings. Pentair used borrowings under the Pentair Credit Facility to fund a portion of the CPT acquisition and to fund ongoing operations.

Pentair is authorized to sell short-term commercial paper notes to the extent availability exists under the Pentair Credit Facility. Pentair uses the Pentair Credit Facility as back-up liquidity to support 100% of commercial paper outstanding. Pentair’s use of commercial paper as a funding vehicle depends upon the relative interest rates for its commercial paper compared to the cost of borrowing under the Pentair Credit Facility. As of June 30, 2012, Pentair had $7.0 million of commercial paper outstanding.

In May 2012, Pentair repaid $105 million of matured private placement debt with borrowings under the Pentair Credit Facility.

All of the commercial paper and private placement—floating rate debt was classified as long-term as Pentair has the intent and the ability to refinance such obligations on a long-term basis under the Pentair Credit Facility.

Total availability under the Pentair Credit Facility was $487.4 million as of June 30, 2012, which was not limited by the leverage ratio financial covenant in the credit agreement.

Pentair’s debt agreements contain certain financial covenants, the most restrictive of which is a leverage ratio (total consolidated indebtedness, as defined, over consolidated net income before interest, taxes, depreciation, amortization and non-cash compensation expense, as defined) that may not exceed 3.5 to 1.0 as of the last date of each of Pentair’s fiscal quarters. As of June 30, 2012, Pentair was in compliance with all financial covenants in its debt agreements.

In addition to the Pentair Credit Facility, Pentair has various other credit facilities with an aggregate availability of $73.1 million, of which $7.6 million was outstanding at June 30, 2012. Borrowings under these credit facilities bear interest at variable rates. Additionally, as part of the CPT acquisition Pentair assumed certain capital leases with an outstanding balance of $14.7 million at June 30, 2012.

Pentair’s cost of and ability to obtain debt financing may be impacted by its credit ratings. Pentair’s long-term debt is rated at BBB- by Standard & Poor’s (“S&P”) with stable outlook and Baa3 by Moody’s with stable outlook.

Pentair issues short-term commercial paper notes that are currently not rated by S&P or Moody’s. Even though its short-term commercial paper is unrated, Pentair believes a downgrade in its credit rating could have a negative impact on its ability to continue to issue unrated commercial paper.

Pentair does not expect that a one-rating downgrade of its credit rating by either S&P or Moody’s would substantially affect its ability to access the long-term debt capital markets. However, depending upon market conditions, the amount, timing and pricing of new borrowings and interest rates under the Pentair Credit Facility could be adversely affected. If both of Pentair’s credit ratings were downgraded to below BBB-/Baa3, its flexibility to access the term debt capital markets would be reduced.

A credit rating is a current opinion of the creditworthiness of an obligor with respect to a specific financial obligation, a specific class of financial obligations or a specific financial program. The credit rating takes into consideration the creditworthiness of guarantors, insurers or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated. The ratings outlook also highlights the potential direction of a short or long-term rating. It focuses on identifiable events and short-term trends that cause ratings to be placed under observation by the respective rating agencies. A change in rating outlook does not mean a rating change is inevitable.

Pentair expects to continue to have cash requirements to support working capital needs and capital expenditures, to pay interest and service debt and to pay dividends to shareholders annually. Pentair believes it has the ability and sufficient capacity to meet these cash requirements by using available cash and internally generated funds and to borrow under its committed and uncommitted credit facilities.

Dividends paid in the first six months of 2012 were $44.1 million, or $0.44 per common share, compared with $39.7 million, or $0.40 per common share, in the prior year period. Pentair paid dividends in 2011 of $79.5 million, compared with $75.5 million in 2010 and $70.9 million in 2009. Pentair has increased dividends every year for the last 36 years and expects to continue paying dividends on a quarterly basis.

In July 2010, the board of directors authorized the repurchase of shares of Pentair’s common stock up to a maximum dollar limit of $25 million. As of December 31, 2010 Pentair had repurchased 734,603 shares for $25 million pursuant to this plan. In December 2010, the board of directors authorized the repurchase of shares of Pentair’s common stock up to a maximum dollar limit of $25 million. As of December 31, 2011, Pentair had repurchased 389,300 shares for $12.5 million pursuant to this authorization, which expired in December 2011. In December 2011, the board of directors authorized the repurchase of shares of Pentair’s common stock up to a maximum dollar limit of $25 million. This authorization expires in December 2012.

The following summarizes Pentair’s significant contractual obligations that impact its liquidity:

	Payments Due by Period
In thousands	2012	2013	2014	2015	2016	More than 5 years	Total
Long-term debt obligations	$3,694	$200,620	$—	$—	$288,985	$800,000	$1,293,299
Capital lease obligations	1,168	1,168	1,168	1,168	1,168	9,948	15,788
Interest obligations on fixed-rate debt, including effects of derivative financial instruments	30,810	26,605	17,610	17,610	17,610	8,805	119,050
Operating lease obligations, net of sublease rentals	25,681	19,060	15,659	12,571	10,228	16,691	99,890
Pension and post retirement plan contributions	46,500	34,800	43,700	10,700	10,500	122,800	269,000

Total contractual cash obligations, net	$107,853	$282,253	$78,137	$42,049	$328,491	$958,244	$1,797,027

In addition to the summary of significant contractual obligations, Pentair will incur annual interest expense on outstanding variable rate debt. As of December 31, 2011, variable interest rate debt, including the effects of derivative financial instruments, was $202.0 million at a weighted average interest rate of 2.25%.

The estimated annual pension plan contribution amounts are intended to achieve fully funded status of Pentair’s domestic qualified pension plan in accordance with the Pension Protection Act of 2006. Pension and post retirement plan contributions are based on an assumed discount rate of 5.05% for all periods and an expected rate of return on plan assets ranging from 5.05% to 7.50%.

The total gross liability for uncertain tax positions was $13.3 million, $26.5 million and $24.8 million at June 30, 2012, December 31, 2011 and July 2, 2011, respectively. Pentair is not able to reasonably estimate the amount by which the estimate will increase or decrease over time; however, at this time, Pentair does not expect a significant payment related to these obligations within the next twelve months.

Impact of the Merger

In connection with the consummation of the Merger, Pentair may refinance some or all of the indebtedness described above, subject to the terms of the Merger Agreement, which provides that Pentair may not repay, incur or refinance any indebtedness to the extent such action would cause it not to be rated investment grade by any ratings agency.

Prior to the Distribution, a subsidiary of Tyco Flow Control will issue an intercompany note to a subsidiary of Tyco in an amount not to exceed $500 million. The intercompany note will be repaid at the closing of the Merger.

Prior to the Distribution, a subsidiary of Tyco Flow Control plans to issue, subject to certain conditions precedent, unsecured senior notes in an amount up to $900 million that will be guaranteed by Tyco Flow Control. Tyco Flow Control plans to use the net proceeds from the issuance of the senior notes to repay $500 million of Pentair private placement notes and the intercompany note. However, the issuance of the senior notes is not a condition to the Merger and Tyco Flow Control cannot provide any assurance that it will complete the issuance of the senior notes.

Effective with the closing of the Merger, it is planned that Tyco Flow Control will become a guarantor of, and a subsidiary of Tyco Flow Control will become a borrower under, an unsecured senior credit facility of up to $1.2 billion (with an option to increase by $500 million). Tyco Flow Control plans to use availability under this senior credit facility to repay borrowings outstanding under Pentair’s existing credit facility as of the completion of the Merger and, if the senior notes are not issued, to repay the intercompany note.

If the third party financing described above is not available on terms acceptable to the parties, instead of a subsidiary of Tyco Flow Control issuing to a subsidiary of Tyco the intercompany note, a subsidiary of Tyco Flow Control will issue a one year unsecured “bridge” note for up to $500 million to a subsidiary of Tyco that will bear interest at a rate of 14.0% and may be prepaid at any time.

After accounting for the issuance of either the intercompany note or the bridge note, the payment of transaction expenses and transfer of any excess cash to Tyco, but not taking into account any third party financing, Tyco Flow Control will have a net indebtedness immediately prior to the Distribution of $275 million.

Tyco Flow Control expects to have pro forma aggregate long-term debt of approximately $1.7 billion at the closing of the Merger.

See “The Merger Agreement—Financing” and “Debt Financing” for more information regarding the financing plans of Pentair and Tyco Flow Control.

Other financial measures

In addition to measuring its cash flow generation or usage based upon operating, investing and financing classifications included in the Consolidated Statements of Cash Flows, Pentair also measures its free cash flow. Pentair has a long-term goal to consistently generate free cash flow that equals or exceeds 100% conversion of net income from continuing operations. Free cash flow is a non-U.S. GAAP financial measure that Pentair uses to assess its cash flow performance. Pentair believes free cash flow is an important measure of operating performance because it provides Pentair and its investors a measurement of cash generated from operations that is available to pay dividends, make acquisitions, repay debt and repurchase shares. In addition, free cash flow is used as a criterion to measure and pay compensation-based incentives. Pentair’s measure of free cash flow may not be comparable to similarly titled measures reported by other companies. The following table is a reconciliation of free cash flow:

	Six months ended
In thousands	June 30, 2012	July 2, 2011
Net cash provided by (used for) operating activities	$166,761	$152,611
Capital expenditures	(31,312)	(35,221)
Proceeds from sale of property and equipment	4,868	89

Free cash flow	$140,317	$117,479

	Twelve Months Ended December 31
In thousands	2011	2010	2009
Net cash provided by (used for) continuing operations	$320,226	$270,376	$259,900
Capital expenditures	(73,348)	(59,523)	(54,137)
Proceeds from sale of property and equipment	1,310	358	1,208

Free cash flow	$248,188	$211,211	$206,971

Off-balance sheet arrangements

At December 31, 2011, Pentair had no off-balance sheet financing arrangements.

Commitments and Contingencies

Environmental

Pentair has been named as defendants, targets or potentially responsible parties (“PRP”) in a small number of environmental clean-ups, in which its current or former business units have generally been given de minimis status. To date, none of these claims have resulted in clean-up costs, fines, penalties or damages in an amount material to Pentair’s financial position or results of operations. Pentair has disposed of a number of businesses in recent years and in certain cases, such as the disposition of the Cross Pointe Paper Corporation uncoated paper business in 1995, the disposition of the Federal Cartridge Company ammunition business in 1997, the disposition of Lincoln Industrial in 2001 and the disposition of the Tools Group in 2004, Pentair has retained responsibility and potential liability for certain environmental obligations. Pentair has received claims for indemnification from purchasers of these businesses and has established what it believe to be adequate accruals for potential liabilities arising out of retained responsibilities. Pentair settled some of the claims in prior years; to date its recorded accruals have been adequate.

In addition, there are ongoing environmental issues at a limited number of sites relating to operations no longer carried out at the sites. Pentair has established what it believes to be adequate accruals for remediation costs at these sites. Pentair does not believe that projected response costs will result in a material liability.

Pentair may be named as a PRP at other sites in the future, for both divested and acquired businesses. When the outcome of the matter is probable and it is possible to provide reasonable estimates of its liability with respect to environmental sites, provisions have been made in accordance with U.S. GAAP. As of December 31, 2011 and December 31, 2010, Pentair’s undiscounted reserves for such environmental liabilities were approximately $1.5 million and $1.3 million, respectively. Pentair cannot ensure that environmental requirements will not change or become more stringent over time or that its eventual environmental clean-up costs and liabilities will not exceed the amount of its current reserves.

Stand-by letters of credit and bonds

In the ordinary course of business, Pentair is required to commit to bonds that require payments to its customers for any non-performance. The outstanding face value of the bonds fluctuates with the value of Pentair’s projects in process and in its backlog. In addition, Pentair issues financial stand-by letters of credit primarily to secure its performance to third parties under self-insurance programs and certain legal matters. As of December 31, 2011 and December 31, 2010, the outstanding value of these instruments totaled $136.2 million and $116.5 million, respectively.

New Accounting Standards

See Note 1 of Pentair’s Notes to Consolidated Financial Statements and Note 2 of Pentair’s Notes to Condensed Consolidated Financial Statements (Unaudited) for information pertaining to recently adopted accounting standards or accounting standards to be adopted in the future.

Critical Accounting Policies

Pentair has adopted various accounting policies to prepare the consolidated financial statements in accordance with U.S. GAAP. Pentair’s significant accounting policies are more fully described in Note 1 of Pentair’s Notes to Consolidated Financial Statements. Certain of Pentair’s accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on Pentair’s historical experience, terms of existing contracts, its observance of trends in the industry and information available from other outside sources, as appropriate. Pentair considers an accounting estimate to be critical if:

•	it requires it to make assumptions about matters that were uncertain at the time it was making the estimate; and

•	changes in the estimate or different estimates that it could have selected would have had a material impact on its financial condition or results of operations.

Our critical accounting estimates include the following:

Impairment of goodwill and indefinite-lived intangibles

Goodwill

Goodwill represents the excess of the cost of acquired businesses over the net of the fair value of identifiable tangible net assets and identifiable intangible assets purchased and liabilities assumed.

Goodwill is tested at least annually for impairment and is tested for impairment more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is performed using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the estimated fair value is less than the carrying amount of the reporting unit there is an indication that goodwill impairment exists and a second step must be completed in order to determine the amount of the goodwill impairment, if any, that should be recorded. In the second step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation.

The fair value of each reporting unit is determined using a discounted cash flow analysis and market approach. Projecting discounted future cash flows requires Pentair to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. Use of the market approach consists of comparisons to comparable publicly traded companies that are similar in size and industry. Actual results may differ from those used in Pentair’s valuations.

In developing discounted cash flow analysis, assumptions about future revenues and expenses, capital expenditures and changes in working capital are based on Pentair’s annual operating plan and long-term business plan for each of its reporting units. These plans take into consideration numerous factors including historical experience, anticipated future economic conditions, changes in raw material prices and growth expectations for the industries and end markets Pentair participates in. These assumptions are determined over a five year long-term planning period. The five-year growth rates for revenues and operating profits vary for each reporting unit being evaluated. Revenues and operating profit beyond 2018 are projected to grow at a perpetual growth rate between 3.0% and 3.5%.

Discount rate assumptions for each reporting unit take into consideration Pentair’s assessment of risks inherent in the future cash flows of the respective reporting unit and its weighted-average cost of capital. Pentair utilized a discount rate ranging from 12.6% to 14% in determining the discounted cash flows in its fair value analysis.

In estimating fair value using the market approach, Pentair identifies a group of comparable publicly-traded companies for each operating segment that are similar in terms of size and product offering. These groups of comparable companies are used to develop multiples based on total market-based invested capital as a multiple of EBITDA. Pentair determines its estimated values by applying these comparable EBITDA multiples to the operating results of its reporting units. The ultimate fair value of each reporting unit is determined considering the results of both valuation methods.

In connection with its annual impairment test, Pentair determined that the fair value of one of its reporting units did not exceed its carrying value by a significant amount. Goodwill for this reporting unit was $799.9 million at December 31, 2011. If cash flow projections decreased by 6.7% or if the discount rate increased by 70 basis points (the discount rate used in the impairment analysis was 12.6%), this reporting unit would have failed the step one test and a step two analysis would have been required.

Impairment charge

In the fourth quarter of 2011, Pentair completed its annual goodwill impairment review. As a result, Pentair recorded a pre-tax non-cash impairment charge of $200.5 million. This represents impairment of goodwill in its Residential Filtration reporting unit, part of Water & Fluid Solutions. The impairment charge resulted from changes in Pentair’s forecasts in light of economic conditions prevailing in these markets and due to continued softness in the end-markets served by residential water treatment components.

Identifiable intangible assets

Pentair’s primary identifiable intangible assets include trade marks and trade names, patents, non-compete agreements, proprietary technology and customer relationships. Identifiable intangibles with finite lives are amortized and those identifiable intangibles with indefinite lives are not amortized. Identifiable intangible assets that are subject to amortization are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Identifiable intangible assets not subject to amortization are tested for impairment annually or more frequently if events warrant. Pentair completes its annual impairment test during the fourth quarter each year for those identifiable assets not subject to amortization. There was no impairment charge recorded in 2011 or 2010 for identifiable intangible assets. An impairment charge of $11.3 million was recorded in 2009, related to trade names. These charges were recorded in Selling, general and administrative in Pentair’s Consolidated Statements of Income.

The impairment test consists of a comparison of the fair value of the trade name with its carrying value. Fair value is measured using the relief-from-royalty method. This method assumes the trade name has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires Pentair to estimate the future revenue for the related brands, the appropriate royalty rate and the weighted average cost of capital. The impairment charge recorded in 2009 was the result of significant declines in sales volume.

At December 31, 2011, Pentair’s goodwill and intangible assets were approximately $2,866.2 million and represented approximately 62.5% of its total assets. If Pentair experiences future declines in sales and operating profit or does not meet its operating forecasts, Pentair may be subject to future impairments. Additionally, changes in assumptions regarding the future performance of its businesses, increases in the discount rate used to determine the discounted cash flows of its businesses or significant declines in its stock price or the market as a whole could result in additional impairment indicators. Because of the significance of Pentair’s goodwill and intangible assets, any future impairment of these assets could have a material adverse effect on its financial results.

Impairment of long-lived assets

Pentair reviews the recoverability of long-lived assets to be held and used, such as property, plant and equipment, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on Pentair’s ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Impairment losses on long-lived assets held for sale are determined in a similar manner, except that fair values are reduced for the cost to dispose of the assets. The measurement of impairment requires Pentair to estimate future cash flows and the fair value of long-lived assets. There were no impairment charges recorded related to long-lived assets in 2011, 2010 or 2009.

Pension

Pentair sponsors domestic and foreign defined-benefit pension and other post-retirement plans. The amounts recognized in its consolidated financial statements related to its defined-benefit pension and other post-retirement plans are determined from actuarial valuations. Inherent in these valuations are assumptions including expected return on plan assets, discount rates, rate of increase in future compensation levels and health care cost trend rates. These assumptions are updated annually and are disclosed in Note 12 to Pentair’s Notes to Consolidated Financial Statements. Changes to these assumptions will affect pension expense, pension contributions and the funded status of Pentair’s pension plans.

Pentair recognizes the overfunded or underfunded status of its defined benefit and retiree medical plans as an asset or liability in its Consolidated Balance Sheets, with changes in the funded status recognized through comprehensive income in the year in which they occur.

Discount rate

The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the end of the year based on Pentair’s December 31 measurement date. The discount rate was determined by matching Pentair’s expected benefit payments to payments from a stream of AA or higher bonds available in the marketplace, adjusted to eliminate the effects of call provisions. This produced a discount rate for Pentair’s U.S. plans of 5.05% in 2011, 5.90% in 2010 and 6.00% in 2009. The discount rates on Pentair’s foreign plans ranged from 0.75% to 5.00% in 2011, 0.75% to 5.40% in 2010 and 2.00% to 6.00% in 2009. There are no other known or anticipated changes in Pentair’s discount rate assumption that will impact its pension expense in 2012.

Expected rate of return

Pentair’s expected rate of return on plan assets was 8.0% for 2011 and 8.5% in 2010 and 2009. The expected rate of return is designed to be a long-term assumption that may be subject to considerable year-to-year variance from actual returns. In developing the expected long-term rate of return, Pentair considered its historical returns, with consideration given to forecasted economic conditions, its asset allocations, input from external consultants and broader longer-term market indices.

Pentair bases its determination of pension expense or income on a market-related valuation of assets which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

See Note 12 of Pentair’s Notes to Consolidated Financial Statements for further information regarding pension plans.

Quantitative and Qualitative Disclosures About Market Risks

Market risk is the potential economic loss that may result from adverse changes in the fair value of financial instruments. Pentair is exposed to various market risks, including changes in interest rates and foreign currency rates. Pentair uses derivative financial instruments to manage or reduce the impact of changes in interest rates. Counterparties to all derivative contracts are major financial institutions. All instruments are entered into for other than trading purposes. The major accounting policies and utilization of these instruments are described more fully in Note 1 Pentair’s Notes to Consolidated Financial Statements.

Failure of one or more of Pentair’s swap counterparties would result in the loss of any benefit to Pentair of the swap agreement. In this case, Pentair would continue to be obligated to pay the variable interest payments per the underlying debt agreements which are at variable interest rates of 3 month LIBOR plus .50% for $105 million of debt and 3 month LIBOR plus .60% for $100 million of debt. Additionally, failure of one or all of Pentair’s swap counterparties would not eliminate Pentair’s obligation to continue to make payments under its existing swap agreements if Pentair continues to be in a net pay position.

Interest rate risk

Pentair’s debt portfolio, excluding the impact of swap agreements, as of December 31, 2011, was comprised of debt predominantly denominated in U.S. dollars. This debt portfolio is comprised of 69% fixed-rate debt and 31% variable-rate debt, not considering the effects of Pentair’s interest rate swaps. Taking into account the variable to fixed-rate swap agreements Pentair entered into with an effective date of April 2006 and August 2007, Pentair’s debt portfolio is comprised of 85% fixed-rate debt and 15% variable-rate debt. Changes in interest rates have different impacts on the fixed and variable-rate portions of Pentair’s debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the fair value but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact the net financial instrument position.

Based on the fixed-rate debt included in Pentair’s debt portfolio, as of December 31, 2011, a 100 basis point increase or decrease in interest rates would result in a $53.0 million increase or $58.0 million decrease in fair value.

Based on the variable-rate debt included in Pentair’s debt portfolio, including the interest rate swap agreements, as of December 31, 2011, a 100 basis point increase or decrease in interest rates would result in a $2.0 million increase or decrease in interest incurred.

Foreign currency risk

Pentair conducts business in various locations throughout the world and is subject to market risk due to changes in the value of foreign currencies in relation to its reporting currency, the U.S. dollar. Pentair uses derivative financial instruments to manage these risks. The functional currencies of Pentair’s foreign operating locations are the local currency in the country of domicile. Pentair manages these operating activities at the local level and revenues, costs, assets and liabilities are generally denominated in local currencies, thereby mitigating the risk associated with changes in foreign exchange. However, Pentair’s results of operations and assets and liabilities are reported in U.S. dollars and thus will fluctuate with changes in exchange rates between such local currencies and the U.S. dollar. From time to time, Pentair may enter in to short duration foreign currency contracts to hedge foreign currency risks.

INFORMATION ABOUT TYCO FLOW CONTROL

Overview

We are a global leader in the industrial flow control market, specializing in the design, manufacture and servicing of highly engineered valves, actuation & controls, electric heat management solutions and water transmission and distribution products.

Our broad portfolio of products and services, sold under well-known brands such as Keystone, Vanessa, Anderson Greenwood, Crosby, Sempell, Biffi, Raychem ,Tracer and SINTAKOTE, serve flow control needs across the general process, oil & gas, water, power generation, mining and other industries. We provide our customers with highly engineered, customized solutions designed to meet their unique specifications and needs. End users of our products generally consist of private industrial enterprises and municipalities and other governmental entities involved in infrastructure projects. Our customers’ needs center around protecting the safety of their people and assets, increasing the efficiency and productivity of their operations and reducing their impact on the environment.

One of the keys to our success is our ability to partner with customers from the earliest stages of a new project. We work closely with them from the design and manufacturing phases to the ongoing after-market service and maintenance of our products. We hold leading positions in large fragmented industries, and we believe that we are well positioned—because of our global footprint, extensive industry experience, project management capabilities and applications expertise—to expand our business in both developed and emerging markets. Our net revenue and operating income for fiscal year 2011 were $3.6 billion and $306 million, respectively.

We conduct our business through three reportable segments:

•

Our Valves & Controls segment is one of the world’s largest manufacturers of valves, actuators and controls. The segment’s leading products, services and solutions address many of the most challenging flow applications in the general process, oil & gas, power generation and mining industries. Our key brands in this segment include Keystone, Vanessa, Anderson Greenwood, Crosby, Sempell, Biffi and Westlock, all of which are leaders in the industries they serve and pioneers in their specific field of application.

•

Our Thermal Controls segment is a leading provider of complete electric heat management solutions, primarily for the oil & gas, general process and power generation industries. We pioneered the development of this market. We provide our customers with turnkey and full life-cycle solutions, from front-end engineering and installation to MRO services. We also provide products and services for safety and comfort applications, as well as engineered and specialty technologies for critical industry applications. Our major offerings include heat tracing, floor and specialty heating, electronic controls, leak detection systems and fire and performance wiring products. Our key brands in this segment include Raychem, Tracer, TraceTek, DigiTrace, Pyrotenax and PetroTrace.

•

Our Water & Environmental Systems segment is a leading provider of large-scale water transmission and distribution products and water/wastewater systems in the Pacific and Southeast Asia region. The segment serves mainly regional governmental water authorities, industrial clients and the agricultural water sector, primarily in that region. We are one of the region’s leading manufacturers of pipes, valves, fittings, pumps, instruments and meters for the markets we serve. We also specialize in the design and manufacture of environmental systems for both water and air applications in niche markets worldwide. Our key brands in this segment include SINTAKOTE, Goyen and Water Infrastructure Group.

Our products are sold in nearly 100 countries through multiple channels based on local market conditions and demand. Our primary sales channel is our direct sales force, many of whose members are highly skilled engineers who can provide value-added services in the early engineering and design phases of our customers’ projects. We also utilize distributors, wholesalers, manufacturers’ representatives and other channels where conditions warrant. Additionally, many of our products are incorporated into products sold by original equipment manufacturers (“OEMs”) or are sold to EPC firms that manage capital projects for our end customers. Our revenue is broadly diversified across thousands of customers, with no single customer accounting for more than 5% of our revenue during fiscal year 2011.

We serve our extensive global customer base through 45 major manufacturing facilities and 93 after-market service centers around the world.

We believe our strategy of leveraging our global reach, premier brands and highly engineered solutions will drive sustained, profitable growth across our businesses. We continue to enhance and expand our product and service offerings, and believe we are well positioned to grow our customer base in each of our strategic markets.

Our Business Segments, Products and Brands

Each of our three segments—Valves & Controls, Thermal Controls and Water & Environmental Systems—serves a highly diverse customer base, and none is dependent upon a single customer or group of customers. In fiscal year 2011, no customer accounted for more than 3% of our net revenue.

As discussed under “Competition” below, the markets in which we compete are generally highly fragmented. We therefore face competition from many other businesses throughout the world, including other large global businesses, significant regional businesses and many smaller regional and local businesses.

The table below summarizes our business segments and the products and services they offer. No class of similar products or services accounted for 10% or more of our net revenue in any of the last three fiscal years.

Business Segment	Products and Services	General Description	Key Brands
Valves & Controls	Valves	A broad range of industrial valve products and services, including pressure-relief, butterfly, ball, triple offset, gate/globe/check and other specialty valves and related products. Valves products and services address the many challenging flow control needs, including extreme pressure and temperature and remote or severe service applications.
Actuation & Controls

A broad range of actuation and control products and services, including pneumatic, hydraulic and electric actuators, gas-hydraulic and subsea actuators, limit switches, solenoid valves, valve positioners, rotary and linear valve position and control monitors, control panels, and network systems and accessories.

Thermal Controls	Industrial Heat Management Products

Electric heat tracing systems for a wide variety of industrial applications, including process temperature maintenance, freeze protection for pipes and vessels, long pipeline heating, tank heating & insulation, power distribution and control & monitoring systems.

	Tracer Turnkey Solutions	Complete turnkey electric heat management solutions, including engineering, project management, field construction, quality assurance, start-up & commissioning and maintenance & auditing.
	Building & Infrastructure Solutions	Smart, system-based product and service solutions for the commercial, residential and infrastructure markets. Applications address safety and comfort concerns, including pipe freeze protection, flow maintenance, rail heating, fire rated & specialty wiring, floor heating and other applications.

	Engineered & Specialty Technologies	Customized product solutions with full design and development services for a variety of critical industry applications. Technologies include electro-thermal down-hole heating, tip clearance sensors and liquid leak detection systems.

Business Segment	Products and Services	General Description	Key Brands
Water & Environmental Systems	Water Transmission	A broad range of products and services to support the process of collecting water, distributing it to users and returning wastewater responsibly to the environment, including steel, ductile iron and thermoplastic pipeline systems and an array of related products.
	Water Systems	Water systems to commercial and governmental customers consisting of customized project engineering, planning and management solutions for water projects; and irrigation products and solutions consisting of “smart” irrigation systems, from pumping products to large-scale pivot irrigators and subsurface drip systems.

	Environmental Systems	Products and services tailored to address needs for reliable and efficient environmental systems in niche markets worldwide, including clean air systems, water quality monitoring, water flow monitoring, pipeline condition assessment, complete tapping systems, system integration, pumping systems and hydro power turbines.

For a discussion of the share of revenue contributed by each segment during each of the last three fiscal years and the share of total assets held by each segment at the end of each of those years, see Note 16 (“Combined Segment Data”) to our Audited Combined Financial Statements included elsewhere in this Prospectus.

Valves & Controls

Valves & Controls, our largest business segment, had net revenue of $2.2 billion in fiscal year 2011, representing 61% of our total net revenue for the year. A global business, it is one of the world’s largest manufacturers of valves, actuators and controls. It provides leading products, services and solutions for many of the most challenging flow applications (such as extreme pressure or temperature) in the general process, oil & gas, power generation and mining industries. Its highly diversified customer base includes thousands of businesses spanning major industrial markets worldwide. Valves & Controls’ global presence is supported by a network of 30 major manufacturing facilities and 69 after-market service centers strategically located worldwide.

We believe that Valves & Controls’ brands are among the most trusted in the industry for quality and reliability. Several of those brands—including Keystone, Vanessa, Crosby, Sempell, KTM and Biffi—created the product categories in which they operate, and they maintain their reputation as trusted innovators. Valves & Controls’ products are primarily custom-designed pieces of equipment tailored to specific applications, although the segment also produces standardized off-the-shelf products.

Valves & Controls’ major product categories include the following:

Valves

We offer a wide range of valves, including pressure relief, butterfly, ball, triple offset, gate/globe/check and other specialty valves. The valves vary in size (from 20 mm up to 4,300 mm), pressure class (from vacuum up to

720 bar) and materials (including bronze, steel and corrosion-resistant alloys), to handle a wide range of temperatures and substances (including liquids, gases, slurries, corrosives and flammables). We believe that this product breadth enables us to more effectively meet customer needs than many of our competitors are able to do. We have built a reputation for expertise and reliable service by working closely with our customers in designing or selecting the specific valves that best serve their processes, applications and cost considerations. Some of the valve types most commonly offered by us include the following:

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Pressure Relief Valves and Related Products. Our pressure relief valves are often mission-critical safety equipment, offering over-pressure protection for our customers’ employees, assets and processes. Our Crosby line of direct spring-operated safety and relief valves has been among the world’s most widely used pressure relief lines since it was pioneered in 1874. We couple our pressure relief valves with pressure management products such as remote sensors and lift indicators, which help our customers identify over-pressure scenarios at an early stage. Typical applications for pressure relief valves include gas systems, offshore platforms and nuclear facilities.

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Butterfly Valves. Keystone, one of our leading brands, launched the first rubber-seated butterfly valve in 1951. The butterfly valve provides a bubble-tight shutoff, requires only a quarter-turn (90 degrees) to open or close, can be used for isolation as well as flow control, and is smaller, lighter and generally less expensive than comparable ball valves. Butterfly valves are most commonly used for lower pressure, non-corrosive applications, such as general utility, air handling, water lines and wastewater applications. We have refined butterfly valve technology to offer a longer life cycle and to suit most applications for isolation and control of non-corrosive liquids, gases and slurries. We complement our butterfly valves with direct-mount actuation packages that eliminate the need for brackets and couplings.

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Ball Valves. We manufacture and market a diverse range of standard and customized ball valves that can be configured to suit most process applications, both critical and non-critical. Applications include water lines, air lines, general utility applications, oil & gas pipelines, subsea lines, offshore platforms and petrochemical and refining processes. Where safety is paramount due to the critical nature of the application, our ball valves meet that need by providing zero-leakage shutoff and pressure ranges that exceed those of most other valve types.

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Triple Offset Valves. In the mid-1970s, we introduced our Vanessa triple offset valve. Over time, this brand introduced revolutionary metal-to-metal seating, zero-leakage triple offset valve technology. Vanessa remains the leading manufacturer of high-technology rotary process valves, which have replaced gate and ball valves in many applications by achieving higher performance, lower cost, tighter shutoff and more reliable sealing. Triple offset valves are used extensively in the extraction, processing, refining, storing and transporting of hydrocarbons and liquefied gases; chemical and petrochemical processing; power generation; district heating; pulp and paper processing; and sugar refining. We believe that as triple offset valves are increasingly accepted in more diverse applications, our sales of these valves will continue to grow as a percentage of total segment sales over the next several years.

Actuation & Controls

Actuation products open and close valves, and control products automate actuated valves. Our actuation products include pneumatic, hydraulic and electric actuators, and our control products include limit switches, solenoid valves, valve positioners, rotary and linear valve position and control monitors, customized control panels, and network systems and accessories. Our Biffi business has been a leading manufacturer of valve actuators for more than 50 years, offering a comprehensive selection of standard as well as specially designed actuation products (including gas-hydraulic and subsea actuators). Our Westlock business is a leading supplier of innovative solutions for the monitoring and control of process valves.

We believe that the combination of our valve products, our actuation and control products and our engineering expertise enables us to offer our customers complete, integrated valve automation solutions across the industries we serve. Many customers look to us early in their industrial planning processes to design innovative solutions to complex problems. After the design stage, we are able to implement solutions at the local level through our worldwide network of after-market service centers. The centers integrate various products at our sites in order to prepare installation-ready solutions for delivery to customers’ sites. To better serve customers, we often integrate our products with third-party products and repair or overhaul customers’ existing third-party equipment at our after-market service centers.

The segment’s extensive worldwide sales force, which includes many highly skilled engineers, provides customers with sales support that we believe differentiates us in a highly fragmented market. Such support includes design and selection recommendations. We attempt to engage customers as early as possible—or continuously in the case of our larger customers—in their project planning process so that we can help design solutions to complicated flow problems. Many of our customer engagements, especially those involving large projects, have significantly long lead times. The timeline from early planning through product package award for a large project can range from one to five years. When we are awarded the contract for a large project, our timeline for project completion and invoice satisfaction is generally 6–12 months. Accordingly, we invest in building customer relationships over the long term, which sometimes results in us investing considerable time and resources in bidding for capital projects that we do not win or that are not completed by customers because of economic or other factors.

Our sales organization is built around local technical sales talent serving industrial sites on a local level. Our sales organization predominantly comprises direct sales professionals, but also includes many valued local business partners serving as distributors, manufacturer’s representatives and agents. In fiscal year 2010, we reorganized our global sales organization along industry lines and supplemented our local sales capability with global account teams focused on our largest customers. These teams are responsible for negotiating large projects and framework agreements, and for ensuring that our local sales organizations provide consistent and coordinated support to customers’ sites. We believe that the combination of local and global sales organizations gives us the depth and flexibility to adapt to the multifaceted needs of our markets, including the needs of both small, specialized local customers and the industry’s largest global customers.

We believe that one of Valves & Controls’ distinguishing capabilities is its global services network. Because our valves are commonly engineered for a customer’s specific application, customers strongly prefer to obtain support from our after-market service centers for their service requirements. This helps them avoid costly and time-consuming compatibility problems, the disruption of critical processes and the need for recertification of system designs. In certain industries (e.g., nuclear power generation, where we have the American Society of Mechanical Engineers’ “N Stamp” certification) and for certain applications (e.g., those involving pressure relief valves), the prior certification of our products or installations by regulators or standards organizations results in a low incidence of customers switching to competitors’ products for repairs and replacements. We have 69 Valves & Controls after-market service centers globally, and we continue to add new after-market service centers near our customers’ installations.

Thermal Controls

Thermal Controls is a leading provider of complete electric heat management solutions for industrial and commercial facilities. The segment has operations in more than 20 countries and experience managing industrial heat management projects around the world. Thermal Controls had net revenue of $734 million in fiscal year 2011, representing 20% of our total net revenue for the year.

We believe that Thermal Controls is one of the largest industrial electric heat tracing businesses in the world. Electric heat tracing is the application of an electrical heating element along the length of a pipe or around a vessel to maintain or increase its temperature in order to prevent freezing or solidification or to facilitate an industrial or chemical process. Besides heat tracing, our products include floor and specialty heating, electronic controls, leak detection and fire and performance wiring products. Some of these products are sold under brand names that have been trusted in the industry for more than 75 years. Our Raychem brand introduced the first self-

regulating heating cable, which soon became the industry standard for pipe freeze protection and temperature maintenance applications. Over the past several years, our Tracer business line has established a new market for turnkey electric heat management solutions for our industrial customers. One of the keys to our success in expanding this market has been the ability to provide safe, reliable end-to-end heat management solutions for our customers’ processing needs at a lower total life cycle cost. We serve thousands of diverse customers ranging from large global industrial companies to hospitality businesses and residential, commercial and institutional architects and contractors.

Thermal Controls is managed on a regional basis and operates the following four principal business lines:

Industrial Heat Management Products

This business offers a complete line of electric heat tracing products for a wide variety of industrial applications, including process temperature maintenance, freeze protection of pipes and vessels, long-pipeline heating, tank heating and insulation, and power distribution. We believe our industrial heat management systems are among the most advanced control and monitoring systems in the heat tracing industry. We believe our electric heat management products generally offer lower installation and maintenance costs and more precise operational control than more traditional low-pressure-steam heat tracing solutions.

Tracer Turnkey Solutions

This business offers a complete line of turnkey heat management solutions for all phases of an electric heat tracing project. Services offered include front-end engineering, start-up and commissioning, field construction, project management, quality assurance, and maintenance and auditing. By managing and executing all aspects of the heat tracing system design, installation and maintenance, we provide a single interface to the project team on the customer side, which we believe increases our value to customers. Much of our revenue from turnkey management solutions is derived from long-lead-time, major capital projects, whose timing and scope are subject to change based on customer scheduling and other factors outside our control. These major capital projects can take 2–3 years from concept to inception, and an additional 2–3 years to execute. Therefore, this business is subject to significant fluctuations from period to period.

Building & Infrastructure Solutions

This business offers an array of smart, system-based products and services for the commercial, residential and infrastructure markets. We group applications in this business into two categories: safety and comfort. Safety applications include pipe freeze protection, flow maintenance, rail heating, fire-rated and specialty wiring, surface snow melting, and roof and gutter de-icing. Comfort applications, which are designed to increase comfort and convenience and save energy costs, include mainly floor heating solutions and hot-water-temperature maintenance solutions.

Engineered & Specialty Technologies

This line offers customized product solutions (including full design and development services) for a variety of critical industry applications. Technologies include electrothermal down-hole heating for enhanced oil recovery and flow assurance; tip clearance sensors for the power generation and aerospace industries; and liquid-leak-detection systems for water, hydrocarbon and environmental applications.

In fiscal year 2011, Thermal Controls generated more than 77% of its revenue from customers in the oil & gas, general process and power generation industries. We have maintained strong relationships with many of these customers for decades. Such relationships have enabled us to develop a highly innovative and collaborative culture, designed to quickly react to, and in many cases proactively address, our customers’ constantly evolving needs. Where possible, Thermal Controls seeks to work directly with industrial customers on the front end of project development in order to deliver comprehensive product and service packages. Included in such packages are design, engineering, procurement, fabrication, installation, project management and longer term MRO agreements. Accordingly, Thermal Controls operates a global network of six major manufacturing facilities and 17 after-market service centers to provide customers with regional experts familiar with specific codes and requirements. We believe that this direct, full-service approach enables Thermal Controls to reduce initial and operational life cycle costs and improve the performance of heat tracing solutions for its customers. It also helps the segment build an attractive revenue base through after-market products and services.

Thermal Controls’ unique engineering capabilities include TRACERLYNX, our proprietary 3D design software that integrates heat management systems design with 3D plant modeling systems. We believe that TRACERLYNX enables Thermal Controls to design heat management systems more quickly and effectively, and to accommodate requested changes more easily.

Like Valves & Controls, Thermal Controls benefits from a large installed base that provides revenue through sales of after-market repair and replacement products and services. Many industrial customers prefer to use incumbent suppliers when replacing their heat management solutions. We believe that this incumbent-preference effect is heightened by the mission-critical nature of many of Thermal Controls’ products. For example, our heat tracing products are often used in critical service environments or for applications in which fluids must be maintained within narrow temperature ranges to prevent process failure, and our fluid-leak-detection systems are frequently installed in environments where the leakage of even small amounts of fluids may cause explosions, hazardous chemical reactions or corrosion of critical equipment. Conversely, when customers have an installed base of competitors’ products, it is difficult for Thermal Controls to win business unless the customer is undertaking a new capital project.

Thermal Controls sells its products through multiple channels based on local market conditions and demands. While in general we strongly prefer to develop sales and service relationships directly with industrial end users, Thermal Controls is also served by a robust sales channel that includes systems and products integrators, EPC firms, contracted and wholesale distributors, installers and manufacturers’ representatives. We generally market Thermal Controls products and services as premium offerings. To support this, we highlight our reputation for delivering quality products, our strong sales support and our extensive design and engineering capabilities.

Water & Environmental Systems

Water & Environmental Systems is a leading provider of large-scale water transmission and distribution products and water/wastewater systems in the Pacific and Southeast Asia region. It serves mainly regional governmental water authorities, industrial clients and the agricultural water sector, primarily in that region. We are one of the region’s leading manufacturers of pipes, valves, fittings, pumps, instruments and meters. We also specialize in the design and manufacture of environmental systems for both water and air applications in niche markets worldwide. Water & Environmental Systems operates nine major manufacturing facilities and seven after-market service centers strategically located across the region. In fiscal year 2011, Water & Environmental Systems generated net revenue of $699 million, or 19% of our total net revenue.

The segment operates the following three principal lines of business:

Water Transmission.

Our Water Transmission business is a complete pipeline solution provider. It focuses on the manufacture and service of systems to support the process of collecting water from its source, distributing it to users and returning wastewater responsibly to the environment. It is one of the leading manufacturers and suppliers of pipeline products to the water industry in the Pacific and Southeast Asia region, and has after-market service centers strategically located across the region. Although the business specializes in high-pressure steel and ductile iron, it also offers products based on economical and versatile materials such as polyvinylchloride (PVC), acrylonitrile butadiene styrene (ABS) and polyethylene (PE). Together, these products—which are available in nominal diameters ranging from 15 mm to 2,500 mm—suit almost every pipe application a customer would have. Our premier steel pipeline product line, SINTAKOTE, offers the strength and ductility of steel combined with the corrosion resistance of plastics. SINTAJOINT, the rubber-ring-joined version of SINTAKOTE, provides significant construction savings and better on-site safety performance relative to traditional welded solutions; moreover, its unique joint system allows for more flexible use in the field. Both of these product lines are pioneers in the industry. Our pipe products are complemented by a full range of pipeline components, including fittings, jointing systems, valves, hydrants, clamps and couplings.

To support its product offerings, our Water Transmission business provides comprehensive pipeline services to industrial and governmental customers, including maintenance and repair of water and wastewater systems, structural pipe lining, pipeline coating, pipeline asset maintenance and installation, pipeline replacement and pipe bursting, under-pressure tapping and stopping, and comprehensive installation and repair training for steel and ductile iron. Our network of after-market service centers, R&D facilities and skilled employees help to ensure that our products, services and quality standards remain at the forefront of pipeline innovation.

Water Systems

Our Water Systems group provides water systems and irrigation products to commercial and governmental customers. It is subdivided into two operating groups: Water Dynamics and the Water Infrastructure Group.

Water Dynamics designs, manufactures, distributes, installs and services “smart” irrigation systems, from pumping products to large-scale pivot irrigators and subsurface drip systems. Water Dynamics supplies irrigation products and design and project management services through its 23 locations across the Pacific region as well as through regional agricultural distributors. We believe that Water Dynamics enjoys a reputation for rapid-response service and maintenance and for the ability to manage complicated agricultural irrigation projects.

The Water Infrastructure Group provides an array of turnkey solutions for water infrastructure, including design, build, operation and maintenance services. The business serves regional water authorities and industrial customers. The Water Infrastructure Group is Australia’s largest non-governmental supplier of Class A recycled water for farming and residential use, and is one of Australia’s leading specialists in pipeline assessment, maintenance, rehabilitation and upgrades. In fiscal year 2011, we refocused the Water Infrastructure Group to also serve as a business development arm for our water transmission business. We believe this will help expand the segment’s core pipe business by helping it win turnkey infrastructure projects in new markets.

Environmental Systems

The Environmental Systems business is a supplier of integrated environmental solutions to niche markets in three regions: EMEA, the Americas and Asia-Pacific. Its diverse range of business lines includes Clean Air Systems, Water Monitoring, Environmental Monitoring and Pumping & Tank Systems. Clean Air Systems’ products consist of particulate and gas monitoring systems and reverse-jet pulse-cleaning systems for fabric filter dust collectors. The business serves the power generation, steel, alumina, cement, waste incineration, bulk solids and general manufacturing industries. Water Monitoring’s products consist of water quality sensors, analyzers and flow meters specifically designed for long-term unattended environmental monitoring. Its principal markets are regional water authorities. Environmental Monitoring offers a complete suite of environmental monitoring solutions comprising telemetry, flood warning and forecasting systems, and fresh water and wastewater monitoring. The business provides environmental solutions to international funding agencies, government utilities, power authorities, irrigation groups and the mining sector. Pumping & Tank Systems supplies solutions ranging from bare shaft pumps, storage tanks and hydropower turbines to customer-specific turnkey pumping systems.

We believe that our Water & Environmental Systems segment has effectively differentiated itself from competitors by providing experienced service and support across its entire pipeline product spectrum (from steel to ductile iron to plastic pipe) and delivery chain (from initial project design to ongoing maintenance). Several of our brands, including SINTAKOTE, Goyen and Water Infrastructure Group, have been trusted in Australia for decades. The segment’s business has been bolstered in recent years by major water pipeline projects in Australia, as well as by strong commodity prices, which have spurred water-intensive mining projects in the region. At the same time, we face increased competition in ductile iron manufacturing from companies in lower cost countries; we are therefore exploring opportunities to manufacture ductile iron products in or source them from lower cost countries.

Although we believe we are well positioned to successfully compete for and win large infrastructure assignments in the future, such projects require long lead times to secure and execute, often take more than one year to carry out given customer schedules, and are non-recurring in nature. With their timing and scope subject to change based on factors outside our control, our financial results in this segment are subject to significant fluctuations from period to period.

Raw Materials

The principal raw materials used in manufacturing our products are readily available. They include ferrous and non-ferrous metals in the form of castings, steel plate, forgings, bar stock and fasteners, as well as non-metal raw materials such as specialty polymers, synthetic rubber and fluoropolymer components. We purchase a substantial portion of raw materials from outside sources and have developed a robust supply network. We continually monitor the business conditions of our suppliers to manage competitive market conditions and to avoid potential supply disruptions. We continue to expand global sourcing opportunities to capitalize on emerging markets and other low-cost sources of purchased goods, balancing low cost with high quality and efficient, consolidated and compliant logistics. We do not currently anticipate shortages of raw materials in the near future.

In our Valves & Controls segment, engineered castings and forgings are essential to our fabrication of valves for our customers. While we manufacture certain castings at our foundries, we purchase other castings and forgings from qualified and approved sources. Because we and many of our competitors rely on the same foundries to supply castings and forgings, we and they have experienced delays in obtaining these components during prior periods of growth in the worldwide market for valves. We could potentially experience such delays in the future. Based on our continual monitoring of our supply chain, we currently do not expect any such delays to materially impact our competitive position.

In our Thermal Controls segment, our most important raw materials are copper and specialty polymers. The specialty polymer business has been fairly steady except for occasional periods of tight supply related to unusual events such as the 2011 Japanese tsunami, which impacted Japanese producers and therefore worldwide supply.

Finally, in our Water & Environmental Systems segment, our most important raw materials are hot rolled strip steel, aluminum ingots, copper wire, iron castings, scrap steel, coke and various plastic resins. Except for coke, these materials have historically been readily available to us from an array of suppliers. We do not anticipate any material disruptions in their supply.

We are exposed to fluctuations in the price of raw materials. We generally manage these fluctuations through contractual arrangements with our customers and by timing our raw material purchases concurrently with customer price quotations.

Research and Development; Intellectual Property

Research and development (R&D) is an important element of our engineering culture. Our engineers and scientists focus on developing new products, improving existing ones (including their installation and operation) and applying know-how to anticipate customer needs and emerging trends. We invested $18 million, $18 million and $11 million in R&D during fiscal years 2011, 2010 and 2009, respectively. Total expenditures for R&D and other product development activities during those years amounted to $47 million, $42 million and $41 million, respectively.

We conduct our R&D activities in our 27 technology centers, which are located close to some of our major manufacturing facilities to ensure an efficient development process. We have launched R&D centers of excellence in China and India, where we are accelerating the customization of our applications to local needs. Scale-up activities within the R&D process are conducted at our piloting and testing facilities, which enables us to serve our strategic markets in each region of the world. Scale-up is also conducted at strategic customer sites. To further strengthen our position in the markets we serve, we expect to increase our investment in R&D and product development capabilities to rates similar to those of our market peers.

We generally seek patent protection for inventions and improvements likely to be incorporated into our products and their applications, or when proprietary rights will improve our competitive position. We also seek trademark, trade name and service mark protection for brand names we believe are valuable to our business, and copyright protection for proprietary software that we develop for use in our operations or as components of our control and monitoring products. We license intellectual property from third parties when we believe it will be advantageous and cost-effective for us to do so. We believe that our patents, patent applications, trademarks, trade names, service marks and copyrights are important for maintaining the competitive differentiation of our products and improving our return on R&D investments. We own, control or have rights to use a significant number of patents, trade secrets, trademarks, trade names, service marks and copyrights, as well as confidential information and other intellectual property rights. In the aggregate, these rights are of material importance to our business. However, we believe that our business as a whole, as well as the business of each of our segments, is not materially dependent on any one intellectual property right or related group of rights.

Patents, patent applications, license agreements and copyrights expire or terminate over time by operation of law, in accordance with their terms or otherwise. As our portfolio of patents, patent applications, license agreements and copyrights evolves over time, we do not expect the expiration of any specific intellectual property right to have a material adverse effect on our financial position, results of operations or cash flows. We believe that in certain cases, the knowledge and experience we have gained in manufacturing and marketing a product (including trade secrets regarding manufacturing processes that we vigorously protect) may prove to be a more effective barrier to competition than the underlying patent.

Competition

The end-markets in which we compete remain highly fragmented despite substantial merger and acquisition activity. Despite this fragmentation, our businesses generally are amongst the leaders in the end-markets they serve. Our Valves & Controls business is recognized as one of the largest, most global competitors in the industry; our Thermal Controls business is a leader in the global electric heat tracing industry; and our Water & Environmental Systems business is a leader in water pipeline systems in the Pacific and Southeast Asia region. Nonetheless, we still face significant competition from many other businesses, including large global businesses, large regional businesses and many smaller regional and local businesses.

Despite this competitive landscape, we believe that we are well positioned to continue growing our business by optimizing our operations to deliver competitive products and services to local markets worldwide. In particular, we believe that market fragmentation provides opportunities for us to capture additional share in our current markets, as well as to expand into adjacent markets. We believe we can capitalize on these opportunities through both organic initiatives and strategic acquisitions aimed at areas that complement our portfolio of offerings. In addition, because we believe that emerging markets will supply an increased portion of our future revenue stream, we expect to invest considerable resources in building our distribution channels and engineering and manufacturing facilities in these markets to ensure that we can address customer demand.

Our market positions continue to be determined by our relative performance in a number of areas, including product and solution performance (design, quality, specification), delivery (history, reliability, efficiency), support (sales, engineering) and value (price, terms, total life cycle cost). The relative weight of these factors depends upon the type of customer and need (capital project or after-market sale) and industry dynamics (slow or high growth). Price tends to be a greater consideration in capital project and slow-growth applications. In the after-market category, on the other hand, timeliness of delivery, quality and the proximity of after-market service centers tend to weigh more. To remain competitive, we must continually adapt to customer needs and industry dynamics. For example, for slow-growth applications and capital projects, we attempt to lower our costs by manufacturing products in lower cost countries. Additionally, to strengthen our sales and services, especially in emerging markets, we continually build our local presence in key areas and develop mobile service capabilities to reach remote customer locations.

We estimate that our Valves & Controls business comprises 6% of the approximately $34 billion global valve market that we serve. Our larger competitors in this space vary significantly based on the specific end user application (e.g., product type) and end user industry. Competitors in the in the general process industries include Kitz, Flowserve and Bray; in the oil & gas industry include Cameron, Rotork, the Dresser unit of General Electric and Emerson’s actuator unit; in the power generation industry include Flowserve, KSB, Velan, CCI and Weir; and in the mining industry include Weir, FL Smidth and Bray.

We estimate that our Thermal Controls business comprises 7% of the approximately $10 billion electric heat tracing market. We believe we are one of a few companies in this space, if not the only one, to provide a true turnkey solution covering all stages of the heat management project life cycle. Our most meaningful competitor in supplying products to this space is Thermon. Smaller product-focused competitors include Bartec, Chromalox and DEVI (Danfoss).

We estimate that our Water & Environmental Systems business comprises 20% of the approximately $1.6 billion Pacific and Southeast Asia market for water transmission and distribution products. This share makes the business one of the leading players in the region. Our most significant competitors include the Vinidex unit of Metal Manufactures Group, the Iplex unit of Fletcher Building, Pipe Lining & Coating and Fibrelogic. Pricing competition, particularly in the ductile iron pipeline area, has increased in recent years. In particular, competition from players who source or manufacture ductile iron from or in lower cost countries, including Vinidex and Iplex, has recently challenged our business. We expect that such competition will intensify over the next several years. Additionally, an Australia-based pipe company recently announced the manufacture of coated and lined steel pipe products and fittings that could compete directly with our SINTAKOTE line of steel pipeline systems; however, we believe that our competitive position is strong owing to our 30 years of successful installations and our company reputation. We continue to monitor these developments closely.

Cyclicality and Seasonality

We use the term “cyclicality” to refer to general economic cycles and to the periodic ebb and flow of business cycles in the industries we serve. We are exposed to such cyclicality, particularly to the extent that it impacts industrial capital spending, which tends to trail the overall economy. However, we believe that the breadth of our product portfolio, industrial end-markets and geographical markets reduces our exposure to cyclicality in any particular market. We also believe that our after-market sales and service offerings reduce our exposure to cyclicality to the extent that companies choose to substitute MRO of existing facilities for new major capital projects.

Our Valves & Controls business is our largest business and also our most diversified business by industrial end-market and geographical location. Because of this diversity, and because it derives a significant portion of its revenue from after-market products and services, we believe it is less exposed to cyclicality in its markets than our other segments. Our Thermal Controls business is exposed to cyclical forces across the markets it serves, but particularly in the oil & gas industry, from which it derived 39% of its revenue in fiscal year 2011. Although that industry has been robust in recent years, a significant downturn would adversely impact the performance of the segment. Our Water & Environmental Systems segment focuses mainly on Australian governmental and industrial projects. These may vary significantly from year to year depending on a number of factors, including general economic conditions and regional water authority budgets. Except in our Water & Environmental Systems business, we do not believe that we are significantly more exposed to cyclical factors than are our competitors.

The strength of some of our end-markets varies based on the impact of weather or other seasonal variables. For example, Thermal Controls’ electric heat tracing business, which mainly serves customers in the Northern Hemisphere, generally experiences increased demand for repair and maintenance products and services during the fall and winter months. Water & Environmental Systems, which mainly serves customers in the Southern Hemisphere, generally experiences lower demand from irrigation systems and major pipeline projects during the wet season (roughly, December–March). These seasonal effects, which coincide with our first two fiscal quarters, may vary from year to year based on the relative severity of weather conditions.

Geographical Information

For a discussion of net revenue and long-lived assets by geographical area for each of the last three fiscal years, please see Note 16 (“Combined Segment Data”) to our Audited Combined Financial Statements included elsewhere in this Prospectus.

The global nature of our business presents certain risks, including risks related to local laws and regulations; currency exchange rate fluctuations and restrictions on currency repatriation; import and export restrictions and changes in trade regulations; adverse tax developments; political or social unrest; intellectual property rights; and corruption. See “Risk Factors—We have significant operations outside of the United States, which are subject to political, economic and other risks inherent in operating outside of the United States.”

Backlog

Many of the products we sell—including those we design and fabricate for specific customers, applications or projects—are long-lead-time items or items that we generally do not carry in inventory. As a result, during any period of our fiscal year, we may carry a significant backlog of customer orders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tyco Flow Control—Orders and Backlog.”

Employees

As of September 30, 2011, we employed approximately 15,500 people worldwide, of whom approximately 3,700 were employed in the United States and 11,800 were outside the United States. Approximately 4,800 employees were covered by collective bargaining agreements or works councils. We believe that our relations with the labor unions representing our employees are generally good.

Properties and Facilities

We operate from 307 locations in 40 countries. These properties total 10.3 million square feet, of which we own 5.9 million square feet and lease 4.4 million square feet.

We consider the many offices, manufacturing facilities, warehouses, foundries and other properties that we own or lease to be in good condition and generally suitable for the purposes for which they are used. We do not anticipate difficulty in renewing existing leases as they expire or in finding alternative facilities. For a description of our lease obligations, see Note 11 (“Commitments and Contingencies”) to our Audited Combined Financial Statements presented elsewhere in this Prospectus.

Valves & Controls has manufacturing facilities, warehouses, distribution centers, offices and other properties throughout North America, South America, Europe, the Middle East and the Asia-Pacific region. The segment occupies 192 locations (totaling 6.7 million square feet of space) in 34 countries.

Thermal Controls has manufacturing facilities, warehouses, distribution centers, offices and other properties in North America, Europe and the Asia-Pacific region. The segment occupies 46 locations (totaling 1.3 million square feet of space) in 21 countries.

Water & Environmental Systems has manufacturing facilities, warehouses, distribution centers, offices and other properties in Europe and the Asia-Pacific region. The segment occupies 69 locations (totaling 2.3 million square feet of space) in 9 countries.

Of the locations described above, 45 are major manufacturing facilities, defined as manufacturing facilities of over 50,000 square feet. We own 29 of these major manufacturing facilities, which have approximately 5.0 million square feet of space. The following table shows our major manufacturing locations by segment and region:

	Valves & Controls		Thermal Controls		Water & Environmental Systems		Total
	# of major manufacturing plants	Approx. SF	# of major manufacturing plants	Approx. SF	# of major manufacturing plants	Approx. SF	# of major manufacturing plants	Approx. SF
North and South America	7	829,634	4	387,921	0	0	11	1,217,555
Europe, Middle East & Africa	14	2,824,585	1	93,624	1	53,314	16	2,971,523
Asia Pacific	9	947,779	1	209,968	8	1,283,470	18	2,441,217
TOTAL	30	4,601,998	6	691,513	9	1,336,784	45	6,630,295

Corporate Headquarters

Our corporate headquarters are currently located in Schaffhausen, Switzerland, in a facility shared with Tyco International Ltd. We intend to move our headquarters to Neuhausen, Switzerland prior to the spin-off where it will share the same building as Tyco International Ltd., but will occupy an independent space on separate floors. Each company will have its own separate security and information systems. We have agreed to lease this space directly from the third-party building owner at market rates for a 9-year period from the distribution date. Our U.S. headquarters are currently located in Princeton, New Jersey, in a facility shared with Tyco International Ltd. Following the Merger, we intend to move our U.S. headquarters to Pentair’s headquarters in Minneapolis, Minnesota.

Environmental Regulation

We are subject to environmental laws and regulations in all jurisdictions in which we have operating facilities. These requirements primarily relate to waste generation and disposal, air emissions and wastewater discharges. We periodically make capital expenditures to enhance our compliance with environmental requirements, as well as to abate and control pollution. We have incurred and continue to incur operating costs relating to ongoing environmental compliance matters. Based on existing and proposed environmental requirements and our anticipated production schedule, we believe that future environmental compliance expenditures and operating costs will not have a material adverse effect on our financial condition, results of operations or cash flows.

We are involved in environmental remediation and legal proceedings related to our current business and, pursuant to certain indemnification obligations, related to a formerly owned business (Mueller Holdings Corp.). We are responsible, or are alleged to be responsible, for ongoing environmental investigation and remediation of sites in several countries. These sites are in various stages of investigation and/or remediation; at some of them, our liability is considered de minimis. We have received notification from the U.S. Environmental Protection Agency, and from similar state and non-U.S. environmental agencies, that several sites formerly or currently owned and/or operated by us, and other sites that may be or may have been impacted by those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. At some of these sites, we have been identified as a potentially responsible party under federal, state and/or non-U.S. environmental laws and regulations.

We record accruals for environmental matters on a site-by-site basis when it is probable, based on current law and existing technologies, that a liability has been incurred and the amount of the liability can be reasonably estimated. It can be difficult to estimate reliably the final costs of investigation and remediation due to various factors. In our opinion, the total amount accrued is appropriate. We concluded—based on our experience, current information about known contingencies and applicable laws—that we would probably incur remedial costs in the range of $10 million to $33 million as of March 30, 2012. We also concluded that the best estimate within this range was $14 million. In our Combined Balance Sheet, $9 million of this sum was included in accrued and other current liabilities, and $5 million was included in other liabilities. We do not anticipate that these liabilities will have a material adverse effect on our combined financial position, results of operations or cash flows. We cannot give assurance, however, that other sites (or new details about sites known to us) will not be identified in the future and give rise to environmental liabilities with material adverse effects on us.

Legal Proceedings

In addition to environmental matters, from time to time we are subject to disputes, administrative proceedings and other claims arising out of the normal conduct of our business. These matters generally relate to the use or installation of our products, product liability litigation, personal injury claims, commercial and contract disputes, and employment-related issues. Except with respect to the matters specifically identified below, and based on information currently available to us, we do not believe that existing proceedings and claims will have a material impact on our financial condition, results of operations or cash flow. However, litigation is unpredictable, and we could incur judgments or enter into settlements for current or future claims that could adversely affect our financial condition, results of operations or cash flow.

Asbestos Liabilities

We and numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. These cases typically involve product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were attached to or used with asbestos-containing components manufactured by third parties. Each case typically names between dozens and hundreds of corporate defendants. Historically, we and our subsidiaries have been identified as defendants in asbestos-related claims along with other Tyco subsidiaries. Over the past several years, we have observed an increase in the number of asbestos-related lawsuits, including lawsuits by plaintiffs with mesothelioma-related claims. A large percentage of these suits have not presented viable legal claims and, as a result, have been dismissed or withdrawn. Our strategy has been, and continues to be, to mount a vigorous defense aimed at having unsubstantiated suits dismissed; where appropriate, we also try to settle suits before trial.

As of March 30, 2012, there were approximately 1,700 lawsuits pending against entities for which Tyco Flow Control will assume responsibility. Each lawsuit typically includes several claims, and we have determined that there were approximately 2,300 claims outstanding as of March 30, 2012. This number does not include adjustments for claims that were not actively being prosecuted, identified incorrect defendants or duplicated other actions.

For a detailed discussion of asbestos-related matters, see Note 11 (“Commitments and Contingencies”), to our Audited Combined Financial Statements.

Compliance Matters

As disclosed in Tyco’s periodic filings, it has received and responded to various allegations and other information that certain improper payments were made by Tyco’s subsidiaries (including subsidiaries of Tyco Flow Control) in recent years. Tyco has reported to the DOJ and the SEC the investigative steps and remedial measures that it has taken in response to these and other allegations. It also has reported on its internal investigations, including retaining outside counsel to perform a baseline review of Tyco’s policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act. Tyco has continued to investigate and make periodic progress reports to these agencies regarding its compliance efforts and its follow-up investigations. Such reports have included, as appropriate, briefings concerning additional instances of potential improper conduct identified by Tyco in the course of its ongoing compliance activities. In February 2010, Tyco initiated discussions with the DOJ and SEC aimed at resolving these matters, including matters that pertain to subsidiaries of Tyco Flow Control. These discussions remain ongoing. We have recorded our best estimate of potential loss related to these matters. However, it is possible that this estimate may differ from the ultimate loss determined in connection with the resolution of this matter, and we may be required to pay material fines, consent to injunctions on future conduct, consent to the imposition of a compliance monitor, or suffer other criminal or civil penalties or adverse impacts, including being subject to lawsuits brought by private litigants. Each of these developments may have a material adverse effect on our financial position, results of operations or cash flows.

Corporate Organization

We are a Swiss corporation limited by shares (Aktiengesellschaft), registered in the Commercial Register of the Canton of Schaffhausen, Switzerland on March 2, 2012 under register number CH-290.3.017.440-3-3. We will acquire the businesses constituting Tyco International’s flow control business pursuant to the reorganization transactions contemplated in connection with the Transactions described in the “The Transactions” as described elsewhere in this Prospectus.

Legal Corporate Governance Framework

We are subject to the laws and regulations of Switzerland, including in particular Swiss company law, and to the securities laws of the United States and the rules of the NYSE as applicable to registrants of exchange-listed common equity securities.

INFORMATION ABOUT PENTAIR

Overview

Pentair is a focused diversified industrial manufacturing company comprised of two operating segments: Water & Fluid Solutions and Technical Products. Water & Fluid Solutions is a global leader in providing innovative products and systems used worldwide in the movement, storage, treatment and enjoyment of water. Technical Products is a leader in the global enclosures and thermal management markets, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components and protect the people that use them.

Pentair Strategy

Pentair’s strategy is to drive sustainable, profitable growth and Return on Invested Capital (“ROIC”) improvements through:

•

building operational excellence through the Pentair Integrated Management System (“PIMS”) consisting of strategy deployment, lean enterprise and rapid Growth Process, which is Pentair’s process to drive organic growth;

•	driving long-term growth in sales, operating income and cash flows, through growth and productivity initiatives along with acquisitions;

•	developing new products and enhancing existing products;

•	penetrating attractive growth markets, particularly international;

•	expanding multi-channel distribution; and

•	proactively managing Pentair’s business portfolio for optimal value creation, including consideration of new business platforms.

Pentair is a Minnesota corporation that was incorporated in 1966.

Business and Products

Business segment and geographical financial information is contained in Note 15 of Pentair’s Notes to Consolidated Financial Statements, included in this Prospectus.

Water & Fluid Solutions

Pentair Water & Fluid Solutions is a leading provider of innovative water management and fluid processing products and solutions. Pentair’s comprehensive product suite addresses a broad array of fluid handling needs, with products ranging from energy-efficient pumps and point-of-use filtration to engineered pumps and fluid processing systems. Water & Fluid Solutions’ products have a wide range of residential, industrial, commercial, municipal and agricultural applications.

Water & Fluid Solutions comprises the three platforms shown below:

•

Flow. In Pentair’s Flow platform, Pentair manufactures and sells products ranging from light duty diaphragm pumps to high-flow turbine pumps and solid handling pumps while serving the global residential, municipal, commercial, industrial and agricultural end-markets. Pentair’s pumps are used in a range of applications, including use in residential and municipal wells, water treatment, wastewater solids handling, pressure boosting, engine cooling, fluid delivery, circulation and transfer, fire suppression, flood control, agricultural irrigation and crop spray. The Flow platform is a combination of the former Residential Flow and Engineered Flow global business units. Brand names for Flow include Aurora®, Berkeley®, Fairbanks Morse, Flotec®, Hydromatic®, Hypro®, JUNG PUMPEN®, Myers®, Nijhuis, Onga and STA-RITE®.

•

Treatment & Process. In Pentair’s Treatment & Process platform, Pentair manufactures and sells water and fluid treatment products and systems, including pressure tanks and vessels, control valves, activated carbon products, conventional filtration products, point-of-entry and point-of-use systems, gas recovery solutions, membrane bioreactors, wastewater reuse systems and advanced membrane filtration and separation systems into the global residential, industrial, commercial, and municipal end markets. These products are used in a range of applications, including use in fluid filtration, ion exchange, desalination, food and beverage, food service, separation technologies for the oil and gas industry, medical and hydraulic, marine and recreational vehicles. The Treatment & Process platform is a combination of the former Residential Filtration and Filtration Solutions global business units. Brand names for Treatment & Process include Aquamatic®, Autotrol®, CodeLine®, Everpure®, Fleck®, Haffmans, OMNIFILTER®, Pentair®, SHURflo®, Structural and X-Flow®.

•

Aquatic Systems. In Pentair’s Aquatic Systems platform, Pentair manufactures and sells a complete line of energy-efficient residential and commercial pool equipment and accessories including pumps, filters, heaters and heat pumps, lights, automatic controls, automatic cleaners, maintenance equipment and pool accessories. Applications for Pentair’s Aquatic Systems products include residential and commercial pool maintenance, pool repair, renovation, service and construction and aquaculture solutions. The Aquatic Systems platform is the former Pool global business unit. Brand names for Aquatic Systems include Kreepy Krauly®, Onga, Pentair®, Pentair Pool Products®, Pentair Water Pool and Spa® and STA-RITE®.

Customers

Water & Fluid Solutions distributes its products through wholesale distributors, retail distributors, original equipment manufacturers, home centers, home and pool builders and directly to customers and end-users. Information regarding significant customers in Water & Fluid Solutions is contained in Note 15 of Pentair’s Notes to Consolidated Financial Statements, included in this Prospectus.

Seasonality

Pentair experiences seasonal demand in a number of markets within Water & Fluid Solutions. End-user demand for pool equipment follows warm weather trends and is at seasonal highs from April to August. The magnitude of the sales increase is partially mitigated by employing some advance sale “early buy” programs (generally including extended payment terms and/or additional discounts). Demand for residential and agricultural water systems is also impacted by weather patterns, particularly by heavy flooding and droughts.

Competition

Water & Fluid Solutions faces numerous domestic and international competitors, some of which have substantially greater resources directed to the markets in which Pentair competes. Consolidation and globalization are continuing trends in the water industry. Competition in commercial and residential flow technologies markets focuses on brand names, product performance (including energy-efficient offerings), quality and price. While home center and national retailers are important for residential lines of water and wastewater pumps, they are not important for commercial pumps. For municipal pumps, competition focuses on performance to meet required specifications, service and price. Competition in fluid treatment, filtration and processing focuses on product performance and design, quality, delivery and price. For pool equipment, competition focuses on brand names, product performance (including energy-efficient offerings), quality and price. Pentair competes by offering a wide variety of innovative and high-quality products, which are competitively priced. Pentair believes its distribution channels and reputation for quality also contribute to its continuing market penetration.

Technical Products

Pentair Technical Products is a leading provider of products that guard and protect some of the world’s most sensitive electronics and electronic equipment, ensuring their safe, secure and reliable performance. Pentair’s innovative product offering includes mild steel, stainless steel, aluminum and non-metallic enclosures, cabinets, cases, subracks, backplanes and associated thermal management systems. Pentair’s products serve a range of end-markets, including use in industrial, communications (including telecommunications and data communications), networking, general electronics, energy, commercial infrastructure, security and defense and medical.

Brand names for Technical Products include Hoffman®, McLean® and Schroff®.

Customers

Technical Products distributes its products through electrical and data contractors, electrical and electronic components distributors and original equipment manufacturers. Information regarding significant customers in Technical Products is contained in Note 15 of Pentair’s Notes to Consolidated Financial Statements, included in this Prospectus.

Seasonality

Technical Products is not significantly affected by seasonal demand fluctuations.

Competition

Competition in the technical products markets can be intense, particularly in the Communications market, where product design, prototyping, global supply, price competition and customer service are significant factors. Technical Products has continued to focus on cost control and improving profitability. Recent sales increases in Technical Products are the result of growth from initiatives focused on product development, continued channel penetration, growth in targeted market segments, geographic expansion and price increases. Consolidation, globalization and outsourcing are visible trends in the technical products marketplace and typically play to the strengths of a large and globally positioned supplier. Pentair believes Technical Products has the global manufacturing capability and broad product portfolio to support the globalization and outsourcing trends.

Recent Developments

On May 12, 2011, Pentair acquired as part of Water & Fluid Solutions, the Clean Process Technologies (“CPT”) division of privately held Norit Holding B.V. for $715.3 million (€502.7 million translated at the May 12, 2011 exchange rate). CPT’s results of operations have been included in Pentair’s consolidated financial statements since the date of acquisition. CPT is a global leader in membrane solutions and clean process technologies in the high growth water and beverage filtration and separation segments. CPT provides sustainable purification systems and solutions for desalination, water reuse, industrial applications and beverage segments that effectively address the increasing challenges of clean water scarcity, rising energy costs and pollution. CPT’s product offerings include innovative ultrafiltration and nanofiltration membrane technologies, aseptic valves, CO2 recovery and control systems and specialty pumping equipment. Based in the Netherlands, CPT has broad sales diversity with the majority of 2011 and 2010 revenues generated in European Union and Asia-Pacific countries.

Information Regarding All Business Segments

Backlog

Pentair’s backlog of orders as of December 31 by segment was:

In thousands	2011	2010	$ change	% change
Water & Fluid Solutions	$368,008	$212,929	$155,079	72.8%
Technical Products	109,757	127,658	(17,901)	(14.0)%
Total	$477,765	$340,587	$137,178	40.3%

The $155.1 million increase in Water & Fluid Solutions backlog was primarily due to increased backlog related to the May, 2011 acquisition of CPT. The $17.9 million decrease in Technical Products backlog reflected larger telecommunications project backlog at December 31, 2010. Due to the relatively short manufacturing cycle and general industry practice for the majority of Pentair’s businesses, backlog, which typically represents less than 60 days of shipments, is not deemed to be a significant item. A substantial portion of Pentair’s revenues results from orders received and product sold in the same month. Pentair expects that most of its backlog at December 31, 2011 will be filled in 2012.

Research and development

Pentair primarily conducts research and development activities in its own facilities. These efforts consist primarily of the development of new products, product applications and manufacturing processes. Research and development expenditures during 2011, 2010 and 2009 were $78.2 million, $67.2 million and $57.9 million, respectively.

Environmental

Environmental matters are discussed in Note 16 of Pentair’s Notes to Consolidated Financial Statements, included in this Prospectus.

Raw materials

The principal materials used in the manufacturing of Pentair’s products are electric motors, mild steel, stainless steel, electronic components, plastics (resins, fiberglass, epoxies), copper and paint (powder and liquid). In addition to the purchase of raw materials, Pentair purchases some finished goods for distribution through its sales channels.

The materials used in the various manufacturing processes are purchased on the open market and the majority are available through multiple sources and are in adequate supply. Pentair has not experienced any significant work stoppages to date due to shortages of materials. Pentair has certain long-term commitments, principally price commitments, for the purchase of various component parts and raw materials and believes that it is unlikely that any of these agreements would be terminated prematurely. Alternate sources of supply at competitive prices are available for most materials for which long-term commitments exist and Pentair believes that the termination of any of these commitments would not have a material adverse effect on operations.

Certain commodities, such as metals and resin, are subject to market and duty-driven price fluctuations. Pentair manages these fluctuations through several mechanisms, including long-term agreements with price adjustment clauses for significant commodity market movements in certain circumstances. Prices for raw materials, such as metals and resins, may trend higher in the future.

Intellectual property

Patents, non-compete agreements, proprietary technologies, customer relationships, trade marks, trade names and brand names are important to Pentair’s business. However, Pentair does not regard its business as being materially dependent upon any single patent, non-compete agreement, proprietary technology, customer relationship, trade mark, trade name or brand name.

Patents, patent applications and license agreements will expire or terminate over time by operation of law, in accordance with their terms or otherwise. Pentair does not expect the termination of patents, patent applications or license agreements to have a material adverse effect on its financial position, results of operations or cash flows.

Employees

As of December 31, 2011, Pentair employed approximately 15,300 people worldwide. Total employees in the United States were approximately 6,900, of whom approximately 440 are represented by four different trade unions having collective bargaining agreements. Generally, labor relations have been satisfactory.

Captive insurance subsidiary

Pentair insures certain general and product liability, property, workers’ compensation and automobile liability risks through its regulated wholly-owned captive insurance subsidiary, Penwald Insurance Company (“Penwald”). Reserves for policy claims are established based on actuarial projections of ultimate losses. Accruals with respect to liabilities insured by third parties, such as liabilities arising from acquired businesses, pre-Penwald liabilities and those of certain foreign operations are established.

Matters pertaining to Penwald are discussed in Note 1 of Pentair’s Notes to Consolidated Financial Statements – Insurance Subsidiary, included in this Prospectus.

MANAGEMENT

Board of Directors

The Merger Agreement provides that, as of the completion of the Merger, the board of directors of Tyco Flow Control will consist of the persons serving on the board of directors of Pentair at the time of the mailing of the Tyco Proxy Statement and up to two persons to be selected by Tyco prior to the mailing of the Tyco Proxy Statement and reasonably acceptable to Pentair. Tyco has selected only one designee to the Tyco Flow Control board of directors.

We have listed below biographical information, as of March 31, 2012 for each person who is currently expected to be a member of the board of directors of Tyco Flow Control as of the completion of the Merger.

Pentair Designees to the Board of Directors

Charles A. Haggerty, director since 1994, age 70. Mr. Haggerty is currently Chief Executive Officer of LeConte Associates, LLC, a consulting and investment firm. Mr. Haggerty joined Western Digital Corporation, a maker of hard disc drives, in 1992, where he served as Chief Operating Officer until 1993, and as Chief Executive Officer and Chairman of the board from 1993 until he retired in 2000. From 1964 to 1992, Mr. Haggerty served in various positions at International Business Machines Corporation. Mr. Haggerty is also a director of Imation Corp., Deluxe Corporation and LSI Corp, and formerly served as a director at Beckman Coulter, Inc. until 2011. Mr. Haggerty’s long record of service with Pentair as director and Lead Director, his familiarity with Pentair’s company and its various businesses, his executive management experience, extensive service as a director at other public companies, as well as his interest and expertise in corporate governance issues give him a deep understanding of the role of the board of directors that is instrumental in maintaining the functionality of the board. Mr. Haggerty has served as a member of each of Pentair’s board committees, which has given him a firm understanding of the impact on Pentair of a wide range of business situations.

Randall J. Hogan, director since 1999, age 56. Since January 1, 2001, Mr. Hogan has been Pentair’s Chief Executive Officer. Mr. Hogan became Chairman of the Pentair’s board of directors on May 1, 2002. From December 1999 through December 2000, Mr. Hogan was Pentair’s President and Chief Operating Officer. From March 1998 to December 1999, he was Executive Vice President and President of Pentair’s Electrical and Electronic Enclosures Group. From 1995 to 1997, he was President of the Carrier Transicold Division of United Technologies Corporation. From 1994 until 1995, he was Vice President and General Manager of Pratt & Whitney Industrial Turbines. From 1988 until 1994, he held various executive positions at General Electric Company. From 1981 until 1987, he was a consultant at McKinsey & Company. Mr. Hogan is also a director of Covidien plc. Mr. Hogan also served as a director of Unisys Corporation from 2004 to 2006. Mr. Hogan has significant leadership experience both with Pentair and predecessor employers demonstrating a wealth of operational management, strategic, organizational and business transformation acumen. His deep knowledge of business in general and Pentair’s businesses, strengths and opportunities in particular, as well as his experience as a director in two other complex global public companies has allowed him to make significant contributions to the Pentair board of directors.

David A. Jones, director since 2003, age 62. Mr. Jones serves as the Chair of Pentair’s International and Compensation Committees. Since 2008, Mr. Jones has been Senior Advisor to Oak Hill Capital Partners, a private equity firm. In April 2010, Mr. Jones was appointed to the board of directors of Dave & Buster’s Holdings, Inc., an owner and operator of high-volume restaurant/entertainment venues, and to the board of directors as the lead director of The Hillman Group, Inc., a distributor of fasteners, key duplication systems, engraved tags and related hardware items, both of which are privately owned by Oak Hill Capital Partners. Between 1996 and 2007, Mr. Jones was Chairman and Chief Executive Officer of Spectrum Brands, Inc. (formerly Rayovac Corporation), a global consumer products company with major businesses in batteries, lighting, shaving/grooming, personal care, lawn and garden, household insecticide and pet supply product categories. From 1996 to April 1998, he also served Rayovac as President. After Mr. Jones was no longer an executive officer of Spectrum Brands, it filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2009 and exited from bankruptcy proceedings in August 2009. From 1995 to 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer, and Chairman of the board of directors of Thermoscan, Inc. From 1989 to 1994, he served as President and Chief Executive Officer of The Regina Company. Mr. Jones also served as a director of Simmons Bedding Company from 2000 to 2010, as a director of Spectrum Brands from 1996 to 2007, and as a director of Tyson Foods, Inc. from 1999 to 2005. Mr. Jones’ extensive management experience with both public and private companies and private equity funds, coupled with his global operational, financial and mergers and acquisitions expertise, have given the Pentair board of directors invaluable insight into a wide range of business situations. Mr. Jones has served on each of Pentair’s board committees, which has given him an understanding of the impact on Pentair of a wide range of business situations.

Leslie Abi-Karam, director since 2008, age 53. Since 2008, Ms. Abi-Karam has been the Executive Vice President and President, Mailing Solutions Management of Pitney Bowes Inc., a global mailstream technology company. Between 2002 and 2008, Ms. Abi-Karam was the Executive Vice President and President, Document Messaging Technologies (DMT) of Pitney Bowes Inc. She is also responsible for all engineering, global supply chain and direct procurement operations, supplying products and sourcing for all commodity/spend management within Pitney Bowes worldwide. Between 2000 and 2002, Ms. Abi-Karam was President, Global Mail Creation and Mail Finishing, of Pitney Bowes Inc. She has been with Pitney Bowes since 1984 and has held various roles of increasing responsibility. Ms. Abi-Karam brings to Pentair’s board of directors significant experience in the management of global technology businesses. As a current operating leader, Ms. Abi-Karam faces many of the same challenges as Pentair and provides perspective on alternative solutions to common problems.

Jerry W. Burris, director since 2007, age 48. Mr. Burris has been President and Chief Executive Officer of Associated Materials, LLC, a manufacturer of professionally installed exterior building products, since September 2011. Between 2008 and 2011, he was President, Precision Components of Barnes Group Inc. from 2006 until 2008, Mr. Burris was the President of Barnes Industrial, a global precision components business within Barnes Group. Prior to joining Barnes Group, Mr. Burris worked at General Electric Company, a multinational technology and services conglomerate, where he served as president and chief executive officer of Advanced Materials Quartz and Ceramics in 2006. From 2003 to 2006, Mr. Burris was the general manager of global services for GE Healthcare. From 2001 to 2003, he led the integration of global supply chain sourcing for the Honeywell integration and served as the general manager of global sourcing for GE Industrial Systems. Mr. Burris first joined General Electric Company in 1986 in the GE Corporate Technical Sales and Marketing Program. Mr. Burris brings to Pentair’s board of directors significant experience in management of global manufacturing operations and related processes, such as supply chain management, quality control and product development. Mr. Burris provides the Pentair board of directors with insight into operating best practices and current developments in a variety of management contexts.

Ronald L. Merriman, director since 2004, age 67. Mr. Merriman serves as the Chair of the Audit Committee. He is the retired Vice Chair of KPMG, a global accounting and consulting firm, where he served from 1967 to 1997 in various positions, including as a member of the Executive Management Committee. He also served as Executive Vice President of Ambassador International, Inc., a publicly-traded travel services business, from 1997 to 1999; Executive Vice President of Carlson Wagonlit Travel, a global travel management firm, from 1999 to 2000; Managing Director of O’Melveny & Myers LLP, a global law firm, from 2000 to 2003; and Managing Director of Merriman Partners, a management advisory firm, from 2004 to 2010. He is also a director of Aircastle Limited, Realty Income Corporation and Haemonetics Corporation. Mr. Merriman also served as a director of Cardio Dynamics International from July 2003 to July 2005 and as a director of Corautus Genetics Inc. from April 2004 to May 2005. Mr. Merriman’s extensive accounting and financial background has strengthened Pentair’s Audit Committee and its processes over the past six years. In addition, his global experience and contributions to Pentair’s International Committee have assisted Pentair in its expansion into overseas markets.

T. Michael Glenn, director since 2007, age 56. Since 1998, Mr. Glenn has been the Executive Vice President – Market Development and Corporate Communications of FedEx Corporation, a global provider of supply chain, transportation, business and related information services. From 1994 to 1998, Mr. Glenn was Senior Vice President – Marketing and Corporate Communications of FedEx Express. Mr. Glenn is also a director of Renasant Corporation, and was formerly a director of Deluxe Corporation from 2004 to 2006. Mr. Glenn brings extensive strategic, marketing and communications experience to Pentair’s board of directors from his service as one of the top leaders at FedEx Corporation. He has been an active participant in the development of Pentair’s strategic plans, and a strong proponent for strengthening Pentair’s branding and marketing initiatives.

David H. Y. Ho, director since 2007, age 52. Mr. Ho has been a private investor since he retired in 2008, but has significant executive experience with global technology companies. From 2007 to 2008, he served as the Chairman of the Greater China Region for Nokia Siemens Network, a joint venture between Finland-based Nokia Corporation, a multinational telecommunications company, and Germany-based Siemens AG. Prior thereto, Mr. Ho held numerous executive positions with Nokia subsidiaries, including Nokia China Investment Limited, the Chinese operating subsidiary of Nokia Corporation, where he served as President between 2004 and 2007 and Senior Vice President, Networks—Greater China, between 2001 and 2004. Between 1983 and 2001, Mr. Ho held various senior positions with Nortel Networks and Motorola Inc. in Canada and China. Mr. Ho is also a director of Owens-Illinois Inc. (since 2008), Triquint Semiconductor (since 2010), and Dong Fang Electric Corporation, a Chinese State Owned Enterprise (since 2009), and was a director of 3Com Corporation from December 2008 through April 2010. In addition to corporate governance training received as a result of his various directorships, Mr. Ho’s extensive experience in global markets, especially in China, has contributed greatly as Pentair has expanded its presence throughout the world, particularly in the Asia-Pacific region. In addition, he brings to Pentair’s board of directors significant management expertise in operations, mergers, acquisitions and joint ventures in the area.

Glynis A. Bryan, director since 2003, age 53. Ms. Bryan serves as the Chair of Pentair’s Governance Committee. Since 2007, Ms. Bryan has been the Chief Financial Officer of Insight Enterprises, Inc., a leading provider of information technology products and solutions to clients in North America, Europe, the Middle East and the Asia-Pacific region. Between 2005 and 2007, Ms. Bryan was the Executive Vice President and Chief Financial Officer of Swift Transportation Co., a holding company which operates the largest fleet of truckload carrier equipment in the United States. Between 2001 and 2005, Ms. Bryan was the Chief Financial Officer of APL Logistics, the supply-chain management arm of Singapore-based NOL Group, a logistics and global transportation business. Prior to joining APL, Ms. Bryan spent 16 years with Ryder System, Inc., a truck leasing company, where she held a series of progressively responsible positions in finance. In her last assignment, Ms. Bryan was Senior Vice President of Ryder Capital Services, where she led the development of the firm’s capital services business. In 1999 and 2000, Ms. Bryan served as Senior Vice President and Chief Financial Officer of Ryder Transportation Services. Ms. Bryan has extensive global financial and accounting experience in a variety of business operations, especially in logistics services. Ms. Bryan originally served on the Audit Committee of the Pentair’s board of directors for five years, and was selected in 2009 by the board of directors to serve as the Chair of the Governance Committee. Her familiarity with all aspects of board of directors’ responsibilities at Pentair will be critical in the future as governance and risk management processes continue to develop.

William T. Monahan, director since 2001, age 64. Mr. Monahan serves as Pentair’s Lead Director. In 2006, Mr. Monahan served as a director and the Interim Chief Executive Officer of Novelis, Inc., a global leader in aluminum rolled products and aluminum can recycling. From 1995 to 2004, Mr. Monahan was Chairman of the board of directors and Chief Executive Officer of Imation Corp., a manufacturer of magnetic and optical data storage media. Mr. Monahan is also a director of Hutchinson Technology, Inc., The Mosaic Company and Solutia Inc. and was a director of Novelis, Inc. from 2005 to 2007. Mr. Monahan brings to Pentair’s board of directors a wealth of global operational and management experience, as well as a deep understanding of Pentair’s businesses gained as a member of Pentair’s board of directors for ten years. Mr. Monahan has extensive service as a board member and chief executive officer at companies in a number of different industries; his broad international perspective on business operations has been instrumental as Pentair becomes more global.

Tyco Designees to the Board of Directors

Tyco has identified Carol Anthony Davidson as its designee to the Tyco Flow Control board of directors.

Carol Anthony (John) Davidson, age 56. Since January 2004, Mr. Davidson has been senior vice president, controller and chief accounting officer of Tyco, a provider of diversified industrial products and services. Between November 1997 to January 2004, Mr. Davidson held a variety of leadership roles at Dell Inc., a computer and technology services company, including the positions of vice president, audit, risk and compliance, and vice president, corporate controller. From April 1981 to November 1997, Mr. Davidson held a variety of accounting and financial leadership roles at Eastman Kodak Company, a provider of imaging technology products and services. Since December 2010, Mr. Davidson has also been a director of DaVita, Inc., a provider of kidney dialysis services. Mr. Davidson is a member of the Board of Trustees of the Financial Accounting Foundation which oversees financial accounting and reporting standards setting processes for the United States, including oversight of the Financial Accounting Standards Board (FASB). Mr. Davidson is a CPA with more than 30 years of leadership experience across multiple industries and brings a strong track record of building and leading global teams and implementing governance and controls processes.

Executive Officers

After the Transactions, our senior management will consist entirely of senior executives of Pentair. The following table sets forth certain information as of March 31, 2012 concerning our executive officers, including a five-year employment history and any directorships held in public companies, following the Transactions.

Name	Age	Position with Tyco Flow Control
Randall J. Hogan	56	Chief Executive Officer
Michael V. Schrock	59	President and Chief Operating Officer
John L. Stauch	47	Executive Vice President and Chief Financial Officer
Frederick S. Koury	51	Senior Vice President, Human Resources
Angela D. Lageson	43	Senior Vice President, General Counsel
Michael G. Meyer	53	Vice President of Treasury and Tax
Mark C. Borin	45	Corporate Controller and Chief Accounting Officer

Randall J. Hogan – Mr. Hogan will serve as Tyco Flow Control’s Chief Executive Officer and is expected to be the Chairman of the board of directors of Tyco Flow Control. Mr. Hogan currently serves as the Chief Executive Officer of Pentair and Chairman of Pentair’s board of directors, positions he has held since January 2001 and May 1, 2002, respectively. From December 1999 to December 2000, Mr. Hogan was President and Chief Operating Officer of Pentair and from March 1998 to December 1999 he served as Executive Vice President and President of Pentair’s Electrical and Electronic Enclosures Group. Prior to joining Pentair, Mr. Hogan was President of United Technologies Carrier Transicold from 1995 to 1997; Vice President and General Manager of Pratt & Whitney Industrial Turbines from 1994 to 1995; he held various executive positions at General Electric from 1988 to 1994; and was a consultant for McKinsey & Company from 1981 to 1987.

Michael V. Schrock – Mr. Schrock will serve as Tyco Flow Control’s President and Chief Operating Officer. Mr. Schrock currently serves as President and Chief Operating Officer of Pentair, a position he has held since September 2006. Mr. Schrock also served as President and Chief Operating Officer of Filtration and Technical Products from October 2005 to September 2006; President and Chief Operating Officer of Enclosures, from October 2001 to September 2005; President, Pentair Water Technologies — Americas from January 2001 to October 2001; President, Pentair Pump and Pool Group, from August 2000 to January 2001; President, Pentair Pump Group from January 1999 to August 2000; and Vice President and General Manager, Aurora, Fairbanks Morse and Pentair Pump Group International from March 1998 to December 1998. Prior to joining Pentair, Mr. Schrock served as Divisional Vice President and General Manager of Honeywell Inc. from 1994 to 1998.

John L. Stauch – Mr. Stauch will serve as Tyco Flow Control’s Executive Vice President and Chief Financial Officer. Mr Stauch currently serves as Executive Vice President and Chief Financial Officer of Pentair, a position he has held since February 2007. Prior to joining Pentair, Mr. Stauch served as Chief Financial Officer of the Automation and Control Systems unit of Honeywell International Inc. from July 2005 to February 2007; Vice President, Finance and Chief Financial Officer of the Sensing and Controls unit of Honeywell International Inc. from January 2004 to July 2005; Vice President, Finance and Chief Financial Officer of the Automation & Control Products unit of Honeywell International Inc. from July 2002 to January 2004; Chief Financial Officer and IT Director of PerkinElmer Optoelectronics, a unit of PerkinElmer, Inc. from April 2000 to April 2002; and held various executive, investor relations and managerial finance positions with Honeywell International Inc. and its predecessor AlliedSignal Inc. from 1994 to 2000.

Frederick S. Koury – Mr. Koury will serve as Tyco Flow Control’s Senior Vice President, Human Resources. Mr. Koury currently serves as Senior Vice President, Human Resources of Pentair, a position he has held since August 2003. Prior to joining Pentair, Mr. Koury served as Vice President of Human Resources at Limited Brands from September 2000 to August 2003 and held various executive positions at PepsiCo, Inc. from June 1985 to September 2000.

Angela D. Lageson – Ms. Lageson will serve as Tyco Flow Control’s Senior Vice President, General Counsel and Secretary. Ms. Lageson currently serves as Senior Vice President, General Counsel and Secretary of Pentair, a position she has held since February 2010. From November 2002 to February 2010, Ms. Lageson served as Assistant General Counsel of Pentair. Prior to joining Pentair, Ms. Lageson was a Shareholder and Officer of the law firm of Henson & Efron, P.A. from January 2000 to 2002 and was an Associate Attorney in the law firm of Henson & Efron, P.A. from October 1996 to January 2000 and in the law firm of Felhaber Larson Fenlon & Vogt, P.A. from 1992 to 1996.

Michael G. Meyer – Mr. Meyer will serve as Tyco Flow Control’s Vice President of Treasury and Tax. Mr. Meyer currently serves as Vice President of Treasury and Tax for Pentair, a position he has held since April 2004. At Pentair, Mr. Meyer also served as Treasurer from January 2002 to March 2004 and Assistant Treasurer from September 1994 to December 2001. Prior to joining Pentair, Mr. Meyer held various executive positions with Federal-Hoffman, Inc. (a former subsidiary of Pentair) from August 1985 to August 1994.

Mark C. Borin – Mr. Borin will serve as Tyco Flow Control’s Corporate Controller and Chief Accounting Officer. Mr. Borin currently serves as Corporate Controller and Chief Accounting Officer of Pentair, a position he has held since March 2008. Prior to joining Pentair, Mr. Borin was a Partner in the audit practice of the public accounting firm KPMG LLP from June 2000 to March 2008 and held various positions in the audit practice of KPMG LLP from September 1989 to June 2000.

Director Independence

All of the directors of Tyco Flow Control, other than Mr. Hogan, are expected to be independent, non-employee directors who meet the criteria for independence required by the NYSE. We expect that our board of directors will determine that all of Tyco Flow Control’s non-employee directors satisfy the NYSE standards to qualify as independent directors as well as any additional independence standards established by the board of directors.

Committees of Our Board of Directors

Effective upon the completion of the spin-off, the Tyco Flow Control board of directors will have the following committees, each of which will operate under a written charter that will be posted to the Tyco Flow Control website prior to the spin-off.

Audit and Finance Committee

The Audit and Finance Committee will be established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The Audit and Finance Committee will, among other things:

•	oversee the quality and integrity of Tyco Flow Control’s financial statements, accounting practices and financial information Tyco Flow Control provides to the SEC or the public;

•

select Tyco Flow Control’s independent auditors, including the registered public accounting firm for purposes of U.S. securities law reporting, such selection to be presented by Tyco Flow Control’s board of directors to Tyco Flow Control’s shareholders for their confirmation at Tyco Flow Control’s annual meeting;

•	pre-approve all services to be provided to Tyco Flow Control by its auditors;

•

confer with Tyco Flow Control’s independent auditors to review the plan and scope of their proposed financial audits and quarterly reviews, as well as their findings and recommendations upon the completion of the audits and such quarterly reviews;

•	review the independence of the auditors;

•	oversee Tyco Flow Control’s internal audit function;

•

meet with the auditors, Tyco Flow Control’s appropriate financial personnel and internal financial controllers regarding Tyco Flow Control’s internal controls, critical accounting policies and other matters;

•	oversee all of Tyco Flow Control’s compliance, internal controls and risk management policies; and

•	oversee Tyco Flow Control’s financing statements, investment policies and financial condition.

The Audit and Finance Committee will be comprised of members such that it meets the independence requirements set forth in the listing standards of the NYSE and in accordance with the Audit and Finance Committee charter. Each of the members of the Audit and Finance Committee will be financially literate and have accounting or related financial management expertise as such terms are interpreted by the board of directors in its business judgment. None of Tyco Flow Control’s Audit and Finance Committee members will simultaneously serve on more than two other public company audit committees unless the board of directors specifically determines that it would not impair the ability of an existing or prospective member to serve effectively on the Audit and Finance Committee. The initial members of the Audit and Finance Committee will be determined prior to the Transactions.

Compensation Committee

The Tyco Flow Control Compensation Committee will, among other things, be responsible for:

•	setting and reviewing Tyco Flow Control’s executive compensation philosophy and principles;

•

proposing to Tyco Flow Control’s board of directors the compensation (including salary, bonus, equity-based grants and any other long-term cash compensation) of Tyco Flow Control’s Chief Executive Officer and other executive officers;

•

overseeing Tyco Flow Control’s disclosure regarding executive compensation, including approving the report to be included in Tyco Flow Control’s annual proxy statement on Schedule 14A and included or incorporated by reference in Tyco Flow Control’s annual report on Form 10-K; and

•	recommending to Tyco Flow Control’s board of directors the approval of any employment agreements for Tyco Flow Control’s Chief Executive Officer and other executive officers.

The Compensation Committee will be comprised of members such that it meets the independence requirements set forth in the listing standards of the NYSE and in accordance with the Compensation Committee charter. The members of the Compensation Committee will be “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). The initial members of the Compensation Committee will be determined prior to the Transactions.

Governance Committee

The Governance Committee will, among other things, be responsible for:

•

developing and recommending to Tyco Flow Control’s board of directors Tyco Flow Control’s corporate governance principles and otherwise taking a leadership role in shaping Tyco Flow Control’s corporate governance;

•

reviewing, evaluating the adequacy of and recommending to Tyco Flow Control’s board of directors amendments to Tyco Flow Control’s by-laws, certificate of incorporation, committee charters and other governance policies;

•	reviewing and making recommendations to Tyco Flow Control’s board of directors regarding the purpose, structure and operations of the various board committees;

•	identifying, reviewing and recommending to the board of directors individuals for election to the board of directors;

•	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;

•	reviewing the compensation for non-employee directors and making recommendations to the board of directors;

•	overseeing the board of directors’ annual self-evaluation; and

•

overseeing and monitoring general governance matters including communications with shareholders, regulatory developments relating to corporate governance and Tyco Flow Control’s corporate social responsibility activities.

The Governance Committee will be comprised of members such that it meets the independence requirements set forth in the listing standards of the NYSE and in accordance with the Governance Committee charter. The initial members of the Governance Committee will be determined prior to the Transactions.

Codes of Conduct

Prior to the completion of the spin-off, Tyco Flow Control intends to adopt a written code of ethics for executive officers and senior financial officers that is designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that Tyco Flow Control will file with the SEC and other regulators and in other public communications;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

A copy of the Tyco Flow Control code of ethics will be posted on Tyco Flow Control’s website immediately prior to the Distribution.

Director Nomination Process

The initial board of directors of Tyco Flow Control will be selected through a process involving Tyco Flow Control, Tyco and Pentair.

We intend to adopt corporate governance policies that will contain information concerning the responsibilities of the Governance Committee with respect to identifying and evaluating future director candidates.

In accordance with these governance policies, the Governance Committee will seek to create a board of directors that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. These governance policies will provide that the Governance Committee will evaluate director candidates in light of a number of criteria with directors chosen with a view to bringing to the board of directors a variety of backgrounds and experiences and establishing a core of business advisers with financial and management expertise. The Governance Committee will also consider candidates who have substantial experience outside the business community, such as in the public, academic or scientific communities. These governance policies will emphasize Tyco Flow Control’s commitment to diversity at the board of director level–diversity not only of sex, sexual orientation, race, religion or national origin, but also diversity of experience, expertise and training.

General criteria for the nomination of director candidates will include that directors should:

•	possess the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•

possess substantial and significant experience which would be of particular importance to us in the performance of the duties of a director and would increase the diversity of experience, expertise and training of the board of directors taken as a whole;

•	have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director; and

•

be committed to enhancing long-term shareholder value and be willing and able to represent the balanced, best interests of the shareholders as a whole rather than the interests of a special interest group or constituency.

Communications with Non-Management Members of the Board of Directors

Generally, it will be the responsibility of management to speak for Tyco Flow Control in communications with outside parties, but Tyco Flow Control intends to set forth, in its corporate governance policies, certain processes by which shareholders and other interested third parties may communicate with non-management members of the board of directors.

COMPENSATION OF DIRECTORS

Director Compensation

This section is divided into three parts:

•

“Historical Pentair Director Compensation,” which presents information concerning the historical compensation paid by Pentair to its non-employee directors, all of whom are expected to be non-employee directors of Tyco Flow Control. This historical compensation provides context to our future director compensation practices, which are expected to be based on Pentair’s historical director compensation practices.

•

“Treatment of Pentair Director Equity-Based Awards in the Merger,” which describes the treatment in the Merger of various equity-based awards that were granted by Pentair that each of Pentair’s directors holds.

•	“Director Compensation After the Transactions,” which describes matters regarding director compensation for Tyco Flow Control after consummation of the Transactions.

Historical Pentair Director Compensation

Pentair uses a combination of cash and equity-based incentive compensation to attract and retain qualified directors. Compensation of Pentair’s directors reflects its belief that a significant portion of directors’ compensation should be tied to long-term growth in shareholder value.

Mr. Hogan, Pentair’s only employee-director, is not and will not be separately compensated for service as a member of the Pentair board of directors. Non-employee director compensation for 2011 was as set forth below.

Annual Retainers

Annual retainers for non-employee directors’ service on the Pentair board of directors and Pentair Board Committees are as follows:

Board Retainer	$40,000
Lead Director Supplemental Retainer	20,000
Audit Committee Chair Supplemental Retainer	20,000
Compensation Committee Chair Supplemental Retainer	10,000
Governance Committee Chair Supplemental Retainer	5,000
International Committee Chair Supplemental Retainer	5,000
Audit Committee Retainer	9,000
Other Committee Retainer (per committee)	4,000

Attendance Fees

For Pentair board of directors meetings, Pentair paid each director $2,000 for personal attendance and $500 for attendance by telephone (or video conference). For committee meetings lasting less than two hours, Pentair paid directors $1,500 for personal attendance ($2,000 for committee Chairs), and $500 for attendance by telephone (or video conference). For committee meetings lasting longer than two hours, Pentair paid the directors $2,500 ($3,000 for committee Chairs) for personal attendance and $1,000 for attendance by telephone (or video conference). For Pentair management’s annual strategic planning meeting, Pentair paid each director $2,000 for personal attendance and $500 for attendance by telephone.

Deferred Compensation

Under the Pentair, Inc. Compensation Plan for Non-Employee Directors, Pentair’s non-employee directors may elect to defer payment of all or a portion of their annual retainers and meeting fees in the form of share units. The value of a share unit is equal to the market value of a Pentair common share. Share units carry no voting or investment power. Pentair currently matches 15% of the amount of any annual retainer that is deferred. A portion of Pentair directors’ fees also may be paid directly in the form of share units under the equity compensation provisions of the Plan; however, no director was paid in that manner in 2011.

Equity Awards

Non-employee directors also receive a grant of options and restricted stock units under the 2008 Pentair Omnibus Plan as a part of their compensation. Options granted are exercisable at the closing price of our stock on the date of grant, have a ten-year term and vest in one-third increments on the first, second and third anniversaries of the grant date. Restricted stock units granted vest in one-third increments on each of the first, second and third anniversaries of the grant date. Each restricted stock unit represents the right to receive one Pentair common share upon vesting and includes one dividend equivalent unit, which entitles the holder to all cash dividends declared on a Pentair common share from and after the date of grant. Non-employee directors may elect to defer receipt of restricted stock units upon vesting under Pentair’s Compensation Plan for Non-Employee Directors. All of Pentair’s non-employee directors received option and restricted stock unit grants in 2011. Future grants of equity awards for non-employee directors will also be made under the 2008 Pentair Omnibus Plan, including those granted in January 2012.

Stock Ownership Guidelines

Within five years after election, non-employee directors are expected to acquire and hold Pentair’s common shares or stock equivalents having a value equal to five times the annual board retainer for non-employee directors.

Stock Ownership for the Currently-Serving Directors as of December 31, 2011

	Share Ownership	12/31/11 Market Value ($)(1)	Ownership Guideline ($)	Meets Guideline
Leslie Abi-Karam	3,622	120,576	200,000	No(2)
Glynis A. Bryan	13,730	457,072	200,000	Yes
Jerry W. Burris	6,281	209,094	200,000	Yes
T. Michael Glenn	8,584	285,761	200,000	Yes
Charles A. Haggerty	167,355	5,571,248	200,000	Yes
David H. Y. Ho	12,719	423,416	200,000	Yes
David A. Jones	33,241	1,106,593	200,000	Yes
Ronald L. Merriman	13,204	439,561	200,000	Yes
William T. Monahan	42,328	1,409,099	200,000	Yes

(1)	Based on the closing market price for our Common Stock on December 30, 2011 of $33.29.

(2)	Ms. Abi-Karam became a director in February 2008 and will have five years from the commencement of service as a director to meet the stock ownership requirement.

Director Compensation Table

The table below summarizes the compensation that Pentair paid to non-employee directors for the fiscal year ended December 31, 2011.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Leslie Abi-Karam	76,500	43,045	42,501	-	-	2,229	164,275
Glynis A. Bryan	86,700	43,045	42,501	-	-	-	172,246
Jerry W. Burris	83,350	43,045	42,501	-	-	1,845	170,741
T. Michael Glenn	79,600	43,045	42,501	-	-	-	165,146
Charles A. Haggerty	83,850	43,045	42,501	-	-	-	169,396
David H. Y. Ho	94,450	43,045	42,501	-	-	-	179,996
David A. Jones	114,300	43,045	42,501	-	-	5,405	205,251
Ronald L. Merriman	117,475	43,045	42,501	-	-	357	203,378
William T. Monahan	107,500	43,045	42,501	-	-	-	193,046

(1)	Randall Hogan, Pentair’s Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as a director. The compensation received by Mr. Hogan as Pentair’s employee during and for 2011 is shown under “Executive Compensation – Summary Compensation Table.”

(2)	The directors’ deferred receipt of 2011 cash compensation in the form of share units under Pentair’s Compensation Plan for Non-Employee Directors is as follows:

Name	2011 Fees Deferred ($)	Share Units Purchased with 2011 Deferred Fees	Number of Deferred Share Units Held Under Compensation Plan for Non-Employee Directors as of 12/31/11 (a)
Leslie Abi-Karam	-	-	3,163
Glynis A. Bryan	55,200	1,513	12,380
Jerry W. Burris	56,350	1,545	6,281
T. Michael Glenn	41,600	1,147	6,584
Charles A. Haggerty	83,850	2,312	77,200
David H. Y. Ho	94,450	2,579	12,719
David A. Jones	114,300	3,121	27,441
Ronald L. Merriman	7,475	204	1,452
William T. Monahan	-	-	20,095

(a)	Includes all share units in respect of deferred fees in all years of service as a director and all additional share units credited as a result of reinvestment of dividend equivalents, in each case net of distributions pursuant to distribution elections.

(3)	The amounts in column (c) represent the aggregate grant date fair value, computed in accordance with ASC 718 (formerly referred to as SFAS No. 123(R)), of restricted stock units granted during the fiscal year ended December 31, 2011. Assumptions used in the calculation of these amounts are included in footnote 14 to Pentair’s audited financial statements for the fiscal year ended December 31, 2011 included elsewhere in this Prospectus. As of December 31, 2011, each director had the following number of unvested restricted stock units: Leslie Abi-Karam: 2,084; Glynis A. Bryan: 2,084; Jerry W. Burris: 2,084; T. Michael Glenn: 2,084; Charles A. Haggerty: 2,084; David H. Y. Ho: 2,084; David A. Jones: 2,084; Ronald L. Merriman: 2,084; and William T. Monahan: 2,084.

(4)

The amounts in column (d) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during the fiscal year ended December 31, 2011. Assumptions used in the calculation of these amounts are included in footnote 14 to Pentair’s audited financial statements for the fiscal year ended December 31,

2011 included elsewhere in this Prospectus. As of December 31, 2011, each director had the following number of options outstanding: Leslie Abi-Karam: 31,849; Glynis A. Bryan: 87,582; Jerry W. Burris: 47,582; T. Michael Glenn: 47,582; Charles A. Haggerty: 77,469; David H. Y. Ho: 47,582; David A. Jones: 87,582; Ronald L. Merriman: 77,582; and William T. Monahan: 87,582.

(5)	The amounts in column (g) represent expenses related to director spousal or companion travel in conjunction with the director’s attendance at board meetings.

Treatment of Pentair Director Equity-Based Awards in the Merger

Pentair’s non-employee directors hold outstanding stock options and restricted stock units that were granted under the Omnibus Plans as a part of their compensation. Upon the consummation of the Merger, as described in “Compensation of Executive Officers—Executive Compensation Matters Relating to the Merger—Treatment of Pentair Equity Awards” above, these equity-based awards will be converted into equity awards with respect to Tyco Flow Control common shares and, to the extent then unvested, will become vested.

The value of the accelerated vesting of the unvested stock options and restricted stock units held by Pentair’s non-employee directors is as follows:

Name	No. of Shares Underlying Unvested Stock Options	Resulting Value from Unvested Stock Options ($)	No. of Shares Underlying Unvested Restricted Stock Units	Resulting Value from Underlying Unvested Restricted Stock Units ($)
Leslie Abi-Karam	11,207	$137,549	2,936	$137,933
Glynis A. Bryan	11,207	$137,549	2,936	$137,933
Jerry W. Burris	11,207	$137,549	2,936	$137,933
T. Michael Glenn	11,207	$137,549	2,936	$137,933
Charles A. Haggerty	11,207	$137,549	2,936	$137,933
David H. Y. Ho	11,207	$137,549	2,936	$137,933
David A. Jones	11,207	$137,549	2,936	$137,933
Ronald L. Merriman	11,207	$137,549	2,936	$137,933
William T. Monahan	11,207	$137,549	2,936	$137,933

For consistency with the method of determining the value of consideration resulting from equity awards in connection with the Merger as displayed in “Compensation of Executive Officers—Executive Compensation Matters Relating to the Merger—Quantification of Payments and Benefits” below, and since the value of the Merger consideration is not a fixed dollar amount, the value of unvested stock options and restricted stock units in the table above is based on the average closing price of Pentair shares over the first five trading days following public announcement of the Merger, which was $46.98. Accordingly, the actual value of the accelerated vesting may be greater or less than the value described above.

The table above reflects the amounts expected to be vested as of September 28, 2012 in accordance with the terms of such stock options and restricted stock units notwithstanding the Merger; however, depending on when consummation of the Merger actually occurs, certain stock options and unvested restricted stock units shown as unvested in the table above may become vested in accordance with their terms without regard to the Merger. The table above does not include any grants of awards which may occur following the date of this Prospectus.

Pentair’s non-employee directors have deferred compensation accounts under Pentair’s deferred compensation program for non-employee directors that are denominated in stock units. Under this program, non-employee directors are permitted to defer receipt and taxation of certain types of compensation that they have previously earned, and to specify certain future events upon which the compensation will be distributed. For some non-employee directors, these future distribution events include a change in control, which includes the Merger. As a result, some previously earned and vested, but unpaid, amounts may be distributed under Pentair’s deferred compensation program for non-employee directors who have elected a change in control as a distribution event. Earned and vested, but unpaid, amounts denominated in stock units that will be distributed to Pentair’s non-employee directors (based on the number of stock units as of March 28, 2012 and the average closing price of Pentair shares over the first five trading days following public announcement of the Merger, which was $46.98) are as follows: Ms. Bryan and Messrs. Burris, Glenn, Haggerty, Ho, Jones, Merriman and Monahan will receive lump sum distributions of $369,811, $294,579, $262,303, $587,222, $613,338, $164,922, $25,716 and $260,941, respectively.

Director Compensation After the Transactions

Following the Transactions, director compensation will be determined by the Governance Committee of Tyco Flow Control’s board of directors. Tyco Flow Control’s Governance Committee is expected to review its compensation policies with respect to our directors after the Transactions, but has not yet made any determinations with respect to the compensation of directors following the Transactions. Although our future director compensation practices are expected to be based on Pentair’s historical director compensation practices, Tyco Flow Control’s Governance Committee will review the impact of the Merger on director compensation practices and may make adjustments that it believes are appropriate in structuring our future director compensation arrangements.

COMPENSATION OF EXECUTIVE OFFICERS

This section is divided into three parts:

•

“Historical Pentair Executive Compensation,” which presents information concerning the historical arrangements for our named executive officers, all of whom are Pentair’s named executive officers. Our named executive officers are the individuals who will be the Chief Executive Officer, Chief Financial Officer and the other three most highly compensated Tyco Flow Control executive officers based on their fiscal year 2011 compensation with Pentair (the “Named Executive Officers”) namely the following who will have the same positions at Tyco Flow Control as they have at Pentair:

Name	Position
Randall J. Hogan	Chief Executive Officer
Michael V. Schrock	President and Chief Operating Officer
John L. Stauch	Executive Vice President and Chief Financial Officer
Frederick S. Koury	Senior Vice President, Human Resources
Angela D. Lageson	Senior Vice President, General Counsel

This historical compensation provides context to our future executive compensation practices, which are expected to be based on Pentair’s historical executive compensation practices.

•

“Executive Compensation Matters Relating to the Merger,” which describes the treatment of Pentair equity awards in the Merger and the change in control and termination payments and benefits that each Named Executive Officer will be entitled to receive in connection with the Merger.

•	“Executive Officer Compensation After the Transactions,” which describes matters regarding executive officer compensation for Tyco Flow Control after consummation of the Transactions.

Historical Pentair Executive Compensation

Overview of Compensation Program

The Compensation Committee (the “Pentair Compensation Committee”) of Pentair’s board of directors (the “Pentair Board”) sets and administers the policies that govern Pentair’s executive compensation, including:

•	establishing and reviewing executive base salaries;

•	overseeing Pentair’s annual incentive compensation plans;

•	overseeing Pentair’s long-term equity-based compensation plan;

•	approving all awards under those plans; and

•	annually approving and recommending to the Pentair Board all compensation decisions for executive officers, including those for the Named Executive Officers.

The Pentair Compensation Committee seeks to assure that compensation paid to the Named Executive Officers is fair, reasonable and competitive, and is linked to increasing long-term shareholder value. Only independent directors serve on the Pentair Compensation Committee.

2011 Say on Pay Vote

In April 2011 (after the 2011 executive compensation actions described in this Compensation Discussion and Analysis had taken place), Pentair held its first advisory stockholder vote on the compensation of its named executive officers at its annual shareholders’ meeting, and, consistent with the recommendation of the Pentair board of directors, Pentair’s shareholders approved the compensation of its named executive officers with more than 94% of votes cast in favor. Consistent with this strong vote of shareholder approval, Pentair has not undertaken any material changes to its executive compensation programs in response to the outcome of the vote. In keeping with the recommendation of the Pentair board, its shareholders also expressed a preference that future advisory stockholder votes on the compensation of its named executive officers be held on an annual basis and, as previously disclosed, the Pentair board of directors determined to hold an advisory vote on the compensation of the named executive officers every year until the next required advisory vote on the frequency of future advisory votes.

Compensation Philosophy and Objectives

The Pentair Compensation Committee believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Pentair Compensation Committee seeks to accomplish this by rewarding the achievement of specific annual, longer-term and strategic goals that create lasting shareholder value. The Pentair Compensation Committee evaluates both executive performance and executive compensation to attract and retain superior executives in key positions at compensation levels competitive in the marketplace. To achieve the objectives stated below, the Pentair Compensation Committee provides executive compensation packages containing both cash and equity-based compensation components that reward performance as measured against established goals. The Pentair Compensation Committee’s specific objectives include:

•	to motivate and reward executives for achieving financial and strategic objectives;

•	to provide rewards commensurate with individual and company performance;

•	to encourage innovation and growth;

•	to attract and retain top-quality executives and key employees; and

•	to align management and shareholder interests by encouraging employee stock ownership.

To balance these objectives, Pentair’s executive compensation program uses the following elements:

•	base salary, to provide fixed compensation competitive in the marketplace;

•	annual incentive compensation, to reward short-term performance against specific financial targets and individual goals;

•	long-term incentive compensation, to link management incentives to long-term value creation and shareholder return; and

•	retirement, perquisites and other benefits, to attract and retain executives over the longer term.

Each of these are discussed components below under “2011 Compensation Program Elements” and “Changes in Compensation Program Mix for 2012.”

Compensation Committee Practices

The Pentair Compensation Committee meets regularly to review, discuss and approve executive compensation and employee benefit plan matters. To ensure it is able to address all of its responsibilities, the Pentair Compensation Committee establishes an annual agenda at the beginning of each year. In 2011, the Pentair Compensation Committee held five regular meetings. The Pentair Compensation Committee has scheduled five regular meetings for 2012. In addition to the regularly scheduled meetings, the Pentair Compensation Committee holds special meetings when necessary.

Pentair Compensation Committee members generally receive written materials several days prior to each regularly scheduled meeting. At the close of each regularly scheduled Pentair Compensation Committee meeting, the Pentair Compensation Committee conducts an executive session without management present. When appropriate, the Pentair Compensation Committee also meets in executive session at the close of special meetings. At the Pentair Compensation Committee’s request, the Pentair Compensation Committee’s external compensation consultant reviews committee meeting materials and attends meetings.

In making changes to Pentair’s compensation programs, the Pentair Compensation Committee considers Pentair’s compensation philosophy and objectives, as well as external market, industry and peer company practices. The Pentair Compensation Committee reviews each element of the executive compensation program annually for continuing appropriateness and reasonableness.

In December 2010 and February 2011, the Pentair Compensation Committee reviewed and approved executive salaries, equity plan incentive grants and performance measures and related targets for Pentair’s annual incentive program for 2011. When reviewing proposed awards, the Pentair Compensation Committee considered Pentair’s corporate performance for the year and the prior three-year period against the peer group of companies identified as the “Comparator Group” below under “Comparative Framework.” The Pentair Compensation Committee also considered Pentair’s corporate performance compared to Pentair’s strategic objectives. The Pentair Compensation Committee reviewed and approved equity grants for newly hired and promoted employees as required throughout the year. Pentair Compensation Committee actions relating to executive salaries, incentive awards and long-term compensation, as well as changes to Pentair’s compensation programs, were submitted to the full Pentair Board for ratification and approval.

Services of Compensation Consultant

In 2011, the Pentair Compensation Committee retained AON Hewitt, an external compensation consultant (the “Compensation Consultant”), to advise the Pentair Compensation Committee on executive compensation issues.

The Pentair Compensation Committee provides the Compensation Consultant with preliminary instructions regarding the goals of Pentair’s compensation program and the parameters of the competitive review of Pentair’s executive compensation programs to be conducted by the Compensation Consultant. The Compensation Consultant provides the Pentair Compensation Committee with comparative market data on position-specific compensation structures, policies and programs based on analyses of relevant survey data and of the practices of the Comparator Group defined below under “Comparative Framework.” The Compensation Consultant also provides guidance on industry best practices and advises the Pentair Compensation Committee in determining appropriate ranges for base salaries, annual incentives and equity compensation for each senior executive position.

Role of Executive Officers in Compensation Decisions

At the request of the Pentair Compensation Committee, the Pentair Chief Executive Officer and the Pentair Senior Vice President, Human Resources, generally attend meetings of the Pentair Compensation Committee, but are not present in executive sessions and do not participate in deliberations of their own compensation. Pentair’s human resources group assists the Pentair Compensation Committee as requested on specific topics regarding compensation, as well as on specific recommendations for compensation for management throughout the company.

The Pentair Chief Executive Officer annually reviews with the Pentair Compensation Committee the performance of each executive officer (other than himself) and presents compensation recommendations based on these reviews to the Pentair Compensation Committee. The Pentair Compensation Committee reviews these recommendations with the Compensation Consultant and exercises its discretion in adopting, rejecting or changing them.

The Pentair Board and the Pentair Compensation Committee employ a formal rating process to evaluate the Pentair Chief Executive Officer’s performance. As part of this process, the Pentair Board reviews financial and other relevant data related to the performance of the Pentair Chief Executive Officer at each meeting of the Pentair Board throughout the year. At the end of the year, each independent director provides an evaluation and rating of the Pentair Chief Executive Officer’s performance in various categories. The Pentair Compensation Committee Chair submits a consolidated rating report and the Pentair Compensation Committee’s recommendations regarding the Pentair Chief Executive Officer’s compensation to the independent directors for review and ratification. The Pentair Lead Director chairs a discussion with the independent directors in executive session without the Pentair Chief Executive Officer present. From that discussion, the Pentair Compensation Committee finalizes the Pentair Chief Executive Officer’s performance rating. The Pentair Compensation Committee Chair and the Pentair Lead Director review the final performance rating results and commentary with the Pentair Chief Executive Officer. The Pentair Compensation Committee takes the performance rating and financial data into account in determining the Pentair Chief Executive Officer’s compensation and the Pentair board of directors’ adoption of goals and objectives for the Pentair Chief Executive Officer for the following year.

Setting Executive Compensation

The Pentair Compensation Committee recognizes the importance of maintaining sound principles for developing and administering compensation and benefits programs. The Pentair Compensation Committee seeks to carry out its responsibilities by:

•	holding executive sessions (without management present) at every regular Pentair Compensation Committee meeting;

•	requiring clear communication of compensation policy and actions to executives and shareholders;

•	annually reviewing total annual compensation for all executive officers; and

•	establishing appropriate guidelines for executive change-in-control agreements.

Comparative Framework

In making its recommendations to the Pentair Board concerning executive officer compensation, the Pentair Compensation Committee annually reviews and evaluates Pentair’s corporate performance and Pentair’s executive officers’ compensation and equity ownership. The Pentair Compensation Committee also obtains and reviews comparative data from the Compensation Consultant and a number of third-party sources, including proxy statements, publicly available information and surveys by consulting firms.

The Pentair Compensation Committee uses external competitive benchmarks that it believes support the guiding principles outlined above for each element of compensation. For 2011, the market for assessing compensation was defined as comparable publicly traded companies that are headquartered in the U.S. and engaged in one or more manufacturing sectors (the “Comparator Group”). The Pentair Compensation Committee identified these companies as Pentair’s Comparator Group based upon the analysis and recommendations of the Compensation Consultant. The Comparator Group consisted of business competitors, similarly structured broadly diversified organizations and competitors for executive talent: A. O. Smith Corporation, Amphenol Corporation, Cooper Industries plc, Crane Co., Danaher Corporation, Donaldson Company, Inc., Dover Corporation, Eaton Corporation, Flowserve Corporation, Hubbell Incorporated, ITT Corporation, Pall Corporation, Parker-Hannifin Corporation, Rockwell Automation, Inc., SPX Corporation and Thomas & Betts Corporation.

2011 Compensation Program Elements

•	For the fiscal year ended December 31, 2011, the principal components of compensation for Named Executive Officers were:

•	Base salary;

•	Annual incentive compensation;

•	Long-term incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

The Pentair Compensation Committee reviews total compensation for executive officers and the relative levels of each of these forms of compensation, against the Pentair Compensation Committee’s goals to attract, retain and incentivize talented executives and to align the interests of these executives with those of Pentair’s long-term shareholders.

Base Salaries

Pentair provides Named Executive Officers with a fixed base salary. Focusing on the market value of each position, the Pentair Compensation Committee’s goal is to target approximately the 50th percentile (the “Midpoint”) of the Comparator Group for executives’ base salary ranges based on available market data. Market data include published survey data and proxy statement data for Pentair’s Comparator Group. The Pentair Compensation Committee establishes each Named Executive Officer’s salary within a range of 20% of the Midpoint. Differences in base salaries among the Named Executive Officers and the extent to which a Named Executive Officer’s base salary is set at a level other than the Midpoint are decided by the Pentair Compensation Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility, experience and individual performance.

The Pentair Compensation Committee undertook its annual review of base salaries for the Named Executive Officers and other management personnel, in accordance with its normal procedures. Following a market review by the Compensation Consultant, the Pentair Compensation Committee, with the Pentair Board’s concurrence, approved annual merit increases to base salary for each executive officer effective January 1, 2012.

Annual Incentive Compensation Plan

To achieve the objective of providing competitive compensation to attract and retain top talent while linking pay to annual performance, Pentair pays a portion of its executives’ cash compensation as incentive compensation tied to annual business performance as measured against annual goals established by the Pentair Compensation Committee. Pentair pays cash annual incentive compensation to its executive officers, including the Named Executive Officers, under the Executive Officer Performance Plan (“EOPP”). The Pentair Compensation Committee has no discretion to increase formula-derived incentive compensation under the EOPP. For 2011, the only participants in the EOPP were Pentair’s executive officers.

For each EOPP participant, the Pentair Compensation Committee determined a percentage of that executive’s base salary as a targeted level of incentive compensation opportunity, based on the Pentair Compensation Committee’s review of the Compensation Consultant’s recommendations, relevant survey data and, in the case of Named Executive Officers other than the Pentair Chief Executive Officer, the recommendations of the Pentair Chief Executive Officer. Differences in target levels of incentive compensation opportunities among the Named Executive Officers are decided by the Pentair Compensation Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility and experience. An executive officer’s base salary multiplied by the incentive compensation opportunity percentage establishes the target incentive compensation for which the executive officer is eligible. The Pentair Compensation Committee determined incentive compensation targets in 2011 for all Named Executive Officers. These incentive compensation targets were as follows:

	Target as a Percent of Salary	Target in Dollars
Randall J. Hogan	150%	1,597,500
John L. Stauch	80%	383,430
Michael V. Schrock	100%	564,826
Frederick S. Koury	60%	241,018
Angela D. Lageson	60%	195,000

Actual incentive compensation awarded to each Named Executive Officer may range from 0 to 2 times the target, depending on actual company and individual performance, as described below. The Pentair Compensation Committee approves performance goals (described below) for each year and sets each executive’s incentive compensation opportunity so that if Pentair attains target performance levels, annual cash incentive levels will be between the 50th and 75th percentiles of Pentair’s Comparator Group. If Pentair attains superior performance levels, cash incentive compensation could exceed the 75th percentile of the Comparator Group; if Pentair does not attain target performance levels for any of the goals, cash incentive compensation will be below the 50th percentile of Pentair’s Comparator Group.

To establish the performance goals and related targets applied to EOPP payments for the Named Executive Officers, the Pentair Compensation Committee examined goals that were recommended by the Pentair Chief Executive Officer, after consultation with the Pentair Chief Financial Officer and certain other executive officers, and that were based solely on objectively determinable financial performance measures. The Pentair Compensation Committee then assessed these recommendations in light of comparable data of the Comparator Group and relevant survey data. In February 2011, the Pentair Compensation Committee established the performance goals for 2011 for the EOPP, which the Pentair Board then ratified. The EOPP performance goals that applied to the Named Executive Officers consisted of the following quantitative measures:

•

Operating income, which means the excess of revenues over expenses for normal operating activities. For 2011, the operating income threshold was $365.0 million, target was $385.0 million and maximum was $420.0 million, prior to adjustments specified in the EOPP.

•

Sales, which means sales excluding the impact of acquisitions and foreign currency exchange. For 2011, the sales threshold was $3.107 billion, target was $3.185 billion and maximum was $3.308 billion, prior to adjustments specified in the EOPP.

•

Free cash flow, which means cash from operating activities less capital expenditures, including both continuing and discontinued operations, plus proceeds from sale of property and equipment. For 2011, the free cash flow threshold was $205.0 million, target was $240.0 million and maximum was $275.0 million, prior to adjustments specified in the EOPP.

•	EBITDA, which means earnings before interest, depreciation and amortization. For 2011, EBITDA threshold was $350.0 million, prior to adjustments specified in the EOPP.

The Pentair Compensation Committee believes that these performance goals correlate strongly with two primary corporate objectives: to improve the financial return from Pentair’s businesses and to strengthen Pentair’s balance sheet through cash flow improvement and debt reduction.

To provide an added performance incentive, the Pentair Compensation Committee determined that the amount of incentive compensation related to each performance goal other than EBITDA would be scaled according to the amount by which the measure exceeded or fell short of the target. The Pentair Compensation Committee also determined that the performance goals for operating income, sales and free cash flow should have a threshold level below which no incentive compensation would be earned, as detailed above. In the case of the operating income, sales and free cash flow, the amount of incentive compensation for each performance goal was scaled from 0.75 (at the threshold) to 2.0 times (at the maximum) the target according to a formula that was based solely on Pentair’s corporate performance and was not subject to adjustment or discretion.

In the case of EBITDA, the Pentair Compensation Committee determined that attainment of this performance goal is a necessary, but not sufficient, condition to trigger an incentive compensation award. If the EBITDA threshold was not attained, no award would be made for this performance goal. However, if the EBITDA threshold was attained, the Named Executive Officer would be eligible for the EBITDA portion of the award. The Pentair Compensation Committee retained the discretion to reduce, but not to increase, the amount of any EBITDA-based award to a Named Executive Officer, based upon a strategy deployment factor (“SDF”). The SDF measures an individual executive’s performance against expectations in the attainment of corporate strategic goals set by the Pentair Board. The SDF is determined by the Pentair Compensation Committee for each Named Executive Officer based on its assessment of individual performance following consultation with the Pentair Chief Executive Officer.

The Pentair Compensation Committee determined that, for 2011, the performance measures applied to EOPP payments for all Named Executive Officers were to be weighted as follows: operating income: 40%; sales: 20%; free cash flow: 20%; and EBITDA: 20%. The actual incentive compensation of each Named Executive Officer was determined by multiplying the eligible target incentive compensation amount by a multiplier determined as noted above.

Operating income after adjustment for factors specified in the EOPP was $384.4 million, which exceeded the threshold but not the target. The incentive bonus percentage for the operating income measure amounted to 39.7% of each EOPP participant’s target bonus (40% weighting times 99.3%).

Sales after adjustment for factors specified in the EOPP were $3.210 billion, which exceeded the target but not the maximum. The incentive bonus percentage for the sales measure amounted to 24.1% of each EOPP participant’s target bonus (20% weighting times 120.5%).

Cash flow after adjustment for factors specified in the EOPP was $277.1 million, which exceeded the maximum. The incentive bonus percentage for the free cash flow measure amounted to 40.0% of each EOPP participant’s target bonus (20% weighting times 200%).

EBITDA after adjustment for factors specified in the EOPP was $503.6 million, higher than the $350.0 million threshold. The Pentair Compensation Committee determined that each Named Executive Officer’s performance in 2011 met or exceeded individual performance expectations, including after consideration of applicable SDFs. Based on this determination, the Pentair Compensation Committee exercised its discretion to reduce awards from the maximum based on each Named Executive Officer’s SDF, resulting in incentive bonus percentage for the EBITDA measure ranging from 21.6% to 23.1% of each EOPP participant’s target for this portion of the award (20% weighting times 108.0% to 115.5%).

Based on the foregoing, the Pentair Compensation Committee awarded EOPP incentive awards to the Named Executive Officers that are reflected in the “Non-Equity Incentive Plan Compensation” column under “—Summary Compensation Table.”

2011 Long-Term Incentive Compensation

The Pentair Compensation Committee emphasizes executive compensation that is tied to building and sustaining Pentair’s value through stock performance over time. Pentair provides long-term compensation to its executives to further the objectives of:

•	motivating and rewarding executives through share price appreciation;

•	encouraging innovation and growth;

•	aligning management and shareholder interests; and

•	attracting and retaining key executive talent.

In keeping with this philosophy, the Pentair Compensation Committee establishes long-term incentive compensation targets falling between the 50th and 75th percentiles of competitive compensation programs, based on the Pentair Compensation Committee’s assessment of both published survey data and data from Pentair’s Comparator Group. If Pentair builds and sustains long-term shareholder value through superior performance, ongoing long-term incentive values may exceed the 75th percentile of its Comparator Group.

In 2011, the Pentair Compensation Committee awarded long-term incentive compensation under the 2008 Pentair, Inc. Omnibus Stock Incentive Plan (the “2008 Pentair Omnibus Plan”). As it does each year, the Pentair Compensation Committee used benchmark data (including compensation surveys, Comparator Group information and other data provided by the Compensation Consultant) to set competitive target dollar award levels for each Named Executive Officer and for each position or grade level. Differences in target dollar award levels among the Named Executive Officers were decided by the Pentair Compensation Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility, experience and individual performance. Individual awards generally range between 80 and 120 percent of the target award level, with actual award amounts determined by the Pentair Compensation Committee based on its assessment of both the executive’s individual performance against his or her individual performance goals in the previous year and Pentair’s performance in the previous year against its strategic plan.

The Pentair Compensation Committee approved the elements and mix of 2011 long-term incentive compensation under the 2008 Pentair Omnibus Plan. The Pentair Compensation Committee granted all Named Executive Officers a mix of the following components:

•

Stock options: The Pentair Compensation Committee determined that it would grant ten-year stock options, with one third of the options vesting on each of the first, second and third anniversaries of the grant date, as in prior years. For the 2011 grant, stock options constituted one third of the long-term incentive award’s total value.

•

Restricted stock units: The Pentair Compensation Committee determined that it would grant restricted stock units, with one-half of the restricted stock units vesting on each of the third and fourth anniversaries of the grant date, as in prior years. Each restricted stock unit represents the right to receive one share of Pentair’s common stock upon vesting and includes one dividend equivalent unit, which entitles the holder to a cash payment equal to all cash dividends declared on a share of Pentair’s common stock from and after the date of grant. An executive officer may elect to defer receipt of restricted stock units upon vesting under Pentair’s Non-Qualified Deferred Compensation Plan. For the 2011 grant, restricted stock units constituted one third of the long-term incentive award’s total value.

•

Cash settled performance units: For 2011, after review of Pentair’s short- and long-term incentive plans and current market trends for executive compensation prepared by the Compensation Consultant, Pentair management and the Pentair Compensation Committee modified Pentair’s compensation program to include cash-settled performance units as a part of long-term incentive compensation. The Pentair Compensation Committee determined that it would grant cash-settled performance units in 2011, reflecting the desire of the Pentair Compensation Committee to grant performance-based awards but also to limit the number of shares of Pentair’s common stock that are issued pursuant to long-term incentive awards. Each performance unit entitles the holder to a cash payment following the end of a three-year performance period if Pentair achieves specified performance goals established by the Pentair Compensation Committee pursuant to the 2008 Pentair Omnibus Plan. The performance goals selected by the Pentair Compensation Committee for the 2011 to 2013 period were 4% compounded annual revenue growth and 3% increase in return on invested capital, each as compared to 2010 and each weighted 50%.

Depending on cumulative company performance over the three-year performance period, Pentair will pay nothing if a threshold is not met, 50% of the target value if the threshold is met, 100% of the target value if the target is met and 200% of the target value if the maximum is met or exceeded. An executive officer may elect to defer receipt of the cash payment under Pentair’s Non-Qualified Deferred Compensation Plan. For the 2011 grant, cash settled performance units constituted one third of the long-term incentive award’s total value.

The value of stock options and restricted stock units and a range of values for the cash settled performance units granted to the Named Executive Officers in 2011 is reflected in the table under “—Grants of Plan-Based

Awards Table.” The value of restricted shares that vested for each Named Executive Officer in 2011 and the value of options exercised by each Named Executive Officer in 2011 are shown in the table under “—Option Exercises and Stock Vested.”

The Pentair Compensation Committee reviewed and approved the 2011 grants of long-term incentive compensation for executive officers in December 2010 effective on January 3, 2011. For all other recipients, in February 2011, the Pentair Compensation Committee reviewed and approved grants that were effective on March 2, 2011. The Pentair Compensation Committee reviews and approves all equity awards to newly hired or promoted executives at regular meetings throughout the year. As a rule, the Pentair Compensation Committee grants awards to newly hired or promoted executives that are effective the earlier of the 15th day of the month following the date of hire or promotion or the 15th day of the month following the date of the Pentair Compensation Committee meeting at which the grant is approved. If the 15th day of such month is a day on which the New York Stock Exchange is not open for trading, then the grant date will be the first day following the 15th day of such month on which the New York Stock Exchange is open for trading. The Pentair Compensation Committee has also given the Pentair Committee Chair and the Pentair Chief Executive Officer discretion to grant equity awards to newly hired or promoted executives as required throughout the year, within the guidelines of the long-term incentive plan. The Pentair Compensation Committee then ratifies these grants at its next meeting. All options are granted at fair market value based on the closing stock price on the effective day of grant.

Prior Long-Term Incentive Grants

In 2009, the Pentair Compensation Committee granted cash settled performance units to the Named Executive Officers. Each performance unit entitles the holder to a cash payment following the end of a three-year performance period, if Pentair achieves specified company performance goals set forth in the 2008 Pentair Omnibus Plan. The performance goals are selected by the Pentair Compensation Committee at the beginning of each year of the performance period. Depending on Pentair’s actual performance during each year in the three-year performance period, Pentair might pay a target of 100%, a threshold of 75%, a maximum of 125%, or a minimum of 0%, with respect to the cash settled performance units, contingent upon the participant’s remaining employed by Pentair on the third anniversary of the grant date or having retired at or after age 60 with a minimum of ten years’ service. Eligible executive officers may elect to defer receipt of the cash payment under Pentair’s Non-Qualified Deferred Compensation Plan.

For 2009, the Pentair Compensation Committee selected a performance metric of achievement of an EBITDA target equal to $434.9 million. In 2009, Pentair’s EBITDA was below the target level at $357.9 million, or 82% of target. For 2010, the Pentair Compensation Committee selected a performance metric of achievement of an EBITDA target equal to $420.0 million. In 2010, Pentair’s EBITDA was above the target level at $436.8 million, or 104% of target. For 2011, the Pentair Compensation Committee selected a performance metric of achievement of an EBITDA target equal to $485.0 million. In 2011, Pentair’s EBITDA was above the target level at $522.9 million, or 108% of target. As a result, the cumulative three-year performance of these cash settled performance units was above the threshold but below target. Final payout will be made in 2012.

Changes in Compensation Program Mix for 2012

The Pentair Compensation Committee believes that one of the strengths of Pentair’s compensation program is its consistency; therefore, the Pentair Compensation Committee did not change in 2011 its compensation philosophy or objectives as described above under “Compensation Philosophy and Objectives.”

Base Salaries

The Pentair Compensation Committee undertook its annual review of base salaries for the Named Executive Officers and other management personnel, in accordance with its normal procedures. Following a market review by the Compensation Consultant, the Pentair Compensation Committee, with the Pentair Board’s concurrence, approved annual merit increases to base salary for each executive officer effective January 1, 2012.

Annual Incentive Compensation

The Pentair Compensation Committee also reviewed Pentair’s cash incentive plans and approved performance measures and goals for 2012. The Pentair Compensation Committee determined that operating income, sales and cash flow generation would be the three primary operating measures used to determine cash incentive compensation amounts for 2012. These measures correlate strongly with two primary corporate objectives: to improve the financial return from Pentair’s businesses, and to strengthen Pentair’s balance sheet through cash flow improvement and debt reduction. In addition, the Pentair Compensation Committee also approved an EBITDA target to be used with SDFs in assessing individual performance for the year. The performance measures (and related target amounts) applicable to all Named Executive Officers for 2012 will be weighted as follows: operating income 40%, sales 20%, free cash flow 20% and EBITDA 20%.

No changes are being made in the administration of the EOPP, the setting of incentive compensation opportunity targets, the methodology for calculating actual incentive compensation payouts or the Pentair Compensation Committee’s procedures for reviewing and approving awards under the plan, as described above under “Annual Incentive Compensation Plan.”

Long-Term Incentive Compensation

The Pentair Compensation Committee approved in December 2011 the elements and mix of long-term incentive compensation for 2012 under the 2008 Pentair Omnibus Plan. The Pentair Compensation Committee granted all Named Executive Officers a mix of the following components: stock options, restricted stock units and cash settled performance units.

•

Stock options: The Pentair Compensation Committee determined that it would grant ten-year stock options, with one third of the options vesting on each of the first, second and third anniversaries of the grant date, as in prior years. The stock options for the 2012 grant constitute one-third of the long-term incentive award’s total value.

•

Restricted stock units: The Pentair Compensation Committee determined that it would grant restricted stock units. Unlike past grants, the Pentair Compensation Committee imposed a performance condition on the restricted stock units which requires Pentair to meet a specified threshold goal for free cash flow in 2012. If such goal is achieved, then consistent with past practice, one-half of the restricted stock units vest on each of the third and fourth anniversaries of the grant date. Each restricted stock unit represents the right to receive one share of Pentair’s common stock upon vesting and includes one dividend equivalent unit, which entitles the holder to a cash payment equal to all cash dividends declared on a share of Pentair’s common stock from and after the date of grant. An executive officer may elect to defer receipt of restricted stock units upon vesting under Pentair’s Non-Qualified Deferred Compensation Plan. For the 2012 grant, restricted stock units constituted one third of the long-term incentive award’s total value.

•

Cash settled performance units: The Pentair Compensation Committee determined that it would also grant cash settled performance units in 2012 from a bonus pool that is established only if Pentair meets a specified threshold goal for free cash flow in 2012. From this bonus pool, each participant, including the Named Executive Officers, is granted cash settled performance units. Each performance unit entitles the holder to a cash payment following the end of a three-year performance period, if Pentair achieves specified company performance goals on metrics set forth in the 2008 Pentair Omnibus Plan. The performance goals selected by the Pentair Compensation Committee for the 2012 to 2014 performance period were revenue growth and return on invested capital, each weighted 50%.

Subject to establishment of the bonus pool and depending on cumulative company performance over the three-year performance period, Pentair will pay nothing if a threshold is not met, 50% of the target value if the threshold is met, 100% of the target value if the target is met and 200% of the target value if the maximum is met. An executive officer may elect to defer receipt of the cash payment under Pentair’s Non-Qualified Deferred Compensation Plan. For the 2012 grant, the value of cash settled performance units awarded constituted one-third of the long-term incentive award’s total value.

Stock Ownership Guidelines

The Pentair Compensation Committee and the Pentair Board have established stock ownership guidelines for the Named Executive Officers and other executives to motivate them to become significant shareholders and to further encourage long-term performance and growth. The Pentair Compensation Committee monitors Pentair’s executives’ compliance with these stock ownership guidelines and periodically reviews the definition of “stock ownership” to reflect the practices of companies in the Comparator Group. For 2011, “stock ownership” included stock owned by the officer both directly and indirectly, the pro-rated portion of unvested restricted stock, restricted stock units, and shares held in Pentair’s employee stock ownership plan or Pentair’s employee stock purchase plan. The Pentair Compensation Committee determined that, over a period of five years from appointment, certain executives should accumulate and hold common stock equal to a multiple of base salary as follows:

Executive Level	Stock Ownership Guidelines (as a multiple of salary)
Chief Executive Officer	5x base salary
President, Chief Operating Officer; Executive Vice President and Chief Financial Officer	3x base salary
Senior Vice President, Human Resources; Senior Vice President and General Counsel	2.5x base salary
Other key executives	2x base salary

Stock Ownership for the Currently Serving Named Executive Officers as of December 31, 2011

	Share Ownership	12/31/11 Market Value ($) (1)	Ownership Guideline ($)	Meets Guideline
Randall J. Hogan	625,420	20,820,232	5,325,000	Yes
John L. Stauch	99,115	3,299,538	1,437,864	Yes
Michael V. Schrock	194,999	6,491,517	1,694,478	Yes
Frederick S. Koury	58,330	1,941,806	989,400	Yes
Angela D. Lageson	11,283	375,611	812,500	No (2)

(1) The amounts in this column were calculated by multiplying the closing market price of Pentair’s Common Stock on December 30, 2011 (the last trading day of Pentair’s most recently completed fiscal year) of $33.29 by the number of shares owned.

(2) Mrs. Lageson was appointed to her position with the Company in February 2010, and will have five years from her appointment to meet the stock ownership requirement.

Retirement and Other Benefits

The Named Executive Officers and other executives and employees participate in the Pentair, Inc. Pension Plan, the Pentair, Inc. Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan. Pentair also provides other benefits such as medical, dental and life insurance and disability coverage to employees, including the Named Executive Officers. Pentair aims to provide employee and executive benefits at levels that reflect competitive market levels at the 50th percentile of similar benefits given by Pentair’s Comparator Group.

The Pentair, Inc. Pension Plan, the Pentair, Inc. Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan were all amended in 2008 to comply with final regulations under Internal Revenue Code Section 409A. As a result of these amendments, benefits vested prior to January 1, 2005 are separated from benefits earned after January 1, 2005, and may offer different distribution or other options to participants as described below.

The Pentair, Inc. Pension Plan

The Pentair, Inc. Pension Plan (the “Pentair Pension Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including the Named Executive Officers. Participation in the Pentair Pension Plan is restricted to those Named Executive Officers and other employees who were hired on or before December 31, 2007. Benefits under the Pentair Pension Plan are based upon an employee’s years of service and highest average earnings in any five-year period during the ten-year period preceding the employee’s retirement (or, in the case of an employee with more than five years but less than ten years of service, during any five-year period preceding the employee’s retirement). No additional benefits may be earned under the Pentair Pension Plan after December 31, 2017. Benefits under the Pentair Pension Plan are payable after retirement in the form of an annuity.

Compensation covered by the Pentair Pension Plan for the Named Executive Officers equals the amounts set forth in the “Salary” column under “Executive Compensation—Summary Compensation Table” and 2010 incentive compensation paid in March 2011 set forth in the “Non-Equity Incentive Plan Compensation” column under “—Summary Compensation Table.” The amount of annual earnings that may be considered in calculating benefits under the Pentair Pension Plan is limited by law. For 2011, the annual limitation was $245,000.

Benefits under the Pentair Pension Plan are calculated as an annuity equal to the sum of:

•	1.0 percent of the participant’s highest final average earnings multiplied by years of service; and

•	0.5 percent of such earnings in excess of Primary Social Security compensation.

Years of service under these formulas cannot exceed 35. Contributions to the Pentair Pension Plan are made entirely by Pentair and are paid into a trust fund from which the benefits for all participants will be paid.

The Pentair Supplemental Executive Retirement and Restoration Plan

The Pentair, Inc. Supplemental Executive Retirement Plan (“SERP”) and the Pentair, Inc. Restoration Plan (“Restoration Plan”) are unfunded, nonqualified defined benefit pension plans for all executive officers and other key executives selected by the Pentair Compensation Committee who were hired or became a participant on or before December 31, 2007. Benefits under these two Plans vest upon the completion of five years of benefit service (all service following initial participation). These Plans are combined for all administrative, accounting and other purposes. Each of the Named Executive Officers participates in the SERP and each of the Named Executive Officers other than Mrs. Lageson participates in the Restoration Plan. All Named Executive Officers other than Ms. Lageson are fully vested in these Plans.

Benefits under the SERP are based upon the number of an employee’s years of service following initial participation and the highest average earnings for a five calendar-year period (ending with retirement). Benefits vested as of December 31, 2004, are payable after retirement in the form of either a 15-year certain annuity or, at the participant’s option, a 100% joint and survivor annuity. Benefits earned after December 31, 2004, are payable after retirement in the form of a 15-year certain annuity. Compensation covered by the SERP and the Restoration Plan for the Named Executive Officers equals the amounts set forth in the 2011 “Salary” and “Non-Equity Incentive Plan Compensation” columns under “—Summary Compensation Table.”

Benefits under the SERP are calculated as:

•	final average compensation as defined above; multiplied by

•	benefit service percentage, which equals 15% multiplied by years of benefit service.

As discussed above, the Pentair Pension Plan limits retirement benefits for compensation earned in excess of the annual limitation imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2011. The Restoration Plan is designed to provide retirement benefits based on compensation earned by participants in excess of this annual limitation. The only participants in the Restoration Plan are those executive officers and other selected key leaders who participate in the SERP and who otherwise qualify for participation in the Restoration Plan. Restoration Plan benefits are combined and administered with those payable under the SERP and are paid in the same manner and at the same time.

Benefits under the Restoration Plan are calculated as:

•	final average compensation as defined above, less compensation below the annual limitation amount in each year; multiplied by

•	earned benefit service percentage (which is weighted based on age at the time of service), in accordance with the following table

Service Age	Percentage
Under 25	4%
25-34	5.5%
35-44	7%
45-54	9%
55 or over	12%

The benefit percentages calculated above are added and the resulting percentage is multiplied by the covered compensation amount. Benefits vested as of December 31, 2004 are payable after retirement in the form of a 15-year certain annuity or, at the participant’s option, a 100% joint and survivor annuity. Benefits earned after December 31, 2004 are payable after retirement in the form of a 15-year certain annuity. No additional benefits may be earned under the Restoration Plan after December 31, 2017.

The present value of the combined accumulated benefits for the Named Executive Officers under both the SERP and the Restoration Plan is set forth in the table under “—Pension Benefits.”

The Pentair Retirement Savings and Stock Incentive Plan

The Pentair Retirement Savings and Stock Incentive Plan (“RSIP/ESOP Plan”) is a tax-qualified 401(k) retirement savings plan, with a companion Employee Stock Ownership Plan (“ESOP”) component. Participating employees may contribute up to 50 percent of base salary and incentive compensation on a before-tax basis and 15 percent of compensation on an after-tax basis, into their 401(k) plan (“RSIP”). Pentair normally matches an amount equal to one dollar for each dollar contributed to the RSIP by participating employees on the first one percent, and 50 cents for each dollar contributed to the RSIP by participating employees on the next five percent, of their regular earnings. In addition, after the first year of employment, Pentair contributes to the ESOP an amount equal to 1 1/2 % of cash compensation (salary and incentive compensation) for each participant in the RSIP, to incent employees to make contributions to its retirement plan. The RSIP/ESOP Plan limits the amount of cash compensation considered for contribution purposes to the maximum imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2011.

Participants in the RSIP/ESOP Plan are allowed to invest their account balances in a number of possible mutual fund investments. Pentair’s common stock is not a permitted investment choice under the RSIP. Pentair makes ESOP contributions in its common stock. Participants may sell and immediately reinvest stock contributions within the ESOP into any other investment vehicles offered under the RSIP/ESOP Plan. In addition, ESOP balances, but not RSIP balances, may be reinvested into the Pentair’s common stock, effective in 2009.

Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. Pentair does not guarantee or subsidize any investment earnings under the Plan.

Amounts deferred, if any, under the RSIP/ESOP Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “—Summary Compensation Table.” Pentair matching contributions allocated to the Named Executive Officers under the RSIP/ESOP Plan are included in the “All Other Compensation” column under “—Summary Compensation Table.” Matching contributions are generally made a year in arrears.

Medical, Dental, Life Insurance and Disability Coverage

Employee benefits such as medical, dental, life insurance and disability coverage are available to all U.S.-based participants through Pentair’s active employee plans. In addition to these benefits to active employees, Pentair provides post-retirement medical, dental and life insurance coverage to certain retirees in accordance with the legacy company plans which applied at the time the employees were hired. Pentair provides up to one and a half times annual salary (up to $1,000,000) in life insurance, and up to $10,000 per month in long-term disability coverage. The cost of the active employee benefits in 2011 for the Named Executive Officers was as follows:

Officer	Cost of Benefits ($)
Randall J. Hogan	14,577
John L. Stauch	14,731
Michael V. Schrock	14,282
Frederick S. Koury	13,788
Angela D. Lageson	13,582

The value of these benefits is not required to be included in the Summary Compensation Table since they are made available to all of Pentair’s U.S. salaried employees.

Other Paid Time-Off Benefits

Pentair also provides vacation and other paid holidays to all employees, including the Named Executive Officers, which it has determined to be comparable to those provided at other large companies.

Deferred Compensation

Pentair sponsors a non-qualified deferred compensation program, called the Sidekick Plan, for its U.S. executives within or above the pay grade that has a midpoint annual salary of $164,400 in 2011. This plan permits executives to defer up to 25% of their base salary and 75% of their annual cash incentive compensation. Pentair normally makes contributions in two tranches to the Sidekick Plan on behalf of participants similar to its contributions under the RSIP/ESOP Plan with respect to each participant’s contributions from that portion of his or her income above the maximum imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2011, but below the Sidekick Plan’s compensation limit of $700,000.

Participants in the Sidekick Plan are allowed to invest their account balances in a number of possible mutual fund investments. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. Pentair does not guarantee or subsidize any investment earnings under the Plan, and its common stock is not a permitted investment choice under the Plan.

Amounts deferred, if any, under the Sidekick Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation—Summary Compensation Table.” Pentair’s contributions allocated to the Named Executive Officers under the Sidekick Plan are included in the “All Other Compensation” column under “—Summary Compensation Table.”

Perquisites and Other Personal Benefits

Pentair provides Named Executive Officers with a perquisite program (the “Flex Perq Program”) under which the Named Executive Officers receive a cash perquisite allowance in an amount that the Pentair Compensation Committee believes is customary, reasonable and consistent with Pentair’s overall compensation program to better enable Pentair to attract and retain superior employees for key positions. The Pentair Compensation Committee periodically reviews market data provided by the Compensation Consultant to assess the levels of perquisites provided to Named Executive Officers.

For 2011, the total aggregate annual allowance under the Flex Perq Program was $35,000 for the Pentair Chief Executive Officer and the Pentair President and Chief Operating Officer, and $30,000 for all other participants. In addition to the allowance provided under the Flex Perq Program, Pentair provided reimbursement for an annual executive physical and related expenses for the Pentair Chief Executive Officer and Pentair President and Chief Operating Officer.

These amounts are included in the “All Other Compensation” column under “Summary Compensation Table” and are set forth in more detail in footnote 5 to that table.

Severance and Change-in-Control Benefits

Pentair provides severance and change-in-control benefits to selected executives to provide for continuity of management upon a threatened or completed change in control. These benefits are designed to provide economic protection to key executives following a change in control of Pentair so that Pentair’s executives can remain focused on its business without undue personal concern. Pentair believes that the security that these benefits provide helps its key executives to remain focused on Pentair’s on-going business and reduces the key executive’s concerns about future employment. Pentair also believes that these benefits allow its executives to consider the best interests of the company and its shareholders due to the economic security afforded by these benefits.

Pentair provides the following severance and change-in-control benefits to its executive officers:

•	Pentair has entered into agreements with its key corporate executives and other key leaders, including all Named Executive Officers, that provide for contingent benefits upon a change in control.

•

The EOPP provides that, upon a change in control, each EOPP participant is entitled to receive any outstanding and unpaid award for the year before the change of control as well as an award for the then-current year calculated on the basis of the executive’s base salary immediately before the change in control and assuming that the year’s EOPP targets have been attained.

•	The 2008 Pentair Omnibus Plan and its predecessors provide that, upon a change in control, all outstanding options granted under such plans that are unvested become fully vested.

•

The 2008 Pentair Omnibus Plan and its predecessors provide that, upon a change in control, all restrictions applicable to outstanding shares of restricted stock granted under such plans shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change in control.

•

The 2008 Pentair Omnibus Plan and its predecessors provide that, upon a change in control, all restrictions applicable to outstanding restricted stock units and dividend equivalent units granted under such plans shall automatically lapse and any dividends declared but unpaid with respect to such dividend equivalent units shall be paid to the executive within 10 days of the date of the change in control.

•

Upon certain types of terminations of employment (other than a termination following a change in control), severance benefits may be paid to the Named Executive Officers at the discretion of the Pentair Compensation Committee.

We explain these benefits more fully below under “—Potential Payments Upon Termination Or Change In Control.” The description of the terms of agreements and plans described above is historical and many of such provisions will be either modified or not applicable in connection with the Merger. See “—Executive Compensation Matters Relating to the Merger—Treatment of Pentair Equity Awards,” “—Executive Compensation Matters Relating to the Merger—Change in Control Agreements” and “—Executive Compensation Matters Relating to the Merger—Waiver of Change in Control Protections” for a description of the change in control and termination payments and benefits that each Named Executive Officer is entitled to receive in connection with the Merger.

Retention Agreements

Pentair entered into a Confidentiality and Non-Competition Agreement dated as of January 6, 2005, with Michael Schrock, Pentair’s President and Chief Operating Officer. The Confidentiality and Non-Competition Agreement requires Mr. Schrock to devote his full-time and energy to furthering Pentair’s business and prohibits Mr. Schrock, during or after his term of employment, from disclosing or using, for his own benefit or the benefit of another party, confidential information that he may learn or acquire during his employment. The Confidentiality and Non-Competition Agreement also contains a covenant against competition by Mr. Schrock for two years following his last day of employment with Pentair. It does not contain severance provisions.

Historical Compensation Information

The information set forth in the following table reflects compensation earned during fiscal year 2011 by Pentair’s Named Executive Officers. The information below reflects their positions (which will be the same at Tyco Flow Control) and compensation information for fiscal year 2011, but is not necessarily indicative of the compensation these individuals will receive as executive officers of Tyco Flow Control.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
Randall J. Hogan Chairman and Chief Executive Officer	2011	1,065,000	-	1,738,763	1,716,495	3,943,764	3,113,217	209,934	11,787,173
	2010	991,055	-	2,717,399	3,420,504	2,209,062	777,775	202,415	10,318,210
	2009	936,693	-	1,955,544	1,706,806	1,264,536	1,138,773	186,633	7,188,985

John L. Stauch Executive Vice President and Chief Financial Officer	2011	479,288	-	557,067	549,943	1,117,448	532,629	118,847	3,358,222
	2010	461,945	-	893,516	1,124,721	541,769	313,823	89,274	3,425,048
	2009	454,000	-	1,618,536	524,258	319,616	274,029	98,333	3,288,772

Michael V. Schrock President and Chief Operating Officer	2011	564,826	-	759,643	749,922	1,653,256	1,129,507	140,288	4,997,442
	2010	541,688	-	1,191,366	1,499,629	804,948	677,442	114,232	4,829,305
	2009	535,000	-	770,048	698,813	470,800	550,917	158,454	3,184,032

Frederick S. Koury Senior Vice President, Human Resources	2011	401,696	-	320,728	316,630	711,260	547,585	88,051	2,385,950
	2010	391,880	-	514,453	647,569	354,103	236,871	61,915	2,206,791
	2009	388,000	-	355,324	331,110	214,176	236,751	87,276	1,612,637

Angela D. Lageson (6) Senior Vice President, General Counsel and Secretary	2011	325,000	-	236,339	233,312	328,464	218,795	63,656	1,405,566

(1)	The amounts in column (e) represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”) (formerly referred to as SFAS No. 123(R)), of restricted stock and restricted stock units granted during each year. Assumptions used in the calculation of these amounts are included in footnote 14 to Pentair’s audited financial statements for the fiscal year ended December 31, 2011 included elsewhere in this Prospectus.

(2)	The amounts in column (f) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during each year. Assumptions used in the calculation of these amounts are included in footnote 14 to Pentair’s audited financial statements for the fiscal year ended December 31, 2011 included elsewhere in this Prospectus.

(3)	The amounts in column (g) with respect to 2011 reflect cash awards to the named individuals pursuant to awards under the EOPP in 2011, which were determined by the Pentair Compensation Committee at its February 20, 2012 meeting and, to the extent not deferred by the executive, paid shortly thereafter as well as awards to the named individuals pursuant to cash settled performance units granted in 2009.

(4)	The amounts in column (h) reflect the increase in the actuarial present value of the Named Executive Officer’s accumulated benefits under all of Pentair’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in Pentair’s financial statements.

(5)	The table below shows the components of column (i), which include perquisites and other personal benefits; Pentair matches under the Sidekick Plan, RSIP/ESOP Plan and the Employee Stock Purchase Plan; Pentair-paid life insurance premiums; and dividends on restricted stock unit awards:

	(A)	(B)	(C)	(D)	(E)	(F)
Name	Perquisites under the Flex Perq Program ($)(a)	Other Perquisites and Personal Benefits ($)(b)	Matches under Defined Contribution Plans ($)(c)	Matches under the Employee Stock Purchase Plan ($)	Life Insurance Premiums ($)	Dividends on Restricted Stock Unit Awards ($)
Mr. Hogan	35,000	6,993	43,575	-	4,902	119,464
Mr. Stauch	30,000	1,037	41,884	1,800	1,203	42,923
Mr. Schrock	35,000	1,023	43,575	2,250	4,112	54,327
Mr. Koury	30,000	5,794	26,730	-	1,501	24,026
Mrs. Lageson	30,000	-	19,789	-	524	13,343

(a)	The amount shown in column (A) for each individual reflects amounts paid to or for the benefit of each Named Executive Officer under the Flex Perq Program, which is designed to provide corporate officers and other key executives with an expense allowance for certain personal and business-related benefits.

(b)	The amount shown in column (B) includes travel and related expenses for such individual’s spouse or companion in conjunction with a Pentair Board meeting, reimbursement for costs associated with an annual executive physical and related travel expenses for Mr. Hogan and reimbursement for costs associated with an annual executive physical for Mr. Koury.

(c)	The amount shown in column (C) for each individual reflects amounts contributed by Pentair to the RSIP/ESOP Plan or the Sidekick Plan with respect to salary deferrals in 2010 that were paid in 2011.

(6)	Mrs. Lageson became a named executive officer in 2011. She was not a named executive officer in 2009 or 2010.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2) (3)			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Compensation Committee Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Randall J. Hogan	1/3/11	12/13/10							47,019			1,738,763
	1/3/11	12/13/10								171,324	36.98	1,716,495
	1/3/11	12/13/10	858,333	1,716,666	3,433,332
			1,198,125	1,597,500	3,195,000

John L. Stauch	1/3/11	12/13/10							15,064			557,067
	1/3/11	12/13/10								54,890	36.98	549,943
	1/3/11	12/13/10	275,000	550,000	1,100,000
			287,573	383,430	766,860

Michael V. Schrock	1/3/11	12/13/10							20,542			759,643
	1/3/11	12/13/10								74,850	36.98	749,922
	1/3/11	12/13/10	375,000	750,000	1,500,000
			423,620	564,826	1,129,652

Frederick S. Koury	1/3/11	12/13/10							8,673			320,728
	1/3/11	12/13/10								31,603	36.98	316,630
	1/3/11	12/13/10	158,333	316,666	633,332
			180,764	241,018	482,036

Angela D. Lageson	1/3/11	12/13/10							6,391			236,339
	1/3/11	12/13/10								23,287	36.98	233,312
	1/3/11	12/13/10	116,667	233,333	466,666
			146,250	195,000	390,000

(1)	The Pentair Compensation Committee’s practices for granting options and restricted stock units, including the timing of all grants and approvals therefor, are described under “– Historical Pentair Executive Compensation – 2011 Long-Term Incentive Compensation.”

(2)	The amounts shown in column (d) to which no grant date applies reflect the total of the threshold payment levels for each element under Pentair’s EOPP. This amount is 75% of the target amounts shown in column (e). The amounts shown in column (f) are 200% of such target amounts. These amounts are based on the individual’s current salary and position. Any amounts payable under the EOPP would be paid in March 2012, based on company performance in 2011.

(3)	The amounts shown in column (d) as having been granted on January 3, 2011, reflect the total of the threshold payment levels for awards of cash settled performance units granted in 2011 under the 2008 Pentair Omnibus Plan which are 50% for 2011 of the target amounts shown in column (e). The amounts shown in column (f) are 200% of such target amounts. These amounts are based on the individual’s current salary and position. Any amounts payable with respect to performance units would be paid in March, 2014, based on cumulative company performance for the period 2011 to 2013.

(4)	The amounts shown in column (j) reflect the number of restricted stock units granted to each Named Executive Officer in 2011.

(5)	The amounts shown in column (k) reflect the number of options to purchase Pentair common stock granted to each Named Executive Officer in 2011.

(6)	The amounts shown in column (m) reflect the grant date fair value of the awards of restricted stock units and stock options computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares of stock or units that have not been vested (#)(2)	Market value of shares of stock or units that have not vested ($)(3)	Equity incentive plan awards: Number of unearned shares that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares that have not vested ($)
Randall J. Hogan							211,896	7,054,018
	295,630	-			22.8800	1/2/2014
	275,000	-			40.9500	1/6/2015
	200,000	-			34.2800	1/3/2016
	319,775	-			30.0500	1/3/2017
	115,624	-			35.9900	1/2/2013
	333,250	-			34.1800	1/2/2018
	206,192	103,096	(4)		24.7800	1/2/2019
	120,857	241,715	(5)		33.3800	1/4/2020
	-	171,324	(6)		36.9800	1/3/2021
John L. Stauch							112,681	3,751,150
	121,000	-			33.0100	2/15/2017
	12,500	-			31.5600	3/1/2017
	112,500	-			34.1800	1/2/2018
	63,333	31,667	(4)		24.7800	1/2/2019
	39,740	79,480	(5)		33.3800	1/4/2020
	-	54,890	(6)		36.9800	1/3/2021
Michael V. Schrock							93,174	3,101,762
	73,602	-			22.8800	1/2/2014
	60,000	-			40.9500	1/6/2015
	29,786	-			41.4300	1/2/2012
	17,991	-			41.4300	1/2/2013
	7,951	-			41.4300	1/2/2014
	68,000	-			34.2800	1/3/2016
	110,000	-			30.0500	1/3/2017
	10,132	-			36.7800	1/2/2013
	134,000	-			34.1800	1/2/2018
	83,333	41,667	(4)		24.7800	1/2/2019
	52,986	105,974	(5)		33.3800	1/4/2020
	-	74,850	(6)		36.9800	1/3/2021

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares of stock or units that have not been vested (#)(2)	Market value of shares of stock or units that have not vested ($)(3)	Equity incentive plan awards: Number of unearned shares that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares that have not vested ($)
Frederick S. Koury							41,843	1,392,953
	2,185	-			22.8800	1/2/2014
	25,000	-			40.9500	1/6/2015
	27,777	-			34.2800	1/3/2016
	45,139	-			30.0500	1/3/2017
	70,000	-			34.1800	1/2/2018
	40,000	20,000	(4)		24.7800	1/2/2019
	22,880	45,762	(5)		33.3800	1/4/2020
	-	31,603	(6)		36.9800	1/3/2021
Angela D. Lageson							16,237	540,530
	7,863	-			41.1200	3/1/2015
	5,793	-			41.1700	3/1/2016
	6,431	-			31.5600	3/1/2017
	5,597	-			32.4000	3/3/2018
	6,419	3,210	(7)		19.1300	3/3/2019
	8,333	16,667	(8)		34.2300	3/2/2020
	-	23,287	(6)		36.9800	1/3/2021

(1)	The exercise price for all stock option grants is the fair market value of our Common Stock on the date of grant.

(2)	With respect to 41,667 of the restricted stock units of Mr. Stauch, 100% of the restrictions lapse on the fourth anniversary of the grant date. With respect to 14,779 shares of restricted stock granted to Mr. Hogan and 9,500 shares of restricted stock granted to Mr. Schrock, restrictions on the restricted stock lapse upon the earlier to occur of the following (i) retirement and (ii) January 2, 2012. With respect to the following amounts of restricted stock shares, the restrictions will lapse on March 3, 2012: Mr. Hogan: 4,899 shares; Mr. Stauch: 1,182 shares; Mr. Schrock: 1,741 shares; and Mr. Koury: 758 shares. For all other awards of restricted stock or restricted stock units, the restrictions with respect to 50% of the shares will lapse on the third anniversary of the grant date and the restrictions on the remaining 50% of the shares will lapse on the fourth anniversary of the grant date.

(3)	The amounts in this column were calculated by multiplying the closing market price of Pentair’s common stock on December 30, 2011 (the last trading day of Pentair’s most recently completed fiscal year) of $33.29 by the number of unvested restricted stock or restricted stock units.

(4)	These options will vest on the third anniversary of the grant date, January 2, 2009.

(5)	One half of these options will vest on each of the second and third anniversaries of the grant date, January 4, 2010.

(6)	One-third of the options will vest on each of the first, second and third anniversaries of the grant date, January 3, 2011.

(7)	These options will vest on the third anniversary of the grant date, March 3, 2009.

(8)	One half of these options will vest on each of the second and third anniversaries of the grant date, March 2, 2010.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows a summary of the stock options exercised by the Named Executive Officers in 2011 and the restricted stock or restricted stock units vested for the Named Executive Officers during 2011.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Randall J. Hogan	244,706	4,013,545	34,454	1,275,921
John L. Stauch	-	-	18,557	695,289
Michael V. Schrock	16,991	165,832	21,241	786,136
Frederick S. Koury	40,119	698,242	10,507	388,829
Angela D. Lageson	-	-	1,765	65,035

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of Pentair’s common stock on the exercise date and the exercise price of options.

(2)	Reflects the amount calculated by multiplying the number of shares vested by the market price of Pentair’s common stock on the vesting date.

PENSION BENEFITS

Listed below are the number of years of credited service and present value of accumulated pension benefits as of December 31, 2011 for each of the Named Executive Officers under the Pentair, Inc. Pension Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan, which are described in detail under “– Historical Pentair Executive Compensation – Retirement and Other Benefits.” The disclosed amounts are actuarial estimates only and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known at the time that they become eligible for payment.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)		Payments during last fiscal year ($)
Randall J. Hogan	Pentair, Inc. Pension Plan	14	333,212		-
	Pentair, Inc. Supplemental Executive Retirement Plan	14	11,011,217		-
John L. Stauch	Pentair, Inc. Pension Plan	5	73,606		-
	Pentair, Inc. Supplemental Executive Retirement Plan	5	1,394,224		-
Michael V. Schrock	Pentair, Inc. Pension Plan	14	380,186		-
	Pentair, Inc. Supplemental Executive Retirement Plan	13	4,217,958		-
Frederick S. Koury	Pentair, Inc. Pension Plan	8	145,716		-
	Pentair, Inc. Supplemental Executive Retirement Plan	8	1,581,689		-
Angela D. Lageson	Pentair, Inc. Pension Plan	9	112,533		-
	Pentair, Inc. Supplemental Executive Retirement Plan	2	289,479	(2)	-

(1)	The Supplemental Executive Retirement Plan benefits, which include amounts under the Restoration Plan, are payable following retirement at age 55 or later in the form of an annuity. The actuarial present values above were calculated using the following methods and assumptions:

•	The Pension Plan present values were based on the accrued benefit payable at age 65 and were calculated as of December 31, 2011.

•	Present values for the Pension Plan are based on a life-only annuity. Present values for the Supplemental Executive Retirement Plan are based on a 180-month-certain only annuity.

•

The present value of Pension Plan benefits as of December 31, 2011 was calculated assuming a 5.05% interest rate and the male and female RP2000 mortality table, projected 15 years for post-retirement decrements with no pre-retirement mortality used.

•	The present value of Supplemental Executive Retirement Plan benefits as of December 31, 2011 was calculated assuming a 5.05% interest rate.

(2)	Mrs. Lageson’s benefits under the Supplemental Executive Retirement Plan are not vested, but will vest upon the completion of five years of benefit service (all service following initial participation).

The actual amount of pension benefits ultimately paid to a Named Executive Officer may vary based on a number of factors, including differences from the assumptions used to calculate the amounts.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the contributions, earnings, distributions and 2011 year-end balances for each of the Named Executive Officers under Pentair’s Sidekick Plan described under “– Historical Pentair Executive Compensation – Retirement and Other Benefits – Deferred Compensation.” Contributions Pentair makes to the Sidekick Plan are intended to make up for contributions to its RSIP/ESOP Plan (including its matching contributions) for cash compensation above the maximum imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2011. Because the Internal Revenue Code does not permit contributions on amounts in excess of that limit under a tax-qualified plan, the Sidekick Plan is designed to permit matching contributions on compensation in excess of the maximum imposed by Internal Revenue Code Section 401(a)(17). Pentair makes these matching contributions to the Sidekick Plan on amounts in excess of the maximum imposed by Internal Revenue Code Section 401(a)(17), but below the $700,000 compensation limit contained in its Sidekick Plan (such contributions by a Named Executive Officer, “Covered Sidekick Compensation”).

Name	Executive Contributions in 2011 ($)	Registrant Contributions in 2011 ($)	Aggregate Earnings/(Loss) in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2011 ($)
Randall J. Hogan	210,416	31,325	(83,405)	-	1,854,080
John L. Stauch	165,981	29,634	(10,355)	-	581,455
Michael V. Schrock	78,488	31,325	26,743	-	1,623,929
Frederick S. Koury	50,866	23,055	(34,619)	-	503,345
Angela D. Lageson	38,127	7,539	(4,139)	-	161,552

The amounts set forth in the column “Executive Contributions in 2011” reflect the amount of cash compensation each Named Executive Officer deferred in 2011 under the Sidekick Plan.

The amounts set forth in the column “Registrant Contributions in 2011” are the totals of contributions Pentair made in 2011 under the Sidekick Plan for the account of each Named Executive Officer. These amounts, in addition to contributions Pentair made under the RSIP/ESOP Plan, are included in the “Summary Compensation Table” in the column labeled “All Other Compensation” above. The contributions Pentair made are derived from some or all of the following sources:

•

Matching contributions equal to one dollar for each dollar contributed up to one percent of Covered Sidekick Compensation, and 50 cents for each incremental dollar contributed up to six percent, deferred in 2010 by each Named Executive Officer; Pentair normally make these contributions one year in arrears.

•	A discretionary contribution of up to 1 1/2% of Covered Sidekick Compensation earned in 2010 for each Named Executive Officer; Pentair normally make these contributions one year in arrears.

The amounts set forth in the column “Aggregate Earnings/(Loss) in 2011” reflect the amount of investment earnings realized by each Named Executive Officer on the mutual fund investments chosen that are offered to participants in Pentair’s RSIP/ESOP Plan and Sidekick Plan. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for these plans. Pentair does not guarantee or subsidize any investment earnings in either Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Except for the following items, Pentair has no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment; such payments or benefits (other than following a change in control) would be in the discretion of the Pentair Compensation Committee. The description of the terms of agreements and plans described below is historical and many of such provisions will be either modified or not applicable in connection with the Merger. See “—Executive Compensation Matters Relating to the Merger—Treatment of Pentair Equity Awards,” “—Executive Compensation Matters Relating to the Merger—Change in Control Agreements” and “—Executive Compensation Matters Relating to the Merger—Waiver of Change in Control Protections” for a description of the change in control and termination payments and benefits that each Named Executive Officer is entitled to receive in connection with the Merger.

•

Restricted stock vesting: Restriction periods on grants of restricted stock under the Pentair, Inc. Omnibus Stock Incentive Plan approved by Pentair shareholders in 2004 and terminated in May 2008 (the “2004 Omnibus Plan”) automatically lapse upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 55. The value of unvested restricted stock granted prior to 2009 under the 2004 Omnibus Plan is reflected in the “Outstanding Equity Awards at December 31, 2011” table above. As of December 31, 2011, Mr. Hogan and Mr. Schrock were the only Named Executive Officers who had attained 10 years of service and age 55.

•

Stock option vesting: Upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 60, unvested options granted under the 2008 Pentair Omnibus Plan continue to vest according to the schedule in effect prior to retirement and, once vested, remain exercisable until the earlier of the expiration or the five-year anniversary of the Named Executive Officer’s retirement date. All such options are reflected in the “Stock Option Vesting” column of the table under the heading “Quantification of Compensation Payable upon Change in Control” below. As of December 31, 2011, no Named Executive Officers had attained the age of 60.

•

Restricted stock unit vesting: Restriction periods on grants of restricted stock units under the 2008 Pentair Omnibus Plan automatically lapse upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 60. The value of such restricted stock units granted in 2011 is reflected in the “Outstanding Equity Awards at December 31, 2011” table above. As of December 31, 2011, no Named Executive Officers had attained the age of 60.

•

Cash settled performance unit vesting: Upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 60, cash settled performance units granted under the 2008 Pentair Omnibus Plan vest. Payments to retired Named Executive Officers will be based upon actual Company performance to the date of expiration of the performance period, and will be paid in the year following the expiration. As of December 31, 2011, no Named Executive Officers had attained the age of 60.

•	Certain benefits upon a change in control described under the heading “Change in Control Agreements” below.

Change in Control Agreements

Pentair has entered into agreements with certain key corporate executives and business division leaders, including all Named Executive Officers, that provide for contingent benefits upon a change in control. These agreements are intended to provide for continuity of management upon a completed or threatened change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control. If, following such a change in control, the executive officer is involuntarily terminated for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason, then the executive officer is entitled to certain severance payments.

Under these agreements, a “change in control” is deemed to have occurred if:

•

any person is or becomes the beneficial owner of securities representing 20% (or 30% in the cases of Mr. Stauch and Ms. Lageson) or more of Pentair’s outstanding shares of common stock or combined voting power;

•

a majority of Pentair’s board of directors changes in a manner that has not been approved by at least two-thirds of the incumbent directors or successor directors nominated by at least two-thirds of the incumbent directors;

•

Pentair consummates a merger, consolidation or share exchange with any other entity (or the issuance of voting securities in connection with a merger, consolidation or share exchange) which Pentair’s shareholders have approved and in which Pentair shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange; or

•	Pentair consummates a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of its assets which Pentair shareholders have approved.

Under these agreements, the term “cause” means: (i) engaging in intentional conduct that causes Pentair demonstrable and serious financial injury; (ii) conviction of a felony; or (iii) continuing willful and unreasonable refusal by an officer to perform his or her duties or responsibilities.

Under these agreements, the term “good reason” means:

•	a breach of the agreement by Pentair;

•	any reduction in an officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

•

an officer’s removal from, or any failure to reelect or reappoint him or her to serve in, any of the positions held with Pentair on the date of the change in control or any other positions to which he or she is thereafter elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to Pentair’s termination of an officer’s employment for cause or by reason of disability;

•

a good faith determination by an officer that there has been a material adverse change in his or her working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the change in control, or, to the extent more favorable to him or her, those in effect at any time while employed after the change in control, including but not limited to a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that Pentair remedies within 10 days after receipt of notice thereof;

•	relocation of an officer’s principal place of employment to a location more than 50 miles from his or her principal place of employment on the date 180 days prior to the change in control;

•

imposition of a requirement that an officer travel on business 20% in excess of the average number of days per month he or she was required to travel during the 180-day period prior to the change in control;

•	Pentair’s failure to cause a successor to assume an officer’s agreement; or

•	only in the case of the Chief Executive Officer, a voluntary termination for any reason within 30 days following the first anniversary of any change in control.

The benefits under these agreements upon any change in control include:

•	incentive compensation awards for the year in question to be paid at target under the EOPP for Named Executive Officers(1);

•

immediate vesting of all unvested stock options and termination of all restrictions on restricted stock awards issued under the 2004 Omnibus Plan or 2008 Pentair Omnibus Plan, without regard to either plan’s forfeiture provisions(1);

•

cash settled performance awards to be paid at one-third of target if the award cycle has been in effect less than 12 months, at two-thirds of the then-current value if the award cycle has been in effect for between 12 and 24 months, and at the then-current value if the award cycle has been in effect for 24 months or more months, in each case as if all performance or incentive requirements and periods had been satisfied(1); and

•	in certain cases, reimbursement of any excise taxes triggered by payments to the executive and any additional taxes on this reimbursement.

Benefits pursuant to these compensation plans are also applicable to all other participants. Benefits under these Agreements upon termination of the executive by Pentair other than for death, disability or cause or by the executive for good reason, after a change in control include:

•

severance payable upon termination in an amount equal to 300% (for the Pentair Chief Executive Officer) or 250% (for the other Named Executive Officers) of annual base salary plus the greater of the executive’s target bonus for the year in question or bonus received in the prior year;

•	replacement coverage for company-provided group medical, dental and life insurance policies for up to three years;

•	the cost of an executive search agency not to exceed 10% of the executive’s annual base salary;

•

the accelerated accrual and vesting of benefits under the SERP (for those executives who have been made participants of such plan); and for executives having fewer than seven years of participation in the SERP, up to three additional years of service can be credited, up to a maximum of seven years of service; and

•	up to $15,000 in fees and expenses of consultants and legal or accounting advisors.

In the case of each Named Executive Officer, the agreement also requires the executive to devote his or her best efforts to Pentair or its successor during the three-year period (for Messrs. Hogan, Schrock and Koury) or two-year period (for Mr. Stauch and Ms. Lageson), to maintain the confidentiality of Pentair’s information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with Pentair or its successor.

Change in Control Provisions of Incentive Plans

The EOPP also contains provisions that apply in the event of a change in control. For the year in which a change in control occurs, awards for such year are determined by using the participants’ annual base salary as in effect immediately before the change in control and by assuming the performance goals for that year have been attained at target levels. Such awards must be paid to the participant within 10 days of the change in control.

In addition, certain requirements are modified or eliminated, including the requirement that a participant remain employed through the end of the applicable incentive period, completion of an annual audit, review and approval by the Pentair Compensation Committee. The EOPP also includes a provision that eliminates the Pentair Compensation Committee’s discretion to reduce awards.

The 2004 Omnibus Plan provides that, upon a change in control, unless otherwise provided in an agreement between Pentair and the executive that discusses the effect of a change in control on the executive’s awards:

•	all outstanding options granted under the 2004 Omnibus Plan that are unvested become fully vested; and

•

all restrictions applicable to outstanding shares of restricted stock granted under the Plan shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change in control.

The 2008 Pentair Omnibus Plan provides that, upon a change in control, unless otherwise provided in an agreement between Pentair and the executive that discusses the effect of a change in control on the executive’s awards:

•	all outstanding options granted under the 2008 Pentair Omnibus Plan that are unvested become fully vested;

•

all restrictions applicable to outstanding shares of restricted stock granted under the 2008 Pentair Omnibus Plan shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change in control;

•

all restrictions applicable to outstanding restricted stock units and dividend equivalent units granted under the 2008 Pentair Omnibus Plan shall automatically lapse and any dividends declared but unpaid with respect to such dividend equivalent units shall be paid to the executive within 10 days of the date of the change in control; and

•

all cash settled performance units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under such awards if the performance goals measured at the time of the change in control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change in control.

Benefits pursuant to these compensation plans are also applicable to all other participants.

Quantification of Compensation Payable upon Termination or Change in Control

The amount of compensation payable to each Named Executive Officer upon a change in control and termination of the executive by Pentair other than for death, disability or cause or by the executive for good reason after a change in control is shown below. The amounts shown assume that such termination was effective as of December 31, 2011, and thus are estimates of the amounts that would be paid out to the executives upon a change in control or their termination following a change in control. The actual amounts to be paid out can only be determined at the time of such change in control or executive’s separation. See “—Executive Compensation Matters Relating to the Merger—Quantification of Payments and Benefits” for the amount of payments and benefits that each Named Executive Officer would receive in connection with the Merger.

Executive	Cash Termination Payment (2)	Stock Option Vesting (1)	Restricted Stock and Restricted Stock Unit Vesting (1)	Cash settled Perform- ance Unit Vesting (1)	SERP & Related Pension (2)	Incentive Compen- sation (1)	Outplace- ment (2)	Legal & Account- ing Advisors (2)	Medical, Dental, Life Insurance (2)	Total: Change in Control (1)	Excise Tax Gross Up (2)	Total: Change in Control Followed by Termination (2)
Randall J. Hogan	$9,822,186	$877,347	$7,054,018	$572,222	-	$1,597,500	$50,000	$15,000	$43,731	$10,101,087	-	$20,032,004
John L. Stauch	$2,552,643	$269,486	$3,751,150	$183,333	$402,100	$383,430	$47,929	$15,000	$28,061	$4,587,399	$1,770,637	$9,403,769
Michael V. Schrock	$3,424,435	$354,586	$3,101,762	$250,000	-	$564,826	$50,000	$15,000	$42,845	$4,271,174	-	$7,803,454
Frederick S. Koury	$1,889,498	$170,200	$1,392,953	$105,555	-	$241,018	$40,170	$15,000	$41,363	$1,909,726	$(47,324)	$3,848,433
Angela D. Lageson	$1,420,173	$45,454	$540,530	$77,778	$366,045	$195,000	$32,500	$15,000	$27,163	$858,762	$994,453	$3,714,096

(1)	Triggered solely upon a change of control.

(2)	Triggered only upon a change in control and a termination of the executive officer by Pentair other than for death, disability or cause or by the executive for good reason.

The amounts above assume that:

•	our Common Stock was valued at $33.29, the closing market price for our Common Stock on December 30, 2011;

•

outplacement services fees are the maximum possible under the change in control agreements (10% of annual base salary) for each executive officer, except for Mr. Hogan and Mr. Schrock, for which outplacement services are assumed to be $50,000;

•	legal and accounting advisor fees are the maximum possible under the change in control agreements for each executive officer; and

•	medical, dental and life insurance coverage will continue for three years after termination at the current cost per year for each executive.

Under certain circumstances, as reflected above, Pentair may pay to an executive covered by a change in control agreement a gross up with respect to any excise taxes under Section 280G of the Code. In determining the amount of any such gross up included in the tables above, Pentair made the following material assumptions: an excise tax rate of 20% under Section 280G of the Code, a combined federal and state individual tax rate of 41.9%, and Pentair would be able to overcome any presumption that grants of stock options or restricted stock units in 2011 were made in contemplation of a change in control pursuant to regulations promulgated under the Code. In addition, no excise tax gross up will be made if the portion of the payments treated as “parachute payments” received by an executive in the event of a change in control can be reduced by not more than 10% and escape an excise tax. In that event, the payments will be reduced to the highest qualifying amount and no gross up will be paid. Furthermore, it was assumed that no value will be attributed to any non-competition agreement. At the time of any such change in control, a value may be attributed, which would result in a reduction of amounts subject to the excise tax.

Risk Considerations in Compensation Decisions

The Pentair Compensation Committee believes that payment for performance is an important part of its compensation philosophy, but recognizes the risk that incentivizing specific measures of performance may pose to the performance of the Pentair as a whole if personnel were to act in ways designed primarily to maximize their compensation. Therefore the Pentair Compensation Committee annually reviews several factors in establishing compensation programs, setting compensation levels and selecting target measures for variable compensation programs.

•	The relative values of base salaries, annual cash bonuses and long-term equity grants for employees

•	The mix of incentive target performance measures for each business and for the Pentair as a whole under the Company’s annual cash bonus programs

•	The relative weighting of target performance measures for each business and Pentair as a whole

•	The impact of these performance measures on Pentair’s financial results

•	The likelihood that achievement of performance metrics could have material adverse impacts on Pentair financial performance in succeeding fiscal periods

•	The relative significance of each of Pentair’s businesses to its overall financial performance

•	The extent to which performance measures are not directly reflected in audited financial statements

•	The balance between the achievement of short-term objectives and longer-term value creation

Executive Compensation Matters Relating to the Merger

Treatment of Pentair Equity Awards

As of the date of this Prospectus, the Named Executive Officers hold stock options and restricted stock units with respect to Pentair common shares.

As described below in “—Waiver of Change in Control Protections,” in connection with Pentair’s entry into the Merger Agreement, the Named Executive Officers have entered into agreements with Pentair (the “Waiver Letters”) waiving certain of their rights to accelerated vesting of their Pentair equity awards in connection with the consummation of the Merger.

Treatment of Stock Options

At the Effective Time, each outstanding option to purchase Pentair common shares, whether vested or unvested, will be converted, on the same terms and conditions as were applicable under such Pentair stock option immediately before the Effective Time, into an option to acquire the same number of Tyco Flow Control common shares, at the same exercise price per share, as the number of Pentair common shares subject to such option immediately before the Effective Time. The terms of the options set forth in the Pentair, Inc. Omnibus Stock Incentive Plan or the Pentair, Inc. 2008 Omnibus Stock Incentive Plan (together, the “Omnibus Plans”) and applicable award agreements provide that unvested options will generally accelerate upon a change in control, including the Merger; however, as described below in “—Waiver of Change in Control Protections,” the Named Executive Officers have waived such acceleration pursuant to the Waiver Letters.

Treatment of Restricted Stock Units

At the Effective Time, each outstanding Pentair restricted stock unit, whether vested or unvested, will be converted into a Tyco Flow Control restricted stock unit, on the same terms and conditions as were applicable under such Pentair restricted stock unit immediately before the Effective Time. The terms of the restricted stock units set forth in the Omnibus Plans and applicable award agreements provide that unvested restricted stock units will generally accelerate upon a change in control, including the Merger; however, as described below in “—Waiver of Change in Control Protections,” the Named Executive Officers (other than Mr. Schrock with respect to his restricted stock units with an originally scheduled vesting date of 2015 or later) have waived such acceleration pursuant to the Waiver Letters.

Executive Officer Equity-Based Awards

The Named Executive Officers hold outstanding stock options and restricted stock units under Pentair’s Omnibus Plans as part of their compensation. Upon the consummation of the Merger, these equity-based awards generally will convert into equity-based awards with respect to Tyco Flow Control common shares, after giving effect to appropriate adjustments to reflect the consummation of the Merger as described above. The awards, to the extent unvested at the time of the consummation of the Merger, would, under the terms of the Omnibus Plans, become vested upon the consummation of the Merger, except that such accelerated vesting has been waived by the Named Executive Officers with respect to certain awards pursuant to the Waiver Letters. The only equity-based awards as to which a Named Executive Officer has not waived accelerated vesting pursuant to the Waiver Letters are the unvested restricted stock units held by Mr. Schrock with an originally scheduled vesting date of 2015 or later. These restricted stock units will vest and be settled by delivery of shares upon consummation of the Merger. Fifty percent of the shares delivered will not be transferable until the date on which the restricted stock units would otherwise have vested and been settled in the absence of the Merger. Mr. Schrock waived the accelerated vesting of his other equity awards, as described below, but did not waive vesting of these restricted stock units because such waiver would potentially violate Section 409A of the Code.

The value of the potential change in control benefits under the Omnibus Plans is set forth with respect to the Named Executive Officers in the table “Quantification of Payments and Benefits—Potential Change in Control Payments to Named Executive Officers.”

Change in Control Agreements

Pentair is party to change in control agreements with the Named Executive Officers that provide for benefits in connection with a change in control and will therefore be triggered by the Merger. The agreements entitle the

Named Executive Officers to (i) certain accelerated vesting and other benefits in the event of a change in control and (ii) certain severance payments and benefits in the event that a Named Executive Officer’s employment is involuntarily terminated for any reason, other than for death, disability or for cause, or if the Named Executive Officer terminates his or her employment for good reason, in each case, within three years (for Messrs. Hogan, Schrock and Koury) or two years (for Mr. Stauch and Ms. Lageson) following a change in control (a “Covered Termination”). As described below in “—Waiver of Change in Control Protections,” in connection with Pentair’s entry into the Merger Agreement, the Named Executive Officers have waived certain protections under these agreements pursuant to the Waiver Letters.

The Named Executive Officers would, absent any applicable waiver, be entitled to the following payments and benefits under their respective change in control agreements upon any change in control, including the Merger:

•	Incentive compensation awards for the year in question to be paid at target under the EOPP.

•

Immediate vesting of all unvested stock options and restricted stock units issued under the Omnibus Plans, without regard to either plan’s forfeiture provisions, all of which the Named Executive Officers have generally waived in connection with the Merger, as described below in “—Waiver of Change in Control Protections.”

•

Immediate payment of cash–settled performance awards at one-third of target for award cycles that have been in effect less than 12 months, two-thirds of the then-current value for award cycles that have been in effect for between 12 and 24 months, and the then-current value for award cycles that have been in effect for 24 or more months, in each case as if all performance or incentive requirements and periods had been satisfied, which each of the Named Executive Officers has waived in connection with the Merger, as described below in “—Waiver of Change in Control Protections.”

•	In certain circumstances, reimbursement of excise taxes triggered by payments to the executive and any additional taxes on this reimbursement as described below.

The Named Executive Officers would, absent any applicable waiver, be entitled to the following payments and benefits under their respective change in control agreements upon a Covered Termination following a change in control, including the Merger:

•

Severance payable upon termination in an amount equal to 300% (for Mr. Hogan) or 250% (for the other Named Executive Officers) of annual base salary plus the greater of the executive’s target bonus for the year in question or bonus received in the prior year.

•

Replacement coverage for company-provided group medical, dental and life insurance policies for up to three years (for Messrs. Hogan, Schrock and Koury) or up to two years (for Mr. Stauch and Ms. Lageson).

•	Outplacement services from an executive search agency not to exceed 10% of the executive’s annual base salary.

•

The accelerated accrual and vesting of benefits under the Pentair, Inc. Supplemental Executive Retirement Plan (the “SERP”) (for those executives who have been made participants in such plan); and for executives having fewer than seven years of participation in the SERP, up to three additional years of service credit, with a maximum of seven years of service.

•	Up to $15,000 in fees and expenses of consultants and legal or accounting advisors.

In addition, the change in control agreements entitle each of the Named Executive Officers to reimbursement for any “golden parachute” excise taxes imposed by Section 4999 of the Code to the extent that any “parachute payments” within the meaning of Section 280G of the Code exceed 110% of the safe harbor amount under Section 280G of the Code. In the event that “parachute payments” payable to the Named Executive

Officer do not exceed this threshold, such payments will be reduced to the extent necessary to avoid the imposition of the excise tax. Pentair estimates that only Mr. Stauch and Ms. Lageson would be entitled to a reimbursement of such excise taxes solely as a result of the Merger, and that Messrs. Stauch and Schrock and Ms. Lageson would be entitled to a reimbursement of such excise taxes in the event of a Covered Termination following the Merger. In addition, Pentair estimates that certain payments due to Mr. Koury would be subject to reduction in the event of a Covered Termination following the Merger. These estimates rely on several assumptions set forth in the footnotes to the tables in the section entitled “—Quantification of Payments and Benefits” and the actual amounts of any such reimbursement or reduction may be more or less than the amounts described in this Prospectus.

In the case of each Named Executive Officer, the change in control agreement also requires the executive to devote his or her best efforts to Pentair or its successor while employed during the three-year (for Messrs. Hogan, Schrock and Koury) or two-year (for the other Named Executive Officers) period following the Merger, to maintain the confidentiality of Pentair’s information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with Pentair or its successor.

Under these change in control agreements, the term “cause” generally means engaging in intentional conduct that causes Pentair demonstrable and serious financial injury, conviction of a felony or continuing willful and unreasonable refusal by an officer to perform his or her duties or responsibilities, and the term “good reason” generally means: (i) a breach of the agreement by Pentair; (ii) any reduction in an officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits; (iii) an officer’s removal from, or any failure to reelect or reappoint him or her to serve in, any of the positions held with Pentair on the date of the change in control or any other positions to which he or she is thereafter elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to Pentair’s termination of an officer’s employment for cause or by reason of disability; (iv) a good faith determination by an officer that there has been a material adverse change in his or her working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the change in control, or, to the extent more favorable to him or her, those in effect at any time while employed after the change in control, including but not limited to a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that Pentair remedies within 10 days after receipt of notice thereof; (v) relocation of an officer’s principal place of employment to a location more than 50 miles from his or her principal place of employment on the date 180 days prior to the change in control; (vi) imposition of a requirement that an officer travel on business 20% in excess of the average number of days per month he or she was required to travel during the 180-day period prior to the change in control; or (vii) Pentair’s failure to cause a successor to assume an officer’s agreement. In addition, solely in the case of Mr. Hogan, the term “good reason” also includes a voluntary termination for any reason within 30 days following the first anniversary of any change in control; however, Mr. Hogan has waived this “good reason” trigger in connection with the Merger, as described below.

For the Named Executive Officers, the value of the potential change in control benefits under these agreements is set forth in the table “—Quantification of Payments and Benefits—Potential Change in Control Payments to Named Executive Officers” below.

Waiver of Change in Control Protections

In connection with Pentair’s entry into the Merger Agreement, the Named Executive Officers have entered into Waiver Letters with Pentair waiving (i) accelerated vesting of their Pentair stock options and restricted stock units (except to the extent that such waiver would result in adverse tax consequences under Section 409A of the Code) and (ii) accelerated vesting and pro rata payout of their cash performance units, in each case, upon consummation of the Merger. Awards whose acceleration is waived will continue to vest in accordance with their normal terms, provided that unvested awards will vest in full in the event of a Covered Termination. In addition, the performance conditions with respect to Pentair cash performance units will be deemed satisfied, and the value of such cash performance units will be fixed at target, upon the consummation of the Merger, and such awards will only be subject to service-based vesting conditions.

Under his Waiver Letter, Mr. Hogan has also waived his right to have any voluntary termination of his employment during the 30-day period following the first anniversary of the consummation of the Merger treated as a Covered Termination.

Additional Equity Grants

In order to promote the retention of key executives during the period prior to and following the consummation of the Merger, Pentair will grant additional equity awards to certain key executives, including the Named Executive Officers, with an aggregate grant date value of up to $20 million, in connection with the consummation of the Merger. Messrs. Hogan’s, Stauch’s, Schrock’s and Koury’s and Ms. Lageson’s Waiver Letters provide for grants of restricted stock units with grant date values of $5,500,000, $1,727,835, $2,327,084, $1,019,083 and $875,000, respectively.

In addition, in consideration for the waivers of acceleration of equity and cash performance awards described above, Pentair will grant additional equity awards with a grant date value of up to $5 million, in connection with the consummation of the Merger. Messrs. Hogan’s, Stauch’s, Schrock’s and Koury’s and Ms. Lageson’s Waiver Letters provide for grants of restricted stock units with grant date values of $825,000, $259,175, $349,063, $152,862 and $131,250, respectively.

All such awards are expected to vest in equal 50% installments on each of the third and fourth anniversaries of the consummation of the Merger, subject to earlier pro rata vesting in the event of a Covered Termination.

Non-Qualified Deferred Compensation for Executive Officers

Pentair maintains a non-qualified deferred compensation program in which certain of its executives, including the Named Executive Officers, are eligible to participate. Participants in this program are permitted to defer receipt and taxation of certain types of compensation that they have previously earned, and to specify certain future events upon which the compensation will be distributed. For some participants, including the Named Executive Officers, these future distribution events include a change in control, which includes the Merger. As a result, some previously earned and vested, but unpaid, amounts will be distributed under Pentair’s deferred compensation programs to the Named Executive Officers upon the consummation of the Merger.

New Management Arrangements

As of the date of this filing, neither Pentair, Tyco, nor Tyco Flow Control has entered into any employment or other agreements with the Named Executive Officers in connection with the Merger other than the Waiver Letters and the additional equity grants described above. Pursuant to the Merger Agreement, at the Effective Time, Pentair’s executive officers will become the executive officers of Tyco Flow Control, and Pentair’s board of directors, together with up to two new directors selected by Tyco prior to the mailing of the Tyco Proxy Statement and reasonably acceptable to Pentair, will become the board of directors of Tyco Flow Control. Tyco has selected only one designee to the Tyco Flow Control board of directors.

Quantification of Payments and Benefits

The following table shows the amounts of payments and benefits that each Named Executive Officer of Pentair would receive in connection with the Merger, assuming for purposes of this disclosure that (i) the consummation of the Merger occurred on September 28, 2012 and (ii) where indicated, the employment of the Named Executive Officer is terminated in a Covered Termination.

Potential Change in Control Payments to Named Executive Officers

Name	Triggering Event	Cash ($)(1)	Equity ($)(2)	Pension / Non-Qualified Deferred Compensation ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimburse- ments ($)(5)	Other ($)(6)		Total ($)
Randall J. Hogan	Merger Only	$1,650,000	—	—	—	—	—		$1,650,000

	Post-Merger Termination	$12,873,350	$15,253,769	—	$48,106	—	$65,000	(7)	$28,240,225

	Merger and Termination	$14,523,350	$15,253,769	—	$48,106	—	$65,000	(7)	$29,890,225

John L. Stauch	Merger Only	$394,934	—	—	—	$1,348,135	—		$1,743,069

	Post-Merger Termination	$3,544,557	$6,851,624	$217,483	$31,020	$1,136,383	$64,367	(7)	$11,845,434

	Merger and Termination	$3,939,491	$6,851,624	$217,483	$31,020	$2,484,518	$64,367	(7)	$13,588,503

Michael V. Schrock	Merger Only	$581,771	$1,526,662	—	—	—	—		$2,108,433

	Post-Merger Termination	$4,733,492	$5,047,252	—	$47,333	$2,663,899	$65,000	(7)	$12,556,976

	Merger and Termination	$5,315,263	$6,573,914	—	$47,333	$2,663,899	$65,000	(7)	$14,665,409

Frederick S. Koury	Merger Only	$244,580	—	—	—	—	—		$244,580

	Post-Merger Termination	$2,095,373	$2,852,950	—	$30,340	—	$55,763	(7)	$5,034,426

	Merger and Termination	$2,339,953	$2,852,950	—	$30,340	—	$55,763	(7)	$5,279,006

Angela D. Lageson	Merger Only	$210,000	—	—	—	$687,410	—		$897,410

	Post-Merger Termination	$1,972,096	$1,635,298	$468,408	$30,144	$814,163	$50,000	(7)	$4,970,109

	Merger and Termination	$2,182,096	$1,635,298	$468,408	$30,144	$1,501,573	$50,000	(7)	$5,867,519

(1)	The cash payments in the Merger Only row consist of incentive compensation awards for 2012 under the EOPP to be paid at the target level after the consummation of the Merger. These benefits are “single trigger” as they will be payable upon the consummation of the Merger without regard to whether there is a termination of employment.

The cash payments in the Post-Merger Termination row consist of (a) cash severance payable upon a Covered Termination following the Merger and before its third anniversary (for Messrs. Hogan, Schrock and Koury) or its second anniversary (in the case of Mr. Stauch and Ms. Lageson) in an amount equal to 300% (for Mr. Hogan) or 250% (for the other Named Executive Officers) of annual base salary plus the greater of the executive’s target bonus for 2012 or the bonus received in 2011 and (b) cash-settled performance units, which pursuant to the Waiver Letters will remain subject to their existing time-based vesting schedules following the Merger but become payable at the target value of the awards without proration upon a Covered Termination. As described above, in connection with the Merger, the Named Executive Officers have entered into Waiver Letters waiving accelerated vesting and pro rata payout of their cash performance units in connection with the Merger. In his Waiver Letter, Mr. Hogan has also waived his right to have any voluntary termination of his employment during the 30-day period following the first anniversary of the consummation of the Merger treated as a Covered Termination. Awards whose acceleration is waived will continue to vest in accordance with their normal time-based terms, provided that unvested awards will vest in full in the event of a Covered Termination. These benefits are “double trigger” as they will be payable only upon a Covered Termination following the consummation of the Merger. In addition, the cash payment disclosed in this Post-Merger Termination row for Mr. Koury reflects a reduction of $331,991 as a reduction in benefits payable as the result of the application of provisions related to the excise tax under Sections 280G and 4999 of the Code as described above.

The amounts of the respective components are set forth in the following table:

Name	EOPP Award ($)	Cash–Settled Performance Units ($)	Cash Severance ($)
Randall J. Hogan	$1,650,000	$3,491,666	$9,381,684
John L. Stauch	$394,934	$1,108,334	$2,436,223
Michael V. Schrock	$581,771	$1,508,334	$3,225,158
Frederick S. Koury	$244,580	$646,666	$1,780,698
Angela D. Lageson	$210,000	$483,333	$1,488,763

The table above does not quantify awards that, in accordance with their terms, would vest between the date of this Prospectus and September 28, 2012 notwithstanding the Merger; however, depending on when consummation of the Merger actually occurs, certain cash–settled performance units shown as unvested in the table may become vested in accordance with their terms without regard to the Merger.

Payment amounts are based on the compensation and benefit levels in effect on March 31, 2012; therefore, if compensation and benefit levels are increased after such date, actual payments to a Named Executive Officer may be greater than those quantified above. In addition, the table above does not include any grants of awards which may occur following the date of this Prospectus.

(2)	The equity amounts in the Merger Only row consist of the value of accelerated vesting of unvested restricted stock units held by Mr. Schrock with an originally scheduled vesting date of 2015 or later. Since the value of the Merger consideration is not a fixed dollar amount, pursuant to applicable SEC rules, the value of the restricted stock units in the table above is based on the average closing price of Pentair shares over the first five trading days following public announcement of the Merger, which was $46.98. Accordingly, actual payments may be greater or less than those provided for above. These restricted stock units will vest and be settled by delivery of shares upon consummation of the Merger. Fifty percent of the shares delivered will not be transferable until the date on which the restricted stock units would otherwise have vested and been settled in the absence of the Merger. Mr. Schrock waived the accelerated vesting of his other equity awards, as described below, but did not waive vesting of these restricted stock units because such waiver would potentially violate Section 409A of the Code. The accelerated vesting of these restricted stock units is a “single trigger” benefit as it will occur upon the consummation of the Merger without regard to whether there is a termination of employment.

The equity amounts in the Post-Merger Termination row consist of the value of accelerated vesting of unvested stock options for each of the Named Executive Officers and for the unvested restricted stock units for each of the Named Executive Officers other than Mr. Schrock. For Mr. Schrock, the unvested restricted stock units consist only of restricted stock units with an originally scheduled vesting date of 2014 or earlier. These benefits are “double trigger” as they will be payable only upon a Covered Termination following the consummation of the Merger and before the awards otherwise vest in accordance with their normal terms. As described above, in connection with the Merger, the Named Executive Officers have entered into Waiver Letters waiving accelerated vesting of their stock options in connection with the Merger. Each of the Named Executive Officers, other than Mr. Schrock as described above, also waived accelerated vesting of their respective restricted stock units. Awards whose acceleration is waived will continue to vest in accordance with their normal terms provided that unvested awards will vest in full in the event of a Covered Termination.

The following table shows the amounts in the Equity column attributable to the respective award types included in the Post-Merger Termination row:

Name	No. of Shares Underlying Unvested Stock Options	Resulting Consideration from Unvested Stock Options ($)	No. of Shares Underlying Unvested Restricted Stock Units	Resulting Consideration from Underlying Unvested Restricted Stock Units ($)
Randall J. Hogan	428,851	$5,277,801	212,345	$9,975,968
John L. Stauch	137,287	$1,690,260	109,863	$5,161,364
Michael V. Schrock	185,674	$2,284,264	58,812	$2,762,988
Frederick S. Koury	79,976	$985,166	39,757	$1,867,784
Angela D. Lageson	51,152	$612,496	21,771	$1,022,802

Since the value of the Merger consideration is not a fixed dollar amount, pursuant to applicable SEC rules, the value of unvested stock options and restricted stock units in the table above is based on the average closing price of Pentair shares over the first five trading days following public announcement of the Merger, which was $46.98, and has assumed, for purposes of this table, that the Named Executive Officers will exercise their stock options at such price. Accordingly, actual payments may be greater or less than those provided for above. The table above does not quantify awards that, in accordance with their terms, would vest between the date of this Prospectus and September 28, 2012 notwithstanding the Merger; however, depending on when consummation of the Merger actually occurs, certain stock options and restricted stock units shown as unvested in the table may become vested in accordance with their terms without regard to the Merger. The table above does not include any grants of awards which may occur following the date of this Prospectus.

(3)	The pension values shown for Mr. Stauch and Ms. Lageson in the Post-Merger Termination row and the Merger and Termination row consist of the accelerated accrual and vesting of benefits under the SERP, and for Mr. Stauch, additional service credits of up to one additional year of service and for Ms. Lageson additional service credits of up to three additional years of service. These benefits are “double trigger” as they will be payable only upon a Covered Termination following the consummation of the Merger and before its second anniversary. In addition, as described above, Pentair maintains certain non-qualified deferred compensation programs, under which Named Executive Officers may elect to receive distribution of vested amounts upon the occurrence of certain future events, including a change in control or certain terminations of employment. Amounts to be distributed include $1,068,190, $357,584, $1,117,399 and $360,928 to Messrs. Hogan, Stauch, Schrock and Koury, respectively, all as of March 9, 2012. Amounts actually distributed will be based on the returns of the investment alternatives selected by each Named Executive Officer, which may cause the actual payments to be greater or less than those provided for above. The amounts will be distributed in a lump sum, five equal annual installments or a combination of a lump sum and five equal annual installments, in each case pursuant to the terms of the applicable deferred compensation arrangement. These amounts are not reflected in the tables above as they are fully vested pursuant to their terms.

(4)	The benefits shown for the Named Executive Officers in the Post-Merger Termination row and the Merger and Termination row consist of replacement coverage for company-provided group medical, dental and life insurance policies for up to three years (for Messrs. Hogan, Schrock and Koury) and for up to two years (for Mr. Stauch and Ms. Lageson). These benefits are “double trigger” as they will be payable only upon a Covered Termination following the consummation of the Merger and before its third anniversary (for Messrs. Hogan, Schrock and Koury) or its second anniversary (for Mr. Stauch and Ms. Lageson).

(5)	The tax reimbursements shown for the Named Executive Officers in the Merger Only row consist of reimbursement of any excise taxes triggered under Section 280G and Section 4999 of the Code by payments to the executive in connection with the consummation of the Merger (assuming no Termination) and any additional taxes on such reimbursement. These benefits are “single trigger” as they will be payable upon the consummation of the Merger without regard to whether there is a termination of employment.

The tax reimbursements shown for the Named Executive Officers in the Post-Merger Termination row consist of reimbursement of any excise taxes triggered under Section 280G and Section 4999 of the Code by payments to the executive in connection with the Merger as a result of a subsequent Covered Termination and any additional taxes on this reimbursement. Amounts shown in the Post-Merger Termination row reflect the incremental increase in aggregate tax reimbursements over the Merger Only row. These benefits are “double trigger” as they will be payable only upon a Covered Termination following the consummation of the Merger.

In determining the amount of any tax reimbursements included in the table above, Pentair made the following material assumptions: an excise tax rate of 20% under Section 280G of the Code, individual tax rates of 41.55%, and the combined company would be able to overcome any presumption that grants of stock options or restricted stock units in 2012 (other than the restricted stock units described in footnote 7) were made in contemplation of a change in control pursuant to regulations promulgated under the Code. Furthermore, it was assumed that no value will be attributed to any non-competition agreement. At the time of payment, such a value may be attributed, which would result in a reduction of amounts subject to the excise tax and a corresponding reduction in the amount of tax gross–up payments made to the applicable Named Executive Officer.

(6)	The benefits shown for the Named Executive Officers in the Post-Merger Termination row and the Merger and Termination row consist of the cost of outplacement services from an executive search agency not to exceed 10% of the Named Executive Officer’s annual base salary, and $15,000 in fees and expenses of consultants and legal or accounting advisors. These benefits are “double trigger” as they will be payable only upon a Covered Termination following the consummation of the Merger.

(7)	In order to promote the retention of key executives during the period prior to and following the consummation of the Merger, Pentair will grant additional equity awards to the Named Executive Officers in connection with the consummation of the Merger. Messrs. Hogan’s, Stauch’s, Schrock’s and Koury’s and Ms. Lageson’s Waiver Letters provide for grants of restricted stock units with grant date values of $5,500,000, $1,727,835, $2,327,084, $1,019,083 and $875,000, respectively.

In addition, in consideration for the waivers of acceleration of equity and cash performance awards included in the Waiver Letters, Pentair will grant additional equity awards to the Named Executive Officers in connection with the consummation of the Merger. Messrs. Hogan’s, Stauch’s, Schrock’s and Koury’s and Ms. Lageson’s Waiver Letters provide for grants of restricted stock units with grant date values of $825,000, $259,175, $349,063, $152,862 and $131,250, respectively.

All such awards are expected to vest in equal 50% installments on each of the third and fourth anniversaries of the consummation of the Merger, subject to earlier pro rata vesting in the event of a Covered Termination.

No amounts are shown for these awards in the Merger Only row, the Post-Merger Termination row or the Merger and Termination row in the table above because in the event of a termination (including a Covered Termination) upon the date of the consummation of the Merger, the maximum prorated payment would, in each case, be zero.

In the case of each Named Executive Officer, the agreements providing for payments and other benefits upon a Covered Termination following the consummation of the Merger also require the Named Executive Officer to devote his or her best efforts to the combined company while employed during the three-year period (for Messrs. Hogan, Schrock and Koury) or two-year period (for Mr. Stauch and Ms. Lageson) following the Merger, to maintain the confidentiality of Pentair’s information during and following employment, and to refrain from competitive activities for a period of one year following termination of employment with Pentair or the combined company.

Executive Officer Compensation After the Transactions

Following the Transactions, the Compensation Committee of our board of directors will oversee and determine the compensation of the Chief Executive Officer and other executive officers of Tyco Flow Control and evaluate and determine the appropriate executive compensation philosophy and objectives for Tyco Flow Control. The Compensation Committee will evaluate and determine the appropriate design of the Tyco Flow Control executive compensation program and the appropriate process for establishing executive compensation. With respect to base salaries, annual incentive compensation and long-term incentive awards (or their equivalents), it is expected that the Compensation Committee will develop programs reflecting appropriate measures, goals, targets and business objectives based on Tyco Flow Control’s competitive marketplace. The Compensation Committee will determine the appropriate benefits, perquisites and severance arrangements, if any, that it will make available to executive officers. It is expected that the Compensation Committee will retain a compensation consultant with respect to these executive compensation evaluations and determinations.

Our Compensation Committee has not yet made any determinations with respect to the compensation of those executive officers following the Transactions. However, the Pentair Compensation Committee has approved certain grants of restricted stock units to the executive officers of Tyco Flow Control that are expected to vest following the Transactions. See “—Executive Compensation Matters Relating to the Merger—Additional Equity Grants.” Although our future executive officer compensation practices are expected to be based on Pentair’s historical executive officer compensation practices, our Compensation Committee will review the impact of the Merger on executive officer compensation practices and may make adjustments that it believes are appropriate in structuring our future executive officer compensation arrangements.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Existing Pentair Indebtedness

Pentair has a Fourth Amended and Restated Credit Agreement (the “Pentair Credit Facility”) that creates an unsecured, committed credit facility of up to $700 million, with multi-currency sub facilities to support investments outside the U.S. The Pentair Credit Facility expires on April 28, 2016. Borrowings under the Pentair Credit Facility currently bear interest at the rate of London Interbank Offered Rate (“LIBOR”) plus 1.75%. Interest rates and fees on the Pentair Credit Facility will vary based on Pentair’s credit ratings. Total availability under the existing Pentair Credit Facility was $487.4 million, of which $205.6 million was outstanding, as of June 30, 2012.

Pentair is authorized to sell short-term commercial paper notes to the extent availability exists under the Pentair Credit Facility. Pentair uses the Pentair Credit Facility as back-up liquidity to support 100% of commercial paper outstanding. As of June 30, 2012, Pentair had $7.0 million of commercial paper outstanding.

In addition to the Pentair Credit Facility, Pentair has various other credit facilities with an aggregate availability of $73.1 million, of which $7.6 million was outstanding at June 30, 2012. Borrowings under these credit facilities bear interest at variable rates.

Pentair has outstanding $500 million aggregate principal amount of 5.00% Senior Notes due 2021 (the “Notes”) that were issued in a public offering in May 2011. The Notes are guaranteed by certain of Pentair’s wholly owned domestic subsidiaries that are also guarantors under the Credit Facility.

Pentair has outstanding $400 million aggregate principal amount of private placement, fixed rate notes that had an average interest rate of 5.65% as of June 30, 2012 and mature between 2013 and 2017. Pentair has outstanding $100 million aggregate principal amount of private placement, floating rate notes that had an average interest rate of 1.07% as of June 30, 2012 and matures in 2013.

In connection with the consummation of the Transactions, Pentair may refinance some or all of this indebtedness, subject to the terms of the Merger Agreement, which provides that Pentair may not repay, incur or refinance any indebtedness to the extent such action would cause Pentair not to be rated investment grade by a ratings agency.

Tyco Flow Control Financing

Prior to the Distribution, a subsidiary of Tyco Flow Control will issue an intercompany note to a subsidiary of Tyco in an amount not to exceed $500 million. Concurrently with the closing of the Merger, Tyco Flow Control will repay the intercompany note.

Prior to the consummation of the Transactions, a subsidiary of Tyco Flow Control plans to issue unsecured senior notes in an amount up to $900 million that will be guaranteed by Tyco Flow Control. The net proceeds from the issuance of the senior notes will be held in escrow until the completion of the Merger. Tyco Flow Control plans to use the net proceeds from the issuance of the senior notes to repay $500 million of Pentair private placement notes and the intercompany note. However, the issuance of the senior notes is not a condition to the Merger and Tyco Flow Control cannot provide any assurance that it will complete the issuance of the senior notes. See “The Merger Agreement—Financing.”

Prior to the consummation of the Transactions, Pentair plans to execute a credit agreement with a syndicate of banks providing for an unsecured, committed senior credit facility of up to $1.2 billion that will become effective upon completion of the Merger. Upon completion of the Merger, Tyco Flow Control will become a guarantor of, and a subsidiary of Tyco Flow Control will become a borrower under, the senior credit facility.

Tyco Flow Control plans to use availability under the senior credit facility to repay borrowings outstanding under the Pentair Credit Facility as of the completion of the Merger and, if the senior notes are not issued, to repay the intercompany note.

In the event that Tyco Flow Control is unable to enter into the senior credit facility or issue the senior notes on acceptable terms, instead of a subsidiary of Tyco Flow Control issuing to a subsidiary of Tyco the intercompany note that would be repaid at the closing of the Merger, a subsidiary of Tyco Flow Control will issue a one year unsecured “bridge” note for up to $500 million to a subsidiary of Tyco that will bear interest at a rate of 14.0% and be prepayable at any time.

After accounting for the issuance of either the intercompany note or the bridge note, the payment of transaction expenses and transfer of any excess cash to Tyco, but not taking into account any third party financing, Tyco Flow Control will have a net indebtedness immediately prior to the Distribution of $275 million.

Tyco Flow Control expects to have pro forma aggregate long-term debt of approximately $1.7 billion at the closing of the Merger.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Prospectus, all of our outstanding common shares are beneficially owned by Tyco. After the spin-off, Tyco will not own any of our common shares. The table below sets forth the projected beneficial ownership of Tyco Flow Control common shares immediately after the completion of the Merger and is derived from information relating to the beneficial ownership of Tyco common shares and Pentair common shares as of March 31, 2012. The following table provides information with respect to the anticipated beneficial ownership of our common shares by the following individuals or entities:

•	each of our shareholders who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common shares;

•	each of our directors following the Merger;

•	each officer named in the summary compensation table; and

•	all of our directors and executive officers following the Merger as a group.

Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of Pentair common shares on March 31, 2012, giving effect to an exchange ratio of one Tyco Flow Control common share for each share of Pentair common share held by such person.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities they hold.

Immediately following the spin-off and the Merger, we estimate that          million of Tyco Flow Control common shares will be issued and outstanding, based on the number of Tyco shares and Pentair shares expected to be outstanding as of the distribution date on a fully diluted basis. The actual number of our outstanding common shares following the spin-off and the Merger will be determined upon completion of the Merger.

Name	Common Shares(1)	Share Units(2)	Right to Acquire within 60 days(3)		Restricted Stock(4)	ESOP Stock(5)	Total	Percent of Class(6)
Leslie Abi-Karam	1,307	3,182	26,974		—	—	31,463
Glynis A. Bryan	1,350	13,721	82,707		—	—	97,778
Jerry W. Burris	—	7,595	42,707		—	—	50,302
Carol Anthony Davidson(7)	943		45,080				46,023
T. Michael Glenn	2,000	7,831	42,707		—	—	52,538
Charles A. Haggerty	90,155	79,188	62,335		—	—	231,678
David H. Y. Ho	—	14,380	42,707		—	—	57,087
Randall J. Hogan	507,091	16,039	2,147,389	(8)	—	1,675	2,672,194	1.28%
David A. Jones	5,800	29,329	82,707		—	—	117,836
Frederick S. Koury	38,169	—	286,396		—	619	325,184
Angela D. Lageson	3,667	—	59,741		—	906	64,314
Ronald L. Merriman	11,762	2,412	72,707		—	—	86,881
William T. Monahan	22,297	21,064	82,707		—	—	129,068
Michael V. Schrock	141,290	11,632	737,599	(9)	—	1,675	892,196
John L. Stauch	27,856	9,052	438,776		—	395	476,079
Directors and executive officers as a group and (16 persons)	890,922	215,425	4,376,815		2,270	16,126	5,501,558	2.64%
BlackRock, Inc.(10)	12,953,756						12,953,756	5.86%

(1)

Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership of an immaterial number of shares held by spouses or trusts has been disclaimed in some instances. Amounts listed do not include 500,000 shares held by the Pentair, Inc. Master Trust for various pension plans sponsored by Pentair or by its subsidiaries. The Trust Investment Committee of such Master Trust included Randall J. Hogan, John L. Stauch, Frederick S. Koury and Michael G. Meyer. Although these individuals could be deemed under applicable SEC rules to “beneficially own” all of the shares held by these pension plans because of their shared voting and investment power with respect to those shares, they disclaim beneficial ownership of such shares.
(2)	Represents for non-employee directors share units held under Pentair’s Compensation Plan for Non-Employee Directors. No director has voting or investment power related to these share units. Represents for executive officers restricted stock units, receipt of which was deferred by the executive officer under the company’s Non-Qualified Deferred Compensation Plan and over which the executive officers have no voting or investment power.
(3)	Represents stock options exercisable within 60 days from March 31, 2012 (or December 31, 2011, in the case of Mr. Davidson).
(4)	Represents restricted shares issued pursuant to incentive plans as to which the beneficial owner has sole voting power but no investment power.
(5)	Represents shares owned as a participant in the Pentair Employee Stock Ownership Plan. As of March 31, 2012, Fidelity Management Trust Company (“Fidelity”), the Trustee of the Pentair Employee Stock Ownership Plan, held 2,502,161 Pentair common shares (2.53%). Fidelity disclaims beneficial ownership of all shares. The Pentair Employee Stock Ownership Plan participants have the right to direct the Trustee to vote their shares, although participants have no investment power over such shares. The Trustee, except as otherwise required by law, votes the shares for which it has received no direction from participants, in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.
(6)	Less than 1% unless otherwise indicated.
(7)	Based on an assumed distribution ratio of .24 Tyco Flow Control common shares per each Tyco common share. As of December 31, 2011, Mr. Davidson beneficially owned (i) 3,930 Tyco common shares and (ii) 187,834 exercisable options.
(8)	Mr. Hogan has entered into a prearranged stock trading plan in accordance with SEC Rule 10b5-1 to exercise stock options and effect a same day sale of the underlying Pentair common shares. The general purpose of the plan is to exercise stock options that will expire on January 2, 2013. The plan expires December 31, 2012 and provides for the sale of 115,624 Pentair common shares.
(9)	Mr. Schrock has entered into a prearranged stock trading plan in accordance with SEC Rule 10b5-1 to exercise stock options and effect a same day sale of the underlying Pentair common shares. The general purpose of the plan is to exercise stock options that will expire on January 2, 2013 and January 2, 2014, respectively. The plan will terminate by April 30, 2013 and provides for the sale of 97,355 Pentair common shares.
(10)	Based on an assumed distribution ratio of .24 Tyco Flow Control common shares per each Tyco common share. The address of BlackRock, Inc. (“BlackRock”) is 40 East 52nd Street, New York, NY 10022. As of December 31, 2011, BlackRock had sole voting and sole dispositive power over, and beneficial ownership of, (i) 5,857,319 Pentair common shares, based upon a Schedule 13G filed with the SEC on February 13, 2012 and (ii) 29,568,489 Tyco common shares, based upon a Schedule 13G filed with the SEC on February 13, 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Following the Transactions, Tyco Flow Control, ADT and Tyco will operate independently, and none will have any ownership interest in any other. In order to govern certain ongoing relationships between Tyco Flow Control, ADT and Tyco after the spin-off and to provide mechanisms for an orderly transition, Tyco Flow Control, ADT and Tyco have entered into the Separation and Distribution Agreement and intend to enter into agreements pursuant to which certain services and rights will be provided for following the spin-off, and Tyco Flow Control, ADT and Tyco will indemnify each other against certain liabilities arising from their respective businesses. A summary of those agreements is set forth under “The Separation and Distribution Agreement and the Ancillary Agreements.”

The Pentair board of directors has adopted written policies and procedures regarding related person transactions and expects those policies to continue in effect at Tyco Flow Control, following the completion of the Merger. For purposes of these policies and procedures:

•	a “related person” will mean any of Tyco Flow Control’s directors, executive officers or five-percent shareholders or any of their immediate family members; and

•

a “related person transaction” will generally be a transaction (including any indebtedness or a guarantee of indebtedness) in which Tyco Flow Control was or is a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.

Following the completion of the Merger, our written policies and procedures will require potential related person transactions must be brought to the attention of the Tyco Flow Control Governance Committee directly or to the General Counsel for transmission to the Tyco Flow Control Governance Committee. Our written policies will provide that disclosure to the Tyco Flow Control Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer or director becomes aware of the related person transaction. The Tyco Flow Control Governance Committee’s decision whether or not to approve or ratify a related person transaction will be made in light of a number of factors, including the following:

•

whether the terms of the related person transaction are fair to Tyco Flow Control and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with any of Tyco Flow Control’s directors, executive officers or five-percent shareholders;

•	whether there are demonstrable business reasons for Tyco Flow Control to enter into the related person transaction;

•	whether the related person transaction could impair the independence of a director under Tyco Flow Control’s Corporate Governance Principles’ standards for director independence; and

•

whether the related person transaction would present an improper conflict of interest for any of Tyco Flow Control’s directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Tyco Flow Control governance committee deems relevant.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material terms of the share capital of Tyco Flow Control and certain provisions of the proposed articles of association and organizational regulations. This summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Swiss Code of Obligations and to the proposed articles of association and organizational regulations attached to this Prospectus as exhibits and incorporated herein by reference. Shareholders of Pentair are encouraged to read both documents. The proposed articles of association and organizational regulations have been included to provide Pentair’s shareholders with information regarding their terms. The proposed articles of association and organizational regulations are not intended to provide any other factual information about Pentair, Tyco, Tyco Flow Control and their affiliates following completion of the Merger. Other information about Pentair, Tyco, Tyco Flow Control and their affiliates can be found elsewhere in this Prospectus. Tyco Flow Control’s articles of association and organizational regulations have been prepared to provide, to the extent permitted by Swiss law and consistent with customary Swiss practice, an allocation of rights and powers between the shareholders and the board of directors of Tyco Flow Control that is comparable to that currently existing under Pentair’s organizational documents and Minnesota law.

Capital Structure

Issued Share Capital

Tyco Flow Control will have one class of share capital consisting of registered shares and will have issued approximately 214 million registered shares with a nominal value per share of CHF 0.50, of which approximately 4 million will be treasury shares. Excluding the treasury shares, approximately 47.5% of Tyco Flow Control common shares will be held by former Pentair shareholders and approximately 52.5% of Tyco Flow Control common shares will be held by Tyco shareholders.

Tyco Flow Control’s shares will rank pari passu with each other in all respects, including with respect to entitlements to dividends, liquidation proceeds and preemptive rights.

Authorized Share Capital

Tyco Flow Control’s board of directors will be authorized, without additional shareholder approval, to increase Tyco Flow Control’s share capital at any time on or before the second anniversary of the Effective Time, through issuance of new shares in one or several steps, by a maximum amount of 50% of the share capital registered in the commercial register. During each two-year period subsequent to such second anniversary, authorized share capital will be available to Tyco Flow Control’s board of directors for issuance of additional registered shares only to the extent that shareholders have reauthorized such share capital at a general meeting of shareholders.

Tyco Flow Control’s board of directors will determine the time of the issuance, the issue price, the manner in which the new registered shares have to be paid, the date from which the new registered shares carry the right to dividends and, subject to the provisions of Tyco Flow Control’s articles of association, the conditions for the exercise of preemptive rights and the allotment of preemptive rights that have not been exercised. Tyco Flow Control’s board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or registered shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of Tyco Flow Control.

In an authorized capital increase, Tyco Flow Control’s shareholders will have preemptive rights to obtain newly issued registered shares in an amount proportional to the par value of the registered shares they already hold. Tyco Flow Control’s board of directors, however, may withdraw or limit these preemptive rights in certain circumstances as set forth in Tyco Flow Control’s articles of association. For further details on these circumstances, see “—Preemptive Rights and Advance Subscription Rights.”

Conditional Share Capital

Tyco Flow Control’s board of directors from time to time may authorize Tyco Flow Control to issue bonds (including convertible bonds and bonds with options), notes, options, warrants or other Securities in each case that represent a right to exchange, convert or exercise the security for Tyco Flow Control shares (collectively, “Rights”). Tyco Flow Control’s articles of association will permit issuance of shares in connection with the exercise of such Rights without obtaining additional shareholder approval, up to a maximum aggregate amount of 50% of the share capital registered in the commercial register.

A specific number of shares, which are referred to collectively as “Conditional Share Capital,” will be allotted in the articles to two categories: (a) shares issued through the exercise of Rights granted to third parties or shareholders in connection with bonds, notes, options, warrants and other similar securities issued by Tyco Flow Control or one of its subsidiaries in national or international capital markets or pursuant to contractual obligations of Tyco Flow Control, one of its subsidiaries, or any of their respective predecessors and (b) shares issued through the exercise of options and other similar Rights granted to members of the board of directors, members of the executive management, employees, contractors, consultants or other persons providing services to Tyco Flow Control or any of Tyco Flow Control’s subsidiaries or affiliates.

Other Classes or Series of Shares

New shares with increased voting rights may not be issued without a shareholder resolution passed by at least two-thirds of the shares represented at the general meeting of shareholders.

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code of Obligations (the “Swiss Code”), other than in the instances covered above under “—Authorized Share Capital,” and “—Conditional Share Capital,” the prior approval of a general meeting of shareholders is required to authorize the issuance of registered shares. Shareholders generally will have preemptive rights in relation to such registered shares in proportion to the respective par values of their holdings. In addition, shareholders generally have advance subscription rights in relation to conversion, option, exchange, warrant or similar rights for the subscription of shares in connection with convertible bonds, notes, options, warrants or other similar securities convertible or exercisable for shares in proportion to the respective par values of their holdings.

Shareholders with the affirmative vote of at least two-thirds of the shares represented at the general meeting of shareholders may withdraw or limit preemptive rights for valid reasons, such as a merger or an acquisition, or for any of the reasons authorizing Tyco Flow Control’s board of directors to withdraw or limit preemptive rights of shareholders in the context of an authorized capital increase as described below. Shareholders also may withdraw or limit advance subscription rights for similar valid reasons, including for financing or refinancing purposes or for any of the reasons authorizing Tyco Flow Control’s board of directors to withdraw or limit advance subscription rights of shareholders in the context of a conditional capital increase as described below.

To the extent that the general meeting of shareholders has approved the creation of authorized or conditional capital, Tyco Flow Control’s articles of association authorize the board of directors to withdraw or limit preemptive and advance subscription rights, for valid reasons, to Tyco Flow Control’s board of directors in the circumstances described below under “—Limitation of Rights with Respect to Authorized Share Capital” and “—Limitation of Rights with Respect to Conditional Share Capital.”

Limitation of Rights with Respect to Authorized Share Capital

When issuing registered shares from authorized capital, Tyco Flow Control’s board of directors may withdraw or limit preemptive rights:

•	if the issue price of the new registered shares is determined by reference to the market price; or

•

for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any such transactions, or for the financing of new investment plans of Tyco Flow Control; or

•

for purposes of broadening the shareholder constituency of Tyco Flow Control in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

•

for purposes of granting an over-allotment option (including options with respect to any security convertible into shares, such as convertible debt securities or otherwise) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s); or

•

for the participation of members of the board of directors, members of the executive management, employees, contractors, consultants or other persons performing services for the benefit of Tyco Flow Control or any of its subsidiaries or affiliates; or

•

(i) following a person becoming, and for so long as to the knowledge of the board of directors such person remains, a beneficial owner (as defined in the articles of association) of shares in excess of 10% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer that is recommended by the board of directors, or (ii) for the defense of an actual, threatened or potential unsolicited takeover bid, in relation to which the board of directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the board of directors has not found the takeover bid to be fair to the shareholders.

Limitation of Rights with Respect to Conditional Share Capital

Conditional Share Capital for Financing Purposes

In connection with the issuance of bonds, notes, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for Tyco Flow Control shares, the preemptive rights of shareholders are excluded and Tyco Flow Control’s board of directors may restrict or exclude advance subscription rights (i) if the issuance is for purposes of financing or refinancing the acquisition of a company or business, part of a business, or a new investment by Tyco Flow Control, or its subsidiaries (in equity or otherwise), (ii) if the issuance occurs in the national or international capital markets or through a private placement or (iii) (x) following a person becoming, and for so long as to the knowledge of the board of directors such person remains, a beneficial owner (as defined in the articles of association) of shares in excess of 10% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer that is recommended by the board of directors, or (y) for the defense of an actual, threatened or potential takeover bid, in relation to which the board of directors, upon consultation with an independent financial advisor, has not recommended to the shareholders acceptance on the basis that the board of directors has not found the takeover bid to be fair to the shareholders.

If the advance subscription rights are restricted or excluded:

•	the respective financial instruments must be placed or entered into at market conditions;

•	the instruments or obligations may be converted, exercised or exchanged during a maximum period of 30 years; and

•

the conversion, exchange or exercise price, if any, for the instrument or obligation must be set with reference to the market conditions prevailing at the date on which the instrument or obligation is issued or entered into.

Conditional Share Capital for Employee Participation Purpose. The preemptive rights and the advance subscription rights of shareholders are excluded with respect to shares issued from Tyco Flow Control’s conditional share capital to directors, employees, contractors, consultants or other persons providing services to Tyco Flow Control or any of its subsidiaries.

Dividends

Under Swiss law, dividends may be paid out only if the corporation has sufficient distributable profits from the previous fiscal year, or the corporation has distributable reserves, each as evidenced by the audited annual parent company statutory balance sheet. Distributable reserves are generally booked either as “free reserves” or as “contributed surplus” (contributions received from shareholders) in the “reserve from capital contributions” (Gesetzliche Reserve aus Kapitaleinlagen). Any distribution of dividends must be approved by an absolute majority of the shares represented in person or by proxy at a general meeting of shareholders. Although Tyco Flow Control’s board of directors may propose a dividend distribution to Tyco Flow Control’s shareholders, no dividend can be paid out without a shareholder resolution approving it. Payments out of registered share capital—the aggregate par value of a company’s registered shares—must be made by way of a capital reduction. See “Reduction of Share Capital.”

Under the Swiss Code Tyco Flow Control’s net assets must be greater than the sum of its nominal share capital, the “general reserve” (20% of Tyco Flow Control’s nominal share capital) and the reserve for treasury shares before any distribution may be made. Under current practice, any excess amount of net assets is generally available for distribution to the shareholders. If such distribution is made out of “contributed surplus,” no Swiss Withholding tax will apply. Swiss corporations generally must maintain a separate parent company “statutory” balance sheet in Swiss francs for the purpose of determining the amounts available for the return of capital to shareholders, or a distribution of dividends. A special audit report must confirm that a dividend proposal made to shareholders conforms with the requirements of the Swiss Code and Tyco Flow Control’s articles of association.

Tyco Flow Control intends to declare any dividend in U.S. dollars subject to a cap defined in Swiss francs. The deduction from Tyco Flow Control’s reserve, which is required to be made in Swiss francs, is typically determined based on the U.S. dollar/CHF exchange rate in effect at the relevant times.

Repurchases of Registered Shares

The Swiss Code limits a corporation’s ability to hold or repurchase its own registered shares. Tyco Flow Control and its subsidiaries may only repurchase shares to the extent that sufficient distributable reserves are available, as described under “—Dividends.” The aggregate par value of Tyco Flow Control’s registered shares held by us and Tyco Flow Control’s subsidiaries may not exceed 10% of Tyco Flow Control’s registered share capital. Tyco Flow Control may repurchase its registered shares beyond the statutory limit of 10%, however, if such a repurchase is approved by a shareholder resolution passed at a general meeting and the repurchased shares are dedicated for cancellation. Any registered shares so repurchased will then be cancelled at the next general meeting upon the approval of an absolute majority of the shares represented in person or by proxy at such general meeting. Repurchased registered shares held by us or Tyco Flow Control’s subsidiaries do not carry any voting rights at a general meeting of shareholders and typically do not receive the economic benefits generally associated with the shares.

Reduction of Share Capital

Capital distributions in the form of a distribution of cash or property may result in a reduction of Tyco Flow Control’s nominal share capital recorded in the commercial register. Such a capital reduction requires the approval of an absolute majority of the shares represented in person or by proxy at a general meeting of shareholders. A special audit report must confirm that creditors’ claims remain fully covered despite the reduction to the nominal share capital recorded in the commercial register. Upon approval of the nominal share capital reduction, the board of directors must give public notice of the resolution three times in the Swiss Official Gazette of Commerce and notify creditors that they may request, within two months of the third publication, satisfaction of, or security for, their claims.

General Meetings of Shareholders and Voting Rights

General Meetings of Shareholders

The general meeting of shareholders will be Tyco Flow Control’s supreme corporate body. Ordinary and extraordinary shareholders’ meetings may be held. The following powers will be vested exclusively in the shareholders’ meeting:

•	adoption and amendment of Tyco Flow Control’s articles of association;

•	election and removal of members of the board of directors and the auditors;

•	approval of the annual business report, the stand-alone statutory financial statements and the combined financial statements;

•

payments of dividends and any other distributions of capital to shareholders, excluding share repurchases below 10% of the registered share capital, to the extent that sufficient freely distributable reserves are available;

•	discharge of the members of the board of directors from liability for business conduct during the previous fiscal year to the extent such conduct is known to the shareholders; and

•

any other resolutions that are submitted to a general meeting of shareholders pursuant to law, Tyco Flow Control’s articles of association or by voluntary submission by the board of directors, unless a matter is within the exclusive competence of the board of directors pursuant to the Swiss Code.

Under the Swiss Code and Tyco Flow Control’s articles of association, Tyco Flow Control must hold an annual, ordinary general meeting of shareholders within six months after the end of its fiscal year for the purpose of approving the annual financial statements and the annual business report and for conducting the annual election of directors for the class whose term has expired. Annual general meetings of shareholders may be convened by the board of directors or, under certain circumstances, by the auditors. A general meeting of shareholders can be held anywhere.

The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the relevant general meeting of shareholders. The notice of a meeting must state the items on the agenda, the proposals of the board of directors and the shareholders who requested that a shareholders’ meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates. No resolutions may be passed at a shareholders’ meeting concerning agenda items for which proper notice was not given, except for proposals made during a shareholders’ meeting to convene an extraordinary shareholders’ meeting or to initiate a special investigation. No prior notice will be required to bring motions related to items already on the agenda or for the discussion of matters as to which no resolution will be taken.

A special general meeting of shareholders may be called upon the resolution of Tyco Flow Control’s board of directors or, under certain circumstances, by the auditors. In addition, Tyco Flow Control’s board of directors is required to convene a special general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 10% of the shares with voting rights specifying the items for the agenda and their proposals, or if it appears from the parent company annual statutory balance sheet that half of Tyco Flow Control’s share capital and reserves are not covered by Tyco Flow Control’s assets. In the latter case, Tyco Flow Control’s board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Under Tyco Flow Control’s articles of association and the Swiss Code, any holder of record of shares with a par value of at least 1 million Swiss francs may request that an item be included on the agenda of a general meeting of shareholders and may nominate one or more directors for election. A request for inclusion of an item on the agenda or a nomination of a director must be in writing, must specify the items and proposals and must be submitted in accordance with certain advance notice procedures set forth in Tyco Flow Control’s articles of association.

Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Tyco Flow Control’s annual report and auditors’ report must be made available for inspection by the shareholders at Tyco Flow Control’s place of incorporation no later than 20 days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.

Voting

Each registered share carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in the share register or by a duly appointed proxy of a registered shareholder or nominee, which proxy need not be a shareholder. Tyco Flow Control’s articles of association will contain a provision regarding voting rights that is customary for Swiss companies. This provision provides that, to be able to exercise voting rights, holders of shares must apply for registration in Tyco Flow Control’s share register (Aktienregister) as shareholders with voting rights. Registered holders of shares may obtain the form of declaration from Tyco Flow Control’s transfer agent, which will be Wells Fargo. In order to exercise their voting rights, subject to exceptions granted by the board of directors, shareholders will be required to disclose their name and address and that they have acquired their shares in their name and for their account. Persons not expressly declaring themselves to be holding shares for their own account will not be registered as shareholders with voting rights. A person or legal entity that directly or indirectly, formally, constructively or beneficially owns or otherwise controls voting rights with respect to 20% or more of the registered share capital recorded in the Commercial Register will be entered in the Commercial Register as a shareholder with voting rights equal to 20% of registered shares less one share only (the “Cap”). Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares are considered as one shareholder, or nominee. Certain exceptions exist with regard to the registration of and the voting by nominees. Failing registration (in person or through a proxy) as shareholders with voting rights, shareholders may not participate in, or vote at, Tyco Flow Control’s shareholders’ meetings, but will be entitled to dividends, preemptive rights and liquidation proceeds. Only shareholders that are registered as shareholders with voting rights on the relevant record date are permitted to participate in and vote at a general shareholders’ meeting. A beneficial owner will not be allowed to cast votes in excess of the Cap. Shareholders holding their shares through a bank, broker or other nominee will not automatically be registered as shareholders in Tyco Flow Control’s share register. If any such shareholder wishes to be registered in Tyco Flow Control’s share register, such shareholder should contact the bank, broker or other nominee through which it holds shares. If any such shareholder wishes to exercise its voting rights, such shareholder should follow the instructions provided by such bank, broker or other nominee or, absent instructions, contact such bank broker or other nominee for instructions.

Treasury shares, whether owned by us or one of Tyco Flow Control’s majority-owned subsidiaries, will not be entitled to vote at general meetings of shareholders.

Pursuant to Tyco Flow Control’s articles of association, the shareholders generally pass resolutions by the affirmative vote of holders of an absolute majority of shares represented and entitled to be voted with respect to the relevant resolution or election at a general meeting of shareholders. Abstentions will be included in the calculation of the number of shares represented at the meeting for purposes of determining whether a quorum has been achieved and in the number of shares entitled to vote on a matter. Broker non-votes will also be included in the calculation of the number of shares represented at the meeting for purposes of determining whether a quorum has been achieved but will not be included in determining the number of shares represented at the meeting and entitled to be voted with respect to the relevant resolution or election. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at the meeting, but the nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular matter. Such nominees may exercise discretion in voting on routine matters, but may not exercise discretion and therefore may not vote on non-routine matters including on the election of directors.

With respect to the election of directors, each holder of registered shares entitled to vote at the election has the right to vote, in person or by proxy, the number of registered shares held by him for as many persons as there are directors to be elected. Directors are elected by the affirmative vote of a majority of the votes cast (in person or by proxy) at the general meeting of shareholders. At any election in which the Chairman determines that the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, directors are elected by the affirmative vote of a plurality of the votes cast (in person or by proxy) at the general meeting of shareholders. Abstentions and broker non-votes shall not be included in the calculation of votes cast with respect to such election. A “plurality” means that the individual who receives the largest number of votes cast for a board seat is elected to that board seat. Tyco Flow Control’s articles of association do not provide for cumulative voting for the election of directors. Tyco Flow Control’s board of directors will be divided into three classes, with each class serving a three-year term. The classes must be substantially equivalent in size.

The acting chair may direct that elections be held by use of an electronic voting system. Electronic resolutions and elections will be considered equal to resolutions and elections taken by way of a written ballot.

Supermajority Voting

The Swiss Code and/or Tyco Flow Control’s articles of association require the affirmative vote of at least two-thirds of the shares represented (in person or by proxy) at a general meeting of shareholders to approve the following matters:

•	a change of the company purpose;

•	the creation of shares with privileged voting rights;

•	a change to the articles regarding share registration and the Cap;

•	the restriction of the transferability of registered shares;

•	the waiver, reduction or withdrawal of restrictions upon the transfer of registered shares;

•	an increase of capital, authorized or subject to a condition;

•	an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits;

•	the limitation or withdrawal of pre-emptive rights;

•	a change of the domicile of Tyco Flow Control;

•	the liquidation of Tyco Flow Control;

•	the removal with or without cause of a serving director;

•	a change in the size of the board of directors without recommendation of the board of directors;

•	the merger, demerger or conversion of Tyco Flow Control; and

•	the conversion of registered shares into bearer shares and vice versa.

The approval of at least 75% of the shares represented at the general meeting of shareholders will be required to approve the following matters:

•	a change to the timing of the general meeting;

•	a change to the article regarding the rights of shareholders to propose agenda items for general meetings of shareholders;

•	a change to the article regarding voting rights (other than the Cap);

•	a change to the article regarding the passage of resolutions and election of directors at general meetings of shareholders;

•	a change to the length of terms of board members;

•	a change to the organization of the board of directors;

•	a change to the duties of directors;

•	a change to the procedures for the dissolution or liquidation of Tyco Flow Control;

•	an amendment to the articles with regard to changing the voting requirement to remove a director or change the size of the board; and

•	an amendment to the articles with regard to changing the supermajority requirements.

Swiss law also imposes a two-thirds supermajority voting requirement in connection with the sale of “all or substantially all of the assets” of a corporation. See “—Other Rights and Share Information—Compulsory Acquisitions; Appraisal Rights.” The same supermajority voting requirements apply to resolutions with respect to transactions governed by the Swiss Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”). Furthermore, the Merger Act requires an affirmative vote of 90% of the outstanding registered shares for so-called “cash-out” or “squeeze-out” mergers. In these limited circumstances, an acquirer controlling 90% of the outstanding registered shares may acquire shares of minority shareholders of the corporation in exchange for compensation other than shares of the acquiring company, for instance, cash or securities of a parent corporation of the acquirer or shares of another corporation.

New York Stock Exchange Voting Requirements

In addition to shareholder approvals required by Swiss law and the articles of association, the NYSE requires a majority shareholder vote with at least 50% of shares represented for certain matters, including:

•	the approval of equity compensation plans (or amendments to such plans);

•

the issuance of shares equal to or in excess of 20% of the voting power of the shares outstanding before the issuance of such shares (subject to certain exceptions, such as public offerings for cash and certain bona fide private placements);

•	certain issuances of shares to related parties; and

•	issuances of shares that would result in a change of control.

Presence Quorum for General Meetings

Tyco Flow Control’s articles of association will provide that all resolutions and elections made at a shareholders’ meeting require the presence, in person or by proxy, of a majority corresponding to a half plus one of all shares entitled to vote, with abstentions and broker non-votes being regarded as present for purposes of establishing a quorum of shareholders.

Other Rights and Share Information

Inspection of Books and Records

Under the Swiss Code, a shareholder has a right to inspect the share register with regard to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss corporation may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of Tyco Flow Control’s business secrets. At a general meeting of shareholders, any shareholder may request information from the board of directors concerning Tyco Flow Control’s affairs. Shareholders also may ask the auditors questions regarding their audit of the company. The board of directors and the auditors must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of the corporation.

Special Investigation

If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, Tyco Flow Control or any shareholder, within 30 calendar days after the general meeting of shareholders, may request the court at Tyco Flow Control’s registered office to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of the share capital or holders of registered shares in an aggregate par value of at least two million Swiss francs may request the court to appoint a special commissioner. The court may issue such an order if the petitioners can demonstrate that the board of directors, any member of the board or an officer infringed the law or Tyco Flow Control’s articles of association and thereby damaged Tyco Flow Control or Tyco Flow Control’s shareholders. The costs of the investigation generally would be allocated to us and only in exceptional cases to the requesting shareholders.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are binding on all shareholders are governed by the Merger Act. A statutory merger or demerger requires that at least two-thirds of the registered votes in each case as represented (in person or by proxy) at a general meeting, vote in favor of the transaction. Under the Merger Act, a “demerger” may take two forms:

•

a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders are compelled to participate in the transaction. See “—General Meetings of Shareholders and Voting Rights.”

Swiss corporations may be acquired through the direct acquisition of their share capital. With respect to corporations limited by shares, the Merger Act permits a “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding registered shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation, for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation. For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that, if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of substantially all of the corporation’s assets will require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the shares represented (in person or by proxy) at a general meeting of shareholders. Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	the corporation sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	the corporation’s assets, after the divestment, are not invested in accordance with the corporation’s statutory business purpose; and

•

the proceeds of the divestment are not earmarked for reinvestment in accordance with the corporation’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the corporation’s business.

Transactions with Interested Shareholders

Under Swiss law, there generally is no prohibition of business combinations with interested shareholders. In certain circumstances, however, shareholders and members of the board of directors of Swiss corporations, as well as certain persons associated with them, must refund any payments they receive that are not made on an arm’s length basis.

Corporate Governance

In addition to articles of association, Swiss corporations enact organizational rules in the form of organizational regulations which further define the tasks and duties of the board of directors and executive management. The organizational regulations are enacted and amended by the board of directors and will be attached as an exhibit to this Prospectus.

Duration; Dissolution; Rights upon Liquidation

Tyco Flow Control’s duration is unlimited. Tyco Flow Control may be dissolved at any time with the approval of shareholders holding at least two-thirds of the registered votes as represented (in person or by proxy) at a general meeting. Dissolution by court order is possible if Tyco Flow Control becomes bankrupt, or for cause at the request of shareholders holding at least 10% of Tyco Flow Control’s registered share capital. Under Swiss law, any surplus arising out of liquidation, after the settlement of all claims of all creditors, will be distributed to shareholders in proportion to the paid-up par value of registered shares held, subject to Swiss withholding tax requirements.

Uncertificated Shares

Tyco Flow Control will be is authorized to issue registered shares in certificated or uncertificated form. Tyco Flow Control intends to use only uncertificated shares in accordance with article 973c of the Swiss Code (Wertrechte). Share certificates will not be available for individual physical delivery but a shareholder may at any time request an attestation of the number of shares held by it, as reflected in the share register.

No Sinking Fund

The registered shares have no sinking fund provisions.

No Redemption and Conversion

The registered shares are not convertible into shares of any other class or series or subject to redemption either by us or by the holder of the shares.

Transfer and Registration of Shares

Subject to the voting rights limitations described above, Tyco Flow Control does not intend to impose any restrictions applicable to the transfer of Tyco Flow Control’s registered shares. So long as the shares constitute intermediated securities within the meaning of FISA, shares may be transferred by crediting the relevant transferred shares to a securities account of the transferee or as otherwise permitted under applicable law.

Tyco Flow Control’s share register will initially be kept by Wells Fargo Bank, N.A. The share register reflects only record owners of Tyco Flow Control’s shares. Beneficial owners of shares who hold shares through a nominee may exercise their shareholders’ rights through the intermediation of such nominee. See also “Voting.” Swiss law does not recognize fractional share interests.

Notices

In accordance with Tyco Flow Control’s articles of association, notices to shareholders are validly made by publication in the Swiss Official Gazette (Schweizerisches Handelsamtsblatt).

Conflict of Interests

Swiss law does not have a general provision on conflict of interest. However, the Swiss Code contains a provision that requires board members and executive officers to safeguard the interest of a company and, in this connection, imposes a duty of loyalty on its board members and executive officers. The duty of loyalty is generally understood to disqualify a director or senior officer of a company from participation in decisions that directly affect such director or officer. A company’s directors and officers are personally liable to the company for breach of this provision. In addition, the Swiss Code contains provisions under which directors and officers engaged in the management of a company are liable to the company, each shareholder and the company’s creditors for damages caused by an intentional or negligent violation of their duties.

Tyco Flow Control’s board members will be required to declare if they are a party to, or otherwise interested in, any contract, transaction or other arrangement with Tyco Flow Control, or in which Tyco Flow Control is otherwise interested, and if they are a director or officer of, or employed by, or a party to any contract or transaction or other arrangement with, or otherwise interested in, any company or other person promoted by Tyco Flow Control or in which Tyco Flow Control is interested. In such a case, the director is required to observe certain notice requirements and receive the approval or authorization of a majority of the disinterested members of the board of directors.

Borrowing Power

Neither Swiss law nor Tyco Flow Control’s articles of association restrict in any way Tyco Flow Control’s power to borrow and raise funds. The decision to borrow funds is made by or upon delegation by Tyco Flow Control’s board of directors; no shareholders’ resolution is generally required in relation to any such borrowing.

Limitation of Liability and Indemnification

Tyco Flow Control’s articles of association will provide that it will indemnify and hold harmless, to the fullest extent permitted by Swiss law, the existing and former members of the board of directors and officers from and against all costs, charges, losses, damages and expenses actually incurred in connection with any threatened, pending or completed actions, suits or proceedings—whether civil, criminal, administrative or investigative—by reason of the fact that such individual was a director or officer; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the board of directors or officer.

Tyco Flow Control will maintain insurance to reimburse Tyco Flow Control’s directors and officers and those of Tyco Flow Control’s subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Tyco Flow Control or its subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, Tyco Flow Control has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

After the Distribution, the transfer agent and registrar for Tyco Flow Control’s common shares will be Wells Fargo.

Listing

Tyco Flow Control intends to list Tyco Flow Control’s common shares on the New York Stock Exchange under the trading symbol “PNR.”

LEGAL MATTERS

The validity of the Tyco Flow Control common shares distributed by Tyco to Tyco shareholders pursuant to the Separation and Distribution Agreement will be passed upon for Tyco Flow Control by Homburger AG. Cravath, Swaine & Moore LLP will provide to Pentair a legal opinion regarding certain U.S. federal income tax matters relating to the Merger. McDermott Will & Emery LLP will provide to Tyco legal opinions regarding certain U.S. federal income tax matters relating to the spin-off and the Merger.

EXPERTS

The consolidated financial statements of Pentair Inc. as of December 31, 2011 and December 31, 2010 and for each of the three years in the period ended December 31, 2011, and the related financial statement schedule, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International Ltd. as of September 30, 2011 and September 24, 2010 and for each of the three years in the period ended September 30, 2011, and the related financial statement schedule included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 with the SEC with respect to our common shares being distributed as contemplated by this Prospectus. This Prospectus is a part of, and does not contain all of the information set forth in, the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to our company and our common shares, please refer to the Registration Statement, including its exhibits and schedules. Statements made in this Prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website referenced in this Prospectus does not and will not constitute a part of this Prospectus or the Registration Statement on Form S-1 of which this Prospectus is a part.

As a result of the Distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

You may request a copy of any of our filings with the SEC at no cost, by writing or telephoning us at the following address:

Tyco Flow Control International Ltd.

Investor Relations

Freier Platz 10

CH-8200 Schaffhausen, Switzerland

Tel: 41-52-633-02-44

Fax: 41-52-633-02-99

We intend to furnish holders of our common shares with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed thereto, by an independent registered public accounting firm.

Pentair files reports (including annual, quarterly and current reports which contain audited financial statements), proxy statements and other information with the SEC. Copies of Pentair’s filings with the SEC are available to investors without charge by request made to Pentair in writing or by telephone with the following contact information or through Pentair’s website at www.pentair.com:

Pentair, Inc.

500 Wayzata Boulevard, Suite 800

Minneapolis, Minnesota 55416

Attention: Investor Relations Department

Tel: (763) 545-1730

Fax: (763) 545-1730

You may also obtain printer-friendly versions of Pentair’s SEC reports at http://pentair.com/investors.aspx. However, Pentair is not incorporating the information on Pentair’s website other than the filings listed below into this Prospectus or the Registration Statement. Pentair’s filings with the SEC are available to the public over the internet at the SEC’s website at www.sec.gov, or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for more information on the public reference facilities.

You should rely only on the information contained in this Prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Prospectus.

INDEX TO COMBINED FINANCIAL STATEMENTS

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

Page
Audited Combined Financial Statements
Report of Independent Registered Public Accounting Firm	B-F-3
Combined Statements of Operations for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009	B-F-4
Combined Balance Sheets as of September 30, 2011 and September 24, 2010	B-F-5
Combined Statements of Cash Flows for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009	B-F-6
Combined Statements of Parent Company Equity for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009	B-F-7
Notes to Combined Financial Statements	B-F-8
Schedule II—Valuation and Qualifying Accounts	B-F-46

INDEX TO COMBINED INTERIM FINANCIAL STATEMENTS

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

Page
Unaudited Combined Financial Statements
Combined Statements of Operations for the six months ended March 30, 2012 and March 25, 2011 (Unaudited)	B-F-47
Combined Balance Sheets as of March 30, 2012 and September 30, 2011 (Unaudited)	B-F-48
Combined Statements of Cash Flows for the six months ended March 30, 2012 and March 25, 2011 (Unaudited)	B-F-49
Combined Statements of Parent Company Equity for the six months ended March 30, 2012 and March 25, 2011 (Unaudited)	B-F-50
Notes to Combined Financial Statements (Unaudited)	B-F-51

B-F-1

INDEX TO FINANCIAL STATEMENTS

PENTAIR, INC. AND SUBSIDIARIES

Page
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	B-F-70
Consolidated Statements of Income for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009	B-F-71
Consolidated Balance Sheets as of December 31, 2011 and December 31, 2010	B-F-72
Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2011 December 31, 2010 and December 31, 2009	B-F-73
Consolidated Statements of Change in Shareholders’ Equity for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009	B-F-74
Notes to Consolidated Financial Statements	B-F-77
Schedule II—Valuation and Qualifying Accounts	B-F-119

INDEX TO INTERIM FINANCIAL STATEMENTS

PENTAIR, INC. AND SUBSIDIARIES

Page
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Statements of Income and Comprehensive Income for the three and six months ended June 30, 2012 and July 2, 2011 (unaudited)	B-F-120
Condensed Consolidated Balance Sheets as of June 30, 2012, December 31, 2011 and July 2, 2011 (Unaudited)	B-F-121
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2012 and July 2, 2011 (Unaudited)	B-F-122
Condensed Consolidated Statements of Changes in Shareholders’ Equity for the six months ended June 30, 2012 and July 2, 2011 (Unaudited)	B-F-123
Notes to Unaudited Consolidated Financial Statements	B-F-124

B-F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Tyco International Ltd. Board of Directors:

We have audited the accompanying combined balance sheet of Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International Ltd. (the “Company”) as of September 30, 2011 and September 24, 2010 and the related combined statements of operations, parent company equity, and of cash flows for each of the three fiscal years in the period ended September 30, 2011. Our audits also included the financial statement schedule listed in the Index at page F-1. The combined financial statements include the accounts of Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International Ltd. (“Tyco”), which are under the common ownership, control and oversight of Tyco. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2011 and September 24, 2010, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the combined financial statements, the Company is comprised of the assets and liabilities used in managing and operating the Company. The combined financial statements also include allocations from Tyco. These allocations may not be reflective of the actual level of assets, liabilities, or costs which would have been incurred had the Company operated as a separate entity apart from Tyco.

DELOITTE & TOUCHE LLP

New York, New York

June 19, 2012

B-F-3

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF OPERATIONS

Fiscal Years Ended September 30, 2011, September 24, 2010 and September 25, 2009

	2011	2010	2009
	($ in millions)
Net revenue	$3,648	$3,381	$3,492
Cost of revenue	2,478	2,251	2,259

Gross profit	1,170	1,130	1,233
Selling, general and administrative expenses	825	772	767
Goodwill impairment	35	—	—
Restructuring, asset impairment and divestiture charges, net (see Notes 2 and 3)	4	27	15

Operating income	306	331	451
Interest income	11	5	7
Interest expense	(52)	(55)	(66)
Other income, net	—	1	—

Income from continuing operations before income taxes	265	282	392
Income tax expense	(112)	(98)	(159)

Income from continuing operations	153	184	233
Income from discontinued operations, net of income taxes	172	17	29

Net income	325	201	262
Less: noncontrolling interest in subsidiaries net income	1	—	—

Net income attributable to Parent Company Equity	$324	$201	$262

Amounts attributable to Parent Company Equity:
Income from continuing operations	$152	$184	$233
Income from discontinued operations	172	17	29

Net income attributable to Parent Company Equity	$324	$201	$262

See Notes to Audited Combined Financial Statements

B-F-4

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED BALANCE SHEETS

As of September 30, 2011 and September 24, 2010

	2011	2010
	($ in millions)
Assets
Current Assets:
Cash and cash equivalents	$122	$146
Accounts receivable trade, less allowance for doubtful accounts of $23 and $35, respectively	716	608
Inventories	772	644
Prepaid expenses and other current assets	180	115
Deferred income taxes	79	73
Assets held for sale	—	322

Total current assets	1,869	1,908
Property, plant and equipment, net	607	499
Goodwill	2,137	1,908
Intangible assets, net	127	66
Other assets	404	301

Total Assets	$5,144	$4,682

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including allocated debt of nil and $98, respectively (see Note 7)	$—	$98
Accounts payable	336	299
Accrued and other current liabilities	532	459
Liabilities held for sale	—	99

Total current liabilities	868	955
Long-term debt, including allocated debt of $859 and $671, respectively (see Note 7)	876	689
Other liabilities	388	401

Total Liabilities	2,132	2,045

Commitments and contingencies (see Note 11)
Redeemable noncontrolling interest (see Note 15)	93	—

Parent Company Equity:
Parent company investment	2,430	2,050
Accumulated other comprehensive income	489	587

Total Parent Company Equity	2,919	2,637

Total Liabilities, Redeemable Noncontrolling Interest and Parent Company Equity	$5,144	$4,682

See Notes to Audited Combined Financial Statements

B-F-5

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 30, 2011, September 24, 2010 and September 25, 2009

	2011	2010	2009
	($ in millions)
Cash Flows From Operating Activities:
Net income attributable to Parent Company Equity	$324	$201	$262
Noncontrolling interest in subsidiaries net income	1	—	—
Income from discontinued operations, net of income taxes	(172)	(17)	(29)

Income from continuing operations	153	184	233

Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	72	67	63
Goodwill impairment	35	—	—
Non-cash compensation expense	12	12	11
Deferred income taxes	21	(37)	27
Provision for losses on accounts receivable and inventory	3	17	26
Other non-cash items	(8)	(1)	4
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	(91)	52	(30)
Inventories	(94)	25	92
Prepaid expenses and other current assets	(21)	23	29
Accounts payable	28	16	(107)
Accrued and other liabilities	(12)	10	10
Income taxes payable	32	41	35
Deferred revenue	10	(2)	39
Other	21	(19)	(56)

Net cash provided by operating activities	161	388	376

Net cash (used in) provided by discontinued operating activities	(8)	20	36

Cash Flows From Investing Activities:
Capital expenditures	(82)	(98)	(100)
Proceeds from sale of fixed assets	3	7	4
Acquisition of businesses, net of cash acquired	(303)	(104)	(3)
Divestiture of businesses, net of cash divested	35	—	—
Other	6	3	1

Net cash used in investing activities	(341)	(192)	(98)

Net cash provided by discontinued investing activities	258	3	65

Cash Flows From Financing Activities:
Repayments of current maturities of long-term debt	(66)	(2)	—
Allocated debt activity	91	(110)	109
Change in due (from) to Tyco and affiliates	(96)	75	(49)
Change in parent company investment	(22)	(270)	(513)
Transfers from discontinued operations	250	23	101

Net cash provided by (used in) financing activities	157	(284)	(352)

Net cash used in discontinued financing activities	(250)	(23)	(101)

Effect of currency translation on cash	(1)	5	1
Net decrease in cash and cash equivalents	(24)	(83)	(73)
Cash and cash equivalents at beginning of year	146	229	302

Cash and cash equivalents at end of year	$122	$146	$229

Supplementary Cash Flow Information:
Interest paid	$48	$50	$62
Income taxes paid, net of refunds	58	93	98

See Notes to Audited Combined Financial Statements

B-F-6

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

Fiscal Years Ended September 30, 2011, September 24, 2010 and September 25, 2009

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
	($ in millions)
Balance as of September 26, 2008	$2,231	$648	$2,879
Comprehensive income:
Net income attributable to Parent Company Equity	262		262
Currency translation		16	16
Retirement plans, net of income tax expense of $1		(12)	(12)

Total comprehensive income			266
Net transfers to Parent	(433)		(433)
Cumulative effect of adopting a new accounting principle, net of income tax expense of nil and $3 (see Note 12)	(1)	8	7

Balance as of September 25, 2009	2,059	660	2,719
Comprehensive income:
Net income attributable to Parent Company Equity	201		201
Currency translation		(68)	(68)
Retirement plans, net of income tax benefit of $1		(5)	(5)

Total comprehensive income			128
Net transfers to Parent	(210)		(210)

Balance as of September 24, 2010	2,050	587	2,637
Comprehensive income:
Net income attributable to Parent Company Equity	324		324
Currency translation		(96)	(96)
Retirement plans net of income tax benefit of nil		(2)	(2)

Total comprehensive income			226
Net transfers from Parent	56		56

Balance as of September 30, 2011	$2,430	$489	$2,919

See Notes to Audited Combined Financial Statements

B-F-7

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Spin-Off—On September 19, 2011, Tyco International Ltd. announced that its board of directors approved a plan to separate Tyco International Ltd. (“Tyco” or “Parent”) into three separate, publicly traded companies (the “Spin-Off”), identifying Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International (the “Company” or “Flow Control”) as one of those three companies. The Spin-Off is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution of all of the equity interest in the flow control business. Upon completion of the Spin-Off, Tyco Flow Control International Ltd. will become the parent of the Company.

Completion of the proposed Spin-Off is subject to certain conditions, including final approval by the Tyco Board of Directors and shareholders, receipt of tax opinions and rulings and the filing and effectiveness of registration statements with the Securities and Exchange Commission (“SEC”). The Spin-Off will also be subject to the completion of any necessary financing.

Basis of Presentation—The Combined Financial Statements include the operations, assets and liabilities of Tyco Flow Control International Ltd., the entity that will be used to effect the separation from Tyco. The Combined Financial Statements also include the combined operations, assets and liabilities of the Flow Control Business of Tyco which are comprised of the legal entities that will be owned by Tyco Flow Control International Ltd. at the time of the Spin-Off. The Combined Financial Statements have been prepared in United States dollars (“USD”) and in accordance with generally accepted accounting principles in the United States (“GAAP”). Unless otherwise indicated, references to 2011, 2010 and 2009 are to Flow Control’s fiscal years ending September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

Additionally, the Combined Financial Statements do not necessarily reflect what the Company’s combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly traded company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying Combined Financial Statements. General corporate overhead, debt and related interest expense have been allocated by Tyco to the Company. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company for the periods presented or the amounts that will be incurred by the Company in the future. Note 7 (“Debt”) provides further information regarding debt related allocations and Note 8 (“Related Party Transactions”) provides further information regarding allocated expenses.

The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2011 was a 53-week year. Fiscal years 2010 and 2009 were 52-week years.

The Company operates and reports financial and operating information in the following three reportable segments:

•	Valves & Controls – Designs, manufactures and markets valves, actuators and controls providing products, services and solutions throughout the energy and process industries.

•

Thermal Controls – Provides complete heat management solutions for heat tracing, floor heating, snow melting and de-icing, fire and performance wiring, specialty heating and sensing for industrial commercial and residential use.

•	Water & Environmental Systems – Designs, manufactures, installs and services products and environmental instrumentation relating to water and wastewater systems and air applications.

The Company also provides general corporate services to our segments and these costs are reported as Corporate.

B-F-8

The Company conducts business through its operating subsidiaries. All intercompany transactions have been eliminated. The results of companies acquired or disposed of during the year are included in the Combined Financial Statements from the effective date of acquisition or up to the date of disposal. See Notes 2 (“Divestitures”) and 4 (“Acquisitions”). References to the segment data are to the Company’s continuing operations.

Use of Estimates—The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenue and expenses. Significant estimates in these Combined Financial Statements include restructuring charges, allowances for doubtful accounts receivable, estimates of future cash flows associated with asset impairments, useful lives for depreciation and amortization, loss contingencies (including legal, environmental and asbestos reserves), insurance reserves, net realizable value of inventories, estimated contract revenue and related costs, income taxes and tax valuation allowances and pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates.

Revenue Recognition—Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass. This is generally when the products reach the free-on-board shipping point, the sales price is fixed and determinable and collection is reasonably assured.

Contract sales for construction-related projects are recorded primarily under the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related total cost of the project at completion. The extent of progress toward completion is generally measured based on the ratio of actual cost incurred to total estimated cost at completion. Revisions to cost estimates as contracts progress have the effect of increasing or decreasing profits each period. Provisions for anticipated losses are made in the period in which they become determinable.

Provisions for certain rebates, sales incentives, trade promotions, product returns and discounts to customers are accounted for as reductions in determining sales in the same period the related sales are recorded. These provisions are based on terms of arrangements with direct, indirect and other market participants. Rebates are estimated based on sales terms, historical experience and trend analysis.

Accounts receivable and other long-term receivables included retainage provisions of $10 million as of September 30, 2011 and $9 million as of September 24, 2010. There were no amounts unbilled as of both September 30, 2011 and September 24, 2010. As of September 30, 2011, the retainage provision included $9 million that is expected to be collected during fiscal year 2012.

Research and Development—Research and development (R&D) expenditures, which amounted to $18 million, $18 million and $11 million for 2011, 2010 and 2009, respectively, are expensed when incurred and are included in cost of revenue. R&D expenses include salaries, direct costs incurred and building and overhead expenses.

Advertising—Advertising costs, which amounted to $8 million, $6 million and $6 million for 2011, 2010 and 2009, respectively, are expensed when incurred and are included in selling, general and administrative expenses.

Acquisition and Integration Costs—Acquisition and integration costs are expensed when incurred and are included in selling, general and administrative expenses.

Translation of non-U.S. Currency—For the Company’s non-U.S. subsidiaries that account in a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using period-end exchange rates. Revenue and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income in the Combined Statement of Parent Company Equity.

B-F-9

Gains and losses resulting from non-U.S. currency transactions are reflected in selling, general and administrative expenses.

Cash and Cash Equivalents—All highly liquid investments with original maturities of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in Flow Control’s receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Inventories—Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value. The Company provides a reserve for estimated inventory obsolescence or unmarketable inventory equal to the difference between the cost of inventory and estimated fair value based on assumptions of future demand and market conditions. The Company ages its inventory with no recent demand and applies various valuation factors based on the length of time since the last demand from customers for such material.

Property, Plant and Equipment, Net—Property, plant and equipment, net is recorded at cost less accumulated depreciation. Depreciation expense for 2011, 2010 and 2009 was $65 million, $62 million and $60 million, respectively. Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	Up to 50 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Other machinery, equipment and furniture and fixtures	2 to 21 years

Long-Lived Asset Impairments—The Company reviews long-lived assets, including property, plant and equipment and amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, the Company groups assets and liabilities at the lowest level for which cash flows are separately identified. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Goodwill and Indefinite-Lived Intangible Asset Impairments—Goodwill and indefinite-lived intangible assets are assessed for impairment annually and more frequently if triggering events occur. See Note 6 (“Goodwill and Intangible Assets”). In performing these assessments, management relies on various factors, including operating results, business plans, economic projections, anticipated future cash flows, comparable transactions and other market data. There are inherent uncertainties related to these factors which require judgment in applying them to the testing of goodwill and indefinite-lived intangible assets for impairment. The Company performs its annual impairment tests for goodwill and indefinite-lived intangible assets on the first day of the fourth quarter of each year.

When testing for goodwill impairment, the Company first compares the fair value of a reporting unit with its carrying amount. Fair value for the goodwill impairment test is determined utilizing a discounted cash flow analysis based on the Company’s future budgets discounted using market participants’ weighted-average cost of capital and market indicators of terminal year cash flows. Other valuation methods are used to corroborate the discounted cash flow method. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired and further tests are performed to measure the amount of impairment loss. In the

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second step of the goodwill impairment test, the Company compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess of the carrying amount of goodwill over its implied fair value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill.

Parent Company Investment—Parent company investment in the Combined Balance Sheets represents Tyco’s historical investment in the Company, the Company’s accumulated net earnings after taxes and the net effect of transactions with and allocations from Tyco. Note 8 (“Related Party Transactions”) provides additional information regarding the allocation to the Company of various expenses incurred by Tyco.

Product Warranty—The Company records estimated product warranty costs at the time of sale. Products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. Standard product warranties are implicit in our sales. However, in certain of our businesses, customers may negotiate additional warranties as an element of the purchase contract or as a separately purchased component. The warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor and in certain instances estimated property damage.

Environmental Costs—The Company is subject to laws and regulations relating to protecting the environment. It provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. See Note 11 (“Commitments and Contingencies”).

Income Taxes—For purposes of the Company’s Combined Financial Statements, income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from Tyco (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented. The calculation of income taxes for the Company on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, the Company has largely operated within Tyco’s group of legal entities, including several U.S. consolidated tax groups, various non-U.S. tax groups and stand alone non-U.S. subsidiaries. In certain instances, tax losses and credits utilized by the Company within the Tyco group of entities may not be available to the Company going forward. In other instances, tax losses or credits generated by Tyco’s other businesses will be available to the Company going forward after the Distribution.

In determining taxable income for the Company’s Combined Financial Statements, the Company must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating the Company’s ability to recover its deferred tax assets the Company considers all available evidence, positive and negative, including its past operating results, the existence of cumulative losses in the most recent years and its forecast of future taxable income. In estimating future taxable income, the Company develops assumptions including the amount of future pre-tax income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates it is using to manage the underlying businesses.

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The Company currently has recorded valuation allowances that it will maintain until it is more-likely-than-not the deferred tax assets will be realized. The Company’s income tax expense recorded in the future may be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income including but not limited to any future restructuring activities may require that the Company record an additional valuation allowance against its deferred tax assets. An increase in the valuation allowance could result in additional income tax expense in such period and could have a significant impact on the Company’s future earnings.

The tax carryforwards reflected in the Company’s Combined Financial Statements are calculated on a hypothetical stand-alone income tax return basis. The tax carryforwards include net operating losses and tax credits. The Company’s post spin-off tax carryforwards will be different than those reflected in the Company’s Combined Financial Statements.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the affect of a tax rate or law change on the Company’s deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on the Company’s results of operations, financial condition or cash flows.

In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determine the liabilities are no longer necessary. For purposes of the Company’s Combined Financial Statements, these estimated tax liabilities have been computed on a separate return basis.

Asbestos-Related Contingencies and Insurance Receivables—The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. The Company’s estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is predominantly based on claim experience over the past five years, and a projection which covers claims expected to be filed, including related defense costs, over the next seven years on an undiscounted basis. Due to the high degree of uncertainty regarding the pattern and length of time over which claims will be made and then settled or litigated, the Company uses multiple estimation methodologies based on varying scenarios of potential outcomes to estimate the range of loss. The Company has concluded that estimating the liability beyond the seven year period will not provide a reasonable estimate, as these uncertainties increase significantly as the projection period lengthens. However, it is possible claims will be received beyond the seven year period.

In connection with the recognition of liabilities for asbestos-related matters, the Company records asbestos-related insurance recoveries that are probable. The Company’s estimate of asbestos-related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In determining the amount of insurance recoverable, the Company considers a number of factors, including available insurance, allocation methodologies, solvency and creditworthiness of the insurers.

Insurable Liabilities—The Company insures workers’ compensation, property, product, general and auto liabilities through a wholly owned subsidiary of Tyco, a captive insurance company, which retains the risk of

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loss. The captive’s policies covering these risks are deductible reimbursement policies. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third-party insurance companies.

These insurance costs have been allocated to the Company on a specific identification basis by Tyco. Management believes the allocations are reasonable; however, they may not be indicative of the actual insurance costs of the Company had the Company been operating as an independent, stand-alone entity for the periods presented. See Note 8 (“Related Party Transactions”).

Recently Issued Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the Combined Statements of Parent Company Equity. The amendment will not impact the accounting for OCI, but only its presentation in the Company’s Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income by component. The guidance must be applied retrospectively and is effective for the Company in the first quarter of fiscal year 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

In September 2011, the FASB issued authoritative guidance which expanded and enhanced the existing disclosures related to multi-employer pension and other postretirement benefit plans. The amendments require additional quantitative and qualitative disclosures to provide more detailed information including the significant multi-employer plans in which the Company participates, the level of the Company’s participation and contributions, and the financial health and indication of funded status, which will provide users of financial statements with a better understanding of the employer’s involvement in multi-employer benefit plans. The guidance must be applied retrospectively and is effective for the Company for the fiscal year 2012 annual period, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance along with what impact, if any, the guidance will have on its annual disclosures.

In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not, defined as having a likelihood of more than fifty percent, that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal year 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

2. DIVESTITURES

From time to time, the Company may dispose of businesses that do not align with its long-term strategy.

Fiscal Year 2011

On July 22, 2011, the Company sold its Israeli water business which was part of the Company’s Water & Environmental Systems segment. The sale was completed for approximately $35 million in cash proceeds and a

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$7 million pre-tax gain was recorded within restructuring, asset impairment and divestiture charges, net in the Company’s Combined Statements of Operations.

On September 30, 2010, the Company sold its European water business which was part of the Company’s Water & Environmental Systems segment. The sale was completed for approximately $264 million in cash proceeds, net of $7 million of cash divested on sale, and a pre-tax gain of $174 million was recorded, which was largely exempt from tax. The gain was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statements of Operations.

Fiscal Year 2010

During fiscal year 2010, the Company completed the sale of its KD Valves business which was part of the Company’s Valves & Controls segment. The sale was completed for approximately $9 million in cash proceeds, net of $2 million of cash divested on sale, and a pre-tax gain of $1 million was recorded. The gain was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statements of Operations. Additionally, during the third quarter of 2010, the Company approved a plan to sell its European water business, which subsequently closed on September 30, 2010 as discussed in fiscal year 2011 above. These businesses met the held for sale and discontinued operations criteria and were included in discontinued operations for all periods presented.

Fiscal Year 2009

In July 2008, the Company substantially completed the sale of its Infrastructure Services business, which met the criteria to be presented as discontinued operations. In order to complete the sale of the remaining Infrastructure Services businesses, Earth Tech Brasil Ltda. (“ET Brasil”), the Earth Tech UK businesses and certain assets in China, the Company was required to obtain consents and approvals to transfer the legal ownership of the businesses and assets. By the fourth quarter of fiscal year 2009, the Company received all the necessary consents and approvals to transfer the legal ownership of the businesses and assets and received cash proceeds of $61 million. As a result of the fiscal year 2009 dispositions, a net pre-tax gain of $33 million was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statements of Operations for the year ended September 25, 2009.

During fiscal year 2009, the Company completed the sale of its Manibs business, which was part of the Company’s Water & Environmental Systems segment. The sale was completed for approximately $2 million of cash proceeds and a pre-tax loss of $5 million was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statements of Operations. The Company also completed the sale of its Nu Torque business, which was part of the Company’s Valves & Controls segment. The sale was completed for approximately $5 million of cash proceeds and a pre-tax loss of $1 million was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statements of Operations. Both business met the held for sale and discontinued operations criteria and were included in discontinued operations for all periods presented.

Financial information related to discontinued operations is as follows ($ millions):

	2011	2010	2009
Net revenue	$3	$330	$373

Pre-tax (loss) income from discontinued operations	$(5)	$28	$18
Pre-tax income (loss) on sale of discontinued operations	173	(1)	20
Income tax benefit (expense)	4	(10)	(9)

Income from discontinued operations, net of income taxes	$172	$17	$29

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There were no material pending divestitures as of September 30, 2011. Balance sheet information for material pending divestitures as of September 24, 2010 was as follows ($ in millions):

2010
Accounts receivable, net	$70
Inventories	71
Prepaid expenses and other current assets	11
Property, plant and equipment, net	59
Goodwill and intangible assets, net	105
Other assets	6

Total assets	$322

Accounts payable	43
Accrued and other current liabilities	32
Other liabilities	24

Total liabilities	$99

3. RESTRUCTURING AND ASSET IMPAIRMENT CHARGES, NET

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs as are described below.

The Company recorded restructuring and asset impairment charges, net by program and classified these in the Combined Statement of Operations as follows ($ in millions):

	For the Year Ended September 30, 2011	For the Year Ended September 24, 2010	For the Year Ended September 25, 2009
2011 program	$11	$—	$—
2009 program	(1)	27	18

Total restructuring and asset impairment charges, net	$10	$27	$18

Charges reflected in cost of revenue	$—	$1	$3
Charges (credits) reflected in selling, general and administrative (“SG&A”)	(1)	(1)	—
Charges reflected in restructuring, asset impairment and divestiture charges, net	11	27	15

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2011 Program

Restructuring and asset impairment charges, net, during the year ended September 30, 2011 are as follows ($ in millions):

	For the Year Ended September 30, 2011
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in SG&A	Total
Valves & Controls	$3	$3	$(1)	$5
Thermal Controls	2	—	—	2
Water & Environmental Systems	4	—	—	4

Total	$9	$3	$(1)	$11

The rollforward of the reserves from September 24, 2010 to September 30, 2011 is as follows ($ in millions):

Balance as of September 24, 2010	$—
Charges	13
Reversals	(1)
Utilization	(6)

Balance as of September 30, 2011	$6

Restructuring reserves for businesses that have met the held for sale criteria are included in liabilities held for sale on the Combined Balance Sheets and excluded from the table above. See Note 2 (“Divestitures”).

2009 Program

Restructuring and asset impairment charges, net, during the years ended September 30, 2011, September 24, 2010 and September 25, 2009 related to the restructuring actions identified during fiscal year 2010 and 2009 are as follows ($ in millions):

	For the Year Ended September 30, 2011
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Charges Reflected in SG&A	Total
Valves & Controls	$(1)	$—	$—	$—	$(1)
Thermal Controls	—	—	—	—	—
Water & Environmental Systems	—	—	—	—	—
Corporate	—	—	—	—	—

Total	$(1)	$—	$—	$—	$(1)

	For the Year Ended September 24, 2010
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Charges Reflected in SG&A	Total
Valves & Controls	$11	$7	$—	$(1)	$17
Thermal Controls	2	1	—	—	3
Water & Environmental Systems	3	—	—	—	3
Corporate	3	—	1	—	4

Total	$19	$8	$1	$(1)	$27

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	For the Year Ended September 25, 2009
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Total
Valves & Controls	$5	$4	$—	$9
Thermal Controls	3	—	—	3
Water & Environmental Systems	2	2	—	4
Corporate	2	(3)	3	2

Total	$12	$3	$3	$18

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the 2009 Program are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Charges Reflected in SG&A	Total
Valves & Controls	$15	$11	$—	$(1)	$25
Thermal Controls	5	1	—	—	6
Water & Environmental Systems	5	2	—	—	7
Corporate	5	(3)	4	—	6

Total	$30	$11	$4	$(1)	$44

The rollforward of the reserves from September 24, 2010 to September 30, 2011 is as follows ($ in millions):

Balance as of September 24, 2010	$12
Charges	3
Reversals	(4)
Utilization	(9)

Balance as of September 30, 2011	$2

Restructuring reserves for businesses that have met the held for sale criteria are included in liabilities held for sale on the Combined Balance Sheets and excluded from the table above. See Note 2 (“Divestitures”).

Total Restructuring Reserves

As of September 30, 2011 and September 24, 2010, restructuring reserves related to all programs were included in the Company’s Combined Balance Sheets as follows ($ in millions):

	As of September 30, 2011	As of September 24, 2010
Accrued and other current liabilities	$8	$12

4. ACQUISITIONS

Fiscal Year 2011

During the year ended September 30, 2011, cash paid for acquisitions included in continuing operations totaled $303 million, net of cash acquired of $1 million, which primarily related to the acquisition of KEF Holdings Ltd. (“KEF”). On June 29, 2011, the Company’s Valves & Controls segment acquired a 75% equity

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interest in privately-held KEF, a vertically integrated valve manufacturer in the Middle East for approximately $295 million, net of cash acquired of $1 million.

In connection with the acquisition of KEF during the year ended September 30, 2011, the Company acquired $64 million of debt, substantially all of which was paid as of September 30, 2011. In accordance with the terms and conditions of the KEF acquisition agreement, beginning the first full fiscal quarter following the third anniversary of the KEF acquisition date, the Company has the right to acquire and the noncontrolling interest stakeholder has the right to sell to the Company the remaining 25% equity interest for the greater of $100 million or a multiple of KEF’s average earnings before income taxes, depreciation and amortization (“EBITDA”) for the prior twelve consecutive fiscal quarters. As the right to sell is exercisable by the noncontrolling interest stakeholder, the remaining 25% equity interest has been accounted for as a redeemable noncontrolling interest. See Note 15 (“Redeemable Noncontrolling Interest”).

Fiscal Year 2010

During the year ended September 24, 2010, cash paid for acquisitions included in continuing operations totaled $104 million, net of cash acquired of $1 million. These acquisitions were made by the Company’s Valves & Controls segment, which acquired two Brazilian valve companies, including Hiter Industria e Comercio de Controle Termo- Hidraulico Ltda (“Hiter”), a valve manufacturer which serves a variety of industries including the oil & gas, chemical and petrochemical markets.

Fiscal Year 2009

During the year ended September 25, 2009, cash paid for acquisitions included in continuing operations totaled $3 million, net of cash acquired of $1 million.

5. INCOME TAXES

The Company’s operating results have been included in Tyco’s various consolidated U.S. federal and state income tax returns, as well as included in many of Tyco’s tax filings for non-U.S. jurisdictions. For purposes of the Company’s Combined Financial Statements, income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from Tyco. Additionally, the carve-out financial statements reflect the Company as having the same historic structure of Tyco as a Swiss based company. At the time of the proposed Spin-Off, the Company will be Swiss domiciled. The Separate Return Method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented.

Tyco Flow Control International Ltd. a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax. At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax. Consequently, Tyco Flow Control International Ltd. expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.

The Company conducts operations through its various subsidiaries in a number of countries throughout the world. Income (loss) from continuing operations before income taxes is as follows ($ in millions):

	2011	2010	2009
Swiss	$33	$34	$(17)
Non-Swiss	232	248	409

Total	$265	$282	$392

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The current and deferred components of the income tax provision for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

	2011	2010	2009
Current income tax provision	$91	$135	$132
Deferred income tax provision (benefit)	21	(37)	27

Income tax expense	$112	$98	$159

Effective tax rate	42.3%	34.8%	40.6%

The reconciliation between the effective tax rate on income from continuing operations and the Swiss Holding Company statutory tax rate of 7.83% for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

	2011	2010	2009
Tax at the statutory tax rate	$21	$22	$31
Increases (decreases) in taxes due to:
Taxes on earnings subject to rates different than the Swiss rate	64	67	112
Nondeductible charges	19	10	16
Nondeductible goodwill impairment	11	—	—
Other, net	(3)	(1)	—

Provision for income taxes	$112	$98	$159

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset as of September 30, 2011 and September 24, 2010 are as follows ($ in millions):

	2011	2010
Deferred tax assets:
Goodwill	$198	$173
Accrued liabilities and reserves	60	70
Tax loss and credit carryforwards	81	87
Postretirement benefits	25	27
Inventories	35	34
Other	24	7

	$423	$398

Deferred tax liabilities:
Property, plant and equipment	(10)	(7)

	2011	2010
Intangible assets	(56)	(51)
Other	(19)	—

	$(85)	$(58)

Net deferred tax asset before valuation allowance	338	340
Valuation allowance	(261)	(230)

Net deferred tax asset	$77	$110

The goodwill deferred tax asset relates to a prior internal restructuring which resulted in a step up in tax goodwill with no change in book goodwill. The Company’s contribution to Tyco’s tax losses and tax credits on a separate return basis has been included in these Combined Financial Statements. In certain instances, tax losses

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and tax credits generated by Tyco’s other businesses will be available to the Company after the Distribution. As of September 30, 2011, the Company had $404 million of net operating loss carryforwards in certain non-U.S. jurisdictions. Of these, $350 million have no expiration, and the remaining $54 million will expire in future years through 2030. In the U.S., there were no material federal and approximately $67 million of state net operating loss carryforwards as of September 30, 2011, which will expire in future years through 2030.

The valuation allowance for deferred tax assets of $261 million and $230 million as of September 30, 2011 and September 24, 2010, respectively, relate principally to the uncertainty of the utilization of certain non-U.S. deferred tax assets. The goodwill deferred tax asset has a full valuation allowance against it. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets on the Company’s Combined Balance Sheets.

As of September 30, 2011 and September 24, 2010, the Company had unrecognized tax benefits of $36 million and $35 million, respectively, of which $34 million and $33 million, if recognized, would affect the effective tax rate. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company had accrued interest and penalties related to the unrecognized tax benefits of $11 million and $8 million as of September 30, 2011 and September 24, 2010, respectively. The Company recognized $3 million, nil and $3 million of income tax expense for interest and penalties related to unrecognized tax benefits for the periods ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

A rollforward of unrecognized tax benefits as of September 30, 2011, September 24, 2010 and September 25, 2009 is as follows (in millions):

	2011	2010	2009
Balance as of beginning of year	$35	$45	$70
Additions based on tax positions related to the current year	—	2	8
Additions based on tax positions related to prior years	3	12	7
Reductions based on tax positions related to prior years	(1)	(20)	(36)
Reductions related to settlements	—	—	(1)
Reductions related to lapse of the applicable statute of limitations	—	(4)	(4)
Currency translation adjustments	(1)	—	1

Balance as of end of year	$36	$35	$45

Substantially all of the reductions based on tax positions related to prior years for the periods ending September 24, 2010 and September 25, 2009 relate to reserve releases for which no tax benefit resulted. The Company does not anticipate the total amount of the unrecognized tax benefits to change significantly within the next twelve months.

Many of the Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in the U.S. federal, state and local or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Australia	2004 – 2011
Canada	2002 – 2011
France	1999 – 2011
Germany	1998 – 2011
Italy	2004 – 2011
Switzerland	2002 – 2011
United States	1997 – 2011

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Undistributed Earnings of Subsidiaries

Except for earnings that are currently distributed, no additional material provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, since the earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

Tax Sharing Agreement and Other Income Tax Matters

In connection with the Spin-Off from Tyco, Tyco Flow Control International Ltd. expects to enter into a tax sharing agreement with Tyco and The ADT Corporation (the “2012 Tax Sharing Agreement”) that will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain pre-Distribution tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd. (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). Tyco Flow Control International Ltd. expects that the 2012 Tax Sharing Agreement will provide that Tyco Flow Control International Ltd., Tyco and The ADT Corporation will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to Tyco Flow Control International Ltd.’s, Tyco’s and The ADT Corporation’s U.S. and certain non-U.S. income tax returns, and (ii) payments required to be made by Tyco with respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. Tyco Flow Control International Ltd. and The ADT Corporation will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities. Tyco Flow Control International Ltd., The ADT Corporation and Tyco will share 20%, 27.5% and 52.5%, respectively, of Shared Tax Liabilities above $725 million.

In the event the Distribution, The ADT Corporation Spin-Off, or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, the party responsible for such failure would be responsible for all taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, The ADT Corporation Spin-Off, or any internal transaction is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, then Tyco Flow Control International Ltd., The ADT Corporation and Tyco would be responsible for any Distribution Taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. The ADT Corporation will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Brink’s Home Security Holdings, Inc. (“BHS”) in May 2010, including any liability of BHS under the tax sharing agreement between BHS and The Brink’s Company dated October 31, 2008 (collectively, the “BHS Tax Liabilities”). Costs and expenses associated with the management of these Shared Tax Liabilities, Distribution Taxes and BHS Tax Liabilities will generally be shared 20% by Tyco Flow Control International Ltd., 27.5% by The ADT Corporation and 52.5% by Tyco. Tyco Flow Control International Ltd. will be responsible for all of our own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.
The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, Tyco Flow Control

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International Ltd. could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, Tyco Flow Control International Ltd. may be obligated to pay amounts in excess of our agreed-upon share of Tyco Flow Control International Ltd.’s, Tyco’s and The ADT Corporation’s tax liabilities.

6. GOODWILL AND INTANGIBLE ASSETS

Annually, in the fiscal fourth quarter, and more frequently if triggering events occur, the Company tests goodwill for impairment by comparing the fair value of each reporting unit with its carrying amount. Fair value for each reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. A market approach is utilized to corroborate the discounted cash flow analysis performed at each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flow, comparable market transactions (to the extent available), other market data and the Company’s overall market capitalization.

In the first quarter of 2011, the Company changed its reporting units of its Water & Environmental Systems segment. As a result, the Company assessed the recoverability of the long-lived assets of each of the segment’s two reporting units. The Company concluded that the carrying amounts of its long-lived assets were recoverable. Subsequently, the Company performed the first step of the goodwill impairment test for the reporting units of our Water & Environmental Systems segment.

To perform the first step of the goodwill impairment test, the Company compared the carrying amounts of the reporting units to their estimated fair values. Fair value for each reporting unit was determined utilizing a discounted cash flow analysis based on forecast cash flows (including estimated underlying revenue and operating income growth rates) discounted using an estimated weighted-average cost of capital of market participants. The results of the first step of the goodwill impairment test indicated there was a potential impairment of goodwill in the Systems reporting unit only, as the carrying amount of the reporting unit exceeded its respective fair value. As a result, the Company performed the second step of the goodwill impairment test for this reporting unit by comparing the implied fair value of reporting unit goodwill with the carrying amount of the reporting unit’s goodwill. The results of the second step of the goodwill impairment test indicated that the implied goodwill amount was less than the carrying amount of goodwill for the Systems reporting unit. Accordingly, the Company recorded a non-cash impairment charge of $35 million which was recorded in goodwill impairment in the Company’s Combined Statement of Operations for the quarter ended December 24, 2010.

There were no goodwill impairments as a result of performing the Company’s 2011, 2010 and 2009 annual impairment tests.

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The changes in the carrying amount of goodwill by segment for 2011 and 2010 are as follows ($ in millions):

	As of September 24, 2010	Acquisitions/ Purchase Accounting Adjustments	Impairments	Divestitures	Currency Translation Adjustments	As of September 30, 2011
Valves & Controls
Gross Goodwill	$1,281	$249	$—	$—	$15	$1,545
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	1,281	249	—	—	15	1,545

Thermal Controls
Gross Goodwill	307	—	—	—	6	313
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	307	—	—	—	6	313

Water & Environmental Systems
Gross Goodwill	320	3	—	(14)	5	314
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	320	3	(35)	(14)	5	279

TOTAL
Gross Goodwill	1,908	252	—	(14)	26	2,172
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	$1,908	$252	$(35)	$(14)	$26	$2,137

	As of September 25, 2009	Acquisitions/ Purchase Accounting Adjustments	Divestitures	Currency Translation Adjustments	As of September 24, 2010
Valves & Controls
Gross Goodwill	$1,243	$77	$(5)	$(34)	$1,281
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	1,243	77	(5)	(34)	1,281

Thermal Controls
Gross Goodwill	315	—	—	(8)	307
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	315	—	—	(8)	307

Water & Environmental Systems
Gross Goodwill	435	—	(99)	(16)	320
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	435	—	(99)	(16)	320

TOTAL
Gross Goodwill	1,993	77	(104)	(58)	1,908
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	$1,993	$77	$(104)	$(58)	$1,908

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Fiscal year 2011 and 2010 Intangible Assets

The Company tests indefinite-lived intangible assets for impairment at the same time it tests goodwill. There were no indefinite-lived intangible asset impairments in fiscal year 2011, 2010 and 2009.

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s intangible assets as of September 30, 2011 and September 24, 2010.

	September 30, 2011		September 24, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$87	$5	$28	$2
Intellectual property	89	50	81	49
Other	6	5	7	5

Total	$182	$60	$116	$56

Non-Amortizable	$5		$6

Intangible asset amortization expense for 2011, 2010 and 2009 was $7 million, $5 million and $3 million, respectively. As of September 30, 2011, the weighted-average amortization period for contracts and related customer relationships, intellectual property, other and total intangible assets were 11 years, 27 years, 26 years and 16 years, respectively.

The estimated aggregate amortization expense on intangible assets is expected to be approximately $15 million for 2012, $11 million for 2013, $10 million for 2014, $10 million for 2015, $10 million for 2016 and $66 million for 2017 and thereafter.

7. DEBT

Debt as of September 30, 2011 and September 24, 2010 is as follows ($ in millions):

	September 30, 2011	September 24, 2010
Current maturities of long-term debt:
Allocated debt	$—	$98

	September 30, 2011	September 24, 2010
Long-term debt:
Allocated debt	859	671
Capital lease obligations	17	18

Total long-term debt	876	689

Total debt	$876	$787

Tyco used a centralized approach to cash management and financing of its operations excluding debt directly incurred by any of its businesses, such as capital lease obligations. Accordingly, Tyco’s consolidated debt and related interest expense, exclusive of amounts incurred directly by the Company, have been allocated to the Company based on an assessment of the Company’s share of external debt using historical data. Interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements

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designated as fair value hedges. For fiscal year 2011, 2010 and 2009, Tyco has allocated to the Company interest expense of $50 million, $53 million and $61 million, respectively. The fair value of the Company’s allocated debt was $996 million and $894 million as of September 30, 2011 and September 24, 2010, respectively. The fair value of its debt was allocated in the same proportions as Tyco’s external debt. In addition, cash paid for interest was allocated in the same proportion as Tyco’s external debt, which is presented on the Combined Statements of Cash Flows.

Management believes the allocation basis for debt and interest expense is reasonable based on an assessment of historical data. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented. The Company expects to issue third-party debt based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be incurred may materially differ from the amounts presented herein.

8. RELATED PARTY TRANSACTIONS

Cash Management— Tyco used a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by Tyco at its discretion. Transfers of cash both to and from Tyco are included within parent company investment on the Combined Statements of Parent Company Equity. The main components of the net transfers (to)/from Parent are cash pooling and general financing activities, cash transfers for acquisitions, divestitures, investments and various allocations from Tyco.

Trade Activity—Accounts receivable includes $3 million and $4 million of receivables from Tyco and its affiliates as of September 30, 2011 and September 24, 2010, respectively. These amounts primarily relate to sales of certain products which totaled $17 million, $16 million and $18 million for fiscal year 2011, 2010 and 2009, respectively, and associated cost of revenue of $12 million, $9 million and $11 million for fiscal year 2011, 2010 and 2009, respectively.

Service and Lending Arrangement with Tyco Affiliates—The Company has various debt and cash pool agreements with Tyco affiliates, which are executed outside of the normal Tyco centralized approach to cash management and financing of operations. Other assets include $122 million and $35 million of receivables from Tyco affiliates as of September 30, 2011 and September 24, 2010, respectively. Accrued and other current liabilities include $32 million and nil of payables to Tyco affiliates as of September 30, 2011 and September 24, 2010, respectively. Other liabilities include $41 million and $80 million of payables to Tyco affiliates as of September 30, 2011 and September 24, 2010, respectively.

Additionally, the Company, Tyco and its affiliates pay for expenses on behalf of each other. Accrued and other current liabilities include $11 million and $10 million of payables to Tyco and its affiliates as of September 30, 2011 and September 24, 2010, respectively.

Interest Income and Interest Expense—The Company recognized $1 million, $2 million and $4 million of interest expense and $5 million, nil and $2 million of interest income associated with the lending arrangements with Tyco affiliates during fiscal year 2011, 2010 and 2009, respectively.

Debt and Related Items—The Company was allocated a portion of Tyco’s consolidated debt and interest expense. Note 7 (“Debt”) provides further information regarding these allocations.

Insurable Liabilities—From fiscal year 2009 through fiscal year 2011, the Company was insured for workers’ compensation, property, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. The Company was insured for product liability by the captive insurance company from fiscal year 2010 through fiscal year 2011. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third-party insurance companies. The Company paid a premium in each year to

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obtain insurance coverage during these periods. Premiums expensed by the Company were $9 million, $11 million and $11 million in 2011, 2010 and 2009, respectively, and are included in the selling, general and administrative expenses in the Combined Statements of Operations.

The Company maintains liabilities related to workers’ compensation, property, general, product and auto liabilities. As of September 30, 2011 and September 24, 2010, the Company maintained liabilities reflected in the Combined Balance Sheets of $21 million and $19 million, respectively, for both periods, with an offsetting insurance asset of the same amount due from Tyco.

Allocated Expenses—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on the relative proportion of either the Company’s headcount or net revenue to Tyco’s consolidated headcount or net revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During fiscal year 2011, 2010 and 2009, the Company was allocated $52 million, $54 million and $55 million, respectively, of general corporate expenses incurred by Tyco which are included within selling, general and administrative expenses in the Combined Statements of Operations.

Management believes the assumptions and methodologies underlying the allocations of general corporate overhead from Tyco are reasonable. However, such expenses may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company or the amounts that will be incurred by the Company in the future. As a result, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly traded company during the periods presented.

Transaction with Tyco’s Directors—During fiscal year 2011, 2010 and 2009, the Company engaged in commercial transactions in the normal course of business with companies where Tyco’s Directors were employed and served as officers. During each of these periods, the Company’s purchases from such companies aggregated less than one percent of combined net revenue.

9. GUARANTEES

In certain situations, Tyco has guaranteed the Company’s performance to third parties or has provided financial guarantees for financial commitments of the Company. Tyco and the Company intend to obtain releases from these guarantees in connection with the Spin-Off. In situations where the Company and Tyco are unable to obtain a release, the Company will indemnify Tyco for any losses it suffers as a result of such guarantees.

In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to reasonably estimate the potential liability from such indemnities due to the inchoate nature and unknown future of such potential liabilities. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

As of September 30, 2011, the Company had total outstanding letters of credit and bank guarantees of approximately $285 million.

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The Company records estimated product warranty costs at the time of sale. See Note 1 (“Basis of Presentation and Summary of Significant Accounting Policies”).

The changes in the carrying amount of the Company’s warranty accrual from September 24, 2010 to September 30, 2011 were as follows ($ in millions):

Balance as of September 24, 2010	$20
Warranties issued	6
Changes in estimates	(2)
Settlements	(6)

Balance as of September 30, 2011	$18

10. FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of September 30, 2011 and September 24, 2010. The fair value of derivative financial instruments was not material to any of the periods presented. See Note 7 (“Debt”) for information relating to the fair value of debt.

Derivative Instruments

In the normal course of business, the Company is exposed to market risk arising from changes in currency exchange rates and commodity prices. The Company uses derivative financial instruments to manage exposures to non-U.S. currency and commodity price risks. The Company’s objective for utilizing derivative financial instruments is to manage these risks using the most effective methods to eliminate or reduce the impacts of these exposures. The Company does not use derivative financial instruments for trading or speculative purposes.

All derivative financial instruments are reported on the Combined Balance Sheet at fair value with changes in the fair value of the derivative financial instruments recognized currently in the Company’s Combined Statement of Operations. The derivative financial instruments and impact of such changes in the fair value of the derivative financial instruments was not material to the Combined Balance Sheets as of September 30, 2011 and September 24, 2010 or Combined Statements of Operations and Statements of Cash Flows for the years ended September 30, 2011, September 24, 2010 and September 25, 2009.

Non-U.S. Currency Exposures

The Company manages non-U.S. currency exchange rate risk through the use of derivative financial instruments comprised principally of forward contracts on non-U.S. currencies which are not designated as hedging instruments for accounting purposes. The objective of the derivative instruments is to minimize the income statement impact and potential variability in cash flows associated with intercompany loans and accounts receivable, accounts payable and forecasted transactions that are denominated in certain non-U.S. currencies. As of September 30, 2011 and September 24, 2010, the total gross notional amount of the Company’s non-U.S. exchange contracts was $70 million and $43 million, respectively.

As an independent, publicly traded company, the Company may enter into additional hedge contracts in order to manage its foreign exchange risk associated with its internal financing structure.

Commodity Exposures

During fiscal year 2011 and 2010, the Company entered into commodity swaps for copper which are not designated as hedging instruments for accounting purposes. These swaps did not have a material impact on the Company’s financial position, results of operations or cash flows.

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11. COMMITMENTS AND CONTINGENCIES

Following is a schedule of minimum lease payments for non-cancelable leases as of September 30, 2011 ($ in millions):

	Operating Leases	Capital Leases
Fiscal 2012	$27	$2
Fiscal 2013	23	2
Fiscal 2014	17	2
Fiscal 2015	11	3
Fiscal 2016	8	4
Thereafter	21	5

Total minimum lease payments	$107	$18

Less: amount representing interest		1

Total minimum lease payments less amount representing interest		$17

Rental expense under facility, vehicle and equipment operating leases was $59 million, $50 million and $42 million for 2011, 2010 and 2009, respectively.

The Company also has purchase obligations related to commitments to purchase certain goods and services. As of September 30, 2011, such obligations were as follows: $248 million in 2012, $3 million in 2013 and $1 million in 2014.

Environmental Matters

The Company is involved in environmental remediation and legal proceedings related to its current business and, pursuant to certain indemnification obligations, related to a formerly owned business (Mueller). The Company is responsible, or alleged to be responsible, for ongoing environmental investigation and remediation of sites in several countries. These sites are in various stages of investigation and/or remediation and at some of these sites its liability is considered de minimis. The Company has received notification from the U.S. Environmental Protection Agency (“EPA”), and from similar state and non-U.S. environmental agencies, that several sites formerly or currently owned and/or operated by the Company, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where the Company has been identified as a potentially responsible party under U.S. federal, state and/or non-U.S. environmental laws and regulations.

The Company’s accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. It can be difficult to estimate reliably the final costs of investigation and remediation due to various factors. In the Company’s opinion, the total amount accrued is appropriate based on facts and circumstances as currently known. Based upon the Company’s experience, current information regarding known contingencies and applicable laws, the Company concluded that it is probable that it would incur remedial costs in the range of approximately $7 million to $20 million as of September 30, 2011. As of September 30, 2011, the Company concluded that the best estimate within this range is approximately $11 million, of which $8 million is included in accrued and other current liabilities and $3 million is included in other liabilities in the Combined Balance Sheet. The Company does not anticipate that these environmental conditions will have a material adverse effect on its combined financial position, results of operations or cash flows. However, unknown conditions or new details about existing conditions may give rise to environmental liabilities that could have a material adverse effect on the Company in the future.

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Asbestos Matters

The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. These cases typically involve product liability claims based primarily on allegations of the manufacture, sale or distribution of industrial products that either contained asbestos or were attached to or used with asbestos-containing components manufactured by third-parties. Each case typically names between dozens to hundreds of corporate defendants. While the Company has observed an increase in the number of these lawsuits over the past several years, including lawsuits by plaintiffs with mesothelioma-related claims, a large percentage of these suits have not presented viable legal claims and, as a result, have been dismissed by the courts. The Company’s strategy has been, and continues to be, to mount a vigorous defense aimed at having unsubstantiated suits dismissed, and, where appropriate, settling suits before trial. Although a large percentage of litigated suits have been dismissed, the Company cannot predict the extent to which it will be successful in resolving lawsuits in the future.

As of September 30, 2011, there were approximately 1,400 lawsuits pending against the Company, its subsidiaries or entities for which the Company has assumed responsibility. Each lawsuit typically includes several claims, and the Company had approximately 2,000 claims outstanding as of September 30, 2011. This amount is not adjusted for claims that are not actively being prosecuted, identified incorrect defendants, or duplicated other actions, which would ultimately reflect the Company’s current estimate of the number of viable claims made against it, its affiliates, or entities for which it has assumed responsibility in connection with acquisitions or divestitures.

Annually, the Company performs an analysis with the assistance of outside counsel and other experts to update its estimated asbestos-related assets and liabilities. Due to a high degree of uncertainty regarding the pattern and length of time over which claims will be made and then settled or litigated, the Company uses multiple estimation methodologies based on varying scenarios of potential outcomes to estimate the range of loss. The Company’s estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is predominantly based on claim experience over the past five years, and a projection which covers claims expected to be filed, including related defense costs, over the next seven years on an undiscounted basis. The Company has concluded that estimating the liability beyond the seven year period will not provide a reasonable estimate, as these uncertainties increase significantly as the projection period lengthens. The Company’s estimate of asbestos-related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In determining the amount of insurance recoverable, the Company considers a number of factors, including available insurance, allocation methodologies, solvency and creditworthiness of the insurers.

On a quarterly basis, the Company re-evaluates the assumptions used to perform the annual analysis and records an expense as necessary to reflect changes in its estimated liability and related insurance asset. As of September 30, 2011, the Company’s estimated net liability of $3 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $27 million, and separately as an asset for insurance recoveries of $24 million. Similarly, as of September 24, 2010, the Company’s estimated net liability of $5 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $25 million, and separately as an asset for insurance recoveries of $20 million.

The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on currently available information as well as estimates and assumptions. Key variables and assumptions include the number and type of new claims that are filed each year, the average cost of resolution of claims, the resolution of coverage issues with insurance carriers, amount of insurance and the solvency risk with respect to the Company’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty in the later portion of the projection period. Other factors that may affect the Company’s liability and cash payments for asbestos-related matters include uncertainties surrounding the litigation process from

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jurisdiction to jurisdiction and from case to case, reforms of state or federal tort legislation and the applicability of insurance policies among subsidiaries. Management believes that its asbestos-related reserves as of September 30, 2011 are appropriate. However, actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company’s calculations vary significantly from actual results.

Income Tax Matters

As discussed above in Note 5 (“Income Taxes – Tax Sharing Agreement and Income Tax Matters”) the 2012 Tax Sharing Agreement will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. Tyco Flow Control International Ltd. is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $436 million as of September 30, 2011 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, Tyco has not been able to resolve certain open items, which primarily involve the treatment of certain intercompany debt issued during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is likely to occur within the next six months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement. To the extent Tyco Flow Control International Ltd. is responsible for any Shared Tax Liability or Distribution Tax, there could be a material adverse impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

Compliance Matters

As disclosed in Tyco’s periodic filings, Tyco has received and responded to various allegations and other information that certain improper payments were made by Tyco’s subsidiaries (including subsidiaries of the Company) in recent years. Tyco has reported to the Department of Justice (“DOJ”) and the SEC the investigative steps and remedial measures that Tyco has taken in response to these and other allegations and its internal investigations, including retaining outside counsel to perform a baseline review of Tyco’s policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act (“FCPA”). Tyco has continued to investigate and make periodic progress reports to these agencies regarding Tyco’s compliance efforts and Tyco’s follow-up investigations, including, as appropriate, briefings concerning additional instances of potential improper conduct identified by Tyco in the course of Tyco’s ongoing compliance activities. In February 2010, Tyco initiated discussions with the DOJ and SEC aimed at resolving these matters, including matters that pertain to subsidiaries of the Company. These discussions remain ongoing. The Company has recorded its best estimate of potential loss related to these matters. However, it is possible that this estimate may differ from the ultimate loss determined in connection with the resolution of this matter, and the Company may be required to pay material fines, consent to injunctions on future conduct, consent to the imposition of a compliance monitor or suffer other criminal or civil penalties or adverse impacts, including being subject to lawsuits brought by private litigants, each of which may have a material adverse effect on its financial position, results of operations or cash flows.

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In addition to the matters described above, from time to time, the Company is subject to disputes, administrative proceedings and other claims arising out of the normal conduct of its business. These matters generally relate to disputes arising out of the use or installation of its products, product liability litigation, personal injury claims, commercial and contract disputes and employment related matters. On the basis of information currently available to it, management does not believe that existing proceedings and claims will have a material impact on the Company’s Combined Financial Statements. However, litigation is unpredictable, and the Company could incur judgments or enter into settlements for current or future claims that could adversely affect its financial statements.

12. RETIREMENT PLANS

The Company measures its retirement plans as of its fiscal year end. The following disclosures exclude the impact of plans which are immaterial individually and in the aggregate.

Defined Benefit Pension Plans—The Company has a number of noncontributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with legal requirements and conventional practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Combined Statements of Operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on local regulations and the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation levels of participation.

The net periodic benefit cost for the Company’s material U.S. defined pension plans was nil, $1 million and nil for 2011, 2010 and 2009, respectively. The Company’s Combined Balance Sheets include U.S. defined benefit plan obligations of $8 million and $7 million and fair value of plan assets of $5 million and $5 million as of September 30, 2011 and September 24, 2010, respectively. In addition, the Company recorded a net actuarial loss of $3 million within accumulated other comprehensive income included in the Combined Statements of Parent Company Equity as of both September 30, 2011 and September 24, 2010 with respect to U.S. defined benefit plans. The net unfunded position of $3 million and $2 million is included in noncurrent liabilities in the Company’s Combined Balance Sheets as of September 30, 2011 and September 24, 2010, respectively. The Company did not make material contributions to its U.S. defined benefit plans and does not anticipate making any material required or voluntary contributions during 2012. Benefit payments with respect to U.S. defined benefit plans, including those amounts to be paid and reflecting future expected service, are not expected to be material for 2012.

The following disclosure pertains to the Company’s material non-U.S. defined benefit pension plans. The net periodic benefit cost for the Company’s material non-U.S. defined benefit pension plans for 2011, 2010 and 2009 is as follows ($ in millions):

	2011	2010	2009
Service cost	$3	$4	$7
Interest cost	13	13	13
Expected return on plan assets	(13)	(12)	(11)
Amortization of net actuarial loss	2	5	2
Plan settlements, curtailments and special termination benefits	(1)	(4)	(1)

Net periodic benefit cost	$4	$6	$10

Weighted-average assumptions used to determine net periodic pension cost during the year:
Discount rate	4.9%	5.4%	6.1%
Expected return on plan assets	7.0%	6.8%	6.8%
Rate of compensation increase	3.4%	4.2%	4.4%

During fiscal year 2010, the Company froze pension plan benefits for certain of its defined benefit arrangements in the United Kingdom, which resulted in the Company recognizing a curtailment gain of

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approximately $3 million in selling, general and administrative expenses within the Combined Statement of Operations. For inactive plans the Company amortizes its actuarial gains and losses over the average remaining life expectancy of the pension plan participants.

The estimated net actuarial loss for non-U.S. pension benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is expected to be $2 million.

The change in benefit obligations, the change in plan assets and the amount recognized on the Combined Balance Sheets for the Company’s non-U.S. defined benefit plans as of September 30, 2011 and September 24, 2010 are as follows ($ in millions):

	2011	2010
Change in benefit obligations:
Benefit obligations as of beginning of year	$259	$251
Service cost	3	4
Interest cost	13	13
Plan amendments	(1)	1
Actuarial loss / (gain)	(5)	12
Benefits and administrative expenses paid	(11)	(10)
Plan settlements, curtailments and special termination benefits	(3)	(3)
Currency translation adjustments	—	(9)

Benefit obligations as of end of year	$255	$259

Change in plan assets:
Fair value of plan assets as of beginning of year	$184	$171
Actual return on plan assets	4	17
Employer contributions	14	15
Plan settlements, curtailments and special termination benefits	(4)	(3)
Benefits and administrative expenses paid	(11)	(10)
Currency translation adjustments	(1)	(6)

Fair value of plan assets as of end of year	$186	$184

Funded status	$(69)	$(75)

Net amount recognized	$(69)	$(75)

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The Company adopted the measurement date provisions of the authoritative guidance for the employers’ accounting for defined benefit pension and other postretirement plans on September 27, 2008. As a result, the Company measured its plan assets and benefit obligations on September 26, 2008 and adjusted its opening balances of parent company investment and accumulated other comprehensive income for the change in net periodic benefit cost and fair value, respectively, from the previously used measurement date of August 31, 2008. The adoption of the measurement date provisions resulted in a net decrease to parent company investment of $1 million, net of an income tax benefit of nil, and a net increase to accumulated other comprehensive income of $8 million, net of income tax expense of $3 million.

	2011	2010
Amounts recognized in the Combined Balance Sheets consist of:
Current liabilities	$(2)	$(4)
Non-current liabilities	(67)	(71)

Net amount recognized	$(69)	$(75)

Amounts recognized in accumulated other comprehensive income (before income taxes) consist of:
Prior service cost	$—	$(1)
Net actuarial loss	(69)	(66)

Total loss recognized	$(69)	$(67)

Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	5.1%	4.9%
Rate of compensation increase	3.0%	3.4%

The accumulated benefit obligation for the Company’s non-U.S. plans as of September 30, 2011 and September 24, 2010 was $250 million and $254 million, respectively.

The accumulated benefit obligation and fair value of plan assets for non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $241 million and $177 million, respectively, as of September 30, 2011 and $245 million and $175 million, respectively, as of September 24, 2010.

The aggregate benefit obligation and fair value of plan assets for non-U.S. pension plans with benefit obligations in excess of plan assets were $246 million and $177 million, respectively, as of September 30, 2011 and $250 million and $175 million, respectively, as of September 24, 2010.

In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by asset class, historical performance of asset classes over long-term periods, asset class performance expectations as well as current and future economic conditions.

The Company’s investment strategy for its pension plans is to manage the plans on a going-concern basis. Current investment policy is to maintain an adequate level of diversification while maximizing the return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants as well as providing adequate liquidity to meet immediate and future benefit payment requirements. In addition, local regulations and local financial considerations are factors in determining the appropriate investment strategy in each country. Various asset allocation strategies are in place for non-U.S. pension plans, with a weighted-average target allocation of 50% to equity securities, 47% to debt securities and 3% to other asset classes, including real estate and cash equivalents.

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Non-U.S. pension plans had the following weighted-average asset allocations:

	2011	2010
Asset Category:
Equity securities	51%	57%
Debt securities	43%	37%
Cash and cash equivalents	6%	6%

Total	100%	100%

Tyco’s common shares are not a direct investment of the Company’s pension funds, but may be held through investment funds. The aggregate amount of such securities would not be considered material relative to the total fund assets.

The Company evaluates its defined benefit plans’ asset portfolios for the existence of significant concentrations of risk. Types of investment concentration risks that are evaluated include, but are not limited to, concentrations in a single entity, industry, country and individual fund manager. As of September 30, 2011, there were no significant concentrations of risk in the Company’s defined benefit plan assets.

The Company’s plan assets are accounted for at fair value. Authoritative guidance for fair value measurements establishes a three-level hierarchy that ranks the quality and reliability of information used in developing fair value estimates. The hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. In cases where two or more levels of inputs are used to determine fair value, the level is determined based on the lowest level input that is considered significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value of assets and their placement within the fair value hierarchy levels. The three levels of the fair value hierarchy are summarized as follows:

•	Level 1—inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

•

Level 2—inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and model-derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

•

Level 3—inputs for the valuations are unobservable and are based on management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques such as option pricing models and discounted cash flow models.

The Company’s asset allocations by level within the fair value hierarchy as of September 30, 2011 and September 24, 2010 are presented in the table below for the Company’s material non-U.S. defined benefit plans.

	September 30, 2011
($ in millions)	Level 1	Level 2	Total
Equity securities:
U.S. equity securities	$16	$27	$43
Non-U.S. equity securities	11	37	48
Fixed income securities:
Government and government agency securities	5	34	39
Corporate debt securities	—	46	46
Mortgage and other asset-backed securities	—	7	7
Cash and cash equivalents	3	—	3

Total	$35	$151	$186

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	September 24, 2010
($ in millions)	Level 1	Level 2	Total
Equity securities:
U.S. equity securities	$24	$21	$45
Non-U.S. equity securities	16	39	55
Fixed income securities:
Government and government agency securities	3	30	33
Corporate debt securities	—	35	35
Mortgage and other asset-backed securities	—	11	11
Cash and cash equivalents	5	—	5

Total	$48	$136	$184

Equity securities consist primarily of publicly traded U.S. and non-U.S. equities. Publicly traded securities are valued at the last trade or closing price reported in the active market in which the individual securities are traded. Certain equity securities are held within commingled funds which are valued at the unitized net asset value (“NAV”) or percentage of the net asset value as determined by the custodian of the fund. These values are based on the fair value of the underlying net assets owned by the fund.

Fixed income securities consist primarily of government and agency securities, corporate debt securities and mortgage and other asset-backed securities. When available, fixed income securities are valued at the closing price reported in the active market in which the individual security is traded. Government and agency securities and corporate debt securities are valued using the most recent bid prices or occasionally the mean of the latest bid and ask prices when markets are less liquid. Asset-backed securities including mortgage backed securities are valued using broker/dealer quotes when available. When quotes are not available, fair value is determined utilizing a discounted cash flow approach, which incorporates other observable inputs such as cash flows, underlying security structure and market information including interest rates and bid evaluations of comparable securities. Certain fixed income securities are held within commingled funds which are valued unitizing NAV determined by the custodian of the fund. These values are based on the fair value of the underlying net assets owned by the fund.

Cash and cash equivalents consist primarily of short-term commercial paper, bonds and other cash or cash-like instruments including settlement proceeds due from brokers, stated at cost, which approximates fair value.

The following tables set forth a summary of non-U.S. pension plan assets valued using NAV or its equivalent as of September 30, 2011 and September 24, 2010 ($ in millions):

	September 30, 2011
Investment ($ in millions)	Fair Value	Redemption Frequency	Redemption Notice Period
U.S. equity securities	$18	Daily	1 day
Non-U.S. equity securities	8	Daily, Semi-monthly	1 day, 5 days
Government and government agency securities	15	Daily	1 day
Corporate debt securities	15	Daily	1 day, 2 days, 3 days
Mortgage and other asset-backed securities	3	Daily	1 day, 3 days

	$59

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	September 24, 2010
Investment ($ in millions)	Fair Value	Redemption Frequency	Redemption Notice Period
U.S. equity securities	$13	Daily	1 day
Non-U.S. equity securities	10	Semi-monthly, Monthly	5 days, 15 days
Government and government agency securities	12	Daily	1 day
Corporate debt securities	14	Daily	1 day, 2 days
Mortgage and other asset-backed securities	4	Daily	1 day

	$53

The strategy of the Company’s investment managers with regard to the investments valued using NAV or its equivalent is to either match or exceed relevant benchmarks associated with the respective asset category. None of the investments valued using NAV or its equivalent contain any redemption restrictions or unfunded commitments.

During 2011, the Company contributed $14 million to its non-U.S. pension plans, which represented the Company’s minimum required contributions to its pension plans for fiscal year 2011.

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates and to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plans in 2012 of $15 million for non-U.S. plans.

Benefit payments for the Company’s non-U.S. plans, including those amounts to be paid and reflecting future expected service as appropriate, are expected to be paid as follows ($ in millions):

2012	$10
2013	12
2014	13
2015	13
2016	12
2017 - 2021	72

The Company also participates in a number of multi-employer defined benefit plans on behalf of certain employees. Pension expense related to multi-employer plans was not material for 2011, 2010 and 2009.

Defined Contribution Retirement Plans—The Company maintains through Tyco several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and share bonus retirement plans. Expense for the defined contribution plans is computed as a percentage of participants’ compensation and was $7 million for 2011, 2010 and 2009. The Company also maintains through Tyco an unfunded Supplemental Executive Retirement Plan (“SERP”). This plan is nonqualified and restores the employer match that certain employees lose due to IRS limits on eligible compensation under the defined contribution plans. The expense related to the SERP was not material for 2011, 2010 and 2009.

Deferred Compensation Plans––The Company has nonqualified deferred compensation plans maintained by Tyco, which permit eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investments of their accounts. The measurement funds correspond to a number of funds in the company’s 401(k)

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plans and the account balance fluctuates with the investment on those funds. Deferred compensation liabilities were $20 million as of both September 30, 2011 and September 24, 2010. Deferred compensation expense was not material for 2011, 2010 and 2009.

Postretirement Benefit Plans—The Company generally does not provide postretirement benefits other than pensions for its employees. However, certain acquired operations provide these benefits to employees who were eligible at the date of acquisition, and a small number of U.S. operations provide ongoing eligibility for such benefits. Net periodic postretirement benefit cost was not material for 2011, 2010 and 2009. The Company’s Combined Balance Sheets include postretirement benefit obligations of $16 million and $18 million as of September 30, 2011 and September 24, 2010, respectively. In addition, the Company recorded a net actuarial gain of $5 million within accumulated other comprehensive income included in the Combined Statements of Parent Company Equity as of both September 30, 2011 and September 24, 2010.

The Company does not expect to make any material contributions to its postretirement benefit plans in 2012. Benefit payments, including those amounts to be paid and reflecting future expected service are not expected to be material for fiscal year 2012 and thereafter.

13. SHARE PLANS

As of September 24, 2011, all stock options, restricted stock units, performance share units and other stock-based awards (collectively “awards”) held by the Company employees were granted under the Tyco 2004 Stock and Incentive Plan (the “2004 Plan”) or other Tyco equity incentive plans. The 2004 plan is administered by the Compensation and Human Resources Committee of the Board of Directors of Tyco, which consists exclusively of independent directors and provides for the awards.

Total share-based compensation cost recognized during 2011, 2010 and 2009 was $12 million, $12 million and $11 million, respectively, all of which is included in selling, general and administrative expenses in the Combined Statements of Operations. The Company has recognized a related tax benefit of $3 million associated with its share-based compensation arrangements for the years ended 2011, 2010 and 2009.

The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of Tyco International’s stock and measures for a set of peer companies of Tyco. The average expected life is based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The expected annual dividend per share was based on Tyco International’s expected dividend rate. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual share option forfeitures.

The weighted-average assumptions Tyco International used in the Black-Scholes option pricing model for 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Expected stock price volatility	33%	34%	32%
Risk free interest rate	1.23%	2.38%	2.62%
Expected annual dividend per share	$0.84	$0.80	$0.80
Expected life of options (years)	5.1	5.2	5.0

The weighted-average grant-date fair values of options granted during 2011, 2010 and 2009 was $9.07, $9.03 and $7.00, respectively. The total intrinsic value of options exercised during 2011, 2010 and 2009 was

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$4 million, $2 million and nil, respectively. The related excess cash tax benefit classified as a financing cash inflow for 2011, 2010 and 2009 was not material.

Share option activity for the Company’s employees as of September 30, 2011, and changes during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($ in millions)
Outstanding as of September 24, 2010	3,333,914	$44.64
Granted	399,840	37.38
Exercised	(428,255)	35.01
Expired	(631,899)	65.33
Forfeited	(84,097)	34.10
Net transfers(1)	(142,356)	42.18

Outstanding as of September 30, 2011	2,447,147	40.23	5.3	$11
Vested and unvested expected to vest as of September 30, 2011	2,373,171	40.38	5.2	11
Exercisable as of September 30, 2011	1,610,677	43.13	3.7	6

(1)	Net transfers of shares relate to the share options associated with employees transferring between the Company and another Tyco entity while maintaining their Tyco share options.

As of September 30, 2011, there was $4 million of total unrecognized compensation cost related to non-vested options granted. The cost is expected to be recognized over a weighted-average period of 2.3 fiscal years.

Employee Stock Purchase Plans— Tyco’s Employee Stock Purchase Plan (“ESPP”) was suspended indefinitely during the quarter ended September 25, 2009. Prior to that date, substantially all full-time employees of Tyco’s U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries were eligible to participate in the ESPP. Eligible employees authorized payroll deductions to be made for the purchase of shares. Tyco matched a portion of the employee contribution by contributing an additional 15% of the employee’s payroll deduction. All shares purchased under the plan were purchased on the open market by a designated broker.

Under Tyco’s “Save as You Earn” (“SAYE”) Plan, eligible employees in the United Kingdom were granted options to purchase shares at the end of three years of service at 85% of the market price at the time of grant. Options under the SAYE Plan are generally exercisable after a period of three years and expire six months after the date of vesting. The SAYE Plan provided for a maximum of 10 million common shares to be issued. All of the shares purchased under the SAYE Plan were purchased on the open market. The SAYE Plan was approved on November 3, 1999 for a ten year period and expired according to its terms on November 3, 2009. The International Benefits Oversight Committee of Tyco has not approved any additional grants since the last annual grant on October 9, 2008 and it has not applied for approval of a replacement for the SAYE Plan at this time.

Share option activity under Tyco’s U.K. SAYE plan for the Company’s employees as of September 30, 2011, and changes during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($ in millions)
Outstanding as of September 24, 2010	22,277	$36.07
Exercised	(12,391)	37.21
Expired	(1,030)	36.16
Forfeited	(757)	34.89

Outstanding as of September 30, 2011	8,099	34.41	0.5	––
Vested and unvested expected to vest as of September 30, 2011	8,022	34.41	0.5	––

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The grant-date-fair value of each option grant under the SAYE plan is estimated using the Black-Scholes option pricing model. Assumptions for expected volatility, the average expected life, the risk-free rate, as well as the expected annual dividend per share were made using the same methodology as previously described under Share Options.

The weighted-average grant-date fair values of options granted under the SAYE Plan during 2009 were $3.47. There were no options granted under the SAYE Plan during 2011 and 2010. The total intrinsic value of options exercised during 2011, 2010 and 2009 were not material. The related excess cash tax benefit classified as a financing cash inflow for 2011, 2010 and 2009 was not material. As of September 30, 2011, total unrecognized compensation cost related to non-vested options granted under the SAYE Plan was not material. The remaining cost is expected to be recognized in the first quarter of fiscal year 2012.

Restricted Stock Units and Performance Share Units—Restricted stock units are granted subject to certain restrictions. Conditions of vesting are determined at the time of grant under the 2004 Plan. Restrictions on the award generally lapse upon normal retirement, if more than twelve months from the grant date, and death or disability of the employee.

The fair market value of restricted units, both time vesting and those subject to specific performance criteria, are expensed over the period of vesting. Restricted share units that vest based upon passage of time generally vest over a period of four years. The fair value of restricted share units is determined based on the closing market price of Tyco’s shares on the grant date. Restricted share units that vest dependent upon attainment of various levels of performance that equal or exceed targeted levels generally vest in their entirety three years from the grant date. The fair value of performance share units is determined based on the Monte Carlo valuation model. The compensation expense recognized for restricted share units is net of estimated forfeitures.

Recipients of restricted stock units have no voting rights and receive dividend equivalent units (“DEUs”). Recipients of performance share units have no voting rights and may receive DEUs depending on the terms of the grant.

Share option activity of Tyco’s restricted stock units and performance share units for the Company’s employees as of September 30, 2011 and changes during the year then ended is presented in the tables below:

Non-vested Restricted Share Units	Shares	Weighted-average Grant-Date Fair Value
Non-vested as of September 24, 2010	540,198	$35.42
Granted	241,808	37.39
Vested	(217,618)	39.09
Forfeited	(56,144)	34.89
Net transfers (1)	(25,555)	36.02

Non-vested as of September 30, 2011	482,689	34.82

(1)	Net transfers of shares relate to the above restricted share awards associated with employees transferring between the Company and another Tyco entity while maintaining their Tyco share awards.

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The weighted-average grant-date fair value of restricted stock units granted during 2011, 2010 and 2009 was $37.39, $34.08 and $29.02, respectively. The total fair value of restricted stock units vested during 2011, 2010 and 2009 was $8 million, $7 million and $9 million, respectively.

Non-vested Performance Share Units	Shares	Weighted-average Grant-Date Fair Value
Non-vested as of September 24, 2010	173,440	$34.17
Granted	59,040	41.95
Forfeited	(19,074)	35.15
Net transfers (1)	(27,584)	37.58

Non-vested as of September 30, 2011	185,822	35.99

(1)	Net transfers of shares relate to the above performance share units associated with employees transferring between the Company and another Tyco entity while maintaining their Tyco share awards.

The weighted-average grant-date fair value of performance share units granted during 2011, 2010 and 2009 was $41.95, $41.76 and $27.84, respectively. No performance share units vested during fiscal year 2011, 2010 or 2009.

As of September 30, 2011, there was $11 million of total unrecognized compensation cost related to both non-vested restricted stock units and performance shares. The cost is expected to be recognized over a weighted-average period of 2.2 fiscal years.

Impact of the Spin-Off – Prior to the Distribution, the Company’s Board of Directors is expected to adopt, with the approval of Tyco as its sole shareholder, the establishment of stock incentive plans providing for future awards to the Company employees.

Prior to Distribution, performance share units will convert into restricted stock units based on performance achieved on or about the closing date. Following the Distribution, all equity awards (other than restricted stock units granted prior to October 12, 2011) held by the Company’s active employees will convert into like-kind equity awards of the Company. With respect to restricted stock units granted prior to October 12, 2011, such awards will convert into like-kind equity awards of the three separately traded companies resulting from the Spin-Off. All equity awards held by former employees of the Company will convert into equity awards of the three separately traded companies resulting from Spin-Off. All equity awards will be converted at equivalent value determined using the intrinsic value method. The original vesting provisions will remain in effect for all equity awards.

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14. ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation Adjustments(1)	Retirement Plans	Accumulated Other Comprehensive Income (Loss)
Balance as of September 26, 2008	$704	$(56)	$648
Cumulative effect of adopting a new accounting principle (see Note 12)	—	11	11
Pre-tax current period change	(5)	(11)	(16)
Divestiture of businesses	21	—	21
Income tax expense	—	(4)	(4)

Balance as of September 25, 2009	720	(60)	660
Pre-tax current period change	(64)	(6)	(70)
Divestiture of businesses	(4)	—	(4)
Income tax benefit	—	1	1

Balance as of September 24, 2010	652	(65)	587
Pre-tax current period change	35	(2)	33
Divestiture of businesses	(131)	—	(131)

Balance as of September 30, 2011	$556	$(67)	$489

(1)

During the years ended September 30, 2011, September 24, 2010 and September 25, 2009, $131 million of cumulative translation gain, $4 million of cumulative translation gain and $21 million of cumulative translation loss, respectively, were transferred from currency translation adjustments as a result of the sale of non-U.S. entities. Of these amounts, $126 million, $4 million and $21 million, respectively, are included in income from discontinued operations, net of income taxes in the Combined Statements of Operations.

Other

The Company had $1.2 billion of intercompany loans designated as permanent in nature as of September 30, 2011 and September 24, 2010, respectively. For the years ended September 30, 2011, September 24, 2010 and September 25, 2009, the Company recorded $18 million and $3 million of cumulative translation gain, and $5 million of cumulative translation loss, respectively, through accumulated other comprehensive income related to these loans.

15. REDEEMABLE NONCONTROLLING INTEREST

As described in Note 4 (“Acquisitions”), on June 29, 2011, the Company acquired a 75% ownership interest in KEF within the Company’s Valves & Controls segment. The remaining 25% interest is held by a noncontrolling interest stakeholder. In connection with the acquisition of KEF, the Company and the noncontrolling interest stakeholder have a call and put arrangement, respectively, for the Company to acquire the remaining 25% ownership interest at a price equal to the greater of $100 million or a multiple of KEF’s average EBITDA for the prior twelve consecutive fiscal quarters. The arrangement becomes exercisable beginning the first full fiscal quarter following the third anniversary of the KEF closing date of June 29, 2011. Noncontrolling interests with redemption features, such as the arrangement described above, that are not solely within the Company’s control are considered redeemable noncontrolling interests. The Company accretes changes in the redemption value through noncontrolling interest in subsidiaries net income attributable to the noncontrolling interest over the period from the date of issuance to the earliest redemption date. Redeemable noncontrolling interest is considered to be temporary equity and is therefore reported in the mezzanine section between liabilities and equity on the Company’s Combined Balance Sheet at the greater of the initial carrying amount increased or decreased for the noncontrolling interest’s share of net income or loss or its redemption value.

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The rollforward of redeemable noncontrolling interest as of September 30, 2011 is as follows:

2011
Balance as of September 24, 2010	$—
Acquisition of redeemable noncontrolling interest as of June 29, 2011	92
Net loss	(2)
Adjustments to redemption value	3

Balance as of September 30, 2011	$93

During the years ended September 24, 2010 and September 25, 2009, the Company did not have redeemable noncontrolling interest.

16. COMBINED SEGMENT DATA

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. The Company, from time to time, may realign businesses and management responsibility within its operating segments based on considerations such as opportunity for market or operating synergies and/or to more fully leverage existing capabilities and enhance development for future products and services. Selected information by segment is presented in the following tables ($ in millions):

	2011	2010	2009
Net revenue(1)
Valves & Controls	$2,215	$1,990	$2,279
Thermal Controls	734	603	576
Water & Environmental Systems	699	788	637

Total	$3,648	$3,381	$3,492

(1)	Revenue by operating segment excludes intercompany transactions. No single customer represents more than 10% of net revenue.

	2011	2010	2009
Operating income (loss):
Valves & Controls	$277	$248	$372
Thermal Controls	107	74	79
Water & Environmental Systems(1)	16	100	87
Corporate	(94)	(91)	(87)

Total	$306	$331	$451

(1)	Operating income includes a goodwill impairment charge of $35 million for the year ended September 30, 2011.

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Depreciation and amortization and capital expenditures by segment for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

	2011	2010	2009
Depreciation and amortization:
Valves & Controls	$41	$40	$38
Thermal Controls	10	10	9
Water & Environmental Systems	18	16	14
Corporate	3	1	2

Total	$72	$67	$63

	2011	2010	2009
Capital expenditures, net:
Valves & Controls	$40	$58	$62
Thermal Controls	7	16	13
Water & Environmental Systems	12	13	12
Corporate	20	4	9

Total	$79	$91	$96

Total assets by segment as of September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

	2011	2010	2009
Total Assets:
Valves & Controls	$3,376	$2,609	$2,730
Thermal Controls	664	587	602
Water & Environmental Systems	789	889	955
Corporate	315	275	296
Assets held for sale	—	322	263

	$5,144	$4,682	$4,846

Net revenue by geographic area for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 is as follows ($ in millions):

	2011	2010	2009
Net Revenue(1):
Asia-Pacific	$1,377	$1,380	$1,302
Europe, Middle East and Africa	1,136	1,008	1,175
United States	780	706	774
Other Americas	355	287	241

	$3,648	$3,381	$3,492

(1)	Revenue is attributed to individual countries based on the reporting entity that records the transaction.

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Long-lived assets by geographic area as of September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

	2011	2010	2009
Long-lived assets(1):
Asia-Pacific	$329	$286	$266
Europe, Middle East and Africa	258	169	179
United States	102	138	110
Other Americas	29	30	23
Corporate	30	13	10

	$748	$636	$588

(1)	Long-lived assets are comprised primarily of property, plant and equipment and exclude goodwill, other intangible assets, deferred taxes and other shared assets.

17. SUPPLEMENTAL COMBINED BALANCE SHEET INFORMATION

Selected supplemental Combined Balance Sheet information as of September 30, 2011 and September 24, 2010 is as follows ($ in millions):

	2011	2010
Deferred income tax asset	$92	$84
Other	312	217

Other assets	$404	$301

Accrued payroll and payroll related costs	$169	$170
Customer advances	89	80
Deferred income tax liability	26	5
Income taxes payable	11	10
Other	237	194

Accrued and other current liabilities	$532	$459

Long-term pension and postretirement liabilities	$90	$95
Deferred income tax liability	68	43
Income taxes payable	24	20
Other	206	243

Other liabilities	$388	$401

18. INVENTORY

Inventories consisted of the following ($ in millions):

	September 30, 2011	September 24, 2010
Purchased materials and manufactured parts	$347	$283
Work in process	130	92
Finished goods	295	269

Inventories	$772	$644

Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

B-F-44

19. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following ($ in millions):

	September 30, 2011	September 24, 2010
Land	$97	$88
Buildings and leasehold improvements	346	271
Machinery and equipment	860	793
Property under capital leases(1)	2	2
Construction in progress	41	54
Accumulated depreciation(2)	(739)	(709)

Property, plant and equipment, net	$607	$499

(1)	Property under capital leases consists primarily of buildings.
(2)	Accumulated amortization of capital lease assets was $1 million and nil as of September 30, 2011 and September 24, 2010, respectively.

20. SUBSEQUENT EVENT

The Company has evaluated subsequent events through the time it issued its financial statements on June 19, 2012.

Consistent with its annual equity compensation practices, on October 12, 2011, Tyco granted the Company’s employees 0.3 million share options with a weighted-average grant-date fair value of $12.40 per share at the date of grant. Additionally, Tyco granted 0.2 million and 0.1 million restricted stock units and performance share units with a fair value of $44.32 and $49.42 per share on the date of grant, respectively.

On March 28, 2012, the Company announced that it entered into a definitive agreement to combine its flow control business with Pentair in a tax-free, all-stock merger (“the Merger”), immediately following the spin off of the flow control business. Upon completion of the Merger, which has been unanimously approved by the Boards of both companies, Tyco shareholders are expected to own approximately 52.5% of the common shares of the combined company and Pentair shareholders are expected to own approximately 47.5%. Completion of the separation transactions, including the Merger, is subject to the approval of the distributions by Tyco shareholders, the approval of the Merger by Pentair shareholders, regulatory approvals and customary closing conditions.

B-F-45

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

($ in millions)

Description	Balance at Beginning of Year	Additions Charged to Income/ (Reversals)	Divestitures and Other	Deductions	Balance at End of Year
Accounts Receivable:
Year Ended September 25, 2009	$29	$9	$1	$(6)	$33
Year Ended September 24, 2010	33	5	—	(3)	35
Year Ended September 30, 2011	35	(1)	1	(12)	23

B-F-46

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 30, 2012

and MARCH 25, 2011

(Unaudited)

	March 30, 2012	March 25, 2011
	($ in millions)
Net revenue	$1,924	$1,634
Cost of revenue	1,301	1,088

Gross profit	623	546
Selling, general and administrative expenses	430	386
Goodwill impairment	—	35
Restructuring and asset impairment charges, net (see Note 3)	1	6

Operating income	192	119
Interest income	6	6
Interest expense	(25)	(24)

Income from continuing operations before income taxes	173	101
Income tax expense	(59)	(51)

Income from continuing operations	114	50
Income from discontinued operations, net of income taxes	—	168

Net income	114	218
Less: noncontrolling interest in subsidiaries net income	1	—

Net income attributable to Parent Company Equity	$113	$218

Amounts attributable to Parent Company Equity:
Income from continuing operations	$113	$50
Income from discontinued operations	—	168

Net income attributable to Parent Company Equity	$113	$218

See Notes to Unaudited Combined Financial Statements

B-F-47

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED BALANCE SHEETS

As of March 30, 2012 and September 30, 2011

(Unaudited)

	March 30,	September 30,
	2012	2011
	($ in millions)
Assets
Current Assets:
Cash and cash equivalents	$197	$122
Accounts receivable trade, less allowance for doubtful accounts of $23 and $23, respectively	705	716
Inventories	873	772
Prepaid expenses and other current assets	187	180
Deferred income taxes	79	79

Total current assets	2,041	1,869
Property, plant and equipment, net	626	607
Goodwill	2,139	2,137
Intangible assets, net	121	127
Other assets	395	404

Total Assets	$5,322	$5,144

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including allocated debt of nil and nil, respectively (see Note 7)	$—	$—
Accounts payable	369	336
Accrued and other current liabilities	490	532

Total current liabilities	859	868
Long-term debt, including allocated debt of $877 and $859, respectively (see Note 7)	893	876
Other liabilities	390	388

Total Liabilities	2,142	2,132

Commitments and contingencies (see Note 10)
Redeemable noncontrolling interest (see Note 12)	94	93

Parent Company Equity:
Parent company investment	2,574	2,430
Accumulated other comprehensive income	512	489

Total Parent Company Equity	3,086	2,919

Total Liabilities, Redeemable Noncontrolling Interest and Parent Company Equity	$5,322	$5,144

See Notes to Unaudited Combined Financial Statements

B-F-48

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF CASH FLOWS

For the Six Months Ended March 30, 2012 and March 25, 2011

(Unaudited)

	For the Six Months Ended
	March 30, 2012	March 25, 2011
	($ in millions)
Cash Flows From Operating Activities:
Net income attributable to Parent Company Equity	$113	$218
Noncontrolling interest in subsidiaries net income	1	—
Income from discontinued operations, net of income taxes	—	(168)

Income from continuing operations	114	50
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	42	32
Goodwill impairment	—	35
Deferred income taxes	59	51
Provision for losses on accounts receivable and inventory	9	3
Other non-cash items	6	6
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	11	6
Inventories	(111)	(77)
Prepaid expenses and other current assets	(7)	(15)
Accounts payable	38	13
Accrued and other liabilities	(48)	(47)
Income taxes payable	(15)	(33)
Deferred revenue	(6)	9
Other	4	14

Net cash provided by operating activities	96	47

Net cash used in discontinued operating activities	—	(11)

Cash Flows From Investing Activities:
Capital expenditures	(51)	(30)
Proceeds from sale of fixed assets	1	2
Acquisition of businesses, net of cash acquired	—	(7)
Other	2	4

Net cash used in investing activities	(48)	(31)

Net cash provided by discontinued investing activities	—	259

Cash Flows From Financing Activities:
Repayments of long-term debt	(1)	(1)
Allocated debt activity	18	8
Change in due to (from) Tyco and affiliates	(8)	(69)
Change in parent company investment	15	(229)
Transfers from discontinued operations	—	248

Net cash provided by (used in) financing activities	24	(43)

Net cash used in discontinued financing activities	—	(248)

Effect of currency translation on cash	3	3
Net increase (decrease) in cash and cash equivalents	75	(24)
Cash and cash equivalents at beginning of year	122	146

Cash and cash equivalents at end of year	$197	$122

See Notes to Unaudited Combined Financial Statements

B-F-49

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

For the Six Months Ended March 30, 2012 and March 25, 2011

(Unaudited)

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
	($ in millions)
Balance as of September 24, 2010	$2,050	$587	$2,637
Comprehensive income:
Net income attributable to Parent Company Equity	218		218
Currency translation		21	21
Retirement plans		1	1

Total comprehensive income			240
Net transfers to Parent	(221)		(221)

Balance as of March 25, 2011	$2,047	$609	$2,656

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
	($ in millions)
Balance as of September 30, 2011	$2,430	$489	$2,919
Comprehensive income:
Net income attributable to Parent Company Equity	113		113
Currency translation		23	23

Total comprehensive income			136
Net transfers from Parent	31		31

Balance as of March 30, 2012	$2,574	$512	$3,086

See Notes to Unaudited Combined Financial Statements

B-F-50

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Spin-Off/ Merger—On September 19, 2011, Tyco International Ltd. announced that its Board of Directors approved a plan to separate Tyco International Ltd. (“Tyco” or “Parent”) into three separate, publicly traded companies (the “Spin-Off”), identifying Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International (the “Company” or “Flow Control”), as one of those three companies. On March 28, 2012, Tyco announced that it entered into a definitive agreement to combine the Company with Pentair, Inc. (“Pentair”) in a tax-free, all-stock merger (“the Merger”), immediately following the spin-off of the flow control business. Upon completion of the Merger, which has been unanimously approved by the Boards of both companies, Tyco shareholders are expected to own approximately 52.5% of the combined company and Pentair shareholders are expected to own approximately 47.5%.

Completion of the separation transactions, including the Merger, is subject to the approval of the distributions by Tyco shareholders, the approval of the Merger by Pentair shareholders, regulatory approvals and customary closing conditions. The distributions, the merger and related transactions are collectively referred to herein as the “2012 Separation”. The Spin-Off is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution of all of the equity interest in the flow control business. Upon completion of the Spin-Off, Tyco Flow Control International Ltd. will become the publicly traded company holding all of the Flow Control and Pentair assets.

Basis of Presentation—The Combined Financial Statements include the operations, assets and liabilities of Tyco Flow Control International Ltd., the entity that will be used to effect the separation from Tyco. The Combined Financial Statements also include the combined operations, assets and liabilities of the Flow Control Business of Tyco which are comprised of the legal entities that will be owned by Tyco Flow Control International Ltd. at the time of the Spin-Off. The Combined Financial Statements have been prepared in United States dollars (“USD”), in accordance with generally accepted accounting principles in the United States (“GAAP”). The Combined Financial Statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods. The results reported in these Combined Financial Statements should not be taken as indicative of results that may be expected for the entire year. These financial statements should be read in conjunction with the Company’s audited Combined Financial Statements included elsewhere in this registration statement.

Additionally, the Combined Financial Statements do not necessarily reflect what the Company’s combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly traded company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying Combined Financial Statements. General corporate overhead, debt and related interest expense have been allocated by Tyco to the Company. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company for the periods presented or amounts that will be incurred by the Company in the future. Note 7 (“Debt”) provides further information regarding debt related allocations and Note 8 (“Related Party Transactions”) provides further information regarding allocated expenses.

References in the notes to the Combined Financial Statements to 2012 and 2011 are to the Company’s six month fiscal periods ended March 30, 2012 and March 25, 2011, respectively, unless otherwise indicated.

The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2012 will be a 52-week, whereas fiscal year 2011 was a 53-week year.

B-F-51

Recently Issued Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the Combined Statements of Parent Company Equity. The amendment will not impact the accounting for OCI, but only its presentation in the Company’s Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income by component. The guidance must be applied retrospectively and is effective for the Company in the first quarter of fiscal year 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

In September 2011, the FASB issued authoritative guidance which expanded and enhanced the existing disclosures related to multi-employer pension and other postretirement benefit plans. The amendments require additional quantitative and qualitative disclosures to provide more detailed information including the significant multi-employer plans in which the Company participates, the level of the Company’s participation and contributions and the financial health and indication of funded status, which will provide users of financial statements with a better understanding of the employer’s involvement in multi-employer benefit plans. The guidance must be applied retrospectively and is effective for the Company for the fiscal year 2012 annual period, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance along with what impact, if any, the guidance will have on its annual disclosures.

In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not, defined as having a likelihood of more than fifty percent that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal year 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

2. DIVESTITURES

The Company has continued to assess the strategic fit of its various businesses and has pursued divestiture of certain businesses which do not align with its long-term strategy.

Divestitures

Fiscal Years 2012 and 2011

The Company did not dispose of any businesses during the six months ended March 30, 2012 and March 25, 2011.

Discontinued Operations

Fiscal Year 2012

During the six months ended March 30, 2012, there were no businesses which met the criteria to be presented as discontinued operations.

B-F-52

Fiscal Year 2011

On September 30, 2010, the Company sold its European water business, which was part of the Company’s Water and Environmental systems business. The sale was completed for approximately $264 million in cash proceeds, net of $7 million of cash divested on sale, and a pre-tax gain of $171 million was recorded, which was largely exempt from tax. The gain was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statement of Operations.

Net revenue, pre-tax loss from discontinued operations, pre-tax income on sale of discontinued operations, income tax benefit and income from discontinued operations, net of income taxes are as follows ($ millions):

For the Six Months Ended
March 25, 2011
Net revenue	$3

Pre-tax loss from discontinued operations	$(5)
Pre-tax income on sale of discontinued operations	171
Income tax benefit	2

Income from discontinued operations, net of income taxes	$168

There were no material pending divestitures as of March 30, 2012 and September 30, 2011.

3. RESTRUCTURING AND ASSET IMPAIRMENT CHARGES, NET

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs as described below.

The Company recorded restructuring and asset impairment charges, net by program and classified these in the Combined Statement of Operations as follows ($ in millions):

	For the Six Months Ended March 30, 2012	For the Six Months Ended March 25, 2011
2012 actions	$2	$—
2011 program	—	5
2009 program	(1)	—

Total restructuring and asset impairment charges, net	$1	$5

Charges reflected in selling, general and administrative (“SG&A”)	—	(1)
Charges reflected in restructuring and asset impairment charges, net	$1	$6

B-F-53

2012 Actions

Restructuring and asset impairment charges, net, during the six months ended March 30, 2012 are as follows ($ in millions):

For the Six Months March 30, 2012
Employee Severance and Benefits
Valves & Controls	$1
Thermal Controls	—
Water & Environmental Systems	1
Corporate	—

Total	$2

The rollforward of the reserves from September 30, 2011 to March 30, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$—
Charges	2
Utilization	(1)

Balance as of March 30, 2012	$1

2011 Program

Restructuring and asset impairment charges, net, during the six months ended March 30, 2012 and March 25, 2011 are as follows ($ in millions):

	For the Six Months Ended March 30, 2012
	Employee Severance and Benefits	Facility Exit and Other Charges	Total
Valves & Controls	$—	$1	$1
Thermal Controls	(1)	—	(1)
Water & Environmental Systems	—	—	—
Corporate	—	—	—

Total	$(1)	$1	$—

	For the Six Months Ended March 25, 2011
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in SG&A	Total
Valves & Controls	$1	$2	$(1)	$2
Thermal Controls	—	—	—	—
Water & Environmental Systems	3	—	—	3
Corporate	—	—	—	—

Total	$4	$2	$(1)	$5

B-F-54

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the 2011 Program are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in SG&A	Total
Valves & Controls	$3	$4	$(1)	$6
Thermal Controls	1	—	—	1
Water & Environmental Systems	4	—	—	4
Corporate	—	—	—	—

Total	$8	$4	$(1)	$11

The rollforward of the reserves from September 30, 2011 to March 30, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$6
Charges	1
Reversals	(1)
Utilization	(1)
Currency translation	(1)

Balance as of March 30, 2012	$4

2009 Program

During the six months ended March 25, 2011 restructuring and asset impairment charges, net, were immaterial. Restructuring and asset impairment charges, net, during the six months ended March 30, 2012 are as follows ($ in millions):

For the Six Months Ended March 30, 2012
Employee Severance and Benefits
Valves & Controls	$(1)
Thermal Controls	—
Water & Environmental Systems	—
Corporate	—

Total	$(1)

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the 2009 Program are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Charges Reflected in SG&A	Total
Valves & Controls	$14	$11	$—	$(1)	$24
Thermal Controls	5	1	—	—	6
Water & Environmental Systems	5	2	—	—	7
Corporate	5	(3)	4	—	6

Total	$29	$11	$4	$(1)	$43

B-F-55

The rollforward of the reserves from September 30, 2011 to March 30, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$2
Reversals	(1)
Utilization	(1)

Balance as of March 30, 2012	$—

Total Restructuring Reserves

As of March 30, 2012 and September 30, 2011, restructuring reserves related to all programs were included in the Company’s Combined Balance Sheets as follows ($ in millions):

	As of March 30, 2012	As of September 30, 2011
Accrued and other current liabilities	$5	$8

4. ACQUISITIONS

Fiscal Year 2012

During the six months ended March 30, 2012, there were no acquisitions made by the Company.

Fiscal Year 2011

During the six months ended March 25, 2011, cash paid for acquisitions included in continuing operations totaled $7 million. The acquisition of Supavac was made by the Company’s Water and Environmental segment. Supavac is a leading manufacturer of vacuum loading solids pumps for management of concentrates and residues.

5. INCOME TAXES

The Company’s operating results have been included in Tyco’s various consolidated U.S. federal and state income tax returns, as well as included in many of Tyco’s tax filings for non-U.S. jurisdictions. For purposes of the Company’s Combined Financial Statements, income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from Tyco. Additionally, the carve-out financial statements reflect the Company as having the same historic structure of Tyco as a Swiss based company. At the time of the proposed Spin-Off, the Company will be Swiss domiciled. The Separate Return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented.

Tyco Flow Control International Ltd. a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax. At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax. Consequently, Tyco Flow Control International Ltd. expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.

B-F-56

Many of the Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in U.S. federal, state and local or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Australia	2004—2011
Canada	2002—2011
France	2008—2011
Germany	1998—2011
Italy	2004—2011
Switzerland	2002—2011
United States	1997—2011

The unrecognized tax benefits were reduced by $4 million during the six months ended March 30, 2012, primarily as a result of audit settlements. The Company does not anticipate the total amount of the unrecognized tax benefits to change significantly within the next twelve months.

At each balance sheet date, management evaluates whether it is more likely than not that the Company’s deferred tax assets will be realized and if sufficient future taxable income will be available by assessing current period and projected operating results and other pertinent data. As of March 30, 2012, the Company had recorded deferred tax assets of $158 million, which is comprised of $460 million gross deferred tax assets net of $302 million valuation allowances.

Undistributed Earnings of Subsidiaries

Except for earnings that are currently distributed, no additional material provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, since the earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

Tax Sharing Agreement and Other Income Tax Matters

In connection with Tyco Flow Control International Ltd.’s separation from Tyco, Tyco Flow Control International Ltd. expects to enter into a tax sharing agreement with Tyco and The ADT Corporation (the “2012 Tax Sharing Agreement”) that will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain pre-Distribution tax liabilities, including Tyco’s obligations under the tax sharing agreement that Tyco, Covidien Public Limited Company (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). Tyco Flow Control International Ltd. expects that the 2012 Tax Sharing Agreement will provide that Tyco Flow Control International Ltd., Tyco and The ADT Corporation will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to Tyco Flow Control International Ltd.’s, Tyco’s and The ADT Corporation’s U.S. and certain non-U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”).

In the event the Distribution, the spin-off of the ADT Corporation, or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, the party responsible for

B-F-57

such failure would be responsible for all taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the spin-off of the ADT Corporation, or any internal transaction is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, then Tyco Flow Control International Ltd., The ADT Corporation and Tyco would be responsible for any Distribution Taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. The ADT Corporation will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Brink’s Home Security Holdings, Inc. (“BHS”) in May 2010, including any liability of BHS under the tax sharing agreement between BHS and The Brink’s Company dated October 31, 2008 (collectively, the “BHS Tax Liabilities”). Costs and expenses associated with the management of these Shared Tax Liabilities, Distribution Taxes and BHS Tax Liabilities will generally be shared 20% by Tyco Flow Control International Ltd., 27.5% by the ADT Corporation and 52.5% by Tyco. Tyco Flow Control International Ltd. is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, Tyco Flow Control International Ltd. could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, Tyco Flow Control International Ltd. may be obligated to pay amounts in excess of our agreed-upon share of its, Tyco’s and The ADT Corporation’s tax liabilities.

6. GOODWILL AND INTANGIBLE ASSETS

Annually, in the fiscal fourth quarter, and more frequently if triggering events occur, the Company tests goodwill for impairment by comparing the fair value of each reporting unit with its carrying amount. Fair value for each reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. A market approach is utilized to corroborate the discounted cash flow analysis performed at each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flow, comparable market transactions (to the extent available), other market data and the Company’s overall market capitalization.

In the first quarter of 2011, the Company changed its reporting units of its Water & Environmental Systems segment. As a result, the Company assessed the recoverability of the long-lived assets of each of the segment’s two reporting units. The Company concluded that the carrying amounts of its long-lived assets were recoverable. Subsequently, the Company performed the first step of the goodwill impairment test for the reporting units of our Water & Environmental Systems segment.

To perform the first step of the goodwill impairment test, the Company compared the carrying amounts of the reporting units to their estimated fair values. Fair value for each reporting unit was determined utilizing a discounted cash flow analysis based on forecast cash flows (including estimated underlying revenue and operating income growth rates) discounted using an estimated weighted-average cost of capital of market participants. The results of the first step of the goodwill impairment test indicated there was a potential impairment of goodwill in the Systems reporting unit only, as the carrying amount of the reporting unit exceeded its respective fair value. As a result, the Company performed the second step of the goodwill impairment test for this reporting unit by comparing the implied fair value of reporting unit goodwill with the carrying amount of the reporting unit’s goodwill. The results

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of the second step of the goodwill impairment test indicated that the implied goodwill amount was less than the carrying amount of goodwill for the Systems reporting unit. Accordingly, the Company recorded a non-cash impairment charge of $35 million which was recorded in goodwill impairment in the Company’s Combined Statement of Operations for the six months ended March 25, 2011.

The changes in the carrying amount of goodwill by segment are as follows ($ in millions):

	As of September 30, 2011	Acquisitions/ Purchase Accounting Adjustments	Currency Translation	As of March 30, 2012
Valves & Controls
Gross Goodwill	$1,545	$(1)	$3	$1,547
Impairments	—	—	—	—

Carrying Amount of Goodwill	1,545	(1)	3	1,547

Thermal Controls
Gross Goodwill	313	—	—	313
Impairments	—	—	—	—

Carrying Amount of Goodwill	313	—	—	313

Water & Environmental Systems
Gross Goodwill	314	—	—	314
Impairments	(35)	—	—	(35)

Carrying Amount of Goodwill	279	—	—	279

TOTAL
Gross Goodwill	2,172	(1)	3	2,174
Impairments	(35)	—	—	(35)

Carrying Amount of Goodwill	$2,137	$(1)	$3	$2,139

	As of September 24, 2010	Acquisitions/ Purchase Accounting Adjustments	Impairments	Divestitures	Currency Translation	As of September 30, 2011
Valves & Controls
Gross Goodwill	$1,281	$249	$—	$—	$15	$1,545
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	1,281	249	—	—	15	1,545

Thermal Controls
Gross Goodwill	307	—	—	—	6	313
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	307	—	—	—	6	313

Water & Environmental Systems
Gross Goodwill	320	3	—	(14)	5	314
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	320	3	(35)	(14)	5	279

TOTAL
Gross Goodwill	1,908	252	—	(14)	26	2,172
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	$1,908	$252	$(35)	$(14)	$26	$2,137

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The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s intangible assets as of March 30, 2012 and September 30, 2011.

	March 30, 2012		September 30, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$88	$11	$87	$5
Intellectual property	76	37	89	50
Other	6	6	6	5

Total	$170	$54	$182	$60

Non-Amortizable	$5		$5

Intangible asset amortization expense for the six months ended March 30, 2012 and March 25, 2011 was $7 million and $2 million, respectively. As of March 30, 2012, the weighted-average amortization period for contracts and related customer relationships, intellectual property, other and total intangible assets were 11 years, 27 years, 26 years and 17 years, respectively.

The estimated aggregate amortization expense on intangible assets is expected to be approximately $7 million for the remainder of 2012, $11 million for 2013, $10 million for 2014, $10 million for 2015, $10 million for 2016 and $68 million for 2017 and thereafter.

7. DEBT

Debt as of March 30, 2012 and September 30, 2011 is as follows ($ in millions):

	March 30, 2012	September 30, 2011
Current maturities of long-term debt:
Allocated debt	$—	$—

Long-term debt:
Allocated debt	877	859
Capital lease obligations	16	17

Total long-term debt	893	876

Total debt	$893	$876

Tyco used a centralized approach to cash management and financing of its operations excluding debt directly incurred by any of its businesses, such as capital lease obligations. Accordingly, Tyco’s consolidated debt and related interest expense, exclusive of amounts incurred directly by the Company, have been allocated to the Company based on an assessment of the Company’s share of external debt using historical data. Interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements designated as fair value hedges. For the six months ended March 30, 2012 and March 25, 2011, Tyco has allocated to the Company interest expense of $25 million and $23 million, respectively. The fair value of the Company’s allocated debt was $1,016 million and $996 million as of March 30, 2012 and September 30, 2011, respectively. The fair value of its debt was allocated in the same proportions as Tyco’s external debt.

Management believes the allocation basis for debt and interest expense is reasonable based on an assessment of historical data. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for

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the periods presented. The Company or an affiliate expects to issue third-party debt based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be issued may materially differ from the amounts presented herein.

8. RELATED PARTY TRANSACTIONS

Cash Management—Tyco used a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by Tyco at its discretion. Transfers of cash both to and from Tyco are included within parent company investment on the Combined Statements of Parent Company Equity. The main components of the net transfers (to)/from Parent are cash pooling and general financing activities, cash transfers for acquisitions, divestitures, investments and various allocations from Tyco.

Trade Activity—Accounts receivable includes $2 million and $3 million of receivables from Tyco affiliates as of March 30, 2012 and September 30, 2011, respectively. These amounts primarily relate to sales of certain products which totaled $5 million and $10 million for the six months ended March 30, 2012 and March 25, 2011, respectively, and associated cost of revenue of $4 million and $8 million for the six months ended March 30, 2012 and March 25, 2011, respectively.

Service and Lending Arrangement with Tyco Affiliates—The Company has various debt and cash pool agreements with Tyco affiliates, which are executed outside of the normal Tyco centralized approach to cash management and financing of operations. Other assets include $121 million and $122 million of receivables from Tyco affiliates as of March 30, 2012 and September 30, 2011, respectively. Accrued and other current liabilities include $32 million of payables to Tyco affiliates as of both March 30, 2012 and September 30, 2011, respectively. Other liabilities include $33 million and $41 million of payables to Tyco affiliates as of March 30, 2012 and September 30, 2011, respectively.

Additionally, the Company, Tyco and its affiliates pay for expenses on behalf of each other. Accrued and other current liabilities include $12 million and $11 million of payables to Tyco and its affiliates as of March 30, 2012 and September 30, 2011, respectively.

Interest Income, Net—The Company recognized nil and $1 million of interest expense and $3 million and $3 million of interest income associated with the lending arrangements with Tyco affiliates for the six months ended March 30, 2012 and March 25, 2011, respectively.

Debt and Related Items—The Company was allocated a portion of Tyco’s consolidated debt and interest expense. Note 7 (“Debt”) provides further information regarding these allocations.

Insurable Liabilities—In fiscal year 2011 and fiscal year 2012, the Company was insured for workers’ compensation, property, product, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third-party insurance companies. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $4 million for both the six months ended March 30, 2012 and March 25, 2011. These amounts are included in the selling, general and administrative expenses in the Combined Statements of Operations for the six months ended March 30, 2012 and March 25, 2011.

The Company maintains liabilities related to workers’ compensation, property, product, general and auto liabilities. As of March 30, 2012 and September 30, 2011, the Company had recorded $5 million and $5 million, respectively, in accrued and other current liabilities and $15 million and $16 million, respectively, in other liabilities in the Combined Balance Sheets with offsetting insurance assets of the same amount due from Tyco.

Allocated Expenses—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on the relative proportion of either the Company’s headcount or net revenue to Tyco’s

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consolidated headcount or net revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During the six months ended March 30, 2012 and March 25, 2011, the Company was allocated $24 million and $27 million, respectively, of general corporate expenses incurred by Tyco. These amounts are included within selling, general and administrative expenses in the Combined Statements of Operations for the six months ended March 30, 2012 and March 25, 2011.

Management believes the assumptions and methodologies underlying the allocations of general corporate overhead from Tyco are reasonable. However, such expenses may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company or the amounts that will be incurred by the Company in the future. As a result, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly traded company during the periods presented.

9. FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of March 30, 2012. The fair value of derivative financial instruments was not material to any of the periods presented. See Note 7 (“Debt”) for the information relating to the fair value of debt.

10. COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company is involved in environmental remediation and legal proceedings related to its current business and, pursuant to certain indemnification obligations, related to a formerly owned business (Mueller). The Company is responsible, or alleged to be responsible, for ongoing environmental investigation and remediation of sites in several countries. These sites are in various stages of investigation and/or remediation and at some of these sites its liability is considered de minimis. The Company has received notification from the U.S. Environmental Protection Agency (“EPA”), and from similar state and non-U.S. environmental agencies, that several sites formerly or currently owned and/or operated by the Company, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where the Company has been identified as a potentially responsible party under U.S. federal, state and/or non-U.S. environmental laws and regulations.

The Company’s accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. It can be difficult to estimate reliably the final costs of investigation and remediation due to various factors. In the Company’s opinion, the total amount accrued is appropriate based on facts and circumstances as currently known. Based upon the Company’s experience, current information regarding known contingencies and applicable laws, the Company concluded that it is probable that it would incur remedial costs in the range of approximately $10 million to $33 million as of March 30, 2012. As of March 30, 2012, the Company concluded that the best estimate within this range is approximately $14 million, of which $9 million is included in accrued and other current liabilities and $5 million is included in other liabilities in the Combined Balance Sheet. The Company does not anticipate that these environmental conditions will have a material adverse effect on its combined financial position, results of operations or cash flows. However, unknown conditions or new details about existing conditions may give rise to environmental liabilities that could have a material adverse effect on the Company in the future.

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Asbestos Matters

The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. These cases typically involve product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were attached to or used with asbestos-containing components manufactured by third-parties. Each case typically names between dozens to hundreds of corporate defendants. While the Company has observed an increase in the number of these lawsuits over the past several years, including lawsuits by plaintiffs with mesothelioma-related claims, a large percentage of these suits have not presented viable legal claims and, as a result, have been dismissed by the courts. The Company’s strategy has been to mount a vigorous defense aimed at having unsubstantiated suits dismissed, and, where appropriate, settling suits before trial. Although a large percentage of litigated suits have been dismissed, the Company cannot predict the extent to which it will be successful in resolving lawsuits in the future. In addition, the Company continues to assess and evolve its strategy for resolving its asbestos claims, including pursuing other legal alternatives for certain subsidiaries with asbestos liabilities and limited assets.

As of March 30, 2012, there were approximately 1,700 lawsuits pending against the Company, its subsidiaries or entities for which the Company had assumed responsibility. Each lawsuit typically includes several claims, and the Company has approximately 2,300 claims outstanding as of March 30, 2012. This amount is not adjusted for claims that are not actively being prosecuted, identified incorrect defendants, or duplicated other actions, which would ultimately reflect the Company’s current estimate of the number of viable claims made against it, its affiliates, or entities for which it has assumed responsibility in connection with acquisitions or divestitures.

Annually, the Company performs an analysis with the assistance of outside counsel and other experts to update its estimated asbestos-related assets and liabilities. In addition, on a quarterly basis, the Company re-evaluates the assumptions used to perform the annual analysis and records an expense as necessary to reflect changes in its estimated liability and related insurance asset. Due to a high degree of uncertainty regarding the pattern and length of time over which claims will be made and then settled or litigated, the Company uses multiple estimation methodologies based on varying scenarios of potential outcomes to estimate the range of loss. The Company’s estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is predominantly based on claim experience over the past five years, and a projection which covers claims expected to be filed, including related defense costs, over the next seven years on an undiscounted basis. The Company has concluded that estimating the liability beyond the seven year period will not provide a reasonable estimate, as these uncertainties increase significantly as the projection period lengthens. The Company also periodically evaluates its strategy and the assumptions used in calculating the liability and corresponding insurance assets, including the five year look back and seven year look forward periods to assess whether these assumptions continue to be appropriate in light of trends and developments affecting the Company’s claims experience. The Company’s estimate of asbestos-related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In determining the amount of insurance recoverable, the Company considers a number of factors, including available insurance, allocation methodologies, solvency and creditworthiness of the insurers. The Company believes that its asbestos-related liabilities and insurance-related assets as of March 30, 2012 are appropriate.

As of March 30, 2012, the Company’s estimated net asset of $1 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $23 million, and separately as an asset for insurance recoveries of $24 million. Similarly, as of September 30, 2011, the Company’s estimated net liability of $3 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $27 million, and separately as an asset for insurance recoveries of $24 million.

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The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on the Company’s strategies for resolving its asbestos claims and currently available information as well as estimates and assumptions. Key variables and assumptions include the number and type of new claims that are filed each year, the average cost of resolution of claims, the resolution of coverage issues with insurance carriers, amount of insurance and the solvency risk with respect to the Company’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty in the later portion of the projection period. Other factors that may affect the Company’s liability and cash payments for asbestos-related matters include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms of state or federal tort legislation and the applicability of insurance policies among subsidiaries. However, actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company’s calculations vary significantly from actual results.

Income Tax Matters

As discussed above in Note 5 (“Income Taxes”), the 2012 Tax Sharing Agreement will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. Tyco Flow Control International Ltd. is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $411 million as of March 30, 2012 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, Tyco has not been able to resolve certain open items, which primarily involve the treatment of certain intercompany debt issued during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is likely to occur within the next six months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement. To the extent Tyco Flow Control International Ltd., is responsible for any Shared Tax Liability or Distribution Tax, there could be a material adverse impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

Compliance Matters

As disclosed in Tyco’s periodic filings, Tyco has received and responded to various allegations and other information that certain improper payments were made by Tyco’s subsidiaries (including subsidiaries of the Company) in recent years. Tyco has reported to the Department of Justice (“DOJ”) and the SEC the investigative steps and remedial measures that Tyco has taken in response to these and other allegations and Tyco’s internal investigations, including retaining outside counsel to perform a baseline review of Tyco’s policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act (“FCPA”). Tyco has continued to investigate and make periodic progress reports to these agencies regarding Tyco’s compliance efforts and Tyco’s follow-up investigations, including, as appropriate, briefings concerning additional instances of potential improper conduct identified by Tyco in the course of Tyco’s ongoing compliance activities. In February 2010, Tyco initiated discussions with the DOJ and SEC aimed at resolving these matters, including matters that pertain to subsidiaries of the Company. These discussions remain

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ongoing. The Company has recorded its best estimate of potential loss related to these matters. However, it is possible that this estimate may differ from the ultimate loss determined in connection with the resolution of this matter, and the Company may be required to pay material fines, consent to injunctions on future conduct, consent to the imposition of a compliance monitor, or suffer other criminal or civil penalties or adverse impacts, including being subject to lawsuits brought by private litigants, each of which may have a material adverse effect on its financial position, results of operations or cash flows.

In addition to the matters described above, from time to time, the Company is subject to disputes, administrative proceedings and other claims arising out of the normal conduct of its business. These matters generally relate to disputes arising out of the use or installation of its products, product liability litigation, personal injury claims, commercial and contract disputes and employment related matters. On the basis of information currently available to it, management does not believe that existing proceedings and claims will have a material impact on the Company’s Combined Financial Statements. However, litigation is unpredictable, and the Company could incur judgments or enter into settlements for current or future claims that could adversely affect its financial statements.

11. RETIREMENT PLANS

Defined Benefit Pension Plans—The Company sponsors a number of retirement plans. The following disclosures exclude the impact of plans which are not material individually and in the aggregate. The net periodic benefit cost for the Company’s material U.S. defined pension plans were not material for the six months ended March 30, 2012 and March 25, 2011.

The following disclosure pertains to the Company’s material non-U.S. defined benefit pension plans. The net periodic benefit cost for the Company’s material non-U.S. defined pension plans is as follows ($ in millions):

	For the Six Months Ended
	March 30, 2012	March 25, 2011
Service cost	$2	$2
Interest cost	6	6
Expected return on plan assets	(7)	(6)
Amortization of net actuarial loss	1	—

Net periodic benefit cost	$2	$2

The estimated net actuarial loss for non-U.S. pension benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the current fiscal year are expected to be $2 million.

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates and to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plans in fiscal year 2012 of $15 million for non-U.S. plans. During the six months ended March 30, 2012, the Company made required contributions of $9 million to its non-U.S. pension plans.

Postretirement Benefit Plans—Net periodic benefit cost was not material for both periods.

12. REDEEMABLE NONCONTROLLING INTEREST

Noncontrolling interests with redemption features, such as put options, that are not solely within the Company’s control are considered redeemable noncontrolling interests. The Company accretes changes in the redemption value through noncontrolling interest in subsidiaries net income attributable to the noncontrolling

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interest over the period from the date of issuance to the earliest redemption date. Redeemable noncontrolling interest is considered to be temporary equity and is therefore reported in the mezzanine section between liabilities and equity on the Company’s Combined Balance Sheet at the greater of the initial carrying amount increased or decreased for the noncontrolling interest’s share of net income or loss or its redemption value.

The rollforward of redeemable noncontrolling interest from September 30, 2011 to March 30, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$93
Net loss	(2)
Adjustments to redemption value	3

Balance as of March 30, 2012	$94

13. SHARE PLANS

During the quarter ended December 30, 2011, Tyco issued its annual share-based compensation grants to the Company’s employees. The total number of awards issued was approximately 0.6 million, of which 0.3 million were share options, 0.2 million were restricted unit awards and 0.1 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of Tyco’s Board of Directors. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $12.40, $44.32 and $49.42, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 36%, a risk free interest rate of 1.46%, an expected annual dividend per share of $1.00 and an expected option life of 5.7 years.

During the quarter ended December 24, 2010, Tyco issued its annual share-based compensation grants to the Company’s employees. The total number of awards issued was approximately 0.7 million, of which 0.4 million were share options, 0.2 million were restricted unit awards and 0.1 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of Tyco’s Board of Directors. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $9.05, $37.29 and $41.95, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 33%, a risk free interest rate of 1.22%, an expected annual dividend per share of $0.84 and an expected option life of 5.1 years.

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14. ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation Adjustments(1)	Retirement Plans	Accumulated Other Comprehensive Income (Loss)
Balance as of September 24, 2010	$652	$(65)	$587
Pre-tax current period change	147	1	148
Divestiture of businesses	(126)	—	(126)

Balance as of March 25, 2011	$673	$(64)	$609

	Currency Translation Adjustments(1)	Retirement Plans	Accumulated Other Comprehensive Income
Balance as of September 30, 2011	$556	$(67)	$489
Pre-tax current period change	23	—	23

Balance as of March 30, 2012	$579	$(67)	$512

(1)

During the six months ended March 30, 2012 and March 25, 2011, nil and $126 million of cumulative translation gain, respectively, were transferred from currency translation adjustments as a result of the sale of non-U.S. entities. Of these amounts, nil and $126 million, respectively, are included in income from discontinued operations, net of income taxes in the Combined Statements of Operations.

Other

The Company had $1.2 billion of intercompany loans designated as permanent in nature as of both March 30, 2012 and September 30, 2011. For the six months ended March 30, 2012 and March 25, 2011, the Company recorded a $17 million and a $59 million cumulative translation gain, respectively, through accumulated other comprehensive income related to these loans.

15. COMBINED SEGMENT DATA

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. The Company, from time to time, may realign businesses and management responsibility within its operating segments based on considerations such as opportunity for market or operating synergies and/or to more fully leverage existing capabilities and enhance development for future products and services. Selected information by segment is presented in the following tables ($ in millions):

	For the Six Months Ended
	March 30, 2012	March 25, 2011
Net revenue (1)
Valves & Controls	$1,166	$975
Thermal Controls	436	339
Water & Environmental Systems	322	320

Total	$1,924	$1,634

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(1)	Revenue by operating segment excludes intercompany transactions. No single customer represents more than 10% of net revenue.

	For the Six Months Ended
	March 30, 2012	March 25, 2011
Operating income (loss)
Valves & Controls	$139	$106
Thermal Controls	81	63
Water & Environmental Systems (1)	19	(11)
Corporate	(47)	(39)

Total	$192	$119

(1)	Operating loss includes a goodwill impairment charge of $35 million for the six months ended March 25, 2011.

16. INVENTORY

Inventories consisted of the following ($ in millions):

	March 30, 2012	September 30, 2011
Purchased materials and manufactured parts	$387	$347
Work in process	143	130
Finished goods	343	295

Inventories	$873	$772

Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

17. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following ($ in millions):

	March 30, 2012	September 30, 2011
Land	$97	$97
Buildings and leasehold improvements	338	346
Machinery and equipment	876	860
Property under capital leases(1)	2	2
Construction in progress	65	41
Accumulated depreciation(2)	(752)	(739)

Property, plant and equipment, net	$626	$607

(1)	Property under capital leases consists primarily of buildings.
(2)	Accumulated amortization of capital lease assets was $1 million as of both March 30, 2012 and September 30, 2011.

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18. GUARANTEES

In certain situations, Tyco has guaranteed the Company’s performance to third parties or has provided financial guarantees for financial commitments of the Company. Tyco and the Company intend to obtain releases from these guarantees in connection with the Spin-Off. In situations where the Company and Tyco are unable to obtain a release, the Company will indemnify Tyco for any losses it suffers as a result of such guarantees.

In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to reasonably estimate the potential liability due to the inchoate and unknown nature of these potential liabilities. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

The changes in the carrying amount of the Company’s warranty accrual from September 30, 2011 to March 30, 2012 were as follows ($ in millions):

Balance as of September 30, 2011	$18
Warranties issued	3
Change in estimates	(1)
Settlements	(3)

Balance as of March 30, 2012	$17

19. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the time it issued its financial statements on June 19, 2012.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Pentair, Inc.

We have audited the accompanying consolidated balance sheets of Pentair, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index at page F-2. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pentair, Inc. and subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Minneapolis, Minnesota

February 21, 2012

B-F-70

Pentair, Inc. and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31
In thousands, except per-share data	2011	2010	2009
Net sales	$3,456,686	$3,030,773	$2,692,468
Cost of goods sold	2,382,964	2,100,133	1,907,333

Gross profit	1,073,722	930,640	785,135
Selling, general and administrative	626,527	529,329	507,303
Research and development	78,158	67,156	57,884
Goodwill impairment	200,520	—	—

Operating income	168,517	334,155	219,948
Other (income) expense:
Equity (income) losses of unconsolidated subsidiaries	(1,898)	(2,108)	1,379
Loss on early extinguishment of debt	—	—	4,804
Interest income	(1,432)	(1,263)	(999)
Interest expense	60,267	37,379	42,117

Income from continuing operations before income taxes and noncontrolling interest	111,580	300,147	172,647
Provision for income taxes	73,059	97,200	56,428

Income from continuing operations	38,521	202,947	116,219
Loss on disposal of discontinued operations, net of tax	—	(626)	(19)

Net income before noncontrolling interest	38,521	202,321	116,200
Noncontrolling interest	4,299	4,493	707

Net income attributable to Pentair, Inc.	$34,222	$197,828	$115,493

Net income from continuing operations attributable to Pentair, Inc.	$34,222	$198,454	$115,512

Earnings per common share attributable to Pentair, Inc.
Basic
Continuing operations	$0.35	$2.02	$1.19
Discontinued operations	—	(0.01)	—

Basic earnings per common share	$0.35	$2.01	$1.19

Diluted
Continuing operations	$0.34	$2.00	$1.17

Discontinued operations	—	(0.01)	—

Diluted earnings per common share	$0.34	$1.99	$1.17

Weighted average common shares outstanding
Basic	98,233	98,037	97,415
Diluted	99,753	99,294	98,522

See accompanying notes to consolidated financial statements.

B-F-71

Pentair, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
	In thousands, except share and per-share data
Assets
Current assets
Cash and cash equivalents	$50,077	$46,056
Accounts and notes receivable, net of allowances of $39,111 and $36,343, respectively	569,204	516,905
Inventories	449,863	405,356
Deferred tax assets	60,899	56,349
Prepaid expenses and other current assets	107,792	44,631

Total current assets	1,237,835	1,069,297

Property, plant and equipment, net	387,525	329,435

Other assets
Goodwill	2,273,918	2,066,044
Intangibles, net	592,285	453,570
Other	94,750	55,187

Total other assets	2,960,953	2,574,801

Total assets	$4,586,313	$3,973,533

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$3,694	$4,933
Current maturities of long-term debt	1,168	18
Accounts payable	294,858	262,357
Employee compensation and benefits	109,361	107,995
Current pension and post-retirement benefits	9,052	8,733
Accrued product claims and warranties	42,630	42,295
Income taxes	14,547	5,964
Accrued rebates and sales incentives	37,009	33,559
Other current liabilities	129,522	80,942

Total current liabilities	641,841	546,796

Other liabilities
Long-term debt	1,304,225	702,521
Pension and other retirement compensation	248,615	209,859
Post-retirement medical and other benefits	31,774	30,325
Long-term income taxes payable	26,470	23,507
Deferred tax liabilities	188,957	169,198
Other non-current liabilities	97,039	86,295

Total liabilities	2,538,921	1,768,501

Commitments and contingencies

Shareholders’ equity
Common shares par value $0.16 2/3; 98,622,564 and 98,409,192 shares issued and outstanding, respectively	16,437	16,401
Additional paid-in capital	488,843	474,489
Retained earnings	1,579,290	1,624,605
Accumulated other comprehensive income	(151,241)	(22,342)
Noncontrolling interest	114,063	111,879

Total shareholders’ equity	2,047,392	2,205,032

Total liabilities and shareholders’ equity	$4,586,313	$3,973,533

See accompanying notes to consolidated financial statements.

B-F-72

Pentair, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009
	In thousands
Operating activities
Net income before noncontrolling interest	$38,521	$202,321	$116,200
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Loss on disposal of discontinued operations	—	626	19
Equity (income) losses of unconsolidated subsidiaries	(1,898)	(2,108)	1,379
Depreciation	66,235	57,995	64,823
Amortization	41,897	26,184	40,657
Deferred income taxes	(5,583)	29,453	30,616
Stock compensation	19,489	21,468	17,324
Goodwill impairment	200,520	—	—
Excess tax benefits from stock-based compensation	(3,310)	(2,686)	(1,746)
Loss on sale of assets	933	466	985
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	1,348	(62,344)	11,307
Inventories	18,263	(44,495)	66,684
Prepaid expenses and other current assets	10,032	2,777	16,202
Accounts payable	(24,330)	55,321	(13,822)
Employee compensation and benefits	(20,486)	27,252	(22,431)
Accrued product claims and warranties	(1,984)	8,068	(7,440)
Income taxes	10,084	1,791	1,972
Other current liabilities	10,921	561	(21,081)
Pension and post-retirement benefits	(24,596)	(43,024)	(39,607)
Other assets and liabilities	(15,830)	(9,250)	(2,141)

Net cash provided by (used for) continuing operations	320,226	270,376	259,900
Net cash provided by (used for) operating activities of discontinued operations	—	—	(1,531)

Net cash provided by (used for) operating activities	320,226	270,376	258,369
Investing activities
Capital expenditures	(73,348)	(59,523)	(54,137)
Proceeds from sale of property and equipment	1,310	358	1,208
Acquisitions, net of cash acquired	(733,105)	—	—
Divestitures	—	—	1,567
Other	(2,943)	(1,148)	(3,224)

Net cash provided by (used for) investing activities	(808,086)	(60,313)	(54,586)
Financing activities
Net short-term borrowings	(1,239)	2,728	2,205
Proceeds from long-term debt	1,421,602	703,641	580,000
Repayment of long-term debt	(832,147)	(804,713)	(730,304)
Debt issuance costs	(8,973)	(50)	(50)
Excess tax benefits from stock-based compensation	3,310	2,686	1,746
Stock issued to employees, net of shares withheld	13,322	9,941	8,247
Repurchases of common stock	(12,785)	(24,712)	—
Dividends paid	(79,537)	(75,465)	(70,927)
Distribution to noncontrolling interest	—	(4,647)	—

Net cash provided by (used for) financing activities	503,553	(190,591)	(209,083)
Effect of exchange rate changes on cash and cash equivalents	(11,672)	(6,812)	(648)
Change in cash and cash equivalents	4,021	12,660	(5,948)
Cash and cash equivalents, beginning of period	46,056	33,396	39,344

Cash and cash equivalents, end of period	$50,077	$46,056	$33,396

B-F-73

Pentair, Inc.

Consolidated Statements of Change in Shareholders’ Equity

	Common shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total Pentair, Inc.	Non-controlling interest	Total	Comprehensive income (loss) attributable to Pentair, Inc.
	Number	Amount
	In thousands, except share and per-share data
Balance—December 31, 2008	98,276,919	$16,379	$451,241	$1,457,676	$(26,615)	$1,898,681	$121,388	$2,020,069
Net income				115,493		115,493	707	116,200	$115,493
Change in cumulative translation adjustment					43,371	43,371	(7,843)	35,528	43,371
Adjustment in retirement liability, net of $164 tax					256	256		256	256
Changes in market value of derivative financial instruments, net of ($2,323) tax					3,585	3,585		3,585	3,585

Comprehensive income (loss)									$162,705

Cash dividends—$0.72 per common share				(70,927)		(70,927)		(70,927)
Tax benefit of stock compensation			1,025			1,025		1,025
Exercise of stock options, net of 124613 shares tendered for payment	433,533	72	7,639			7,711		7,711
Issuance of restricted shares, net of cancellations	24,531	4	516			520		520
Amortization of restricted shares			7,190			7,190		7,190
Shares surrendered by employees to pay taxes	(79,477)	(13)	(1,867)			(1,880)		(1,880)
Stock compensation			7,063			7,063		7,063

Balance—December 31, 2009	98,655,506	$16,442	$472,807	$1,502,242	$20,597	$2,012,088	$114,252	$2,126,340

B-F-74

	Common shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total Pentair, Inc.	Non-controlling interest	Total	Comprehensive income (loss) attributable to Pentair, Inc.
	Number	Amount
	In thousands, except share and per-share data
Net income				197,828		197,828	4,493	202,321	$197,828
Change in cumulative translation adjustment					(30,487)	(30,487)	(2,219)	(32,706)	(30,487)
Adjustment in retirement liability, net of $(8,159) tax					(12,762)	(12,762)		(12,762)	(12,762)
Changes in market value of derivative financial instruments, net of $229 tax					310	310		310	310

Comprehensive income (loss)									$154,889

Cash dividends—$0.76 per common share				(75,465)		(75,465)		(75,465)
Tax benefit of stock compensation			2,171			2,171		2,171
Distribution to noncontrolling interest							(4,647)	(4,647)
Share repurchase	(726,777)	(121)	(24,591)			(24,712)		(24,712)
Exercise of stock options, net of 27,177 shares tendered for payment	651,331	109	14,817			14,926		14,926
Issuance of restricted shares, net of cancellation	(4,122)	(1)	707			706		706
Amortization of restricted shares			3,538			3,538		3,538
Shares surrendered by employees to pay taxes	(166,746)	(28)	(5,663)			(5,691)		(5,691)
Stock compensation			10,703			10,703		10,703

Balance—December 31, 2010	98,409,192	$16,401	$474,489	$1,624,605	$(22,342)	$2,093,153	$111,879	$2,205,032

B-F-75

	Common shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total Pentair, Inc.	Non-controlling interest	Total	Comprehensive income (loss) attributable to Pentair, Inc.
	Number	Amount
	In thousands, except share and per-share data
Net income				34,222		34,222	4,299	38,521	$34,222
Change in cumulative translation adjustment					(91,591)	(91,591)	(2,115)	(93,706)	(91,591)
Adjustment in retirement liability, net of ($26,650) tax					(41,683)	(41,683)		(41,683)	(41,683)
Changes in market value of derivative financial instruments, net of $2,884 tax					4,375	4,375		4,375	4,375

Comprehensive income (loss)									$(94,677)

Tax benefit of stock compensation			3,868			3,868		3,868
Cash dividends—$0.80 per common share				(79,537)		(79,537)		(79,537)
Share repurchase	(397,126)	(66)	(12,719)			(12,785)		(12,785)
Exercise of stock options, net of 182,270 shares tendered for payment	657,616	110	14,598			14,708		14,708
Issuance of restricted shares, net of cancellations	28,603	5	1,470			1,475		1,475
Amortization of restricted shares			1,006			1,006		1,006
Shares surrendered by employees to pay taxes	(75,721)	(13)	(2,785)			(2,798)		(2,798)
Stock compensation			8,916			8,916		8,916

Balance—December 31, 2011	98,622,564	$16,437	$488,843	$1,579,290	$(151,241)	$1,933,329	$114,063	$2,047,392

B-F-76

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

1. Summary of Significant Accounting Policies

Fiscal year

Our fiscal year ends on December 31. We report our interim quarterly periods on a 13-week basis ending on a Saturday.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Pentair and all subsidiaries, both U.S. and non-U.S., that we control. Intercompany accounts and transactions have been eliminated. Investments in companies of which we own 20% to 50% of the voting stock or have the ability to exercise significant influence over operating and financial policies of the investee are accounted for using the equity method of accounting and as a result, our share of the earnings or losses of such equity affiliates is included in the Consolidated Statements of Income.

Use of estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that could differ from those estimates. The critical accounting policies that require our most significant estimates and judgments include:

•	the assessment of recoverability of long-lived assets, including goodwill and indefinite-life intangibles; and

•	accounting for pension benefits, because of the importance in making the estimates necessary to apply these policies.

Revenue recognition

Generally, we recognize revenue when it is realized or realizable and has been earned. Revenue is recognized when persuasive evidence of an arrangement exists; shipment or delivery has occurred (depending on the terms of the sale); our price to the buyer is fixed or determinable; and collectability is reasonably assured.

Generally, there is no post-shipment obligation on product sold other than warranty obligations in the normal and ordinary course of business. In the event significant post-shipment obligations were to exist, revenue recognition would be deferred until substantially all obligations were satisfied.

Percentage of completion

Revenue from certain long-term contracts is recognized over the contractual period under the percentage-of-completion (POC) method of accounting. Under this method, sales and gross profit are recognized as work is performed based on the relationship between the actual costs incurred and the total estimated costs at completion. Changes to the original estimates may be required during the life of the contract and such estimates are reviewed on a regular basis. Sales and gross profit are adjusted using the cumulative catch-up method for revisions in estimated total contract costs and contract values. These reviews have not resulted in adjustments that were significant to our results of operations. Estimated losses are recorded when identified. Claims against customers are recognized as revenue upon settlement.

B-F-77

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

We record costs and earnings in excess of billings on uncompleted contracts within Prepaid expenses and other current assets and billings in excess of costs and earnings on uncompleted contracts within Other current liabilities in the Consolidated Balance Sheets. Amounts included in Prepaid expenses and other current assets related to these contracts were $54.7 million and $0 at December 31, 2011 and 2010, respectively. Amounts included in Other current liabilities related to these contracts were $17.7 million and $0 at December 31, 2011 and 2010, respectively.

Sales returns

The right of return may exist explicitly or implicitly with our customers. Generally, our return policy allows for customer returns only upon our authorization. Goods returned must be product we continue to market and must be in salable condition. Returns of custom or modified goods are normally not allowed. At the time of sale, we reduce revenue for the estimated effect of returns. Estimated sales returns include consideration of historical sales levels, the timing and magnitude of historical sales return levels as a percent of sales, type of product, type of customer and a projection of this experience into the future.

Pricing and sales incentives

We record estimated reductions to revenue for customer programs and incentive offerings including pricing arrangements, promotions and other volume-based incentives at the later of the date revenue is recognized or the incentive is offered. Sales incentives given to our customers are recorded as a reduction of revenue unless we (1) receive an identifiable benefit for the goods or services in exchange for the consideration and (2) we can reasonably estimate the fair value of the benefit received. The following represents a description of our pricing arrangements, promotions and other volume-based incentives:

Pricing arrangements

Pricing is established up front with our customers and we record sales at the agreed-upon net selling price. However, one of our businesses allows customers to apply for a refund of a percentage of the original purchase price if they can demonstrate sales to a qualifying original equipment manufacturer (“OEM”) customer. At the time of sale, we estimate the anticipated refund to be paid based on historical experience and reduce sales for the probable cost of the discount. The cost of these refunds is recorded as a reduction in gross sales.

Promotions

Our primary promotional activity is what we refer to as cooperative advertising. Under our cooperative advertising programs, we agree to pay the customer a fixed percentage of sales as an allowance that may be used to advertise and promote our products. The customer is generally not required to provide evidence of the advertisement or promotion. We recognize the cost of this cooperative advertising at the time of sale. The cost of this program is recorded as a reduction in gross sales.

Volume-based incentives

These incentives involve rebates that are negotiated up front with the customer and are redeemable only if the customer achieves a specified cumulative level of sales or sales increase. Under these incentive programs, at the time of sale, we reforecast the anticipated rebate to be paid based on forecasted sales levels. These forecasts are updated at least quarterly for each customer and sales are reduced for the anticipated cost of the rebate. If the forecasted sales for a customer changes, the accrual for rebates is adjusted to reflect the new amount of rebates expected to be earned by the customer.

B-F-78

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Shipping and handling costs

Amounts billed to customers for shipping and handling are recorded in Net sales in the accompanying Consolidated Statements of Income. Shipping and handling costs incurred by Pentair for the delivery of goods to customers are included in Cost of goods sold in the accompanying Consolidated Statements of Income.

Research and development

We conduct research and development (“R&D”) activities in our own facilities, which consist primarily of the development of new products, product applications and manufacturing processes. We expense R&D costs as incurred. R&D expenditures during 2011, 2010 and 2009 were $78.2 million, $67.2 million and $57.9 million, respectively.

Cash equivalents

We consider highly liquid investments with original maturities of three months or less to be cash equivalents.

Trade receivables and concentration of credit risk

We record an allowance for doubtful accounts, reducing our receivables balance to an amount we estimate is collectible from our customers. Estimates used in determining the allowance for doubtful accounts are based on historical collection experience, current trends, aging of accounts receivable and periodic credit evaluations of our customers’ financial condition. We generally do not require collateral. No customer receivable balances exceeded 10% of total net receivable balances as of December 31, 2011 and December 31, 2010.

Inventories

Inventories are stated at the lower of cost or market with substantially all costed using the first-in, first-out (“FIFO”) method and with an insignificant amount of inventories located outside the United States costed using a moving average method which approximates FIFO.

Property, plant and equipment

Property, plant and equipment is stated at historical cost. We compute depreciation by the straight-line method based on the following estimated useful lives:

Years
Land improvements	5 to 20
Buildings and leasehold improvements	5 to 50
Machinery and equipment	3 to 15

Significant improvements that add to productive capacity or extend the lives of properties are capitalized. Costs for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any related gains or losses are included in income.

We review the recoverability of long-lived assets to be held and used, such as property, plant and equipment, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset or asset group, an impairment loss is recognized for the difference between estimated fair value and carrying value. Impairment

B-F-79

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

losses on long-lived assets held for sale are determined in a similar manner, except that fair values are reduced for the cost to dispose of the assets. The measurement of impairment requires us to estimate future cash flows and the fair value of long-lived assets. There was no impairment charge recorded related to long-lived assets.

Goodwill and identifiable intangible assets

Goodwill

Goodwill represents the excess of the cost of acquired businesses over the net of the fair value of identifiable tangible net assets and identifiable intangible assets purchased and liabilities assumed.

Goodwill is tested at least annually for impairment and is tested for impairment more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is performed using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the estimated fair value is less than the carrying amount of the reporting unit there is an indication that goodwill impairment exists and a second step must be completed in order to determine the amount of the goodwill impairment, if any, that should be recorded. In the second step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation.

The fair value of each reporting unit is determined using a discounted cash flow analysis and market approach. Projecting discounted future cash flows requires us to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. Use of the market approach consists of comparisons to comparable publicly-traded companies that are similar in size and industry. Actual results may differ from those used in our valuations. This non-recurring fair value measurement is a “Level 3” measurement under the fair value hierarchy described below.

In developing our discounted cash flow analysis, assumptions about future revenues and expenses, capital expenditures and changes in working capital, are based on our annual operating plan and long-term business plan for each of our reporting units. These plans take into consideration numerous factors including historical experience, anticipated future economic conditions, changes in raw material prices and growth expectations for the industries and end markets we participate in. These assumptions are determined over a five year long-term planning period. The five year growth rates for revenues and operating profits vary for each reporting unit being evaluated. Revenues and operating profit beyond 2018 are projected to grow at a perpetual growth rate between 3.0% and 3.5%.

Discount rate assumptions for each reporting unit take into consideration our assessment of risks inherent in the future cash flows of the respective reporting unit and our weighted-average cost of capital. We utilized discount rates ranging from 12.6% to 14% in determining the discounted cash flows in our fair value analysis.

In estimating fair value using the market approach, we identify a group of comparable publicly-traded companies for each operating segment that are similar in terms of size and product offering. These groups of comparable companies are used to develop multiples based on total market-based invested capital as a multiple of earnings before interest, taxes, depreciation and amortization (EBITDA). We determine our estimated values by applying these comparable EBITDA multiples to the operating results of our reporting units. The ultimate fair value of each reporting unit is determined considering the results of both valuation methods.

Impairment charge

In the fourth quarter of 2011, we completed our annual goodwill impairment review. As a result, we recorded a pre-tax non-cash impairment charge of $200.5. This represents impairment of goodwill in our Residential

B-F-80

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Filtration reporting unit, part of Water & Fluid Solutions. The impairment charge resulted from changes in our forecasts in light of economic conditions prevailing in these markets and due to continued softness in the end-markets served by residential water treatment components.

Identifiable intangible assets

Our primary identifiable intangible assets include trade marks and trade names, patents, non-compete agreements, proprietary technology and customer relationships. Identifiable intangibles with finite lives are amortized and those identifiable intangibles with indefinite lives are not amortized. Identifiable intangible assets that are subject to amortization are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Identifiable intangible assets not subject to amortization are tested for impairment annually or more frequently if events warrant. We completed our annual impairment test during the fourth quarter for those identifiable assets not subject to amortization. There was no impairment charge recorded in 2011 or 2010 for identifiable intangible assets. An impairment charge of $11.3 million was recorded in 2009, related to trade names. These charges were recorded in Selling, general and administrative in our Consolidated Statements of Income.

The impairment test consists of a comparison of the fair value of the trade name with its carrying value. Fair value is measured using the relief-from-royalty method. This method assumes the trade name has value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires us to estimate the future revenue for the related brands, the appropriate royalty rate and the weighted average cost of capital. This non-recurring fair value measurement is a “Level 3” measurement under the fair value hierarchy described below.

At December 31, 2011 our goodwill and intangible assets were approximately $2,866 million and represented approximately 62.5% of our total assets. If we experience further declines in sales and operating profit or do not meet our operating forecasts, we may be subject to future impairments. Additionally, changes in assumptions regarding the future performance of our businesses, increases in the discount rate used to determine the discounted cash flows of our businesses or significant declines in our stock price or the market as a whole could result in additional impairment indicators. Because of the significance of our goodwill and intangible assets, any future impairment of these assets could have a material adverse effect on our financial results.

Equity and cost method investments

We have investments that are accounted for using the equity method. Our proportionate share of income or losses from investments accounted for under the equity method is recorded in the Consolidated Statements of Income. We write down or write off an investment and recognize a loss when events or circumstances indicate there is impairment in the investment that is other-than-temporary. This requires significant judgment, including assessment of the investees’ financial condition and in certain cases the possibility of subsequent rounds of financing, as well as the investees’ historical and projected results of operations and cash flows. If the actual outcomes for the investees are significantly different from projections, we may incur future charges for the impairment of these investments.

We have a 50% investment in FARADYNE Motors LLC (“FARADYNE”), a joint venture with Xylem, Inc. (fka ITT Water Technologies, Inc) that designs, develops and manufactures submersible pump motors. We do not consolidate the investment in our consolidated financial statements as we do not have a controlling interest over the investment. There were investments in and loans to FARADYNE of $6.0 million and $6.1 million at December 31, 2011 and December 31, 2010, respectively, which is net of our proportionate share of the results of their operations.

B-F-81

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Investments for which we do not have significant influence are accounted for under the cost method. At December 31, 2011 and 2010 the aggregate balance of these investments was $6.9 million and $3.8 million, respectively.

Income taxes

We use the asset and liability approach to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in our tax provision in the period of change. We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Environmental

We recognize environmental clean-up liabilities on an undiscounted basis when a loss is probable and can be reasonably estimated. Such liabilities generally are not subject to insurance coverage. The cost of each environmental clean-up is estimated by engineering, financial and legal specialists based on current law. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that, where applicable, other potentially responsible parties (“PRPs”) will be able to fulfill their commitments at the sites where Pentair may be jointly and severally liable. The process of estimating environmental clean-up liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remedy and technology will be required and the outcome of discussions with regulatory agencies and other PRPs at multi-party sites. In future periods, new laws or regulations, advances in clean-up technologies and additional information about the ultimate clean-up remedy that is used could significantly change our estimates. Accruals for environmental liabilities are included in Other current liabilities and Other non-current liabilities in the Consolidated Balance Sheets.

Insurance subsidiary

We insure certain general and product liability, property, workers’ compensation and automobile liability risks through our regulated wholly-owned captive insurance subsidiary, Penwald Insurance Company (“Penwald”). Reserves for policy claims are established based on actuarial projections of ultimate losses. As of December 31, 2011 and 2010, reserves for policy claims were $44.3 million ($13.3 million included in Accrued product claims and warranties and $31.0 million included in Other non-current liabilities) and $49.0 million ($12.0 million included in Accrued product claims and warranties and $37.0 million included in Other non-current liabilities), respectively.

Stock-based compensation

We account for stock-based compensation awards on a fair value basis. The estimated grant date fair value of each option award is recognized in income on an accelerated basis over the requisite service period (generally the vesting period). The estimated fair value of each option award is calculated using the Black-Scholes option-pricing model. From time to time, we have elected to modify the terms of the original grant. These modified grants are accounted for as a new award and measured using the fair value method, resulting in the inclusion of

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Notes to consolidated financial statements

additional compensation expense in our Consolidated Statements of Income. Restricted share awards and units are recorded as compensation cost on a straight-line basis over the requisite service periods based on the market value on the date of grant.

Earnings per common share

Basic earnings per share are computed by dividing net income attributable to Pentair, Inc., by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income attributable to Pentair, Inc., by the weighted-average number of common shares outstanding including the dilutive effects of common stock equivalents. The dilutive effects of stock options and restricted stock awards and units increased weighted average common shares outstanding by 1,519 thousand, 1,257 thousand and 1,107 thousand in 2011, 2010 and 2009, respectively.

Stock options excluded from the calculation of diluted earnings per share because the exercise price was greater than the average market price of the common shares were 2,140 thousand, 3,711 thousand and 5,283 thousand in 2011, 2010 and 2009, respectively.

Derivative financial instruments

We recognize all derivatives, including those embedded in other contracts, as either assets or liabilities at fair value in our Consolidated Balance Sheets. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated and is effective as a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income (“OCI”) and are recognized in the Consolidated Statements of Income when the hedged item affects earnings. If the underlying hedged transaction ceases to exist or if the hedge becomes ineffective, all changes in fair value of the related derivatives that have not been settled are recognized in current earnings. For a derivative that is not designated as or does not qualify as a hedge, changes in fair value are reported in earnings immediately.

We use derivative instruments for the purpose of hedging interest rate and currency exposures, which exist as part of ongoing business operations. We do not hold or issue derivative financial instruments for trading or speculative purposes. All other contracts that contain provisions meeting the definition of a derivative also meet the requirements of and have been designated as, normal purchases or sales. Our policy is not to enter into contracts with terms that cannot be designated as normal purchases or sales. From time to time, we may enter in to short duration foreign currency contracts to hedge foreign currency risks.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date:

Level 1: Valuation is based on observable inputs such as quoted market prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Valuation is based on inputs such as quoted market prices for similar assets or liabilities in active markets or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3: Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

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Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

In making fair value measurements, observable market data must be used when available. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Foreign currency translation

The financial statements of subsidiaries located outside of the U.S. are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments are included in Accumulated other comprehensive income (loss) (“AOCI”), a separate component of shareholders’ equity.

New accounting standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance to improve the consistency of fair value measurement and disclosure requirements between US GAAP and International Financial Reporting Standards. The provisions of this guidance change certain of the fair value principles related to the highest and best use premise, the consideration of blockage factors and other premiums and discounts, and the measurement of financial instruments held in a portfolio and instruments classified within shareholders’ equity. Further, the guidance provides additional disclosure requirements surrounding Level 3 fair value measurements, the uses of nonfinancial assets in certain circumstances and identification of the level in the fair value hierarchy used for assets and liabilities which are not recorded at fair value, but where fair value is disclosed. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011. We are evaluating the potential impact of adoption.

In June 2011, the FASB issued authoritative guidance surrounding the presentation of comprehensive income, with an objective of increasing the prominence of items reported in OCI. This guidance provides entities with the option to present the total of comprehensive income, the components of net income and the components of OCI in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, entities must present on the face of the financial statement, items reclassified from OCI to net income in the section of the financial statement where the components of net income and OCI are presented, regardless of the option selected to present comprehensive income. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011. The FASB subsequently deferred the effective date of certain provisions of this standard pertaining to the reclassification of items out of accumulated other comprehensive income, pending the issuance of further guidance on that matter. We believe that the adoption of this guidance will not have a material impact on our financial condition or results of operations.

In September 2011, the FASB issued an amendment to an existing accounting standard, which provides entities an option to perform a qualitative assessment to determine whether further impairment testing on goodwill is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We believe that the adoption of this guidance will not have a material impact on our financial condition or results of operations.

Subsequent events

In connection with preparing the audited consolidated financial statements for the year ended December 31, 2011, we have evaluated subsequent events for potential recognition and disclosure through the date of this filing.

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Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

2. Acquisitions

In May 2011, we acquired as part of Water & Fluid Solutions, the CPT division of privately held Norit Holding B.V. for $715.3 million (€502.7 million translated at the May 12, 2011 exchange rate). CPT’s results of operations have been included in our consolidated financial statements since the date of acquisition. CPT is a global leader in membrane solutions and clean process technologies in the high growth water and beverage filtration and separation segments. CPT provides sustainable purification systems and solutions for desalination, water reuse, industrial applications and beverage segments that effectively address the increasing challenges of clean water scarcity, rising energy costs and pollution. CPT’s product offerings include innovative ultrafiltration and nanofiltration membrane technologies, aseptic valves, CO2 recovery and control systems and specialty pumping equipment. Based in the Netherlands, CPT has broad sales diversity with the majority of 2011 and 2010 revenues generated in European Union and Asia-Pacific countries.

The fair value of the business acquired was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value acquired over the identifiable assets acquired and liabilities assumed is reflected as goodwill. Goodwill recorded as part of the purchase price allocation was $451.8 million, none of which is tax deductible. Identifiable intangible assets acquired as part of the acquisition were $197.2 million, including definite-lived intangibles, such as customer relationships and proprietary technology with a weighted average amortization period of approximately 10 years.

The total purchase price has been allocated to the estimated fair values of assets acquired and liabilities assumed as follows:

(in thousands)
Accounts and notes receivable	$70,038
Inventories	60,382
Deferred tax assets	4,926
Prepaid expenses and other current assets	40,252
Property, plant and equipment	69,010
Goodwill	451,809
Intangibles	197,231
Accounts payable	(41,061)
Income taxes	(3,937)
Other current liabilities	(59,229)
Long-term debt	(17,041)
Deferred tax liabilities	(57,069)

Purchase price	$715,311

CPT’s net sales and income from continuing operations for the period from the acquisition date to December 31, 2011 were $234.1 million and $2.4 million, respectively, and include $13.2 million of non-recurring expenses for acquisition date fair value adjustments related to inventory and customer backlog.

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Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The following pro forma consolidated condensed financial results of operations are presented as if the acquisitions described above had been completed at the beginning of the comparable period:

	Years ended December 31
In thousands, except share and per-share data	2011	2010
Pro forma net sales	$3,578,462	$3,329,812
Pro forma income from continuing operations	49,363	177,867
Loss on disposal of discontinued operations, net of tax	—	(626)
Pro forma net income from continuing operations attributable to Pentair, Inc.	45,064	173,375
Pro forma earnings per common share—continuing operations
Basic	$0.46	$1.77
Diluted	$0.45	$1.75

Weighted average common shares outstanding
Basic	98,233	98,037
Diluted	99,753	99,294

The 2010 unaudited pro forma net income was adjusted to include the impact of approximately $12.9 million in non-recurring items related to acquisition date fair value adjustments to inventory and customer backlog. The 2011 unaudited pro forma net income was adjusted to exclude the impact of these items. Acquisition-related transaction costs of approximately $8.0 million associated with the CPT acquisition were excluded from the pro forma net income in the 2011 period presented and included in the 2010 period presented.

These pro forma condensed consolidated financial results have been prepared for comparative purposes only and include certain adjustments, such as increased interest expense on acquisition debt. They do not reflect the effect of costs or synergies that would have been expected to result from the integration of the acquisition. The pro forma information does not purport to be indicative of the results of operations that actually would have resulted had the combination occurred at the beginning of each period presented, or of future results of the consolidated entities.

In January 2011 we acquired as part of Water & Fluid Solutions, all of the outstanding shares of capital stock of Hidro Filtros do Brasil (“Hidro Filtros”) for cash of $14.9 million and a note payable of $2.1 million. The Hidro Filtros results of operations have been included in our consolidated financial statements since the date of acquisition. Hidro Filtros is a leading manufacturer of water filters and filtering elements for residential and industrial applications operating in Brazil and neighboring countries. Goodwill recorded as part of the purchase price allocation was $10.1 million, none of which is tax deductible. Identified intangible assets acquired as part of the acquisition were $6.3 million including definite-lived intangibles, primarily customer relationships of $5.5 million, with an estimated life of 13 years. The proforma impact of this acquisition was deemed to be not material.

Additionally, during 2011, we completed other small acquisitions with purchase prices totaling $4.6 million, consisting of $2.9 million in cash and $1.7 million as a note payable, adding to Water & Fluid Solutions. Total goodwill recorded as part of the purchase price allocation was $4.3 million, none of which is tax deductible. The proforma impact of these acquisitions was deemed to be not material.

Total transaction costs related to acquisition activities for the year ended December 31, 2011 were $8.2 million, which were expensed as incurred and recorded in Selling, general and administrative in our Consolidated Statements of Income.

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Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

3. Discontinued Operations

In 2010, we were notified of a product recall required by our former Tools Group (which was sold to Black and Decker Corporation in 2004 and treated as a discontinued operation). Under the terms of the sale agreement we are liable for a portion of the product recall costs. We recorded a liability of $3.2 million ($2.0 million net of tax) in 2010 representing our estimate of the potential cost for products sold prior to the date of sale of the Tools Group associated with this recall. In addition, we received the remaining escrow balances from our sale of Lincoln Industrial of approximately $0.5 million, and we reversed tax reserves of approximately $1.0 million due to the expiration of various statues of limitations.

4. Restructuring

During 2011, we announced and initiated certain business restructuring initiatives aimed at reducing our fixed cost structure and realigning our business. These initiatives included the reduction in hourly and salaried headcount of approximately 210 employees, which included 160 in Water & Fluid Solutions and 50 in Technical Products.

Restructuring related costs included in Selling, general and administrative expenses on the Consolidated Statements of Income include costs for severance and other restructuring costs as follows:

	Years Ended December 31
In thousands	2011	2010	2009
Severance and related costs	$11,500	$—	$11,160
Contract termination costs	—	—	2,030
Asset impairment and other restructuring costs	1,500	—	4,050

Total restructuring costs	$13,000	$—	$17,240

Total restructuring costs related to Water & Fluid Solutions and Technical Products were $11.0 million and $2.0 million, respectively, for year ended December 31, 2011.

Restructuring accrual activity recorded on the Consolidated Balance Sheets is summarized as follows:

	Years Ended December 31
In thousands	2011	2010
Beginning balance	$3,994	$14,509
Costs incurred	11,500	—
Cash payments and other	(2,689)	(10,515)

Ending balance	$12,805	$3,994

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Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

5. Goodwill and Other Identifiable Intangible Assets

The changes in the carrying amount of goodwill for the year ended December 31, 2011 and December 31, 2010 by segment were as follows:

In thousands	December 31, 2010	Acquisitions/ divestitures	Foreign currency translation/other	December 31, 2011
Water & Fluid Solutions	$1,784,100	$466,182	$(255,501)	$1,994,781
Technical Products	281,944	—	(2,807)	279,137

Consolidated Total	$2,066,044	$466,182	$(258,308)	$2,273,918

In thousands	December 31, 2009	Acquisitions/ divestitures	Foreign currency translation/other	December 31, 2010
Water & Fluid Solutions	$1,802,913	$—	$(18,813)	$1,784,100
Technical Products	285,884	—	(3,940)	281,944

Consolidated Total	$2,088,797	$—	$(22,753)	$2,066,044

In 2011, the acquired goodwill in Water & Fluid Solutions is primarily related to the acquisition of CPT. In 2011, we recorded an impairment charge of $200.5 million in Water & Fluid Solutions which is included in “Foreign currency translation/other” above. Accumulated goodwill impairment losses were $200.5 million and $0 as of December 31, 2011 and December 31, 2010, respectively.

The detail of intangible assets consisted of the following:

	2011			2010
In thousands	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Finite-life intangibles
Patents	$5,896	$(4,038)	$1,858	$15,469	$(12,695)	$2,774
Proprietary technology	128,841	(39,956)	88,885	74,176	(29,862)	44,314
Customer relationships	358,410	(109,887)	248,523	282,479	(82,901)	199,578
Trade names	1,515	(530)	985	1,532	(383)	1,149

Total finite-life intangibles	$494,662	$(154,411)	$340,251	$373,656	$(125,841)	$247,815
Indefinite-life intangibles
Trade names	252,034	—	252,034	205,755	—	205,755

Total intangibles, net	$746,696	$(154,411)	$592,285	$579,411	$(125,841)	$453,570

Intangible asset amortization expense in 2011, 2010 and 2009 was approximately $41.9 million, $24.5 million and $27.3 million, respectively.

In 2009 we recorded an impairment charge to write down trade name intangible assets of $11.3 million in Water & Fluid Solutions .

The estimated future amortization expense for identifiable intangible assets during the next five years is as follows:

In thousands	2012	2013	2014	2015	2016
Estimated amortization expense	$38,828	$38,663	$38,296	$38,018	$37,079

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Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

6. Supplemental Balance Sheet Information

In thousands	2011	2010
Inventories
Raw materials and supplies	$219,487	$223,482
Work-in-process	47,707	37,748
Finished goods	182,669	144,126

Total inventories	$449,863	$405,356

Property, plant and equipment
Land and land improvements	$41,111	$36,484
Buildings and leasehold improvements	244,246	212,168
Machinery and equipment	692,930	598,554
Construction in progress	40,251	33,841

Total property, plant and equipment	1,018,538	881,047
Less accumulated depreciation and amortization	631,013	551,612

Property, plant and equipment, net	$387,525	$329,435

7. Supplemental Cash Flow Information

The following table summarizes supplemental cash flow information:

In thousands	2011	2010	2009
Interest payments	$54,516	$37,083	$43,010
Income tax payments	64,389	55,991	8,719

8. Accumulated Other Comprehensive Income (Loss)

Components of accumulated other comprehensive income (loss) consists of the following:

In thousands	2011	2010
Retirement liability adjustments, net of tax	$(112,893)	$(71,210)
Cumulative translation adjustments	(33,407)	58,184
Market value of derivative financial instruments, net of tax	(4,941)	(9,316)

Accumulated other comprehensive income (loss)	$(151,241)	$(22,342)

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Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

9. Debt

Debt and the average interest rates on debt outstanding are summarized as follows:

In thousands	Average interest rate December 31, 2011	Maturity (Year)	December 31, 2011	December 31, 2010
Commercial paper	1.26%	2016	$3,497	$—
Revolving credit facilities	2.04%	2016	168,500	97,500
Private placement—fixed rate	5.65%	2013 -2017	400,000	400,000
Private placement—floating rate	0.99%	2012 -2016	205,000	205,000
Public—fixed rate	5.00%	2021	500,000	—
Capital lease obligations	3.72%	2025	15,788	—
Other	3.04%	2012 -2021	16,302	4,972

Total debt, including current portion			1,309,087	707,472
Less: Current maturities			(1,168)	(18)
Short-term borrowings			(3,694)	(4,933)

Long-term debt			$1,304,225	$702,521

In May 2011, we completed a public offering of $500 million aggregate principal amount of our 5.00% Senior Notes due 2021 (the “Notes”). The Notes are guaranteed by certain of our wholly-owned domestic subsidiaries that are also guarantors under our primary bank credit facility. We used the net proceeds from the offering of the Notes to finance in part the CPT acquisition.

In April 2011, we entered into a Fourth Amended and Restated Credit Agreement (the “Credit Facility”). The Credit Facility replaced our previous $800 million revolving credit facility. The Credit Facility creates an unsecured, committed credit facility of up to $700 million, with multi-currency sub facilities to support investments outside the U.S. The Credit Facility expires on April 28, 2016. Borrowings under the Credit Facility currently bear interest at the rate of London Interbank Offered Rate (“LIBOR”) plus 1.75%. Interest rates and fees on the Credit Facility will vary based on our credit ratings. We used borrowings under the Credit Facility to fund a portion of the CPT acquisition and to fund ongoing operations.

Total availability under our existing Credit Facility was $528.0 million as of December 31, 2011, which was limited to $480.3 million by the leverage ratio financial covenant in the credit agreement.

Our debt agreements contain certain financial covenants, the most restrictive of which is a leverage ratio (total consolidated indebtedness, as defined, over consolidated net income before interest, taxes, depreciation, amortization and non-cash compensation expense, as defined) that may not exceed 3.5 to 1.0 as of the last date of each of our fiscal quarters thereafter. We were in compliance with all financial covenants in our debt agreements as of December 31, 2011.

In addition to the Credit Facility, we have various other credit facilities with an aggregate availability of $74.2 million, of which $14.1 million was outstanding at December 31, 2011. Borrowings under these credit facilities bear interest at variable rates.

We have $105 million of outstanding private placement debt maturing in May 2012. We classified this debt as long-term as of December 31, 2011 as we have the intent and ability to refinance such obligation on a long-term basis under the Credit Facility.

In March 2009, we announced the redemption of all of our remaining outstanding $133.9 million aggregate principal of our 7.85% Senior Notes due 2009. These notes were redeemed on April 15, 2009 at a redemption

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Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

price of $1,035.88 per $1,000 of principal outstanding plus accrued interest thereon. As a result of this transaction, we recognized a loss of $4.8 million on early extinguishment of debt in the second quarter of 2009. The loss included the write off of $0.1 million in unamortized deferred financing fees in addition to recognition of $0.3 million in previously unrecognized swap gains and cash paid of $5.0 million related to the redemption and other costs associated with the purchase.

Debt outstanding at December 31, 2011 matures on a calendar year basis as follows:

In thousands	2012	2013	2014	2015	2016	Thereafter	Total
Contractual debt obligation maturities	$3,694	$200,620	$—	$—	$288,985	$800,000	$1,293,299
Capital lease obligations	1,168	1,168	1,168	1,168	1,168	9,948	15,788

Total maturities	$4,862	$201,788	$1,168	$1,168	$290,153	$809,948	$1,309,087

As part of the CPT acquisition, we assumed a capital lease obligation related to land and buildings. As of December 31, 2011 we had a cost of $22.7 million, and accumulated amortization of $5.1 million, all of which are included in Property, plant and equipment on the Consolidated Balance Sheets.

The present value of future minimum lease payments is the total future minimum lease payments of $17.9 million less the imputed interest of $2.1 million.

10. Derivatives and Financial Instruments

Cash-flow hedges

In August 2007, we entered into a $105 million interest rate swap agreement with a major financial institution to exchange variable rate interest payment obligations for a fixed rate obligation without the exchange of the underlying principal amounts in order to manage interest rate exposures. The effective date of the swap was August 30, 2007. The swap agreement has a fixed interest rate of 4.89% and expires in May 2012. The fixed interest rate of 4.89% plus the .50% interest rate spread over LIBOR results in an effective fixed interest rate of 5.39%. The fair value of the swap was a liability of $1.7 million and $6.4 million at December 31, 2011 and December 31, 2010, respectively and was recorded in AOCI on the Consolidated Balance Sheets.

In September 2005, we entered into a $100 million interest rate swap agreement with several major financial institutions to exchange variable-rate interest payment obligations for fixed-rate obligations without the exchange of the underlying principal amounts in order to manage interest rate exposures. The effective date of the fixed-rate swap was April 25, 2006. The swap agreement has a fixed interest rate of 4.68% and expires in July 2013. The fixed interest rate of 4.68% plus the .60% interest rate spread over LIBOR results in an effective fixed interest rate of 5.28%. The fair value of the swap was a liability of $6.3 million and $9.4 million at December 31, 2011 and December 31, 2010, respectively and was recorded in AOCI on the Consolidated Balance Sheets.

The variable to fixed interest rate swaps are designated as cash-flow hedges. The fair value of these swaps are recorded as assets or liabilities on the Consolidated Balance Sheets. Unrealized income/expense is included in AOCI and realized income/expense and amounts due to/from swap counterparties, are included in earnings. We realized incremental interest expense resulting from the swaps of $9.3 million and $9.2 million at December 31, 2011 and December 31, 2010, respectively.

The variable to fixed interest rate swaps are designated as and are effective as cash-flow hedges. The fair value of these swaps are recorded as assets or liabilities on the Consolidated Balance Sheets, with changes in their fair value included in OCI. Derivative gains and losses included in OCI are reclassified into earnings at the time the related interest expense is recognized or the settlement of the related commitment occurs.

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Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Failure of one or more of our swap counterparties would result in the loss of any benefit to us of the swap agreement. In this case, we would continue to be obligated to pay the variable interest payments per the underlying debt agreements which are at variable interest rates of 3 month LIBOR plus .50% for $105 million of debt and 3 month LIBOR plus ..60% for $100 million of debt. Additionally, failure of one or all of our swap counterparties would not eliminate our obligation to continue to make payments under our existing swap agreements if we continue to be in a net pay position.

At December 31, 2011 and 2010, our interest rate swaps are carried at fair value measured on a recurring basis. Fair values are determined through the use of models that consider various assumptions, including time value, yield curves, as well as other relevant economic measures, which are inputs that are classified as Level 2 in the valuation hierarchy.

Foreign currency contract

In March 2011, we entered into a foreign currency option contract to reduce our exposure to fluctuations in the euro related to the planned CPT acquisition. The contract had a notional amount of €286.0 million, a strike price of 1.4375 and a maturity date of May 13, 2011. In May 2011, we sold the foreign currency option contract for $1.0 million. The net cost of $2.1 million is recorded in Selling, general and administrative on the Consolidated Statements on Income.

At December 31, 2010 we had a euro to U.S. dollar contract that expired on January 7, 2011 with a notional amount of $132.5 million. The fair value of the contract was an asset of $1.2 million.

We manage our economic and transaction exposure to certain market-based risks through the use of foreign currency derivative instruments. Our objective in holding derivatives is to reduce the volatility of net earnings and cash flows associated with changes in foreign currency exchange rates.

Fair value of financial instruments

In April 2011, as part of our planned debt issuance to fund the CPT acquisition, we entered into interest rate swap contracts to hedge movement in interest rates through the expected date of closing for a portion of the expected fixed rate debt offering. The swaps had a notional amount of $400 million with an average interest rate of 3.65%. In May 2011, upon the sale of the Notes, the swaps were terminated at a cost of $11.0 million. Because we used the contracts to hedge future interest payments, this amount is recorded in Prepaid expenses and other current assets within the Consolidated Balance Sheets and will be amortized as interest exposure over the life of the Notes.

The recorded amounts and estimated fair values of long-term debt, excluding the effects of derivative financial instruments and the recorded amounts and estimated fair value of those derivative financial instruments were as follows:

	2011		2010
In thousands	Recorded amount	Fair value	Recorded amount	Fair value
Total debt, including current portion
Variable rate	$406,978	$406,978	$307,433	$307,433
Fixed rate	902,109	954,053	400,039	438,492

Total	$1,309,087	$1,361,031	$707,472	$745,925

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Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The following methods were used to estimate the fair values of each class of financial instrument measured on a recurring basis:

•

short-term financial instruments (cash and cash equivalents, accounts and notes receivable, accounts and notes payable and variable-rate debt) — recorded amount approximates fair value because of the short maturity period;

•

long-term fixed-rate debt, including current maturities — fair value is based on market quotes available for issuance of debt with similar terms, which are inputs that are classified as Level 2 in the valuation hierarchy defined by the accounting guidance; and

•

interest rate swaps and foreign currency contract agreements — fair values are determined through the use of models that consider various assumptions, including time value, yield curves, as well as other relevant economic measures, which are inputs that are classified as Level 2 in the valuation hierarchy defined by the accounting guidance.

Financial assets and liabilities measured at fair value on a recurring basis were as follows:

In thousands	Fair value December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Cash-flow hedges	$(8,034)	$—	$(8,034)	$—
Foreign currency contract	(99)	—	(99)	—
Deferred compensation plan (1)	22,987	22,987	—	—

In thousands	Fair value December 31, 2010	(Level 1)	(Level 2)	(Level 3)
Cash-flow hedges	$(15,768)	$—	$(15,768)	$—
Foreign currency contract	1,183	—	1,183	—
Deferred compensation plan (1)	24,126	24,126	—	—

(1)

Deferred compensation plan assets include mutual funds and cash equivalents for payment of certain non-qualified benefits for retired, terminated and active employees. The fair value of these assets was based on quoted market prices.

11. Income Taxes

Income from continuing operations before income taxes and noncontrolling interest consisted of the following:

In thousands	2011	2010	2009
U.S.	$36,832	$217,213	$111,530
International	74,748	82,934	61,117

Income from continuing operations before taxes and noncontrolling interest	$111,580	$300,147	$172,647

B-F-93

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The provision for income taxes for continuing operations consisted of the following:

In thousands	2011	2010	2009
Currently payable
Federal	$51,158	$44,766	$10,502
State	6,980	6,591	2,456
International	24,005	17,877	13,947

Total current taxes	82,143	69,234	26,905
Deferred
Federal and state	419	26,445	26,733
International	(9,503)	1,521	2,790

Total deferred taxes	(9,084)	27,966	29,523

Total provision for income taxes	$73,059	$97,200	$56,428

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations follows:

Percentages	2011	2010	2009
U.S. statutory income tax rate	35.0	35.0	35.0
State income taxes, net of federal tax benefit	3.3	2.1	2.6
Tax effect of stock-based compensation	0.4	0.2	0.2
Tax effect of international operations	(9.8)	(3.8)	(3.5)
Tax credits	(0.9)	(0.3)	(1.4)
Domestic manufacturing deduction	(3.3)	(1.4)	(0.4)
ESOP dividend benefit	(0.6)	(0.2)	(0.4)
Goodwill	40.4	—	—
All other, net	1.0	0.8	0.6

Effective tax rate on continuing operations	65.5	32.4	32.7

Reconciliation of the beginning and ending gross unrecognized tax benefits follows:

In thousands	2011	2010	2009
Gross unrecognized tax benefits — beginning balance	$24,260	$29,962	$28,139
Gross increases for tax positions in prior periods	2,042	286	3,191
Gross decreases for tax positions in prior periods	(192)	(2,490)	(2,433)
Gross increases based on tax positions related to the current year	3,201	1,431	1,789
Gross decreases related to settlements with taxing authorities	(2,465)	(4,182)	(209)
Reductions due to statute expiration	(377)	(747)	(515)

Gross unrecognized tax benefits at December 31	$26,469	$24,260	$29,962

Included in the $26.5 million of total gross unrecognized tax benefits as of December 31, 2011 was $24.5 million of tax benefits that, if recognized, would impact the effective tax rate. It is reasonably possible that the gross unrecognized tax benefits as of December 31, 2011 may decrease by a range of $0 to $18.7 million during the next twelve months primarily as a result of the resolution of federal, state and foreign examinations and the expiration of various statutes of limitations.

B-F-94

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The determination of annual income tax expense takes into consideration amounts which may be needed to cover exposures for open tax years. The Internal Revenue Service (“IRS”) has examined our U.S. federal income tax returns through 2003 with no material adjustments. The IRS has also completed a survey of our 2004 U.S. federal income tax return with no material findings. The IRS is currently examining our federal tax returns for years 2005 through 2009. No material adjustments have been proposed, however, actual settlements may differ from amounts accrued.

We record penalties and interest related to unrecognized tax benefits in Provision for income taxes and Interest expense, respectively, which is consistent with our past practices. As of December 31, 2011, we had recorded approximately $0.9 million for the possible payment of penalties and $5.9 million related to the possible payment of interest expense.

U.S. income taxes have not been provided on undistributed earnings of international subsidiaries. It is our intention to reinvest these earnings permanently or to repatriate the earnings only when it is tax effective to do so. As of December 31, 2011, approximately $261.1 million of unremitted earnings attributable to international subsidiaries were considered to be indefinitely invested. It is not practicable to estimate the amount of tax that might be payable if such earnings were to be remitted.

Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences.” We record the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in future periods) and “deferred tax liabilities” (generally items for which we received a tax deduction but the tax impact has not yet been recorded in the Consolidated Statements of Income).

Deferred taxes were classified in the Consolidated Balance Sheets as follows:

In thousands	2011	2010
Deferred tax assets	$60,899	$56,349
Other noncurrent assets	—	1,647

Other current liabilities	—	(547)
Deferred tax liabilities	(188,957)	(169,198)

Net deferred tax liability	$(128,058)	$(111,749)

The tax effects of the major items recorded as deferred tax assets and liabilities are as follows:

	2011 Deferred tax		2010 Deferred tax
In thousands	tax Assets	Liabilities	tax Assets	Liabilities
Accounts receivable allowances	$3,726	$—	$4,490	$—
Inventory valuation	18,891	—	17,381	—
Accelerated depreciation/amortization	—	13,270	—	11,436
Accrued product claims and warranties	22,430	—	25,753	—
Employee benefit accruals	129,642	—	110,547	—
Goodwill and other intangibles	—	191,067	—	187,103
Other, net	—	98,410	—	71,381

Total deferred taxes	$174,689	$302,747	$158,171	$269,920

Net deferred tax liability		$(128,058)		$(111,749)

Included in Other, net in the table above are deferred tax assets of $3.3 million and $2.3 million as of December 31, 2011 and 2010, respectively, related to a foreign tax credit carryover from the tax period ended December 31, 2006 and related to state net operating losses. The foreign tax credit is eligible for carryforward until the tax period ending December 31, 2016.

B-F-95

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Non-U.S. tax losses of $82.3 million and $49.6 million were available for carryforward at December 31, 2011 and 2010, respectively. A valuation allowance reflected above in Other, net of $11.7 million and $9.4 million exists for deferred income tax benefits related to the non-U.S. loss carryforwards available as of December 31, 2011 and 2010, respectively that may not be realized. We believe that sufficient taxable income will be generated in the respective countries to allow us to fully recover the remainder of the tax losses. The non-U.S. operating losses are subject to varying expiration periods and will begin to expire in 2012. State tax losses of $69.2 million and $69.3 million were available for carryforward at December 31, 2011 and 2010, respectively. A valuation allowance reflected above in Other, net of $1.5 million and $2.4 million exists for deferred income tax benefits related to the carryforwards available at December 31, 2011 and 2010, respectively. Certain state tax losses will expire in 2012, while others are subject to carryforward periods of up to twenty years.

12. Benefit Plans

Pension and post-retirement benefits

We sponsor domestic and foreign defined-benefit pension and other post-retirement plans. Pension benefits are based principally on an employee’s years of service and/or compensation levels near retirement. In addition, we also provide certain post-retirement health care and life insurance benefits. Generally, the post-retirement health care and life insurance plans require contributions from retirees. We use a December 31 measurement date each year. In December 2007, we announced that we will be freezing certain pension plans as of December 31, 2017.

Obligations and funded status

The following tables present reconciliations of the benefit obligation of the plans, the plan assets of the pension plans and the funded status of the plans:

	Pension benefits		Post-retirement
In thousands	2011	2010	2011	2010
Change in benefit obligation
Benefit obligation beginning of year	$586,808	$552,309	$33,715	$35,301
Service cost	12,466	11,588	180	200
Interest cost	32,768	31,671	1,889	2,013
Amendments	—	(281)	—	—
Settlements	(257)	(104)	—	—
Actuarial (gain) loss	62,751	24,677	2,494	(647)
Translation (gain) loss	(2,477)	(4,208)	—	—
Benefits paid	(30,488)	(28,844)	(3,197)	(3,152)

Benefit obligation end of year	$661,571	$586,808	$35,081	$33,715

Change in plan assets
Fair value of plan assets beginning of year	$385,483	$329,188	$—	$—
Actual gain (loss) return on plan assets	27,971	35,495	—	—
Company contributions	37,097	49,840	3,197	3,152
Settlements	(257)	(104)	—	—
Translation gain (loss)	(35)	(92)	—	—
Benefits paid	(30,488)	(28,844)	(3,197)	(3,152)

Fair value of plan assets end of year	$419,771	$385,483	$—	$—

Funded status
Plan assets less than benefit obligation	$(241,800)	$(201,325)	$(35,081)	$(33,715)

Net amount recognized	$(241,800)	$(201,325)	$(35,081)	$(33,715)

B-F-96

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Of the $241.8 million underfunding at December 31, 2011, $137.9 million relates to foreign pension plans and our supplemental executive retirement plans which are not commonly funded.

Amounts recognized in the Consolidated Balance Sheets are as follows:

	Pension benefits		Post-retirement
In thousands	2011	2010	2011	2010
Current liabilities	$(5,745)	$(5,343)	$(3,307)	$(3,390)
Noncurrent liabilities	(236,055)	(195,982)	(31,774)	(30,325)

Net amount recognized	$(241,800)	$(201,325)	$(35,081)	$(33,715)

The accumulated benefit obligation for all defined benefit plans was $625.9 million and $557.7 million at December 31, 2011 and 2010, respectively.

Information for pension plans with an accumulated benefit obligation or projected benefit obligation in excess of plan assets are as follows:

In thousands	2011	2010
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$419,771	$385,483
Accumulated benefit obligation	625,884	557,712
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	$419,771	$385,483
Accumulated benefit obligation	661,571	586,808

Components of net periodic benefit cost are as follows:

	Pension benefits			Post-retirement
In thousands	2011	2010	2009	2011	2010	2009
Service cost	$12,466	$11,588	$12,334	$180	$200	$214
Interest cost	32,768	31,671	32,612	1,889	2,013	2,377
Expected return on plan assets	(31,849)	(30,910)	(30,286)	—	—	—
Amortization of transition obligation	—	13	25	—	—	—
Amortization of prior year service cost (benefit)	—	7	23	(27)	(27)	(41)
Recognized net actuarial (gain) loss	3,887	1,674	82	(3,306)	(3,295)	(3,326)
Settlement gain	23	(8)	(9)	—	—	—

Net periodic benefit cost	$17,295	$14,035	$14,781	$(1,264)	$(1,109)	$(776)

Amounts not yet recognized in net periodic benefit cost and included in accumulated other comprehensive income (pre-tax):

	Pension benefits		Post-retirement
In thousands	2011	2010	2011	2010
Prior service cost (benefit)	(171)	(162)	(850)	(878)
Net actuarial (gain) loss	201,093	138,558	(14,982)	(20,781)

Accumulated other comprehensive (income) loss	$200,922	$138,396	$(15,832)	$(21,659)

B-F-97

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The estimated amount that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2012 is as follows:

In thousands	Pension benefits	Post- retirement
Prior service cost (benefit)	$—	$(27)
Net actuarial (gain) loss	10,308	(3,306)

Total estimated 2012 amortization	$10,308	$(3,333)

Additional information

Change in accumulated other comprehensive income, net of tax:

In thousands	2011	2010
Beginning of the year	$(71,210)	$(58,448)
Additional prior service cost incurred during the year	—	171
Actuarial gains (losses) incurred during the year	(42,139)	(11,861)

Translation gains (losses) incurred during the year	118	(75)
Amortization during the year:
Transition obligation	—	8
Unrecognized prior service cost (benefit)	(16)	(12)
Actuarial gains	354	(993)

End of the year	$(112,893)	$(71,210)

Assumptions

Weighted-average assumptions used to determine domestic benefit obligations at December 31 are as follows:

	Pension benefits			Post-retirement
Percentages	2011	2010	2009	2011	2010	2009
Discount rate	5.05	5.90	6.00	5.05	5.90	6.00
Rate of compensation increase	4.00	4.00	4.00

Weighted-average assumptions used to determine the domestic net periodic benefit cost for years ending December 31 are as follows:

	Pension benefits			Post-retirement
Percentages	2011	2010	2009	2011	2010	2009
Discount rate	5.90	6.00	6.50	5.90	6.00	6.50
Expected long-term return on plan assets	8.00	8.50	8.50
Rate of compensation increase	4.00	4.00	4.00

Discount rate

The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the end of the year based on our December 31 measurement date. The discount rate was determined by matching our expected benefit payments to payments from a stream of AA or higher bonds available in the marketplace, adjusted to eliminate the effects of call provisions. This produced a discount rate for our U.S. plans of 5.05% in

B-F-98

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

2011, 5.90% in 2010 and 6.00% in 2009. The discount rates on our foreign plans ranged from 0.75% to 5.00% in 2011, 0.75% to 5.40% in 2010 and 2.00% to 6.00% in 2009. There are no other known or anticipated changes in our discount rate assumption that will impact our pension expense in 2012.

Expected rate of return

Our expected rate of return on plan assets was 8.0% for 2011 and 8.5%, 2010 and 2009. The expected rate of return is designed to be a long-term assumption that may be subject to considerable year-to-year variance from actual returns. In developing the expected long-term rate of return, we considered our historical returns, with consideration given to forecasted economic conditions, our asset allocations, input from external consultants and broader longer-term market indices. In 2011, the pension plan assets yielded returns of 7.8% and returns of 11.2% and 19.5% in 2010 and 2009. Our expected rate of return on plan assets assumption is 7.5% for 2012.

We base our determination of pension expense or income on a market-related valuation of assets which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five- year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year-period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

Unrecognized pension and post-retirement losses

As of our December 31, 2011 measurement date, our plans have $186.1 million of cumulative unrecognized losses. To the extent the unrecognized losses, when adjusted for the difference between market and market related values of assets, exceeds 10% of the projected benefit obligation, it will be amortized into expense each year on a straight-line basis over the remaining expected future-working lifetime of active participants (currently approximating 12 years).

The assumed health care cost trend rates at December 31 are as follows:

	2011	2010
Health care cost trend rate assumed for next year	7.50%	7.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2027	2027

The assumed health care cost trend rates can have a significant effect on the amounts reported for health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1-Percentage-point	1-Percentage-point
In thousands	increase	decrease
Effect on total annual service and interest cost	$45	$(40)
Effect on post-retirement benefit obligation	905	(801)

Plan assets

Objective

The primary objective of our investment strategy is to meet the pension obligation to our employees at a reasonable cost to us. This is primarily accomplished through growth of capital and safety of the funds invested.

B-F-99

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The plans will therefore be actively invested to achieve real growth of capital over inflation through appreciation of securities held and through the accumulation and reinvestment of dividend and interest income.

Asset allocation

Our actual overall asset allocation for the plans as compared to our investment policy goals is as follows:

	Plan assets		Target allocation
Asset class	2011	2010	2011	2010
Equity securities	42%	47%	40%	50%
Fixed income investments	50%	37%	50%	40%
Alternative investments	5%	12%	10%	10%
Cash	3%	4%	—%	—%

While the target allocations do not have a percentage allocated to cash, the plan assets will always include some cash due to cash flow requirements.

As part of our strategy to reduce U.S. pension plan funded status volatility, we plan to increase the allocation to long duration fixed income securities in future years as the funded status of our U.S. pension plans improve. In 2011 we increased our fixed income investments from 40% to 50% and from 30% to 40% in 2010.

Fair value measurement

The following table presents our plan assets using the fair value hierarchy as of December 31, 2011 and December 31, 2010.

in thousands	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Cash equivalents	$—	$13,084	$—	$13,084
Fixed income:
Corporate and non U.S. government	—	76,046	150	76,196
U.S. treasuries	—	82,989	—	82,989
Mortgage-backed securities	—	40,286	629	40,915
Other	—	7,958	219	8,177
Global equity securities:
Small cap equity	7,094	—	—	7,094
Mid cap equity	7,528	4	—	7,532
Large cap equity	—	47,398	—	47,398
International equity	19,942	19,652	—	39,594
Long/short equity	—	56,575	—	56,575
Pentair company stock	16,645	—	—	16,645
Other investments	—	4,563	19,009	23,572

Total as of December 31, 2011	$51,209	$348,555	$20,007	$419,771

B-F-100

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

in thousands	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Cash equivalents	$—	$13,803	$—	$13,803
Fixed income:
Corporate and non U.S. government	—	42,544	284	42,828
U.S. treasuries	—	60,710	—	60,710
Mortgage-backed securities	—	30,052	1,368	31,420
Other	—	6,818	125	6,943
Global equity securities:
Small cap equity	7,982	—	—	7,982
Mid cap equity	8,811	—	—	8,811
Large cap equity	—	45,700	—	45,700
International equity	23,964	21,895	—	45,859
Long/short equity	—	56,639	—	56,639
Pentair company stock	18,255	—	—	18,255
Other investments	—	33,542	12,991	46,533

Total as of December 31, 2010	$59,012	$311,703	$14,768	$385,483

Valuation methodologies used for investments measured at fair value are as follows:

•	Cash equivalents: Consist of investments in commingled funds valued based on observable market data. Such investments are classified as Level 2.

•

Fixed income: Investments in corporate bonds, government securities, mortgages and asset-backed securities are value based upon quoted market prices for identical or similar securities and other observable market data. Investments in commingled funds are generally valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices or by a pricing service. Such investments are classified as Level 2. Certain investments in commingled funds are valued based on unobservable inputs due to liquidation restrictions. These investments are classified as Level 3.

•

Global equity securities: Equity securities and Pentair common stock are valued based on the closing market price in an active market and are classified as Level 1. Investments in commingled funds are valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices or by a pricing service. Such investments are classified as Level 2.

•

Other investments: Other investments include investments in commingled funds with diversified investment strategies. Investments in commingled funds that are valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices or by a pricing service are classified as Level 2. Investments in commingled funds that are valued based on unobservable inputs due to liquidation restrictions are classified as Level 3.

The following tables present a reconciliation of Level 3 assets held during the years ended December 31, 2011 and December 31, 2010, respectively.

	Balance January 1, 2011	Net realized and unrealized gains (losses)	Net purchases, issuances and settlements	Net transfers into (out of) level 3	Balance December 31, 2011
Other investments	$12,991	$251	$5,767	$—	$19,009
Fixed income investments	1,777	87	(866)	—	998

	$14,768	$338	$4,901	$—	$20,007

B-F-101

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

	Balance January 1, 2010	Net realized and unrealized gains (losses)	Net purchases, issuances and settlements	Net transfers into (out of) level 3	Balance December 31, 2010
Other investments	$14,427	$678	$(2,114)	$—	$12,991
Fixed income investments	2,739	334	(1,296)	—	1,777

	$17,166	$1,012	$(3,410)	$—	$14,768

Cash flows

Contributions

Pension contributions totaled $37.1 million and $49.8 million in 2011 and 2010, respectively. Our 2012 required pension contributions are expected to be in the range of $40 million to $45 million. The 2012 expected contributions will equal or exceed our minimum funding requirements.

Estimated future benefit payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the plans as follows:

In millions	Pension benefits	Post-retirement
2012	$31.8	$3.3
2013	32.6	3.2
2014	33.5	3.1
2015	35.9	3.0
2016	38.7	2.9
2017-2021	221.4	13.1

Savings plan

We have a 401(k) plan (“the plan”) with an employee stock ownership (“ESOP”) bonus component, which covers certain union and nearly all non-union U.S. employees who meet certain age requirements. Under the plan, eligible U.S. employees may voluntarily contribute a percentage of their eligible compensation. We match contributions made by employees who meet certain eligibility and service requirements. Our matching contribution is 100% of eligible employee contributions for the first 1% of eligible compensation and 50% of the next 5% of eligible compensation. In June 2009, we temporarily suspended the company match of the plan and ESOP. We reinstated the company match in 2010.

In addition to the matching contribution, all employees who meet certain service requirements receive a discretionary ESOP contribution equal to 1.5% of annual eligible compensation.

Our combined expense for the plan and ESOP was approximately $15.8 million, $11.0 million and $6.7 million, in 2011, 2010 and 2009, respectively.

Other retirement compensation

Total other accrued retirement compensation was $12.6 million and $13.9 million in 2011 and 2010, respectively and is included in the Pension and other retirement compensation line of our Consolidated Balance Sheet.

B-F-102

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

13. Shareholders’ Equity

Authorized shares

We may issue up to 250 million shares of common stock. Our Board of Directors may designate up to 15 million of those shares as preferred stock. On December 10, 2004, the Board of Directors designated a new series of preferred stock with authorization to issue up to 2.5 million shares, Series A Junior Participating Preferred Stock, par value $0.10 per share. No shares of preferred stock were issued or outstanding as of December 31, 2011 or December 31, 2010.

Purchase rights

On December 10, 2004, our Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock. The dividend was payable upon the close of business on January 28, 2005 to the shareholders of record upon the close of business on January 28, 2005. Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a price of $240.00 per one one-hundredth of a share, subject to adjustment. However, the Rights are not exercisable unless certain change in control events occur, such as a person acquiring or obtaining the right to acquire beneficial ownership of 15% or more of our outstanding common stock. The description and terms of the Rights are set forth in a Rights Agreement, dated December 10, 2004. The Rights will expire on January 28, 2015, unless the Rights are earlier redeemed or exchanged in accordance with the terms of the Rights Agreement. On January 28, 2005, the common share purchase rights issued pursuant to the Rights Agreement dated July 31, 1995 were redeemed in their entirety for an amount equal to $0.0025 per right.

Share repurchases

In July 2010, the Board of Directors authorized the repurchase of shares of our common stock up to a maximum dollar limit of $25 million. As of December 31, 2010 we had repurchased 734,603 shares for $25 million pursuant to this plan. In December 2010, the Board of Directors authorized the repurchase of shares of our common stock up to a maximum dollar limit of $25 million. As of December 31, 2011, we had repurchased 389,300 shares for $12.5 million pursuant to this authorization, which expired in December 2011. In December 2011, the Board of Directors authorized the repurchase of shares of our common stock up to a maximum dollar limit of $25 million. This authorization expires in December 2012.

14. Stock Plans

Total stock-based compensation expense in 2011, 2010 and 2009 was $19.5 million, $21.5 million and $17.3 million, respectively.

Omnibus stock incentive plans

In May 2008, the 2008 Omnibus Stock Incentive Plan as Amended and Restated (the “2008 Plan” or the “Plan”) was approved by shareholders. The 2008 Plan authorizes the issuance of additional shares of our common stock and extends through February 2018. The 2008 Plan allows for the granting of nonqualified stock options; incentive stock options; restricted shares; restricted stock units; dividend equivalent units; stock appreciation rights; performance shares; performance units; and other stock based awards.

The Plan is administered by our Compensation Committee (the “Committee”), which is made up of independent members of our Board of Directors. Employees eligible to receive awards under the Plan are managerial, administrative or other key employees who are in a position to make a material contribution to the continued profitable growth and long-term success of Pentair. The Committee has the authority to select the recipients of

B-F-103

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

awards, determine the type and size of awards, establish certain terms and conditions of award grants and take certain other actions as permitted under the Plan. The Plan restricts the Committee’s authority to reprice awards or to cancel and reissue awards at lower prices.

The Omnibus Stock Incentive Plan approved by the shareholders in 2004 (the “2004 Plan”) expired upon approval of the 2008 Plan by shareholders. Prior grants made under the 2004 Plan and earlier stock incentive plans remained outstanding on the terms in effect at the time of grant.

Non-qualified and incentive stock options

Under the Plan, we may grant stock options to any eligible employee with an exercise price equal to the market value of the shares on the dates the options were granted. Options generally vest over a three-year period commencing on the grant date and expire ten years after the grant date. Annual expense for the fair value of stock options was $8.9 million in 2011, $10.7 million in 2010 and $7.1 million in 2009.

Restricted shares and restricted stock units

Under the Plan, eligible employees are awarded restricted shares or restricted stock units (awards) of our common stock. Share awards generally vest from two to five years after issuance, subject to continuous employment and certain other conditions. Restricted share awards are valued at market value on the date of grant and are expensed over the vesting period. Annual expense for the fair value of restricted shares and restricted stock units was $10.6 million in 2011, $10.8 million in 2010 and $10.2 million in 2009.

Stock appreciation rights, performance shares and performance units

Under the Plan, the Committee is permitted to issue these awards which are generally earned over a three-year vesting period and are tied to specific financial metrics.

Outside directors nonqualified stock option plan

Nonqualified stock options were granted to outside directors under the Outside Directors Nonqualified Stock Option Plan (the “Directors Plan”) with an exercise price equal to the market value of the shares on the option grant dates. Options generally vest over a three-year period commencing on the grant date and expire ten years after the grant date. The Directors Plan expired in January 2008. Prior grants remain outstanding on the terms in effect at the time of grant.

Non-employee Directors are also eligible to receive awards under the 2008 Plan. Director awards are made by our Governance Committee, which is made up of independent members of our Board of Directors.

B-F-104

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Stock options

The following table summarizes stock option activity under all plans:

Options outstanding	Shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Balance January 1, 2011	7,967,416	$31.34
Granted	817,707	36.73
Exercised	(839,886)	25.03
Forfeited	(45,203)	32.86
Expired	(62,338)	40.06

Balance December 31, 2011	7,837,696	$32.50	5.6	$20,161,647

Options exercisable as of December 31, 2011	5,694,049	$32.38	4.6	$16,052,331
Options expected to vest as of December 31, 2011	2,107,848	$32.82	8.2	$4,109,316

The weighted-average grant date fair value of options granted in 2011, 2010 and 2009 was estimated to be $9.98, $9.47 and $5.09 per share, respectively. The total intrinsic value of options that were exercised during 2011, 2010 and 2009 was $10.9 million, $7.4 million and $5.2 million, respectively. At December 31, 2011, the total unrecognized compensation cost related to stock options was $5.3 million. This cost is expected to be recognized over a weighted average period of 1.4 years.

We estimated the fair values using the Black-Scholes option-pricing model, modified for dividends and using the following assumptions:

	2011	2010	2009
Risk-free interest rate	1.51%	2.45%	1.77%
Expected dividend yield	2.32%	2.30%	3.20%
Expected stock price volatility	35.50%	35.00%	32.50%
Expected lives	5.5 yrs	5.5 yrs	5.2 yrs

Cash received from option exercises for the years ended December 31, 2011, 2010 and 2009 was $14.7 million, $14.9 million and $8.2 million, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $4.1 million, $2.8 million and $1.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Restricted share awards

The following table summarizes restricted share award activity under all plans:

Restricted shares outstanding	Shares	Weighted average grant date fair value
Balance January 1, 2011	1,309,403	$29.33
Granted	278,418	36.60
Vested	(276,956)	31.63
Forfeited	(60,783)	28.32

Balance December 31, 2011	1,250,082	$30.49

B-F-105

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

As of December 31, 2011, there was $16.4 million of unrecognized compensation cost related to restricted share compensation arrangements granted under the 2004 Plan and the 2008 Plan. That cost is expected to be recognized over a weighted-average period of 2.0 years. The total fair value of shares vested during the years ended December 31, 2011, 2010 and 2009, was $10.2 million, $12.7 million and $5.5 million, respectively. The actual tax benefit realized for the tax deductions from restricted share compensation arrangements totaled $3.6 million, $3.4 million and $2.2 million for the years ended December 31, 2011, 2010 and 2009, respectively.

15. Business Segments

We classify our continuing operations into the following business segments based primarily on types of products offered and markets served:

•

Water & Fluid Solutions — manufactures and markets essential products and systems used in the movement, storage, treatment and enjoyment of water. Products include water and wastewater pumps; filtration and purification components and systems; storage tanks and pressure vessels; and pool and spa equipment and accessories.

•

Technical Products — designs, manufactures and markets standard, modified and custom enclosures that house and protect sensitive electronics and electrical components and protect the people that use them. Applications served include industrial machinery, data communications, networking, telecommunications, test and measurement, automotive, medical, security, defense and general electronics. Products include mild steel, stainless steel, aluminum and non-metallic enclosures, cabinets, cases, subracks, backplanes and associated thermal management systems.

•	Other — is primarily composed of unallocated corporate expenses, our captive insurance subsidiary, intermediate finance companies and divested operations.

The accounting policies of our operating segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on the sales and operating income of the segments and use a variety of ratios to measure performance. These results are not necessarily indicative of the results of operations that would have occurred had each segment been an independent, stand-alone entity during the periods presented.

Financial information by reportable business segment is included in the following summary:

In thousands	2011	2010	2009	2011	2010	2009
	Net sales to external customers			Operating income (loss)
Water & Fluid Solutions	$2,369,804	$2,041,281	$1,847,764	$58,311	$231,588	$163,745
Technical Products	1,086,882	989,492	844,704	185,240	151,533	100,355
Other	—	—	—	(75,034)	(48,966)	(44,152)

Consolidated	$3,456,686	$3,030,773	$2,692,468	$168,517	$334,155	$219,948

	Identifiable assets (1)			Depreciation
Water & Fluid Solutions	$3,792,188	$3,409,556	$3,205,774	$42,419	$37,449	$44,063
Technical Products	651,693	728,969	716,092	17,826	17,544	19,035
Other (1)	142,432	(164,992)	(10,532)	5,990	3,002	1,725

Consolidated	$4,586,313	$3,973,533	$3,911,334	$66,235	$57,995	$64,823

	Amortization			Capital expenditures
Water & Fluid Solutions	$39,451	$22,981	$34,919	$49,241	$39,631	$36,513
Technical Products	2,446	2,610	2,687	15,806	8,336	15,388
Other	—	593	3,051	8,301	11,556	2,236

Consolidated	$41,897	$26,184	$40,657	$73,348	$59,523	$54,137

B-F-106

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The following table presents certain geographic information:

In thousands	2011	2010	2009	2011	2010	2009
	Net sales to external customers			Long-lived assets
U.S.	$2,336,845	$2,222,856	$1,964,138	$195,631	$196,440	$203,206
Europe	701,865	470,879	439,312	140,290	77,000	87,880
Asia and other	417,976	337,038	289,018	51,604	55,995	42,602

Consolidated	$3,456,686	$3,030,773	$2,692,468	$387,525	$329,435	$333,688

(1)	All cash and cash equivalents are included in Other

Net sales are based on the location in which the sale originated. Long-lived assets represent property, plant and equipment, net of related depreciation.

We offer a broad array of products and systems to multiple markets and customers for which we do not have the information systems to track revenues by primary product category. However, our net sales by segment are representative of our sales by major product category.

We sell our products through various distribution channels including wholesale and retail distributors, original equipment manufacturers and home centers. In Water & Fluid Solutions, one customer accounted for approximately 10% of segment sales in 201l and 2010 and no single customer accounted for more than 10% of segment sales in 2009. In Technical Products, no single customer accounted for more than 10% of segment sales in 2011, 2010 or 2009.

16. Commitments and Contingencies

Operating lease commitments

Net rental expense under operating leases follows:

In thousands	2011	2010	2009
Gross rental expense	$39,808	$32,662	$32,799
Sublease rental income	(455)	(225)	(74)

Net rental expense	$39,353	$32,437	$32,725

Future minimum lease commitments under non-cancelable operating leases, principally related to facilities, vehicles, and machinery and equipment are as follows:

In thousands	2012	2013	2014	2015	2016	Thereafter	Total
Minimum lease payments	$25,961	$19,343	$15,944	$12,689	$10,331	$16,794	$101,062
Minimum sublease rentals	(280)	(283)	(285)	(118)	(103)	(103)	(1,172)

Net future minimum lease commitments	$25,681	$19,060	$15,659	$12,571	$10,228	$16,691	$99,890

B-F-107

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Environmental

We have been named as defendants, targets, or PRPs in a small number of environmental clean-ups, in which our current or former business units have generally been given de minimis status. To date, none of these claims have resulted in clean-up costs, fines, penalties, or damages in an amount material to our financial position or results of operations. We have disposed of a number of businesses in the past and in certain cases, such as the disposition of the Cross Pointe Paper Corporation uncoated paper business in 1995, the disposition of the Federal Cartridge Company ammunition business in 1997, the disposition of Lincoln Industrial in 2001 and the disposition of the Tools Group in 2004, we have retained responsibility and potential liability for certain environmental obligations. We have received claims for indemnification from purchasers of these businesses and have established what we believe to be adequate accruals for potential liabilities arising out of retained responsibilities. We settled some of the claims in prior years; to date our recorded accruals have been adequate.

In addition, there are ongoing environmental issues at a limited number of sites, including one site acquired in the acquisition of Essef Corporation in 1999, which relates to operations no longer carried out at the sites. We have established what we believe to be adequate accruals for remediation costs at these sites. We do not believe that projected response costs will result in a material liability.

We may be named as a PRP at other sites in the future, for both divested and acquired businesses. When the outcome of the matter is probable and it is possible to provide reasonable estimates of our liability with respect to environmental sites, provisions have been made in accordance with GAAP. As of December 31, 2011 and 2010, our undiscounted reserves for such environmental liabilities were approximately $1.5 million and $1.3 million, respectively. We cannot ensure that environmental requirements will not change or become more stringent over time or that our eventual environmental clean-up costs and liabilities will not exceed the amount of our current reserves.

Litigation

We have been made parties to a number of actions filed or have been given notice of potential claims relating to the conduct of our business, including those pertaining to commercial disputes, product liability, environmental, safety and health, patent infringement and employment matters.

We record liabilities for an estimated loss from a loss contingency where the outcome of the matter is probable and can be reasonably estimated. Factors that are considered when determining whether the conditions for accrual have been met include the (a) nature of the litigation, claim, or assessment, (b) progress of the case, including progress after the date of the financial statements but before the issuance date of the financial statements, (c) opinions of legal counsel and (d) management’s intended response to the litigation, claim, or assessment. Where the reasonable estimate of the probable loss is a range, we record the most likely estimate of the loss. When no amount within the range is a better estimate than any other amount, however, the minimum amount in the range is accrued. Gain contingencies are not recorded until realized.

While we believe that a material impact on our consolidated financial position, results of operations, or cash flows from any such future charges is unlikely, given the inherent uncertainty of litigation, a remote possibility exists that a future adverse ruling or unfavorable development could result in future charges that could have a material impact. We do and will continue to periodically reexamine our estimates of probable liabilities and any associated expenses and receivables and make appropriate adjustments to such estimates based on experience and developments in litigation. As a result, the current estimates of the potential impact on our consolidated financial position, results of operations and cash flows for the proceedings and claims could change in the future.

B-F-108

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Product liability claims

We are subject to various product liability lawsuits and personal injury claims. A substantial number of these lawsuits and claims are insured and accrued for by Penwald, our captive insurance subsidiary. Penwald records a liability for these claims based on actuarial projections of ultimate losses. For all other claims, accruals covering the claims are recorded, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on existing information. The accruals are adjusted periodically as additional information becomes available. In 2004, we disposed of the Tools Group and we retained responsibility for certain product claims. We have not experienced significant unfavorable trends in either the severity or frequency of product liability lawsuits or personal injury claims.

Warranties and guarantees

In connection with the disposition of our businesses or product lines, we may agree to indemnify purchasers for various potential liabilities relating to the sold business, such as pre-closing tax, product liability, warranty, environmental, or other obligations. The subject matter, amounts and duration of any such indemnification obligations vary for each type of liability indemnified and may vary widely from transaction to transaction. Generally, the maximum obligation under such indemnifications is not explicitly stated and as a result, the overall amount of these obligations cannot be reasonably estimated. Historically, we have not made significant payments for these indemnifications. We believe that if we were to incur a loss in any of these matters, the loss would not have a material effect on our financial condition or results of operations.

We recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

We provide service and warranty policies on our products. Liability under service and warranty policies is based upon a review of historical warranty and service claim experience. Adjustments are made to accruals as claim data and historical experience warrant.

The changes in the carrying amount of service and product warranties for the years ended December 31, 2011 and 2010 were as follows:

In thousands	2011	2010
Balance at beginning of the year	$30,050	$24,288
Service and product warranty provision	50,096	56,553
Payments	(53,937)	(50,729)
Acquired	3,575	—
Translation	(429)	(62)

Balance at end of the period	$29,355	$30,050

Stand-by letters of credit and bonds

In the ordinary course of business, we are required to commit to bonds that require payments to our customers for any non-performance. The outstanding face value of the bonds fluctuates with the value of our projects in process and in our backlog. In addition, we issue financial stand-by letters of credit primarily to secure our performance to third parties under self-insurance programs. As of December 31, 2011 and December 31, 2010, the outstanding value of these instruments totaled $136.2 million and $116.5 million, respectively.

B-F-109

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

17. Selected Quarterly Financial Data (Unaudited)

The following table represents the 2011 quarterly financial information:

	2011
In thousands, except per-share data	First	Second	Third	Fourth	Year
Net sales	$790,273	$910,175	$890,546	$865,692	$3,456,686
Gross profit	249,059	287,736	272,062	264,865	1,073,722
Operating income	86,177	109,422	92,903	(119,985)	168,517
Income from continuing operations	52,034	68,137	52,054	(133,704)	38,521
Net income from continuing operations attributable to Pentair, Inc.	50,541	66,712	51,092	(134,123)	34,222
Earnings per common share attributable to Pentair, Inc. (1)
Basic
Continuing operations	$0.52	$0.68	$0.52	$(1.36)	$0.35

Basic earnings per common share	$0.52	$0.68	$0.52	$(1.36)	$0.35

Diluted
Continuing operations	$0.51	$0.67	$0.51	$(1.36)	$0.34

Diluted earnings per common share	$0.51	$0.67	$0.51	$(1.36)	$0.34

(1)	Amounts may not total to annual earnings because each quarter and year are calculated separately based on basic and diluted weighted-average common shares outstanding during that period.

The following table represents the 2010 quarterly financial information:

	2010
In thousands, except per-share data	First	Second	Third	Fourth	Year
Net sales	$707,013	$796,167	$773,735	$753,858	$3,030,773
Gross profit	213,702	248,168	236,542	232,228	930,640
Operating income	63,601	100,126	90,823	79,605	334,155
Income from continuing operations	36,029	61,612	55,729	49,577	202,947
Gain (loss) on disposal of discontinued operations, net of tax	524	593	549	(2,292)	(626)
Net income from continuing operations attributable to to Pentair, Inc.	34,797	60,488	54,501	48,668	198,454
Earnings per common share attributable to Pentair, Inc. (1)
Basic
Continuing operations	$0.35	$0.61	$0.55	$0.50	$2.02
Discontinued operations	0.01	0.01	0.01	(0.02)	(0.01)

Basic earnings per common share	$0.36	$0.62	$0.56	$0.48	$2.01

Diluted
Continuing operations	$0.35	$0.61	$0.55	$0.49	$2.00
Discontinued operations	0.01	—	—	(0.02)	(0.01)

Diluted earnings per common share	$0.36	$0.61	$0.55	$0.47	$1.99

(1)	Amounts may not total to annual earnings because each quarter and year are calculated separately based on basic and diluted weighted-average common shares outstanding during that period.

B-F-110

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

18. Financial Statements of Subsidiary Guarantors

Certain of the domestic subsidiaries (the “Guarantor Subsidiaries”) of Pentair, Inc. (the “Parent Company”), each of which is directly or indirectly wholly-owned by the Parent Company, jointly and severally, and fully and unconditionally, guarantee the Parent Company’s indebtedness under the Notes and the Credit Facility. The following supplemental financial information sets forth the Condensed Consolidated Statements of Income, the Condensed Consolidated Balance Sheets, and the Condensed Consolidated Statements of Cash Flows for the Parent Company, the Guarantor Subsidiaries, the non-Guarantor Subsidiaries, and total consolidated Pentair and subsidiaries.

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

For the year ended December 31, 2011

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$2,243,362	$1,437,242	$(223,918)	$3,456,686
Cost of goods sold	4,000	1,562,298	1,039,362	(222,696)	2,382,964

Gross profit	(4,000)	681,064	397,880	(1,222)	1,073,722
Selling, general and administrative	18,967	338,830	269,952	(1,222)	626,527
Research and development	1,032	41,860	35,266	—	78,158
Goodwill impairment	—	—	200,520	—	200,520

Operating (loss) income	(23,999)	300,374	(107,858)	—	168,517
Loss (earnings) from investment in subsidiaries	18,792	(27,419)	(1,321)	9,948	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	—	(1,654)	(244)	—	(1,898)
Net interest (income) expense	(107,743)	152,264	14,314	—	58,835

Income (loss) from continuing operations before income taxes and noncontrolling interest	64,952	177,183	(120,607)	(9,948)	111,580
Provision for income taxes	30,730	45,156	(2,827)	—	73,059

Net income before noncontrolling interest	34,222	132,027	(117,780)	(9,948)	38,521
Noncontrolling interest	—	—	4,299	—	4,299

Net income attributable to Pentair, Inc.	$34,222	$132,027	$(122,079)	$(9,948)	$34,222

B-F-111

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

For the year ended December 31, 2010

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$2,092,487	$1,189,597	$(251,311)	$3,030,773
Cost of goods sold	3,167	1,453,786	893,570	(250,390)	2,100,133

Gross profit	(3,167)	638,701	296,027	(921)	930,640
Selling, general and administrative	(3,713)	337,408	196,555	(921)	529,329
Research and development	393	42,386	24,377	—	67,156

Operating income	153	258,907	75,095	—	334,155
Earnings from investment in subsidiaries	(129,872)	—	—	129,872	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	—	(1,551)	(557)	—	(2,108)
Net interest (income) expense	(111,034)	153,904	(6,754)	—	36,116

Income (loss) from continuing operations before income taxes and noncontrolling interest	241,059	106,554	82,406	(129,872)	300,147
Provision for income taxes	42,605	36,447	18,148	—	97,200

Income from continuing operations	198,454	70,107	64,258	(129,872)	202,947
Loss on disposal of discontinued operations, net of tax	(626)	—	—	—	(626)

Net income before noncontrolling interest	197,828	70,107	64,258	(129,872)	202,321
Noncontrolling interest	—	—	4,493	—	4,493

Net income attributable to Pentair, Inc.	$197,828	$70,107	$59,765	$(129,872)	$197,828

Net income from continuing operations attributable to Pentair, Inc.	$198,454	$70,107	$59,765	$(129,872)	$198,454

B-F-112

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

For the year ended December 31, 2009

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,827,463	$1,050,381	$(185,376)	$2,692,468
Cost of goods sold	7,024	1,310,011	775,116	(184,818)	1,907,333

Gross profit	(7,024)	517,452	275,265	(558)	785,135
Selling, general and administrative	10,074	312,079	185,708	(558)	507,303
Research and development	306	34,844	22,734	—	57,884

Operating (loss) income	(17,404)	170,529	66,823	—	219,948
Earnings from investment in subsidiaries	(60,528)	—	—	60,528	—
Other (income) expense:
Equity losses of unconsolidated subsidiaries	—	1,379	—	—	1,379
Loss on early extinguishment of debt	4,804	—	—	—	4,804
Net interest (income) expense	(106,586)	153,672	(5,968)	—	41,118

Income (loss) from continuing operations before income taxes and noncontrolling interest	144,906	15,478	72,791	(60,528)	172,647
Provision for income taxes	29,270	6,063	21,095	—	56,428

Income from continuing operations	115,636	9,415	51,696	(60,528)	116,219
(Loss) gain on disposal of discontinued operations, net of tax	(143)	551	(427)	—	(19)

Net income before noncontrolling interest	115,493	9,966	51,269	(60,528)	116,200
Noncontrolling interest	—	—	707	—	707

Net income attributable to Pentair, Inc.	$115,493	$9,966	$50,562	$(60,528)	$115,493

Net income from continuing operations attributable to Pentair, Inc.	$115,636	$9,415	$50,989	$(60,528)	$115,512

B-F-113

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2011

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$3,097	$3,332	$43,648	$—	$50,077
Accounts and notes receivable, net	828	360,027	263,201	(54,852)	569,204
Inventories	—	227,472	222,391	—	449,863
Deferred tax assets	134,240	40,698	13,382	(127,421)	60,899
Prepaid expenses and other current assets	28,937	(6,886)	107,121	(21,380)	107,792

Total current assets	167,102	624,643	649,743	(203,653)	1,237,835
Property, plant and equipment, net	19,693	136,102	231,730	—	387,525
Other assets
Investments in/advances to subsidiaries	2,910,927	1,447,522	92,396	(4,450,845)	—
Goodwill	—	1,330,265	943,653	—	2,273,918
Intangibles, net	—	250,792	341,493	—	592,285
Other	63,508	27,337	23,045	(19,140)	94,750

Total other assets	2,974,435	3,055,916	1,400,587	(4,469,985)	2,960,953

Total assets	$3,161,230	$3,816,661	$2,282,060	$(4,673,638)	$4,586,313

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	$—	$3,694	$—	$3,694
Current maturities of long-term debt	2,585	—	1,168	(2,585)	1,168
Accounts payable	5,036	189,355	152,065	(51,598)	294,858
Employee compensation and benefits	24,466	30,015	54,880	—	109,361
Current pension and post-retirement benefits	9,052	—	—	—	9,052
Accrued product claims and warranties	165	22,037	20,428	—	42,630
Income taxes	40,999	(28,717)	2,265	—	14,547
Accrued rebates and sales incentives	—	25,612	11,397	—	37,009
Other current liabilities	25,050	53,960	71,890	(21,378)	129,522

Total current liabilities	107,353	292,262	317,787	(75,561)	641,841
Other liabilities
Long-term debt	1,312,053	2,417,922	542,411	(2,968,161)	1,304,225
Pension and other retirement compensation	182,556	(7,701)	73,760	—	248,615
Post-retirement medical and other benefits	17,024	33,890	—	(19,140)	31,774
Long-term income taxes payable	26,470	—	—	—	26,470
Deferred tax liabilities	—	229,962	86,416	(127,421)	188,957
Due to/ (from) affiliates	(479,943)	751,145	711,705	(982,907)	—
Other non-current liabilities	62,388	1,508	33,143	—	97,039

Total liabilities	1,227,901	3,718,988	1,765,222	(4,173,190)	2,538,921
Noncontrolling interest	—	—	114,063	—	114,063
Shareholders’ equity attributable to Pentair, Inc.	1,933,329	97,673	402,775	(500,448)	1,933,329

Total liabilities and shareholders’ equity	$3,161,230	$3,816,661	$2,282,060	$(4,673,638)	$4,586,313

B-F-114

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2010

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$3,201	$3,404	$39,451	$—	$46,056
Accounts and notes receivable, net	678	357,730	222,319	(63,822)	516,905
Inventories	—	232,369	172,987	—	405,356
Deferred tax assets	115,722	40,064	7,928	(107,365)	56,349
Prepaid expenses and other current assets	8,278	10,098	51,497	(25,242)	44,631

Total current assets	127,879	643,665	494,182	(196,429)	1,069,297
Property, plant and equipment, net	17,392	144,332	167,711	—	329,435
Other assets
Investments in/advances to subsidiaries	2,355,343	89,659	748,181	(3,193,183)	—
Goodwill	—	1,549,537	516,507	—	2,066,044
Intangibles, net	—	265,987	187,583	—	453,570
Other	56,052	4,045	20,139	(25,049)	55,187

Total other assets	2,411,395	1,909,228	1,472,410	(3,218,232)	2,574,801

Total assets	$2,556,666	$2,697,225	$2,134,303	$(3,414,661)	$3,973,533

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	$—	$4,933	$—	$4,933
Current maturities of long-term debt	135,678	—	18,154	(153,814)	18
Accounts payable	4,908	170,747	150,517	(63,815)	262,357
Employee compensation and benefits	38,513	32,167	37,315	—	107,995
Current pension and post-retirement benefits	8,733	—	—	—	8,733
Accrued product claims and warranties	12,245	23,410	6,640	—	42,295
Income taxes	4,788	633	543	—	5,964
Accrued rebates and sales incentives	—	23,500	10,059	—	33,559
Other current liabilities	9,772	33,227	63,185	(25,242)	80,942

Total current liabilities	214,637	283,684	291,346	(242,871)	546,796
Other liabilities
Long-term debt	702,500	1,947,400	377,539	(2,324,918)	702,521
Pension and other retirement compensation	136,750	112	72,997	—	209,859
Post-retirement medical and other benefits	18,388	36,986	—	(25,049)	30,325
Long-term income taxes payable	23,507	—	—	—	23,507
Deferred tax liabilities	5	213,385	63,173	(107,365)	169,198
Due to/ (from) affiliates	(678,966)	(80,779)	810,652	(50,907)	—
Other non-current liabilities	46,692	1,892	37,711	—	86,295

Total liabilities	463,513	2,402,680	1,653,418	(2,751,110)	1,768,501
Noncontrolling interest	—	—	111,879	—	111,879
Shareholders’ equity attributable to Pentair, Inc.	2,093,153	294,545	369,006	(663,551)	2,093,153

Total liabilities and shareholders’ equity	$2,556,666	$2,697,225	$2,134,303	$(3,414,661)	$3,973,533

B-F-115

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the year ended December 31, 2011

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net income before noncontrolling interest	$34,222	$132,027	$(117,780)	$(9,948)	$38,521
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Equity income of unconsolidated subsidiaries	—	(1,654)	(244)	—	(1,898)
Depreciation	5,991	27,742	32,502	—	66,235
Amortization	—	15,195	26,702	—	41,897
Loss (earnings) from investments in subsidiaries	18,792	(27,419)	(1,321)	9,948	—
Deferred income taxes	6,889	18,084	(30,556)	—	(5,583)
Stock compensation	19,489	—	—	—	19,489
Goodwill impairment	—	—	200,520	—	200,520
Excess tax benefits from stock-based compensation	(3,310)	—	—	—	(3,310)
Loss on sale of assets	933	—	—	—	933
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(53,661)	20,574	32,870	1,565	1,348
Inventories	—	7,589	10,674	—	18,263
Prepaid expenses and other current assets	(19,728)	17,041	(5,601)	18,320	10,032
Accounts payable	60,209	5,320	(78,308)	(11,551)	(24,330)
Employee compensation and benefits	(23,553)	(2,193)	5,260	—	(20,486)
Accrued product claims and warranties	—	(1,533)	(451)	—	(1,984)
Income taxes	48,947	(33,965)	(4,898)	—	10,084
Other current liabilities	10,539	22,568	(3,867)	(18,319)	10,921
Pension and post-retirement benefits	(17,662)	(10,910)	3,976	—	(24,596)
Other assets and liabilities	502	(18,485)	(7,832)	9,985	(15,830)

Net cash provided by (used for) operating activities	88,599	169,981	61,646	—	320,226
Investing activities
Capital expenditures	(8,301)	(27,625)	(37,422)	—	(73,348)
Proceeds from sale of property and equipment	—	143	1,167	—	1,310
Acquisitions, net of cash acquired	—	—	(733,105)	—	(733,105)
Other	3,702	(4,604)	(2,041)	—	(2,943)

Net cash provided by (used for) investing activities	(4,599)	(32,086)	(771,401)	—	(808,086)
Financing activities
Net short-term borrowings	(1,239)	—	—	—	(1,239)
Proceeds from long-term debt	1,421,602	—	—	—	1,421,602
Repayment of long-term debt	(832,147)	—	—	—	(832,147)
Debt issuance costs	(8,973)	—	—	—	(8,973)
Net change in advances to subsidiaries	(579,126)	(137,767)	716,893	—	—
Excess tax benefits from stock-based compensation	3,310	—	—	—	3,310
Stock issued to employees, net of shares withheld	13,324	—	(2)	—	13,322
Repurchases of common stock	(12,785)	—	—	—	(12,785)
Dividends paid	(78,351)	(200)	(986)	—	(79,537)

Net cash provided by (used for) financing activities	(74,385)	(137,967)	715,905	—	503,553
Effect of exchange rate changes on cash and cash equivalents	(9,719)	—	(1,953)	—	(11,672)

Change in cash and cash equivalents	(104)	(72)	4,197	—	4,021
Cash and cash equivalents, beginning of period	3,201	3,404	39,451	—	46,056

Cash and cash equivalents, end of period	$3,097	$3,332	$43,648	$—	$50,077

B-F-116

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the year ended December 31, 2010

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net income before noncontrolling interest	$197,828	$70,107	$64,258	$(129,872)	$202,321
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Loss on disposal of discontinued operations	626	—	—	—	626
Equity income of unconsolidated subsidiaries	—	(1,551)	(557)	—	(2,108)
Depreciation	3,002	29,902	25,091	—	57,995
Amortization	593	15,597	9,994	—	26,184
Earnings from investments in subsidiaries	(129,872)	—	—	129,872	—
Deferred income taxes	18,075	9,679	1,699	—	29,453
Stock compensation	21,468	—	—	—	21,468
Excess tax benefits from stock-based compensation	(2,686)	—	—	—	(2,686)
Loss on sale of assets	466	—	—	—	466
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	1,759	(61,042)	(14,222)	11,161	(62,344)
Inventories	—	(10,683)	(33,812)	—	(44,495)
Prepaid expenses and other current assets	(8,519)	(3,035)	6,993	7,338	2,777
Accounts payable	(1,431)	43,578	24,248	(11,074)	55,321
Employee compensation and benefits	14,630	4,840	7,782	—	27,252
Accrued product claims and warranties	12,245	5,695	(9,872)	—	8,068
Income taxes	(13,267)	15,813	(755)	—	1,791
Other current liabilities	3,314	(5,258)	9,921	(7,416)	561
Pension and post-retirement benefits	(33,762)	(11,798)	2,536	—	(43,024)
Other assets and liabilities	(2,191)	(12,731)	5,672	—	(9,250)

Net cash provided by (used for) operating activities	82,278	89,113	98,976	9	270,376
Investing activities
Capital expenditures	(11,557)	(22,954)	(25,012)	—	(59,523)
Proceeds from sale of property and equipment	—	284	74	—	358
Other	525	—	(1,673)	—	(1,148)

Net cash provided by (used for) investing activities	(11,032)	(22,670)	(26,611)	—	(60,313)
Financing activities
Net short-term borrowings	2,728	31	(31)	—	2,728
Proceeds from long-term debt	703,641	—	—	—	703,641
Repayment of long-term debt	(804,713)	—	—	—	(804,713)
Debt issuance costs	(50)	—	—	—	(50)
Net change in advances to subsidiaries	106,372	(59,269)	(47,090)	(13)	—
Excess tax benefits from stock-based compensation	2,686	—	—	—	2,686
Stock issued to employees, net of shares withheld	9,941	—	—	—	9,941
Repurchases of common stock	(24,712)	—	—	—	(24,712)
Dividends paid	(73,014)	142	(2,593)	—	(75,465)
Distribution to noncontrolling interest	—	—	(4,647)	—	(4,647)

Net cash provided by (used for) financing activities	(77,121)	(59,096)	(54,361)	(13)	(190,591)
Effect of exchange rate changes on cash and cash equivalents	7,044	(5,756)	(8,104)	4	(6,812)

Change in cash and cash equivalents	1,169	1,591	9,900	—	12,660
Cash and cash equivalents, beginning of period	2,032	1,813	29,551	—	33,396

Cash and cash equivalents, end of period	$3,201	$3,404	$39,451	$—	$46,056

B-F-117

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the year end December 31, 2009

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net income before noncontrolling interest	$115,493	$9,966	$51,269	$(60,528)	$116,200
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Loss (gain) on disposal of discontinued operations	143	(551)	427	—	19
Equity losses of unconsolidated subsidiaries	—	1,379	—	—	1,379
Depreciation	8,166	30,506	26,151	—	64,823
Amortization	14,332	15,752	10,573	—	40,657
Earnings from investments in subsidiaries	(60,528)	—	—	60,528	—
Deferred income taxes	8,223	18,582	3,811	—	30,616
Stock compensation	17,324	—	—	—	17,324
Excess tax benefits from stock-based compensation	(1,746)	—	—	—	(1,746)
(Gain) loss on sale of assets	(1,389)	—	2,374	—	985
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(1,456)	10,492	7,484	(5,213)	11,307
Inventories	—	46,791	19,893	—	66,684
Prepaid expenses and other current assets	48,529	2,985	(37,221)	1,909	16,202
Accounts payable	5,615	(18,623)	(5,209)	4,395	(13,822)
Employee compensation and benefits	(1,385)	(13,968)	(7,078)	—	(22,431)
Accrued product claims and warranties	—	(7,645)	205	—	(7,440)
Income taxes	(10,921)	6,917	5,976	—	1,972
Other current liabilities	(29,030)	(15,312)	25,118	(1,857)	(21,081)
Pension and post-retirement benefits	(30,630)	(11,716)	2,739	—	(39,607)
Other assets and liabilities	(19,117)	39,226	(22,250)	—	(2,141)

Net cash provided by (used for) continuing operations	61,623	114,781	84,262	(766)	259,900
Net cash provided by (used for) operating activities of discontinued operations	(30)	(1,590)	89	—	(1,531)

Net cash provided by (used for) operating activities	61,593	113,191	84,351	(766)	258,369
Investing activities
Capital expenditures	(2,237)	(19,676)	(32,224)	—	(54,137)
Proceeds from sale of property and equipment	—	446	762	—	1,208
Divestitures	404	1,002	161	—	1,567
Other	7	—	(3,231)	—	(3,224)

Net cash provided by (used for) investing activities	(1,826)	(18,228)	(34,532)	—	(54,586)
Financing activities
Net short-term borrowings	2,205	115	(115)	—	2,205
Proceeds from long-term debt	580,000	—	—	—	580,000
Repayment of long-term debt	(730,304)	—	—	—	(730,304)
Debt issuance costs	(50)	—	—	—	(50)
Net change in advances to subsidiaries	152,482	(110,046)	(43,201)	765	—
Excess tax benefits from stock-based compensation	1,746	—	—	—	1,746
Stock issued to employees, net of shares withheld	8,247	—	—	—	8,247
Dividends paid	(63,686)	5,313	(12,554)	—	(70,927)

Net cash provided by (used for) financing activities	(49,360)	(104,618)	(55,870)	765	(209,083)
Effect of exchange rate changes on cash and cash equivalents	(11,095)	8,123	2,323	1	(648)

Change in cash and cash equivalents	(688)	(1,532)	(3,728)	—	(5,948)
Cash and cash equivalents, beginning of period	2,720	3,345	33,279	—	39,344

Cash and cash equivalents, end of period	$2,032	$1,813	$29,551	$—	$33,396

B-F-118

PENTAIR, INC. AND SUBSIDIARIES

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

($ in millions)

	Balance Beginning of Period	Additions Charged to Costs and Expenses	Deductions		Other Charges add (deduct)		Balance End of Period
Allowance for doubtful accounts
Year ended December 31, 2011	17	4	4	(1)	(1	)(2)	16
Year ended December 31, 2010	14	4	1	(1)	—	(2)	17
Year ended December 31, 2009	8	7	2	(1)	1	(2)	14

(1)	Uncollected accounts written off, net of expense
(2)	Result of acquisitions and foreign currency effects

B-F-119

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss) (Unaudited)

	Three months ended		Six months ended
In thousands, except per-share data	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales	$941,525	$910,175	$1,799,702	$1,700,448
Cost of goods sold	629,397	622,439	1,206,855	1,163,653

Gross profit	312,128	287,736	592,847	536,795
Selling, general and administrative	173,445	158,432	348,455	303,192
Research and development	20,891	19,882	41,648	38,004

Operating income	117,792	109,422	202,744	195,599
Other (income) expense:
Equity income of unconsolidated subsidiaries	(636)	(672)	(1,685)	(907)
Net interest expense	16,079	14,613	30,847	23,938

Income before income taxes and noncontrolling interest	102,349	95,481	173,582	172,568
Provision for income taxes	28,864	27,344	37,943	52,397

Net income before noncontrolling interest	73,485	68,137	135,639	120,171
Noncontrolling interest	1,655	1,425	2,995	2,918

Net income attributable to Pentair, Inc.	$71,830	$66,712	$132,644	$117,253

Comprehensive income (loss)	$(10,430)	$92,306	$93,808	$187,119
Less: Comprehensive income (loss) attributable to noncontrolling interest	(223)	2,216	2,020	5,621

Comprehensive income (loss) attributable to Pentair, Inc.	$(10,207)	$90,090	$91,788	$181,498

Earnings per common share attributable to Pentair, Inc.
Basic	$0.73	$0.68	$1.34	$1.19
Diluted	$0.71	$0.67	$1.32	$1.17

Weighted average common shares outstanding
Basic	99,047	98,333	98,856	98,190
Diluted	101,165	100,065	100,785	99,825

Cash dividends declared per common share	$0.22	$0.20	$0.44	$0.40

See accompanying notes to condensed consolidated financial statements.

B-F-120

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands, except share and per-share data	June 30, 2012	December 31, 2011	July 2, 2011
Assets
Current assets
Cash and cash equivalents	$60,598	$50,077	$68,972
Accounts and notes receivable, net of allowances of $32,958, $39,111 and $41,120, respectively	572,144	569,204	595,407
Inventories	460,039	449,863	484,795
Deferred tax assets	58,899	60,899	60,833
Prepaid expenses and other current assets	124,345	107,792	124,632

Total current assets	1,276,025	1,237,835	1,334,639

Property, plant and equipment, net	381,063	387,525	410,547

Other assets
Goodwill	2,255,134	2,273,918	2,573,430
Intangibles, net	570,503	592,285	654,908
Other	103,544	94,750	78,788

Total other assets	2,929,181	2,960,953	3,307,126

Total assets	$4,586,269	$4,586,313	$5,052,312

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$222	$3,694	$21,451
Current maturities of long-term debt	1,193	1,168	1,289
Accounts payable	288,265	294,858	315,403
Employee compensation and benefits	89,514	109,361	108,836
Current pension and post-retirement benefits	9,052	9,052	8,733
Accrued product claims and warranties	44,935	42,630	47,259
Income taxes	32,228	14,547	21,498
Accrued rebates and sales incentives	45,870	37,009	42,567
Other current liabilities	150,437	129,522	144,366

Total current liabilities	661,716	641,841	711,402

Other liabilities
Long-term debt	1,233,794	1,304,225	1,384,167
Pension and other retirement compensation	247,324	248,615	217,021
Post-retirement medical and other benefits	29,921	31,774	27,954
Long-term income taxes payable	13,294	26,470	23,832
Deferred tax liabilities	190,173	188,957	235,422
Other non-current liabilities	92,175	97,039	85,660

Total liabilities	2,468,397	2,538,921	2,685,458

Commitments and contingencies

Shareholders’ equity
Common shares par value $0.16 2/3; 99,204,048, 98,622,564 and 98,766,335 shares issued and outstanding, respectively	16,534	16,437	16,460
Additional paid-in capital	509,558	488,843	488,873
Retained earnings	1,667,794	1,579,290	1,702,119
Accumulated other comprehensive income (loss)	(192,097)	(151,241)	41,902
Noncontrolling interest	116,083	114,063	117,500

Total shareholders’ equity	2,117,872	2,047,392	2,366,854

Total liabilities and shareholders’ equity	$4,586,269	$4,586,313	$5,052,312

See accompanying notes to condensed consolidated financial statements.

B-F-121

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
In thousands	June 30, 2012	July 2, 2011
Operating activities
Net income before noncontrolling interest	$135,639	$120,171
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Equity income of unconsolidated subsidiaries	(1,685)	(907)
Depreciation	32,666	32,685
Amortization	19,677	17,180
Deferred income taxes	3,654	3,012
Stock compensation	10,075	10,527
Excess tax benefits from stock-based compensation	(1,740)	(1,465)
Loss (gain) on sale of assets	(3,106)	229
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(5,531)	(1,111)
Inventories	(12,276)	2,425
Prepaid expenses and other current assets	(983)	(2,696)
Accounts payable	(4,271)	(22,878)
Employee compensation and benefits	(18,686)	(22,675)
Accrued product claims and warranties	2,466	2,901
Income taxes	17,709	12,780
Other current liabilities	10,209	25,481
Pension and post-retirement benefits	(553)	(853)
Other assets and liabilities	(16,503)	(22,195)

Net cash provided by (used for) operating activities	166,761	152,611

Investing activities
Capital expenditures	(31,312)	(35,221)
Proceeds from sale of property and equipment	4,868	89
Acquisitions, net of cash acquired	(19,905)	(733,105)
Other	(3,073)	119

Net cash provided by (used for) investing activities	(49,422)	(768,118)

Financing activities
Net short-term borrowings	(3,472)	16,518
Proceeds from long-term debt	352,463	1,320,957
Repayment of long-term debt	(420,810)	(661,422)
Debt issuance costs	—	(8,721)
Excess tax benefits from stock-based compensation	1,740	1,465
Stock issued to employees, net of shares withheld	16,163	9,551
Repurchases of common stock	—	(287)
Dividends paid	(44,140)	(39,739)

Net cash provided by (used for) financing activities	(98,056)	638,322
Effect of exchange rate changes on cash and cash equivalents	(8,762)	101

Change in cash and cash equivalents	10,521	22,916
Cash and cash equivalents, beginning of period	50,077	46,056

Cash and cash equivalents, end of period	$60,598	$68,972

See accompanying notes to condensed consolidated financial statements.

B-F-122

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)

In thousands, except share and per-share data	Common shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total Pentair, Inc.	Noncontrolling interest	Total
	Number	Amount
Balance—December 31, 2011	98,622,564	$16,437	$488,843	$1,579,290	$(151,241)	$1,933,329	$114,063	$2,047,392
Net income				132,644		132,644	2,995	135,639
Change in cumulative translation adjustment					(44,006)	(44,006)	(975)	(44,981)
Changes in market value of derivative financial instruments, net of $1,436 tax					3,150	3,150		3,150
Cash dividends—$0.44 per common share				(44,140)		(44,140)		(44,140)
Exercise of stock options, net of 35,570 shares tendered for payment	492,777	82	14,973			15,055		15,055
Issuance of restricted shares, net of cancellations	154,536	26	3,532			3,558		3,558
Amortization of restricted shares			352			352		352
Shares surrendered by employees to pay taxes	(65,829)	(11)	(2,439)			(2,450)		(2,450)
Stock compensation			4,297			4,297		4,297

Balance—June 30, 2012	99,204,048	$16,534	$509,558	$1,667,794	$(192,097)	$2,001,789	$116,083	$2,117,872

In thousands, except share and per-share data	Common shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total Pentair, Inc.	Noncontrolling interest	Total
	Number	Amount
Balance—December 31, 2010	98,409,192	$16,401	$474,489	$1,624,605	$(22,342)	$2,093,153	$111,879	$2,205,032
Net income				117,253		117,253	2,918	120,171
Change in cumulative translation adjustment					62,456	62,456	2,703	65,159
Changes in market value of derivative financial instruments, net of $1,249 tax					1,788	1,788		1,788
Cash dividends—$0.40 per common share				(39,739)		(39,739)		(39,739)
Share repurchase	(7,826)	(1)	(286)			(287)		(287)
Exercise of stock options, net of 3,266 shares tendered for payment	408,637	68	10,741			10,809		10,809
Issuance of restricted shares, net of cancellations	29,131	5	1,432			1,437		1,437
Amortization of restricted shares			480			480		480
Shares surrendered by employees to pay taxes	(72,799)	(13)	(2,683)			(2,696)		(2,696)
Stock compensation			4,700			4,700		4,700

Balance—July 2, 2011	98,766,335	$16,460	$488,873	$1,702,119	$41,902	$2,249,354	$117,500	$2,366,854

See accompanying notes to condensed consolidated financial statements

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Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

1. Basis of Presentation and Responsibility for Interim Financial Statements

We prepared the unaudited condensed consolidated financial statements following the requirements of the Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by accounting principles generally accepted in the United States can be condensed or omitted.

We are responsible for the unaudited financial statements included in this document. The financial statements include all normal recurring adjustments that are considered necessary for the fair presentation of our financial position and operating results. As these are condensed financial statements, one should also read our consolidated financial statements and notes thereto for the year ended December 31, 2011, which are included in our 2011 Annual Report on Form 10-K for the year ended December 31, 2011.

Revenues, expenses, cash flows, assets and liabilities can and do vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be indicative of those for a full year.

Our fiscal year ends on December 31. We report our interim quarterly periods on a 13-week basis ending on a Saturday.

In connection with preparing the unaudited condensed consolidated financial statements for the six months ended June 30, 2012, we have evaluated subsequent events for potential recognition and disclosure through the date of this filing.

2. New Accounting Standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance to improve the consistency of fair value measurement and disclosure requirements between U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards. The provisions of this guidance change certain of the fair value principles related to the highest and best use premise, the consideration of blockage factors and other premiums and discounts, and the measurement of financial instruments held in a portfolio and instruments classified within shareholders’ equity. Further, the guidance provides additional disclosure requirements surrounding Level 3 fair value measurements, the uses of nonfinancial assets in certain circumstances, and identification of the level in the fair value hierarchy used for assets and liabilities which are not recorded at fair value, but where fair value is disclosed. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on our financial condition or results of operations.

In June 2011, the FASB issued authoritative guidance surrounding the presentation of comprehensive income, with an objective of increasing the prominence of items reported in other comprehensive income (“OCI”). This guidance provides entities with the option to present the total of comprehensive income, the components of net income and the components of OCI in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, entities must present on the face of the financial statement, items reclassified from OCI to net income in the section of the financial statement where the components of net income and OCI are presented, regardless of the option selected to present comprehensive income. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011. The FASB subsequently deferred the effective date of certain provisions of this standard pertaining to the reclassification of items out of accumulated other comprehensive income, pending the issuance of further guidance on that matter. We have adopted this guidance as of January 1, 2012, and have presented total comprehensive income (loss) in our Condensed Consolidated Statements of Income and Comprehensive Income (Loss).

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Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

3. Stock-based Compensation

Total stock-based compensation expense was $4.8 million for each of the three months ended June 30, 2012 and July 2, 2011, respectively, and was $10.1 million and $10.5 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

During the first half of 2012, restricted shares and restricted stock units of our common stock were granted under the 2008 Omnibus Stock Incentive Plan to eligible employees with a vesting period of three to four years after issuance. Restricted share awards and restricted stock units are valued at market value on the date of grant and are typically expensed over the vesting period. Total compensation expense for restricted share awards and restricted stock units was $2.8 million and $2.5 million for the three months ended June 30, 2012 and July 2, 2011, respectively, and was $5.8 million for each of the six months ended June 30, 2012 and July 2, 2011, respectively.

During the first half of 2012, option awards were granted under the 2008 Omnibus Stock Incentive Plan with an exercise price equal to the market price of our common stock on the date of grant. Option awards are typically expensed over the vesting period. Total compensation expense for stock option awards was $2.0 million and $2.3 million for the three months ended June 30, 2012 and July 2, 2011, respectively, and $4.3 million and $4.7 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

We estimated the fair value of each stock option award on the date of grant using a Black-Scholes option pricing model, modified for dividends and using the following assumptions:

	June 30, 2012	July 2, 2011
Expected stock price volatility	36.5%	35.5%
Expected life	5.7 yrs	5.5 yrs
Risk-free interest rate	0.90%	2.12%
Dividend yield	2.29%	2.16%

The weighted-average fair value of options granted during the second quarter of 2012 and 2011 were $11.74 and $10.89 per share, respectively.

These estimates require us to make assumptions based on historical results, observance of trends in our stock price, changes in option exercise behavior, future expectations and other relevant factors. If other assumptions had been used, stock-based compensation expense, as calculated and recorded under the accounting guidance, could have been affected.

We based the expected life assumption on historical experience as well as the terms and vesting periods of the options granted. For purposes of determining expected volatility, we considered a rolling average of historical volatility measured over a period approximately equal to the expected option term. The risk-free rate for periods that coincide with the expected life of the options is based on the U.S. Treasury Department yield curve in effect at the time of grant.

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Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

4. Earnings Per Common Share

Basic and diluted earnings per share were calculated using the following:

	Three months ended		Six months ended
In thousands	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Weighted average common shares outstanding—basic	99,047	98,333	98,856	98,190
Dilutive impact of stock options and restricted stock	2,118	1,732	1,929	1,635

Weighted average common shares outstanding—diluted	101,165	100,065	100,785	99,825

Stock options excluded from the calculation of diluted earnings per share because the exercise price was greater than the average market price of the common shares	443	1,776	2,010	2,001

5. Restructuring

During 2012 and 2011, we initiated certain business restructuring initiatives aimed at reducing our fixed cost structure and realigning our business. The 2012 initiatives included the reduction in hourly and salaried headcount of approximately 140 employees, which included 85 in Water & Fluid Solutions and 55 in Technical Products. The 2011 initiatives included the reduction in hourly and salaried headcount of approximately 210 employees, which included 160 in Water & Fluid Solutions and 50 in Technical Products.

Restructuring related costs included in Selling, general and administrative expenses on the Condensed Consolidated Statements of Income and Comprehensive Income (Loss) include costs for severance and other restructuring costs as follows for the six months ended June 30, 2012, and July 2, 2011, and the year ended December 31, 2011:

In thousands	June 30, 2012	December 31, 2011	July 2, 2011
Severance and related costs	$9,660	$11,500	$—
Asset impairment and other restructuring costs	710	1,500	—

Total restructuring costs	$10,370	$13,000	$—

Restructuring accrual activity recorded in Other current liabilities and Employee compensation and benefits on the Condensed Consolidated Balance Sheets is summarized as follows for the six months ended June 30, 2012, and July 2, 2011, and the year ended December 31, 2011:

In thousands	June 30, 2012	December 31, 2011	July 2, 2011
Beginning balance	$12,805	$3,994	$3,994
Costs incurred	9,660	11,500	—
Cash payments and other	(8,570)	(2,689)	(909)

Ending balance	$13,895	$12,805	$3,085

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Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

6. Acquisitions

On April 4, 2012, we acquired, as part of Water & Fluid Solutions, all of the outstanding shares of capital stock of Sibrape Indústria E Comércio de Artigos Para Lazer Ltda. and its subsidiary Hidrovachek Ltda. (collectively “Sibrape”) for $19.9 million, net of cash acquired. The Sibrape results have been included in our consolidated financial statements since the date of acquisition. Sibrape offers a complete line of pool products and is a market leader in pool liner sales throughout Brazil. Goodwill recorded as part of the purchase price allocation was $8.8 million, none of which is tax deductible. Identified intangible assets acquired as part of the acquisition were $4.8 million and were comprised entirely of customer lists, which have an estimated life of 11 years. The pro forma impact of this acquisition was not deemed material.

In May 2011, we acquired, as part of Water & Fluid Solutions, the Clean Process Technologies (“CPT”) division of privately held Norit Holding B.V. for $715.3 million (€502.7 million translated at the May 12, 2011 exchange rate). CPT’s results of operations have been included in our consolidated financial statements since the date of acquisition. CPT is a global leader in membrane solutions and clean process technologies in the high growth water and beverage filtration and separation segments. CPT provides sustainable purification systems and solutions for desalination, water reuse, industrial applications and beverage segments that effectively address the increasing challenges of clean water scarcity, rising energy costs and pollution. CPT’s product offerings include innovative ultrafiltration and nanofiltration membrane technologies, aseptic valves, CO2 recovery and control systems and specialty pumping equipment. Based in the Netherlands, CPT has broad sales diversity with the majority of 2011 and 2010 revenues generated in European Union and Asia-Pacific countries.

The fair value of CPT was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value acquired over the identifiable assets acquired and liabilities assumed is reflected as goodwill. Goodwill recorded as part of the purchase price allocation was $451.8 million, none of which is tax deductible. Identifiable intangible assets acquired as part of the acquisition were $197.2 million, including definite-lived intangibles, such as customer relationships and proprietary technology with a weighted average amortization period of approximately 10 years.

The following pro forma consolidated condensed financial results of operations are presented as if the CPT acquisition described above had been completed at the beginning of the comparable period:

	Three months ended	Six months ended
In thousands, except share and per-share data	July 2, 2011	July 2, 2011
Pro forma net sales	$953,375	$1,822,224
Pro forma income before noncontrolling interest	66,075	115,517
Pro forma net income attributable to Pentair, Inc.	64,650	112,599

Pro forma earnings per common share
Basic	$0.66	$1.15
Diluted	$0.65	$1.13

Weighted average common shares outstanding
Basic	98,333	98,190
Diluted	100,065	99,825

The 2011 unaudited pro forma net income was adjusted to exclude the impact of approximately $5.5 million in non-recurring items related to acquisition date fair value adjustments to inventory and customer backlog. Acquisition-related transaction costs of approximately $6.1 million and $7.8 million associated with the CPT acquisition were excluded from the pro forma net income for the three and six month periods ended July 2, 2011, respectively.

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Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

These pro forma condensed consolidated financial results have been prepared for comparative purposes only and include certain adjustments, such as increased interest expense on acquisition debt. They do not reflect the effect of costs or synergies that would have been expected to result from the integration of the acquisition. The pro forma information does not purport to be indicative of the results of operations that actually would have resulted had the combination occurred at the beginning of each period presented, or of future results of the consolidated entities.

In January 2011 we acquired as part of Water & Fluid Solutions all of the outstanding shares of capital stock of Hidro Filtros do Brasil (“Hidro Filtros”) for cash of $14.9 million and a note payable of $2.1 million. The Hidro Filtros results of operations have been included in our consolidated financial statements since the date of acquisition. Hidro Filtros is a leading manufacturer of water filters and filtering elements for residential and industrial applications operating in Brazil and neighboring countries. Goodwill recorded as part of the purchase price allocation was $10.1 million, none of which is tax deductible. Identified intangible assets acquired as part of the acquisition were $6.3 million including definite-lived intangibles, primarily customer relationships of $5.5 million, with an estimated life of 13 years. The pro forma impact of this acquisition was not material.

Additionally, during 2011, we completed other small acquisitions with purchase prices totaling $4.6 million, consisting of $2.9 million in cash and $1.7 million as a note payable, adding to Water & Fluid Solutions. Total goodwill recorded as part of the purchase price allocation was $4.3 million, none of which is tax deductible. The pro forma impact of these acquisitions was not material.

7. Supplemental Balance Sheet Disclosures

In thousands	June 30, 2012	December 31, 2011	July 2, 2011
Inventories
Raw materials and supplies	$227,780	$219,487	$246,414
Work-in-process	50,860	47,707	49,515
Finished goods	181,399	182,669	188,866

Total inventories	$460,039	$449,863	$484,795

Property, plant and equipment
Land and land improvements	$40,519	$41,111	$43,322
Buildings and leasehold improvements	251,977	244,246	255,317
Machinery and equipment	713,819	692,930	697,802
Construction in progress	34,699	40,251	41,066

Total property, plant and equipment	1,041,014	1,018,538	1,037,507
Less accumulated depreciation and amortization	659,951	631,013	626,960

Property, plant and equipment, net	$381,063	$387,525	$410,547

8. Goodwill and Other Identifiable Intangible Assets

The changes in the carrying amount of goodwill by segment were as follows:

In thousands	December 31, 2011	Acquisitions/ divestitures	Foreign currency translation/Other	June 30, 2012
Water & Fluid Solutions	$1,994,781	$8,768	$(25,034)	$1,978,515
Technical Products	279,137	—	(2,518)	276,619

Consolidated Total	$2,273,918	$8,768	$(27,552)	$2,255,134

B-F-128

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

In thousands	December 31, 2010	Acquisitions/ divestitures	Foreign currency translation/Other	July 2, 2011
Water & Fluid Solutions	$1,784,100	$466,182	$35,686	$2,285,968
Technical Products	281,944	—	5,518	287,462

Consolidated Total	$2,066,044	$466,182	$41,204	$2,573,430

Accumulated goodwill impairment losses were $200.5 million, $200.5 million and $0 as of June 30, 2012, December 31, 2011, and July 2, 2011, respectively.

The detail of acquired intangible assets consisted of the following:

	June 30, 2012			December 31, 2011			July 2, 2011
In thousands	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Finite-life intangibles
Patents	$5,895	$(4,298)	$1,597	$5,896	$(4,038)	$1,858	$15,485	$(13,306)	$2,179
Proprietary technology	129,748	(45,994)	83,754	128,841	(39,956)	88,885	136,737	(34,423)	102,314
Customer relationships	356,814	(120,738)	236,076	358,410	(109,887)	248,523	380,263	(97,232)	283,031
Trade names	1,501	(600)	901	1,515	(530)	985	1,569	(467)	1,102

Total finite-life intangibles	$493,958	$(171,630)	$322,328	$494,662	$(154,411)	$340,251	$534,054	$(145,428)	$388,626

Indefinite-life intangibles
Trade names	248,175	—	248,175	252,034	—	252,034	266,282	—	266,282

Total intangibles, net	$742,133	$(171,630)	$570,503	$746,696	$(154,411)	$592,285	$800,336	$(145,428)	$654,908

Intangible asset amortization expense was approximately $9.9 million and $10.8 million for the three months ended June 30, 2012 and July 2, 2011, respectively, and was approximately $19.7 million and $17.2 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

The estimated future amortization expense for identifiable intangible assets during the remainder of 2012 and the next five years is as follows:

In thousands	Q3-Q4 2012	2013	2014	2015	2016	2017
Estimated amortization expense	$19,253	$38,685	$38,331	$38,047	$37,137	$35,542

B-F-129

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

9. Debt

Debt and the average interest rates on debt outstanding are summarized as follows:

In thousands	Average interest rate June 30, 2012	Maturity (Year)	June 30, 2012	December 31, 2011	July 2, 2011
Commercial paper	1.22%	2016	$6,993	$3,497	$—
Revolving credit facilities	1.99%	2016	205,600	168,500	262,064
Private placement—fixed rate	5.65%	2013-2017	400,000	400,000	400,000
Private placement—floating rate	1.07%	2013	100,000	205,000	205,000
Public—fixed rate	5.00%	2021	500,000	500,000	500,000
Capital lease obligations	3.72%	2025	14,671	15,788	18,362
Other	3.10%	2012-2016	7,945	16,302	21,481

Total debt			1,235,209	1,309,087	1,406,907
Less: Current maturities			(1,193)	(1,168)	(1,289)
Short-term borrowings			(222)	(3,694)	(21,451)

Long-term debt			$1,233,794	$1,304,225	$1,384,167

The fair value of total debt excluding the effect of the interest rate swaps was $1,299.2 million, $1,361.0 million and $1,440.1 million as of June 30, 2012, December 31, 2011 and July 2, 2011, respectively. This fair value measurement of debt is classified as Level 2 in the valuation hierarchy as defined in Note 10, “Derivatives and Financial Instruments”.

In May 2011, we completed a public offering of $500 million aggregate principal amount of our 5.00% Senior Notes due 2021 (the “Notes”). The Notes are guaranteed by certain of our wholly-owned domestic subsidiaries that are also guarantors under our primary bank credit facility. We used the net proceeds from the offering of the Notes to finance in part the CPT acquisition.

In April 2011, we entered into a Fourth Amended and Restated Credit Agreement (the “Credit Facility”). The Credit Facility replaced our previous $800 million revolving credit facility. The Credit Facility creates an unsecured, committed credit facility of up to $700 million, with multi-currency sub facilities to support investments outside the U.S. The Credit Facility expires on April 28, 2016. Borrowings under the Credit Facility currently bear interest at the rate of London Interbank Offered Rate (“LIBOR”) plus 1.75%. Interest rates and fees on the Credit Facility will vary based on our credit ratings. We used borrowings under the Credit Facility to fund a portion of the CPT acquisition and to fund ongoing operations.

We are authorized to sell short-term commercial paper notes to the extent availability exists under the Credit Facility. We use the Credit Facility as back-up liquidity to support 100% of commercial paper outstanding. Our use of commercial paper as a funding vehicle depends upon the relative interest rates for our commercial paper compared to the cost of borrowing under our Credit Facility. As of June 30, 2012, we had $7.0 million of commercial paper outstanding.

In May 2012, we repaid $105 million of matured private placement debt with borrowings under the Credit Facility.

All of the commercial paper and private placement—floating rate debt was classified as long-term as we have the intent and the ability to refinance such obligations on a long-term basis under the Credit Facility.

B-F-130

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Total availability under our Credit Facility was $487.4 million as of June 30, 2012, which was not limited by the leverage ratio financial covenant in the credit agreement.

Our debt agreements contain certain financial covenants, the most restrictive of which is a leverage ratio in the Credit Facility (total consolidated indebtedness, as defined, over consolidated net income before interest, taxes, depreciation, amortization and non-cash compensation expense, as defined) that may not exceed 3.5 to 1.0 as of the last date of each of our fiscal quarters. As of June 30, 2012, we were in compliance with all financial covenants in our debt agreements.

In addition to the Credit Facility, we have various other credit facilities with an aggregate availability of $73.1 million, of which $7.6 million was outstanding at June 30, 2012. Borrowings under these credit facilities bear interest at variable rates.

Debt outstanding at June 30, 2012 matures on a calendar year basis as follows:

In thousands	Q3 - Q4 2012	2013	2014	2015	2016	2017	Thereafter	Total
Contractual debt obligation maturities	$246	$200,057	$17	$—	$220,218	$300,000	$500,000	$1,220,538
Capital lease obligations	585	1,169	1,169	1,169	1,169	1,170	8,240	14,671

Total maturities	$831	$201,226	$1,186	$1,169	$221,387	$301,170	$508,240	$1,235,209

As part of the CPT acquisition, we assumed two capital lease obligations related to land and buildings. As of June 30, 2012, December 31, 2011 and July 2, 2011, we recorded cost of $22.0 million, $22.7 million and $25.6 million, respectively, and accumulated amortization of $5.2 million, $5.1 million and $5.3 million, respectively, all of which are included in Property, plant and equipment on the Condensed Consolidated Balance Sheets.

Capital lease obligations consist of total future minimum lease payments of $17.4 million less the imputed interest of $2.7 million as of June 30, 2012.

10. Derivatives and Financial Instruments

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date:

Level 1:  Valuation is based on observable inputs such as quoted market prices (unadjusted) for identical assets or liabilities in active markets.

Level 2:  Valuation is based on inputs such as quoted market prices for similar assets or liabilities in active markets or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:  Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

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Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

In making fair value measurements, observable market data must be used when available. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Cash-flow Hedges

In August 2007, we entered into a $105 million interest rate swap agreement with a major financial institution to exchange variable rate interest payment obligations for a fixed rate obligation without the exchange of the underlying principal amounts in order to manage interest rate exposures. The effective date of the swap was August 30, 2007. The swap agreement had a fixed interest rate of 4.89% and expired in May 2012. The fixed interest rate of 4.89% plus the .50% interest rate spread over LIBOR resulted in an effective fixed interest rate of 5.39%. The fair value of the swap was a liability of $1.7 million and $4.2 million at December 31, 2011 and July 2, 2011, respectively, and was recorded in Accumulated other comprehensive income (loss) (“AOCI”) on the Condensed Consolidated Balance Sheets.

In September 2005, we entered into a $100 million interest rate swap agreement with several major financial institutions to exchange variable rate interest payment obligations for fixed rate obligations without the exchange of the underlying principal amounts in order to manage interest rate exposures. The effective date of the fixed rate swap was April 25, 2006. The swap agreement has a fixed interest rate of 4.68% and expires in July 2013. The fixed interest rate of 4.68% plus the .60% interest rate spread over LIBOR results in an effective fixed interest rate of 5.28%. The fair value of the swap was a liability of $4.5 million, $6.3 million and $8.3 million at June 30, 2012, December 31, 2011 and July 2, 2011, respectively, and was recorded in AOCI on the Condensed Consolidated Balance Sheets.

The variable to fixed interest rate swaps are designated as and are effective as cash-flow hedges. The fair values of these swaps are recorded as assets or liabilities on the Condensed Consolidated Balance Sheets, with changes in their fair value included in AOCI. Derivative gains and losses included in AOCI are reclassified into earnings at the time the related interest expense is recognized or the settlement of the related commitment occurs. Realized income/expense and amounts to/from swap counterparties are recorded in Net interest expense in our Condensed Consolidated Statements of Income and Comprehensive Income (Loss). We realized incremental expense resulting from the swaps of $1.7 million and $2.3 million for the three months ended and $3.9 million and $4.7 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

Failure of one or more of our swap counterparties would result in the loss of any benefit to us of the swap agreement. In this case, we would continue to be obligated to pay the variable interest payments per the underlying debt agreements which are at a variable interest rate of 3 month LIBOR plus 0.60% for $100 million of debt. Additionally, failure of one or all of our swap counterparties would not eliminate our obligation to continue to make payments under our existing swap agreements if we continue to be in a net pay position.

Our interest rate swaps are carried at fair value measured on a recurring basis. Fair values are determined through the use of models that consider various assumptions, including time value, yield curves, as well as other relevant economic measures, which are inputs that are classified as Level 2 in the valuation hierarchy defined by the accounting guidance.

In April 2011, as part of our planned debt issuance to fund the CPT acquisition, we entered into interest rate swap contracts to hedge movement in interest rates through the expected date of closing for a portion of the expected fixed rate debt offering. The swaps had a notional amount of $400 million with an average interest rate of 3.65%. In May 2011, upon the sale of the Notes, the swaps were terminated at a cost of $11.0 million. Because we used the contracts to hedge future interest payments, the short term and long term portions are recorded in Prepaid

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Notes to condensed consolidated financial statements (unaudited)

expenses and other current assets and Other, respectively, within the Condensed Consolidated Balance Sheets and will be amortized as interest exposure over the 10 year life of the Notes.

Foreign currency contract

We manage our economic and transaction exposure to certain market-based risks through the use of foreign currency derivative instruments. Our objective in holding derivatives is to reduce the volatility of net earnings and cash flows associated with changes in foreign currency exchange rates.

In March 2011, we entered into a foreign currency option contract to reduce our exposure to fluctuations in the euro related to our €503 million acquisition of CPT. The contract had a notional amount of €286.0 million, a strike price of 1.4375 and matured May 13, 2011. The fair value of the contract was an asset of $2.8 million at April 2, 2011, and was recorded in Prepaid expenses and other current assets on the Condensed Consolidated Balance Sheets. In May 2011, we sold the foreign currency option contract for $1.0 million. The net cost of $2.1 million was recorded in Selling, general and administrative on the Condensed Consolidated Statements of Income and Comprehensive Income (Loss).

Fair value of financial information

Financial assets and liabilities measured at fair value on a recurring basis were as follows:

Recurring fair value measurements	As of June 30, 2012
In thousands	Fair value	(Level 1)	(Level 2)	(Level 3)
Cash-flow hedges	$(4,519)	$—	$(4,519)	$—
Foreign currency contract	(1,425)	—	(1,425)	—
Deferred compensation plan (1)	26,327	26,327	—	—

Total recurring fair value measurements	$20,383	$26,327	$(5,944)	$—

Recurring fair value measurements	As of December 31, 2011
In thousands	Fair value	(Level 1)	(Level 2)	(Level 3)
Cash-flow hedges	$(8,034)	$—	$(8,034)	$—
Foreign currency contract	(99)	—	(99)	—
Deferred compensation plan (1)	22,987	22,987	—	—

Total recurring fair value measurements	$14,854	$22,987	$(8,133)	$—

Nonrecurring fair value measurements
Goodwill (2)	$242,800	$—	$—	$242,800

Total nonrecurring fair value measurement	$242,800	$—	$—	$242,800

Recurring fair value measurements	As of July 2, 2011
In thousands	Fair value	(Level 1)	(Level 2)	(Level 3)
Cash-flow hedges	$(12,486)	$—	$(12,486)	$—
Foreign currency contract	—	—	—	—
Deferred compensation plan (1)	24,967	24,967	—	—

Total recurring fair value measurements	$12,481	$24,967	$(12,486)	$—

(1)	Deferred compensation plan assets include mutual funds and cash equivalents for payment of certain non-qualified benefits for retired, terminated and active employees. The fair value of these assets was based on quoted market prices in active markets.

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Notes to condensed consolidated financial statements (unaudited)

(2)	In the fourth quarter of 2011, we completed our annual goodwill impairment review. As a result, we recorded a pre-tax non-cash goodwill impairment charge of $200.5 million in our Residential Filtration reporting unit. The fair value of each reporting unit is determined using a discounted cash flow analysis and market approach. Projecting discounted future cash flows requires us to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. Use of the market approach consists of comparisons to comparable publicly-traded companies that are similar in size and industry. Actual results may differ from those used in our valuations. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation.

11. Income Taxes

The provision for income taxes consists of provisions for federal, state and foreign income taxes. We operate in an international environment with operations in various locations outside the U.S. Accordingly, the consolidated income tax rate is a composite rate reflecting the earnings in the various locations and the applicable rates.

The effective income tax rate for the six months ended June 30, 2012 was 21.9% compared to 30.4% for the six months ended July 2, 2011. Our effective tax rate was lower due to the resolution of U.S. federal and state tax audits, the mix of global earnings and favorable benefits related to the May 2011 acquisition of CPT.

We continue to actively pursue initiatives to reduce our effective tax rate. The tax rate in any quarter can be affected positively or negatively by adjustments that are required to be reported in the specific quarter of resolution.

The total gross liability for uncertain tax positions was $13.3 million, $26.5 million and $24.8 million at June 30, 2012, December 31, 2011 and July 2, 2011, respectively. We record penalties and interest related to unrecognized tax benefits in Provision for income taxes and Net interest expense, respectively, on the Condensed Consolidated Statements of Income and Comprehensive Income (Loss), which is consistent with our past practices.

12. Benefit Plans

Components of net periodic benefit cost were as follows:

	Three months ended
	Pension benefits		Post-retirement
In thousands	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Service cost	$3,761	$3,131	$55	$45
Interest cost	8,087	8,225	422	472
Expected return on plan assets	(7,844)	(7,964)	—	—
Amortization of prior year service cost (benefit)	—	—	(6)	(7)
Recognized net actuarial loss (gains)	2,577	972	(602)	(827)

Net periodic benefit cost (income)	$6,581	$4,364	$(131)	$(317)

B-F-134

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

	Six months ended
	Pension benefits		Post-retirement
In thousands	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Service cost	$7,522	$6,261	$110	$90
Interest cost	16,174	16,450	844	944
Expected return on plan assets	(15,688)	(15,927)	—	—
Amortization of prior year service cost (benefit)	—	—	(12)	(14)
Recognized net actuarial loss (gains)	5,154	1,943	(1,204)	(1,653)

Net periodic benefit cost (income)	$13,162	$8,727	$(262)	$(633)

13. Business Segments

Financial information by reportable segment is shown below:

	Three months ended		Six months ended
In thousands	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales to external customers
Water & Fluid Solutions	$675,522	$631,994	$1,262,500	$1,147,362
Technical Products	266,003	278,181	537,202	553,086

Consolidated	$941,525	$910,175	$1,799,702	$1,700,448

Intersegment sales
Water & Fluid Solutions	$(116)	$316	$(43)	$771
Technical Products	1,535	1,559	2,894	2,558
Other	(1,419)	(1,875)	(2,851)	(3,329)

Consolidated	$—	$—	$—	$—

Operating income (loss)
Water & Fluid Solutions	$91,989	$84,521	$155,666	$141,049
Technical Products	50,624	48,261	101,083	96,348
Other	(24,821)	(23,360)	(54,005)	(41,798)

Consolidated	$117,792	$109,422	$202,744	$195,599

14. Warranty

The changes in the carrying amount of service and product warranties for the six months ended June 30, 2012, and July 2, 2011, and the year ended December 31, 2011, were as follows:

In thousands	June 30, 2012	December 31, 2011	July 2, 2011
Balance at beginning of the year	$29,355	$30,050	$30,050
Service and product warranty provision	26,579	50,096	26,035
Payments	(24,025)	(53,937)	(25,040)
Acquired	156	3,575	3,623
Translation	(222)	(429)	343

Balance at end of the period	$31,843	$29,355	$35,011

B-F-135

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

15. Commitments and Contingencies

There have been no further material developments from the disclosures contained in our 2011 Annual Report on Form 10-K.

16. Financial Statements of Subsidiary Guarantors

Certain of the domestic subsidiaries (the “Guarantor Subsidiaries”) of Pentair, Inc. (the “Parent Company”), each of which is directly or indirectly wholly-owned by the Parent Company, jointly and severally, and fully and unconditionally, guarantee the Parent Company’s indebtedness under the Notes and the Credit Facility. The following supplemental financial information sets forth the Condensed Consolidated Statements of Income and Comprehensive Income (Loss), the Condensed Consolidated Balance Sheets, and the Condensed Consolidated Statements of Cash Flows for the Parent Company, the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries, and total consolidated Pentair and subsidiaries.

B-F-136

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

For the three months ended June 30, 2012

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net sales	$—	$628,860	$392,347	$(79,682)	$941,525
Cost of goods sold	—	421,655	287,437	(79,695)	629,397

Gross profit	—	207,205	104,910	13	312,128
Selling, general and administrative	11,905	85,781	75,746	13	173,445
Research and development	245	10,958	9,688	—	20,891

Operating income (loss)	(12,150)	110,466	19,476	—	117,792
Earnings from investment in subsidiaries	(62,199)	(527)	600	62,126	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	—	(636)	—	—	(636)
Net interest (income) expense	(27,676)	38,301	5,454	—	16,079

Income before income taxes and noncontrolling interest	77,725	73,328	13,422	(62,126)	102,349
Provision for income taxes	5,895	23,935	(966)	—	28,864

Net income before noncontrolling interest	71,830	49,393	14,388	(62,126)	73,485
Noncontrolling interest	—	—	1,655	—	1,655

Net income attributable to Pentair, Inc.	$71,830	$49,393	$12,733	$(62,126)	$71,830

Comprehensive income (loss)	$(10,207)	$22,945	$(42,332)	$19,164	$(10,430)
Less: Comprehensive loss attributable to noncontrolling interest	—	—	(223)	—	(223)

Comprehensive income (loss) attributable to Pentair, Inc.	$(10,207)	$22,945	$(42,109)	$19,164	$(10,207)

B-F-137

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

For the six months ended June 30, 2012

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,186,928	$778,524	$(165,750)	$1,799,702
Cost of goods sold	—	807,713	564,599	(165,457)	1,206,855

Gross profit	—	379,215	213,925	(293)	592,847
Selling, general and administrative	28,789	174,144	145,815	(293)	348,455
Research and development	468	21,568	19,612	—	41,648

Operating income (loss)	(29,257)	183,503	48,498	—	202,744
Earnings from investment in subsidiaries	(115,592)	(1,325)	(364)	117,281	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	—	(1,544)	(141)	—	(1,685)
Net interest (income) expense	(56,710)	76,484	11,073	—	30,847

Income before income taxes and noncontrolling interest	143,045	109,888	37,930	(117,281)	173,582
Provision for income taxes	10,401	24,242	3,300	—	37,943

Net income before noncontrolling interest	132,644	85,646	34,630	(117,281)	135,639
Noncontrolling interest	—	—	2,995	—	2,995

Net income attributable to Pentair, Inc.	$132,644	$85,646	$31,635	$(117,281)	$132,644

Comprehensive income (loss)	$91,788	$59,198	$16,435	$(73,613)	$93,808
Less: Comprehensive income attributable to noncontrolling interest	—	—	2,020	—	2,020

Comprehensive income (loss) attributable to Pentair, Inc.	$91,788	$59,198	$14,415	$(73,613)	$91,788

B-F-138

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2012

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$6,135	$14,339	$40,124	$—	$60,598
Accounts and notes receivable, net	736	348,556	281,087	(58,235)	572,144
Inventories	—	241,629	218,410	—	460,039
Deferred tax assets	130,151	40,698	12,674	(124,624)	58,899
Prepaid expenses and other current assets	44,061	12,282	107,023	(39,021)	124,345

Total current assets	181,083	657,504	659,318	(221,880)	1,276,025
Property, plant and equipment, net	17,953	132,314	230,796	—	381,063
Other assets
Investments in/advances to subsidiaries	2,911,498	1,414,260	85,952	(4,411,710)	—
Goodwill	—	1,330,265	924,869	—	2,255,134
Intangibles, net	—	243,431	327,072	—	570,503
Other	65,638	8,931	48,115	(19,140)	103,544

Total other assets	2,977,136	2,996,887	1,386,008	(4,430,850)	2,929,181

Total assets	$3,176,172	$3,786,705	$2,276,122	$(4,652,730)	$4,586,269

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	$—	$222	$—	$222
Current maturities of long-term debt	—	—	1,193	—	1,193
Accounts payable	5,334	188,673	152,549	(58,291)	288,265
Employee compensation and benefits	15,771	19,855	53,888	—	89,514
Current pension and post-retirement benefits	9,052	—	—	—	9,052
Accrued product claims and warranties	165	24,385	20,385	—	44,935
Income taxes	35,498	(1,801)	(1,469)	—	32,228
Accrued rebates and sales incentives	—	36,212	9,658	—	45,870
Other current liabilities	30,824	64,436	94,191	(39,014)	150,437

Total current liabilities	96,644	331,760	330,617	(97,305)	661,716
Other liabilities
Long-term debt	1,245,055	2,417,922	520,265	(2,949,448)	1,233,794
Pension and other retirement compensation	185,513	(10,541)	72,352	—	247,324
Post-retirement medical and other benefits	17,512	31,549	—	(19,140)	29,921
Long-term income taxes payable	13,294	—	—	—	13,294
Deferred tax liabilities	—	229,962	84,835	(124,624)	190,173
Due to (from) affiliates	(442,406)	675,455	601,727	(834,776)	—
Other non-current liabilities	58,771	1,323	32,081	—	92,175

Total liabilities	1,174,383	3,677,430	1,641,877	(4,025,293)	2,468,397

Shareholders’ equity attributable to Pentair, Inc.	2,001,789	109,275	518,162	(627,437)	2,001,789
Noncontrolling interest	—	—	116,083	—	116,083

Total shareholders’ equity	2,001,789	109,275	634,245	(627,437)	2,117,872

Total liabilities and shareholders’ equity	$3,176,172	$3,786,705	$2,276,122	$(4,652,730)	$4,586,269

B-F-139

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2012

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net cash provided by (used for) operating activities	$10,612	$108,550	$47,599	$—	$166,761
Investing activities
Capital expenditures	(1,980)	(14,562)	(14,770)	—	(31,312)
Proceeds from sale of property and equipment	—	1,538	3,330	—	4,868
Acquisitions, net of cash acquired	—	—	(19,905)	—	(19,905)
Other	—	—	(3,073)	—	(3,073)

Net cash provided by (used for) investing activities	(1,980)	(13,024)	(34,418)	—	(49,422)
Financing activities
Net short-term borrowings	(3,472)	—	—	—	(3,472)
Proceeds from long-term debt	352,463	—	—	—	352,463
Repayment of long-term debt	(420,810)	—	—	—	(420,810)
Net change in advances to subsidiaries	98,720	(84,519)	(14,201)	—	—
Excess tax benefits from stock-based compensation	1,740	—	—	—	1,740
Stock issued to employees, net of shares withheld	16,163	—	—	—	16,163
Dividends paid	(43,628)	—	(512)	—	(44,140)

Net cash provided by (used for) financing activities	1,176	(84,519)	(14,713)	—	(98,056)
Effect of exchange rate changes on cash and cash equivalents	(6,770)	—	(1,992)	—	(8,762)

Change in cash and cash equivalents	3,038	11,007	(3,524)	—	10,521
Cash and cash equivalents, beginning of period	3,097	3,332	43,648	—	50,077

Cash and cash equivalents, end of period	$6,135	$14,339	$40,124	$—	$60,598

B-F-140

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

For the three months ended July 2, 2011

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net sales	$—	$586,395	$398,634	$(74,854)	$910,175
Cost of goods sold	—	399,270	297,830	(74,661)	622,439

Gross profit	—	187,125	100,804	(193)	287,736
Selling, general and administrative	6,664	83,632	68,329	(193)	158,432
Research and development	435	10,509	8,938	—	19,882

Operating (loss) income	(7,099)	92,984	23,537	—	109,422
Earnings from investment in subsidiaries	(53,988)	—	—	53,988	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	(607)	—	(65)	—	(672)
Net interest (income) expense	(26,636)	38,107	3,142	—	14,613

Income before income taxes and noncontrolling interest	74,132	54,877	20,460	(53,988)	95,481
Provision for income taxes	7,420	18,301	1,623	—	27,344

Net income before noncontrolling interest	66,712	36,576	18,837	(53,988)	68,137
Noncontrolling interest	—	—	1,425	—	1,425

Net income attributable to Pentair, Inc.	$66,712	$36,576	$17,412	$(53,988)	$66,712

Comprehensive income (loss)	$90,090	$41,354	$29,491	$(68,809)	$92,306
Less: Comprehensive income attributable to noncontrolling interest	—	—	2,216	—	2,216

Comprehensive income (loss) attributable to Pentair, Inc.	$90,090	$41,354	$27,275	$(68,809)	$90,090

B-F-141

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

For the six months ended July 2, 2011

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,101,449	$740,212	$(141,213)	$1,700,448
Cost of goods sold	—	754,831	549,560	(140,738)	1,163,653

Gross profit	—	346,618	190,652	(475)	536,795
Selling, general and administrative	13,272	168,751	121,644	(475)	303,192
Research and development	605	21,355	16,044	—	38,004

Operating (loss) income	(13,877)	156,512	52,964	—	195,599
Earnings from investment in subsidiaries	(91,295)	—	—	91,295	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	(783)	—	(124)	—	(907)
Net interest (income) expense	(54,016)	76,593	1,361	—	23,938

Income before income taxes and noncontrolling interest	132,217	79,919	51,727	(91,295)	172,568
Provision for income taxes	14,964	26,782	10,651	—	52,397

Net income before noncontrolling interest	117,253	53,137	41,076	(91,295)	120,171
Noncontrolling interest	—	—	2,918	—	2,918

Net income attributable to Pentair, Inc.	$117,253	$53,137	$38,158	$(91,295)	$117,253

Comprehensive income (loss)	$181,498	$63,306	$67,508	$(125,193)	$187,119
Less: Comprehensive income attributable to noncontrolling interest	—	—	5,621	—	5,621

Comprehensive income (loss) attributable to Pentair, Inc.	$181,498	$63,306	$61,887	$(125,193)	$181,498

B-F-142

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

July 2, 2011

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$4,836	$4,651	$59,485	$—	$68,972
Accounts and notes receivable, net	796	317,365	375,242	(97,996)	595,407
Inventories	—	203,998	280,797	—	484,795
Deferred tax assets	113,205	40,363	13,247	(105,982)	60,833
Prepaid expenses and other current assets	8,958	14,973	118,638	(17,937)	124,632

Total current assets	127,795	581,350	847,409	(221,915)	1,334,639
Property, plant and equipment, net	20,172	110,551	279,824	—	410,547
Other assets
Investments in/advances to subsidiaries	2,856,562	599,056	686,070	(4,141,688)	—
Goodwill	—	1,471,582	1,101,848	—	2,573,430
Intangibles, net	—	217,311	437,597	—	654,908
Other	75,538	4,821	23,477	(25,048)	78,788

Total other assets	2,932,100	2,292,770	2,248,992	(4,166,736)	3,307,126

Total assets	$3,080,067	$2,984,671	$3,376,225	$(4,388,651)	$5,052,312

Liabilities and Shareholders’ Equity

Current liabilities
Short-term borrowings	$—	$—	$21,451	$—	$21,451
Current maturities of long-term debt	2,905	—	29,220	(30,836)	1,289
Accounts payable	5,781	160,537	247,182	(98,097)	315,403
Employee compensation and benefits	32,294	22,791	53,751	—	108,836
Current pension and post-retirement benefits	8,733	—	—	—	8,733
Accrued product claims and warranties	12,248	22,574	12,437	—	47,259
Income taxes	9,106	5,720	6,672	—	21,498
Accrued rebates and sales incentives	—	32,219	10,348	—	42,567
Other current liabilities	14,874	37,558	110,149	(18,215)	144,366

Total current liabilities	85,941	281,399	491,210	(147,148)	711,402
Other liabilities
Long-term debt	1,265,400	2,417,890	1,033,600	(3,332,723)	1,384,167
Pension and other retirement compensation	136,901	38	80,082	—	217,021
Post-retirement medical and other benefits	17,679	35,323	—	(25,048)	27,954
Long-term income taxes payable	23,832	—	—	—	23,832
Deferred tax liabilities	10	213,201	128,192	(105,981)	235,422
Due to (from) affiliates	(743,661)	(261,361)	1,024,935	(19,913)	—
Other non-current liabilities	44,611	1,701	39,348	—	85,660

Total liabilities	830,713	2,688,191	2,797,367	(3,630,813)	2,685,458

Shareholders’ equity attributable to Pentair, Inc.	2,249,354	296,480	461,358	(757,838)	2,249,354
Noncontrolling interest	—	—	117,500	—	117,500

Total shareholders’ equity	2,249,354	296,480	578,858	(757,838)	2,366,854

Total liabilities and shareholders’ equity	$3,080,067	$2,984,671	$3,376,225	$(4,388,651)	$5,052,312

B-F-143

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the six months ended July 2, 2011

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net cash provided by (used for) operating activities	$(12,254)	$190,161	$(25,296)	$—	$152,611
Investing activities
Capital expenditures	(5,368)	(13,584)	(16,269)	—	(35,221)
Proceeds from sale of property and equipment	—	42	47	—	89
Acquisitions, net of cash acquired	—	—	(733,105)	—	(733,105)
Other	902	(783)	—	—	119

Net cash provided by (used for) investing activities	(4,466)	(14,325)	(749,327)	—	(768,118)
Financing activities
Net short-term borrowings	16,518	(29)	29	—	16,518
Proceeds from long-term debt	1,320,957	—	—	—	1,320,957
Repayment of long-term debt	(661,422)	—	—	—	(661,422)
Debt issuance costs	(8,721)	—	—	—	(8,721)
Net change in advances to subsidiaries	(670,522)	(174,560)	845,082	—	—
Excess tax benefits from stock-based compensation	1,465	—	—	—	1,465
Stock issued to employees, net of shares withheld	9,551	—	—	—	9,551
Repurchases of common stock	(287)	—	—	—	(287)
Dividends paid	(39,730)	—	(9)	—	(39,739)

Net cash provided by (used for) financing activities	(32,191)	(174,589)	845,102	—	638,322
Effect of exchange rate changes on cash and cash equivalents	50,546	—	(50,445)	—	101

Change in cash and cash equivalents	1,635	1,247	20,034	—	22,916
Cash and cash equivalents, beginning of period	3,201	3,404	39,451	—	46,056

Cash and cash equivalents, end of period	$4,836	$4,651	$59,485	$—	$68,972

B-F-144

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2011

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$3,097	$3,332	$43,648	$—	$50,077
Accounts and notes receivable, net	828	360,027	263,201	(54,852)	569,204
Inventories	—	227,472	222,391	—	449,863
Deferred tax assets	134,240	40,698	13,382	(127,421)	60,899
Prepaid expenses and other current assets	28,937	(6,886)	107,121	(21,380)	107,792

Total current assets	167,102	624,643	649,743	(203,653)	1,237,835
Property, plant and equipment, net	19,693	136,102	231,730	—	387,525
Other assets
Investments in/advances to subsidiaries	2,910,927	1,447,522	92,396	(4,450,845)	—
Goodwill	—	1,330,265	943,653	—	2,273,918
Intangibles, net	—	250,792	341,493	—	592,285
Other	63,508	27,337	23,045	(19,140)	94,750

Total other assets	2,974,435	3,055,916	1,400,587	(4,469,985)	2,960,953

Total assets	$3,161,230	$3,816,661	$2,282,060	$(4,673,638)	$4,586,313

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	$—	$3,694	$—	$3,694
Current maturities of long-term debt	2,585	—	1,168	(2,585)	1,168
Accounts payable	5,036	189,355	152,065	(51,598)	294,858
Employee compensation and benefits	24,466	30,015	54,880	—	109,361
Current pension and post-retirement benefits	9,052	—	—	—	9,052
Accrued product claims and warranties	165	22,037	20,428	—	42,630
Income taxes	40,999	(28,717)	2,265	—	14,547
Accrued rebates and sales incentives	—	25,612	11,397	—	37,009
Other current liabilities	25,050	53,960	71,890	(21,378)	129,522

Total current liabilities	107,353	292,262	317,787	(75,561)	641,841
Other liabilities
Long-term debt	1,312,053	2,417,922	542,411	(2,968,161)	1,304,225
Pension and other retirement compensation	182,556	(7,701)	73,760	—	248,615
Post-retirement medical and other benefits	17,024	33,890	—	(19,140)	31,774
Long-term income taxes payable	26,470	—	—	—	26,470
Deferred tax liabilities	—	229,962	86,416	(127,421)	188,957
Due to (from) affiliates	(479,943)	751,145	711,705	(982,907)	—
Other non-current liabilities	62,388	1,508	33,143	—	97,039

Total liabilities	1,227,901	3,718,988	1,765,222	(4,173,190)	2,538,921

Shareholders’ equity attributable to Pentair, Inc.	1,933,329	97,673	402,775	(500,448)	1,933,329
Noncontrolling interest	—	—	114,063	—	114,063

Total shareholders’ equity	1,933,329	97,673	516,838	(500,448)	2,047,392

Total liabilities and shareholders’ equity	$3,161,230	$3,816,661	$2,282,060	$(4,673,638)	$4,586,313

B-F-145

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

17. Proposed Merger

On March 27, 2012, we entered into a definitive agreement to merge with the flow control business of Tyco International Ltd. (“Tyco”) in a tax-free, all-stock merger (the “Merger”). We expect the Merger will bring together complementary leaders in water and fluid solutions, valves and controls, and equipment protection products to create a premier industrial growth company. The Tyco flow control business had net revenue and operating income for its fiscal year ended September 30, 2011 of $3.6 billion and $296 million, respectively. The transaction values the Tyco flow control business at approximately $4.4 billion based on the June 13, 2012, Pentair stock price, including assumed net debt of $275 million and noncontrolling interest. If the Merger is not completed, depending on the reasons for the termination of the merger agreement, Pentair would be required to pay Tyco a termination fee of $145 million.

B-F-146

ANNEX C

FORM OF OPINION OF DUFF & PHELPS

Confidential	[Date]
Tyco International Ltd. 9 Roszel Road Princeton, NJ 08540

DRAFT

Ladies and Gentlemen:

Tyco International Ltd. (“Tyco” or the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Board of Directors (the “Board of Directors”) of the Company (solely in its capacity as such) and to provide certain determinations (collectively, this “Opinion”) in connection with a proposed transaction (the “Proposed Transaction”), as described below.

Description of the Proposed Transaction

The Company has described the Proposed Transaction to us as a tax free spin-off of each of The ADT Corporation (“ADT”) and Tyco Flow Control International Ltd. (“Tyco Flow”) in the form of two separate stock dividends to Tyco shareholders (the “Spin-offs”). Additionally, immediately following the spin-off of Tyco Flow to Tyco shareholders, Pentair, Inc. will merge into a subsidiary of Tyco Flow pursuant to a definitive agreement dated March 28, 2012 between Pentair, Inc. and Tyco (the “Merger”) and Tyco Flow will change its name to Pentair Ltd. Pentair Ltd. following consummation of the Merger is defined as “Pentair”. “RemainCo” is defined as the Company following consummation of the Spin-offs.

Determinations

The Company has requested Duff & Phelps to determine whether, after giving effect to the consummation of the Proposed Transaction:

1.	The assets of each of RemainCo, ADT and Pentair exceed their respective debts (including contingent liabilities), at a fair valuation;

2.	The present fair saleable value of the assets of each of RemainCo, ADT and Pentair is more than the amount that will be required to pay the probable liabilities on their respective existing debts as they become absolute and matured;

3.	Each of RemainCo, ADT and Pentair should be able to pay their respective debts (including contingent liabilities) as they become due;

4.	Each of RemainCo, ADT and Pentair will not have an unreasonably small amount of assets (or capital) for the respective businesses in which each is engaged or in which management has indicated each intends to engage; and

5.	The fair value of the aggregate assets of RemainCo exceeds the sum of (a) its liabilities (including Contingent Liabilities) and (b) its capital (as such capital is defined pursuant to Article 725 of the Swiss Code of Obligations).

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended September 30, 2011 and the Company’s unaudited interim financial statements included in the Company’s Form 10-Q filed with the SEC for the six months ended March 30, 2012;

b.	Pentair, Inc.’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2011 and Pentair, Inc.’s unaudited interim financial statements included in Pentair, Inc.’s Form 10-Q filed with the SEC for the three months ended March 31, 2012;

c.	Unaudited segment and pro forma financial information for the Company and Pentair for the years ended and the months ended ;

d.	Financial projections for RemainCo, ADT and Pentair provided to us by management of the Company (the “Management Projections”);

e.	The Company’s strategic plans by business segment for the fiscal year ended 2012;

f.	Certain presentations prepared by the Company’s financial advisors;

g.	Documents related to the Proposed Transaction, including ;

h.	Financing documents including ; and

i.	Such other documents, investment and financial studies, and analyses deemed appropriate by Duff & Phelps.

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company, ADT and/or Pentair;

3.	Reviewed the historical trading price and trading volume of the Company’s and Pentair, Inc.’s publicly traded securities and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.	Discussed with management of the Company, ADT and Pentair their plans and intentions with respect to the management and operation of the respective business;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis and an analysis of selected public companies and selected M&A transactions that Duff & Phelps deemed relevant;

6.	Performed certain cash flow analyses on the Management Projections and sensitivity analyses using financial assumptions that Duff & Phelps believes, based on management’s representations and with its consent, represent reasonable downside scenarios versus the Management Projections; and

7.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including management of the Company, ADT and/or Pentair, and did not independently verify such information;

2.	Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Relied upon information from certain officers of the Company and Pentair, Inc. who have responsibilities for financial and accounting matters that, as of the date of this Opinion, there are no additional material contingent liabilities of the Company or Pentair, Inc. that would be required to be accrued or disclosed other than those disclosed in the Company’s audited financial statements and notes thereto for the year ended September 30, 2011 and Pentair Inc.’s audited financial statements and notes thereto for the year ended December 31, 2011;

4.	Relied upon information from certain officers of the Company, ADT and/or Pentair who have responsibility for legal affairs of the Company, ADT and/or Pentair to the effect that, to the best of their knowledge, there is no litigation to which the Company, ADT and/or Pentair are currently a party nor any claims or causes of action that are probable of legal assertion against the Company, ADT and/or Pentair and that would be reasonably likely to have a material adverse effect on the assets, financial condition, business or prospects of the Company, ADT and/or Pentair, each on a consolidated basis;

5.	Assumed that the Management Projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material adverse change in the assets, financial condition, business, or prospects of the Company, ADT or Pentair (after giving effect to the Proposed Transaction) since the date of the most recent financial statements made available to Duff & Phelps;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the financing transaction will be completed substantially in accordance with the applicable loan documents, including indenture documents, without any material amendments thereto or any waivers of any material terms or conditions thereof; and

9.	Assumed that all subsidiary guarantees are enforceable and principles of contribution, subrogation and other similar principles are applied.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions, and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s, ADT’s or Pentair’s securities (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, fairness opinion, an analysis of the Company’s, ADT’s or Pentair’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

This Opinion is furnished solely for the use and benefit of the Company and the boards of directors of the Company, ADT and Tyco Flow in connection with their consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction, (ii) does not address any transaction related to the Proposed Transaction, and (iii) is not a recommendation as to how the Board of Directors or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated July 22, 2011 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Board of Directors that it is prepared to deliver its Opinion. During the two years preceding the date of this Opinion, Duff & Phelps has provided valuation advisory services to the Company. For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification.

Conclusion

Based on all factors we regard as relevant and the foregoing assumptions and reliances, and subject to the qualifications and limiting conditions herein, it is our opinion that as of the date hereof and after giving effect to the consummation of the Proposed Transaction:

1.	The assets of each of RemainCo, ADT and Pentair exceed their respective debts (including contingent liabilities), at a fair valuation;

2.	The present fair saleable value of the assets of each of RemainCo, ADT and Pentair is more than the amount that will be required to pay the probable liabilities on their respective existing debts as they become absolute and matured;

3.	Each of RemainCo, ADT and Pentair should be able to pay their respective debts (including contingent liabilities) as they become due;

4.	Each of RemainCo, ADT and Pentair will not have an unreasonably small amount of assets (or capital) for the respective businesses in which each is engaged or in which management has indicated each intends to engage; and

5.	The fair value of the aggregate assets of RemainCo exceeds the sum of (a) its liabilities (including Contingent Liabilities) and (b) its capital (as such capital is defined pursuant to Article 725 of the Swiss Code of Obligations).

Certain terms used in the determinations above are defined in Appendix A to this letter and, for the purposes of this Opinion, shall only have the meanings set forth in Appendix A. Duff & Phelps makes no representations as to the legal sufficiency for any purpose of the definitions set forth in Appendix A. Such definitions are used solely for setting forth the scope of this Opinion.

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Draft

Duff & Phelps, LLC

APPENDIX A

DEFINITIONS OF TERMS USED IN THIS LETTER

“Fair valuation” means the aggregate amount for which assets of an entity would change hands between an interested purchaser and a seller, in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act.

“Present fair saleable value” means the aggregate amount of net consideration (as of the date of our Opinions and giving effect to reasonable and customary costs of sale or taxes, where the probable amount of any such taxes is identified to us by the Company) that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of the entire operation as a going concern, presuming the business will be continued, except as disclosed to us by the Company, in its present form and character, and with reasonable promptness, not to exceed one year.

“Debt” means liability on a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.

“Contingent Liabilities” means the contingent liabilities as either publicly disclosed, set forth in written materials delivered to Duff & Phelps by the Company, or identified to us by officers or representatives of the Company.

“Not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management has indicated it intends to engage” and “able to pay its debts (including contingent liabilities), as they become due.” These phrases mean that the subject entity should be able to generate enough cash from operations, asset dispositions, refinancing, or a combination thereof, to meet its obligations (including contingent liabilities) as they become due.

ANNEX D

FORM OF ADT SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

TYCO INTERNATIONAL LTD.

and

THE ADT CORPORATION

Dated as of [—], 2012

D-i

D-ii

D-iii

List of Exhibits

Exhibit A	Form of Brand Management Agreement

Exhibit B	Form of Canadian Guard Service Agreement

Exhibit C	Form of US Guard Service Agreement

Exhibit D	Form of License Agreement

Exhibit E	Form of US Monitoring Agreement

Exhibit F	Form of Canadian Monitoring Agreement

Exhibit G	Form of Records Access Agreement

Exhibit H	Form of Sublease Agreement

Exhibit I	Form of Tax Sharing Agreement

Exhibit J	Transition Services Agreements

Exhibit K	Form of Non-Income Tax Sharing Agreement

D-iv

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [—], 2012, by and among TYCO INTERNATIONAL LTD., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Tyco”) and THE ADT CORPORATION, a Delaware corporation (“ADT NA”).

W I T N E S S E T H:

WHEREAS, Tyco, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the ADT North American R/SB Business (as defined herein);

WHEREAS, the Board of Directors of Tyco (the “Board”) has determined that it is appropriate, desirable and in the best interests of Tyco and its stockholders to separate from Tyco the ADT North American R/SB Business (the “ADT NA Separation”), which shall be owned and operated and conducted, directly or indirectly, by ADT NA and after which the Tyco Retained Business shall be owned and conducted, directly or indirectly, by Tyco;

WHEREAS, in order to effect the ADT NA Separation, the Board has determined that it is appropriate, desirable and in the best interests of Tyco and its stockholders (i) to enter into a series of transactions whereby ADT NA and/or one or more members of the ADT North American R/SB Group will, collectively, own all of the ADT North American R/SB Assets and assume (or retain) all of the ADT North American R/SB Liabilities and (ii) for Tyco to distribute to the holders of Tyco Common Stock on a pro rata basis (without consideration being paid by such stockholders) all of the outstanding shares of common stock, par value $0.01 per share, of ADT (the “ADT NA Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “ADT NA Plan of Separation”);

WHEREAS, each of Tyco and ADT NA has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), (i) to allocate and transfer to the applicable Party or its Subsidiaries those Assets, and to cause the assumption by the applicable Party or its Subsidiaries of those Liabilities, in respect of the activities of the applicable Businesses of such entities and (ii) to allocate, transfer and/or assume, as applicable, to and/or by the applicable Party or its Subsidiaries those Assets and Liabilities in respect of other current and former businesses and activities of Tyco and its current and former Subsidiaries;

WHEREAS, in addition to the above, the Board had previously determined that it is appropriate, desirable and in the best interests of Tyco and its stockholders to (i) separate from Tyco the Flow Control Business (the “Flow Control Separation”), which shall be owned and conducted, directly or indirectly, by Tyco Flow Control International Ltd. (“Flow Control”) pursuant to the Separation and Distribution Agreement, by and among Tyco, Flow Control and (for certain specified sections) ADT NA, dated as of March 27, 2012 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Flow Control Agreement”) and (ii) to combine the Flow Control Business with Pentair, Inc., a Minnesota corporation (“Pentair”), pursuant to the Merger Agreement, dated as of March 27, 2012 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), among Tyco, Flow Control, Panthro Acquisition Co., a Delaware corporation, Panthro Merger Sub, Inc., a Minnesota corporation and Pentair;

WHEREAS, the Flow Control Agreement governs the allocation of certain obligations among Tyco, ADT NA and Flow Control following the Flow Control Separation;

WHEREAS, it is the intention of the Parties that the various contributions of Assets to, and assumptions of Liabilities by, ADT NA, together with the corresponding distributions of the ADT NA Common Stock, qualify as reorganizations within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, it is the intention of the Parties that the distribution of the ADT NA Common Stock to the stockholders of Tyco will qualify as tax-free under Section 355(a) of the Code to such stockholders, and as tax-free to Tyco under Section 355(c) of the Code; and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions (to the extent not otherwise addressed in the Flow Control Agreement) and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General.

As used in this Agreement, the following terms shall have the following meanings:

(1) “Accountant” shall have the meaning set forth in Section 3.4(d).

(2) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(3) “Adjusted ADT NA Exercise Price” shall have the meaning set forth in Section 6.1(a)(iii).

(4) “Adjusted Tyco Exercise Price” shall have the meaning set forth in Section 6.1(b)(iii).

(5) “ADT Competitive Activity” means (A) the designing, selling, leasing, installing, servicing, repairing, monitoring and maintenance of fire detection, fire suppression, retail store performance and electronic article surveillance (including acousto magnetic and radio frequency identification tags and labels) products, systems and services for commercial, industrial, retail, institutional and governmental customers (for the avoidance of doubt, excluding the sale, leasing, installing, servicing, repairing, monitoring and maintenance of fire detection products and RIS Products to Small Governmental Facility, Small Business and residential customers to the extent such customers are not described in (z) of clause (C) immediately below), (B) designing, manufacturing and selling fire protection, security and life safety products or systems, including fire detection and suppression, intrusion security, retail store performance, electronic article surveillance (including acousto magnetic and radio frequency identification tags and labels), access control, video management and breathing apparatus products or systems, and products or systems for remote interactive services that allow customers to remotely monitor and manage the environments in their premises (such products or systems for remote interactive services, “RIS Products”), for commercial, industrial, retail, institutional, governmental and residential customers (for the avoidance of doubt, other than the sale, rental, lease, installation (including associated design), service, repair, monitoring or maintenance of electronic security products or systems, fire detection products, RIS Products, access control products or systems or video management products or systems to residential, Small Business or Small Governmental Facility customers, in each case, to the extent such customers are not described in (z) of clause (C) immediately below) and (C) the selling, leasing, installing, servicing, repairing, monitoring and maintenance of any electronic security products or systems, including intrusion, retail store performance, electronic article surveillance (including acousto magnetic and radio frequency identification tags and labels), access control, video management, fire detection and suppression, remote interactive service, carbon dioxide detection, and medical emergency products or systems, to (w) any state, provincial or local governmental facility with a premises of 7,500 square feet or greater, (x) the federal government or any agency, branch or department thereof, (y) any Person for its business enterprise that is not a Small Business or (z) any Person for its business that is a Small Business or for a Small Governmental Facility where the system that has been or would be procured by such Small Business or Small Governmental Facility, as applicable, would either (1) include any fire protection system other than “spot detection”, as determined based upon the Laws of the applicable jurisdiction in which any such location is situated or (2) be required to be certified by Underwriters Laboratories, Inc. (UL) (or any successor organization providing similar functions) (or by Underwriters Laboratories of Canada (ULC) certified, if located in Canada), other than UL CPVX (Central Station) or UL CVSG (Mercantile), in each case of clauses (A), (B) and (C) above, as conducted by the Tyco Group as of immediately prior to the ADT NA Distribution Date.

(6) “ADT NA” shall have the meaning set forth in the preamble.

(7) “ADT NA Balance Sheet” shall mean the unaudited combined balance sheet of the ADT North American R/SB Group prepared to give effect to the transactions contemplated hereby, as of [—]; provided, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to ADT NA or any member of the ADT North American R/SB Group or vice versa solely in connection with the ADT NA Plan of Separation and prior to the ADT NA Distribution Date, such assets and/or liabilities shall be deemed to be included or excluded from the ADT NA Balance Sheet, as the case may be.

(8) “ADT NA Cash Allocation” shall have the meaning set forth in Section 3.4(f).

(9) “ADT NA Common Stock” shall have the meaning set forth in the recitals hereto.

(10) “ADT NA Distribution” shall mean the distribution on the ADT NA Distribution Date to holders of record of shares of Tyco Common Stock as of the ADT NA Distribution Record Date of the ADT NA Common Stock owned by Tyco as set forth in Section 4.1.

(11) “ADT NA Distribution Date” shall mean the date on which Tyco distributes all of the issued and outstanding shares of ADT NA Common Stock to the holders of Tyco Common Stock.

(12) “ADT NA Distribution Record Date” shall mean such date as may be determined by the Board as the record date for the ADT NA Distribution.

(13) “ADT NA Form 10” shall mean the registration statement on Form 10 filed by ADT NA with the Commission in connection with the ADT NA Distribution.

(14) “ADT NA Information Statement” shall mean the Information Statement attached as an exhibit to the ADT NA Form 10 sent to the holders of shares of Tyco Common Stock in connection with the ADT NA Distribution, including any amendment or supplement thereto.

(15) “ADT NA Plan of Separation” shall have the meaning set forth in the preamble.

(16) “ADT NA Separation” shall have the meaning set forth in the recitals.

(17) “ADT NA Target Cash Balance” shall have the meaning set forth in Section 3.4(a).

(18) “ADT North American R/SB Assets” shall mean:

(i) the ownership interests in those Business Entities that are members of the ADT North American R/SB Group;

(ii) all ADT North American R/SB Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any ADT North American R/SB Asset or the ADT North American R/SB Business;

(iii) any and all Assets (other than cash subject to the provisions of Section 3.4) reflected on the ADT NA Balance Sheet or the accounting records that support or would support such balance sheet and any Assets acquired by or for ADT NA or any member of the ADT North American R/SB Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to Article X, any and all rights of any member of the ADT North American R/SB Group under any Policies, including any rights thereunder arising after the ADT NA Distribution Date in respect of any Policies that are occurrence policies;

(v) any and all Assets owned or held immediately prior to the Effective Time by Tyco or any of its Subsidiaries that primarily relate to or are primarily used in the ADT North American R/SB Business. The intention of this clause (v) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an ADT North American R/SB Asset. No Asset shall be deemed an ADT North American R/SB Asset solely as a result of this clause (v) unless a claim with respect thereto is made by ADT NA within the applicable time period(s) established by Section 2.6(d);

(vi) the Assets set forth on Schedule 1.1(18)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Transferred to ADT NA or any other member of the ADT North American R/SB Group;

(vii) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to or retained by ADT NA; provided that personal computers shall be Transferred to ADT NA if, following the Effective Time, the ADT North American R/SB Group employs the applicable employee who, prior to the Effective Time, used such personal computer; and

(viii) the Applicable ADT NA Percentage of any Tyco Contingent Asset.

Notwithstanding the foregoing, the ADT North American R/SB Assets shall not include any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Tyco Group (including for these purposes, the Flow Control Group).

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Tyco Retained Assets”, for purposes of determining what is and is not an ADT North American R/SB Asset: (1) the explicit inclusion of an item on a Schedule referred to in this definition (or on any applicable Schedule of any Ancillary Agreement) shall take priority over any textual provision of this Agreement that would otherwise operate to exclude such Asset from the definition of “ADT North American R/SB Assets” and (2) Assets referred to in clause (iii) of this definition shall take priority over Assets otherwise referred to in clause (v) of this definition and over clause (v) of Section 1.1(194).

(19) “ADT North American R/SB Business” shall mean (i) the business and operations of the residential and Small Business portions of the Tyco Security Solutions segment of Tyco operating in Canada, the United States, Puerto Rico and the U.S. Virgin Islands as described in the ADT NA Form 10, (ii) any other business conducted primarily through the use of the ADT North American R/SB Assets prior to the Effective Time and (iii) the businesses and operations of Business Entities acquired or established by or for ADT NA or any of its Subsidiaries after the date of this Agreement.

(20) “ADT North American R/SB Contracts” shall mean the following Contracts (or parts thereof) to which Tyco or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred to, or to remain with, a member of the Tyco Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the ADT North American R/SB Group;

(ii) any Contract that primarily relates to the ADT North American R/SB Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the ADT NA Balance Sheet;

(iv) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the ADT North American R/SB Group;

(v) any Contract set forth on Schedule 1.1(20)(v); and

(vi) to the extent the same is given with respect to, or in favor of, any member of the ADT North American R/SB Group, any guarantee, indemnity, representation or warranty.

(21) “ADT North American R/SB Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.3(a)(i).

(22) “ADT North American R/SB Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who immediately following the ADT NA Distribution Date is employed by ADT NA or any member of the ADT North American R/SB Group. ADT North American R/SB Employee shall also include any employee of an entity in the ADT North American R/SB Group who, as of the ADT NA Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(23) “ADT North American R/SB Group” shall mean (i) ADT NA and (ii) each Person that is a direct or indirect Subsidiary of ADT NA immediately after the Effective Time, and each Person that becomes a Subsidiary of ADT NA after the Effective Time, which shall include those entities identified as such on Schedule 1.1(23).

(24) “ADT North American R/SB Indemnitees” shall mean each member of the ADT North American R/SB Group and their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(25) “ADT North American R/SB Liabilities” shall mean:

(i) any and all Liabilities that are (a) expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) to be Assumed by any member of the ADT North American R/SB Group, (b) expressly Assumed by any member of the ADT North American R/SB Group under this Agreement or any Ancillary Agreement or (c) set forth on Schedule 1.1(25)(i);

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(a) the operation or conduct of the ADT North American R/SB Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(b) the operation or conduct of any business conducted by any member of the ADT North American R/SB Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(c) any ADT North American R/SB Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities (x) to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or primarily associated with any member of the ADT North American R/SB Group or the ADT North American R/SB Business or (B) set forth on Schedule 1.1(25)(iii)(x) or (y) to the extent arising from any of the Contracts set forth in Schedule 1.1(25)(iii)(y);

(iv) the Applicable ADT NA Percentage of any Assumed Tyco Contingent Liability;

(v) any Liabilities relating to any ADT North American R/SB Employee or Former ADT North American R/SB Employee in respect of the period prior to, on or after the Effective Time; provided that to the extent it cannot be determined whether a former employee who terminated employment with all members of the Tyco controlled group of corporations before the ADT NA Distribution Date was a Former ADT North American R/SB Employee in respect of the period prior to the Effective Time, only the Applicable ADT NA Percentage of any Liabilities relating to such employees shall be deemed ADT North American R/SB Liabilities;

(vi) any Liabilities relating to, arising out of or resulting from (x) any Indebtedness (including debt securities and asset-backed debt) of any member of the ADT North American R/SB Group or Indebtedness (regardless of the issuer of such Indebtedness) exclusively relating to the ADT North American R/SB Business, (y) any Indebtedness (regardless of the issuer of such Indebtedness) secured exclusively by any of the ADT North American R/SB Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such Indebtedness, in its capacity as such) or set forth on Schedule 1.1(25)(vi);

(vii) Specified Shared Expenses to the extent provided in Section 5.5; and

(viii) all Liabilities reflected as liabilities or obligations on the ADT NA Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the ADT NA Balance Sheet.

Notwithstanding anything to the contrary herein, the ADT North American R/SB Liabilities shall not include:

(x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Tyco Group (including for these purposes, the Flow Control Group);

(y) any Contracts expressly Assumed or expressly contemplated to be assumed by any member of the Tyco Group under this Agreement or any Ancillary Agreement; and

(z) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Tyco Retained Liabilities”, for the purpose of determining what is and is not an ADT North American R/SB Liability: (1) the explicit inclusion of an item on a Schedule referred to in this definition or on any applicable Schedule of any Ancillary Agreement shall take priority over any textual provision of this Agreement that would otherwise operate to exclude such Liability from the definition of “ADT North American R/SB Liability” and (2) Liabilities referred to in clause (viii) of this definition shall take priority over Liabilities otherwise referred to in clause (ii) of this Section and clause (ii) referred to in Section 1.1(197).

(26) “ADT North American R/SB Master Trust” shall have the meaning set forth in Section 6.4(a)(ii)(A).

(27) “ADT North American R/SB Nonqualified Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans listed in Schedule 6.3(a) and any plans established prior to the ADT NA Distribution Date the purposes of which are to assume the ADT North American R/SB Deferred Compensation Liabilities in accordance with Section 6.3(a).

(28) “ADT North American R/SB Option” shall have the meaning set forth in Section 6.1(a)(i).

(29) “ADT North American R/SB Pension Plans” shall have the meaning set forth in Section 6.4(a)(i).

(30) “ADT North American R/SB Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements established or assumed by the ADT North American R/SB Group under this Agreement for the benefit of ADT North American R/SB Employees and, where applicable, Former ADT North American R/SB Employees.

(31) “ADT North American R/SB Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Tyco or any Subsidiary of Tyco, which relate exclusively to the ADT North American R/SB Business and which Policies are either maintained by ADT NA or a member of the ADT North American R/SB Group or assignable to ADT NA or a member of the ADT North American R/SB Group.

(32) “ADT North American R/SB Retiree Medical Plans” shall have the meaning set forth in Section 6.6.

(33) “ADT North American R/SB RSIP” shall have the meaning set forth in Section 6.5(a)(i).

(34) “ADT North American R/SB Savings Plans” shall mean the ADT North American R/SB RSIP and any defined contribution retirement plans listed in Schedule 6.5(a).

(35) “ADT North American R/SB Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Tyco or any Subsidiary of Tyco which relate to the ADT North American R/SB Business, other than ADT North American R/SB Policies.

(36) “ADT North American R/SB US Pension Plans” shall have the meaning set forth in Section 6.4(a)(ii).

(37) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common.

(38) “Agreement Disputes” shall have the meaning set forth in Section 10.1.

(39) “Allocable portion of Insurance Proceeds” shall have the meaning set forth in Section 10.4(c).

(40) “Allocable share of the deductible” shall have the meaning set forth in Section 11.4(d).

(41) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses, guarantees, indemnities or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including (i) the Conveyancing and Assumption Instruments, (ii) the Tax Sharing Agreement, (iii) the Brand Management Agreement, (iv) the Monitoring Agreements, (v) the License Agreements, (vi) the Transition Services Agreements, (vii) Master Supply Agreement, (viii) Guard Service Agreements, (ix) Sublease Agreement, (x) the Records Access Agreement and (xi) the Non-Income Tax Sharing Agreement between Tyco and ADT NA, substantially in the form attached hereto as Exhibit K.

(42) “Applicable ADT NA Percentage” shall mean 34.375% for all matters other than for those specified in Schedule 1.1(47) for which a different percentage is specified, in which case, such specified percentage.

(43) “Applicable Percentage” shall mean (i) as to Tyco, the Applicable Tyco Percentage and (ii) as to ADT NA, the Applicable ADT NA Percentage.

(44) “Applicable Tyco Percentage” shall mean 65.625% for all matters other than for those specified in Schedule 1.1(47) for which a different percentage is specified, in which case, such specified percentage.

(45) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii) all apparatuses, computer hardware and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in and rights with respect to real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all licenses, Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all Information;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all rights under Contracts, all claims or rights against any Person, causes in action or similar rights, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, lock boxes and other third-party deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(46) “Assume” shall have the meaning set forth in Section 2.3; and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(47) “Assumed Tyco Contingent Liabilities” shall mean any of the Liabilities set forth on Schedule 1.1(47).

(48) “Board” shall have the meaning set forth in the preamble.

(49) “Brand Management Agreement” shall mean the Trademark Ownership Agreement between Tyco, ADT NA and ADT Services AG, substantially in the form attached hereto as Exhibit A (with such changes thereto as mutually agreed between the parties thereto).

(50) “Business” shall mean the Tyco Retained Business or the ADT North American R/SB Business, as applicable.

(51) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York or Schaffhausen, Switzerland.

(52) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(53) “Cash Flow Detail Review Period” shall have the meaning set forth in Section 3.4(c).

(54) “Change of Control” means the occurrence of any of the following:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (other than ADT NA or Tyco, as applicable, or any member of its respective Group) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of ADT NA’s or Tyco’s, as applicable, outstanding voting stock or other voting stock into which ADT NA’s or Tyco’s, as applicable, voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of securities; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially any securities, (A) tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder or (B) if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of ADT NA’s or Tyco’s, as applicable, assets and the assets of the members of its respective Group, taken as a whole, to one or more persons (other than to other members of its Group); provided, however, that none of the circumstances in this clause (2) shall be a Change of Control if the persons that beneficially own the ADT NA’s or Tyco’s voting stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all of the outstanding voting stock of the surviving or transferee person immediately after the transaction; or

(3) ADT NA or Tyco, as applicable, consolidates with, or merges with or into, any person or any such person consolidates with, or merges with or into, ADT NA or Tyco, as applicable, in either case, pursuant to a transaction in which any of such Party’s outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of such Party’s voting stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (a) the applicable Party becomes a direct or indirect wholly-owned subsidiary of a holding company (i.e., a parent company) and (b)(1) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of such Party’s voting stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company; provided that any series of related transactions shall be treated as a single transaction.

(55) “Claims Administration” shall mean the processing of claims made under the Shared Policies, including the reporting of losses or claims to insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

(56) “Closing Tyco Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(57) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(58) “Code” shall have the meaning set forth in the preamble.

(59) “Collocation Facility” means any location that is not otherwise separated by walls and a locked means of ingress and egress where sales personnel of members of each of the Tyco Group and the ADT North American R/SB Group are employed.

(60) “Commission” shall mean the United States Securities and Exchange Commission.

(61) “Competing Person” shall have the meaning set forth in Section 5.1(a).

(62) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries (including for these purposes with respect to Tyco, each member of the Flow Control Group) or their past, current or future activities, businesses or operations (including, with respect to the ADT North American R/SB Group, any Information solely relating to the ADT North American R/SB Business or, with respect to the Tyco Group, any Information solely relating to the Tyco Retained Business), or that was provided to a Party by a third party in confidence, except for any Information that (i) is publicly available through no fault of the receiving Party or its Subsidiaries, (ii) is lawfully acquired by such Party or its Subsidiaries from other sources, (iii) is independently developed by the receiving Party, (iv) is necessary for a Party to enforce its rights under this Agreement or an Ancillary Agreement or (v) is required to be disclosed pursuant to applicable Law (including in connection with financial statements or Tax Returns), stock exchange rule, subpoena or legal process, provided that the receiving Party promptly notifies the disclosing Party of any such requirement, discloses no more Information than is so required and cooperates at the disclosing Party’s expense in any attempt to obtain a protective order or similar treatment.

(63) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(64) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(64) and such other commercial arrangements among the Parties that are intended to survive and continue following the Effective Time; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof) unless expressly set forth on Schedule 1.1(64):

(i) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Groups is a party thereto (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute ADT North American R/SB Assets or ADT North American R/SB Liabilities or Tyco Retained Assets or Tyco Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and

(ii) any agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of Tyco or ADT NA, as the case may be, is a Party.

(65) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(66) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the ADT NA Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement in such form or forms as Tyco and ADT NA agree.

(67) “Current Customer” means, at any time, a customer of or location serviced by the Tyco Group or ADT North American R/SB Group, respectively, as of such time.

(68) “Customer Non-Solicit Period” shall have the meaning set forth in Section 5.1(b).

(69) “D&O Tail Policies” shall have the meaning set forth in Section 11.2(a).

(70) “Default Interest Rate” shall mean a rate of LIBOR plus 500 basis points calculated on the basis of a year of three hundred sixty (360) days.

(71) “Deferred Stock Unit” shall mean a unit granted by Tyco pursuant to one of the Tyco Equity Plans representing a general unsecured promise by Tyco to deliver a share of Tyco Common Stock.

(72) “Device Support” means the remote maintenance and/or support of a networked device, such as pushing updates or upgrades of software or firmware, or tracking the functioning, age, health or connectivity of the networked device.

(73) “Disability Plan” (i) when immediately preceded by “Tyco,” shall mean any short-term disability program and long-term disability program sponsored by Tyco and (ii) when immediately preceded by “ADT NA,” shall mean the short-term disability program and long-term disability program to be established by ADT NA under Section 6.7(d).

(74) “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) and any proxy statement filed with the Commission by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.

(75) “Dispute Notice” shall have the meaning set forth in Section 10.1.

(76) “Disputed Item” shall have the meaning set forth in Section 3.4(d).

(77) “Distribution Agent” shall mean the distribution agent selected by Tyco in connection with the ADT NA Separation.

(78) “DOJ” means the United States Department of Justice.

(79) “Effective Time” shall mean 12:01 a.m., Eastern Standard Time, on the ADT NA Distribution Date.

(80) “EPL Tail Policies” shall have the meaning set forth in Section 11.2(c).

(81) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(82) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(83) “Fiduciary Tail Policies” shall have the meaning set forth in Section 11.2(b).

(84) “Flow Control” shall have the meaning set forth in the preamble.

(85) “Flow Control Agreement” shall have the meaning set forth in the recitals.

(86) “Flow Control Business” shall mean the business and operations of the Flow Control segment of Tyco as each is described in the Flow Control Form 10 and (ii) any businesses or operations acquired or established by or for Flow Control or any of its Subsidiaries after the date of the Flow Control Agreement.

(87) “Flow Control Common Stock” shall mean the common stock, par value CHF 0.50 per share, of Flow Control.

(88) “Flow Control Distribution” shall mean the distribution on the Flow Control Distribution Date to holders of record of shares of Tyco Common Stock as of the Flow Control Distribution Record Date of the Flow Control Common Stock owned by Tyco pursuant to the Flow Control Agreement.

(89) “Flow Control Distribution Date” shall have the meaning set forth in the Flow Control Agreement.

(90) “Flow Control Distribution Record Date” shall mean such date as may be determined by the Board as the record date for the Flow Control Distribution.

(91) “Flow Control Form 10” shall have the meaning set forth in the Flow Control Agreement.

(92) “Flow Control Group” shall have the meaning set forth in the Flow Control Agreement.

(93) “Flow Control Indemnitees” shall mean each member of the Flow Control Group (including Pentair and its Subsidiaries from and after the Closing) and their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(94) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of a hostile takeover offer, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

(95) “Former ADT North American R/SB Employee” shall mean any former employee who terminated employment with all members of the Tyco controlled group of corporations before the ADT NA Distribution Date and whose duties primarily related to the ADT North American R/SB Business which shall be deemed to include those individuals identified on Schedule 1.1(95).

(96) “Former Tyco Employee” shall mean any former employee who terminated employment with all members of the Tyco controlled group of corporations before the ADT NA Distribution Date and who is not a Former ADT North American R/SB Employee.

(97) “Free Cash Flow” shall mean net cash provided by operating activities, (i) minus capital expenditures, net, (ii) minus any increase in the sale of accounts receivable, (iii) minus any accounts purchased by the ADT business segment of Tyco, (iv) minus any changes in purchase accounting and holdback liabilities, (v) plus voluntary pension contributions, (vi) plus its portion of Separation Expenses and those items set forth on Schedule 1.1(97), for the period from September 30, 2011 to the ADT NA Distribution Date. The elements of “Free Cash Flow” shall be calculated as set forth in Tyco’s Form 10-K for the fiscal year ended September 30, 2011 in Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “Liquidity and Capital Resources” and determined in accordance with generally accepted accounting principles.

(98) “GAAP” means the generally accepted accounting principles in the United States.

(99) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(100) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(101) “Group” shall mean (i) with respect to Tyco, the Tyco Group and the Flow Control Group and (ii) with respect to ADT NA, the ADT North American R/SB Group.

(102) “Group Insurance Plans” when immediately preceded by “Tyco,” shall mean any basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance, long term care insurance and executive group universal life insurance programs sponsored by Tyco and (ii) when immediately preceded by “ADT NA,” shall mean the basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance, long term care insurance and executive group universal life insurance program to be established by ADT NA under Section 6.7(e).

(103) “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(104) “Guard Service Agreements” shall mean (i) the Guard Service Agreement between ADT Security Services Canada, Inc. and Intercon Security Limited, substantially in the form attached hereto as Exhibit B (with such changes thereto as mutually agreed between the parties thereto) and (ii) the Guard Service Agreement by and between ADT Holdings, Inc. and Tyco Integrated Security LLC, substantially in the form attached hereto as Exhibit C (with such changes thereto as mutually agreed between the parties thereto).

(105) “Health Plans” when immediately preceded by “Tyco,” shall mean the Tyco International employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans and (ii) when immediately preceded by “ADT NA,” shall mean employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans program to be established by ADT NA under Section 6.7(a).

(106) “HIPAA” shall have the meaning set forth in Section 6.8(e).

(107) “Income Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

(108) “Indebtedness” of any Person means, without duplication, (i) the principal of and accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement or capital lease (but excluding trade accounts payable and other accrued expenses incurred in the ordinary course of business); (iii) all obligations, contingent or otherwise, of such Person under letters of credit; (iv) all obligations, contingent or otherwise, of such Person under any interest rate, currency or other hedging agreements; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise.

(109) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an Indemnitee) and Taxes and any other amounts payable pursuant to the Tax Sharing Agreement.

(110) “Indemnifying Party” shall have the meaning set forth in Section 8.4(b).

(111) “Indemnitee” shall have the meaning set forth in Section 8.4(b).

(112) “Indemnity Payment” shall have the meaning set forth in Section 8.9(a).

(113) “Information” shall mean information, content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including studies, reports, records, books, contracts, instruments, surveys, lists, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and other materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data, documents, correspondence, materials, product literature, files, policies, procedures and manuals.

(114) “Insurance Administration” shall mean, with respect to each Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

(115) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium deductible or self insured retention. For the avoidance of doubt, “Insurance Proceeds” shall not include any costs or expenses incurred by a Party in pursuing insurance coverage.

(116) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, self-insured retentions, or uncollectibility due to insurer insolvency.

(117) “Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, including Software, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes and all other Confidential Information, (vii) rights of privacy and rights to personal information, (viii) vanity telephone numbers, (ix) all applications, registrations, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof for any of the foregoing and (x) all rights and remedies against infringement, misappropriation or other violation of the foregoing prior to the Effective Time.

(118) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(119) “Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, determined or determinable, and including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto regardless of (i) when or where they arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time or (iii) where or against whom they are asserted or determined.

(120) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(121) “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offered Rate for deposits in United States dollars published in the Wall Street Journal.

(122) “License Agreement” shall mean the Intellectual Property Agreement dated as of the date hereof between Tyco and ADT NA, substantially in the form attached hereto as Exhibit D (with such changes thereto as mutually agreed between the parties thereto).

(123) “Management Agreement” shall have the meaning set forth in Section 2.5(c).

(124) “Managing Party” shall have the meaning set forth in Section 7.2(a).

(125) “Mediation Period” shall have the meaning set forth in Section 10.2.

(126) “Merger Agreement” shall have the meaning set forth in the recitals.

(127) “Minority Investment” shall have the meaning set forth in Section 5.1(b).

(128) “Monitoring” means the monitoring of electronic event detection systems, including any video surveillance, any RIS Products relating to electronic event detection systems, and any fire detection, carbon dioxide detection, intrusion detection, medical emergency alarm or other electronic event detection components of such electronic event detection systems; provided that “Monitoring” does not include either (i) Device Support or (ii) the service of remotely hosting and processing information from end user RIS Products where the service is provided on a wholesale or resale basis to third parties as contemplated in Section 5.1(b)(x)(1).

(129) “Monitoring Agreements” shall mean (i) the Monitoring Agreement by and between Tyco Integrated Security, Inc. and ADT LLC, substantially in the form attached hereto as Exhibit E (with such changes thereto as mutually agreed between the parties thereto) and (ii) the Monitoring Agreement by and between ADT Security Services Canada, Inc. and Tyco Integrated Security Canada, Inc., substantially in the form attached hereto as Exhibit F (with such changes thereto as mutually agreed between the parties thereto).

(130) “Non-Competition Period” shall have the meaning set forth in Section 5.1(a).

(131) “North American R/SB Customer” shall have the meaning set forth in Section 5.1(c).

(132) “NYSE” shall mean the New York Stock Exchange.

(133) “Option” (i) when immediately preceded by “Tyco,” shall mean an option to purchase shares of Tyco Common Stock granted pursuant to one of the Tyco Equity Plans or (ii) when immediately preceded by “ADT NA,” shall mean an option to purchase shares of ADT NA Common Stock as of the ADT NA Distribution, which Option shall be granted pursuant to the 2012 ADT NA Stock and Incentive Plan (as hereinafter defined) as part of the adjustment to Tyco Options in connection with the ADT NA Distribution.

(134) “Other Parties’ Auditors” shall have the meaning set forth in Section 5.2(b).

(135) “Other Party” shall have the meaning set forth in Section 2.9(a).

(136) “Party” shall mean each of Tyco and ADT NA.

(137) “Pension Plans” (i) when immediately preceded by “Tyco,” shall mean the pension plans sponsored by Tyco described in Section 6.4(b) and (ii) when immediately preceded by “ADT NA,” shall mean the pension plans established by ADT NA under Section 6.4(a).

(138) “Pentair” shall have the meaning set forth in the recitals.

(139) “Performance Share Unit” shall mean a unit granted by Tyco pursuant to one of the Tyco Equity Plans representing a general unsecured promise by Tyco to deliver a share of Tyco Common Stock and which is subject to certain performance measures.

(140) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(141) “PHI” shall have the meaning set forth in Section 6.8(e).

(142) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, marine, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder, including the insurance policies written by White Mountain Insurance Company.

(143) “Pre-Distribution ADT NA Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(144) “Pre-Distribution Flow Control Stock Price” shall have the meaning set forth in Section 6.1(c)(ii).

(145) “Pre-Distribution Trust” shall have the meaning set forth in Section 6.8(k).

(146) “Pre-Distribution Tyco Stock Price” shall have the meaning set forth in Section 6.1(b)(ii).

(147) “Provider” shall have the meaning set forth in Section 2.5(c).

(148) “Recipient” shall have the meaning set forth in Section 2.5(c).

(149) “Records” shall mean any Contracts, documents, books, records or files.

(150) “Records Access Agreement” shall mean the Records Access Agreement between Tyco and ADT NA, substantially in the form attached hereto as Exhibit G (with such changes thereto as mutually agreed between the parties thereto).

(151) “Response Letter” shall have the meaning set forth in Section 3.4(d).

(152) “Restricted Stock Unit” (i) when immediately preceded by “Tyco,” shall mean a unit granted by Tyco pursuant to one of the Tyco Equity Plans representing a general unsecured promise by Tyco to deliver a share of Tyco Common Stock and (ii) when immediately preceded by “ADT NA” shall mean a unit granted by ADT NA representing a general unsecured promise by ADT NA to deliver a share of ADT NA Common Stock, which unit is granted pursuant to the 2012 ADT NA Stock and Incentive Plan as part of the adjustment to Tyco Restricted Stock Units in connection with the ADT NA Distribution.

(153) “Retention Letters” shall have the meaning set forth in Section 6.8(d).

(154) “Section 125 Plan” shall mean the flexible spending accounts or flexible benefit plan qualified under Section 125 of the Internal Revenue Code sponsored by ADT NA as described in Section 6.7(b).

(155) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(156) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, right of first refusal, deed of trust, voting or other restriction, right-of-way, covenant, condition, easement, servitude, encroachment, permit restriction, restriction on transfer, restrictions or limitations on use of real personal property or any other encumbrance of any nature whatsoever, excluding, however, restrictions on transfer under securities Laws.

(157) “Separation Expenses” shall have the meaning set forth in Section 12.5.

(158) “Severance Plan” (i) when immediately preceded by “Tyco,” shall mean any severance program sponsored by Tyco and (ii) when immediately preceded by “ADT NA,” shall mean the severance program to be established by ADT NA under Section 6.7(c).

(159) “Shared Contract” shall have the meaning set forth in Section 2.2(b)(i).

(160) “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Tyco or any of its Subsidiaries which relate to one or more of the Tyco Retained Business, the ADT North American R/SB Business or the Flow Control Business.

(161) “Shareholder Approval” shall mean the approval by Tyco shareholders of the ADT NA Distribution and certain related matters necessary to declare and make the ADT NA Distribution.

(162) “Small Business” shall mean any Person that owns and/or operates a non-governmental business or commercial enterprise where the size of the location occupied by such business or enterprise is less than 7,500 square feet. By way of example but without limiting the generality of the foregoing, a Person operating (i) a commercial enterprise from premises of less than 7,500 square feet that is part of a multi-tenanted facility that itself is larger than 7,500 square feet, and (ii) the administration office or other area controlled by the owner or manager of a multi-tenanted storage facility that is less than 7,500 square feet but otherwise forms part of a multi-tenanted storage facility shall be considered a Small Business.

(163) “Small Governmental Facility” shall mean any state, provincial or local governmental facility with a premises of less than 7,500 square feet.

(164) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials and other tangible embodiments related to any of the foregoing.

(165) “Specified Shared Expenses” shall mean any costs and expenses relating to the items or categories set forth on Schedule 1.1(165) and shall be shared in the manner specified in Section 5.5.

(166) “Statement of Cash Allocation” shall have the meaning set forth in Section 3.4(f).

(167) “Statement of Cash Flow Detail” shall have the meaning set forth in Section 3.4(c).

(168) “Sublease Agreement” shall mean the Sublease Agreement between a member of the Tyco Group, on the one hand, and a member of the ADT Group, on the other hand, substantially in the form attached hereto as Exhibit H (with such changes thereto as mutually agreed between the parties thereto).

(169) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(170) “Tax” shall have the meaning set forth in the Tax Sharing Agreement.

(171) “Tax Contest” shall have the meaning of the definition of “Audit” as set forth in the Tax Sharing Agreement.

(172) “Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

(173) “Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and among Tyco, ADT NA and Flow Control, substantially in the form attached as Exhibit I.

(174) “Third Party Claim” shall have the meaning set forth in Section 8.4(b).

(175) “Third Party Proceeds” shall have the meaning set forth in Section 8.8(a).

(176) “Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(177) “Transfer” shall have the meaning set forth in Section 2.2(a)(i); and the term “Transferred” shall have its correlative meaning.

(178) “Transition Services Agreements” shall mean, collectively, (1) the Transition Services Agreement, dated as of June 30, 2012, by and among Tyco International Management Company, LLC, Tyco Integrated Security LLC and ADT LLC (as the same may be amended from time to time) and (2) Transition Services Agreement, dated as of July 3, 2012, by and between ADT Security Services Canada, Inc. and Tyco Integrated Security Canada, Inc. (as the same may be amended from time to time).

(179) “Tyco” shall have the meaning set forth in the preamble.

(180) “Tyco Balance Sheet” shall mean the unaudited combined balance sheet of the Tyco Group (including, for these purposes, the Flow Control Group) prepared to give effect to the transactions contemplated hereby, as of [—]; provided, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to Tyco or any member of the Tyco Group or vice versa solely in connection with the ADT NA Plan of Separation and prior to the ADT NA Distribution Date, such assets and/or liabilities shall be deemed to be included or excluded from the Tyco Balance Sheet, as the case may be.

(181) “Tyco Common Stock” shall mean the issued and outstanding shares of Tyco common stock of Tyco International Ltd.

(182) “Tyco Competitive Activity” means the leasing, installation, servicing, repair, Monitoring and maintenance of (A) security alarm systems, including any video surveillance, any RIS Products relating to security alarm systems, and any fire detection, carbon dioxide detection, critical event detection, intrusion detection, and/or medical emergency alarm components of such security alarm systems, for Small Business customers (such activities for Small Business customers, the “Small Business Activities”) or for residential customers, and (B) personal emergency response systems for sick or elderly individuals (other than products intended for use by inpatient and outpatient medical service facilities where a critical function of the product is patient response and notification of caregivers from within the facility), in each case of clauses (A) and (B) above, as conducted by members of the ADT North American R/SB Group as of immediately prior to the Distribution Date; provided that the foregoing notwithstanding, Tyco Competitive Activities shall not include (1) Small Business Activities (or seeking new customers in respect of Small Business Activities) where (a) the system that has been or would be procured by the Small Business end-use customer would include any fire protection system other than “spot detection”, as determined based upon the Laws of the applicable jurisdiction in which any such location is situated, (b) the system that has been or would be procured by the Small Business end-use customer is required to be certified by Underwriters Laboratories, Inc. (UL) (or any successor organization providing similar functions) (or by Underwriters Laboratories of Canada (ULC) certified, if located in Canada) or Factory Mutual (FM) (or any successor organization providing similar functions), (c) if located in Canada, the system that has been or would be procured by the Small Business end-use customer requires DVAC (Digital Voice Access Circuit) or Factory Mutual (FM) lines, or (d) the Small Business end-use customer has or is seeking to procure security systems for multiple locations in multiple states (or provinces with respect to Canada) and to the extent such Small Business end-use customer becomes a customer of the Tyco Group after the Distribution Date, such customer is managed by the group of individuals within the Tyco Group responsible for national accounts customers of the Tyco Group or (2) the sale, leasing, installation, servicing, repair and maintenance of fire suppression systems for residential customers.

(183) “Tyco Contingent Asset” shall mean any of the Assets set forth on Schedule 1.1(183).

(184) “Tyco Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.3(b)(i).

(185) “Tyco Directors” shall have the meaning set forth in Section 6.1(c)(i).

(186) “Tyco Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who, immediately following the ADT NA Distribution Date is employed by

Tyco or any member of the Tyco Group. Tyco Employee shall also include any employee of an entity in the Tyco Group who, as of the ADT NA Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(187) “Tyco Equity Plans” shall mean, collectively, the equity-based plans set forth on Schedule 1.1(187).

(188) “Tyco Group” shall mean Tyco and each Person (other than any member of the ADT North American R/SB Group) that is a direct or indirect Subsidiary of Tyco immediately after the Effective Time, and each Business Entity that becomes a Subsidiary of Tyco after the Effective Time, which shall include those entities identified as such on Schedule 1.1(188).

(189) “Tyco Indemnitees” shall mean Tyco, each member of the Tyco Group, each member of the Flow Control Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the ADT North American R/SB Indemnitees.

(190) “Tyco International Management Company Defined Contribution Plans Master Trust” shall mean the trust created by an agreement between the plan sponsor and trustees of the Tyco International Retirement Savings and Investment Plans for purposes of holding assets under such plan.

(191) “Tyco International Master Retirement Trust” means the trust created by Tyco for purposes of holding assets under Tyco’s U.S. pension plans.

(192) “Tyco Nonqualified Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans set forth in Schedule 6.3(b) and any other legacy nonqualified deferred compensation plan sponsored by members of the Tyco Group.

(193) “Tyco Proxy Statement” shall mean that definitive proxy statement on Form Def 14A filed by Tyco with the Commission with respect to the Shareholder Approval at the time it was mailed to Tyco shareholders as of record as of the record date for the special general meeting of shareholders to be held in connection therewith.

(194) “Tyco Retained Assets” shall mean:

(i) the ownership interests in those Business Entities that are members of the Tyco Group (including for these purposes, members of the Flow Control Group);

(ii) all Tyco Retained Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Tyco Retained Asset or the Tyco Retained Business;

(iii) any and all Assets (except that cash shall be subject to the provisions of Section 3.4) reflected on the Tyco Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Tyco or any member of the Tyco Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to Article X, any and all rights of any member of the Tyco Group (including for these purposes, members of the Flow Control Group) under any Policies;

(v) any and all Assets owned or held immediately prior to the Effective Time by Tyco or any of its Subsidiaries (including for these purposes, members of the Flow Control Group) that primarily relate to or are primarily used in the Tyco Retained Business. The intention of this clause (v) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Tyco Retained Asset;

(vi) the Assets set forth on Schedule 1.1(194)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Transferred to Tyco or any other member of the Tyco Group (including for these purposes, members of the Flow Control Group); and

(vii) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to or retained by Tyco; provided, that personal computers shall be Transferred to Tyco if, following the Effective Time, a Tyco Group member employs the applicable employee who, prior to the Effective Time, used such personal computer.

Notwithstanding the foregoing, the Tyco Retained Assets shall not include (x) any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the ADT North American R/SB Group, (y) the Assets set forth or described on Schedule 1.1(183) (in the definition of Tyco Contingent Assets) or (z) any rights of the Flow Control Group pursuant to Sections 5.1, 5.2, 5.3, 8.4 or Article XI of the Flow Control SDA.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “ADT North American R/SB Assets”, for purposes of determining what is and is not a Tyco Retained Asset: (1) the explicit inclusion of an item on a Schedule referred to in this definition or on any applicable Schedule referenced to in any Ancillary Agreement shall take priority over any textual provision of this Agreement that would otherwise operate to exclude such Asset from the definition of “Tyco Retained Assets” and (2) Assets referred to in clause (iii) of this definition shall take priority over Assets otherwise referred to in clause (v) of this definition and over clause (v) of Section 1.1(18).

(195) “Tyco Retained Business” shall mean (i) the business and operations of (x) the Fire Protection segment of Tyco, (y) the commercial security segment of Tyco, and (z) the residential and small business security segment of Tyco outside Canada, the United States, Puerto Rico and the U.S. Virgin Islands, in each of clauses (x) through (z), as described in the Tyco Proxy Statement, (ii) any other business conducted primarily through the use of the Tyco Retained Assets prior to the Effective Time, (iii) Tyco’s ownership of equity in Atkore International Group Inc., (iv) the businesses and operations of Business Entities acquired or established by or for Tyco or any of its Subsidiaries in connection with the operation of the Tyco Retained Business after the date of this Agreement and (v) the Flow Control Business.

(196) “Tyco Retained Contracts” shall mean the following Contracts (or parts thereof) to which Tyco or any of its Subsidiaries (including for these purposes, members of the Flow Control Group) is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred to, or to remain with, a member of the ADT North American R/SB Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Tyco Group (including for these purposes, members of the Flow Control Group);

(ii) any Contract that primarily relates to the Tyco Retained Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Tyco Balance Sheet;

(iv) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Tyco Group (including for these purposes, members of the Flow Control Group);

(v) any Contract set forth on Schedule 1.1(196)(v); and

(vi) to the extent the same is given with respect to, or in favor of, any member of the Tyco Group (including for these purposes, members of the Flow Control Group), any guarantee, indemnity, representation or warranty.

(197) “Tyco Retained Liabilities” shall mean:

(i) any and all Liabilities that are (a) expressly contemplated by this Agreement or any Ancillary Agreement to be Assumed by any member of the Tyco Group, (b) expressly Assumed by any member of the Tyco Group under this Agreement or any Ancillary Agreement or (c) set forth on Schedule 1.1(197)(i);

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the Tyco Retained Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Tyco Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Tyco Retained Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities (x) to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or primarily associated with any member of the Tyco Group or the Tyco Retained Business, (B) set forth on Schedule 1.1(197)(iii)(x) or (y) to the extent arising from any of the Contracts set forth in Schedule 1.1(197)(iii)(y);

(iv) any Liabilities relating to any Tyco Employee or Former Tyco Employee that does not become a ADT North American R/SB Employee or Former ADT North American R/SB Employee, in each case, immediately following the Effective Time; provided that to the extent it cannot be determined whether a former employee who terminated employment with all members of the Tyco controlled group of corporations before the ADT NA Distribution Date was a Former Tyco Employee in respect of the period prior to the Effective Time, only the Applicable Tyco Percentage of any Liabilities relating to such employees shall be deemed Tyco Retained Liabilities;

(v) any Liabilities relating to, arising out of or resulting from (A) any Indebtedness (including debt securities and asset-backed debt) of any member of the Tyco Group or Indebtedness (regardless of the issuer of such Indebtedness) exclusively relating to the Tyco Retained Business or (B) any Indebtedness (regardless of the issuer of such Indebtedness) secured exclusively by any of the Tyco Retained Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such Indebtedness, in its capacity as such);

(vi) Specified Shared Expenses to the extent provided in Section 5.5; and

(vii) all Liabilities reflected as Liabilities or obligations on the Tyco Balance Sheet or the accounting records that support or would support such balance sheet and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Tyco Balance Sheet.

Notwithstanding anything to the contrary herein, the Tyco Retained Liabilities shall not include:

(w) any Liabilities that are expressly contemplated by this Agreement, or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the ADT North American R/SB Group;

(x) any Contracts expressly Assumed by any member of the ADT North American R/SB Group under this Agreement or any Ancillary Agreement;

(y) any Liabilities of the Flow Control Group under Section 5.1, 5.2, 5.3, 8.4 or Article XI of the Flow Control SDA; and

(z) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “ADT North American R/SB Liabilities”, for the purpose of determining what is and is not a Tyco Retained Liability: (1) the explicit inclusion of an item on a Schedule referred to in this definition or on any applicable Schedule of any Ancillary Agreement shall take priority over any textual provision of this Agreement that would otherwise operate to exclude such Liability from the definition of “Tyco Retained Liability” and (2) Liabilities referred to in clause (vii) of this definition shall take priority over Liabilities otherwise referred to in clause (ii) of this Section and clause (ii) of Section 1.1(25).

(198) “Tyco Retained Pension Plans” shall have the meaning set forth in Section 6.4(b)(i).

(199) “Tyco Retained Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements retained by the Tyco Group under this Agreement for the benefit of Tyco Employees and, where applicable, Former Tyco Employees.

(200) “Tyco Retained Savings Plans” means the savings plans sponsored by Tyco described in Section 6.5(b).

(201) “Tyco Retiree Medical Plans” shall have the meaning set forth in Section 6.6.

(202) “Tyco Security Customer” shall have the meaning set forth in Section 5.1(b).

(203) “Tyco Severance Plans” shall mean the severance plans listed on Schedule 1.1(203).
(204) “Tyco Target Cash Balance” means $400 million (net of the amounts attributable to those items set forth in Schedule 1.1(204).

(205) “2012 ADT NA Stock and Incentive Plan” shall have the meaning set forth in Section 6.1(a)(iv).

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to any period of days shall be to the relevant number of calendar days unless otherwise specified. All references to dollars or $ shall be references to United States dollars. All accounting terms shall have their respective meanings under GAAP.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions of this Agreement (including satisfaction or, to the extent permitted, waiver of the conditions to the ADT NA Distribution set forth in Section 4.5), the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof.

Section 2.2. Transfer of Assets.

(a) Prior to the Effective Time and to the extent not already completed (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.6), pursuant to the Conveyancing and Assumption Instruments:

(i) Tyco shall, on behalf of itself and its Subsidiaries, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to ADT NA or another member of the ADT North American R/SB Group effective no later than the Effective Time, all of its and its Subsidiaries’ right, title and interest in and to the ADT North American R/SB Assets;

(ii) ADT NA shall, on behalf of itself and any other member of the ADT North American R/SB Group, as applicable, Transfer, effective no later than the Effective Time, to Tyco or another member of the Tyco Group all of its and its Subsidiaries’ right, title and interest in and to the Tyco Retained Assets.

(b) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a):

(i) Unless the Parties otherwise agree or to the extent the benefits or obligations of any Contract described in this Section are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement (or are otherwise expressly the subject of any Ancillary Agreement), any Contract that is (1) listed on Schedule 2.2(b)(I), (2) a Tyco Retained Asset but inures in part to the benefit or burden of any member of the ADT North American R/SB Group and (3) ADT North American R/SB Assets but inures in part to the benefit or burden of any member of the Tyco Group (in each of clauses (2) through (3), other than those Contracts listed on Schedule 2.2(b)(II)) (each, a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to the Effective Time so that each of Tyco or ADT NA or the members of their respective Groups (for the avoidance of doubt, including, with respect to Tyco, members of the Flow Control Group) as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(c)) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the ADT North American R/SB Group or the Tyco Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the ADT North American R/SB Business or the Tyco Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.2(b) and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2(b).

(ii) Each of Tyco and ADT NA shall, and shall cause the members of its Group to, (A) treat for all Income Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Group not later than the Effective Time and (B) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

(c) Consents. The Parties shall use their reasonable best efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement; provided that neither Party shall be required to, and shall be required to cause any member of its Group to, make any payments (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such Consents.

Section 2.3. Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time (i) Tyco shall, or shall cause a member of the Tyco Group (including, for these purposes, the Flow Control Group) to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Tyco Retained Liabilities and (ii) ADT NA shall, or shall cause a member of the ADT North American R/SB Group to, Assume all of the ADT North American R/SB Liabilities.

Section 2.4. Intercompany Accounts.

(a) All intercompany receivables other than Intercompany Trade Receivables and all intercompany receivables, payables and loans other than Intercompany Trade Payables and other than intercompany payables, receivables or loans within a Group shall be satisfied and/or settled in full in cash and/or otherwise canceled and terminated or extinguished (in each case with no further liability or obligation) prior to the Effective Time or treated as specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements as set forth on Schedule 1.1(64), as applicable, including, where applicable, continuing to be outstanding as an obligation of the relevant Party (or the relevant member of such Party’s Group).

(b) As between the Parties (and the members of their respective Groups (including, with respect to Tyco, members of the Flow Control Group)) all payments and reimbursements received after the Effective Time by a Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party holding such payment or reimbursement in trust for all out-of-pocket expenses related thereto, including for reasonable fees and disbursements of outside counsel and any other advisors) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the applicable Party the amount of such payment or reimbursement without right of set-off.

Section 2.5. Limitation of Liability.

(a) Except as provided in Section 3.4 or in the case of any knowing violation of Law, fraud or misrepresentation, no Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) No Party or any Subsidiary thereof shall be liable to any other Party or any Subsidiary (including, with respect to Tyco, members of the Flow Control Group) of any other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than trade payables and receivables, this Agreement, any Ancillary Agreement, any Continuing Arrangements, the Flow Control SDA, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the ADT NA Plan of Separation) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it or a member of such Party’s Group, on the one hand, and the other Party or a member or such other Party’s Group (including, with respect to Tyco, members of the Flow Control Group), on the other hand, effective as of the Effective Time (or with respect to the Flow Control Group, as of the Flow Control Effective Time, if earlier) (other than trade payables and receivables, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the ADT NA Plan of Separation).

(c) Certain Payments Under Management Agreement. Certain members of the ADT North American R/SB Group are parties to a management services agreement (the “Management Agreement”) pursuant to which Tyco International Management Company, LLC (the “Provider”) provides various management services to certain U.S. subsidiaries of Tyco within the ADT North American R/SB Group (individually, a “Recipient” and, collectively, the “Recipients”). Prior to the ADT NA Distribution Date, Tyco shall determine an estimate of the amounts payable (if any) by the Recipients to Provider for the period up to the ADT NA Distribution Date pursuant to the Management Agreement (or any right of the Recipients to a refund of previous payments made under the Management Agreement). Prior to the ADT NA Distribution Date, each Recipient owing additional amounts shall pay the Provider any amounts due or, as the case may be, the Provider shall refund any overpaid amounts to each Recipient that overpaid the Provider, in each case, based on the estimates determined by Tyco pursuant to the foregoing sentence, which payment or refund shall constitute settlement in full of all amounts owed or owing under the Management Agreement. Prior to the ADT NA Distribution Date, Tyco shall cause the Provider and the Recipients to terminate the Management Agreement.

Section 2.6. Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated on or prior to the Effective Time, the Parties shall use reasonable best efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or Assumed; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use reasonable best efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party retaining such Asset for all out-of-pocket expenses related to such retention including for the reasonable fees and disbursements of outside counsel and any other advisors) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the Tyco Group (including , for these purposes, the Flow Control Group) or the ADT North American R/SB Group entitled to the receipt of such Asset or required to Assume such Liability.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(c) The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) shall not be obligated, in connection with the foregoing, to expend any money out-of pocket unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such

Liability, other than reasonable attorneys’ fees and recording or similar fees all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d) On and prior to the eighteen (18) month anniversary following the ADT NA Distribution Date, if any Party owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other applicable Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than (for the avoidance of doubt), as between any two Parties, for any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the ADT NA Distribution Date), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the Party identified as the appropriate transferee and following such Transfer, such Asset shall be a ADT North American R/SB Asset or Tyco Retained Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities, in all events, subject to the relevant Parties’ agreement (I) as to the most cost efficient means of effecting such Transfer or grant of rights and (II) to share any incremental costs arising as a result of such Transfer or grant of rights; provided, that if the relevant Parties cannot agree on a means of effecting the Transfer or grant of rights within thirty (30) days from the date that all relevant Parties have notice of the discovery of such Asset, then the Asset shall be immediately Transferred or such rights shall be immediately granted in accordance with Sections 2.2(b) and 2.6(a).

(e) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other applicable Party to receive and, if necessary to identify the proper recipient in accordance with this Section 2.6(e), open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.6. The provisions of this Section 2.6(e) are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(f) In the event that, at any time from and after the Effective Time, either Party (or any member of the Tyco Group or ADT North American R/SB Group, as applicable) discovers that it or one of the members of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Effective Time), such Party shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled thereto (and the applicable Party shall cause such entitled Person to accept such Asset or Assume such Liability) for no further consideration. Prior to any such transfer, such Asset shall be held in accordance with the other provisions of this Section 2.6.

(g) With respect to Assets and Liabilities described in Section 2.6(a), each of Tyco and ADT NA shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party or its applicable Subsidiary entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.7. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute and deliver to each other or cause to be executed and delivered, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group (including for these purposes with respect to Tyco, the members of the Flow Control Group) of all right, title and interest in and to its accepted Assets for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, pursuant to applicable non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property with deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause the members of its respective Group to use) reasonable best efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement or the Ancillary Agreements and the Transfers and recordings of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party such title as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

Section 2.9. Novation of Liabilities.

(a) Each Party, at the request of the other Party, shall use reasonable best efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts and Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Other Party’s Group which Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group shall be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Consent, Governmental Authority, substitution or amendment is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such Consent, Governmental Approval, release, substitution or amendment required to novate, fully assign or fully release any such obligations under Contracts or any Liabilities, (i) the Other Party shall nonetheless use reasonable best efforts to assign or release, including by executing any such assignment which does not release the Other Party from its obligations under such Contract or from such Liability, to the fullest extent permitted and (ii) the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time in each case in accordance with Section 2.6. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify any Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud or misrepresentation in connection therewith, in which case such Other Party shall be responsible for such Liabilities. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer or cause the Transfer of, as applicable, all rights, obligations and other Liabilities thereunder of such Other Party or of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group and the Liable Party, or another member of such Liable Party’s Group shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law in accordance with Section 2.6(b).

Section 2.10. Guarantees.

(a) Except as otherwise specified in any Ancillary Agreement, on or prior to the Effective Time or as soon as practicable thereafter, (i) Tyco shall (with the reasonable cooperation of the applicable member of the ADT North American R/SB Group) use its reasonable best efforts to have any member of the ADT North American R/SB Group removed as guarantor of or obligor for any Tyco Retained Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Tyco Retained Liabilities, and (ii) ADT NA shall (with the reasonable cooperation of the applicable member of the Tyco Group) use its reasonable best efforts to have any member of the Tyco Group removed as guarantor of or obligor for any ADT North American R/SB Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to ADT North American R/SB Liabilities.

(b) On or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”):

(i) of any member of the Tyco Group, ADT NA shall execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which ADT NA would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the ADT North American R/SB Group, Tyco shall execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Tyco would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Tyco or ADT NA is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the relevant member of the Tyco Group or ADT North American R/SB Group, as applicable, that has assumed the Liability with respect to such guaranty shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Tyco and ADT NA, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.11. Disclaimer of Representations and Warranties. EACH OF TYCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TYCO GROUP) AND ADT NA (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ADT NORTH AMERICAN R/SB GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS MAKING ANY REPRESENTATION OR WARRANTY IN ANY WAY. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1. Organizational Documents. On or prior to the ADT NA Distribution Date, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and By-laws filed by ADT NA with the Commission as exhibits to the ADT NA Form 10.

Section 3.2. Directors. On or prior to the ADT NA Distribution Date, Tyco shall take all necessary action to cause the Board of Directors of ADT NA to consist of the individuals identified in the ADT NA Information Statement as director nominees of ADT NA.

Section 3.3. Resignations.

(a) Prior to the ADT NA Distribution, (i) Tyco shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the ADT North American R/SB Group) to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the ADT North American R/SB Group in which they serve and (ii) ADT NA shall cause all its employees and any employees of its Affiliates, to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Tyco Group in which they serve.

(b) For the avoidance of doubt, no Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the applicable Information Statement as the Person who is to hold such position or office following the applicable Distribution.

Section 3.4. Cash.

(a) Prior to the ADT NA Distribution Date, either (i) ADT NA will transfer funds to Tyco or (ii) Tyco will transfer funds to ADT NA, such that ADT NA’s cash and cash equivalent balance in its accounts immediately prior to the ADT NA Distribution Date shall equal at least $300 million (net of the amounts attributable to those items set forth in Schedule 3.4(a)) (the “ADT NA Target Cash Balance”), or such lesser or greater amount as provided in Section 3.4(b).

(b) Notwithstanding Section 3.4(a), if on the Business Day prior to the ADT NA Distribution Date, the combined cash and cash equivalent balance of ADT NA and Tyco as reflected in ADT NA’s and Tyco’s respective daily liquidity report (net of the amounts attributable to those items set forth in Schedule 3.4(b) including any cash of or allocated or to be allocated to the Flow Control Group in connection with the Flow Control Separation (including pursuant to the Flow Control Agreement) but giving credit for $200 million (and only $200 million) of cash to be paid by the Flow Control Group to the Tyco Group concurrently with the Flow Control Separation in satisfaction of indebtedness of the Flow Control Group owed to the Tyco Group) (such combined balance, giving effect to the adjustments described in the parenthetical above, the “ADT/Tyco Actual Cash Balance”) is (i) less than $700 million (such amount, the “ADT/Tyco Initial Target Cash Balance”), then the ADT NA Target Cash Balance will be reduced by an amount equal to the amount by which the ADT/Tyco Actual Cash Balance is below the ADT/Tyco Initial Target Cash Balance multiplied by a fraction, the numerator of which is the Free Cash Flow generated in the prior four fiscal quarters by the ADT North American R/SB Group and the denominator of which is the Free Cash Flow generated in the prior four fiscal quarters by the ADT North American R/SB Group and Tyco Group, collectively (for the avoidance of doubt excluding, for purposes of such calculation, any Free Cash Flow generated by the Flow Control Group during such period) or (ii) greater than ADT/Tyco Initial Target Cash Balance, then the ADT NA Target Cash Balance will be increased by an amount equal to the amount by which the ADT/Tyco Actual Cash Balance is greater than the ADT/Tyco Initial Target Cash Balance multiplied by a fraction, the numerator of which is the Free Cash Flow generated in the prior four fiscal quarters by the ADT North American R/SB Group and the denominator of which is the Free Cash Flow generated in the prior four fiscal quarters by the ADT North American R/SB Group and Tyco Group, collectively (for the avoidance of doubt excluding, for purposes of such calculation, any Free Cash Flow generated by the Flow Control Group during such period).

(c) Promptly following the ADT NA Distribution Date, and in any event not later than forty-five (45) days following the ADT NA Distribution Date, ADT NA shall prepare for the period after September 30, 2011 up to the ADT NA Distribution Date an exhibit (a “Statement of Cash Flow Detail”) which includes: (A) a complete cash flow statement indicating the Free Cash Flow generated by the ADT North American R/SB Business during such period, (B) a list of acquisitions and divestitures and equity investments consummated by ADT NA (or a member of the ADT North American R/SB Group) which quantifies the cash impact to ADT NA of such transactions, (C) a list of unpaid Separation Expenses approved by the Executive Vice President and Chief Financial Officer of Tyco prior to the ADT NA Distribution Date and (D) the cash and cash equivalents balance of ADT NA as of the ADT NA Distribution Date. In preparing the Statement of Cash Flow Detail, the elements thereof shall (x) be prepared in accordance with GAAP applied on a consistent basis and with the same accounting principles, practices, methodologies and policies used by ADT NA in connection with the preparation of ADT NA’s financial statements, (y) be prepared in a manner consistent with the principles and example set forth in Schedule 3.4, and (z) be prepared in a manner consistent with the terms of this Agreement.

(d) Within two (2) Business Days following the completion of ADT NA’s Statement of Cash Flow Detail, ADT NA shall deliver such Statement of Cash Flow Detail to Tyco for review, and Tyco and Tyco’s accountants shall be entitled to make reasonable inquiries of ADT NA and/or its accountants and senior officers, at reasonable times, upon reasonable advance notice, and without unreasonable interference to ADT NA’s operations, regarding

ADT NA’s Statement of Cash Flow Detail. Tyco shall complete its review of ADT NA’s Statement of Cash Flow Detail within thirty (30) days of delivery of ADT NA’s Statement of Cash Flow Detail (the “Cash Flow Detail Review Period”). Promptly following completion of its review (but in no event later than two (2) Business Days following the conclusion of the Cash Flow Detail Review Period), Tyco shall submit to ADT NA a letter stating its concurrence or disagreement with the accuracy of ADT NA’s Statement of Cash Flow Detail (“Response Letter”), provided, that if Tyco submits a Response Letter indicating its disagreement with the Statement of Cash Flow Detail, such letter will specify the specific items on the Statement of Cash Flow Detail with which it disagrees (each, a “Disputed Item”), it being understood that all other items in such Statement of Cash Flow Detail other than the Disputed Items shall be deemed agreed to by Tyco. Unless Tyco delivers a Response Letter within two (2) Business Days following the conclusion of the Cash Flow Detail Review Period, Tyco shall be deemed to have accepted ADT NA’s Statement of Cash Flow Detail and the calculations therein shall become final and binding upon Tyco and ADT NA.

(e) Following delivery of the Response Letter, Tyco and ADT NA shall in good faith attempt promptly to resolve all disagreement as to the computation of all Disputed Items within the fifteen (15) day period (or longer, as mutually agreed by Tyco and ADT NA) after delivery of the Response Letter. Any items not in dispute or resolved during such period shall be deemed to be final. Following such 15-day period, Tyco and ADT NA shall submit any remaining Disputed Items (and only such remaining Disputed Items) to KPMG or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Tyco and ADT NA in writing (in any such case, the “Accountant”) for determination. The determination of the Accountant with respect to all remaining Disputed Items shall be completed within thirty (30) days after the appointment of the Accountant, shall be determined in accordance with this Agreement, and shall be final and binding upon Tyco and ADT NA. With respect to each Disputed Item subject to resolution by the Accountant, the Accountant shall adopt a position that is either equal to ADT NA’s proposed position, equal to Tyco’s proposed position, or between the positions proposed by ADT NA and Tyco. The fees, costs and expenses of the Accountant shall be shared equally by Tyco and ADT NA.

(f) Within seven (7) days of the final resolution of all Disputed Items as to ADT NA in accordance with Section 3.4(d) and (e) above, Tyco will submit to ADT NA, a statement calculated based on the example in Schedule 3.4 (the “Statement of Cash Allocation”) indicating the final allocation of cash to ADT NA based on ADT NA’s contribution to Free Cash Flow (as finally determined in accordance with this Section 3.4), which calculation and allocation will be consistent with the principles set forth in Section 3.4(b) (i.e., that any cash and cash equivalent balance above or below the target cash balance shall be allocated based on relative contribution to Free Cash Flow). The Cash Allocation of ADT NA as set forth in the Statement of Cash Allocation shall be referred to as “Final ADT NA Cash Allocation”. Based on the Statement of Cash Allocation, if the Final ADT NA Cash Allocation is greater than the amount allocated to ADT NA pursuant to Section 3.4(b) (taking into account any adjustments as provided therein), and such difference is greater than $5 million, then Tyco shall be obligated to pay, or cause to be paid, to ADT NA, or its designee, the amount of the difference between the Final ADT NA Cash Allocation and the amount allocated to ADT NA pursuant to Section 3.4(b) (taking into account any adjustments as provided therein) within three (3) Business Days following delivery of the Statement of Cash Allocation. If the Final ADT NA Cash Allocation is less than the ADT NA Distribution Cash Balance, and such difference is greater than $5 million, then ADT NA shall be obligated to pay, or cause to be paid, to Tyco, or its designee, the amount of the difference between the Final ADT NA Cash Allocation and the amount allocated to ADT NA pursuant to Section 3.4(b) (taking into account any adjustments as provided therein) within three (3) Business Days following delivery of Statement of Cash Allocation.

(g) Any payments made pursuant to this Section 3.4 shall be made by wire transfer of immediately available funds to the account designated in writing by Tyco or ADT NA, as applicable. Any payment made pursuant to this Section 3.4 shall be made with interest (such interest to be calculated on the basis of a year of three-hundred sixty (360) days and the actual number of days elapsed on such amount from the ADT NA Distribution Date to the date of such payment at a rate of LIBOR plus 175 basis points for the first 120 days and the Default Interest Rate for anytime after the first 120 days.

Section 3.5. Ancillary Agreements. On or prior to the Effective Time, each of Tyco and ADT NA shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements to the extent not entered into on or prior to the date hereof.

ARTICLE IV

THE DISTRIBUTION

Section 4.1. Stock Dividend to Tyco Shareholders. On the ADT NA Distribution Date, Tyco will cause the Distribution Agent to distribute all of the outstanding shares of ADT NA Common Stock then owned by Tyco to holders of Tyco Common Stock on the ADT NA Distribution Record Date, and to credit the appropriate number of such shares of ADT NA Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of ADT NA Common Stock. For stockholders of Tyco who own Tyco Common Stock through a broker or other nominee, their shares of ADT NA Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Tyco Common Stock on the ADT NA Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the ADT NA Distribution 0.5 of a share of ADT NA Common Stock for every one share of Tyco Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) ADT NA Common Stock such stockholder is entitled to in the ADT NA Distribution.

Section 4.2. Fractional Shares. Tyco stockholders holding a number of shares of Tyco Common Stock, on the applicable Record Date, which would entitle such stockholders to receive less than one whole share of ADT NA Common Stock in the ADT NA Distribution, will receive cash in lieu of fractional shares. Fractional shares of ADT NA Common Stock will not be distributed in the ADT NA Distribution nor credited to book-entry accounts. Tyco and ADT shall instruct the Distribution Agent to, as soon as practicable after the ADT NA Distribution Date, (a) determine the number of whole shares and fractional shares of ADT NA Common Stock allocable to each holder of record or beneficial owner of Tyco Common Stock as of close of business on the ADT NA Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of ADT NA Common Stock after making appropriate deductions for any amount required to be withheld for Tax purposes and any brokerage fees incurred in connection with these sales of fractional shares. None of Tyco, ADT NA or the Distribution Agent will guarantee any minimum sale price for the fractional shares of ADT NA Common Stock. Neither Tyco nor ADT NA will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Tyco or ADT NA.

Section 4.3. Actions in Connection with the Distribution

(a) ADT NA shall file such amendments and supplements to the ADT NA Form 10 as Tyco may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the ADT NA Form 10 as may be required by the Commission or federal, state or foreign securities Laws. ADT NA shall mail to the holders of Tyco Common Stock, at such time on or prior to the ADT NA Distribution Date as Tyco shall determine, the ADT NA Information Statement included in the ADT NA Form 10, as well as any other information concerning ADT NA, its business, operations and management, the ADT NA Plan of Separation and such other matters as Tyco shall reasonably determine are necessary and as may be required by Law.

(b) ADT NA shall also cooperate with Tyco in preparing, filing with the Commission or similar (U.S. or international) authority and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the ADT NA Plan of Separation or other transactions contemplated by this Agreement and the Ancillary Agreements. Promptly after receiving a request from Tyco, to the extent requested, ADT NA shall prepare and, in accordance with applicable Law, file with the Commission or similar authority any such documentation that Tyco determines is necessary or desirable to effectuate the applicable Distribution, and Tyco and ADT NA shall each use reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(c) Promptly after receiving a request from Tyco, ADT NA shall prepare and file, and shall use best efforts to have approved and made effective, an application for the original listing of the ADT NA Common Stock to be distributed in the ADT NA Distribution on the NYSE, subject to official notice of distribution.

(d) Nothing in this Section 4.3 shall be deemed, by itself, to shift Liability for any portion of the ADT NA Form 10 or the ADT NA Information Statement to Tyco.

Section 4.4. Sole Discretion of Tyco. Tyco shall, in its sole and absolute discretion, determine the ADT NA Distribution Date and all terms of the ADT NA Distribution, including the form, structure and terms of any transactions and/or offerings to effect the ADT NA Distribution and the timing of and conditions to the consummation thereof, in each case, (w) subject to any limitations imposed pursuant to Swiss Law, (x) subject to receipt of the Shareholder Approval and (y) provided that if the conditions to the ADT NA Distribution set forth in Section 4.5 have otherwise been satisfied on or before March 31, 2013 (and would be satisfied on the proposed ADT NA Distribution Date), then the ADT NA Distribution shall be effected no later than March 31, 2013.

Section 4.5. Conditions to Distribution. The following are conditions to the consummation of the ADT NA Distribution.

(a) Tyco shall have obtained the Shareholder Approval;

(b) The ADT NA Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto, and the Information Statement shall have been mailed to the holders of Tyco Common Stock;

(c) The ADT NA Common Stock to be delivered in the ADT NA Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(d) Tyco shall have received a private letter ruling from the Internal Revenue Service, which ruling shall be in full force and effect at the time of the ADT NA Distribution, to the effect that (i) the ADT NA Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT NA Common Stock and (ii) certain internal transactions undertaken in anticipation of the ADT NA Distribution will qualify for favorable treatment under the Code;

(e) The ruling obtained by Tyco from the Swiss Federal Tax Administration regarding the Swiss withholding Tax consequences of the ADT NA Distribution substantially to the effect that the ADT NA Distribution, including for cash received in lieu of a fractional share of ADT NA Common Stock, is not subject to Swiss withholding Tax shall be in full force and effect at the time of the ADT NA Distribution;

(f) Any material Governmental Approvals and other Consents necessary to consummate the ADT NA Distribution or any portion thereof shall have been obtained and be in full force and effect;

(g) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the ADT NA Distribution shall be pending, threatened, issued or in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of all or any portion of the ADT NA Distribution; and

(h) The aggregate implied market capitalization of ADT NA shall not exceed CHF 17.5 billion based on the closing price of the ADT NA Common Stock trading on the last “when issued” trading day prior to the ADT NA Distribution.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. Agreement Not To Compete; No Solicit; No Hire.

(a) (A) Tyco agrees that from the ADT NA Distribution Date and through the second anniversary of the ADT NA Distribution Date (the “Non-Competition Period”), neither Tyco nor any member of the Tyco Group (which, for purposes of this Article V, shall not be deemed to include any member of the Flow Control Group) shall directly or indirectly own, operate or otherwise engage (including through any dealer) in any Tyco Competitive Activity in Canada, the United States, Puerto Rico or the U.S. Virgin Islands and (B) ADT NA agrees that during the Non-Competition Period, neither ADT NA nor any member of the ADT North American R/SB Group shall directly or indirectly own, operate or otherwise engage (including through any dealer) in any ADT Competitive Activity in Canada, the United States, Puerto Rico or the U.S. Virgin Islands; provided, that, the foregoing notwithstanding, if at the end of the Non-Competition Period there exists any Collocation Facilities, then the restrictions set forth in this Section 5.1(a) shall automatically be extended, with respect to each such Collocation Facility, (1) after the Non-Competition Period until such time as the Collocation Facility no longer constitutes a Collocation Facility and (2) solely in respect of the geography covered by the sales function operated out of such Collocation Facility at the end of the two-year Non-Competition Period.

(b) Notwithstanding anything to the contrary in the forgoing, nothing in Section 5.1(a) shall:

(i) prevent any member of the Tyco Group or the ADT North American R/SB Group, as applicable, from collectively owning up to an aggregate of five percent of the outstanding shares of any class of capital stock of any publicly traded Person that engages in any Tyco Competitive Activity or ADT Competitive Activity, as applicable (each, a “Competing Person”) so long as no member of the Tyco Group or ADT North American R/SB Group, as applicable, has any participation in the management (excluding directorships or substantially similar positions) of such Competing Person;

(ii) prevent any member of the Tyco Group or the ADT North American R/SB Group, as applicable, from selling or divesting any or all of its assets or businesses to any Person that is not an Affiliate of any member of such Group, and such Person shall not, subject to the requirements of the last paragraph of Section 9.5, be bound by the restrictions set forth in Sections 5.1(a) or (c), it being further understood and agreed that upon a Change of Control of either ADT or Tyco, as applicable, the Non-Competition Period and the obligations of both Parties set forth in Section 5.1(a) and (c) shall automatically cease;

(iii) prohibit any member of the Tyco Group or the ADT North American R/SB Group, as applicable, from acquiring (or entering into any agreement to acquire) the whole or any part of a Person or business which derived not greater than 40% of its consolidated revenues for the prior 12-month period (measured as of the most recently ended fiscal quarter prior to the execution of definitive documentation related to such acquisition) from any Tyco Competitive Activity or ADT Competitive Activity, as applicable; provided, that, where such Tyco Competitive Activity or ADT Competitive Activity, as applicable, of such Person or business represents greater than 25% of the consolidated or combined, as applicable, revenues of such Person or business acquired for the prior 12-month period (measured as of the most recently ended fiscal quarter prior to the execution of definitive documentation related to such acquisition), such member of the Tyco Group or ADT North American R/SB Group, as applicable, shall be required to use its reasonable best efforts to divest such Person, business or portion thereof to the extent engaging in such Tyco Competitive Activity or ADT Competitive Activity, as applicable, within 12 months after the consummation of such acquisition (regardless of when during the Non-Competition Period the acquisition (or entry into definitive documentation with respect thereto) occurs), provided that such 12 month period shall be extended in the event that a definitive agreement to dispose of such business within such 12 month period has been entered into for a reasonable period of time, in the event such definitive agreement is terminated as a result of the failure to obtain antitrust or other regulatory clearance to permit the applicable Party or member of their respective Group to seek an alternative disposition transaction;

(iv) prohibit any member of the Tyco Group or ADT North American R/SB Group, as applicable, from acquiring a Minority Investment in a non-publicly traded Person or business which engages in, or includes, any Tyco Competitive Activity or ADT Competitive Activity, as applicable. As used in this Agreement, the term “Minority Investment” means any minority equity investment by any member of the Tyco Group or ADT North American R/SB Group in any Person in which the members of the Tyco Group of ADT North American R/SB Group, as applicable, collectively hold less than 10% of the outstanding voting securities or similar equity interests of such Person entitled to elect the board of directors (or similar governing body) of such Person;

(v) prevent any member of the ADT North American R/SB Group from engaging in any ADT Competitive Activity with respect to any customer who was a Small Business customer or customer that was a Small Governmental Facility at the time the customer relationship was established (and continues to be a customer of the ADT North American R/SB Group as of the time such customer would no longer meet the definition of a Small Business or Small Governmental Facility customer, as applicable) solely to the extent that such competing activity arises solely as a result of the growth in excess of the size limitations included in the definition of Small Business or Small Governmental Facility of the facilities (whether existing or new) of such customer (and provided that none of the other provisions set forth in the definition of ADT Competitive Activity would otherwise apply to such customer);

(vi) prevent any member of the Tyco Group from engaging in any Tyco Competitive Activity with respect to any customer who was larger than a Small Business customer at the time the customer relationship was established (and continues to be a customer of the Tyco Group as of the time such customer meets the definition of a Small Business customer) solely to the extent that such competing activity arises solely as a result of downsizing activities at its existing or new facilities that bring the size of such facilities within the size limitations included in the definition of a Small Business (and provided that none of the other provisions set forth in the definition of Tyco Competitive Activity would otherwise apply to such customer);

(vii) prevent any member of the ADT North American R/SB Group or Tyco Group from marketing and advertising its products and services in the ordinary course of its business, provided that such marketing and advertising is not specifically targeted at a Competitive Activity of the other Group;

(viii) prevent any member of the Tyco Group or ADT North American R/SB Group, as applicable, from selling or continuing to sell any products or systems or providing or continuing to provide any services to any customer of such Group existing as of the ADT NA Distribution Date regardless of the size or nature of the location at which such products or services are provided; provided that such Group shall not be permitted to sell or provide any new products or services not sold or provided to such customer as of the ADT NA Distribution Date (other than (i) in connection with the repair or replacement of existing products with new or upgraded versions or (ii) add on products or services the sale or provision of which would not otherwise be in violation of this Section 5.1, disregarding any size limitations set forth in this Section);

(ix) prevent any member of the Tyco Group in the United States, Canada, Puerto Rico or the U.S. Virgin Islands from entering into a customer agreement with any company, business or governmental entity or agency that includes, in addition to other services provided, the provision of installation, service and monitoring security services in respect of the residences of executives or other officers of such company or business or executives or governmental officials of such governmental entity or agency, provided that the provision of such services will first be offered to a member of the ADT North American R/SB Group substantially on the terms set forth in Schedule 5.1(b)(ix) pursuant to a customer employee subcontract arrangement to be prepared and negotiated in good faith between Tyco and ADT NA, it being understood and agreed that to the extent that ADT NA and Tyco cannot agree and finalize such subcontract arrangement after having negotiated in good faith, the Tyco Group may provide such services or subcontract the provision of such services to a third party;

(x) prevent any member of the Tyco Group from designing, manufacturing, selling, hosting, leasing, licensing, or providing any maintenance or support services with respect to, any products, systems or software, provided such products, systems or software are only sold, leased or licensed by a member of the Tyco Group, directly or indirectly to (1) a third party on arms’ length terms that engages in the business of selling, leasing, licensing, servicing, monitoring or installing such products, systems or software for its own account or (2) end users of such products, systems or software pursuant to transactions with such end users that are not included within the definition of Tyco Competitive Activity; provided, however, that this subsection (x) shall not be interpreted to permit a member of the Tyco Group to provide Monitoring for residential or Small Business end users on behalf of a third party provider;

(xi) prevent the SimplexGrinnell business of the Tyco Group from (x) providing any non-monitored access control and/or video installation and maintenance services of the type and in volume not substantially greater than that conducted prior to the ADT NA Distribution Date (and provided that such services are bundled with other services or products that are not a Tyco Competitive Activity and not sold as a standalone offering) or (y) designing, selling, leasing, installing, servicing, repairing, monitoring and maintenance, or testing and inspecting any fire suppression or fire detection products, systems or software, provided that the foregoing exclusion in this clause (y) does not permit the sale, lease, installation, service and/or monitoring to a residential or Small Business customer of a security system that includes a “spot detection” fire detection system; or

(xii) prevent a member of the ADT North American R/SB Group from (a) providing an employee affinity program to any company or business whereby such employees are given promotional offers and/or discounts in consideration for purchasing any products or services that are considered to be a Tyco Competitive Activity, (b) holding any investment or other interest in iControl Networks, Inc. or any successor to iControl Networks, Inc. or its business, or (c) working with or otherwise collaborating with any supplier of products or services in the design or development of any products or services to be used in the ADT North American R/SB Group business to the extent that such use is not an ADT Competitive Activity and such collaboration or work is not in furtherance of an ADT Competitive Activity.

(c) In addition to the Parties’ obligations pursuant to Section 5.1(a), each of Tyco and ADT NA agree, on behalf of itself and each member of the ADT North American R/SB Group or Tyco Group, as applicable, (x) to undertake the obligations set forth in Schedule 5.1(c)(A) and (y) that from the ADT NA Distribution Date through the second anniversary of the ADT NA Distribution Date (the “Customer Non-Solicit Period”), neither such Party nor any member of its Group shall, directly or indirectly, approach or seek business from any North American R/SB Customer (as defined below) (in the case of the Tyco Group) or Tyco Security Customer (as defined below) (in the case of the ADT North American R/SB Group) in the United States, Canada, Puerto Rico or the U.S. Virgin Islands; provided that, with respect to those Persons listed in Schedule 5.1(c)(B), the Customer Non-Solicit Period shall be deemed to end on the first anniversary of the ADT NA Distribution Date unless during such period prior to the first anniversary of the ADT NA Distribution Date any such Person listed in Schedule 5.1(c)(B) becomes a customer of the Tyco Group, in which case the Customer Non-Solicit Period with respect to such Person shall be deemed to end on the second anniversary of the ADT NA Distribution Date. For purposes of this Section 5.1(c), (x) the term “North American R/SB Customer” means any Person (A) set forth on Schedule 5.1(c)(C), or (B) that is a Current Customer and (y) the term “Tyco Security Customer” means any Person (A) set forth on Schedule 5.1(c)(D) or (B) that is a Current Customer (for the avoidance of doubt, excluding, for purposes of (A) and (B), any franchisee that is not a Current Customer of the Tyco Group even where the Tyco Group has a customer relationship with the franchisor).

(d) Prior to initiating any legal action in accordance with Article X, any dispute, controversy or claim arising out of, relating to or in connection with this Section 5.1 (including any breach or alleged breach hereof) (a “Section 5.1 Dispute”), shall be resolved by submitting such Section 5.1 Dispute first to a dispute resolution designee of each of the Tyco Group and the ADT North American R/SB Group, who shall initially be Daniel

Schroeder for the Tyco Group and Steve Gribbon for ADT and who shall seek to resolve such Section 5.1 Dispute through informal good faith negotiation. If the Section 5.1 Dispute is not resolved by such designees within 20 Business Days after the claiming party in writing notifies the other party of the Section 5.1 Dispute, then the Section 5.1 Dispute shall be finally settled in accordance with Sections 10.1 and 10.2. A Party’s failure to comply with this Section 5.1(d) shall constitute cause for dismissal without prejudice of any legal proceeding.

(e) Neither Tyco nor ADT NA or any member of their respective Groups (excluding for these purposes, with respect to Tyco, the Flow Control Group) will, from the applicable Effective Time through and including the second anniversary of the Effective Time, without the prior written consent of the Senior Vice President of Human Resources of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, hire as an employee or an independent contractor any individual who is employed by any other Party or its Subsidiaries as of the Effective Time or at any time through and including the second anniversary of the Effective Time; provided that neither Tyco nor ADT NA or any member of their respective Groups will be precluded from hiring any such individual whose employment with such other Party or any member of its Group was terminated at least six months prior to such date of hire.

Section 5.2. Financial Statements and Accounting. Each Party agrees to provide the following assistance of access set forth in subsections (a), (b) and (c) of this Section 5.2, (i) during the three hundred and sixty-five (365) days following the ADT NA Distribution Date in connection with the closing of the books and the preparation and audit of each of the Party’s financial statements for the year ended September 28, 2012 or, to the extent the ADT NA Distribution Date is after September 28, 2012, the financial statements for the year ended September 27, 2013, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, in each case made as of September 28, 2012 or, to the extent the ADT NA Distribution Date is after September 28, 2012, made as of September 27, 2013; (ii) following such initial three hundred and sixty-five (365) day period, with the consent of the other applicable Party (not be unreasonably withheld or delayed) for reasonable business purposes; (iii) in the event that any Party changes its auditors within two (2) years of the ADT NA Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 5.2 for a period of up to one hundred and eighty (180) days from such change; and (iv) from time to time following the ADT NA Distribution Date, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission:

(a) Annual Financial Statements. Each Party shall provide or provide access to the other Party on a timely basis all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “2012 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, if required.

(b) Access to Personnel and Records. Each Party shall authorize its respective auditors to make reasonably available to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.

(c) Annual Reports. Each Party will deliver to the other Parties a substantially final draft, as soon as the same is prepared, of the first report to be filed with the Commission (or otherwise) that includes their respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended September 28, 2012 or September 27, 2013, if the ADT NA Distribution Date should occur after September 28, 2012 (such reports, collectively, the “Annual Reports”); provided, however, that each Party may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to the other Parties as soon as reasonably practicable; provided, further, that each Party’s personnel will actively consult with the other Party’s personnel regarding any material changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which could reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures.

Nothing in this Section 5.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such Information, such Party shall use best efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

Section 5.3. Certain Securities. Subject to the provisions of Section 6.1 as applicable, following the ADT NA Distribution Date, ADT NA agrees that, upon exercise of any option, warrant or similar security to purchase Tyco Common Stock or the conversion of any note or other security of Tyco convertible into Tyco Common Stock, in each case that Tyco has issued to third persons prior to the Effective Time, ADT NA shall, upon request by Tyco, promptly (and in any event within any time periods required by the terms of any such option, warrant, note or similar security) issue to Tyco, as agent for the holder thereof, such number of shares of ADT NA Common Stock that Tyco would otherwise be required to deliver to such holder pursuant to the terms of any such security and Tyco shall promptly deliver such shares to such holder. It is further agreed that with respect to such options, warrants, notes or similar securities, ADT NA shall keep reserved for issuance a sufficient number of shares of ADT NA Common Stock to satisfy any future exercises of such options or warrants or conversion of such notes or other securities. In connection with the foregoing, Tyco will promptly following receipt of notice that a holder desires to exercise any such options, warrants or similar security or convert such note or other security, in each case of the type described in this Section 5.2 notify, in writing, ADT NA so that it may comply with the terms of this Section 5.2; provided, that ADT NA shall not have any additional Liability beyond the obligation to deliver shares as set forth in this Section 5.2 for failing to deliver such shares of ADT NA Common Stock in the time period described in the foregoing sentence if such failure and delay was the result of untimely notification by Tyco. ADT NA hereby Assumes the obligations set forth in this Section 5.2.

Section 5.4. Removal of Tyco and ADT NA Designations. Except as otherwise expressly provided in Ancillary Agreement, without undue delay after the ADT NA Distribution Date, but in any event no later than within 180 days after the ADT NA Distribution Date, (a) ADT NA shall and shall cause the applicable members of the ADT North American R/SB Group to execute and file in the relevant offices such amended organizational documents so that any reference to “Tyco” shall be eliminated from the corporate names of members of the ADT

North American R/SB Group and shall as soon as practicable thereafter pursue such name changes until effective and (b) Tyco shall and shall cause the applicable members of the Tyco Group to execute and file in the relevant offices in Canada, the United States, Puerto Rico or the U.S. Virgin Islands such amended organizational documents so that any reference to “ADT” shall be eliminated from the corporate names of members of the Tyco Group organized in Canada, the United States, Puerto Rico or the U.S. Virgin Islands and shall as soon as practicable thereafter pursue such name changes until effective.

Section 5.5. Administration of Specified Shared Expenses. Tyco shall be responsible for administering each Specified Shared Expense. Except as otherwise set forth on Schedule 1.1(165) or with respect to certain Specified Shared Expenses that are otherwise allocated between the Parties pursuant to the Tax Sharing Agreement or other Ancillary Agreements, the Parties shall be responsible for payment of any Specified Shared Expense based on the following allocations: Tyco, 65.625% and ADT NA, 34.375%. Tyco shall invoice ADT NA on a quarterly basis, and ADT NA shall promptly following invoice reimburse the administering Party for its allocable share of such Specified Shared Expenses. In addition, Tyco shall, in connection with each invoice, provide a quarterly estimated budget (for informational and planning purposes only) to ADT NA of Specified Shared Expenses for the proceeding quarter.

Section 5.6. Cooperation. From and after the ADT NA Distribution Date, each Party shall, and shall cause each of its respective Affiliates and employees to (i) provide reasonable cooperation and assistance to each other Party (and any member of their respective Groups) in connection with the completion of the ADT NA Plan of Separation (including assisting in the preparation of the ADT NA Distribution), (ii) provide knowledge transfer regarding the ADT North American R/SB Business or Tyco’s historical business and (iii) reasonably assist each other Party in the orderly and efficient transition in becoming an independent company; in each case, except as may otherwise be agreed to by the Parties in writing or expressly set forth in this Agreement or any Ancillary Agreement, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. The cooperation and assistance provided for in this Section 5.6 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party or would unreasonably interfere with the operation of any Party’s business or with any Party’s employees’ normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which another Party was not allocated the employees, agents or consultants involved in such function or service in connection with the ADT NA Plan of Separation (including, employee benefits functions, risk management, etc.).

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1. Stock Options.

(a) ADT North American R/SB Options.

(i) On behalf of all ADT North American R/SB Employees and any beneficiary or legal representative thereof who hold Tyco Options, prior to the ADT NA Distribution, Tyco shall take all actions necessary such that each Tyco Option held by such individual which is outstanding immediately prior to the ADT NA Distribution, whether vested or unvested, other than any Tyco Option subject to the provisions of Section 6.1(c) below, shall, as of 12:00:01 a.m. Eastern Standard Time on the ADT NA Distribution Date, be converted into an option to acquire ADT NA Common Stock (a “ADT North American R/SB Option”) in accordance with the succeeding paragraphs of this Section 6.1(a).

(ii) The number of shares subject to the ADT North American R/SB Option shall equal the number of shares of Tyco Common Stock subject to the Tyco Option multiplied by a fraction, the numerator of which is the last per share trading price of Tyco Common Stock with due bills on the NYSE in the last trade on the NYSE immediately prior to the Distribution (the “Closing Tyco Stock Price”) and the denominator of which is the last per share trading price of ADT NA Common Stock when-issued in the last trade on the NYSE immediately prior to the ADT NA Distribution (the “Pre-Distribution ADT NA Stock Price”), with the resulting number of shares subject to the ADT North American R/SB Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the ADT North American R/SB Option (the “Adjusted ADT NA Exercise Price”) shall be equal to the product of (A) the original exercise price of the Tyco Option multiplied by (B) a fraction, the numerator of which shall be the Pre-Distribution ADT NA Stock Price and the denominator of which shall be the Closing Tyco Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(iv) Prior to the ADT NA Distribution Date, Tyco shall (A) cause ADT NA to adopt the ADT NA 2012 Stock and Incentive Plan (the “2012 ADT NA Stock and Incentive Plan”), effective as of 12:00:01 a.m. Eastern Standard Time on the ADT NA Distribution Date, (B) ensure or cause ADT NA to ensure that the shares issuable under such plan have been registered on Form S-8 (or successor form) promulgated by the Commission under the Securities Act and (C) approve, as the sole stockholder, the adoption of the 2012 ADT NA Stock and Incentive Plan. On or prior to 12:00:01 a.m. Eastern Standard Time on the ADT NA Distribution Date, Tyco shall take all actions deemed necessary and appropriate to revise award agreements issued with respect to any Tyco Option converted to a ADT North American R/SB Option to ensure that the terms and conditions of the ADT North American R/SB Options described in Section 6.1(a) above are substantially similar to the terms and conditions applicable to the corresponding Tyco Option, including the terms and conditions relating to vesting and the post-termination exercise period.

(b) Tyco Options.

(i) On behalf of all Tyco Employees who hold Tyco Options prior to the Distribution, Tyco shall take all actions necessary such that each Tyco Option which is outstanding immediately prior to the ADT NA Distribution, whether vested or unvested, other than any Tyco Option subject to the provisions of Section 6.1(c) below, shall, as of 12:00:01 a.m. Eastern Standard Time on the ADT NA Distribution Date, be adjusted such that the number of shares subject to each Option and the per-share exercise price reflect the impact of the ADT NA Distribution in accordance with the succeeding paragraphs of this Section 6.1(b).

(ii) The adjusted number of shares subject to the Tyco Option shall equal the original number of shares of Tyco Common Stock subject to the Tyco Option multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price, and the denominator of which is the last per share trading price of Tyco Common Stock when-issued in the last trade immediately prior to the Distribution (the “Pre-Distribution Tyco Stock Price”), with the resulting number of shares subject to the Tyco Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the Tyco Option (the “Adjusted Tyco Exercise Price”) shall be equal to the product of (A) the original exercise price of the Tyco Option multiplied by (B) a fraction, the numerator of which is the Pre-Distribution Tyco Stock Price and the denominator of which is the Closing Tyco Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(c) Tyco Options for Tyco Corporate Employees.

(i) Notwithstanding Sections 6.1(a) and (b), for all Tyco Options granted prior to October 12, 2011 to, and held by, the employees listed in Schedule 6.1(c) and for all Tyco Options held by non-employee directors of Tyco on the ADT NA Distribution Date (“Tyco Directors”), Tyco shall take all actions necessary such that each such Tyco Option which is outstanding immediately prior to the Distribution, whether vested or unvested, shall, as of 12:00:01 a.m. Eastern Standard Time on the ADT NA Distribution

Date, (A) be converted into options to separately acquire shares of ADT NA Common Stock and Tyco Common Stock and, if the Flow Control Distribution Date occurs simultaneously, Flow Control Common Stock, and (B) be adjusted such that the number of shares subject to the option and the per-share exercise price reflect the impact of the ADT NA Distribution in accordance with the succeeding paragraphs of this Section 6.1(c), except to the extent expressly provided to the contrary in a written agreement with the holder of such Tyco Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(ii) The adjusted number of shares subject to each option to acquire Tyco Common Stock shall equal the original number of shares of Tyco Common Stock subject to the Tyco Option multiplied by a fraction obtained by dividing (x) the Closing Tyco Stock Price minus the original exercise price for such Tyco Option, by (y) the sum of (A) the Pre-Distribution Tyco Stock Price minus the Adjusted Tyco Exercise Price plus (B) 0.5 times the result obtained by subtracting the Adjusted ADT NA Exercise Price from the Pre-Distribution ADT NA Stock Price and, if the Flow Control Distribution Date occurs simultaneously, plus (C) the Distribution Ratio (as defined in the Flow Control Agreement) times the result obtained by subtracting the Adjusted Flow Control Exercise Price (as defined in the Flow Control Agreement) from the last per share trading price of Flow Control Common Stock when-issued in the last trade on the NYSE immediately prior to the Flow Control Distribution or in the absence of a “when issued” trading market for Flow Control Common Stock, the closing price of Patriot Common Stock (as defined in the Merger Agreement) on the last trading day prior to the Flow Control Distribution (the “Pre-Distribution Flow Control Stock Price”), with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Tyco Common Stock shall be the Adjusted Tyco Exercise Price.

(iii) The adjusted number of shares subject to each option to acquire ADT NA Common Stock shall be equal to 0.5 times the number of shares of Tyco Common Stock determined as set forth in Section 6.1(c)(ii) above, with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire ADT NA Common Stock shall be the Adjusted ADT NA Exercise Price.

(iv) If the Flow Control Distribution occurs simultaneously, the adjusted number of shares subject to each option to acquire Flow Control Common Stock shall be equal to the Distribution Ratio (as defined in the Flow Control Agreement) times the number of shares of Tyco Common Stock determined as set forth in Section 6.1(c)(ii) above, with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Flow Control Common Stock shall be the Adjusted Flow Control Exercise Price.

(d) Former Employees and Former Tyco Directors.

(i) Tyco Options held by Former Tyco Employees and Former ADT North American R/SB Employees shall be treated in the same manner as described in Section 6.1(c) above. Notwithstanding the foregoing, if a written agreement between a Party (or any of their Affiliates or Subsidiaries) and the holder of any such Tyco Options prior to the ADT NA Distribution Date expressly provides for contrary treatment, such options shall be treated in accordance with the provisions of such individual agreement.

(ii) Tyco Options held by individuals who formerly served as Tyco Directors and on and after the ADT NA Distribution Date are not serving as Tyco Directors shall be treated in the same manner as described in Section 6.1(c) above, except to the extent expressly provided to the contrary in a written agreement with the holder of such Tyco Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(e) Adjustments to Equity Awards in Connection With The Distribution. Notwithstanding any other provision of this Agreement, Tyco shall have the authority to make any appropriate adjustments necessary to satisfy the requirements of U.S. Treasury Regulation Section 1.424-1 and Section 1.409A-1 for each option award (without regard to whether such options would otherwise be subject to such regulation) in accordance with the anti-dilution provisions of the governing plan.

(f) Settlement of Options. Subject to the terms of this Agreement and any other agreement made by the Parties from time to time, upon the exercise of any Tyco Options or ADT NA Options, each of Tyco and ADT NA, respectively, shall be solely responsible to issue shares in settlement of such options without reimbursement, recourse or other compensation from any other Party; provided, however, that if a Party resolves to amend the vesting schedule and/or exercise period of an employee or former employee’s Tyco Options or ADT NA Options, as the case may be, then (i) the Party that requested such amendment shall reimburse the Party that made such amendment for any increased compensation or other costs incurred by the amending Party (determined in accordance with the amending Party’s normal practices) in connection with such amendment, and (ii) the amending Party shall make any required changes to implement such requested amendment.

Section 6.2. Restricted Stock Units, Performance Share Units and Deferred Stock Units.

(a) Restricted Stock Units, Performance Share Units and Deferred Stock Units.

(i) Restricted Stock Units Granted Prior to October 12, 2011. Each Tyco Restricted Stock Unit award granted prior to October 12, 2011 that is outstanding immediately prior to the ADT NA Distribution shall be converted so that immediately after the ADT NA Distribution Date, the holder has, in addition to the original Tyco Restricted Stock Unit award, an additional award of ADT NA Restricted Stock Units and, if the Flow Control Distribution Date occurs simultaneously, Flow Control Restricted Stock Units (as defined in the Flow Control Agreement). The number of additional ADT NA Restricted Stock Units awarded shall be determined pursuant to Section 4.1 as if the Restricted Stock Units award represented actual shares of Tyco Common Stock and such ADT NA Restricted Stock Units shall generally have the same terms and conditions (including vesting schedule) associated with the original Tyco Restricted Stock Units. The number of additional Flow Control Restricted Stock Units awarded shall be determined pursuant to Section 4.1 and Section 6.2 of the Flow Control Agreement.

(ii) Restricted Stock Units Granted on or After October 12, 2011. Each Tyco Restricted Stock Unit award granted on or after October 12, 2011 that is outstanding immediately prior to the Distribution shall be converted as of 12:00:01 a.m. Eastern Standard Time on the ADT NA Distribution Date into Restricted Stock Units as follows:

(A) On behalf of all ADT North American R/SB Employees who hold such Restricted Stock Units, Tyco shall convert such units into Restricted Stock Units payable solely in ADT NA shares which shall generally have the same terms and conditions (including vesting schedule) associated with such original Tyco Restricted Stock Unit award. The number of ADT NA Restricted Stock Units shall equal the number of outstanding Tyco Restricted Stock Units as of the ADT NA Distribution Date, multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price and the denominator of which is the Pre-Distribution ADT NA Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment to be made by ADT NA for any fractional units. Notwithstanding the foregoing, if the cash payment at such time would cause an ADT North American R/SB Employee to be subject to the additional taxes of Code Section 409A, then the cash payment shall be made at the time the ADT NA Restricted Stock Units are otherwise payable in accordance with the terms of the governing award agreement.

(B) On behalf of all Tyco Employees who hold such Restricted Stock Units, Tyco shall convert such Units into Restricted Stock Units payable solely in Tyco shares which shall generally have the same terms and conditions (including vesting schedule) associated with such original Tyco Restricted Stock Unit award. The number of adjusted Tyco Restricted Stock Units shall equal the original number of outstanding Tyco Restricted Stock Units as of the ADT NA Distribution Date, multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price and the denominator of which is Pre-Distribution Tyco Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment to be made by Tyco for any fractional units.

(iii) Performance Share Units.

(A) Each Performance Share Unit award that is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Tyco’s 2012 fiscal third quarter) shall be converted in the exact same manner and at the same time that Restricted Stock Units granted on or after October 12, 2011 are converted pursuant to Section 6.2(a)(ii) above; provided, however, that each Performance Share Unit award that is held by an employee listed in Schedule 6.1(c) and is outstanding immediately prior to the ADT NA Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Tyco’s 2012 fiscal third quarter) shall be converted into Tyco Restricted Share Units, Flow Control Restricted Share Units and ADT NA Restricted Share Units as if such awards were Restricted Stock Unit awards converted pursuant to Section 6.2(a)(i).

(B) The Parties shall take all necessary actions to provide that the terms and conditions of such converted Performance Share Unit awards shall be modified to provide that the converted Performance Share Unit awards shall be payable at the end of the original three-year vesting period without regard to the originally established performance period, provided that the employee remains continuously employed with Tyco or ADT NA, respectively, through such date (subject to any acceleration of vesting as provided for in the original applicable Performance Share Unit award agreement).

(iv) Deferred Stock Units. Each Deferred Stock Unit that is outstanding immediately prior to the Distribution and which is held by a Tyco Employee listed in Schedule 6.1(c) or by a Tyco Director shall be adjusted such that the number of Deferred Stock Units reflects the impact of the ADT NA Distribution as set forth in Section 6.2(a)(ii)(B); provided that fractional shares will continue to be maintained until the payment of the unit is made. Such converted awards shall remain subject to the terms and conditions in effect with respect to the award immediately preceding the ADT NA Distribution Date.

(b) Grant and Settlement of Awards. Tyco shall assure that each Tyco Stock Option, Restricted Stock Unit and Performance Share Unit is converted into ADT NA awards as set forth in Section 6.1 and Section 6.2. All such converted awards will be issued under the 2012 ADT NA Stock and Incentive Plan and Tyco shall take all commercially reasonable actions to revise award agreements issued with respect to any such converted award to ensure that the terms and conditions of the ADT NA awards are substantially similar to the terms and conditions applicable to the corresponding Tyco awards, except as specifically provided herein. Subject to the terms of this Agreement and any other agreement in force between the Parties from time to time, upon the vesting or payment of any such award, each of Tyco and ADT NA shall be solely responsible to issue its shares in settlement of the respective awards payable in its shares without reimbursement, recourse or other compensation from any other Party; provided, however, that if a Party resolves to amend the vesting schedule and/or exercise period of an employee or former employee’s award, then (i) the Party that requested such amendment shall reimburse the Party that made such amendment for any increased compensation or other costs incurred by the amending Party (determined in accordance with the issuing Party’s normal practices) in connection with such amendment, and (ii) the amending Party shall make any required changes to implement the requested amendment.

Section 6.3. Nonqualified Deferred Compensation Plans.

(a) ADT NA Nonqualified Deferred Compensation Plans.

(i) Effective as of the ADT NA Distribution Date, ADT NA (or any one of its Subsidiaries or Affiliates) shall be the sponsor of, and be solely responsible for the satisfaction of all Liabilities under, the ADT NA Nonqualified Deferred Compensation Plans listed in Schedule 6.3(a). Effective as of the ADT NA Distribution Date, ADT NA (or any one of its Subsidiaries or Affiliates) also shall be solely responsible for the satisfaction of all Liabilities with respect to nonqualified deferred compensation plan benefits for ADT NA Employees and Former ADT NA Employees under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan (the “ADT NA Deferred Compensation Liabilities”). To the extent necessary to effectuate ADT NA’s assumption of the ADT NA Deferred Compensation Liabilities, ADT NA

(or any one of its Subsidiaries or Affiliates), shall establish as of the ADT NA Distribution Date one or more nonqualified deferred compensation plans which shall contain terms that are substantially similar to the terms and conditions of the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan as in effect prior to the ADT NA Distribution Date (subject to such amendments as necessary to comply with Code Section 409A) and the ADT NA Deferred Compensation Liabilities under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan as of the ADT NA Distribution Date shall be transferred to such plans.

(ii) All elections by ADT North American R/SB Employees, and Former ADT North American R/SB Employees that were in effect under the terms of the applicable ADT North American R/SB Nonqualified Deferred Compensation Plans immediately prior to the ADT NA Distribution Date shall continue in effect from and after the ADT NA Distribution Date until a new election that by its terms supersedes the prior election is made by such ADT North American R/SB Employee or Former ADT North American R/SB Employee in accordance with the terms of the applicable ADT North American R/SB Nonqualified Deferred Compensation Plan and consistent with the provisions of Code Section 409A to the extent applicable.

(iii) As of the ADT NA Distribution Date, ADT NA shall be solely responsible for the management and administration of the ADT North American R/SB Nonqualified Deferred Compensation Plans including, but not limited to, the adjudication of claims filed by ADT North American R/SB Employees or Former ADT North American R/SB Employees under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan before the ADT NA Distribution Date; provided that (A) the claim relates to a ADT North American R/SB Deferred Compensation Liability that has been transferred to the applicable ADT North American R/SB Nonqualified Deferred Compensation Plan; (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (C) under the applicable claims procedure ADT NA plan administrator or other authorized person or committee will have at least a sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall upon sending its response to the claimant immediately transfer administration of such claim to ADT NA for final adjudication.

(iv) Payments to ADT North American R/SB Employees and Former ADT North American R/SB Employees under the ADT North American R/SB Nonqualified Deferred Compensation Plans shall be made by ADT NA or one of its Subsidiaries or Affiliates as determined in the sole discretion of ADT NA.

(b) Tyco Nonqualified Deferred Compensation Plans.

(i) Effective as of the ADT NA Distribution Date, Tyco (or any one of its Subsidiaries or Affiliates) shall be solely responsible for the satisfaction of all Liabilities under the Tyco Nonqualified Deferred Compensation Plans and all Liabilities with respect to nonqualified deferred compensation plan benefits for Tyco Employees and Former Tyco Employees under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan (the “Tyco Deferred Compensation Liabilities”).

(ii) Payments to Tyco Employees and Former Tyco Employees under the Tyco Nonqualified Deferred Compensation Plans shall be made by Tyco or one of its Affiliates as determined in the sole discretion of Tyco.

(c) Continued Employment. Consistent with Code Section 409A, Tyco and ADT NA agree that ADT North American R/SB Employees who participate in the Tyco Nonqualified Deferred Compensation Plans immediately prior to the ADT NA Distribution Date and who participate in the ADT North American R/SB Nonqualified Deferred Compensation Plans immediately following the ADT NA Distribution Date, shall not experience a termination of employment or separation from service as a result of the transactions contemplated herein.

Section 6.4. Pension Plans.

(a) ADT North American R/SB Pension Plans.

(i) As of the ADT NA Distribution Date, ADT NA shall Assume sponsorship of and be solely responsible for the management and administration of, and except as otherwise provided below, be responsible for all Assets and Liabilities under the pension plans listed in Schedule 6.4(a) (with such plans to be solely ADT NA’s responsibility referred to as the “ADT North American R/SB Pension Plans”).

(ii) For ADT North American R/SB Pension Plans that are intended to be tax-qualified defined benefit pension plans under Sections 401(a) and 501(a) of the Code (the “ADT North American R/SB US Pension Plans”):

(A) Effective no later than the ADT NA Distribution Date, Tyco shall cause the sponsor of such plans to take all such actions necessary to transfer the sponsorship of such plans to ADT NA, and ADT NA shall take all such actions necessary to (i) become the plan sponsor of the ADT North American R/SB US Pension Plans, (ii) establish an investment committee and an administrative committee, as appropriate, as named fiduciaries of the ADT North American R/SB Pension Plans, (iii) appoint members of the investment committee and the administrative committee, and (iv) establish a new trust or trusts designed to be tax-exempt under Section 501(a) of the Code and hold the assets of the ADT North American R/SB US Pension Plans (the “ADT North American R/SB Master Trust”).

(B) Effective no later than the ADT NA Distribution Date, Tyco shall cause at least 90% of the Assets of the Tyco International Master Retirement Trust attributable to the ADT North American R/SB US Pension Plans (using values as of January 1, 2012) to be transferred to the ADT North American R/SB Master Trust in accordance with all applicable Laws. The Assets to be transferred will be in the form of cash or other property, as Tyco and ADT NA shall mutually agree prior to such transfer; and shall cause the balance of the Tyco International Master Retirement Trust Assets attributable to such ADT North American R/SB US Pension Plans to be transferred to the ADT North American R/SB Master Trust within 120 days of the ADT NA Distribution Date.

(C) ADT NA and Tyco acknowledge and agree that such transfer of Assets and Liabilities will comply with Sections 401(a)(12), 414(l) and 411(d)(6) of the Code and the regulations thereunder and that the value of the Assets to be transferred as determined under Section 414(l) of the Code and the regulations thereunder shall be adjusted from the period between January 1, 2012 and the transfer date to reflect (i) the investment experience under the Tyco International Master Retirement Trust using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA, (ii) the ADT North American R/SB Pension Plan’s allocable share of expenses and (iii) the ADT North American R/SB Pension Plan’s benefit distributions.

(D) The ADT North American R/SB US Pension Plans will continue to participate in the Tyco International Master Retirement Trust with respect to the assets not transferred as of the ADT NA Distribution Date subject to Tyco’s direction of the investment of the assets of the Tyco International Master Retirement Trust without distinction as to any particular participating plan for a transition period not exceeding 120 days following the ADT NA Distribution Date and Tyco will cause the Tyco International Master Retirement Trust to be amended to provide for such continued participation.

(iii) Following the ADT NA Distribution Date, eligible participants shall accrue benefits (to the extent that such ADT North American R/SB Pension Plans are not frozen) and receive service credit, as applicable, under the ADT North American R/SB Pension Plans in accordance with the terms and conditions of the relevant ADT North American R/SB Pension Plan; provided, however, that the foregoing shall in no way alter any right of ADT NA, subsequent to the ADT NA Distribution Date, to amend or terminate any of the ADT North American R/SB Pension Plans in accordance with their terms and applicable Law. ADT NA and Tyco shall reasonably cooperate with each other in order to facilitate the foregoing provisions of this Section 6.4.

(iv) As of the ADT NA Distribution Date, ADT NA shall be solely responsible for the adjudication of claims filed under a ADT North American R/SB Pension Plan including, but not limited to, claims filed before the ADT NA Distribution Date under such plans as in effect on the date such claim was filed; provided that (A) the claim relates to Assets or Liabilities assumed by ADT NA under Section 6.4(a)(i); (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (C) under the applicable claims procedure, ADT NA’s plan administrator or other authorized person or committee will have at least a sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately transfer administration of such claim to ADT NA for final adjudication upon sending its response to the claimant.

(v) Notwithstanding any other provision set forth in this Agreement, (i) ADT NA and the ADT North American R/SB Pension Plans shall indemnify and hold harmless Tyco and the Tyco Retained Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the ADT North American R/SB Pension Plans relating to the provision of pension benefits pursuant to the ADT North American R/SB Pension Plans and (ii) Tyco and the Tyco Retained Pension Plans shall indemnify and hold harmless ADT NA and the ADT North American R/SB Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Tyco Retained Pension Plans relating to the provision of pension benefits pursuant to the Tyco Retained Pension Plans.

(b) Tyco Retained Pension Plans. Following the ADT NA Distribution Date, Tyco shall retain sponsorship of, and sole responsibility for all Assets and Liabilities under the pension plans listed in Schedule 6.4(b) (the “Tyco Retained Pension Plans”), and ADT NA shall have no obligation with respect thereto.

(c) Following the ADT NA Distribution Date, eligible participants in the Tyco Retained Pension Plans shall continue to accrue benefits (to the extent that such Tyco Retained Pension Plans are not frozen) and receive service credit, as applicable under the Tyco Retained Pension Plans in accordance with the terms and conditions of the relevant Tyco Retained Pension Plan. Nothing contained in this Agreement shall alter in any way the right of Tyco, subsequent to the ADT NA Distribution Date, to amend or terminate any Tyco Retained Pension Plan in accordance with its terms and applicable Law.

(d) Adjustments. If, during the period from the ADT NA Distribution Date through the transfer date, the Parties determine that adjustments are appropriate with respect to the data that was used to calculate pension plan Liabilities under Section 4044 of ERISA for the purposes of effecting the transfer of Assets and Liabilities described in subparagraphs (a)(ii)(B) and (C) of this Section 6.4 with respect to the ADT Pension Plans for US Employoees, then the Parties agree to cooperate to conform the net difference in Assets transferred or retained attributable to such data adjustments and to cause additional Assets reflecting such net difference to be transferred between the relevant master trusts as soon as practicable after December 31, 2013. Any such additional Assets shall be adjusted from the period between January 1, 2012 and the transfer date to reflect the investment experience under the ADT North American R/SB Master Trust or Tyco International Master Retirement Trust, as applicable, using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA. Notwithstanding the foregoing, no Assets shall be transferred between the relevant master trusts of the Parties unless the Parties determine that the net result of all such data adjustments is that the ADT North American R/SB Master Trust or Tyco International Master Retirement Trust should have received or retained at least $250,000 of additional Assets (as of January 1, 2012). Any such data adjustments must be communicated to the other relevant Parties in writing on or before December 31, 2013 in order to be considered in determining whether an additional Asset transfer is to be made pursuant to this paragraph (c). The impact of such adjustments on the Liabilities shall be determined for purposes of this paragraph (c) using the same actuarial assumptions and methods used in originally determining such Liabilities.

Section 6.5. Retirement Savings Plans.

(a) ADT North American R/SB Savings Plans.

(i) As of the ADT NA Distribution Date, ADT NA shall Assume sponsorship of, and be solely responsible for (except as otherwise provided in this Section 6.5(a) below), the management and administration of all Assets and Liabilities under the ADT NA Retirement Savings and Investment Plan (the “ADT North American R/SB RSIP”), and any defined contribution retirement plans listed in Schedule 6.5(a) (collectively, “ADT North American R/SB Savings Plans”). On or shortly after the ADT NA Distribution Date, Tyco shall cause the value of Assets of the Tyco International Management Company Defined Contribution Plans Master Trust attributable to the ADT North American R/SB RSIP to be transferred to a trust or trusts created for the ADT North American R/SB Savings Plans in the United States in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The Assets to be transferred will be in the form of cash or other property, as Tyco and ADT NA shall mutually agree prior to such transfer. In addition, on or shortly after the ADT NA Distribution Date and after the Tyco International Investment Committee confirms that all of the actions described in Section 6.5(a)(ii) have been completed, the deed of trust established for the Tyco International Retirement Savings and Investment Plan VI shall be transferred to ADT NA.

(ii) Effective as of the ADT NA Distribution Date, Tyco shall cause the sponsor(s) of the ADT North American R/SB Savings Plans to take all such actions necessary to transfer the sponsorship of such plans to ADT NA and ADT NA shall take all such actions necessary to become the plan sponsor of the ADT North American R/SB Savings Plans, establish an investment committee and an administrative committee as named fiduciaries of the ADT North American R/SB Savings Plans, appoint members of the investment committee and the administrative committee, as appropriate, and establish a new trust or trusts for the ADT North American R/SB Savings Plans in the United States designed to be tax exempt under Section 501(a) of the Code and hold the assets of the ADT North American R/SB Savings Plans.

(iii) As of the ADT NA Distribution Date, ADT NA shall be solely responsible for the adjudication of claims filed by ADT North American R/SB Employees or Former ADT North American R/SB Employees under a ADT NA Savings Plan including, but not limited to, claims filed before the ADT NA Distribution Date under such plans as in effect on the date such claim was filed provided that (A) the claim relates to Assets or Liabilities assumed by ADT NA under this Section 6.5(a); (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (C) under the applicable claims procedure, ADT NA plan administrator or other authorized person or committee will have at least a sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately transfer administration of such claim to ADT NA for final adjudication upon sending its response to the claimant.

(iv) Nothing contained in this Agreement shall alter in any way the right of ADT NA, subsequent to the ADT NA Distribution Date, to amend or terminate any of the ADT North American R/SB Savings Plans in accordance with its terms and applicable Law.

(v) Notwithstanding any other provision set forth in this Agreement, (A) ADT NA and the ADT North American R/SB Savings Plans shall indemnify and hold harmless Tyco and the Tyco Retained Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the ADT North American R/SB Savings Plans relating to the provision of benefits pursuant to the ADT North American R/SB Savings Plans and (B) Tyco and the Tyco Retained Savings Plans shall indemnify and hold harmless ADT NA and the ADT North American R/SB Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Tyco Retained Savings Plans relating to the provision of benefits pursuant to the Tyco Retained Savings Plans.

(b) Tyco Retirement Retained Savings Plans. Following the ADT NA Distribution Date, Tyco shall retain sole responsibility for all benefit obligations incurred prior to the ADT NA Distribution Date and Liabilities under the Tyco International Retirement Savings and Investment Plan and the Tyco International Retirement Savings and Investment Plan VI, except to the extent such obligations were transferred to the ADT North American R/SB RSIP, the ADT North American R/SB RSIP (Puerto Rico) or the Flow Control RSIP (as defined in the Flow Control Agreement) as of the ADT NA Distribution Date, any defined contribution retirement plans listed in Schedule 6.5(b), and any other savings plans in the United States or any other country covering Tyco Employees or Former Tyco Employees, other than those listed in Schedule 6.5(a) and specifically identified as ADT North American R/SB Savings Plans (collectively, the “Tyco Retained Savings Plans”). Eligible Tyco participants shall continue accruing benefits under the Tyco Retained Savings Plans in accordance with the terms and conditions of the Tyco Retained Savings Plans. Nothing contained in this Agreement shall alter in any way the right of Tyco, subsequent to the ADT NA Distribution Date, to amend or terminate the Tyco Retained Savings Plan in accordance with its terms and applicable Law.

Section 6.6. Retiree Medical Benefits. Following the ADT NA Distribution Date: (a) Tyco shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.6(a) (the “Tyco Retiree Medical Plans”); and (b) except as otherwise provided below, ADT NA shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.6(b) (the “ADT North American R/SB Retiree Medical Plans”). The Parties agree that each Party and the retiree medical plans described above for which it is responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) shall indemnify and hold harmless each other Party and the retiree medical plans for which they are responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities with respect to retiree medical and retiree insurance obligations under the retiree medical plans for which they are responsible. Except as provided below, ADT NA shall be solely responsible for the adjudication of any claims filed by a Former ADT North American R/SB Employee before, on or after the ADT NA Distribution Date under a Tyco Retiree Medical Plan, or ADT North American R/SB Retiree Medical Plan. Notwithstanding the previous sentence, Tyco shall be solely responsible for the adjudication of any claim under a Tyco Retiree Medical Plan, or ADT North American R/SB Retiree Medical Plan that (A) was filed before the ADT NA Distribution Date; (B) has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (C) under the applicable claims procedure, Tyco’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately upon sending its response to the claimant transfer administration of such claim to ADT NA for final adjudication.

Section 6.7. Health, Welfare and Fringe Benefit Plans.

(a) Health Plans.

(i) Tyco shall cause ADT NA to establish the ADT NA Health Plans (including the ADT North American R/SB Retiree Medical Plans) effective no later than the ADT NA Distribution Date and, correspondingly, ADT North American R/SB Employees and their dependents shall cease participating in the Tyco Health Plans on the dates the new plans are established and effective. The newly established ADT NA Health Plans shall be substantially similar to the Tyco Health Plans. After the ADT NA Distribution Date (except as otherwise provided below): (A) ADT NA shall be solely responsible for the management and administration of the ADT NA Health Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the ADT NA Health Plans, and for the collection and remittance of participant contributions and premiums and shall establish and appoint a plan administrator and a HIPAA privacy official, and shall establish a claims and appeals process with its claims administrator(s), and (B) Tyco shall retain sole responsibility for all Liabilities under the Tyco Health Plans and sole responsibility for the payment of all employer-related costs in maintaining the Tyco Health Plans, and for the collection and remittance of participant contributions and premiums.

(ii) Except as provided below, ADT NA shall be solely responsible for the adjudication of any claims filed by an ADT North American R/SB Employee or Former ADT North American R/SB Employee (or any dependent thereof) before, on or after the ADT NA Distribution Date under a Tyco Health Plan or ADT NA Health Plan. Notwithstanding the previous sentence, Tyco shall be solely responsible for the adjudication of any claims filed by a ADT North American R/SB Employee or Former ADT North American R/SB Employee (or any dependent thereof) under a Tyco Health Plan or ADT NA Health Plan before the ADT NA Distribution Date that (A) has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (B) under the applicable claims procedure, Tyco’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately upon sending its response to the claimant transfer administration of such claim to ADT NA for final adjudication.

(iii) Any determination made or settlements entered into by Tyco prior to the ADT NA Distribution Date with respect to claims incurred under the Tyco Health Plans by ADT North American R/SB Employees and Former ADT North American R/SB Employees (or any dependent thereof) shall be final and binding on ADT NA and Tyco, as the case may be. On and after the ADT NA Distribution Date, ADT NA shall retain financial and administrative (“run-out”) Liability and all related obligations and responsibilities for all claims incurred by ADT North American R/SB Employees and Former ADT North American R/SB Employees (or any dependent thereof) while ADT North American R/SB Employees and Former ADT North American R/SB Employees are participants in the Tyco Health Plans, including any claims that were administered by Tyco as of, on, or after the ADT NA Distribution Date and in a manner consistent with Section 6.7(a)(ii), except to the extent that Tyco retains the obligation and responsibility to adjudicate claims pursuant to clause (ii) above. Any such run-out Liability and all related claims, charges, and expenses shall be settled in a manner consistent with past practices and policies, including an interim accounting and a final accounting between Tyco and ADT NA. As of the ADT NA Distribution Date, the reserve included in Tyco’s financial statements for “Incurred But Not Reported” medical and dental expenses attributable to ADT North American R/SB Employees and Former ADT North American R/SB Employees shall be transferred to ADT NA.

(iv) As of the date that the ADT NA Health Plans are established, any COBRA Liabilities attributable to any ADT North American R/SB Employee or Former ADT North American R/SB Employees (or a qualified beneficiary, as such term is defined under COBRA, of such individuals) that were originally obligations under the Tyco Health Plans shall become a ADT North American R/SB Liability. Effective as of the date ADT North American R/SB Employees cease participating in the Tyco Health Plans, ADT NA shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the ADT NA Health Plans for ADT North American R/SB Employees, Former ADT North American R/SB Employees and their qualified beneficiaries regardless as to whether such obligation arose under the Tyco Health Plans or the ADT NA Health Plans.

(v) The ADT NA Health Plan shall provide that each eligible ADT North American R/SB Employee or Former ADT North American R/SB Employee, as applicable, will receive credit in 2012 for any co-payments and deductibles paid under a Tyco Health Plan prior to the ADT NA Distribution Date in satisfying any applicable deductible or out-of-pocket requirements under the ADT NA Health Plan. The ADT NA Health Plan shall each also provide that it shall cover any pre-existing conditions that are covered under the Tyco Health Plan. Additionally, the ADT NA Health Plan shall also provide any other similar benefit in order to provide coverage that is substantially the same as the Tyco Health Plan.

(b) Section 125 Plans. Effective as of the ADT NA Distribution Date, ADT NA shall have established or caused to be established a ADT NA Section 125 Plan and on and after that date ADT NA shall be solely responsible for the management and administration of the ADT NA Section 125 Plan and such plan shall remain in effect on and after the ADT NA Distribution Date.

(c) Severance Plans. Tyco shall cause ADT NA to establish the ADT NA Severance Plans, each effective as of the ADT NA Distribution Date and each in substantially the same form(s) as the Tyco Severance Plans and, correspondingly, ADT North American R/SB Employees and Former ADT North American R/SB Employees who are currently eligible to receive or are receiving severance payments shall cease participating in the Tyco Severance Plans on the ADT NA Distribution Date. After the ADT NA Distribution Date: (i) ADT NA shall be solely responsible for (x) the payment of all Liabilities under the Tyco Severance Plans or ADT NA Severance Plans relating to ADT North American R/SB Employees and Former ADT North American R/SB Employees, (y) the management and administration of the ADT NA Severance Plans and (z) the payment of all employer-related costs in establishing and maintaining the ADT NA Severance Plans, and (ii) Tyco shall retain sole responsibility for (w) all Liabilities under the Tyco Severance Plans or ADT NA Severance Plans relating to Tyco Employees and Former Tyco Employees, (x) all Liabilities for severance or termination pay or benefits under individual agreements entered into with any Tyco Employee or Former Tyco Employee prior to the ADT NA Distribution Date, (y) the management and administration of the Tyco Severance Plans and (z) the payment of all employer-related costs in maintaining the Tyco Severance Plans. In no event shall an employee or former employee receive a duplication of severance benefits. Except as provided below, ADT NA shall be solely responsible for the adjudication of any claims filed by an ADT North American R/SB Employee or Former ADT North American R/SB Employee before, on or after the ADT NA Distribution Date under a Tyco Severance Plan. Notwithstanding the previous sentence, Tyco shall be solely responsible for the adjudication of any claim filed by an ADT North American R/SB Employee or Former ADT North American R/SB Employee under a Tyco Severance Plan before the ADT NA Distribution Date that (A) has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (B) under the applicable claims procedure, Tyco’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately upon sending its response to the claimant transfer administration of such claim to ADT NA for final adjudication.

(d) Disability Plans. Tyco shall cause ADT NA to establish the ADT NA Disability Plans effective no later than the ADT NA Distribution Date and, correspondingly, ADT North American R/SB Employees shall cease participating in the Tyco Disability Plans on the dates the new plans are established and shall begin participating in the ADT NA Disability Plans. The newly established ADT NA Disability Plans shall be substantially similar to the Tyco Disability Plans. After the ADT NA Distribution Date: (i) ADT NA shall be solely responsible for: (x) the payment of all Liabilities under the Tyco Disability Plans or ADT NA Disability Plans relating to ADT North American R/SB Employees and Former ADT North American R/SB Employees, and (y) the management and administration of the ADT NA Disability Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the ADT NA Disability Plans, and (ii) Tyco shall retain sole responsibility for all disability Liabilities that are subject to insurance under the Tyco Disability Plans for disabilities relating to Tyco Employees and Former Tyco Employees and shall be solely responsible for the payment of all employer-related costs in maintaining the Tyco Disability Plans.

(e) Group Insurance Plans. Tyco shall cause ADT NA to establish the ADT NA Group Insurance Plans, effective no later than the ADT NA Distribution Date and, correspondingly, except as provided below, ADT North American R/SB Employees shall cease participating in the Tyco Group Insurance Plans on the dates the new plans are established and shall begin participating in the ADT NA Group Insurance Plans. The newly established ADT NA Group Insurance Plans shall be substantially similar to the Tyco Group Insurance Plans. After the ADT NA Distribution Date: (i) ADT NA shall be solely responsible for the management and administration of the ADT NA Group Insurance Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the ADT NA Group Insurance Plans, and (ii) Tyco shall retain sole responsibility for all Liabilities for claims incurred prior to the ADT NA Distribution Date under the Tyco Group Insurance Plans and shall be solely responsible for the payment of all employer-related costs in maintaining the Tyco Group Insurance Plans.

(f) Fringe Benefits. Effective as of the ADT NA Distribution Date, each of Tyco and ADT NA shall be responsible for establishing (as necessary) and maintaining its own fringe benefit plans, policies and arrangements, including any employee assistance program, educational assistance program, adoption assistance program and any other fringe benefit plans, programs and arrangements (which ADT NA fringe benefit plans, policies and arrangements shall be substantially similar to the Tyco fringe benefit plans, policies and arrangements). ADT NA shall be solely responsible for the management and administration of and assume financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by ADT NA and Former ADT North American R/SB Employees (but not paid by Tyco) prior to, on or after the ADT NA Distribution Date; and Tyco shall retain financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by Tyco Employees and Former Tyco Employees prior to, on or after the ADT NA Distribution Date.

(g) Paid Time Off and Payroll. Effective as of the ADT NA Distribution Date, Tyco and ADT NA shall establish or retain its own paid time off policy (which ADT NA paid time off policy shall be substantially similar to the Tyco paid time off policy) and (i) any earned but unused paid time off (including vacation pay) that a ADT North American R/SB Employee is entitled to as of the ADT NA Distribution Date will be credited to the ADT North American R/SB Employee under the ADT NA paid time off policy and provided in accordance with that policy; and (ii) any earned but unused paid time off (including vacation pay) that a Tyco Employee is entitled to as of the ADT NA Distribution Date will be continued by the Tyco paid time off policy and provided in accordance with that policy. On and after the ADT NA Distribution Date, neither Tyco nor ADT NA shall have any liability for paid time off on behalf of another Party’s employees.

(h) Bonus Plans. With respect to any annual or multi-year bonus or incentive plan not otherwise described in this Agreement, ADT NA (or their applicable Affiliate or Subsidiary) shall be responsible for all Liabilities and fully perform, pay and discharge all bonus obligations that become due after the ADT NA Distribution Date relating to such plan(s) for ADT North American R/SB Employees and Former ADT North American R/SB Employees, as applicable. ADT NA shall cause the amounts payable under such plan(s) in respect of the fiscal year in which the ADT NA Distribution Date occurs to be no less than the amounts accrued on the financial statements of ADT NA as of the ADT NA Distribution Date, proportionately increased for a full fiscal year including those payable to any ADT North American R/SB Employee whose employment is terminated by ADT NA without “cause” after the ADT NA Distribution Date and before the date on which such bonuses are payable.

Section 6.8. Cooperation and Administrative Provisions.

(a) Notwithstanding anything herein to the contrary, the Parties shall reasonably cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, board resolutions, government filings, data, payroll and employment Information on regular timetables, make certain that each applicable entity’s data and records are correct and updated on a timely basis, and cooperate as needed with respect to (i) any litigation with respect to an employee benefit plan, compensation plan or other plan or arrangement contemplated by this Agreement, (ii) an audit of an employee benefit plan, compensation plan or other plan or arrangement contemplated by this Agreement by the Internal Revenue Service, Department of Labor or any other Government Entity, (iii) seeking a determination letter, private letter ruling or advisory opinion from the Internal Revenue Service or Department or Labor on behalf of any employee benefit plan or arrangement contemplated by this Agreement, and (iv) any filings that are required to be made or supplemented to the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor or any other Government Entity; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(b) Notwithstanding anything herein to the contrary, the Parties agree that they shall share all necessary data elements to administer the Tyco and ADT NA equity plans described in Section 6.1 and Section 6.2 for a period of ten (10) years following the ADT NA Distribution Date. This data shall be made available to their plan administrators in the formats that exist at the time of the distribution or in any other mutually agreeable format. Data shall be transmitted to these administrators via a mutually agreeable method of data transmission. Each

Party also agrees to ensure that their plan administrator will make available all necessary data elements required now or in the future including but not limited to, exercise, lapse and tax data, in a timely fashion and to withhold appropriate taxes at the direction of the employer company of the individual for the time period covered under this provision.

(c) With respect to any employees on international assignment who are listed on Schedule 6.8(c) and who become ADT North American R/SB Employees, (i) if such employees are repatriated to their home countries or initiate the process of repatriation prior to the ADT NA Distribution Date, Tyco shall pay the costs of repatriation; and (ii) if such employees remain on international assignment through the ADT NA Distribution Date, (A) Tyco shall pay the cost of assignment up to the ADT NA Distribution Date, as applicable (except that the tax obligation for the year of separation shall be prorated between Tyco and ADT NA as set forth in Schedule 6.8(c)), and (B) any costs related to repatriation initiated at some future date shall be the responsibility of ADT NA.

(d) With respect to any ADT North American R/SB Employee listed on Schedule 6.8(d) who is subject to a retention agreement, separation bonus agreement and/or eligible for a lump sum award and who transfers to ADT NA prior to the ADT NA Distribution Date and/or remains in employment with ADT NA through any subsequent vesting date applicable to such agreement or award, ADT NA shall recognize and assume the obligation of such agreement or award (the “Retention Letters”) and be responsible for the making of all payments and withholding of all taxes (including without limitation any employment taxes) associated with such Retention Letters.

(e) The Parties shall share, or cause to be shared, all Information on participants in the ADT North American R/SB Plans and Tyco Retained Plans that is necessary and appropriate for the efficient and accurate administration of the ADT North American R/SB Plans and Tyco Retained Plans, including (but not limited to) Information reasonably necessary to timely respond to claims for benefits made by participants and Information on expenses incurred by ADT North American R/SB Plans prior to the ADT NA Distribution Date so that ADT NA may invoice and pay administrative expenses from their respective plan trusts as described in paragraph (g) below. The Parties and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection and transfer, be given reasonable and timely access to, and may make copies of, all Information relating to the subjects of this Article VI to the extent necessary or appropriate for such administration. Each of the Parties agree, upon reasonable request, to provide financial, operational and other Information on each ADT North American R/SB Plan and Tyco Retained Plan, including (but not limited to) Information on a plan’s assets and liabilities, at a level of detail reasonably necessary and appropriate for the efficient and accurate administration of each of the ADT North American R/SB Plans and Tyco Retained Plans. Notwithstanding the foregoing, if any such Information described in this Section 6.8(e) cannot be reasonably obtained without additional cost, the Parties shall agree to reimburse each of the other Parties for all additional third-party costs and such other reasonable costs of obtaining the Information. To the extent that the ADT NA Health Plans and the Tyco Health Plans share protected health Information (“PHI”), the ADT NA Health Plans and Tyco Health Plans hereby agree to enter into appropriate business associate agreements to cover the sharing of PHI, as required by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(f) ADT NA agrees to indemnify and hold Tyco harmless with respect to any Liabilities related to actions taken to establish the ADT North American R/SB Plans (and related third party administrative agreements) prior to, on or after the ADT NA Distribution Date.

(g) To the extent not covered elsewhere in this Agreement, with respect to expenses and costs incurred on behalf of an ADT North American R/SB Plan or Tyco Retained Plan ADT NA shall be responsible, through either direct payment or reimbursement to Tyco for its allocable share of actual third party and/or vendor costs and expenses incurred by or on behalf of any member of the ADT North American R/SB Group or the ADT North American R/SB Plans. An allocable share of any such costs and expenses will be determined in a manner consistent with the manner in which the allocable share of such costs and expenses was determined prior to the

ADT NA Distribution Date. The Parties agree to pay for any third-party costs associated partially or entirely with their respective employee benefit plans associated with this Distribution following the ADT NA Distribution Date.

(h) To the extent not covered elsewhere in this Agreement, with respect to all employee benefit plans, policies, programs, payroll practices, and arrangements maintained outside of the United States, the Parties agree that they shall reasonably cooperate and work together to facilitate any transfer of employee benefit plans, policies, programs, payroll practices, and arrangements as necessary by the ADT NA Distribution Date, but in any event no later than three (3) months following the ADT NA Distribution Date and in accordance with applicable Law.

(i) With respect to multinational insurance pools that the Parties’ entities participate in, the respective multinational insurance pools will continue to maintain premium, claim and administrative charges for each participating Tyco or ADT NA entity within each such pool until the end of the policy year following the ADT NA Distribution Date. At the end of such policy year, the multinational insurance pools shall be revised so that the Parties participate in separate pools (to the extent that a Party wishes to continue participating in an applicable pool). In addition, in the policy year accounting to be completed at the end of such policy year, (a) if a Tyco or ADT NA entity’s experience contributed a surplus to the overall pool experience, then that entity will be paid the appropriate dividend from the pool; (b) if a Tyco or ADT NA entity’s experience created a deficit for the overall pool, then that entity will not receive a dividend, and such deficit will be carried forward to the successor pools established for that entity for subsequent policy years (or if no successor pool is established and any Party incurs any expense with respect to such deficit, then the Party responsible for such deficit shall promptly reimburse the Party incurring such expense).

(j) To the extent not covered elsewhere in this Agreement, it is the intention of Tyco and ADT NA to provide herein that ADT NA shall be responsible for the management and administration of all of its respective employee benefit plans on and after the ADT NA Distribution including, but not limited to, the adjudication of claims pending on the ADT NA Distribution Date that were filed by ADT North American R/SB Employees or Former ADT North American R/SB Employees under a Tyco sponsored employee benefit plan. It is also the intention of Tyco and ADT NA that if ADT NA’s plan administrator or any other authorized person or committee does not have at least a sixty (60) day period after the ADT NA Distribution Date to respond to a claim, Tyco will respond to the claim and, if such response is not a final adjudication of the claim, immediately transfer administration of such claim to ADT NA. The Parties agree that they shall reasonably cooperate with each other and work together to facilitate the transfer of any documents, materials or information necessary or appropriate for the timely adjudication of any claim and to do so in a manner that is consistent with applicable Law.

(k) To the extent not otherwise provided in this Agreement, the Parties agree that if an amount in the nature of a recovery (including without limitation, a litigation recovery, subrogation recovery, premium or other fee or cost rebate, or demutualization proceeds) becomes payable as the result of the maintenance of an employee benefit plan covered by this Agreement and such recovery is attributable to events that occurred prior to the Distribution, then (i) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a pre-Distribution master trust or other trust (a “Pre-Distribution Trust”) that was split into two or more trusts maintained by the Parties as a result of the Distribution, such recovery will be allocated to the appropriate post-Distribution trusts in the same proportion as was applicable to the Pre-Distribution Trust split; (ii) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a Pre-Distribution Trust that was not split as a result of the Distribution, such recovery will be allocated solely to that trust and (iii) to the extent that a recovery is not covered by subclauses (i) or (ii) above, the Parties will reasonably cooperate with each other and, subject to any applicable fiduciary duties under ERISA or otherwise, determine a fair allocation of the recovery among the appropriate post-Distribution employee benefit plans, associated trusts and/or plan participants.

(l) To the extent not covered elsewhere in this Agreement, the Parties (and their Subsidiaries and Affiliates) are hereby authorized to implement the provisions of this Article VI, including by making appropriate adjustments to employee benefits provided for in this Agreement; provided that such adjustments are intended for administrative or recordkeeping purposes to retain the value of benefits provided in accordance with the provisions of this Agreement.

Section 6.9. Approval of Plans; Terms of Participation by Employees in Plans.

(a) Approval of Plans. On or prior to the applicable ADT NA Distribution Date, the Parties shall take all actions as may be necessary to approve the stock-based employee benefit plans of ADT NA in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(b) Non-Duplication of Benefits. The ADT North American R/SB Plans and Tyco Retained Plans shall not provide benefits that duplicate benefits provided to a participant by a corresponding ADT North American R/SB Plan, or Tyco Retained Plans. The Parties shall agree on methods and procedures, including amending the respective plan documents, to prevent ADT North American R/SB Employees, Former ADT North American R/SB Employees, Tyco Employees, Former Tyco Employees and any dependent or beneficiary thereof from receiving duplicate benefits from the ADT North American R/SB Plans and Tyco Retained Plans; provided that nothing shall prevent ADT NA from unilaterally amending the ADT North American R/SB Plans to avoid such duplication, and nothing shall prevent Tyco from unilaterally amending the Tyco Retained Plans to avoid such duplication.

(c) Service Credits under Plans. Except as may be specified in Schedule 6.9(c), service with any member of the Tyco controlled group prior to the ADT NA Distribution Date shall be credited under the ADT North American R/SB Plans and Tyco Retained Plans to the extent and for the express purposes set forth (including, as applicable and without limitation: eligibility, vesting, company match levels, subsidies, recognition of pre-existing credit and credit for amounts of co-pays, out-of-pocket maximums and deductibles, but not for benefit accrual purposes under pension plans) under the applicable ADT North American R/SB Plan or Tyco Retained Plan, except to the extent duplication of benefits would result; provided, however, that in the event an employee or former employee of one of the Parties (or its Subsidiaries or Affiliates) becomes employed by one of the other Parties (or its Subsidiaries or Affiliates) after December 31, 2012, such employee or former employee’s service with any member of the Tyco controlled group prior to the ADT NA Distribution Date need not be credited by the new employer except to the extent required by Law. Notwithstanding the foregoing, in the event of any conflict between this paragraph (c) and the terms of any ADT North American R/SB Plan or Tyco Retained Plan, the express terms of such plan shall govern.

(d) Plan Elections. Except as may be specifically provided otherwise under this Agreement or applicable Law, all participant elections (including, without limitation, deferral elections, payment elections, beneficiary designations, qualified domestic relations orders, qualified medical child support orders and loan agreements) with respect to the participation of a ADT North American R/SB Employee or Former ADT North American R/SB Employee in a Tyco employee benefit arrangement shall be transferred to and be in full force and effect under the corresponding and applicable ADT North American R/SB Plan in accordance with the terms of each such applicable plan and to the extent permissible under such plan, until such elections are replaced or revoked by the employee who made such election.

(e) Amendment and Termination. No provision in this Agreement shall prohibit the Parties, subsequent to the ADT NA Distribution Date, from amending or terminating the employee benefit plans, policies and programs described herein in accordance with the provisions of such plans, policies and programs and applicable Law.

(f) Non-Termination of Employment; No Third-Party Beneficiaries. Except as expressly provided for in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Tyco Employee, ADT North American R/SB Employee or

any former, present or future employee of the Tyco Group, ADT North American R/SB Group or any of their respective Affiliates under any Tyco Plan or ADT North American R/SB Plan, nor shall any such provision be construed as an amendment to any employee benefit plan or other employee compensatory or benefit arrangement. Furthermore, nothing in this Agreement is intended to confer upon any Tyco Employee, ADT North American R/SB Employee or any former, present or future employee of the Tyco Group, ADT North American R/SB Group or any of their respective Affiliates any right to continued employment, any recall or similar rights to an Employee on layoff or any type of approved leave, or to change the employment status of any Employee from “at will”.

Section 6.10. Tax Consequences. For Tax purposes, the Parties agree that the treatment of all of the equity compensation and deferred compensation arrangements set forth in this Article VI shall be treated in accordance with Article VI of the Tax Sharing Agreement.

Section 6.11. International Regulatory Compliance. Tyco shall have the authority to adjust the treatment otherwise described in this Article VI in order to ensure compliance with the applicable laws or regulations of countries outside the United States or to preserve the Tax benefits provided under local Tax law or regulation prior the Distribution.

Section 6.12. Alternate Procedure. The Parties hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34. Accordingly, Tyco and its Subsidiaries shall have no United States employment tax reporting responsibilities, and ADT NA shall have full United States employment tax reporting responsibilities, for ADT NA Employees and Former ADT NA Employees following the close of business on the ADT NA Distribution Date, to the extent provided under such Rev. Proc. 2004-53, and except to the extent that any member of the Tyco Group provides payroll services to ADT NA pursuant to a written agreement among the Parties.

ARTICLE VII

TYCO CONTINGENT ASSETS AND ASSUMED TYCO CONTINGENT LIABILITIES

Section 7.1. Tyco Contingent Assets and Assumed Tyco Contingent Liabilities.

(a) Tyco Contingent Assets. To the extent that a Party or any member of its Group receives from a third party any proceeds of any kind arising out of a Tyco Contingent Asset, to the extent necessary, such Party shall, or shall cause the applicable member of its Group to, promptly (but in no event later than thirty (30) days following receipt thereof, unless there is a good faith open question as to whether such proceeds are in fact Tyco Contingent Assets and the matter has been submitted for resolution pursuant to the terms of this Agreement, in which case, promptly following the final determination thereof) transfer such amounts to the other Parties pursuant to and in accordance with their respective Applicable Percentage. Transfers under this Section 7.1(a) are subject to the relevant Parties’ agreement (I) as to the most cost efficient means of effecting such transfer and (II) to share any incremental costs arising as a result of such transfer; provided, that if the relevant Parties cannot agree on a means of effecting the transfer within thirty (30) days from the date that all relevant Parties have notice of the discovery of such proceeds, then the proceeds shall be immediately transferred.

(b) Assumed Tyco Contingent Liabilities. Except as otherwise expressly set forth in the Tax Sharing Agreement (with respect to Taxes), the Parties shall each be responsible for its (1) portion of Specified Shared Expenses (allocable in accordance with Section 5.5) and (2) Applicable Percentage of any Indemnifiable Losses paid to third parties in respect of, including any out-of-pocket costs and expenses related to or arising out of, any Assumed Tyco Contingent Liability. Any amounts owed in respect of any Assumed Tyco Contingent Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 7.3(a) or Section 7.3(b) with respect to any Third Party Claim that is an Assumed Tyco Contingent Liability, including, for the avoidance of doubt, any amounts with respect to a bond, prepayment or similar security or obligation required to be posted (or determined to be advisable) by the Managing Party in respect of any claim) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto) to the Party owing such amount, and, to the extent not otherwise reimbursed by the applicable Party, such costs and expenses shall be included in the calculation of the amount of the applicable Assumed Tyco Contingent Liability in determining the reimbursement obligations of the other Party with respect thereto; provided, however, that in the event that an amount in excess of $10 million in the aggregate is owed by the Parties to any third party or parties with respect to an Assumed Tyco Contingent Liability, in lieu of remitting amounts directly to the Party providing the invoice, the invoiced Party may remit the owed amount directly to the appropriate third party or parties or, if applicable, to a trust established by the invoicing Party for the benefit of the Parties. In furtherance of the foregoing, the Managing Party (and any Party providing access as contemplated by Section 7.3(a)) shall be entitled to reimbursement by the other Party (according to their Applicable Percentages) of any out-of-pocket costs and expenses (which shall include the costs of salaries and benefits of employees who are solely dedicated to the management or defense of such Assumed Tyco Contingent Liability or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as managing the Assumed Tyco Contingent Liability) related to or arising out of defending or managing any such Assumed Tyco Contingent Liability, from time to time, when invoiced, including, if applicable, in advance of a final determination or resolution of any Action related to an Assumed Tyco Contingent Liability. For U.S. federal income Tax purposes, the Parties shall treat the payment of Assumed Tyco Contingent Liabilities (and costs and expenses relating to Assumed Tyco Contingent Liabilities, as the case may be) as set forth in the Tax Sharing Agreement. It shall not be a defense to any obligation of either Party to pay any amounts in respect of any Assumed Tyco Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Assumed Tyco Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability, even if such settlement was effected without the consent or over the objection of such Party.

Section 7.2. Management of Assumed Tyco Contingent Assets and Assumed Tyco Contingent Liabilities.

(a) For purposes of this Article VII, “Managing Party” shall initially mean Tyco; provided, however, that under certain circumstances ADT NA may become the Managing Party as may be otherwise agreed to in writing by the Parties.

(b) The Managing Party shall, on behalf of the other Party, have sole and exclusive authority to commence, prosecute, manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Tyco Contingent Asset and, on behalf of the other Parties, any Action or Third Party Claim with respect to an Assumed Tyco Contingent Liability. The Managing Party shall use its reasonable best efforts to promptly notify the other Parties in the event that it commences an Action with respect to a Tyco Contingent Asset; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other Parties against the Managing Party or affect any other provision of this Section 7.2. So long as the Managing Party has assumed and is actively and diligently conducting the defense of any Assumed Tyco Contingent Liability in accordance with Section 7.2(b) above, the other Party will not consent to the entry of any judgment or enter into any settlement with respect to the Assumed Tyco Contingent Liability without the prior written consent of the Managing Party (not to be delayed or withheld unreasonably).

(c) Each Party acknowledges that the Managing Party may elect not to pursue any Tyco Contingent Asset for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than the other Parties or any business reasons that may be in the best interests of the Managing Party or a member of such Managing Party Group, without regard to the best interests of any member of the other Groups) and that no member of the Managing Party Group shall have any Liability to any Person (including any member of the other Parties’ Groups) as a result of any such determination.

(d) The Managing Party shall on a quarterly basis, or if a material development occurs, as soon as reasonably practicable thereafter, inform the other Party in reasonable detail of the status of and developments relating to any matter involving a Tyco Contingent Asset or Assumed Tyco Contingent Liability and provide copies of any material document, notices or other materials related to such matters; provided, that any failure or delay in providing such information shall not be a basis for liability of the Managing Party except and solely to the extent the receiving Party shall have been actually and materially prejudiced by such failure or delay. The other Party shall use reasonable efforts to cooperate fully with the Managing Party in its management of any of such Tyco Contingent Asset or Assumed Tyco Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing reasonable access to such Party’s Records and employees as set forth in Section 7.3); provided that such Party shall only be required to take such actions to the extent that the Parties agree any out-of pocket costs and expenses incurred with respect to such actions shall constitute Assumed Tyco Contingent Liabilities to be shared and reimbursed according to the Parties’ Applicable Percentages as contemplated by Section 7.1(b).

(e) Neither Tyco nor ADT NA shall take, or permit any member of its respective Group to take, any action (including commencing any Action) or omit to take any action that may interfere with or that may adversely affect the rights and powers of the Managing Party pursuant to this Article VII.

Section 7.3. Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by the Managing Party. Unless otherwise prohibited by Law or more specifically provided in the Tax Sharing Agreement, in connection with the management and disposition of any Tyco Contingent Asset and/or Assumed Tyco Contingent Liability, the other Party shall provide to the Managing Party reasonable access to its authorized accountants, counsel and other designated representatives, to the employees, properties, and Information of such Party and the members of such Party’s Group to the extent such access relates to the relevant Tyco Contingent Asset or Assumed Tyco Contingent Liability; provided that (x) such access shall not unreasonably interfere with any of such Party’s employees’ normal job functions, (y) such Party shall not be required to provide such access to the extent that the provision of such would require such Party (or its applicable Group member) to waive any attorney-client or other legal privilege and (z) any out-of-pocked costs and expenses incurred in connection with the provision of such access shall constitute Assumed Tyco Contingent Liabilities to be shared and reimbursed according to the Parties’ Applicable Percentages as contemplated by Section 7.1(b). Each Party shall, to the extent so requested by the other Party, enter into a joint-defense agreement with the other Party in respect of the Assumed Tyco Contingent Liabilities, on terms as are to be reasonably agreed between the Parties. Nothing in this Section 7.3(a) shall require either Party to violate any agreement with any third party regarding the confidentiality of information relating to that third party.

(b) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access pursuant to this Section 7.3 shall be at no additional cost or expense of the Managing Party or any other Party (other than for actual out-of-pocket costs and expenses, which shall be allocated as set forth in Section 7.1).

Section 7.4. Notice Relating to Tyco Contingent Assets and Assumed Tyco Contingent Liabilities; Disputes. (a) In the event that the other Party or any member of such Party’s Group or any of their respective Affiliates, becomes aware of (i) any Asset or Liability that may be a Tyco Contingent Asset or Assumed Tyco Contingent Liability, (ii) any matter or occurrence that has given or could give rise to an Assumed Tyco Contingent Liability or Tyco Contingent Asset or (iii) any matter reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Assumed Tyco Contingent Liability or Tyco Contingent Asset, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would reasonably require earlier notice) notify the Managing Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release the other Party from any of its obligations under this Article VII except and solely to the extent that the other Party shall have been actually and materially prejudiced as a result of such failure.

(b) In the event that any Party disagrees whether a claim, obligation, Asset and/or Liability is a Tyco Contingent Asset or an Assumed Tyco Contingent Liability or whether such claim, obligation, Asset or Liability is an Asset or Liability allocated to one of the Parties pursuant to this Agreement or any Ancillary Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X.

Section 7.5. Cooperation with Governmental Entity. If, in connection with any Tyco Contingent Asset or Assumed Tyco Contingent Liability, a Party is required by Law to respond to or is reasonably requested to cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party; provided, that to the extent such consultation is not practicable, the applicable Party shall promptly inform the Managing Party regarding such response or cooperation and the subject matter thereof. In the event that any Party is requested or required by any Governmental Entity in connection with any Tyco Contingent Asset or Assumed Tyco Contingent Liability pursuant to any written or oral request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand, or similar process, such Party shall notify the Managing Party promptly of such request or requirement and such Party’s response thereto, and shall use reasonable best efforts to consult with the Managing Party with respect to the nature of such Party’s response to the extent practicable and not in violation of any attorney-client privilege or applicable legal process.

Section 7.6. Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Assumed Tyco Contingent Liability (including, for the avoidance of doubt, such Party’s Applicable Percentage of the costs and expenses of the Managing Party or any other assisting Party), then the non-defaulting Party (including Tyco) shall be required to pay the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay such Assumed Tyco Contingent Liability (or any future Assumed Tyco Contingent Liability when obligated) and any non-defaulting Party may exercise any available legal remedies against such defaulting Party; provided, further, that interest shall accrue on any such defaulted amounts at the Default Interest Rate. In connection with the foregoing, it is expressly understood that any defaulting Party’s share of the proceeds from any Tyco Contingent Asset may be used via a right of offset to satisfy, in whole or in part, the obligations of such defaulting Party; such rights of offset shall be applied in favor of the non-defaulting Party or Parties in proportion to the additional amounts paid by any such non-defaulting Party.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 8.1(b), (ii) as may be otherwise expressly provided in this Agreement, any Ancillary Agreement or the Flow Control Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VIII, effective as of the Effective Time, each Party, for itself and each member of its respective Group, in each case, together with their respective administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Party’s’ Group and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the ADT NA Plan of Separation and all other activities to implement the ADT NA Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b) Nothing contained in Section 8.1(a) shall impair or otherwise affect any right of either Party, and as applicable, a member of the Party’s Group to enforce this Agreement or any Ancillary Agreement, in each case in accordance with its terms. In addition, nothing contained in Section 8.1(a) shall release any Person from:

(i) (A) with respect to Tyco or any member of its Group, any Tyco Retained Liability and (B) with respect to ADT NA or any member of its Group, any ADT North American R/SB Liability;

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from or on behalf of a member of the other Group prior to the Effective Time;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s ‘Group), on the other hand;

(v) any Liability with respect to an Assumed Tyco Contingent Liability pursuant to Article VII;

(vi) any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(64);

(vii) any Liability with respect to the insurance policies written by White Mountain Insurance Company; and

(viii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article VIII and, if applicable, the appropriate provisions of the Ancillary Agreements or Continuing Arrangements.

In addition, nothing contained in Section 8.1(a) shall release either Party from (i) indemnifying any director, officer or employee of the other Party who was a director, officer or employee of such Party or any of its Affiliates on or prior to the Effective Time or the ADT NA Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations or (ii) any Liability owed by a Party to the other Party pursuant to the Flow Control Agreement.

(c) Effective as of the Effective Time, each Party shall not, and shall not permit any member of its Group to make, any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 8.1(a), with respect to any Liabilities released pursuant to Section 8.1(a). The release in this Section 8.1 includes a release of any rights and benefits with respect to such Liabilities that ADT NA, Tyco and each member of the ADT North American R/SB Group and Tyco Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each of Tyco and ADT NA hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Persons described in Section 8.1(a) from the Liabilities described in the first sentence of Section 8.1(a). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 8.1 to execute and deliver releases reflecting the provisions hereof.

Section 8.2. Indemnification by Tyco. Except as otherwise specifically provided in any provision of this Agreement or any Ancillary Agreement, following the ADT NA Distribution Date, Tyco shall, and shall cause the other members of the Tyco Group to, indemnify, defend and hold harmless the ADT North American R/SB Indemnitees from and against any and all Indemnifiable Losses of the ADT North American R/SB Indemnitees, arising out of, by reason of or otherwise in connection with (a) the Tyco Retained Liabilities or alleged Tyco Retained Liabilities, including, after the ADT NA Distribution Date, the failure of Tyco or any member of the Tyco Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities or (b) any breach by Tyco of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; provided that this Section 8.2 shall not apply with respect to any Assumed Tyco Contingent Liability, in which case Article VII shall apply.

Section 8.3. Indemnification by ADT NA. Except as otherwise specifically provided in any provision of this Agreement or any Ancillary Agreement, following the ADT NA Distribution Date, ADT NA shall, and shall cause the other members of the ADT North American R/SB Group, to indemnify, defend and hold harmless the Tyco Indemnitees from and against any and all Indemnifiable Losses of the Tyco Indemnitees, arising out of, by reason of or otherwise in connection with (a) the ADT North American R/SB Liabilities or alleged ADT North American R/SB Liabilities, including, after the ADT NA Distribution Date, the failure of ADT NA or any member of the ADT North American R/SB Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities or (b) any breach by ADT NA of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; provided that this Section 8.3 shall not apply with respect to any Assumed Tyco Contingent Liability, in which case Article VII shall apply.

Section 8.4. Procedures for Indemnification.

(a) Direct Claims. An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 8.5(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) Third Party Claims. If a claim or demand is made against a Tyco Indemnitee or a ADT North American R/SB Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or a Subsidiary of a Party (a “Third Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party (and, if applicable, the Managing Party) which is or may be required pursuant to this Article VIII, or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be an Assumed Tyco Contingent Liability, such Party, as appropriate, shall give the Managing Party (as determined pursuant to Article VII) written notice thereof within thirty (30) days after such Person becomes aware of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the

Indemnitee relating to the Third Party Claim; provided, however, that the failure to forward such notices and documents shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(c) Other than in the case of (i) an Assumed Tyco Contingent Liability (the defense of which shall be assumed and controlled by the Managing Party as provided for in Article VII), (ii) indemnification pursuant to the Tax Sharing Agreement or (iii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be assumed and controlled by the beneficiary Party), an Indemnifying Party shall assume and control the defense of any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not an Assumed Tyco Contingent Liability and (ii) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d) Other than in the case of an Assumed Tyco Contingent Liability, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not an Assumed Tyco Contingent Liability (with any Assumed Tyco Contingent Liability handled in accordance with Article VII) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) In the case of a Third Party Claim (except for any Third Party Claim that is an Assumed Tyco Contingent Liability, which, with respect to the subject matter of this Section 8.5(f), shall be governed by Section 7.4), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is an Assumed Tyco Contingent Liability, such matters are addressed in Article VII.

(g) Absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement (except as and to the extent otherwise expressly provided in such Ancillary Agreement) and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VIII against any Indemnifying Party.

Section 8.5. Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that is not an Assumed Tyco Contingent Liability and that implicates two or more Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Each of Tyco and ADT NA agrees that at all times from and after the Effective Time, if an Action is commenced by a third party (or any member of such Party’s respective Group) with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use reasonable best efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 8.6. Indemnification Payments. Indemnification required by this Article VIII shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 8.7. Contribution.

(a) If the indemnification provided for in Sections 8.2, 8.3 and 8.4, including in respect of any Assumed Tyco Contingent Liability, is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to Information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to Information and opportunity to correct or prevent such statement or omission.

(b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 8.7 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8.7(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 8.7(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 8.8. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VIII including, for the avoidance of doubt, in respect of any Assumed Tyco Contingent Liability, will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits realized in accordance with, and subject to, the principles set forth or referred to in the Tax Sharing Agreement, and increased in accordance with, and subject to, the principles set forth in the Tax Sharing Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VIII to any Indemnitee pursuant to this Article VIII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties acknowledge that the indemnification and contributions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Indemnifiable Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VIII; provided that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

Section 8.9. Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VIII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

(c) Each Party shall, and shall cause the members of its respective Group to, preserve and keep their Records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, claims, demands, actions, and email files and backup tapes regarding any of the foregoing as such pertains to any period prior to the Separation Date in their possession, whether in electronic form or otherwise, until the latest of, as applicable (i) seven (7) years following the Separation Date or (ii) the date on which such Records are no longer required to be retained pursuant to such Party’s applicable record retention policy and schedules as set forth in Schedule 8.9(c); provided, however, to the extent the Tax Sharing Agreement provides for a longer period of retention of Tax records, such longer period as provided in the Tax Sharing Agreement shall control.

ARTICLE IX

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 9.1. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Sharing Agreement will govern) and without limiting the applicable provisions of Article VII, and subject to any applicable provisions of this Agreement or any Ancillary Agreement:

(a) After the Effective Time, upon the prior written request by ADT NA for specific and identified Information which relates to (x) ADT NA or the conduct of the ADT North American R/SB Business, as the case may be, up to the ADT NA Distribution Date, or (y) any Ancillary Agreement, Tyco shall (or shall cause its Group member to) provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if ADT NA (or its Group member) has a reasonable need for such originals) in the possession or control of Tyco or any of its Affiliates or Subsidiaries, but only to the extent such items so relate; provided, however, that Tyco (or its applicable Group member) shall not be required to provide such copies to the extent that the provision of such would require Tyco (or its applicable Group member) to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

(b) After the ADT NA Distribution Date, upon the prior written request by Tyco for specific and identified Information which relates to (x) Tyco or the conduct of the Tyco Retained Business, up to the ADT NA Distribution Date, or (y) any Ancillary Agreement, ADT NA shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Tyco (or its Group member) (including for these purposes any member of the Flow Control Group) has a reasonable need for such originals) in the possession or control of ADT NA or any of its Subsidiaries; provided, however, that ADT NA (or its applicable Group member) shall not be required to provide such copies to the extent that the provision of such would require ADT NA (or its applicable Group member) to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

Section 9.2. Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for access with respect to Tax matters (in which event the provisions of the Tax Sharing Agreement will govern), from and after the Effective Time for a period of seven (7) years, each of Tyco and ADT NA shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement; provided that neither Party shall be required to provide such access to the extent that the provision of such would require such Party (or one of its Group members) to breach any confidentiality covenant or waive any attorney-client or other legal privilege. Nothing in this Section 9.2 shall require either Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business.

Section 9.3. Witness Services. At all times from and after the Effective Time, each of Tyco and ADT NA shall use its reasonable best efforts to make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the requested Party (or any member of the their respective Groups), as applicable. A Party providing a witness to the other Party under this Section 9.3 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses) as may be reasonably incurred and properly paid under applicable Law.

Section 9.4. Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 9.5. Confidentiality. Notwithstanding any termination of this Agreement, from the date hereof and for a period ending seven (7) years from the expiration or termination of the Monitoring Agreements (as the term thereof may be extended pursuant to the terms and conditions of the Monitoring Agreements), each Party and the members of its Group shall (i) hold in strict confidence (and at a standard of care no less than they use for their own similar information and in accordance with the terms of all applicable third-party agreements), (ii) disclose, provide, transfer, share or make available only to their and their Subsidiaries’ officers, employees, agents, consultants, auditors, attorneys and advisors (or potential buyers, lenders, investors, or similar transaction counterparties pursuant to any due diligence process), only on a “need to know” basis, and (iii) not use for any purpose other than to ensure compliance with the terms and conditions of this Agreement or any Ancillary Agreement, to enforce or defend any of its rights hereunder or thereunder or to the extent otherwise expressly permitted pursuant to this Agreement or any Ancillary Agreement, all Confidential Information to the extent relating to the business of any other Party or any member(s) of such other Party’s Group. To the extent that any Party or any member of its Group has Confidential Information related to another Party or member of such other Party’s Group that is the subject of this Section 9.5, such first Party shall, and shall cause each member of its Group to (in each case, except as otherwise expressly provided in this Agreement or any Ancillary Agreement), to the extent such Confidential Information is documented or exists in written, photographic or other physical form, return such information (and any copies made thereof) to such other Party or Group, and to the extent it is stored in electronic form, make a copy available to such other Party or Group and expunge such information from any computer or other data carrier, in each case, as promptly as reasonably practicable after the discovery thereof, provided that either Party or member of its Group may retain such information in their archival or back-up computer storage for the period they normally archive backed-up computer records, which copies shall be subject to the provisions of this Agreement until the same are destroyed, and shall not be accessed by either Party or member of its Group during such period of archival or back-up storage other than as might be required by this Agreement, any Ancillary Agreement or by applicable Law. Each Party is liable hereunder for any unauthorized disclosure or use of the other Parties’ Confidential Information by its recipients, including any members of its Group.

In the event that either Party or any member of its Group pursues discussions or negotiations with respect to, enters into any agreement relating to, or otherwise consummates any sale or divestiture of any assets or business that, prior to such sale or divestiture, possesses or has rights of access to any Confidential Information of the other Party or any member of its Group, such Party shall, and shall cause the applicable members of its Group to either (1) remove any such Confidential Information of the other Party or its Group from such assets or business as of the consummation of any such sale or divestiture (and use reasonable best efforts to prevent the disclosure thereof during any due diligence process relating thereto) and/or (2) cause the confidentiality and non use obligations of such Party (and members of its Group), as it relates to the Confidential Information of such other Party and/or members of its Group under this Agreement (and any applicable Ancillary Agreement) to be assigned to, and assumed by, the acquiror in connection with any such sale or divestiture, such as to apply to such acquiror and its Affiliates to the same extent as if a party hereto. In addition, the Party (or member of its Group) undertaking any such sale or divestiture may, at its election, assign to the acquiror any rights or benefits of such Party as they relate to the confidentiality and non use obligations of the other Party.

Section 9.6. Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of Tyco Group and the ADT North American R/SB Group, and that each of the members of the Tyco Group, the and the ADT North American R/SB Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of Tyco or ADT NA (and/or members of their respective Groups), as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) Tyco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Tyco Retained Business, whether or not the privileged Information is in the possession of or under the control of Tyco or ADT NA (or any member of their respective Groups). Tyco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Tyco Retained Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Tyco (or any member of the Tyco Group), whether or not the privileged Information is in the possession of or under the control of Tyco or ADT NA (or any member of their respective Group);

(ii) ADT NA shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the ADT North American R/SB Business, whether or not the privileged Information is in the possession of or under the control of Tyco or ADT NA (or any member of their respective Group). ADT NA shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting ADT North American R/SB Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by ADT NA (or any member of the ADT North American R/SB Group), whether or not the privileged Information is in the possession of or under the control of Tyco or ADT NA (or any member of their respective Group).

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.6, with respect to all privileges not allocated pursuant to the terms of Section 9.6(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve two or more of Tyco or ADT NA (or their respective Group members) in respect of which two or more of such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by either Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 9.6 or otherwise to prevent the production or disclosure of such privileged Information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Tyco and ADT NA as set forth in Sections 9.5 and 9.6, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Sections 7.3, 8.4, 9.1 and 9.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 7.3, 8.4 and 9.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 7.5 and 8.6 hereof, and the transfer of privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted pursuant to applicable law.

(i) Notwithstanding any provision to the contrary in this Section 9.6, the Audit Management Party (as defined in the Tax Sharing Agreement) shall have the authority to disclose or not disclose, in its sole discretion, any and all privileged Information to (i) any Taxing Authority (as defined in the Tax Sharing Agreement) conducting a Tax Audit (as defined in the Tax Sharing Agreement) or (ii) to third parties in connection with the defense of a Tax Audit, including, expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of the Audit Management Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 9.7. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article IX shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 9.8. Other Agreements. The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but (x) excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim and (y) subject to the prior requirements of Section 5.1(d), in the case of any controversy, dispute or claim arising out of or with respect to Sections 5.1(b) or (c)) (collectively, “Agreement Disputes”), the general counsels of the relevant Parties and/or such other executive officer designated by the relevant Party shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of a negotiation in accordance with this Section 10.1 or mediation in accordance with Section 10.2, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 10.2. Mediation. If, within forty-five (45) days after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Agreement Dispute, the Parties agree to submit the Agreement Dispute at the earliest possible date to mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”), and to bear equally the costs of the mediation; provided, however, that each Party shall bear its own costs in connection with such mediation. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”). If the Parties have not succeeded in mediating and negotiating a resolution of the Agreement Dispute after the expiration of the Mediation Period, the Parties shall be entitled to seek further relief through litigation or otherwise, subject to the provisions of Article XII of this Agreement.

Section 10.3. Treatment of Negotiations and Mediation. Unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to and any negotiation, mediation, conference or discussion pursuant to this Article X shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed to the extent required by Law or stock exchange. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

Section 10.4. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

ARTICLE XI

INSURANCE

Section 11.1. Policies and Rights Included Within Assets. The ADT North American R/SB Assets shall include (i) any and all rights of an insured Party under each of the ADT North American R/SB Shared Policies, subject to the terms of such ADT North American R/SB Shared Policies and any limitations or obligations of ADT NA contemplated by this Article XI, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all actual, contingent or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses which occurred or are alleged to have occurred, in whole or in part, prior to the ADT NA Distribution Date by either Party in or in connection with the conduct of the ADT North American R/SB Business, regardless of whether any suit, claim, action or proceeding is brought before or after the ADT NA Distribution Date or, to the extent any claim is made against ADT NA or any of its Subsidiaries or the conduct of the Tyco Retained Business, and which actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such ADT North American R/SB Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such ADT North American R/SB Shared Policies, or any of them, to ADT NA, and (ii) the ADT North American R/SB Policies.

Section 11.2. Claims Made Tail Policies. The claims made tail policies provided for in this Section 11.2 will provide coverage for any Claim arising from any Wrongful Act occurring, in whole or in part, prior to the ADT NA Distribution Date. For purposes of this Section 11.2, “Claim” and “Wrongful Act” shall have the respective meanings given to such terms in the current Tyco International Ltd., D&O, Fiduciary and Employment Practices Liability Insurance Policies, as applicable.

(a) Tyco shall purchase Directors and Officers Liability Insurance Policies having total limits of $275 million, consisting of $275 million of non-rescindable Side A coverage inclusive and $200 million of Side B coverage and having a policy period incepting on the earlier of the ADT NA Distribution Date, the expiration date of the current Tyco Directors and Officers liability insurance Policies or the Flow Control Distribution Date, whichever date is earlier, and ending on a date that is six years after the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be pre-paid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies shall cover Tyco, Flow Control and ADT NA and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Tyco Directors and Officers liability insurance program existing as of the earlier of the ADT NA Distribution Date or the Flow Control Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors or omissions, post-dating the earlier of the ADT NA Distribution Date or the Flow Control Distribution Date. Tyco (i) shall provide ADT NA with copies of the D&O Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to ADT NA.

(b) Tyco shall purchase Fiduciary Liability Insurance Policies having total limits of $50 million and having a policy period incepting on the earlier of the ADT NA Distribution Date, the expiration date of the current Tyco Directors and Officers liability insurance Policies or the Flow Control Distribution Date, whichever date is earlier, and ending on a date that is six years after the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies shall cover Tyco, Flow Control and ADT NA and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Tyco fiduciary liability insurance program existing as of the earlier of the ADT NA Distribution Date or the Flow Control Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date. Tyco (i) shall provide ADT NA with copies of the Fiduciary Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to ADT NA.

(c) Tyco shall purchase Employment Practices Liability Insurance Policies having total limits of $50 million of coverage and having a policy period incepting on the earlier of the ADT NA Distribution Date, the expiration date of the current Tyco Directors and Officers liability insurance Policies or the Flow Control Distribution Date, whichever date is earlier, and ending on a date that is six years after the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date (“EPL Tail Policies”). The premium for the EPL Tail Policies shall be pre-paid for the full six-year term of the EPL Tail Policies. Such EPL Tail Policies shall cover Tyco, Flow Control and ADT NA and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Tyco Employment Practices liability insurance program existing as of the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date. Tyco (i) shall provide ADT NA with copies of the EPL Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to ADT NA.

(d) To the extent that Tyco is unable prior to the ADT NA Distribution Date to obtain any of the policies as provided for in paragraphs (a), (b) and (c) of this Section 11.2, then, with respect to suits or claims based on wrongful acts, errors or omissions on or before the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date, Tyco shall use commercially reasonable efforts to secure alternative insurance arrangements on the standalone insurance policies for ADT NA to provide benefits on terms and conditions (including policy limits) in favor of ADT NA and the insured persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a), (b) and (c) of this Section 11.2. With respect to such alternative insurance arrangements, Tyco and ADT NA shall be responsible for their own costs under their applicable standalone insurance policies. Tyco shall not under any circumstances purchase any such alternative coverage containing an exclusion for suits or claims based on wrongful acts, errors or omissions up to and including the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date to the extent such exclusion would preclude coverage for ADT NA and/or the insured persons thereof, but would not preclude coverage for Tyco and/or the insured persons thereof.

Section 11.3. Occurrence Based Policies.

(a) Notwithstanding anything herein to the contrary, the terms, conditions and procedures set forth in the various insurance Policies issued by White Mountain Insurance Company that are in effect as of the ADT NA Distribution Date and pursuant to which Tyco and its Subsidiaries are insured parties, which address, among other things, (i) how claims and suits under the Tyco Shared Policies will be administered, paid, accounted for, and the level of input each Party will have in claim settlements, (ii) access to Shared Policies claim data, (iii) Large Loss Notification to each Party for which ADT NA shall each bear full responsibility to notify Excess carriers of any such losses, (iv) dispute resolution and (v) Umbrella and Excess claims handling, are incorporated hereby by reference.

(b) With respect to all other occurrence based Tyco Shared Occurrence Policies, for suits or claims that are filed or made based upon occurrences that occurred or are alleged to have occurred in whole or in part prior to the ADT NA Distribution Date, Tyco and ADT NA, shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies including that portion of any premium adjustments, tax, assessment or similar regulatory surcharges, that relates to claims based on occurrences that predate the ADT NA Distribution Date.

Section 11.4. Administration; Other Matters.

(a) Administration. Except as otherwise provided in Section 11.3 hereof, in any Schedule hereto or in any Ancillary Agreement, from and after the Effective Time, (i) Tyco shall be responsible for (A) Insurance Administration of the Shared Policies and (B) Claims Administration under such Shared Policies with respect to Tyco Retained Liabilities and (ii) ADT NA shall be responsible for Claims Administration under such Shared Policies (other than Shared Policies written by White Mountain Insurance Company for which Tyco shall be responsible for Claims Administration) with respect to ADT North American R/SB Liabilities; provided that the retention of such responsibilities by Tyco is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; provided further that Tyco’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Insured Claim within any period or amount permitted or required by the relevant Policy. Tyco may discharge its administrative responsibilities under this Section 11.4 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs, including defense and out-of-pocket expenses, are not covered under such Policies. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

(b) Exceeding Policy Limits. Where ADT North American R/SB Liabilities are specifically covered under a Shared Policy for occurrences, acts or events prior to the ADT NA Distribution Date, then ADT NA may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 11.2, Section 11.3 or Section 11.4(c) hereof), subject to the terms of this Section 11.4. Except as set forth in this Section 11.4, Tyco and ADT NA shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Tyco or ADT NA, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Tyco, or ADT NA or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VIII.

(c) Allocation of Insurance Proceeds. Except as otherwise provided in Section 11.3, Insurance Proceeds received with respect to suits, occurrences, claims, costs and expenses covered under the Shared Policies shall be paid to Tyco with respect to Tyco Retained Liabilities and to ADT NA with respect to ADT North American R/SB Liabilities. In the event that the aggregate limits on any Shared Policies are exhausted by the payment of Insured Claims by the Parties, each Party agrees to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total insured claim or claims which were covered under such Shared Policy(treating for these purposes claims of Flow Control and the members of the Flow Control Group as claims of Tyco) (their “allocable portion of Insurance Proceeds”), and any Party who has received Insurance Proceeds in excess of such Party’s allocable portion of Insurance Proceeds shall pay to the other Party or Parties the appropriate amount so that each Party will have received its allocable portion of Insurance Proceeds. Each of the Parties agrees to use their respective reasonable best efforts to maximize available coverage under those Shared Policies applicable to it for the benefit of all Parties, and to take all reasonable best steps to recover from all other responsible parties (except the Parties) in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(d) Allocation of Aggregate Deductibles. In the event that both Parties have insured claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the total deductible paid shall be borne by the Parties in the same proportion to which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “allocable share of the deductible”), and any Party who has paid more than its allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount such that each Party will only have to bear its allocable share of the deductible. For the purposes of this Section 11.4(d), Tyco shall include the members of the Flow Control Group.

Section 11.5. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both of the Parties exist relating to the same occurrence, both Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article XI shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 11.6. Cooperation. The Parties agree to use their respective reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 11.7. Certain Matters Relating to Tyco’s Organizational Documents. For a period of six (6) years from the ADT NA Distribution Date, the Amended and Restated Articles of Association and Amended and Restated Organizational Regulations of Tyco shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Articles of Association and Amended and Restated Organizational Regulations of Tyco immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the ADT NA Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any member of the Tyco Group or the ADT North American R/SB Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements and, with respect to the Specified Sections (as defined in the Flow Control Agreement), the Flow Control Agreement, including in each case any related annexes, schedules and exhibits, shall, together constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior negotiations, agreements, and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of any Schedule hereto, the Schedule shall control unless specifically provided otherwise in this Agreement. If there is a conflict between any provision of this Agreement and a provision of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control. Except as expressly set forth in this Agreement or any Ancillary Agreement: (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Sharing Agreement; and (b) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Sharing Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Sharing Agreement shall control.

Section 12.2. Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements or solely with respect to the Specified Sections (as defined in the Flow Control Agreement), the Flow Control Agreement.

Section 12.3. Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 12.4. Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement or with respect to the Specified Sections (as defined in the Flow Control Agreement), the Flow Control Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their terms.

Section 12.5. Expenses. Except as otherwise provided (i) in this Agreement (including with respect to Specified Shared Expenses, responsibility for which is allocated pursuant to Section 5.5), (ii) in any Ancillary Agreement or (iii) with respect to the Specified Sections (as defined in the Flow Control Agreement), in the Flow

Control Agreement, the Parties agree that all out-of-pocket fees and expenses incurred by the Parties, or to be incurred by the Parties and directly related to the ADT NA Plan of Separation or transactions contemplated hereby (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement and such other third party fees and expenses incurred on a non-recurring basis directly as result of the ADT NA Plan of Separation) (collectively, “Separation Expenses”) shall (A) to the extent incurred and payable prior to the ADT NA Distribution Date be paid by Tyco and (B) to the extent any such Separation Expenses arise and are payable by any Party following the ADT NA Distribution Date be paid by such Party. Notwithstanding the foregoing, each Party shall be responsible for its own internal fees (and reimburse any other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred in connection with the ADT NA Plan of Separation, any costs and expenses relating to such Party’s (or any member of its Group’s) Disclosure Documents in connection with the Plan of Separation (including, printing, mailing and filing fees),any costs and expenses incurred with the listing of such Party’s common stock on the NYSE in connection with the Distribution and any costs and expenses incurred in connection with the registration of any debt securities issued in connection with the ADT NA Plan of Separation pursuant to the Securities Act or any other applicable securities laws.

Section 12.6. Notices. All notices, requests, permissions, waivers and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be deemed to have been duly given (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

To Tyco:

Tyco International Ltd.

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

To ADT NA:

The ADT Corporation

1501 Yamato Road

Boca Raton, Florida 33431

Attn: General Counsel

Facsimile: (561) 431-4624

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 12.6. Any notice to Tyco shall be deemed notice to all members of the Tyco Group and any notice to ADT NA shall be deemed notice to all members of the ADT North American R/SB Group.

Section 12.7. Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 12.8. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties.

Section 12.9. Assignment. Except as otherwise provided for in this Agreement, this Agreement is not assignable by any Party without the prior written consent of the other Parties (not to be unreasonably withheld or delayed), and any attempt to assign this Agreement without such consent shall be void and of no effect; provided that a Party may assign this Agreement in whole in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 12.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective successors and permitted assigns.

Section 12.11. Certain Termination and Amendment Rights. This Agreement may be terminated or amended as among any Parties that remain Affiliates, so long as such amendment does not adversely affect any Party that is no longer an Affiliate, in which case, only with the consent of such Party.

Section 12.12. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at the Default Interest Rate, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 12.13. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VIII).

Section 12.14. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the ADT NA Distribution Date.

Section 12.15. Third Party Beneficiaries. Except (i) as provided in Article VIII relating to Indemnitees and (ii) as provided in Section 11.2 relating to insured persons and Section 11.7 relating to the directors, officers, employees, fiduciaries or agents provided therein, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.16. Title and Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.17. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the ADT North American R/SB Group or Tyco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the ADT North American R/SB Group or Tyco Group or any of their respective Affiliates.

Section 12.18. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 12.19. Consent to Jurisdiction. Subject to the provisions of Article X hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, and to the non-exclusive jurisdiction of the New York Courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12.19. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.20. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.21. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.21.

Section 12.22. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.23. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 12.24. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.25. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.4; Section 7.3; Section 8.2; Section 8.3; and Section 8.4).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By:

THE ADT CORPORATION

By:

ANNEX E

TYCO FLOW CONTROL SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

TYCO INTERNATIONAL LTD.,

TYCO FLOW CONTROL INTERNATIONAL LTD.,

and

THE ADT CORPORATION

Dated as of March 27, 2012

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List of Schedules

Schedule 1.1(28)	Assumed Trident Contingent Liabilities

Schedule 1.1(48)	Continuing Arrangements

Schedule 1.1(51)	Exclusions to Current Assets

Schedule 1.1(52)	Exclusions to Current Liabilities

Schedule 1.1(66)(vi)	Fountain Assets

Schedule 1.1(70)(v)	Fountain Contracts

Schedule 1.1(77)	Fountain Group

Schedule 1.1(79)(i)	Fountain Liabilities

Schedule 1.1(79)(iii)(x)	Fountain Assumed Divested Business Liabilities

Schedule 1.1(79)(iii)(y)	Fountain Assumed Divested Business Liabilities Contracts

Schedule 1.1(79)(vi)	Fountain Indebtedness

Schedule 1.1(93)(A)	Fountain Tier I Specified Employees

Schedule 1.1(93)(B)	Fountain Tier II Specified Employees

Schedule 1.1(97)(A)	Members of the Fountain Group whose former employees are not Former Fountain Employees

Schedule 1.1(97)(B)	Members of the Athens North American R/SB Group or Trident Group whose former employees shall be treated as Former Fountain Employees

Schedule 1.1(124)	License Agreements

Schedule 1.1(179)	Transition Services Agreement

Schedule 1.1(186)	Trident Equity Plans

Schedule 1.1(187)	Trident Group

Schedule 1.1(193)(vi)	Trident Retained Assets

Schedule 1.1(195)(v)	Trident Retained Contracts

Schedule 1.1(196)(i)	Trident Retained Liabilities

Schedule 1.1(196)(iii)(x)	Trident Retained Divested Business Liabilities

Schedule 1.1(196)(iii)(y)	Trident Retained Divested Business Liabilities Contracts

Schedule 2.2(a)	Step Plan

Schedule 2.2(b)	Shared Contracts

Schedule 2.3(b)	Contracts or Arrangements to be Entered Into by Fountain

Schedule 2.10(a)(i)	Trident Removal of Guarantees

Schedule 2.10(a)(ii)	Fountain Removal of Guarantees

Schedule 5.6(a)	Asbestos-Related Agreements

Schedule 5.6(b)	Asbestos-Related Actions

Schedule 6.1(c)	Trident Corporate Employees

Schedule 6.3(a)	Fountain Nonqualified Deferred Compensation Plans

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Schedule 6.3(b)	Trident Nonqualified Deferred Compensation Plans

Schedule 6.4(a)	Fountain Pension Plans

Schedule 6.4(b)	Trident Retained Pension Plans

Schedule 6.5(a)	Fountain Savings Plans

Schedule 6.5(b)	Trident Retained Savings Plans

Schedule 6.6(a)	Trident Retiree Medical Plans

Schedule 6.6(b)	Fountain Retiree Medical Plans

Schedule 6.8(c)	Employees on International Assignment

Schedule 6.8(d)	Fountain Retention Letters

Schedule 6.9(c)	Service Credit Under Employee Benefit Plans

Schedule 6.13(a)	Employees Transferred to Trident

Schedule 6.13(b)(1)	Fountain Liability to Fountain Specified Employees

Schedule 6.13(b)(2)	Trident Liability to Fountain Specified Employees

List of Exhibits

Exhibit A	Tax Sharing Agreement

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SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of March 27, 2012, by and among TYCO INTERNATIONAL LTD., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Trident”), TYCO FLOW CONTROL INTERNATIONAL LTD., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Fountain”) and, solely for the purposes of the Specified Sections of this Agreement, THE ADT CORPORATION, a Delaware corporation (“Athens NA”).

W I T N E S S E T H:

WHEREAS, Trident, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the Fountain Business (as defined herein);

WHEREAS, the Board of Directors of Trident (the “Board”) has determined that it is appropriate, desirable and in the best interests of Trident and its stockholders to separate the Fountain Business from Trident (the “Fountain Separation”) and to divest the Fountain Business in the manner contemplated by this Agreement and the Merger Agreement, dated as of March 27, 2012 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), among Trident, Fountain, Panthro Acquisition Co., a Delaware corporation (“AcquisitionCo”), Panthro Merger Sub, Inc., a Minnesota corporation (“Merger Sub”) and Pentair, Inc., a Minnesota corporation (“Patriot”);

WHEREAS, in addition to the above, the Board had previously determined that it is appropriate, desirable and in the best interests of Trident and its stockholders to separate from Trident the Athens North American R/SB Business, which shall be owned and conducted, directly or indirectly, by Athens NA (the “Athens NA Separation”) pursuant to, among others, a separation agreement between Trident and Athens NA (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Athens NA Agreement”);

WHEREAS, in order to effect the Fountain Separation, the Board has determined that it is appropriate, desirable and in the best interests of Trident and its stockholders (i) to enter into a series of transactions whereby Fountain and/or one or more members of the Fountain Group will, collectively, own all of the Fountain Assets and assume (or retain) all of the Fountain Liabilities and (ii) for Trident to distribute to the holders of Trident Common Stock on a pro rata basis (without consideration being paid by such stockholders) all of the outstanding shares of common stock, par value CHF 0.50 per share, of Fountain (the “Fountain Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Fountain Plan of Separation”);

WHEREAS, each of Trident and Fountain has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), (i) to allocate and transfer to the applicable Party or its Subsidiaries those Assets, and to allocate and assign to the applicable Party or its Subsidiaries responsibility for those Liabilities, in respect of the activities of the applicable Businesses of such entities and (ii) to allocate, transfer and/or assign, as applicable, to the applicable Party or its Subsidiaries those Assets and Liabilities in respect of other current and former businesses and activities of Trident and its current and former Subsidiaries;

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, after the Fountain Distribution, Merger Sub will be merged with and into Patriot, with Patriot surviving the Merger as an indirect wholly owned subsidiary of Fountain, and the outstanding common stock of Patriot shall be converted into the right to receive shares of Fountain on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, it is the intention of the Parties that the contribution of Assets to, and the assumption of Liabilities by, Fountain, together with the corresponding distribution of the Fountain Common Stock, qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is, and is hereby adopted as, a “plan of reorganization” under Section 368 of the Code;

WHEREAS, it is the intention of the Parties that the distribution of the Fountain Common Stock to the stockholders of Trident will qualify as tax-free under Section 355(a) of the Code to such stockholders, and as tax-free to Trident under Section 361(c) of the Code; and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General

As used in this Agreement, the following terms shall have the following meanings:

(1) “Acceptable Forms” shall have the meaning set forth in Section 2.7.

(2) “Acceptable Terms” shall have the meaning set forth in the Merger Agreement.

(3) “Accountant” shall have the meaning set forth in Section 3.5(b).

(4) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(5) “AcquisitionCo” shall have the meaning set forth in the recitals.

(6) “Adjusted Fountain Exercise Price” shall have the meaning set forth in Section 6.01(a)(iii).

(7) “Adjusted Trident Exercise Price” shall have the meaning set forth in Section 6.01(b)(iii).

(8) “Allocable portion of Insurance Proceeds” shall have the meaning set forth in Section 10.4(c).

(9) “Allocable share of the deductible” shall have the meaning set forth in Section 10.4(d).

(10) “Athens NA” shall have the meaning set forth in the preamble.

(11) “Athens NA Agreement” shall have the meaning set forth in the recitals.

(12) “Athens NA Common Stock” shall mean the common stock, par value $.0.01 per share of Athens NA.

(13) “Athens NA Distribution” shall mean the distribution on the Athens NA Distribution Date to holders of record of shares of Trident Common Stock as of the Athens NA Distribution Record Date of the Athens NA Common Stock owned by Trident pursuant to the Athens NA Agreement.

(14) “Athens NA Distribution Date” shall mean the date on which Trident distributes all of the issued and outstanding shares of Athens NA Common Stock to the holders of Trident Common Stock.

(15) “Athens NA Distribution Record Date” shall mean such date as may be determined by the Board as the record date for the Athens NA Distribution.

(16) “Athens NA Separation” shall have the meaning set forth in the recitals.

(17) “Athens North American R/SB Business” shall mean the residential and small business security business of Trident in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

(18) “Athens North American R/SB Group” shall mean (i) Athens NA and (ii) each Person that is a direct or indirect Subsidiary of Athens NA immediately after the Athens NA Distribution Date.

(19) “Athens North American R/SB Indemnitees” shall mean each member of the Athens North American R/SB Group and their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(20) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common.

(21) “Ancillary Agreements” shall mean the Conveyancing and Assumption Instruments, the Tax Sharing Agreement, the License Agreements, and the Transition Services Agreement.

(22) “Annual Reports” shall have the meaning set forth in Section 5.3(d).

(23) “Applicable Fountain Percentage” shall mean forty percent (40%).

(24) “Applicable Percentage” shall mean (i) as to Trident, the Applicable Trident Percentage and (ii) as to Fountain, the Applicable Fountain Percentage.

(25) “Applicable Trident Percentage” shall mean sixty percent (60%).

(26) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii) all apparatuses, computer hardware and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in and rights with respect to real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all licenses, Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all Information;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all rights under Contracts, all claims or rights against any Person, causes in action or similar rights, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, lock boxes and other third-party deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(27) “Assume” shall have the meaning set forth in Section 2.3; and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(28) “Assumed Trident Contingent Liabilities” shall mean any of the Liabilities set forth on Schedule 1.1(28).

(29) “Audited Party” shall have the meaning set forth in Section 5.3(b).

(30) “Board” shall have the meaning set forth in the preamble.

(31) “Bridge Note” shall have the meaning set forth in the Merger Agreement.

(32) “Business” shall mean the Trident Retained Business or the Fountain Business, as applicable.

(33) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York, Minneapolis, Minnesota or Schaffhausen, Switzerland.

(34) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(35) “Claims Administration” shall mean the processing of claims made under the Shared Policies, including the reporting of losses or claims to insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

(36) “Closing” shall have the meaning set forth in the Merger Agreement.

(37) “Closing Amount” shall have the meaning set forth in Section 3.5(c)(iii).

(38) “Closing Date” shall have the meaning set forth in the Merger Agreement.

(39) “Closing Net Indebtedness” shall have the meaning set forth in Section 3.5(a).

(40) “Closing Trident Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(41) “Closing Working Capital” shall have the meaning set forth in Section 3.5(a).

(42) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(43) “Code” shall have the meaning set forth in the preamble.

(44) “Commission” shall mean the United States Securities and Exchange Commission.

(45) “Competitive Activities” shall have the meaning set forth in Section 5.2(a).

(46) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or their past, current or future activities, businesses or operations, or that was provided to a Party by a third party in confidence, except for any Information that (i) is publicly available through no fault of the receiving Party or its Subsidiaries, (ii) is lawfully acquired by such Party or its Subsidiaries from other sources, (iii) is independently developed by the receiving Party, (iv) is necessary for a Party to enforce its rights under this Agreement or an Ancillary Agreement or (v) is required to be disclosed pursuant to applicable Law (including in connection with financial statements or Tax Returns), stock exchange rule, subpoena or legal process, provided that the receiving Party promptly notifies the disclosing Party of any such requirement, discloses no more Information than is so required and cooperates at the disclosing Party’s expense in any attempt to obtain a protective order or similar treatment.

(47) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(48) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(48).

(49) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(50) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Fountain Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement in such form or forms as Trident, Fountain and Patriot reasonably agree and are consistent with the requirements of Section 2.7.

(51) “Current Assets” shall mean the current assets of the Fountain Business determined in accordance with GAAP on a basis consistent with the preparation of the audited combined balance sheet included in the Audited Financial Statements (as defined in the Merger Agreement), including Intercompany Trade Receivables; provided that “Current Assets” shall not include (i) cash and cash equivalents, (ii) marketable securities, (iii) Other Intercompany Receivables or (iv) any items set forth on Schedule 1.1(51).

(52) “Current Liabilities” shall mean the current liabilities of the Fountain Business determined in accordance with GAAP on a basis consistent with the preparation of the audited combined balance sheet included in the Audited Financial Statements (as defined in the Merger Agreement), including Intercompany Trade Payables; provided that “Current Liabilities” shall not include (i) any item included in the calculation of Closing Net Indebtedness (including the current portion of any indebtedness for borrowed money), (ii) Other Intercompany Payables and Loans, (iii) any amounts payable to Fountain Employees in respect of severance or with respect to retention bonus or similar payments (A) to the extent such amounts are to be reimbursed by the Trident Group or the Trident Group is otherwise obligated to make such payments, in either case, pursuant to this Agreement or otherwise or (B) with respect to Fountain Tier I Employees in an amount up to $6,700,000, or (iv) any items set forth on Schedule 1.1(52).

(53) “D&O Tail Policies” shall have the meaning set forth in Section 10.2(a).

(54) “Default Interest Rate” shall mean a rate of LIBOR plus 500 basis points calculated on the basis of a year of three-hundred sixty (360) days.

(55) “Deferred Stock Unit” shall mean a unit granted by Trident pursuant to one of the Trident Equity Plans representing a general unsecured promise by Trident to deliver a share of Trident Common Stock.

(56) “Disability Plan” (i) when immediately preceded by “Trident,” shall mean any short-term disability program and long-term disability program sponsored by Trident and (ii) when immediately preceded by “Fountain,” shall mean the short-term disability program and long-term disability program to be established by Fountain under Section 6.7(d).

(57) “Distribution Agent” shall mean the distribution agent selected by Trident in connection with the Fountain Separation.

(58) “Distribution Ratio” means the quotient of (i) the product of (x) the number of shares of Patriot Common Stock outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) immediately prior to the Effective Time, multiplied by (y) 1.10526316 divided by (ii) the number of shares of Trident Common Stock outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) immediately prior to the Effective Time.

(59) “DOJ” means the United States Department of Justice.

(60) “Effective Time” shall mean 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date.

(61) “EPL Tail Policies” shall have the meaning set forth in Section 10.2(c).

(62) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(63) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(64) “Fiduciary Tail Policies” shall have the meaning set forth in Section 10.2(b).

(65) “Fountain” shall have the meaning set forth in the preamble.

(66) “Fountain Assets” shall mean:

(i) the ownership interests in those Business Entities that are members of the Fountain Group;

(ii) all Fountain Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Fountain Asset or the Fountain Business;

(iii) any and all Assets reflected on the Fountain Balance Sheet and any Assets acquired by or for Fountain or any member of the Fountain Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement;

(iv) subject to Article X, any and all rights of any member of the Fountain Group under any Policies, including any rights thereunder arising after the Fountain Distribution Date in respect of any Policies that are occurrence policies;

(v) any and all Assets owned or held immediately prior to the Effective Time by Trident or any of its Subsidiaries that primarily relate to or are primarily used in the Fountain Business;

(vi) the Assets set forth on Schedule 1.1(66)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Transferred to Fountain or any other member of the Fountain Group; and

(vii) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to or retained by Fountain; provided that personal computers shall be Transferred to Fountain if, following the Effective Time, the Fountain Group employs the applicable employee who, prior to the Effective Time, used such personal computer.

Notwithstanding the foregoing, the Fountain Assets shall not include (x) any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Trident Group or (y) cash or cash equivalents held as of or prior to the Effective Time except to the extent taken into account in determining the amount of Net Indebtedness pursuant to Section 3.4 or Closing Net Indebtedness pursuant to Section 3.5.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Trident Retained Assets”, for purposes of determining what is and is not a Fountain Asset: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Asset from the definition of “Fountain Assets” and (2) Assets referred to in clause (iii) of this definition shall take priority over Assets otherwise referred to in clause (v) of Section 1.1(193).

(67) “Fountain Balance Sheet” shall mean the audited combined balance sheet of the Fountain Group, including the notes thereto, as of September 30, 2011, made available to Patriot pursuant to Section 2.05(c) of the Merger Agreement.

(68) “Fountain Business” shall mean the business and operations of the Fountain segment of Trident as each is described in the Fountain Draft Form 10 and (ii) any businesses or operations acquired or established by or for Fountain or any of its Subsidiaries after the date of this Agreement.

(69) “Fountain Common Stock” shall have the meaning set forth in the recitals hereto.

(70) “Fountain Contracts” shall mean the following Contracts (or parts thereof) to which Trident or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred to, or to remain with, a member of the Trident Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Fountain Group;

(ii) any Contract that primarily relates to the Fountain Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Fountain Balance Sheet;

(iv) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Fountain Group;

(v) any Contract set forth on Schedule 1.1(70)(v); and

(vi) to the extent the same is given with respect to, or in favor of, any member of the Fountain Group, any guarantee, indemnity, representation or warranty.

(71) “Fountain Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.3(a)(i).

(72) “Fountain Distribution” shall mean the distribution on the Fountain Distribution Date to holders of record of shares of Trident Common Stock as of the Fountain Distribution Record Date of the Fountain Common Stock owned by Trident as set forth in Section 4.1.

(73) “Fountain Distribution Date” shall mean the date on which Trident distributes all of the issued and outstanding shares of Fountain Common Stock to the holders of Trident Common Stock, which shall be on the Closing Date or a date that is no more than one Business Day before the Closing Date, or on such other date that is mutually agreed between Trident and Patriot.

(74) “Fountain Distribution Record Date” shall mean such date as may be determined by the Board as the record date for the Fountain Distribution.

(75) “Fountain Draft Form 10” shall mean the draft registration statement on Form 10 as set forth in Section 2.05(b) of the Trident Disclosure Letter (as such term is defined in the Merger Agreement).

(76) “Fountain Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who immediately following the Fountain Distribution Date is employed by Fountain or any member of the Fountain Group. Fountain Employee shall also include any employee of an entity in the Fountain Group who, as of the Fountain Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(77) “Fountain Group” shall mean (i) Fountain, (ii) each of the entities set forth on Schedule 1.1(77) and (iii) any Person not set forth on Schedule 1.1(77) but that is as direct or indirect Subsidiary of Fountain immediately following the Effective Time as described in Schedule 4.01(b) of the Trident Disclosure Letter (as defined in the Merger Agreement).

(78) “Fountain Indemnitees” shall mean each member of the Fountain Group (including Patriot and its Subsidiaries from and after the Closing) and their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(79) “Fountain Liabilities” shall mean:

(i) any and all Liabilities that are (a) expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) to be Assumed by any member of the Fountain Group, (b) expressly Assumed by any member of the Fountain Group under this Agreement or any Ancillary Agreements or (c) set forth on Schedule 1.1(79)(i);

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(a) the operation or conduct of the Fountain Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(b) the operation or conduct of any business conducted by any member of the Fountain Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(c) any Fountain Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities (x) to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or primarily associated with any member of the Fountain Group or the Fountain Business or (B) set forth on Schedule 1.1(79)(iii)(x) or (y) to the extent arising from any of the Contracts set forth in Schedule 1.1(79)(iii)(y);

(iv) the Applicable Fountain Percentage of any Assumed Trident Contingent Liability;

(v) any Liabilities relating to any Fountain Employee or Former Fountain Employee in respect of the period prior to, on or after the Effective Time;

(vi) any Liabilities relating to, arising out of or resulting from (x) any Indebtedness (including debt securities and asset-backed debt) of any member of the Fountain Group or Indebtedness (regardless of the issuer of such Indebtedness) incurred after the Effective Time and exclusively relating to the Fountain Business, (y) any Indebtedness (regardless of the issuer of such Indebtedness) incurred after the Effective Time and secured exclusively by any of the Fountain Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such Indebtedness, in its capacity as such) or (z) any Indebtedness arising from the Financing (as defined in the Merger Agreement) or set forth on Schedule 1.1(79)(vi); and

(vii) all Liabilities reflected as liabilities or obligations on the Fountain Balance Sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Fountain Balance Sheet.

Notwithstanding anything to the contrary herein, the Fountain Liabilities shall not include:

(v) any Liabilities of Yarway whether or not such Liability also was a Liability of the Fountain Group whether as a result of (A) the limited liability of Yarway being disregarded, (B) the transfer of Assets from Yarway or (C) otherwise;

(w) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Trident Group;

(x) any Contracts expressly Assumed or expressly contemplated to be assumed by any member of the Trident Group under this Agreement or any Ancillary Agreements;

(y) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement; and

(z) any indebtedness for borrowed money or Other Intercompany Payables and Loans (other than obligations under capital leases) outstanding as of the Effective Time except to the extent taken into account in determining the amount of Net Indebtedness pursuant to Section 3.4 or Closing Net Indebtedness pursuant to Section 3.5.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Trident Retained Liabilities”, for the purpose of determining what is and is not a Fountain Liability: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Liability from the definition of “Fountain Liability” and (2) Liabilities referred to in clause (vii) of this definition shall take priority over Liabilities otherwise referred to in clause (ii) of Section 1.1(196).

(80) “Fountain Master Trust” shall have the meaning set forth in Section 6.4(a)(ii)(A).

(81) “Fountain Nonqualified Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans listed in Schedule 6.3(a) and any plans established prior to the Fountain Distribution Date the purposes of which are to assume the Fountain Deferred Compensation Liabilities in accordance with Section 6.3(a).

(82) “Fountain Option” shall have the meaning set forth in Section 6.1(a)(i).

(83) “Fountain Pension Plans” shall have the meaning set forth in Section 6.4(a)(i).

(84) “Fountain Plan of Separation” shall have the meaning set forth in the preamble.

(85) “Fountain Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements established or assumed by the Fountain Group under this Agreement for the benefit of Fountain Employees and where applicable, Former Fountain Employees.

(86) “Fountain Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Trident or any Subsidiary of Trident, which relate exclusively to the Fountain Business and which Policies are either maintained by Fountain or a member of the Fountain Group or assignable to Fountain or a member of the Fountain Group.

(87) “Fountain Retiree Medical Plans” shall have the meaning set forth in Section 6.6.

(88) “Fountain RSIP” shall have the meaning set forth in Section 6.5(a)(i).

(89) “Fountain Savings Plans” shall mean the Fountain RSIP and any defined contribution retirement plans listed in Schedule 6.5(a).

(90) “Fountain Separation” shall have the meaning set forth in the preamble.

(91) “Fountain Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Trident or any Subsidiary of Trident which relate to the Fountain Business, other than Fountain Policies.

(92) [Reserved].

(93) “Fountain Specified Employees” means those individuals listed in Schedule 1.1(93)(A) (the “Fountain Tier I Specified Employees”) and those individuals listed on Schedule 1.1(93)(B) (the “Fountain Tier II Specified Employees”), and any other individuals mutually agreed by Trident and Patriot prior to the Fountain Distribution.

(94) “Fountain Treasury Shares” shall have the meaning set forth in Section 3.7.

(95) “Fountain US Pension Plans” shall have the meaning set forth in Section 6.4(a)(ii).

(96) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of a hostile takeover offer, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

(97) “Former Fountain Employee” shall mean any former employee who terminated employment with all members of the Trident controlled group of corporations before the Fountain Distribution Date and who was last employed by (A) a member of the Fountain Group other than those members of the Fountain Group identified on part A of Schedule 1.1(97) or (B) a member of the Trident Group identified on part B of Schedule 1.1(97).

(98) “Former Trident Employee” shall mean any former employee who terminated employment with all members of the Trident controlled group of corporations before the Fountain Distribution Date and who is not a Former Fountain Employee.

(99) “GAAP” means the generally accepted accounting principles in the United States.

(100) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(101) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(102) “Group” shall mean (i) with respect to Trident, the Trident Group, (ii) with respect to Athens NA, the Athens North American R/SB Group and (iii) with respect to Fountain, the Fountain Group.

(103) “Group Insurance Plans” when immediately preceded by “Trident,” shall mean any basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance, long term care insurance and executive group universal life insurance programs sponsored by Trident and (ii) when immediately preceded by “Fountain,” shall mean the basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance, long term care insurance and executive group universal life insurance program to be established by Fountain under Section 6.7(e).

(104) “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(105) “Health Plans” when immediately preceded by “Trident,” shall mean the Trident International employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans and (ii) when immediately preceded by “Fountain,” shall mean employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans program to be established by Fountain under Section 6.7(a).

(106) “HIPAA” shall have the meaning set forth in Section 6.8(e).

(107) “Income Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

(108) “Indebtedness” of any Person means, without duplication, (i) the principal of and accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement or capital lease (but excluding trade accounts payable and other accrued expenses incurred in the ordinary course of business); (iii) all obligations, contingent or otherwise, of such Person under letters of credit; (iv) all obligations, contingent or otherwise, of such Person under any interest rate, currency or other hedging agreements; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise.

(109) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an Indemnitee) and Taxes and any other amounts payable pursuant to the Tax Sharing Agreement.

(110) “Indemnifying Party” shall have the meaning set forth in Section 8.5(b).

(111) “Indemnitee” shall have the meaning set forth in Section 8.5(b).

(112) “Indemnity Payment” shall have the meaning set forth in Section 8.9(a).

(113) “Information” shall mean information, content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including studies, reports, records, books, contracts, instruments, surveys, lists, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and other materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data, documents, correspondence, materials, product literature, files, policies, procedures and manuals.

(114) “Insurance Administration” shall mean, with respect to each Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

(115) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium deductible or self insured retention. For the avoidance of doubt, “Insurance Proceeds” shall not include any costs or expenses incurred by a Party in pursuing insurance coverage.

(116) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, self-insured retentions, or uncollectibility due to insurer insolvency.

(117) “Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, including Software, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes and all other Confidential Information, (vii) rights of privacy and rights to personal information, (viii) vanity telephone numbers, (ix) all applications, registrations, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof for any of the foregoing and (x) all rights and remedies against infringement, misappropriation or other violation of the foregoing prior to the Effective Time.

(118) “Intercompany Trade Payables” shall mean all intercompany trade payables between any member of the Trident Group, on the one hand, and any member of the Fountain Group, on the other hand, which exist and are reflected in the accounting records of the Parties as of the close of business on the day prior to the Fountain Distribution Date.

(119) “Intercompany Trade Receivables” shall mean all intercompany trade receivables between any member of the Trident Group, on the one hand, and any member of the Fountain Group, on the other hand, which exist and are reflected in the accounting records of the Parties as of the close of business on the day prior to the Fountain Distribution Date.

(120) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(121) “Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, determined or determinable, and including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto regardless of (i) when or where they arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time or (iii) where or against whom they are asserted or determined.

(122) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(123) “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offered Rate for deposits in United States dollars published in the Wall Street Journal.

(124) “License Agreements” shall mean the license agreements to be negotiated in good faith between Trident, Fountain and Patriot after the date hereof and prior to the Fountain Distribution Date, and having the terms set forth on Schedule 1.1(124) and such other terms as reasonably agreed among the parties thereto.

(125) “Management Agreement” shall have the meaning set forth in Section 2.5(c).

(126) “Managing Party” shall have the meaning set forth in 7.2(a).

(127) “Merger Agreement” shall have the meaning set forth in the recitals.

(128) “Merger Sub” shall have the meaning set forth in the preamble.

(129) “Net Indebtedness” shall mean, as of any date, (i) any outstanding indebtedness for borrowed money or Other Intercompany Payables and Loans (including the Bridge Note but excluding any amounts canceled or otherwise terminated prior to the Effective Time) (which, for the avoidance of doubt, shall not include obligations under capital leases) plus (ii) Separation Expenses incurred prior to the Fountain Distribution Date and not paid by Trident pursuant to Section 11.5 as of the close of business on the day prior to the Fountain Distribution Date, minus (iii) all cash and cash equivalents and marketable securities; provided that “Net Indebtedness” shall not include any item to the extent included in the calculation of Current Liabilities.

(130) “Net Indebtedness Adjustment” shall have the meaning set forth in Section 3.5(c)(ii).

(131) “Notice of Disagreement” shall have the meaning set forth in Section 3.5(b).

(132) “NYSE” shall mean the New York Stock Exchange.

(133) “Option” (i) when immediately preceded by “Trident,” shall mean an option to purchase shares of Trident Common Stock granted pursuant to one of the Trident Equity Plans or (ii) when immediately preceded by “Fountain,” shall mean an option to purchase shares of Fountain Common Stock as of the Fountain Distribution, which Option shall be granted pursuant to the 2012 Fountain Stock and Incentive Plan (as hereinafter defined) as part of the adjustment to Trident Options in connection with the Fountain Distribution.

(134) “Other Intercompany Payables and Loans” shall have the meaning set forth in Section 2.4(a).

(135) “Other Intercompany Receivables” shall have the meaning set forth in Section 2.4(a).

(136) “Other Parties’ Auditors” shall have the meaning set forth in Section 5.3(c).

(137) “Other Party” shall have the meaning set forth in Section 2.9(a).

(138) “Party” shall mean each of Trident and Fountain; provided, however, for purposes of the Specified Sections of this Agreement only, “Party” shall also mean Athens NA.

(139) “Pension Plans” (i) when immediately preceded by “Trident,” shall mean the pension plans sponsored by Trident described in Section 6.4(c) and (ii) when immediately preceded by “Fountain,” shall mean the pension plans established by Fountain under Section 6.4(b).

(140) “Permitted Acquiree” shall have the meaning set forth in Section 5.2(c).

(141) “Patriot” shall have the meaning set forth in the recitals.

(142) “Performance Share Unit” shall mean a unit granted by Trident pursuant to one of the Trident Equity Plans representing a general unsecured promise by Trident to deliver a share of Trident Common Stock and which is subject to certain performance measures.

(143) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(144) “PHI” shall have the meaning set forth in Section 6.8(e).

(145) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, marine, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder, including the insurance policies written by White Mountain Insurance Company.

(146) “Pre-Distribution Athens NA Stock Price” shall have the meaning set forth in Section 6.01(c)(ii).

(147) “Pre-Distribution Fountain Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(148) “Pre-Distribution Trust” shall have the meaning set forth in Section 6.8(k).

(149) “Pre-Distribution Trident Stock Price” shall have the meaning set forth in Section 6.1(b)(ii).

(150) “Provider” shall have the meaning set forth in Section 2.5(c).

(151) “Recipient” shall have the meaning set forth in Section 2.5(c).

(152) “Records” shall mean any Contracts, documents, books, records or files.

(153) [Reserved].

(154) “Restricted Person” shall have the meaning set forth in Section 5.1(a).

(155) “Restricted Stock Unit” (i) when immediately preceded by “Trident,” shall mean a unit granted by Trident pursuant to one of the Trident Equity Plans representing a general unsecured promise by Trident to deliver a share of Trident Common Stock and (ii) when immediately preceded by “Fountain” shall mean a unit granted by Fountain representing a general unsecured promise by Fountain to deliver a share of Fountain Common Stock, which unit is granted pursuant to the 2012 Fountain Stock and Incentive Plan as part of the adjustment to Trident Restricted Stock Units in connection with the Fountain Distribution.

(156) “Retained Fountain Specified Employee” shall have the meaning set forth in Section 6.13(a).

(157) “Retention Letters” shall have the meaning set forth in Section 6.8(d).

(158) “Section 125 Plan” shall mean the flexible spending accounts or flexible benefit plan qualified under Section 125 of the Internal Revenue Code sponsored by Fountain as described in Section 6.7(b).

(159) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(160) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, right of first refusal, deed of trust, voting or other restriction, right-of-way, covenant, condition, easement, servitude, encroachment, permit restriction, restriction on transfer, restrictions or limitations on use of real personal property or any other encumbrance of any nature whatsoever, excluding, however, restrictions on transfer under securities Laws.

(161) “Separation Expenses” shall have the meaning set forth in Section 11.5.

(162) “Severance Plan” (i) when immediately preceded by “Trident,” shall mean any severance program sponsored by Trident and (ii) when immediately preceded by “Fountain,” shall mean the severance program to be established by Fountain under Section 6.7(c).

(163) “Shared Contract” shall have the meaning set forth in Section 2.2(b)(i).

(164) “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Trident or any of its Subsidiaries which relate to one or more of the Trident Retained Business, the Athens North American R/SB Business or the Fountain Business.

(165) “Shareholder Approval” shall mean the approval by Trident shareholders of the Fountain Distribution and certain related matters necessary to declare and make the Fountain Distribution.

(166) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials and other tangible embodiments related to any of the foregoing.

(167) “Specified Sections of this Agreement” shall mean Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 8.4 and Article XI of this Agreement.

(168) “Statement” shall have the meaning set forth in Section 3.5(a).

(169) “Step Plan” shall mean the reorganization plan set forth in Schedule 2.2(a) (as such Schedule may be modified from time to time in accordance with Section 5.19(c) of the Merger Agreement); provided that any step or action not directly related to the separation of the Fountain Business from the Trident Retained Business shall not be construed as a prerequisite of any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business and the failure to occur of any prior step or action not directly related to the separation of the Fountain Business from the Trident Retained Business shall have no effect on any Parties obligation to undertake any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business.

(170) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(171) “Tax” shall have the meaning set forth in the Tax Sharing Agreement.

(172) “Tax Contest” shall have the meaning of the definition of “Audit” as set forth in the Tax Sharing Agreement.

(173) “Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

(174) “Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and among Trident, Athens NA and Fountain, in the form attached hereto as Exhibit A.

(175) “Third Party Claim” shall have the meaning set forth in Section 8.5(b).

(176) “Third Party Proceeds” shall have the meaning set forth in Section 8.9(a).

(177) “Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(178) “Transfer” shall have the meaning set forth in Section 2.2(a)(i); and the term “Transferred” shall have its correlative meaning.

(179) “Transition Services Agreement” shall mean the Transition Services Agreement to be negotiated in good faith between Trident, Fountain and Patriot after the date hereof and prior to the Fountain Distribution Date, and having the terms set forth on Schedule 1.1(179) and such other terms as reasonably agreed among the parties thereto.

(180) “Trident” shall have the meaning set forth in the preamble.

(181) “Trident Balance Sheet” shall mean the balance sheet of the Trident Group prepared pursuant to Section 5.03(b) of the Merger Agreement.

(182) “Trident Common Stock” shall mean the issued and outstanding shares of Trident common stock of Trident International Ltd.

(183) “Trident Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.3(b)(i).

(184) “Trident Directors” shall have the meaning set forth in Section 6.1(c)(i).

(185) “Trident Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who, immediately following the Fountain Distribution Date is employed by Trident or any member of the Trident Group. Trident Employee shall also include any employee of an entity in the Trident Group who, as of the Fountain Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(186) “Trident Equity Plans” shall mean, collectively, the equity-based plans set forth on Schedule 1.1(186).

(187) “Trident Group” shall mean Trident and each Person (other than any member of the Fountain Group) that is a direct or indirect Subsidiary of Trident as of the date hereof and, except as provided in the definition of Fountain Group, each Subsidiary to be formed after the date hereof and prior to the Effective Time, which shall include the Athens North American R/SB Group and those entities identified as such on Schedule 1.1(187).

(188) “Trident Indemnitees” shall mean Trident, each member of the Trident Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the Athens North American R/SB Indemnitees and the Fountain Indemnitees.

(189) “Trident International Management Company Defined Contribution Plans Master Trust” shall mean the trust created by an agreement between the plan sponsor and trustees of the Trident International Retirement Savings and Investment Plans for purposes of holding assets under such plan.

(190) “Trident International Master Retirement Trust” means the trust created by Trident for purposes of holding assets under Trident’s U.S. pension plans.

(191) “Trident Nonqualified Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans set forth in Schedule 6.3(b) and any other legacy nonqualified deferred compensation plan sponsored by members of the Trident Group.

(192) “Trident Regulatory Approvals” shall have the meaning set forth in the Merger Agreement.

(193) “Trident Retained Assets” shall mean:

(i) the ownership interests in those Business Entities that are members of the Trident Group;

(ii) all Trident Retained Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Trident Retained Asset or the Trident Retained Business;

(iii) any and all Assets reflected on the Trident Balance Sheet and any Assets acquired by or for Trident or any member of the Trident Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to Article X, any and all rights of any member of the Trident Group under any Policies;

(v) any and all Assets owned or held immediately prior to the Effective Time by Trident or any of its Subsidiaries that primarily relate to or are primarily used in the Trident Retained Business;

(vi) the Assets set forth on Schedule 1.1(193)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Transferred to Trident or any other member of the Trident Group; and

(vii) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to or retained by Trident; provided, that personal computers shall be Transferred to Trident if, following the Effective Time, a Trident Group member employs the applicable employee who, prior to the Effective Time, used such personal computer.

Notwithstanding the foregoing, the Trident Retained Assets shall not include any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Fountain Group.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Fountain Assets”, for purposes of determining what is and is not a Trident Retained Asset: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Asset from the definition of “Trident Retained Assets” and (2) Assets referred to in clause (iii) of this definition shall take priority over Assets otherwise referred to in clause (v) of Section 1.1(66).

(194) “Trident Retained Business” shall mean (i) the business and operations of Trident and the Trident Group other than the Fountain Business, (ii) Trident’s ownership of equity in Atkore International Group Inc. and (iii) any businesses or operations acquired or established by or for Trident or any of its Subsidiaries in connection with the operation of the Trident Retained Business after the date of this Agreement.

(195) “Trident Retained Contracts” shall mean the following Contracts (or parts thereof) to which Trident or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred to, or to remain with, a member of the Fountain Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Trident Group;

(ii) any Contract that primarily relates to the Trident Retained Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Trident Balance Sheet;

(iv) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Trident Group;

(v) any Contract set forth on Schedule 1.1(195)(v); and

(vi) to the extent the same is given with respect to, or in favor of, any member of the Trident Group, any guarantee, indemnity, representation or warranty.

(196) “Trident Retained Liabilities” shall mean:

(i) any and all Liabilities that are (a) expressly contemplated by this Agreement or any Ancillary Agreement to be Assumed by any member of the Trident Group, (b) expressly Assumed by any member of the Trident Group under this Agreement or any Ancillary Agreement or (c) set forth on Schedule 1.1(196)(i);

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the Trident Retained Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Trident Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Trident Retained Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities (x) to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or primarily associated with any member of the Trident Group or the Trident Retained Business, (B) set forth on Schedule 1.1(196)(iii)(x) or (y) to the extent arising from any of the Contracts set forth in Schedule 1.1(196)(iii)(y);

(iv) any Liabilities relating to any Trident Employee or Former Trident Employee that does not become a Fountain Employee or Former Fountain Employee, in each case, immediately following the Effective Time;

(v) any Liabilities relating to, arising out of or resulting from (A) any Indebtedness (including debt securities and asset-backed debt) of any member of the Trident Group or Indebtedness (regardless of the issuer of such Indebtedness) exclusively relating to the Trident Retained Business or (B) any Indebtedness (regardless of the issuer of such Indebtedness) secured exclusively by any of the Trident Retained Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such Indebtedness, in its capacity as such);

(vi) all Liabilities reflected as Liabilities or obligations on the Trident Balance Sheet and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Trident Balance Sheet; and

(vii) any Liabilities of Yarway whether or not such Liability also was a Liability of the Fountain Group whether as a result of (A) the limited liability of Yarway being disregarded, (B) the transfer of Assets from Yarway or (C) otherwise.

Notwithstanding anything to the contrary herein, the Trident Retained Liabilities shall not include:

(x) any Liabilities that are expressly contemplated by this Agreement, or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Fountain Group;

(y) any Contracts expressly Assumed by any member of the Fountain Group under this Agreement or any Ancillary Agreement; and

(z) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Fountain Liabilities”, for the purpose of determining what is and is not a Trident Retained Liability: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Liability from the definition of “Trident Retained Liability” and (2) Liabilities referred to in clause (vi) of this definition shall take priority over Liabilities otherwise referred to in clause (ii) of Section 1.1(79) and (3) any other Liabilities that are not Fountain Liabilities shall be Trident Retained Liabilities.

(197) “Trident Retained Pension Plans” shall have the meaning set forth in Section 6.4(b)(i).

(198) “Trident Retained Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements retained by the Trident Group under this Agreement for the benefit of Trident Employees and, where applicable, Former Trident Employees.

(199) “Trident Retained Savings Plans” means the savings plans sponsored by Trident described in Section 6.5(b).

(200) “Trident Retiree Medical Plans” shall have the meaning set forth in Section 6.6.

(201) “Working Capital Adjustment” shall have the meaning set forth in Section 3.5(c)(i).

(202) “Working Capital Target” shall mean $798,000,000.

(203) “Yarway” shall mean Yarway Corporation and Gimpel Corporation.

(204) “2012 Fountain Stock and Incentive Plan” shall have the meaning set forth in Section 6.1(a)(iv).

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to any period of days shall be to the relevant number of calendar days unless otherwise specified. All references to dollars or $ shall be references to United States dollars. All accounting terms shall have their respective meanings under GAAP.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions set forth in this Agreement and the Merger Agreement, each of Trident and Fountain shall use its reasonable best efforts to cause the Fountain Separation and the Fountain Distribution to occur as promptly as practicable on the terms contemplated hereby, including using its reasonable best efforts to obtain all consents, permits, authorizations and approvals of, and to make all filings, notifications or registrations with, all Governmental Entities and other Persons and to execute and deliver, and to cause their respective Group members to execute and deliver such instruments of transfer, in each case, which are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided that, the foregoing notwithstanding but subject to the requirements of Section 5.01 of the Merger Agreement in respect of the obligations of the Parties to obtain the Trident Regulatory Approvals under the Merger Agreement, no Party shall be required to make any payment (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such consent, permit, authorization or approval. Notwithstanding anything herein to the contrary, except as mutually agreed by the Parties hereto and Patriot, (x) the Parties intend that the Fountain Distribution Date shall be on September 28, 2012 and (y) the Parties agree that the Fountain Distribution Date and the Closing Date shall be no earlier than September 28, 2012 absent the prior written consent of each of Trident, Fountain and Patriot.

Section 2.2. Transfer of Assets.

(a) Prior to the Effective Time and to the extent not already completed (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.6), pursuant to the Conveyancing and Assumption Instruments and in accordance with the Step Plan:

(i) Trident shall, on behalf of itself and its Subsidiaries, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to Fountain or another member of the Fountain Group effective no later than the Effective Time, all of its and its Subsidiaries’ right, title and interest in and to the Fountain Assets;

(ii) Fountain shall, on behalf of itself and any other member of the Fountain Group, as applicable, Transfer, effective no later than the Effective Time, to Trident or another member of the Trident Group all of its and its Subsidiaries’ right, title and interest in and to the Trident Retained Assets.

(b) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a):

(i) Any Contract that is listed on Schedule 2.2(b) (each, a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to the Effective Time so that each of Trident or Fountain or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(c)) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the Fountain Group or the Trident Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Fountain

Business or the Trident Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.2(b) and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2(b).

(ii) Each of Trident and Fountain shall, and shall cause the members of its Group to, (A) treat for all Income Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Group not later than the Effective Time and (B) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

(iii) Neither Party will amend, renew, extend or otherwise modify any Shared Contract without the consent of the other Party to the extent such amendment, renewal, extension or modification would adversely affect such other Party. Notwithstanding anything to the contrary contained in Section 2.2(b)(i), upon 90 days’ advance request of Patriot, Trident shall use its reasonable best efforts to terminate, cancel or otherwise render inapplicable to the Fountain Business any portion of any Shared Contract inuring to the Fountain Business; provided that Trident shall not be required to, and shall not be required to cause any member of its Group to, so terminate or cancel such Shared Contract prior to the 12 month anniversary of the Fountain Distribution Date or to make any payments (except to the extent advanced, Assumed or agreed in advance to be reimbursed by Fountain) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such termination or cancellation.

(c) Consents. The Parties shall use their reasonable best efforts prior to the Effective Time to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement; provided that (x) neither Party shall be required to, and shall be required to cause any member of its Group to, make any payments (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such Consents and (y) Trident shall not, and shall not permit any member of the Trident Group to, commit to any third party on behalf of Fountain or any member of the Fountain Group to assume any material payments, incur any material obligations or offer or grant any material concession to any third party to obtain any such Consents that would be a Fountain Liability, without Fountain’s prior express written consent. For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the Trident Regulatory Approvals shall be governed by the Merger Agreement.

Section 2.3. Assumption and Satisfaction of Liabilities.

(a) Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time (i) Trident shall, or shall cause a member of the Trident Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Trident Retained Liabilities and (ii) Fountain shall, or shall cause a member of the Fountain Group to, Assume all of the Fountain Liabilities.

(b) Fountain shall, or, where applicable, cause one or more members of the Fountain Group to, enter into and abide by the terms and conditions of each of those Contracts and arrangements set forth in Schedule 2.3(b).

Section 2.4. Intercompany Accounts.

(a) All intercompany receivables other than Intercompany Trade Receivables (the “Other Intercompany Receivables”) and all intercompany payables and loans other than Intercompany Trade Payables and other than intercompany loans within a Group (the “Other Intercompany Payables and Loans”) shall be satisfied and/or settled in full in cash and/or otherwise canceled and terminated or extinguished (in each case with no further liability or obligation) prior to the Effective Time or treated as specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements as set forth on Schedule 1.1(48), as applicable, including, where applicable, continuing to be outstanding as an obligation of the relevant Party (or the relevant member of such Party’s Group).

(b) As between the Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by a Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party holding such payment or reimbursement in trust for all out-of-pocket expenses related thereto other than for fees and disbursements of outside counsel and any other advisors) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the applicable Party the amount of such payment or reimbursement without right of set-off.

Section 2.5. Limitation of Liability.

(a) Except in the case of any knowing violation of Law, fraud or misrepresentation, no Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) No Party or any Subsidiary thereof shall be liable to any other Party or any Subsidiary of any other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than trade payables and receivables, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Fountain Plan of Separation) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it or a member of such Party’s Group, on the one hand, and the other Party or a member or such other Party’s Group, on the other hand, effective as of the Effective Time (other than trade payables and receivables, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Fountain Plan of Separation).

(c) Certain Payments Under Management Agreement. Certain members of the Fountain Group are parties to a management services agreement (the “Management Agreement”) pursuant to which Trident International Management Company, LLC (the “Provider”) provides various management services to certain U.S. subsidiaries of Trident within the Fountain Group (individually, a “Recipient” and, collectively, the “Recipients”). Prior to the Fountain Distribution Date, Trident shall determine in good faith an estimate of the amounts payable (if any) by the Recipients to Provider for the period up to the Fountain Distribution Date pursuant to the Management Agreement (or any right of the Recipients to a refund of previous payments made under the Management Agreement). Prior to the Fountain Distribution Date, each Recipient owing additional amounts shall pay the Provider any amounts due or, as the case may be, the Provider shall refund any overpaid amounts to each Recipient that overpaid the Provider, in each case, based on the estimates determined by Trident pursuant to the foregoing sentence, which payment or refund shall constitute settlement in full of all amounts owed or owing under the Management Agreement. Prior to the Fountain Distribution Date, Trident shall cause the Provider and the Recipients to terminate the Management Agreement.

Section 2.6. Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated on or prior to the Effective Time, the Parties shall use reasonable best efforts to effect such

Transfers or Assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or Assumed; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use reasonable best efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party retaining such Asset for all out-of-pocket expenses related to such retention other than for fees and disbursements of outside counsel and any other advisors) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the Trident Group or the Fountain Group entitled to the receipt of such Asset or required to Assume such Liability.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(c) The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) shall not be obligated, in connection with the foregoing, to expend any money out-of pocket unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other applicable Party to receive and, if necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.6. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e) In the event that, at any time from and after the Effective Time, either Party (or any member of the Trident Group or Fountain Group, as applicable) discovers that it or one of the members of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Effective Time), such Party shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled thereto (and the applicable Party shall cause such entitled Person to accept such Asset or Assume such Liability) for no further consideration. Prior to any such transfer, such Asset shall be held in accordance with the other provisions of this Section 2.6.

(f) With respect to Assets and Liabilities described in Section 2.6(a), each of Trident and Fountain shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.7. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute and deliver to each other or cause to be executed and delivered, on or after the date hereof by the appropriate entities, any Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, pursuant to applicable non-U.S. Laws, in such form as Trident, Fountain and Patriot shall reasonably agree, including the Transfer of real property with deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. All Conveyancing and Assumption Instruments shall be prepared, executed and delivered in a manner reasonably agreed by Patriot, Fountain and Trident. Except as reasonably agreed by Trident, Fountain and Patriot, the Conveyancing and Assumption Instruments shall not contain any representations or warranties or indemnities, shall not conflict with this Agreement and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause the members of its respective Group to use) reasonable best efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement or the Ancillary Agreements and the Transfers and recordings of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party such title as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

Section 2.9. Novation of Liabilities.

(a) Each Party, at the request of the other Party, shall use reasonable best efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts and Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Other Party’s Group which Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group shall be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Consent, Governmental Authority, substitution or amendment is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such Consent, Governmental Approval, release, substitution or amendment required to novate, fully assign or fully release any such obligations under Contracts or any Liabilities, (i) the Other Party shall nonetheless use reasonable best efforts to assign or release, including by executing any such assignment which does not release the Other Party from its obligations under such Contract or from such Liability, to the fullest extent permitted and (ii) the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time in each case in accordance with Section 2.6. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer or cause the Transfer of, as applicable, all rights, obligations and other Liabilities thereunder of such Other Party or of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group and the Liable Party, or another member of such Liable Party’s Group shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law in accordance with Section 2.6(b).

Section 2.10. Guarantees.

(a) Except as otherwise specified in any Ancillary Agreement, on or prior to the Effective Time or as soon as practicable thereafter, (i) Trident shall (with the reasonable cooperation of the applicable member of the Fountain Group) use its reasonable best efforts to have any member of the Fountain Group removed as guarantor of or obligor for any Trident Retained Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Trident Retained Liabilities, and (ii) Fountain shall (with the reasonable cooperation of the applicable member of the Trident Group) use its reasonable best efforts to have any member of the Trident Group removed as guarantor of or obligor for any Fountain Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to Fountain Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Guaranty Release is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) On or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”):

(i) of any member of the Trident Group, Fountain shall execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Fountain would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the Fountain Group, Trident shall execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Trident would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Trident or Fountain is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the relevant member of the Trident Group or Fountain Group, as applicable, that has assumed the Liability with respect to such guaranty shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Trident and Fountain, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.11. Pre-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, following the Effective Time, Fountain shall have no Liability for the breach or alleged breach of this Agreement related to any actions taken or not taken prior to the Effective Time; provided that, for the avoidance of doubt, nothing in this Section 2.11 shall absolve Fountain of any Liability for breach of any of its obligations under any covenants which contemplate performance after the Effective Time.

Section 2.12. Disclaimer of Representations and Warranties. EACH OF TRIDENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TRIDENT GROUP) AND FOUNTAIN (ON BEHALF OF ITSELF AND EACH MEMBER OF THE FOUNTAIN GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS MAKING ANY REPRESENTATION OR WARRANTY IN ANY WAY. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE).

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1. Organizational Documents. Prior to the Fountain Distribution, all necessary actions shall be taken to adopt the form of Articles of Association and Organizational Regulations as required by Section 1.05(c) of the Merger Agreement.

Section 3.2. Directors. Prior to the Fountain Distribution, Trident shall take all necessary action to cause the Board of Directors of Fountain to be of such size and with such composition as required by Section 1.06(b) of the Merger Agreement.

Section 3.3. Resignations. Prior to the Fountain Distribution, (i) Trident shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the Fountain Group) to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Fountain Group in which they serve and (ii) Fountain shall cause all its employees and any employees of its Affiliates, to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Trident Group in which they serve.

Section 3.4. Certain Debt; Cash. Prior to the close of business on the day prior to the Fountain Distribution Date, (i) (x) Fountain will cause the Fountain Group to incur third party indebtedness on Acceptable Terms in a principal amount of $500 million in accordance with Section 5.03(c) of the Merger Agreement or (y) in the event that, notwithstanding compliance with the terms and conditions of Section 5.03(c) of the Merger Agreement, third party indebtedness on Acceptable Terms is not available to be transferred or incurred, as applicable, in a principal amount equal to $500 million, Fountain or a member of the Fountain Group shall issue to Trident or any other member of the Trident Group as directed by Trident, the Bridge Note in a principal amount equal to $500 million in accordance with Section 5.03(d) of the Merger Agreement, and (ii) either (A) Fountain will transfer cash and cash equivalents to Trident or a member of the Trident Group, as directed by Trident or (B) Trident or a member of the Trident Group, as directed by Trident will transfer cash and cash equivalents to Fountain, such that, following completion of the transactions contemplated by clauses (i) and (ii), the Net Indebtedness of the Fountain Group as of the close of business on the day prior to the Fountain Distribution Date and as of the Effective Time shall equal $275  million.

Section 3.5. Post-Closing Working Capital Adjustment.

(a) Within 60 days after the Fountain Distribution Date, Fountain shall prepare and deliver to Trident a statement (the “Statement”), setting forth (i) the Current Assets minus the Current Liabilities of the Fountain Business as of the close of business on the day prior to the Fountain Distribution Date (and after giving effect on such date to the completion of the reorganization contemplated by the Step Plan as of the Effective Time, including any related cash movements) (“Closing Working Capital”) determined in a manner consistent with the Fountain Balance Sheet and without giving effect to any purchase accounting impact arising by virtue of the Merger or the Separation and (ii) the Net Indebtedness of the Fountain Business as of the close of business on the day prior to the Fountain Distribution Date (“Closing Net Indebtedness”). Trident shall provide reasonable assistance to Fountain in the preparation of the Statement.

(b) The Statement shall become final and binding upon the Parties on the 60th day following delivery thereof, unless Trident gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Fountain prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and (ii) only include disagreements based on mathematical errors or based on Closing Working Capital or Closing Net Indebtedness not being determined in accordance with this Section 3.5. If a Notice of Disagreement is received by Fountain in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (A) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accountant. During the 30-day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, the Parties shall submit to a nationally recognized independent public accountant (the “Accountant”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accountant shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing. The scope of the disputes to be resolved by the Accountant shall be solely limited to whether the determination of Closing Working Capital was done in accordance with the Working Capital Principles and this Section 3.5, whether the determination of Closing Net Indebtedness was done in accordance with this Section 3.5, and whether there were mathematical errors in the Statement. The Parties shall use reasonable best efforts to cause the Accountant to render a decision resolving the matters submitted to the Accountant within 30 days of receipt of the submission. Judgment may be entered upon the determination of the Accountant in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accountant pursuant to this Section 3.5 shall be equally shared by the Parties. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of Trident’s independent auditors, attorneys and other consultants shall be borne by Trident and the fees and disbursements of Fountain’s independent auditors, attorneys and other consultants shall be borne by Fountain.

(c) (i) “Working Capital Adjustment” shall mean (i) if Closing Working Capital is less than the Working Capital Target by an amount greater than $125 million, the amount by which Closing Working Capital is less than the Working Capital Target, (ii) if Closing Working Capital is more than the Working Capital Target by an amount greater than $125 million, the amount by which the Closing Working Capital is more than the Working Capital Target and (iii) in all other cases, zero; provided that, for purposes of calculating the Closing Amount, the Working Capital Adjustment shall be reflected as a positive number in the event the Working Capital Adjustment is determined pursuant to clause (i) and a negative number in the event the Working Capital Adjustment is determined pursuant to clause (ii).

(ii) “Net Indebtedness Adjustment” shall mean an amount equal to Closing Net Indebtedness minus $275 million, which amount can be either a positive or negative number.

(iii) If the Working Capital Adjustment plus the Net Indebtedness Adjustment (the “Closing Amount”) is greater than zero, Trident shall, within ten Business Days after the Statement becomes final and binding on the parties, pay to Fountain the Closing Amount. If the Closing Amount is less than zero, Fountain shall, within ten Business Days after the Statement becomes final and binding on the parties, pay to Trident the absolute value of the Closing Amount. Any payment made pursuant to this Section 3.5(c) shall be made by wire transfer in immediately available funds to one or more accounts designated in writing at least two Business Days prior to such payment by the Party entitled to receive such payment together with interest thereon (such interest to be calculated on the basis of the actual number of days elapsed on such amount from the Fountain Distribution Date to the date of such payment at a rate of LIBOR plus 175 basis points for the first 120 days and the Default Interest Rate for any time after the first 120 days).

(d) Any payments to Fountain pursuant to this Section 3.5 shall be treated for all Tax purposes as a capital contribution to Fountain. Any payments made by Fountain pursuant to this Section 3.5 shall be treated for all Tax purposes as an adjustment to the transfer described in Section 2.2(a).

(e) During the period of time from and after the Fountain Distribution Date through the resolution of any payment contemplated by Section 3.5(c), each of the Parties shall afford to each other and their respective accountants and counsel in connection with any actions contemplated by this Section 3.5 reasonable access during normal business hours to all the properties, personnel and Records of such Party relevant to the Statement, the Notice of Disagreement and any payments contemplated by this Section 3.5.

Section 3.6. Ancillary Agreements. On or prior to the Effective Time, each of Trident and Fountain shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements to the extent not entered into on the date hereof.

Section 3.7. Fountain Recapitalization. Prior to the Fountain Distribution, Trident and Fountain will take all actions necessary so that, immediately prior to the Fountain Distribution, Fountain will have sufficient issued and paid up share capital, including a sufficient number of shares, to effect the Distribution and the Merger and to have such amount of additional treasury shares as may be proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed) (the “Fountain Treasury Shares”).

ARTICLE IV

THE DISTRIBUTION

Section 4.1. Stock Dividend to Trident Shareholders. On the Fountain Distribution Date, Trident will cause the Distribution Agent to distribute all of the outstanding shares of Fountain Common Stock then owned by Trident to holders of Trident Common Stock on the Fountain Distribution Record Date, and to credit the appropriate number of such shares of Fountain Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Fountain Common Stock. For stockholders of Trident who own Trident Common Stock through a broker or other nominee, their shares of Fountain Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Trident Common Stock on the Fountain Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Fountain Distribution a number of shares of Fountain Common Stock equal to the Distribution Ratio for every one share of Trident Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) Fountain Common Stock such stockholder is entitled to in the Fountain Distribution. On the Distribution Date, Trident shall transfer to Fountain all shares of Fountain Common Stock not distributed to the holders of Trident Common Stock in the Fountain Distribution, including the Fountain Treasury Shares.

Section 4.2. Fractional Shares. Trident stockholders holding a number of shares of Trident Common Stock, on the applicable Record Date, which would entitle such stockholders to receive less than one whole share of Fountain Common Stock in the Fountain Distribution, will receive cash in lieu of fractional shares. Fractional shares of Fountain Common Stock will not be distributed in the Fountain Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Fountain Distribution Date (a) determine the number of whole shares and fractional shares of Fountain Common Stock allocable to each holder of record or beneficial owner of Trident Common Stock as of close of business on the Fountain Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Fountain Common Stock after making appropriate deductions for any amount required to be withheld for Tax purposes and any brokerage fees incurred in connection with these sales of fractional shares. None of Trident, Fountain or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Fountain Common Stock. Neither Trident nor Fountain will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Trident or Fountain.

Section 4.3. Actions in Connection with the Distribution. On the Fountain Distribution Date, each of Trident and Fountain shall deliver or cause to be delivered to the other Party (to the extent not already in the possession of the other Party) executed counterparts to all Ancillary Agreements to which a member of the Fountain Group is a party, including all Conveyancing and Assumption Instruments relating to the Fountain Business.

Section 4.4. Conditions to Distribution. (a) The consummation of the Fountain Distribution shall be conditioned upon the satisfaction (or waiver by Trident) of each of the conditions to Trident’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.03 of the Merger Agreement (other than those conditions that, by their nature, are to be satisfied between 12:01 a.m., Eastern Standard Time, on the Closing Date and the Closing or contemporaneously with the Closing and other than the condition set forth in Section 6.01(b)(2) of the Merger Agreement, (b) Trident shall have irrevocably confirmed to Patriot in writing that as of such date each condition to Trident’s, Fountain’s, AcquisitionCo’s and Merger Sub’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.02 of the Merger Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date and Closing or contemporaneously with the Closing and other than the condition set forth in Section 6.01(b)(2) of the Merger Agreement)and that it is prepared to proceed with the Merger and (c) Patriot shall have irrevocably confirmed to Trident in writing that as of such date each condition to Patriot’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.02 of the Merger Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date and Closing or contemporaneously with the Closing and other than the condition set forth in Section 6.01(b)(2) of the Merger Agreement) and that it is prepared to proceed with the Merger.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. No Solicit; No Hire

(a) None of Trident, Athens NA or Fountain or any member of their respective Groups (if the Closing occurs, including, with respect to Fountain, Patriot and its Subsidiaries) will, from the Effective Time through and including the second anniversary of the Effective Time, without the prior written consent of the Senior Vice President of Human Resources of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, hire as an employee or an independent contractor any individual who is a Band 4 or higher employee (or Grade 40, in the case of Patriot and its Subsidiaries) and is employed by any other Party or its Subsidiaries as of the Effective Time (a “Restricted Person”).

(b) None of Trident, Athens NA or Fountain or any member of their respective Groups (if the Closing occurs, including, with respect to Fountain, Patriot and its Subsidiaries) will, from the Effective Time through and including the second anniversary of the Effective Time, without the prior written consent of the Senior Vice President of Human Resources of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any Restricted Person who is an employee of any other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 5.1(b) shall be deemed to prohibit, any general solicitation for employment through advertisements and search firms not specifically directed at employees of another Party; provided, that the soliciting Party has not encouraged or advised such firm to approach any such employee.

Section 5.2. Agreement Not To Compete.

(a) None of Trident and Athens NA or any member of their respective Groups, on the one hand, and Fountain or any member of the Fountain Group, on the other hand, shall, for a period of three (3) years following the Closing Date, establish or acquire any new businesses that involve the sale of products or the provision of services that (i) with respect to Trident or Athens NA or any member of their respective Groups, compete with the Fountain Business or (ii) with respect to Fountain or any member of the Fountain Group compete with the Trident Business or the Athens North American R/SB Business (“Competitive Activities”).

(b) Notwithstanding Section 5.2(a), Trident, Athens NA and Fountain and any member of their respective Groups shall be permitted to continue to conduct their current Businesses and extensions thereof (including any sale of any product or service that otherwise incorporates or uses as a component any of the products that would otherwise constitute Competitive Activities); provided that, for purposes of this Section 5.2, the Trident Retained Business shall be deemed to exclude the Athens North American R/SB Business.

(c) Notwithstanding Section 5.2(a), Trident, Athens NA and Fountain and any member of their respective Groups shall also be permitted to (I) acquire and own any interests in any publicly-traded Persons that engage in Competitive Activities so long as such interests constitute less than 5% of such Person’s voting securities, (II) acquire and own any interests in any Persons not publicly-traded that engage in Competitive Activities so long as such interests constitute less than 10% of such Person’s voting securities, (III) sell or divest any or all of its assets or businesses to any Person that is not an Affiliate, and such Person shall in no way be bound by the restrictions set forth in Section 5.2(a) and (IV) acquire and own any interests in any Persons that engage in Competitive Activities so long as the Competitive Activities of such Person constitute less than 25% of such Person’s consolidated annual net revenues for its most recently completed fiscal year (a “Permitted Acquiree”), and, in the case of clause (IV), each of Trident, Athens NA and Fountain and any member of their respective Groups, as applicable, uses its reasonable best efforts to dispose of the businesses of such Permitted Acquiree in Competitive Activities within twelve (12) months from the closing of such acquisition; provided that such twelve (12) month period shall be extended in the event that a definitive agreement to dispose of such business within such twelve (12) month period has been entered into (x) for three (3) months, to permit the closing of such transaction or (y) for a reasonable period of time, in the event such definitive agreement is terminated as a result of the failure of a closing condition, the failure to obtain antitrust or other regulatory clearance or a breach by the other party to the agreement, to permit Trident, Athens NA or Fountain or such member of their respective Groups, as applicable to seek an alternative disposition transaction.

Section 5.3. Financial Statements and Accounting.

(a) Each Party agrees to provide the following assistance of access set forth in subsections (b), (c) and (d) of this Section 5.3, (i) during the three hundred and sixty-five (365) days following the Fountain Distribution Date in connection with the closing of the books and the preparation and audit of each of the Party’s (including for purposes of this Section 5.3, those of Athens NA) financial statements for the year ended September 28, 2012 or, to the extent the Fountain Distribution Date is after September 28, 2012, the financial statements for the 2013 fiscal year (and September 28, 2012, to the extent the books are not yet closed or audit not yet complete), the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, in each case made as of September 28, 2012 or, to the extent the Fountain Distribution Date is after September 28, 2012, made as of the end of the 2013 fiscal year (and if applicable, September 28, 2012); (ii) following such initial three hundred and sixty-five (365) day period and until December 31, 2014, with the consent of the other applicable Party (not to be unreasonably withheld or delayed) for reasonable business purposes in connection with the matters addressed in this Section 5.3; (iii) in the event that any Party changes its auditors within two (2) years of the Fountain Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 5.3 for a period of up to one hundred and eighty (180) days from such change; and (iv) from time to time following the Fountain Distribution Date, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission:

(b) Annual Financial Statements. For fifteen (15) months following the Fountain Distribution Date, each Party shall provide or provide access, at reasonable times and on reasonable advance notice, to the other Party on a timely basis all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required. Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in reasonably sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, if required.

(c) Access to Personnel and Records. For fifteen (15) months following the Fountain Distribution Date, each Party shall authorize its respective auditors to make reasonably available to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.

(d) Annual Reports. Each Party will deliver to the other Parties a substantially final draft, as soon as the same is prepared, of the first report to be filed with the Commission (or otherwise) that includes their respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended September 28, 2012 or the end of the 2013 fiscal year (and, if not already completed, September 28, 2012), if the Fountain Distribution Date should occur after September 28, 2012 (such reports, collectively, the “Annual Reports”); provided, however, that each Party may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to the other Parties as soon as reasonably practicable; provided, further, that each Party’s personnel will actively consult with the other Party’s personnel regarding any material changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which could reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures.

(e) Nothing in this Section 5.3 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.3 to disclose any such Information, such Party shall use reasonable best efforts to seek to obtain such third party’s written consent to the disclosure of such Information; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such consent is sought (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

Section 5.4. Certain Securities. Subject to the provisions of Section 6.1 as applicable, following the Fountain Distribution Date, Fountain agrees that, upon exercise of any option, warrant or similar security to purchase Trident Common Stock or the conversion of any note or other security of Trident convertible into Trident

Common Stock, in each case that Trident has issued to third persons prior to the Effective Time, Fountain shall, upon request by Trident, promptly (and in any event within any time periods required by the terms of any such option, warrant, note or similar security) issue to Trident, as agent for the holder thereof, such number of shares of Fountain Common Stock that Trident would otherwise be required to deliver to such holder pursuant to the terms of any such security and Trident shall promptly deliver such shares to such holder. It is further agreed that with respect to such options, warrants, notes or similar securities, Fountain shall keep reserved for issuance a sufficient number of shares of Fountain Common Stock to satisfy any future exercises of such options or warrants or conversion of such notes or other securities. In connection with the foregoing, Trident will promptly following receipt of notice that a holder desires to exercise any such options, warrants or similar security or convert such note or other security, in each case of the type described in this Section 5.4 notify, in writing, Fountain so that it may comply with the terms of this Section 5.4; provided, that Fountain shall not have any additional Liability beyond the obligation to deliver shares as set forth in this Section 5.4 for failing to deliver such shares of Fountain Common Stock in the time period described in the foregoing sentence if such failure and delay was the result of untimely notification by Trident. Fountain hereby Assumes the obligations set forth in this Section 5.4.

Section 5.5. Removal of Trident Designations. Without undue delay after the Fountain Distribution Date, but in any event not later than within 180 days after the Fountain Distribution Date, Fountain shall and shall cause the applicable members of the Fountain Group to execute and file in the relevant offices such amended organizational documents so that any reference to “Trident” shall be eliminated from the corporate names of members of the Fountain Group and shall as soon as practicable thereafter pursue such name changes until effective.

Section 5.6. Asbestos Agreements. As promptly as practical after the date hereof, the Parties shall (a) negotiate in good faith, execute and enter into those agreements set forth in Schedule 5.6(a) and (b) take those actions set forth in Schedule 5.6(b).

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1. Stock Options.

(a) Fountain Options.

(i) On behalf of all Fountain Employees and any beneficiary or legal representative thereof who hold Trident Options, prior to the Distribution, Trident shall take all actions necessary such that each Trident Option held by such individual which is outstanding immediately prior to the Distribution, whether vested or unvested, other than any Trident Option subject to the provisions of Section 6.1(c) below, shall, as of 12:00:01 a.m. Eastern Standard Time on the Fountain Distribution Date, be converted into an option to acquire Fountain Common Stock (a “Fountain Option”) in accordance with the succeeding paragraphs of this Section 6.1(a).

(ii) The number of shares subject to the Fountain Option shall equal the number of shares of Trident Common Stock subject to the Trident Option multiplied by a fraction, the numerator of which is the last per share trading price of Trident Common Stock with due bills on the NYSE in the last trade on the NYSE immediately prior to the Distribution (the “Closing Trident Stock Price”) and the denominator of which is the last per share trading price of Fountain Common Stock when-issued in the last trade on the NYSE immediately prior to the Distribution or in the absence of a “when issued” trading market for Fountain Common Stock, the closing price of Patriot Common Stock (as defined in the Merger Agreement) on the last trading day prior to the Distribution (the “Pre-Distribution Fountain Stock Price”), with the resulting number of shares subject to the Fountain Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the Fountain Option (the “Adjusted Fountain Exercise Price”) shall be equal to the product of (A) the original exercise price of the Trident Option multiplied by (B) a fraction, the numerator of which shall be the Pre-Distribution Fountain Stock Price and the denominator of which shall be the Closing Trident Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(iv) Prior to the Fountain Distribution Date, Trident shall (A) cause Fountain to adopt the Fountain 2012 Stock and Incentive Plan (the “2012 Fountain Stock and Incentive Plan”), effective as of 12:00:01 a.m. Eastern Standard Time on the Fountain Distribution Date, (B) ensure or cause Fountain to ensure that the shares issuable under such plan have been registered on Form S-8 (or successor form) promulgated by the Commission under the Securities Act and (C) approve, as the sole stockholder, the adoption of the 2012 Fountain Stock and Incentive Plan. The 2012 Fountain Stock and Incentive Plan shall be in the form as agreed by the Parties no later than 90 days after the date of this Agreement, provided that in preparing such plan Patriot will consult reasonably with Trident and such Stock and Incentive Plan shall be consistent with the terms of this Agreement and further provided, that if the Parties are unable to agree on the form of such Stock and Incentive Plan, then such plan will be based on Patriot’s 2008 Omnibus Stock Incentive Plan, to the extent permissible under the terms of any current applicable award.

(b) Trident Options.

(i) On behalf of all Trident Employees who hold Trident Options prior to the Distribution, Trident shall take all actions necessary such that each Trident Option which is outstanding immediately prior to the Distribution, whether vested or unvested, other than any Trident Option subject to the provisions of Section 6.1(c) below, shall, as of 12:00:01 a.m. Eastern Standard Time on the Fountain Distribution Date, be adjusted such that the number of shares subject to each Option and the per-share exercise price reflect the impact of the Distribution in accordance with the succeeding paragraphs of this Section 6.1(b).

(ii) The adjusted number of shares subject to the Trident Option shall equal the original number of shares of Trident Common Stock subject to the Trident Option multiplied by a fraction, the numerator of which is the Closing Trident Stock Price, and the denominator of which is the last per share trading price of Trident Common Stock when-issued in the last trade immediately prior to the Distribution (the “Pre-Distribution Trident Stock Price”), with the resulting number of shares subject to the Trident Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the Trident Option (the “Adjusted Trident Exercise Price”) shall be equal to the product of (A) the original exercise price of the Trident Option multiplied by (B) a fraction, the numerator of which is the Pre-Distribution Trident Stock Price and the denominator of which is the Closing Trident Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(c) Trident Options for Trident Corporate Employees.

(i) Notwithstanding Sections 6.1(a) and (b), for all Trident Options granted prior to October 12, 2011 to, and held by, the employees listed in Schedule 6.1(c) and for all Trident Options held by non-employee directors of Trident on the Fountain Distribution Date (“Trident Directors”), Trident shall take all actions necessary such that each such Trident Option which is outstanding immediately prior to the Distribution, whether vested or unvested, shall, as of 12:00:01 a.m. Eastern Standard Time on the Fountain Distribution Date, (A) be converted into options to separately acquire shares of Fountain Common Stock and Trident Common Stock and, if the Athens Distribution Date occurs simultaneously, Athens NA Common Stock, and (B) be adjusted such that the number of shares subject to the option and the per-share exercise price reflect the impact of the Distribution in accordance with the succeeding paragraphs of this Section 6.1(c), except to the extent expressly provided to the contrary in a written agreement with the holder of such Trident Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(ii) The adjusted number of shares subject to each option to acquire Trident Common Stock shall equal the original number of shares of Trident Common Stock subject to the Trident Option multiplied by a fraction obtained by dividing (x) the Closing Trident Stock Price minus the original exercise price for such Trident Option, by (y) the sum of (A) the Pre-Distribution Trident Stock Price minus the Adjusted Trident Exercise Price plus (B) the Distribution Ratio times the result obtained by subtracting the Adjusted Fountain Exercise Price from the Pre-Distribution Fountain Stock Price and, if the Athens Distribution Date occurs simultaneously, plus (C) one half of the result obtained by subtracting the Adjusted Athens Exercise Price (as defined in the Athens NA Agreement) from the last per share trading price of Athens NA Common Stock when-issued in the last trade on the NYSE immediately prior to the Distribution (the “Pre-Distribution Athens NA Stock Price”), with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Trident Common Stock shall be the Adjusted Trident Exercise Price.

(iii) The adjusted number of shares subject to each option to acquire Fountain Common Stock shall be equal to the Distribution Ratio times the number of shares of Trident Common Stock determined as set forth in Section 6.1(c)(ii) above, with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Fountain Common Stock shall be the Adjusted Fountain Exercise Price.

(iv) If the Athens Distribution occurs simultaneously, the adjusted number of shares subject to each option to acquire Athens NA Common Stock shall be equal to one half of the number of shares of Trident Common Stock determined as set forth in Section 6.1(c)(ii) above, with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Athens NA Common Stock shall be the Adjusted Athens Exercise Price.

(d) Former Employees and Former Trident Directors.

(i) Trident Options held by Former Trident Employees and Former Fountain Employees shall be treated in the same manner as described in Section 6.1(c) above. Notwithstanding the foregoing, if a written agreement between a Party (or any of their Affiliates or Subsidiaries) and the holder of any such Trident Options prior to the Fountain Distribution Date expressly provides for contrary treatment, such options shall be treated in accordance with the provisions of such individual agreement.

(ii) Trident Options held by individuals who formerly served as Trident Directors and on and after the Fountain Distribution Date are not serving as Trident Directors shall be treated in the same manner as described in Section 6.1(c) above, except to the extent expressly provided to the contrary in a written agreement with the holder of such Trident Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(e) Adjustments to Equity Awards in Connection With The Distribution. Notwithstanding any other provision of this Agreement, Trident shall have the authority to make any appropriate adjustments necessary to satisfy the requirements of U.S. Treasury Regulation Section 1.424-1 and Section 1.409A-1 for each option award (without regard to whether such options would otherwise be subject to such regulation) in accordance with the anti-dilution provisions of the governing plan.

(f) Settlement of Options. Subject to the terms of this Agreement and any other agreement made by the Parties from time to time, upon the exercise of any Trident Options or Fountain Options, each of Trident and Fountain, respectively, shall be solely responsible to issue shares in settlement of such options without reimbursement, recourse or other compensation from any other Party; provided, however, that if a Party resolves to amend the vesting schedule and/or exercise period of an employee or former employee’s Trident Options or Fountain Options, as the case may be, then (i) the Party that requested such amendment shall reimburse the Party that made such amendment for any increased compensation or other costs incurred by the amending Party (determined in accordance with the amending Party’s normal practices) in connection with such amendment, and (ii) the amending Party shall make any required changes to implement such requested amendment; provided, further, however, that the foregoing proviso shall in no event apply to any individual who is a member of the Board of Directors of Fountain.

Section 6.2. Restricted Stock Units, Performance Share Units and Deferred Stock Units.

(a) Restricted Stock Units, Performance Share Units and Deferred Stock Units.

(i) Restricted Stock Units Granted Prior to October 12, 2011. Each Trident Restricted Stock Unit award granted prior to October 12, 2011 that is outstanding immediately prior to the Distribution shall be converted so that immediately after the Fountain Distribution Date, the holder has, in addition to the original Trident Restricted Stock Unit award, an additional award of Fountain Restricted Stock Units and, if the Athens Distribution Date occurs simultaneously, Athens Restricted Stock Units (as defined in the Athens NA Agreement). The number of additional Fountain Restricted Stock Units and Athens Restricted Stock Units awarded shall be determined pursuant to Section 4.1 as if the Restricted Stock Units award represented actual shares of Trident Common Stock and such Fountain Restricted Stock Units shall generally have the same terms and conditions (including vesting schedule) associated with the original Trident Restricted Stock Units.

(ii) Restricted Stock Units Granted on or After October 12, 2011. Each Trident Restricted Stock Unit award granted on or after October 12, 2011 that is outstanding immediately prior to the Distribution shall be converted as of 12:00:01 a.m. Eastern Standard Time on the Fountain Distribution Date into Restricted Stock Units as follows:

(A) On behalf of all Fountain Employees who hold such Restricted Stock Units, Trident shall convert such units into Restricted Stock Units payable solely in Fountain shares which shall generally have the same terms and conditions (including vesting schedule) associated with such original Trident Restricted Stock Unit award. The number of Fountain Restricted Stock Units shall equal the number of outstanding Trident Restricted Stock Units as of the Fountain Distribution Date, multiplied by a fraction, the numerator of which is the Closing Trident Stock Price and the denominator of which is the Pre-Distribution Fountain Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment to be made by Fountain for any fractional units. Notwithstanding the foregoing, if the cash payment at such time would cause a Fountain Employee to be subject to the additional taxes of Code Section 409A, then the cash payment shall be made at the time the Fountain Restricted Stock Units are otherwise payable in accordance with the terms of the governing award agreement.

(B) On behalf of all Trident Employees who hold such Restricted Stock Units, Trident shall convert such Units into Restricted Stock Units payable solely in Trident shares which shall generally have the same terms and conditions (including vesting schedule) associated with such original Trident Restricted Stock Unit award. The number of adjusted Trident Restricted Stock Units shall equal the original number of outstanding Trident Restricted Stock Units as of the Fountain Distribution Date, multiplied by a fraction, the numerator of which is the Closing Trident Stock Price and the denominator of which is Pre-Distribution Trident Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment to be made by Trident for any fractional units.

(iii) Performance Share Units.

(A) Each Performance Share Unit award that is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Trident’s 2012 fiscal third quarter) shall be converted in the exact same manner and at the same time that Restricted Stock Units granted on or after October 12, 2011 are converted pursuant to Section 6.2(a)(ii) above; provided, however, that each Performance Share Unit award that is held by an employee listed in Schedule 6.1(c) and is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Trident’s 2012 fiscal third quarter) shall be converted into Trident Restricted Share Units, Fountain Restricted Share Units and Athens Restricted Share Units as if such awards were Restricted Stock Unit awards converted pursuant to Section 6.2(a)(i).

(B) The Parties shall take all necessary actions to provide that the terms and conditions of such converted Performance Share Unit awards shall be modified to provide that the converted Performance Share Unit awards shall be payable at the end of the original three-year vesting period without regard to the originally established performance period, provided that the employee remains continuously employed with Trident or Fountain, respectively, through such date (subject to any acceleration of vesting as provided for in the original applicable Performance Share Unit award agreement).

(iv) Deferred Stock Units. Each Deferred Stock Unit that is outstanding immediately prior to the Distribution and which is held by a Trident Employee listed in Schedule 6.1(c) or by a Trident Director shall be adjusted such that the number of Deferred Stock Units reflects the impact of the Distribution as set forth in Section 6.2(a)(ii)(B); provided that fractional shares will continue to be maintained until the payment of the unit is made. Such converted awards shall remain subject to the terms and conditions in effect with respect to the award immediately preceding the Fountain Distribution Date.

(b) Grant and Settlement of Awards. Trident shall assure that each Trident Stock Option, Restricted Stock Unit and Performance Share Unit is converted into Fountain awards as set forth in Section 6.1 and Section 6.2. All such converted awards will be issued under the 2012 Fountain Stock and Incentive Plan and Trident shall take all commercially reasonable actions to revise award agreements issued with respect to any such converted award to ensure that the terms and conditions of the Fountain awards are substantially similar to the terms and conditions applicable to the corresponding Trident awards, except as specifically provided herein. Subject to the terms of this Agreement and any other agreement in force between the Parties from time to time, upon the vesting or payment of any such award, each of Trident and Fountain shall be solely responsible to issue its shares in settlement of the respective awards payable in its shares without reimbursement, recourse or other compensation from any other Party.

Section 6.3. Nonqualified Deferred Compensation Plans.

(a) Fountain Nonqualified Deferred Compensation Plans.

(i) Effective as of the Fountain Distribution Date, Fountain (or any one of its Subsidiaries or Affiliates) shall be the sponsor of, and be solely responsible for the satisfaction of all Liabilities under, the Fountain Nonqualified Deferred Compensation Plans listed in Schedule 6.3(a). Effective as of the Fountain Distribution Date, Fountain (or any one of its Subsidiaries or Affiliates) also shall be solely responsible for the satisfaction of all Liabilities with respect to nonqualified deferred compensation plan benefits for Fountain Employees and Former Fountain Employees under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan (the “Fountain Deferred Compensation Liabilities”). To the extent necessary to effectuate Fountain’s assumption of the Fountain Deferred Compensation Liabilities, Fountain (or any one of its Subsidiaries or Affiliates), shall establish as of the Fountain Distribution Date one or more nonqualified deferred compensation plans which shall contain terms that are substantially similar to the terms and conditions of the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan as in effect prior to the Fountain Distribution Date (subject to such amendments as necessary to comply with Code Section 409A) and the Fountain Deferred Compensation Liabilities under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan as of the Fountain Distribution Date shall be transferred to such plans.

(ii) All elections by Fountain Employees, and Former Fountain Employees that were in effect under the terms of the applicable Fountain Nonqualified Deferred Compensation Plans immediately prior to the Fountain Distribution Date shall continue in effect from and after the Fountain Distribution Date until a new election that by its terms supersedes the prior election is made by such Fountain Employee or Former Fountain Employee in accordance with the terms of the applicable Fountain Nonqualified Deferred Compensation Plan and consistent with the provisions of Code Section 409A to the extent applicable.

(iii) As of the Fountain Distribution Date, Fountain shall be solely responsible for the management and administration of the Fountain Nonqualified Deferred Compensation Plans including, but not limited to, the adjudication of claims filed by Fountain Employees or Former Fountain Employees under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan before the Fountain Distribution Date; provided that (A) the claim relates to a Fountain Deferred Compensation Liability that has been transferred to the applicable Fountain Nonqualified Deferred Compensation Plan; (B) the claim has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure Fountain plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Fountain Distribution Date to respond to such claim. Trident shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Trident’s response to such claim does not finally adjudicate the claim, Trident shall upon sending its response to the claimant immediately transfer administration of such claim to Fountain for final adjudication.

(iv) Payments to Fountain Employees and Former Fountain Employees under the Fountain Nonqualified Deferred Compensation Plans shall be made by Fountain or one of its Subsidiaries or Affiliates as determined in the sole discretion of Fountain.

(b) Trident Nonqualified Deferred Compensation Plans.

(i) Effective as of the Fountain Distribution Date, Trident (or any one of its Subsidiaries or Affiliates) shall be solely responsible for the satisfaction of all Liabilities under the Trident Nonqualified Deferred Compensation Plans and all Liabilities with respect to nonqualified deferred compensation plan benefits for Trident Employees and Former Trident Employees under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan (the “Trident Deferred Compensation Liabilities”).

(ii) Payments to Trident Employees and Former Trident Employees under the Trident Nonqualified Deferred Compensation Plans shall be made by Trident or one of its Affiliates as determined in the sole discretion of Trident.

(c) Continued Employment. Consistent with Code Section 409A, Trident and Fountain agree that Fountain Employees who participate in the Trident Nonqualified Deferred Compensation Plans immediately prior to the Fountain Distribution Date and who participate in the Fountain Nonqualified Deferred Compensation Plans immediately following the Fountain Distribution Date, shall not experience a termination of employment or separation from service as a result of the transactions contemplated herein.

Section 6.4. Pension Plans.

(a) Fountain Pension Plans.

(i) As of the Fountain Distribution Date, Fountain shall Assume sponsorship of and be solely responsible for the management and administration of, and except as otherwise provided below, be responsible for all Assets and Liabilities under the pension plans listed in Schedule 6.4(a) (with such plans to be solely Fountain’s responsibility referred to as the “Fountain Pension Plans”).

(ii) For Fountain Pension Plans that are intended to be tax-qualified defined benefit pension plans under Sections 401(a) and 501(a) of the Code (the “Fountain US Pension Plans”):

(A) Effective no later than the Fountain Distribution Date, Trident shall cause the sponsor of such plans to take all such actions necessary to transfer the sponsorship of such plans to Fountain, and Fountain shall take all such actions necessary to (i) become the plan sponsor of the Fountain US Pension Plans and (ii) establish a new trust or trusts designed to be tax-exempt under Section 501(a) of the Code and hold the assets of the Fountain US Pension Plans (the “Fountain Master Trust”).

(B) Effective no later than the Fountain Distribution Date, Trident shall cause at least 90% of the Assets of the Trident International Master Retirement Trust attributable to the Fountain US Pension Plans (using values as of January 1, 2012) to be transferred to the Fountain Master Trust in accordance with all applicable Laws. The Assets to be transferred will be in the form of cash or other property, as Trident and Fountain shall mutually agree prior to such transfer; and shall cause the balance of the Trident International Master Retirement Trust Assets attributable to such Fountain US Pension Plans to be transferred to the Fountain Master Trust within 120 days of the Fountain Distribution Date.

(C) Fountain and Trident acknowledge and agree that such transfer of Assets and Liabilities will comply with Sections 401(a)(12), 414(l) and 411(d)(6) of the Code and the regulations thereunder and that the value of the Assets to be transferred as determined under Section 414(l) of the Code and the regulations thereunder shall be adjusted from the period between January 1, 2012 and the transfer date to reflect (i) the investment experience under the Trident International Master Retirement Trust using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA, (ii) the Fountain Pension Plan’s allocable share of expenses and (iii) the Fountain Pension Plan’s benefit distributions.

(D) The Fountain US Pension Plans will continue to participate in the Trident International Master Retirement Trust with respect to the assets not transferred as of the Fountain Distribution Date subject to Trident’s direction of the investment of the assets of the Trident International Master Retirement Trust without distinction as to any particular participating plan for a transition period not exceeding 120 days following the Fountain Distribution Date and Trident will cause the Trident International Master Retirement Trust to be amended to provide for such continued participation.

(iii) Following the Fountain Distribution Date, eligible participants shall accrue benefits (to the extent that such Fountain Pension Plans are not frozen) and receive service credit, as applicable, under the Fountain Pension Plans in accordance with the terms and conditions of the relevant Fountain Pension Plan; provided, however, that the foregoing shall in no way alter any right of Fountain, subsequent to the Fountain Distribution Date, to amend or terminate any of the Fountain Pension Plans in accordance with their terms and applicable Law. Fountain and Trident shall reasonably cooperate with each other in order to facilitate the foregoing provisions of this Section 6.4.

(iv) As of the Fountain Distribution Date, Fountain shall be solely responsible for the adjudication of claims filed under a Fountain Pension Plan including, but not limited to, claims filed before the Fountain Distribution Date under such plans as in effect on the date such claim was filed; provided that (A) the claim relates to Assets or Liabilities assumed by Fountain under Section 6.4(a)(i); (B) the claim has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure, Fountain’s plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Fountain Distribution Date to respond to such claim. Trident shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately transfer administration of such claim to Fountain for final adjudication upon sending its response to the claimant.

(v) Notwithstanding any other provision set forth in this Agreement, (i) Fountain and the Fountain Pension Plans shall indemnify and hold harmless Trident and the Trident Retained Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Fountain Pension Plans relating to the provision of pension benefits pursuant to the Fountain Pension Plans and (ii) Trident and the Trident Retained Pension Plans shall indemnify and hold harmless Fountain and the Fountain Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Trident Retained Pension Plans relating to the provision of pension benefits pursuant to the Trident Retained Pension Plans.

(b) Trident Retained Pension Plans.

(i) Following the Fountain Distribution Date, Trident shall retain sponsorship of, and sole responsibility for all Assets and Liabilities under the pension plans listed in Schedule 6.4(b) (the “Trident Retained Pension Plans”), and Fountain shall have no obligation with respect thereto.

(ii) Effective no later than the Fountain Distribution Date, Trident shall amend the TGL Union Pension Plan Part XIII to provide that, each Fountain Employee whose terms and conditions of employment are covered by a collective bargaining agreement with The Crosby-Ashton Employees’ Union, Unit of Amalgamated Local 1596 UAW, shall be treated as fully vested under such pension plan. Trident shall not be obligated to amend the TGL Union Pension Plan Part XIII if such amendment would otherwise subject Trident to additional bargaining with The Crosby-Ashton Employees’ Union, Unit of Amalgamated Local 1596 UAW. Notwithstanding anything in this Agreement that permits a Party to amend its benefit plans, Trident shall not be permitted to amend the TGL Union Pension Plan Part XIII to cease providing such service credit.

(c) Following the Fountain Distribution Date, eligible participants in the Trident Retained Pension Plans shall continue to accrue benefits (to the extent that such Trident Retained Pension Plans are not frozen) and receive service credit, as applicable under the Trident Retained Pension Plans in accordance with the terms and conditions of the relevant Trident Retained Pension Plan. Nothing contained in this Agreement shall alter in any way the right of Trident, subsequent to the Fountain Distribution Date, to amend or terminate any Trident Retained Pension Plan in accordance with its terms and applicable Law.

(d) Adjustments. If, during the period from the Fountain Distribution Date through the transfer date, the Parties determine that adjustments are appropriate with respect to the data that was used to calculate pension plan Liabilities under Section 4044 of ERISA for the purposes of effecting the transfer of Assets and Liabilities described in subparagraphs (a)(ii)(B) and (C) of this Section 6.4 with respect to the Fountain US Pension Plans, then the Parties agree to cooperate to conform the net difference in Assets transferred or retained attributable to such data adjustments and to cause additional Assets reflecting such net difference to be transferred between the relevant master trusts as soon as practicable after December 31, 2013. Any such additional Assets shall be adjusted from the period between January 1, 2012 and the transfer date to reflect the investment experience under the Fountain Master Trust or Trident International Master Retirement Trust, as applicable, using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA. Notwithstanding the foregoing, no Assets shall be transferred between the relevant master trusts of the Parties unless the Parties determine that the net result of all such data adjustments is that the Fountain Master Trust or Trident International Master Retirement Trust should have received or retained at least $250,000 of additional Assets (as of January 1, 2012). Any such data adjustments must be communicated to the other relevant Parties in writing on or before December 31, 2013 in order to be considered in determining whether an additional Asset transfer is to be made pursuant to this paragraph (c). The impact of such adjustments on the Liabilities shall be determined for purposes of this paragraph (c) using the same actuarial assumptions and methods used in originally determining such Liabilities.

Section 6.5. Retirement Savings Plans.

(a) Fountain Savings Plans.

(i) As of the Fountain Distribution Date, Fountain shall Assume sponsorship of, and be solely responsible for (except as otherwise provided in this Section 6.5(a) below), the management and administration of all Assets and Liabilities under the Fountain Retirement Savings and Investment Plan (the “Fountain RSIP”), and any defined contribution retirement plans listed in Schedule 6.5(a) (collectively, “Fountain Savings Plans”). On or shortly after the Fountain Distribution Date, Trident shall cause the value of Assets of the Trident International Management Company Defined Contribution Plans Master Trust attributable to the Fountain RSIP to be transferred to a trust or trusts created for the Fountain Savings Plans in the United States in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The Assets to be transferred will be in the form of cash or other property, as Trident and Fountain shall mutually agree prior to such transfer.

(ii) Effective as of the Fountain Distribution Date, Trident shall cause the sponsor(s) of the Fountain Savings Plans to take all such actions necessary to transfer the sponsorship of such plans to Fountain and Fountain shall take all such actions necessary to become the plan sponsor and establish a new trust or trusts for the Fountain Savings Plans in the United States designed to be tax exempt under Section 501(a) of the Code and hold the assets of the Fountain Savings Plans.

(iii) As of the Fountain Distribution Date, Fountain shall be solely responsible for the adjudication of claims filed by Fountain Employees or Former Fountain Employees under a Fountain Savings Plan including, but not limited to, claims filed before the Fountain Distribution Date under such plans as in effect on the date such claim was filed provided that (A) the claim relates to Assets or Liabilities assumed by Fountain under this Section 6.5(a); (B) the claim has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure, Fountain plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Fountain Distribution Date to respond to such claim. Trident shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately transfer administration of such claim to Fountain for final adjudication upon sending its response to the claimant.

(iv) Nothing contained in this Agreement shall alter in any way the right of Fountain, subsequent to the Fountain Distribution Date, to amend or terminate any of the Fountain Savings Plans in accordance with its terms and applicable Law.

(v) Notwithstanding any other provision set forth in this Agreement, (A) Fountain and the Fountain Saving Plans shall indemnify and hold harmless Trident and the Trident Retained Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Fountain Saving Plans relating to the provision of benefits pursuant to the Fountain Saving Plans and (B) Trident and the Trident Retained Savings Plans shall indemnify and hold harmless Fountain and the Fountain Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Trident Retained Savings Plans relating to the provision of benefits pursuant to the Trident Retained Savings Plans.

(b) Trident Retirement Retained Savings Plans. Following the Fountain Distribution Date, Trident shall retain sole responsibility for all benefit obligations incurred prior to the Fountain Distribution Date and Liabilities under the Trident International Retirement Savings and Investment Plan and the Trident International Retirement Savings and Investment Plan VI, except to the extent such obligations were transferred to the Fountain RSIP as of the Fountain Distribution Date, any defined contribution retirement plans listed in Schedule 6.5(b), and any other savings plans in the United States or any other country covering Trident Employees or Former Trident Employees, other than those listed in Schedule 6.5(a) and specifically identified as Fountain Savings Plans (collectively, the “Trident Retained Savings Plans”). Eligible Trident participants shall continue accruing benefits under the Trident Retained Savings Plans in accordance with the terms and conditions of the Trident Retained Savings Plans. Nothing contained in this Agreement shall alter in any way the right of Trident, subsequent to the Fountain Distribution Date, to amend or terminate the Trident Retained Savings Plan in accordance with its terms and applicable Law.

Section 6.6. Retiree Medical Benefits. Following the Fountain Distribution Date: (a) Trident shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.6(a) (the “Trident Retiree Medical Plans”); and (b) except as otherwise provided below, Fountain shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.6(b) (the “Fountain Retiree Medical Plans”). The Parties agree that each Party and the retiree medical plans described above for which it is responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) shall indemnify and hold harmless each other Party and the retiree medical plans for which they are responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities with respect to retiree medical and retiree insurance obligations under the retiree medical plans for which they are responsible. Except as provided below, Fountain shall be solely responsible for the adjudication of any claims filed by a Former Fountain Employee before, on or after the Fountain Distribution Date under a Trident Retiree Medical Plan, or Fountain Retiree Medical Plan. Notwithstanding the previous sentence, Trident shall be solely responsible for the adjudication of any claim under a Trident Retiree Medical Plan, or Fountain Retiree Medical Plan that (A) was filed before the Fountain Distribution Date; (B) has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure, Trident’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Fountain Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately upon sending its response to the claimant transfer administration of such claim to Fountain for final adjudication.

Section 6.7. Health, Welfare and Fringe Benefit Plans.

(a) Health Plans.

(i) Trident shall cause Fountain to establish the Fountain Health Plans (including the Fountain Retiree Medical Plans) effective no later than the Fountain Distribution Date and, correspondingly, Fountain Employees and their dependents shall cease participating in the Trident Health Plans on the dates the new plans are established and effective. The newly established Fountain Health Plans shall be substantially similar to the Trident Health Plans. After the Fountain Distribution Date (except as otherwise provided below): (A) Fountain shall be solely responsible for the management and administration of the Fountain Health Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Fountain Health Plans, and for the collection and remittance of participant contributions and premiums and shall establish and appoint a plan administrator and a HIPAA privacy official, and shall establish a claims and appeals process with its claims administrator(s), and (B) Trident shall retain sole responsibility for all Liabilities under the Trident Health Plans and sole responsibility for the payment of all employer-related costs in maintaining the Trident Health Plans, and for the collection and remittance of participant contributions and premiums.

(ii) Except as provided below, Fountain shall be solely responsible for the adjudication of any claims filed by a Fountain Employee or Former Fountain Employee (or any dependent thereof) before, on or after the Fountain Distribution Date under a Trident Health Plan or Fountain Health Plan. Notwithstanding the previous sentence, Trident shall be solely responsible for the adjudication of any claims filed by a Fountain Employee or Former Fountain Employee (or any dependent thereof) under a Trident Health Plan or Fountain Health Plan before the Fountain Distribution Date that (A) has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (B) under the applicable claims procedure, Trident’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Fountain Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately upon sending its response to the claimant transfer administration of such claim to Fountain for final adjudication.

(iii) Any determination made or settlements entered into by Trident prior to the Fountain Distribution Date with respect to claims incurred under the Trident Health Plans by Fountain Employees and Former Fountain Employees (or any dependent thereof) shall be final and binding on Fountain and Trident, as the case may be. On and after the Fountain Distribution Date, Fountain shall retain financial and administrative (“run-out”) Liability and all related obligations and responsibilities for all claims incurred by Fountain Employees and Former Fountain Employees (or any dependent thereof) while Fountain Employees and

Former Fountain Employees are participants in the Trident Health Plans, including any claims that were administered by Trident as of, on, or after the Fountain Distribution Date and in a manner consistent with Section 6.7(a)(ii), except to the extent that Trident retains the obligation and responsibility to adjudicate claims pursuant to clause (ii) above. Any such run-out Liability and all related claims, charges, and expenses shall be settled in a manner consistent with past practices and policies, including an interim accounting and a final accounting between Trident and Fountain. As of the Fountain Distribution Date, the reserve included in Trident’s financial statements for “Incurred But Not Reported” medical and dental expenses attributable to Fountain Employees and Former Fountain Employees shall be transferred to Fountain.

(iv) As of the date that the Fountain Health Plans are established, any COBRA Liabilities attributable to any Fountain Employee or Former Fountain Employees (or a qualified beneficiary, as such term is defined under COBRA, of such individuals) that were originally obligations under the Trident Health Plans shall become a Fountain Liability. Effective as of the date Fountain Employees cease participating in the Trident Health Plans, Fountain shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the Fountain Health Plans for Fountain Employees, Former Fountain Employees and their qualified beneficiaries regardless as to whether such obligation arose under the Trident Health Plans or the Fountain Health Plans.

(v) The Fountain Health Plan shall provide that each eligible Fountain Employee or Former Fountain Employee, as applicable, will receive credit in 2012 for any co-payments and deductibles paid under a Trident Health Plan prior to the Fountain Distribution Date in satisfying any applicable deductible or out-of-pocket requirements under the Fountain Health Plan. The Fountain Health Plan shall each also provide that it shall cover any pre-existing conditions that are covered under the Trident Health Plan. Additionally, the Fountain Health Plan shall also provide any other similar benefit in order to provide coverage that is substantially the same as the Trident Health Plan.

(b) Section 125 Plans. Effective as of the Fountain Distribution Date, Fountain shall have established or caused to be established a Fountain Section 125 Plan and on and after that date Fountain shall be solely responsible for the management and administration of the Fountain Section 125 Plan and such plan shall remain in effect on and after the Fountain Distribution Date.

(c) Severance Plans. Trident shall cause Fountain to establish the Fountain Severance Plans, each effective as of the Fountain Distribution Date and each in substantially the same form(s) as the Trident Severance Plans as provided by Trident in the online data room in Folders 8.2.2.3, 8.2.2.4 and 8.2.2.5 as of the date of this Agreement (provided that Trident will, prior to establishing such Fountain Severance Plans, amend Section 3.02(b)(x) of the Trident Severance Plan in Folder 8.2.2.5 to be identical to Section 3.02(b)(x) of the Trident Severance Plan in Folder 8.2.2.3 and such amended plan shall serve as the form for the corresponding Fountain Severance Plan) and, correspondingly, Fountain Employees and Former Fountain Employees who are currently eligible to receive or are receiving severance payments shall cease participating in the Trident Severance Plans on the Fountain Distribution Date. After the Fountain Distribution Date: (i) Fountain shall be solely responsible for (x) the payment of all Liabilities under the Trident Severance Plans (as amended pursuant to the proviso above) or Fountain Severance Plans relating to Fountain Employees and Former Fountain Employees, (y) the management and administration of the Fountain Severance Plans and (z) the payment of all employer-related costs in establishing and maintaining the Fountain Severance Plans, and (ii) Trident shall retain sole responsibility for (w) all Liabilities under the Trident Severance Plans or Fountain Severance Plans relating to Trident Employees and Former Trident Employees, (x) all Liabilities for severance or termination pay or benefits under individual agreements entered into with any Trident Employee or Former Trident Employee prior to the Fountain Distribution Date, (y) the management and administration of the Trident Severance Plans and (z) the payment of all employer-related costs in maintaining the Trident Severance Plans. In no event shall an employee or former employee receive a duplication of severance benefits. Except as provided below, Fountain shall be solely responsible for the adjudication of any claims filed by a Fountain Employee or Former Fountain Employee before, on or after the Fountain Distribution Date under a Trident Severance Plan. Notwithstanding the previous sentence, Trident shall be solely responsible for the adjudication of any claim filed by a Fountain Employee or Former Fountain Employee under a Trident Severance Plan before the Fountain Distribution Date that (A) has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (B) under the applicable claims procedure, Trident’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Fountain Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately upon sending its response to the claimant transfer administration of such claim to Fountain for final adjudication.

(d) Disability Plans. Trident shall cause Fountain to establish the Fountain Disability Plans effective no later than the Fountain Distribution Date and, correspondingly, except as provided below, Fountain Employees shall cease participating in the Trident Disability Plans on the dates the new plans are established and shall begin participating in the Fountain Disability Plans. The newly established Fountain Disability Plans shall be substantially similar to the Trident Disability Plans. After the Fountain Distribution Date: (i) Fountain shall be solely responsible for the management and administration of the Fountain Disability Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Fountain Disability Plans, and (ii) Trident shall retain sole responsibility for all disability Liabilities that are subject to insurance under the Trident Disability Plans for disabilities incurred prior to the Fountain Distribution Date, including but not limited to those incurred by a Fountain Employee whose disability occurred prior to the Fountain Distribution Date, and shall be solely responsible for the payment of all employer-related costs in maintaining the Trident Disability Plans.

(e) Group Insurance Plans. Trident shall cause Fountain to establish the Fountain Group Insurance Plans, effective no later than the Fountain Distribution Date and, correspondingly, except as provided below, Fountain Employees shall cease participating in the Trident Group Insurance Plans on the dates the new plans are established and shall begin participating in the Fountain Group Insurance Plans. The newly established Fountain Group Insurance Plans shall be substantially similar to the Trident Group Insurance Plans. After the Fountain Distribution Date: (i) Fountain shall be solely responsible for the management and administration of the Fountain Group Insurance Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Fountain Group Insurance Plans, and (ii) Trident shall retain sole responsibility for all Liabilities for claims incurred prior to the Fountain Distribution Date under the Trident Group Insurance Plans and shall be solely responsible for the payment of all employer-related costs in maintaining the Trident Group Insurance Plans.

(f) Fringe Benefits. Effective as of the Fountain Distribution Date, each of Trident and Fountain shall be responsible for establishing (as necessary) and maintaining its own fringe benefit plans, policies and arrangements, including any employee assistance program, educational assistance program, adoption assistance program and any other fringe benefit plans, programs and arrangements (which Fountain fringe benefit plans, policies and arrangements shall be substantially similar to the Trident fringe benefit plans, policies and arrangements). Fountain shall be solely responsible for the management and administration of and assume financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by Fountain and Former Fountain Employees (but not paid by Trident) prior to, on or after the Fountain Distribution Date; and Trident shall retain financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by Trident Employees and Former Trident Employees prior to, on or after the Fountain Distribution Date.

(g) Paid Time Off and Payroll. Effective as of the Fountain Distribution Date, Trident and Fountain shall establish or retain its own paid time off policy (which Fountain paid time off policy shall be substantially similar to the Trident paid time off policy) and (i) any earned but unused paid time off (including vacation pay) that a Fountain Employee is entitled to as of the Fountain Distribution Date will be credited to the Fountain Employee under the Fountain paid time off policy and provided in accordance with that policy; and (ii) any earned but unused paid time off (including vacation pay) that a Trident Employee is entitled to as of the Fountain Distribution Date will be continued by the Trident paid time off policy and provided in accordance with that policy. On and after the Fountain Distribution Date, neither Trident nor Fountain shall have any liability for paid time off on behalf of another Party’s employees.

(h) Bonus Plans. With respect to any annual or multi-year bonus or incentive plan not otherwise described in this Agreement, Patriot and Fountain (or their applicable Affiliate or Subsidiary) shall be responsible for all Liabilities and fully perform, pay and discharge all bonus obligations that become due after the Fountain Distribution Date relating to such plan(s) for Fountain Employees and Former Fountain Employees, as applicable. Fountain shall cause (x) the amounts payable under such plan(s) in respect of the fiscal year in which the Fountain Distribution Date occurs to be no less than the amounts accrued on the financial statements of Fountain as of the Fountain Distribution Date, proportionately increased for a full fiscal year and (y) any Fountain Employee whose employment is terminated by Fountain without “cause” after the Fountain Distribution Date and before the date on which such bonuses are payable to receive an amount equal to no less than such Fountain Employee’s target bonus under the applicable plan.

Section 6.8. Cooperation and Administrative Provisions.

(a) Notwithstanding anything herein to the contrary, the Parties shall reasonably cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, board resolutions, government filings, data, payroll and employment Information on regular timetables, make certain that each applicable entity’s data and records are correct and updated on a timely basis, and cooperate as needed with respect to (i) any litigation with respect to an employee benefit plan, compensation plan or other plan or arrangement contemplated by this Agreement, (ii) an audit of an employee benefit plan, compensation plan or other plan or arrangement contemplated by this Agreement by the Internal Revenue Service, Department of Labor or any other Government Entity, (iii) seeking a determination letter, private letter ruling or advisory opinion from the Internal Revenue Service or Department or Labor on behalf of any employee benefit plan or arrangement contemplated by this Agreement, and (iv) any filings that are required to be made or supplemented to the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor or any other Government Entity; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(b) Notwithstanding anything herein to the contrary, the Parties agree that they shall share all necessary data elements to administer the Trident and Fountain equity plans described in Section 6.1 and Section 6.2 for a period of ten (10) years following the Fountain Distribution Date. This data shall be made available to their plan administrators in the formats that exist at the time of the distribution or in any other mutually agreeable format. Data shall be transmitted to these administrators via a mutually agreeable method of data transmission. Each Party also agrees to ensure that their plan administrator will make available all necessary data elements required now or in the future including but not limited to, exercise, lapse and tax data, in a timely fashion and to withhold appropriate taxes at the direction of the employer company of the individual for the time period covered under this provision.

(c) With respect to any employees on international assignment who are listed on Schedule 6.8(c) and who become Fountain Employees, (i) if such employees are repatriated to their home countries or initiate the process of repatriation prior to the Fountain Distribution Date, Trident shall pay the costs of repatriation; and (ii) if such employees remain on international assignment through the Fountain Distribution Date, (A) Trident shall pay the cost of assignment up to the Fountain Distribution Date, as applicable (except that the tax obligation for the year of separation shall be prorated between Trident and Fountain as set forth in Schedule 6.8(c)), and (B) any costs related to repatriation initiated at some future date shall be the responsibility of Fountain.

(d) With respect to any Fountain Employee listed on Schedule 6.8(d) who is subject to a retention agreement, separation bonus agreement and/or eligible for a lump sum award and who transfers to Fountain prior to the Fountain Distribution Date and/or remains in employment with Fountain through any subsequent vesting date applicable to such agreement or award, Fountain shall recognize and assume the obligation of such agreement or award (the “Retention Letters”) and be responsible for the making of all payments and withholding of all taxes (including without limitation any employment taxes) associated with such Retention Letters. Trident shall promptly reimburse Fountain for any payments made by Fountain under the Retention Letters (including without limitation any lump sum salary adjustment payment). In addition, the Parties will consider in good faith the adoption of additional retention arrangements, subject to the agreement of Patriot, for which Patriot will pay the cost of any such arrangements.

(e) The Parties shall share, or cause to be shared, all Information on participants in the Fountain Plans and Trident Retained Plans that is necessary and appropriate for the efficient and accurate administration of the Fountain Plans and Trident Retained Plans, including (but not limited to) Information reasonably necessary to timely respond to claims for benefits made by participants and Information on expenses incurred by Fountain Plans prior to the Fountain Distribution Date so that Fountain may invoice and pay administrative expenses from their respective plan trusts as described in paragraph (g) below. The Parties and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection and transfer, be given reasonable and timely access to, and may make copies of, all Information relating to the subjects of this Article VI to the extent necessary or appropriate for such administration. Each of the Parties agree, upon reasonable request, to provide financial, operational and other Information on each Fountain Plan and Trident Retained Plan, including (but not limited to) Information on a plan’s assets and liabilities, at a level of detail reasonably necessary and appropriate for the efficient and accurate administration of each of the Fountain Plans and Trident Retained Plans. Notwithstanding the foregoing, if any such Information described in this Section 6.8(e) cannot be reasonably obtained without additional cost, the Parties shall agree to reimburse each of the other Parties for all additional third-party costs and such other reasonable costs of obtaining the Information. To the extent that the Fountain Health Plans and the Trident Health Plans share protected health Information (“PHI”), the Fountain Health Plans and Trident Health Plans hereby agree to enter into appropriate business associate agreements to cover the sharing of PHI, as required by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(f) Fountain agrees to hold Trident harmless with respect to any Liabilities related to actions taken to establish the Fountain Plans (and related third party administrative agreements) prior to, on or after the Fountain Distribution Date, other than any such Liabilities resulting from the gross negligence or willful or reckless misconduct of any Trident Employee or Former Trident Employee (excluding any Fountain Employee or Former Fountain Employee).

(g) To the extent not covered elsewhere in this Agreement, with respect to expenses and costs incurred on behalf of a Fountain Plan or Trident Retained Plan: (i) Fountain shall be responsible, through either direct payment or reimbursement to Trident for its allocable share of actual third party and/or vendor costs and expenses incurred by or on behalf of any member of the Fountain Group or the Fountain Plans, and (ii) Trident shall be responsible, through either direct payment or reimbursement to Fountain for its allocable share of actual third party and/or vendor costs and expenses incurred by any member of the Trident Group or the Trident Retained Plans. An allocable share of any such costs and expenses will be determined in a manner consistent with the manner in which the allocable share of such costs and expenses was determined prior to the Fountain Distribution Date. The Parties agree to pay for any third-party costs associated partially or entirely with their respective employee benefit plans associated with this Distribution following the Fountain Distribution Date.

(h) To the extent not covered elsewhere in this Agreement, with respect to all employee benefit plans, policies, programs, payroll practices, and arrangements maintained outside of the United States, the Parties agree that they shall reasonably cooperate and work together to facilitate any transfer of employee benefit plans, policies, programs, payroll practices, and arrangements as necessary by the Fountain Distribution Date, but in any event no later than three (3) months following the Fountain Distribution Date and in accordance with applicable Law.

(i) With respect to multinational insurance pools that the Parties’ entities participate in, the respective multinational insurance pools will continue to maintain premium, claim and administrative charges for each participating Trident or Fountain entity within each such pool until the end of the policy year following the Fountain Distribution Date. At the end of such policy year, the multinational insurance pools shall be revised so that the Parties participate in separate pools (to the extent that a Party wishes to continue participating in an applicable pool). In addition, in the policy year accounting to be completed at the end of such policy year, (a) if a Trident or Fountain entity’s experience contributed a surplus to the overall pool experience, then that entity will be paid the appropriate dividend from the pool; (b) if a Trident or Fountain entity’s experience created a deficit for the overall pool, then that entity will not receive a dividend, and such deficit will be carried forward to the successor pools established for that entity for subsequent policy years (or if no successor pool is established and any Party incurs any expense with respect to such deficit, then the Party responsible for such deficit shall promptly reimburse the Party incurring such expense.

(j) To the extent not covered elsewhere in this Agreement, it is the intention of Trident and Fountain to provide herein that Fountain shall be responsible for the management and administration of all of its respective employee benefit plans on and after the Fountain Distribution including, but not limited to, the adjudication of claims pending on the Fountain Distribution Date that were filed by Fountain Employees or Former Fountain Employees under a Trident sponsored employee benefit plan. It is also the intention of Trident and Fountain that if Fountain’s plan administrator or any other authorized person or committee does not have at least a sixty (60) day period after the Fountain Distribution Date to respond to a claim, Trident will respond to the claim and, if such response is not a final adjudication of the claim, immediately transfer administration of such claim to Fountain. The Parties agree that they shall reasonably cooperate with each other and work together to facilitate the transfer of any documents, materials or information necessary or appropriate for the timely adjudication of any claim and to do so in a manner that is consistent with applicable Law.

(k) To the extent not otherwise provided in this Agreement, the Parties agree that if an amount in the nature of a recovery (including without limitation, a litigation recovery, subrogation recovery, premium or other fee or cost rebate, or demutualization proceeds) becomes payable as the result of the maintenance of an employee benefit plan covered by this Agreement and such recovery is attributable to events that occurred prior to the Distribution, then (i) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a pre-Distribution master trust or other trust (a “Pre-Distribution Trust”) that was split into two or more trusts maintained by the Parties as a result of the Distribution, such recovery will be allocated to the appropriate post-Distribution trusts in the same proportion as was applicable to the Pre-Distribution Trust split; (ii) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a Pre-Distribution Trust that was not split as a result of the Distribution, such recovery will be allocated solely to that trust and (iii) to the extent that a recovery is not covered by subclauses (i) or (ii) above, the Parties will reasonably cooperate with each other and, subject to any applicable fiduciary duties under ERISA or otherwise, determine a fair allocation of the recovery among the appropriate post-Distribution employee benefit plans, associated trusts and/or plan participants.

(l) To the extent not covered elsewhere in this Agreement, the Parties (and their Subsidiaries and Affiliates) are hereby authorized to implement the provisions of this Article VI, including by making appropriate adjustments to employee benefits provided for in this Agreement; provided that such adjustments are intended for administrative or recordkeeping purposes to retain the value of benefits provided in accordance with the provisions of this Agreement.

Section 6.9. Approval of Plans; Terms of Participation by Employees in Plans.

(a) Approval of Plans. On or prior to the applicable Fountain Distribution Date, the Parties shall take all actions as may be necessary to approve the stock-based employee benefit plans of Fountain in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(b) Non-Duplication of Benefits. The Fountain Plans and Trident Retained Plans shall not provide benefits that duplicate benefits provided to a participant by a corresponding Fountain Plan, or Trident Retained Plans. The Parties shall agree on methods and procedures, including amending the respective plan documents, to prevent Fountain Employees, Former Fountain Employees, Trident Employees, Former Trident Employees and any dependent or beneficiary thereof from receiving duplicate benefits from the Fountain Plans and Trident Retained

Plans; provided that nothing shall prevent Fountain from unilaterally amending the Fountain Plans to avoid such duplication, and nothing shall prevent Trident from unilaterally amending the Trident Retained Plans to avoid such duplication.

(c) Service Credits under Plans. Except as may be specified in Schedule 6.9(c), service with any member of the Trident controlled group prior to the Fountain Distribution Date shall be credited under the Fountain Plans and Trident Retained Plans to the extent and for the express purposes set forth (including, as applicable and without limitation: eligibility, vesting, company match levels, subsidies, recognition of pre-existing credit and credit for amounts of co-pays, out-of-pocket maximums and deductibles, but not for benefit accrual purposes under pension plans) under the applicable Fountain Plan or Trident Retained Plan, except to the extent duplication of benefits would result; provided, however, that in the event an employee or former employee of one of the Parties (or its Subsidiaries or Affiliates) becomes employed by one of the other Parties (or its Subsidiaries or Affiliates) after December 31, 2012, such employee or former employee’s service with any member of the Trident controlled group prior to the Fountain Distribution Date need not be credited by the new employer except to the extent required by Law. Notwithstanding the foregoing, in the event of any conflict between this paragraph (c) and the terms of any Fountain Plan or Trident Retained Plan, the express terms of such plan shall govern.

(d) Plan Elections. Except as may be specifically provided otherwise under this Agreement or applicable Law, all participant elections (including, without limitation, deferral elections, payment elections, beneficiary designations, qualified domestic relations orders, qualified medical child support orders and loan agreements) with respect to the participation of a Fountain Employee or Former Fountain Employee in a Trident employee benefit arrangement shall be transferred to and be in full force and effect under the corresponding and applicable Fountain Plan in accordance with the terms of each such applicable plan and to the extent permissible under such plan, until such elections are replaced or revoked by the employee who made such election.

(e) Amendment and Termination. No provision in this Agreement shall prohibit the Parties, subsequent to the Fountain Distribution Date, from amending or terminating the employee benefit plans, policies and programs described herein in accordance with the provisions of such plans, policies and programs and applicable Law.

(f) Non-Termination of Employment; No Third-Party Beneficiaries. Except as expressly provided for in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Trident Employee, Fountain Employee or any former, present or future employee of the Trident Group, Fountain Group or any of their respective Affiliates under any Trident Plan or Fountain Plan, nor shall any such provision be construed as an amendment to any employee benefit plan or other employee compensatory or benefit arrangement. Furthermore, nothing in this Agreement is intended to confer upon any Trident Employee, Fountain Employee or any former, present or future employee of the Trident Group, Fountain Group or any of their respective Affiliates any right to continued employment, any recall or similar rights to an Employee on layoff or any type of approved leave, or to change the employment status of any Employee from “at will.”

Section 6.10. Tax Consequences. For Tax purposes, the Parties agree that the treatment of all of the equity compensation and deferred compensation arrangements set forth in this Article VI shall be treated in accordance with Section 6 of the Tax Sharing Agreement.

Section 6.11. International Regulatory Compliance. Trident shall have the authority to adjust the treatment otherwise described in this Article VI in order to ensure compliance with the applicable laws or regulations of countries outside the United States or to preserve the Tax benefits provided under local Tax law or regulation prior the Distribution.

Section 6.12. Alternate Procedure. The Parties hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34. Accordingly, Trident and its Subsidiaries shall have no United States employment tax reporting responsibilities, and Fountain shall have full United States employment tax reporting responsibilities, for Fountain Employees and Former Fountain Employees following the close of business on the Fountain Distribution Date, to the extent provided under such Rev. Proc. 2004-53, and except to the extent that any member of the Trident Group provides payroll services to Fountain pursuant to a written agreement among the Parties.

Section 6.13. Employee Transfer; Liabilities.

(a) Transfer. Patriot shall, upon written notice to Trident, during the 30-day period following the date of this Agreement, have the unilateral right to have any Fountain Specified Employee removed from the list of Fountain Tier I Specified Employees set forth on Schedule 1.1(93)(A). Patriot shall not have any right to remove any Fountain Tier II Specified Employees set forth on Schedule 1.1(93)(B). Upon Patriot’s exercise of its removal rights as described in this Section 6.13(a), Trident shall, (i) with respect to any such Fountain Specified Employee who is so removed, transfer the employment of such Fountain Specified Employee to a Subsidiary of Trident other than Fountain or one of its Subsidiaries and/or terminate the employment of such Fountain Specified Employee (in each case, subject to the allocation of liabilities set forth in Section 6.13(b)) and (ii) with respect to any such Fountain Specified Employee who is not so removed, transfer the employment of such Fountain Specified Employee to Fountain or one of its Subsidiaries. In addition, Trident shall transfer the employment of the individuals on Schedule 6.13(a) from Fountain and its Subsidiaries to Trident and its Subsidiaries (other than Fountain and its Subsidiaries) prior to the Fountain Distribution Date.

(b) Liabilities with respect to Fountain Specified Employees. Patriot and Fountain shall have the Liabilities with respect to Fountain Specified Employees as set forth on Schedule 6.13(b)(1). Trident shall have the Liabilities with respect to Fountain Specified Employees as set forth on Schedule 6.13(b)(2).

ARTICLE VII

ASSUMED TRIDENT CONTINGENT LIABILITIES

Section 7.1. Assumed Trident Contingent Liabilities. Except as otherwise expressly set forth in the Tax Sharing Agreement (with respect to Taxes), the Parties shall each be responsible for its Applicable Percentage of any Indemnifiable Losses paid to third parties in respect of, including any out-of-pocket costs and expenses related to or arising out of any Assumed Trident Contingent Liability. Any out-of-pocket expenses owed in respect of any Assumed Trident Contingent Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 7.3(a) or Section 7.3(b) with respect to any Third Party Claim that is an Assumed Trident Contingent Liability, including, for the avoidance of doubt, any amounts with respect to a bond, prepayment or similar security or obligation required to be posted (or determined to be advisable) by the Managing Party in respect of any claim) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto) to the Party owing such amount, and, to the extent not otherwise reimbursed by the applicable Party, such costs and expenses shall be included in the calculation of the amount of the applicable Assumed Trident Contingent Liability in determining the reimbursement obligations of the other Party with respect thereto; provided, however, that in the event that an amount in excess of $50 million in the aggregate is owed by the Parties to any third party or parties with respect to an Assumed Trident Contingent Liability, in lieu of remitting amounts directly to the Party providing the invoice, the invoiced Party may remit the owed amount directly to the appropriate third party or parties or, if applicable, to a trust established by the invoicing Party for the benefit of the Parties. In furtherance of the foregoing, the Managing Party (and any Party providing access as contemplated by Section 7.3(a)) shall be entitled to reimbursement by the other Party (according to their Applicable Percentages) of any out-of-pocket costs and expenses related to or arising out of defending or managing any such Assumed Trident Contingent Liability, from time to time, when invoiced, including, if applicable, in advance of a final determination or resolution of any Action related to an Assumed Trident Contingent Liability. For U.S. federal income Tax purposes, the Parties shall treat the payment of Assumed Trident Contingent Liabilities (and costs and expenses relating to Assumed Trident Contingent Liabilities, as the case may be) as set forth in the Tax Sharing Agreement. It shall not be a defense to any obligation of either Party to pay any amounts in respect of any Assumed Trident Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Assumed Trident Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability, even if such settlement was effected without the consent or over the objection of such Party.

Section 7.2. Management of Assumed Trident Contingent Liabilities.

(a) For purposes of this Article VII, “Managing Party” shall initially mean Trident; provided, however, that under certain circumstances Fountain may become the Managing Party as may be otherwise agreed to in writing by the Parties.

(b) The Managing Party shall, on behalf of the other Party, have sole and exclusive authority to commence, prosecute, manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Action or Third Party Claim with respect to an Assumed Trident Contingent Liability. So long as the Managing Party has assumed and is actively and diligently conducting the defense of any Assumed Trident Contingent Liability in accordance with Section 7.2(b) above, the other Party will not consent to the entry of any judgment or enter into any settlement with respect to the Assumed Trident Contingent Liability without the prior written consent of the Managing Party (not to be delayed or withheld unreasonably).

(c) The Managing Party shall on a quarterly basis, or if a material development occurs, as soon as reasonably practicable thereafter, inform the other Party in reasonable detail of the status of and developments relating to any matter involving an Assumed Trident Contingent Liability and provide copies of any material document, notices or other materials related to such matters; provided, that any failure or delay in providing such information shall not be a basis for liability of the Managing Party except and solely to the extent the receiving Party shall have been actually and materially prejudiced by such failure or delay. The other Party shall use reasonable efforts to cooperate fully with the Managing Party in its management of any of such Assumed Trident Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing reasonable access to such Party’s Records and employees as set forth in Section 7.3); provided that such Party shall only be required to take such actions to the extent that the Parties agree any out-of pocket costs and expenses incurred with respect to such actions shall constitute Assumed Trident Contingent Liabilities to be shared and reimbursed according to the Parties’ Applicable Percentages as contemplated by Section 7.1(b).

Section 7.3. Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by the Managing Party. Unless otherwise prohibited by Law or more specifically provided in the Tax Sharing Agreement, in connection with the management and disposition of any Assumed Trident Contingent Liability, the other Party shall provide to the Managing Party reasonable access to its authorized accountants, counsel and other designated representatives, to the employees, properties, and Information of such Party and the members of such Party’s Group to the extent such access relates to the relevant Assumed Trident Contingent Liability; provided that (x) such access shall not unreasonably interfere with any of such Party’s employees’ normal job functions, (y) such Party shall not be required to provide such access to the extent that the provision of such would require such Party (or its applicable Group member) to waive any attorney-client or other legal privilege and (z) any out-of-pocked costs and expenses incurred in connection with the provision of such access shall constitute Assumed Trident Contingent Liabilities to be shared and reimbursed according to the Parties’ Applicable Percentages as contemplated by Section 7.1(b). Each Party shall, to the extent so requested by the other Party, enter into a joint-defense agreement with the other Party in respect of the

Assumed Trident Contingent Liabilities, on terms as are to be reasonably agreed between the Parties. Nothing in this Section 7.3(a) shall require either Party to violate any agreement with any third party regarding the confidentiality of information relating to that third party.

(b) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access pursuant to this Section 7.3 shall be at no additional cost or expense of the Managing Party or any other Party (other than for actual out-of-pocket costs and expenses, which shall be allocated as set forth in Section 7.1).

Section 7.4. Notice Relating to Assumed Trident Contingent Liabilities; Disputes. In the event that the other Party or any member of such Party’s Group or any of their respective Affiliates, becomes aware of any matter reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Assumed Trident Contingent Liability, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would reasonably require earlier notice) notify the Managing Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release the other Party from any of its obligations under this Article VII except and solely to the extent that the other Party shall have been actually and materially prejudiced as a result of such failure.

Section 7.5. Cooperation with Governmental Entity. If, in connection with any Assumed Trident Contingent Liability, a Party is required by Law to respond to or is reasonably requested to cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party; provided, that to the extent such consultation is not practicable, the applicable Party shall promptly inform the Managing Party regarding such response or cooperation and the subject matter thereof. In the event that any Party is requested or required by any Governmental Entity in connection with any Assumed Trident Contingent Liability pursuant to any written or oral request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand, or similar process, such Party shall notify the Managing Party promptly of such request or requirement and such Party’s response thereto, and shall use reasonable best efforts to consult with the Managing Party with respect to the nature of such Party’s response to the extent practicable and not in violation of any attorney-client privilege or applicable legal process.

Section 7.6. Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Assumed Trident Contingent Liability (including, for the avoidance of doubt, such Party’s Applicable Percentage of the costs and expenses of the Managing Party or any other assisting Party), then the non-defaulting Party (including Trident) shall be required to pay the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay such Assumed Trident Contingent Liability (or any future Assumed Trident Contingent Liability when obligated) and any non-defaulting Party may exercise any available legal remedies against such defaulting Party; provided, further, that interest shall accrue on any such defaulted amounts at the Default Interest Rate.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 8.1(b), (ii) as may be otherwise expressly provided in this Agreement, any Ancillary Agreement or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VIII, effective as of the Effective Time, each Party, for itself and each member of its respective Group (including, in the case of Fountain, Patriot and its Subsidiaries from and after the Closing), in each case, together with their respective administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Party’s’ Group and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Fountain Plan of Separation and all other activities to implement the Fountain Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b) Nothing contained in Section 8.1(a) shall impair or otherwise affect any right of either Party, and as applicable, a member of the Party’s Group to enforce this Agreement, the Merger Agreement, any Ancillary Agreement in each case in accordance with its terms. In addition, nothing contained in Section 8.1(a) shall release any Person from:

(i) (A) with respect to Trident or any member of its Group, any Trident Retained Liability and (B) with respect to Fountain or any member of its Group, any Fountain Liability;

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from or on behalf of a member of the other Group prior to the Effective Time;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s ‘Group), on the other hand;

(v) any Liability with respect to an Assumed Trident Contingent Liability pursuant to Article VII;

(vi) any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(48);

(vii) any Liability with respect to the insurance policies written by White Mountain Insurance Company;

(viii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, the Merger Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article VIII and, if applicable, the appropriate provisions of the Ancillary Agreements or Continuing Arrangements; and

(ix) any Liability for fraud or willful misconduct.

In addition, nothing contained in Section 8.1(a) shall release Trident from (i) indemnifying any director, officer or employee of Fountain who was a director, officer or employee of Trident or any of its Affiliates on or prior to the Effective Time or the Fountain Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations or (ii) any Liability owed to Patriot pursuant to the Merger Agreement.

(c) Effective as of the Effective Time, each Party shall not, and shall not permit any member of its Group (including, in the case of Fountain, Patriot and its Subsidiaries, if the Closing occurs under the Merger Agreement) to make, any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 8.1(a), with respect to any Liabilities released pursuant to Section 8.1(a). The release in this Section 8.1 includes a release of any rights and benefits with respect to such Liabilities that Fountain, Trident and each member of the Fountain Group and Trident Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each of Trident and Fountain hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Persons described in Section 8.1(a) from the Liabilities described in the first sentence of Section 8.1(a). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 8.1 to execute and deliver releases reflecting the provisions hereof.

Section 8.2. Indemnification by Trident. Except as otherwise specifically provided in any provision of this Agreement, any Ancillary Agreement or the Merger Agreement, following the Fountain Distribution Date, Trident shall, and shall cause the other members of the Trident Group to, indemnify, defend and hold harmless the Fountain Indemnitees from and against any and all Indemnifiable Losses of the Fountain Indemnitees, arising out of, by reason of or otherwise in connection with (a) the Trident Retained Liabilities or alleged Trident Retained Liabilities, including, after the Fountain Distribution Date, the failure of Trident or any member of the Trident Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (b) any breach by Trident of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder and (c) any breach by Trident or any of its Affiliates (including Fountain other than with respect to any post-Closing obligation of Fountain) of any covenant, or inaccuracy of any representation and warranty made by Trident, in the Merger Agreement that survives the Closing under Section 8.01 of the Merger Agreement; provided that any claim with respect to indemnification pursuant to this clause (c) is made in reasonable written detail consistent with Section 8.5(a) or Section 8.5(b) prior to the termination of the relevant covenant, representation or warranty as contemplated by such Section 8.01; provided further that this Section 8.2 shall not apply with respect to any Assumed Trident Contingent Liability, in which case Article  VII shall apply.

Section 8.3. Indemnification by Fountain. Except as otherwise specifically provided in any provision of this Agreement, any Ancillary Agreement or the Merger Agreement, following the Fountain Distribution Date, Fountain shall, and shall cause the other members of the Fountain Group, to indemnify, defend and hold harmless the Trident Indemnitees (which, for the avoidance of doubt, shall include the Athens North American R/SB Indemnitees) from and against any and all Indemnifiable Losses of the Trident Indemnitees, arising out of, by reason of or otherwise in connection with (a) the Fountain Liabilities or alleged Fountain Liabilities, including, after the Fountain Distribution Date, the failure of Fountain or any member of the Fountain Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (b) any breach by Fountain subsequent to the Fountain Distribution Date of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder or (c) any breach by Patriot or any of its Affiliates of any covenant, or inaccuracy of any representation and warranty made by Patriot, in the Merger Agreement that survives the Closing under Section 8.01 of the Merger Agreement; provided that any claim with respect to indemnification pursuant to this clause (c) is made in reasonable written detail consistent with Section 8.5(a) or Section 8.5(b) prior to the termination of the relevant covenant, representation or warranty as contemplated by such Section 8.01; provided further that this Section 8.3 shall not apply with respect to any Assumed Trident Contingent Liability, in which case Article VII shall apply.

Section 8.4. Indemnification with Respect to Athens NA. Following the Fountain Distribution Date, Athens NA shall, and shall cause the other members of its Group to, indemnify, defend and hold harmless the Trident

Indemnitees and the Fountain Indemnitees (provided that, for purposes of this Section 8.4, the Trident Group shall be deemed to exclude the Athens North American R/SB Group) from and against any and all Indemnifiable Losses of the Trident Indemnitees or the Fountain Indemnitees, arising out of, by reason of or otherwise in connection with any breach by Athens of the Specified Sections of this Agreement. Trident shall, and shall cause its other Group members to, indemnify, defend and hold harmless the Athens North American R/SB Indemnitees from and against any and all Indemnifiable Losses of the Athens North American R/SB Indemnitees, arising out of, by reason of or otherwise in connection with any breach by Trident (or a Trident Group member) of the Specified Sections of this Agreement. Fountain shall, and shall cause its other Group members to, indemnify, defend and hold harmless the Athens North American R/SB Indemnitees from and against any and all Indemnifiable Losses of the Athens North American R/SB Indemnitees, arising out of, by reason of or otherwise in connection with any breach by Fountain (or a Fountain Group member) of the Specified Sections of this Agreement. For the avoidance of doubt, as between Fountain and Trident, the provisions of Section 8.2 and Section 8.3 shall control.

Section 8.5. Procedures for Indemnification.

(a) Direct Claims. An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 8.5(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) Third Party Claims. If a claim or demand is made against a Trident Indemnitee, a Athens North American R/SB Indemnitee or a Fountain Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or a Subsidiary of a Party (a “Third Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party (and, if applicable, the Managing Party) which is or may be required pursuant to this Article VIII, or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be an Assumed Trident Contingent Liability, such Party, as appropriate, shall give the Managing Party (as determined pursuant to Article VII) written notice thereof within thirty (30) days after such Person becomes aware of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim; provided, however, that the failure to forward such notices and documents shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(c) Other than in the case of (i) an Assumed Trident Contingent Liability (the defense of which shall be assumed and controlled by the Managing Party as provided for in Article VII), (ii) indemnification pursuant to the Tax Sharing Agreement or (iii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be assumed and controlled by the beneficiary Party), an Indemnifying Party shall assume and control the defense of any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees. In connection with the

Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not an Assumed Trident Contingent Liability and (ii) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d) Other than in the case of an Assumed Trident Contingent Liability, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not an Assumed Trident Contingent Liability (with any Assumed Trident Contingent Liability handled in accordance with Article VII) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) In the case of a Third Party Claim (except for any Third Party Claim that is an Assumed Trident Contingent Liability, which, with respect to the subject matter of this Section 8.5(f), shall be governed by Section 7.4), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is an Assumed Trident Contingent Liability, such matters are addressed in Article VII.

(g) Absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement (except as and to the extent otherwise expressly provided in such Ancillary Agreement) and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VIII against any Indemnifying Party.

Section 8.6. Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that is not an Assumed Trident Contingent Liability and that implicates two or more Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Each of Trident, Athens NA and Fountain agrees that at all times from and after the Effective Time, if an Action is commenced by a third party (or any member of such Party’s respective Group) with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use reasonable best efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 8.7. Indemnification Payments. Indemnification required by this Article VIII shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 8.8. Contribution.

(a) If the indemnification provided for in Sections 8.2, 8.3 and 8.4, including in respect of any Assumed Trident Contingent Liability, is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to Information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to Information and opportunity to correct or prevent such statement or omission.

(b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 8.8 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8.8(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 8.8(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(c) Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, for purposes of Section 8.3, Trident shall be deemed to have supplied all Information relating to the Fountain Group included in any filing made with the Commission pursuant to the Securities Act or the Exchange Act prior to the Fountain Distribution Date, regardless of which entity actually makes such filing and under no circumstances shall Fountain have any Liability or be obligated to indemnify the Trident Indemnitees, in each case, with respect thereto pursuant to Section 8.3; provided that this Section 8.8(c) shall not apply in respect of any Assumed Trident Contingent Liability or any Liability with respect thereto, in which case Article VII shall apply.

Section 8.9. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VIII including, for the avoidance of doubt, in respect of any Assumed Trident Contingent Liability, will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits realized in accordance with, and subject to, the principles set forth or referred to in the Tax Sharing Agreement, and increased in accordance with, and subject to, the principles set forth in the Tax Sharing Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VIII to any Indemnitee pursuant to this Article VIII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an

Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties acknowledge that the indemnification and contributions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Indemnifiable Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VIII; provided that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

Section 8.10. Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VIII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

(c) Each Party shall, and shall cause the members of its respective Group to, preserve and keep their Records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, claims, demands, actions, and email files and backup tapes regarding any of the foregoing as such pertains to any period prior to the Separation Date in their possession, whether in electronic form or otherwise, until the latest of, as applicable (i) seven (7) years following the Separation Date or (ii) the date on which such Records are no longer required to be retained pursuant to such Party’s applicable record retention policy and schedules as in effect immediately prior to the Separation Date; provided, however, to the extent the Tax Sharing Agreement provides for a longer period of retention of Tax records, such longer period as provided in the Tax Sharing Agreement shall control.

ARTICLE IX

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 9.1. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Sharing Agreement will govern) and without limiting the applicable provisions of Article VII, and subject to any applicable provisions of this Agreement, any Ancillary Agreement or the Merger Agreement:

(a) After the Effective Time, upon the prior written request by Fountain for specific and identified Information which relates to (x) Fountain or the conduct of the Fountain Business, as the case may be, up to the Fountain Distribution Date, or (y) any Ancillary Agreement, Trident shall (or shall cause its Group member to) provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Fountain (or its Group member) has a reasonable need for such originals) in the possession or control of Trident or any of its Affiliates or Subsidiaries, but only to the extent such items so relate; provided, however, that Trident (or its applicable Group member) shall not be required to provide such copies to the extent that the provision of such would require Trident (or its applicable Group member) to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

(b) After the Fountain Distribution Date, upon the prior written request by Trident (including, for the avoidance of doubt, on behalf of Athens NA) for specific and identified Information which relates to (x) Trident or the conduct of the Trident Retained Business, up to the Fountain Distribution Date, or (y) any Ancillary Agreement, Fountain shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Trident (or its Group member) (including for these purposes any member of the Athens North American R/SB Group) has a reasonable need for such originals) in the possession or control of Fountain or any of its Subsidiaries; provided, however, that Fountain (or its applicable Group member) shall not be required to provide such copies to the extent that the provision of such would require Fountain (or its applicable Group member) to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

Section 9.2. Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for access with respect to Tax matters (in which event the provisions of the Tax Sharing Agreement will govern), from and after the Effective Time for a period of seven (7) years, each of Trident and Fountain shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement; provided that neither Party shall be required to provide such access to the extent that the provision of such would require such Party (or one of its Group members) to breach any confidentiality covenant or waive any attorney-client or other legal privilege. Nothing in this Section 9.2 shall require either Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business.

Section 9.3. Witness Services. At all times from and after the Effective Time, each of Trident and Fountain shall use its reasonable best efforts to make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the requested Party (or any member of the their respective Groups), as applicable. A Party providing a witness to the other Party under this Section 9.3 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses) as may be reasonably incurred and properly paid under applicable Law.

Section 9.4. Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 9.5. Confidentiality. Notwithstanding any termination of this Agreement, for a period of seven (7) years from the date of this Agreement, each Party and the members of its Group shall (i) hold in strict confidence (and at a standard of care no less than they use for their own similar information and in accordance with the terms of all applicable third-party agreements), (ii) disclose, provide, transfer, share or make available only to their and their Subsidiaries’ officers, employees, agents, consultants, auditors, attorneys and advisors (or potential buyers, lenders, investors, or similar transaction counterparties pursuant to any due diligence process), only on a “need to know” basis, and (iii) not use for any purpose other than to ensure compliance with the terms and conditions of this Agreement or any Ancillary Agreement, to enforce or defend any of its rights hereunder or thereunder or to the extent otherwise expressly permitted pursuant to this Agreement or any Ancillary Agreement, all Confidential Information to the extent relating to the business of any other Party or any member(s) of such other Party’s Group. To the extent that any Party or any member of its Group has Confidential Information related to another Party or member of such other Party’s Group that is the subject of this Section 9.5, such first Party shall, and shall cause each member of its Group to (in each case, except as otherwise expressly provided in this Agreement or any Ancillary Agreement), to the extent such Confidential Information is documented or exists in written, photographic or other physical form, return such information (and any copies made thereof) to such other Party or Group, and to the extent it is stored in electronic form, make a copy available to such other Party or Group and expunge such information from any computer or other data carrier, in each case, as promptly as reasonably practicable after the discovery thereof. Each Party is liable hereunder for any unauthorized disclosure or use of the other Parties’ Confidential Information by its recipients, including any members of its Group.

Section 9.6. Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of Trident Group and the Fountain Group, and that each of the members of the Trident Group, the and the Fountain Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of Trident or Fountain (and/or members of their respective Groups), as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) Trident shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Trident Retained Business, whether or not the privileged Information is in the possession of or under the control of Trident or Fountain (or any member of their respective Groups). Trident shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Trident Retained Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Trident (or any member of the Trident Group), whether or not the privileged Information is in the possession of or under the control of Trident or Fountain (or any member of their respective Group);

(ii) Fountain shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Fountain Business, whether or not the privileged Information is in the possession of or under the control of Trident or Fountain (or any member of their respective Group). Fountain shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Fountain Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Fountain (or any member of the Fountain Group), whether or not the privileged Information is in the possession of or under the control of Trident or Fountain (or any member of the respective Group).

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.6, with respect to all privileges not allocated pursuant to the terms of Sections 9.6(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve two or more of Trident or Fountain (or their respective Group members) in respect of which two or more of such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by either Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 9.6 or otherwise to prevent the production or disclosure of such privileged Information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Trident and Fountain as set forth in Sections 9.5 and 9.6, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Sections 7.3, 8.6, 9.1 and 9.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 7.3, 8.6 and 9.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 7.5 and 8.6 hereof, and the transfer of privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted pursuant to applicable law.

(i) Notwithstanding any provision to the contrary in this Section 9.6, the Audit Management Party (as defined in the Tax Sharing Agreement) shall have the authority to disclose or not disclose, in its sole discretion, any and all privileged Information to (i) any Taxing Authority (as defined in the Tax Sharing Agreement) conducting a Tax Audit (as defined in the Tax Sharing Agreement) or (ii) to third parties in connection with the defense of a Tax Audit, including, expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of the Audit Management Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 9.7. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article IX shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 9.8. Other Agreements. The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE X

INSURANCE

Section 10.1. Policies and Rights Included Within Assets.The Fountain Assets shall include (i) any and all rights of an insured Party under each of the Fountain Shared Policies, subject to the terms of such Fountain Shared Policies and any limitations or obligations of Fountain contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses which occurred or are alleged to have occurred, in whole or in part, prior to the Fountain Distribution Date by either Party in or in connection with the conduct of the Fountain Business, regardless of whether any suit, claim, action or proceeding is brought before or after the Fountain Distribution Date or, to the extent any claim is made against Fountain or any of its Subsidiaries or the conduct of the Trident Retained Business, and which actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Fountain Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Fountain Shared Policies, or any of them, to Fountain, and (ii) the Fountain Policies.

Section 10.2. Claims Made Tail Policies. The claims made tail policies provided for in this Section 10.2 will provide coverage for any Claim arising from any Wrongful Act occurring, in whole or in part, prior to the Fountain Distribution Date. For purposes of this Section 10.2, “Claim” and “Wrongful Act” shall have the respective meanings given to such terms in the current Trident International Ltd., D&O, Fiduciary and Employment Practices Liability Insurance Policies, as applicable.

(a) Trident shall purchase Directors and Officers Liability Insurance Policies having total limits of $275 million, consisting of $275 million of non-rescindable Side A coverage inclusive and $200 million of Side B coverage and having a policy period incepting on the Fountain Distribution Date, or the expiration date of the current Trident Directors and Officers liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the Fountain Distribution Date (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be pre-paid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies shall cover Trident and Fountain and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Trident Directors and Officers liability insurance program incepting on the Fountain Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors or omissions, post-dating the Fountain Distribution Date. Trident (i) shall provide Fountain with copies of the D&O Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or, nor cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice Fountain.

(b) Trident shall purchase Fiduciary Liability Insurance Policies having total limits of $50 million and having a policy period incepting on the Fountain Distribution Date, or the expiration date of the current Trident fiduciary liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the Fountain Distribution Date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies shall cover Trident and Fountain and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Trident fiduciary liability insurance program incepting on the Fountain Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the Fountain Distribution Date. Trident (i) shall provide Fountain with copies of the Fiduciary Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or, nor cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Fountain.

(c) Trident shall purchase Employment Practices Liability Insurance Policies having total limits of $50 million of coverage and having a policy period incepting on the Fountain Distribution Date, or the expiration date of the current Trident Employment Practice liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the Fountain Distribution Date (“EPL Tail Policies”). The premium for the EPL Tail Policies shall be pre-paid for the full six-year term of the EPL Tail Policies. Such EPL Tail Policies shall cover Trident and Fountain and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Trident Employment Practices liability insurance program incepting on the Fountain Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the Fountain Distribution Date. Trident (i) shall provide Fountain with copies of the EPL Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or, nor cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Fountain.

(d) To the extent that Trident is unable prior to the Fountain Distribution Date to obtain any of the policies as provided for in paragraphs (a), (b) and (c) of this Section 10.2, then, with respect to suits or claims based on wrongful acts, errors or omissions on or before the Fountain Distribution Date, Trident shall use reasonable best efforts to secure alternative insurance arrangements on the standalone insurance policies for Fountain to provide benefits on terms and conditions (including policy limits) in favor of Fountain and the insured persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a), (b) and (c) of this Section 10.2. With respect to such alternative insurance arrangements, Trident and Fountain shall be responsible for their own costs under their applicable standalone insurance policies. Trident shall not under any circumstances purchase any such alternative coverage containing an exclusion for suits or claims based on wrongful acts, errors or omissions up to and including the Fountain Distribution Date to the extent such exclusion would preclude coverage for Fountain and/or the insured persons thereof, but would not preclude coverage for Trident and/or the insured persons thereof.

Section 10.3. Occurrence Based Policies.

(a) Notwithstanding anything herein to the contrary, the terms , conditions and procedures set forth in the insurance Policy by and between Trident, Athens NA and Fountain, on the one hand, and White Mountain Insurance Company, on the other, dated as of, or about the Fountain Distribution Date, which describes, among other things, (i) how claims and suits under the Trident Shared Policies will be administered, paid, accounted for, and the level of input each Party will have in claim settlements, (ii) access to Shared Policies claim data, (iii) Large Loss Notification to each Party for which Fountain shall each bear full responsibility to notify Excess carriers of any such losses, (iv) dispute resolution and (v) Umbrella and Excess claims handling, are incorporated hereby by reference. The prior written consent of Patriot not to be unreasonably withheld, conditioned or delayed shall be required for the entry by Fountain into and any modifications or amendments to a Fountain Shared Policy, including the insurance Policy referenced in the immediately preceding sentence.

(b) With respect to all other occurrence based Trident Shared Policies, for suits or claims that are filed or made based upon occurrences that occurred or are alleged to have occurred in whole or in part prior to the Fountain Distribution Date, Trident and Fountain, shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies including that portion of any premium adjustments, tax, assessment or similar regulatory surcharges, that relates to claims based on occurrences that predate the Fountain Distribution Date.

Section 10.4. Administration; Other Matters.

(a) Administration. Except as otherwise provided in Section 10.3 hereof, in any Schedule hereto or in any Ancillary Agreement, from and after the Effective Time, (i) Trident shall be responsible for (A) Insurance Administration of the Shared Policies and (B) Claims Administration under such Shared Policies with respect to Trident Retained Liabilities and (ii) Fountain shall be responsible for Claims Administration under such Shared

Policies with respect to Fountain Liabilities; provided that the retention of such responsibilities by Trident is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; provided further that Trident’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Insured Claim within any period or amount permitted or required by the relevant Policy. Trident may discharge its administrative responsibilities under this Section 10.4 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs, including defense and out-of-pocket expenses, are not covered under such Policies. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

(b) Exceeding Policy Limits. Where Fountain Liabilities are specifically covered under a Shared Policy for occurrences, acts or events prior to the Fountain Distribution Date, then Fountain may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 10.2, Section 10.3 or Section 10.4(c) hereof), subject to the terms of this Section 10.4. Except as set forth in this Section 10.4, Trident and Fountain shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Trident or Fountain, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Trident, or Fountain or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VIII.

(c) Allocation of Insurance Proceeds. Except as otherwise provided in Section 10.3, Insurance Proceeds received with respect to suits, occurrences, claims, costs and expenses covered under the Shared Policies shall be paid to Trident with respect to Trident Retained Liabilities and to Fountain with respect to Fountain Liabilities. In the event that the aggregate limits on any Shared Policies are exhausted by the payment of Insured Claims by the Parties, each Party agrees to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total insured claim or claims which were covered under such Shared Policy (their “allocable portion of Insurance Proceeds”), and any Party who has received Insurance Proceeds in excess of such Party’s allocable portion of Insurance Proceeds shall pay to the other Party or Parties the appropriate amount so that each Party will have received its allocable portion of Insurance Proceeds. Each of the Parties agrees to use their respective reasonable best efforts to maximize available coverage under those Shared Policies applicable to it for the benefit of all Parties, and to take all reasonable best steps to recover from all other responsible parties (except the Parties) in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(d) Allocation of Aggregate Deductibles. In the event that both Parties have insured claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the total deductible paid shall be borne by the Parties in the same proportion to which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “allocable share of the deductible”), and any Party who has paid more than its allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount such that each Party will only have to bear its allocable share of the deductible.

Section 10.5. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both of the Parties exist relating to the same occurrence, both Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article X shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 10.6. Cooperation. The Parties agree to use their respective reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 10.7. Certain Matters Relating to Trident’s Organizational Documents. For a period of six (6) years from the Fountain Distribution Date, the Amended and Restated Articles of Association and Amended and Restated Organizational Regulations of Trident shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Articles of Association and Amended and Restated Organizational Regulations of Trident immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Fountain Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any member of the Trident Group or the Fountain Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and the Merger Agreement, including any related annexes, schedules and exhibits, shall, together constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior negotiations, agreements, and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of any Schedule hereto, the Schedule shall control unless specifically provided otherwise in this Agreement. If there is a conflict between any provision of this Agreement and a provision of any Ancillary Agreement or Continuing Arrangement or the Merger Agreement, such Ancillary Agreement or Continuing Arrangement or the Merger Agreement shall control; provided that with respect to any Conveyancing and Assumption Instrument, this Agreement shall control unless specifically stated otherwise in such Conveyancing and Assumption Instrument. Except as expressly set forth in this Agreement, any Ancillary Agreement or the Merger Agreement: (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Sharing Agreement; and (b) for the avoidance of doubt, in the event of any conflict between this Agreement, any Ancillary Agreement or the Merger Agreement, on the one hand, and the Tax Sharing Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Sharing Agreement shall control.

Section 11.2. Ancillary Agreements; Merger Agreement. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements or the Merger Agreement.

Section 11.3. Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.4. Survival of Agreements. Except as otherwise contemplated by this Agreement, any Ancillary Agreement or the Merger Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their terms.

Section 11.5. Expenses. Except as otherwise provided (i) in this Agreement, (ii) in any Ancillary Agreement or (iii) in the Merger Agreement, the Parties agree that all out-of-pocket fees and expenses incurred by the Parties, or to be incurred by the Parties and directly related to the Fountain Plan of Separation, the Merger or transactions contemplated hereby or by the Merger Agreement (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement and such other third party fees and expenses incurred on a non-recurring basis directly as result of the Fountain Plan of Separation) (collectively, “Separation Expenses”) shall (A) to the extent incurred and payable prior to the Fountain Distribution Date be paid by Trident and (B) to the extent any such Separation Expenses arise and are payable by any Party following the Fountain Distribution Date be paid by such Party.

Section 11.6. Notices. All notices, requests, permissions, waivers and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be deemed to have been duly given (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

To Trident:

Tyco International Ltd.

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

To Athens NA:

The ADT Corporation

One Town Center Road

Boca Raton, Florida 33486

Attn: General Counsel

Facsimile: (609) 806-2128

To Fountain prior to the Fountain Distribution Date:

Tyco Flow Control International Ltd.

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

If to Fountain after the Fountain Distribution Date:

Pentair, Inc.

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota

Attn: Angela D. Lageson

Facsimile: (763) 656-5403

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn:  Faiza J. Saeed

          Thomas E. Dunn

Facsimile: (212) 474-3700

and to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attn: Benjamin F. Garmer, III

Facsimile: (414) 297-4900

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.6. Any notice to Trident shall be deemed notice to all members of the Trident Group, any notice to Athens NA shall be deemed notice to all members of the Athens North American R/SB Group and any notice to Fountain shall be deemed notice to all members of the Fountain Group.

Section 11.7. Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). Notwithstanding the foregoing, no waiver of any provision hereof or consent required or permitted to be given by Fountain under this Agreement or failure of Fountain to require strict performance by any other Party of any provision in this Agreement shall be permitted without the prior written consent of Patriot.

Section 11.8. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties and otherwise in accordance with Section 5.19 of the Merger Agreement.

Section 11.9. Assignment. Except as otherwise provided for in this Agreement, this Agreement is not assignable by any Party without the prior written consent of the other Parties and Patriot, and any attempt to assign this Agreement without such consent shall be void and of no effect; provided that a Party may assign this Agreement in whole in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 11.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective successors and permitted assigns.

Section 11.11. Certain Termination and Amendment Rights. Notwithstanding any provision hereof, this Agreement may be terminated at any time prior to the Fountain Distribution Date by the mutual consent of the Parties hereto, but only in the event that the Merger Agreement has been terminated pursuant to its terms.

Section 11.12. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other

Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at the Default Interest Rate, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 11.13. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VIII).

Section 11.14. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Fountain Distribution Date.

Section 11.15. Third Party Beneficiaries. Except (i) as provided in Article VIII relating to Indemnitees and for the release under Section 8.1 of any Person provided therein, (ii) as provided in Section 10.2 relating to insured persons and Section 10.7 relating to the directors, officers, employees, fiduciaries or agents provided therein, (iii) for Patriot, who is an intended third-party beneficiary of this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.16. Title and Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties and Patriot only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.17. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Fountain Group or Trident Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Fountain Group or Trident Group or any of their respective Affiliates.

Section 11.18. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 11.19. Consent to Jurisdiction. Each of the Parties irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement or any Ancillary Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement or any Ancillary Agreement and the rights and obligations arising hereunder or thereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the United States District Court for the Southern District of New York, or, if United States federal jurisdiction is unavailable, in the Supreme Court of the State of New York, New York County. Each of the Parties hereby irrevocably submits and shall cause the members of its Group to submit with regard to any such action or proceeding for itself or for the members of its Group and in respect of its property or the property of the members of its Group, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not and shall cause the members of its Group not to bring any action relating to this Agreement or any of the transactions contemplated by this Agreement or any Ancillary Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, and shall cause the members of its Group to waive and not to assert by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any Ancillary Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.19, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or any Ancillary Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.20. Specific Performance. The Parties understand and agree that (a) the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, (b) the Transactions are a unique business opportunity at a unique time for each of Trident and Patriot and their respective Affiliates, (c) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (d) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance and (e) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any of the Ancillary Agreements and to enforce specifically the terms and provisions of this Agreement, with any such remedy to be sought exclusively in the United States District Court for the Southern District of New York, or, if United States federal jurisdiction is unavailable, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.20 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.21. Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.22. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.23. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 11.24. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.25. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.5; Section 7.3; Section 8.2; Section 8.3; Section 8.4; and Section 8.5).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	/s/ Edward D. Breen
Name: Edward D. Breen
Title: Chairman and Chief Executive Officer

TYCO FLOW CONTROL INTERNATIONAL, LTD.

By:	/s/ John S. Jenkins, Jr.
Name: John S. Jenkins, Jr.
Title: Director

By:	/s/ Andrea Goodrich
Name: Andrea Goodrich
Title: Director

THE ADT CORPORATION

By:	/s/ Naren K. Gursahaney
Name: Naren K. Gursahaney
Title: President

AMENDMENT NO. 1

TO THE SEPARATION AND DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 1, dated as of July 25, 2012 (this “Amendment”), to the Separation and Distribution Agreement, dated as of March 27, 2012 (the “Separation Agreement”), is among Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Trident”), Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and presently a direct wholly-owned Subsidiary of Trident (“Fountain”), and The ADT Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Trident (“Athens”, and together with Trident and Fountain, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement.

WHEREAS, the Parties desire to amend the Separation Agreement as hereinafter provided; and

WHEREAS, Section 11.8 of the Separation Agreement provides that the Separation Agreement may be modified or amended by an agreement in writing signed by a duly authorized representative of each of the Parties and otherwise in accordance with Section 5.19 of the Merger Agreement (the “Merger Agreement”), dated as of March 27, 2012, among Trident, Fountain, Panthro Acquisition Co., a Delaware corporation and a direct wholly-owned Subsidiary of Fountain, Panthro Merger Sub, Inc., a Minnesota corporation and a direct wholly-owned Subsidiary of AcquisitionCo and Pentair, Inc., a Minnesota corporation (“Patriot”); and

WHEREAS, in accordance with Section 5.19 of the Merger Agreement, the Parties have obtained the prior written consent of Patriot to amend the Separation Agreement, which consent is attached hereto as Annex A.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in the Separation Agreement and this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.01 Amendments to Separation Agreement.

(a) Section 2.3(b) of the Separation Agreement is hereby amended and restated as follows:

“Fountain shall, or, where applicable, cause one or more members of the Fountain Group to, enter into and/or abide by the terms and conditions of each of those Contracts and arrangements set forth in Schedule 2.3(b).”

(b) Schedule 2.3(b) of the Separation Agreement is hereby amended and restated as set forth in Schedule 2.3(b) hereto.

(c) Schedule 1.1(77) shall be amended (1) such that the reference to Sempell GmbH (f/k/a ADT Security Deutschland GmbH) shall indicate that such entity is a wholly-owned member of the Fountain Group and (2) to add a 49% interest in Erichs Armatur AB, a Swedish company, and a 100% interest in Tyco Gulf FZE, a United Arab Emirates Company, to such Schedule.

(d) Section 6.2(a)(iii)(A) of the Separation Agreement shall be amended and restated to read as follows:

“Each Performance Share Unit award that is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Trident’s 2012 fiscal third quarter) shall be converted in the exact same manner and at the same time that Restricted Stock Units granted on or after October 12, 2011 are converted pursuant to Section 6.2(a)(ii) above; provided, however, that each Performance Share Unit award that is held by an employee listed in Schedule 6.1(c) that was granted prior to October 12, 2011 and is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Trident’s 2012 fiscal third quarter) shall be converted into Trident Restricted Share Units, Fountain Restricted Share Units and Athens

Restricted Share Units as if such awards were Restricted Stock Unit awards converted pursuant to Section 6.2(a)(i). For the avoidance of doubt, any Performance Share Unit that is adjusted to reflect performance through a date that precedes the Fountain Distribution Date shall continue to be deemed a Performance Share Unit under this Agreement notwithstanding the expiration of the applicable performance period and notwithstanding any employee communications that may refer to such Performance Share Unit as being converted to a Trident Restricted Stock Unit as of a date prior to the Fountain Distribution Date.”

(e) Section 6.2(a)(iv) of the Separation Agreement shall be amended and restated to read as follows:

“Deferred Stock Units. Each Deferred Stock Unit that is outstanding immediately prior to the Distribution and which is held by a Trident Employee listed in Schedule 6.1(c) or by a Trident Director shall be adjusted such that the number of Deferred Stock Units reflects the impact of the Distribution as set forth in Section 6.2(a)(i); provided that fractional shares will continue to be maintained until the payment of the unit is made. Such converted awards shall remain subject to the terms and conditions in effect with respect to the award immediately preceding the Fountain Distribution Date.”

(f) Section 6.2 of the Separation Agreement shall be amended by adding the following Section 6.2(c):

“Former Employees and Former Trident Directors. (i) Trident Restricted Stock Units, Performance Share Units and Deferred Stock Units held by Former Trident Employees and Former Fountain Employees shall be treated in the same manner as described in Section 6.2(a)(i) above. Notwithstanding the foregoing, if a written agreement between a Party (or any of their Affiliates or Subsidiaries) and the holder of any such Trident Restricted Stock Unit, Performance Share Unit or Deferred Stock Unit prior to the Fountain Distribution Date expressly provides for contrary treatment, such units shall be treated in accordance with the provisions of such individual agreement.

(ii) Trident Restricted Stock Units and Deferred Stock Units held by individuals who formerly served as Trident Directors and on and after the Fountain Distribution Date are not serving as Trident Directors shall be treated in the same manner as described in Section 6.2(a)(i) above, except to the extent expressly provided to the contrary in a written agreement with the holder of such Trident Restricted Stock Unit or Deferred Stock Unit, in which case such units shall be treated in accordance with the provisions of such individual agreement.”

(g) Section 3.4 of the Separation Agreement is hereby amended and restated as follows:

“Certain Debt; Cash. Prior to the close of business on the day prior to the Fountain Distribution Date, (i) (x) Fountain or a member of the Fountain Group shall issue to Trident or any other member of the Trident Group as directed by Trident, the Trident Note (as defined in the Merger Agreement) in a principal amount up to $500 million in accordance with Section 5.03(d) of the Merger Agreement or (y) in the event that, notwithstanding compliance with the terms and conditions of Section 5.03(c) of the Merger Agreement, the Senior Notes Issuance (as defined in the Merger Agreement) is not consummated and Patriot is unable to execute a credit agreement for the Senior Credit Facility (as defined in the Merger Agreement) on Acceptable Terms, Fountain or a member of the Fountain Group shall issue to Trident or any other member of the Trident Group as directed by Trident, the Bridge Note in a principal amount up to $500 million in accordance with Section 5.03(d) of the Merger Agreement, and (ii) either (A) Fountain will transfer cash and cash equivalents to Trident or a member of the Trident Group, as directed by Trident or (B) Trident or a member of the Trident Group, as directed by Trident will transfer cash and cash equivalents to Fountain, such that, following completion of the transactions contemplated by clauses (i) and (ii), the Net Indebtedness of the Fountain Group as of the close of business on the day prior to the Fountain Distribution Date and as of the Effective Time shall equal $275 million.

(h) Notwithstanding anything to the contrary in the Separation Agreement, (1) the Trident Note (as defined the Merger Agreement) or the Bridge Note, as the case may be, shall be (A) a Fountain Liability, (B) taken into account in determining the amount of Net Indebtedness pursuant to Section 3.4 of the Separation Agreement and

Closing Net Indebtedness pursuant to Section 3.5 of the Separation Agreement and (C) to the extent not repaid in full in connection with the Closing, shall be a Continuing Arrangement for all purposes under the Separation Agreement, (2) the Senior Notes (as defined in the Merger Agreement) shall be a Fountain Liability and the net proceeds from the Senior Notes Issuance shall be a Fountain Asset, (3) the Patriot Escrow Amount (as defined in the Merger Agreement) shall not be a Fountain Asset and (4) the calculations of Net Indebtedness pursuant to Section 3.4 of the Separation Agreement and of Closing Working Capital and Closing Net Indebtedness pursuant to Section 3.5 of the Separation Agreement shall not take into account the Senior Notes Issuance (including any expenses, fees or other Liabilities incurred in connection therewith or arising therefrom), any indebtedness or net proceeds related thereto or the Patriot Escrow Amount.

Section 2.01 Continuing Effect of Separation Agreement. This Amendment shall only serve to amend and modify the Separation Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Separation Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. In the event of any conflict or inconsistency between the provisions of the Separation Agreement and the provisions of this Amendment, the provisions of this Amendment shall control. On and after the date of this Amendment, each reference in the Separation Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Separation Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Separation Agreement, shall mean and be a reference to the Separation Agreement, as amended by this Agreement; provided, that references to “the date of this Agreement” and other similar references shall continue to refer to the original date of the Separation Agreement and not to the date of this Amendment.

Section 3.01 Entire Agreement. This Amendment, the Separation Agreement, the Merger Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 4.01 Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 5.01 General Provisions. Sections 11.19 (Consent to Jurisdiction), 11.20 (Specific Performance) and 11.21 (Waiver of Jury Trial) of the Separation Agreement shall govern this Amendment.

Section 6.01 No Third-Party Beneficiaries. Except (i) as otherwise provided in the Separation Agreement and (ii) for Patriot, which is an intended third-party beneficiary of this Amendment, this Amendment is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Amendment.

Section 7.01 Assignability; Binding Effect. Except as otherwise provided for in the Separation Agreement and this Amendment, this Amendment is not assignable by any Party without the prior written consent of the other Parties and Patriot, and any attempt to assign this Amendment without such consent shall be void and of no effect; provided that a Party may assign this Amendment in whole in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties and Pentair, to be bound by the terms of this Amendment as if named as a “Party” hereto.

Section 8.01 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Parties and each of their respective successors and permitted assigns.

Section 9.01 Severability. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.01 Counterparts. This Amendment may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract, and each such Party forever waives any such defense.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	/s/ John S. Jenkins, Jr.
Name: John S. Jenkins, Jr.
Title: Vice President and Secretary

TYCO FLOW CONTROL INTERNATIONAL LTD.

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: Director

By:	/s/ John S. Jenkins, Jr.
Name: John S. Jenkins, Jr.
Title: Director

THE ADT CORPORATION

By:	/s/ Naren K. Gursahaney
Name: Naren K. Gursahaney
Title: President

ANNEX F

MERGER AGREEMENT

MERGER AGREEMENT

among

TYCO INTERNATIONAL LTD.,

TYCO FLOW CONTROL INTERNATIONAL LTD.,

PANTHRO ACQUISITION CO.,

PANTHRO MERGER SUB, INC.

and

PENTAIR, INC.

dated as of

March 27, 2012

F-i

F-ii

F-iii

MERGER AGREEMENT

THIS MERGER AGREEMENT, dated as of March 27, 2012 (this “Agreement”), is among Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Trident”), Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and presently a direct wholly-owned Subsidiary of Trident (“Fountain”), Panthro Acquisition Co., a Delaware corporation and a direct wholly-owned Subsidiary of Fountain (“AcquisitionCo”), Panthro Merger Sub, Inc., a Minnesota corporation and a direct wholly-owned Subsidiary of AcquisitionCo (“Merger Sub”), and Pentair, Inc., a Minnesota corporation (“Patriot”). Capitalized terms used herein shall have the meanings given to them in Section 9.01 or in the Sections of this Agreement referenced in Section 9.01.

RECITALS

WHEREAS, Trident is engaged in the Fountain Business;

WHEREAS, the Board of Directors of Trident has determined that it is advisable, desirable and in the best interests of Trident and its shareholders to separate the Fountain Business from Trident and to divest the Fountain Business in the manner contemplated hereby and by the Separation Agreement;

WHEREAS, the Parties contemplate that the Fountain Business shall be transferred to Fountain as provided in the Separation Agreement;

WHEREAS, the Parties contemplate that, following the Fountain Transfer, Trident shall consummate the disposition of one hundred percent (100%) of the Fountain Common Stock to its shareholders through a dividend of Fountain Common Stock to Trident shareholders on a pro rata basis (the “Distribution”);

WHEREAS, at the Effective Time, the Parties will effect the merger of Merger Sub with and into Patriot, with Patriot continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Trident has (i) determined that it is advisable, fair to and in the best interests of Trident and its shareholders to enter into this Agreement and to consummate the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions and (iii) resolved, subject to the terms of this Agreement, to recommend that its shareholders grant the Trident Shareholder Approval;

WHEREAS, the Board of Directors of Fountain has (i) determined that it is advisable to enter into this Agreement and to consummate the Transactions and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, (x) Fountain, as a party to this Agreement and the sole stockholder of AcquisitionCo, has approved this Agreement and the Transactions, (y) AcquisitionCo, as a party to this Agreement and the sole stockholder of Merger Sub, has approved this Agreement and (z) the Board of Directors of Merger Sub has determined that it is advisable, fair to and in the best interests of Merger Sub and its sole shareholder to enter into this Agreement and consummate the applicable Transactions, including the Merger, and approved the execution, delivery and performance of this Agreement and the consummation of the applicable Transactions;

WHEREAS, the Board of Directors of Patriot has (i) determined that it is advisable, fair to, and in the best interests of Patriot and its shareholders to enter into this Agreement and to consummate the applicable Transactions, including the Merger, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the applicable Transactions and (iii) resolved, subject to the terms of this Agreement, to recommend to its shareholders approval of the Merger;

WHEREAS, this Agreement shall constitute a plan of merger pursuant to Section 302A.611 of the MBCA;

WHEREAS, for United States federal income tax purposes, the Parties intend that the Merger qualifies as a “reorganization” pursuant to Section 368 of the Code; and

WHEREAS, Trident, Fountain, AcquisitionCo, Merger Sub and Patriot desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions, and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TRANSACTIONS

Section 1.01 The Merger. (a) At the Effective Time and on the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Patriot (the “Merger”) in accordance with the MBCA, whereupon the separate corporate existence of Merger Sub shall cease, and Patriot shall continue as the surviving entity in the Merger (the “Surviving Corporation”) and shall be a wholly-owned, direct Subsidiary of AcquisitionCo and an indirect Subsidiary of Fountain.

(b) As soon as practicable on the Closing Date, the Parties will file articles of merger meeting the requirements of Section 302A.615 of the MBCA (the “Articles of Merger”), with the Secretary of State of the State of Minnesota. The Merger shall become effective at such time as (x) the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or (y) at such later date or time as is agreed among the Parties in writing and specified in the Articles of Merger in accordance with the relevant provisions of the MBCA (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.02 Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m., local time, on the later of (x) September 28, 2012 and (y) the fifth Business Day following satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article VI (other than those conditions, including the Distribution, that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Trident and Patriot may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.” At and in anticipation of the Closing, the Parties will cooperate to effectuate the closing steps set forth in Exhibit A on or prior to the Closing, consistent with the timeframe set forth in such Exhibit.

Section 1.03 Plan of Reorganization. This Agreement shall constitute a “plan of reorganization” for the Merger within the meaning of Treasury Regulation Section 1.368-2(g).

Section 1.04 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Articles of Merger and in the applicable provisions of the MBCA.

Section 1.05 Articles of Incorporation and Bylaws. (a) At the Effective Time, the articles of incorporation of Merger Sub, as set forth in Exhibit B, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, except that Article I of Exhibit B is hereby amended as of the Effective Time to read: “The name of the Corporation is ‘Pentair, Inc.’”.

(b) At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(c) At the Effective Time, the articles of association of Fountain shall be substantially in the form attached as Exhibit C, with such changes thereto as may be proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed), and the organizational regulations of Fountain shall be in a form proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Distribution, Trident shall take such actions, as sole shareholder of Fountain and otherwise, as required under the Fountain Organizational Documents and applicable Law to adopt and approve and otherwise effectuate the foregoing, subject to and conditioned on the Closing.

Section 1.06 Directors and Officers. (a) The directors of Patriot immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, the officers of Patriot immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

(b) At the Effective Time, the Board of Directors of Fountain shall be comprised as follows, subject to and conditioned on the Closing and effective as of the Effective Time: (A) up to two persons to be selected by Trident and reasonably acceptable to Patriot and (B) the persons serving on the Board of Directors of Patriot as of the mailing of the Trident Proxy (and, if there shall be any replacement to any of such directors prior to the Effective Time as a result of resignation, removal, death or disability, any such replacement) (the “Surviving Corporation Board Appointees”). Trident shall take such actions, as sole shareholder of Fountain and otherwise, as required under the Fountain Organizational Documents and applicable Law to cause the Board of Directors of Fountain to be so constituted, subject to and conditional upon the Effective Time.

(c) At the Effective Time, the senior management of Fountain shall be comprised of the persons listed in Section 1.06(c) of the Patriot Disclosure Letter in management positions at Fountain as indicated opposite their respective names in such section (the “Management Appointees”). Fountain shall take all action necessary to appoint such persons to the applicable positions so indicated, subject to and conditional upon the Effective Time. If prior to the Effective Time, any Management Appointee is unwilling or unable to serve in such designated management position as a result of illness, death, resignation or any other reason, then a replacement for such person, if any, shall be appointed by Patriot after consulting with Trident.

Section 1.07 Effect on Capital Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Fountain, AcquisitionCo, Merger Sub, Patriot or the holders of any capital stock of Fountain, AcquisitionCo, Merger Sub or Patriot, subject to Section 1.12, each share of Patriot Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Patriot Common Stock not entitled to receive the Merger Consideration pursuant to Section 1.07(b) hereof, shall be converted into the right to receive one fully paid and nonassessable share of Fountain Common Stock. The shares of Fountain Common Stock to be issued upon the conversion of Patriot Common Stock pursuant to this Section 1.07 and cash in lieu of fractional shares of Fountain Common Stock to be paid as contemplated by Section 1.12 are referred to collectively as the “Merger Consideration.” As of the Effective Time, all such shares of Patriot Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and any holder of a certificate representing any such shares of Patriot Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 1.10 and Section 1.13 upon surrender of such certificate, without interest. The issuance of Fountain Common Stock in connection with the Merger is referred to as the “Fountain Stock Issuance.”

(b) Each share of Patriot Common Stock owned by any Subsidiary of Patriot or Fountain shall remain outstanding following the Effective Time, but shall not be entitled to receive the Merger Consideration.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.162/3 per share, of the Surviving Corporation.

Section 1.08 Patriot Stock Options and Equity-Based Awards. (a) No later than immediately before the Effective Time, Patriot and Fountain shall take such actions as may be required to provide that:

(i) each outstanding Patriot Stock Option, whether vested or unvested, shall be converted at the Effective Time into an option to acquire, on the same terms and conditions as were applicable under such Patriot Stock Option immediately before the Effective Time, a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot Stock Option immediately before the Effective Time at a price per share (rounded to the nearest whole cent) equal to the exercise price per share of Patriot Common Stock otherwise purchasable pursuant to such Patriot Stock Option (each Patriot Stock Option as so adjusted, an “Adjusted Stock Option”); provided, however, that such conversion shall be effected in accordance with Section 424(a) of the Code.

(ii) each outstanding Patriot RSU, whether vested or unvested, shall be converted at the Effective Time into a restricted stock unit, subject to the same terms and conditions as were applicable under such Patriot RSU immediately before the Effective Time, with respect to a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot RSU immediately before the Effective Time (each Patriot RSU as so adjusted, an “Adjusted RSU”);

(iii) each outstanding Patriot Restricted Share shall be converted at the Effective Time into the right to receive a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot Restricted Share immediately before the Effective Time, subject to the same terms and conditions as were applicable under such Patriot Restricted Share immediately before the Effective Time (each Patriot Restricted Share as so adjusted, an “Adjusted Restricted Share”); and

(iv) each outstanding Patriot Other Share-Based Award, whether vested or unvested, shall be converted at the Effective Time into an award with respect to shares of Fountain Common Stock, subject to the same terms and conditions as were applicable under such Patriot Other Share-Based Award immediately before the Effective Time, with respect to a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot Other Share-Based Award immediately before the Effective Time (each Patriot Other Share-Based Award as so adjusted, an “Adjusted Other Share-Based Award”).

(b) Patriot and Fountain shall take such actions as may be required to provide that any then-current purchase period under a Patriot Stock Purchase Plan shall continue in effect in accordance with its terms following the Effective Time; provided, that at the end of each such purchase period, with respect to an applicable participant, such participant’s accumulated payroll deduction shall be used to purchase shares of Fountain Common Stock in accordance with the terms of the applicable Patriot Stock Purchase Plan.

(c) Fountain shall take all actions necessary to reserve for issuance, from and after the Effective Time, a sufficient number of shares of Fountain Common Stock for delivery pursuant to the terms set forth in this Section 1.08. At or before the Effective Time, Fountain shall cause to be filed with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the Adjusted Restricted Shares and the shares of Fountain Common Stock subject to Adjusted Stock Options, Adjusted RSUs and Adjusted Other Share-Based Awards and shall use reasonable efforts to maintain the current status of the prospectus contained therein, as well as to comply with any applicable state securities or “blue sky” laws, for so long as such awards remain outstanding.

(d) By approving this Agreement, (i) the Board of Directors of Fountain shall be deemed to have approved and authorized each and every amendment to any of the Fountain Benefit Plans as may be necessary or appropriate to give effect to the provisions of Section 1.08, and (ii) the Board of Directors of Patriot shall be deemed to have approved and authorized each and every amendment to any of the Patriot Benefit Plans, Patriot Stock Options, Patriot RSUs, Patriot Restricted Shares and Patriot Other Share-Based Awards as may be necessary or appropriate to give effect to the provisions of Section  1.08.

Section 1.09 Exchange of Certificates. Prior to the Closing, Patriot shall select a bank or trust company reasonably acceptable to Trident as exchange agent (the “Exchange Agent”). In connection with the foregoing, Trident, Fountain, Merger Sub and, as necessary, AcquisitionCo, shall enter into an exchange and nominee agreement with the Exchange Agent, in a form reasonably acceptable to Patriot, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 1.09 and Section 1.10. Prior to or at the Effective Time, Fountain shall deposit with the Exchange Agent, for the benefit of the holders of shares of Patriot Common Stock, for exchange in accordance with this Article I through the Exchange Agent, evidence in book-entry form representing the shares of Fountain Common Stock issuable pursuant to this Article I in exchange for outstanding shares of Patriot Common Stock. For the purposes of such deposit, Fountain shall assume that there shall not be any fractional shares of Fountain Common Stock. Fountain shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Patriot, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.12 and cash sufficient to pay any dividends and other distributions pursuant to Section 1.13. All evidence in book-entry form of Fountain Common Stock including cash in lieu of fractional shares of Fountain Common Stock to be paid pursuant to Section 1.12 and the amount of any dividends or other distributions payable with respect to the Patriot Common Stock pursuant to Section 1.13 are hereinafter referred to as the “Exchange Fund.” Following the Effective Time, the Exchange Agent shall, subject to the terms of the exchange agent and nominee agreement entered into with Trident, Fountain, Merger Sub and, as necessary, AcquisitionCo, deliver the Fountain Common Stock to be issued pursuant to this Article I out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

Section 1.10 Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, and to the extent not previously distributed in connection with the Distribution, Fountain shall cause the Exchange Agent to mail to any holder of record of outstanding shares of Patriot Common Stock whose shares of Patriot Common Stock were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.07(a): (a) a letter of transmittal and (b) instructions for use in effecting the exchange of any shares of Patriot Common Stock for Merger Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed and with such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Patriot Common Stock shall be entitled to receive in exchange therefor: (i) that number of whole shares of Fountain Common Stock (after taking into account all shares of Patriot Common Stock exchanged by such holder), which shall be in uncertificated book-entry form, that such holder has the right to receive pursuant to the provisions of this Article I, (ii) payment by cash or check in lieu of fractional shares of Fountain Common Stock which such holder is entitled to receive pursuant to Section 1.12 and (iii) any dividends or other distributions payable pursuant to Section 1.13. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable shares of Patriot Common Stock is registered, it shall be a condition to the registration thereof that the applicable shares of Patriot Common Stock to be exchanged be in proper form for transfer and that the person requesting such delivery of the applicable portion of the Merger Consideration pay any and all transfer and other similar Taxes required to be paid as a result of such registration in the name of a Person other than the registered holder of such shares of Patriot Common Stock or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until exchanged as contemplated by this Section 1.10, any shares of Patriot Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the applicable portion of the Merger Consideration as contemplated by this Section 1.10 and any amounts to be paid pursuant to Section 1.12 and/or Section 1.13. No interest shall be paid or accrue on the Merger Consideration or any cash payable upon exchange of any shares of Patriot Common Stock.

Section 1.11 No Further Ownership Rights in Patriot Common Stock. The portion of the Merger Consideration issued (and paid) and any cash paid in accordance with the terms of this Article I upon conversion of any shares of Patriot Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Patriot Common Stock. At the Effective Time, the stock transfer books of Patriot shall be closed with respect to the shares of Patriot Common Stock that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Patriot Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates or book-entry shares formerly representing shares of Patriot Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I.

Section 1.12 No Fractional Shares. (a) No certificates or scrip representing fractional shares of Fountain Common Stock or book-entry credit of the same shall be issued upon the conversion of shares of Patriot Common Stock pursuant to Section 1.07(a), no dividends or other distributions of Fountain shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Fountain Common Stock. For purposes of this Section 1.12, all fractional shares to which a single record holder would be entitled shall be aggregated, and calculations shall be rounded to three decimal places.

(b) Fractional shares of Fountain Common Stock that would otherwise be allocable to any former holders of shares of Patriot Common Stock in the Merger shall be aggregated, and no holder of shares of Patriot Common Stock shall receive cash equal to or greater than the value of one full share of Fountain Common Stock. The Exchange Agent shall cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by Fountain, and in no case later than 30 Business Days after the Effective Time. The Exchange Agent shall make available the net proceeds thereof, after deducting any required brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of shares of Patriot Common Stock entitled to receive such cash. Payment of cash in lieu of fractional shares of Fountain Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to Fountain of issuing fractional shares of Fountain Common Stock and shall not represent separately bargained-for consideration.

Section 1.13 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Fountain Common Stock with a record date after the Effective Time shall be paid to the holder of any unexchanged shares of Patriot Common Stock with respect to the shares of Fountain Common Stock issuable upon exchange thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.12, until, in each case, the exchange of such shares of Patriot Common Stock in accordance with this Article I. Subject to applicable Law, following the exchange of any such shares of Patriot Common Stock, there shall be paid to the record holder of whole shares of Fountain Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Fountain Common Stock to which such holder is entitled pursuant to Section 1.12 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Fountain Common Stock and (b) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of Fountain Common Stock. In no event shall the Exchange Agent have the right to vote any shares of Fountain Common Stock held by the Exchange Agent.

Section 1.14 Withholding Rights. Fountain, Patriot, the Surviving Corporation or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to which such deduction and withholding was made. Fountain, Patriot, the Surviving Corporation or the Exchange Agent, as the case may be, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Governmental Authority within the period required under applicable Law.

Section 1.15 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Patriot Common Stock for 180 calendar days after the Effective Time shall be delivered to Fountain upon demand, and any holders of shares of Patriot Common Stock who have not theretofore complied with this Article I shall thereafter look only to Fountain for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Fountain Common Stock pursuant to Section 1.12 and any dividends or distributions pursuant to Section 1.13.

Section 1.16 No Liability. None of the Parties or the Exchange Agent shall be liable to any Person in respect of any shares of Patriot Common Stock or Fountain Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TRIDENT

For all purposes of this Article II, for the avoidance of doubt, Fountain and each other member of the Fountain Group shall be a Subsidiary of Trident immediately prior to the Effective Time (without giving effect to the Distribution). Trident hereby represents and warrants to Patriot that, except (i) as set forth in the applicable section (or another section to the extent provided in Section 8.14) of the Trident Disclosure Letter or (ii) to the extent disclosed or identified in any report, schedule, form or other document filed with, or furnished to, the SEC by Trident and publicly available prior to the date of this Agreement and after September 26, 2009, or in the Draft Form 10, to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

Section 2.01 Due Organization, Good Standing and Corporate Power. (a)Trident is a corporation limited by shares (Aktiengesellschaft) that is duly organized and validly existing under the Laws of Switzerland with its legal seat in the Canton of Schaffhausen, Switzerland. Fountain is a corporation limited by shares (Aktiengesellschaft) that is duly organized and validly existing under the Laws of Switzerland with its legal seat in the Canton of Schaffhausen, Switzerland. Each Fountain Sub is a corporation or other entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. AcquisitionCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Minnesota. Trident and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their respective properties, rights and Assets that shall be contributed to the Fountain Group pursuant to the Separation Agreement or any Ancillary Agreement and to carry on the Fountain Business as it is now being conducted. Trident and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent such concept is recognized in the applicable jurisdiction) in each jurisdiction in which the properties, rights or Assets owned, leased or operated by the Fountain Business that shall be contributed to the Fountain Group pursuant to the Separation Agreement or any Ancillary Agreement or the nature of the Fountain Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

(b) Section 2.01(b) of the Trident Disclosure Letter sets forth, as of the date hereof, a list of the Fountain Subs and their respective jurisdictions of incorporation or organization. All of the outstanding shares of capital stock of, or other equity interests in, each Fountain Sub are duly authorized, validly issued, fully paid and nonassessable and will be, as of the Separation, owned directly or indirectly by Fountain, free and clear of all Security Interests other than restrictions under the Securities Act or imposed by applicable Law. Trident has delivered or made available to Patriot, prior to the execution of this Agreement, true and complete copies of the Trident Organizational Documents and the Fountain Organizational Documents.

Section 2.02 Authorization of Agreement. (a) The execution, delivery and performance of this Agreement and the Other Transaction Agreements by each of Trident, Fountain, AcquisitionCo and Merger Sub, as applicable, and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective Boards of Directors and this Agreement has been approved and adopted by (i) Fountain as the sole shareholder of AcquisitionCo and (ii) AcquisitionCo as the sole shareholder of Merger Sub. No other corporate or shareholder action on the part of Trident, Fountain, AcquisitionCo or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions, except for the (x) approval of the Distribution and any related resolutions necessary to effect the Distribution by shareholders of Trident holding a majority of the votes entitled to be cast (the “Trident Shareholder Approval”), (y) appointment by Trident, as sole shareholder of Fountain, of the Surviving Corporation Board Appointees effective as of the Effective Time, subject to and in accordance with Section 1.06(b) and (z) authorization of an increase in the share capital of Fountain such that Fountain will have sufficient issued and paid up share capital, including a sufficient number of shares, to effect the Distribution and the Merger and to have such amount of additional treasury shares as may be proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed), which authorization shall be undertaken prior to the Distribution pursuant to Section 3.7 of the Separation Agreement. The Board of Directors of Trident has resolved to recommend, subject to the terms of this Agreement, that the Trident Shareholders approve the Distribution (the “Trident Recommendation”), and such resolutions have not been rescinded, modified or withdrawn prior to the date hereof.

(b) This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements to which each is a party, when executed, shall be, duly executed and delivered by each of Trident, Fountain, AcquisitionCo and Merger Sub, as applicable, and, to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of each of Trident, Fountain, AcquisitionCo and Merger Sub enforceable against each of Trident, Fountain, AcquisitionCo and Merger Sub, as applicable, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 2.03 Capital Structure. (a) On the date of this Agreement, Fountain has issued and paid up share capital of CHF 60,000,000 divided into 120,000,000 registered shares of CHF 0.50 nominal value. In addition to the issued and paid up share capital, on the date of this Agreement, there existed (i) an authorized share capital of CHF 30,000,000, divided into 60,000,000 registered shares of CHF 0.50 nominal value each, allowing Fountain’s Board of Directors to issue additional registered shares without approval of Fountain’s shareholders, (ii) a conditional capital of CHF 6,000,000 divided into 12,000,000 registered shares of CHF 0.50 nominal value each in connection with bonds, notes or similar instruments, issued or to be issued by Fountain or by direct or indirect Subsidiaries of Fountain, including convertible debt instruments and (iii) a conditional capital of CHF 6,000,000 divided into 12,000,000 registered shares of CHF 0.50 nominal value each in connection with the exercise of option rights granted to any employee of Fountain or a direct or indirect Subsidiary of Fountain, and any consultant, member of the Board of Directors of Fountain or other Person providing services to Fountain or a direct or indirect Subsidiary of Fountain. All of the issued and outstanding shares of Fountain Common Stock are, and all such shares of Fountain Common Stock that may be issued prior to the Effective Time as contemplated by this Agreement and the Separation Agreement shall be when issued, duly authorized and validly issued, fully paid in and nonassessable and not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right. After giving effect to the Distribution and immediately prior to the Effective Time, Fountain shall have the amount of issued and paid up share capital, including the number of shares, as required pursuant to Section 3.7 of the Separation Agreement.

(b) On the date of this Agreement and immediately prior to the Distribution, all the outstanding shares of Fountain Common Stock are and shall be owned, directly or indirectly, by Trident, free and clear of all Security Interests other than restrictions under the Securities Act or otherwise imposed by applicable Law. Immediately following the Distribution, (i) there shall be outstanding a number of shares of Fountain Common Stock determined in accordance with this Agreement and the Separation Agreement, (ii) no shares of Fountain Common Stock shall be held in Fountain’s treasury or by any Fountain Sub and (iii) no bonds, debentures, notes or other indebtedness of Fountain or any Fountain Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Fountain Common Stock or the holders of capital stock of any Fountain Sub may vote shall be outstanding.

(c) Except as contemplated by this Agreement, the Separation Agreement or the Fountain Organizational Documents, (i) there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Fountain Common Stock or other nominal interests in Fountain or any of its Subsidiaries which relate to Fountain (collectively, “Fountain Equity Interests”) pursuant to which Fountain or any of its Subsidiaries is or may become obligated to issue Fountain Equity Interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Fountain Equity Interests and (ii) there are no outstanding obligations of Fountain to repurchase, redeem or otherwise acquire any outstanding Fountain Equity Interests.

(d) Except as provided by the Separation Agreement, the Tax Sharing Agreement or the Fountain Organizational Documents, there are no voting trusts or other agreements or understandings to which Fountain or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of Fountain or any of its Subsidiaries.

(e) The authorized capital stock of AcquisitionCo consists of 1,000 shares of common stock, par value $0.01 per share (the “AcquisitionCo Common Stock”). As of the date of this Agreement, there are 100 shares of AcquisitionCo Common Stock issued and outstanding, all of which are, and will be immediately prior to the Effective Time, directly owned by Fountain. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date of this Agreement, there are 100 shares of Merger Sub Common Stock issued and outstanding, all of which are, and will be immediately prior to the Effective Time, directly owned by AcquisitionCo. Neither AcquisitionCo nor Merger Sub has outstanding any option, warrant, right or any obligation or other agreement pursuant to which any person other than AcquisitionCo or Fountain, as applicable, may acquire directly or indirectly any equity security of AcquisitionCo or Merger Sub. Neither AcquisitionCo nor Merger Sub has conducted any business prior to the date hereof and neither has, or prior to the Effective Time will have, Assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. AcquisitionCo and Merger Sub were formed solely for the purpose of engaging in the Transactions.

(f) As of the Effective Time, Fountain and the Fountain Group will not have any indebtedness for borrowed money (which, for the avoidance of doubt, shall not be deemed to include capital leases) (other than intercompany indebtedness for borrowed money solely among members of the Fountain Group) or be subject to guarantee obligations to any third parties in respect of borrowed money, in each case other than pursuant to the Financing.

Section 2.04 Consents and Approvals; No Violations.

(a) Non-Contravention. The execution and delivery of this Agreement by each of Trident, Fountain, AcquisitionCo and Merger Sub, the execution and delivery of the Separation Agreement by each of Trident and Fountain and the execution of each Ancillary Agreement by Trident and any of its Subsidiaries contemplated to be a party thereto does not or will not (as applicable), and the consummation of the Transactions by each of Trident, Fountain, AcquisitionCo and Merger Sub (assuming receipt of the Trident Shareholder Approval) will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Organizational Documents of Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement, (ii) subject to obtaining the Trident Regulatory Approvals, violate or conflict with any Laws or Orders applicable to Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement or any of their respective Assets, rights or properties or (iii) violate, conflict with or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, loss of a benefit under or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation under, or result in the creation of any Security Interest upon any of the properties, rights or Assets of Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement pursuant to any provisions of, any Permit or Contract (including the Fountain Material Contracts) to which Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement is now a party or by which they or any of their Assets, rights or properties may be bound or have any rights under, or trigger any buy-sell or similar agreements, except, in the case of clauses (ii) and (iii) above for any breach, violation, termination, loss, default, acceleration, change, conflict, triggering of obligation or Security Interest that would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

(b) Statutory Approvals. Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other applicable Antitrust Laws, (iii) the rules and regulations of the NYSE, (iv) any applicable state securities or blue sky Laws, (v) the filing requirements in connection with the Merger under the MBCA and (vi) the filing and registration of the capital increase regarding the shares of Fountain Common Stock with the register of commerce in Schaffhausen, Switzerland and the issuance of the shares of Fountain Common Stock in uncertificated book-entry form (collectively, the “Trident Regulatory Approvals”) and subject to the accuracy of the representations and warranties of Patriot in Section 3.04(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Agreements by Trident, Fountain, AcquisitionCo or Merger Sub, the performance by each of Trident, Fountain, AcquisitionCo and Merger Sub of its obligations hereunder or the consummation of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE (it being understood that references in this Agreement to “obtaining” such Trident Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such final authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 2.05 Reports; Financial Information; Absence of Changes. (a) As of the date of this Agreement, neither Fountain nor any of its Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) Section 2.05(b) of the Trident Disclosure Letter sets forth the draft registration statement on Form 10 of Fountain substantially in the form that such statement would have been filed with the SEC had the Merger not been contemplated in accordance with this Agreement (the “Draft Form 10”). As of its draft date, the sections of the Draft Form 10 entitled “Risk Factors,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and, other than with respect to any information or discussion regarding the Other Transaction Agreements, “Certain Relationships and Related Party Transactions” do not, solely with respect to the Fountain Business, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Trident has previously made available to Patriot:

(i) the audited combined balance sheets of the Fountain Business as of September 24, 2010 and September 30, 2011, and the related audited combined statements of income, cash flows and equity for the fiscal years ended September 25, 2009, September 24, 2010 and September 30, 2011, including the notes thereto (collectively, the “Audited Financial Statements”); and

(ii) the unaudited interim combined balance sheet of the Fountain Business at December 24, 2010 and December 30, 2011 and the related unaudited interim combined statements of income, cash flows and equity for the three months ended December 24, 2010 and December 30, 2011 (collectively, the “Interim Financial Statements” and, together with the Subsequent Interim Financial Information and the Audited Financial Statements, the “Fountain Financial Statements”).

(d) The Fountain Financial Statements present fairly (or, in the case of the Subsequent Interim Financial Information, will present fairly) in all material respects the financial position of the Fountain Business as of the dates thereof, and the results of operations and cash flows, changes in equity or other information included therein for the periods or as of the dates then ended, in each case except as otherwise noted therein (except, in the case of unaudited statements, as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act). The Fountain Financial Statements have been (or, in the case of the Subsequent Interim Financial Information, will be) prepared in accordance with GAAP, consistently applied throughout the periods covered (except with respect to the Interim Financial Statements and the Subsequent Interim Financial Statements as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act).

(e) (i) Trident has established, and Trident and Fountain maintain, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), that satisfy the requirements of Rule 13a-15 under the Exchange Act with respect to Persons subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Trident’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information disclosed by Trident in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Trident’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to such filings. Trident is and has been since September 24, 2010, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made with respect to Trident and its Subsidiaries. Trident’s internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Fountain Financial Statements in accordance with GAAP. Trident’s management has completed an assessment of the effectiveness of Trident’s internal control over financial reporting for the year ended September 30, 2011 that satisfies the requirements of Section 404 of the Sarbanes-Oxley Act with respect to Persons subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and such assessment concluded that such controls were effective.

(ii) Trident has disclosed, based on its most recent evaluation, to Trident’s auditors and the audit committee of the Board of Directors of Trident (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Trident’s or Fountain’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Trident’s or Fountain’s internal control over financial reporting.

(iii) Since September 24, 2010, to the Knowledge of Trident, (A) none of Trident, Fountain or any of their respective Subsidiaries or any director, officer, employee, auditor, accountant or similar representative of Trident, Fountain or any of their respective Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Fountain or any Fountain Sub or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Fountain or any Fountain Sub has engaged in improper accounting or auditing practices, and (B) no attorney representing Trident, Fountain or any of their respective Subsidiaries, whether or not employed by Trident, Fountain or any of their respective Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Fountain or any Fountain Sub or their respective officers, directors, employees or agents to the Board of Directors of Trident or Fountain or any committee thereof or to any director or officer of Trident or Fountain.

(f) Since September 30, 2011 to the date hereof, (i) except as specifically contemplated by this Agreement or the Separation Agreement, the Fountain Business has been conducted in all material respects in the ordinary course of business consistent with past practices and (ii) there has not occurred a Fountain Business MAE.

(g) Except for matters included in the audited combined balance sheet included in the Audited Financial Statements of the Fountain Business as of September 30, 2011 (including the notes thereto), neither Trident nor any of its Subsidiaries have any liabilities or obligations of any nature that would be Fountain Liabilities and that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a combined balance sheet of the Fountain Business or in the notes thereto, except for liabilities and obligations that (i) were incurred since September 30, 2011 and in the ordinary course of business, (ii) are incurred in connection with the Transactions, (iii) are included in the unaudited interim balance sheet included in the Interim Financial Statements of the Fountain Business (including the notes thereto) as of December 30, 2011 or (iv) would not, individually or in the aggregate, reasonably be expected to have a Fountain Business MAE.

Section 2.06 Information to be Supplied. None of the information supplied or to be supplied by Trident, Fountain, AcquisitionCo or Merger Sub specifically for inclusion or incorporation by reference in the Trident Filings or the Proxy Statement/Prospectus to be filed with the SEC shall, on the date of its filing or, in the case of the Form S-4 or the Form 10, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the date the Proxy Statement/Prospectus is mailed to the Patriot shareholders or the Trident Proxy is mailed to Trident shareholders, as applicable, at the time of the Patriot Shareholder Meeting or the Trident Shareholder Meeting, as applicable, and on the Fountain Distribution Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that with respect to projected financial information provided by or on behalf of Trident (if any), Trident represents only that such information was prepared in good faith by management of Trident on the basis of assumptions believed by such management to be reasonable as of the time made. The Trident Filings will comply as to form in all material respects with the requirements of the Exchange Act or Securities Act, as applicable, except that no representation or warranty is made by Trident with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Patriot for inclusion or incorporation by reference therein.

Section 2.07 Litigation. There is no pending Action and to the Knowledge of Trident, no Person has threatened to commence any Action, including any cease and desist letters or invitations to take a patent license, against Trident or any of its Subsidiaries or any of the Assets, rights or properties owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. None of Trident or any of its Subsidiaries, or their respective Assets, rights or properties, is subject to any Order that would reasonably be expected to apply to the Fountain Business or to Fountain or any of its Subsidiaries (or any of their respective Assets, rights or properties) following the Closing, in each case which would reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

Section 2.08 Compliance with Laws; Permits. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, the Fountain Business is conducted, and since September 26, 2009 has been conducted, in compliance with all applicable Laws and Orders. Since September 26, 2009, neither Trident nor any Subsidiary of Trident has received any written notice or, to the Knowledge of Trident, other communication from any Governmental Authority regarding any actual or possible violation (as yet unremedied) of, or failure of the Fountain Business to comply with, any Law or Order, except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. Notwithstanding anything contained in this Section 2.08(a), no representation or warranty shall be deemed to be made in this Section 2.08(a) in respect of Tax, employee benefits, labor, intellectual property or environmental matters.

(b) As of the date hereof, Trident and its Subsidiaries are, and, as of the Fountain Distribution Date and the Effective Time, Fountain and its Subsidiaries will be, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Authority, and all rights under any Contract with any Governmental Authority, necessary for the conduct of the Fountain Business as such business is currently being conducted (the “Fountain Permits”), except where the failure to have any of the Fountain Permits would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. As of the date hereof, all Fountain Permits are, and as of the Fountain Distribution Date and Effective Time all Fountain Permits of Fountain and its Subsidiaries will be, valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. As of the date hereof, Trident is, and each of its Subsidiaries is, and the Fountain Business as being conducted is, and, as of the Fountain Distribution Date and the Effective Time, Fountain and each of its Subsidiaries will be, and the Fountain Business will be conducted, in compliance in all respects with the terms and requirements of such Fountain Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. Notwithstanding anything to the contrary in this Section 2.08(b), no representation or warranty shall be deemed to be made in this Section 2.08(b) in respect of environmental matters.

Section 2.09 Contracts. (a) Except for this Agreement and the Other Transaction Agreements, neither Trident, nor any of its Assets, rights, properties or Subsidiaries, as of the date hereof, is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) as such term would be applied to the Fountain Business as if a separate entity which was subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act;

(ii) any non-competition Contract or other Contract that is related to the Fountain Business and purports to limit in any material respect either the type of business in which Trident or any of its Subsidiaries and, for the avoidance of doubt, following the Fountain Distribution Date and Effective Time, Fountain or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains any material exclusivity or non-solicitation provisions;

(iii) any Contract that limits or otherwise restricts the ability of Fountain or any of its Subsidiaries to pay dividends or make distributions to its shareholders;

(iv) any material partnership, joint venture or similar Contract relating to the Fountain Business;

(v) any Contract, or series of related Contracts, under which Fountain or any Fountain Sub is or may be liable for indebtedness for borrowed money (which, for the avoidance of doubt, shall not be deemed to include any capital leases) in excess of $25 million, individually or in the aggregate, excluding Contracts relating to indebtedness for borrowed money owed to any member of the Trident Group that will be terminated prior to the Effective Time; or

(vi) any Contract that relates to a material collective bargaining or similar labor Contract which covers any employees of Trident or its Affiliates engaged in work related to the Fountain Business, including any Fountain Employees.

(b) All Contracts of the type described in this Section 2.09 and any other such Contracts that may be entered into by Trident or any Subsidiary of Trident after the date hereof and prior to the Effective Time in accordance with Section 4.01 are referred to herein as “Fountain Material Contracts.” As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all Fountain Material Contracts existing as of the date of this Agreement have been provided to Patriot.

(c) Each Fountain Material Contract is a legal, valid and binding obligation of, and enforceable against, Trident or any Subsidiary of Trident that is a party thereto, and, to the Knowledge of Trident, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (ii) such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

(d) Trident and each of its Subsidiaries which is a party to any Fountain Material Contract is, and, as of the Fountain Distribution Date and the Effective Time, Fountain and each Fountain Sub which is a party to any Fountain Material Contract will be, in compliance with all terms and requirements of each Fountain Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by Trident or any of its Subsidiaries or Fountain or any of its Subsidiaries (as the case may be) under any such Fountain Material Contract and, to the Knowledge of Trident, no other party to any Fountain Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Fountain Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

Section 2.10 Employees and Employee Benefits; Labor. (a) Section 2.10(a) of the Trident Disclosure Letter lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, fringe benefit (whether or not taxable), or employee loans, that are sponsored, maintained or contributed to by Trident or any trade or business, whether or not incorporated, that together with Trident would be deemed a single employer under Section 4001(b) of ERISA (a “Trident ERISA Affiliate”) for the benefit of any Fountain Employee (the “Fountain Benefit Plans”).

(b) With respect to each Fountain Benefit Plan, Trident has made available to Patriot copies of each of the following documents listed on Section 2.10(a) of the Trident Disclosure Letter: (i) the Fountain Benefit Plans (including all amendments thereto), (ii) the most recent annual report and actuarial report, if required under ERISA or the Code, (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA and (iv) the most recent determination letter received from the IRS with respect to each Fountain Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, each Fountain Benefit Plan has been established, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and each of

Trident and its Subsidiaries and any Trident ERISA Affiliate has performed all material obligations required to be performed by it in connection with the Fountain Benefit Plans. Each Fountain Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualification.

(d) None of the execution and delivery of this Agreement, the Distribution, the consummation of Merger nor any other transaction contemplated herein will (i) entitle any Fountain Employee to severance, retention or change in control pay, tax gross-up, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity or any other benefit due any Fountain Employee or such former employee.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, (i) there are no pending or, to the Knowledge of Trident, threatened actions, suits or claims against, by or on behalf of, or any liens filed against or with respect to, any of the Fountain Benefit Plans or otherwise involving any Fountain Benefit Plan and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies are pending, or to the Knowledge of Trident, threatened.

(f) Solely with respect to the Fountain Employees: (i) neither Trident nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any of such employees, nor is any such Contract presently being negotiated, (ii) to the Knowledge of Trident or any of its Subsidiaries, no campaigns are being conducted to solicit cards from any of such employees to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years, (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other material labor controversy is in effect or, to the Knowledge of Trident or any of its Subsidiaries, threatened, and neither Trident nor any of its Subsidiaries has experienced any such labor controversy within the past three years, (iv) no unfair labor practice charge or complaint is pending or, to the Knowledge of Trident or any of its Subsidiaries, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, (v) no grievance or arbitration proceeding is pending or, to the Knowledge of Trident or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Fountain Business MAE, (vi) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of such employees is pending or, to the Knowledge of Trident or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Fountain Business MAE, (vii) neither Trident nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices and (viii) Trident and each of its Subsidiaries is in compliance with all applicable Laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the proper classification of such employees as exempt from overtime compensation requirements, the proper classification of individuals as contractors or consultants, and any obligations pursuant to the WARN Act, except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

(g) Neither Fountain nor any Fountain Sub is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in respect of the Transactions contemplated herein.

Section 2.11 Title to Fountain Assets; Sufficiency of Assets. (a) As of immediately prior to the Effective Time after giving effect to the terms of the Separation Agreement, the Tax Sharing Agreement and the License Agreements (as defined in the Separation Agreement) the Fountain Group will have, in all material respects, good, valid and marketable title to, or valid leasehold interests in or valid right to use, all Fountain Assets, in each case as such Fountain Assets are currently being used, free and clear of all Security Interests, other than Permitted Encumbrances.

(b) The Assets, properties and rights of Fountain and the Fountain Subs (as applicable) as of the Effective Time, together with the licenses, services and other rights to be made available pursuant to this Agreement and the Other Transaction Agreements will be sufficient to permit Fountain and the Fountain Subs to operate the Fountain Business independent from Trident and its Subsidiaries immediately following the Effective Time (i) in all material respects in compliance with all applicable Laws and Orders and (ii) in a manner consistent in all material respects with the operation of the Fountain Business on the date hereof and immediately prior to the Effective Time.

Section 2.12 Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, as it relates to the Fountain Business:

(i) (A) Since September 26, 2009, Trident has not received any written request for information pursuant to Environmental Law or any written notice alleging that Trident is in violation of, or has any liability under, any Environmental Law; (B) there are no pending Actions and, to the Knowledge of Trident, no Person has threatened to commence any Action (including any Action relating to cleanup or other remedial activities, natural resource damages, property damages, personal injury, penalties, contribution, indemnification or injunctive relief) against Trident or any of its Subsidiaries, under or pursuant to any Environmental Law or relating to Hazardous Materials; and (C) to the Knowledge of Trident, there are no facts, events or circumstances that would reasonably be expected to result in any such notice or Action;

(ii) Trident and its Subsidiaries are in compliance with all, and have not violated any, applicable Environmental Laws and, to the Knowledge of Trident, there are no facts, events, circumstances or changes in legal requirements that would reasonably be expected to prevent the Fountain Business from complying with applicable Environmental Laws;

(iii) Trident and its Subsidiaries have obtained and are in compliance with, and, as of the Fountain Distribution Date and the Effective Time, Fountain and its Subsidiaries will be in possession of and will have been operated in compliance with, all permits, licenses and approvals required under Environmental Law for the conduct of the Fountain Business and the operation of the facilities of the Fountain Business as presently conducted or operated (“Environmental Permits”), all such Environmental Permits are valid and in full force and effect and are held for the operations of the Fountain Business, and, to the Knowledge of Trident, there is no reasonable basis for any such Environmental Permits to be revoked, modified, terminated or not renewed;

(iv) to the Knowledge of Trident, compliance of the operations of the Fountain Business with applicable Environmental Laws will not require the Fountain Business to incur costs in any fiscal year, including the costs of pollution control equipment, beyond those currently budgeted for the fiscal year ending September 28, 2012;

(v) to the Knowledge of Trident, there has been no Release of, alleged Release of, or exposure or alleged exposure to, Hazardous Materials at any real property currently or formerly owned, leased, or operated by Trident or any of its Subsidiaries or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that would reasonably be expected to result in Liability to Trident or any of its Subsidiaries under any Environmental Law or would otherwise interfere with operations of Trident or any of its Subsidiaries as currently conducted;

(vi) neither Trident nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law; and

(vii) to the Knowledge of Trident, neither Trident nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations under Environmental Law or relating to Hazardous Materials that could reasonably be expected to adversely affect the Fountain Business.

(b) The representations and warranties set forth in this Section 2.12 and in Section 2.04, Section 2.05, Section 2.06, Section 2.09, Section 2.11, Section 2.13 and Section 2.16 are Trident’s sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials.

Section 2.13 Additional Asbestos Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, as it relates to the Fountain Business:

(a) there are no pending Actions and, to the Knowledge of Trident, no Person has threatened to commence any Action against Trident or any of its Subsidiaries alleging exposure to asbestos or asbestos-containing products or materials and, to the Knowledge of Trident, there are no facts, events or circumstances that would reasonably be expected to result in any such Action; and

(b) to the Knowledge of Trident, neither Trident nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations relating to asbestos or Actions alleging exposure to asbestos.

Section 2.14 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE:

(a) each of Fountain and its Subsidiaries has timely filed all Tax Returns that it was required to file with respect to the Fountain Business and the Fountain Assets, and such Tax Returns are complete and correct in all respects to the extent they relate to the Fountain Business or the Fountain Assets;

(b) each of Fountain and its Subsidiaries has paid all Taxes due and payable with respect to the Fountain Business and the Fountain Assets, whether or not shown on such Tax Returns, and in the case of Taxes not yet due and payable, has made adequate provision for such Taxes on the Fountain Financial Statements in accordance with GAAP;

(c) there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of Fountain or any of its Subsidiaries with respect to the Fountain Business or the Fountain Assets either within Trident’s Knowledge or claimed, pending or raised by a Governmental Authority in writing;

(d) no Liens for Taxes exist and no outstanding claims for Taxes have been asserted in writing with respect to the Fountain Business and the Fountain Assets;

(e) neither Fountain nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Transactions) that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement;

(f) neither Trident (with respect to the Fountain Business and the Fountain Assets) nor Fountain has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3) in any transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(g) at the Effective Time, Fountain will not be and will not have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(h) neither Trident nor Fountain has filed, granted or entered into any written extension or waiver of the statute of limitations or the period of assessment or collection of any Taxes relating to the Fountain Business or the Fountain Assets or any written power of attorney with respect to any such Taxes;

(i) neither Fountain nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement other than the Tax Sharing Agreement;

(j) neither Fountain nor any of its Subsidiaries is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which Trident or any current or former Affiliate of Trident is or was the common parent corporation) or has any potential liability for Taxes of another Person (other than Fountain or any Fountain Sub) under Treasury Regulation Section 1.1502-6; and

(k) neither Trident nor any of its Subsidiaries has taken any action or has Knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

The representations and warranties set forth in this Section 2.14, Section 2.10 and Section 5.10(f) are Trident’s, Fountain’s, AcquisitionCo’s and Merger Sub’s sole representations and warranties relating to Tax matters, liabilities, or obligations or compliance with Laws relating thereto.

Section 2.15 Intellectual Property Related to the Fountain Business. Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, to the Knowledge of Trident: (a) the Fountain Business as currently conducted by Trident and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party and (b) no third party is infringing, misappropriating or violating any Intellectual Property Rights used in the Fountain Business and owned by Trident or its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, Trident or its Subsidiaries exclusively own, and as of immediately prior to the Effective Time after giving effect to the terms of the Separation Agreement and the License Agreements (as defined in the Separation Agreement), Fountain or the Fountain Subs (as applicable) will exclusively own, free of all Security Interests or adverse rights or interests of third parties, their material proprietary Intellectual Property Rights relating to the Fountain Business (“Fountain Business IP”). All applications and registrations for Fountain Business IP that are owned by Trident or its Subsidiaries are subsisting and unexpired and, to Trident’s Knowledge, valid and enforceable. Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, Trident and its Subsidiaries take all reasonable steps to maintain and protect the Fountain Business IP and the security, contents and operation of their material software and systems, and to Trident’s Knowledge, there have been no material violations of same within the last two years.

Section 2.16 Insurance. Section 2.16 of the Trident Disclosure Letter lists all material insurance policies, insurance Contracts or self-insurance programs obtained within the past two years and owned or held by Trident or its Subsidiaries as of the date of this Agreement which cover the Fountain Business or its Assets, properties or personnel with respect to the operation or conduct of the Fountain Business, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements made by Trident and/or its Subsidiaries including any self-insurance programs. All such insurance policies, Contracts and self-insurance programs are in such amounts, with such deductibles and against such risks and losses as are, in Trident’s judgment, reasonable for the business and Assets of the Fountain Business. Except as would not be reasonably expected to have a Fountain Business MAE, all such policies are in full force and effect, no invoiced premiums are overdue for payment, and no notice of cancellation or termination has been received by Trident or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 2.17 Broker’s or Finder’s Fee. Except for Goldman, Sachs & Co. and Lazard Frères & Co. (the fees and expenses of which will be the responsibility of Trident), neither Trident nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions.

Section 2.18 Opinion of Financial Advisors. The Board of Directors of Trident has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, substantially to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Aggregate Merger Consideration to be paid pursuant to this Agreement is fair from a financial point of view to Fountain. Trident will make available to Patriot a copy of the written opinion following the execution of this Agreement for informational purposes only.

Section 2.19 Real Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, Trident and its Subsidiaries have, and, as of immediately prior to the Effective Time, Fountain or the Fountain Subs (as applicable) will have, good, valid and marketable title to or a valid leasehold interest in all of the Fountain Real Property and other real property that is included in the Fountain Assets free and clear of all Security Interests other than Permitted Encumbrances.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, as of immediately prior to the Effective Time, with respect to all real property leases, subleases, licenses, easement, rights-of-way, servitudes and similar agreements that are included in the Fountain Assets, in each case, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there exists no default or breach on the part of any member of the Trident Group and to the Knowledge of Trident, on the part of any third party, (iii) no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute such a default or breach on the part of any member of the Trident Group and to the Knowledge of Trident, on the part of any third party and (iv) there has been no collateral assignment or other security interest and they are not subject to any Security Interests other than Permitted Encumbrances.

Section 2.20 Unlawful Payments. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE:

(i) neither Fountain nor any Fountain Sub, nor any Affiliate of Fountain or any Fountain Sub, nor any other Person acting for or on behalf of Fountain or any Fountain Sub:

(1) has directly or indirectly (w) made, offered or promised to make, or authorized the making of, any unlawful payment to any person, (x) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person, (y) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage or (z) violated any provision of the FCPA or any other Law that prohibits corruption or bribery; or

(2) has been investigated by a Governmental Authority, or been the subject of any allegation, with respect to conduct within the scope of subsection (i) above.

(ii) There have been no false or fictitious entries made in the books or records of Fountain or any Fountain Sub relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and neither Fountain nor any Fountain Sub has established or maintained a secret or unrecorded fund for use in connection with any such payment, gift, political or charitable contribution or other thing of value or advantage.

(b) For the avoidance of doubt, any reference to “other thing of value” in this Section 2.20 includes meals, entertainment, travel and lodging.

Section 2.21 No Other Representations or Warranties. TRIDENT (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE TRIDENT GROUP) ACKNOWLEDGES THAT PATRIOT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY PATRIOT TO TRIDENT IN ACCORDANCE WITH THE TERMS HEREOF, AND SPECIFICALLY (BUT WITHOUT

LIMITING THE GENERALITY OF THE FOREGOING) THAT PATRIOT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO TRIDENT (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE REVENUES, RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF PATRIOT AND ITS SUBSIDIARIES OR (B) THE FUTURE BUSINESS AND OPERATIONS OF PATRIOT AND ITS SUBSIDIARIES, IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PATRIOT

Patriot hereby represents and warrants to Trident that, except (i) as set forth in the applicable section (or another section to the extent provided in Section 8.14) of the Patriot Disclosure Letter or (ii) to the extent disclosed or identified in any report, schedule, form or other document filed with, or furnished to, the SEC by Patriot and publicly available prior to the date of this Agreement and after January 1, 2010, to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

Section 3.01 Due Organization, Good Standing and Corporate Power. (a) Patriot is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties, rights and Assets and to carry on its business as it is now being conducted. Patriot and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent such concept is recognized in the applicable jurisdiction) in each jurisdiction in which the properties, rights or Assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

(b) Section 3.01(b) of the Patriot Disclosure Letter sets forth, as of the date hereof, a list of the Patriot Subsidiaries and their respective jurisdictions of incorporation or organization. All of the outstanding shares of capital stock of, or other equity interests in, each such Patriot Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by Patriot, free and clear of all Security Interests other than restrictions under the Securities Act or imposed by applicable Law. Patriot has delivered or made available to Trident, prior to the execution of this Agreement, true and complete copies of the Patriot Organizational Documents.

Section 3.02 Authorization of Agreement. (a) The execution, delivery and performance by Patriot of this Agreement and the Other Transaction Agreements to which it is a party, and the consummation by Patriot of the Transactions, have been duly authorized and approved by its Board of Directors, and, except as described in Section 3.07, no other corporate or shareholder action on the part of Patriot is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions.

(b) This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements to which it is a party, when executed, shall be, duly executed and delivered by Patriot, and to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of Patriot, enforceable against it in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 3.03 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Patriot consists of an aggregate of 250,000,000 shares, of which no more than 15,000,000 may be shares of preferred stock (the “Patriot Preferred Stock”) and of which 2,500,000 shares have been designated as “Series A Junior Participating Preferred Stock” (the “Patriot Series A Preferred Stock”) and have been reserved for issuance upon the exercise of the rights (the “Rights”) distributed to holders of Patriot Common Stock pursuant to the Rights Agreement, dated as of December 10, 2004, between Patriot and Wells Fargo Bank, N.A. (the “Rights Agreement”). As of March 22, 2012, (i) 98,850,575 shares of Patriot Common Stock were issued and outstanding (including 89,760 Patriot Restricted Shares) together with an equal number of corresponding Rights, (ii) 8,402,415 shares of Patriot Common Stock were reserved for issuance upon the exercise of outstanding Patriot Stock Options, (iii) 1,147,098 shares of Patriot Common Stock were reserved for issuance upon the settlement of outstanding Patriot RSUs and Patriot Other Share-Based Awards and (iv) no shares of Patriot Preferred Stock were issued and outstanding. All issued and outstanding shares of Patriot Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights, purchase option, call, right of first refusal or any similar right and all shares of Patriot Common Stock reserved for issuance as noted in clause (ii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right. No shares of Patriot Common Stock are held by any Subsidiary of Patriot. There are no outstanding bonds, debentures, notes or other indebtedness of Patriot or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Patriot Common Stock or the holders of capital stock of any of Patriot’s Subsidiaries may vote.

(b) Except as set forth in Section 3.03(a) above, as of the date of this Agreement, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Patriot Common Stock or any capital stock equivalent (including shares of Patriot Restricted Shares) or other nominal interest in Patriot or any of its Subsidiaries (collectively, “Patriot Equity Interests”) pursuant to which Patriot or any of its Subsidiaries is or may become obligated to issue Patriot Equity Interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Patriot Equity Interests. There are no outstanding obligations of Patriot to repurchase, redeem or otherwise acquire any outstanding Patriot Equity Interests.

(c) There are no voting trusts or other agreements or understandings to which Patriot or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of Patriot or any of its Subsidiaries.

Section 3.04 Consents and Approvals; No Violations.

(a) Non-Contravention. The execution and delivery of this Agreement and the Separation Agreement by Patriot does not, and the consummation of the Transactions by Patriot will not (with or without notice or lapse of time or both), subject to obtaining the Patriot Shareholder Approval and the Patriot Regulatory Approvals, (i) violate or conflict with any provision of the Organizational Documents of Patriot or any of its Subsidiaries, (ii) violate or conflict with any Laws or Orders applicable to Patriot or its Subsidiaries or any of their respective Assets, rights or properties or (iii) violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, loss of a benefit under, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation under, or result in the creation of any Security Interest upon any of the material properties, rights or Assets of Patriot or any of its Subsidiaries pursuant to any provisions of, any Permit or Contract to which Patriot or any of its Subsidiaries is now a party or by which they or any of their Assets, rights or properties may be bound or have any rights under, or trigger any buy-sell or similar agreements, except, in the case of clauses (ii) and (iii) above for any breach, violation, termination, loss, default, acceleration, change, conflict, triggering of obligation or Security Interest that would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

(b) Statutory Approvals. Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the HSR Act and other applicable Antitrust Laws, (iii) the rules and regulations of the NYSE, (iv) any applicable state securities or blue sky Laws and (v) the filing requirements in connection with the Merger under the MBCA (collectively, the “Patriot Regulatory Approvals”) and subject to the accuracy of the representations and warranties of Trident in Section 2.04(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Agreements by Patriot, the performance by Patriot of its obligations hereunder or the consummation of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE (it being understood that references in this Agreement to “obtaining” such Patriot Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such final authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 3.05 Patriot SEC Filings; Financial Statements; Absence of Changes. (a) Patriot has timely filed or furnished all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2010 (the “Patriot SEC Filings”). The Patriot SEC Filings when filed or furnished with or to the SEC (or, if amended or supplemented, then as of the time of its most recent amendment or supplement (as applicable)) (i) complied or will comply, as applicable, in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not or will not, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Patriot is subject to the periodic reporting requirements of the Exchange Act.

(b) (i) Patriot has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Patriot’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information disclosed by Patriot in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Patriot’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such filings. Patriot is and has been since December 31, 2010, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made with respect to Patriot and its Subsidiaries. Neither Patriot nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Patriot’s internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Patriot’s management has completed an assessment of the effectiveness of Patriot’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective.

(ii) Patriot has disclosed, based on its most recent evaluation, to Patriot’s auditors and the audit committee of the Board of Directors of Patriot (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Patriot’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Patriot’s internal control over financial reporting.

(iii) Since December 31, 2010, to the Knowledge of Patriot, (A) neither Patriot nor any of its Subsidiaries or any director, officer, employee, auditor, accountant or similar representative of Patriot or any of its Subsidiaries, has received knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Patriot or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Patriot or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (B) no attorney representing Patriot or any of its Subsidiaries, whether or not employed by Patriot or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Patriot or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors or Patriot or any committee thereof or to any director or officer of Patriot.

(c) Each of the consolidated financial statements of Patriot (including, in each case, any notes thereto) contained in the Patriot SEC Filings was prepared in accordance with GAAP consistently applied throughout the periods covered (except with respect to unaudited interim financial statements as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act), and each presented fairly in all material respects the consolidated financial position and results of operations of Patriot and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (except, in the case of unaudited statements, as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act).

(d) Except for matters included in the consolidated balance sheet of Patriot as of the end of the fiscal year ended on December 31, 2011, including the notes thereto, neither Patriot nor any of its Subsidiaries have any liabilities or obligations of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be included in a consolidated balance sheet of Patriot and its consolidated Subsidiaries or in the notes thereto, except for liabilities and obligations that (i) were incurred since December 31, 2011 and in the ordinary course of business, (ii) are incurred in connection with the Transactions or (iii) would not, individually or in the aggregate, reasonably be expected to have a Patriot MAE.

(e) Since December 31, 2011 to the date hereof, (i) there has not occurred a Patriot MAE and (ii) Patriot has conducted its businesses in all material respects in the ordinary course of business consistent with past practices.

Section 3.06 Information to be Supplied. None of the information supplied or to be supplied by Patriot specifically for inclusion in the Trident Filings or the Proxy Statement/Prospectus to be filed with the SEC shall, on the date of its filing or, in the case of the Form S-4 or the Form 10, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the date the Proxy Statement/Prospectus is mailed to the Patriot shareholders or the Trident Proxy is mailed to Trident shareholders, as applicable, at the time of the Patriot Shareholder Meeting or the Trident Shareholder Meeting, as applicable, and on the Fountain Distribution Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that with respect to projected financial information provided by or on behalf of Patriot (if any), Patriot represents only that such information was prepared in good faith by management of Patriot on the basis of assumptions believed by such management to be reasonable as of the time made. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Patriot with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Trident or Fountain for inclusion or incorporation by reference therein.

Section 3.07 Voting Requirements; Approval; Board Approval. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Patriot Common Stock is the only vote of any class or series of Patriot’s capital stock necessary to approve this Agreement, the Other Transaction Agreements to which it is a party and the applicable Transactions (the “Patriot Shareholder Approval”). For the avoidance of doubt, the Board of Directors of Patriot has taken all requisite action to ensure that the requisite shareholders vote to approve the Merger has been decreased from two-thirds of the voting power of the outstanding shares of Patriot Common Stock to a majority. The Board of Directors of Patriot has resolved to recommend, subject to the terms of this Agreement, that the Patriot Shareholders approve this Agreement, the Other Transaction Agreements and the Transactions (the “Patriot Recommendation”), and such resolutions have not been rescinded, modified or withdrawn prior to the date hereof.

Section 3.08 Litigation. There is no pending Action and to the Knowledge of Patriot, no Person has threatened to commence any Action, including any cease and desist letters or invitations to take a patent license, against Patriot or any of its Subsidiaries or any of the Assets, rights or properties owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Patriot MAE. None of Patriot or any of its Subsidiaries, or their respective Assets, rights and properties, is subject to any Order which would reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

Section 3.09 Compliance with Laws; Permits. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, the businesses of each of Patriot and its Subsidiaries is being conducted, and since January 1, 2010 has been conducted, in compliance with all applicable Laws and Orders. Since January 1, 2010, neither Patriot nor any Subsidiary of Patriot has received any written notice or, to the Knowledge of Patriot, other communication from any Governmental Authority regarding any actual or possible violation (as yet unremedied) of, or failure to comply with, any Law or Order, except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE. Notwithstanding anything contained in this Section 3.09(a), no representation or warranty shall be deemed to be made in this Section 3.09(a) in respect of Tax, employee benefits, labor, intellectual property or environmental matters.

(b) Patriot and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Authority, and all rights under any Contract with any Governmental Authority, necessary for the conduct of its respective business as such business is currently being conducted (the “Patriot Permits”), except where the failure to have any of the Patriot Permits would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE. All Patriot Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE. Patriot is, and each of its Subsidiaries is, and each of their respective businesses as being conducted is, in compliance in all respects with the terms and requirements of such Patriot Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE. Notwithstanding anything to the contrary in this Section 3.09(b), no representation or warranty shall be deemed to be made in this Section 3.09(b) in respect of environmental matters

Section 3.10 Contracts. (a) Except for this Agreement and the Other Transaction Agreements and except as disclosed on Section 3.10(a) of the Patriot Disclosure Letter, neither Patriot, nor any of its Assets, rights, properties or Subsidiaries, as of the date hereof, is a party to or bound by:

(i) any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which Patriot or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains any material exclusivity or non-solicitation provisions;

(iii) any Contract that limits or otherwise restricts the ability of Patriot or any of its Subsidiaries to pay dividends or make distributions to its shareholders;

(iv) any material partnership, joint venture or similar Contract;

(v) any Contract, or a series of related Contracts, under which Patriot or any of its Subsidiaries is liable for indebtedness for borrowed money (which, for the avoidance of doubt, shall not be deemed to include any capital leases) in excess of $25 million, individually or in the aggregate; or

(vi) any Contract that relates to a material collective bargaining or similar labor Contract which covers any employees of Patriot or its Affiliates.

(b) All Contracts of the type described in Section 3.10(a) and any other such Contracts that may be entered into by Patriot or any Subsidiary of Patriot after the date hereof and prior to the Effective Time in accordance with Section 4.02 are referred to herein as “Patriot Material Contracts”). As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all Patriot Material Contracts existing as of the date of the Agreement have been provided to Trident.

(c) Each Patriot Material Contract is a legal, valid and binding obligation of, and enforceable against, Patriot or any Subsidiary of Patriot that is a party thereto, and, to the Knowledge of Patriot, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (ii) such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

(d) Patriot and each of its Subsidiaries which is a party to any Patriot Material Contract is in compliance with all terms and requirements of each Patriot Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by Patriot or any of its Subsidiaries under any such Patriot Material Contract, and, to the Knowledge of Patriot, no other party to any Patriot Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Patriot Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

Section 3.11 Employees and Employee Benefits; Labor. (a) Section 3.11(a) of the Patriot Disclosure Letter lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, fringe benefit (whether or not taxable) that are sponsored, maintained or contributed to by Patriot or any trade or business, whether or not incorporated, that together with Patriot would be deemed a single employer under Section 4001(b) of ERISA (a “Patriot ERISA Affiliate”) for the benefit of current or former employees or directors of Patriot or any of its Subsidiaries (the “Patriot Benefit Plans”).

(b) With respect to each Patriot Benefit Plan, Patriot has made available to Trident copies of each of the following documents listed on Section 3.11(a) of the Patriot Disclosure Letter: (i) the Patriot Benefit Plan (including all amendments thereto), (ii) the most recent annual report and actuarial report, if required under ERISA or the Code, (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA and (iv) the most recent determination letter received from the IRS with respect to each Patriot Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, each Patriot Benefit Plan has been established, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code and Patriot and each of its Subsidiaries and any Patriot ERISA Affiliate has performed all material obligations required to be performed by it in connection with the Patriot Benefit Plans. Each Patriot Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualification.

(d) None of the execution and delivery of this Agreement, the consummation of the Merger nor any other transaction contemplated herein will (i) entitle any current or former employee or director of Patriot or any of its Subsidiaries to severance, retention or change in control pay, tax gross-up, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity or any other benefit due any such current or former employee or director.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, (i) there are no pending or, to the Knowledge of Patriot, threatened actions, suits or claims against, by or on behalf of, or any liens filed against or with respect to, any of the Patriot Benefit Plans or otherwise involving any Patriot Benefit Plan and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies is pending, or to the Knowledge of Patriot, threatened.

(f) Except as set forth in Section 3.11(f) of the Patriot Disclosure Letter: (i) neither Patriot nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any of the employees, nor is any such Contract presently being negotiated, (ii) to the Knowledge of Patriot or any of its Subsidiaries, no campaigns are being conducted to solicit cards from any of the employees to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years, (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other material labor controversy is in effect or, to the Knowledge of Patriot or any of its Subsidiaries, threatened, and neither Patriot nor any of its Subsidiaries has experienced any such labor controversy within the past three years, (iv) no unfair labor practice charge or complaint is pending or, to the Knowledge of Patriot or any of its Subsidiaries, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, (v) no grievance or arbitration proceeding is pending or, to the Knowledge of Patriot or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected, individually or in the aggregate, to create a Patriot MAE, (vi) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of such employee is pending or, to the Knowledge of Patriot or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Patriot MAE, (vii) neither Patriot nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices and (viii) Patriot and each of its Subsidiaries is in compliance with all applicable laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the proper classification of employees as exempt from overtime compensation requirements, the proper classification of individuals as contractors or consultants, and any obligations pursuant to the WARN Act, except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

(g) Neither Patriot nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in respect of the Transactions contemplated herein.

Section 3.12 Title to Assets. Patriot and its Subsidiaries have, in all material respects, good and valid title to, or valid leasehold interests in or valid right to use, all of their Assets, in each case as such Assets are currently being used, free and clear of all Security Interests, except for Permitted Encumbrances.

Section 3.13 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE:

(i) (A) Since January 1, 2010, Patriot has not received any written request for information pursuant to Environmental Law or any written notice alleging that Patriot is in violation of, or has any liability under, any Environmental Law; (B) there are no pending Actions and, to the Knowledge of Patriot, no Person has threatened to commence any Action (including any Action relating to cleanup or other remedial activities, natural resource damages, property damages, personal injury, penalties, contribution, indemnification or injunctive relief) against Patriot or any of its Subsidiaries under or pursuant to any Environmental Law or relating to Hazardous Materials; and (C) to the Knowledge of Patriot, there are no facts, events or circumstances that would reasonably be expected to result in any such notice or Action;

(ii) Patriot and its Subsidiaries are in compliance with all, and have not violated any applicable Environmental Laws and, to the Knowledge of Patriot, there are no facts, events, circumstances or changes in legal requirements that would reasonably be expected to prevent Patriot’s businesses from complying with applicable Environmental Laws;

(iii) Patriot and its Subsidiaries have obtained and are in compliance with all permits, licenses and approvals required under Environmental Law for the conduct of their businesses and the operation of their facilities as presently conducted or operated (“Patriot Environmental Permits”), all such Patriot Environmental Permits are valid and in full force and effect, and, to the Knowledge of Patriot, there is no reasonable basis for any such Patriot Environmental Permits to be revoked, modified, terminated or not renewed;

(iv) to the Knowledge of Patriot, compliance of the operations of its business with applicable Environmental Laws will not require Patriot’s business to incur costs in any fiscal year, including the costs of pollution control equipment, beyond those currently budgeted for the fiscal year ended December 31, 2011;

(v) to the Knowledge of Patriot, there has been no Release of, alleged Release of, or exposure or alleged exposure to, Hazardous Materials at any real property currently or formerly owned, leased, or operated by Patriot or any of its Subsidiaries or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that would reasonably be expected to result in Liability to Patriot or any of its Subsidiaries under any Environmental Law or would otherwise interfere with operations of Patriot or any of its Subsidiaries as currently conducted;

(vi) neither Patriot nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law; and

(vii) to the Knowledge of Patriot, neither Patriot nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations under Environmental Law or relating to Hazardous Materials that could reasonably be expected to adversely affect Patriot’s business.

The representations and warranties set forth in this Section 3.13 and in Section 3.04, Section 3.05, Section 3.06, Section 3.10, Section 3.12, Section 3.14 and Section 3.17 are Patriot’s sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials.

Section 3.14 Additional Asbestos Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, as it relates to Patriot:

(a) there are no pending Actions and, to the Knowledge of Patriot, no Person has threatened to commence any Action against Patriot or any of its Subsidiaries alleging exposure to asbestos or asbestos-containing products or materials and, to the Knowledge of Patriot, there are no facts, events or circumstances that would reasonably be expected to result in any such Action; and

(b) to the Knowledge of Patriot, neither Patriot nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations relating to asbestos or Actions alleging exposure to asbestos that could reasonably be expected to adversely affect Patriot.

Section 3.15 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE:

(a) each of Patriot and its Subsidiaries has timely filed all Tax Returns that it was required to file, and such Tax Returns are complete and correct in all respects;

(b) each of Patriot and its Subsidiaries has paid all Taxes due and payable, whether or not shown on such Tax Returns, and in the case of Taxes not yet due and payable , has made adequate provision for such Taxes on the consolidated financial statements of Patriot contained in the Patriot SEC Filings in accordance with GAAP;

(c) there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of Patriot or any of its Subsidiaries either within Patriot’s Knowledge or claimed, pending or raised by a Governmental Authority in writing;

(d) no Liens for Taxes exist and no outstanding claims for Taxes have been asserted in writing with respect to the assets of Patriot or any of its Subsidiaries;

(e) neither Patriot nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement;

(f) neither Patriot nor any of its Subsidiaries has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3) in any transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(g) at the Effective Time, Patriot will not be and will not have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(h) neither Patriot nor any of its Subsidiaries has filed, granted or entered into any written extension or waiver of the statute of limitations or the period of assessment or collection of any Taxes or any written power of attorney with respect to any such Taxes;

(i) neither Patriot nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement;

(j) neither Patriot nor any of its Subsidiaries is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which Patriot is the common parent corporation) or has any potential liability for Taxes of another Person (other than Patriot or any Patriot Subsidiary) under Treasury Regulation Section 1.1502-6; and

(k) neither Patriot nor any of its Subsidiaries has taken any action or has Knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

The representations and warranties set forth in this Section 3.15, Section 3.11 and Section 5.10(f) are Patriot’s sole representations and warranties relating to Tax matters, liabilities, or obligations or compliance with Laws relating thereto.

Section 3.16 Intellectual Property Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, to the Knowledge of Patriot:

(a) the business of Patriot and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third party and (b) no third party is infringing, misappropriating or violating any Intellectual Property Rights owned by Patriot or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, Patriot or its Subsidiaries exclusively own, free of all Security Interests or adverse rights or interests of third parties, their material proprietary Intellectual Property Rights (“Patriot IP”). All applications and registrations for Patriot IP that are owned by Patriot and its Subsidiaries are subsisting and unexpired and, to the Knowledge of Patriot, valid and enforceable. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, Patriot and its Subsidiaries take all reasonable steps to maintain and protect the Patriot IP and the security, contents and operation of their material software and systems, and to the Knowledge of Patriot, there have been no material violations of same within the last two years.

Section 3.17 Insurance. Section 3.17 of the Patriot Disclosure Letter lists all material insurance policies, insurance Contracts or self-insurance programs obtained within the past two years and owned or held by Patriot or its Subsidiaries as of the date of this Agreement, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements made by Patriot and/or its Subsidiaries including any self-insurance programs. All such insurance policies, Contracts and self-insurance programs are in such amounts, with such deductibles and against such risks and losses as are, in Patriot’s judgment, reasonable for the business and Assets of Patriot and its Subsidiaries. Except as would not reasonably be expected to have a Patriot MAE, all such policies are in full force and effect, no invoiced premiums are overdue for payment, and no notice of cancellation or termination has been received by Patriot or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 3.18 Broker’s or Finder’s Fee. Except for Deutsche Bank Securities, Inc. and Greenhill & Co. (the fees and expenses of which will be the responsibility of Patriot), neither Patriot nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions.
Section 3.19 Opinion of Financial Advisors. The Board of Directors of Patriot has received the opinion of Deutsche Bank Securities, Inc., dated as of the date hereof, and of Greenhill & Co., dated as of the date hereof, in each case substantially to the effect that, as of such date, and subject to the limitations and assumptions set forth therein, the one-to-one conversion ratio of Patriot Common Stock into Fountain Common Stock (resulting in a pro forma ownership of Fountain as determined in accordance with the terms of this Agreement and the Separation Agreement) is fair to Patriot’s shareholders from a financial point of view.

Section 3.20 Real Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, Patriot has good, valid and marketable title to or a valid leasehold interest in all of the real property that is material to the businesses of each of Patriot and its Subsidiaries, free and clear of all Security Interests other than Permitted Encumbrances.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, with respect to the rights in real property leases, subleases, licenses, easements, rights-of-way, servitudes and similar agreements that are material to the businesses of each of Patriot and its Subsidiaries, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there is no default or breach on the part of any member of the Patriot Group and to the Knowledge of Patriot, on the part of any third party, (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a default or breach on the part of any member of the Patriot Group and to the Knowledge of Patriot, on the part of any third party and (iv) there has been no collateral assignment or other security interest and they are not subject to any Security Interest other than Permitted Encumbrances.

Section 3.21 Takeover Statutes. Other than Section 302A.673 of the MBCA, no “fair price,” moratorium,” “control share acquisition,” “business combination,” “stockholder protection” or other similar antitakeover statute or regulation enacted under Minnesota law, or, to the Knowledge of Patriot, under the law of any other jurisdiction, will apply to this Agreement, the Merger or the transactions contemplated hereby or thereby. The action of the Board of Directors of Patriot and the Business Combination Act Committee of the Board of Directors of Patriot in approving this Agreement and the transactions provided for herein is sufficient to render inapplicable to this Agreement, the Merger and the transactions contemplated hereby or thereby and the transactions provided for herein, the restrictions on “business combinations” (as defined in Section 302A.673 of the MBCA) as set forth in Section 302A.673 of the MBCA, and the Board of Directors of Patriot has taken all requisite action to ensure that the provisions of Article VIII of the Articles of Incorporation of Patriot are not applicable to the Transactions.

Section 3.22 Rights Plan. Patriot has amended the Rights Agreement so that none of the execution, delivery or performance of this Agreement nor the consummation of the Transactions will (i) cause the Rights to become exercisable, (ii) cause Trident, Fountain or any of their respective Affiliates or Associates (as defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Fountain Distribution Date or Shares Acquisition Date (each as defined in the Rights Agreement). Patriot has made available to Trident a complete and correct copy of such amendment duly executed by each of the parties thereto.

Section 3.23 Unlawful Payments. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE:

(i) neither Patriot nor any of its Subsidiaries, nor any Affiliate of Patriot or any of its Subsidiaries, nor any other Person acting for or on behalf of Patriot or any of its Subsidiaries:

(1) has directly or indirectly (w) made, offered or promised to make, or authorized the making of, any unlawful payment to any person, (x) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person, (y) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage or (z) violated any provision of the FCPA or any other Law that prohibits corruption or bribery; or

(2) has been investigated by a Governmental Authority, or been the subject of any allegation, with respect to conduct within the scope of subsection (i) above.

(ii) There have been no false or fictitious entries made in the books or records of Patriot or any of its Subsidiaries relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and neither Patriot nor any of its Subsidiaries has established or maintained a secret or unrecorded fund for use in connection with any such payment, gift, political or charitable contribution or other thing of value or advantage.

(b) For the avoidance of doubt, any reference to “other thing of value” in this Section 3.23 includes meals, entertainment, travel and lodging.

Section 3.24 No Other Representations or Warranties. PATRIOT (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE PATRIOT GROUP) ACKNOWLEDGES THAT TRIDENT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY TRIDENT TO PATRIOT IN ACCORDANCE WITH THE TERMS HEREOF, AND SPECIFICALLY (BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) THAT TRIDENT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO PATRIOT (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE REVENUES, RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF FOUNTAIN AND ITS SUBSIDIARIES OR THE FOUNTAIN BUSINESS OR (B) THE FUTURE BUSINESS AND OPERATIONS OF FOUNTAIN AND ITS SUBSIDIARIES, IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE IV

INTERIM OPERATING COVENANTS

Section 4.01 Conduct of Fountain Business Pending the Closing. (a) Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.01 (the “Termination Date”), except as required by Law, as may be consented to in writing by Patriot (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly required by this Agreement or the Other Transaction Agreements or as set forth in Section 4.01 of the Trident Disclosure Letter, Trident covenants and agrees that, with respect to its and its Subsidiaries’ operation of the Fountain Business, Trident and each of its Subsidiaries shall (x) conduct the Fountain Business only in, and shall not take any action except only in accordance with, the ordinary course of business, consistent with past practice and shall use their respective commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all existing Fountain Permits, to maintain rights and franchises, to maintain all material Assets, rights and properties that would be Fountain Assets as of 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date, to preserve their relationships with Governmental Authorities, key Fountain Employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Fountain Permits of all Governmental Authorities applicable to them or the Fountain Business; provided, however, that no action by Trident or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.01(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision and (y) take those actions set forth in Section 4.01(a) of the Trident Disclosure Letter.

(b) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, and except (A) as may be expressly permitted or required by this Agreement or the Other Transaction Agreements, (B) as may be required by Law, (C) as may be consented to in writing by Patriot (which consent shall not be unreasonably withheld, conditioned or delayed) or (D) as set forth on Section 4.01(b) of the Trident Disclosure Letter, Trident:

(i) shall not permit Fountain or any Fountain Sub to (x) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends payable by any Fountain Sub to Fountain or another Fountain Sub) or (y) enter into any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any Fountain Equity Interests or Fountain Common Stock;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any Fountain Equity Interests or Fountain Common Stock or any of the capital stock of any Fountain Sub or issue or authorize or propose the issuance of any Fountain Common Stock or any Fountain Equity Interests or other securities in respect of, in lieu of or in substitution for shares of the capital stock of Fountain or any Fountain Sub;

(iii) shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or expire, or authorize the sale, pledge, disposition, grant, transfer, lease, license, guarantee, abandonment, allowance to lapse or expiration, of any Assets that are (or would otherwise be) Fountain Assets, including the capital stock of any Subsidiaries, except (A) transfers among Fountain and the Fountain Subs, (B) transfers among the Fountain Subs, (C) Permitted Encumbrances or encumbrances that are released at or prior to the Effective Time, (D) dispositions of obsolete equipment or Assets or dispositions of Assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice, (E) pledges and/or encumbrances relating to Indebtedness referenced under Section 4.01(b)(v), (F) non-exclusive licenses entered into in the ordinary course of business and consistent with past practices, (G) dispositions of inventory in the ordinary course of business and (H) dispositions in amounts less than $50 million in the aggregate in any consecutive 12-month period;

(iv) except as made in connection with any transaction solely between Fountain and any Fountain Sub or between any Fountain Subs and except for the acquisition of Assets in the ordinary course of business and consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or Assets) any interest in any Person or any Assets that are (or would otherwise be) Fountain Assets, if (A) the amount to be expended thereto (including the amount of any Indebtedness) exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period for all such acquisitions or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the condition set forth in Section 6.01(f) or prevent the satisfaction of such condition;

(v) shall not permit Fountain or any Fountain Sub to redeem, repurchase, defease, cancel or otherwise acquire or incur any Indebtedness, other than (A) Indebtedness repaid or incurred in the ordinary course of business consistent with past practice, (B) Liabilities that would be repaid or otherwise extinguished prior to the Effective Time and (C) Indebtedness pursuant to the Financing;

(vi) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Fountain or the Fountain Subs, or enter into a letter of intent or agreement in principle with respect thereto;

(vii) shall not, and shall not permit any of its Subsidiaries to, (A) make any material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) take any action or cause any action to be taken which action would cause the Transactions to fail to qualify for the Intended Tax-Free Treatment, (C) enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction) with respect to Fountain, Patriot or any successor thereto or acquire or own, directly or indirectly, any Patriot Common Stock or (D) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, in each case with respect to the Fountain Assets or the Fountain Business except (in the case of clauses (A) and (D) only) in the ordinary course of business and consistent with past practice; provided, however, that clause (D) of this Section 4.01(b)(vii) shall apply only to the extent any action described therein is reasonably anticipated to result in a material increase in the Tax Liability of Fountain or any Fountain Sub for any period or portion thereof beginning on or after the Closing Date;

(viii) shall not permit Fountain or any Fountain Sub to materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(ix) shall not, and shall not permit any of its Subsidiaries to, adopt, amend or terminate any Fountain Benefit Plans or increase the salaries, wage rates, target bonus opportunities or equity based compensation of Fountain Employees, in each case except (A) in the ordinary course of business consistent with past practice as applicable generally to Trident Group employees in the relevant jurisdictions (including salary increases approved by Trident prior to the date of this Agreement which will become effective April 1, 2012), (B) in connection with the adoption or amendment of Fountain Benefit Plans (or other practices) that are applicable generally to Trident Group employees in the relevant jurisdictions, (C) as required (1) to comply with applicable Law, (2) to comply with any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, (3) by the terms of any Fountain Benefit Plan in effect on the date hereof or (4) by the terms of any agreement of Trident or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement or (D) as otherwise approved in writing by Patriot’s Vice President of Human Resources;

(x) except as required by Law or any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, shall not, and shall not permit any of its Subsidiaries to, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Fountain Material Contracts or enter into any Contract that if in effect on the date hereof would be a Fountain Material Contract; provided, however, that Trident and its Subsidiaries may enter into any single contract covered by this Section 4.02(b)(x) in the ordinary course of business consistent with past practice with a value not exceeding $25 million; provided, further, that for the avoidance of doubt, this Section 4.01(b)(x) shall not apply to those contracts which are otherwise specifically permitted to be entered into by Fountain or the Fountain Subs pursuant to this Section 4.01;

(xi) shall not, and shall not permit any of its Subsidiaries that are engaged in the Fountain Business to transfer the employment of any individual to or from Fountain or its Subsidiaries (including transfers to or from any member of the Trident Group) or otherwise materially change the job functions of any individual employed by the Trident Group or Fountain so as to either (A) cause any such individual to cease to be considered a Fountain Employee or (B) cause any individual who would not otherwise be considered a Fountain Employee to be considered a Fountain Employee, except, in each case, as otherwise approved in writing by Patriot’s Vice President of Human Resources;

(xii) shall not, and shall not permit any of its Subsidiaries that are engaged in the Fountain Business to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authorities in respect of the operations of the Fountain Businesses (it being understood that any settlements are governed by the provisions of Section 4.01(b)(xiii)), except (A) as required by Law to obtain or renew Fountain Permits or agreements in the ordinary course of business consistent with past practice or (B) as may be related to Taxes;

(xiii) shall not, and shall not permit any of its Subsidiaries to, pay, waive, release or settle any legal proceedings (other than any proceeding related to Taxes) that (x) would be a Fountain Liability or (y) would restrict the operation of the Fountain Business, in each case other than payments or settlements (A) that do not exceed $25 million individually and $50 million in the aggregate in any consecutive 12-month period and that will be paid in full by Trident, Fountain or a member of the Fountain Group prior to 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date, and only involve monetary damages or (B) that have become due and payable prior to the date hereof (provided, however, that the exceptions set forth in clauses (A) and (B) shall not apply to any proceedings arising out of or related to this Agreement, the Other Transaction Agreements or the Transactions);

(xiv) shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in such party’s industry and at substantially the same levels with respect to the Fountain Assets as are in effect on the date hereof;

(xv) (A) shall not, and shall cause its Subsidiaries not to, commit to any capital expenditure for which Fountain or any of its Subsidiaries would be liable for following the Closing that together with any other capital expenditures so incurred is in excess of $125 million in the aggregate in any consecutive 12-month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any Assets of the Fountain Business and (B) shall, and shall cause its Subsidiaries to, as applicable, make capital expenditures in the fiscal year ending September 28, 2012 in an amount no less than $95 million, taking into account capital expenditures made prior to the date hereof;

(xvi) shall not, and shall not permit any of Fountain or the Fountain Subs to, amend or otherwise change its or their (as applicable) Organizational Documents, except as expressly required by this Agreement;

(xvii) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

(xviii) shall not permit AcquisitionCo or Merger Sub to conduct any activities other than in connection with the organization of AcquisitionCo or Merger Sub, as the case may be, the negotiation and execution of this Agreement and the Other Transaction Agreements and the consummation of the Transactions; and

(xix) shall not, and shall not permit any of its Subsidiaries to, commit or agree, in writing or otherwise, to take any of the foregoing actions.

Section 4.02 Conduct of Patriot Pending the Closing. (a) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as required by Law, as may be consented to in writing by Trident (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly required by this Agreement or the Other Transaction Agreements or as set forth in Section 4.02 of the Patriot Disclosure Letter, Patriot covenants and agrees that each of Patriot and each of its Subsidiaries shall conduct its operations in, and shall not take any action except only in accordance with, the ordinary course of business, consistent with past practice and shall use their respective commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all existing Patriot Permits, to maintain rights and franchises, to maintain all material Assets, rights and properties of Patriot, to preserve their relationships with Governmental Authorities, key employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Patriot Permits of all Governmental Authorities applicable to them; provided, however, that no action by Patriot or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.02(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, and except (A) as may be expressly permitted or required by this Agreement or the Other Transaction Agreements, (B) as may be required by Law, (C) as may be consented to in writing by Trident (which consent shall not be unreasonably withheld, conditioned or delayed) or (D) as set forth on Section 4.02 of the Patriot Disclosure Letter, Patriot:

(i) shall not, and shall not permit any of its Subsidiaries to (A) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (1) quarterly cash dividends not to exceed the amounts set forth in Section 4.02(b)(i) of the Patriot Disclosure Letter, declared and paid in the ordinary course and with record dates and payment dates consistent with past practice and (2) dividends payable by a wholly-owned Subsidiary of Patriot to Patriot or another wholly-owned Subsidiary of Patriot or (B) enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any Patriot Equity Interests (other than in connection with Patriot’s dividend reinvestment plan);

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any of the Patriot Common Stock or any other Patriot Equity Interest or issue or authorize or propose the issuance of any shares of Patriot Common Stock or any Patriot Equity Interests or other securities in respect of, in lieu of or in substitution for shares of the capital stock of Patriot or any of its Subsidiaries, other than in connection with the exercise of currently outstanding stock options and equity awards under existing Patriot Benefit Plans or other grants of stock options and equity awards under existing Patriot Benefit Plans made in the ordinary course consistent with past practice; provided that the amount, timing of vesting, settlement and payment of such new equity awards shall not be accelerated or affected by the transactions contemplated by this Agreement (including the Merger;

(iii) shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or expire, or authorize the sale, pledge, disposition, grant, transfer, lease, license, guarantee, abandonment, allowance to lapse or encumbrance, of any Assets, including the capital stock of any Subsidiaries, except (A) transfers among Patriot and its wholly-owned Subsidiaries, (B) transfers among Patriot’s wholly-owned Subsidiaries, (C) Permitted Encumbrances or encumbrances that are released at or prior to the Effective Time, (D) dispositions of obsolete equipment or Assets or dispositions of Assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice, (E) pledges and/or encumbrances relating to Indebtedness referenced under Section 4.02(b)(v), (F) non-exclusive licenses entered into in the ordinary course of business and consistent with past practice, (G) dispositions of inventory in the ordinary course of business and (H) dispositions in amounts less than $50 million in the aggregate in any consecutive 12-month period;

(iv) except as made in connection with any transaction solely between Patriot and any of its Subsidiaries or between any of Patriot’s Subsidiaries and except for the acquisition of Assets in the ordinary course of business and consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or Assets) any interest in any Person or any Assets, if (A) the amount to be expended thereto (including the amount of any Indebtedness) exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period for all such acquisitions or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the condition set forth in Section 6.01(f) or prevent the satisfaction of such condition;

(v) shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire or incur any Indebtedness, other than (A) Indebtedness repaid or incurred in the ordinary course of business consistent with past practice and (B) Indebtedness incurred to refinance any existing Indebtedness; provided, that notwithstanding the foregoing, no Indebtedness shall be repaid, incurred or refinanced to the extent any such action would, or would reasonably be expected to, cause (i) Patriot not to have an Investment Grade Rating (as defined in the 2007 Note Purchase Agreement) or (ii) the Notes not to be rated Investment Grade by any Rating Agency (each as defined in the 2011 Indenture).

(vi) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Patriot or the Patriot Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto;

(vii) shall not, and shall not permit any of its Subsidiaries to, (A) make any material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) take any action or cause any action to be taken which action would cause the Transactions to fail to qualify for the Intended Tax-Free Treatment, (C) enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction) with respect to Patriot, Fountain or any successor thereto or acquire or own, directly or indirectly, any Trident Common Stock or (D) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based except (in the case of clauses (A) and (D) only) in the ordinary course of business and consistent with past practice; provided, however, that clause (D) of this Section 4.02(b)(vii) shall apply only to the extent any action described therein is reasonably anticipated to result in a material increase in the Tax Liability of Patriot or any of its Subsidiaries for any period or portion thereof beginning on or after the Closing Date;

(viii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(ix) shall not, and shall not permit any of its Subsidiaries to, adopt, amend or terminate any Patriot Benefit Plans or increase the salaries, wage rates, target bonus opportunities or equity-based compensation of any of its directors, officers or employees, in each case except (A) in the ordinary course of business consistent with past practice as applicable generally to Patriot directors, officers or employees in the relevant jurisdictions, (B) as required (1) to comply with applicable Law, (2) to comply with any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, (3) by the terms of any Patriot Benefit Plan in effect on the date hereof or (4) by the terms of any agreement of Patriot or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement or (C) as otherwise approved in writing by Trident’s Vice President of Human Resources;

(x) except as required by Law or any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, shall not, and shall not permit any of its Subsidiaries to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Patriot Material Contracts or enter into any Contract that if in effect on the date hereof would be a Patriot Material Contract; provided, however, that Patriot and its Subsidiaries may enter into any single contract covered by this Section 4.02(b)(x) in the ordinary course of business consistent with past practice with a value not exceeding $25 million; provided, further, that for the avoidance of doubt, this Section 4.02(b)(x) shall not apply to those contracts which are otherwise specifically permitted to be entered into by Patriot or any of its Subsidiaries pursuant to this Section 4.02;

(xi) shall not, and shall not permit any of its Subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authorities in respect of the operations of their businesses (it being understood that any settlements are governed by the provisions of Section 4.02(b)(xii)), except (A) as required by Law to obtain or renew Permits or agreements in the ordinary course of business consistent with past practice or (B) as may be related to Taxes;

(xii) shall not, and shall not permit any of its Subsidiaries to, pay, waive, release or settle any material legal proceedings, other than payments or settlements (A) that do not exceed $25 million individually and $50 million in the aggregate in any consecutive 12-month period or (B) that have become due and payable prior to the date hereof (provided, however, that the exceptions set forth in clauses (A) and (B) shall not apply to any proceedings arising out of or related to this Agreement, the Other Transaction Agreements or the Transactions);

(xiii) shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in such party’s industry and at substantially the same levels as are in effect on the date hereof;

(xiv) (A) shall not, and shall cause its Subsidiaries not to, commit to any capital expenditure for which Patriot or any of its Subsidiaries would be liable for following the Closing that together with any other capital expenditures so incurred is in excess of $125 million in the aggregate in any consecutive 12-month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any of Patriot’s or its Subsidiaries’ Assets and (B) shall, and shall cause its Subsidiaries to, as applicable, make capital expenditures in the fiscal year ending December 31, 2012 in an amount no less than $65 million, taking into account capital expenditures made prior to the date hereof;

(xv) shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change its or their (as applicable) Organizational Documents, except as expressly contemplated by this Agreement;

(xvi) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions; and

(xvii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

ARTICLE V

COVENANTS

Section 5.01 Efforts to Close; Antitrust Clearance. (a) Trident and Patriot each shall (x) file with the FTC and the DOJ any notifications required to be filed pursuant to and in compliance with the HSR Act as promptly as practicable after the date of this Agreement (but in no event later than 15 Business Days after the date of this Agreement), (y) file in Brazil in compliance with Law 8884 of 1994 as promptly as practicable after the date of this Agreement (but in no event later than 15 Business Days after the date of this Agreement) and (z) make appropriate filings with foreign regulatory authorities, including foreign regulatory authorities in the jurisdictions set forth on Section 6.01(f) of the Patriot Disclosure Letter, in accordance with applicable Antitrust Laws other than the HSR Act with respect to the Transactions as promptly as practicable. Without limitation of Section 5.01(b) through Section 5.01(e) below, Trident and Patriot each shall use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and to obtain as promptly as practicable all consents, registrations, approvals, waivers, permits, authorizations, clearances and other actions of or by any Governmental Authority that are necessary or advisable under or in respect of any other Antitrust Law in order to consummate the Merger and the Transactions. Trident and Patriot shall each promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply as promptly as practicable any additional information which reasonably may be required by the FTC or the DOJ or any other applicable Governmental Authority in connection therewith.

(b) Each of Trident and Patriot shall use reasonable best efforts to file, as promptly as practicable after the date of this Agreement, necessary joint applications and all other applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any Governmental Authority necessary or advisable to consummate the Transactions, including all Trident Regulatory Approvals and all Patriot Regulatory Approvals. Each of Trident and Patriot shall promptly (i) supply the other with any information which may be required in order to effectuate such filings, (ii) supply any additional information which reasonably may be required by a Governmental Authority of any jurisdiction which the Parties may reasonably deem appropriate and (iii) keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Trident or Patriot, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to the Transactions. The Parties shall jointly coordinate the overall development of the positions taken and the regulatory action requested in such filings. In connection with any material communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Authority in connection with the Transactions, or any applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any Governmental Authority necessary or advisable to consummate the Transactions, including all Trident Regulatory Approvals and all Patriot Regulatory Approvals, and without limiting the generality of the foregoing, the Parties will use reasonable best efforts to: (i) inform the other in advance of any such communication, meeting or other contact which such Party proposes or intends to make, including the subject matter, contents, intended agenda and other aspects of any of the foregoing; (ii) consult and cooperate with one another and permit the other Party or its counsel to review in advance any proposed written communication by such Party to any Governmental Authority in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other regulatory Laws in connection with the Transactions; (iii) to the extent permitted by the applicable Governmental Authority, arrange for Representatives of the other Party (to the extent requested by the other Party) to participate in any such communications, meetings or other contacts; (iv) promptly notify the other Party of any oral communications with any Governmental Authority relating to any of the foregoing; and (v) promptly provide the other Party with copies of all written communications with any Governmental Authority relating to any of the foregoing.

(c) Each of Trident and Patriot shall (i) give the other Party prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Authority with respect to the Transactions, (ii) keep the other Party informed as to the status of any such Action or threat and (iii) reasonably cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Trident and Fountain agree and acknowledge that, notwithstanding anything to the contrary in this Section 5.01 (but subject to the actions permitted under Section 4.01), in connection with any filing or submission required, action to be taken or commitment to be made by Patriot or Trident or their respective Affiliates to consummate the Transactions, Trident and Fountain (1) shall not, without Patriot’s prior written consent, (w) sell, divest or dispose of any Assets of Fountain, (x) license any Fountain Business IP, (y) commit to any sale, divestiture or disposal of businesses, product lines or Assets of the Fountain Business, or any license of Fountain Business IP, or (z) take any other action or commit to take any action that would limit Patriot’s, Fountain’s or their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or Assets or Intellectual Property Rights and (2) subject to Section 5.01(e), agree to take any action contemplated by clause (1) above if requested in writing by Patriot; provided, that Fountain shall not be obligated to take any action the effectiveness of which is not conditioned on the Closing occurring. Patriot further agrees and acknowledges that, notwithstanding anything to the contrary in this Section 5.01 (but subject to the actions permitted under Section 4.02), in connection with any filing or submission required, action to be taken or commitment to be made by Patriot or its Affiliates to consummate the Transactions, Patriot shall not, without Trident’s prior written consent, (w) sell, divest or dispose of any Assets of Patriot, (x) license any Patriot IP, (y) commit to any sale, divestiture or disposal of businesses, product lines or Assets of Patriot, or any license of Patriot IP, or (z) take any other action or commit to take any action that would limit Trident’s, Patriot’s, Fountain’s or their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or Assets or Intellectual Property Rights, in each case, if such action would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Fountain and the Fountain Subs, taken as a whole and including for such purposes Patriot and its Subsidiaries.

(d) Subject to the conditions and upon the terms of this Agreement and, where applicable, the Separation Agreement, each of Trident and Patriot shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the Transactions, including, for the avoidance of doubt, using reasonable best efforts to complete the Separation and Distribution on the terms and conditions set forth in the Separation Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each Party to this Agreement shall (i) reasonably cooperate with the other Party, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder), (ii) give all notices (if any) required to be made and given by such Party in connection with the Transactions, (iii) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Authority) required to be obtained from Governmental Authorities and parties to any material Contractual obligation required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Transactions, including the Trident Regulatory Approvals and the Patriot Regulatory Approvals (provided, that other than (x) in connection with the Regulatory Approvals and (y) fees and disbursements of outside counsel and any other advisors, no Party shall be required to make any payment, commit to any third party on behalf of itself or any of its Subsidiaries to assume any material obligations or offer or grant any material concession to obtain any such approval, consent, ratification, permission or waiver of authorization) and (iv) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Transactions; provided, that notwithstanding anything herein to the contrary, the Parties shall not be obligated to agree to accept any term or condition to the extent that the effectiveness or consummation of such term or condition would be required prior to the Merger or the Closing.

(e) Notwithstanding anything to the contrary in this Agreement, reasonable best efforts, including with respect to the matters contemplated by this Section 5.01, shall not require Trident, any Trident Subsidiary, Patriot or any of its Subsidiaries to agree to or accept any term or condition to any Regulatory Approval, or any Regulatory Approval that includes terms or conditions, if the terms and conditions of or to the Regulatory Approvals would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Fountain and the Fountain Subs, taken as a whole and including for such purposes Patriot and its Subsidiaries.

Section 5.02 Public Announcements. Trident and Patriot agree that, from the date of this Agreement through the earlier of the Closing Date or termination of this Agreement, except in connection with a Patriot Change of Recommendation or Trident Change of Recommendation in accordance with Section 5.07 or Section 5.08, as applicable (or as otherwise expressly permitted by such Sections), no release or announcement concerning this Agreement, the Other Transaction Agreements or the Transactions shall be issued by Patriot or Trident without the prior written consent of Trident or Patriot, respectively (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the regulations of any applicable securities exchange, in which case the Party proposing to issue such release or make such announcement shall use reasonable best efforts to consult in good faith with the other Party before issuing such release or making any such announcement; provided, that Trident may issue any such release or announcement without prior Patriot consent or review to the extent such release or announcement relates to either the Athens Separation or both the Athens Separation and the Separation generally, and, in the latter case, does not include any information concerning this Agreement, the Other Transaction Agreements or the Transaction that has not previously been disclosed to the public generally and not otherwise in violation of this Section 5.02.

Section 5.03 Interim Financial Information; Trident Balance Sheet; Financing. (a) Trident shall, prior to the Effective Time, deliver to Patriot, within a reasonable period and no later than 45 calendar days after each quarterly accounting period for the Fountain Business, a balance sheet as of the end of such period and combined statements of income, cash flows and equity for such period for the Fountain Business. Such financial information shall be in the same format and prepared on the same basis as the comparable portions of the Fountain Financial Statements, except as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act for unaudited interim financial statements (the “Subsequent Interim Financial Information”).

(b) Trident shall promptly, and in any event within 90 days of the date of this Agreement, prepare and deliver to Patriot an unaudited combined balance sheet as of September 30, 2011 of the Trident Group, prepared to give pro forma effect to the Separation and the Distribution (but not, for the avoidance of doubt, the Athens Separation and the ADT Distribution (as defined in the Separation Agreement)) and based on the principles set forth in Section 5.03(b) of the Trident Disclosure Letter.

(c) Each of Patriot, Trident and Fountain agrees to cooperate in good faith in order to obtain, from one or more third party financing sources, indebtedness to be (x) incurred by Fountain and/or the Fountain Subs or (y) if mutually agreed by the Parties, incurred by Trident and contributed to Fountain and/or the Fountain Subs at or prior to the Closing (a “Trident Financing”), in each case in a principal amount equal to $500 million; provided, that none of Fountain, the Fountain Subs or Trident shall be required to (absent, in the case of Fountain and/or the Fountain Subs, Trident’s prior consent) incur any such indebtedness unless the incurrence thereof is concurrent with and subject to the Closing. Patriot shall be entitled to negotiate and, subject to the proviso in the foregoing sentence, determine the terms of any such indebtedness in its sole discretion, including any related credit agreements and similar documents related thereto, and in connection therewith, each of Trident and

Fountain shall, subject to Section 5.03(d) and the proviso in the foregoing sentence, enter into all necessary or appropriate arrangements and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable with respect thereto, in each case as may be reasonably requested by Patriot. Patriot shall provide to Trident and Fountain copies of all agreements relating to any such indebtedness and keep Trident and Fountain reasonably informed of all material developments in respect thereof. Each of Trident, Fountain and Patriot agree to allow the other’s accounting representatives a reasonable opportunity to review any financial statements required in connection therewith and to allow such representatives reasonable access to the records of Fountain, the Fountain Subs and each other Subsidiary of Trident, as appropriate, and of Patriot and each of its Subsidiaries, as appropriate, in connection therewith. Each Party shall use its reasonable best efforts to cause its outside auditors to participate in the preparation of any pro forma financial statements necessary or desirable for use in connection with obtaining any such indebtedness. Notwithstanding anything to the contrary in this Section 5.03(b), Trident’s cooperation shall not include any requirement or obligation of Trident or any of its Subsidiaries (other than Fountain and the Fountain Subs), and Patriot’s cooperation shall not include any requirement or obligation of Patriot or any of its Subsidiaries, in each case, to pay any consideration, extend any credit, guaranty any performance, payment or other obligation, incur any financial obligation, offer or grant any financial accommodation or other benefit, release any claim or incur any other liability whatsoever (in each case other than fees and disbursements of outside counsel and any other advisors), except, (1) in the case of Patriot, for any such action the effectiveness of which is expressly conditioned upon the occurrence of the Closing and (2) in the case of a Trident Financing, for any such requirement and/or obligation that is incurred at the time such Trident Financing is consummated and that is released upon contribution of such indebtedness to Fountain.

(d) If, following the Parties’ compliance with the provisions of Section 5.03(b), Patriot is unable to obtain prior to the Closing third party indebtedness to be incurred by Fountain and/or the Fountain Subs on Acceptable Terms, then, immediately prior to the Distribution, at Trident’s discretion, either (i) Fountain or a Fountain Sub shall issue to Trident or a Subsidiary of Trident, as directed by Trident, the Bridge Note or (ii) Trident and Fountain shall modify existing intercompany indebtedness of members of the Fountain Group owed to members of the Trident Group, as selected by Trident and approved by Patriot (such approval not to be unreasonably withheld, delayed or conditioned) to provide that (x) such intercompany indebtedness shall be in a principal amount equal to $500 million and shall otherwise be on terms consistent with the terms of the Bridge Note and (y) notwithstanding any provisions of the Separation Agreement to the contrary, such indebtedness shall survive the Closing.

(e) For purposes of this Section 5.03:

(i) “Acceptable Terms” means terms no less favorable to Fountain and the Fountain Subs (including Patriot and its Subsidiaries) than those set forth in Section 5.03(e)(i) of the Patriot Disclosure Letter; provided, that Patriot may, in its sole discretion, elect to accept any less favorable terms but it shall be under no obligation to do so.

(ii) “Bridge Note” means a bridge note on the terms set forth in Section 5.03(e)(ii) of the Patriot Disclosure Letter.

Section 5.04 Access. From the date hereof to the earlier of the Effective Time or the Termination Date, to the extent permitted by Law, each of Trident and Patriot shall allow all designated Representatives of Trident or Patriot, as the case may be, access at reasonable times upon reasonable notice and in a manner as shall not adversely impact the conduct of the business of either Party or the Fountain Business in any material respect to the personnel, books and records, files, correspondence, audits and properties, as well as to all information relating to commitments, Contracts, titles, insurance, operational data, results of operations, and financial position, or otherwise pertaining primarily to the business and affairs of the Fountain Business and Patriot and its Subsidiaries, as the case may be; provided, however, that (i) no investigation pursuant to this Section 5.04 shall modify or qualify any representation or warranty given by any Party hereunder and (ii) notwithstanding the provision of information or investigation by any Party, no Party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) no Party shall be required to provide any information which it determines in good faith it may not provide to the other Party by reason of applicable Law (including any information in confidential personnel files), which such Party determines in good faith constitutes information protected by attorney/client privilege or which it is required to keep confidential by reason of Contracts with third parties and (B) no Party shall be required to provide access to any of its properties if such access would result in damage to such property or if such access is for the purpose of performing any onsite procedure or investigation (including any Phase II or other intrusive onsite environmental investigation or study but not including any Phase I environmental investigation or other environmental investigation that does not include any sampling or testing), without that Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Parties shall make reasonable and appropriate substitute disclosure arrangements, to the extent practicable, under circumstances in which the restrictions in clauses (A) and (B) of the preceding sentence apply. Each of Trident and Patriot agrees that it shall not, and shall cause its respective Representatives not to, use any information obtained pursuant to this Section 5.04 for any purpose unrelated to the Transactions and operation of the Fountain Business.

Section 5.05 Preparation of SEC Filings. (a) As promptly as practicable following the date of this Agreement, to the extent such filings are required by applicable Law (i) Trident, Fountain and Patriot shall jointly prepare, and Patriot shall file with the SEC, a proxy statement/prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) which shall constitute the proxy materials to be mailed to Patriot’s shareholders in connection with the Patriot Shareholder Approval, (ii) Trident, Fountain and Patriot shall jointly prepare, and Fountain shall file with the SEC, (A) a registration statement on Form S-4 (together with any amendments, prospectuses or supplements thereto, the “Form S-4”) to register the shares of Fountain Common Stock to be issued in the Merger and (B) a registration statement on Form 10 (together with any amendments, supplements, prospectus or information statements thereto, the “Form 10”) to register the Fountain Common Stock to be distributed in the Distribution, (iii) Trident shall prepare, and file with the SEC, a proxy statement on Schedule 14A to be mailed to the Trident shareholders in connection with the Trident Shareholder Approval and certain other matters (which matters may include the separation of Trident’s North American residential and small business security business (the “Athens Separation”)) (the “Trident Proxy”) and (iv) the Parties shall jointly prepare and file such other appropriate documents with the SEC as may be applicable.

(b) Each of Trident and Patriot shall use their reasonable best efforts to have the Form 10, the Form S-4 and other registration statements as may be required declared effective under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing. Trident shall use its reasonable best efforts to cause the Trident Proxy to be mailed to Trident’s shareholders, and Patriot shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Patriot’s shareholders, in each case as promptly as reasonably practicable after the date hereof. Each of Trident and Fountain shall also take any action (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under applicable state securities laws in connection with the issuance of Fountain Common Stock in the Distribution or the Merger.

(c) Trident shall furnish all information concerning Trident, Fountain, AcquisitionCo and Merger Sub and the Fountain Business and the Surviving Corporation Board Appointees selected by it, and Patriot shall furnish all information concerning Patriot, Patriot’s business and the Surviving Corporation Board Appointees selected by it, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus and the Trident Filings. No filing of, or amendment or supplement to, the Proxy Statement/Prospectus shall be made by Patriot, no filing of, or amendment or supplement to, the Form S-4 or the Form 10 shall be made by Fountain and no change, as it relates to the Transactions, shall be made by Trident to the Trident Proxy, in each case without providing the other Parties a reasonable opportunity to review and comment thereon.

(d) If at any time prior to the Effective Time any information relating to Trident or Patriot or any of their respective Affiliates, officers or directors (or the Patriot Board Appointees) should be discovered by Trident or Patriot which should be set forth in an amendment or supplement to any of the Proxy Statement/Prospectus, the Form S-4, the Form 10 or the Trident Proxy, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the applicable Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the applicable shareholders.

(e) The Parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus, the Form S-4, the Form 10 or the Trident Proxy or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto and shall give the other Parties a reasonable opportunity to review and comment on any proposed response or compliance with any such request and thereafter shall respond as promptly as practicable to any such comments or requests.

Section 5.06 Shareholder Meetings. (a) (i) Subject to Section 5.06(c) as promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus, in compliance with applicable Law, Patriot shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Patriot Shareholder Meeting”) for purposes which shall include obtaining the Patriot Shareholder Approval.

(ii) Subject to Section 5.07(b), the Board of Directors of Patriot shall recommend that Patriot’s shareholders give the Patriot Shareholder Approval (and shall not withdraw, modify or qualify such recommendation except as permitted by Section 5.07(b)), such recommendation shall be set forth in the Proxy Statement/Prospectus and Patriot shall use its reasonable best efforts to obtain the Patriot Shareholder Approval.

(b) (i) Subject to Section 5.06(c) as promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Trident Proxy, in compliance with applicable Law, Trident shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Trident Shareholder Meeting”) for purposes of obtaining (together with any other matters with regard to which Trident may seek shareholder approval at such meeting) the Trident Shareholder Approval; provided, that the approval of the Distribution shall be voted on separately from, and shall not be conditioned on, any other matters not otherwise required under the laws of Switzerland to complete the Distribution that are submitted to Trident Shareholders for approval at the Trident Shareholder Meeting, including without limitation any shareholder approvals sought in connection with the Athens Separation.

(ii) Subject to Section 5.08(b), the Board of Directors of Trident shall recommend that Trident’s shareholders give the Trident Shareholder Approval (and shall not withdraw, modify or qualify such recommendation except as permitted by Section 5.08(b)), such recommendation shall be set forth in the Trident Proxy and Trident shall use its reasonable best efforts to obtain the Trident Shareholder Approval.

(c) Notwithstanding anything to the contrary in this Section 5.06, Patriot and Trident shall cooperate in good faith to coordinate the timing of the Patriot Shareholder Meeting and the Trident Shareholder Meeting such that they occur on the same day, and neither Patriot nor Trident shall be required to hold the Patriot Shareholder Meeting or the Trident Shareholder Meeting, respectively, prior to the date of the date of the Trident Shareholder Meeting or the Patriot Shareholder Meeting, respectively (it being understood that nothing in this Section 5.06(c) shall in any way limit Patriot’s or Trident’s obligations under Section 5.05 or otherwise under this Agreement to use their respective required efforts to consummate the Transactions (including the Separation and Distribution)).

Section 5.07 No Solicitation by Patriot. (a) Patriot agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or permit its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission, announcement or consummation of any Patriot Takeover Proposal, (ii) furnish any nonpublic information regarding Patriot or any of its Subsidiaries to any Person (other than Trident) in connection with or in response to a Patriot Takeover Proposal, (iii) engage or participate in any discussions or negotiations with any Person (other than Trident) with respect to any Patriot Takeover Proposal, (iv) approve, endorse or recommend any Patriot Takeover Proposal or propose publicly to approve, endorse or recommend any Patriot Takeover Proposal, (v) enter into any letter of intent, agreement in principle or other agreement providing for any Patriot Takeover Transaction, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a Person or “Group” (as defined in the Exchange Act) becoming an “interested shareholder” under, Section 302A.673 of the MBCA) inapplicable to any transactions contemplated by a Patriot Takeover Transaction, (vii) take any action to make the consummation of any Patriot Takeover Proposal exempt under the terms of the Rights Agreement or (viii) resolve, propose to resolve or agree to do any of the foregoing. Notwithstanding the foregoing, prior to receipt of the Patriot Shareholder Approval, Patriot may, in response to an unsolicited, bona fide, written Patriot Takeover Proposal that did not result from a breach of this Section 5.07(a) and that the Board of Directors of Patriot determines, in good faith, after consulting with its independent financial advisor, constitutes or would reasonably be likely to lead to a Patriot Superior Proposal, (x) furnish information (including non-public information) with respect to Patriot and its Subsidiaries to the Person making such Patriot Takeover Proposal and its Representatives and (y) engage in discussions and negotiations with such Person and its Representatives regarding such Patriot Takeover Proposal if, and only if, (1) the Board of Directors of Patriot concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Patriot Takeover Proposal would be inconsistent with the Board’s duties under applicable Laws, (2) Patriot complies with Section 5.07(c) and (3) Patriot furnishes any non-public information provided to the maker of such Patriot Takeover Proposal only pursuant to a confidentiality agreement between Patriot and such Person on terms no less favorable in any material respect to Patriot than the Confidentiality Agreement (provided, however, that (A) the terms of such confidentiality agreement shall not in any way restrict Patriot from complying with its obligations under this Agreement, including disclosure obligations with respect to such proposal, and (B) all such information has previously been provided to Trident or is provided to Trident prior to or substantially concurrent with the time it is provided to such Person).

(b) Except as expressly permitted by this Section 5.07(b), neither the Board of Directors of Patriot nor any committee thereof shall (i) fail to include the Patriot Recommendation in the Proxy Statement/Prospectus, (ii) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify the Patriot Recommendation in a manner adverse to Trident (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Patriot Recommendation in a manner adverse to Trident) or (iii) approve, adopt or recommend any Patriot Takeover Proposal (each such action set forth in clauses (i) through (iii) above being a “Patriot Change of Recommendation”). Notwithstanding the foregoing, if, prior to receipt of the Patriot Shareholder Approval, (x) the Board of Directors of Patriot receives a Patriot Superior Proposal or (y) in response to an Intervening Event the Board of Directors of Patriot determines, in good faith, after consultation with outside legal counsel, that the failure to take such action with respect to such Intervening Event would constitute a breach of the Board’s duties under applicable Laws, then the Board of Directors of Patriot may make a Patriot Change of Recommendation and/or, in the case of clause (x), terminate this Agreement pursuant to Section 7.01(f)(iii); provided, that (1) in the case of clause (x), Patriot has not violated Section 5.07(a) in any material respect (it being understood that terminating this Agreement pursuant to Section 7.01(f)(iii) in order to enter into a written definitive agreement for a Patriot Superior Proposal shall not be deemed a violation of Section 5.07(a)), (2) prior to taking any such action the Board of Directors of Patriot has provided to Trident three Business Days prior written notice of its intent to effect a Patriot Change of Recommendation or, in the case of clause (x), terminate this Agreement pursuant to Section 7.01(f)(iii) (which notice shall include the reasonable details regarding the cause for, and nature of, the Patriot Change of Recommendation or proposed termination of this Agreement pursuant to Section 7.01(f)(iii)) and, if requested by Trident in good faith, negotiated in good faith with Trident during such three Business Day period to enable Trident to propose changes to the terms of this Agreement intended to cause, as applicable, such Patriot Superior Proposal to no longer constitute a Patriot Superior Proposal or such Intervening Event to no longer require the Patriot Change of Recommendation, in each case if such changes were to be given effect, and (3) following any such good faith negotiation, such Patriot Takeover Proposal continues to constitute a Patriot Superior Proposal or such Intervening Event continues to require the Patriot Change of Recommendation; and provided further that if any Patriot Superior Proposal is received less than three Business Days prior the Patriot Shareholder Meeting, the three Business Day period contemplated by the proviso above shall be shortened such that it will expire as of the close of business on the day preceding the Patriot Shareholder Meeting. The Board of Directors of Patriot may not make a Patriot Change of Recommendation in a manner adverse to Trident except in compliance in all respects with this Section 5.07(b). For the avoidance of doubt, a change of the Patriot Recommendation to “neutral” is a Patriot Change of Recommendation. Except as permitted by Section 7.01(f)(iii), nothing in this Section 5.07(b) shall be deemed to modify or otherwise affect the obligation of Patriot to call the Patriot Shareholders Meeting and to submit this Agreement and the Merger to the Patriot shareholders for approval in accordance with Section 5.06(a).

(c) Patriot promptly, and in no event later than 48 hours after its receipt of any Patriot Takeover Proposal, shall advise Trident orally and in writing of any Patriot Takeover Proposal and the identity of the Person making any such Patriot Takeover Proposal and (x) if it is in writing, deliver to Trident a copy of such Patriot Takeover Proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments) and (y) if oral, deliver to Trident a reasonably detailed summary of any such Patriot Takeover Proposal. Patriot shall (i) keep Trident reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms, of any such Patriot Takeover Proposal (and in no event later than 48 hours following any such change) and (ii) promptly notify Trident of any determination of the Board of Directors of Patriot that a Patriot Takeover Proposal constitutes a Patriot Superior Proposal.

(d) Notwithstanding anything to the contrary in this Agreement, Section 5.07 shall not prohibit Patriot from taking and disclosing to the Patriot Shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any Patriot Takeover Proposal or otherwise making a disclosure required by applicable Law; provided, however, that compliance with such rules or Law shall not in any way modify the effect that any action taken pursuant to such rules or Law has under any other provision of this Agreement (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Patriot Recommendation in a manner adverse to Trident).

(e) Upon the execution of this Agreement, Patriot shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Patriot or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person (other than Trident and Fountain) that relate to any Patriot Takeover Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any Person or “Group” (as defined in the Exchange Act) to such discussions to return to Patriot or to destroy all confidential information of Patriot and its Subsidiaries. Patriot agrees not to, and to cause its Subsidiaries not to, waive, or otherwise release any Person or “Group” (as defined in the Exchange Act) from, the confidentiality and standstill provisions of any agreement to which Patriot or any of its Subsidiaries is or may become a party.

(f) As used in this Agreement:

(i) “Patriot Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) received from a Person or “Group” (as defined in the Exchange Act) relating to any Patriot Takeover Transaction;

(ii) “Patriot Takeover Transaction” shall mean any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Patriot other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “Group” (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Patriot; (C) any direct or indirect acquisition of any business or businesses or of Assets that constitute or account for 10% or more of the consolidated net revenues, net income or Assets of Patriot and its Subsidiaries, taken as a whole; or (D) any liquidation or dissolution of Patriot or any of its Subsidiaries; and

(iii) “Patriot Superior Proposal” shall mean any bona fide proposal made by a Person or “Group” (as defined in the Exchange Act) (other than a Party to this Agreement) to acquire at least a majority of the equity securities or all or substantially all of the Assets of Patriot, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of Assets or otherwise, on terms which the Board of Directors of Patriot determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Patriot Common Stock to the Transactions (including any proposed modifications to the Transactions which are proposed in writing by Trident in response to such proposal or otherwise) and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person or “Group” (as defined in the Exchange Act) making the proposal.

Section 5.08 No Solicitation by Trident. (a) Trident and Fountain agree that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither they nor any of their Subsidiaries, nor any of their respective officers, directors or employees, shall, and that they shall use their reasonable best efforts to cause their respective Representatives not to (and shall not authorize or permit their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission, announcement or consummation of any Fountain Takeover Proposal or any Trident Takeover Proposal, (ii) furnish any nonpublic information regarding Trident or any Subsidiaries of Trident (including, for the avoidance of doubt, Fountain and the Fountain Subs) to any Person (other than Patriot) in connection with or in response to a Fountain Takeover Proposal or a Trident Takeover Proposal, (iii) engage or participate in any discussions or negotiations with any Person (other than Patriot) with respect to any Fountain Takeover Proposal or Trident Takeover Proposal, (iv) approve, endorse or recommend any Fountain Takeover Proposal or Trident Takeover Proposal or propose publicly to approve, endorse or recommend any Fountain Takeover Proposal or Trident Takeover Proposal, (v) enter into any letter of intent, agreement in principle or other agreement providing for any Fountain Takeover Transaction or Trident Takeover Transaction or (vi) resolve, propose to resolve or agree to do any of the foregoing. Notwithstanding the foregoing, prior to receipt of the Trident Shareholder Approval, Trident may, in response to an unsolicited, bona fide, written Fountain Takeover Proposal or Trident Takeover Proposal that did not result from a breach of this Section 5.08(a) and that the Board of Directors of Trident determines, in good faith, after consulting with its independent financial advisor, constitutes or would reasonably be likely to lead to a Fountain Superior Proposal or Trident Superior Proposal, as applicable, (x) furnish information (including non-public information) with respect to Trident and its Subsidiaries to the Person making such Fountain Takeover Proposal or Trident Takeover Proposal and its Representatives and (y) engage in discussions and negotiations with such Person and its Representatives regarding such Fountain Takeover Proposal or Trident Takeover Proposal if, and only if, (1) the Board of Directors of Trident concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Fountain Takeover Proposal or Trident Takeover Proposal would be inconsistent with the Board’s duties under applicable Laws, (2) Trident complies with Section 5.08(c) and (3) Trident furnishes any non-public information provided to the maker of such Fountain Takeover Proposal or Trident Takeover Proposal only pursuant to a confidentiality agreement between Trident and such Person on terms no less favorable in any material respect to Trident than the Confidentiality Agreement

(provided, however, that (A) the terms of such confidentiality agreement shall not in any way restrict Trident from complying with its obligations under this Agreement, including disclosure obligations with respect to such proposal, and (B) with respect to any information related to Fountain or the Fountain Group, all such information has previously been provided to Patriot or is provided to Patriot prior to or substantially concurrent with the time it is provided to such Person).

(b) Except as expressly permitted by this Section 5.08(b), neither the Board of Directors of Trident nor any committee thereof shall (i) fail to include the Trident Recommendation in the Trident Proxy, (ii) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify the Trident Recommendation in a manner adverse to Patriot (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Trident Recommendation in a manner adverse to Patriot) or (iii) approve, adopt or recommend any Fountain Takeover Proposal or Trident Takeover Proposal (each such action set forth in clauses (i) through (iii) above being a “Trident Change of Recommendation”). Notwithstanding the foregoing, if, prior to receipt of the Trident Shareholder Approval, (x) the Board of Directors of Trident receives a Fountain Superior Proposal or a Trident Superior Proposal or (y) in response to an Intervening Event the Board of Directors of Trident determines, in good faith, after consultation with outside legal counsel, that the failure to take such action with respect to such Intervening Event would constitute a breach of the Board’s duties under applicable Laws, then the Board of Directors of Trident may make a Trident Change of Recommendation; provided that (1), in the case of clause (x), Trident has not violated Section 5.08(a) in any material respect, (2) prior to taking any such action the Board of Directors of Trident has provided to Patriot three Business Days prior written notice of its intent to effect a Trident Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the Trident Change of Recommendation) and, if requested by Patriot in good faith, negotiated in good faith with Patriot during such three Business Day period to enable Patriot to propose changes to the terms of this Agreement intended to cause, as applicable, such Fountain Superior Proposal or Trident Superior Proposal to no longer constitute a Fountain Superior Proposal or Trident Superior Proposal, as applicable, or such Intervening Event to no longer require the Trident Change of Recommendation, in each case if such changes were to be given effect, and (3) following any such good faith negotiation, such Fountain Takeover Proposal or Trident Takeover Proposal continues to constitute a Fountain Superior Proposal or Trident Superior Proposal or such Intervening Event continues to require the Trident Change of Recommendation; and provided further that if any Fountain Superior Proposal or Trident Superior Proposal is received less than three Business Days prior the Trident Shareholder Meeting, the three Business Day period contemplated by the above proviso shall be shortened such that it will expire as of the close of business on the day preceding the Trident Shareholder Meeting. For the avoidance of doubt, a change of the Trident Recommendation to “neutral” is a Trident Change of Recommendation. Nothing in this Section 5.08(b) shall be deemed to modify or otherwise affect the obligation of Trident to call the Trident Shareholders Meeting and to submit this Agreement and the Merger to the Trident shareholders for approval in accordance with Section 5.06(b).

(c) Trident promptly, and in no event later than 48 hours after its receipt of any Fountain Takeover Proposal or Trident Takeover Proposal, shall advise Patriot orally and in writing of any Fountain Takeover Proposal or Trident Takeover Proposal and the identity of the Person making any such Fountain Takeover Proposal or Trident Takeover Proposal and (x) if it is in writing, deliver to Patriot a copy of such Fountain Takeover Proposal or Trident Takeover Proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments) and (y) if oral, deliver to Patriot a reasonably detailed summary of any such Fountain Takeover Proposal or Trident Takeover Proposal. Trident shall (i) keep Patriot reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms, of any such Fountain Takeover Proposal or Trident Takeover Proposal (and in no event later than 48 hours following any such change) and (ii) promptly notify Patriot of any determination of the Board of Directors of Trident that a Fountain Takeover Proposal or Trident Takeover Proposal constitutes a Fountain Superior Proposal or Trident Superior Proposal, as applicable.

(d) Notwithstanding anything to the contrary in this Agreement, Section 5.08 shall not prohibit Trident from taking and disclosing to the Trident shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any Fountain Takeover Proposal or Trident Takeover Proposal or otherwise making a disclosure required by applicable Law; provided, however, that compliance with such rules or Law shall not in any way modify the effect that any action taken pursuant to such rules or Law has under any other provision of this Agreement (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Trident Recommendation in a manner adverse to Patriot).

(e) Upon the execution of this Agreement, Trident shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Trident, Fountain or any of their Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person (other than Patriot) that relate to any Fountain Takeover Proposal or Trident Takeover Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any Person or “Group” (as defined in the Exchange Act) to such discussions to return to Trident or to destroy all confidential information of Trident and its Subsidiaries. Trident agrees not to, and to cause its Subsidiaries not to, waive, or otherwise release any Person or “Group” (as defined in the Exchange Act) from, the confidentiality and standstill provisions of any agreement to which Trident or any of its Subsidiaries is or may become a party.

(f) As used in this Agreement,

(i) “Fountain Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) received from a Person or “Group” (as defined in the Exchange Act) relating to any Fountain Takeover Transaction;

(ii) “Fountain Takeover Transaction” shall mean any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, spin-off, business combination or similar transaction involving Fountain, the Fountain Business or the Fountain Assets other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “Group” (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Fountain; (C) any direct or indirect acquisition of any business or businesses or of Assets that constitute or account for 10% or more of the consolidated net revenues, net income or Assets of Fountain, the Fountain Business or the Fountain Assets; or (D) any liquidation or dissolution of Fountain; provided such transaction or series of related transactions is not a Trident Takeover Transaction;

(iii) “Fountain Superior Proposal” shall mean any bona fide proposal made by a Person or “Group” (as defined in the Exchange Act) (other than a Party to this Agreement) (1) to acquire at least a majority of the equity securities or all or substantially all of the Assets of Fountain, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of Assets or otherwise, or (2) in which the Fountain Business would be separated from Trident in a spin-off transaction immediately followed by a merger with such Person or “Group” (as defined in the Exchange Act) or an Affiliate of such Person or “Group” (as defined in the Exchange Act) in a transaction resulting in the Fountain shareholders owning a majority of the shares of the surviving entity, in each case on terms which the Board of Directors of Trident determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Trident Common Stock to the Transactions and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person or “Group” (as defined in the Exchange Act) making the proposal; provided such proposal is not a Trident Takeover Proposal.

(iv) “Trident Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) received from a Person or “Group” (as defined in the Exchange Act) relating to any Trident Takeover Transaction;

(v) “Trident Takeover Transaction” shall mean any transaction or series of related transactions (x) involving (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Trident other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “Group” (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of any class of equity securities of Trident; (C) any direct or indirect acquisition of any business or businesses or of Assets that constitute or account for more than 10% of the consolidated net revenues, net income or Assets of Trident and its Subsidiaries, taken as a whole, which in the case of an acquisition of Assets or equity securities of any Subsidiaries of Trident, shall include Assets and/or equity securities of the Fountain Group; or (D) any liquidation or dissolution of Trident or any of its Subsidiaries, and (y) which is expressly conditioned on the Transactions not being consummated; provided, that notwithstanding anything to the contrary in this Agreement, such transaction or series of related transactions shall not be a Trident Takeover Transaction if related primarily to the Fountain Business in which case it shall be a Fountain Takeover Transaction; and

(vi) “Trident Superior Proposal” shall mean any bona fide proposal made by a Person or “Group” (as defined in the Exchange Act) (other than a Party to this Agreement) to acquire at least a majority of the equity securities or all or substantially all of the Assets of Trident, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of Assets or otherwise, which such proposal is (x) on terms which the Board of Directors of Trident determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Trident Common Stock to the Transactions and the Athens Separation, collectively, and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person or “Group” (as defined in the Exchange Act) making the proposal and (y) expressly conditioned on the Transactions not being consummated; provided, that notwithstanding anything to the contrary in this Agreement, such transaction or series of related transactions shall not be a Trident Superior Proposal if related primarily to the Fountain Business in which case it shall be a Fountain Superior Proposal.

Section 5.09 NYSE Listing. Fountain shall use its reasonable best efforts to cause the shares of Fountain Common Stock to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

Section 5.10 Tax Matters. (a) Prior to the Effective Time, Trident, Fountain, AcquisitionCo, Merger Sub and Patriot shall (i) use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) use their reasonable best efforts to provide such appropriate information and representations and covenants relating to Taxes as any Governmental Authority shall request in connection with the Rulings and (iii) neither take any action nor fail to take any action if such action or such failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Provided the conditions in Section 6.02(f) and Section 6.03(e) of this Agreement have been satisfied, each of Trident, Fountain, AcquisitionCo, Merger Sub and Patriot shall report the Merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of Trident, Fountain and Patriot shall use its reasonable best efforts to obtain the Trident Merger Tax Opinion and the Patriot Merger Tax Opinion, as applicable. Each of Trident, Fountain and Patriot shall deliver to the counsel delivering such opinions customary representations and covenants reasonably satisfactory in form and substance to such counsel.

(c) Trident and Fountain shall use their reasonable best efforts to seek, as promptly as practicable, one or more supplemental rulings from the IRS (the “Supplemental IRS Ruling”), in form and substance reasonably satisfactory to Patriot, to the effect that (i) the transfer of Patriot Common Stock by Patriot shareholders pursuant to the Merger, other than by Patriot shareholders who are U.S. persons and are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulation Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, will qualify for an exception to Section 367(a)(1) of the Code, (ii) the Anticipated Post-Closing Transactions will not prevent the qualification of the Distribution or the Merger for the Intended Tax-Free Treatment and (iii) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code. In the event that a Governmental Authority refuses to issue the Supplemental IRS Ruling or the Swiss Rulings, Trident, Fountain and Patriot shall consider in good faith any reasonable modifications to the structure of the Transactions that will facilitate receipt of such rulings; provided, however, that nothing in this Section 5.10(c) shall prevent Trident from or delay Trident in effectuating the Separation or the Athens Separation.

(d) In the case of any Ruling requested by Trident, Trident shall, to the extent practicable, (i) keep Patriot promptly informed of all material actions taken or proposed to be taken by Trident and (ii) solely with respect to any Ruling requested from the IRS, provide Patriot with an opportunity to review and comment on each submission to the extent related to Fountain and the Fountain Subs reasonably in advance of the filing thereof and provide Patriot with a final copy of such submission. Trident shall timely provide Patriot with a copy of any such Ruling after receipt thereof.

(e) In the case of any Ruling requested by Patriot, Patriot shall, to the extent practicable, (i) keep Trident promptly informed of all material actions taken or proposed to be taken by Patriot and (ii) solely with respect to any Ruling requested from the IRS, provide Trident with an opportunity to review and comment on each submission reasonably in advance of the filing thereof and provide Trident with a final copy. Patriot shall timely provide Trident with a copy of any such Ruling after receipt thereof.

(f) Each Party represents that the information and representations furnished by it in or with respect to the Rulings or the Tax Opinions are accurate and complete as of the Closing Date. Each Party covenants (i) to use its reasonable best efforts, and to cause its Affiliates to use their reasonable best efforts, to verify that such information and representations are accurate and complete as of the Closing Date and (ii) if, after the Closing Date, it or any of its Affiliates obtains information indicating, or otherwise becomes aware, that any such information or representation is or may be inaccurate or incomplete, to promptly inform the other Parties. The Parties shall not take any action or fail to take any action, or permit any of their Affiliates to take any action or fail to take any action, that is or is reasonably likely to be inconsistent with the Ruling or the Tax Opinions.

Section 5.11 Employee Benefit Matters. (a) For a period of 12 months following the Closing Date (the “Continuation Period”), each of the Parties covenants and agrees that Fountain and the Fountain Subs, including Patriot and its Subsidiaries, shall continue to provide to each of the employees of Trident and any of its Subsidiaries who remain employed on a permanent full-time or part-time basis immediately prior to the Closing (the “Trident Continuing Employees”) a salary or hourly wage rate and cash and long-term equity incentive target opportunities that are substantially comparable in the aggregate to those in effect immediately prior to the Closing with respect to each such Trident Continuing Employee to the extent such Trident Continuing Employee remains employed by Fountain or the Fountain Subs; provided, however, that the terms and conditions of employment of any employee covered by a collective bargaining agreement shall be governed by such agreement in accordance with its terms. During the Continuation Period, with respect to Trident Continuing Employees, each of the Parties covenants and agrees that Fountain and the Fountain Subs, including Patriot and its Subsidiaries, shall honor and maintain, for the benefit of Trident Continuing Employees, the Fountain Benefit Plans (including all severance benefits and similar plans, programs or arrangements) in accordance with their terms as in effect immediately prior to the Fountain Distribution Date. Patriot and Fountain shall undertake those actions set forth in Section 5.11(a) of the Patriot Disclosure Letter.

(b) With respect to each compensation or benefit plan sponsored or otherwise maintained by Fountain or any Fountain Sub, including Patriot and its Subsidiaries, after the Effective Time, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement, service with Trident or any of its Subsidiaries by a Trident Continuing Employee shall be treated as service with the entity sponsoring such plan; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any such ongoing plan. Each such ongoing plan shall waive pre-existing condition limitations to the same extent waived under the corresponding Fountain Benefit Plan or Patriot Benefit Plan. Trident Continuing Employees shall be given credit, to the extent administratively feasible, for amounts paid under a corresponding Fountain Benefit Plan or Patriot Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the ongoing plan during the applicable plan year.

(c) Notwithstanding the forgoing, nothing contained herein shall (i) be treated as an amendment to any Fountain Benefit Plan or Patriot Benefit Plan, (ii) give any person other than the Parties the right to enforce the provisions of this Section 5.11 or (iii) obligate any of the Parties to (x) maintain any Fountain Benefit Plan or Patriot Benefit Plan or any other particular compensation or benefit plan, program, policy or understanding or (y) retain the employment of any particular employee of any of the Parties.

Section 5.12 Accounting Matters. (a) In connection with the information regarding Patriot or its Subsidiaries or the Transactions provided by Patriot specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Trident Filings, to the extent that such letters are customarily delivered, Patriot shall use reasonable best efforts to cause to be delivered to Trident letters from Patriot’s independent public accountants, dated on any dates or times customarily requested in connection with any such filing, including when each of the Form 10 and the Form S-4 shall become effective, each addressed to Patriot, Trident, Fountain, AcquisitionCo and/or Merger Sub, as necessary, in form and substance reasonably satisfactory to Trident and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Trident Filings.

(b) In connection with the information regarding Fountain or the Fountain Subs or the Transactions provided by Fountain specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Trident Filings, to the extent that such letters are customarily delivered, Fountain shall use reasonable best efforts to cause to be delivered to Patriot letters from Fountain’s independent public accountants, dated on any dates or times customarily requested in connection with any such filing, including when each of the Form 10 and the Form S-4 shall become effective, each addressed to Patriot, Trident, Fountain, AcquisitionCo and/or Merger Sub, as necessary, in form and substance reasonably satisfactory to Patriot and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Trident Filings.

Section 5.13 Confidentiality. Each Party acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Without limiting the Parties’ respective obligations under any of the Other Transaction Agreements, effective upon, and only upon, the Closing, the obligations under the Confidentiality Agreement shall terminate except with respect to provisions regarding disclosure and use of confidential information not related to the Fountain Business and the Fountain Group, which shall continue in accordance with the terms of the Confidentiality Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.14 Section 16 Matters. Prior to the Effective Time, Fountain and Patriot shall take all such steps as may be required to cause any dispositions of Patriot Common Stock (including derivative securities with respect to Patriot Common Stock) or acquisitions of Fountain Common Stock (including derivative securities with respect to Fountain Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Patriot or Fountain to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 5.15 Defense of Litigation. Each of Trident, Fountain and Patriot shall use all reasonable best efforts to defend against all Actions in which such Party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit, or seek damages with respect to, the Transactions. None of Trident, Fountain or Patriot shall settle any such Action or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such Party therein without having previously consulted with the other Parties. Each of Trident, Fountain and Patriot shall use all reasonable best efforts to cause each of their respective Affiliates, directors and officers to use all reasonable best efforts to defend any such Action in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 5.15 to the same extent as if such Person was a Party. None of Trident, Fountain or Patriot or their respective Subsidiaries shall settle any Action related to the Transactions that would enjoin, restrain, prohibit or impose damages on Fountain or the Fountain Subs without the prior written consent of Patriot and Trident, in each case not to be unreasonably withheld, conditioned or delayed. None of Trident and its Subsidiaries on the one hand, and Patriot and its Subsidiaries on the other hand, shall settle any such Action with respect to the Transactions (i) that would impose any liability or conditions on the other Party or (ii)  that contains any factual admissions with respect to the other Party.

Section  5.16 Advice of Changes. Trident and Patriot shall as promptly as reasonably practicable after becoming aware thereof advise the other of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the closing condition set forth in Section 6.02(b) or Section 6.03(b), as the case may be, would reasonably be expected not to be satisfied, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement that could be complied with or satisfied by it at such time under this Agreement, or which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions that could be satisfied at such time set forth in Article VI not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

Section 5.17 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, Patriot and its Board of Directors shall use reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby are consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.18 Fountain Shareholder Approvals. Prior to the Distribution, Trident shall take such actions, as sole shareholder of Fountain, as required under the Fountain Organizational Documents and applicable Law to authorize (i) payment of a cash dividend equal to the amount of all quarterly cash dividends in amounts as set forth in Section 4.02(b)(i) of the Patriot Disclosure Letter which would be expected to be paid prior to the first annual meeting of Fountain’s shareholders following the Effective Time in the ordinary course and with payment dates consistent with past practice (it being understood that such cash dividend shall be paid in quarterly installments in amounts as set forth in Section 4.02(b)(i) of the Patriot Disclosure Letter consistent with past practice), (ii) if determined by Patriot in its reasonable discretion to be required or advisable, the repurchase of Fountain Common Stock in an aggregate amount not to exceed the amount set forth in Section 5.18 of the Patriot Disclosure Letter, (iii) an omnibus equity incentive plan for Fountain, in each case, subject to completion of the Closing and (iv) the matters contemplated by Section 1.05(c) and Section 1.06.

Section 5.19 Separation Agreement. (a) Except as provided in Section 5.19(c), neither Trident nor Fountain shall terminate or assign the Separation Agreement, amend any provision of the Separation Agreement, or waive compliance with any of the agreements or conditions contained therein without the prior written consent of Patriot.

(b) In connection with the assignment, transfer and conveyance of the Fountain Assets and the assumption of the Fountain Liabilities by Fountain as contemplated in the Separation Agreement, Trident and Fountain (i) will keep Patriot reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals, (ii) will not enter into any Conveyancing and Assumption Instrument (as defined in the Separation Agreement) without the prior written consent (including via e-mail) of Patriot (not to be unreasonably withheld, conditioned or delayed) (it being understood that each of Patriot and Trident shall (x) use its reasonable best efforts to make its appropriate employees and outside advisors, including, in the case of Patriot, those advisors set forth on Section 5.19(b)(1) of the Patriot Disclosure Letter, reasonably available to discuss and respond to all reasonable requests relating to the Conveyancing and Assumption Instruments in a prompt manner taking into account the nature and scope of the applicable request and Conveyancing and Assumption Instrument, (y) use its reasonable best efforts to cooperate with each other and endeavor to complete the steps related to the Separation set forth in Schedule 2.2(a) of the Separation Agreement on the timing set forth therein and (z) appoint the person listed on Section 5.19(b)(2) of the Patriot Disclosure Letter and Section 5.19(b) of Trident Disclosure Letter, respectively, to act as the primary contact person in the event of any dispute or disagreement related to the implementation of such conveyances, including any allegation that such party is allocating insufficient resources or being insufficiently responsive with respect to such matters) and (iii) will not enter into, modify or amend any Continuing Arrangements (as defined in the Separation Agreement) in a manner adverse to Fountain without the prior consent of Patriot.

(c) Prior to the Closing, Trident shall and shall cause its Affiliates to complete the steps related to the Separation set forth in Schedule 2.2(a) of the Separation Agreement, with such modifications as may be mutually agreed by the Parties acting reasonably; provided that any step or action not directly related to the separation of the Fountain Business from the Trident Retained Business (as defined in the Separation Agreement) shall not be construed as a prerequisite of any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business and the failure to occur of any prior step or action not directly related to the separation of the Fountain Business from the Trident Retained Business shall have no effect on any Parties obligation to undertake any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business.

(d) Patriot shall not (x) unreasonably withhold, condition or delay its consent with respect to any matter under the Separation Agreement where both (i) its consent is required in order for Fountain or Trident to take any action thereunder and (ii) under the applicable terms of the Separation Agreement, such consent cannot be unreasonably withheld, conditions or delayed, as applicable or (z) fail to act reasonably with respect to any matter under the Separation Agreement where required to do so.

(e) Except as set forth on Schedule 5.19(e) of the Trident Disclosure Letter, on the Closing Date, the only indebtedness owed by a U.S. Fountain entity to a non-U.S. Fountain entity shall be debt securities owed by Trident Fountain US Holding Corporation to Trident International Finance Group GmbH in an aggregate principal amount to be agreed in writing by Trident and Patriot.

(f) On or prior to the Closing Date, Trident and Fountain shall, and Trident shall cause the ADT Corporation to, enter into the Tax Sharing Agreement.

Section 5.20 Control of Other Party’s Business. Nothing contained in this Agreement shall give Trident or Fountain, directly or indirectly, the right to control or direct Patriot’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Patriot, directly or indirectly, the right to control or direct the operations of the Fountain Business, or the business of Fountain and the Fountain Subs prior to the Effective Time. Prior to the Effective Time, each of Trident, Fountain and Patriot shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

CONDITIONS

Section 6.01 Joint Conditions. The respective obligations of each of Trident, Fountain, AcquisitionCo, Merger Sub and Patriot to effect the Merger are subject to the satisfaction (or waiver by all Parties) at or prior to the Effective Time of the following conditions:

(a) no temporary restraining order or preliminary or permanent injunction or other Order by any Governmental Authority preventing consummation of the Merger or the Transactions shall have been issued and remain in effect;

(b) (1) the Trident Shareholder Approval shall have been obtained in accordance with applicable Law and (2) the Fountain Transfer and the Distribution shall have been consummated in accordance with the Separation Agreement;

(c) the Patriot Shareholder Approval shall have been obtained in accordance with applicable Law;

(d) the Fountain Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

(e) each of the Form S-4 and the Form 10 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending their effectiveness or proceedings initiated or threatened by the SEC seeking a stop order; and all necessary Permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Fountain Common Stock to be issued pursuant to the Merger shall have been obtained and shall be in effect;

(f) (i) The waiting period applicable to the consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated, (ii) all approvals shall have been obtained and all waiting periods shall have expired or been terminated under the Antitrust Laws set forth on Section 6.01(f) of the Patriot Disclosure Letter, in each case as required for the consummation of the Merger and the other Transactions and (iii) all other approvals, if any, shall have been obtained and all waiting periods, if any, shall have expired or been terminated under any other applicable Antitrust Laws, in each case as required for the consummation of the Merger and the other Transactions, except for those, in the case of this clause (iii), the failure of which to obtain, expire or be terminated, as applicable, would not, individually or in the aggregate, reasonably be expected to (A) have a material and adverse impact on the value, financial condition or credit quality of Fountain and the Fountain Subs, taken as a whole and including for such purposes, Patriot and each of its Subsidiaries or (B) provide a reasonable basis to conclude that Patriot, Trident or Fountain or their respective directors or officers would be subject to the risk of criminal liability;

(g) Trident shall have obtained a solvency opinion from Duff & Phelps LLC, in form reasonably satisfactory to Trident to the effect that (i) immediately following the Distribution, Trident, on the one hand, and Fountain, on the other hand, will be solvent and (ii) Trident’s assets exceed its liabilities and capital as determined pursuant to applicable Swiss Law; and

(h) The aggregate implied market capitalization of Fountain, before giving effect to the Merger, shall not exceed CHF 17.5 billion based on (x) the closing price of the Fountain Common Stock trading on the last “when issued” trading day prior to the Distribution or (y) in the absence of a “when issued” trading market for Fountain Common Stock, the closing price of the Patriot Common Stock on the last trading day prior to the Distribution.

Section 6.02 Conditions to the Obligation of Patriot. The obligation of Patriot to effect the Merger is further subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Patriot and may be waived by Patriot):

(a) each of Trident, Fountain, AcquisitionCo and Merger Sub shall have in all material respects performed (or caused their Affiliates to perform, as applicable) all obligations and complied in all material respects with all covenants required by this Agreement and the Other Transaction Agreements to be performed by them on or before the Closing;

(b) each of the representations and warranties of Trident (i) in this Agreement (other than Section 2.02, Section 2.03, clause (ii) of Section 2.05(f) and Section 2.17) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Fountain Business MAE”) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, (ii) set forth in Section 2.02 and Section 2.03 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in clause (ii) of Section 2.05(f) and Section 2.17 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c) Except as disclosed in the Trident Disclosure Letter or as expressly contemplated by this Agreement or the Other Transaction Agreements, no Fountain Business MAE shall have occurred from the date of this Agreement through the Closing Date;

(d) Patriot shall have received a certificate of Trident addressed to Patriot and dated the Closing Date, signed on behalf of Trident by a senior officer of Trident, certifying to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied;

(e) the Board of Directors of Fountain shall be comprised as set forth in 1.06(b);

(f) the Rulings shall have been obtained by Trident, which Rulings shall be in full force and effect on the Closing Date, and Patriot shall have received the Patriot Merger Tax Opinion. In rendering the foregoing opinion, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (i) Patriot and (ii) Trident and Fountain; and

(g) Trident shall have executed and delivered to Patriot, and caused each other member of the Trident Group or the Fountain Group who is a party to an Ancillary Agreement to execute and deliver to Patriot, each of the Ancillary Agreements.

Section 6.03 Conditions to the Obligation of Trident. The obligation of each of Trident, Fountain, AcquisitionCo and Merger Sub to effect the Merger is subject to the further satisfaction of each of the following conditions (each of which is for the exclusive benefit of Trident, Fountain, AcquisitionCo and Merger Sub and may be waived by Trident unless otherwise provided in this Agreement):

(a) Patriot shall have in all material respects performed (or caused its Affiliates to perform, as applicable) all obligations and complied in all material respects with all covenants required by this Agreement and the Other Transaction Agreements to be performed by it on or before the Closing;

(b) each of the representations and warranties of Patriot (i) in this Agreement (other than Section 3.02, Section 3.03, clause (i) of Section 3.05(e) and Section 3.18) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or a “Patriot MAE”) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, (ii) set forth in Section 3.02 and Section 3.03 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in clause (i) of Section 3.05(e) and Section 3.18 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c) Except as disclosed in the Patriot Disclosure Letter or as expressly contemplated by this Agreement or the Other Transaction Agreements, no Patriot MAE shall have occurred from the date of this Agreement through the Closing Date;

(d) Trident shall have received a certificate of Patriot addressed to Trident and dated the Closing Date, signed on behalf of Patriot by a senior officer of Patriot, certifying to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;

(e) The Rulings shall have been obtained by Trident, which Rulings shall be in full force and effect on the Closing Date, and Trident shall have received the (i) Trident Merger Tax Opinion and (ii) Spin-Off Tax Opinion. In rendering the foregoing opinions, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (A) Patriot and (B) Trident and Fountain; and

(f) Patriot shall have executed and delivered to Trident each of the Ancillary Agreements to which it is a party.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.01 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Patriot and Trident;

(b) by either Trident or Patriot if the Merger shall not have been consummated on or prior to February 1, 2013 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the failure of such Party to perform or comply in all material respects with the covenants and agreements of such Party set forth in this Agreement or the Separation Agreement;

(c) by either Trident or Patriot if (A) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited or (B) any Governmental Authority having competent jurisdiction has issued an order, decree or ruling or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, and such order, decree, ruling or other action becomes final and non-appealable; provided, however, that the right to terminate pursuant to this Section 7.01(c) shall not be available to any Party whose failure to perform any of its obligations under Section 5.01 resulted in such order, decree or ruling;

(d) by either Trident or Patriot if the Patriot Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Patriot Shareholder Approval contemplated by this

Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.01(d) shall not be available to Patriot where the failure to obtain the Patriot Shareholder Approval shall have been caused by Patriot’s material breach of this Agreement;

(e) by either Trident or Patriot if the Trident Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Trident Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.01(e) shall not be available to Trident where the failure to obtain the Trident Shareholder Approval shall have been caused by Trident’s material breach of this Agreement;

(f) by Patriot:

(i) if Trident shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section 6.02 and (ii) cannot be or has not been cured within 60 calendar days after the giving by Patriot of written notice to Trident of such breach;

(ii) if any of the conditions set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment and shall not have been waived by Patriot (to the extent so waivable);

(iii) prior to receipt of the Patriot Shareholder Approval, in order to enter into a written definitive agreement for a Patriot Superior Proposal; provided, that Patriot shall have complied in all material respects with Section 5.07; provided, further, that Patriot shall have paid or shall concurrently pay the amounts due pursuant to Section 8.02(e) in accordance with its terms; or

(iv) if there has been a Trident Change of Recommendation; and

(g) by Trident:

(i) if Patriot shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section 6.03 and (ii) cannot be or has not been cured within 60 calendar days after the giving by Trident of written notice to Patriot of such breach;

(ii) if any of the conditions set forth in Section 6.01 or Section 6.03 shall have become incapable of fulfillment and shall not have been waived by Trident (to the extent so waivable); or

(iii) if there has been a Patriot Change of Recommendation.

In the event of termination of this Agreement pursuant to this Section 7.01, this Agreement shall terminate (except for the provisions of the last sentence of Section 5.04, Article VIII and Article IX), and there shall be no other liability on the part of Patriot or Trident to the other except, subject to Section 8.02(e) and Section 8.02(f), (1) under such provisions or (2) liability arising out of fraud or a wilful breach of this Agreement or the Separation Agreement prior to such termination or as provided for in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival of Representations, Warranties and Agreements. Except as provided in the next sentence, none of the representations, warranties and agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the preceding sentence, (a) covenants and agreements contained in this Agreement that by their terms are to be performed in whole or part after the Closing shall survive the Closing (in the case of covenants performed in part after the Closing, solely to the extent to be performed after the Closing) until they have been performed in accordance with their terms and (b) the representations and warranties set forth in Section 2.06, Section 2.17, Section 3.06 and Section 3.18 shall survive until the one year anniversary of the Closing, including with respect to the foregoing clauses (a) and (b) for purposes of the indemnification obligations set forth in Section 8.2 and Section 8.3 of the Separation Agreement.

Section 8.02 Fees and Expenses.

(a) General Rule. Except as otherwise provided in this Agreement or any of the Other Transaction Agreements, all fees and expenses incurred by Trident, Fountain, AcquisitionCo or Merger Sub or any of their Subsidiaries in connection with the this Agreement and the transactions contemplated hereby shall be paid by Trident and all fees and expenses incurred by Patriot or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby shall be paid by Patriot, unless otherwise mutually agreed to by Patriot and Trident in writing.

(b) Antitrust Fees. Patriot and Trident shall share equally any requisite filing fee in respect of any notice submitted pursuant to the Antitrust Laws, including the HSR Act.

(c) Printing Expenses. Patriot and Trident shall share equally the fees and expenses of printers utilized by the Parties in connection with the preparation of the filings with the SEC contemplated by Section 5.05.

(d) Attorney’s Fees. In any Action to enforce any provisions of this Agreement, or where any provision hereof is validly asserted as a defense, the successful Party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.

(e) Patriot Termination Fee. Patriot shall pay to Trident a fee of $145 million (the “Patriot Termination Fee”) as liquidated damages if: (i) Trident terminates this Agreement pursuant to Section 7.01(g)(iii); (ii) Patriot terminates this Agreement pursuant to Section 7.01(f)(iii); or (iii) (A) any Person makes a Patriot Takeover Proposal that was publicly disclosed, or any Person shall have publicly announced an intention (whether or not conditional) to make a Patriot Takeover Proposal (and such Patriot Takeover Proposal or such announcement of an intention to make a Patriot Takeover Proposal is not publicly withdrawn at the time of such termination) more than five days prior to the Patriot Shareholder Meeting and thereafter this Agreement is terminated by Patriot or Trident either pursuant to Section 7.01(b) or pursuant to Section 7.01(d), or by Trident pursuant to Section 7.01(g)(i) as a result of a breach by Patriot of its obligations under Section 5.07(a) of this Agreement and (B) within 12 months following such termination Patriot enters into a definitive agreement to consummate, or consummates, a Patriot Takeover Proposal; provided, that for purposes of clause (iii) of this Section 8.02(e), the references to “10%” in the definition of Patriot Takeover Transaction shall be deemed to be references to “50%.” Any Patriot Termination Fee due under this Section 8.02(e) shall be paid by wire transfer of immediately available funds (to an account specified by Trident) promptly following termination of this Agreement (except that in the case of termination pursuant to clause (ii) above such payment shall be made concurrently with or prior to such termination and in the case of termination pursuant to clause (iii) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions). Patriot shall not be obligated to make more than one payment pursuant to this Section 8.02(e). Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 8.02(e) are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the Patriot Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Trident and Fountain in the circumstances in which such Patriot Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, the Separation Agreement and the Ancillary Agreements and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Upon payment of the Patriot Termination Fee in accordance with this Section 8.02(e), none of Patriot or any of its respective former, current or future Affiliates or Representatives shall have any further liability to Trident, Fountain, AcquisitionCo or Merger Sub or their respective shareholders with respect to this Agreement or the Transactions. In the event that Patriot shall fail to pay when due the Patriot Termination Fee required to be paid by it pursuant to this Section 8.02(e), such Patriot Termination Fee shall accrue interest for the period commencing on the date such Patriot Termination Fee becomes past due, at a rate equal to the sum of (i) the prime lending rate prevailing during such period as published in The Wall Street Journal plus (ii) 4.0% per annum, calculated on a daily basis until the date of actual payment. In addition, if Patriot shall fail to pay the Patriot Termination Fee when due, Patriot shall also pay to Trident all of Trident’s costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such amount.

(f) Trident Termination Fees. Trident shall pay to Patriot a fee of $145 million (the “Fountain Takeover Termination Fee”) as liquidated damages if: (i) Patriot terminates this Agreement pursuant to Section 7.01(f)(iv) as a result of a Trident Change of Recommendation in connection with a Fountain Takeover Proposal or a Trident Change of Recommendation pursuant to clause (ii) thereof not related to a Trident Takeover Proposal; or (ii) (A) any Person makes (1) a Fountain Takeover Proposal or (2) a Trident Takeover Proposal that was publicly disclosed, or any Person shall have publicly announced an intention (whether or not conditional) to make a Fountain Takeover Proposal or Trident Takeover Proposal (and such Fountain Takeover Proposal or Trident Takeover Proposal or such announcement of an intention to make a Fountain Takeover Proposal or Trident Takeover Proposal is not publicly withdrawn at the time of such termination) more than five days prior to the Trident Shareholder Meeting and thereafter this Agreement is terminated by Trident or Patriot either pursuant to Section 7.01(b) or pursuant to Section 7.01(e), or by Patriot pursuant to Section 7.01(f)(i) as a result of a breach by Trident of its obligations under Section 5.08(a) of this Agreement, and (B) within 12 months following such termination Trident enters into a definitive agreement to consummate, or consummates, a Fountain Takeover Proposal or, in the case of clause (ii)(A)(1), a Trident Takeover Proposal; provided, that for purposes of clause (ii) of this sentence of Section 8.02(f), the references to “10%” in the definition of Fountain Takeover Transaction shall be deemed to be references to “50%”. Further, Trident shall pay to Patriot a fee of $370 million (the “Trident Takeover Termination Fee” and, together with the Fountain Takeover Termination Fee, the “Trident Termination Fees”) as liquidated damages if: (i) Patriot terminates this Agreement pursuant to Section 7.01(f)(iv) as a result of a Trident Change of Recommendation (other than a Trident Change of Recommendation in connection with a Fountain Takeover Proposal or a Trident Change of Recommendation pursuant to clause (ii) thereof not related to a Fountain Takeover Proposal or a Trident Takeover Proposal); or (ii) (A) any Person makes a Trident Takeover Proposal that was publicly disclosed, or any Person shall have publicly announced an intention (whether or not conditional) to make a Trident Takeover Proposal (and such Trident Takeover Proposal or such announcement of an intention to make a Trident Takeover Proposal is not publicly withdrawn at the time of such termination) more than five days prior to the Trident Shareholder Meeting and thereafter this Agreement is terminated by Trident or Patriot either pursuant to Section 7.01(b) or pursuant to Section 7.01(e), or by Patriot pursuant to Section 7.01(f)(i) as a result of a breach by Trident of its obligations under Section 5.08(a) of this Agreement, and (B) within 12 months following such termination Trident enters into a definitive agreement to consummate, or consummates, a Trident Takeover Proposal; provided, that (1) for purposes of clause (ii) of this sentence of Section 8.02(f), the references to “10%” in the definition of Trident Takeover Transaction shall be deemed to be references to “50%” and (2) for purposes of clause (ii)(B) of this Section 8.02(f), a Trident Takeover Proposal shall not be required to be expressly conditioned on the Transactions not being consummated. Any Trident Termination Fee due under this Section 8.02(f) shall be paid by wire transfer of immediately available funds (to an account specified by Patriot) promptly following termination of the Agreement (except that in the case of termination pursuant to clause (ii) of the first sentence of this Section 8.02(f) or clause (ii) of the second sentence of this Section 8.02(f), such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions). For the avoidance of doubt, Patriot shall not in any event receive both the Trident Termination Fee and the Fountain Termination Fee. Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 8.02(f) are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the Trident Termination Fees are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Patriot in the circumstances in which any such Trident Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, the Separation Agreement and the Ancillary Agreements and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Upon payment of any Trident Termination Fee in accordance with this Section 8.02(f), none of Trident, Fountain, AcquisitionCo or Merger Sub or any of their respective former, current or future Affiliates or Representatives shall have any further liability to Patriot or its shareholders with respect to this Agreement or the Transactions. In the event that Trident shall fail to pay when due any Trident Termination Fee required to be paid by it pursuant to this Section 8.02(f), such Trident Termination Fee shall accrue interest for the period commencing on the date such Trident Termination Fee becomes past due, at a rate equal to the sum of (i) the prime lending rate prevailing during such period as published in The Wall Street Journal plus (ii) 4.0% per annum, calculated on a daily basis until the date of actual payment. In addition, if Trident shall fail to pay any Trident Termination Fee when due, Trident shall also pay to Patriot all of Patriot’s costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such amount.

Section 8.03 Entire Agreement. This Agreement, the Confidentiality Agreement and the Other Transaction Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of the Other Transaction Agreements, the provision of this Agreement shall control unless specifically provided otherwise in this Agreement.

Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with (a) the laws of the State of Minnesota with respect to matters, issues and questions relating to the duties of the Board of Directors of Patriot or Merger Sub or to general corporation law including requirements for the validity of the Merger and (b) the laws of the State of New York with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 8.05 Specific Performance; Jurisdiction. The Parties understand and agree that (a) the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, (b) the Transactions are a unique business opportunity at a unique time for each of Trident and Patriot and their respective Affiliates, (c) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (d) although monetary damages may be available for the breach of such covenants and agreements including pursuant to Section 8.02(e) and Section 8.02(f), such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance and (e) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any New York State or federal court located within the State of New York). Each of the Parties further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.05 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any New York State or federal court located within the State of New York). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.05, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.07 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to Trident:

Tyco International Ltd.

Tyco International Ltd.

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan M. Klein, Esq.

Facsimile: (212) 455-2502

(b)	If to Fountain prior to the Fountain Distribution Date:

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan M. Klein, Esq.

Facsimile: (212) 455-2502

(c)	If to AcquisitionCo:

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan M. Klein, Esq.

Facsimile: (212) 455-2502

(d)	If to Merger Sub:

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan M. Klein, Esq.

Facsimile: (212) 455-2502

(e)	If to Patriot:

Pentair, Inc.

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota 55416

Attn: General Counsel

Facsimile: (763) 656-5403

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn: Faiza J. Saeed

         Thomas E. Dunn

Facsimile: (212) 474-3700

and to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attn: Benjamin F. Garmer, III

Facsimile: (414) 297-4900

(f)	If to Fountain after the Fountain Distribution Date:

c/o Pentair, Inc.

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota 55416

Attn: General Counsel

Facsimile: (763) 656-5403

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan M. Klein, Esq.

Facsimile: (212) 455-2502

and to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn: Faiza J. Saeed

         Thomas E. Dunn

Facsimile: (212) 474-3700

and to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attn: Benjamin F. Garmer, III

Facsimile: (414) 297-4900

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 8.07. Any notice to Trident shall be deemed notice to all members of the Trident Group, and any notice to Fountain shall be deemed notice to all members of the Fountain Group.

Section 8.08 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.08(a) and shall be effective only to the extent in such writing specifically set forth.

Section 8.09 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Trident Group or the Fountain Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 8.10 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.11 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Trident Disclosure Letter or Patriot Disclosure Letter shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to any period of days shall be to the relevant number of calendar days unless otherwise specified. All references to dollars or $ shall be references to United States dollars. All accounting terms shall have their respective meanings under GAAP. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. For the avoidance of doubt, “consistent with past practice” when used with respect to Fountain or any of its Subsidiaries means the past practice of Trident with respect to the Fountain Business.

Section 8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.13 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 8.14 Disclosure Letters. There may be included in the Trident Disclosure Letter and/or the Patriot Disclosure Letter items and information that are not “material,” and such inclusion shall not be deemed (x) to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or (y) to affect the interpretation of such term for purposes of this Agreement. No information contained in this Agreement or in the Trident Disclosure Letter and/or Patriot Disclosure Letter shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract). Matters reflected in the Trident Disclosure Letter or Patriot Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Trident Disclosure Letter and Patriot Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Trident Disclosure Letter or Patriot Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

ARTICLE IX

DEFINITIONS

Section 9.01 Definitions. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“2007 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of May 17, 2007, among Patriot and the other signatories thereto.

“2011 Indenture” means that certain First Supplemental Indenture, dated as of May 9, 2011, among Patriot, the guarantors signatory thereto and Wells Fargo Bank, National Association.

“Acceptable Terms” has the meaning set forth in Section 5.03(e)(i).

“AcquisitionCo” has the meaning set forth in the preamble.

“AcquisitionCo Common Stock” has the meaning set forth in Section 2.03(e).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal, but excluding the Rulings and any activities related thereto.

“Adjusted Other Share-Based Awards” has the meaning set forth in Section 1.08(a)(iv).

“Adjusted Stock Option” has the meaning set forth in Section 1.08(a)(i).

“Adjusted Restricted Share” has the meaning set forth in Section 1.08(a)(iii).

“Adjusted RSU” has the meaning set forth in Section 1.08(a)(ii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Merger Consideration” means: (i) the Merger Consideration plus (ii) the aggregate amount of shares of Fountain Common Stock subject to issuance under the Adjusted Restricted Shares, the Adjusted Stock Options, the Adjusted RSUs and the Adjusted Other Share-Based Awards, upon the vesting, conversion or exercise of such securities, in each case in this clause (ii), calculated in accordance with the treasury stock method (without taking into account tax consequences to any party or any applicable vesting provisions).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning given to such term in the Separation Agreement.

“Anticipated Post-Closing Transactions” shall mean the repurchase by Fountain, after the Closing Date, of a number of shares of Fountain Common Stock.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Articles of Merger” has the meaning set forth in Section 1.01(b).

“Assets” has the meaning set forth in the Separation Agreement.

“Athens Separation” has the meaning set forth in Section 5.05(a).

“Audited Financial Statements” has the meaning given to such term in Section 2.05(c)(i).

“Bridge Note” has the meaning set forth in Section 5.03(e)(ii).

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States or on which banking institutions in the States of Minnesota or New York are required or authorized by Law or other Governmental Authority to be closed. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Confidentiality Agreement” means the written confidentiality agreement previously entered into by Trident and Patriot relating to the Transactions.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Continuation Period” has the meaning set forth in Section 5.11(a).

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Distribution” has the meaning set forth in the recitals.

“DOJ” means the United States Department of Justice.

“Draft Form 10” has the meaning set forth in Section 2.05(b).

“Effective Time” has the meaning set forth in Section 1.01(b).

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources, threatened or endangered species or, as affected by exposure to hazardous substances, pollutants or contaminants, human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.09.

“Exchange Fund” has the meaning set forth in Section 1.09.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder.

“FTC” means the United States Federal Trade Commission.

“Final Order” means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired and as to which all conditions to the consummation of the Transactions prescribed by Law, regulation or order required to be satisfied at or prior to the Effective Time have been satisfied.

“Financing” means the financing contemplated by Section 5.03.

“Fountain” has the meaning set forth in the preamble.

“Fountain Assets” has the meaning given to such term in the Separation Agreement.

“Fountain Benefit Plans” has the meaning set forth in Section 2.10(a).

“Fountain Business” has the meaning given to such term in the Separation Agreement.

“Fountain Business IP” has the meaning set forth in Section 2.15.

“Fountain Business MAE” means any event, change, effect, development, state of facts, circumstance, condition or occurrence that, individually or in the aggregate with all such other events, changes, effects, developments, states of fact, circumstances, conditions or occurrences is, or would reasonably likely to be, materially adverse to the business, financial condition or results of operations of the Fountain Business taken as a whole, or on the ability of Trident or Fountain to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence to the extent (i) arising out of or affecting generally (x) the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, (y) the industry or industries or (z) any specific jurisdiction or geographical area, in each case, in which Fountain or the Fountain Subs operate, (ii) resulting from or arising out of: (A) the announcement or the existence of this Agreement or the Ancillary Agreements or the consummation of the Transactions (provided, that this clause (A) shall not be applicable with respect to Trident’s representations and warranties in Section 2.04(a)); (B) actions taken or not taken with the written consent of Patriot; (C) any changes in GAAP or accounting standards or Law, in each case, after the date of this Agreement; (D) any weather-related or other force majeure event or outbreak of hostilities or acts of war or terrorism, in each case, occurring after the date of this Agreement; (E) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there is, or is likely to be, a Fountain Business MAE); and (F) any reduction in the expected credit rating of Fountain or any Fountain Sub to the extent attributable to the expected consummation of the Transactions but not to the extent attributable to a change in the Fountain Business’s business, financial condition or results of operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (C) or (D) above shall be considered in determining a Fountain Business MAE if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence has a disproportionate effect on the Fountain Business, taken as a whole, relative to other participants in the industries in which Fountain and the Fountain Subs operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or would reasonably likely to be, a Fountain MAE).

“Fountain Common Stock” means the common shares of Fountain, par value CHF 0.50 per share.

“Fountain Distribution Date” has the meaning given to such term in the Separation Agreement.

“Fountain Employee” has the meaning given to such term in the Separation Agreement.

“Fountain Equity Interests” has the meaning set forth in Section 2.03(c).

“Fountain Financial Statements” has the meaning set forth in Section 2.05(c)(ii).

“Fountain Group” has the meaning set forth in the Separation Agreement.

“Fountain Liabilities” has the meaning set forth in the Separation Agreement.

“Fountain Material Contracts” has the meaning set forth in Section 2.09(b).

“Fountain Organizational Documents” means the Articles of Association and Organizational Regulations of Fountain.

“Fountain Permits” has the meaning set forth in Section 2.08(b).

“Fountain Real Property” has the meaning set forth in the Separation Agreement.

“Fountain Stock Issuance” has the meaning set forth in Section 1.07(a).

“Fountain Subs” means each Person that is a direct or indirect Subsidiary of Fountain immediately after giving effect to the Separation.

“Fountain Superior Proposal” has the meaning set forth in Section 5.08(f)(iii).

“Fountain Takeover Proposal” has the meaning set forth in Section 5.08(f)(i).

“Fountain Takeover Termination Fee” has the meaning set forth in Section 8.02(f).

“Fountain Takeover Transaction” has the meaning set forth in Section 5.08(f)(ii).

“Fountain Transfer” means the transfer of the Fountain Assets and Fountain Liabilities as provided in Section 2.2 and Section 2.3 of the Separation Agreement.

“Form 10” has the meaning set forth in Section 5.05(a).

“Form S-4” has the meaning set forth in Section 5.05(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” has the meaning given to such term in the Separation Agreement.

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any Environmental Law; and (c) any other chemical, material or substance (including silica) the Release of or exposure to which is prohibited, limited or regulated by, or may result in liability under, any applicable Environmental Law.

“HSR Act” has the meaning set forth in Section 2.04(b).

“Indebtedness” means, with respect to any Person, (i) the aggregate indebtedness for borrowed money, including any accrued interest, fees and any cost or penalty associated with prepaying such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations, (ii) obligations under any deferred purchase price arrangements (excluding obligations of such Person for materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice), (iii) capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (iv) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (v) obligations with respect to hedging, swaps or similar arrangements relating to any of the foregoing, (vi) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (v) above, and (vii) all obligations of the kind referred to in clauses (i) through (vi) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Security Interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.

“Intended Tax-Free Treatment” means (i) the treatment accorded to the Transactions set forth in the Rulings or any other rulings and similar documents issued by Governmental Authorities to Trident or any of its Subsidiaries or Patriot or any of its Subsidiaries regarding the Tax treatment of the Separation, the Merger and the Post-Merger Restructuring, and (ii) the qualification of the Merger as a reorganization pursuant to Section 368(a) of the Code.

“Interim Financial Statements” has the meaning given to such term in Section 2.05(c)(ii).

“Intervening Event” shall mean (i) in the case of Patriot, any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Patriot Takeover Proposal that was not known to the Board of Directors of Patriot on the date hereof (or if known, the probability or magnitude of consequences of which were not known to or reasonably foreseeable by the Board of Directors of Patriot as of the date hereof) and (ii) in the case of Trident, any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Fountain Takeover Proposal or a Trident Takeover Proposal that was not known to the Board of Directors of Trident on the date hereof (or if known, the probability or magnitude of consequences of which were not known to or reasonably foreseeable by the Board of Directors of Trident as of the date hereof).

“IRS” means the United States Department of the Treasury Internal Revenue Service.

“IRS Rulings” means (a) the “IRS Ruling” as defined in the Tax Sharing Agreement and (b) the Supplemental IRS Ruling.

“Knowledge” means, in the case of Patriot, the actual knowledge without inquiry of the persons listed in Section 9.01 of the Patriot Disclosure Letter as of the date of the representation, and, in the case of Trident, the actual knowledge without inquiry of the persons listed in Section 9.01 of the Trident Disclosure Letter as of the date of the representation.

“Law” means any statute, law (including common law), ordinance, regulation, legally binding rule, code or other legally enforceable requirement of, or final, non-appealable Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, including liabilities for Taxes, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Management Appointees” has the meaning set forth in Section 1.06(c).

“MBCA” means the Business Corporation Act of the State of Minnesota, as amended.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 1.07(a).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 2.03(e).

“NYSE” means the New York Stock Exchange.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Other Transaction Agreements” means the Separation Agreement and the Ancillary Agreements.

“Outside Date” has the meaning set forth in Section 7.01(b).

“Parties” means Trident, Fountain, AcquisitionCo, Merger Sub and Patriot.

“Patriot” has the meaning set forth in the preamble.

“Patriot Benefit Plans” has the meaning set forth in Section 3.11(a).

“Patriot Board Appointees” has the meaning set forth in Section 1.06(b).

“Patriot Change of Recommendation” has the meaning set forth in Section 5.07(b).

“Patriot Common Stock” means the common shares of Patriot, par value $0.162/3.

“Patriot Disclosure Letter” means the disclosure letter delivered by Patriot to Trident immediately prior to the execution of this Agreement.

“Patriot Environmental Permits” has the meaning set forth in Section 3.13(iii).

“Patriot Equity Interests” has the meaning set forth in Section 3.03(b).

“Patriot ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“Patriot Group” means Patriot and each of its Affiliates.

“Patriot IP” has the meaning set forth in Section 3.16.

“Patriot MAE” means any event, change, effect, development, state of facts, circumstance, condition or occurrence that, individually or in the aggregate with all such other events, changes, effects, developments, states of fact, circumstances, conditions or occurrences is, or would reasonably likely to be, materially adverse to the business, financial condition or results of operations of Patriot and its Subsidiaries as a whole, or on the ability of Patriot to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence to the extent (i) arising out of or affecting generally (x) the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, (y) the industry or industries or (z) any specific jurisdiction or geographical area, in each case, in which Patriot or the Patriot Subsidiaries operate, (ii) resulting from or arising out of: (A) the announcement or the existence of this Agreement or the Separation Agreement or the consummation of the Transactions (provided, that this clause (A) shall not be applicable with respect to Patriot’s representations and warranties in Section 3.04(a)); (B) actions taken or not taken with the written consent of Trident; (C) any changes in GAAP or accounting standards or Law, in each case, after the date of this Agreement; (D) any weather-related or other force majeure event or outbreak of hostilities or acts of war or terrorism, in each case, occurring after the date of this Agreement; (E) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there is, or is likely to be, a Patriot MAE); and (F) any reduction in the credit rating of Patriot or any Patriot Subsidiary to the extent attributable to the expected consummation of the Transactions but not to the extent attributable to a change in Patriot, or, as the case may be, such Patriot Subsidiary’s business, financial condition, or results of operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (C) or (D) above shall be considered in determining a Patriot MAE if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence has a disproportionate effect on Patriot and the Patriot Subsidiaries, taken as a whole, relative to other participants in the industries in which Patriot and the Patriot Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or would reasonably likely to be, a Patriot MAE).

“Patriot Material Contracts” has the meaning set forth in Section 3.10(b).

“Patriot Merger Tax Opinion” means the written opinion, dated as of the Closing Date, from Cravath, Swaine & Moore LLP, counsel to Patriot, in form and substance reasonably satisfactory to Patriot, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the transfer of Patriot Common Stock by Patriot shareholders pursuant to the Merger, other than by Patriot shareholders who are U.S. persons and are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulation Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, will qualify for an exception to Section 367(a)(1) of the Code.

“Patriot Other Share-Based Awards” means any right of any kind, contingent or accrued, to acquire or receive Patriot Common Stock or benefits measured by the value of Patriot Common Stock, and each award of any kind consisting of Patriot Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Patriot Stock Plans and any other Patriot Benefit Plans (other than the Patriot Stock Purchase Plans), other than Patriot Stock Options, Patriot RSUs, Patriot Restricted Shares and Patriot Other Share-Based Awards.

“Patriot Permits” has the meaning set forth in Section 3.09(b).

“Patriot Preferred Stock” has the meaning set forth in Section 3.03(a).

“Patriot Recommendation” has the meaning set forth in Section 3.07.

“Patriot Regulatory Approvals” has the meaning set forth in Section 3.04(b).

“Patriot Restricted Share” means any share of Patriot Common Stock that is outstanding as of a particular date but is subject to vesting conditions or other forfeiture restrictions as of such date.

“Patriot RSU” means any restricted stock unit payable in shares of Patriot Common Stock or whose value is determined with reference to the value of shares of Patriot Common Stock that was granted by Patriot under a Patriot Stock Plan whose vesting is based solely on the continued performance of services.

“Patriot SEC Filings” has the meaning set forth in Section 3.05(a).

“Patriot Series A Preferred Stock” has the meaning set forth in Section 3.03(a).

“Patriot Shareholder Approval” has the meaning set forth in Section 3.07.

“Patriot Shareholder Meeting” has the meaning set forth in Section 5.06(a)(i).

“Patriot Shareholders” means the holders of Patriot Common Stock.

“Patriot Stock Options” means any option to purchase Patriot Common Stock that was granted by Patriot under a Patriot Stock Plan.

“Patriot Stock Plans” means the Patriot, Inc. Omnibus Stock Incentive Plan, the Patriot, Inc. 2008 Omnibus Stock Incentive Plan and the Amended and Restated Patriot, Inc. Outside Directors Nonqualified Stock Option Plan.

“Patriot Stock Purchase Plan” means the Patriot, Inc. Employee Stock Purchase and Bonus Plan and the Patriot, Inc. International Stock Purchase and Bonus Plan.

“Patriot Superior Proposal” has the meaning set forth in Section 5.07(f)(iii).

“Patriot Takeover Proposal” has the meaning set forth in Section 5.07(f)(i).

“Patriot Takeover Transaction” has the meaning set forth in Section 5.07(f)(ii)

“Patriot Termination Fee” has the meaning set forth in Section 8.02(e).

“Permits” means all franchises, permits, approvals, licenses (including railroad crossing permits), easements, servitudes, variances, consents, authorizations, certifications, rights, exemptions, waivers or registrations of Governmental Authorities issued under or with respect to applicable Laws or Orders.

“Permitted Encumbrances” means (a) Security Interests reflected in the financial statements included in the Patriot SEC Filings or Fountain Financial Statements, as applicable, (b) Security Interests consisting of zoning or planning restrictions, easements, servitudes, licenses, permits and other restrictions or limitations on the use of real property or minor irregularities in title thereto which do not materially impair the use or value of the respective property, (c) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP and (d) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the ordinary course of business for amounts not overdue or which are subject to dispute and with respect to which reserves have been established in accordance with GAAP.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Post-Merger Restructuring” means the contribution of the stock of AcquisitionCo by Flow PubCo to FIFSA, by FIFSA to FSarl, by FSarl to FIFH, and by FIFH to FIFG. The terms used herein shall have the meaning set forth in Schedule 2.2(a) of the Separation Agreement.

“Proposed Acquisition Transaction” has the meaning given to such term in the Tax Sharing Agreement.

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.05(b).

“Regulatory Approvals” means, collectively, the Patriot Regulatory Approvals and the Trident Regulatory Approvals.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Rights” has the meaning set forth in Section 3.03(a).

“Rights Agreement” has the meaning set forth in Section 3.03(a).

“Rulings” means the IRS Rulings and the Swiss Rulings.

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.05(e).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, servitude, zoning matters, permit, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Separation” means the Fountain Transfer and the other transactions contemplated by the Separation Agreement to transfer the Fountain Business to Fountain.

“Separation Agreement” means the Separation Agreement dated as of the date hereof, with such modifications thereto as are permitted pursuant to Section 5.19, among Fountain, Trident and the ADT Corporation.

“Spin-Off Tax Opinion” means the written opinion of McDermott Will & Emery LLP, counsel to Trident, dated as of the Closing Date, in form and substance reasonably satisfactory to Trident, confirming that (x) the Distribution and (y) the disposition of one hundred percent (100%) of Trident’s North American residential and small business security business to Trident’s shareholders will qualify as tax-free under Sections 355 and/or 361 of the Code, except for cash received in lieu of fractional shares.

“Subsequent Interim Financial Information” has the meaning set forth in Section 5.03(a).

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Supplemental IRS Ruling” has the meaning set forth in Section 5.10(c).

“Surviving Corporation” has the meaning set forth in Section 1.01(a).

“Surviving Corporation Board Appointees” has the meaning set forth in Section 1.06(b).

“Swiss Rulings” means the rulings and similar documents to be obtained from the applicable Swiss Taxing Authority by Trident or any of its Subsidiaries or Patriot or any of its Subsidiaries confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal, and communal purposes (including with respect to Swiss Stamp Tax and Swiss Withholding Tax); (ii) the relevant Swiss Tax base of AcquisitionCo for Swiss Tax (including federal and cantonal) purposes; (iii) the relevant amount of capital contribution reserves which will be exempt from Swiss Withholding Tax in the event of a distribution to the Fountain shareholders after the Merger; and (iv) that no Swiss Stamp Tax will be levied on the Post-Merger Restructuring.

“Swiss Stamp Tax” means a Tax imposed under the Swiss Federal Act on Stamp Taxes of 27 June 1973 (Bundesgesetz über die Stempelabgaben), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Swiss Withholding Tax” means Taxes imposed under the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Tax” or “Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Opinions” means the Patriot Merger Tax Opinion, the Trident Merger Tax Opinion and the Spin-Off Tax Opinion.

“Tax Return” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and among Trident, the ADT Corporation and Fountain, in the form attached hereto as Exhibit D.

“Taxing Authority” has the meaning set forth in the Tax Sharing Agreement.

“Termination Date” has the meaning set forth in Section 4.01(a).

“Transactions” means the Fountain Transfer, the transactions contemplated by the Rulings to the extent related to the Separation, the Distribution, the Merger and the other transactions contemplated by this Agreement and the Other Transaction Agreements.

“Trident” has the meaning set forth in the preamble.

“Trident Change of Recommendation” has the meaning set forth in Section 5.08(b).

“Trident Common Stock” means the common shares of Trident, par value CHF 6.70 per share.

“Trident Continuing Employees” has the meaning set forth in Section 5.11(a).

“Trident Disclosure Letter” means the disclosure letter delivered by Trident to Patriot immediately prior to the execution of this Agreement.

“Trident ERISA Affiliate” has the meaning set forth in Section 2.10(a).

“Trident Filings” means, collectively, the Form S-4, Form 10 and Trident Proxy.

“Trident Financing” has the meaning set forth in Section 5.03(c).

“Trident Group” means Trident and each of its Subsidiaries, including, for purposes of this Agreement, each member of the Fountain Group but only for times prior to the Effective Time.

“Trident Merger Tax Opinion” means the written opinion, dated as of the Closing Date, from McDermott Will & Emery LLP, counsel to Trident, in form and substance reasonably satisfactory to Trident, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the transfer of Patriot Common Stock by Patriot shareholders pursuant to the Merger, other than by Patriot shareholders who are U.S. persons and are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulation Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, will qualify for an exception to Section 367(a)(1) of the Code.

“Trident Proxy” has the meaning set forth in Section 5.05(a).

“Trident Recommendation” has the meaning set forth in Section 2.02(a).

“Trident Regulatory Approvals” has the meaning set forth in Section 2.04(b).

“Trident SEC Filings” means all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed or furnished by Trident under the Securities Act or the Exchange Act, as the case may be, since September 24, 2010.

“Trident Shareholder Approval” has the meaning set forth in Section 2.02(a).

“Trident Shareholder Meeting” has the meaning set forth in Section 5.06(b).

“Trident Superior Proposal” has the meaning set forth in Section 5.08(f)(v)

“Trident Takeover Proposal” has the meaning set forth in Section 5.08(f)(iii).

“Trident Takeover Termination Fee” has the meaning set forth in Section 8.02(f).

“Trident Takeover Transaction” has the meaning set forth in Section 5.08(f)(v).

“Trident Termination Fees” has the meaning set forth in Section 8.02(f).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	/s/ Edward D. Breen
Name: Edward D. Breen
Title: Chairman and Chief Executive Officer

TYCO FLOW CONTROL INTERNATIONAL LTD.

By:	/s/ John S. Jenkins, Jr.
Name: John S. Jenkins, Jr.
Title: Director

By:	/s/ Andrea Goodrich
Name: Andrea Goodrich
Title: Director

PANTHRO ACQUISITION CO.

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: President

PANTHRO MERGER SUB, INC.

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: President

PENTAIR, INC.

By:	/s/ Randall J. Hogan
Name: Randall J. Hogan
Title: Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

AMENDMENT NO. 1

TO THE MERGER AGREEMENT

THIS AMENDMENT NO. 1, dated as of July 25, 2012 (this “Amendment”), to the Merger Agreement, dated as of March 27, 2012 (the “Merger Agreement”), is among Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Trident”), Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and presently a direct wholly-owned Subsidiary of Trident (“Fountain”), Panthro Acquisition Co., a Delaware corporation and a direct wholly-owned Subsidiary of Fountain (“AcquisitionCo”), Panthro Merger Sub, Inc., a Minnesota corporation and a direct wholly-owned Subsidiary of AcquisitionCo (“Merger Sub”), and Pentair, Inc., a Minnesota corporation (“Patriot” and, together with Trident, Fountain, AcquisitionCo and MergerSub, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

WHEREAS, the Parties desire to amend the Merger Agreement as hereinafter provided; and

WHEREAS, Section 8.08 of the Merger Agreement provides that the Merger Agreement may be amended by the Parties in a writing executed by each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.01. Amendments to Merger Agreement. (a) Section 5.05(a)(ii)(B) of the Merger Agreement is hereby deleted in its entirety and replaced with the language set forth below:

“a registration statement on Form S-1 (together with any amendments, supplements, prospectus or information statements thereto, the “Form S-1”) to register the Fountain Common Stock to be distributed in the Distribution,”

(b) Throughout the Merger Agreement, the defined term “Form 10” shall be deleted in its entirety and replaced with the defined term “Form S-1”; provided, that the words “Form 10” shall not be deleted in the first sentence of Section 2.05(b) of the Merger Agreement or with respect to any use of the term “Draft Form 10”.

(c) Section 1.06(b)(A) of the Merger Agreement is hereby deleted in its entirety and replaced with the language set forth below:

“up to two persons to be selected by Trident prior to the mailing of the Trident Proxy and reasonably acceptable to Patriot and”

(d) The definition of “Proxy Statement/Prospectus” under Section 9.01 of the Merger Agreement is hereby amended by replacing “Section 5.05(b)” therein with “Section 5.05(a)”.

(e) Section 5.03(c) of the Merger Agreement is hereby amended and restated as follows:

“Each of Patriot, Trident and Fountain agrees to cooperate in good faith in order for (x) Tyco Flow Control International Finance S.A. (“FIFSA”) to issue prior to the Distribution in an unregistered offering up to $900 million of unsecured senior notes (the “Senior Notes”) that will be guaranteed as to payment by Fountain no later than the Closing (the “Senior Notes Issuance”) and (y) Patriot to execute a credit agreement prior to the Distribution with a syndicate of banks providing for an unsecured, committed senior credit facility of up to $1.2 billion (with an option to increase by $500 million) pursuant to which (i) FIFSA will become a borrower, (ii) Fountain will become a guarantor as to payment and (iii) borrowings under such credit facility will become effective concurrently with the Closing (the “Senior Credit Facility”), in each of clauses (x) and (y) subject to the following terms and conditions:

(i) The commencement of an offering with respect to the Senior Notes Issuance shall be subject to the following: (A) at Trident’s option either (1) Trident receiving the required consent of lenders under each of the $1,000,000,000 five-year senior unsecured revolving credit agreement dated June 22, 2012 among Tyco International Finance S.A. (“TIFSA”), as borrower, Trident, as guarantor, each of the initial lenders named therein, and Citibank, N.A. as administrative agent, the $750,000,000 five-year senior unsecured revolving credit agreement dated June 22, 2012 among The ADT Corporation, as borrower, Trident, as guarantor, each of the initial lenders named therein, and Citibank, N.A., as administrative agent, and the $500,000,000 five-year senior unsecured credit agreement, dated April 25, 2007, among TIFSA, as borrower, Trident, as guarantor, each of the initial lenders named therein, and Citibank, N.A. as administrative agent with respect to the Senior Notes Issuance or (2) Trident causing FIFSA to become a “Subsidiary Guarantor” under each of the credit agreements described above (as such term is defined in each such agreement), which designation shall be removed upon the occurrence of the Closing; (B) Trident obtaining approval of the Trident board of directors for the Senior Notes Issuance; (C) Trident not determining in its sole discretion that the Senior Notes Issuance shall not occur; and (D) Patriot not determining in its sole discretion that the Senior Notes Issuance shall not occur.

(ii) At the settlement of any Senior Notes Issuance, (A) Trident shall cause FIFSA to deposit the proceeds of the Senior Notes Issuance (net of initial purchaser fees) into an escrow account (the “Escrow Account”) with an escrow agent selected by Patriot and reasonably acceptable to Trident and (B) Patriot shall deposit into the Escrow Account an amount of cash (the “Patriot Escrow Amount”) that results in the total funds deposited into the Escrow Account being equal to 101% of the aggregate principal amount of the Senior Notes, together with an amount equal to the interest payable on such senior notes from the issue date to the Outside Date. The escrow agreement for the Escrow Account shall provide that, upon the Closing and the satisfaction of other conditions mutually agreed to by Patriot, Trident and the initial purchasers for the Senior Notes Issuance, the proceeds of the Senior Notes Issuance (net of initial purchaser fees) shall be released and distributed to FIFSA and the Patriot Escrow Amount shall be released and distributed to Patriot. If by the Outside Date, the conditions to the release of the funds in the Escrow Account have not been satisfied or such other conditions mutually agreed to by Patriot, Trident and the initial purchasers for the Senior Notes have not been satisfied, then Trident shall cause FIFSA to redeem, and the indenture for the Notes shall provide for FIFSA to redeem, the Senior Notes at a redemption price equal to 101% of the principal amount of the Senior Notes, together with accrued but unpaid interest on the Senior Notes, and otherwise on terms mutually agreed to by Patriot, Trident and the initial purchasers for the Senior Notes Issuance in the indenture for the Senior Notes. The escrow agreement for the Escrow Account shall provide that the funds in the Escrow Account shall be released and distributed to pay for any such redemption in accordance with the indenture for the Senior Notes with any remaining funds after such redemption released and distributed to Pentair.

(iii) None of Fountain, the Fountain Subs or Trident shall be required to incur any indebtedness pursuant to the Senior Notes unless the incurrence thereof is consistent with the foregoing or the Senior Credit Facility unless the incurrence thereof is concurrent with and subject to the Closing.

(iv) The Parties agree that, subject to paragraph (v) below, Gibson, Dunn & Crutcher LLP will serve as issuer’s counsel (“Issuer’s Counsel”) and Sullivan & Cromwell LLP will serve as counsel to the initial purchasers for the Senior Notes Issuance, provided that counsel to Patriot shall have a reasonable opportunity to review and comment on all documentation relating to the Senior Notes Issuance. The parties agree that Foley & Lardner LLP will serve as borrower’s counsel and Mayer Brown LLP will serve as counsel to the lenders for the Senior Credit Facility.

(v) Patriot shall be entitled to negotiate and, subject to the foregoing, determine the terms of the Senior Notes and the Senior Credit Facility in its sole discretion, including any related indentures, credit agreements and similar documents related thereto, and in connection therewith, each of Patriot, Trident and Fountain shall, and Trident shall cause FIFSA to, subject to Section 5.03(d) and the foregoing, enter into all necessary or appropriate arrangements and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable with respect thereto, in each case as may be reasonably requested by Patriot or Trident.

Without limiting the foregoing, the Parties shall provide to each other copies of all agreements relating to the Senior Notes Issuance and the Senior Credit Facility and keep the other Parties reasonably informed of all material developments in respect thereof. Each of Trident, Fountain and Patriot agree to allow the other’s accounting representatives a reasonable opportunity to review any financial statements required in connection therewith and to allow such representatives reasonable access to the records of Fountain, the Fountain Subs and each other Subsidiary of Trident, as appropriate, and of Patriot and each of its Subsidiaries, as appropriate, in connection therewith. Each Party shall use its commercially reasonable efforts to cause its outside auditors to participate in the preparation of any pro forma financial statements related to the combination of Fountain and Patriot necessary or desirable for use in connection with obtaining any such indebtedness. Notwithstanding anything to the contrary in this Section 5.03(c), Trident’s cooperation shall not include any requirement or obligation of Trident or any of its Subsidiaries (other than Fountain and the Fountain Subs), and Patriot’s cooperation shall not include any requirement or obligation of Patriot or any of its Subsidiaries, in each case, to pay any consideration, extend any credit, guaranty any performance, payment or other obligation, incur any financial obligation, offer or grant any financial accommodation or other benefit, release any claim or incur any other liability whatsoever (in each case other than fees and disbursements of outside counsel and any other advisors), except, in the case of Patriot, for (1) any such action the effectiveness of which is expressly conditioned upon the occurrence of the Closing, (2) Patriot’s obligations pursuant to paragraph (ii) above with respect to the Escrow Account and (3) Patriot’s obligations to Trident pursuant to Section 5.03(f).”

(f) Section 5.03(d) of the Merger Agreement is hereby amended and restated as follows:

“If, following the Parties’ compliance with the provisions of Section 5.03(c), the Senior Notes Issuance is consummated or Patriot is able to execute a credit agreement providing for the Senior Credit Facility on Acceptable Terms, then, immediately prior to the Distribution, Fountain or a Fountain Sub shall issue to Trident or a Subsidiary of Trident, as directed by Trident, an intercompany note (the “Trident Note”) to provide that (x) such intercompany indebtedness shall be in a principal amount up to $500 million and shall otherwise be on terms mutually agreed to by the Parties and (y) notwithstanding any provisions of the Separation Agreement to the contrary, concurrently with the Closing, Fountain shall repay or cause the Fountain Sub that issued the Trident Note to repay in full all outstanding amounts with respect to the Trident Note such that upon repayment, from and after the Closing Date, no Parties or their Affiliates shall have any further obligations with respect thereto. If, following the Parties’ compliance with the provisions of Section 5.03(c), the Senior Notes Issuance is not consummated and Patriot is unable to execute a credit agreement providing for the Senior Credit Facility on Acceptable Terms, then, immediately prior to the Distribution, at Trident’s discretion, either (i) Fountain or a Fountain Sub shall issue to Trident or a Subsidiary of Trident, as directed by Trident, the Bridge Note or (ii) Trident and Fountain shall modify existing intercompany indebtedness of members of the Fountain Group owed to members of the Trident Group, as selected by Trident and approved by Patriot (such approval not to be unreasonably withheld, delayed or conditioned) to provide that (x) such intercompany indebtedness shall be in a principal amount up to $500 million and shall otherwise be on terms consistent with the terms of the Bridge Note and (y) notwithstanding any provisions of the Separation Agreement to the contrary, such indebtedness shall survive the Closing.”

(g) Article V of the Merger Agreement is hereby amended by adding the following Section 5.03(f):

“Patriot shall (i) indemnify, defend and hold harmless the Trident Indemnitees (as such term is defined in the Separation Agreement) from and against any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) arising out of, by reason of or otherwise in connection with the Senior Notes Issuance or the Senior Credit Facility, and (ii) promptly, as and when incurred and upon request by

Trident, reimburse each member of the Trident Group for all reasonable third party costs and expenses incurred in connection with the Senior Notes Issuance and the Senior Credit Facility, including the costs and expenses of attorneys’, accountants’, financial advisors’, consultants’ and other professionals’ fees and expenses incurred in connection with the preparation of confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials, engaging in due diligence in connection with any legal opinions, authorization letters or certificates, delivering comfort letters and obtaining any consents from any third party required in connection therewith (provided, however, that a member of the Trident Group shall not make any payment to a third party for any such consent without the approval of Patriot), which costs and expenses shall be reimbursed by Patriot regardless of whether the Senior Notes Issuance or the Senior Credit Facility is consummated; provided that Trident shall provide Patriot reasonable documentation of all such costs and expenses.”

(h) Section 9.01 of the Merger Agreement is hereby amended to delete the definition of “Trident Financing.”

Section 2.01 Continuing Effect of Merger Agreement. This Amendment shall only serve to amend and modify the Merger Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Merger Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. In the event of any conflict or inconsistency between the provisions of the Merger Agreement and the provisions of this Amendment, the provisions of this Amendment shall control. On and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Merger Agreement, shall mean and be a reference to the Merger Agreement, as amended by this Agreement; provided, that references to “the date of this Agreement” and other similar references shall continue to refer to the original date of the Merger Agreement and not to the date of this Amendment.

Section 3.01 Entire Agreement. This Amendment, the Merger Agreement, the Confidentiality Agreement and the Other Transaction Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 4.01 Governing Law. This Amendment shall be governed by and construed in accordance with (a) the laws of the State of Minnesota with respect to matters, issues and questions relating to the duties of the Board of Directors of Patriot or Merger Sub or to general corporation law including requirements for the validity of the Merger and (b) the laws of the State of New York with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 5.01 General Provisions. Sections 8.05 (Specific Performance; Jurisdiction) and 8.06 (Waiver of Jury Trial) of the Merger Agreement shall govern this Amendment.

Section 6.01 No Third-Party Beneficiaries. This Amendment is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Trident Group or the Fountain Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Amendment.

Section 7.01 Assignability; Binding Effect. This Amendment is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Amendment without such consent shall be void and of no effect. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.01 Severability. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.01 Counterparts. This Amendment may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	/s/ John S. Jenkins, Jr.
Name: John S. Jenkins, Jr.
Title: Vice President and Secretary

TYCO FLOW CONTROL INTERNATIONAL LTD.

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: Director

By:	/s/ John S. Jenkins, Jr.
Name: John S. Jenkins, Jr.
Title: Director

PANTHRO ACQUISITION CO.

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: President

PANTHRO MERGER SUB, INC.

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: President

PENTAIR, INC.

By:	/s/ Randall J. Hogan
Name: Randall J. Hogan
Title: Chairman and Chief Executive Officer

ANNEX G

Opinion of Goldman, Sachs & Co.

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

March 27, 2012

Board of Directors

Tyco International Ltd.

Freier Platz 10

CH-8200 Schaffhausen

Switzerland

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Tyco Flow Control International Ltd. (“Fountain”), a wholly owned subsidiary of Tyco International Ltd. ( “Tyco”), of the Aggregate Merger Consideration (as defined in the Merger Agreement (as defined below)) to be paid pursuant to the Merger Agreement, dated as of March 27, 2012 (the “Merger Agreement,” and together with the Separation Agreement (as defined below), the “Agreements”), among Tyco, Fountain, Panthro Acquisition Co. and Panthro Merger Sub, Inc., each a wholly owned subsidiary of Fountain, and Pentair, Inc. (“Patriot”).

You have informed us that Tyco and Fountain (and, for certain specified sections thereof, the ADT Corporation, a wholly owned subsidiary of Tyco) have entered into a Separation and Distribution Agreement, dated as of March 27, 2012 (the “Separation Agreement”), pursuant to which, among other things, prior to the Effective Time (as defined in the Separation Agreement): (i) Tyco will transfer or cause to be transferred to Fountain or another member of the Fountain Group (as defined in the Separation Agreement) (or cause Fountain or another member of the Fountain Group to retain) all of the Fountain Assets (as defined in the Separation Agreement), (ii) Fountain or another member of the Fountain Group will assume (or retain) all of the Fountain Liabilities (as defined in the Separation Agreement), (iii) following the incurrence by the Fountain Group of indebtedness as set forth in Section 5.03 of the Merger Agreement, either: (A) Fountain will transfer cash and cash equivalents to Tyco or a member of the Trident Group (as defined in the Separation Agreement), as directed by Tyco, or (B) Tyco or a member of the Trident Group, as directed by Tyco, will transfer cash and cash equivalents to Fountain, such that (following such transactions) the Net Indebtedness (as defined in the Separation Agreement) of the Fountain Group shall equal $275 million as of the close of business on the day prior to the Fountain Distribution Date (as defined in the Separation Agreement) and as of the Effective Time ((i), (ii) and (iii) together, the “Fountain Reorganization”), and (iv) Tyco will distribute to the holders of the outstanding shares of common stock, par value CHF 6.70 per share, of Tyco (the “Tyco Common Stock”) all of the shares of common stock, par value of CHF 0.50 per share, of Fountain (the “Fountain Common Stock”) on the basis set forth in the Separation Agreement (without consideration being paid by such stockholders) (the “Fountain Distribution”), all upon the terms and subject to the conditions set forth in the Separation Agreement.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Tyco, Fountain, Patriot, and any of their respective affiliates or any currency or commodity that may be involved in the transactions contemplated by the Agreements (collectively, the “Transactions”) for their own account and for the accounts of their customers. We have acted as financial advisor to Tyco in connection with, and have participated in certain of the negotiations leading to, the Transactions, including the Merger (as defined in the Merger Agreement). We expect to receive fees for our services in connection with the Merger, all of which are contingent upon consummation of the Merger, and Tyco has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking services to Tyco and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including currently acting as Tyco’s financial advisor in connection with its proposed separation into three publicly traded companies, announced in September 2011, and having acted as joint book-running manager with respect to a public offering by Tyco International Finance S.A. (“TIFSA”), a subsidiary of Tyco, of its 3.375% notes due 2015 (aggregate principal amount of $500,000,000) in April 2010; and as a co-manager with respect to TIFSA’s public offering of its 3.75% notes due 2018 (aggregate principal amount of $250,000,000) and 4.625% notes due 2023 (aggregate principal amount of $250,000,000) in January 2011. We may also in the future provide investment banking services to Tyco, Fountain, Patriot, and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreements; annual reports to stockholders and Annual Reports on Form 10-K of Tyco and Patriot for the five fiscal years ended September 30, 2011 and December 31, 2011, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Tyco and Patriot; drafts of a Registration Statement on Form 10 of Fountain in connection with the Fountain Distribution; certain other communications from Tyco and Patriot to their respective stockholders; certain publicly available research analyst reports for Tyco and Patriot; certain internal financial analyses and forecasts for Tyco prepared by its management; certain internal financial analyses and forecasts for Patriot prepared by its management and certain financial analyses and forecasts for Fountain prepared by the managements of Tyco and Fountain, in each case as approved for our use by Tyco (the “Forecasts”); and certain cost savings and operating synergies projected by the managements of Tyco and Patriot to result from the Merger, as approved for our use by Tyco (the “Synergies”). We have also held discussions with members of the senior managements of Tyco, Fountain and Patriot regarding their assessment of the past and current business operations, financial condition and future prospects of Patriot and with members of the senior managements of Tyco and Fountain regarding their assessment of the past and current business operations, financial condition and future prospects of Tyco and Fountain and the strategic rationale for, and the potential benefits of, the Merger; reviewed the reported price and trading activity for Tyco Common Stock and the shares of common stock, par value $0.16 2/3 per share of Patriot (the “Patriot Common Stock”); compared certain financial information for Fountain and certain financial and stock market information for Patriot with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Tyco. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Tyco or Patriot or any of their respective subsidiaries (including, in the case of Tyco, the Fountain Group) and we have not been furnished with any such evaluation or appraisal. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on Fountain or Patriot or on the expected benefits of the Transactions in any way meaningful to our analysis. We also have assumed that the Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of Tyco or Fountain to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to Tyco or Fountain; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to Fountain, as of the date hereof, of the Aggregate Merger Consideration to be paid pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreements or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transactions, including, without limitation, the Fountain Reorganization, the Fountain Distribution, or any indemnification or working capital or other adjustments contemplated by the Agreements, or the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Tyco or Fountain; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Tyco, Fountain or Patriot, or any class of such persons in connection with the Transactions, whether relative to the Aggregate Merger Consideration to be paid pursuant to the Merger Agreement or otherwise. We are not expressing any opinion as to the prices at which the Tyco Common Stock or the Fountain Common Stock will trade at any time or as to the impact of the Transactions on the solvency or viability of Tyco, Fountain or Patriot or the ability of any of Tyco, Fountain or Patriot to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Tyco in connection with its consideration of the Merger. Our opinion does not constitute a recommendation as to how any holder of Tyco Common Stock should vote with respect to any matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be paid pursuant to the Merger Agreement is fair from a financial point of view to Fountain.

Very truly yours,

/s/ Goldman, Sachs & Co. GOLDMAN, SACHS & CO.

ANNEX H

TYCO INTERNATIONAL LTD.

2012 STOCK AND INCENTIVE PLAN

ARTICLE I

PURPOSE

1.1 Purpose. The purposes of this Tyco International Ltd. 2012 Stock and Incentive Plan (the “Plan”) are to promote the interests of Tyco International Ltd. (and any successor thereto) by (i) aiding in the recruitment and retention of Directors and Employees, (ii) providing incentives to such Directors and Employees by means of performance-related incentives to achieve short-term and long-term performance goals, (iii) providing Directors and Employees an opportunity to participate in the growth and financial success of the Company, and (iv) promoting the growth and success of the Company’s business by aligning the financial interests of Directors and Employees with that of the other stockholders of the Company.

1.2 Effective Date. The effective date of this Plan is October 1, 2012.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context:

“Acquired Company” means any business, corporation or other entity acquired by the Company or any Subsidiary.

“Acquired Grantee” means the grantee of a stock-based award of an Acquired Company and may include a current or former Director of an Acquired Company.

“Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Certificate. Awards granted under the Plan may consist of:

(a)	“Stock Options” awarded pursuant to Section 4.3;

(b)	“Stock Appreciation Rights” awarded pursuant to Section 4.3;

(c)	“Short-Term Performance Awards” awarded pursuant to Section 4.4;

(d)	“Long-Term Performance Awards” awarded pursuant to Section 4.5;

(e)	“Other Stock-Based Awards” awarded pursuant to Section 4.6;

(f)	“Nonemployee Director Awards” awarded pursuant to Section 4.7; and

(g)	“Substitute Awards” awarded pursuant to Section 4.8.

“Award Certificate” means the document issued, either in writing or an electronic medium, by the Committee to a Participant evidencing the grant of an Award.

“Board” means the Board of Directors of the Company.

“Cause” means misconduct that is willfully or wantonly harmful to the Company or any of its Subsidiaries, monetarily or otherwise.

“Change in Control” means the first to occur of any of the following events:

(a) any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) the Company or any Subsidiary or (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(b) persons who, as of the Effective Date of the Plan constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date of the Plan shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Change in Control Termination” shall mean a Participant’s Involuntary Termination that occurs during the period beginning 60 days prior to the date of a Change in Control and ending two years after the date of such Change in Control.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation and Human Resources Committee of the Board or any successor thereof or any subcommittee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

“Common Stock” means the common stock of the Company and such other securities or property as may become subject to Awards pursuant to an adjustment made under Sections 5.3 and 5.4 of the Plan.

“Company” means Tyco International Ltd., or any successor thereto.

“Consultant” means an individual who provides bona fide services to the Company or any Subsidiary, other than an Employee or Director.

“Deferred Stock Unit” means a Unit granted under Section 4.6 or 4.7 to acquire Shares upon Termination of Employment or Termination of Directorship, subject to any restrictions that the Committee, in its discretion, may determine.

“Director” means a member of the Board.

“Disabled” or “Disability” means the inability of the Director or Employee to perform the material duties pertaining to such Director’s directorship or such Employee’s employment due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period. The existence or nonexistence of a Disability shall be determined by an independent physician selected by the Company and reasonably acceptable to the Director or Employee.

“Dividend Equivalent” means an amount equal to the cash dividend or the Fair Market Value of the stock dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable.

“Effective Date” means October 1, 2012.

“Employee” means any individual who performs services as an officer or employee of the Company or a Subsidiary (including any Director who is also an Employee).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

“Fair Market Value” means, on a given date, (i) the closing sale price of the Shares on the New York Stock Exchange (NYSE) Composite Tape on such date (or the next preceding day if no sales were reported for such date), or (ii) if the Shares are not listed or admitted on the NYSE, but are traded on another national securities exchange or in an over-the-counter market, the last sales price on such date, or if no last sales price is reported, the average of the closing bid and ask price for the Shares on such date (or the next preceding day if no such information was reported for such date) or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, a price determined by the Committee by the reasonable application of a reasonable valuation method.

“Fair Market Value Stock Option” means a Stock Option with an Exercise Price that is fixed by the Committee at a price equal to the Fair Market Value of a Share on the date of grant.

“GAAP” means United States generally accepted accounting principles.

“Incentive Stock Option” means a Stock Option granted under Section 4.3 of the Plan that meets the requirements of Code Section 422 and any related regulations and is designated in the Award Certificate to be an Incentive Stock Option.

“Involuntary Termination” means a Termination of Employment of the Participant initiated by the Company or a Subsidiary for any reason other than Cause, Disability or death.

“Key Employee” means an Employee who is a “covered employee” within the meaning of Code Section 162(m)(3).

“Long-Term Performance Award” means an Award granted under Section 4.5 of the Plan.

“Non-Employee Director” means any member of the Board, elected or appointed, who is not an Employee of the Company or a Subsidiary.

“Nonqualified Stock Option” means any Stock Option granted under Section 4.3 of the Plan that is not an Incentive Stock Option.

“Participant” means an Employee, a Director, a prospective Employee or Director, and a Consultant who, in each case, is selected by the Committee to participate in the Plan. Participant shall also include any Acquired Grantee.

“Performance Cycle” means, with respect to any Award that is intended to be a Short-Term Performance Award or Long-Term Performance Award, a period of no less than six months over which the level of performance will be assessed.

“Performance Measure” means, with respect to any Short-Term Performance Award or Long-Term Performance Award, the business criteria selected by the Committee to measure the level of performance during the Performance Cycle. The Performance Measures, which must be objective, shall be based on one or more of the following criteria:

a.	Earnings (including earnings before or after interest, taxes, depreciation and amortization);

b.	Net income;

c.	Operating income;

d.	Return on shareowners’ equity;

e.	Return on assets

f.	Return on investment before or after the cost of capital;

g.	Changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital);

h.	Expense management;

i.	Improvements in capital structure;

j.	Profitability of an identifiable business unit or product;

k.	Maintenance or improvement of profit margins;

l.	Stock price;

m.	Market share;

n.	Revenues or sales;

o.	Costs;

p.	Cash flow (including free cash flow);

q.	Working capital;

r.	Credit rating;

s.	Improvement in workforce diversity;

t.	Employee retention;

u.	Closing of corporate transactions;

v.	Strategic plan development and implementation;

w.	Independent industry ratings or assessments; and

x.	Total shareowners’ return.

Any Performance Measure used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including the passage of time and/or against other companies or financial metrics), (iii) on a per share basis, (iv) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company, (v) on a pre-tax or after-tax basis, and (vi) in tandem with any other Performance Measure. Awards issued to persons who are not Key Employees on the date of grant may take into account any other factors deemed appropriate by the Committee.

“Performance Unit” means a Long-Term Performance Award or Short-Term Performance Award denominated in dollars or Units (other than a performance based Stock Option).

“Plan” means the Tyco International Ltd. 2012 Stock and Incentive Plan, as it may be amended from time to time.

“Premium-Priced Stock Option” means a Stock Option, the Exercise Price of which is fixed by the Committee at a price that exceeds the Fair Market Value of a Share on the date of grant.

“Reporting Person” means a Director or an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Stock” means Shares issued pursuant to Section 4.6 that are subject to any restrictions that the Committee, in its discretion, may impose.

“Restricted Unit” means a Unit granted under Section 4.6 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share” means a share of Common Stock.

“Short-Term Performance Award” means an Award of cash or Shares granted under Section 4.4 of the Plan.

“Stock Appreciation Right” means a right granted under Section 4.3 of the Plan in an amount in cash or Shares equal to any difference between the Fair Market Value of the Shares as of the date on which the right is exercised and the Exercise Price.

“Stock-Based Award” means an Award granted under Section 4.6 of the Plan and denominated in Shares.

“Stock Option” means a right to purchase from the Company a stated number of Shares at a specified price for a defined period of time. Stock Options awarded under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

“Target Amount” means, for any Short-Term Performance Award or Long-Term Performance Award, the targeted amount of compensation that would be achieved if the relevant Performance Measure is fully (100%) attained, as determined by the Committee.

“Target Vesting Percentage” means the percentage of any Short-Term Performance Award or Short-Term Performance Award that would vest assuming the Performance Measure(s) applicable to such Award are fully (100%) attained, as determined by the Committee.

“Termination of Directorship” means the date of cessation of a Director’s membership on the Board for any reason, with or without Cause, as determined by the Company.

“Termination of Employment” means the date of cessation of a Participant’s employment or consulting relationship (or directorship in the case of a Nonemployee Director) with the Company or a Subsidiary for any reason, with or without Cause, as determined by the Company.

“Unit” means, for purposes of Performance Units, the potential right to an Award equal to a specified amount denominated in such form as is deemed appropriate in the discretion of the Committee and, for purposes of Restricted Units or Deferred Stock Units, the potential right to acquire one Share.

ARTICLE III

ADMINISTRATION

3.1 Committee. The Plan will be administered by the Committee

3.2 Authority of the Committee. The Committee or, to the extent required by applicable law, the Board, will have the authority, in its sole and absolute discretion and subject to the terms of the Plan, to:

(a) Interpret and administer the Plan and any instrument or agreement relating to the Plan;

(b) Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan;

(c) Select Participants to receive Awards under the Plan;

(d) Determine the form of an Award, the number of Shares subject to each Award, all the terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options, and the circumstances in which an Award may be settled in cash or Shares or may be cancelled, forfeited or suspended, and the terms of the Award Certificate;

(e) Determine whether Awards will be granted singly, in combination or in tandem;

(f) Establish and interpret Performance Measures in connection with Short-Term Performance Awards and Long-Term Performance Awards, evaluate the level of performance over a Performance Cycle and certify the level of performance attained with respect to Performance Measures;

(g) Subject to Section 6.1 and 4.3(g), waive or amend any terms, conditions, restriction or limitation in the Plan or in an Award Certificate, or correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Certificate;

(h) Make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan as may be appropriate pursuant to Sections 5.3 and 5.4;

(i) Determine and set forth in the applicable Award Certificate the circumstances under which Awards may be deferred and the extent to which a deferral will be credited with dividend equivalents and interest thereon;

(j) Subject to Section 7.1, determine whether an Award may be transferable;

(k) Establish any subplans and make any modifications to the Plan or to Awards made hereunder (including the establishment of terms and conditions not otherwise inconsistent with the terms of the Plan) that the Committee may determine to be necessary or advisable for grants made in countries outside the United States to comply with, or to achieve favorable tax treatment under, applicable foreign laws or regulations;

(l) Appoint such agents as it shall deem appropriate for proper administration of the Plan; and

(m) Take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

3.3 Effect of Determinations. All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.

3.4 Delegation of Authority. The Board or the Committee, in its discretion and consistent with applicable law and regulations, may delegate to the Chief Executive Officer of the Company or any other officer or group of officers as it deems to be advisable, the authority to select Participants to receive an Award and to determine the number of Shares under any such Award, subject to any terms and conditions that the Board or the Committee may establish. When the Board or the Committee delegates authority pursuant to the foregoing sentence, it will limit, in its discretion, the number of Shares or aggregate value that may be subject to Awards that the delegate may grant. Only the Committee will have authority to grant and administer Awards to Directors, Key Employees and other Reporting Persons or to delegates of the Committee, and to establish and certify Performance Measures.

3.5 Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, including Employees, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors so employed.

3.6 No Liability; Indemnification. No member of the Committee or any person acting as a delegate of the Committee with respect to the Plan will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan. To the maximum extent permitted by applicable laws, each member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonable incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by any reason of any action taken or failure to act under the Plan or any Award, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter documents, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV

AWARDS

4.1 Eligibility. All Participants and Employees are eligible to be designated to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

4.2 Form of Awards. Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Certificate. Awards may be granted singly or in combination or in tandem with other Awards.

4.3 Stock Options and Stock Appreciation Rights. The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Participants whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the provisions below:

(a) Form. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be in the form of Incentive Stock Options, Nonqualified Stock Options or a combination of the two. If an Incentive Stock Option and a Nonqualified Stock Option are granted to the same Participant under the Plan at the same time, the form of each will be clearly identified, and they will be deemed to have been granted in separate grants. In no event will the exercise of one Award affect the right to exercise the other Award. Stock Appreciation Rights may be granted either alone or in connection with concurrently or previously granted Nonqualified Stock Options.

(b) Exercise Price. The Committee will set the Exercise Price of Fair Market Value Stock Options or Stock Appreciation Rights granted under the Plan at a price that is equal to the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Sections 5.3 and 5.4. The Committee will set the Exercise Price of Premium-Priced Stock Options at a price that is higher than the Fair Market Value of a Share as of the date of grant. The Exercise Price of Incentive Stock Options will be equal to or greater than

110 percent of the Fair Market Value of a Share as of the date of grant if the Participant receiving such Stock Options owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, as defined in Code Section 424. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will equal the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Certificate. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be Fair Market Value Stock Options, Premium-Priced Stock Options or a combination of Fair Market Value Stock Options and Premium-Priced Stock Options.

(c) Term and Timing of Exercise. Each Stock Option or Stock Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions, unless determined otherwise by the Committee:

(i) The Committee will determine and set forth in the Award Certificate the date on which any Award of Stock Options or Stock Appreciation Rights to a Participant may first be exercised. Unless the applicable Award Certificate provides otherwise, a Stock Option or Stock Appreciation Right will become exercisable in equal annual installments over a period of four years from the date of grant, and will lapse 10 years after the date of grant, except as otherwise provided herein.

(ii) Except as set forth in Sections 5.4 and 5.5, upon a Participant’s Termination of Employment , any unvested Stock Options or Stock Appreciation Rights will be forfeited unless the Award Certificate provides otherwise. Any Stock Options or Stock Appreciation Rights that are vested as of such Termination of Employment will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is 90 (ninety) days after the date of such Termination of Employment, unless the Award Certificate provides otherwise.

(iii) Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant’s will or by operation of law. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or by applicable laws of descent and distribution.

(iv) Unless the applicable Award Certificate provides otherwise, a Stock Appreciation Right granted in tandem with a Stock Option is subject to the same terms and conditions as the related Stock Option and will be exercisable only to the extent that the related Stock Option is exercisable.

(d) Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. The Committee, in its discretion may also allow payment to be made by any of the following methods, as set forth in the Award Certificate:

(i) Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver to the Company, within the typical settlement cycle for the sale of equity securities on the relevant trading market (or otherwise in accordance with the provisions of Regulation T issued by the Federal Reserve Board), the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii) Tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Participant for at least six months, subject to paragraph (iv), and that have a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid; or

(iii) Provided such payment method has been expressly authorized by the Board or the Committee in advance and subject to any requirements of applicable law and regulations, instructing the Company to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid.

(iv) The Committee, in consideration of applicable accounting standards, may waive any holding period on Shares required to tender pursuant to clause (ii).

(e) Incentive Stock Options. Incentive Stock Options granted under the Plan will be subject to the following additional conditions, limitations and restrictions:

(i) Eligibility. Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary that is a subsidiary of the Company within the meaning of Code Section 424.

(ii) Timing of Grant. No Incentive Stock Option will be granted under the Plan after the 10-year anniversary of the date on which the Plan was adopted by the Board or, if earlier, the latest date on which the Plan was approved by the Company’s stockholders.

(iii) Amount of Award. Subject to Sections 5.3 and 5.4 of the Plan, no more than 10 million Shares may be available for grant in the form of Incentive Stock Options.

(iv) Transfer Restrictions. In no event will the Committee permit an Incentive Stock Option to be transferred by an Employee other than by will or the laws of descent and distribution, and any Incentive Stock Option awarded under this Plan will be exercisable only by the Employee during the Employee’s lifetime.

(v) Any Incentive Stock Option awarded to a Participant who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, as defined in Code Section 424, shall terminate on a date not later than the day preceding the fifth anniversary of the date the Incentive Stock Option was granted.

(f) Exercise of Stock Appreciation Rights. Upon exercise of a Participant’s Stock Appreciation Rights, the Company will pay cash or Shares or a combination of cash and Shares, in the discretion of the Committee and as described in the Award Certificate. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Right was exercised. If Shares are paid for the Stock Appreciation Right, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

(g) No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Stock Options or Stock Appreciation Rights or to cancel outstanding Stock Options or Stock Appreciation rights in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights without shareholder approval.

4.4 Short-Term Performance Awards. The Committee may grant Short-Term Performance Awards to Participants in the form of cash or Shares (including Stock Options) that are subject to Performance Measures and other terms and conditions that the Committee shall determine and set forth in the applicable Award Certificate; provided, that any Short-Term Performance Awards granted to Key Employees shall be subject to the provisions below:

(a) Performance Cycles. Short-Term Performance Awards shall be awarded in connection with a Performance Cycle of no longer than 12 months.

(b) Eligible Participants. Within 90 days after the commencement of a Performance Cycle, or such shorter period as complies with the applicable requirements of Code Section 162(m), the Committee will determine the Key Employees who are eligible to receive a Short-Term Performance Award.

(c) Performance Measures; Targets; Award Criteria.

(i) Within 90 days after the commencement of a Performance Cycle, or such shorter period as complies with the applicable requirements of Code Section 162(m), the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Amount applicable to each Award; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Cycle before any Short-Term Performance Award will be paid and the percentage of the Target Amount that will become payable upon attainment of various levels of performance that equal or exceed the minimum required level. In applying Performance Measures, the Committee may, in its discretion, exclude unusual, infrequently occurring or other items that it deems appropriate (including any event listed in Sections 5.3 and 5.4 and the cumulative effect of changes in the law, regulations or accounting rules) in compliance with the applicable requirements of Code Section 162(m).

(ii) The Committee may reduce, but not increase, the amount payable to any Key Employee with respect to any given Performance Cycle.

(d) Payment, Certification. No Short-Term Performance Award will vest with respect to any Key Employee until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures.

(e) Form of Payment. Short-Term Performance Awards may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the Award Certificate. All such Awards shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Awards are no longer subject to a substantial risk of forfeiture (as determined for purposes of Code Section 409A), except to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern.

(f) Acceleration. Unless the applicable Award Certificate or the terms of an Award provides otherwise, each Participant who has been granted a Short-Term Performance Award that is outstanding as of the date of a Change in Control will be deemed to have achieved a level of performance, as of the date of Change in Control, that would cause all (100%) of the Participant’s Target Amount to become payable.

4.5 Long-Term Performance Awards. The Committee may grant Long-Term Performance Awards to Participants in the form of cash or Shares (including Stock Options) that are subject to Performance Measures and other terms and conditions that the Committee shall determine and set forth in the applicable Award Certificate; provided, that any Long-Term Performance Awards granted to Key Employees shall be subject to the provisions below:

(a) Performance Cycles. Long-Term Performance Awards will be awarded in connection with a Performance Cycle that is no shorter than 12 months and no longer than 5 years.

(b) Eligible Participants. Within 90 days after the commencement of a Performance Cycle, the Committee will determine the Key Employees who will be eligible to receive a Long-Term Performance Award for the Performance Cycle.

(c) Performance Measures; Targets; Award Criteria.

(i) Within 90 days after the commencement of a Performance Cycle, the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Amounts and/or Target Vesting Percentages applicable to each Award; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Cycle before any Long-Term Performance Award will be paid or will vest, and the percentage of the Awards that will become payable or will vest upon attainment of various levels of performance that equal or exceed the minimum required level. In applying Performance Measures, the Committee may, in its discretion, exclude unusual, infrequently occurring or other items that it deems appropriate (including any event listed in Sections 5.3 and 5.4 and the cumulative effect of changes in the law, regulations or accounting rules) in compliance with the applicable requirements of Code Section 162(m).

(ii) The Committee may reduce, but not increase, the amount of Long-Term Performance Awards payable to any Key Employee with respect to any given Performance Cycle.

(d) Payment, Certification. No Long-Term Performance Award will vest with respect to any Key Employee until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures.

(e) Form of Payment. Long-Term Performance Awards may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the Award Certificate. All such Long-Term Performance Awards shall be paid no later than the 15th day of the third month following the end of the applicable Performance Cycle, except as otherwise provided in the applicable Award Certificate or to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern.

4.6 Other Stock-Based Awards. The Committee may, from time to time, grant Awards (other than Stock Options, Stock Appreciation Rights, Short-Term Performance Awards or Long-Term Performance Awards) to any Participant who the Committee may from time to time select, which Awards consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other forms, Restricted Stock, Restricted Units, or Deferred Stock Units. The Committee will determine, in its discretion, the terms and conditions that will apply to Awards granted pursuant to this Section 4.6, which terms and conditions will be set forth in the applicable Award Certificate.

(a) Vesting. Unless the Award Certificate provides otherwise, restrictions on Stock-Based Awards granted under this Section 4.6 will lapse in equal annual installments over a period of four years beginning immediately after the date of grant. Except as set forth in Sections 5.4 and 5.5, if the restrictions on Stock-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Employment, such Awards will be forfeited by the Participant, and, as the case may be, the Participant shall be required to retransfer any Shares to the Company previously delivered to the Company in respect of such Awards.

(b) Grant of Restricted Stock. The Committee may grant Restricted Stock to any Participant. The Participant will have all rights of a stockholder with respect to the Shares, including the right to vote and to receive dividends or other distributions, except that the Shares may be subject to a vesting schedule and will be forfeited if the Participant attempts to sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares before the restrictions are satisfied or lapse. Upon forfeiture, the Participant shall be required to retransfer the Shares to the Company.

(c) Grant of Restricted Units. The Committee may grant Restricted Units to any Participant, which Units will be paid in cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions on the Units lapse and any other conditions set forth in the Award Certificate have been satisfied. For each Restricted Unit that vests, one Share will be paid or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests.

(d) Grant of Deferred Stock Units. The Committee may grant Deferred Stock Units to any Participant, which Units will be paid in whole Shares if the restrictions on the Units have lapsed. One Share will be paid for each Deferred Stock Unit that becomes payable.

4.7 Nonemployee Director Awards.

(a) Annual Awards. Annually, the Committee shall grant an Award to each Nonemployee Director in such an amount as the Board, in its discretion, may approve in advance; provided that the fair market value (as determined under GAAP) on the grant date of such Award does not exceed $200,000. Unless the Committee determines otherwise, the form of such Awards shall be Restricted Stock Units with a one year vesting period, and shall be granted on the business day following the annual general meeting of shareholders.

(b) Additional Awards. In addition to the annual Awards provided for above, the Committee may, in its discretion, grant additional Awards to Nonemployee Directors or prospective Nonemployee Directors, provided that in no event shall such an Award be granted with respect to more than 20,000 Shares in any fiscal year.

4.8 Substitute Awards. The Committee may make Awards under the Plan to Acquired Grantees through the assumption of, or in substitution for, outstanding stock-based awards previously granted to such Acquired Grantees. Unless otherwise agreed in the relevant documentation related to the acquisition, such assumed or substituted Awards will be subject to the terms and conditions of the original awards made by the Acquired Company, with such adjustments therein as the Committee considers appropriate to give effect to the relevant provisions of the acquisition agreement. Any grant of Incentive Stock Options pursuant to this Section 4.8 will be made in accordance with Code Section 424 and any final regulations published thereunder.

4.9 Limit on Individual Grants. Subject to Sections 5.1, 5.3 and 5.4, no Participant may be granted an Award with respect to more than 6 million Shares in any calendar year, provided, that additional Awards in excess of such limitation and up to 10 million Shares may be granted to a Reporting Person who has been hired within the calendar year so long as such additional Awards are made in the form of Stock Options, Stock Appreciation Rights or Long-Term Performance Based Awards. The maximum amount that may be paid in cash or Shares to any Participant pursuant to Short-Term Performance Awards is $5 million per calendar year. The maximum amount that may be paid in cash or shares to any Participant pursuant to Long-Term Performance Awards is $5 million per calendar year and the maximum number of Shares payable with respect to Long-Term Performance Awards shall not exceed 6 million shares for any calendar year (or 10 million shares in the circumstance described in the proviso of the preceding sentence) less the number of Shares related to any other Awards granted in the same calendar year to such Participant (pro rated, in each case, as appropriate over the applicable Performance Cycle).

4.10 Termination for Cause. Notwithstanding anything to the contrary herein, if a Participant incurs a Termination of Directorship or Termination of Employment for Cause, then all of such Participant’s Awards will immediately be cancelled. The exercise of any Stock Option or Stock Appreciation Right or the payment of any Award may be delayed, in the Committee’s discretion, in the event that a potential termination for Cause is pending.

ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1 Shares Available. The Shares issuable under the Plan may consist of Shares issued from the Company’s authorized share capital or conditional share capital or treasury shares of the Company (including, for the avoidance of doubt, Shares owned by any Subsidiary). The total number of Shares reserved for Awards under the Plan is the sum of (i) 50,000,000 and (ii) any Shares subject, as of the Effective Date of the Plan, to the outstanding awards under the Tyco International Ltd. 2004 Stock and Incentive Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares) as may be adjusted by Sections 5.3 and 5.4. Awards denominated in Shares that are granted as Stock Options or Stock Appreciation Rights shall at the time of grant, reduce, on a 1-for-1 basis, the number of Shares available under the Plan. Awards denominated in Shares that are granted as Restricted Stock, Restricted Units, Performance Units, Other Stock-Based Awards, or in respect of Short-Term Performance Awards or Long-Term Performance Awards (other than performance based Stock Options) shall at the time of grant, reduce, on a 1-for-3.32 basis, the number of Shares available under the Plan.

5.2 Counting Rules. The following Shares related to Awards under this Plan shall restore Shares available in the same amount in which the Award reduced the Shares available set forth in Section 5.1:

(a) Shares related to Awards paid in cash;

(b) Shares related to Awards that expire, are forfeited or cancelled, or terminate for any other reason without issuance of Shares;

(c) Any Shares issuable in connection with Awards that are assumed, converted or substituted as a result of the acquisition of an Acquired Company by the Company or a combination of the Company with another company; and

(d) Any Shares of Restricted Stock that are returned to the Company as Restricted Stock.

Any Shares that become issuable under the Plan as a result of an adjustment to an outstanding Award in connection with the Company’s spin-offs of The ADT Corporation and Tyco Flow Control International Ltd. and related transactions (the “Separation”) shall not be counted against the number of Shares available set forth in Section 5.1. For the avoidance of doubt, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted at the time of grant against the number of Shares available set forth in Section 5.1, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Rights. Furthermore, any Shares withheld to satisfy tax withholding obligations on an Award issued under the Plan, Shares tendered to pay the exercise price of an Award under the Plan, and Shares repurchased on the open market with the proceeds of an Option exercise shall not restore Shares available for grant under this Plan.

5.3 Adjustments. In the event of a change in the outstanding Shares by reason of a stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities or similar corporate transaction or event, the Committee shall make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan (including adjustments to Shares available).

5.4 Change in Control.

(a) Acceleration. Unless the applicable Award Certificate provides otherwise, for any Participant who incurs a Change in Control Termination, all unvested Stock Options and Stock Appreciation Rights will become exercisable as of the later of (i) the effective date of the Change in Control and (ii) the effective date of the Change in Control Termination, and all conditions to vesting will be waived with respect to all other unvested Awards that are denominated in Shares. In such a case, with respect to Short-Term Performance Awards and Long-Term Performance Awards, performance will be deemed to have been achieved at a level of performance, as determined in the sole discretion of the Committee, at the higher of 100% of the Participant’s Target Amount and the level of actual performance as of the date of the Change in Control.

(b) Adjustment, Conversion and Payment. In addition to the foregoing, no later than 90 days after the date of Change in Control, the Committee (as constituted prior to the date of Change in Control) shall provide for the following actions to apply to each Award that is outstanding as of the date of Change in Control: (i) an adjustment to such Award as the Committee deems appropriate to reflect such Change in Control, (ii) the acquisition of such Award, or substitution of a new right therefor, by the acquiring or surviving entity after such Change in Control, or (iii) the purchase of such Award for an amount of cash equal to the amount that could have been attained upon the exercise or redemption of such Award immediately prior to the Change in Control had such Award been exercisable or payable at such time. Any payment made pursuant to this Section 5.4(b) shall include the value of any dividend equivalents credited with respect to such Award and accrued interest on such dividend equivalents. The Committee may specify how an Award will be treated in the event of a Change in Control either when the Award is granted or at any time thereafter, except as otherwise provided herein.

5.5 Vesting upon Death, Disability and Retirement. Unless the applicable Award Certificate provides otherwise:

(i) upon the death or Disability of a Participant, all unvested Awards held by such Participant shall vest, and with respect to all of such Participant’s Stock Options and Stock Appreciation Rights, such Awards will be exercisable until the earlier of (i) their original expiration date and (ii) the date that is three years after the date on which the Participant dies or incurs a Disability.

(ii) upon the Termination of Employment of a Participant for any reason other than the Participant’s death or Disability or due to a Change in Control, if the Participant has attained age 55, and the sum of the Participant’s age and years of service with the Company is 60 or higher, a pro rata portion of each Award held by such Participant shall vest based on the number of full months of service completed commencing on the grant date of such Award and ending on the date of Termination of Employment divided by the full number of months required to achieve complete vesting. With respect to all of such Participant’s Stock Options and Stock Appreciation Rights, such Awards will be exercisable until the earlier of (i) their original expiration date and (ii) the date that is three years after the date of Termination of Employment.

5.6 Fractional Shares. The Committee may, in its discretion, determine whether fractional shares may be settled in cash, shares or cancelled.

5.7 Dividends and Dividend Equivalents. At the discretion of the Committee and as set forth in the applicable Award Certificate, dividends issued on Shares may be credited with respect to any Award other than a Stock Option or Stock Appreciation Right in the form of dividend equivalents. Dividend equivalents will be subject to such vesting and other terms as are determined by the Committee and set forth in the applicable Award Certificate. For any Award that is entitled to dividend equivalents, (i) Unless the Award Certificate provides otherwise, such dividend equivalent shall equal, on a per Share basis, the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one Share as of the date the dividend is paid, (ii) such dividend equivalent shall vest at the same time, and only to the extent that, the underlying Award vests (taking into account any applicable performance conditions).

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Amendment. The Plan may be amended at any time and from time to time by the Board or the Committee without the approval of stockholders of the Company, except that no material revision to the terms of the Plan will be effective until the amendment is approved by the stockholders of the Company. A revision is “material” for this purpose if it materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Sections 5.3 and 5.4 of the Plan), expands the types of Awards available under the Plan, materially expands the class of persons eligible to receive Awards under the Plan, materially extends the term of the Plan, materially decreases the Exercise Price at which Stock Options or Stock Appreciation Rights may be granted, reduces the Exercise Price of outstanding Stock Options or Stock Appreciation Rights, results in the replacement of outstanding Stock Options and Stock Appreciation Rights with new Awards that have an Exercise Price that is lower than the Exercise Price of the replaced Stock Options and Stock Appreciation Rights, or otherwise requires the consent of shareholders under applicable law, regulation or exchange listing standard; provided, that the Board may, in its discretion, amend Section 4.7 to increase the maximum amount of Awards permitted to be granted to Nonemployee Directors in any calendar year. No amendment of the Plan or any outstanding Award made without the Participant’s written consent may adversely affect any right of a Participant with respect to an outstanding Award.

6.2 Termination. The Plan will terminate upon the earlier of the following dates or events to occur:

(a) the adoption of a resolution of the Board terminating the Plan; or

(b) the day before the 10th anniversary of the most recent effective date following shareholder approval of the Plan.

No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person under any Award previously granted under the Plan without such person’s consent. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Certificate.

ARTICLE VII

GENERAL PROVISIONS

7.1 Nontransferability of Awards. No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.

(a) Any Award may be transferred by will or by the laws of descent or distribution.

(b) The Committee may provide in the applicable Award Certificate that all or any part of an Award (other than an Incentive Stock Option) may be transferred to a family member. For purposes of this subsection (b), “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Certificate. The Participant or the Participant’s estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority. The Committee may, in its discretion, disallow all or a part of any transfer of an Award pursuant to this subsection (b) unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any withholding tax.

(c) Except as otherwise provided in the applicable Award Certificate, any Nonqualified Stock Option transferred by a Participant pursuant to this subsection (c) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. The transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax.

(d) Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, and, if applicable, in compliance with Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act.

(e) In no event may a Participant transfer an Incentive Stock Option other than by will or the laws of descent and distribution.

7.2 Withholding of Taxes. The Committee, in its discretion, may satisfy a Participant’s tax withholding obligations by any of the following methods or any method as it determines to be in accordance with the laws of the jurisdiction in which the Participant resides, has domicile or performs services.

(a) Stock Options and Stock Appreciation Rights. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may also, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d).

(b) Other Awards Payable in Shares. The Participant shall satisfy the applicable tax withholding obligations arising in connection with the release of restrictions on Restricted Units, Restricted Stock and other Stock-Based Awards by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. However, subject to any requirements of applicable law, the Participant may also satisfy the tax withholding obligations by other methods, including selling or withholding Shares that would otherwise be available for delivery, provided that the Board or the Committee has specifically approved such payment method in advance.

(c) Awards Paid in Cash. The Company may satisfy a Participant’s tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.

7.3 Code Section 162(m). The Committee or, to the extent required by applicable law, the Board, may, in its discretion grant Awards that are intended to be “performance-based compensation” under Section 162(m). The Committee or, to the extent required by applicable law, the Board, will have the authority, in its sole and absolute discretion, to interpret and administer the Plan consistent with Code Section 162(m) with respect to Key Employees. For the purposes of the Plan, it shall be presumed, unless the Committee indicates to the contrary, that all Awards to Key Employees are intended to qualify as “performance-based compensation” under Code Section 162(m). If the Committee does not intend an Award to a Participant to qualify as performance-based compensation under Code Section 162(m), the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate

7.4 No Implied Rights. A Participant’s rights, if any, in respect of or in connection with any Award are derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant;s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan, nor any Award granted under the Plan, shall be deemed to give any individual a right to remain an Employee or Director of the Company or any Subsidiary. The Company and its Subsidiaries reserve the right to terminate the service of any person at any time, and for any reason, subject to applicable laws, the Company’s charter documents and any other applicable written agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

7.5 No Obligation to Exercise Awards. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award.

7.6 No Rights as Stockholders. Except as otherwise specifically provided herein or in the applicable Award Certificate, a Participant who is granted an Award under the Plan will have no rights as a stockholder of the Company with respect to the Award unless and until the Shares underlying the Award are issued in the Participant as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

7.7 No Required Segregation of Assets. Neither the Company nor any Subsidiary will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.8 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or a Subsidiary. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or a Subsidiary, except as the Committee otherwise provides. The adoption of the Plan will have no effect on awards made or to be made under any other benefit plan covering an employee of the Company or a Subsidiary or any predecessor or successor of the Company or a Subsidiary.

7.9 Securities Law Compliance. Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Exchange Act. If any provision of this Plan or any grant of an Award would otherwise frustrate or conflict with this intent, that provision will be interpreted and deemed amended so as to avoid conflict. No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law.

7.10 Section 409A of the Code. Notwithstanding other provisions of the Plan, or any applicable Award Certificate, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax upon a Participant under Code Section 409A. In the event that it is reasonably determined by the Committee that, as a result of Code Section 409A, payments in respect of any Award under the Plan may not be made at a time contemplated by the terms of the Plan or the applicable Award Certificate, as the case may be, without causing the Participant holding such Award to be subject to taxation under Code Section 409A, the Company shall make such payment on the first day that would not result in the Participant incurring any tax liability under Code Section 409A. References under the Plan or the terms of the applicable Award Certificate to the Participant’s termination of employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of the Participant’s separation from service with any Service Recipient, the Participant is a “specified employee” as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the minimum extent necessary to satisfy Code Section 409A until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date that is permitted under Code Section 409A), if such payment or benefit is payable upon a termination of employment, and (b) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, ot the minimum extent necessary, in a manner, reasonably determined by the Committee, that does not cause such an accelerated or additional tax or result in an additional cost to the Company.

7.11 Governing Law, Severability. The Plan and all determinations made and actions taken under the Plan will be governed by the law of the Company’s place of incorporation and construed accordingly. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in full force and effect.

7.12 Forfeiture; Clawback. The Committee may, in its discretion, provide in an Award Certificate provisions it deems appropriate related to non-competition, non-solicitation, confidentiality, anti-disparagement and similar matters. The Committee may, in its discretion, specify in an Award or a policy that will be incorporated into an Award agreement by reference, that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Employment for cause, termination of the Participant’s provision of services to the Company or any of its Subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.

TYCO INTERNATIONAL LTD. FREIER PLATZ 10 CH-8200 SCHAFFHAUSEN, SWITZERLAND

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The signature on this Proxy Card should correspond exactly with the shareholder’s name as printed above. In the case of joint tenancies, co-executors, or co-trustees, each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M48613-TBD KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TYCO INTERNATIONAL LTD.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors Recommends that you vote FOR each of the following proposals:
3.	Election of Directors to serve until the next annual general meeting.	☐	☐	☐

Nominees:

01) George R. Oliver 02) Frank M. Drendel
						For	Against	Abstain

1.	The approval of the distribution of shares of ADT common stock to be made in the form of a special dividend in kind out of qualifying contributed surplus.					☐	☐	☐

2.	The approval of the distribution of Tyco Flow Control common shares to be made in the form of a special dividend in kind out of qualifying contributed surplus.					☐	☐	☐

4.	The approval of the payment of an ordinary cash dividend out of qualifying contributed surplus in the aggregate amount of up to $0.30 per share.					☐	☐	☐

5.	The approval of the Tyco International Ltd. 2012 Stock and Incentive Plan.					☐	☐	☐

						Yes	No

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	The signatory will attend the Special General Meeting on September 14, 2012 personally	☐	☐

Please indicate if you plan to attend this meeting.		☐	☐		The signatory appoints the independent representative, Dr. Harald Maag, as proxy	☐	☐
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Special General Meeting

of

Shareholders

of

Tyco International Ltd.

September 14, 2012

9:00 AM, Central European Summer Time

Freier Platz 10

CH-8200 Schaffhausen

Switzerland

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

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Ç    FOLD AND DETACH HERE    Ç                                                             M48614-TBD

TYCO INTERNATIONAL LTD.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Tyco International Ltd., Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717;

or, if granting a proxy to the independent representative

Dr. Harald Maag, Attorney - at - Law Bahnhofstrasse 70, P.O. Box 1130, CH 8021, Zürich

Proxy Card for use at the Special General Meeting or any adjournment or postponement thereof (the “Meeting”) of Shareholders of Tyco International Ltd., a company organized under the laws of Switzerland (“Tyco”), to be held on September 14, 2012 at 9:00 AM, Central European Summer Time, at Freier Platz 10, CH-8200 Schaffhausen, Switzerland.

Unless the signatory has appointed Dr. Harald Maag (the Independent Representative) by checking the appropriate box on the reverse side of this card, the signatory, revoking any proxy heretofore given in connection with the Special General Meeting described above, appoints Edward D. Breen and Frank S. Sklarsky, or either of them, as proxy, with full powers of substitution, to represent the signatory at the Special General Meeting and to vote all shares the signatory is entitled to vote at such Special General Meeting on all matters properly presented at the meeting; or

INDICATE ON THE REVERSE SIDE OF THIS PROXY CARD WHETHER:

The signatory, revoking any proxy heretofore given in connection with the Special General Meeting described above, appoints the independent representative, Dr. Harald Maag (the Independent Representative), with full powers of substitution, to represent the signatory at the Special General Meeting and to vote all shares the signatory is entitled to vote at such Special General Meeting on all matters properly presented at the meeting; or

The signatory will attend the Special General Meeting personally.

Please indicate on the reverse side of this card how the common shares represented by this proxy are to be voted. If this card is returned duly signed but without any indication as to how the common shares are to be voted in respect of any of the proposals described on the reverse, the shareholder will be deemed to have directed the proxy to vote FOR the election of all nominees to the Board of Directors and FOR proposals number 1 through 5.

PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)